As filed with the U.S. Securities and Exchange Commission on April 13, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

______________________________

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________

Rumble Inc.
(Exact name of registrant as specified in its charter)

______________________________

Delaware	6770	80-0984597
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Rumble Inc.

444 Gulf of Mexico Dr

Longboat Key, Florida 34228

Tel No.: (941) 210-0196

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________________________

Chris Pavlovski

Chief Executive Officer and Chairman

Rumble Inc.

444 Gulf of Mexico Dr

Longboat Key, Florida 34228

Tel No.: (941) 210-0196

(Address, including zip code, and telephone number, including area code, of agent of service)

______________________________

Copies to:

Russell L. Leaf Sean M. Ewen Julian D. Golay Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	Mike Masci Rumble Inc. 444 Gulf of Mexico Dr Longboat Key, Florida 34228 (941) 210-0196	James C. Gorton Robert M. Katz Kaj P. Nielsen Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200

______________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in the enclosed prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains a joint information statement/prospectus comprising the following (defined terms are as defined in the accompanying joint information statement/prospectus):

(A)    a prospectus in connection with the issuance of Rumble Class A Common Shares in the Takeover Offer described herein, which will be used to register with the SEC the offer and sale of Rumble Class A Common Shares in the Takeover Offer to the holders of Northern Data Shares; and

(B)    a written information statement of the type contemplated by the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Written Consent described herein, approving the transactions contemplated by the Business Combination Agreement, dated as of November 10, 2025, by and between Rumble and Northern Data, including the associated issuance of Rumble Class A Common Shares and the Charter Amendment to increase the authorized share capital of Rumble and (ii) the notice of action by written consent required by Section 228(e) of the DGCL in connection with the Written Consent.

Contemporaneously with the delivery of the joint information statement/prospectus contained in this registration statement, Northern Data Shareholders will also receive a German takeover offer document published by Rumble containing the securities prospectus that was approved by the German Federal Financial Supervisory Authority (BaFin) in accordance with applicable European and German law, which contains substantially similar information to the joint information statement/prospectus contained in this registration statement to the extent it addresses the same matters. A copy of the securities prospectus is also attached hereto as Annex O.

The joint information statement/prospectus and the securities prospectus are substantively similar, except as set forth in the table below:

Joint Information Statement/Prospectus		Exchange Offer Prospectus
Section	Page	Section	Page
Joint Information Statement/Prospectus Cover Page	Cover	Exchange Offer Prospectus Cover Page	Cover
Notice of Action by Written Consent	Cover	None
Market and Industry Data	ii	None
Questions and Answers	iii	None
Summary	1	None
None		Summary of the Prospectus	S-1
None		General Information — Responsibility Statement	46
None		General Information — General Disclaimers	46
None		General Information — Competent Authority Approval	46
None		General Information — Purpose of the Prospectus	46
None		General Information — No consent to use the Prospectus	47
None		General Information — Information from Third Parties; Sources	48
None		General Information — Presentation of financial information	49
None		General Information — Documents available for inspection	50

Joint Information Statement/Prospectus		Exchange Offer Prospectus
Section	Page	Section	Page
None		General Information — Where you can find more Information (EU/BaFin context)	50
None		General Information — Currency	50
None		General Information — Negative numbers and rounding	51
None		General Information — Alternative performance measures and other operating metrics	51
None		General Information — Time specifications	52
None		General Information — Enforcement of civil liabilities	52
None		The Exchange Offer — Inclusion to trading on the Frankfurt Stock Exchange	60
None		The Exchange Offer — Rights of Withdrawal of Northern Data Shareholders Accepting the Exchange Offer	61
None		The Exchange Offer — Approval of this Prospectus (BaFin approval statement)	64
None		Reasons for the Exchange Offer	65
The Business Combination — Certain Unaudited Prospective Financial Information	54	None
The Business Combination — Opinion of Financial Advisor to Rumble	57	None
Other Transaction Agreements	84	None
None		Dividend Policy; Results and Dividends per Share	86
None		Capitalization and Indebtedness; Statement on Working Capital; No Significant Change	87–88
None		Dilution	89
None		Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rumble	90–107
Written Consent	100	None
Comparative Per Share Market Price and Dividend Information	101	None
Comparative Historical and Pro Forma Per Share Information	102	None
Business and Certain Information About Northern Data	135	None
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Northern Data	136	None
None		Markets and Competition	120
Comparison of Rights of Rumble Stockholders and Northern Data Shareholders	154	None
None		Regulatory and Legal Environment	135

____________

2        The section entitled “Material U.S. Federal Income Tax Considerations” in the joint information statement/prospectus summarizes certain material tax considerations to holders of Rumble Class A Common Shares and Northern Data Shares. The section entitled “Warning on Tax Consequences” in the exchange offer prospectus contains a warning that prospective acquirers of Rumble Class A Common Shares are advised to consult with their own tax advisor regarding the tax consequences of investing in, holding and disposing of such shares.

Joint Information Statement/Prospectus		Exchange Offer Prospectus
Section	Page	Section	Page
None		General Information on Rumble (corporate data, governance, compensation, ownership)	136–140
Material U.S. Federal Income Tax Considerations[2]	167	Warning on Tax Consequences	161
Legal Matters	171	None
Experts	171	None
Householding	171	None
None		Description of Rumble’s Capital Stock — including Exercise of Shareholder Rights via the Central Registration Office	152–157
None		Selling Restrictions — United States; European Economic Area; United Kingdom	159–160
None		Glossary	G-1
None		Recent Developments and Trend Information	O-1
Index to Financial Statements	F-1	None
Annexes — suite of transaction agreements and other annex materials (e.g., Annexes B — N)	B-1, C-1, D-1, E-1, F-1, G-1, H-1, I-1, J-1, K-1, L-1, M-1, N-1	None
Annex O — Securities Prospectus (German prospectus attached to the S-4)	O-1	None

The information in this preliminary joint information statement/prospectus is not complete and may be changed. We may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the Securities and Exchange Commission (of which this preliminary joint information statement/prospectus is a part), is effective. This preliminary joint information statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED APRIL 13, 2026

JOINT INFORMATION STATEMENT/PROSPECTUS AND NOTICE OF ACTION BY WRITTEN CONSENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

April    , 2026

Dear Rumble Stockholders and Northern Data Shareholders:

On behalf of the board of directors (the “Rumble Board”) of Rumble Inc., a Delaware corporation (“Rumble”), I am pleased to enclose the joint information statement/prospectus relating to the proposed combination of Rumble and Northern Data AG, a German stock corporation (Aktiengesellschaft) registered with the commercial register of the local court of Frankfurt am Main, Germany, under HRB 106465 (“Northern Data”, and together with its subsidiaries, the “ND Group”).

On November 10, 2025, Rumble and Northern Data entered into a Business Combination Agreement (the “Business Combination Agreement”). The Business Combination Agreement provides, among other things, that subject to the satisfaction or waiver of the conditions set forth therein, Rumble will submit a voluntary public exchange offer (the “Takeover Offer”) to all shareholders of Northern Data (the “Northern Data Shareholders”) to acquire each issued and outstanding no-par value bearer share of Northern Data (a “Northern Data Share”) in exchange for shares of Class A common stock of Rumble (“Rumble Class A Common Shares”), and that each Northern Data Share validly tendered and accepted for exchange will be exchanged for 2.0281 Rumble Class A Common Shares (the “Offer Shares” and, such exchange offer ratio, the “Offer Exchange Ratio”), subject to the satisfaction or waiver of the conditions to the Takeover Offer, as further described herein.

Rumble believes the business combination between Rumble and Northern Data (the “Business Combination”) will enable Rumble to realize several strategic benefits, as further described in the section entitled “The Business Combination — Rumble’s Reasons for the Business Combination,” including significantly increasing its vertically integrated product offering in the cloud and data center business with scale in compute capacity, energy and cost efficiencies, expanding its international footprint, gaining Tether (as defined below) as a graphics processing unit customer following the closing and accelerating creator, video and advertising AI innovation.

The closing and settlement of the Takeover Offer are subject to the satisfaction or, if permissible, waiver of, certain conditions described in the section “The Takeover Offer — Conditions to the Takeover Offer.” The offer is scheduled to expire at the end of the acceptance period on May 9, 2026, 6:01 Central European Summer Time (“CEST”), unless extended or earlier terminated. Northern Data Shareholders who have not yet accepted the Takeover Offer within the initial acceptance period may still accept the offer within 10 U.S. business days after the date on which the results of the Takeover Offer are published on Rumble’s website.

The Takeover Offer is being made for the securities of a German company that does not have securities registered under section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Takeover Offer is not subject to section 14(d) of the Exchange Act or Regulation 14D thereunder. Further, in reliance on the cross-border exemption provided by rule 14d-1(c) (the “Tier 1” exemption) based on the percentage of Northern Data Shares held by U.S. holders (as determined based on an inquiry performed by Rumble as of a date prior to the announcement of the Takeover Offer), the Takeover Offer is exempt from Rules 14e-1 and 14e-2 of Regulation 14E under the Exchange Act. See “Questions and Answers — Is the Takeover Offer subject to U.S. tender offer rules?”.

The Rumble Class A Common Shares currently trade on the Nasdaq Global Market (the “Nasdaq”) under the ticker symbol “RUM.” On April    , 2026, the last practicable trading day before the date of this joint information statement/prospectus, the closing price of the Rumble Class A Common Shares was $            per share. You should be aware that because the number of shares being issued in exchange for each Northern Data Share as consideration in the Business Combination is fixed, the value of the consideration holders of Northern Data Shares will receive in the Business Combination will fluctuate as the market price of Rumble Class A Common Shares changes.

Concurrently with the execution and delivery of the Business Combination Agreement, Rumble and Tether Investments, S.A. de C.V. (“Tether”) entered into a transaction support agreement, pursuant to which, among other things, Tether agreed to sell, and Rumble agreed to purchase, all of the Northern Data Shares owned by Tether as of immediately prior to the closing of the Takeover Offer. Tether owned 43,512,526 Northern Data Shares as of April 6, 2026. Under the

agreement, Rumble agreed to issue new Rumble Class A Common Shares to Tether at the Offer Exchange Ratio as set forth in the Business Combination Agreement as the consideration for its purchase of the Northern Data Shares owned by Tether. The closing of the transactions contemplated under the transaction support agreement with Tether is subject to closing conditions, including the satisfaction of the conditions to the Takeover Offer, and, subject to the satisfaction or waiver of such conditions, would occur immediately prior to the closing of the Takeover Offer. Concurrently with the execution and delivery of the transaction support agreement with Tether, Rumble also entered into transaction support agreements with ART Holding GmbH and Aroosh Thillainathan (collectively, the “ART Sellers”) and Apeiron Investment Group Ltd., Malta (“Apeiron”), pursuant to which the ART Sellers and Apeiron agreed to sell, and Rumble agreed to purchase, all of the Northern Data Shares owned by the ART Sellers and Apeiron as of immediately prior to the closing of the Takeover Offer, in each case in exchange for new Rumble Class A Common Shares at the Offer Exchange Ratio. The ART Sellers owned 744,150 Northern Data Shares as of the date of the Business Combination Agreement, and Apeiron owned 2,246,399 Northern Data Shares as of the date of the Business Combination Agreement. The transaction support agreements with the ART Sellers and Apeiron contain substantially similar terms to the Tether Agreement, and together with the transaction support agreement with Tether, are referred to as the “Transaction Support Agreements.” As of April 6, 2026, Tether, the ART Sellers and Apeiron owned Northern Data Shares representing approximately 72% of Northern Data’s share capital.

The issuance of Rumble Class A Common Shares pursuant to the Takeover Offer and the Transaction Support Agreements, as well as the potential issuance of Rumble Class A Common Shares pursuant to the Rumble Equity Commitment Agreement and the Amended Northern Data Loan Agreements (in each case as defined herein), up to the aggregate maximum amount described herein under “Written Consent — Rumble Share Issuance”, are referred to, collectively, as the “Rumble Share Issuance.”

In connection with the Business Combination Agreement and the transactions contemplated thereby, including the Rumble Share Issuance, the Rumble Board also approved, subject to the effectiveness of the stockholder approval evidenced by the Written Consent (as defined below), a certificate of amendment to the Second Amended and Restated Certificate of Incorporation of Rumble Inc. to increase the number of authorized Rumble Class A Common Shares from 700 million to 1.4 billion and thereby increase the total number of shares of all classes of stock that Rumble is authorized to issue to 1.7 billion shares (the “Charter Amendment”).

The Business Combination Agreement has been approved by the Rumble Board and by the management board and the supervisory board of Northern Data. Immediately following the execution of the Business Combination Agreement, Rumble sought and obtained a written consent from Chris Pavlovski, together with his affiliates, in his capacity as the record and beneficial owner of a majority of the combined voting power of the outstanding capital stock of Rumble, approving and adopting, among other things, the Business Combination Agreement and the transactions contemplated thereby (the “Written Consent”), including the Rumble Share Issuance and the Charter Amendment, as further described herein. A copy of the Written Consent is attached hereto as Annex L.

Notice and Information Statement for Rumble Stockholders

We are furnishing this notice and the accompanying joint information statement/prospectus to the stockholders of Rumble in connection with action taken by the Written Consent pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and Rumble’s Amended and Restated Bylaws. The purpose of this notice is to notify our stockholders that, on November 10, 2025, Chris Pavlovski (the “Majority Stockholder”), together with his affiliates as holders of the majority of our outstanding voting capital stock, executed the Written Consent approving the Business Combination Agreement and the transactions contemplated thereby, including the Rumble Share Issuance and the Charter Amendment. The accompanying joint information statement/prospectus was furnished on April    , 2026 to our stockholders in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder, for the purpose of informing our stockholders of the action taken by the Written Consent. The joint information statement/prospectus also constitutes notice under Section 228 of the DGCL that the action was approved by the written consent of the Majority Stockholder. The Board is not soliciting your proxy in connection with the adoption of these resolutions and proxies are not requested from stockholders. You are urged to read the accompanying joint information statement/prospectus in its entirety for a description of the action taken by the Majority Stockholder.

Pursuant to Rule 14c-2(b) promulgated by the SEC under the Exchange Act, the actions approved by the Majority Stockholder cannot become effective until 20 days from the date of mailing of the definitive information statement to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO VOTE OR OTHER ACTION OF RUMBLE STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE JOINT INFORMATION STATEMENT/PROSPECTUS.

Prospectus for Northern Data Shareholders

We are furnishing the accompanying joint information statement/prospectus to the Northern Data Shareholders in connection with the Rumble Share Issuance contemplated by the Takeover Offer under the Business Combination Agreement in order to provide information to Northern Data Shareholders relating to Rumble, the Rumble Class A Common Shares being issued in the Takeover Offer to tendering Northern Data Shareholders and the Business Combination Agreement and the transactions contemplated thereby.

Contemporaneously with the delivery of this joint information statement/prospectus, Northern Data Shareholders will also receive a German takeover offer document (the “Offer Document”), which will contain information about how you can participate in the Takeover Offer and the deadlines applicable to the Takeover Offer. We urge you to read the Offer Document in full because it describes the procedures to be followed for participation in the Takeover Offer. Additionally, this information is summarized in the section of this document entitled “The Takeover Offer.” The Offer Document also includes a securities prospectus that Rumble prepared in accordance with applicable European and German law for purposes of the public offer of the Rumble Class A Common Shares to the holders of Northern Data Shares in Germany in connection with the Takeover Offer described herein, which contains substantially similar information to this joint information statement/prospectus to the extent it addresses the same matters. A copy of the securities prospectus is also attached hereto as Annex O.

In reviewing this document, you should carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 11 of this joint information statement/prospectus.

On behalf of Rumble, thank you for your consideration and continued support as we look forward to the successful completion of the Business Combination.

Sincerely,

Chris Pavlovski
Chief Executive Officer and Chairman of the Board of Directors
Rumble Inc.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

This document is dated April    , 2026, and is first being mailed to Rumble stockholders on or about April    , 2026.

ADDITIONAL INFORMATION

This joint information statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Rumble (File No. 333-            ), constitutes a prospectus of Rumble under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares of Class A common stock of Rumble (the “Rumble Class A Common Shares”) to be issued to Northern Data Shareholders pursuant to the Takeover Offer. This joint information statement/prospectus also constitutes an information statement of Rumble under Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), informing Rumble Stockholders of the approval of the Business Combination Agreement and the transactions contemplated thereby, including the Rumble Share Issuance and the Charter Amendment, pursuant to the Written Consent.

This document incorporates important business and financial information about Rumble filed with the SEC that is not included in or delivered with this document. Rumble is subject to the informational requirements of the Exchange Act and accordingly files annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. You can obtain any of the documents filed with the SEC by Rumble at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this document, at no cost, by contacting Rumble. Please see the section of this document entitled “Where You Can Find More Information” for a more detailed description of the information incorporated by reference into this joint information statement/prospectus and how you may obtain it.

No person is authorized to provide any information with respect to the matters that this document describes that is different from, or in addition to, the information contained in this joint information statement/prospectus or in any of the materials that have been incorporated by reference into this joint information statement/prospectus. Therefore, if anyone distributes any such information, you should not rely on it. This document does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. If you are in a jurisdiction where offers to exchange or sell or solicitations of offers to exchange or purchase the securities offered by this joint information statement/prospectus are not permitted, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint information statement/prospectus does not extend to you. The information contained in this joint information statement/prospectus speaks only as of the date of this joint information statement/prospectus or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the delivery of this document nor any distribution of securities made under this document will, under any circumstances, create an implication that there has been no change in the affairs of Rumble or Northern Data since the date of this document or that any information contained herein is correct as of any time subsequent to the date of this document.

i

MARKET AND INDUSTRY DATA

Rumble is responsible for the disclosure contained in this joint information statement/prospectus. Information contained in this joint information statement/prospectus concerning the market and the industry in which Rumble and Northern Data compete, including their respective market positions, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by Rumble based on such sources and Rumble’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such sources has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. Neither Rumble nor Northern Data has independently verified this third-party information. The industry in which Rumble and Northern Data operate is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this joint information statement/prospectus are subject to change based on various factors, including those described in the sections of this joint information statement/prospectus entitled “Forward-Looking Statements” and “Risk Factors” and elsewhere in this joint information statement/prospectus.

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some commonly asked questions regarding the Business Combination. These questions and answers may not address all questions that may be important to you. You should carefully read this entire document, including its annexes and documents referred to herein, for a more complete understanding of the Business Combination Agreement, the transactions contemplated thereby, including the Takeover Offer, Rumble and Northern Data. You may obtain additional information without charge by following the instructions under “Where You Can Find More Information.”

About the Business Combination

Q:     Why am I receiving this joint information statement/prospectus?

A:     On November 10, 2025, Rumble and Northern Data entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth therein, Rumble has commenced a voluntary public takeover offer to the shareholders of Northern Data (the “Northern Data Shareholders”) for all Northern Data Shares (the “Takeover Offer”) in an effort to combine the businesses of Rumble and Northern Data. In the Takeover Offer, the Northern Data Shareholders are being offered to exchange each of their Northern Data Shares for 2.0281 Rumble Class A Common Shares, which have been contributed by Rumble to its wholly-owned indirect subsidiary, BidCo (as defined below), prior to the Takeover Offer and which are being offered by BidCo as consideration (the “Offer Shares” and, such exchange ratio, the “Offer Exchange Ratio”). See “— What will Northern Data Shareholders receive in the Business Combination?” below.

On March 24, 2026, Rumble Freedom First Holding Limited, Ireland (“Rumble ND HoldCo”), a wholly-owned indirect Irish subsidiary of Rumble formed by Rumble’s direct subsidiary Rumble Cloud Inc., purchased the shelf company Rumble Deutschland AG (formerly: Blitz 24-913 AG, a German stock corporation (Aktiengesellschaft), with its registered office at Maximiliansplatz 17, c/o Blitzstart Services GmbH, 80333 Munich, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under HRB 297230, with its registered seat at Munich and LEI 3912006QN9LSP603Z270) (“BidCo”) for the purpose of conducting, executing, and settling the Takeover Offer. As of the date of this joint information statement/prospectus, BidCo has no material activities other than those related to its formation, its purchase as a shelf company, and the matters contemplated by the Takeover Offer. BidCo does not offer any shares in BidCo but newly issued Rumble Class A Common Shares, which have been contributed by Rumble to BidCo down the chain of Rumble’s aforementioned subsidiaries prior to the Takeover Offer, as consideration in exchange for Northern Data Shares. Accordingly, this joint information statement/prospectus relates to Rumble and the Rumble Class A Common Shares offered in the Takeover Offer. Upon settlement of the Takeover Offer, the Northern Data Shareholders which tendered in the Takeover Offer will become stockholders of Rumble (the “Rumble Stockholders”). Rumble intends for Northern Data to become a wholly-owned, indirect subsidiary of Rumble.

The Business Combination Agreement has been approved by the board of directors of Rumble (the “Rumble Board”) and by the management board and the supervisory board of Northern Data. Immediately following the execution of the Business Combination Agreement, Rumble sought and obtained a written consent from Chris Pavlovski, together with his affiliates (the “Majority Stockholder”), in his capacity as the record and beneficial owner of a majority of the combined voting power of the outstanding capital stock of Rumble, approving and adopting the Business Combination Agreement and the transactions contemplated thereby (the “Written Consent”). Following the consummation of the business combination between Rumble and Northern Data (the “Business Combination”), and assuming that all outstanding Northern Data Shares are exchanged in the Takeover Offer or acquired by Rumble pursuant to the Transaction Support Agreements, it is expected that former Northern Data Shareholders will own, as a result of the tender or sale of their Northern Data Shares, approximately 33.3% of the issued and outstanding Rumble Class A Common Shares immediately following the consummation of the Business Combination, based on

261,063,132 Rumble Class A Common Shares issued and outstanding as of March 30, 2026 (including ExchangeCo Shares, but excluding shares subject to escrow restrictions)2 and assuming 130,197,281 Rumble Class A Common Shares are issued in the Takeover Offer and pursuant to the Transaction Support Agreements.3

Notice and Information Statement for Rumble Stockholders

We are furnishing this notice and the accompanying joint information statement/prospectus to the Rumble Stockholders in connection with action taken by the Written Consent pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the Amended and Restated Bylaws of Rumble (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Rumble Bylaws”). The purpose of this notice is to notify the Rumble Stockholders that, on November 10, 2025, the Majority Stockholder executed the Written Consent approving the Business Combination Agreement and the transactions contemplated thereby, including the Rumble Share Issuance and the Charter Amendment, each as defined and as further described below.

The Board is not soliciting your proxy in connection with the adoption of these resolutions and proxies are not requested from Rumble Stockholders. You are urged to read the accompanying joint information statement/prospectus in its entirety for a description of the action taken by the Majority Stockholder.

Prospectus for Northern Data Shareholders

We are furnishing the accompanying joint information statement/prospectus to the Northern Data Shareholders in order to provide Northern Data Shareholders certain information relating to Rumble, the Rumble Class A Common Shares being issued in the Takeover Offer to tendering Northern Data Shareholders and the Business Combination Agreement and the transactions contemplated thereby.

Contemporaneously with the delivery of this joint information statement/prospectus, Northern Data Shareholders will also receive a German takeover offer document (the “Offer Document”), which will contain information about how you can participate in the Takeover Offer and the deadlines applicable to the Takeover Offer. See below under “— If I am a Northern Data Shareholder, where can I receive further information related to the Takeover Offer?”. The Offer Document also includes a securities prospectus (the “German Prospectus”) that Rumble prepared in accordance with applicable European and German law for purposes of the public offer of the Rumble Class A Common Shares to the holders of Northern Data Shares in Germany in connection with the Takeover Offer described herein, which contains substantially similar information to this joint information statement/prospectus to the extent it addresses the same matters. A copy of the German Prospectus is attached hereto as Annex O.

The Business Combination Agreement, which governs the terms of the Business Combination, is attached to this joint information statement/prospectus as Annex A, which annex is incorporated by reference herein. See the section of this document entitled “The Business Combination Agreement” beginning on page 74 of this joint information statement/prospectus for a more detailed summary of the Business Combination Agreement. Additionally, certain additional transaction agreements have been entered into in connection with the Business Combination, consisting of the Transaction Support Agreements, the A&R Registration Rights Agreement, the Transaction Agreement Amendment, the Tether Customer Agreement, the Equity

____________

2        Based on 192,984,373 Rumble Class A Common Shares and 68,078,759 ExchangeCo Shares issued and outstanding as of March 30, 2026, excluding shares subject to escrow restrictions under the 2022 Business Combination Agreement (which are tied to the achievement of $15.00 and $17.50 trading prices for a certain period of time or upon a change of control in excess of such trading prices, in each case, prior to September 16, 2027). For the avoidance of doubt, Rumble Class A Common Shares issued and outstanding excludes shares issuable upon the exercise of Company Options and warrants and settlement of RSUs. See “Business and Certain Information about Rumble — Security Ownership of Certain Beneficial Owners and Management of Rumble — Explanation of Shares Outstanding” beginning on page 132 of this joint information statement/prospectus for further information regarding Rumble Class A Common Shares outstanding.

3        Based on 64,196,677 Northern Data Shares outstanding as of April      , 2026 and the Offer Exchange Ratio of 2.0281 Rumble Class A Common Shares per Northern Data Share. Assumes that any Pre-Funded Warrants issued to Tether in lieu of Rumble Class A Common Shares are treated the same as Rumble Class A Common Shares. For the avoidance of doubt, Rumble Class A Common Shares issued to Tether pursuant to the initial exchange of 50% of the value of the Existing ND Loan (as defined herein) are not included.

Commitment Agreements, the Tether Marketing Agreement, and the Sale and Transfer and Amendment and Restatement Agreement (each as defined below). Copies of these agreements are attached as Annexes B, C, D, E, F, G, H, I, J and K to this joint information statement/prospectus and are incorporated into this joint information statement/prospectus by reference. See the section entitled “Other Transaction Agreements” beginning on page 84 of this joint information statement/prospectus for a more detailed summary of these agreements.

Rumble Share Issuance and Charter Amendment

As noted above, on November 10, 2025, the Majority Stockholder executed the Written Consent approving the Business Combination Agreement and the transactions contemplated thereby, including the Rumble Share Issuance (as defined below) and the Charter Amendment (as defined below).

The issuance of Rumble Class A Common Shares pursuant to the Takeover Offer and the Transaction Support Agreements (as defined below), as well as the potential issuance of Rumble Class A Common Shares pursuant to the Rumble Equity Commitment Agreement and the Amended Northern Data Loan Agreements (in each case as defined herein), up to the aggregate maximum amount, described more fully in the section of this document entitled “Written Consent — Rumble Share Issuance”, are referred to, collectively, as the “Rumble Share Issuance.” The certificate of amendment to the Second Amended and Restated Certificate of Incorporation of Rumble Inc. (the “Rumble Charter”) to increase the number of authorized Rumble Class A Common Shares from 700 million to 1.4 billion and thereby increase the total number of shares of all classes of stock that Rumble is authorized to issue to 1.7 billion shares is referred to as the “Charter Amendment.” A copy of the Charter Amendment is attached hereto as Annex M.

Further information regarding the Written Consent, the Rumble Share Issuance and the Charter Amendment is included in the section entitled “Written Consent” beginning on page 100 of this joint information statement/prospectus.

You are encouraged to read this joint information statement/prospectus, including the annexes hereto, carefully in their entirety.

Q:     If I am a Northern Data Shareholder, where can I receive further information related to the Takeover Offer?

A:     Contemporaneously with the delivery of this joint information statement/prospectus, Northern Data Shareholders will receive the Offer Document, which will contain information about how you can participate in the Takeover Offer and the deadlines applicable to the Takeover Offer. We urge you to read the Offer Document in full because it describes the procedures to be followed for participation in the Takeover Offer. Additionally, this information is summarized in the section of this document entitled “The Takeover Offer.” The Offer Document will also include the German Prospectus, which contains substantially similar information to this joint information statement/prospectus, to the extent it addresses the same matters. A copy of the German Prospectus is attached hereto as Annex O.

Q:     What factors did the Rumble Board consider in reaching its decision to approve the Business Combination Agreement and the transactions contemplated thereby?

A:     In reaching its decision to approve the Business Combination Agreement and the transactions contemplated thereby, the Rumble Board considered several factors, including but not limited to the following (which are not necessarily presented in order of their relative importance to Rumble):

•        the Business Combination is expected to provide Rumble with immediate scale in the cloud and data center business, including:

•        the opportunity to build a full-stack cloud platform — from power to graphics processing units (“GPUs”)-as-a-service and beyond — backed by a mission to protect a free and open internet;

•        the acquisition of one of the largest GPU fleets for HPC in Europe, with 22.4K NVIDIA GPUs, including 20.4K NVIDIA H100s and 2K NVIDIA H200s;

v

•        access to a globally distributed network of data center locations and several strategically co-located sites; and

•        the acquisition of four owned data center locations anchored by Northern Data’s site in Maysville, Georgia, which, upon completion, is anticipated to deliver up to 180MW of capacity;

•        the Business Combination is expected to significantly expand Rumble’s international footprint with Northern Data’s prominent presence in Europe, including data center operations in Sweden, Norway, Portugal, the Netherlands, and the United Kingdom, as well as corporate locations in Germany, in addition to a growing presence in the United States;

•        by combining Northern Data’s ownership of one of the largest GPU clusters for HPC in Europe and market advantage in scaling and maintaining AI infrastructure with Rumble’s strong U.S. brand position, the Business Combination is expected to open up significant opportunities for the combined group, including strengthening investment in the United States to further penetrate the AI market, help accelerate adoption of AI infrastructure and technologies by enterprise and government clients including through potential partnerships with hyperscalers and others, and further expand Northern Data’s AI infrastructure leadership and Rumble’s presence in Europe;

•        the Business Combination will expand Rumble’s partnership with Tether Investments, S.A. de C.V. (“Tether”), with Tether agreeing to become an important customer of the combined group following closing through the Tether Customer Agreement, which represents an initial commitment by Tether to purchase up to $150 million of GPU services over a two-year period following the closing of the Takeover Offer (see the section entitled “Other Transaction Agreements” beginning on page 84 of this joint information statement/prospectus for a more detailed summary of the Tether Customer Agreement, as well as the Tether Marketing Agreement which was entered into in connection with the signing of the Business Combination Agreement, which provides for a $100 million advertising commitment over two years commencing in February 2026);

•        the Business Combination is expected to accelerate Rumble’s creator, video and advertising AI innovation with a scaled GPU estate and new AI competencies;

•        the Business Combination will enable Rumble to immediately pursue a go-to-market strategy, including by leveraging its existing and newly acquired government and corporate relationships;

•        the combined company is expected to have a larger equity market capitalization as compared to Rumble and provide better access to capital markets;

•        the benefits of the combined experience and knowledge of Rumble and Northern Data, as well as the cultural alignment between Rumble and Northern Data;

•        the fact that the Business Combination Agreement does not contain a minimum tender condition, with the transaction support agreements with Tether, ART Holding GmbH and Aroosh Thillainathan (collectively, the “ART Sellers”) and Apeiron Investment Group Ltd., Malta (“Apeiron”) (collectively, the “Transaction Support Agreements”) expected to deliver to Rumble at least 70% of Northern Data’s share capital subject to, and immediately prior to, the closing of the Takeover Offer; as of April 6, 2026, Tether, the ART Sellers and Apeiron owned Northern Data Shares representing approximately 72% of Northern Data’s share capital;

•        Tether’s support to purchase, subject to applicable law and the terms of the Tether Agreement (as defined below), additional Northern Data Shares prior to and for a period of up to one year following the closing of the Business Combination;

•        the terms of the Sale and Transfer and Amendment and Restatement Agreement (as defined below) and the other related Amended Northern Data Loan Agreements relating to Tether’s existing loan with Northern Data, including the initial exchange of 50% of the value of the Existing ND Loan (as defined herein) for the number of Rumble Class A Common Shares equal to such share of the Existing ND Loan divided by $7.88 at the closing of the Takeover Offer and the potential subsequent exchange of 50% on the first anniversary of the closing of the Takeover Offer;

•        the delivery by the Majority Stockholder of the Written Consent immediately following the signing of the Business Combination Agreement, approving the Business Combination Agreement and the transactions contemplated thereby, including the Rumble Share Issuance and the Charter Amendment, which eliminated any requirement to seek additional approvals from Rumble Stockholders and thereby streamlined the transaction process;

•        the favorability and fairness of the Offer Exchange Ratio and the fact that the Takeover Offer is fixed and will not fluctuate in the event that the market price of Northern Data Shares increases relative to the market price of Rumble Class A Common Shares prior to completion of the Business Combination;

•        the current and prospective business environment in which Rumble and Northern Data operate, historical information concerning Rumble and Northern Data’s respective businesses and the results of the due diligence review of Northern Data and its business conducted by Rumble and its advisors;

•        the consideration of other alternatives reasonably available to Rumble and the recommendation of Rumble’s senior management in favor of the Business Combination;

•        the expected favorable impact of the Business Combination on the content creators, customers, suppliers and employees of Rumble; and

•        the terms of the Business Combination Agreement, and the fact that such terms were the result of arm’s-length negotiations between representatives of Rumble and Northern Data.

The Rumble Board weighed these advantages and opportunities against several potentially negative factors in its deliberations concerning the Business Combination Agreement and the transactions contemplated thereby, including:

•        the Offer Exchange Ratio is fixed and will not fluctuate in the event that the market price of Rumble Class A Common Shares increases relative to the market price of Northern Data Shares prior to completion of the Business Combination;

•        the dilution of the ownership interests of Rumble’s current stockholders in Rumble that would result from settlement of the Takeover Offer and the other transactions contemplated by the Business Combination Agreement;

•        the risk that Northern Data’s financial performance may not meet Rumble’s expectations;

•        risks that Rumble may not realize the potential benefits of the Business Combination, including due to the fact that certain of the businesses of Northern Data represent new business lines for Rumble in which it has little prior experience operating, or Rumble failing to have access to sufficient capital to maintain and grow the acquired business as planned;

•        risks that the growth strategy of the combined business may require a significant amount of debt financing, which may be available on unfavorable terms, if at all, and risks relating to the ability of the combined business to service such debt obligations;

•        the risk that the Business Combination may not be completed or may be delayed despite the parties’ efforts, including the possibility that conditions to the parties’ obligations to complete the Business Combination may not be satisfied or may be subject to certain terms, conditions or limitations imposed by governmental authorities;

•        the potential challenges and difficulties in integrating the operations of Rumble and Northern Data, including potential difficulties in retaining key personnel;

•        the potential effects of the Business Combination on the overall business of Rumble, including potential litigation and its relationships with customers, suppliers and regulators;

•        the risk that Northern Data Shareholders may not tender their Northern Data Shares in the Takeover Offer;

•        the risk that governmental regulatory agencies may not approve the Business Combination or may impose terms and conditions on their approvals;

•        the possibility of diversion of management attention during the pendency of the Business Combination and the substantial costs to be incurred in connection with the Business Combination;

•        the terms of the Business Combination Agreement, including those that restrict Rumble’s business and provide Northern Data the right to change its recommendation supporting the Business Combination or terminate the Business Combination Agreement under certain circumstances; and

•        risks of the type and nature described under the section of this document entitled “Risk Factors” beginning on page 11 of this joint information statement/prospectus and the matters described in the section entitled “Forward-Looking Statements” beginning on page 37 of this joint information statement/prospectus.

The above information contains only summaries of certain factors considered by the Rumble Board in reaching its decision to approve the Business Combination Agreement and the transactions contemplated thereby. See the section of this document entitled “The Business Combination — Rumble’s Reasons for the Business Combination” for more information.

Q:     What factors did the Northern Data management board and supervisory board consider in reaching their decision to approve the entry into the Business Combination Agreement and the transactions contemplated thereby?

A:     The Northern Data management board and supervisory board considered several factors pertaining to the strategic and financial rationale for the Business Combination as generally supporting their decision to enter into the Business Combination Agreement, including, but in no case limited to, the following material factors:

•        the contemplated Business Combination brings together two leading companies and a strategic investor with complementary strengths, resources, assets and areas of expertise. By combining these capabilities, the transaction offers a unique opportunity to create a potential market leader with an enhanced competitive position offering a vertically integrated AI platform that realizes the benefits of owned AI compute infrastructure, proprietary data and a vast user base with a product vision, laying a stronger foundation for long-term success;

•        the Business Combination would improve Northern Data’s positioning in the U.S. market, leveraging the strong positioning and relationships Rumble has in the most sizable addressable market for AI infrastructure;

•        the expected benefits from the expanded partnership and product development opportunities with Tether, including the Tether Customer Agreement providing for a commitment to purchase GPU services and the continued financing support;

•        the terms of the Business Combination Agreement were the result of extensive arm’s-length negotiations between the parties, ensuring a fair and balanced outcome. These negotiations considered the interests of all stakeholders and produced a framework designed to support value creation and sound governance. In this context, the leadership and governance structure of Rumble were also carefully evaluated as integral elements of the combined group’s ability to execute its strategic vision effectively;

•        the Business Combination would offer Northern Data access to Rumble’s financing opportunities, including through Rumble’s Nasdaq listing, improving its access to capital and broader awareness, thereby strengthening Northern Data’s market position with key suppliers, customers and current and future employees, allowing Northern Data to fund additional growth investments;

•        the Business Combination would offer Northern Data the opportunity to realize growth opportunities within its existing data center site portfolio for near-term GPU deployments that would meaningfully improve the weighted average useful life of Northern Data’s GPU estate, offset costs that are being incurred at several under-utilized data center locations and capitalize on the scarcity of available power in the AI infrastructure market. Realizing such growth opportunities without the Business Combination would require significant third-party financing, the availability of which is uncertain. Absent such financing, Northern Data would be forced to take other liquidity measures, such as asset sales, which in turn could adversely affect the ability of Northern Data to achieve the aspired growth;

•        Northern Data Shareholders would benefit from accelerated growth and innovation, including new avenues for revenue expansion and operational synergies;

•        as the Takeover Offer is structured as a share-for-share exchange, tendering Northern Data Shareholders would have the opportunity to continue to participate in the potential future value creation of the combined pro-forma business, thereby allowing them to benefit from the strategic and financial merits of the Business Combination on a long-term basis; and

•        the management board and the supervisory board regard the offer consideration as adequate from a financial perspective and received advice and guidance from Jefferies LLC (“Jefferies”) as to the fairness of the offer consideration to the Northern Data Shareholders from a financial point of view.

In connection with its deliberations, the Northern Data management board also comprehensively weighed the factors described above against certain potential risks and uncertainties, as well as potentially negative factors associated with the proposed Business Combination, including:

•        the Offer Exchange Ratio is fixed and will not fluctuate in the event that the market price of Rumble Class A Common Shares decreases relative to the market price of Northern Data Shares prior to completion of the Business Combination;

•        the impact of contingent tax liabilities related to the ongoing Swedish tax investigation on the valuation of Northern Data and the Offer Exchange Ratio;

•        the realization of the anticipated strategic benefits of the Business Combination, including the future product roadmap of the combined business, is subject to significant execution risks and uncertainties, and there can be no assurance that such benefits will materialize as expected; in addition, Rumble has to date not achieved profitability, and the combined business may continue to face challenges in achieving and sustaining profitability, which could adversely affect the value of the consideration received by tendering Northern Data Shareholders; and

•        the long period between signing of the Business Combination Agreement and completion of the Takeover Offer during which market conditions and business developments could materially change.

The above information contains only summaries of certain factors considered by the management board and the supervisory board of Northern Data in reaching their decision to enter into the Business Combination Agreement. See the section of this document entitled “The Business Combination — Northern Data’s Reasons for the Business Combination” for more information.

Q:     What will Northern Data Shareholders receive in the Business Combination?

A:     Upon the settlement of the Takeover Offer, each outstanding Northern Data Share that has been validly tendered in accordance with the terms of the Takeover Offer shall be exchanged for 2.0281 Rumble Class A Common Shares. See the section of this document entitled “The Business Combination Agreement — The Takeover Offer — Consideration Offered to Northern Data Shareholders” for more information.

Q:     Do any of Rumble and Northern Data’s current directors, board members and executive officers have interests in the Business Combination that may be different from or in addition to the interests of Rumble Stockholders and Northern Data Shareholders?

A:     Yes, certain of the Rumble directors and executive officers and certain of the Northern Data management board members and supervisory board members may have interests in the Business Combination that may be different from, or in addition to, the interests of Rumble Stockholders and Northern Data Shareholders, respectively.

The Rumble Board and the Northern Data management board and supervisory board were aware of and considered the relevant interests (to the extent that they existed at the time), among other matters, in evaluating and negotiating the Business Combination. Northern Data’s management board and supervisory board will further consider these interests in connection with issuing their reasoned opinion containing their recommendation to Northern Data Shareholders regarding acceptance of the Takeover Offer. For a detailed discussion of these interests, see the section of this document entitled “The Business Combination — Interests of Directors, Board Members and Executive Officers of Rumble and Northern Data in the Business Combination” for more information.

Q:     What will be the beneficial ownership of Rumble immediately following the Business Combination?

A:     We estimate that upon completion of the Takeover Offer, and assuming that all outstanding Northern Data Shares are exchanged in the Takeover Offer or acquired by Rumble pursuant to the Transaction Support Agreements, it is expected that former Northern Data Shareholders will own, as a result of the tender or sale of their Northern Data Shares, approximately 33.3% of the issued and outstanding Rumble Class A Common Shares immediately following the consummation of the Business Combination, based on 261,063,132 Rumble Class A Common Shares issued and outstanding as of March 30, 2026 (including ExchangeCo Shares, but excluding shares subject to escrow restrictions)4 and assuming 130,197,281 Rumble Class A Common Shares are issued in the Takeover Offer and pursuant to the Transaction Support Agreements.5

Q:     What are the conditions to the Takeover Offer?

A:     The Takeover Offer commenced on April 13, 2026. The settlement of the Takeover Offer is not subject to the tender of any minimum number of Northern Data Shares in the Takeover Offer, but is subject to certain other conditions, including (i) the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (“BaFin”) not revoking its approval of the German Prospectus; (ii) Rumble obtaining required investment control clearances and any other regulatory approvals for the Takeover Offer (the “Regulatory Condition”) (see “— What regulatory approvals are required?” below) (only the approval by the UAE MoE under the Federal Law 36 of 2023 on the Regulation of Competition remains pending as of the date of this joint information statement/prospectus); (iii) the absence of insolvency proceedings, application for insolvency proceedings or circumstances requiring the opening of any insolvency proceedings of Northern Data; (iv) the absence of a violation of law by Northern Data related to bribery, corruption or export sanctions, to the extent any such occurrence constitutes or would constitute inside information of Northern Data under the applicable EU regulations regarding market abuse; (v) the absence of (a) any resolutions authorizing a capital increase, a split of the Northern Data Shares, a consolidation of the Northern Data Shares or any alteration of the rights of the Northern Data Shares, or the conclusion of any enterprise agreement between Northern Data as the controlling company and any of its wholly owned subsidiaries as the controlled company, (b) an issuance of new Northern Data Shares and/or increase or reduction of Northern Data’s share capital, or (c) Northern Data’s public announcement of a resolution to issue rights or instruments granting the option to subscribe for the Northern Data Shares or that such rights or instruments have been issued by Northern Data; (vi) the absence of the termination of the Transaction Support Agreements with Tether, the ART Sellers and Apeiron, and the closing thereunder shall have occurred, as further described herein; (vii) the execution of an amendment agreement, in the form attached to the Sale and Transfer and Amendment and Restatement Agreement, with respect to that certain loan agreement, originally dated November 2, 2023, between Northern Data and Tether (the “Shareholder Loan Amendment Agreement”); (viii) the effectiveness of this Registration Statement on Form S-4 filed with the SEC (the “Registration Statement Condition”); (ix) at least 20 calendar days having passed since the information included in this Form S-4 is provided to the Rumble Stockholders; (x) the authorization of the Offer Shares for listing on the Nasdaq Global Market (“Nasdaq”); and (xi) the other conditions described in the section of this document entitled “The Takeover Offer — Conditions to the Takeover Offer.”

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4        Based on 192,984,373 Rumble Class A Common Shares and 68,078,759 ExchangeCo Shares issued and outstanding as of March 30, 2026, excluding shares subject to escrow restrictions under the 2022 Business Combination Agreement (which are tied to the achievement of $15.00 and $17.50 trading prices for a certain period of time or upon a change of control in excess of such trading prices, in each case, prior to September 16, 2027). For the avoidance of doubt, Rumble Class A Common Shares issued and outstanding excludes shares issuable upon the exercise of Company Options and warrants and settlement of RSUs. See “Business and Certain Information about Rumble — Security Ownership of Certain Beneficial Owners and Management of Rumble — Explanation of Shares Outstanding” beginning on page 132 of this joint information statement/prospectus for further information regarding Rumble Class A Common Shares outstanding.

5        Based on 64,196,677 Northern Data Shares outstanding as of April    , 2026 and the Offer Exchange Ratio of 2.0281 Rumble Class A Common Shares per Northern Data Share. Assumes that any Pre-Funded Warrants issued to Tether in lieu of Rumble Class A Common Shares are treated the same as Rumble Class A Common Shares. For the avoidance of doubt, Rumble Class A Common Shares issued to Tether pursuant to the initial exchange of 50% of the value of the Existing ND Loan (as defined herein) are not included.

x

Q:     Until what time can I tender my Northern Data Shares in the Takeover Offer?

A:     The offer is scheduled to expire at the end of the acceptance period on May 9, 2026, 6:01 (CEST), unless extended or earlier terminated. Northern Data Shareholders who have not yet accepted the Takeover Offer within the initial acceptance period may still accept the offer within 10 U.S. business days after the date on which the results of the Takeover Offer are published on Rumble’s website.

Q:     When do you expect the Business Combination to be completed?

A:     The timing for settlement of the Takeover Offer will depend on the satisfaction of the conditions outlined above. The Regulatory Condition must be satisfied on or before December 31, 2026 (the “End Date”). Rumble or Northern Data may terminate the Business Combination Agreement if the Takeover Offer lapses as a result of non-satisfaction of any of the Offer Conditions (as defined below) prior to the End Date; provided, however, that the terminating party is not then in breach, in any material respect, of any of its material covenants or agreements under the Business Combination Agreement relating to the relevant Offer Condition.

The parties currently expect the Regulatory Condition to be satisfied and the Business Combination to be completed in the first half of 2026, but in no event later than the End Date. As a result, the exchange of Northern Data Shares pursuant to the Takeover Offer may be made on a date that is significantly later than the end of the acceptance period, or may not occur. See the sections of this document entitled “The Takeover Offer” and “The Business Combination Agreement — Term and Termination” for a more detailed discussion.

Q:     What regulatory approvals are required?

A:     The transaction was originally subject to U.S. antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), United Arab Emirates antitrust clearance by the United Arab Emirates Ministry of Economy under the Federal Law 36 of 2023 on the Regulation of Competition (the “UAE MoE”), and foreign direct investment clearances in Germany, Sweden and the United Kingdom, as set forth in the section of this document entitled “The Business Combination — Regulatory Approvals Related to the Business Combination.”

         As of the date of this joint information statement/prospectus, the only outstanding regulatory clearance relating to merger control or foreign direct investment is the approval by the UAE MoE under the Federal Law 36 of 2023 on the Regulation of Competition. Rumble submitted a notification to the Competition Regulation Committee of the UAE MoE on January 27, 2026, which was formally accepted on February 20, 2026, and the review process remains ongoing as of the date of this joint information statement/prospectus.

Q:     What happens if the Business Combination is not completed?

A:     If the Business Combination is not completed because any conditions to the Takeover Offer, including the Regulatory Condition, are not satisfied or waived, or for any other reason, Rumble and Northern Data will remain independent public companies. Rumble Class A Common Shares and Northern Data Shares will continue to be listed and traded on the Nasdaq and the Frankfurt Stock Exchange, respectively. Rumble will continue to have securities registered under the Exchange Act, and will continue to be required to file periodic reports with the SEC.

Rumble and Northern Data have certain rights to terminate the Business Combination Agreement. For a summary of termination rights and the effects of a termination of the Business Combination Agreement, see the section of this document entitled “The Business Combination Agreement — Term and Termination.”

Q:     Will the Northern Data Shares continue to trade on the open market (Freiverkehr) following the closing of the Takeover Offer?

A:      No. The inclusion of Northern Data Shares in the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) (including via the Xetra trading platform), the Munich Stock Exchange (Börse München), the Berlin Stock Exchange (Börse Berlin), the Düsseldorf Stock Exchange (Börse Düsseldorf), the Hamburg Stock Exchange (Börse Hamburg), the Hanover Stock Exchange (Börse Hannover) and Tradegate Exchange, and, if applicable, any other stock exchange or trading venue, after the closing of the Takeover Offer will no longer be in the interest of Northern Data. As of the date of this joint information statement/prospectus, Rumble intends, following completion of the Takeover Offer, to seek the termination of the inclusion of the Northern Data Shares in trading on the aforementioned trading venues, in each case to the extent possible. For this purpose, Rumble intends to support that, after completion of the Takeover Offer, the management board of Northern Data will take all steps reasonably necessary to terminate the inclusion of the Northern Data Shares in trading on the aforementioned trading venues, in each case to the extent possible. A separate delisting offer will not be required because the Northern Data Shares are not listed on a regulated market.

Q:     Does Northern Data intend to pay dividends in the foreseeable future?

A:     No. Following the closing of the Takeover Offer, it is currently expected that Northern Data intends to retain all available funds and any future earnings to support its operations and to finance the growth and development of its business, and there are no plans to declare the payment of dividends in the foreseeable future. Any determination to pay dividends will be made in accordance with applicable laws, and will depend upon, among other factors, its results of operations, financial condition, contractual restrictions and capital requirements. Northern Data’s future ability to pay dividends may be limited by the terms of any existing and future debt or preferred securities.

Q:     How will the Rumble Class A Common Shares being issued to tendering Northern Data Shareholders in the Takeover Offer differ from Northern Data Shares?

A:     Upon completion of the Takeover Offer, tendering Northern Data Shareholders will become Rumble Stockholders. Rumble is organized under the laws of the State of Delaware. Northern Data Shareholders receiving the Rumble Class A Common Shares pursuant to the Takeover Offer and Business Combination will own shares in a company governed by the DGCL as well as by the Rumble Charter and the Rumble Bylaws. The Rumble Charter and Rumble Bylaws are in some respects different than the terms of Northern Data’s governing documents and the DGCL is in some ways different from the laws that govern the rights of Northern Data Shareholders. Certain key differences are described in the section of this document entitled “Comparison of Rights of Rumble Stockholders and Northern Data Shareholders.”

Q:     What is the procedure for tendering Northern Data Shares?

A:     In order for Northern Data Shareholders to validly tender Northern Data Shares pursuant to the Takeover Offer, the respective custodian securities services company (the “Custodian Bank”) holding such shares must, prior to the expiration date, or prior to the expiration of the additional acceptance period, (i) receive such Northern Data Shareholder’s written form providing instructions to this Custodian Bank (the “Declaration of Acceptance”), and (ii) the Northern Data Shareholders must instruct their Custodian Bank to effect the re-booking of the Northern Data Shares for which they wish to accept the Takeover Offer to ISIN DE000A41YEL8 at Clearstream Europe AG, Mergenthalerallee 61, 65760 Eschborn, Germany (“Clearstream”).

Q:     Until what time can tendered Northern Data Shares be withdrawn?

A:     The Takeover Offer does not provide for any withdrawal or termination rights for the benefit of Northern Data Shareholders.

Q:     As a Rumble Stockholder or a Northern Data Shareholder, will I have appraisal rights in connection with the Business Combination?

A:     No. Neither Rumble Stockholders nor Northern Data Shareholders will have any appraisal rights in connection with the Business Combination. See the section of this document entitled “The Business Combination — Appraisal Rights.”

Q:     Is the Takeover Offer subject to U.S. tender offer rules?

A:     The Takeover Offer is being made for the securities of a German company that does not have securities registered under section 12 of the Exchange Act. Accordingly, the Takeover Offer is not subject to section 14(d) of the Exchange Act or Regulation 14D thereunder. Further, in reliance on the cross-border exemption provided by rule 14d-1(c) (the “Tier 1” exemption) based on the percentage of Northern Data Shares held by U.S. holders (as determined based on an inquiry performed by Rumble as of a date prior to the announcement of the Takeover Offer), the Takeover Offer is exempt from Rules 14e-1 and 14e-2 of Regulation 14E under the Exchange Act. We are not, however, relying on the cross-border exemption under Rule 802 from the registration requirements of

Section 5 of the Securities Act. Instead, we are registering on this Registration Statement on Form S-4, of which this joint information statement/prospectus forms a part, the Rumble Class A Common Shares to be issued to holders of Northern Data Shares upon settlement of the Takeover Offer.

Because the Takeover Offer is exempted under Rule 14d-1(c), Rumble and its affiliates may from time to time during the pendency of the Takeover Offer, in reliance on Rule 14e-5(b)(10) under the Exchange Act and in accordance with the applicable tender offer laws and regulations of Germany, purchase or arrange to purchase Northern Data Shares outside the Takeover Offer. Any information about such purchases that is made public in Germany will also be made publicly available in the United States on a comparable basis, including by press release and/or by filing a Form 8-K with the SEC. These purchases may include those conducted by Tether pursuant to its obligations to Rumble under its Transaction Support Agreement. See “Other Transaction Agreements — Transaction Support Agreements — Transaction Support Agreement with Tether.”

Q:     Do Tether’s purchase commitments under the Tether Marketing Agreement create any obligations in favor of Northern Data?

A:     No. Tether’s purchase commitments under the Tether Marketing Agreement are obligations to Rumble, not Northern Data.

Q:     What is “householding”?

A:     A single information statement will be delivered to multiple stockholders sharing an address, unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate information statement, please notify your broker or contact Rumble at Attn: Corporate Secretary, Rumble Inc., 444 Gulf of Mexico Drive, Longboat Key, Florida 34228 or by telephone at +1 (941) 210-0196. Rumble Stockholders who currently receive multiple copies of this document at their address and would like to request “householding” of their communications should contact their broker or bank.

Q:     Who can help answer my questions?

A:     The information provided above in the question and answer format is for your convenience only and is merely a summary of some of the information contained in this document. You should read carefully the entire document, including the information in the Annexes. See the section of this document entitled “Where You Can Find More Information.” If you are a Rumble Stockholder or Northern Data Shareholder and have any questions about the Business Combination, or if you need additional copies of this document, you should contact:

Shannon Devine
MZ Group, MZ North America
203-741-8811
Email: investors@rumble.com

SUMMARY

This summary highlights selected information in this document and may not contain all of the information that is important to you. You should carefully read this entire document, including its annexes and documents referred to herein, for a more complete understanding of the Business Combination Agreement, the transactions contemplated by the Business Combination Agreement, Rumble and Northern Data. You may obtain additional information without charge by following the instructions in the section of this document entitled “Where You Can Find More Information.”

Information About the Companies

Rumble

Rumble, the Freedom-First technology platform, is designed to help content creators manage, distribute, and monetize their content by connecting them with brands, publishers, and directly to their subscribers and followers. On September 16, 2022, Rumble completed a previously announced business combination with CF VI, a special purpose acquisition company (the “2022 Business Combination”). Following the completion of the 2022 Business Combination, the Rumble Class A Common Shares began trading on the Nasdaq.

Rumble Class A Common Shares are listed on the Nasdaq under the symbol “RUM” and Rumble’s publicly traded warrants to purchase one Rumble Class A Common Share are listed on the Nasdaq under the symbol “RUMBW.”

Rumble’s principal executive office is located at 444 Gulf of Mexico Drive, Longboat Key, Florida 34228, and its telephone number at that location is +1 (941) 210-0196. Rumble’s registered office is located at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, and the name of Rumble’s registered agent at such address is Corporation Service Company.

Northern Data

The ND Group is a provider of full-stack AI and high-performance computing (“HPC”) solutions, leveraging a network of high-density, liquid-cooled, GPU-based technology, a global portfolio of data center locations and a dynamic group of Infrastructure as a Service (“IaaS”) software technology partners. We believe that the ND Group has one of the largest GPU clusters for HPC in Europe through its Taiga Cloud business, while its Ardent Data Centers business (“Ardent Data Centers”) has a network of owned and colocation data centers across the globe. Northern Data recently divested its Peak Mining cryptocurrency division to sharpen its focus on building large-scale AI infrastructure.

The no-par value bearer shares of Northern Data (the “Northern Data Shares”) are listed, among other venues, on the Regulated Unofficial Market of the Munich Stock Exchange (Börse München) in the m:access segment and in the electronic trading system of the Frankfurt Stock Exchange under the symbol “NB2.”

Northern Data’s registered office and business address is An der Welle 3, 60322 Frankfurt am Main, Germany (telephone: +49 (0)69 3487 5225). It is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under HRB 106465.

The Business Combination and the Business Combination Agreement

The Business Combination Agreement provides, among other things, that subject to the satisfaction or waiver of the conditions set forth therein, Rumble will submit a voluntary public exchange offer (the “Takeover Offer”) to all shareholders of Northern Data (the “Northern Data Shareholders”) to exchange each issued and outstanding Northern Data Share in exchange for Rumble Class A Common Shares, and that each Northern Data Share validly tendered and accepted for exchange will be exchanged for the Offer Shares, subject to the satisfaction or waiver of the conditions to the Takeover Offer, as further described herein.

The Business Combination Agreement provides that the closing of the Takeover Offer is subject to the satisfaction or permitted waiver of certain conditions summarized below under “— The Takeover Offer — Conditions to the Takeover Offer.” The Business Combination Agreement may be terminated by either Rumble or Northern Data in specified circumstances, including if: (i) the Takeover Offer lapses due to non-satisfaction of conditions before the End Date;

(ii) the Takeover Offer has not settled by the End Date; (iii) it becomes impossible for an offer closing condition to be ultimately fulfilled; or (iv) any competent governmental authority or court in certain jurisdictions permanently enjoins the closing of the Takeover Offer. Northern Data may terminate the Business Combination Agreement if, among other things, (i) the Takeover Offer is launched, but it materially deviates from the agreed terms without Northern Data’s written approval or (ii) a Material Bidder Compliance Violation (as defined below) occurs. Rumble may terminate the Business Combination Agreement if, among other things, (i) Northern Data experiences insolvency or a certain Material Compliance Violation occurs during the Interim Period (as defined below); (ii) Northern Data’s management board and/or supervisory board do not issue or withdraw the required reasoned statement; (iii) Northern Data breaches certain covenants (subject to cure periods); or (iv) Northern Data’s management board and supervisory board endorses a Superior Offer (as defined below). Notice of termination must be given in writing within 10 business days after becoming aware of the event triggering a termination right. See the section of this document entitled “The Business Combination Agreement — Term and Termination.”

The Business Combination Agreement is more fully described in the section of this document entitled “The Business Combination Agreement” and a copy of the Business Combination Agreement is attached as Annex A to this document and is incorporated by reference herein. We encourage you to read the Business Combination Agreement carefully and in its entirety, as it is the legal document that governs the relationship between Rumble and Northern Data with respect to the Business Combination.

The Takeover Offer

Contemporaneously with the delivery of this joint information statement/prospectus, Northern Data Shareholders will receive the Offer Document, which will contain information about how you can participate in the Takeover Offer and the deadlines applicable to the Takeover Offer. We urge you to read the Offer Document in full because it describes the procedures to be followed for participation in the Takeover Offer. Additionally, this information is summarized in the section of this document entitled “The Takeover Offer.” The Offer Document will also contain the German Prospectus, which contains substantially similar information to this joint information statement/prospectus, to the extent it addresses the same matters. A copy of the German Prospectus is attached hereto as Annex O.

In the Takeover Offer, Northern Data Shareholders will be offered to exchange each of their Northern Data Shares for 2.0281 Rumble Class A Common Shares.

Upon completion of the Business Combination, and assuming that all outstanding Northern Data Shares are exchanged in the Takeover Offer or acquired by Rumble pursuant to the Transaction Support Agreements, it is expected that former Northern Data Shareholders will own, as a result of the tender or sale of their Northern Data Shares, approximately 33.3% of the issued and outstanding Rumble Class A Common Shares immediately following the consummation of the Business Combination, based on 261,063,132 Rumble Class A Common Shares issued and outstanding as of March 30, 2026 (including ExchangeCo Shares, but excluding shares subject to escrow restrictions)6 and assuming 130,197,281 Rumble Class A Common Shares are issued in the Takeover Offer and pursuant to the Transaction Support Agreements.7 The Takeover Offer is discussed in more detail in the section of this document entitled “The Takeover Offer.”

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6        Based on 192,984,373 Rumble Class A Common Shares and 68,078,759 ExchangeCo Shares issued and outstanding as of March 30, 2026, excluding shares subject to escrow restrictions under the 2022 Business Combination Agreement (which are tied to the achievement of $15.00 and $17.50 trading prices for a certain period of time or upon a change of control in excess of such trading prices, in each case, prior to September 16, 2027). For the avoidance of doubt, Rumble Class A Common Shares issued and outstanding excludes shares issuable upon the exercise of Company Options and warrants and settlement of RSUs. See “Business and Certain Information about Rumble — Security Ownership of Certain Beneficial Owners and Management of Rumble — Explanation of Shares Outstanding” beginning on page 132 of this joint information statement/prospectus for further information regarding Rumble Class A Common Shares outstanding.

7        Based on 64,196,677 Northern Data Shares outstanding as of April    , 2026 and the Offer Exchange Ratio of 2.0281 Rumble Class A Common Shares per Northern Data Share. Assumes that any Pre-Funded Warrants issued to Tether in lieu of Rumble Class A Common Shares are treated the same as Rumble Class A Common Shares. For the avoidance of doubt, Rumble Class A Common Shares issued to Tether pursuant to the initial exchange of 50% of the value of the Existing ND Loan (as defined herein) are not included.

Acceptance Period

The acceptance period of the Takeover Offer will expire on May 9, 2026, 6:01 (CEST), which is the date that is 20 U.S. business days after the publication of the Takeover Offer. The acceptance period of the Takeover Offer, including any extensions of this period (but with the exception of the “Additional Acceptance Period” described below), is hereinafter uniformly referred to as the “Acceptance Period,” the duration of which shall be equal to twenty (20) U.S. Business Days upon the publication of the German Prospectus. The initial acceptance period will be extended by five business days (as defined in the Business Combination Agreement) if Rumble waives a material Offer Condition (as defined below) within the last five business days (as defined in the Business Combination Agreement) before the expiry of the Acceptance Period.

Additional Acceptance Period

Northern Data Shareholders who have not yet accepted the Takeover Offer within the initial acceptance period may still accept the offer within 10 U.S. business days after the date on which the results of the Takeover Offer are published on Rumble’s website (the “Additional Acceptance Period”).

Withdrawal Rights

The Takeover Offer does not provide for any withdrawal or termination rights for the benefit of Northern Data Shareholders.

Conditions to the Takeover Offer

Under the Business Combination Agreement, closing of the Takeover Offer is not subject to the tender of any minimum number of Northern Data Shares in the Takeover Offer, but is subject to certain other conditions, including: (i) this registration statement on Form S-4 has been declared effective by the SEC (which occurred on April    , 2026) and is not subject to a stop order; at least 20 calendar days have passed since the information statement included within this registration statement was sent or given to the stockholders; and authorization of the Offer Shares for listing on the Nasdaq; (ii) receipt, on or before the End Date, of required merger control approvals, including expiration or termination of applicable HSR Act waiting periods and approval by the UAE MoE (only the approval of the UAE MoE remains pending as of the date of this joint information statement/prospectus); (iii) receipt, on or before the End Date, of foreign direct investment clearances in Germany, Sweden and the United Kingdom (which have been received as of the date of this joint information statement/prospectus); (iv) Northern Data has not published an ad hoc announcement pursuant to Art. 17 of the Regulation (EU) No 596/2014 on market abuse (the “MAR”), that insolvency proceedings under German law have been opened in respect of the assets of Northern Data and no insolvency proceedings under the applicable German law have been opened in respect of Northern Data, nor do circumstances exist that would require such an application; (v) absence of any Material Compliance Violation (as defined below); (vi) execution of the Shareholder Loan Amendment Agreement; (vii) no alteration of Northern Data’s capital stock; (viii) non-termination and closing of the transactions contemplated by the Transaction Support Agreements; (ix) absence of any law or order prohibiting the closing of the Takeover Offer; and (x) access to, and the absence of certain facts or findings in, an investigation report delivered by the internationally recognized law firm engaged by Northern Data (the “Law Firm Report”), which is a condition to the publication of the Offer Document for the Takeover Offer, and which has been satisfied as of the date of this joint information statement/prospectus. See the section of this document entitled “The Takeover Offer — Conditions to the Takeover Offer.”

Rumble may waive one, several or all the Offer Conditions described above, except those relating to merger control approvals, foreign direct investment clearances, BaFin approval, closing of the specified transaction support agreements, execution of the Shareholder Loan Amendment Agreement, the effectiveness of this registration statement on Form S-4 for the Offer Shares and Nasdaq listing requirements, and the absence of any legal prohibition on the closing of the Takeover Offer. Any waiver must be made in advance, up to one business day before the Acceptance Period expires and before the relevant condition has failed, and will be effective upon publication of an amendment to the Takeover Offer. If Rumble waives a material Offer Condition within the last 5 business days before the end of the Acceptance Period, the Acceptance Period will be extended by 5 business days. See the section of this document entitled “The Takeover Offer — Waiver of Offer Conditions.”

Settlement of the Takeover Offer

The Offer Shares will be transferred to the securities accounts of the Custodian Banks maintained with Clearstream and, thereafter via the Custodian Banks, credited to the securities custody accounts of former Northern Data Shareholders. Cantor Fitzgerald Europe, 5 Churchill Place, Canary Wharf, London E14 5HU United Kingdom (the “Central Settlement Agent”) will arrange these transfers via Clearstream. For each Northern Data Share validly tendered, 2.0281 Offer Shares will be delivered as consideration. If fractional Offer Shares arise, no shareholder rights can be asserted from this, and fractional Offer Shares will only be settled in cash. Such fractional Offer Shares will be aggregated and sold as whole Offer Shares by the Custodian Banks (and, if applicable, the Central Settlement Agent), and average cash proceeds will be credited without any price guarantee. Rumble’s obligations to deliver the offer consideration will be fulfilled when (i) the Offer Shares have been included for trading with simultaneous inclusion in the Quotation Board; (ii) the Offer Shares have been credited to the Custodian Banks’ accounts at Clearstream; and (iii) any cash payments for fractional Offer Shares have been made. See “The Takeover Offer — The Takeover Offer Period — Acceptance and Settlement of the Takeover Offer.”

Treatment of Northern Data Equity Awards

No separate agreement has been entered into governing the treatment of equity awards and employee shares. Northern Data has agreed that without Rumble’s prior written consent, it will not amend or modify the terms of any stock option terms or settle any stock options where conditions for exercise are not fulfilled. See the section of this document entitled “The Business Combination Agreement — Treatment of Equity Awards, Employee Shares or Stock Options.”

Transaction Support Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, Tether, the ART Sellers and Apeiron each entered into a Transaction Support Agreement with Rumble pursuant to which such sellers agreed, among other things, to sell all of their Northern Data Shares to Rumble subject to, and immediately prior to, the consummation of the Takeover Offer. As of April 6, 2026, Tether, the ART Sellers and Apeiron own approximately 72% of Northern Data’s share capital. See the section of this document entitled “Other Transaction Agreements — Transaction Support Agreements.”

Potential Additional Purchases

Pursuant to the terms of the Transaction Support Agreement with Tether, before the closing of the transactions contemplated by such agreement, and for up to one year afterward to the extent that the Northern Data Shares (i) held by Rumble and its affiliates; (ii) validly tendered in the Takeover Offer; (iii) held by Tether; (iv) subject to the Transaction Support Agreements with each of the ART Sellers and Apeiron; and (v) subject to a binding agreement between Rumble or one of its affiliates to be acquired by or transferred to Rumble or such affiliate (collectively, the “Secured Shares”) represent, in aggregate, less than 90% of the Northern Data Shares outstanding upon expiration of the Acceptance Period, excluding any Northern Data Shares held in treasury (the “Target Shareholding”), Tether has committed to offer to purchase for cash, subject to applicable law and the terms of the Transaction Support Agreement, Northern Data Shares from Northern Data Shareholders outside of the Takeover Offer, provided that Tether is not committed (i) to purchase Northern Data Shares if the price per Northern Data Share is greater than the product of (A) the Offer Exchange Ratio; (B) the three-day VWAP of Rumble Class A Common Shares immediately preceding the purchase date; and (C) the dollar-to-euro exchange rate immediately preceding the purchase date or (ii) to spend more than approximately €196 million on such purchases after the date of this joint information statement/prospectus. See “Q: Is the Takeover Offer subject to U.S. tender offer rules?” for further information relating to the disclosure of any such purchases of Northern Data Shares that may be made by Tether pursuant to its Transaction Support Agreement.

Rumble’s Reasons for the Business Combination

After due consideration and consultation with its outside legal and financial advisors, the Rumble Board (i) determined that the Business Combination contemplated by the Business Combination Agreement, including the Takeover Offer, was advisable and in the best interests of, Rumble and the Rumble Stockholders and (ii) approved the execution, delivery and performance by Rumble of the Business Combination Agreement and the consummation of the transactions contemplated thereby, including the Takeover Offer, the Rumble Share Issuance and the Charter Amendment. In reaching its decision, the Rumble Board considered several factors in connection with its evaluation of the Business Combination, including significant strategic opportunities with immediate scale in the cloud and data center business with Tether as a GPU customer, increased international presence, potential value creation for Rumble Stockholders and expected strengths of the combined company, as supporting its decision to enter into the Business Combination Agreement and to approve and declare advisable the transactions contemplated thereby. See the section of this document entitled “The Business Combination — Rumble’s Reasons for the Business Combination” for a discussion of the factors considered by the Rumble Board.

Opinion of Financial Advisor to Rumble

Rumble retained Guggenheim Securities, LLC (“Guggenheim Securities”) as its financial advisor in connection with the Business Combination. In connection with the Business Combination, Guggenheim Securities rendered an opinion to the Rumble Board to the effect that, as of November 9, 2025 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Offer Exchange Ratio was fair, from a financial point of view, to Rumble. The full text of Guggenheim Securities’ written opinion, which describes the assumptions, limitations, qualifications and other conditions contained in such opinion and the economic, business, capital markets and other conditions on which the opinion is necessarily based, and the information made available to Guggenheim Securities, as of the date of such opinion is attached to this joint information statement/prospectus as Annex N. You should read the full text of the opinion carefully and in its entirety.

Guggenheim Securities’ financial advisory services and opinion were provided for the use and benefit of the Rumble Board (in their capacity as directors and not in any other capacity) in connection with its evaluation of the Business Combination, and addressed only the fairness, from a financial point of view, as of the date thereof, of the Offer Exchange Ratio to Rumble. Guggenheim Securities’ opinion is not intended to and does not constitute a recommendation to any Rumble Stockholder or any other person as to how such Rumble Stockholder or person should vote or act with respect to the Business Combination or any matter relating thereto. For a more complete discussion of Guggenheim Securities’ opinion, see the section of this document entitled “The Business Combination — Opinion of Financial Advisor to Rumble” beginning on page 57 of this joint information statement/prospectus. The description of Guggenheim Securities’ opinion contained in this joint information statement/prospectus is qualified in its entirety by the full text of the written opinion. You are encouraged to read the written opinion of Guggenheim Securities, attached as Annex N, and the section of this document entitled “The Business Combination — Opinion of Financial Advisor to Rumble” beginning on page 57 of this joint information statement/prospectus carefully and in their entirety.

Northern Data’s Reasons for the Business Combination

After due consideration and consultation with its outside legal and financial advisors as further described in the German Prospectus, the management board and the supervisory board of Northern Data, based on review of the relevant information available to them on the date of the Business Combination Agreement, (i) determined that the Business Combination contemplated by the Business Combination Agreement, including the Takeover Offer, was advisable and in the best interests of, Northern Data and the Northern Data Shareholders and its other stakeholders and (ii) approved the execution, delivery and performance by Northern Data of the Business Combination Agreement and the consummation of the transactions contemplated thereby, including the Takeover Offer. In reaching their decisions, the management board and supervisory board of Northern Data considered a number of factors in connection with its evaluation of the Business Combination, including Northern Data’s business strategies and interests as well as the attractiveness of the Offer Exchange Ratio and opportunity to participate in Rumble’s future business prospects including the benefits resulting from the Business Combination itself (see the sections of this document entitled “Business and Certain Information About Rumble” and “The Business Combination — Rumble’s Reasons for the Business Combination”).

Interests of Directors, Board Members, and Executive Officers in the Business Combination

Certain of the Rumble directors and executive officers and certain of the Northern Data management board members and supervisory board members may have interests in the Business Combination that may be different from, or in addition to, the interests of Rumble Stockholders and Northern Data Shareholders, respectively. In the case of Rumble directors and executive officers, these interests include the continued service of certain directors and executive officers following the closing of the Business Combination and the indemnification of Rumble directors and executive officers. Rumble’s directors and executive officers also own Rumble voting securities. For a discussion of other directors and executive officers owning Rumble voting securities, please see the section of this document entitled “Business and Certain Information about Rumble — Security Ownership of Certain Beneficial Owners and Management of Rumble” beginning on page 131 of this joint information statement/prospectus. In the case of the Northern Data management board members and supervisory board members, these interests may include the continued service of Northern Data management board members following the closing of the Business Combination.

The Northern Data management board member Aroosh Thillainathan and Northern Data supervisory board members Dr. Tom Schorling and Bertram Pachaly are directly and indirectly invested in Northern Data. Aroosh Thillainathan, concurrently with the execution and delivery of the Business Combination Agreement, agreed to sell the 744,150 Northern Data Shares held by his investment company ART Holding GmbH in exchange for new Rumble Class A Common Shares at the Offer Exchange Ratio. In addition, the Northern Data management board members Aroosh Thillainathan and John Hoffman hold stock options for Northern Data Shares. Therefore, they have a financial and economic interest separately from their position as members of the management board and supervisory board, respectively. However, with respect to the Takeover Offer, financial and economic interests derived from own shareholdings of board members are aligned with the interests of Northern Data and its shareholders and therefore do not constitute a conflict of interest. In addition, Northern Data’s management board and supervisory board diligently examined and discussed in several board meetings the adequacy of the Takeover Offer, supported by the advice of the investment bank Jefferies as further described in the German Prospectus. In addition, under German law a majority shareholder may revoke appointments of supervisory board members at any time via a resolution of the general meeting.

In order to address potential conflicts of interest of Aroosh Thillainathan, the Northern Data supervisory board appointed John Hoffman as an additional management board member with specific responsibility for all decisions and measures in connection with the Takeover Offer and negotiations with Rumble. The Northern Data supervisory board continuously reviewed its own conflicts of interest in its decision-making regarding the Business Combination Agreement and had these reviewed by its advisors.

The Rumble Board and the Northern Data management board and supervisory board were aware of and considered the relevant interests (to the extent that they existed at the time), among other matters, in evaluating and negotiating the Business Combination. Northern Data’s management board and supervisory board will further consider these interests in connection with issuing their reasoned opinion containing their recommendation to Northern Data Shareholders regarding acceptance of the Takeover Offer. For a detailed discussion of these interests, see the section of this document entitled “The Business Combination — Interests of Directors, Board Members and Executive Officers of Rumble and Northern Data in the Business Combination.”

In addition, Northern Data has a significant interest in the Takeover Offer, as the non-execution of the Takeover Offer would result in the termination of the Company Transaction Support Agreement (as defined below) under which Northern Data receives financial support from Tether, in particular the non-maturity of the Existing ND Loan (as defined below).

Tether has a significant interest in the successful completion of the Takeover Offer, as upon closing of the Takeover Offer, under the sale and transfer and amendment and restatement agreement with Northern Data and Tether (the “Sale and Transfer and Amendment and Restatement Agreement”), Tether will sell and transfer (i) 50% of its receivable under the Existing ND Loan (as defined below) for Rumble Class A Common Shares, and (ii) convert the remaining 50% into the Tether/Rumble Loan (as defined below) with the newly incorporated Irish subsidiary of Rumble, Rumble ND HoldCo, that will indirectly hold the Northern Data Shares acquired through the Takeover Offer (the “Tether/Rumble Loan”), thereby obtaining equity participation in Rumble and security for its remaining loan exposure. For further details, please see the sections of this document entitled “Other Transaction Agreements — Transaction Support Agreement between Tether and Northern Data” and “Other Transaction Agreements — Sale and Transfer and Amendment and Restatement Agreement and other related Amended Northern Data Loan Agreements”.

In addition, concurrently with the execution and delivery of the Business Combination Agreement, Tether agreed to sell all of the Northern Data Shares owned by Tether (totaling 43,512,526 Northern Data Shares as of April 6, 2026) as of immediately prior to the closing of the share transfer pursuant to the Takeover Offer at the Offer Exchange Ratio for Rumble Class A Common Shares. Further, Tether also has interests in the transactions arising from the Tether

Customer Agreement (as defined below), which will become effective concurrently with the closing of the Takeover Offer, and the Tether Marketing Agreement (as defined below), which was executed in connection with the execution of the Business Combination Agreement and has an initial two-year term that began on February 15, 2026. For further details, please see the sections of this document entitled “Other Transaction Agreements — Transaction Support Agreement between Tether and Northern Data,” “Other Transaction Agreements — Tether Customer Agreement” and “Other Transaction Agreements — Tether Marketing Agreement”.

No Appraisal Rights

Rumble Stockholders

Under the DGCL, Rumble Stockholders are not entitled to dissenters’ or appraisal rights in connection with the approval of the Rumble Share Issuance pursuant to the Written Consent or the resulting issuance of Rumble Class A Common Shares as contemplated by the Business Combination Agreement and the Takeover Offer.

Northern Data Shareholders

German law does not grant appraisal rights or provide for appraisal proceedings in connection with a public exchange offer such as the Takeover Offer.

Certain post-closing reorganization transactions may, however, trigger appraisal rights for the Northern Data Shareholders who do not tender their Northern Data Shares in the Takeover Offer. These include (i) a merger squeeze-out under the German Transformation Act (Umwandlungsgesetz, “UmwG”); (ii) a corporate squeeze-out under the German Stock Corporation Act (Aktiengesetz, “AktG”); (iii) an integration (Eingliederung) under the Stock Corporation Act; (iv) a domination agreement and/or a profit and loss transfer agreement under the Stock Corporation Act; and (v) other transformation measures under the German Transformation Act, such as hive-downs (Ausgliederungen) or changes of legal form, to the extent they involve an exchange ratio and/or a cash payment. In the event of any of these transactions, Northern Data Shareholders would be entitled to adequate compensation or consideration, and, under the German Appraisal Proceedings Act (Spruchverfahrensgesetz), Northern Data Shareholders may petition the court to review the adequacy of such compensation, consideration, exchange ratios and any cash top-up.

Accounting Treatment

The Business Combination will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification 805, “Business Combinations,” (“ASC 805”). U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) require that one of the two companies in the Business Combination be identified as the acquirer for accounting purposes. Management has determined that Rumble is the acquiring entity for accounting purposes. In identifying Rumble as the acquiring entity for accounting purposes, the companies considered that Rumble is the company issuing new equity instruments, and further took into account the intended corporate governance structure of the combined company, the relative voting rights in the combined company after the Business Combination, the composition of the senior management of the combined company, the terms of the exchange of equity interests, and the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that Rumble is the acquirer for accounting purposes. Rather, all factors were considered in arriving at such conclusion.

Regulatory Approvals Related to the Business Combination

Rumble and Northern Data’s obligations to complete the Business Combination, including the Takeover Offer, are conditioned upon receipt of required regulatory approvals, including U.S. antitrust clearance under the HSR Act, United Arab Emirates antitrust approval, and foreign direct investment clearances in Germany, Sweden and the United Kingdom, on or before the End Date. See the section of this document entitled “The Takeover Offer — Conditions to the Takeover Offer.”

As of the date of this joint information statement/prospectus, the only outstanding regulatory clearance relating to merger control or foreign direct investment is the approval by the UAE MoE under the Federal Law 36 of 2023 on the Regulation of Competition. Rumble submitted a notification to the Competition Regulation Committee of the UAE MoE on January 27, 2026, which was formally accepted on February 20, 2026, and the review process remains ongoing as of the date of this joint information statement/prospectus.

Termination of Inclusion of Trading of Northern Data Shares

Rumble and Northern Data agreed that after the closing of the Takeover Offer, the management board of Northern Data will take all steps reasonably necessary to terminate the inclusion of Northern Data Shares in the trading of the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) (including via the Xetra trading platform), the Munich Stock Exchange (Börse München), the Berlin Stock Exchange (Börse Berlin), the Düsseldorf Stock Exchange (Börse Düsseldorf), the Hamburg Stock Exchange (Börse Hamburg), the Hanover Stock Exchange (Börse Hannover) and Tradegate Exchange, at the request of Northern Data, in each case to the extent possible. A separate delisting offer will not be required. Under German law, the obligation to make a delisting acquisition offer pursuant to Section 39 para. 2 to 6 of the German Stock Exchange Act (Börsengesetz) applies only to the revocation of an admission to trading on a regulated market (regulierter Markt) or, in conjunction with Section 48a para. 1b of the German Stock Exchange Act (Börsengesetz), to the revocation of an inclusion in an SME growth market (KMU-Wachstumsmarkt). Since the Northern Data Shares are included in the Regulated Unofficial Market (Freiverkehr) of the aforementioned trading venues and, therefore, neither admitted to trading on a regulated market (regulierter Markt) nor included in an SME growth market (KMU-Wachstumsmarkt), the termination of their inclusion does not trigger a delisting acquisition offer requirement.

Certain Differences in Equity Holder Rights Before and After the Business Combination

Upon completion of the Business Combination, tendering Northern Data Shareholders will become Rumble Stockholders. Rumble is organized under the laws of the State of Delaware. Northern Data Shareholders receiving the Rumble Class A Common Shares pursuant to the Takeover Offer and Business Combination will own shares in a company governed by the DGCL as well as by the Rumble Charter and the Rumble Bylaws. The Rumble Charter and Rumble Bylaws are in some respects different than the terms of Northern Data’s governing documents and the DGCL is in some ways different from the laws that govern the rights of Northern Data Shareholders. The key differences are described in the section of this document entitled “Comparison of Rights of Rumble Stockholders and Northern Data Shareholders.”

Rumble Stockholders will continue to own the Rumble Class A Common Shares that such holders owned prior to the Business Combination, subject to the same rights as prior to the Business Combination, except that their Rumble Class A Common Shares will represent an interest in Rumble that also reflects the ownership of Northern Data and its subsidiaries and the Rumble Share Issuance.

Charter Amendment

In connection with the Business Combination Agreement and the transactions contemplated thereby, including the Rumble Share Issuance, the Rumble Board approved, subject to the effectiveness of the stockholder approval evidenced by the Written Consent, the Charter Amendment. A copy of the Charter Amendment is attached hereto as Annex M.

Material United States Income Tax Considerations

Holders of Rumble Class A Common Shares and Northern Data Shares should read the section of this document entitled “Material U.S. Federal Income Tax Considerations” for a discussion of certain tax consequences of the Business Combination to them. Each shareholder is urged to consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Business Combination.

Summary of Risk Factors

You should consider carefully all the risk factors together with all of the other information included in this joint information statement/prospectus. Some of these risks include, but are not limited to, those described below and in more detail in the section of this document entitled “Risk Factors” beginning on page 11 of this joint information statement/prospectus.

•        The Takeover Offer is subject to certain conditions, which could delay, extend or prevent the Takeover Offer and the Business Combination.

•        Rumble and Northern Data must obtain governmental and regulatory approvals and clearances to consummate the Business Combination. As certain of the governmental and regulatory approvals or clearances have been satisfied as of the date of this joint information statement/prospectus, if any remaining required approval is delayed or not granted, it may delay or jeopardize the Takeover Offer and the Business Combination. In addition, conditions imposed by such agencies in connection with their approvals and clearances may adversely impact the business, financial condition or results of operations of Rumble and Northern Data, including the loss of value of assets or businesses that may be required to be divested in connection with obtaining approvals under merger control or competition laws.

•        Because the Offer Exchange Ratio is fixed, the market value of the Rumble Class A Common Shares received by a Northern Data Shareholder in the Takeover Offer may be less than the market value of the Northern Data Shares that such holder held prior to the completion of the Business Combination. The prices of Rumble Class A Common Shares and Northern Data Shares may be adversely affected if the Business Combination is not completed.

•        Negative publicity related to the Business Combination may adversely affect Rumble and Northern Data.

•        Following the Business Combination, Rumble will continue to be controlled by one principal stockholder.

•        Certain of the directors, board members and executive officers of Rumble and Northern Data may have interests in the Business Combination that may be different from, or in addition to, those of Rumble Stockholders and Northern Data Shareholders generally.

•        Rumble may fail to realize the anticipated strategic and financial benefits sought from the Business Combination.

•        The combined company may be unable to retain and motivate Rumble and/or Northern Data personnel successfully.

•        Risks that the growth strategy of the combined business may require a significant amount of debt financing, which may be available on unfavorable terms, if at all, and risks relating to the ability of the combined business to service such debt obligations.

•        Risks relating to the business of Rumble as described in its filings with the SEC.

•        Risks relating to the business of Northern Data, including the risks relating to market adoption of AI and HPC solutions, technological change, dependence on suppliers, Northern Data’s competitive environment, negative publicity, pending proceedings relating to VAT taxes and cybersecurity, data privacy and regulatory risks.

•        Rumble and Northern Data are subject to anti-corruption laws in the jurisdictions in which they operate, as well as trade compliance and economic sanctions laws and regulations. A failure to comply with these laws and regulations may subject the companies to civil and criminal penalties, harm their reputation and adversely impact their respective businesses or results of operations.

•        Rumble faces evolving cybersecurity, privacy, data protection and online content laws; changes or inconsistent interpretations could require costly modifications, limit operations, or result in investigations, penalties or litigation.

•        Rumble may face liability for hosting content that allegedly infringes third-party intellectual property; litigation to defend these claims could be costly and adverse outcomes could require removal of content, changes to services, or payment of damages.

•        The operation of Rumble Wallet exposes Rumble to significant regulatory, operational, security and market risks that could adversely affect Rumble’s business, financial condition, results of operations, and reputation.

•        Pursuant to the JOBS Act (as defined below), our independent registered public accounting firm will not be required to attest to the effectiveness of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company”.

•        Risks relating to Rumble Class A Common Shares and the rights and responsibilities of stockholders differ in certain respects from the rights and responsibilities of equity holders under Delaware law or German law.

RISK FACTORS

In reviewing the Business Combination described in this joint information statement/prospectus, including the Takeover Offer, you should carefully review and consider the following risk factors and the other information contained or incorporated by reference in this document. In addition, you should read and consider the risks associated with the business of Rumble. These risks can be found in Rumble’s Annual Report on Form 10-K for the year ended December 31, 2025 (“Rumble’s 2025 Annual Report”), which is incorporated by reference herein. Please see the section of this document entitled “Where You Can Find More Information” beginning on page 39 of this joint information statement/prospectus.

The occurrence of one or more of the events or circumstances described in the risk factors described below and incorporated by reference into this joint information statement/prospectus alone or in combination with other events or circumstances may have a material adverse effect on Rumble’s or Northern Data’s respective business and cash flows, financial condition and results of operations. While the Business Combination remains subject to the satisfaction or waiver of certain conditions, and there is no assurance that the Business Combination will be completed, certain of the risks discussed below are presented assuming the Business Combination is completed. The risks discussed below and incorporated by reference into this joint information statement/prospectus may not prove to be exhaustive and are based on certain assumptions made by Rumble and Northern Data, which later may prove to be incorrect or incomplete. The risks discussed below and incorporated by reference into this joint information statement/prospectus may not be the only risks to which each of Rumble or Northern Data is exposed. They should be considered in connection with evaluating the forward-looking statements in “Forward-Looking Statements” because they could cause actual results to differ materially from those expressed in any forward-looking statement. Additional risks and uncertainties of which Rumble and Northern Data are not currently aware or which Rumble and Northern Data do not consider significant at present could likewise have a material adverse effect on Rumble’s and Northern Data’s business and cash flows, financial condition and results of operations or on the market price of Rumble Class A Common Shares following the Business Combination.

Risks Relating to the Business Combination

The consummation of the Business Combination is subject to certain conditions, which could delay, extend or prevent the Takeover Offer and the Business Combination.

The Takeover Offer will be subject to several conditions, including the Registration Statement Condition, the Regulatory Condition, and the other conditions set forth in the section of this joint information statement/prospectus entitled “— The Takeover Offer — Conditions to the Takeover Offer.” The timing for settlement of the Takeover Offer and completion of the Business Combination will depend on the satisfaction of such conditions. As a result, the Takeover Offer and the Business Combination could be delayed, extended, amended or terminated, which could result in the Northern Data Shareholders not receiving Rumble Class A Common Shares.

Under the terms of the Business Combination Agreement, if the Takeover Offer is not settled by the End Date, the Business Combination Agreement may be terminated by either party. If the Business Combination Agreement is terminated, the Business Combination will not be consummated.

Under the terms of the Business Combination Agreement, the conditions to the Takeover Offer fall into three categories: (i) the Regulatory Condition, which must be satisfied on or before the End Date; (ii) the absence of certain conditions or circumstances relating to Northern Data (the “Offer Period Conditions”) during the Offer Period (as defined below); and (iii) certain conditions that are required to be satisfied at the time of closing of the Takeover Offer including, among others, the non-revocation of the BaFin prospectus approval, the closing of the transactions contemplated by the Transaction Support Agreements and certain other agreements, the execution of the Shareholder Loan Amendment Agreement, the effectiveness of this Registration Statement on Form S-4 (which occurred on April           , 2026) and the authorization of the Offer Shares for listing on the Nasdaq, the absence of any order or injunction prohibiting the closing of the Takeover Offer, and access to, and the absence of certain facts or findings in, the Law Firm Report (which has been satisfied as of the date of this joint information statement/prospectus).

The only outstanding aspect of the Regulatory Condition is the approval by the UAE MoE under the Federal Law 36 of 2023 on the Regulation of Competition. Rumble submitted a notification to the Competition Regulation Committee of the UAE MoE on January 27, 2026, which was formally accepted on February 20, 2026, and the review process remains ongoing as of the date of this joint information statement/prospectus. This Registration Statement was filed on April 13, 2026.

If the remaining aspect of the Regulatory Condition is not satisfied by the End Date, or if any other closing condition is not satisfied at the time of the closing of the Takeover Offer (unless any such non-satisfied condition has been waived, if permissible), the Takeover Offer will terminate and settlement will not occur. The parties currently expect the remaining aspect of the Regulatory Condition to be satisfied and the Business Combination to be completed in the first half of 2026 but in no event later than the End Date. As a result, the exchange of Northern Data Shares pursuant to the Takeover Offer may be made on a date that is significantly later than the end of the Offer Period, or may not occur.

Furthermore, pursuant to the Business Combination Agreement, Rumble or Northern Data may terminate the Business Combination Agreement under certain circumstances, including, among others, if: (i) the Takeover Offer lapses due to non-satisfaction of conditions before the End Date; (ii) the Takeover Offer has not settled by the End Date; (iii) a closing condition cannot ultimately be fulfilled; or (iv) a competent governmental authority or court permanently enjoins the closing of the Takeover Offer. No assurance can be given that all of the conditions to the Takeover Offer will be satisfied or, if they are, as to the timing of the settlement of the Takeover Offer. If the conditions to the Takeover Offer are not satisfied or validly waived in advance, or if termination rights are exercised, the Takeover Offer will terminate, settlement of the Takeover Offer will not occur, and the Business Combination will not be completed.

Rumble and Northern Data must obtain governmental and regulatory approvals or clearances to consummate the Business Combination. As certain of the governmental and regulatory approvals or clearances have been satisfied as of the date of this joint information statement/prospectus, if any remaining required approval is delayed or not granted, it may delay or jeopardize the Takeover Offer and the Business Combination. In addition, conditions imposed by such agencies in connection with their approvals may adversely impact the business, financial condition or results of operations of Rumble and Northern Data, including the loss of value of assets or businesses that may be required to be divested in connection with obtaining approvals under merger control or competition laws or foreign direct investment laws.

Completion of the Business Combination is conditioned upon, among other things, either receipt of approvals or clearances from the relevant antitrust authority or expiration or termination of any statutory waiting period (including any extension thereof) under merger control or competition law regimes in any jurisdictions where the parties to the Business Combination Agreement have mutually determined merger control or competition law filings and/or notices to be necessary, as well as clearances from relevant authorities under foreign direct investment regimes in any jurisdictions where the parties to the Business Combination Agreement have mutually determined foreign direct investment filings and/or notices to be necessary. As certain of the governmental and regulatory approvals or clearances have been satisfied as of the date of this joint information statement/prospectus, the approval by the UAE MoE under the Federal Law 36 of 2023 on the Regulation of Competition remains the sole outstanding regulatory approval required to consummate the Business Combination. The governmental and regulatory agencies from which Rumble and Northern Data have sought or are seeking these approvals and clearances have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by the Business Combination Agreement, those agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Rumble’s and Northern Data’s respective businesses. Pursuant to the Business Combination Agreement, Rumble and Northern Data will cooperate with each other, to the extent legally permissible, in all respects in connection with any additional submission, investigation or inquiry, and supply to any competent authority as promptly as reasonably practicable any additional information requested pursuant to any applicable law and take all other procedural actions (other than offering remedies to mitigate competition concerns by a competent authority) required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire. No assurance can be given that the remaining required approval will be obtained or that the required conditions to the Takeover Offer will be satisfied, and, even if all required approvals and clearances are obtained and the conditions to the Takeover Offer are satisfied, no assurance can be given as to the terms, conditions and timing of such approval. If the Regulatory Condition is not satisfied by the End Date (or, if permissible, waived), the Takeover Offer will terminate, settlement of the offer will not occur, and the Business Combination will not be completed. Any delay in the completion of the Business Combination for regulatory reasons could diminish the anticipated benefits of the Business Combination or result in additional transaction costs.

Conditions imposed by regulatory agencies in connection with their approval or clearance of the Business Combination may require changes to the operations of Rumble or Northern Data, restrict their ability to operate in certain jurisdictions following the Business Combination, restrict the combination of Rumble and Northern Data’s operations in certain jurisdictions or require other commitments regarding ongoing operations. Such conditions may also restrict Rumble’s or Northern Data’s ability to modify the operations of their businesses in response to changing circumstances for a period of time after completion of the Business Combination and the Takeover Offer or their ability to expend cash for other uses or otherwise have an adverse effect on the anticipated benefits of the Business Combination, thereby adversely impacting the business, financial condition or results of operations of Rumble and Northern Data. Such conditions may also impose requirements that Rumble or Northern Data divest certain assets in order to obtain certain regulatory approvals, which may result in loss of value due to the loss of those assets or businesses or a sale of those assets or businesses at less than the desired price or under otherwise unfavorable conditions, in particular as a result of timing constraints and the limited universe of buyers acceptable to the regulatory authorities, especially in challenging market conditions. Any such actions could have a material adverse effect on the business, results of operations, financial condition and prospects of Rumble and substantially reduce or eliminate the advantages which Rumble and Northern Data expect to achieve from the Business Combination.

Because the Offer Exchange Ratio in the Takeover Offer is fixed, the market value of the Rumble Class A Common Shares received by a Northern Data Shareholder in the Takeover Offer may be less than the market value of the Northern Data Shares that such holder held prior to the completion of the Business Combination.

Northern Data Shareholders who tender their Northern Data Shares in the Takeover Offer will receive 2.0281 Rumble Class A Common Shares for each Northern Data Share tendered. The Offer Exchange Ratio is fixed and will not vary even if the market price of Rumble Class A Common Shares or Northern Data Shares varies. Upon completion of the Business Combination, and assuming that all outstanding Northern Data Shares are exchanged in the Takeover Offer or acquired by Rumble pursuant to the Transaction Support Agreements, it is expected that former Northern Data Shareholders will own, as a result of the tender or sale of their Northern Data Shares, approximately 33.3% of the issued and outstanding Rumble Class A Common Shares immediately following the consummation of the Business Combination, based on 261,063,132 Rumble Class A Common Shares issued and outstanding as of March 30, 2026 (including ExchangeCo Shares, but excluding shares subject to escrow restrictions)9 and assuming 130,197,281 Rumble Class A Common Shares are issued in the Takeover Offer and pursuant to the Transaction Support Agreements.10 The market value of Rumble Class A Common Shares and Northern Data Shares at the time of the completion of the Takeover Offer may vary significantly from the value on the date of the execution of the Business Combination Agreement, the date of this document, the date on which Northern Data Shareholders tender their shares in the Takeover Offer or the expiration of the Acceptance Period or the Additional Acceptance Period. Because the Offer Exchange Ratio will not be adjusted to reflect any changes in the market price of the Rumble Class A Common Shares or Northern Data Shares, the value of the consideration paid to the Northern Data Shareholders who tender their shares in the Takeover Offer may be lower than the market value of their Northern Data Shares, respectively, on earlier dates.

Changes in share prices may result from a variety of factors that are beyond the control of Rumble and Northern Data, including their respective business, operations and prospects, market conditions, economic development, geopolitical events, regulatory considerations, governmental actions, legal proceedings and other developments. Market assessments of the benefits of the Business Combination and of the likelihood that the Business Combination will be completed, as well as general and industry-specific market and economic conditions, may also have an adverse effect on share prices.

____________

9        Based on 192,984,373 Rumble Class A Common Shares and 68,078,759 ExchangeCo Shares issued and outstanding as of March 30, 2026, excluding shares subject to escrow restrictions under the 2022 Business Combination Agreement (which are tied to the achievement of $15.00 and $17.50 trading prices for a certain period of time or upon a change of control in excess of such trading prices, in each case, prior to September 16, 2027). For the avoidance of doubt, Rumble Class A Common Shares issued and outstanding excludes shares issuable upon the exercise of Company Options and warrants and settlement of RSUs. See “Business and Certain Information about Rumble — Security Ownership of Certain Beneficial Owners and Management of Rumble — Explanation of Shares Outstanding” beginning on page 132 of this joint information statement/prospectus for further information regarding Rumble Class A Common Shares outstanding.

10      Based on 64,196,677 Northern Data Shares outstanding as of April       , 2026 and the Offer Exchange Ratio of 2.0281 Rumble Class A Common Shares per Northern Data Share. Assumes that any Pre-Funded Warrants issued to Tether in lieu of Rumble Class A Common Shares are treated the same as Rumble Class A Common Shares. For the avoidance of doubt, Rumble Class A Common Shares issued to Tether pursuant to the initial exchange of 50% of the value of the Existing ND Loan (as defined herein) are not included.

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the expiration of the Offer Period. As a result, the market values of the Rumble Class A Common Shares and Northern Data Shares may vary significantly from the date of the expiration of the Offer Period to the date of the completion of the Business Combination.

Investors are urged to obtain up-to-date prices for Rumble Class A Common Shares, which are listed on the Nasdaq under the symbol “RUM” and Northern Data Shares, which are listed, among others, in the open market (Freiverkehr) of the Frankfurt Stock Exchange and the Munich Stock Exchange under the symbol “NB2.”

The prices of Rumble Class A Common Shares and Northern Data Shares may be adversely affected if the Business Combination is not completed.

If the Business Combination is not completed, the market prices of Rumble Class A Common Shares and Northern Data Shares may decline for various reasons, including to the extent that the current market prices of Rumble Class A Common Shares and Northern Data Shares reflect a market premium based on the assumption that the Business Combination will be completed.

If the number of Northern Data Shares held indirectly by Rumble reaches or exceeds 90% or 95% of Northern Data’s share capital, Rumble may, in its sole discretion, elect to carry out a squeeze-out of minority holders of Northern Data Shares.

After the settlement of the Takeover Offer, Rumble will consider, if BidCo has reached the necessary thresholds, carrying out a squeeze-out of the remaining Northern Data Shareholders. A squeeze-out transaction may be effected in two ways: (i) a cash merger squeeze-out pursuant to Sections 62(1) and 62(5) of the German Transformation Act (Umwandlungsgesetz), if BidCo holds at least 90% of Northern Data’s share capital, excluding treasury shares and shares held for the account of Northern Data; or (ii) a corporate squeeze-out pursuant to Sections 327a et seq. of the German Stock Corporation Act (Aktiengesetz), if Rumble indirectly holds at least 95% of Northern Data’s share capital, excluding treasury shares and shares held for the account of Northern Data. In the event of a cash merger squeeze-out or a corporate squeeze-out, shares of Northern Data Shareholders who did not tender their shares in the Takeover Offer will automatically be converted into the right to receive adequate cash compensation. In a squeeze-out transaction, Rumble will determine the adequate compensation. In general, the compensation must not be less than the VWAP of Northern Data shares for the three-month period prior to the announcement of Rumble’s intention to effect such squeeze-out transaction. Following the approval of a cash merger squeeze-out or a corporate squeeze-out by a shareholder meeting of Northern Data and its registration with the competent commercial register, each remaining minority shareholder of Northern Data may review such determination in court pursuant to the German Appraisal Proceedings Act (Spruchverfahrensgesetz). The amount of compensation paid for Northern Data shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the Rumble Class A Common Shares offered in the Takeover Offer. If BidCo is unable to complete a squeeze-out, the remaining Northern Data Shareholders will continue to be entitled to all ordinary shareholder rights (except for annual dividends in the case of a domination and profit and loss transfer agreement, which however, will not be implemented for a period of at least three years after the closing of the Takeover Offer).

Following the completion of the Business Combination, Northern Data will be indirectly majority owned by Rumble and the management board of Northern Data will continue to manage Northern Data independently in accordance with and within the framework of German law.

Following the completion of the Business Combination, Northern Data will be indirectly majority-owned by Rumble and, thus, become a dependent company of Rumble within the meaning of Section 17 of the German Stock Corporation Act. The legal framework for this dependency between Rumble and Northern Data is, subject to other applicable law, set forth in Sections 311 et seq. of the German Stock Corporation Act. Under this framework, until such time as BidCo is able to complete a squeeze-out, Rumble, through its wholly-owned indirect subsidiary, BidCo, may be unable to initiate certain transactions or measures that are disadvantageous to Northern Data, unless Rumble provides adequate compensation to Northern Data. If the disadvantage caused by any such transaction or other measure cannot be assessed or compensated, Rumble will be unable to initiate such transaction or measure, which may preclude Rumble from implementing certain transactions related to the integration of Northern Data into the combined group, which could adversely affect the business of, or harm the results of operations, financial condition or cash flows of Rumble and the combined company.

The announcement and pendency of the Business Combination, during which Northern Data is subject to certain operating restrictions, could have an adverse effect on Rumble’s and Northern Data’s businesses, cash flows, financial condition and results of operations.

The announcement and pendency of the Business Combination could disrupt Rumble’s and Northern Data’s businesses, and uncertainty about the effect of the Business Combination may have an adverse effect on Rumble and Northern Data. These uncertainties could cause suppliers, vendors, partners, customers and others that deal with Rumble and Northern Data to defer entering into contracts with, or making other decisions concerning Rumble and Northern Data or to seek to change or cancel existing business relationships with the companies. In addition, Rumble’s and Northern Data’s employees may experience uncertainty regarding their roles after the Business Combination. Employees may depart either before or after the completion of the Business Combination because of uncertainty and issues relating to the difficulty of coordination or because of a desire not to remain following the Business Combination. Therefore, the pendency of the Business Combination may adversely affect Rumble’s and Northern Data’s ability to retain, recruit and motivate key personnel. Additionally, the attention of Rumble’s and Northern Data’s management may be directed towards the completion of the Business Combination, including obtaining regulatory approvals, and may be diverted from the day-to-day business operations of Rumble and Northern Data. Matters related to the Business Combination may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Rumble and Northern Data. Additionally, the Business Combination Agreement contains interim operating covenants requiring Northern Data to refrain from taking certain specified actions while the Business Combination is pending, such as significant investments or disposals. These restrictions may prevent Northern Data from pursuing otherwise attractive business opportunities or capital structure alternatives and from executing certain business strategies prior to the completion of the Business Combination. Further, the Business Combination may give rise to potential liabilities, including those that may result from pending and future stockholder lawsuits relating to the Business Combination. Any of these matters could adversely affect the businesses of, or harm the results of operations, financial condition or cash flows of Rumble and Northern Data.

Further, certain adverse changes in the business of Northern Data or Rumble in the period prior to the closing of the Business Combination may occur that would not result in Rumble or Northern Data having the right to terminate the Business Combination Agreement or the Takeover Offer. If adverse changes occur but Rumble and Northern Data are still required to complete the Business Combination, the market value of Rumble Class A Common Shares or Northern Data Shares may decrease. If the Business Combination is not completed, these risks may still materialize and adversely affect the business and financial results of Rumble and/or Northern Data or the market prices of the Rumble Class A Common Shares or the Northern Data Shares.

Negative publicity related to the Business Combination may adversely affect Rumble and Northern Data.

From time to time, political and public sentiment in connection with the proposed Business Combination may result in a significant amount of adverse press coverage and other adverse public statements affecting the parties to the Business Combination. Adverse press coverage and public statements, whether or not driven by political or popular sentiment, may also result in legal claims or in investigations by regulators, legislators and law enforcement officials. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceedings, could divert the time and effort of senior management from operating their businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings could be time-consuming and expensive and, regardless of the factual basis for the assertions being made, could have a negative impact on the reputation of Rumble and Northern Data, on the morale and performance of their employees and on their relationships with regulators, suppliers and customers. It may also have a negative impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on Rumble’s and Northern Data’s respective business and cash flows, financial condition and results of operations.

Certain of the directors, board members and executive officers of Rumble and Northern Data may have interests in the Business Combination that may be different from, or in addition to, those of Rumble Stockholders and Northern Data Shareholders generally, which could lead to increased costs and potential dilution.

Certain of the directors and executive officers of Rumble and certain members of Northern Data’s management board and supervisory board may have interests in the Business Combination that may be different from, or in addition to, the interests of Rumble Stockholders and Northern Data Shareholders generally. In the case of Rumble’s directors and executive officers, these interests include the continued service of such directors and executive officers following the closing of the Business Combination and the indemnification of such directors and executive officers. Rumble’s directors and executive officers also own Rumble voting securities. In the case of Northern Data’s management board members and supervisory board members, these interests may include the continued service of such management board members following the closing of the Business Combination. For a discussion of other directors and executive officers owning Rumble voting securities, please see the section of this document entitled “Business and Certain Information about Rumble — Security Ownership of Certain Beneficial Owners and Management of Rumble” beginning on page 131 of this joint information statement/prospectus.

The Rumble Board and the management board and supervisory board of Northern Data were aware of and considered the relevant interests (to the extent that they existed at the time), among other matters, in evaluating and negotiating the Business Combination. We expect that Northern Data’s management board and supervisory board will further consider these interests in connection with issuing their reasoned opinion that contains their recommendation to Northern Data Shareholders regarding acceptance of the Takeover Offer. These differing interests could result in terms that are less favorable to Rumble Stockholders and Northern Data Shareholders, including leading to increased costs and potential dilution. For a detailed discussion of these interests, see the section of this document entitled “The Business Combination — Interests of Directors, Board Members and Executive Officers of Rumble and Northern Data in the Business Combination.”

Rumble and Northern Data will incur significant transaction fees and costs in connection with the Business Combination which could reduce profitability, increase net losses and constrain liquidity.

Rumble and Northern Data expect to incur significant non-recurring implementation and restructuring costs associated with combining the operations of these two companies. In addition, Rumble and Northern Data will incur significant banking, legal, accounting and other transaction fees and costs related to the Business Combination. Additional costs substantially in excess of currently anticipated costs may also be incurred in connection with the integration of the businesses of Rumble and Northern Data. These costs could reduce profitability, increase net losses, and constrain the liquidity of the combined business.

The unaudited forward-looking financial information considered by Rumble, Northern Data and their financial advisors reflects Rumble management and Northern Data management estimates, and actual results may be significantly higher or lower than estimated.

In connection with the assessment of the Business Combination by Rumble and Northern Data, Rumble and Northern Data prepared certain unaudited forward-looking financial information. The unaudited forward-looking financial information considered by Rumble, Northern Data and their financial advisors, at the direction of Rumble and Northern Data, respectively, including the unaudited forward-looking information included in this document, are based on numerous variables and assumptions that are inherently uncertain, many of which are beyond the control of Rumble and Northern Data. These variables and assumptions are based on available information at the time of preparation and include industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as estimates regarding the business, financial condition and results of operations of Rumble and Northern Data. Such factors and other changes may cause the unaudited forward-looking financial information or the underlying assumptions to be inaccurate. Additionally, since the unaudited forward-looking financial information covers multiple years, such information by its nature becomes less predictable with each successive year. As a result of these contingencies, there can be no assurance that actual results will not be significantly higher or lower than estimated, which could have a material impact on the market price of Rumble Class A Common Shares. The unaudited forward-looking financial information does not take into account any circumstances or events occurring after the date it was prepared and does not give effect to the Business Combination, nor is it indicative of future results of the combined company.

The unaudited forward-looking financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forward-looking financial information, U.S. GAAP or the International Financial Reporting Standards as adopted by the European Union. The prospective financial information included in this document has been prepared by, and is the responsibility of, Rumble and Northern Data management. Baker Tilly US, LLP (Rumble’s independent registered public accounting firm), Liebhart & Kollegen Wirtschaftsprüfer Steuerberater (“Liebhart”) (Northern Data’s independent auditors), or any other independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Baker Tilly US, LLP and Liebhart have not expressed an opinion or any other form of assurance with respect thereto. Baker Tilly US, LLP’s auditor opinion included in this document relates to Rumble’s previously issued financial statements and Liebhart’s auditor report included in this document relates to Northern Data’s previously issued financial statements. These reports do not extend to the prospective financial information and should not be read to do so.

Risks Relating to the Business of Rumble After Completion of the Business Combination

Rumble may fail to realize the anticipated strategic and financial benefits sought from the Business Combination.

Rumble may not realize all of the anticipated benefits of the Business Combination. The success of the Business Combination will depend on, among other things, Rumble’s ability to combine its business with Northern Data’s business in a manner that facilitates growth. These risks may be magnified because certain of the businesses of Northern Data represent new business lines for Rumble in which it has little prior experience operating, and Rumble may also fail to have access to sufficient capital to maintain and grow the acquired business as planned.

However, Rumble is seeking to successfully combine its business with Northern Data’s in a manner that permits the anticipated benefits to be realized and to achieve the anticipated growth without adversely affecting current revenues.

In addition, the actual integration of Rumble and Northern Data will involve complex operational, technological and personnel-related challenges. This process will be time-consuming and expensive, and it may be disruptive to the combined businesses. Rumble may not realize all of the anticipated benefits of the Business Combination. Difficulties in the integration of the businesses, which may result in significant costs and delays, include:

•        managing a significantly larger company;

•        aligning and executing the strategy of the combined company;

•        coordinating corporate and administrative infrastructures and aligning insurance coverage;

•        coordinating accounting, information technology, communications, administration and other systems;

•        addressing possible differences in corporate cultures and management philosophies;

•        coordinating the compliance program and creating uniform standards, controls, procedures and policies;

•        difficulties in integrating employees and teams of the respective businesses, and attracting and retaining key personnel;

•        unforeseen and unexpected liabilities related to the Business Combination or Rumble’s business;

•        managing tax costs or inefficiencies associated with integrating the operations of the combined company;

•        identifying and eliminating redundant and underperforming functions and assets;

•        effecting actions that may be required in connection with obtaining regulatory approvals; and

•        a deterioration of credit ratings.

In addition, the growth strategy of the combined business may require a significant amount of debt financing, which may be available on unfavorable terms, if at all, and there could be risks relating to the ability of the combined business to service any such debt obligations.

These and other factors could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue and earnings, which could materially impact Rumble’s business, financial condition and results of operations. The integration process and other disruptions resulting from the Business Combination may also adversely affect Rumble’s relationships with employees, suppliers, customers, distributors, licensors and others with whom Rumble and Northern Data have business or other dealings, and the difficulties in integrating the businesses of Rumble and Northern Data could harm the reputation of the combined company.

If the combined company is not able to successfully combine the businesses of Rumble and Northern Data in an efficient, cost-effective and timely manner, the anticipated benefits and cost savings of the Business Combination may not be realized fully, or at all, or may take longer to realize than expected.

A combined Rumble and Northern Data may experience a loss of customers or may fail to win new customers in certain countries.

Following the Business Combination, third parties with whom Rumble or Northern Data had relationships prior to the announcement of the Business Combination may terminate or otherwise reduce the scope of their relationship with either party in anticipation or after the completion of the Business Combination. In addition, the combined company may face difficulties in acquiring new customers in certain countries. Any such loss of business or the inability to win new customers could limit the combined company’s ability to achieve the anticipated benefits of the Business Combination. Such risks could also be exacerbated by a delay in the settlement of the Takeover Offer and the Business Combination.

The combined company may be unable to retain and motivate Rumble and/or Northern Data personnel successfully.

The success of the Business Combination will depend, in part, on the combined company’s ability to retain the talents and dedication of key employees, including key decision-makers, currently employed by Rumble and Northern Data. Such employees may decide not to remain with Rumble and Northern Data, as applicable, while the Business Combination is pending or with the combined company after the Business Combination is completed. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Rumble and Northern Data to hiring suitable replacements, all of which may cause Rumble’s business to deteriorate. Rumble and Northern Data may not be able to locate suitable replacements for any key employees who leave either company, or offer employment to potential replacements on reasonable terms. In addition, Rumble and Northern Data may not be able to motivate certain key employees following the completion of the Business Combination due to organizational changes, reassignments of responsibilities, the perceived lack of appropriate opportunities for advancement or other reasons. If the combined company fails to successfully retain and motivate the employees of Rumble and/or Northern Data, relevant capabilities and expertise may be lost which may have an adverse effect on the cash flows and the financial condition and results of operations of Rumble and Northern Data.

Rumble Stockholders will experience immediate dilution as a consequence of the issuance of Rumble Class A Common Shares pursuant to the Takeover Offer and the other transactions contemplated by the Business Combination Agreement, which could reduce the market price of the Rumble Class A Common Shares.

Pursuant to the Takeover Offer and the related purchases pursuant to the Transaction Support Agreements, assuming that all outstanding Northern Data Shares are exchanged in the Takeover Offer or acquired by Rumble pursuant to the Transaction Support Agreements, it is expected that former Northern Data Shareholders will own, as a result of the tender or sale of their Northern Data Shares, approximately 33.3% of the issued and outstanding Rumble Class A Common Shares immediately following the consummation of the Business Combination, based on 261,063,132 Rumble Class A Common Shares issued and outstanding as of March 30, 2026 (including ExchangeCo Shares, but excluding shares subject to escrow restrictions)11 and assuming 130,197,281 Rumble Class A Common Shares are issued in the Takeover Offer and pursuant to the Transaction Support Agreements.12

Therefore, Rumble Stockholders will experience immediate dilution upon consummation of the Business Combination. This dilution could reduce the market price of the Rumble Class A Common Shares.

____________

11      Based on 192,984,373 Rumble Class A Common Shares and 68,078,759 ExchangeCo Shares issued and outstanding as of March 30, 2026, excluding shares subject to escrow restrictions under the 2022 Business Combination Agreement (which are tied to the achievement of $15.00 and $17.50 trading prices for a certain period of time or upon a change of control in excess of such trading prices, in each case, prior to September 16, 2027). For the avoidance of doubt, Rumble Class A Common Shares issued and outstanding excludes shares issuable upon the exercise of Company Options and warrants and settlement of RSUs. See “Business and Certain Information about Rumble — Security Ownership of Certain Beneficial Owners and Management of Rumble — Explanation of Shares Outstanding” beginning on page 132 of this joint information statement/prospectus for further information regarding Rumble Class A Common Shares outstanding.

12      Based on 64,196,677 Northern Data Shares outstanding as of April     , 2026 and the Offer Exchange Ratio of 2.0281 Rumble Class A Common Shares per Northern Data Share. Assumes that any Pre-Funded Warrants issued to Tether in lieu of Rumble Class A Common Shares are treated the same as Rumble Class A Common Shares. For the avoidance of doubt, Rumble Class A Common Shares issued to Tether pursuant to the initial exchange of 50% of the value of the Existing ND Loan (as defined herein) are not included.

Rumble’s traffic growth, engagement, and monetization depend on effective operation within and compatibility with operating systems, networks, devices, web browsers, and standards, including mobile operating systems, networks, and standards that Rumble does not control.

Rumble makes its content available across a variety of operating systems and through websites. Rumble is dependent on the compatibility of its content with popular devices, streaming tools, desktop and mobile operating systems, connected TV systems, and web browsers that Rumble does not control, such as macOS, Windows, Android, iOS, Chrome, and Firefox, and mobile application stores, such as Apple’s App Store, and the Google Play Store. Any changes in such systems, devices or web browsers that degrade the functionality of Rumble’s content or give preferential treatment to competitive content could adversely affect usage of Rumble’s content.

A significant portion of Rumble’s traffic accesses Rumble’s content and services through mobile devices and, as a result, Rumble’s ability to grow traffic, engagement, and advertising revenue is increasingly dependent on generating revenue from content viewed and engaged with on mobile devices. A key element of Rumble’s strategy is focusing on mobile apps and connected TV apps, and Rumble expects to continue to devote significant resources to the creation and support of new and innovative mobile and connected TV products, services, and apps. Rumble is dependent on the interoperability of its content and apps with popular mobile operating systems, streaming tools, networks, and standards that Rumble does not control, such as the Android and iOS operating systems. Rumble also depends on the availability of the Rumble app on mobile app stores, such as Apple’s App Store and the Google Play Store, and if access to such stores is limited or terminated, regardless of the legitimacy of the stated reasons, Rumble’s ability to reach users through its mobile app will be negatively impacted. Rumble may not be successful in maintaining or developing relationships with key participants in the mobile and connected TV industries or in developing content that operates effectively with these technologies, systems, tools, networks, or standards. Any changes in such systems, or changes in Rumble’s relationships with mobile operating system partners, handset and connected TV manufacturers, or mobile carriers, or in their terms of service or policies that reduce or eliminate Rumble’s ability to distribute and monetize its content, impair access to Rumble’s content by blocking access through mobile devices, make it hard to readily discover, install, update, or access Rumble’s content and apps on mobile devices and connected TVs, limit the effectiveness of advertisements, give preferential treatment to competitive, or their own, content or apps, limit Rumble’s ability to measure the effectiveness of branded content, or charge fees related to the distribution of Rumble’s content or apps could adversely affect the consumption and monetization of Rumble’s content on mobile devices. Additionally, operating expenses would increase if the number of platforms for which Rumble develops its products expands. In the event that it becomes difficult to access Rumble’s content or use Rumble’s apps and services, particularly on mobile devices and connected TVs, or if users choose not to access Rumble’s content or use Rumble’s apps on their mobile devices and connected TVs or choose to use mobile products or connected TVs that do not offer access to Rumble’s content or apps, or if the preferences of traffic require an increase in the number of platforms on which Rumble’s products are made available, Rumble’s traffic growth, engagement, ad targeting, and monetization could be harmed and Rumble’s business and operating results could be adversely affected.

Rumble’s business depends on continued and unimpeded access to its content and services on the internet. If Rumble or those who engage with its content experience disruptions in internet service, or if internet service providers are able to block, degrade, or charge for access to Rumble’s content and services, Rumble could incur additional expenses and the loss of traffic and advertisers.

Rumble’s products and services depend on the ability of users to access its content and services on the internet. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, and government-owned service providers. Laws or regulations that adversely affect the growth, popularity, or use of the internet, including changes to laws or regulations impacting internet neutrality, could decrease the demand for Rumble’s products or offerings, increase its operating costs, require Rumble to alter the manner in which it conducts its business, and/or otherwise adversely affect its business. Rumble could experience discriminatory or anti-competitive practices that could impede its growth, cause it to incur additional expense, or otherwise negatively affect its business. For example, paid prioritization could enable internet service providers, or ISPs, to impose higher fees and otherwise adversely impact Rumble’s business. Internationally, government regulations concerning the internet, and in particular, network neutrality, may be developing or may not exist at all. Within such an environment, without network neutrality regulations, Rumble could experience discriminatory or anti-competitive practices that could impede both Rumble and its customers’ domestic and international growth, increase Rumble’s costs, or adversely affect its business.

Rumble depends on third-party vendors, including internet service providers and data centers, to provide core services.

Although Rumble is building its own technical infrastructure, Rumble depends on third-party vendors, including internet service providers and data centers to, among other things, provide customer support, develop software, host videos uploaded by users, transcode videos (compressing a video file and converting it into a standard format optimized for streaming), stream videos to viewers, support Rumble’s cloud services offerings, and process payments. These vendors provide certain critical services to Rumble’s technical infrastructure that are time-consuming and costly for Rumble to develop independently. Outages in those services would materially affect Rumble’s video services and Rumble’s ability to provide cloud services. Outages may expose Rumble to having to offer credits to subscribers, loss of subscribers, and reputational damage. Rumble is unlikely to be able to fully offset these losses with any credits it might receive from its vendors.

Rumble may not continue to grow or maintain its active user base, may not be able to achieve or maintain profitability, and may not be able to scale its systems, technology, or infrastructure effectively or grow its business at the same or similar rate as other comparable companies.

The growth of Rumble’s user base, as measured by current key performance metrics, including monthly active users (MAUs), may not be sustainable and should not be considered indicative of future levels of active viewers and future performance. In addition, Rumble may not realize sufficient revenue to achieve or, if achieved, maintain profitability. For the fiscal years ended December 31, 2025 and December 31, 2024, Rumble incurred a significant net loss and did not achieve profitability. As Rumble grows its business, its revenue growth rates may slow or reverse in future periods due to several reasons, which may include slowing demand for its services, increasing competition, a decrease in the growth of its overall market, an inability to scale its systems, technology or infrastructure effectively, and the failure to capitalize on growth opportunities or the maturation of its business. Rumble may incur losses in the future for several reasons, including insufficient growth in the level of engagement, a failure to retain its existing level of engagement, increasing competition, the failure to continue to attract content creators with large followings, the payment of fixed payment obligations to content creators who join the platform that turn out to be unprofitable over the term of the applicable contract as a result of actual performance that does not meet Rumble’s original modeled financial projections for that creator, the unavailability of certain popular content creators for extended periods of time due to personal or other reasons, as well as other risks described in these risk factors, and Rumble may encounter unforeseen expenses, difficulties, complications and delays and other unknown factors. Rumble expects to continue to make investments in the development and expansion of its business, which may not result in increased or sufficient revenue or growth, including relative to other comparable companies, as a result of which Rumble may not be able to achieve or maintain profitability.

Rumble may require additional capital to support its growth strategy or operations, and such financing may not be available on acceptable terms or at all.

To execute its growth strategy, Rumble may need to raise additional capital in the future. Rumble’s ability to secure financing will depend on various factors, including market conditions, interest rates, investor sentiment toward Rumble’s industry, and Rumble’s operating performance and financial condition at the time of the financing.

Rumble may seek additional funds through public or private equity offerings, debt financings, asset-backed lending, or strategic partnerships. However, such financing may not be available to Rumble on commercially reasonable terms, or at all. If Rumble raises funds through the issuance of equity or convertible securities, Rumble’s existing shareholders could experience dilution, and any new securities may have rights, preferences, or privileges senior to those of Rumble Class A Common Shares. If Rumble raises funds through debt financing, Rumble may incur significant interest obligations and be subject to restrictive covenants that could limit Rumble’s operational flexibility. Moreover, reliance on outside capital increases Rumble’s exposure to macroeconomic volatility, including tightening credit conditions, higher interest rates, or disruptions in financial markets. If Rumble is unable to obtain adequate financing when needed, or if Rumble is forced to do so under unfavorable terms, Rumble may be unable to invest in critical initiatives, respond to competitive pressures, or scale Rumble’s operations in line with demand. Any failure to secure sufficient capital to support Rumble’s growth could delay or prevent the execution of Rumble’s strategic objectives and materially and adversely affect Rumble’s business, financial condition, and prospects.

Rumble has no history of, and limited experience in, operating a cloud computing and data center business.

Rumble has no history of, and limited experience in, providing GPUs as a service and operating data center infrastructure of the type operated by Northern Data. Rumble’s operations, earnings and ultimate financial success could suffer due to Rumble management’s limited experience in this industry. Rumble management’s decisions and choices may not take into account standard industry best practices. Following the Business Combination, Rumble may face the risks inherent in establishing and scaling an AI infrastructure and cloud services platform, including site development, power availability, and supply chain constraints, and may not successfully integrate or profitably commercialize these services.

The Rumble Stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

In connection with the Business Combination, the Majority Stockholder approved the issuance of the following maximum number of Rumble Class A Common Shares:

•        the aggregate number of Rumble Class A Common Shares issuable under the Takeover Offer and pursuant to the Transaction Support Agreements (not exceeding 135 million shares); plus

•        the aggregate number of Rumble Class A Common Shares potentially issuable under the Rumble Equity Commitment Agreement (as defined below) (and, if Northern Data shares are issued under the Northern Data Equity Commitment Agreement (as defined below) prior to the closing of the Takeover Offer and then exchanged in the Takeover Offer) not exceeding 26 million shares; plus

•        the aggregate number of Rumble Class A Common Shares potentially issuable under the Amended Northern Data Loan Agreements (as defined below) (taking into account accruing interest and potential fluctuations in exchange rates) not exceeding 120 million shares.

Upon these issuances in connection with the Business Combination, Rumble Stockholders will experience immediate and substantial dilution of their ownership interests in Rumble. If Rumble is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, the Rumble Stockholders would experience substantial dilution of their ownership interests in Rumble without receiving any commensurate benefit, or only receive part of the commensurate benefit to the extent Rumble is able to realize only part of the strategic and financial benefits anticipated from the Business Combination.

Tether holds, and will hold following the Business Combination, significant voting power in Rumble and will also be a lender to Northern Data. Accordingly, Tether may have interests in addition to or different from the interests of other Rumble Stockholders and may use its voting power, or its rights as a lender to Northern Data, to advance such interests.

As of the close of business on December 31, 2025, Tether owned approximately 7.4% of the voting power of Rumble’s outstanding capital stock and, if the Business Combination closed on December 31, 2025, Tether would own approximately 9.9% of the voting power of Rumble (after giving effect to the Voting Limitation described herein). Additionally, as described more fully in the section of this document entitled “Other Transaction Agreements — Sale and Transfer and Amendment and Restatement Agreement and other related Amended Northern Data Loan Agreements,” Tether will, upon the closing of the Business Combination, be a lender to Rumble ND HoldCo, a wholly owned subsidiary of Rumble, and Rumble ND HoldCo’s subsidiaries, including Northern Data. Tether may have interests that may be different from, or in addition to, the interests of Rumble Stockholders and Northern Data Shareholders, respectively. Rumble cannot provide any assurances as to how Tether will vote its Rumble Class A Common Shares in future votes of Rumble Stockholders or whether Tether will vote its Rumble Class A Common Shares in pursuit of interests that align with the interests of other Rumble Stockholders.

Risks Relating to the Business of Northern Data

The AI and HPC markets and related customer demand may not develop as expected, which may adversely affect the ND Group’s business, operating results, financial condition and prospects.

We believe that, through its Taiga Cloud business (“Taiga Cloud”), the ND Group operates one of the largest GPU estates for HPC in Europe, leveraging high-density, liquid-cooled, GPU-based technology deployed at its owned or leased data center sites, which are operated by Ardent Data Centers. Based on this vertically integrated HPC infrastructure offering, the ND Group has gained experience since 2024 in handling AI workloads for AI early-adopters. The development of AI and the adoption of AI use cases by AI native organizations, enterprises, governments and other end-users is driving the demand for computing power and platform services that facilitate the operation of AI solutions. At present, the ND Group targets end customers both through its IaaS technology partners and directly, which primarily consist of AI labs, US and European AI-native start-ups, global providers of sovereign and enterprise cloud solutions, Web 3.0 infrastructure providers and GPU marketplaces. With increasing adoption of AI solutions by enterprises, governments and other end-users, the ND Group anticipates that its potential customer base will continue to expand to include a range of enterprises and governments using AI technologies. While AI adoption is likely to continue and may accelerate, the speed and scope of such adoption over time are subject to considerable uncertainty. The extent to which the market will embrace AI solutions cannot be reliably predicted and the perceived value of AI technologies used and/or provided by the customers the ND Group targets could change. If AI is not broadly adopted to the extent expected, or if new use cases do not materialize, then the opportunity may be smaller than expected and demand for HPC power by AI early-adopters might decelerate. If such demand does not rise to the level expected, then the ND Group’s current infrastructure may not be best suited to serve its current target customers and other AI early-adopters in the future due to changing technological requirements and/or trends. The ND Group’s significant capital investments in GPU-based infrastructure, including its reliance on specific GPU technology from a limited number of suppliers, may be at risk if technological advancements render current hardware less competitive or if alternative computing architectures gain market acceptance more quickly than anticipated. Even if demand develops in line with the ND Group’s expectations, evolving and increasingly complex regulations relating to AI may hold back the development, commercialization and use of AI solutions. Such regulations may become applicable to customers the ND Group targets even if they reside outside of the territory in which such regulation is enacted, for example, because of the use of the customer’s solutions within that territory. If the ND Group’s expectations regarding AI and HPC market developments and related customer demand prove to be incorrect, its current and future offerings may not be commercially successful, which would adversely affect its profitability, in particular due to unused capacity, lower margins, delayed expansions and higher unit and compliance costs.

Market developments, technology trends or new scientific findings could have a negative impact on the ND Group’s competitive position and significantly impact its business, operating results, financial condition and prospects.

The markets for AI and HPC solutions, as well as the industries in which the ND Group’s target customers operate, are characterized by rapidly changing technologies, evolving industry standards, increasingly complex regulations and frequent new equipment and service introductions. The ND Group provides a highly scalable GPU estate for cloud computing, which currently primarily comprises NVIDIA H100 and H200 GPUs representing substantial capital expenditure. As GPUs are relatively novel products in the industry, their value and useful life remain uncertain in this rapidly evolving market. Currently, it is anticipated that the speed of development and release of newer generations of GPUs will continue to accelerate, at least in the near term. For example, NVIDIA has already announced the next generation of GPUs (Blackwell architecture), which may render the ND Group’s current GPU infrastructure less competitive or require significant additional capital expenditure to upgrade. While the ND Group has historically acquired GPUs from NVIDIA through Hewlett-Packard GmbH (“HPE”), Super Micro Computer B.V. (“SuperMicro”) and Giga Computing Technology Co., Ltd. (“Giga”), it may be unable to acquire additional GPUs (including future generations of GPUs) from these suppliers. Such failure to acquire additional GPUs may happen because the ND Group may be unable to fund necessary technological upgrades of its hardware, or a supplier may decide not to sell GPUs to the ND Group because of perceived non-compliance by the ND Group with the terms of any of their respective partner programs or for any other reason. The ND Group’s business model is intended to address the demand of customers using AI infrastructure solutions across a range of model training and model delivery inferencing, which it believes can be served on the basis of its current infrastructure. However, the loss of the ND Group’s significant customers or a significant reduction in demand from such customers could have a disproportionate impact on the ND Group’s revenue and profitability. The ND Group’s estimates of useful life could be incorrect and its customers may expect the ND Group to provide HPC solutions based on newer generations of GPUs or other compute technologies as such GPUs or other compute technologies become more powerful. Moreover, the continued use of older-generation GPUs may also result in negative pricing pressure. The ND Group may not be able to contract with customers in long-term agreements based on its current infrastructure, as customers may also appreciate the rapidly evolving nature of GPUs and other compute capabilities. In order to operate its business, the ND Group is required to make estimates regarding the speed of the development of GPUs, its ability to provide customers with newer GPUs and its ability to repurpose older generations of GPUs. Therefore, any changes to the estimates of its components’ useful lives, or any inability to redeploy components of its existing infrastructure, could significantly affect the ND Group’s business, operating results, financial condition and prospects. Furthermore, new disruptive technology, new competitors or new business models could dampen demand for existing commercial HPC applications and, consequently, the ND Group’s services. If the ND Group fails to adapt to such developments, its infrastructure and platform services may become obsolete or unmarketable due to demand for different processes and technologies. In addition, it cannot be predicted whether additional computing power will continue to be required, or if the practical limits of AI technology will plateau in the future. Furthermore, the ND Group may be exposed to the credit risk of its customers, particularly given the ND Group’s reliance on a concentrated customer base and customers operating in the rapidly evolving and capital-intensive AI sector. Deterioration in the financial condition of the ND Group’s customers, including in relation to financial deterioration within the industries or markets in which they operate, could result in these customers not being able to pay obligations owed to the ND Group. The bankruptcy, insolvency, or other credit failure of any customer that has a substantial amount owed to the ND Group, or to a group of customers in a particular segment or market that experiences market distress, could have a material adverse effect on the ND Group’s business, financial position and results of operations.

If the ND Group is unable to anticipate and successfully adapt its current and future offerings to market developments, technology trends or new technological findings, its competitive position may be affected, which could have a material adverse effect on its business, operating results, financial condition and prospects.

The markets in which the ND Group participates are competitive and any failure to compete effectively may negatively impact its market share and growth prospects.

The ND Group faces significant competition from various cloud and data center providers, such as CoreWeave, Inc., Applied Digital Corporation, Nebius Group N.V., NScale Global Holdings Limited, Lambda Inc. and other emerging AI infrastructure providers. Further, increased focus by large IT operators such as Alphabet Inc., Microsoft Corporation, Meta Platforms, Inc., International Business Machines Corporation, Oracle Corporation and Amazon.com, Inc. on the commercial HPC infrastructure business could lead to intensifying competition. Many of the ND Group’s current and future competitors may have advantages, including greater name recognition, longer operating histories, pre-existing relationships with current or potential customers and suppliers, significantly greater financial, marketing and other resources and more ready access to capital, any of such competitors may allow such competitors to offer more competitive prices and respond more quickly to new or changing opportunities. Competitors who are able to expend capital on newer generations of GPUs would have an advantage over the ND Group if it cannot effectively mitigate such risk by upgrading its technology on an ongoing basis, effectively repurposing older generations of GPUs and evolving its product offerings to meet varying types of existing and future customer needs. The ND Group’s competitors may have greater resources for research and development of new solutions, technologies, customer support, and to pursue acquisitions. Furthermore, its larger competitors typically have substantially broader and more diverse solutions and service offerings as well as more mature distribution strategies. In addition, such competitors are able to leverage their existing customer and distributor relationships.

The ND Group expects a further heightening of competition to lead to increased pricing pressure. In particular, the ND Group may become exposed to pricing and margin pressure if it is unable to continue to develop its IaaS offerings, which currently consist of its bare metal GPU estate complemented by on-demand GPU access and its technology partners’ software offerings, into a more comprehensive platform offering, enabling software-defined access to its full GPU estate and attracting a broader and more diversified customer base. Competitors with more diverse offerings may reduce the price of offerings that compete with the ND Group’s offerings or may provide such offerings with additional solutions and services. This could lead customers to demand price concessions from the ND Group or demand additional functionality at the same price levels. As a result, the ND Group may be required to reduce its prices or provide more features and services without corresponding increases in price, which would adversely affect its business, operating results, financial condition and prospects. The ND Group’s target customers may also choose to develop or expand their own existing HPC solutions and data centers, which could reduce demand for its services. Further, customers and suppliers may become future competitors, and if customers or suppliers were to cease purchasing services from the ND Group or supplying the ND Group with components as a result, its business, operating results, financial condition and prospects could be adversely affected.

The ND Group is subject to certain pending tax audits and regulatory investigations which, if adversely determined, could result in additional tax assessments, penalties, interest charges, litigation, reputational damage, or increased compliance costs, any of which could have a material adverse effect on the ND Group’s business, financial position and results of operations.

The ND Group is subject to tax laws and regulations in multiple jurisdictions and may from time to time be involved in audits, inquiries, or investigations by tax authorities or other regulatory bodies. Such proceedings may relate to the interpretation and application of complex tax rules, including cross-border transactions, transfer pricing, withholding taxes or indirect tax matters. The outcome of any such proceedings is inherently uncertain and may result in additional tax assessments, penalties, interest charges, or other financial obligations that differ materially from the ND Group’s current expectations or provisions.

A VAT audit is currently being conducted by the Swedish Tax Agency (Skatteverket) in relation to three subsidiaries of Northern Data (Decentric Europe B.V., Hydro 66 Svenska AB and Hydro 66 Services AB). The Swedish Tax Agency has issued proposed decisions to Decentric Europe B.V. and Hydro 66 Svenska AB in which it asserts that certain activities performed at the ND Group’s data center operations in Boden, Sweden, constituted cryptocurrency mining activities that it considers to be outside the scope of VAT, and therefore proposes to deny the deduction of input VAT previously claimed. The proposed assessment amounts to approximately SEK 300 million (approximately EUR 28 million) for Decentric Europe B.V. and approximately SEK 218 million (approximately EUR 20 million) for Hydro 66 Svenska AB, in each case including any potential penalties and excluding interest. The ND Group has formally disputed the proposed decision regarding Decentric Europe B.V. and intends to dispute the proposed decision regarding Hydro 66 Svenska AB. The ND Group’s position is that the relevant activities involved the provision of infrastructure and related services to third parties, which Northern Data’s management board considers to constitute taxable supplies under Swedish VAT legislation. Northern Data’s management board also considers that certain conclusions reflected in the proposed decisions may have been drawn from incomplete operational data and assumptions that do not fully reflect the underlying commercial arrangements. As at the date of this joint information statement/prospectus, no final decisions or tax assessments have been issued by the Swedish Tax Agency in relation to these matters.

Separately, the European Public Prosecutor’s Office (“EPPO”) has initiated an investigation relating to VAT-related matters involving, among others, certain current and former employees and directors of Northern Data and its subsidiaries Decentric Europe B.V., Hydro66 Svenska AB and Hydro66 Services AB. Public documentation associated with the investigation refers to potential VAT exposure of up to approximately EUR 110 million, excluding any potential penalties, surcharges or interest. The ND Group has not received any formal assessment or proposed decision from the Swedish Tax Agency in connection with all entities referenced in the EPPO investigation. The ultimate outcome of these matters remains uncertain and may depend on the outcome of further administrative discussions, appeals processes, or judicial proceedings. Due to the preliminary nature of the proposed decisions and the ongoing discussions, the ND Group cannot currently reliably estimate the amount of any potential obligation that may ultimately arise.

The outcome of the aforementioned proceedings could result in additional tax assessments, penalties, interest charges, litigation, reputational damage, or increased compliance costs, any of which could have a material adverse effect on the ND Group’s business, financial position and results of operations. In addition, it cannot be excluded that tax or regulatory authorities in other jurisdictions may initiate further reviews or proceedings in connection with the ND Group’s international activities. Any such developments could further increase the ND Group’s exposure to financial and operational risks and could materially adversely affect the ND Group’s business, financial position and results of operations.

Operating the ND Group’s HPC infrastructure is complex, and performance problems or defects associated with the ND Group’s offerings may adversely affect its business, operating results, financial condition and prospects.

The operation of the ND Group’s HPC infrastructure and the underlying hardware and software technology is complex and the ND Group may fail to maintain its service performance at the level expected by customers. Many of the customers in the industry expect data center location uptime of nearly 100%, coupled with a robust system of redundancy-enhancing technologies (such as dual power feeds and backup power generation) and the maintenance of nearly 100% GPU network uptime. Substantially all of the ND Group’s customer agreements include terms requiring it to meet 95% or more uptime. The ND Group has experienced interruptions of its services in the past, and it may in the future experience interruptions due to performance issues, including as a result of defects or errors in the hardware and software underlying its HPC infrastructure solutions and as a result of a lack of power redundancy or mechanical failures at its owned and co-located data center locations. If its infrastructure is unavailable or if customers are unable to access its platform within a reasonable amount of time or at all, the ND Group could experience a loss of customers, legal liability, delays in customer payments, the issuance of credits to impacted customers, harm to its reputation and brand, significant cost of remedying these problems, and a diversion of its resources. The ND Group could also face customer terminations with refunds of prepaid amounts, which could significantly affect both its current and future revenues.

The ND Group relies on third-party suppliers for the most significant components of the equipment it uses to operate its infrastructure. These third-party suppliers may also experience defects or errors in the products that the ND Group utilizes, which may result in performance problems or service interruptions. While limited warranties currently apply to the ND Group’s GPU hardware, these warranty programs are limited in time and scope and have processes that may not meet the timing expectations of the ND Group’s customer base. Costs incurred in correcting any defects or errors of components, including those in third-party components, may be substantial and could harm the ND Group’s business and reputation. The ND Group must also continually assess upgrades to its non-GPU hardware, such as routers and switches, with such hardware subject to similar warranty and maintenance dynamics. Any potential liability of the third-party suppliers may be subject to contractual limitations.

The ND Group relies on suppliers to provide components and services for its data center and HPC solutions and services offerings. The ND Group’s existing GPU hardware is entirely indirectly supplied by NVIDIA through certain OEMs with which the ND Group has relationships.

The ND Group contracts with third parties for the supply of components and services needed for its data center and HPC infrastructure, such as construction works, electricity and components that it uses in the provision of its services to customers. If the ND Group is unable to find qualified suppliers in a timely manner or loses a current supplier, its expansion plans could be delayed, its ability to offer its services and solutions could be materially and adversely affected and its costs could increase. Despite having existing supply relationships, the ND Group currently does not have long-term contracts or arrangements with certain suppliers that guarantee access to new HPC equipment (including GPUs) or components, capacity or the continuation of any particular payment terms. Accordingly, certain suppliers are not obligated to supply new products or upgrades, and the prices the ND Group is charged for their products and, if applicable, services could be increased on short notice. In addition, supply shortages or disruptions may occur for any reason, such as a natural disaster, epidemics, pandemics, regulations, capacity shortages, quality problems, or strike or other labor disruption at one of the ND Group’s supplier locations or at shipping ports or locations, and may increase the ND Group’s costs of obtaining necessary infrastructure to maintain its service to customers and implement its growth strategy. Apart from an industry-wide dependency on NVIDIA for the procurement of GPUs, the ND Group is in particular dependent on third-party manufacturers for the supply of components for its modular data centers.

The ND Group’s suppliers themselves rely on third-party suppliers for semiconductor manufacturing, hardware components, and other critical inputs, which introduces additional risks to its supply chain. For example, NVIDIA relies on suppliers such as Taiwan Semiconductor Manufacturing Company for semiconductor fabrication and other manufacturers for compute and networking components. Any disruption in the operations of these upstream suppliers, whether due to equipment failures, geopolitical factors such as the potential for military conflict between China and Taiwan, implementation of tariffs or supply chain constraints, could affect the ND Group’s suppliers’ ability to supply the significant components of the equipment it uses to provide infrastructure and platform services.

Any disruptions in the supply of components and services the ND Group requires to operate its data centers and HPC infrastructure could have a material adverse impact on its ability to serve its existing and broadened customer base and to generate revenues and could increase its costs.

The ND Group may fail to efficiently enhance its Platform-as-a-Service offerings and develop and sell novel solutions and services.

Developing a comprehensive Platform-as-a-Service offering is key to its strategy to increase customer penetration and broaden the ND Group’s customer base. The ND Group aims to implement this strategy by expanding its IaaS partner relationships, building internal IaaS products and model hosting capabilities, and developing other orchestration and tooling services that foster the creation and deployment of agentic AI solutions. Additionally, the ND Group will seek to incorporate third-party services, such as the NVIDIA AI Enterprise software suite, into its offerings. The ND Group also seeks to productize its knowledge around building large-scale AI infrastructure by offering the deployment of customized AI infrastructure to customers. The ND Group may also determine to scale its technology and broaden its customer base through the acquisition of complementary businesses and technologies rather than through internal development.

The success of the ND Group’s business strategy will depend, in part, on its ability to predict, adapt, and respond effectively to changes in technology, industry standards and customer needs on a timely basis. It may not be successful in securing the commercial partnerships required for comprehensive Platform-as-a-Service offerings and in developing or implementing additional enhancements to its solutions. In addition, it takes a significant amount of time to plan, develop, and test improvements to its technologies and infrastructure, and the ND Group may not be able to accurately forecast demand or predict the results it will realize from such improvements. The ND Group may also overestimate the demand for the types of services and solutions it offers or plans to offer, and as a result, may expand its infrastructure capacity, including its GPU base, and/or data center footprint more aggressively than needed.

If the ND Group is unable to develop and sell new solutions and services that satisfy and are adopted by new and existing customers and provide enhancements, new features, and capabilities that keep pace with rapid technological and industry change and address customer demand, its business, operating results, financial condition and prospects could be adversely affected.

Delays in the construction of new data centers or the retrofitting or expansion of existing data centers could impair the implementation of the ND Group’s data center strategy and involve significant risks to its business.

Currently, the ND Group has several sites under development, which are expected to increase its data center capacity. Delays in actions that require the assistance of third parties, unsatisfactory service levels, or financial or other problems of technical personnel during the design or construction process could lead to significant delays and/or increased costs to complete the projects, and will further increase the burden on its managerial, operational, and financial systems.

The global supply chain for electrical and mechanical equipment and materials could be impacted by disruptions, such as political events, international trade disputes, regulations, war, terrorism, natural disasters, public health issues, industrial accidents, and other business interruptions, which could lead to delays in the supply of materials and parts needed for construction. Changes in the costs of procuring materials and equipment used in construction and development programs, including vendor costs, or changes in the ND Group’s relationships with vendors, could also have an adverse effect on its results of operations. Construction work could also be delayed by events such as natural disasters, public health issues, environmental issues or excavation problems. The ND Group’s largest development site in Maysville, Georgia (U.S.), is located in a rural area, which makes mobilizing and maintaining a sufficiently large and skilled workforce for the construction of such a site challenging.

The ND Group needs to work closely with local authorities and internet and network suppliers where its data centers are located to ensure a timely and sufficient supply of connectivity required to support the data center expansion and operation. The ND Group’s data centers may require the construction and operation of sophisticated fiber networks. The construction required to connect multiple carrier facilities to its data centers is complex and involves factors outside of its control, including regulatory requirements and the availability of construction resources. Any carrier may elect not to offer its services to the ND Group’s data centers or decide not to continue to do so for any period of time. Delays in receiving required permits and approvals from local governments, which are beyond the ND Group’s control, may affect the construction and development of new projects or result in them not being completed at all. Failure to expand the ND Group’s data center footprint as planned would have an adverse effect on its business, operating results, financial condition and prospects.

The operation of ND Group’s data center facilities and its Taiga Cloud business depends significantly on access to reliable and affordable electricity. Rising energy prices, limited supply, or regulatory changes in the energy market could materially increase the ND Group’s operating costs and adversely affect its profitability. Furthermore, there is a risk that power suppliers may modify or choose not to renew existing contracts. In this context, the recently renegotiated power purchase agreement for the Maysville site is of particular importance. Any deterioration in the terms of this power purchase agreement or any disruption in the availability of the agreed electricity supply could have a material adverse effect on the ND Group’s business, operating results, financial condition, and prospects.

The ND Group may not be able to effectively manage the growth of its business as it expands its operations.

Rapid growth has placed, and will continue to place, significant demands on the ND Group’s management and its administrative, operational, and financial organization and systems, including recruitment of qualified personnel. For example, the ND Group recently completed the first phase deployment of its data center site in Pittsburgh, Pennsylvania, and continues to evaluate commercialization opportunities for its data center site in Maysville, Georgia. The successful and timely completion and expansion of each site is crucial to ramp up customer utilization. The development of these sites and strategic acquisitions of complementary businesses from time to time may divert management’s time and resources.

As the ND Group grows, it will need to appropriately scale its internal business systems and its services organization, including customer support, to serve a growing customer base, and to improve its IT and financial infrastructure, operating and administrative systems, and its ability to effectively manage headcount, capital and processes, including by reducing costs and inefficiencies.

To the extent that the ND Group does not effectively scale its operations to meet the needs of a broader customer base and to maintain performance if and when the customers it aims to acquire expand their use of its services, the ND Group will not be able to grow as quickly as anticipated, its future customers may reduce or terminate use of its infrastructure and platform services, it will be unable to compete as effectively and its business, operating results, financial condition and prospects will be adversely affected.

Failure to accurately estimate the resources and time required for the fulfillment of the ND Group’s obligations under customer contracts could negatively affect its business, operating results, financial condition and prospects.

The ND Group typically agrees with customers to provide a fixed price based on capacity. Accordingly, it would have to make significant projections and engage in planning related to resource utilization and costs. Thus, the ND Group bears the risk of failing to accurately estimate its projected costs, if included under the terms agreed with customers, and may fail to accurately predict a customer’s ultimate capacity once the contract is implemented. To the extent the ND Group enters into contracts with customers for the provision of colocation space prior to the completion of its data center sites under development, it will face additional risks of failing to accurately project construction costs and the point in time at which the contracted capacity will be available. If any of these risks were to materialize, the ND Group may be unable to achieve anticipated profit margins or may incur losses on individual contracts. Furthermore, if the ND Group fails to deliver contracted capacity on time or at the agreed specifications, it could face contractual penalties, claims for damages, or loss of customer relationships, which could have a material adverse effect on the ND Group’s business, financial condition, results of operations, and prospects.

The ND Group’s sales cycles, particularly for new GPU deployments and the construction of colocation data center facilities, may be long and unpredictable, and its sales efforts could require considerable time and expense.

In many cases, the ND Group’s target customers view the purchase of the ND Group’s services as a significant strategic decision. As a result, current and prospective customers may require considerable time to evaluate, assess, and qualify the ND Group’s services prior to entering into or expanding a relationship with it. Accordingly, the ND Group is expected to continue to face the risk of lengthy and potentially unpredictable sales cycles. In addition, customer purchase decisions may be subject to budget constraints and unanticipated delays. As a result, the ND Group may spend substantial time and resources on its sales efforts without any assurance that its efforts will produce a sale.

Due to the nature of its sales cycles, it may take significant time until the ND Group generates revenue and profits from customer relationships, which could adversely affect its business, operating results, financial condition and prospects.

Uncertainty of revenue due to Taiga Cloud’s commercialization model.

The ND Group commercializes its Taiga Cloud business through a combination of reserved, on-demand, and spot contracts. While this model offers flexibility and scalability to the ND Group’s customers, it may expose it to increased revenue volatility. Revenue generated pursuant to on-demand and spot contracts may fluctuate significantly due to variations in market pricing, customer usage patterns, and broader industry demand trends. In addition, the ND Group’s limited visibility into customer utilization, potential pricing pressures, and uncertainty regarding customer tenure, renewals, and churn could adversely affect the stability and predictability of the ND Group’s revenue streams. Any sustained reduction in customer demand, lower renewal rates, or shorter customer engagement periods could materially and adversely affect the ND Group’s business, operating results, financial condition, and prospects.

The loss of any key employees, or failure to attract, train and retain further skilled personnel, especially technical personnel, could impair the ND Group’s ability to grow its business and effectively execute its business strategy.

The ND Group’s business activities are based on knowledge developed by key employees at the company.

The ND Group’s ability to continue to grow its business and effectively execute its business strategy will depend largely on its ability to attract, retain and motivate skilled personnel. The ND Group has, from time to time, experienced, and is expected to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications for its Taiga Cloud and Ardent Data Centers operations. The technology industry, and the cloud and AI infrastructure industries more specifically, are subject to substantial and continuous competition for engineers with high levels of experience in designing, developing, and managing infrastructure and related services. Moreover, the industry in which the ND Group operates generally experiences high employee attrition. If it fails to develop and retain executives and employees with specialist or technological knowledge, there is a risk that the ND Group may not be able to effectively conduct its business and achieve its growth targets. The concentrated accumulation of strategic knowledge and skills can have a considerable impact on the performance of the ND Group if well-qualified employees are no longer available. Furthermore, the ND Group will need to build out its sales and customer support functions as it grows. If vacant positions cannot be filled with optimal candidates and existing employees cannot be retained, the ND Group may not be able to rapidly scale the sales and customer support functions in the Taiga Cloud and Ardent Data Centers operations to achieve and sustain its targeted growth. There is also a risk that short-term cuts in the workforce undertaken in the past to respond to economic and business developments could have a lasting negative impact on the ND Group’s perceived attractiveness as an employer, which may impair recruiting efforts. As the majority of the ND Group’s data center locations are in largely rural and/or isolated locations, this may adversely affect its ability to attract and retain qualified personnel and may increase its employee costs if the ND Group has to increase the compensation it pays in response to the market, or cover relocation costs, for example.

If the ND Group fails to attract, train and retain skilled personnel, especially technical personnel, this could materially impair its ability to grow its business and effectively execute its business strategy.

Past and future acquisitions, strategic investments, partnerships, or alliances could be difficult to identify and integrate, expose the ND Group to potential risks, divert the attention of key management personnel and adversely affect its business, operating results, financial condition, and prospects.

As part of its business strategy, the ND Group has made and expects to continue to make investments in and/or acquire complementary companies, services, products, technologies, or talent. It may not be able to find suitable acquisition candidates in the future or to complete such acquisitions on favorable terms, if at all. The costs of identifying and consummating investments and acquisitions, and integrating the acquired businesses, may be significant, and the integration of acquired businesses may be difficult or even disruptive to the ND Group’s existing business operations. Due diligence efforts may fail to identify all of the challenges, liabilities, or other shortcomings involved in an acquisition. Completed acquisitions may not ultimately strengthen the ND Group’s competitive position. Investments or acquisitions may not yield the results expected and could result in the use of substantial amounts of capital, significant amortization expenses related to intangible assets, significant diversion of management attention and exposure to potential unknown liabilities of the acquired businesses.

If negative publicity arises with respect to the ND Group, its infrastructure and platform services, its employees, its third-party suppliers, service providers, or its partners, its business, operating results, financial condition and prospects could be adversely affected, regardless of whether the negative publicity is true.

Negative publicity about the ND Group, its infrastructure and platform services, even if inaccurate or untrue, could adversely affect its reputation and the confidence in its infrastructure and platform services, which could harm its business, operating results, financial condition and prospects. For example, Northern Data has in the past been subject to critical media coverage regarding, among other things, its former cryptocurrency mining activities, its financial reporting and corporate governance matters, and there can be no assurance that such critical coverage will not recur or that new areas of criticism will not emerge. Harm to Northern Data’s reputation can also arise from sources such as employee misconduct and misconduct by the ND Group’s partners, consultants, suppliers, and outsourced service providers. Additionally, negative publicity with respect to the ND Group’s partners or service providers could also affect its business, operating results, financial condition and prospects to the extent that it relies on these partners or if existing customers or prospective customers associate the ND Group with these partners.

If the ND Group’s owned data center facilities or its leased colocation spaces experience damage, interruption, or a security breach, the ND Group’s ability to provide access to its infrastructure and maintain the performance of its network could be negatively impacted.

The data center facilities housing the ND Group’s network infrastructure and equipment are vulnerable to damage or interruption from a variety of sources, including power loss, system failures, computer and other cybersecurity vulnerabilities, physical or electronic break-ins, human error, malfeasance or interference, terrorist acts as well as earthquakes, floods, fires, and other catastrophic events. As of the date of this joint information statement/prospectus, the ND Group operates its HPC infrastructure across a limited number of data center locations, including facilities in Europe and North America, which increases the ND Group’s exposure to localized disruptions affecting any single site.

To the extent the ND Group leases data center space, it does not control the operation of these third-party facilities and could become subject to service disruptions as well as failures to provide adequate service levels and support to customers for reasons that are outside of its direct control. In such cases, its supervision of third-party staff, contingency plans and procedures may be insufficient to prevent interruptions. Damage claims resulting from the interruption of its Taiga Cloud operations due to failures at leased third-party colocation facilities can materially and adversely affect the ND Group’s business, as would direct damage to its GPUs that are located at such third-party facilities. The ND Group’s agreements with third-party colocation providers may include limitations on liability and insufficient service level guarantees, which may leave the ND Group without recourse to recover all of the damages it may suffer.

If the ND Group is successful in expanding its data center capacity, it may rely to a larger extent on the use of its own data centers for the provision of its HPC infrastructure solutions in the future. While control over the physical environment of its HPC infrastructure may be a strength of the ND Group’s business, interruptions of its Taiga Cloud operations resulting from its own data centers may leave it without the possibility to seek recourse to recover damages which it may have against third-party colocation providers if interruptions were caused by disruptive events at a third-party facility and not at its own data centers. Further, to the extent that the ND Group rents out colocation space at its own data centers to customers in the future as planned, it may become liable for damages to its customers’ equipment and interruptions to its customers’ operations if such damages were to result from disruptive events at its data centers. This may subject the ND Group to contractual liability, legal liability and monetary damages, regulatory sanctions, or, in certain cases of repeated failures, customer termination rights.

The ND Group’s operations rely on a relatively small number of data centers and a significant disruption in any of these data centers would have a greater impact on the ND Group than if it had spread its operations over a greater number of data centers. Even once the ND Group has successfully completed its current data center development plans, it may depend on the uninterrupted operations of a relatively small number of data center locations. The ND Group’s colocation contracts have an average remaining term of several years. The ND Group continuously monitors renewal conditions and works to secure equivalent or improved terms. However, if the ND Group is unable to renew these agreements under comparable or more favorable conditions, its operations could be exposed to additional risks.

The ND Group is dependent on a secure, around-the-clock power supply in large quantities for the operation of its HPC infrastructure. The limited availability of power and/or water and power outages may adversely affect its results of operations.

The ND Group requires power supply to provide many services it offers, such as powering and cooling its hardware and network equipment and operating critical data center plant and equipment infrastructure. The ND Group is subject to risks associated with obtaining access to a sufficient amount of power from local utilities and constraints on the amount of electricity that a particular locality’s power grid is capable of providing at any given time. Limitations on generation, transmission, and distribution may limit the ND Group’s ability to obtain sufficient power capacity for the operation and expansion of its business. Given that the ND Group’s business model relies on operating HPC infrastructure and GPU clusters, which are particularly energy-intensive, the ND Group is especially vulnerable to power supply risks and any constraints on power availability could have a disproportionate impact on its operations compared to less energy-intensive businesses.

Technical failures at power suppliers may negatively affect power generation or power delivery to the ND Group’s data centers. Unplanned power outages could result from, among other causes, storms, earthquakes, fires, flooding, cyberattacks, physical attacks on utility infrastructure, and any failures of electrical power grids more generally. Direct damage to the data centers, due to severe weather conditions, for example, could also cause outages. Power outages may last beyond a data center’s backup and alternative power arrangements. The ND Group does not currently have direct control to preempt outages and provide for backup measures. Every circumstance that could lead to an interruption of the power supply of the data centers that the ND Group uses has a direct impact on its operations and its customers’ operations.

The ND Group depends upon third-party suppliers for power and is vulnerable to price increases by such suppliers and to volatility in the supply and price of power in the open market.

The fluctuating price of electricity required for the ND Group’s operations and to power its expansion may inhibit its profitability. Factors leading to price fluctuation may include regulations intended to regulate carbon emissions and other pollutants, ratepayer surcharges related to recovering the cost of extreme weather events and natural disasters, geopolitical conflicts, military conflicts, inflation, grid modernization charges, and other charges borne by ratepayers. The cost for power is expected to continue to be volatile and unpredictable and subject to inflationary pressures, which could materially affect financial forecasting and future prospects. This risk is particularly relevant for Northern Data, as its high-performance computing and AI infrastructure operations are highly energy-intensive and energy costs constitute a significant portion of its operating expenses. Increases in the cost of power at any of the ND Group’s data centers could put those locations at a competitive disadvantage relative to data centers that are supplied with power at a lower price.

The ND Group also attempts to source power from low-carbon and renewable sources, which may not be able to provide enough power on economic terms that are acceptable to it, or at all.

Cyber- and IT-security incidents, including data security breaches or computer viruses, could harm the ND Group’s business by disrupting its delivery of services, damaging its reputation, or exposing it to liability.

Cybercrime continues to increase and evolve globally, driven by reliance on technology and increased exposure through remote work, and further professionalization of criminal enterprises. Despite security measures implemented by the ND Group, its facilities, systems and procedures, and those of its third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming or human errors or other similar events which may disrupt the ND Group’s delivery of services or expose the confidential information of its customers and others. The techniques used to obtain unauthorized access to systems or sabotage systems change frequently and therefore the ND Group may be unable to anticipate these techniques and implement adequate preventative measures. Its servers may be vulnerable to computer viruses or physical or electronic break-ins that its security measures may not detect. If compromised, the ND Group’s own systems could be used to facilitate or magnify an attack. Companies acquired by the ND Group may have undetected cybersecurity vulnerabilities or unsophisticated security measures, which may expose it to significant cybersecurity, operational and financial risks. Given the ND Group’s focus on high-performance computing infrastructure, AI cloud services and data center operations, its systems may be particularly attractive targets for cyberattacks aimed at exploiting or disrupting valuable computing resources, or gaining unauthorized access to sensitive data processed for clients in AI, machine learning and other computationally intensive applications. Protecting its own assets has become more expensive and these costs may increase as the threat landscape increases, including as a result of the use of AI by bad actors. In the event of a future breach or incident, the ND Group could be required to expend additional significant capital and other resources to prevent further breaches or incidents, which may require it to divert substantial resources.

Unauthorized access to the ND Group’s computer systems or its customers’ computer systems, which it operates or uses to store data, could result in the theft, including cyber-theft, or improper disclosure of confidential information, and the deletion or modification of records could cause interruptions in its operations. Although the ND Group’s internal security program includes employee awareness training, confidential information of its customers and others may be inadvertently disclosed due to human error. The ND Group is subject to various and sometimes conflicting data privacy laws in the jurisdictions in which it operates, including the EU General Data Protection Regulation, which obligates the ND Group to comply with certain consumer and employee rights concerning data it may collect about these individuals in the course of its business. If such personal information and/or confidential information were disclosed, accessed, or taken without consent, the ND Group could be subject to legal liabilities and reputational damages. These risks will increase if the ND Group grows the scale and functionality of its infrastructure and as it stores, transmits, and otherwise processes increasingly large amounts of information and data, which may include proprietary, sensitive or confidential data, or personal or identifying information.

The ND Group’s liability in connection with any security breaches, incidents, cyberattacks, or other disruptions to its solutions or operations may not be adequately covered by insurance, and such events may result in an increase in costs for insurance or insurance not being available to the ND Group on economically feasible terms, or at all. Insurers may also deny coverage for any future claim. Moreover, insurance coverage may be limited due to limitations and exclusions, if available at all. Any of these risks could harm the ND Group’s business, operating results, financial condition, and prospects.

The ND Group’s insurance coverage is limited and may not be adequate to cover potential losses and liabilities. A significant uninsured loss or a loss in excess of its insurance coverage could have a material adverse effect on its business, operating results, financial condition and prospects.

The principal risks covered by the ND Group’s insurance policies relate to property damage, business interruption, employers, product and public liability, group general liability (master cover) with coverage of EUR 10 million, local liability policies (local cover) providing additional coverage, and property insurance with a policy limit of approximately USD 111 million, as well as certain other claims consistent with customary practice in the industries in which it operates. Given the nature of the ND Group’s business, which involves the operation of data centers with high-value computing infrastructure and significant power consumption, the ND Group is exposed to specific risks such as equipment failures, cooling system malfunctions, fire hazards and power outages, which may result in substantial property damage or business interruption. It may prove more difficult and costly to maintain adequate levels of insurance at levels deemed reasonable as the ND Group’s data centers and manufacturing facilities age and if it grows its global business operations.

The ND Group could be exposed to claims and/or legal proceedings that could be significant, such as claims related to interruption of its and its customers’ operations and damage to its customers’ equipment, or privacy-related claims, and its contracts may not fully limit or insulate it from those liabilities, if at all. Although the ND Group has various insurance coverage plans in place, that coverage may not continue to be available on reasonable terms or in sufficient amounts to cover such claims. The ND Group’s existing insurance policies may be inapplicable or not adequate to offset its exposure to such potential liability, especially in cases of prolonged or extraordinary adverse events. In addition, there are certain types of losses, such as from war, acts of terrorism and certain natural disasters, for which the ND Group cannot obtain insurance at a reasonable cost, or at all. The successful assertion of one or more large claims against the ND Group that are excluded from its insurance coverage or that exceed available insurance coverage may result in substantial losses and the diversion of resources, which may in turn materially and adversely affect the ND Group’s business, operating results, financial condition and prospects. In addition, its reputation may be damaged if claims are asserted against it in connection with breaches of privacy, or other issues, regardless of whether these claims are justified or not.

Risks Relating to the Regulatory Environment and Legal Risks

Rumble and Northern Data are subject to a variety of international government regulations. Changes in these regulations could have an adverse impact on the business, financial position and results of operations.

Rumble and Northern Data are subject to regulations in the following areas, among others:

•        environmental protection, including climate change;

•        domestic and international tax laws and currency controls;

•        safety;

•        securities laws applicable in the United States, the European Union, Germany, and other jurisdictions;

•        trade and import/export restrictions, as well as economic sanctions laws;

•        antitrust matters;

•        laws regarding data privacy, confidentiality and trade secrets; and

•        global anti-bribery laws, including the U.S. Foreign Corrupt Practices Act.

Changes in these or other regulatory areas may impact Rumble’s and Northern Data’s profitability, may require Rumble and Northern Data to spend additional resources to comply with the regulations, or may restrict their ability to compete effectively in the marketplace. Non-compliance with such laws and regulations could result in penalties or sanctions that could have an adverse impact on Rumble’s and Northern Data’s financial results and/or reputations.

Rumble and Northern Data are subject to various environmental and occupational health and safety laws and regulations, including those governing the discharge of pollutants into the air or water, the storage, handling and disposal of chemicals, hazardous substances and wastes, the remediation of contamination, the regulation of greenhouse gas emissions, and other potential climate change initiatives. Violations of these laws could result in substantial penalties, third-party claims for property damage or personal injury, or sanctions.

Rumble and Northern Data are subject to anti-corruption laws in the jurisdictions in which they operate, as well as trade compliance and economic sanctions laws and regulations. A failure to comply with these laws and regulations may subject the companies to civil and criminal penalties, harm their reputations and adversely impact their respective businesses or results of operations.

Doing business globally requires Rumble and Northern Data to comply with the laws and regulations of numerous jurisdictions, placing restrictions on operations and business practices. Certain laws and regulations, such as those related to anti-corruption, trade and compliance and economic sanctions, require Rumble and Northern Data to implement policies and procedures designed to ensure that Rumble and Northern Data, their employees and other intermediaries comply with the applicable restrictions. These restrictions include prohibitions on the sale or supply of certain products, services and any other economic resources to embargoed or sanctioned countries, governments, persons and entities. Furthermore, as a result of the Business Combination and the transaction structure, Rumble and Northern Data may become subject to additional laws and regulations that, among other things, may place further restrictions on the companies’ operations and business practices, and may lead to Rumble losing existing business or limiting its ability to generate new business, which could have an adverse effect on their respective operations in these or other countries, and may result in certain categories of investors divesting Rumble Class A Common Shares, which could in turn have an adverse effect on the price of Rumble Class A Common Shares. Violations of anti-corruption laws, export control laws and regulations, and economic sanctions laws and regulations are punishable by civil penalties, including fines and debarment from government contracts, as well as criminal fines and imprisonment. If Rumble or Northern Data fails to comply with laws governing the conduct of international operations, Rumble or Northern Data may be subject to criminal and civil penalties and other remedial measures, which could adversely affect its reputation, business and results of operations.

The operation of Rumble Wallet exposes Rumble to significant regulatory, operational, security and market risks that could adversely affect its business, financial condition, results of operations, and reputation.

The operation of the Rumble Wallet, Rumble’s recently launched non-custodial crypto wallet, which enables users to hold multiple cryptocurrencies, engage in tipping on Rumble’s video platform, and utilize on- and off-ramps through partnership with a third-party crypto exchange, exposes Rumble to significant regulatory, operational, security, and market risks that could adversely affect Rumble’s business, financial condition, results of operations, and reputation.

The cryptocurrency industry is subject to extensive and evolving regulatory scrutiny in the United States and internationally, including from federal agencies and state financial regulators. Rumble’s crypto wallet and associated features, even though non-custodial in nature (meaning Rumble does not hold or control users’ private keys or assets), may be deemed to involve money transmission, securities activities, or other regulated financial services, particularly in connection with tipping functionality and integrations with third-party exchanges for fiat-to-crypto conversions. Changes in laws, regulations, or interpretations, such as classifications of certain cryptocurrencies as securities, enhanced know-your-customer (KYC) or anti-money laundering (AML) requirements, or restrictions on non-custodial wallets, could require Rumble to obtain licenses, modify offerings, or cease operations in certain jurisdictions. Non-compliance, whether actual or alleged, could result in investigations, enforcement actions, fines, penalties, or litigation, which may be costly and time-consuming to defend. For example, if regulators view Rumble’s tipping feature as facilitating unregistered securities transactions or unlicensed money services, Rumble could face significant liabilities.

Rumble’s reliance on a partnership with an existing crypto exchange for on- and off-ramp services introduces dependency risks. The exchange may experience operational disruptions, security breaches, regulatory issues, or insolvency, which could interrupt Rumble’s users’ ability to deposit or withdraw funds, leading to user dissatisfaction, loss of trust, and potential claims against us. We have limited control over the exchange’s compliance, performance, or risk management practices, and any failures on the exchange’s part could be attributed to Rumble by users or regulators, harming Rumble’s brand and exposing Rumble to liability.

Security vulnerabilities remain a critical concern, despite the non-custodial design. Rumble’s video platform’s integration with the wallet could be targeted by cyberattacks, phishing schemes, or exploits aimed at users’ devices or our software interfaces, potentially resulting in unauthorized access, theft of user assets, or data breaches. User errors, such as loss of private keys or exposure to scams, could also lead to financial losses for which users might seek to hold Rumble responsible through lawsuits or negative publicity.

Competition in the crypto wallet space is significant, with established players offering similar non-custodial solutions. If Rumble’s wallet fails to achieve sufficient user adoption due to usability issues, lack of supported cryptocurrencies, or superior alternatives, Rumble may incur substantial development and marketing costs without corresponding benefits. Moreover, broader market events, such as crypto market crashes, exchange failures (such as the FTX bankruptcy), or increased regulatory crackdowns, could reduce overall interest in cryptocurrencies, diminishing the value of Rumble’s wallet features and potentially leading to impairment of related investments or assets. Any of these risks could result in increased operating expenses, loss of users, damage to its reputation, or material adverse effects on Rumble’s financial performance.

Rumble collects, stores, and processes large amounts of video content and personal information of its users and subscribers. If Rumble’s information security safeguards and measures are breached, Rumble’s sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing Rumble’s content or using Rumble’s services, Rumble’s business and operating results could be harmed, and Rumble could face legal claims from users and subscribers.

Rumble collects, stores, and processes large amounts of video content (including videos that are not intended for public consumption) and personal information of its users, cloud customers, and subscribers. Rumble also shares such personal information, where appropriate, with third parties that help operate Rumble’s business. Rumble aims to secure its systems but despite these efforts, Rumble may fail to properly secure its systems and user and subscriber data. This could be caused by technical issues (bugs), viruses, obsolete technology, human error, internal or external malfeasance, or undiscovered vulnerabilities, and could lead to unauthorized disclosure, acquisition, or loss of personal or confidential information. Rumble routinely receives reports from security researchers regarding potential vulnerabilities in its applications. Rumble also relies on open-source software for various functions, which may contain undiscovered security flaws and create additional technical vulnerabilities. Despite Rumble’s ongoing and additional investments in its cybersecurity posture, such improvements and reviews may not identify abuses of Rumble’s platforms and misuse of user and subscriber data. The existence of such vulnerabilities, if undetected or detected but not remediated, could result in unauthorized access to or acquisition of user and subscriber data on Rumble’s systems.

A cybersecurity incident or breach could expose Rumble to regulatory actions and litigation. Depending on the circumstances, Rumble may be required to disclose a suspected cybersecurity incident or breach to regulatory authorities or law enforcement, affected individuals, and the public. This could lead to regulatory actions, including the possibility of fines, class actions or other litigation by affected individuals, reputational harm, costly investigation and remedial efforts, the triggering of indemnification obligations under data protection agreements with subscribers, vendors, or third-party service providers, and business partners, higher premiums for cybersecurity insurance and other insurance policies, and the inability to obtain cybersecurity insurance or other forms of insurance. Rumble does not presently maintain cybersecurity insurance to cover losses that may result from any breach of security, and, given industry trends generally, Rumble expects that any such cybersecurity insurance coverage will be difficult to obtain in the future on acceptable terms. As a result, Rumble’s results of operations or financial condition may be materially and adversely affected if Rumble experiences a cybersecurity-related loss.

Rumble operates across many domestic and international jurisdictions, which may subject it to cybersecurity, privacy, data security, data protection, and online content laws with uncertain interpretations.

International laws and regulations relating to cybersecurity, privacy, data security, data protection, and online content often are more restrictive than those in the United States. Consequently, as Rumble expands from Canada and the United States into other jurisdictions and becomes subject to additional data protection and online content regimes, Rumble increases its risk of non-compliance with applicable foreign data protection and online content laws, including laws that expose Rumble to civil or criminal penalties in certain jurisdictions for its content moderation decisions. Rumble may be required to change and limit the way it uses personal information in the operation of its business and may have difficulty maintaining a single operating model that is compliant with competing data protection and online content regimes. Further, in addition, various federal, state, provincial, and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations, or issue revised rules or guidance regarding cybersecurity, privacy, data security, data protection, and online content. There is ambiguity with respect to certain aspects of these laws, resulting in further uncertainty and potentially requiring Rumble to modify its data protection practices and policies and to incur substantial additional costs and expenses in an effort to comply. In addition, such laws may have potentially conflicting requirements that may make compliance more challenging.

Inadequate technical and legal intellectual property protections could prevent Rumble from defending or securing its proprietary technology and intellectual property.

Rumble’s success is dependent, in part, upon protecting its proprietary information and technology. Rumble may be unsuccessful in adequately protecting its intellectual property. No assurance can be given that confidentiality, non-disclosure, or invention assignment agreements with employees, consultants, or other parties will not be breached or will otherwise be effective in controlling access to and distribution of the Rumble platform or solutions, or certain aspects of the Rumble platform or solutions, and proprietary information. Further, these agreements do not prevent competitors from independently developing technologies that are substantially equivalent or superior to the Rumble platform or solutions. Additionally, certain unauthorized use of Rumble’s intellectual property may go undetected, or Rumble may face legal or practical barriers to enforcing its legal rights even where unauthorized use is detected.

Current law may not provide for adequate protection of the Rumble platform or data. In addition, legal standards relating to the validity, enforceability, and scope of protection of proprietary rights in internet-related businesses are uncertain and evolving, and changes in these standards may adversely impact the viability or value of Rumble’s proprietary rights. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of the Rumble platform, or certain aspects of the Rumble platform, or Rumble data may be unenforceable under the laws of certain jurisdictions. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent Rumble expands its international activities, its exposure to unauthorized copying and use of Rumble data or certain aspects of the Rumble platform may increase. Competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to Rumble’s proprietary information and technology. Accordingly, despite Rumble’s efforts, Rumble may be unable to prevent third parties from infringing upon or misappropriating its technology and intellectual property.

To protect its intellectual property rights, Rumble will be required to spend significant resources to monitor and protect these rights, and Rumble may or may not be able to detect infringement by customers or third parties. Litigation has been and may be necessary in the future to enforce Rumble’s intellectual property rights and to protect its trade secrets. Such litigation could be costly, time-consuming, and distracting to management and could result in the impairment or loss of portions of Rumble’s intellectual property. Furthermore, Rumble’s efforts to enforce its intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of Rumble’s intellectual property rights. Rumble’s inability to protect its proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of management’s attention and resources, could delay further sales or the implementation of the Rumble platform or solutions, impair the functionality of the Rumble platform or solutions, delay introductions of new features, integrations, and capabilities, result in Rumble substituting inferior or more costly technologies into its platform or solutions, or injure Rumble’s reputation. In addition, Rumble may be required to license additional technology from third parties to develop and market new features, integrations, and capabilities, and Rumble cannot be certain that it could license that technology on commercially reasonable terms or at all, and Rumble’s inability to license this technology could harm its ability to compete.

Rumble may face liability for hosting content that allegedly infringes on third-party copyright and trademark rights.

If content providers do not have sufficient rights to the video content or other material that they upload or make available to Rumble, or if such video content or other material infringes or is alleged to infringe the intellectual property rights of third parties, Rumble could be subject to claims from those third parties, which could adversely affect its business, results of operations, and financial condition. Although Rumble’s content policies prohibit users from submitting infringing content to Rumble and require users to indemnify Rumble for claims related to violations of the rights of third parties arising from the submission of content to Rumble (including with respect to infringements of intellectual property rights), Rumble does not verify that content providers own or have rights to all of the video content or other material that they upload or make available. As a result, Rumble may face potential liability for copyright or other intellectual property infringement, or other claims. Litigation to defend these claims could be costly and have an adverse effect on Rumble’s business, results of operations, and financial condition. Rumble can provide no assurance that it is adequately insured to cover claims related to user content or that its indemnification provisions will be adequate to mitigate all liability that may be imposed on Rumble as a result of claims related to user content.

Risks Relating to Rumble Class A Common Shares

The rights and responsibilities of the Rumble Stockholders are governed by Delaware law and the Rumble Charter and Rumble Bylaws, which will differ in material respects from the rights and responsibilities of shareholders under German law and the current organizational documents of Northern Data.

Rumble’s corporate affairs are governed by the Rumble Charter and the Rumble Bylaws and the laws governing companies incorporated in Delaware. The rights of Rumble Stockholders and the responsibilities of members of the Rumble Board under the laws of Delaware differ from the rights of shareholders and the responsibilities of a company’s managing board and the supervisory board of a stock corporation under German law. Certain key differences are described in the section of this document entitled “Comparison of Rights of Rumble Stockholders and Northern Data Shareholders.”

Following the Business Combination, Rumble will continue to be controlled by one principal stockholder.

Rumble is controlled by Mr. Pavlovski, who is the CEO of Rumble and serves as its Chairman. He will continue as CEO of Rumble and continue to serve as its Chairman following the consummation of the Business Combination. Mr. Pavlovski was able to exercise approximately 83% of the voting power of Rumble’s outstanding capital stock as of March 30, 2026. Following the Business Combination, it is anticipated that Mr. Pavlovski will continue to exercise approximately 78% of the voting power of Rumble’s outstanding capital stock and it will be difficult for a third party to acquire Rumble without Mr. Pavlovski’s approval, even if doing so may be beneficial to stockholders.

The provision of the Rumble Charter requiring exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against Rumble’s directors and officers.

The Rumble Charter provides that unless Rumble consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of Rumble, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or Rumble Stockholder to Rumble or the Rumble Stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim arising under any provision of the DGCL, the Rumble Charter (as it may be amended or restated) or the Rumble Bylaws, or any other action as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. In the event that the Delaware Court of Chancery lacks subject matter jurisdiction, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, subject to certain exceptions and conditions set forth in the Rumble Charter.

Any person or entity that acquires Rumble Class A Common Shares shall be deemed to have notice of and to have consented to the forum provisions in the Rumble Charter. Although we believe these exclusive forum provisions benefit Rumble by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a Rumble Stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Rumble or any of its directors, officers, other employees, or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds either exclusive forum provision contained in the Rumble Charter to be unenforceable or inapplicable in an action, it may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, financial condition and results of operations.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company”.

Pursuant to the Jumpstart Our Business Startups Act (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following February 23, 2026, the fifth anniversary of CF VI’s initial public offering; (iii) the date on which we have issued more than $1 billion in non-convertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Other Risk Factors of Rumble and Northern Data

In addition to the risks detailed herein, Rumble Class A Common Shares are and will continue to be subject to the risks described in Rumble’s 2025 Annual Report, as updated by any subsequent Current Reports on Form 8-K, all of which are filed with the SEC and are incorporated by reference into this joint information statement/prospectus. Please see the section of this document entitled “Where You Can Find More Information” beginning on page 39 of this joint information statement/prospectus.

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this document contain or are based on “forward-looking” information. Forward-looking statements are based on Rumble’s or Northern Data’s beliefs and assumptions on the basis of factors currently known to them. These forward-looking statements include terms and phrases such as: “anticipate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” and similar expressions. These forward-looking statements include statements regarding benefits of the proposed Business Combination, integration plans and potential benefits, anticipated future growth, and financial and operating performance and results. Forward-looking statements involve significant risks and uncertainties that may cause actual results to be materially different from the results predicted or expected. No assurance can be given that these forward-looking statements will prove accurate and correct, or that projected or anticipated future results will be achieved. All forward-looking statements included in this document are based upon information available to Rumble and Northern Data on the date hereof, and each of Rumble and Northern Data disclaims and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Rumble or Northern Data has described. All such factors are difficult to predict and beyond Rumble’s or Northern Data’s control. These factors include:

•        failure to obtain applicable regulatory approvals in a timely manner or otherwise, or being required to accept conditions, including divestitures, that could reduce the anticipated benefits of the proposed Business Combination as a condition to obtaining regulatory approvals;

•        the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed;

•        the ability to implement the Business Combination and to satisfy applicable conditions to the Takeover Offer without delay or at all;

•        the ability to integrate the operations of Rumble and Northern Data, the ultimate outcome of the combined company’s commercial and operating strategy;

•        operating costs, customer loss or business disruption being greater than expected in anticipation of, or, if consummated, following, the Business Combination;

•        the effects of a combination of Rumble and Northern Data, including the combined company’s future financial position, operating results, strategy and plans and the effects of announcing the completion of the Business Combination;

•        risks that the growth strategy of the combined business may require a significant amount of debt financing, which may be available on unfavorable terms, if at all, and risks relating to the ability of the combined business to service such debt obligations;

•        the risks related to disruption of management time from ongoing business operations of each of Rumble and Northern Data due to the Business Combination;

•        unanticipated litigation, claims or assessments, as well as the outcome or impact of any current or pending litigation, claims or assessments, including litigation related to the Business Combination;

•        potential security violations to the combined company’s, Rumble’s and Northern Data’s information technology systems;

•        changes in legislation or governmental regulations affecting the combined company, Rumble or Northern Data; international, national or local economic, social or political conditions or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws that could adversely affect the combined company, Rumble, Northern Data or their respective clients;

•        the uncertainty of the value of the Rumble Class A Common Shares to be issued pursuant to the Takeover Offer due to the fixed Offer Exchange Ratio and potential fluctuation in the market price of Rumble Class A Common Shares; and

•        other factors discussed elsewhere in this document.

The foregoing list of factors is not exhaustive. For further discussion of these and other risks, contingencies, and uncertainties applicable to Rumble and Northern Data, please see the section of this document entitled “Risk Factors” as well as Rumble’s other filings with the SEC incorporated herein by reference. Please see the section of this document entitled “Where You Can Find More Information” for more information about the SEC filings incorporated by reference into this joint information statement/prospectus.

All subsequent written or oral forward-looking statements attributable to Rumble, Northern Data or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained in this section. All forward-looking statements speak only as of the date they are made and are based on information available at that time. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

You are strongly advised to read this entire document, including the documents incorporated by reference herein, including the sections of this document entitled: “Summary,” “Risk Factors,” “Business and Certain Information About Rumble,” “Business and Certain Information about Northern Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Northern Data.” These sections include more detailed descriptions of factors that might have an impact on the business of Rumble and Northern Data and the market in which they operate.

Where You Can Find More Information

Rumble files annual, quarterly and current reports, proxy statements and other business and financial information with the SEC as required by the Exchange Act. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Rumble, who file electronically with the SEC. The address of that website is www.sec.gov.

You may also consult Rumble and Northern Data’s websites for more information concerning the Business Combination described in this joint information statement/prospectus. Rumble’s website is corp.rumble.com, and Northern Data’s website is www.northerndata.de. The information contained on the websites of Rumble, Northern Data and the SEC (except for the filings described below) is expressly not incorporated by reference into this joint information statement/prospectus, nor does it constitute part of this joint information statement/prospectus.

Rumble has filed with the SEC a registration statement of which this joint information statement/prospectus forms a part. The registration statement registers the Rumble Class A Common Shares to be issued to Northern Data Shareholders in connection with the Business Combination. The registration statement, including the attached exhibits, annexes and schedules, contains additional relevant information about the Rumble Class A Common Shares. The rules and regulations of the SEC allow Rumble to omit certain information included in the registration statement from this joint information statement/prospectus.

In addition, the SEC allows Rumble to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint information statement/prospectus, except for any information that is superseded or updated by information included directly in this joint information statement/prospectus.

This joint information statement/prospectus incorporates by reference the documents listed below that Rumble has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about Rumble, its financial condition and other matters.

Rumble incorporates by reference into this joint information statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):

•        Rumble’s Annual Report on Form 10-K filed with the SEC on March 5, 2026;

•        Rumble’s Current Report on Form 8-K filed with the SEC on March 27, 2026; and

•        the description of Rumble Class A Common Shares contained in our registration statement on Form 8-A (File No. 001-40079), filed with the SEC under Section 12(b) of the Exchange Act on February 17, 2021, as updated by Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including any amendment or report filed for the purpose of updating such description.

All documents filed by Rumble pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) from the date of the offer to the date that the Northern Data Shares are accepted for exchange pursuant to the Takeover Offer, or the date that the Takeover Offer is terminated, shall also be deemed to be incorporated herein by reference.

Rumble makes its annual and interim reports and other information available on investors.rumble.com. The information contained in, on or accessible through Rumble’s website does not constitute a part of, and is not incorporated by reference in, this joint information statement/prospectus.

You may obtain any of the documents listed above from the SEC, through the SEC’s website or from Rumble by requesting them in writing or by telephone at the following address:

Rumble Inc.
444 Gulf of Mexico Drive
Longboat Key, Florida 34228
Attn: Corporate Secretary
+1 (941) 210-0196

These documents are available from Rumble without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint information statement/prospectus forms a part.

Each document incorporated by reference into this document is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs of Rumble since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this document to the extent that a subsequent statement contained in another document that is incorporated by reference into this document at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

THE BUSINESS COMBINATION

Information About the Companies

Rumble

Rumble, the Freedom-First technology platform, is designed to help content creators manage, distribute, and monetize their content by connecting them with brands, publishers, and directly to their subscribers and followers. On September 16, 2022, Rumble completed the 2022 Business Combination pursuant to a business combination agreement with CF VI, a special purpose acquisition vehicle. Following the completion of the 2022 Business Combination, the Rumble Class A Common Shares began trading on the Nasdaq.

Rumble’s Class A Common Shares are listed on the Nasdaq under the symbol “RUM” and our publicly traded warrants to purchase one Rumble Class A Common Share are listed on the Nasdaq under the symbol “RUMBW.”

Rumble’s principal executive office is located at 444 Gulf of Mexico Drive, Longboat Key, Florida 34228. Rumble’s registered office is located at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, and the name of Rumble’s registered agent at such address is Corporation Service Company.

Northern Data

Northern Data is a provider of full-stack AI and HPC solutions, leveraging a network of high-density, liquid-cooled, GPU-based technology to enable the world’s most innovative companies. Together with its partners, Northern Data is passionate about the potential of HPC to drive both technological and societal transformation. We believe that Northern Data has one of the largest GPU clusters for HPC in Europe through its Taiga Cloud business, while its Ardent Data Centers business has a network of owned and colocation data centers across the globe.

Northern Data Shares are listed, among other venues, on the Regulated Unofficial Market of the Munich Stock Exchange (Börse München) in the m:access segment and in the electronic trading system of the Frankfurt Stock Exchange (Xetra) under the symbol “NB2”.

Northern Data’s registered office and business address is An der Welle 3, 60322 Frankfurt am Main, Germany (telephone: +49 (0)69 3487 5225), LEI 391200LB6JA3HAQWTS32. It is registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under HRB 106465.

Background of the Business Combination

As part of Rumble’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Rumble Board and members of Rumble’s senior management team regularly review, consider and assess Rumble’s operations, financial performance, future growth prospects and strategic plans and consider various strategic opportunities, taking into account various factors, including the business, competitive, regulatory, financing and economic environments and developments in Rumble’s industry. As part of these strategic reviews, the Rumble Board regularly consulted with its financial and legal advisors. These reviews have included discussions of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives, as well as the potential benefits and risks of such potential opportunities compared to the risks and benefits of Rumble continuing to execute on its strategy as a standalone company.

On December 20, 2024, Rumble entered into a Transaction Agreement with Tether, pursuant to which, on February 7, 2025, Tether made a strategic investment in Rumble of $775 million, consisting of 103,333,333 newly issued Rumble Class A Common Shares, at a price of $7.50 per share. In connection with Tether’s strategic investment, Rumble and Tether, in its capacity as a significant shareholder of Rumble, engaged in various discussions relating to potential business opportunities that may be available to Rumble. As part of these discussions, Tether indicated that it owned a majority stake in Northern Data (although did not have a representative on its board of directors) and that Northern Data had recently been considering a potential U.S. listing for its Taiga Cloud and Ardent Data Centers businesses.

In order to facilitate a discussion between Rumble and Northern Data, Rumble delivered a draft confidentiality agreement to Aroosh Thillainathan, Northern Data’s CEO, on February 11, 2025. On February 14, 2025, Rumble and Northern Data entered into a mutual confidentiality agreement, which contained a 24-month term and an 18-month standstill binding on each of Rumble and Northern Data.

Following the execution of the confidentiality agreement, representatives of Rumble and Northern Data commenced preliminary discussions regarding a potential transaction that would involve Rumble acquiring the Taiga Cloud and Ardent Data Centers businesses from Northern Data in exchange for Rumble Class A Common Shares. The potential transaction would exclude Northern Data’s legacy Peak Mining brand and related Bitcoin mining assets (“Peak Mining”).

In mid-February 2025, Rumble entered into discussions with Guggenheim Securities regarding Guggenheim Securities acting as Rumble’s non-exclusive financial advisor in connection with a potential transaction with Northern Data. On March 7, 2025, Guggenheim Securities delivered a draft engagement letter to Rumble.

On February 27, 2025, Mr. Thillainathan and John Hoffman, Northern Data’s Chief Operating Officer (who was later appointed as co-CEO in September 2025), participated in a videoconference call with representatives of Rumble and Guggenheim Securities to provide an overview of Northern Data’s business.

On March 6, 2025, Messrs. Thillainathan and Hoffman, together with Elliot Jordan, Northern Data’s Chief Financial Officer, participated in a videoconference call with representatives of Rumble and Guggenheim Securities to discuss Northern Data’s financial model and related considerations.

On March 7, 2025, the Rumble Board met with members of Rumble’s senior management. At the meeting, Chris Pavlovski, Chairman and Chief Executive Officer of Rumble, summarized preliminary conversations with representatives of Northern Data regarding a potential acquisition. Members of Rumble’s senior management presented a business case for the potential transaction, including details on the assets held by Northern Data and related financial information. The Rumble Board authorized Rumble management to further explore the potential transaction and to negotiate an engagement letter with Guggenheim Securities.

On March 10, 2025, representatives of Rumble held a videoconference call with representatives from Guggenheim Securities and Rumble’s outside legal counsel, Willkie Farr & Gallagher LLP (“Willkie”), to discuss a potential transaction with Northern Data. The parties discussed certain issues relating thereto, including the structure of a potential transaction, the due diligence that Rumble would seek to conduct on Northern Data, the documentation that would be required for a potential transaction of this type and other related considerations. The parties also discussed the potential engagement by Rumble of a commercial advisor and accounting and tax advisor to assist with due diligence. On March 12, 2025, Guggenheim Securities circulated a draft transaction work plan and timeline for a potential transaction to representatives of Rumble and Willkie.

On March 17, 2025, representatives of Rumble held a videoconference call with representatives from Guggenheim Securities and Willkie to discuss the proposed work plan and timeline for a potential transaction.

On March 20, 2025, Messrs. Hoffman and Jordan participated in a videoconference call with representatives of Rumble, Guggenheim Securities and Doane Grant Thornton LLP (“Grant Thornton”), an accounting advisor to Rumble, to discuss considerations relating to Northern Data’s quality of earnings.

Also, on March 20, 2025, the Rumble Board held a meeting, which members of Rumble’s senior management and representatives of Guggenheim Securities and Willkie attended by invitation. At the meeting, Mr. Pavlovski provided a summary of his recent conversations with representatives of Northern Data regarding a potential transaction. Guggenheim Securities then summarized its preliminary views on opportunities and recent developments in the enterprise AI sector.

On March 21, 2025, Rumble entered into a confidentiality agreement with Boston Consulting Group (“BCG”) and subsequently, on April 2, 2025, entered into an engagement letter with BCG to assist with commercial due diligence for a potential transaction with Northern Data.

On March 24, 2025, representatives from Rumble, Guggenheim Securities and Willkie participated in an organizational videoconference call with representatives from Northern Data and its financial advisor, Jefferies, to discuss workstreams for a potential transaction, including due diligence and transaction structure. Following the meeting, Guggenheim Securities and Jefferies exchanged the due diligence request lists of Rumble and Northern Data, respectively.

On March 26, 2025, representatives from Willkie participated in a videoconference call with representatives from Latham & Watkins LLP (“Latham”), U.S. legal counsel to Northern Data, to discuss legal due diligence, transaction structure and legal documentation.

On March 28, 2025, representatives of Rumble and Northern Data participated in a videoconference call with Guggenheim Securities and Jefferies, pursuant to which they discussed a technical overview of Rumble and Northern Data and potential considerations around the strategy of the potential combined company.

On April 2, 2025, representatives from Rumble, Northern Data, Guggenheim Securities, Jefferies, Willkie and Latham participated in a videoconference call to discuss the structure of a potential transaction. The structure discussed involved the acquisition by Rumble of a newly formed subsidiary of Northern Data (“Northern Data Holdco”) that would, following an internal restructuring, own the Taiga Cloud and Ardent Data Centers businesses of Northern Data but exclude Peak Mining and other assets. In exchange for acquiring Northern Data Holdco, Rumble would issue Rumble Class A Common Shares to Northern Data. Also, on April 2, representatives from Rumble and Northern Data participated in a videoconference call with Guggenheim Securities and Jefferies to further discuss the potential technical capabilities of the potential combined company.

On April 9, 2025, representatives from Willkie held a videoconference call with Gleiss Lutz Hootz Hirsch PartmbB Rechtsanwälte, Steuerberater (“Gleiss”), German legal counsel to Northern Data, to discuss German law considerations relating to a potential transaction, including the proposed transaction structure. Also, on April 9, 2025, Rumble engaged Grant Thornton to assist with financial and tax due diligence for the potential transaction.

On April 10, 2025, the Rumble Board held a meeting, which members of Rumble’s senior management and representatives of Guggenheim Securities and Willkie attended by invitation. At the meeting, members of Rumble’s senior management provided an update on the status of their consideration of a potential transaction with Northern Data. Mr. Pavlovski provided his views on the potential strategic and other benefits of a potential transaction and Guggenheim Securities provided an overview of the strategic rationale for the transaction, including individual capabilities of the two companies and the combined capabilities.

On April 11, 2025, representatives from Grant Thornton and Ernst & Young LLP (“E&Y”), Northern Data’s tax advisor, participated in a videoconference call with representatives from Rumble, Northern Data, Guggenheim Securities, Jefferies, Willkie and Latham relating to the structure of a potential transaction, including related tax consequences.

Additionally, on April 11, 2025, Mr. Thillainathan and a representative from Apeiron, a significant shareholder of Northern Data, met with Mr. Pavlovski and other members of Rumble’s senior management at Rumble’s offices in Toronto, Canada to discuss the potential transaction and the potential opportunities that may be available through a business combination.

On April 17, 2025, the Rumble Board held a meeting, which members of Rumble’s senior management and representatives of BCG, Guggenheim Securities and Willkie attended by invitation. At the meeting, Mr. Pavlovski updated the Rumble Board on his discussions with Northern Data to date. BCG then presented its commercial due diligence findings regarding Northern Data. BCG also led a discussion focused on the Taiga Cloud and Ardent Data Centers businesses, the competitive landscape of its industry and the potential risks and benefits of a potential transaction between Rumble and Northern Data. A discussion regarding the risks and rewards, timing, and necessary diligence for a potential transaction followed. At the meeting, the Rumble Board authorized management, together with its legal and financial advisors, to continue engaging with Northern Data to further evaluate the viability of a potential transaction.

In mid- to late April 2025, Willkie prepared a draft purchase agreement for a potential transaction based on the transaction structure discussed to date and engaged in discussions with representatives from Rumble and its advisors regarding issues pertinent to the agreement, including the treatment of Northern Data’s outstanding debt, the Rumble share consideration, potential purchase price adjustments, the treatment of Northern Data employees and post-closing recourse. Rumble and its advisors also discussed a potential earnout structure tied to Northern Data’s performance following the closing of the transaction.

From April 22, 2025 through April 24, 2025, representatives from Rumble conducted site visits at Northern Data’s London and Frankfurt offices and Northern Data’s data centers in Sweden, Norway and Portugal.

On May 4, 2025, Willkie delivered a draft of the purchase agreement to Latham, which did not yet include a proposal on the purchase price.

On May 7, 2025, the Rumble Board held a meeting, which members of Rumble’s senior management and representatives of Guggenheim Securities and Willkie attended by invitation. At the meeting, Mr. Pavlovski provided a summary of the latest developments with respect to a potential transaction, noting that valuation work was still ongoing by Rumble and its financial advisors. Representatives of Rumble’s senior management also summarized Northern Data’s recent change of its public earnings guidance. The Rumble Board discussed with its advisors appropriate next steps and timing relating to a potential transaction, diligence focus areas, Northern Data’s deal pipeline, and Northern Data’s financial performance and projections. The Rumble Board asked Rumble’s senior management, with the assistance of Guggenheim Securities, to formulate a proposal on valuation and purchase price.

On May 15, 2025, representatives from Grant Thornton and E&Y participated in a videoconference call with representatives from Rumble, Northern Data, Guggenheim Securities, Jefferies, Willkie and Latham relating to the structure of a potential transaction.

On May 19, 2025, representatives from Rumble and Northern Data participated in a videoconference call with Guggenheim Securities and Jefferies to discuss technical diligence primarily regarding Rumble.

On May 22, 2025, the Rumble Board held a meeting, which members of Rumble’s senior management and representatives of Guggenheim Securities and Willkie attended by invitation. At the meeting, Guggenheim Securities provided an update on the various ongoing workstreams related to a potential transaction with Northern Data, and its work to date on its financial analysis of Northern Data. Discussion topics also included a potential earnout structure for the Rumble consideration to be delivered in a potential transaction, the status of Northern Data’s key customer contracts, and recent cloud and GPUaaS industry trends. Members of Rumble’s senior management, together with Guggenheim Securities, then outlined the key terms of a proposal for a transaction (described below). Following a discussion among the Rumble Board and its advisors, the Rumble Board directed Guggenheim Securities to deliver that proposal to Northern Data’s financial advisors. On May 22, 2025, Rumble also executed its engagement letter with Guggenheim Securities. The Rumble Board selected Guggenheim Securities as Rumble’s financial advisor, based upon, among other things, the fact that Guggenheim Securities is an internationally recognized investment banking firm that has substantial experience in merger and acquisition transactions and the high-quality service that Guggenheim Securities provides.

On May 24, 2025, at the direction of the Rumble Board, representatives of Guggenheim Securities sent representatives of Jefferies a non-binding proposal from Rumble (the “May 24th Proposal”), offering Northern Data 99.5 million newly issued Rumble Class A Common Shares, representing approximately 25% of Rumble’s pro forma diluted shares outstanding as of signing, for all of the stock of Northern Data Holdco, a newly formed subsidiary of Northern Data that would hold Northern Data’s Taiga Cloud and Ardent Data Centers assets. In addition, the May 24th Proposal contemplated the issuance of up to an additional 61.2 million Rumble Class A Common Shares based on the achievement of certain criteria over the six quarters for the second half of 2025 through 2026. The earnout shares would begin to be released at 60% achievement of identified targets and would be released proportionally until 100% of the target was achieved. Northern Data Holdco would assume all of the outstanding Northern Data debt held by Tether and its affiliates. In addition, the May 24th Proposal was made contingent on the execution of a long-term contract between Northern Data Holdco and a certain customer that historically accounted for a significant portion of the revenue generated by the acquired business (the “Significant Customer”).

On May 26, 2025, Northern Data responded to Rumble and indicated that the May 24th Proposal was not acceptable and substantially undervalued the Taiga Cloud and Ardent Data Centers businesses.

On May 28, 2025, Northern Data announced publicly that it received expressions of interest from U.S.-listed companies to enter into discussions focused on merging or acquiring its Taiga Cloud and Ardent Data Centers divisions.

On May 29, 2025, representatives from Rumble conducted a site visit at Northern Data’s data center in Pittsburgh, Pennsylvania.

On June 11, 2025, the Rumble Board held a meeting, which members of Rumble’s senior management and representatives of Willkie attended by invitation. At the meeting, members of Rumble’s senior management provided an update on Northern Data’s response to the May 24th Proposal and the press release that Northern Data issued on May 28, 2025.

On June 23, 2025, representatives from Northern Data contacted representatives of Rumble to indicate that Northern Data planned to deliver an updated proposal to Rumble, taking into account a range of new strategic and operational initiatives that Northern Data believed justified a higher purchase price.

On June 26, 2025, Northern Data delivered a revised proposal (the “June 26th Proposal”) to representatives of Rumble, which involved an exchange of Rumble Class A Common Shares for the stock of Northern Data Holdco, based on an implied 20% premium to the market value of the Taiga Cloud and Ardent Data Centers businesses. The implied market value was estimated assuming adjustments to Northern Data’s observed market value, including approximately

$200 million attributable to proceeds from the expected divestiture of Peak Mining, which would be excluded from the transaction. The June 26th Proposal provided an implied ownership of 42% for Northern Data shareholders of the pro forma company. The June 26th Proposal also called for anti-dilution protection in the form of additional Rumble warrants and earnout shares issued to Northern Data to maintain the same percentage of ownership in the combined company in the event of dilution from the potential vesting of certain Class A and C earnout shares, warrants and options issued in connection with Rumble’s de-SPAC transaction. The June 26th Proposal did not include a requirement for the execution of an agreement with the Significant Customer.

On June 27, 2025, the Rumble Board held a meeting to discuss the June 26th Proposal, with members of Rumble’s senior management and representatives of Guggenheim Securities and Willkie attending by invitation. At the meeting, members of Rumble’s senior management, with the assistance of Guggenheim Securities, provided their views on the June 26th Proposal. The Rumble Board then discussed with management and its advisors Northern Data’s valuation, potential improvements to Northern Data’s business that Rumble could implement, and the need to negotiate terms that would be reasonable to Rumble and its stockholders. Rumble Board members then discussed next steps, and requested further analysis from Guggenheim Securities of the June 26th Proposal.

Also, on June 27, 2025, representatives from Rumble participated in a videoconference call with representatives from Northern Data to obtain additional information relating to Northern Data’s recent financial performance.

On July 9, 2025, the Rumble Board met with members of Rumble’s senior management, representatives of Guggenheim Securities and Willkie. The participants discussed Northern Data’s customer pipeline and the value that Rumble could potentially create to enhance it, and then outlined the terms of a potential counteroffer to Northern Data (the “July 9th Counteroffer”), which would provide for (i) Rumble to issue newly-issued Rumble Class A Common Shares representing approximately 33.3% of its pro forma diluted shares outstanding for the stock of the Northern Data Holdco holding the Taiga Cloud and Ardent Data Centers assets, (ii) no earnout, anti-dilution protection, or other contingent consideration and (iii) Northern Data Holdco assuming Tether’s outstanding loan to Northern Data on restructured terms to be agreed upon. Guggenheim Securities presented its views of the potential July 9th Counteroffer terms. A discussion with Board members followed, after which the Rumble Board directed Guggenheim Securities to deliver the July 9th Counteroffer to Northern Data’s financial advisors.

On July 9, 2025, representatives of Guggenheim Securities, at the direction of the Rumble Board, delivered the July 9th Counteroffer to Jefferies.

On July 10, 2025, representatives from Northern Data indicated that Northern Data would be willing to move forward with a potential transaction consistent with the July 9th Counteroffer. On July 11, 2025, representatives from Northern Data, Rumble, Guggenheim Securities, Jefferies and Willkie participated in a videoconference call to discuss next steps.

On July 14, 2025, representatives from Rumble, Guggenheim Securities and Willkie participated in a videoconference call with Tether and its legal counsel, McDermott Will & Schulte LLP (“MWS”), to discuss the structuring of Tether’s outstanding loan to Northern Data that was contemplated by the July 9th Counteroffer. Following the July 14th call, representatives from Tether and MWS engaged in further conversations with representatives from Rumble, Guggenheim Securities and Willkie relating to the structure of the proposed transaction. During these conversations, Tether indicated that the proposed structure of the July 9th Counteroffer was tax inefficient for Tether and that Tether would likely not support the proposed transaction in such form.

On July 22, 2025, the Rumble Board held a meeting, which members of Rumble’s senior management and representatives of Guggenheim Securities and Willkie attended by invitation. At the meeting, Guggenheim Securities provided an update on developments regarding the potential transaction with Northern Data since the last Rumble Board meeting, including Northern Data’s decision to move forward with the July 9th Counteroffer. Mr. Pavlovski also summarized his recent communications with Tether relating to a potential change in the deal structure as noted above.

On July 24, 2025, MWS delivered a draft term sheet to Willkie providing for an alternative transaction structure whereby Rumble would acquire Northern Data (following its divestiture of Peak Mining) through a voluntary exchange offer, alongside private purchases of all of the Northern Data shares held by the Tether, Apeiron and the ART Sellers at the same offer price per share. Between July 24, 2025 and August 5, 2025, representatives from Rumble and Tether negotiated the draft term sheet, including with respect to offer conditions, the terms of Tether’s outstanding loan to Northern Data and Tether’s commitment to potentially purchase additional Northern Data shares outside of the exchange offer for a period extending beyond the closing to assist, if necessary, in Rumble acquiring 90% or more of Northern Data shares to enable a merger squeeze-out.

On July 30, 2025, the Rumble Board held a meeting, which members of Rumble’s senior management and representatives of Guggenheim Securities and Willkie attended by invitation. At the meeting, the Rumble Board discussed the potential revised transaction structure based on Rumble’s discussions with Tether. The Rumble Board authorized Rumble management to pursue discussions with Tether on the revised terms proposed.

On August 4, 2025 and August 5, 2025, the Rumble Board met with members of Rumble’s senior management and representatives of Guggenheim Securities and Willkie attended by invitation. At the meetings, Willkie and Rumble’s senior management gave an update on the negotiations with Tether. The Rumble Board authorized Rumble management to move forward with negotiations with Tether on the terms discussed at the meeting.

On August 5, 2025, Rumble and Tether signed a non-binding term sheet (the “Tether Term Sheet”) to reflect the updated transaction structure. The Tether Term Sheet contemplated an exchange offer with Northern Data Shareholders for a total number of Rumble Class A Common Shares representing 33.3% of the pro forma diluted Rumble Class A Common Shares (assuming 100% of the outstanding Northern Data Shares are delivered in the exchange offer and Rumble’s purchases of Northern Data Shares from Tether, Apeiron and the ART Sellers outside of the exchange offer), subject to potential upward adjustment in the event of the sale of Peak Mining. In this regard, the Tether Term Sheet indicated that Peak Mining would be sold by Northern Data prior to completion of the exchange offer. The exchange offer would be subject to a 90% minimum acceptance condition (taking into account Rumble’s purchases of Northern Data Shares from Tether, Apeiron and the ART Sellers outside of the exchange offer) and there would be no anti-dilution protection. The Tether Term Sheet also contemplated that Tether would commit, subject to applicable law, to using reasonable efforts to purchase additional Northern Data Shares, up to such number of Northern Data Shares necessary to enable Rumble to reach a total shareholding of 90% of Northern Data, in the open market or through negotiated purchases at a price not to exceed the implied value of the Rumble Class A Common Shares to be received in the exchange offer, and then exchange any such acquired shares with Rumble on the same terms applicable to the private sale of its existing Northern Data Shares to Rumble, during the exchange offer period. Finally, Rumble and Tether agreed to modify Tether’s outstanding loan to Northern Data including, among other things, by adding collateral and security interests over any assets held by Northern Data and its subsidiaries at the completion of the exchange offer and by removing the financial maintenance covenants.

On August 6, 2025, the Rumble Board met with members of Rumble’s senior management. At the meeting, the Rumble Board authorized Rumble management to provide a five-year Rumble financial outlook to Guggenheim Securities (the “August 2025 Forecast”) for purposes of Guggenheim Securities’ financial analyses relating to a potential transaction with Northern Data.

On August 7, 2025, the Rumble Board met with members of Rumble’s senior management and representatives of Guggenheim Securities and Willkie attended by invitation. At the meeting, Willkie provided an update to the Rumble Board regarding ongoing discussions between Rumble and Tether with respect to a potential tender offer for Northern Data.

On August 8, 2025, the Rumble Board held a meeting with members of Rumble’s senior management and representatives from Guggenheim Securities and Willkie attended by invitation. At the meeting, the Rumble Board authorized Rumble management to communicate the updated proposal as contemplated by the Tether Term Sheet to representatives of Northern Data.

On August 9, 2025, Mr. Pavlovski, acting at the direction of the Rumble Board, delivered a letter to Aroosh Thillainathan, setting forth the non-binding terms of a potential exchange offer by Rumble for all of the outstanding Northern Data shares, alongside concurrent private sales by Tether (and potentially two other large shareholders) of their entire shareholding in Northern Data (representing approximately 69% of Northern Data Shares, with 54% of that amount then held by Tether) at the same price as the exchange offer price. The letter contemplated that each Northern Data Shareholder that tendered its shares in the exchange offer would receive 2.319 Rumble Class A Common Shares for each Northern Data Share, resulting in approximately 33.3% total pro forma ownership in Rumble for Northern Data Shareholders, based on the assumptions described in the letter, including that all outstanding Northern Data Shares were tendered in the exchange offer or sold in the concurrent private sales. The letter also indicated that the final exchange ratio would be determined following completion of Rumble’s confirmatory due diligence and negotiation with Northern Data and Tether, and would reflect adjustments for the potential sale of Peak Mining and potentially other balance sheet items. The letter further confirmed that Rumble expected the Peak Mining Sale to be completed prior to the consummation of the exchange offer and the net proceeds thereof to be used to reduce the remaining balance of Tether’s outstanding loan to Northern Data.

On August 10, 2025, Rumble and Tether signed an addendum to the Tether Term Sheet pursuant to which Tether committed to purchase certain GPU services per year from Rumble at prevailing spot prices over a two-year period.

On the evening of August 10, 2025 (U.S. time), immediately following an ad hoc announcement published by Northern Data of its receipt of the proposal, Rumble announced its non-binding intent to acquire 100% of Northern Data Shares in a potential all-stock exchange offer, consistent with the terms described above.

On August 12, 2025, Willkie provided an initial draft of the Business Combination Agreement to MWS, which was subsequently delivered to Latham and Gleiss on August 18, 2025. On August 13, 2025, Willkie also provided initial drafts of the Transaction Support Agreement and the Shareholder Loan Amendment Agreement and related agreements to MWS.

Between August 13, 2025 and November 10, 2025, representatives of Rumble, Northern Data and Tether and their respective advisors reviewed and negotiated drafts of the Business Combination Agreement, the Transaction Support Agreements, the Shareholder Loan Amendment Agreement and the other transaction documents, as further described in the sections of this document entitled “The Business Combination Agreement” and “Other Transaction Agreements”.

On September 12, 2025, Rumble engaged ParkView Partners GmbH (“ParkView”) to act as a non-exclusive financial advisor to Rumble to provide expertise with respect to German exchange offers.

On September 17, 2025, the Rumble Board held a meeting, which members of Rumble’s senior management and representatives of Guggenheim Securities, ParkView and Willkie attended by invitation. At the meeting, the Rumble Board authorized Rumble management to pursue the exchange offer without a minimum acceptance condition, provided that the exchange offer was conditioned on the concurrent closing of the private purchases of Northern Data Shares from Tether, Apeiron and the ART Sellers.

Additionally, on September 17, 2025, MWS provided initial drafts of the Tether Customer Agreement (as defined below) and Tether Marketing Agreement (as defined below) to Willkie. Between September 17, 2025 and November 10, 2025, representatives of Rumble and Tether and their respective advisors reviewed and negotiated drafts of the Tether Customer Agreement and the Tether Marketing Agreement.

On September 19, 2025, Willkie provided a draft of a transaction support agreement with the ART Sellers to Aroosh Thillainathan. On September 23, 2025, Willkie provided a draft of a transaction support agreement with Apeiron to MWS, who in turn, shared the draft with Apeiron’s counsel.

On September 24, 2025, governmental authorities acting at the direction of the EPPO conducted raids at the Boden, Sweden and Frankfurt, Germany facilities of Northern Data related to allegations of tax evasion and certain related offenses associated with an alleged failure to pay certain VAT taxes in Sweden for the 2021 through 2024 tax years (collectively, the “Allegations”). Following the announcement of the Allegations, Rumble paused work on finalizing the transaction in order to focus its efforts on due diligence of the Allegations, including with the assistance of tax and local advisors, including the Swedish office of Grant Thornton and Jurie Advokat AB (“Jurie”), a Swedish law firm.

In mid-October 2025, Rumble discussed with Tether potential changes to the transaction terms as a result of the potential risks presented by the Allegations, including a reduced exchange ratio, a financing commitment from Tether to fund potential tax liabilities that may become due and owing by Northern Data as a result of the Allegations, and a potential reduction of 50% of Tether’s outstanding loan at Northern Data in exchange for Rumble Class A Common Shares.

On October 27, 2025, the Rumble Board held a meeting with members of Rumble’s senior management and representatives from Grant Thornton, Guggenheim Securities, Jurie and Willkie attended by invitation to discuss the Allegations. At the meeting, the Rumble Board discussed with its advisors an appropriate reduction to the proposed exchange ratio to take into account the risks presented by the Allegations and the potential impact thereof on Northern Data. The Rumble Board also discussed with its advisors other revised terms to provide additional protections to Rumble related to the Allegations, including a closing condition tied to the outcome of a law firm investigation into the Allegations (see the section of this document entitled “The Business Combination Agreement — The Takeover Offer — Northern Data’s Cooperation with Law Firm Investigation”) and a financing commitment from Tether to fund potential tax liabilities that may arise from the Allegations, including for a period of time following the closing. Following the meeting, representatives of Rumble, at the direction of the Rumble Board, discussed and negotiated an updated proposal for the potential transaction with representatives of Tether consistent with the terms discussed with the Rumble Board.

On November 2, 2025, the Rumble Board met with members of Rumble’s senior management and representatives from Guggenheim Securities and Willkie attended by invitation. At the meeting, the Rumble Board authorized Rumble management to provide an updated five-year Rumble financial outlook to Guggenheim Securities (see “Certain Unaudited Prospective Financial Information — Rumble Standalone Projections”), which updated the August 2025 Forecast to take into account developments in Rumble’s business since August 6, 2025, for purposes of Guggenheim Securities’ financial analyses relating to a potential transaction with Northern Data.

On November 3, 2025, Northern Data announced the divestiture of its Peak Mining business for up to $200 million in proceeds, comprising $50 million in up-front proceeds and up to $150 million in deferred consideration related to a profit share pursuant to mining operations at Corpus Christi. The terms of the divestiture also granted Northern Data a call option right such that it could reacquire assets for approximately $5 million (plus certain related costs, expenses and taxes) including its Corpus Christi location, provided that it was able to resell the Corpus Christi location to the leading global infrastructure asset management firm which had already entered into negotiations with Northern Data for a sale of the site for HPC purposes.

Additionally, on November 3, 2025, representatives from Willkie, acting at the direction of the Rumble Board, delivered an updated proposal to Latham and Gleiss relating to certain deal terms, including (i) a closing condition related to a law firm investigation into the Allegations, (ii) a financing commitment from Tether to fund, at Rumble’s option, certain VAT and other tax liabilities of Northern Data and its subsidiaries in an amount up to $200 million before or up to 18 months after the closing of the exchange offer, (iii) the exchange of 50% of the value of the Existing ND Loan (as defined herein) held by Tether for the number of Rumble Class A Common Shares equal to such share of the Existing ND Loan divided by $7.88 at the closing of the exchange offer and (iv) the grant of an option to Tether to exchange, at the one-year anniversary of the closing of the exchange offer, the remaining 50% of the Existing ND Loan into Rumble Class A Common Shares at the greater of the 10-day VWAP of Rumble Class A Common Shares as of such date or the $7.88 per share price. In delivering the updated proposal, Willkie also indicated that Rumble would, at a later date, potentially communicate an update to its exchange ratio proposal.

Between November 3, 2025 and November 10, 2025, representatives from Rumble, Northern Data and Tether negotiated the updated terms of the potential transaction, as reflected in the Business Combination Agreement and related ancillary agreements. In addition, Rumble negotiated and finalized the Transaction Support Agreements with Apeiron and the ART Sellers.

On November 5, 2025, the Rumble Board met with members of Rumble’s senior management. At the meeting, Mr. Pavlovski provided a brief update regarding the potential transaction, noting a more thorough discussion would occur at the November 7, 2025 Rumble Board meeting.

On November 7, 2025, the Rumble Board held a meeting, which members of Rumble’s senior management and representatives of Guggenheim Securities and Willkie attended by invitation. Mr. Pavlovski updated the Rumble Board on the current status of discussions, including that Rumble would seek to communicate a proposed updated exchange ratio of 2.0281 Rumble Class A Common Shares to Northern Data over the upcoming weekend. Representatives of Rumble’s senior management, with the assistance of Guggenheim Securities, then provided an overview of senior management’s proposed strategic and financial rationale for the potential transaction and reviewed with the Rumble Board the potential benefits of a business combination with Northern Data. Representatives of Willkie then reviewed in detail with the Rumble Board certain materials previously distributed, setting forth the applicable legal standards in the context of considering a transaction of the type being proposed, which was followed by a presentation by representatives of Willkie regarding the proposed final terms of the Business Combination Agreement and related ancillary agreements. Willkie also presented on their legal due diligence findings relating to Northern Data. Representatives of Guggenheim Securities then presented to the Rumble Board various financial analyses of the proposed transaction using the updated exchange ratio.

On November 8, 2025, Guggenheim Securities, acting at the direction of the Rumble Board, communicated the updated exchange ratio of 2.0281 Rumble Class A Common Shares per Northern Data share to Jefferies, which would result in approximately 30.4% total pro forma ownership in Rumble for Northern Data shareholders, assuming all outstanding Northern Data shares were tendered in the Takeover Offer or sold pursuant to the Transaction Support Agreements13. On the same date, Northern Data expressed its desire to include in the transaction a potential cash component that would be available to participating Northern Data shareholders in the event there was a successful sale of Northern Data’s previously owned Corpus Christi location to a leading global infrastructure asset management firm, who was currently evaluating the location for HPC purposes under an exclusivity agreement. The parties discussed and negotiated the terms of the cash component on November 8th and November 9th.

On November 9, 2025, the Rumble Board held a meeting, which members of Rumble’s senior management and representatives of Guggenheim Securities and Willkie attended by invitation. Mr. Pavlovski updated the Rumble Board on the current status of discussions, including the addition of the proposed cash component. Representatives of Rumble’s senior management, with the assistance of Guggenheim Securities, then reiterated the proposed strategic and financial rationale for the transaction as well as the potential benefits of a business combination with Northern Data. Representatives of Willkie reviewed with the Rumble Board their fiduciary duties in connection with considering the approval of the proposed transaction. Representatives of Guggenheim Securities then presented to the Rumble Board their final financial analyses of the proposed transaction as further described below under the section of this document entitled “— Opinion of Financial Advisor to Rumble.” In connection with the deliberation by the Rumble Board, Guggenheim Securities delivered to the Rumble Board its written opinion, to the effect that, as of November 9, 2025 and based upon and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken qualifications and other conditions contained in such opinion, the exchange ratio pursuant to the Business Combination Agreement was fair, from a financial point of view, to Rumble, as more fully described below under the section of this document entitled “— Opinion of Financial Advisor to Rumble.” Following these discussions, the Rumble Board unanimously determined that the Business Combination Agreement and the related ancillary agreements and the transactions contemplated thereby, including the exchange offer, were advisable and in the best interests of Rumble and voted unanimously to approve the Business Combination Agreement and the related ancillary agreements and the transactions contemplated thereby.

On November 9, 2025 and November 10, 2025, the management board and the supervisory board of Northern Data held meetings. Representatives of Northern Data’s legal department, legal advisors from Gleiss, Latham, and Ashurst LLP, as well as representatives of Jefferies, attended the meetings. The advantages and disadvantages of the potential transaction were discussed during the meetings. In particular, the parties present considered the possible additional cash consideration amount relating to the potential sale of the Corpus Christi location. The discussions were conducted with legal advice regarding the fiduciary duties of the management board and the supervisory board. In connection with the deliberations of the management board and the supervisory board of Northern Data, Jefferies provided advice with respect to the financial aspects of the transaction as further described in the German Prospectus. Following these discussions, the management board and the supervisory board of Northern Data, based on review of the relevant information available to them on the date of the Business Combination Agreement, unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Takeover Offer, were advisable and in the best interests of Northern Data, and they voted unanimously to approve the entry into the Business Combination Agreement.

On November 10, 2025, Rumble and Northern Data executed the Business Combination Agreement and the applicable parties executed the other transaction documents on the terms approved by the Rumble Board and the Northern Data supervisory board. Thereafter, on the morning of November 10, 2025, prior to the opening of trading hours, Northern Data issued an ad hoc announcement and Rumble issued a press release announcing the execution of the Business Combination Agreement and the other transaction documents.

On January 12, 2026, Northern Data announced that its call option on the Corpus Christi site expired unexercised and no transaction will occur and, accordingly, the potential cash component of up to $200 million contained in the Business Combination Agreement will not be part of the consideration in the Takeover Offer.

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13       Based on Rumble’s pro forma diluted shares outstanding as of September 30, 2025, using the treasury stock method, and unaffected closing share prices as of August 8, 2025; on a pro forma basis, this would represent approximately 298.5 million pre-transaction Rumble shares outstanding, which number includes approximately 37.8 million dilutive shares using the treasury stock method (with the aforementioned assumptions), plus approximately 130.2 million newly issued Rumble shares issued to Northern Data shareholders. For the avoidance of doubt, pro forma diluted shares excludes any Rumble earnout securities that are subject to escrow restrictions relating to the 2022 Business Combination Agreement.

Rumble’s Reasons for the Business Combination

As described in the section of this document entitled “The Business Combination — Background of the Business Combination,” in evaluating the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the Takeover Offer, the Rumble Board held several meetings and consulted with Rumble’s senior management and its outside legal and financial advisors. In reaching its decision to approve the Business Combination Agreement and the transactions contemplated thereby, the Rumble Board considered several factors, including but not limited to the following (which are not necessarily presented in order of their relative importance to Rumble):

•        the Business Combination is expected to provide Rumble with immediate scale in the cloud and data center business, including:

•        the opportunity to build a full-stack cloud platform — from power to GPUs-as-a-service and beyond — backed by a mission to protect a free and open internet;

•        the acquisition of one of the largest GPU fleets for HPC in Europe, with 22.4K NVIDIA GPUs, including 20.4K NVIDIA H100s and 2K NVIDIA H200s;

•        access to a globally distributed network of data center locations and several strategically co-located sites; and

•        the acquisition of four owned data center locations anchored by Northern Data’s site in Maysville, Georgia, which, upon completion, is anticipated to deliver up to 180MW of capacity;

•        the Business Combination is expected to significantly expand Rumble’s international footprint with Northern Data’s prominent presence in Europe, including data center operations in Sweden, Norway, Portugal, the Netherlands, and the United Kingdom, as well as corporate locations in Germany, in addition to a growing presence in the United States;

•        by combining Northern Data’s ownership of one of the largest GPU clusters for HPC in Europe and market advantage in scaling and maintaining AI infrastructure with Rumble’s strong US-brand position, the Business Combination is expected to open up significant opportunities for the combined group, including investing in strengthening investment in the United States to further penetrate the AI market, help accelerate adoption of AI infrastructure and technologies by enterprise and government clients including through potential partnerships with hyperscalers and others and further expand Northern Data’s AI infrastructure leadership and Rumble’s presence in Europe;

•        the Business Combination will expand Rumble’s partnership with Tether, with Tether agreeing to become an important customer of the combined group following closing through the Tether Customer Agreement, which represents an initial commitment by Tether to purchase up to $150 million of GPU services over a two-year period following the closing of the Takeover Offer (see the section entitled “Other Transaction Agreements” beginning on page 84 of this joint information statement/prospectus for a more detailed summary of the Tether Customer Agreement, as well as the Tether Marketing Agreement which was entered into in connection with the signing of the Business Combination Agreement, which provides for a $100 million advertising commitment over two years commencing in February 2026);

•        the Business Combination is expected to accelerate Rumble’s creator, video and advertising AI innovation, with a scaled GPU estate and new AI competencies;

•        the Business Combination will enable Rumble to immediately pursue a go-to-market strategy, including by leveraging its existing and newly acquired government and corporate relationships;

•        the combined company is expected to have a larger equity market capitalization as compared to Rumble and provide better access to capital markets;

•        the benefits of the combined experience and knowledge of Rumble and Northern Data, as well as the cultural alignment between Rumble and Northern Data;

•        the fact that the Business Combination Agreement does not contain a minimum tender condition, with the Transaction Support Agreements with Tether, the ART Sellers and Apeiron expected to deliver at least 70% of Northern Data’s share capital subject to, and immediately prior to, the closing of the Takeover Offer; as of April 6, 2026, Tether, the ART Sellers and Apeiron owned Northern Data Shares representing approximately 72% of Northern Data’s share capital;

•        Tether’s support to purchase, subject to applicable law and the terms of the Tether Agreement, additional Northern Data Shares prior to and for a period of up to one year following the closing of the Business Combination;

•        the terms of the Sale and Transfer and Amendment and Restatement Agreement and the other related Amended Northern Data Loan Agreements relating to Tether’s existing loan with Northern Data, including the initial exchange of 50% of the value of the Existing ND Loan (as defined herein) for the number of Rumble Class A Common Shares equal to such share of the Existing ND Loan divided by $7.88 at the closing of the Takeover Offer and the potential subsequent exchange of 50% on the first anniversary of the closing of the Takeover Offer;

•        the delivery by the Majority Stockholder of the Written Consent immediately following the signing of the Business Combination Agreement, approving the Business Combination Agreement and the transactions contemplated thereby, including the Rumble Share Issuance and the Charter Amendment, which eliminated any requirement to seek additional approvals from Rumble Stockholders and thereby streamlined the transaction process;

•        the favorability and fairness of the Offer Exchange Ratio and the fact that the Takeover Offer is fixed and will not fluctuate in the event that the market price of Northern Data Shares increases relative to the market price of Rumble Class A Common Shares prior to completion of the Business Combination;

•        the current and prospective business environment in which Rumble and Northern Data operate, historical information concerning Rumble and Northern Data’s respective businesses and the results of the due diligence review of Northern Data and its business conducted by Rumble and its advisors;

•        the consideration of other alternatives reasonably available to Rumble and the recommendation of Rumble’s senior management in favor of the Business Combination;

•        the expected favorable impact of the Business Combination on the content creators, customers, suppliers and employees of Rumble;

•        the terms of the Business Combination Agreement, and the fact that such terms were the result of arm’s-length negotiations between representatives of Rumble and Northern Data; and

•        the financial analyses, which include, among other financial information, financial projections relating to Rumble and Northern Data prepared by Rumble’s management and Northern Data’s management and reviewed and discussed with representatives of Guggenheim Securities, as well as the oral opinion of Guggenheim Securities rendered to the Rumble Board on November 9, 2025, subsequently confirmed in writing by delivery of a written opinion dated November 9, 2025, that, as of the date of the written fairness opinion and based upon and subject to the assumptions and limitations set forth in such written fairness opinion, the exchange ratio pursuant to the Business Combination Agreement was fair, from a financial point of view, to Rumble, as more fully described below in the section of this document entitled “The Business Combination — Opinion of Financial Advisor to Rumble.” The Rumble Board also reviewed and considered the conditions to the completion of the Business Combination, and concluded that while the completion of the Business Combination is subject to various regulatory approvals, such approvals were likely to be satisfied on a timely basis.

The Rumble Board weighed these advantages and opportunities against several potentially negative factors in its deliberations concerning the Business Combination Agreement and the transactions contemplated thereby, including:

•        the Offer Exchange Ratio is fixed and will not fluctuate in the event that the market price of Rumble Class A Common Shares increases relative to the market price of Northern Data Shares prior to completion of the Business Combination;

•        the dilution of the ownership interests of Rumble’s current stockholders in Rumble that would result from settlement of the Takeover Offer and the other transactions contemplated by the Business Combination Agreement;

•        the risk that Northern Data’s financial performance may not meet Rumble’s expectations;

•        risks that Rumble may not realize the potential benefits of the Business Combination, including due to the fact that certain of the businesses of Northern Data represent new business lines for Rumble in which it has little prior experience operating, or Rumble failing to have access to sufficient capital to maintain and grow the acquired business as planned;

•        risks that the growth strategy of the combined business may require a significant amount of debt financing, which may be available on unfavorable terms, if at all, and risks relating to the ability of the combined business to service any such debt obligations;

•        the risk that the Business Combination may not be completed or may be delayed despite the parties’ efforts, including the possibility that conditions to the parties’ obligations to complete the Business Combination may not be satisfied or may be subject to certain terms, conditions or limitations imposed by governmental authorities;

•        the potential challenges and difficulties in integrating the operations of Rumble and Northern Data, including potential difficulties in retaining key personnel;

•        the potential effects of the Business Combination on the overall business of Rumble, including potential litigation and its relationships with customers, suppliers and regulators;

•        the risk that Northern Data Shareholders may not tender their Northern Data Shares in the Takeover Offer;

•        the risk that governmental regulatory agencies may not approve the Business Combination or may impose terms and conditions on their approvals;

•        the possibility of diversion of management attention during the pendency of the Business Combination and the substantial costs to be incurred in connection with the Business Combination;

•        the terms of the Business Combination Agreement, including those that restrict Rumble’s business and provide Northern Data the right to change its recommendation supporting the Business Combination or terminate the Business Combination Agreement under certain circumstances; and

•        risks of the type and nature described under the section of this document entitled “Risk Factors” beginning on page 11 of this joint information statement/prospectus and the matters described in the section entitled “Forward-Looking Statements” beginning on page 37 of this joint information statement/prospectus.

The Rumble Board considered all of these factors as a whole and on balance, concluded that the potential benefits of the Business Combination outweighed the risks and uncertainties of the Business Combination.

The foregoing discussion of the information and factors that the Rumble Board considered is not intended to be exhaustive, but rather is meant to include the material factors that the Rumble Board considered. The Rumble Board collectively reached the conclusion to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the Takeover Offer, in light of the various factors described above and other factors that the members of the Rumble Board believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that Rumble considered in connection with its evaluation of the Business Combination, the Rumble Board did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Rumble Board. In considering the factors discussed above, individual directors may have given different weights to different factors.

In considering the recommendation of the Rumble Board, you should be aware that certain directors and executive officers of Rumble may have interests in the Business Combination that are different from, or in addition to, interests of Rumble Stockholders generally and may create potential conflicts of interest. The Rumble Board was aware of these interests and considered them when evaluating and negotiating the Business Combination Agreement, the Business Combination, the Takeover Offer and the other transactions contemplated by the Business Combination Agreement. See the section of this document entitled “The Business Combination — Interests of Directors, Board Members and Executive Officers of Rumble and Northern Data in the Business Combination.”

It should be noted that this explanation of the reasoning of the Rumble Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed under “Forward-Looking Statements.”

Northern Data’s Reasons for the Business Combination

Prior to concluding the Business Combination Agreement, Northern Data’s management board and supervisory board examined and discussed in several board meetings the adequacy of the Takeover Offer, supported by the advice of the investment bank Jefferies as further described in the German Prospectus. The supervisory board of Northern Data, in particular, reviewed the potential risks and benefits associated with the Business Combination and the Takeover Offer. To support its evaluation, Northern Data engaged external advisors: (a) Jefferies provided financial advice as further described in the German Prospectus; (b) Latham & Watkins LLP conducted a legal due diligence of Rumble and its group companies; Gleiss Lutz Hootz Hirsch PartmbB Rechtsanwälte, Steuerberater advised the management board, and Ashurst LLP advised the supervisory board, on German corporate law matters, governance considerations and the supervisory board’s duties in connection with the Takeover Offer; and (c) Northern Data’s supervisory board received a legal opinion from Ashurst LLP confirming that the decision to approve the entry into the Business Combination Agreement satisfied the requirements of the business judgment rule under German law. Northern Data’s management board and supervisory board considered all of these analyses and opinions in connection with their decisions and concluded that the opportunity presented by the Business Combination was in the best interest of Northern Data Shareholders, as they will have the opportunity to remain invested in the combined company and participate in its future growth.

Northern Data’s decision to enter into the Business Combination Agreement was primarily driven by the strategic and financial merits of the proposed transaction. Northern Data’s management board and supervisory board considered several factors, including but not limited to the following (which are not necessarily presented in order of their relative importance to Northern Data):

•        the contemplated Business Combination brings together two leading companies and a strategic investor with complementary strengths, resources, assets and areas of expertise. By combining these capabilities, the transaction offers a unique opportunity to create a potential market leader with an enhanced competitive position offering a vertically integrated AI platform that realizes the benefits of owned AI compute infrastructure, proprietary data and a vast user base with a product vision, laying a stronger foundation for long-term success;

•        the Business Combination would improve Northern Data’s positioning in the U.S. market, leveraging the strong positioning and relationships Rumble has in the most sizable addressable market for AI infrastructure;

•        the expected benefits from the expanded partnership and product development opportunities with Tether, including the Tether Customer Agreement providing for a commitment to purchase GPU services and the continued financing support;

•        the terms of the Business Combination Agreement were the result of extensive arm’s-length negotiations between the parties, ensuring a fair and balanced outcome. These negotiations considered the interests of all stakeholders and produced a framework designed to support value creation and sound governance. In this context, the leadership and governance structure of Rumble were also carefully evaluated as integral elements of the combined group’s ability to execute its strategic vision effectively;

•        the Business Combination would offer Northern Data access to Rumble’s financing opportunities, including through Rumble’s Nasdaq listing, improving its access to capital and broader awareness, thereby strengthening Northern Data’s market position with key suppliers, customers and current and future employees, allowing Northern Data to fund additional growth investments;

•        the Business Combination would offer Northern Data the opportunity to realize growth opportunities within its existing data center site portfolio for near-term GPU deployments that would meaningfully improve the weighted average useful life of Northern Data’s GPU estate, offset costs that are being incurred at several under-utilized data center locations and capitalize on the scarcity of available power in the AI infrastructure market. Realizing such growth opportunities without the Business Combination would require significant third-party financing, the availability of which is uncertain. Absent such financing, Northern Data would be forced to take other liquidity measures, such as asset sales, which in turn could adversely affect the ability of Northern Data to achieve the aspired growth;

•        Northern Data Shareholders would benefit from accelerated growth and innovation, including new avenues for revenue expansion and operational synergies;

•        as the Takeover Offer is structured as a share-for-share exchange, tendering Northern Data Shareholders would have the opportunity to continue to participate in the potential future value creation of the combined pro-forma business, thereby allowing them to benefit from the strategic and financial merits of the Business Combination on a long-term basis; and

•        the management board and the supervisory board regard the offer consideration as adequate from a financial perspective and received advice and guidance from Jefferies as to the fairness of the offer consideration to the Northern Data Shareholders from a financial point of view.

The Northern Data management board and the supervisory board weighed these advantages and opportunities against several potentially negative factors in their deliberations concerning the Business Combination Agreement and the transactions contemplated thereby, including:

•        the Offer Exchange Ratio is fixed and will not fluctuate in the event that the market price of Rumble Class A Common Shares decreases relative to the market price of Northern Data Shares prior to completion of the Business Combination;

•        the impact of contingent tax liabilities related to the ongoing Swedish tax investigation on the valuation of Northern Data and the Offer Exchange Ratio;

•        the realization of the anticipated strategic benefits of the Business Combination, including the future product roadmap of the combined business, is subject to significant execution risks and uncertainties, and there can be no assurance that such benefits will materialize as expected; in addition, Rumble has to date not achieved profitability, and the combined business may continue to face challenges in achieving and sustaining profitability, which could adversely affect the value of the consideration received by tendering Northern Data Shareholders; and

•        the long period between signing of the Business Combination Agreement and completion of the Takeover Offer during which market conditions and business developments could materially change.

The Northern Data management board and the supervisory board considered all of these factors as a whole and, on balance, concluded that the potential benefits of the Business Combination outweighed the risks and uncertainties of the Business Combination. The foregoing discussion of the information and factors considered by the management board and supervisory board of Northern Data is not intended to be exhaustive, but rather is meant to include the material factors that the boards considered. Northern Data’s management board and supervisory board each unanimously came to the conclusion to approve the entry into the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the Takeover Offer, in light of the various factors described above and other factors that the management board and supervisory board members believed were appropriate.

Certain Unaudited Prospective Financial Information

Rumble and Northern Data do not currently, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent uncertainty, unpredictability and subjectivity of the underlying assumptions, estimates and projections. In connection with its consideration of each of Rumble’s and Northern Data’s stand-alone prospects and potential strategic transactions available to Rumble, (i) management of Rumble prepared or approved for use certain unaudited prospective financial information for Rumble (the “Rumble standalone projections”), (ii) Northern Data’s management prepared and provided to Rumble certain unaudited prospective financial information for Northern Data (the “Northern Data standalone projections”) and (iii) Rumble management made certain adjustments to the Northern Data standalone projections as further described below (the “Rumble management adjusted Northern Data standalone projections”) (clauses (i) through (iii), collectively, the “Projections”), each of which was provided by Rumble and Northern Data, as applicable, and considered by Rumble’s financial advisor, Guggenheim Securities, and the Rumble Board. The Rumble Board subsequently directed Guggenheim Securities to use the Rumble standalone projections and Rumble management adjusted Northern Data standalone projections in connection with rendering their fairness opinion and performing their related financial analysis, as described below in the section entitled “The Business Combination — Opinion of Financial Advisor to Rumble.” A summary of certain significant elements of this information is set forth below and is included in this joint information statement/prospectus solely to give the Rumble Stockholders and Northern Data Shareholders access to certain prospective financial information that was made available to Guggenheim Securities and the Rumble Board. The Projections may not be appropriate for other purposes.

The Projections were prepared for internal use. The Projections were not prepared with a view toward public disclosure or with a view toward complying with U.S. GAAP or IFRS (as detailed below), the published guidelines of the SEC regarding projections, the use of non-U.S. GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Rumble’s and Northern Data’s management, were prepared on a reasonable basis in connection with the Business Combination, reflected the best available estimates and judgments at the time of preparation and presented, as of the time of preparation, to the best of Rumble’s and Northern Data’s management’s knowledge and belief, the reasonable projections of the future financial performance of each of Rumble and Northern Data.

Neither Rumble’s nor Northern Data’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Rumble’s and Northern Data’s management. Because the Projections cover multiple years, by their nature, they also become subject to greater uncertainty with each successive year. The Projections do not take into account any circumstances or events occurring after the date they were prepared. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. Several important factors with respect to Rumble and Northern Data’s businesses and the industries in which they participate may affect actual results and result in the Projections not being achieved. For a description of some of these factors, Rumble Stockholders and Northern Data Shareholders are urged to review Rumble’s most recent SEC filings as well as the discussion entitled “Forward-Looking Statements” and other risk factors described in this joint information statement/prospectus and Rumble’s 2025 Annual Report. In addition, the Projections may be affected by Rumble and Northern Data’s inability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Rumble or Northern Data or that actual results will not differ materially from those presented in the prospective financial information.

In light of the foregoing factors and the uncertainties inherent in the Projections, Rumble Stockholders and Northern Data Shareholders are cautioned not to place undue, if any, reliance on the Projections.

Rumble Standalone Projections

The following table presents a summary of the unaudited prospective financial information of Rumble on a standalone basis prepared by Rumble management for Rumble for fiscal years 2025 through 2030, which information is referred to as the “Rumble standalone projections.” Rumble management made various assumptions when preparing the Rumble standalone projections including certain assumptions regarding Rumble’s ability to attract large brand advertisers to spend on the Rumble Advertising Center (‘RAC’). Various assumptions were also made in determining the levels of operating expenses, including but not limited to a reduction in minimum guarantee commitments with content creators as a result of the enhanced monetization driven by large brand advertiser spend. Capital expenditure assumptions relate to continued investment in Rumble Cloud infrastructure as a result of increased customer demand and the execution of an evolving product mix. The risks are described herein under the section titled “Risk Factors” and in Rumble’s filings with the SEC, as listed under the section titled “Where You Can Find More Information.”

($ in millions)	Q4’25E	2025E	2026E	2027E	2028E	2029E	2030E
Total Revenue	$27	$100	$129	$204	$308	$476	$734
EBITDA(1)	$(24)	$(101)	$(70)	$(59)	$7	$72	$179
Unlevered Free Cash Flow(2)	$(31)	$(96)	$(138)	$(125)	$(64)	$(8)	$61

____________

(1)      EBITDA, a non-GAAP financial measure, is calculated as earnings before interest, taxes, depreciation and amortization. EBITDA does not add back stock-based compensation expense. EBITDA as presented in this table is different from Adjusted EBITDA that is presented in Rumble’s SEC periodic reports and earnings releases.

(2)      Unlevered Free Cash Flow is calculated on a post-stock-based compensation basis.

Northern Data Standalone Projections

The following table presents a summary of the unaudited prospective financial information of Northern Data on a standalone basis prepared by Northern Data management for Northern Data for fiscal years 2025 through 2030, which information is referred to as the “Northern Data standalone projections.” Northern Data management made various assumptions when preparing the Northern Data standalone projections based on GPU market pricing, customer onboarding, capacity and utilization rates, in addition to growth of the GPU platform product offering. The Northern Data financial projections were provided to representatives of Rumble on July 23, 2025. The Northern Data standalone projections were prepared based on a business growth plan which would have required additional financing in order to be implemented. At the time of preparation of the Northern Data standalone projections, Northern Data reasonably anticipated being able to pursue such financing; however, such additional financing had not yet been sourced and, other than the Existing ND Loan (as defined below), Northern Data’s ability to secure any financing was uncertain as to availability, timing and terms. Northern Data’s ability to execute on such business plan in the manner set forth in the projections would not have been possible in the absence of such financing.

Various other assumptions were also made in determining the levels of operating expenses, including headcount numbers, payroll inflation, energy cost inflation, the cost of colocation services, the cost of desired customer service levels and the cost of corporate functions. Key assumptions and dependencies underlying the Northern Data standalone projections include: availability and cost of future GPU and data center infrastructure, allocation of growth capital and access to financing, development of the GPU product and technology platform offering, market rates for GPU per hour, utilization and general competition in the market; and the risks described herein under the section titled “Risk Factors.”

($ in millions)**	Q4’25E	2025E	2026E	2027E	2028E	2029E	2030E
Consolidated Revenue	$100	$201	$453	$1,152	$1,818	$2,446	$3,288
EBITDA(1)	$38	$3	$177	$597	$993	$1,369	$1,896

____________

**      Converted from EUR to USD based on exchange rate as of Nov 7th of 1.157.

(1)      EBITDA, a non-GAAP, non-IFRS financial measure, is calculated as earnings before interest, taxes, depreciation and amortization. EBITDA does not add back stock-based-compensation expense.

Rumble management adjusted Northern Data standalone projections

Rumble was provided, in connection with its due diligence review of Northern Data, the Northern Data standalone projections, as described above. Promptly following receipt of these projections in late July 2025, Rumble management made certain adjustments to the Northern Data standalone projections to reflect a more conservative set of growth assumptions, specifically around utilization of GPUs, pricing and data center buildout. Such adjustments were made based on Rumble management’s judgment and experience, its analysis of the Northern Data business and discussions between Rumble management and Northern Data management. As with the Northern Data standalone projections, as described above, the Rumble management adjusted Northern Data standalone projections included assumptions for significant capital expenditures requiring additional financing in order to be implemented, which financing was not committed at the time and thus may not have been available. Rumble management provided the Rumble management adjusted Northern Data standalone projections to the Rumble Board, which were provided by Rumble management to Guggenheim Securities and which were approved by the Rumble Board for use by Guggenheim Securities and which the Rumble Board directed Guggenheim Securities to use in connection with their financial analyses and opinions. The Rumble management adjusted Northern Data standalone projections were prepared approximately nine months ago and do not necessarily reflect current views or assumptions.

($ in millions)**	Q4’25E	2025E	2026E	2027E	2028E	2029E	2030E
Consolidated Revenue	$30	$92	$205	$878	$1,348	$1,708	$2,175
EBITDA(1)	$(13)	$(74)	$(9)	$376	$643	$863	$1,153
Unlevered Free Cash Flow(2)	$(226)	$(508)	$(1,563)	$(603)	$(13)	$(202)	$656

____________

**      Converted from EUR to USD based on exchange rate as of Nov 7th of 1.157.

(1)      EBITDA, a non-IFRS financial measure, is calculated as earnings before interest, taxes, depreciation and amortization. EBITDA does not add back stock-based compensation expense.

(2)      Unlevered Free Cash Flow is calculated on a post-stock-based compensation basis and was derived by Rumble management from the Northern Data standalone projections, as adjusted by Rumble management as described above.

Additional Information About the Projections

The inclusion of the Projections in this joint information statement/prospectus should not be regarded as an indication that Rumble or Northern Data or any of their respective affiliates, advisors, officers, directors or representatives considered or considers the Projections to be necessarily predictive of actual future events, and the Projections should not be relied upon as such. Neither Rumble, Northern Data nor any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any of the Rumble Stockholders, Northern Data Shareholders or any other person regarding the ultimate performance of Rumble or Northern Data compared to the information contained in the Projections or can give any assurance that actual results will not differ materially from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. Neither Rumble nor Northern Data intend to make publicly available any update or other revision to the Projections, except as otherwise required by law.

The unaudited prospective financial information does not take into account the possible financial and other effects on Rumble or Northern Data of the Business Combination and does not attempt to predict or suggest future results of the surviving corporation. The unaudited prospective financial information does not give effect to the Business Combination, including the impact of negotiating or executing the Business Combination Agreement, the expenses that may be incurred in connection with consummating the Business Combination, the potential benefits that may be achieved by the combined company as a result of the Business Combination or the effect of any business or strategic decisions or actions which would likely have been taken if the Business Combination Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Business Combination. Further, the unaudited prospective financial information does not take into account the effect on Rumble or Northern Data of any possible failure of the Business Combination to occur. None of Rumble, Northern Data, Guggenheim Securities or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Rumble Stockholders, Northern Data Shareholder or other person regarding Rumble’s or Northern Data’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The unaudited prospective financial information is being provided solely because it was made available to Guggenheim Securities.

The Projections include non-U.S. GAAP financial measures, and they were presented because Rumble’s and Northern Data’s management believed they could be useful indicators of Rumble’s and Northern Data’s respective projected future operating performance. Rumble and Northern Data prepared the Projections on a non-U.S. GAAP basis. Non-U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-U.S. GAAP financial measures as used by Rumble may not be comparable to similarly titled amounts used by other companies.

All financial Projections are forward-looking statements and reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions, changes to the business, financial condition or results of operations of Rumble and other matters, including those described under “Forward-Looking Statements,” many of which are difficult to predict, subject to significant economic and competitive uncertainties, are beyond Rumble’s control and may cause the Projections or the underlying assumptions not to be realized. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in Rumble’s 2025 Annual Report. Please consider carefully the discussion entitled “Forward-Looking Statements” elsewhere in this joint information statement/prospectus.

Opinion of Financial Advisor to Rumble

Rumble retained Guggenheim Securities as its financial advisor in connection with the potential combination with Northern Data. In selecting Guggenheim Securities as its financial advisor, Rumble considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the enterprise AI sector. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the November 9, 2025 meeting of the Rumble Board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to the Rumble Board to the effect that, as of November 9, 2025, and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Offer Exchange Ratio was fair, from a financial point of view, to Rumble.

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex N to this joint information statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In rendering its opinion, Guggenheim Securities did not express any view or opinion as to (i) the prices at which the Rumble Class A Common Shares, the Northern Data Shares or other securities or financial instruments of or relating to Rumble, Northern Data or the combined company may trade or otherwise be transferable at any time; (ii) the potential effects of volatility in the credit, financial or equity markets or in the digital asset markets on Rumble, Northern Data or the combined company, their respective securities or other financial instruments, the transactions contemplated by the Business Combination Agreement or the financing thereof; or (iii) the impact of the transactions contemplated by the Business Combination Agreement on the solvency or viability of Rumble, Northern Data or the combined company to pay their respective obligations when they come due.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith or the summary of Guggenheim Securities’ underlying financial analyses elsewhere in this joint information statement/prospectus):

•        was provided to the Rumble Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Offer Exchange Ratio;

•        did not constitute a recommendation to the Rumble Board with respect to the transactions contemplated by the Business Combination Agreement;

•        does not constitute advice or a recommendation to any holder of Northern Data Shares as to whether to tender any such Northern Data Shares pursuant to the Takeover Offer;

•        did not address Rumble’s underlying business or financial decision to pursue or effect the transactions contemplated by the Business Combination Agreement, the relative merits of the transactions contemplated by the Business Combination Agreement as compared to any alternative business or financial strategies that might exist for Rumble, or the effects of any other transaction in which Rumble might engage;

•        addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Offer Exchange Ratio to Rumble;

•        expressed no view or opinion as to (i) any other term, aspect or implication of (a) the transactions contemplated by the Business Combination Agreement (including, without limitation, the form or structure of such transactions) or the Business Combination Agreement or (b) any other agreement, transaction document or instrument contemplated by the Business Combination Agreement or to be entered into or amended in connection with the Business Combination (including any transaction involving Tether or any of its affiliates) or (ii) the fairness, financial or otherwise, of the transactions contemplated by the Business Combination Agreement to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Rumble or Northern Data; and

•        expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Rumble’s or Northern Data’s directors, officers or employees, or any class of such persons, in connection with the transactions contemplated by the Business Combination Agreement relative to the Offer Exchange Ratio or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•        reviewed a draft of the Business Combination Agreement dated November 4, 2025;

•        reviewed certain publicly available business and financial information regarding each of Rumble and Northern Data;

•        reviewed certain non-public business and financial information regarding Rumble and Northern Data and their respective businesses and future prospects (including (i) certain financial projections for Rumble for the years ending December 31, 2025 through December 31, 2030 referred to herein as the “Rumble Standalone Projections” and summarized in the section of this document entitled “The Business Combination — Certain Unaudited Prospective Financial Information” beginning on page 54 of this joint information statement/prospectus) and for Northern Data for the years ending December 31, 2025 through December 31, 2030 (referred to herein as the “Rumble management adjusted Northern Data standalone projections” and summarized in the section of this document entitled “The Business Combination — Certain Unaudited Prospective Financial Information” beginning on page 54 of this joint information statement/prospectus and, together with the Rumble Standalone Projections, referred to in this section of this document entitled “The Business Combination — Opinion of Financial Advisor to Rumble” as the “Rumble-Provided Financial Projections”) and (ii) certain other estimates and other forward-looking information, all as prepared by, discussed with and approved for Guggenheim Securities’ use by Rumble’s senior management (the “Rumble-Provided Information”);

•        reviewed certain non-public business and financial information regarding Northern Data and its business and future prospects (including (i) certain financial projections for Northern Data on a stand-alone basis for the fiscal years ending December 31, 2025 through December 31, 2030 (referred to herein as the “Northern Data Standalone Projections” and summarized in the section titled “The Business Combination — Certain Unaudited Prospective Financial Information” beginning on page 54 of this joint information statement/prospectus, and, together with the Rumble-Provided Financial Projections, referred to in this section of this document entitled “The Business Combination — Opinion of Financial Advisor to Rumble” as the “Financial Projections”) and (ii) certain other estimates and other forward-looking information), all as prepared by and discussed with Northern Data’s senior management and reviewed by, discussed with and approved for Guggenheim Securities’ use by Rumble’s senior management (collectively, referred to in this section of this document entitled “The Business Combination — Opinion of Financial Advisor to Rumble” as the “Northern Data-Provided Information”);

•        discussed with Rumble’s senior management their strategic and financial rationale for the transactions contemplated by the Business Combination Agreement as well as their views of Rumble’s and Northern Data’s respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the enterprise AI sector;

•        discussed with Northern Data’s senior management their views of Northern Data’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the enterprise AI sector;

•        performed discounted cash flow analyses based on the Rumble-Provided Financial Projections;

•        reviewed the valuation and financial metrics of certain precedent mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the transactions contemplated by the Business Combination Agreement;

•        reviewed the historical prices, certain trading multiples and the trading activity of Northern Data Shares and Rumble Class A Common Shares;

•        compared the financial performance of Rumble and Northern Data and the trading multiples and the trading activity of the Northern Data Shares and Rumble Class A Common Shares with corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant in evaluating Rumble and Northern Data;

•        reviewed the pro forma financial results, financial condition and capitalization of Rumble giving effect to the transactions contemplated by the Business Combination Agreement (the “Combined Company”), all as prepared by, approved for Guggenheim Securities’ use by, and discussed with, Rumble’s senior management; and

•        conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

•        Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Rumble or Northern Data (including, without limitation, the Rumble-Provided Information and the Northern Data-Provided Information) or obtained from public sources, data suppliers and other third parties.

•        Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Rumble-Provided Information or the Northern Data-Provided Information); (ii) expressed no view or opinion regarding the reasonableness or achievability of the Financial Projections, any other estimates or any other forward-looking information provided by Rumble or Northern Data or the assumptions upon which any of the foregoing are based and (iii) relied upon the assurances of Rumble’s senior management that they were (in the case of the Rumble-Provided Information) and have assumed that Northern Data’s senior management was (in the case of the Northern Data-Provided Information) unaware of any facts or circumstances that would make the Rumble-Provided Information or the Northern Data-Provided Information incomplete, inaccurate or misleading.

•        Guggenheim Securities (i) was advised by Rumble’s senior management, and Guggenheim Securities assumed, that the Rumble-Provided Financial Projections had been (y) reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Rumble’s senior management as to the expected future performance of Rumble, Northern Data and the Combined Company and (z) reviewed by the Rumble Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion; (ii) assumed that the Northern Data-Provided Financial Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Northern Data’s senior management as to the expected future performance of Northern Data on a stand-alone basis; and (iii) assumed any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties were reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•        Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Rumble, Northern Data, or any other entity or the solvency or fair value of Rumble, Northern Data, or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•        Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in Guggenheim Securities’ opinion should be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Rumble’s senior management, Northern Data’s senior management and Rumble’s other professional advisors with respect to such matters. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the transactions contemplated by the Business Combination Agreement to Rumble.

Furthermore, except as expressly set forth in its analysis as directed by Rumble, Guggenheim Securities did not express any view or render any opinion as to, and its opinion did not take into account, any aspects (legal, financial or otherwise) of the allegations (the “Allegations”) as described in (i) the EPPO search warrant dated September 10, 2025; (ii) the Swedish Tax Authority draft tax assessment sent to Decentric Europe B.V. on September 9, 2025 (or any other similar assessments delivered to Northern Data or its affiliates); and (iii) any notices of suspicion delivered to any current or former employees, officers, directors or advisors of Northern Data or its affiliates, or any similar notices, allegations or charges delivered by the EPPO, the Swedish tax authorities, the Swedish prosecutor’s office and/or any other related governmental or regulatory authorities or agencies on or after the date hereof. Guggenheim

Securities assumed that the Allegations (and any resulting claims or liabilities) will not have any effect on Northern Data or the transactions contemplated by the Business Combination Agreement in any way meaningful to its analyses or opinion.

Guggenheim Securities further assumed that:

•        In all respects meaningful to its analyses, (i) the final executed form of the Business Combination Agreement would not differ from the draft that Guggenheim Securities reviewed, (ii) Rumble and Northern Data will comply with all terms and provisions of the Business Combination Agreement and (iii) the representations and warranties of Rumble and Northern Data contained in the Business Combination Agreement would be true and correct and all conditions to the obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement will be satisfied without any waiver, amendment or modification thereof.

•        The transactions contemplated by the Business Combination Agreement will be consummated in a timely manner in accordance with the terms of the Business Combination Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, sale, purchase, offer, extension of credit or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Rumble, Northern Data, the Combined Company or the transactions contemplated by the Business Combination Agreement (including their contemplated benefits) in any way meaningful to Guggenheim Securities’ analyses or opinion.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Rumble Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Rumble Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various professional judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•        based its financial analyses on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Rumble, Northern Data and Guggenheim Securities;

•        did not form a view or opinion as to whether any individual financial analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•        considered the results of all of its financial analyses and did not attribute any particular weight to any one financial analysis or factor; and

•        ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the Offer Exchange Ratio, to Rumble.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•        such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses;

•        none of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to Rumble or Northern Data. However, such companies were selected by Guggenheim Securities, among other reasons, because they represented publicly traded companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to Rumble and Northern Data based on Guggenheim Securities’ familiarity with their respective sectors;

•        in any event, selected publicly traded companies analyses are not mathematical. Rather, such analyses involve complex considerations and professional judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which Rumble and Northern Data were compared; and

•        such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout the section of this document entitled “The Business Combination — Opinion of Financial Advisor to Rumble — Summary of Financial Analyses,” the following defined terms are used in connection with Guggenheim Securities’ various financial analyses:

•        “CY” means calendar year.

•        “Enterprise value” represents the relevant company’s market capitalization plus (i) the principal or face amount of total debt and preferred stock and (ii) the book value of any non-controlling/minority interests less (iii) cash, cash equivalents, short- and long-term marketable investments and certain other cash-like items.

•        “Revenue multiple” represents the relevant company’s enterprise value divided by its historical or projected adjusted revenue, as applicable.

•        “Unlevered free cash flow” or “UFCF” means the relevant company’s after-tax unlevered operating cash flow minus capital expenditures and changes in working capital.

Northern Data Stand-Alone Financial Analyses

Recap of Northern Data Stand-Alone Financial Analyses

In evaluating Northern Data in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses and selected publicly traded companies analyses. Solely for informational reference purposes, Guggenheim Securities also reviewed the historical stock price range for Northern Data’s common stock and Wall Street equity research analysts’ stock price targets for Northern Data’s common stock.

Recap of Northern Data Stand-Alone Financial Analyses
Rumble Class A Common Share Price (as of November 7, 2025)	$5.89
(x) Transaction Implied Exchange Ratio	2.0281x
Implied Value of Takeover Offer per Northern Data Share ($)	$11.95
(/) FX Rate (as of November 7, 2025)	1.157
Implied Value of Takeover Offer per Northern Data Share (€) (as of November 7, 2025)	€10.32
Last Closing Northern Data Share Price (as of November 7, 2025)	€11.77

	Reference Range for Northern Data Valuation
Financial Analyses	Low	High
Discounted Cash Flow Analyses:	$3.15	$31.33
Selected Publicly Traded Companies Analyses:
2025E EV/Revenue	$4.98	$20.56
2026E EV/Revenue	$4.89	$14.48
2027E EV/Revenue	$39.62	$52.71
For Informational Reference Purposes
Analyst Price Targets(1)	$26.91	$42.85
52-Week High/Low Closing Prices	$13.62	$59.37

____________

(1)    Discounted by one year at the midpoint cost of equity.

Northern Data Financial Analyses

Northern Data Discounted Cash Flow Analyses

Guggenheim Securities performed discounted cash flow analyses of Northern Data based on the forecasted after-tax unlevered free cash flows for Northern Data, an estimated interim growth rate decreasing ratably for an interim growth period and an estimate of its terminal/continuing value at the end of the forecast horizon.

In performing its discounted cash flow analyses with respect to Northern Data:

•        Guggenheim Securities utilized the Rumble-Provided Financial Projections, as provided and approved for Guggenheim Securities’ use by Rumble’s senior management.

•        Guggenheim Securities used a discount rate range of 11.00% – 14.00% based on its estimate of Northern Data’s weighted average cost of capital.

•        In estimating Northern Data’s terminal/continuing value, Guggenheim Securities used an interim growth rate of 15% for the year 2031 stepping down ratably to 5% for the year 2035 and a reference range of perpetual growth rates of Northern Data’s terminal year after the interim growth period of normalized after-tax unlevered free cash flow of 2.50% – 3.00%.

Guggenheim Securities’ discounted cash flow analyses for purposes of evaluating Northern Data Shares resulted in an overall reference range of $3.15–$31.33 per share.

Northern Data Selected Publicly Traded Companies Analysis

Guggenheim Securities reviewed and analyzed Northern Data’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for publicly traded companies in the sectors that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things, various public market trading multiples for the selected publicly traded companies, which are summarized in the table below:

Northern Data Selected Publicly Traded Companies Analysis(1)
	EV/2025E Revenue	EV/2026E Revenue	EV/2027E Revenue
GPUaaS
CoreWeave	13.5x	5.9x	4.0x
DigitalOcean	6.2x	5.2x	4.4x
Nebius	53.7x	15.6x	6.6x
Large Cap Cloud
Alphabet	8.3x	7.3x	6.5x
Amazon	3.6x	3.3x	3.0x
Microsoft	12.3x	10.6x	9.2x
Oracle	12.7x	10.3x	7.3x

Northern Data Selected Publicly Traded Companies Analysis(1)
	EV/2025E Revenue	EV/2026E Revenue	EV/2027E Revenue
Data Centers
Digital Realty	12.0x	10.9x	9.9x
Equinix	10.6x	9.8x	9.0x
Iron Mountain	6.9x	6.3x	5.8x
Statistical Summary
Total Mean	14.0x	8.5x	6.6x
Total Median	11.3x	8.5x	6.6x

____________

(1)    Selected publicly traded company metrics reflect historical information per public SEC filings, Bloomberg and FactSet as of November 7, 2025.

In performing its selected publicly traded companies analysis with respect to Northern Data, Guggenheim Securities selected a reference range of CY 2025E Enterprise Value to Revenue multiples of 13.5x – 24.5x, a reference range of CY 2026E Enterprise Value to Revenue multiples of 6.0x – 9.0x and a reference range of CY 2027E Enterprise Value to Revenue multiples of 4.0x – 5.0x. Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range for purposes of evaluating Northern Data Shares on a stand-alone public market trading basis of (i) $4.98 – $20.56 per share based on CY 2025E EV/Revenue in the Rumble-Provided Financial Projections; (ii) $4.89 – $14.48 per share based on CY 2026E EV/Revenue in the Rumble-Provided Financial Projections; and (iii) $39.62 – $52.71 per share based on CY 2027E EV/Revenue in the Rumble-Provided Financial Projections.

Northern Data Reference Information

In order to provide certain context for the financial analyses of Northern Data in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.

Wall Street Equity Research Analyst Stock Price Targets

Guggenheim Securities reviewed selected Wall Street equity research analyst stock price targets for Northern Data on a standalone basis that were published on or after November 1, 2024, and prior to November 7, 2025 (the last trading day before the date of the public announcement of the execution of the Business Combination Agreement). Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for Northern Data Shares, discounted by one year at the midpoint cost of equity, were $26.91–$42.85 per share.

52-Week High/Low

Guggenheim Securities reviewed Northern Data’s stock price trading history. Guggenheim Securities noted that for the year-ended November 7, 2025, the lowest closing price was $13.62 and the highest closing price was $59.37.

Rumble Stand-Alone Financial Analyses

Recap of Rumble Stand-Alone Financial Analyses

In evaluating Rumble in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analysis and selected publicly traded companies analyses.

Recap of Rumble Stand-Alone Financial Analyses
Last Closing Rumble Class A Common Share Price (as of November 7, 2025)	$5.89

	Reference Range for Rumble Valuation
Financial Analyses	Low	High
Discounted Cash Flow Analyses:	$4.61	$7.99
Selected Publicly Traded Companies Analyses:
2025E EV/Revenue	$2.34	$6.89
2026E EV/Revenue	$2.50	$6.38
2027E EV/Revenue	$3.05	$7.82
For Informational Reference Purposes
Analyst Price Targets(1)	$7.92	$17.60
52-Week High/Low Closing Prices	$5.54	$16.27

____________

(1)    Discounted by one year at the midpoint cost of equity.

Rumble Discounted Cash Flow Analysis

Guggenheim Securities performed stand-alone discounted cash flow analysis of Rumble based on forecasted after-tax unlevered free cash flows for Rumble, an estimated interim growth rate decreasing ratably for an interim growth period and an estimate of its terminal/continuing value at the end of the forecast horizon.

In performing its discounted cash flow analysis with respect to Rumble:

•        Guggenheim Securities utilized the Rumble-Provided Financial Projections as provided and approved for Guggenheim Securities’ use by Rumble’s senior management.

•        Guggenheim Securities used a discount rate range of 11.75% – 15.50% based on its estimate of Rumble’s weighted average cost of capital.

•        In estimating Rumble’s terminal/continuing value, Guggenheim Securities used an interim growth rate of 75% for an interim growth period in the year 2031, stepping down ratably to 15% in the year 2035 and a reference range of perpetual growth rates of Rumble’s terminal year after the interim growth period of normalized after-tax unlevered free cash flow of 2.50% – 3.00%.

Guggenheim Securities’ discounted cash flow analysis resulted in an overall reference range of $4.61 – $7.99 per share.

Rumble Selected Publicly Traded Companies Analysis

Guggenheim Securities reviewed and analyzed Rumble’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for publicly traded companies in the sectors that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things, various public market trading multiples for the selected publicly traded companies, which are summarized in the table below:

Rumble Selected Publicly Traded Companies Analysis(1)
	EV/2025E Revenue	EV/2026E Revenue	EV/2027E Revenue
Business Comps
Pinterest	4.0x	3.5x	3.0x
Reddit	17.5x	12.7x	10.0x
Roku	3.1x	2.7x	2.4x
Snap	2.6x	2.3x	2.1x
Spotify	6.0x	5.2x	4.6x
Large Cap Tech
Alphabet	8.3x	7.3x	6.5x
Amazon	3.6x	3.3x	3.0x
Meta	8.2x	6.9x	6.0x
Microsoft	12.3x	10.6x	9.2x
Oracle	12.7x	10.3x	7.3x

Rumble Selected Publicly Traded Companies Analysis(1)
	EV/2025E Revenue	EV/2026E Revenue	EV/2027E Revenue
Internet Infrastructure
Cloudflare	39.5x	31.2x	24.5x
Statistical Summary
Total Mean	10.7x	8.7x	7.2x
Total Median	8.2x	6.9x	6.0x

____________

(1)    Selected publicly traded company metrics reflect historical information per public SEC filings, Bloomberg and FactSet as of November 7, 2025.

In performing its selected publicly traded companies analysis with respect to Rumble, Guggenheim Securities selected a reference range of CY 2025E Enterprise Value to Revenue multiples of 4.0x – 17.5x, a reference range of CY 2026E Enterprise Value to Revenue multiples of 3.5x – 12.5x and a reference range of CY 2027E Enterprise Value to Revenue multiples of 3.0x – 10.0x. Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range for purposes of evaluating Rumble Class A Common Shares on a stand-alone public market trading basis of (i) $2.34 – $6.89 per share based on CY 2025E EV/Revenue in the Rumble-Provided Financial Projections, (ii) $2.50 – $6.38 per share based on CY 2026E EV/Revenue in the Rumble-Provided Financial Projections and (iii) $3.05 – $7.82 per share based on CY 2027E EV/Revenue in the Rumble-Provided Financial Projections.

Rumble Reference Information

In order to provide certain context for the financial analyses of Rumble in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.

Wall Street Equity Research Analyst Stock Price Targets

Guggenheim Securities reviewed selected Wall Street equity research analyst stock price targets for Rumble on a standalone basis that were published on or after November 1, 2024 and prior to November 7, 2025 (the last trading day prior to the public announcement of the execution of the Business Combination Agreement). Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for Rumble Class A Common Shares, discounted by one year at the midpoint cost of equity, were $7.92–$17.60 per share.

52-Week High / Low

Guggenheim Securities reviewed Rumble’s stock price trading history. Guggenheim Securities noted that for the year-ended November 7, 2025, the lowest closing price was $5.54 and the highest closing price was $16.27.

Implied Offer Exchange Ratio Analysis

In assessing the Offer Exchange Ratio, Guggenheim Securities derived valuation ranges for the Rumble Class A Common Shares and Northern Data Shares, respectively, using the financial methodologies described above under the subsections “Northern Data Discounted Cash Flow Analyses”, “Northern Data Selected Publicly Traded Companies Analysis”, “Rumble Discounted Cash Flow Analysis” and “Rumble Selected Publicly Traded Companies Analyses”.

The following table summarizes the implied Offer Exchange Ratios derived using each of the foregoing financial methodologies. With respect to any given range of implied Offer Exchange Ratios, the high implied Offer Exchange Ratio assumes the maximum Northern Data per share equity value and minimum Rumble per share equity value, while the low implied Offer Exchange Ratio assumes the minimum Northern Data per share equity value and maximum Rumble per share equity value.

Implied Offer Exchange Ratio Analysis
Implied Northern Data/ Rumble Offer Exchange Ratio
Business Combination Agreement Offer Exchange Ratio	Low	High
Financial Analyses
Discounted Cash Flow Analyses:	0.3948x	6.8035x
Selected Publicly Traded Companies Analyses:
EV/2025E Revenue	0.7231x	8.7768x
EV/2026E Revenue	0.7659x	5.7827x
EV/2027E Revenue	5.0699x	17.2954x
For Informational Reference Purposes
Analyst Price Targets	1.5287x	5.4101x
52-Week High/Low Closing Prices	0.8372x	10.7161x

Other Considerations

Except as described in the summary above, Rumble did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses, or providing its opinion. The type and amount of consideration payable in the transactions contemplated by the Business Combination Agreement were determined through negotiations between Rumble and Northern Data and were approved by the Rumble Board. The decision to enter into the Business Combination Agreement was solely that of the Rumble Board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Rumble Board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Rumble Board with respect to the fairness, from a financial point of view, to Rumble of the Offer Exchange Ratio in connection with the transactions contemplated by the Business Combination Agreement.

Pursuant to the terms of Guggenheim Securities’ engagement, Rumble has agreed to pay Guggenheim Securities a cash transaction fee equal to $20,000,000 upon the closing of the transactions contemplated by the Business Combination Agreement; provided, however, that Rumble may, in its discretion, increase the amount of the transaction fee that is payable upon the closing of the transactions contemplated by the Business Combination Agreement by an additional amount of up to $5,000,000 payable by Rumble. In addition, Rumble has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

Aside from its current engagement by Rumble, Guggenheim Securities had not been previously engaged during the two years prior to the date of its opinion by Rumble, nor had Guggenheim Securities been previously engaged during the two years prior to the date of its opinion by Northern Data, to provide financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may in the future seek to provide Rumble and Northern Data and their respective affiliates with financial advisory and investment banking services unrelated to the transactions contemplated by the Business Combination Agreement, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Rumble, Northern Data, other participants in the transactions contemplated by the Business Combination Agreement or their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Rumble, Northern Data, other participants in the transactions contemplated by the Business Combination Agreement or their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in Rumble, Northern Data, other participants in the transactions contemplated by the Business Combination Agreement their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Rumble, Northern Data, other participants in the transactions contemplated by the Business Combination Agreement or their respective affiliates or the transactions contemplated by the Business Combination Agreement that differ from the views of Guggenheim Securities’ investment banking personnel.

Accounting Treatment

The Business Combination will be accounted for using the acquisition method of accounting in accordance with ASC 805. U.S. GAAP requires that one of the two companies in the Business Combination be identified as the acquirer for accounting purposes. Management has determined that Rumble is the acquiring entity for accounting purposes. In identifying Rumble as the acquiring entity for accounting purposes, the companies considered that Rumble is the company issuing new equity instruments, and further took into account the intended corporate governance structure of the combined company, the relative voting rights in the combined company after the Business Combination, the composition of the senior management of the combined company, the terms of the exchange of equity interests, and the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that Rumble is the acquirer for accounting purposes. Rather, all factors were considered in arriving at such conclusion.

Listing of Additional Rumble Class A Common Shares

Rumble expects to obtain approval to list the Rumble Class A Common Shares to be issued pursuant to the Takeover Offer on the Nasdaq, subject to official notice of issuance. Rumble does not currently intend to cause or procure the termination of the inclusion of the Rumble Class A Common Shares on the Open Market of the Frankfurt Stock Exchange.

Regulatory Approvals Related to the Business Combination

The Business Combination is subject to review and approval by government authorities and other regulatory agencies, including in jurisdictions outside the United States and Germany. Rumble and Northern Data intend to file all notifications and applications that they determined are necessary under the applicable laws, rules and regulations of the respective authorities, agencies and jurisdictions identified in the Business Combination Agreement and to file all post-closing notifications that they determined are necessary as soon as possible after closing has taken place. While Rumble and Northern Data believe that they will receive the requisite regulatory approvals, there can be no assurances regarding the timing of such approvals, the ability to obtain such approvals on satisfactory terms or at all, the conditions imposed on these approvals or the absence of litigation challenging these approvals. There can likewise be no assurance that U.S. federal, state, German or other authorities will not attempt to challenge the Business Combination on antitrust grounds or for other reasons, or, if a challenge is made, as to the results of the challenge. The German Federal Ministry for Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie, “BMWE”) granted a certificate of non-objection on December 19, 2025. The Swedish Inspectorate of Strategic Products (Inspektionen för strategiska produkter) approved the transaction on February 16, 2026. The UK Investment Security Unit approved the transaction on February 25, 2026. The U.S. antitrust filing (with respect to the HSR Act filings) was made on December 19, 2025 and the parties were granted an early termination on January 16, 2026. Further, Rumble submitted a notification to the Competition Regulation Committee of the UAE MoE on January 27, 2026 which has been formally accepted on February 20, 2026.

Rumble’s and Northern Data’s obligation to complete the Business Combination is conditioned upon the receipt of the required regulatory approvals, including (i) clearance or lapse of applicable waiting periods by the competent merger control authorities in the U.S. and the United Arab Emirates; and (ii) receipt of applicable investment control clearances or equivalent regulatory approvals in Germany, Sweden and the United Kingdom, in each case on or before the End Date.

See the section of this document entitled “The Takeover Offer — Conditions to the Takeover Offer.”

U.S. Antitrust Clearance

Under the HSR Act, and the rules promulgated thereunder, the Business Combination may not be completed until notification and report forms have been filed with the FTC and the DOJ and the applicable waiting periods have expired or have been terminated. Upon expiration or termination of the waiting period and assuming the other Offer Conditions have been satisfied or waived, the parties may close the transaction, unless otherwise agreed and unless the competition authority has successfully applied to a federal court for a preliminary injunction against the closing of the transaction.

The requisite Notification and Report Forms under the HSR Act were filed with the FTC and the DOJ on December 19, 2025 and the parties were granted early termination on January 16, 2026.

United Arab Emirates Antitrust Clearance

Under the United Arab Emirates Federal Law 36 of 2023 on the Regulation of Competition, and the relevant implementing regulations, the Business Combination may not be completed until a notification has been filed with the Competition Regulation Committee (the “Committee”) of the UAE MoE and the UAE MoE approved the transaction. Once a notification has been filed with the Committee, the Committee may request additional information before considering the notification complete. Once the notification is deemed complete by the Committee, the UAE MoE has 90 calendar days, extendable by 45 calendar days, to issue its final decision. The review period may be suspended if (i) the Committee requests further information from the parties until they provide a complete response to the request; (ii) the Committee requests a technical opinion from another governmental body as part of its review; or (iii) the Committee receives an objection from an interested party. The UAE MoE may (i) approve the transaction; (ii) approve the transaction subject to commitments from the parties or (iii) prohibit the transaction. In the absence of a decision from the UAE MoE within the legal review period, the transaction is deemed prohibited.

Rumble has submitted a notification to the Committee on January 27, 2026. The Committee formally accepted the notification on February 20, 2026. As the review process is still ongoing as of the date of this joint information statement/prospectus, Rumble cannot assess at the current time when the proceedings will be concluded.

Germany FDI Approval

The Business Combination involves the acquisition of more than 25% of the voting rights in a German entity by a non-German and non-EU/EFTA investor and is subject to the German foreign investment control regime under Sections 55 et seqq., of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung, “AWV”).

Rumble submitted an application for a certificate of non-objection pursuant to Section 58 AWV on November 28, 2025. The BMWE granted a certificate of non-objection on December 19, 2025.

Sweden FDI Approval

Under the Screening of Foreign Direct Investments Act (2023:560), the Business Combination may not be completed until a notification has been filed with the ISP and the ISP has decided not to take action on the transaction or has decided to approve the transaction. Once a notification has been filed with the ISP, the ISP has 25 business days to declare either that it will (i) not take action on the transaction or (ii) initiate a formal review. If the ISP initiates a formal review, it has three months, which it may extend to a total of six months, to (i) approve the transaction, (ii) approve the transaction subject to conditions or (iii) prohibit the transaction.

Rumble submitted a notification to the ISP on December 23, 2025. The ISP approved the transaction on February 16, 2026.

United Kingdom FDI Approval

The Business Combination involves the indirect acquisition of more than 25% of the voting rights in a UK entity and is subject to the National Security and Investment Act 2021 (the “NSI Act”). Rumble understands that Northern Data’s UK subsidiaries do not qualify as “qualifying entities” under the NSI Act. However, in light of certain proposed amendments to the NSI Act, Rumble has submitted a voluntary notification to the UK Investment Security Unit (the “ISU”).

Once the ISU has accepted a notification under the NSI Act, the ISU has up to 30 business days to decide either that it will (i) not take action in relation to the transaction or (ii) issue a call-in-notice in relation to the transaction. If the ISU issues a call-in-notice, it has a further period of up to 30 business days, which can be extended for an additional 45 business days, either to (i) issue a final notification that no further action is to be taken in relation to the transaction, or (ii) issue a final order either prohibiting the transaction or approving it only subject to conditions. If the ISU requests further information or requires a person to attend and provide evidence after a call-in-notice, the formal review period is suspended until such information is provided or such attendance notice is complied with.

Rumble submitted a notification to the ISU on December 23, 2025. The ISU approved the transaction on February 25, 2026.

Appraisal Rights

Rumble Stockholders

Under the DGCL, as well as under the Rumble Charter and Rumble Bylaws, Rumble Stockholders are not entitled to any appraisal rights in connection with the Business Combination, including the Takeover Offer.

Northern Data Shareholders

German law does not grant appraisal rights or provide for appraisal proceedings in connection with a public exchange offer such as the Takeover Offer.

Certain post-closing reorganization transactions may, however, trigger appraisal rights for the Northern Data Shareholders who do not tender their Northern Data Shares in the Takeover Offer. These could potentially include (i) a merger squeeze-out under the German Transformation Act (Umwandlungsgesetz); (ii) a corporate squeeze-out under the German Stock Corporation Act (Aktiengesetz); (iii) an integration (Eingliederung) under the German Stock Corporation Act; (iv) a domination agreement and/or a profit and loss transfer agreement under the German Stock Corporation Act; and (v) other transformation measures under the German Transformation Act, such as hive-downs (Ausgliederungen) or changes of legal form, to the extent they involve an exchange ratio and/or a cash payment. In the event that any of these transactions occur post-closing, Northern Data Shareholders who did not tender their Northern Data Shares in the Takeover Offer and continue to hold Northern Data Shares would be entitled to adequate compensation or consideration, and, under the German Appraisal Proceedings Act (Spruchverfahrensgesetz), if applicable, such Northern Data Shareholders may petition the court to review the adequacy of such compensation, consideration, exchange ratios and any cash top-up.

Interests of Directors, Board Members and Executive Officers of Rumble and Northern Data in the Business Combination

Rumble Stockholders and Northern Data Shareholders should be aware that certain of the Rumble directors and executive officers and certain of the Northern Data management board members and supervisory board members may have interests in the Business Combination and the Takeover Offer that may be different from, or in addition to, the interests of Rumble Stockholders and Northern Data Shareholders, respectively, as further described below.

At the close of business on March 30, 2026, Rumble directors and executive officers and their affiliates controlled approximately 85% of the voting power of Rumble’s outstanding capital stock. As of March 31, 2026, members of the Northern Data management board and their affiliates owned 1.16% of the outstanding Northern Data Shares, and members of the Northern Data management board had equity awards covering 1,769,523 Northern Data Shares in the aggregate.

Rumble

Certain of the Rumble directors and executive officers have interests in the Business Combination and the Takeover Offer that may be different from, or in addition to, the interests of Rumble Stockholders generally. These interests include the continued service of certain directors and executive officers following the closing of the Business Combination and the indemnification of Rumble directors and executive officers. Each member of the Rumble Board was aware of these interests and considered them (to the extent that they existed at the time), among other matters, in evaluating and approving the Business Combination and in recommending that Rumble Stockholders adopt the Business Combination Agreement.

Chris Pavlovski, Rumble’s Chairman and Chief Executive Officer, controlled the exercise of approximately 83% of the voting power of Rumble’s outstanding capital stock as of March 30, 2026. For a discussion of other directors and executive officers owning Rumble voting securities, please refer to “Business and Certain Information about Rumble — Security Ownership of Certain Beneficial Owners and Management of Rumble” beginning on page 131 of this joint information statement/prospectus.

Rumble has entered into certain agreements with Tether, which is a significant stockholder of Rumble, in connection with the Business Combination. For a description of these arrangements, including the Transaction Support Agreement with Tether, the A&R Registration Rights Agreement, the Transaction Agreement Amendment, the Tether Customer Agreement, the Equity Commitment Agreements, the Tether Marketing Agreement, and the Sale and Transfer and Amendment and Restatement Agreement, see the section of this document entitled “Other Transaction Agreements.”

Northern Data

Certain of the Northern Data management board members and supervisory board members have interests in the Business Combination and the Takeover Offer that may be different from, or in addition to, the interests of Northern Data Shareholders generally. These interests may include the continued service of Northern Data management board members following the closing of the Business Combination.

Concurrently with the execution and delivery of the Business Combination Agreement, Aroosh Thillainathan, Northern Data’s management board member and chief executive officer, and the investment company ART Holding GmbH controlled by him, agreed to sell 744,150 Northern Data Shares in exchange for new Rumble Class A Common Shares at the Offer Exchange Ratio. Apart from that, Aroosh Thillainathan does not hold any Northern Data Shares, either directly or indirectly. In addition, Aroosh Thillainathan, under Northern Data’s stock option programs, holds options on a total of 1,519,523 Northern Data Shares of which stock options for 1,115,097 Northern Data Shares are already vested but not exercisable yet due to applicable waiting periods. Moreover, John Hoffman, a member of Northern Data’s management board, holds options to purchase 250,000 Northern Data Shares which have not vested yet. If a squeeze-out transaction is completed pursuant to the Squeeze-Out Right (as defined below), all Northern Data stock options will be cashed out in accordance with their terms to the extent the unweighted arithmetic mean of the price per Northern Data Share during the last five trading days prior to the announcement of the completion of any potential squeeze-out transaction exceeds the strike price for the applicable stock options. Furthermore, following the settlement of the Takeover Offer, any holders of Northern Data stock options that are exercisable in accordance with their terms at such time, or that become exercisable thereafter, will be, or upon exercisability of such stock options will become, entitled to request a cash settlement of such stock options in lieu of the delivery of Northern Data Shares, with such cash compensation being the difference between the applicable strike price and the unweighted arithmetic mean of the price per Northern Data Share during the last ten trading days prior to settlement of the Takeover Offer. The strike prices of the outstanding Northern Data stock options range between EUR 14.12 and EUR 58.54.

Moreover, Dr. Tom Schorling, the chairman of Northern Data’s supervisory board, holds 84,133 Northern Data Shares, and Bertram Pachaly, member of Northern Data’s supervisory board, holds 375 Northern Data Shares.

Due to their direct and indirect investments in Northern Data, stock options held, and the sale of the Northern Data Shares held by Aroosh Thillainathan’s investment company ART Holding GmbH, the above have a financial and economic interest separately from their position as member of the management board and supervisory board, respectively. Each Northern Data management board member and supervisory board member was aware of the relevant interests and considered them (to the extent that they existed at the time), among other matters, in evaluating and approving the Business Combination. However, with respect to the Takeover Offer, financial and economic interests derived from own shareholdings of board members are aligned with the interests of Northern Data and its shareholders and therefore do not constitute a conflict of interest. In addition, Northern Data’s management board and supervisory board examined and discussed in several board meetings the adequacy of the Takeover Offer, supported by the advice of its financial advisor, Jefferies as further described in the German Prospectus. In addition, under German law a majority shareholder may revoke appointments of supervisory board members at any time via a resolution of the general meeting.

In order to address potential conflicts of interest of Aroosh Thillainathan, the Northern Data supervisory board appointed John Hoffman as an additional management board member with specific responsibility for all decisions and measures in connection with the Takeover Offer and negotiations with Rumble. The Northern Data supervisory board continuously reviewed its own conflicts of interest in its decision-making regarding the Business Combination Agreement and had these reviewed by its advisors.

Northern Data is a borrower under the Existing ND Loan in the principal amount of €575,000,000 granted by its majority shareholder, Tether, which is to be amended and restated pursuant to the Sale and Transfer and Amendment and Restatement Agreement entered into among Northern Data, Tether and Rumble. For further details, see the section of this document entitled “Other Transaction Agreements — Sale and Transfer and Amendment and Restatement Agreement and other related Amended Northern Data Loan Agreements”. The Existing ND Loan bears an interest rate equal to EURIBOR plus 300 basis points. To date, no principal has been paid on the Existing ND Loan. The interest accrued under the Existing ND Loan has been paid by Northern Data for some interest periods in cash (in a total amount of €16,260,699.43), whereas for other interest periods it has been capitalized. As of March 31, 2026, the Existing ND Loan remains outstanding in its full principal amount of €575,000,000 and, including capitalized interest, amounts to €627,024,257.75. Northern Data’s management board and supervisory board, based on review of the relevant information available to them on the date of the Business Combination Agreement, unanimously have taken the view that the Business Combination is in the best interest of Northern Data.

In addition, concurrently with the execution and delivery of the Business Combination Agreement, Northern Data entered into the Northern Data Equity Commitment Agreement with Tether and Rumble. For further details, see the section of this document entitled “Other Transaction Agreements — Equity Commitment Agreements.”

Rumble Stockholder Consent

On November 10, 2025, immediately following the execution of the Business Combination Agreement, the Majority Stockholder, in his capacity as the record and beneficial owner of a majority of the combined voting power of the outstanding capital stock of Rumble, executed and delivered the Written Consent to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Rumble Share Issuance and the Charter Amendment. See the section of this document entitled “Written Consent.”

Directors and Management Following the Business Combination

Rumble expects that the current directors and executive officers of Rumble will remain the directors and officers of Rumble following the consummation of the Business Combination.

Post-Completion Reorganization

Domination and Profit and Loss Transfer Agreement

In the Business Combination Agreement, Rumble undertook to not enter into a domination and profit and loss agreement for a period of at least three years after the closing of the Takeover Offer.

Termination of Inclusion of Trading of Northern Data Shares; Listing of Rumble Class A Common Shares

Rumble and Northern Data agreed that, after the closing of the Takeover Offer, the management board of Northern Data will take all steps reasonably necessary to terminate the inclusion of the Northern Data Shares in trading in the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) (including via the Xetra trading platform), the Munich Stock Exchange (Börse München), the Berlin Stock Exchange (Börse Berlin), the Düsseldorf Stock Exchange (Börse Düsseldorf), the Hamburg Stock Exchange (Börse Hamburg), the Hanover Stock Exchange (Börse Hannover) and Tradegate Exchange, and, if applicable, any other stock exchange or trading venue, in each case to the extent legally permissible. A separate delisting offer will not be required. Under German law, the obligation to make a delisting acquisition offer pursuant to Section 39 para. 2 to 6 of the German Stock Exchange Act (Börsengesetz) applies only to the revocation of an admission to trading on a regulated market (regulierter Markt) or, in conjunction with Section 48a para. 1b of the German Stock Exchange Act (Börsengesetz), to the revocation of an inclusion in an SME growth market (KMU-Wachstumsmarkt). Since the Northern Data Shares are included in the Regulated Unofficial Market (Freiverkehr) of the aforementioned trading venues and, therefore, neither admitted to trading on a regulated market (regulierter Markt) nor included in an SME growth market (KMU-Wachstumsmarkt), the termination of their inclusion does not trigger a delisting acquisition offer requirement.

Rumble expects to obtain approval to list the Rumble Class A Common Shares to be issued pursuant to the Takeover Offer on the Nasdaq, subject to official notice of issuance. Rumble does not currently intend to cause or procure the termination of the inclusion of the Rumble Class A Common Shares on the Open Market of the Frankfurt Stock Exchange.

Squeeze-Out Transactions

If Rumble reaches the necessary thresholds after the settlement of the Takeover Offer, BidCo may, subject to the terms and conditions of the Business Combination Agreement, commence a squeeze-out of the remaining Northern Data Shareholders, or a squeeze-out transaction (such right, the “Squeeze-Out Right”). A squeeze-out transaction may be effected in the following way:

(i)     if at any time after the closing of the Takeover Offer, BidCo may directly hold Northern Data Shares corresponding to 90% or more of Northern Data’s share capital pursuant to Section 62 para. 5 of the UmwG, but less than 95% of Northern Data’s share capital pursuant to Sections 327a para. 2, 16 para. 2, para. 4 of the AktG, BidCo may, in its sole discretion, consider carrying out a squeeze-out of minority Northern Data Shareholders by merging Northern Data into BidCo pursuant to Section 62 of the UmwG in conjunction with Section 327a et seqq. AktG (squeeze-out under German transformation law (umwandlungsrechtlicher Squeeze-out)); or

(ii)    if at any time after the closing of the Takeover Offer, BidCo directly holds Northern Data Shares corresponding to 95% or more of Northern Data’s share capital pursuant to Sections 327a para. 2, 16 para. 2, para. 4 AktG, BidCo may, in its sole discretion, consider carrying out a squeeze-out of minority shareholders pursuant to Sections 327a et seqq. AktG (squeeze-out under German stock corporation law (aktienrechtlicher Squeeze-out)).

In the Business Combination Agreement, Northern Data agreed to, subject to the fiduciary duties of its management board and supervisory board, assist in any squeeze-out in accordance with the terms and conditions of the Business Combination Agreement by taking all steps reasonably necessary for achieving such squeeze-out as soon as possible upon Rumble’s request.

Corporate Reorganization Within the Combined Group

Rumble reserves the right to carry out a corporate reorganization after settlement of the Takeover Offer, after which Rumble itself or any of its direct or indirect subsidiaries, rather than BidCo, will hold the Tendered Northern Data Shares, making Northern Data a direct or indirect subsidiary of Rumble. In this case, Rumble or any of its direct or indirect subsidiaries will carry out the squeeze-out, and all descriptions in the sections of this document entitled “If the number of Northern Data Shares held directly by BidCo reaches or exceeds 90% or 95% of Northern Data’s share capital, Rumble may, in its sole discretion, elect to carry out a squeeze out of minority holders of Northern Data Shares.”, “Following the completion of the Business Combination, Northern Data will be indirectly majority owned by Rumble and the management board of Northern Data will continue to manage Northern Data independently in accordance with and within the framework of German law.” and “Squeeze-out Transactions” refer to Rumble and not to BidCo. In addition, Rumble reserves the right to undertake certain internal restructuring measures to simplify and to achieve a more efficient corporate structure of Northern Data and its subsidiaries following the settlement of the Takeover Offer.

THE BUSINESS COMBINATION AGREEMENT

This section of the joint information statement/prospectus describes the material terms of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this joint information statement/prospectus and incorporated into this joint information statement/prospectus by reference. Rumble and Northern Data urge you to read the full text of the Business Combination Agreement because it is the legal document that governs the Business Combination.

The Business Combination

On November 10, 2025, Rumble and Northern Data entered into the Business Combination Agreement pursuant to which, subject to the terms and conditions thereof, Rumble undertook to make the Takeover Offer to all shareholders of Northern Data to exchange each issued and outstanding no-par value bearer share of Northern Data. The Takeover Offer has been approved by the Rumble Board as well as Northern Data’s management board and supervisory board.

On April 9, 2026, BidCo executed a joinder to the Business Combination Agreement pursuant to which BidCo agrees to be bound by the provisions of the Business Combination Agreement applicable to Rumble, provided that Rumble shall at all times continue to be bound by the provisions of the Business Combination Agreement.

The Business Combination Agreement contemplates the following steps will be taken, in chronological order, to consummate the Takeover Offer, and some of which have been completed as of the date of filing this joint information statement/prospectus. The parties have agreed to use their commercially reasonable efforts to cooperate with one another in order to proceed with the Takeover Offer as expeditiously as possible:

•        Rumble submitting to and obtaining from Chris Pavlovski, in his capacity as the record and beneficial owner of a majority of the combined voting power of the outstanding Rumble Class A Common Shares, Class C common stock of Rumble (the “Rumble Class C Common Shares”) and Class D common stock of Rumble (the “Rumble Class D Common Shares”), a duly executed written consent to approve and adopt the Business Combination Agreement, including the issuance of the Rumble Class A Common Shares as consideration in the Takeover Offer; the Written Consent was delivered on November 10, 2025;

•        announcing the intention to launch the Takeover Offer;

•        filing the Registration Statement with the SEC;

•        filing the draft German Prospectus prepared in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council, as amended (the “EU Prospectus Regulation”), relating to the public offer of Rumble Class A Common Shares with BaFin;

•        preparing a draft Offer Document;

•        receiving approval of the German Prospectus by BaFin, publishing the German Prospectus and the Offer Document and commencing the Takeover Offer;

•        receiving from the SEC a declaration of effectiveness of the Registration Statement;

•        Northern Data’s management board and supervisory board publishing a joint reasoned statement within two weeks from the publication of the Offer Document and Rumble filing such reasoned statement with the SEC;

•        receiving all required regulatory clearances and approvals;

•        receiving approval for listing Rumble Class A Common Shares on the Nasdaq; and

•        settling the Takeover Offer.

The Takeover Offer

Consideration Offered to Northern Data Shareholders

The Business Combination Agreement contemplates that Northern Data will become a majority-owned subsidiary of Rumble following the consummation of the Takeover Offer. As stipulated in the Business Combination Agreement, each shareholder of Northern Data will have the opportunity to tender each outstanding Northern Data Share held by such shareholder for 2.0281 Rumble Class A Common Shares in the course of the Takeover Offer, subject to the customary settlement mechanics for fractional shares. Upon completion of the Business Combination, and assuming that all outstanding Northern Data Shares are exchanged in the Takeover Offer or acquired by Rumble pursuant to the Transaction Support Agreements, it is expected that former Northern Data Shareholders will own, as a result of the tender or sale of their Northern Data Shares, approximately 33.3% of the issued and outstanding Rumble Class A Common Shares immediately following the consummation of the Business Combination, based on 261,063,132 Rumble Class A Common Shares issued and outstanding as of March 30, 2026 (including ExchangeCo Shares, but excluding shares subject to escrow restrictions)17 and assuming 130,197,281 Rumble Class A Common Shares are issued in the Takeover Offer and pursuant to the Transaction Support Agreements.18 The Offer Exchange Ratio for the Takeover Offer is fixed and will not be adjusted to reflect trading prices of Northern Data Shares prior to the settlement of the Takeover Offer.

Announcement of the Takeover Offer

Immediately after the signing of the Business Combination Agreement, Northern Data announced in an ad hoc announcement pursuant to Art. 17 of the MAR its entering into the Business Combination Agreement in connection with the Takeover Offer, and Rumble published the offer announcement, which were attached as exhibits to Rumble’s Current Reports on Form 8-K filed with the SEC on November 10, 2025. As contemplated by the Business Combination Agreement, Rumble disclosed the entire content of the Business Combination Agreement as part of the Current Report on Form 8-K filed on November 10, 2025, as amended on November 12, 2025.

Filing the Registration Statement and the Offer Document

Pursuant to the terms of the Business Combination Agreement, Rumble and Northern Data have prepared the Registration Statement, of which this joint information statement/prospectus forms a part, and filed it with the SEC to register the Rumble Class A Common Shares to be issued to the Northern Data Shareholders in connection with the Takeover Offer. Rumble agreed to use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable and to keep the Registration Statement effective through the closing of the Takeover Offer. In addition, Rumble has prepared the draft Offer Document in accordance with the provisions of the applicable German law and the terms of the Business Combination Agreement, in reasonable consultation with Northern Data and its advisors. Further, Rumble has prepared a German Prospectus that complies with the EU Prospectus Regulation and all applicable rules and regulations promulgated by BaFin (which, together with the Registration Statement, constitutes the “Disclosure Documents”), allowing BidCo to offer the Rumble Class A Common Shares to Northern Data Shareholders. The German Prospectus was approved by BaFin on April 13, 2026.

Rumble afforded Northern Data and its advisors a reasonable opportunity to review and comment on the Disclosure Documents prior to each submission to the SEC and/or BaFin, as the case may be. In addition, with respect to any comments to the Disclosure Documents from the SEC and/or BaFin including any request for amendments or

____________

17      Based on 192,984,373 Rumble Class A Common Shares and 68,078,759 ExchangeCo Shares issued and outstanding as of March 30, 2026, excluding shares subject to escrow restrictions under the 2022 Business Combination Agreement (which are tied to the achievement of $15.00 and $17.50 trading prices for a certain period of time or upon a change of control in excess of such trading prices, in each case, prior to September 16, 2027). For the avoidance of doubt, Rumble Class A Common Shares issued and outstanding excludes shares issuable upon the exercise of Company Options and warrants and settlement of RSUs. See “Business and Certain Information about Rumble — Security Ownership of Certain Beneficial Owners and Management of Rumble — Explanation of Shares Outstanding” beginning on page 132 of this joint information statement/prospectus for further information regarding Rumble Class A Common Shares outstanding.

18      Based on 64,196,677 Northern Data Shares outstanding as of April         , 2026 and the Offer Exchange Ratio of 2.0281 Rumble Class A Common Shares per Northern Data Share. Assumes that any Pre-Funded Warrants issued to Tether in lieu of Rumble Class A Common Shares are treated the same as Rumble Class A Common Shares. For the avoidance of doubt, Rumble Class A Common Shares issued to Tether pursuant to the initial exchange of 50% of the value of the Existing ND Loan (as defined herein) are not included.

supplement thereto, Rumble agreed to (i) notify Northern Data of such comments as promptly as reasonably practicable upon receipt; (ii) provide Northern Data with drafts of the responses to such comments at a time reasonably prior to submitting such responses; (iii) give due consideration to Northern Data’s comments; and (iv) use reasonable commercial efforts to respond as promptly as reasonably practicable to such comments.

Commencement of the Takeover Offer

Following approval of the German Prospectus by BaFin and publication of the German Prospectus, Rumble will, concurrently, file the German Prospectus with the SEC pursuant to Rule 424 under the Securities Act and will then publish the Offer Document on the offer website. The Acceptance Period will commence with the publication of the Offer Document. Rumble will deliver the German Prospectus to Northern Data’s U.S. shareholders in accordance with the Exchange Act.

Acceptance Period of the Takeover Offer

For details regarding the acceptance period of the Takeover Offer, please see the section of this document entitled “The Takeover Offer — Takeover Offer Period — Acceptance Period.”

Conditions to Completing the Takeover Offer

The following description is an overview of the conditions to completion of the Takeover Offer as agreed upon by the parties pursuant to the Business Combination Agreement.

The Business Combination Agreement provides that the closing of the Takeover Offer is subject to the satisfaction or permitted waiver of the conditions set forth in the section of this document entitled “The Takeover Offer — Conditions to the Takeover Offer.” All such conditions have to be satisfied during the period of the Takeover Offer (the “Offer Period”) except for the conditions described under “— Merger Control Approvals” and “— Investment Control Clearances” in such section (collectively, the “Clearances”), which shall be satisfied by the End Date, and the condition described under “— Access to the Law Firm Report; Findings of Law Firm Report” in such section, which shall be satisfied prior to June 30, 2026, and as a condition to the publication of the Offer Document for the Takeover Offer. To the extent permitted by applicable law, Rumble is entitled to waive any of the remaining Offer Condition, in whole or in part, except for the conditions described in such section under “— Merger Control Approvals,” “— BaFin Approval,” “— Closing of Specified Agreements,” “— Execution of the Shareholder Loan Amendment Agreement,” “— Fulfillment of Requirements Under U.S. Law,” and “— No Other Negative Events”.

Northern Data’s Support and Recommendation of the Takeover Offer

Pursuant to the Business Combination Agreement, the parties agreed to several customary provisions to support the transactions contemplated thereunder, including obtaining the Clearances and fulfilling standard closing conditions, and not to undertake corporate measures or to entertain competing offers which could hinder the success of closing the Takeover Offer. Please see the sections of this document entitled “The Business Combination Agreement — Efforts to Obtain Required Approvals,” “— Third-Party Acquisition Proposals” and “— Conduct of Business Pending the Consummation of the Business Combination” below for further information.

Northern Data’s management board and supervisory board have, based on review of the relevant information available to them on the date of the Business Combination Agreement, unanimously taken the view that the Business Combination is in the best interest of Northern Data. Pursuant to the Business Combination Agreement, within 10 weekdays from the publication of the Offer Document, Northern Data’s management board and supervisory board shall prepare a joint reasoned statement materially in line with a statement that would be given pursuant to Section 27 of the German Takeover Code (begründete Stellungnahme). Northern Data agreed to give Rumble three Banking Days to review the draft reasoned statement and give due consideration to any comments Rumble may have. In case of dispute on the content of the reasoned statement, Northern Data, acting reasonably, would have the ultimate decision right.

The reasoned statement is required to reflect that Northern Data’s management board and supervisory board, after duly reviewing and analyzing the Takeover Offer (including reviewing the Offer Document) and acting in good faith with regard to their duties, (i) regard the Offer Exchange Ratio and the offer consideration as fair, adequate and attractive; (ii) welcome and support the Takeover Offer; and (iii) recommend to the holders of the Northern Data Shares the acceptance of the Takeover Offer, subject to certain terms and conditions set forth in the Business Combination

Agreement. In addition, Northern Data’s management board and supervisory board agreed not to (a) withdraw or amend adversely to Rumble, or withdraw their intention, or otherwise breach their obligation, to provide the reasoned statement or (b) (A) act (including by making any public statement) in a manner that does not comply with the terms of the Business Combination Agreement and after its publication, would be contrary to the reasoned statement and could adversely affect the closing; (B) recommend that holders of the Northern Data Shares take or consider taking any action that could prevent, delay or otherwise adversely affect the closing; or (C) recommend (or agree or resolve to recommend) a competing offer, in each foregoing case, subject to the following conditions:

•        the Takeover Offer complies with the terms of the Business Combination Agreement;

•        no Superior Offer has been presented to Northern Data’s management board or otherwise publicly announced, unless Rumble has exercised its right to match in accordance with the Business Combination Agreement;

•        Rumble has not taken any action, including making any public statement, which clearly contradicts its intention to fulfil its obligations under the Business Combination Agreement; and

•        no other circumstances exist that, in the reasonable opinion of Northern Data’s management board and/or supervisory board, acting in good faith with due regard to their respective duties under the applicable German law, would cause the members of the management board and/or supervisory board to violate their duties by welcoming and supporting the Takeover Offer.

Until the earlier of the termination of the Business Combination Agreement and the consummation of the Takeover Offer, Northern Data agreed to support the Takeover Offer and the Business Combination in all publications and communications that relate to the Business Combination.

Efforts to Obtain Required Approvals

Rumble and Northern Data agreed to make the filings for obtaining the Clearances as promptly as reasonably practicable after the execution of the Business Combination Agreement. The filings shall be made by Rumble on behalf of all parties involved (except to the extent not permitted under applicable law), provided that Rumble shall give due consideration to any comments Northern Data may have. To obtain the Clearances, Rumble and Northern Data agreed to cooperate with each other, to the extent legally permissible, in all respects in connection with any additional submission, investigation or inquiry, supply to any competent authority as promptly as reasonably practicable any additional information requested pursuant to any applicable law, and take all other procedural actions (other than offering remedies to mitigate competition concerns by a competent authority) required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire.

All filing fees or other disbursements in connection with the Clearances will be borne by Rumble (excluding, for the avoidance of doubt, any fees of lawyers or other advisors of any person or party other than Rumble).

Third-Party Acquisition Proposals

Until the earlier of the termination of the Business Combination Agreement and the consummation of the Takeover Offer, Rumble will, to the extent legally possible and subject to the limitations contained in the Business Combination Agreement, refrain, and procure that its subsidiaries will refrain, from initiating any measures or steps that may adversely affect the success or the timely completion of the Takeover Offer or the agreements of the parties set forth in the Business Combination Agreement. In furtherance of the foregoing, Rumble, subject to the terms and conditions in the Business Combination Agreement, will not, and will ensure that its subsidiaries will not, directly or indirectly:

(i)     solicit a competing offer or another transaction that, if implemented, could impair, interfere with, hinder or delay the consummation of the Takeover Offer; or

(ii)    enter into any communications, discussions, negotiations, correspondence or arrangements, or make any confidential documents relating to the ND Group or their businesses available with a view to actively soliciting any competing offer or any other transaction that, if implemented, could impair, interfere with, hinder, delay or otherwise adversely affect the consummation of the Takeover Offer.

Northern Data agreed to inform Rumble as soon as legally possible under statutory law and reasonably practical if it has been approached by a third party in relation to any expression of interest in acquiring a stake in Northern Data and/or any material assets of the ND Group outside of the ordinary course of business, and to the extent legally permissible, disclose to Rumble the material terms and conditions of such competing offer. Northern Data also agreed not to enter into any agreement that may reasonably interfere with such obligations.

Notwithstanding the foregoing, Northern Data’s management board or supervisory board and members of the ND Group will not be prevented from:

(i)      engaging with a third party that submits a bona fide, unsolicited proposal that the management board of Northern Data in good faith determines, in consultation with its financial and legal advisors, constitutes a Superior Offer (as defined below), provided that (a) such proposal has not been matched by Rumble, through its subsidiary, BidCo, in accordance with the Business Combination Agreement and (b) Northern Data has concurrently made available to Rumble, subject to applicable legal restrictions and customary safeguards, any nonpublic information it has made available to such third party to the extent such information was not previously provided to Rumble;

(ii)     acting in accordance with their fiduciary duties under the applicable German law, in particular, the duties of care and loyalty under Sections 93 and 116 German Stock Corporation Act (Aktiengesetz); or

(iii)    acting in accordance with tasks and duties to the extent legally required, including the business judgment rule under Sections 76, 93 and 116 German Stock Corporation Act (Aktiengesetz).

Pursuant to the Business Combination Agreement, a “Superior Offer” is a bona fide, unsolicited proposal by a third party that Northern Data’s management board and supervisory board have determined in good faith, after consultation with their financial and legal advisors, would result in a fully financed (certain funds) competing offer which, taking into account all elements of such offer (including the offer price), provide for substantially more beneficial terms than the Takeover Offer.

Northern Data shall notify Rumble of the terms of the Superior Offer as promptly as reasonably practicable after becoming aware of such Superior Offer. Rumble, through its subsidiary, BidCo, will have the right to match such more beneficial terms within ten Banking Days following the publication of the Offer Document relating to such Superior Offer, and will then have 10 Banking Days to exercise such right. The foregoing right of Rumble applies to any subsequent amendment of the original Superior Offer or any new Superior Offer.

Conduct of Business Pending the Consummation of the Business Combination

The Business Combination Agreement requires Northern Data to conduct the business of Northern Data and the ND Group in all material respects in the ordinary course consistent with past practice and to refrain, and cause members of the ND Group to refrain, from initiating any measures or steps during the Interim Period that would adversely affect a timely closing of the Takeover Offer. Among other things, the Business Combination Agreement also restricts the ND Group’s ability, during the Interim Period, to directly or indirectly:

(i)      solicit or enter into discussions or negotiations concerning proposals relating to alternative business combination transactions (subject to certain negotiated exceptions detailed in the section of this document entitled “The Business Combination Agreement — Third-Party Acquisition Proposals”);

(ii)     increase Northern Data’s share capital or carry out any equity-linked transactions with respect to the Northern Data Shares, unless it is an increase of Northern Data’s share capital subscribed by Tether as a result of Rumble’s drawing, prior to the consummation of the Takeover Offer, of the financing commitment under the Rumble Equity Commitment Agreement (as defined below);

(iii)    pay, or propose to pay, any dividends;

(iv)     engage in financing activities in excess of €10 million per occurrence or €50 million in aggregate, provided that any such indebtedness is solely used to fund new business development opportunities (e.g., new data centers/GPUs) and that no such indebtedness shall be secured by any lien on the assets of the ND Group;

(v)     purchase, sell, acquire, transfer or encumber any assets (including investments in intangible assets, fixed assets or financial assets) with a value exceeding €20 million in aggregate (across all such transactions), provided that acquisitions funded with indebtedness pursuant to the proviso in the immediately preceding paragraph or contemplated by the call option in the Business Combination Agreement will be permitted to the extent made in accordance with the Business Combination Agreement;

(vi)    enter into any joint ventures or partnerships with any third party;

(vii)  otherwise take any actions outside the ordinary course of business with a business impact of more than €20 million; or

(viii)  agree on any of the foregoing.

The Business Combination Agreement requires Rumble to refrain, and cause members of the Rumble Group to refrain, from initiating any measures or steps during the Interim Period which would prevent or materially impair Rumble’s ability to perform its obligations under the Business Combination Agreement. In particular, among other things, the Business Combination Agreement restricts the ND Group’s ability, during the Interim Period, to directly or indirectly:

(i)      increase Rumble’s authorized share capital or issue any Rumble Class A Common Shares or equity-linked securities with respect to Rumble Class A Common Shares, except for (A) upon the exercise, conversion or vesting of any stock options or restricted stock, any warrants or any other equity awards of Rumble, (B) upon the exchange of any exchangeable shares issued by 1000045728 Ontario Inc., a subsidiary of Rumble (“ExchangeCo,” and such exchangeable shares, the “ExchangeCo Shares”), (C) upon the satisfaction of any contingency with respect to any securities that are subject to earnout, forfeiture or other similar contingencies tied to Rumble’s stock price, (D) pursuant to any equity incentive plans of Rumble (or any successor equity plans), and (E) up to 20.0% of the issued and outstanding Rumble Class A Common Shares and ExchangeCo Shares of Rumble as of the date of the Business Combination Agreement in connection with bona fide acquisitions, mergers or strategic partnership transactions;

(ii)     split, combine or subdivide any outstanding Rumble Class A Common Shares, in each case to the extent the offer price and the Rumble Class A Common Shares to be issued in the Takeover Offer are not equitably adjusted to reflect such change;

(iii)    redeem, purchase or otherwise acquire any outstanding Rumble Class A Common Shares, except in connection with cashless exercises, net exercises or net cash settlement of or withholding under any stock options or restricted stock, any warrants or any other equity awards of Rumble in accordance with their terms or the exchange of any ExchangeCo Shares in accordance with their terms;

(iv)    take any action that would reasonably be expected to prevent or materially impair Rumble’s ability to perform its obligations under the Business Combination Agreement (including the satisfaction of any of the Offer Conditions);

(v)    commence any proceeding or file any petition in any court relating to bankruptcy, reorganization, insolvency, dissolution, liquidation or relief from debtors, in any case, in respect of Rumble, make any assignment for the benefit of creditors or apply for the appointment of a custodian, receiver or trustee, in any case, in respect of Rumble; or

(vi)   agree on any of the foregoing.

Rumble and Northern Data agreed to promptly notify each other of the occurrence or non-occurrence of any event which could be reasonably likely to result in the non-compliance with either party’s obligations under the Business Combination Agreement or which would otherwise be reasonably likely to have a negative impact on the completion of the Business Combination.

Northern Data’s Performance of Obligations Under the Peak Mining Sale

Pursuant to the Business Combination Agreement, Northern Data shall comply with its obligations under a merger and equity purchase agreement, dated November 3, 2025, among Highland Group Mining Inc., Appalachian Energy LLC, 2750418 Alberta ULC, Northern Data US, Inc. and Northern Data (as may be amended, the “Peak Mining Purchase

Agreement”), in connection with Northern Data’s sale and transfer of its Bitcoin mining business (the “Peak Mining Sale”), comprising $50 million in up-front proceeds and up to $150 million in deferred consideration related to a profit share pursuant to mining operations at Corpus Christi, and shall not agree to any waiver or amendment of any terms thereof that would be materially adverse to Rumble without Rumble’s prior written consent.

The terms of the divestiture also granted Northern Data a call option right such that it could reacquire assets for approximately $5 million (plus certain related costs, expenses and taxes) including its Corpus Christi location, provided that it was able to resell the Corpus Christi location to the leading global infrastructure asset management firm which had already entered into negotiations with Northern Data for a sale of the site for HPC purposes. On January 12, 2026, Northern Data announced that its call option on the Corpus Christi site expired unexercised and no transaction will occur. Accordingly, the previously disclosed potential cash component of up to $200 million contained in the Business Combination Agreement will not be part of the consideration in the Takeover Offer.

However, the ND Group retains the right to receive up to $150 million under its mining earn-out and may receive up to 95% of net sale proceeds if the current owners sell the Corpus Christi site before the five-year earn-out ends, declining quarterly. The ND Group (and, after closing of the Takeover Offer, the combined group) would benefit from any such proceeds.

Northern Data’s Cooperation with Law Firm Investigation

Pursuant to the Business Combination Agreement, Northern Data engaged and directed an internationally recognized law firm to conduct an independent investigation into the Allegations and prepare the Law Firm Report. In accordance with the terms of the Business Combination Agreement, access to the Law Firm Report has been provided as of the date of this joint information statement/prospectus. The ND Group may avail itself of all legal rights, remedies and defenses and contest the Allegations and any ongoing or future proceedings of the EPPO and the Swedish Tax Authority concerning the Allegations (the “Proceedings”) as it determines, in its sole authority, vis-à-vis the EPPO, the Swedish Tax Authority or any other relevant contest, order or dispute with any governmental authority, subject to the terms and conditions of the Business Combination Agreement.

Pursuant to the Business Combination Agreement and subject to applicable law, Northern Data agreed to keep Rumble promptly informed of any material correspondence or communications with, and any material proceedings involving, any governmental or regulatory authority or prosecutor relating to the Proceedings (including, to the extent permitted, by providing copies of all material written notices received from any such authorities or prosecutors). Subject to applicable law, the Business Combination Agreement prohibits Northern Data from settling or compromising any proceeding relating to the Proceedings without Rumble’s prior written consent, which consent is not to be unreasonably withheld, conditioned or delayed.

Representations and Warranties

Each of Rumble and Northern Data provided customary representations and warranties in the Business Combination Agreement for a German law-governed agreement, including, without limitation, representations and warranties regarding due organization and valid existence, requisite corporate power, capital stock, stock options, no violation of organizational documents or applicable laws, accuracy of information in financial statements, the absence of legal proceedings that would have a material adverse effect on a party, and maintenance of policies and procedures related to bribery, corruption or export sanctions.

Title Insurance Policy, Survey and RWI Insurance

Pursuant to the Business Combination Agreement, Northern Data agreed to cause each of its subsidiaries to reasonably cooperate with Rumble to obtain any title insurance policy with respect to any real property owned by Northern Data (the “Real Property”) that Rumble elects to obtain, in its sole and absolute discretion, at Rumble’s cost. Rumble is entitled to, at its sole option and expense, obtain an ALTA (or equivalent) survey on each parcel of the Real Property and such other reports or documents customarily obtained by purchasers of real property. Prior to the closing of the Business Combination, Northern Data shall cause its subsidiaries to grant Rumble reasonable access to the Real Property in accordance with all applicable laws and upon reasonable advance notice for purposes of obtaining such surveys.

Additionally, during the Interim Period, the Business Combination Agreement requires Northern Data to use reasonable efforts to fully cooperate with Rumble and its representatives in connection with Rumble’s efforts to remove any “exclusions” under the purchaser-side representations and warranties insurance policy (the “RWI Policy”) issued by Euclid Transaction, LLC (the “RWI Provider”) to Rumble in connection with the Business Combination based on incomplete information provided to the RWI Provider as of the date of the RWI Policy.

Treatment of Equity Awards, Employee Shares or Stock Options

No separate agreement has been entered into governing the treatment of the equity awards and employee shares. Northern Data agreed that without Rumble’s prior written consent, it will not amend or modify the terms of any stock options or offer or accept any settlement of stock options for which the conditions for exercising such stock options are not fulfilled.

Term and Termination

Prior to the expiration of the Business Combination Agreement or the consummation of the Takeover Offer, the Business Combination Agreement may be terminated with immediate effect by:

(i)     either Rumble or Northern Data if:

(a)     the Takeover Offer lapses as a result of non-satisfaction of any of the Offer Conditions prior to the End Date (provided, however, that the terminating party is not then in breach, in any material respect, of any of its material covenants or agreements under the Business Combination Agreement relating to the relevant Offer Condition);

(b)    the Takeover Offer has not been settled by the End Date (provided, however, that the failure of the Takeover Offer to have settled by the End Date is not the result of the terminating party’s breach, in any material respect, of any of its material covenants or agreements under the Business Combination Agreement);

(c)     it becomes impossible for an Offer Condition to be ultimately fulfilled (provided, however, that the terminating party is not then in breach, in any material respect, of any of its material covenants or agreements under the Business Combination Agreement relating to the relevant Offer Condition); or

(d)    any competent governmental authority or court in the jurisdictions set forth in the Business Combination Agreement has permanently enjoined the closing of the Takeover Offer;

(ii)    by Northern Data if, inter alia:

(a)     the Takeover Offer is launched, but it materially deviates from the terms and conditions set forth in the Business Combination Agreement, in particular the Offer Conditions, and Northern Data has not approved such other terms and conditions, modifications and/or deviations in writing;

(b)    in the period between the signing of the Business Combination Agreement and the date of the publication of the Offer Document, a Material Bidder Compliance Violation occurs. Pursuant to the Business Combination Agreement, a “Material Bidder Compliance Violation” means that, between the publication of the Offer Document and the expiration of the Offer Period, any criminal offense (Straftat) or administrative offense (Ordnungswidrigkeit) (including any concrete reason of suspicion) by Rumble or any of its subsidiaries (the “Rumble Group”), a member of a corporate body of Rumble or a member of the Rumble Group, while any such person was operating in their official capacity at, or on behalf of, Rumble or a member of the Rumble Group, under any applicable administrative or criminal laws in the United States, Germany or any other jurisdiction whose laws apply to operations of Rumble or the relevant member of the Rumble Group relating to bribery offenses and corruption or to any violation of any export sanctions administered or enforced by the United Nations Security Council, or the European Union, has occurred or becomes known, either via publication by the Rumble Group or otherwise, in each case if the occurrence of such offenses constitutes or would constitute inside information for Rumble pursuant to Art. 7 MAR or comparable U.S. securities laws, or constituted such inside information prior to its publication;

(c)     Rumble violates its material obligations under the Business Combination Agreement and such violation has not been cured within thirty Banking Days after the date on which Northern Data has informed Rumble of such breach; or

(d)    Northern Data would have had the right to terminate the Business Combination Agreement if Rumble had failed to obtain the Written Consent from Mr. Pavlovski, in his capacity as the record and beneficial owner of a majority of the combined voting power of Rumble’s capital stock, within 24 hours following the execution of the Business Combination Agreement. The Written Consent was executed and delivered on November 10, 2025;

(iii)   by Rumble if:

(a)     in the period between the signing of the Business Combination Agreement and the date of the publication of the Offer Document (the “Interim Period”), an insolvency of Northern Data or a Material Compliance Violation (as defined below) (excluding certain proceedings as defined in the Business Combination Agreement) occurs;

(b)    Northern Data’s management board and/or supervisory board do not issue, or they modify (in a manner adverse to Rumble) or withdraw, the reasoned statement during the Offer Period;

(c)     Northern Data violates certain covenants during the Interim Period, including the restrictive covenant against soliciting or entering into discussions or negotiations concerning proposals relating to alternative business combination transactions, and some other covenants which are subject to a cure period of thirty Banking Days after the date on which Rumble informed Northern Data of such breach; or

(d)    a Superior Offer has been endorsed by Northern Data’s management board and supervisory board.

The right to terminate the Business Combination Agreement for good cause (aus wichtigem Grund) remains unaffected. Notice of any termination must be given in writing and be made within ten Banking Days after the terminating party has become aware of the event triggering a termination right.

Governance and Management of the Combined Business

Northern Data Management Board

Rumble intends to constructively cooperate with Northern Data’s management board and the extended management team following the closing of the Business Combination. In furtherance of the foregoing, the parties agreed that Northern Data’s management board shall continue to manage Northern Data independently and exclusively in their own responsibility pursuant to and within the framework of the applicable German law.

Northern Data Supervisory Board

Rumble and Northern Data agreed that Northern Data’s supervisory board shall continue to consist of three members. The parties expect that Rumble will be represented in Northern Data’s supervisory board in a manner appropriately reflecting its shareholding following the closing of the Business Combination.

Assignment, Amendment and Waiver

Neither Northern Data nor Rumble may assign, delegate or otherwise transfer any of their respective rights or obligations under the Business Combination Agreement without the prior written consent of the other party.

All amendments or waivers to the Business Combination Agreement must be made by written declaration executed by both Northern Data and Rumble and explicitly referring to the Business Combination Agreement.

Fees and Expenses

Northern Data and Rumble agreed to pay their respective costs, expenses and fees (including fees for obtaining legal advice) incurred in connection with the Business Combination Agreement and the transactions contemplated thereunder, whether or not such transactions are consummated.

Public Announcements

Subject to terms and conditions in the Business Combination Agreement, Northern Data and Rumble agreed to consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Business Combination, and agreed not to issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law, court process or rules of any securities exchange. Northern Data and Rumble also agreed that all formal employee communication programs or announcements with respect to the Business Combination shall be in forms mutually agreed by the parties (such agreement not to be unreasonably withheld, conditioned or delayed), provided, however, that no further mutual agreement shall be required with respect to any such programs or announcements that are consistent with prior programs or announcements made in compliance with the Business Combination Agreement.

Governing Law

The Business Combination Agreement is governed by German law.

OTHER TRANSACTION AGREEMENTS

This section of the joint information statement/prospectus describes the material terms of the Transaction Support Agreements, the A&R Registration Rights Agreement, the Transaction Agreement Amendment, the Tether Customer Agreement, the Equity Commitment Agreements, the Tether Marketing Agreement, and the Sale and Transfer and Amendment and Restatement Agreement (each as defined below) that have been entered into in connection with the Business Combination. The following summary is qualified in its entirety by reference to the complete text of such agreements, which are attached as Annexes B, C, D, E, F, G, H, I, J and K to this joint information statement/prospectus and incorporated into this joint information statement/prospectus by reference. Rumble and Northern Data urge you to read the full text of these agreements because they are the legal documents that govern the transactions contemplated in the Business Combination Agreement or otherwise in connection with the Business Combination.

Transaction Support Agreements

Transaction Support Agreement with Tether

Concurrently with the execution and delivery of the Business Combination Agreement, Rumble and Tether entered into a transaction support agreement with Tether (the “Tether Agreement”), pursuant to which, among other things, Tether agreed to sell, and Rumble agreed to purchase, all of the Northern Data Shares owned by Tether as of immediately prior to the closing of the Takeover Offer (totaling 43,512,526 Northern Data Shares as of April 6, 2026), at the Offer Exchange Ratio for Rumble Class A Common Shares (with a pre-funded warrant structure with respect to a 9.9% voting power cap). The closing of the transactions contemplated under the Tether Agreement (the “Tether Closing”) is subject to certain closing conditions, including the satisfaction of the conditions to the Takeover Offer, and, subject to the satisfaction or waiver of such conditions, would occur immediately prior to the closing of the Takeover Offer.

Under the Tether Agreement, Rumble agreed to issue new Rumble Class A Common Shares to Tether at the Offer Exchange Ratio as the consideration for its purchase of Northern Data Shares owned by Tether (such consideration, the “Rumble Share Consideration”). To the extent that the issuance of Rumble Class A Common Shares to Tether as the consideration under the Tether Agreement would result in Tether and its affiliates owning more than 9.9% of the outstanding voting power of the capital stock of Rumble (the “Voting Limitation”), Rumble shall instead deliver to Tether a pre-funded warrant exercisable on a cashless basis into such number of Rumble Class A Common Shares (a “Pre-Funded Warrant”) so that the Rumble Class A Common Shares to be owned by Tether and its affiliates following the Tether Closing will not exceed the Voting Limitation. The Rumble Class A Common Shares issued pursuant to the Tether Agreement are subject to a six-month lock-up period following the Tether Closing, subject to certain exceptions as set forth in the Tether Agreement.

Tether and Rumble each provided customary representations and warranties under the Tether Agreement. The Tether Agreement also contains customary fundamental representations and warranties regarding Tether and customary business representations and warranties with respect to Northern Data.

Between November 10, 2025 and the earlier of the Tether Closing or the termination of the Tether Agreement, Rumble is required to, and to cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice and, without Tether’s consent, Rumble shall not, and shall cause its subsidiaries not to (a) amend their governing documents in any material respect in any manner that would adversely impact Tether disproportionately as compared to other holders of Rumble Class A Common Shares; (b) issue or grant an option, warrant or right of any kind to subscribe for their equity interests or convertible or exchangeable securities, subject to certain permitted exceptions set forth in the Tether Agreement (which are the same as those contained in the Business Combination Agreement); (c) split, combine, reclassify or subdivide any outstanding Rumble Class A Common Shares, in each case, to the extent the Rumble Share Consideration provided to Tether is not equitably adjusted; (d) redeem, purchase or otherwise acquire any outstanding Rumble Class A Common Shares, subject to certain exceptions; (e) commence any proceeding relating to bankruptcy, reorganization, insolvency, dissolution, liquidation or relief from debtors; or (f) affirmatively authorize, agree or commit to do any of the foregoing (clauses (a) through (f), the “Interim Operating Covenants”).

Subject to the terms and conditions set forth in the Tether Agreement, Tether agreed to indemnify and hold harmless Rumble and other purchaser indemnitees (the “Purchaser Indemnitees”) from and against damages suffered, sustained or incurred, until the expiration of the applicable survival date, resulting from:

(i)     Tether’s breach of any fundamental representation or any covenant, agreement or obligation under the Tether Agreement;

(ii)    any action brought by any securityholder of Northern Data solely in connection with the Peak Mining Sale;

(iii)   certain indemnification obligations provided to the purchasers in the Peak Mining Sale; and

(iv)   certain liabilities relating to (a) Northern Data’s Peak Mining business; (b) certain business activities of certain entities that were outside of the scope of Northern Data’s data center or cloud services businesses (including with respect to the liquidation and winding-down of such entities); (c) any taxes incurred as a result of the Peak Mining Sale or in respect of certain entities that were outside of the scope of Northern Data’s data center or cloud services businesses.

Tether’s indemnification obligations are subject to various limitations as set forth in the Tether Agreement, including without limitation the following: (i) Tether’s indemnification obligations are capped at the value of the Rumble Share Consideration that was actually received by Tether; (ii) the Purchaser Indemnitees shall first use reasonable best efforts to seek recovery under the RWI Policy before seeking indemnification from Tether pursuant to the Tether Agreement, and no double recovery is allowed; and (iii) in the event that the Purchaser Indemnitees seek indemnification in connection with (a) Tether’s breach of any fundamental representation; (b) certain business activities of certain entities that were outside of the scope of Northern Data’s data center or cloud services businesses (including with respect to the liquidation and winding down of such entities) or (c) any taxes incurred as a result of the Peak Mining Sale or in respect of certain entities that were outside of the scope of Northern Data’s data center or cloud services businesses, the Purchaser Indemnitees shall first use commercially reasonable efforts to seek recovery under the transaction support agreement with the ART Sellers (the “ART Agreement”). To the extent any such indemnifiable damages are not actually recovered under the ART Agreement, in the event the Purchaser Indemnitees seek recovery directly from Tether for such indemnifiable damages, they must also seek recovery pursuant to the indemnification provisions in the transaction support agreement with Apeiron (the “Apeiron Agreement”). None of the foregoing limitations shall apply in the case of any deceit or willful misconduct of Tether.

For a period of eighteen months following the Tether Closing, Rumble is entitled to withhold a portion of the Rumble Share Consideration that equals the quotient (rounded down) of €25 million divided by the VWAP of Rumble Class A Common Shares over the last three consecutive trading days prior to the date of the Tether Closing, to support any potential indemnification claims under the Tether Agreement.

Subject to the terms and conditions set forth in the Tether Agreement, Rumble shall indemnify and hold harmless Tether and other seller indemnitees from and against damages suffered, sustained or incurred, until the expiration of the applicable survival date, resulting from Rumble’s breach of any fundamental representation or any covenant, agreement or obligation under the Tether Agreement or any other Transaction Document (as defined in the Tether Agreement). Rumble’s indemnification obligations are capped at the value of the Rumble Share Consideration that was actually paid, except for deceit or willful misconduct of Rumble.

Prior to the Tether Closing and for up to one year thereafter, to the extent the Secured Shares represent, in the aggregate, less than the Target Shareholding, Tether has committed to offer to purchase for cash, subject to applicable law and the terms of the Transaction Support Agreement, Northern Data Shares from Northern Data Shareholders outside of the Takeover Offer, provided that Tether is not committed (i) to purchase Northern Data Shares if the price per Northern Data Share is greater than the product of (A) the Offer Exchange Ratio; (B) the three-day VWAP of Rumble Class A Common Shares immediately preceding the purchase date; and (C) the dollar-to-euro exchange rate immediately preceding the purchase date or (ii) to spend more than approximately €196 million on such purchases after the date of this joint information statement/prospectus. See “Q: Is the Takeover Offer subject to U.S. tender offer rules?” for further information relating to the disclosure of any such purchases of Northern Data Shares that may be made by Tether pursuant to its Transaction Support Agreement.

The Tether Agreement also provides that if Rumble owns 90% or more of the outstanding Northern Data Shares (excluding treasury shares) but less than 100% of such shares, then Tether shall, at such time(s) directed by Rumble, fund cash in such aggregate amount necessary to enable Rumble to squeeze out the minority Northern Data Shareholders. In consideration for such funding, Rumble shall issue and deliver to Tether, promptly following the consummation of such squeeze-out, a number of Rumble Class A Common Shares equal to the Offer Exchange Ratio per Northern Data Share so acquired.

Transaction Support Agreement with ART Sellers

Concurrently with the execution and delivery of the Tether Agreement, Rumble entered into the ART Agreement, pursuant to which the ART Sellers agreed to sell, and Rumble agreed to purchase, all of the Northern Data Shares owned by the ART Sellers as of immediately prior to the closing of the Takeover Offer (including 744,150 Northern Data Shares owned by the ART Sellers as of the date of the Business Combination Agreement). While the ART Agreement contains substantially similar terms to the Tether Agreement, there are certain material differences between these two transaction support agreements, including without limitation those differences as described below.

Unlike the Tether Agreement, the consideration payable under the ART Agreement is the amount of new Rumble Class A Common Shares equal to the Offer Exchange Ratio without a pre-funded warrant. The ART Sellers are not subject to any obligations to purchase additional Northern Data Shares, and the ART Sellers are not required to fund the squeeze-out, in each case, as provided in the Tether Agreement.

The ART Agreement does not contain the Interim Operating Covenants.

With respect to the post-closing indemnification, the Purchaser Indemnitees in the ART Agreement are not required to first take commercially reasonable efforts to seek recovery under other transaction support agreements before seeking recovery pursuant to the indemnification provisions under the ART Agreement.

The ART Agreement also contains certain provisions that are not in the Tether Agreement. For instance, the ART Agreement contains provisions clarifying that nothing in the ART Agreement conflicts with Aroosh Thillainathan’s fiduciary duties in his capacity as a member of Northern Data’s management board. The ART Agreement also contains non-compete and non-solicit provisions requiring that the ART Sellers shall not, and shall cause their affiliates not to, compete, directly or indirectly, with the business of Northern Data or any member of the ND Group, or actively solicit service or employment of any employee of Northern Data or any member of the ND Group, in each case, during the two-year period following the closing of the transactions contemplated by the ART Agreement, subject to certain exceptions set forth therein.

Transaction Support Agreement with Apeiron

Concurrently with the execution and delivery of the Tether Agreement, Rumble entered into the Apeiron Agreement, pursuant to which Apeiron agreed to sell, and Rumble agreed to purchase, all of the Northern Data Shares owned by Apeiron as of immediately prior to the closing of the Takeover Offer (including 2,246,399 Northern Data Shares owned by Apeiron as of the date of the Business Combination Agreement). While the Apeiron Agreement contains substantially similar terms to the Tether Agreement, there are certain material differences between these two transaction support agreements, including without limitation those differences as described below.

The Apeiron Agreement contains the Interim Operating Covenants, but provides that in the event that Tether consents to any matters subject to the Interim Operating Covenants, Apeiron shall automatically be deemed to have consented to such matters.

Apeiron is not subject to any obligations to purchase additional Northern Data Shares, and it is not required to fund the squeeze-out, in each case, as provided in the Tether Agreement.

Apeiron’s indemnification obligations to Rumble are provided on a several basis with Tether and on a pro rata basis in proportion to the percentage of Northern Data Shares sold by each of them relative to the aggregate number of Northern Data Shares sold by both of them.

The Apeiron Agreement also contains a “most favored nation” provision, pursuant to which Apeiron is entitled to the same or economically equivalent terms, rights, benefits or consideration offered to any Northern Data Shareholder in the Takeover Offer or to Tether, unless such terms, rights, benefits or consideration are based on circumstances specific to Tether and are not relevant to Apeiron with respect to the transactions contemplated by the Apeiron Agreement.

Transaction Support Agreement between Tether and Northern Data

Concurrently with the execution and delivery of the Business Combination Agreement, Northern Data and Tether entered into a transaction support agreement (the “Company Transaction Support Agreement”), pursuant to which, among other things, Tether agreed to provide financial support to Northern Data by means of (i) agreeing not to exercise its right to accelerate or terminate the Existing ND Loan due to certain existing financial covenant breaches until the earlier of (x) the closing of the Takeover Offer, (y) a public announcement by Rumble that it will not make any Takeover Offer or that the Takeover Offer will definitely not be completed, and (z) the termination of the Company Transaction Support Agreement in accordance with its terms (in each case, a “Termination Event”), (ii) granting Northern Data the right to capitalize interest payable under the Existing ND Loan as from the relevant interest period ending on December 31, 2025 until and including the interest period during which a Termination Event occurs, and (iii) agreeing that Northern Data shall not be required to utilize any proceeds from the Peak Mining Purchase Agreement to repay the Existing ND Loan.

Registration Rights Agreement

As contemplated by the Tether Agreement, Rumble and Tether will amend and restate that certain registration rights agreement, dated February 7, 2025 (such amended and restated registration rights agreement, the “A&R Registration Rights Agreement”), simultaneously with the Tether Closing. Pursuant to the A&R Registration Rights Agreement, among other things, Tether will be granted the right to register the resale of Rumble Class A Common Shares it owns or that may be issued to Tether in connection with the Business Combination, including those Rumble Class A Common Shares it receives pursuant to the Tether Agreement, the Rumble Equity Commitment Agreement (as defined below) or the Amended Northern Data Loan Agreements (as defined below).

Transaction Agreement Amendment

As contemplated by the Tether Agreement, Rumble and Tether will enter into an amendment to that certain transaction agreement, dated December 20, 2024 (the “Transaction Agreement Amendment”), simultaneously with the Tether Closing. The Transaction Agreement Amendment, among other things, will specify that the Rumble Class A Common Shares held by Tether are subject to certain of the covenants in the transaction agreement, including Tether’s agreement to vote, a standstill and restrictions on transfers of shares.

Tether Customer Agreement

As contemplated by the Tether Agreement, Rumble and Tether will enter into a customer agreement (the “Tether Customer Agreement”) simultaneously with the Tether Closing. Pursuant to the Tether Customer Agreement, subject to the terms and conditions therein, Tether will commit to purchasing certain GPU services from Rumble after the closing of the Takeover Offer in an amount of up to $75 million per year over a two-year initial term. The Tether Customer Agreement also provides for certain Rumble data to be provided to Tether for the purpose of training artificial intelligence models for the duration of the Tether Customer Agreement.

Equity Commitment Agreements

Concurrently with the execution of the Business Combination Agreement, Rumble, Tether and Northern Data entered into an equity commitment agreement (the “Northern Data Equity Commitment Agreement”), pursuant to which, subject to the terms and conditions therein, Tether agreed to provide an equity financing commitment to fund up to $200 million of certain taxes of Northern Data and its subsidiaries to the extent due and owing or otherwise required to be accrued as a liability at or prior to the closing of the Takeover Offer. Rumble and Tether also entered into an equity financing commitment agreement (the “Rumble Equity Commitment Agreement” and, together with the Northern Data Equity Commitment Agreement, the “Equity Commitment Agreements”), pursuant to which, subject to the terms and conditions therein, Tether agreed to provide an equity financing commitment to fund up to $200 million (less any amounts previously funded under the Northern Data Equity Commitment Agreement) of certain taxes of Northern Data and its subsidiaries to the extent due and owing or otherwise required to be accrued as a liability at or after the closing of the Takeover Offer for up to 18 months after the closing of the Takeover Offer. To the extent that the issuance of Rumble Class A Common Shares to Tether as the consideration under the Rumble Equity Commitment Agreement would result in Tether and its affiliates exceeding the Voting Limitation, Rumble shall instead deliver to Tether a Pre-Funded Warrant exercisable on a cashless basis into such number of Rumble Class A Common Shares so that the Rumble Class A Common Shares to be owned by Tether and its affiliates following the issuances under the Rumble Equity Commitment Agreement will not exceed the Voting Limitation. Rumble may also elect, under the terms of the Rumble Equity Commitment Agreement, to require Tether to fund any such tax liabilities in the form of an additional loan under the Tether/Rumble Loan, in lieu of issuing Rumble Class A Common Shares or a Pre-Funded Warrant.

The existence of the Equity Commitment Agreements does not, however, eliminate the economic burden of the underlying tax liabilities for remaining Northern Data Shareholders. To the extent that any amounts funded thereunder through Northern Data constitute a liability of Northern Data, such liability must be repaid before any dividends are distributed to shareholders, meaning that Northern Data Shareholders who do not tender their Northern Data Shares in the Takeover Offer will bear the economic cost of any such tax liabilities through reduced or deferred returns on their investment.

Tether Marketing Agreement

Concurrently with the execution of the Business Combination Agreement, Rumble and Tether entered into an advertising and marketing services agreement (the “Tether Marketing Agreement”), pursuant to which, subject to the terms and conditions therein, Tether agreed to purchase certain advertising and marketing services from Rumble in an amount of up to $50 million per year over an initial two-year term that began on February 15, 2026.

Sale and Transfer and Amendment and Restatement Agreement and other related Amended Northern Data Loan Agreements

Concurrently with the execution of the Business Combination Agreement, Rumble entered into the Sale and Transfer and Amendment and Restatement Agreement, under which the receivable under Northern Data’s unsecured floating rate loan (which, as of March 31, 2026, amounts to €627,024,257.75, including capitalized interest), made under a loan agreement originally dated November 2, 2023 (the “Existing ND Loan”), will be transferred upon the closing of the Takeover Offer from Tether to Rumble ND HoldCo and concurrently be amended pursuant to the Shareholder Loan Amendment Agreement in the form attached to the Sale and Transfer and Amendment and Restatement Agreement. As consideration for the transfer of the receivable under the Existing ND Loan, Rumble ND HoldCo will (i) exchange 50% of the value of the Existing ND Loan for the number of Rumble Class A Common Shares equal to such share of the Existing ND Loan divided by $7.88 (subject to adjustment for any stock split, reverse stock split or stock dividend) (as converted to euros using the exchange rate as promulgated by the European Central Bank on the last trading day prior to the applicable exchange date) and (ii) enter into a new loan agreement with Tether as lender equal in value to the remaining 50% of the Existing ND Loan (the “Tether/Rumble Loan”). The Sale and Transfer and Amendment and Restatement Agreement, together with the Existing ND Loan (as amended by the Shareholder Loan Amendment Agreement) and the Tether/Rumble Loan, are collectively referred to as the “Amended Northern Data Loan Agreements.” Northern Data’s obligation to repay the Existing ND Loan will remain unchanged, with the Existing ND Loan continuing to be outstanding between Northern Data and Rumble ND HoldCo following the closing of the Takeover Offer.

To the extent legally permissible and subject to the agreed security principles set forth in the Tether/Rumble Loan, the Tether/Rumble Loan requires that (i) any Northern Data Shares acquired by Rumble and any equity interests in any entity directly or indirectly holding shares in Northern Data from time to time be pledged to Tether within 30 days of the date of the Tether/Rumble Loan; and (ii) each member in the borrower group provide customary corporate guarantees and security over their assets to Tether within 30 days following the consummation of the Takeover Offer and if applicable, the subsequent squeeze-out in Northern Data. Other than such security interests, the Tether/Rumble Loan will be on substantially the same terms as the Existing ND Loan and will benefit from security over (i) the Northern Data Shares acquired by Rumble and (ii) the shares and assets of Northern Data’s subsidiaries located in Germany, Ireland, the Netherlands, Norway, Sweden, the United Kingdom and the United States. On the date falling one year after the closing of the Takeover Offer (the “Exchange Option Date”), Tether will have the option to exchange all (but not less than all) of the outstanding amount under the Tether/Rumble Loan as at the Exchange Option Date into the number of Rumble Class A Common Shares equal to the outstanding amount under the Tether/Rumble Loan divided by the greater of (i) the ten-day VWAP and (ii) $7.88 (subject to adjustment for any stock split, reverse stock split or stock dividend) (in each case, as converted to euros using the exchange rate as promulgated by the European Central Bank on the last trading day prior to the Exchange Option Date). To the extent that the issuance of Rumble Class A Common Shares to Tether as the consideration under the Sale and Transfer and Amendment and Restatement Agreement or upon exchange of the outstanding amount under the Tether/Rumble Loan would result in Tether and its affiliates exceeding the Voting Limitation, Rumble shall instead deliver to Tether one or more Pre-Funded Warrants exercisable on a cashless basis into such number of Rumble Class A Common Shares so that the Rumble Class A Common Shares to be owned by Tether and its affiliates following the issuances under the Sale and Transfer and Amendment and Restatement Agreement and the Tether/Rumble Loan will not exceed the Voting Limitation.

THE takeover OFFER

The following is a description of the principal terms of the Takeover Offer that Rumble intends to make to Northern Data Shareholders. We urge you to read this section, the Offer Document, and the information contained in the remainder of this document, including the exhibits, annexes, and the documents incorporated by reference herein, in their entirety prior to making any decision as to the matters described in this section.

In connection with the Takeover Offer, we intend to rely on the “Tier 1” exemption from certain U.S. tender offer requirements provided by Rule 14d-1(c) under the Exchange Act. See “Questions and Answers — Is the Takeover Offer subject to U.S. tender offer rules?”. We are not, however, relying on the cross-border exemption under Rule 802 from the registration requirements of Section 5 of the Securities Act. Instead, we are registering on this Registration Statement on Form S-4, of which this joint information statement/prospectus forms a part, the Rumble Class A Common Shares to be issued to holders of Northern Data Shares upon settlement of the Takeover Offer.

Subject Matter

The Takeover Offer relates to the acquisition of all outstanding bearer Northern Data Shares.

BidCo offers 2.0281 newly issued Rumble Class A Common Shares per Northern Data Share that is validly tendered in the Takeover Offer. The Offer Shares are denominated in U.S. dollars. The Offer Shares are expected to be issued on or around June 9, 2026.

No fractional Offer Shares will be exchanged for any Northern Data Shares tendered in the Takeover Offer. Each Northern Data Shareholder who validly tendered in the Takeover Offer and who would otherwise have been entitled to receive a fraction of an Offer Share shall, in lieu thereof, receive from its Custodian Bank cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by Clearstream and/or its Custodian Bank for the account of all such holders of Offer Shares which would otherwise be issued (the “Excess Offer Shares”). The sale of the Excess Offer Shares by the Custodian Banks shall be executed on the Frankfurt Stock Exchange, on NASDAQ or any other trading venue, and shall be sold using the Custodian Banks’ good-faith judgment (even if over multiple trading days) and executed in round lots to the extent practicable. From the proceeds resulting from the sale of the Excess Offer Shares, any commissions, transfer taxes and other out-of-pocket transaction costs for such holders of tendered Northern Data Shares shall be deducted — if required — and the resulting net proceeds of such sale will be exchanged from U.S. dollars into Euros and then distributed to the Northern Data Shareholders who have tendered their Northern Data Shares with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional Offer Shares will be determined on the average net proceeds per Offer Share. As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to Northern Data Shareholders who have tendered their Northern Data Shares in lieu of fractional interests, the Custodian Banks shall make available such amounts to such holders of tendered Northern Data Shares. Any such sale shall be made within ten business days or such shorter period as may be required by applicable law after the closing. See “The Takeover Offer — The Takeover Offer Period — Acceptance and Settlement of the Takeover Offer.”

The final number of Offer Shares issued in connection with the Takeover Offer is expected to be announced, following the Additional Acceptance Period, on or around June 4, 2026 on Rumble’s website under www.rumble-offer.com and in any other manner required by law.

Important Notice

The Takeover Offer is subject to certain conditions, which are described in more detail in the section of this document entitled “The Takeover Offer — Conditions to the Takeover Offer.” If these conditions are not fulfilled and Rumble does not effectively waive the fulfillment of one, several or all Waivable Offer Conditions (as defined below), the Takeover Offer will not be consummated. In this case, all Northern Data Shares tendered in the Takeover Offer will be transferred back to ISIN DE000A0SMU87 by the Custodian Banks of the respective Northern Data Shareholders.

If fractional Offer Shares arise as a result of the exchange ratio resulting from the offer consideration, no shareholder rights may be asserted from these, so that rounding to full rights (so-called fractional share utilization) is necessary. Fractional Offer Shares will only be compensated in cash. In this context, the Custodian

Banks will combine the fractional Offer Shares attributable to the allocated Offer Shares into whole Offer Shares after a date yet to be determined and sell them on the Frankfurt Stock Exchange, on Nasdaq or any other trading venue. The proceeds will then be paid out to those Northern Data Shareholders who have tendered their respective Northern Data Shares in accordance with the fractional Offer Shares allocated to them. Rumble, BidCo, the Central Settlement Agent, and the Custodian Banks do not guarantee that a specific price will be achieved through the fractional share utilization.

Conditions to the Takeover Offer

The Takeover Offer and the agreements concluded with Northern Data Shareholders upon their acceptance will only be executed if the following conditions (the “Offer Conditions”) are fulfilled within the relevant time periods specified below or if Rumble has effectively waived the respective Waivable Offer Conditions (as defined below) by one Banking Day (as defined below) prior to the expiration of the Offer Period (as defined below). As described in more detail below, certain of the Offer Conditions have been satisfied as of the date of this joint information statement/prospectus.

Merger Control Approvals

The Regulatory Condition requires, among other things, that all required merger control and foreign direct investment approvals be obtained on or before the End Date. As of the date of this joint information statement/prospectus, the only outstanding regulatory clearance relating to merger control or foreign direct investment is the approval by the UAE MoE described below, and the review process remains ongoing.

On or before the End Date, the merger control approval required to be obtained in connection with the consummation of the Transaction from the UAE MoE under the Federal Law 36 of 2023 on the Regulation of Competition in connection with the transactions contemplated under the Transaction Support Agreements and the Shareholder Loan Amendment Agreement (together the “Transaction”) shall have been obtained. Rumble submitted a notification to the Competition Regulation Committee of the UAE MoE on January 27, 2026, which was formally accepted on February 20, 2026.

In addition to the UAE MoE approval described above, the Regulatory Condition included the requirement that the applicable waiting period under the HSR Act expire or be terminated. The requisite Notification and Report Forms under the HSR Act were filed with the U.S. Federal Trade Commission (“FTC”) and the U.S. Department of Justice (“DOJ”) on December 19, 2025, and the parties were granted early termination of the waiting period on January 16, 2026.

Investment Control Clearances

As of the date of this joint information statement/prospectus, Rumble has received all investment control clearances or equivalent regulatory approvals in all jurisdictions. The German Federal Ministry for Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie) granted a certificate of non-objection on December 19, 2025. The Swedish Inspectorate of Strategic Products (Inspektionen för strategiska produkter) approved the transaction on February 16, 2026. The UK Investment Security Unit approved the transaction pursuant to the National Security and Investment Act 2021 on February 25, 2026.

No Insolvency Event

Between the publication of the prospectus relating to the Takeover Offer and the expiration of the Offer Period (as defined below), Northern Data shall not have published an ad hoc announcement pursuant to Article 17 of the MAR, and no circumstances have occurred that would have had to be published by Northern Data pursuant to Article 17 MAR (or where Northern Data decided to delay publication pursuant to Article 17 MAR), that:

(a)     insolvency proceedings under German law have been opened in respect of the assets of Northern Data;

(b)    the management board of Northern Data has applied for such proceedings to be opened; and/or

(c)     there are grounds that would require an application for the opening of such proceedings.

No Material Compliance Violation

Between the publication of the prospectus relating to the Takeover Offer and the expiration of the Offer Period (as defined below), no criminal or administrative offense (Ordnungswidrigkeit) (including any concrete reason of suspicion) by Northern Data or the ND Group, or by any member of a corporate body of Northern Data or a member of the ND Group, while any such person was operating in their official capacity at, or on behalf of, Northern Data or a member of the ND Group, under any applicable administrative or criminal laws in the United States, Germany or any other jurisdiction whose laws apply to operations of Northern Data or the relevant member of the ND Group relating to bribery offenses and corruption or to any violation of export sanctions administered or enforced by the United Nations Security Council or the European Union, has occurred or becomes known, in each case if such occurrence constitutes or would constitute inside information for Northern Data pursuant to Article 7 MAR or constituted such inside information prior to its publication (each, a “Material Compliance Violation”).

Corporate Measures

Between the publication of the prospectus relating to the Takeover Offer and the expiration of the Offer Period (as defined below), none of the following events has occurred (each of them being an independent Offer Condition):

(a)     the general meeting (Hauptversammlung) of Northern Data has passed a resolution approving any of the following:

(i)     a capital increase pursuant to Sections 182 et seqq., 192 et seqq. or 202 et seqq. of the AktG (including a capital increase from capital reserves pursuant to Sections 207 et seqq. AktG);

(ii)    a split of the Northern Data Shares, a consolidation of Northern Data Shares, or any alteration of the rights pertaining to the Northern Data Shares or of the class of the Northern Data Shares; or

(iii)   the conclusion of an enterprise agreement (Unternehmensvertrag) within the meaning of Sections 291 and 292 AktG (with the exception of enterprise agreements (Unternehmensverträge) between Northern Data as the controlling company and any of its wholly owned subsidiaries as controlled companies);

(b)    an issuance of new Northern Data Shares and/or an increase (including a capital increase from company funds) or reduction of the share capital of Northern Data has occurred; or

(c)     Northern Data has publicly announced that its management board and its supervisory board have passed a resolution to issue rights or instruments (including those pursuant to Section 221 AktG) granting the option to subscribe for Northern Data Shares or that such rights or instruments have been issued by Northern Data.

Rumble notes that Northern Data currently expects to hold its annual general meeting for the current financial year on August 25, 2026, and thus in any case after the expiry of the Additional Acceptance Period and, based on BidCo’s and Rumble’s expectations with respect to the satisfaction of the Offer Conditions as set out above, also after the closing of the Takeover Offer.

BaFin Approval

The approval (Billigungsbescheid) of the prospectus relating to the Takeover Offer by BaFin has not been revoked, as of the closing of the Takeover Offer. The German Prospectus was approved by BaFin on April 13, 2026.

Closing of Specified Agreements

The Transaction Support Agreement shall not have been terminated, and the closings of the transactions contemplated thereunder shall have occurred prior to the closing of the Takeover Offer.

Execution of the Shareholder Loan Amendment Agreement

The Shareholder Loan Amendment Agreement, in the form attached to the Sale and Transfer and Amendment and Restatement Agreement, relating to the loan agreement originally dated November 2, 2023 has been duly executed by Northern Data and Tether prior to the closing of the Takeover Offer.

Fulfillment of Requirements Under U.S. Law

(i) This registration statement on Form S-4 for the Offer Shares (the “Registration Statement”) (a) has been declared effective by the SEC prior to the expiration of the Acceptance Period and (b) is not subject to any stop order by the SEC pursuant to Section 8(d) of the Securities Act or any proceeding initiated by the SEC seeking such a stop order at the time of closing of the Takeover Offer; (ii) at least 20 calendar days have passed since the information statement included within the Registration Statement was sent or given to Rumble Stockholders in compliance with Rule 14c-2 of the Exchange Act, and the closing of the Takeover Offer shall be permitted by Rule 14c-2 of the Exchange Act; and (iii) the Offer Shares have been authorized for listing on the Nasdaq, subject to official notice of issuance. This Registration Statement was declared effective by the SEC on April        , 2026.

No Other Negative Events

No order, decree, temporary restraining order, preliminary or permanent injunction or other order, nor any law enacted, entered, promulgated, enforced or issued by any competent governmental authority, is in effect at the closing of the Takeover Offer that would prohibit or make illegal the closing of the Takeover Offer.

Access to the Law Firm Report; Findings of Law Firm Report

The Business Combination Agreement required that, as a condition to the publication of the Offer Document for the Takeover Offer, prior to June 30, 2026, Rumble shall have been given access to the Law Firm Report relating to an independent investigation into certain matters relating to the Allegations and the Proceedings. The condition required that the Law Firm Report and the written statements from the law firm that prepares such report shall not contain facts or findings that the ND Group owes (or is more likely than not to owe) unpaid VAT taxes and/or related penalties, fines and sanctions in an amount greater than €200 million in the aggregate, or that would have a material and adverse impact on Rumble and its subsidiaries, Northern Data and its subsidiaries, or the combined business of Rumble and Northern Data upon the closing of the Takeover Offer, subject to certain permitted findings set forth in the Business Combination Agreement. Also, no governmental authority shall have made a bona fide allegation in writing or taken any action that, except for certain permitted findings as further described in the Business Combination Agreement, would have a material and adverse impact on Rumble and its subsidiaries, Northern Data and its subsidiaries, or the combined business of Rumble and Northern Data upon the closing of the Takeover Offer, as further set forth in the Business Combination Agreement.

In accordance with the terms of the Business Combination Agreement, access to the Law Firm Report has been provided and the related condition has been satisfied as of the date of this joint information statement/prospectus.

Waiver of Offer Conditions

Rumble reserves the right to waive, in whole or in part, one, several, or all of the remaining Offer Conditions except those set out in the sections of this document entitled “— Conditions to the Takeover Offer — Merger Control Approvals,” “— Investment Control Clearances,” “— BaFin Approval,” “— Closing of Specified Agreements,” “— Execution of the Shareholder Loan Amendment Agreement,” “— Fulfillment of Requirements Under U.S. Law,” and “— No Other Negative Events” above in advance up to one Banking Day before the expiry of the Offer Period. For the avoidance of doubt, a waiver of the remaining Offer Conditions (i.e., the Offer Conditions set out in the section of this document entitled “— Conditions to the Takeover Offer — No Insolvency Event,” “— No Material Compliance Violation,” and “— Corporate Measures,” together the “Waivable Offer Conditions”) is only possible before the respective Offer Condition has ultimately lapsed and therefore, only one Banking Day prior to the end of the Offer Period. Offer Conditions which Rumble has effectively waived in advance, in whole or in part, shall be deemed to have been fulfilled for the purposes of the Takeover Offer. In the event Rumble waives a Waivable Offer Condition within the last 5 Banking Days before the expiration of the Acceptance Period, the Acceptance Period will be extended by 5 Banking Days.

Non-fulfillment of the Offer Conditions

If any of the outstanding Offer Conditions set forth in the section of this document entitled “The Takeover Offer–Offer Conditions” is not fulfilled by the end of the periods specified for the relevant Offer Condition in the section of this document entitled “— Conditions to the Takeover Offer” or, with respect to the Waivable Offer Conditions only, and Rumble has not effectively waived, in whole or in part, the Waivable Offer Conditions by the end of the

Banking Day prior to the expiry of the Offer Period and prior to the failure of the respective Offer Condition, the Takeover Offer will not be completed. In this case, the agreements concluded subject to the condition precedent of acceptance of the Takeover Offer will not be executed and will lapse; delivered shares will be returned. Accordingly, the Central Settlement Agent shall immediately, at the latest within five Banking Days after notification of the expiry of the Takeover Offer, arrange for the Tendered Northern Data Shares to be reversed back to ISIN DE000A0SMU87 by the Custodian Banks. The reversal shall be free of costs and fees charged by the Custodian Banks, subject to the restrictions set out in the section of this document entitled “— Reversal of the Takeover Offer in the Event of Definitive Failure to Fulfill the Offer Conditions.”

“Banking Day” means any day (other than a Saturday, Sunday or public holiday) on which (i) commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in Frankfurt am Main, Federal Republic of Germany, and in New York City, New York, United States of America, and (ii) the Trans-European Automated Real-time Gross Settlement Express Transfer System (TARGET2) (or any successor thereto) is operational.

For the avoidance of doubt, a day shall not be considered a Banking Day if commercial banks in either Frankfurt am Main or New York City are generally closed for business on such day, whether or not such day is an officially declared public holiday.

Publications on Offer Conditions

Rumble will immediately announce on its website at www.rumble-offer.com if (i) Rumble has effectively waived, in whole or in part, an Offer Condition in advance, in whole or in part; (ii) all Offer Conditions that Rumble has not effectively waived in advance have been fulfilled; or (iii) the Takeover Offer will not be completed.

Takeover Offer Period

Acceptance Period

The Acceptance Period of the Takeover Offer shall commence upon publication of the Offer Document on April 13, 2026. Subject to any extension of the Acceptance Period, it will end on May 9, 2026, at 6:01 (CEST).

Further, in the event Rumble waives a Waivable Offer Condition within the last 5 Banking Days before the expiration of the Acceptance Period, the Acceptance Period will be extended by 5 Banking Days.

Rumble will publish any extension of the Acceptance Period in accordance with the Offer Document. Material amendments to the Takeover Offer will also result in an obligation of Rumble to publish a supplement to the prospectus. In this case, Northern Data Shareholders who have already accepted the Takeover Offer may revoke their acceptance (see the section of this document entitled “— Right of Revocation under the Prospectus Regulation”).

Northern Data Shareholders who have not accepted the Takeover Offer during the Acceptance Period may still accept the Takeover Offer within the Additional Acceptance Period (together with the Acceptance Period, the “Offer Period”). Subject to an extension of the Acceptance Period and the publication of the results of the Takeover Offer on May 13, 2026, the Additional Acceptance Period is expected to begin on May 15, 2026, and expected to end on June 1, 2026, at 6:01 (CEST). The Takeover Offer can no longer be accepted after the expiry of the Additional Acceptance Period.

Acceptance and Settlement of the Takeover Offer

Rumble has appointed the Central Settlement Agent to handle the technical execution of the Takeover Offer and the receipt and transfer of the Offer Shares.

Northern Data Shareholders can only accept the Takeover Offer (i) by declaring their acceptance of the Takeover Offer to their respective Custodian Banks in the Declaration of Acceptance and (ii) by instructing their respective Custodian Banks to book the Northern Data Shares held in their securities deposit accounts for which they wish to accept the Takeover Offer (together with the Northern Data Shares tendered for exchange within the Additional Acceptance Period, the “Tendered Northern Data Shares”) under the ISIN DE000A41YEL8 at Clearstream.

The date of receipt of the Declaration of Acceptance by the respective Custodian Banks shall be decisive for compliance with the Acceptance Period or the Additional Acceptance Period. Declarations of Acceptance that are not received by the respective Custodian Banks within the Acceptance Period or the Additional Acceptance Period or that are completed incorrectly or incompletely shall not be deemed to constitute acceptance of the Takeover Offer and shall not entitle the respective Northern Data Shareholders to receive the offer consideration. Neither Rumble nor persons acting in concert with it or its subsidiaries or the Central Settlement Agent are obliged to inform the Northern Data Shareholders concerned of any defects or errors in the Declaration of Acceptance, nor do they assume any liability if such notification is not provided.

By submitting the Declaration of Acceptance,

•        the respective Northern Data Shareholders accept the Takeover Offer for all Northern Data Shares held in their securities deposit accounts at the time of the Declaration of Acceptance in accordance with the provisions of the Offer Document, unless a different number has been expressly specified in the Declaration of Acceptance;

•        the respective Northern Data Shareholders instruct their respective Custodian Banks and authorize them to book the Northern Data Shares specified in the Declaration of Acceptance under the ISIN DE000A41YEL8 at Clearstream, but to leave them in their securities deposit accounts for the time being;

•        the respective Northern Data Shareholders instruct their respective Custodian Banks and authorize them in turn to instruct and authorize Clearstream to transfer the Tendered Northern Data Shares remaining in the securities deposit accounts of the Custodian Banks to the securities deposit account at Clearstream of a technical settlement agent appointed by the Central Settlement Agent after the expiry of the Additional Acceptance Period;

•        the respective Northern Data Shareholders transfer — subject to the fulfillment of the Offer Conditions and the expiry of the Additional Acceptance Period, unless and to the extent that Rumble has effectively waived, in whole or in part, one or more Offer Conditions — the ownership of the Tendered Northern Data Shares, including all rights attached to the Tendered Northern Data Shares at the time of the transfer, in particular full dividend rights, to the securities deposit account of BidCo with effect from the date of the settlement of the Takeover Offer, provided that these Tendered Northern Data Shares are held and transferred exclusively by the Central Settlement Agent in return for the offer consideration per tendered Northern Data Share;

•        the respective Northern Data Shareholders irrevocably instruct and authorize the Central Settlement Agent to receive and to transfer 2.0281 Offer Shares in exchange for the contribution of one (1) Tendered Northern Data Share as a contribution in kind in the name and on behalf of the respective Northern Data Shareholders as their representative, whereby it is assumed that the Central Settlement Agent acts in the name and on behalf of all shareholders who are shown in the Clearstream system (on an aggregated basis only) as Northern Data Shareholders tendering their Northern Data Shares (without access to and without disclosure of the identity of the respective individual Northern Data Shareholders);

•        the respective Northern Data Shareholders irrevocably instruct and authorize the Central Settlement Agent to contribute the Tendered Northern Data Shares as a contribution in kind in exchange for 2.0281 Offer Shares per Tendered Northern Data Share on behalf of and for the securities deposit accounts of the respective Northern Data Shareholders as their representative and to accept the offer consideration; the Central Settlement Agent will, for its part, pass on the offer consideration through the technical settlement agent to Clearstream, and the respective Custodian Banks will credit the Offer Shares attributable to the Tendered Northern Data Shares (subject to the rules on fractional shares) to the securities deposit accounts of the respective former Northern Data Shareholders at the respective Custodian Banks;

•        the respective Northern Data Shareholders instruct their respective Custodian Banks and authorize them to bundle and sell their Offer Shares (together with other fractional Offer Shares in the form of whole Offer Shares) and, if necessary, transfer any remaining fractional Offer Shares through the securities deposit account at Clearstream of the technical settlement agent to the Central Settlement Agent’s securities deposit account for the purpose of bundling them with any fractional Offer Shares held at other Custodian Banks and selling these fractional Offer Shares;

•        the respective Northern Data Shareholders instruct and authorize the Central Settlement Agent to sell the remaining fractional Offer Shares (together with other fractional Offer Shares in the form of whole Offer Shares) that are transferred from their respective Custodian Banks and/or Clearstream through the securities deposit account at Clearstream of the technical settlement agent to the Central Settlement Agent’s securities deposit account;

•        the respective Northern Data Shareholders agree and accept that the proceeds credited to them for their fractional Offer Shares will be determined on the basis of the average proceeds per Offer Share achieved by the respective Custodian Banks and/or the Central Settlement Agent by selling the whole Offer Shares representing such fractional Offer Shares on behalf of the respective Northern Data Shareholders, and that these average proceeds may vary between Custodian Banks;

•        the respective Northern Data Shareholders instruct their respective Custodian Banks and authorize it to credit the proceeds from the sale of the fractional Offer Shares to which they are entitled to their securities deposit accounts specified in the Declaration of Acceptance;

•        the respective Northern Data Shareholders instruct their respective Custodian Bank and the Central Settlement Agent and authorize them, with exemption from the prohibition on self-contracting pursuant to Section 181 of the German Civil Code (BGB), to take all necessary or appropriate actions to settle this Takeover Offer and to issue and accept declarations, in particular to achieve the transfer of ownership of the Tendered Northern Data Shares to BidCo; in particular, the respective Northern Data Shareholders instruct the Central Settlement Agent and authorize it, with exemption from the prohibition on self-contracting pursuant to Section 181 of the German Civil Code (BGB), to make all declarations in the name and on behalf of the respective Northern Data Shareholders as their representative that are necessary in connection with the authorizations described above;

•        the respective Northern Data Shareholders instruct their respective Custodian Banks and authorize them to instruct and authorize Clearstream, either directly or via the respective Custodian Banks, to provide the information necessary for the announcement of the acquisition of the Tendered Northern Data Shares, in particular the number of Tendered Northern Data Shares booked under the ISIN DE000A41YEL8 at Clearstream in the securities deposit accounts of the respective Custodian Banks, to the technical settlement agent and the Central Settlement Agent on each Banking Day during the Offer Period;

•        the respective Northern Data Shareholders each declare that they are the sole owner of the Tendered Northern Data Shares at the time of transfer, the Northern Data Shares are not subject to any restrictions on disposal, and are free of any third-party rights and claims; and

•        the respective Northern Data Shareholders instruct their respective Custodian Banks and authorize them to forward the Declaration of Acceptance.

The declarations, instructions, orders, and powers of attorney described in the preceding paragraphs are irrevocably submitted and granted in the interest of a smooth and expeditious settlement of the Takeover Offer. They shall only expire in the event of an effective withdrawal from the agreements concluded by accepting this Takeover Offer or in the event of a final failure of any of the Offer Conditions described in the section of this document entitled “— Conditions to the Takeover Offer” which Rumble has not effectively waived up, in whole or in part, within the Offer Period.

The Tendered Northern Data Shares, which are transferred to the securities deposit account of BidCo subject to the conditions described above, will initially remain in the securities deposit accounts of the respective Northern Data Shareholders and will be booked under the ISIN DE000A41YEL8 at Clearstream for the purpose of the settlement of the Takeover Offer. Ownership of the Tendered Northern Data Shares will be transferred to BidCo on the date of the settlement of the Takeover Offer.

The Central Settlement Agent will arrange for all Offer Shares issued in the Takeover Offer to be transferred Clearstream for onward delivery to the securities deposit accounts of the Northern Data Shareholders accepting the Takeover Offer (or, in the event of a sale of the Tendered Northern Data Shares, to the respective purchaser of the Tendered Northern Data Shares). A total of 2.0281 Offer Shares will be exchanged for one Northern Data Share in order to provide the offer consideration to the former Northern Data Shareholders who have accepted the Takeover Offer.

Rumble expects to obtain approval to list the Offer Shares on the Nasdaq, subject to official notice of issuance. Rumble does not currently intend to cause or procure the termination of the inclusion of the Rumble Class A Common Shares on the Open Market of the Frankfurt Stock Exchange.

The Rumble Class A Common Shares have been included to trading on the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous inclusion in the Quotation Board thereof. As the Offer Shares constitute additional Rumble Class A Common Shares, they will, upon issuance and listing on Nasdaq, be included to trading on the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous inclusion in the Quotation Board thereof.

The Offer Shares will be transferred on the settlement date to the securities accounts maintained by the Custodian Banks at Clearstream.

If fractional Offer Shares arise as a result of the offer consideration, no shareholder rights can be asserted from this, so that rounding to full rights (so-called fractional share utilization) is necessary. Fractional Offer Shares will only be settled in cash. In this context, the respective Custodian Banks and, subsequently, if there are any remaining fractional Offer Shares, the Central Settlement Agent will combine the fractional Offer Shares attributable to the allocated Offer Shares into whole Offer Shares and sell them on the Frankfurt Stock Exchange, on Nasdaq or any other trading venue. The proceeds will then be paid to those Northern Data Shareholders who tendered their respective Northern Data Shares in accordance with the fractional Offer Shares attributable to them. As the market prices of the Offer Shares may fluctuate, the amount of money received by Northern Data Shareholders who have tendered their Northern Data Shares for the sale of fractional Offer Shares may differ from the amount calculated on the basis of the market price of an Offer Share at the time of settlement of the Takeover Offer. Rumble, BidCo, the Central Settlement Agent, and the Custodian Banks do not guarantee that a specific price will be achieved through the sale of fractional Offer Shares.

BidCo shall have fulfilled its obligation to provide the offer consideration once the Offer Shares have been transferred to the securities accounts maintained by the Custodian Banks at Clearstream and any payments in connection with the sale of fractional Offer Shares have been made. It is the responsibility of the Custodian Banks to credit the former Northern Data Shareholders with the offer consideration for each Tendered Northern Data Share and any proceeds from the sale of fractional Offer Shares.

The Custodian Banks will transfer all fractional Offer Shares (remaining after consolidation into whole Offer Shares and sale of these Offer Shares by the Custodian Banks) to the securities deposit account of at Clearstream of the technical settlement agent appointed by the Central Settlement Agent. Following the sale of whole Offer Shares by the Custodian Banks, the Central Settlement Agent will sell these fractional Offer Shares for the benefit of the respective Northern Data Shareholders. The proceeds from these sales will be credited to the securities deposit accounts of the respective Northern Data Shareholders no later than 10 banking days after the Offer Shares have been booked into the securities deposit accounts of the former Northern Data Shareholders and may vary between the Custodian Banks.

Assuming that the announcement of the results after the expiry of the Additional Acceptance Period takes place on June 4, 2026, all Offer Conditions are satisfied at that time, or Rumble has effectively waived, in whole or in part, the occurrence of the respective Offer Condition up to one Banking Day before the expiration of the Offer Period, the Offer Shares would be credited to the respective Custodian Banks by June 17, 2026, at the latest, and the proceeds from the sale of fractional Offer Shares would be credited by July 2, 2026, at the latest.

By accepting the Takeover Offer, a contractual agreement shall be concluded between each of the accepting Northern Data Shareholders and BidCo regarding the transfer of the Tendered Northern Data Shares to the securities deposit account of BidCo in accordance with the provisions of the Offer Document. These agreements and their interpretation shall be governed exclusively by German law. The offer consideration for each Tendered Northern Data Share consists of 2.0281 Offer Shares.

The Takeover Offer will only be consummated in rem after the expiry of the Additional Acceptance Period and fulfillment of the Offer Conditions by transferring the offer consideration for all Tendered Northern Data Shares in exchange for the transfer of all Tendered Northern Data Shares. Upon transfer of ownership of the Tendered Northern Data Shares to BidCo, all claims and other rights associated with the Tendered Northern Data Shares shall be transferred to BidCo.

The above statements also apply accordingly to acceptance within the Additional Acceptance Period. Northern Data Shareholders who have not accepted the Takeover Offer for some or all of their Northern Data Shares within the Acceptance Period may accept the Takeover Offer for these Northern Data Shares within the Additional Acceptance Period by submitting a Declaration of Acceptance as described above. Such a Declaration of Acceptance shall also only become effective upon the timely booking of the Northern Data Shares for which acceptance has been declared under the ISIN DE000A41YEL8 at Clearstream. The transfer shall be initiated by the respective Custodian Banks immediately upon receipt of the Declaration of Acceptance.

If acceptance has been declared to the Custodian Banks within the Additional Acceptance Period, the transfer of Northern Data Shares at Clearstream shall be deemed to have been made in a timely manner if the transfer has been made by 6:00 p.m. (CEST) on the second Banking Day after the end of the Additional Acceptance Period at the latest. The Northern Data Shares tendered for exchange within the Additional Acceptance Period that have booked under the ISIN DE000A41YEL8 in a timely manner will also be reported as Tendered Northern Data Shares.

Stock Exchange Trading with Tendered Northern Data Shares

The Tendered Northern Data Shares are expected to be included to trading on the Munich Stock Exchange (Börse München) under ISIN DE000A41YEL8 from the third Banking Day after the start of the Acceptance Period. Trading in Tendered Northern Data Shares on the Munich Stock Exchange (Börse München) is expected to be suspended after the close of three Banking Days prior to the settlement of the Takeover Offer.

Rumble will immediately publish the date on which trading in Tendered Northern Data Shares on the Munich Stock Exchange (Börse München) is discontinued via an electronically operated information dissemination system or in the German Federal Gazette (Bundesanzeiger).

Purchasers of Tendered Northern Data Shares assume all rights and obligations arising from the acceptance of the Takeover Offer, including the irrevocable declarations, instructions, orders, and powers of attorney described above.

Northern Data Shares that are not tendered for exchange will continue to be traded under ISIN DE000A0SMU87. However, Rumble and Northern Data have agreed that after closing the inclusion to trading will no longer be in the interest of Northern Data and hence, such inclusion shall be terminated after closing, to the extent legally permissible.

Expected Timeline

Subject to an extension of the Takeover Offer period, the following expected timeline is planned for the Takeover Offer.

April 13, 2026	Approval of the German Prospectus by the BaFin Publication of the German Prospectus on www.rumble-offer.com
Publication of the Offer Document on www.rumble-offer.com Start of the Acceptance Period
May 9, 2026	End of Acceptance Period (expected), 6:01 (CEST)
May 13, 2026	Publication of the final results of the Takeover Offer on Rumble’s website at www.rumble-offer.com
May 15, 2026	Commencement of the Additional Acceptance Period (expected)
June 1, 2026	End of the Additional Acceptance Period, 6:01 (CEST) (expected)
June 4, 2026	Publication of the results of the Takeover Offer on the Company’s website at www.rumble-offer.com
June 10, 2026	Issuance of the Offer Shares (expected)
June 17, 2026	Settlement of the Takeover Offer and delivery of the Offer Shares
July 2, 2026	Transfer of cash proceeds from sale of fractional shares

Reversal of the Takeover Offer in the Event of Definitive Failure to Fulfill the Offer Conditions

The Takeover Offer will only be completed and BidCo will only be obliged to acquire the Tendered Northern Data Shares for them if all Offer Conditions have been fulfilled or have been effectively waived, in whole or in part, in advance. The Takeover Offer shall expire if one or more Offer Conditions fail and Rumble has not effectively waived, in whole or in part, the respective Offer Condition within the period specified in the section of this document entitled “— Waiver of Offer Conditions.” The agreements concluded as a result of the acceptance of the Takeover Offer shall not be executed and shall lapse in the event of the Takeover Offer expiring. Ownership of the Tendered Northern Data Shares will not be transferred to BidCo and the Tendered Northern Data Shares will be transferred back to ISIN DE000A0SMU87.

Arrangements will be made to ensure that the transfer back takes place immediately, but no later than five Banking Days after the publication in accordance with the section of this document entitled “— Publications on Offer Conditions” that the Takeover Offer will not be completed. After the transfer back, the Tendered Northern Data Shares can again be traded under their original ISIN DE000A0SMU87. The reversal is free of charge for Northern Data Shareholders. However, any foreign taxes and/or fees and expenses incurred by foreign Custodian Banks that do not maintain a reciprocal account relationship with Clearstream shall be borne by the concerned Northern Data Shareholders.

Rights of Withdrawal of Northern Data Shareholders Accepting the Takeover Offer

The Takeover Offer does not provide for any withdrawal or termination rights for the benefit of Northern Data Shareholders.

Right of Revocation Under the Prospectus Regulation

Pursuant to Article 23 of the EU Prospectus Regulation, any significant new factor, material mistake, or material inaccuracy relating to the information contained in a prospectus that may affect the assessment of the securities and that arises or is discovered between the approval of the prospectus and the expiry of the Offer Period must be disclosed immediately in a supplement to the prospectus. A change in the terms of the Takeover Offer may therefore trigger Rumble’s obligation to publish a supplement to the German Prospectus. Amendments to the terms and conditions of the Takeover Offer have no effect on the validity of Declarations of Acceptance already submitted. Northern Data Shareholders who submitted their Declarations of Acceptance prior to the publication of any supplement to the prospectus are entitled, in accordance with the EU Prospectus Regulation, to revoke their Declarations of Acceptance within three business days after the publication of the supplement. Instead of revoking their Declarations of Acceptance, these Northern Data Shareholders may also amend their Declarations of Acceptance or submit new Declarations of Acceptance within two business days after the publication of such a supplement.

Costs of the Takeover Offer

Rumble estimates that the total costs incurred by Rumble in connection with the Takeover Offer (legal fees, bank fees, and other fees and costs) will amount to approximately $47.1 million.

Acceptance of the Takeover Offer is free of charge for each Northern Data Shareholder that holds its shares with a domestic Custodian Bank (with the exception of the costs of transmitting the Declaration of Acceptance to the respective Custodian Bank). For this purpose, Rumble grants the Custodian Banks a standard custodian bank commission, which will be communicated to them separately. However, any additional costs and expenses charged by Custodian Banks or foreign investment services companies, as well as any expenses incurred outside Germany, shall be borne by the relevant Northern Data Shareholders themselves.

Information on the Offer Shares

Voting Rights

Holders of the Offer Shares (being Rumble Class A Common Shares, as further described below) are entitled to one vote per share on each matter properly submitted to the stockholders.

Class of shares, currency, and applicable law

As of March 30, 2026, Rumble’s authorized capital stock consists of 700,000,000 Rumble Class A Common Shares, 170,000,000 Rumble Class C Common Shares, 110,000,000 Rumble Class D Common Shares, and 20,000,000 shares of preferred stock, par value $0.0001 per share, of Rumble (the “Preferred Stock”). As of March 30, 2026, Rumble had issued and outstanding (i) 215,749,009 Rumble Class A Common Shares; (ii) 123,690,477 Rumble Class C Common Shares; and (iii) 95,791,120 Rumble Class D Common Shares. In connection with the closing of the Takeover Offer, Rumble’s authorized number of Rumble Class A Common Shares will increase to 1,400,000,000.

As set forth above, Rumble has three classes of voting securities outstanding: Rumble Class A Common Shares, Rumble Class C Common Shares and Rumble Class D Common Shares:

•        Each Rumble Class A Common Share, which is listed and traded on the Nasdaq, is entitled to one vote per share;

•        Each share of non-economic, voting Rumble Class C Common Shares, which is issued in tandem with each ExchangeCo Share,(1) is entitled to one vote per share; and

•        Each share of non-economic, voting Rumble Class D Common Shares, which is held by Chris Pavlovski, Rumble’s Chairman and CEO, is entitled to 11.2663 votes per share.

____________

(1)      Rumble views each ExchangeCo Share and its corresponding Rumble Class C Common Share as one unit of account that is economically similar to a Rumble Class A Common Share. At the time an ExchangeCo Share is exchanged by the holder, Rumble will issue one Rumble Class A Common Share and the ExchangeCo Share and corresponding Rumble Class C Common Share are cancelled. The ExchangeCo Share and the related Rumble Class C Common Share cannot be separated.

ISIN/Stock exchange symbol

International Securities Identification Number (ISIN)            US78137L1052

Securities identification number (WKN)

Stock exchange symbol            RUM (Nasdaq)

Existing Stock Exchange Listing

Rumble expects to obtain approval to list the Rumble Class A Common Shares to be issued pursuant to the Takeover Offer on the Nasdaq, subject to official notice of issuance. Rumble does not currently intend to cause or procure the termination of the inclusion of the Rumble Class A Common Shares on the Open Market of the Frankfurt Stock Exchange.

Dividend and liquidation rights

The Rumble Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other class or series of stock having a preference over or the right to participate with the Rumble Class A Common Shares with respect to the payment of dividends and other distributions in cash, stock of Rumble or property of Rumble, each Rumble Class A Common Share shall be entitled to receive, ratably, such dividends and other distributions as may from time to time be declared by the Rumble Board.

Sale and transferability of shares

There are no restrictions on the transfer of Rumble Class A Common Shares.

WRITTEN CONSENT

We are furnishing this joint information statement/prospectus to Rumble Stockholders in connection with action taken by the Written Consent pursuant to Section 228 of the DGCL and the Rumble Bylaws. On November 10, 2025, Chris Pavlovski, together with his affiliates, as holders of the majority of our outstanding voting capital stock (the “Majority Stockholder”), executed the Written Consent approving the Business Combination Agreement and the transactions contemplated thereby, including the Rumble Share Issuance and the Charter Amendment.

Rumble Share Issuance

For purposes of the Written Consent and for compliance with Nasdaq listing rules, the Written Consent approved the following maximum number of Rumble Class A Common Shares pursuant to the Rumble Share Issuance:

•        the aggregate number of Rumble Class A Common Shares issuable under the Takeover Offer and pursuant to the Transaction Support Agreements not exceeding 135 million Rumble Class A Common Shares; plus

•        the aggregate number of Rumble Class A Common Shares potentially issuable under the Rumble Equity Commitment Agreement (and, if Northern Data shares are issued under the Northern Data Equity Commitment Agreement prior to the closing of the Takeover Offer and then exchanged in the Takeover Offer) not exceeding 26 million Rumble Class A Common Shares; plus

•        the aggregate number of Rumble Class A Common Shares potentially issuable under the Sale and Transfer and Amendment and Restatement Agreement (taking into account accruing interest and potential fluctuations in exchange rates) not exceeding 120 million Rumble Class A Common Shares.

As of March 31, 2026, it is currently expected that 130,197,281 Rumble Class A Common Shares will be issued pursuant to the Rumble Share Issuance, assuming that all outstanding Northern Data Shares are exchanged pursuant to the Takeover Offer or sold pursuant to the Transaction Support Agreements.

Charter Amendment

In connection with the Business Combination Agreement and the transactions contemplated thereby, including the Rumble Share Issuance, the Rumble Board also approved, subject to the effectiveness of the stockholder approval evidenced by the Written Consent, the Charter Amendment. The Majority Stockholder approved the Charter Amendment pursuant to the Written Consent. A copy of the Charter Amendment is attached hereto as Annex M.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The following table presents trading information for Rumble Class A Common Shares on the Nasdaq and Northern Data Shares on the Frankfurt Stock Exchange on November 7, 2025, the last trading day before the date of the public announcement of the execution of the Business Combination Agreement.

	Rumble Class A Common Shares			Northern Data Shares
	High	Low	Close	High	Low	Close	Equivalent Value per Northern Data(1)
November 7, 2025	$5.92	$5.61	$5.89	€13.06	€11.61	€11.77	$11.95

____________

(1)      Determined using the related closing price per Rumble Class A Common Share multiplied by the proposed exchange ratio of 2.0281 Rumble Class A Common Shares for one Northern Data Share.

You are urged to obtain current market quotations for Rumble Class A Common Shares and Northern Data Shares before making an investment decision.

The market price per share of Rumble Class A Common Shares and Northern Data Shares could change significantly and may not be indicative of the value of Rumble Class A Common Shares following completion of the Business Combination. Because the exchange ratio will not be adjusted for changes in the market price of Rumble Class A Common Shares and Northern Data Shares, the value of Rumble Class A Common Shares that you will receive at the time of completion of the Business Combination may vary significantly from the market value of the Rumble Class A Common Shares that you would have received if the combination had been consummated on the date of the Business Combination Agreement or on the date of this document.

Rumble Class A Common Shares trade on the Nasdaq under the symbol “RUM,” and Northern Data Shares trade on the Frankfurt Stock Exchange under the symbol “NB2.”

Dividends

Rumble has never declared or paid cash dividends on the Rumble Class A Common Shares.

Following the closing of the Takeover Offer, it is currently expected that Northern Data intends to retain all available funds and any future earnings to support its operations and to finance the growth and development of its business, and there are no plans to declare the payment of dividends in the foreseeable future.

Any determination to pay dividends will be made in accordance with applicable laws, and will depend upon, among other factors, its results of operations, financial condition, contractual restrictions and capital requirements. Northern Data’s future ability to pay dividends may be limited by the terms of any existing and future debt or preferred securities.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The table below summarizes unaudited per share information for Rumble and Northern Data on a historical basis and on a pro forma combined basis reflecting the proposed Business Combination. The exchange ratio for the pro forma computations is 2.0281 Rumble Class A Common Shares for each Northern Data Share. You should read the information below together with the financial statements and related notes of Rumble and Northern Data appearing elsewhere in this document and the unaudited pro forma condensed combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information.” You should not rely on this historical or pro forma information as being indicative of the historical results that would have been achieved had the companies always been combined, or of the future results of Rumble. The historical net book value per share is computed by dividing total shareholders’ equity by the number of shares outstanding at the end of the period, excluding any shares held in treasury. The unaudited pro forma combined earnings per share value is computed by dividing pro forma earnings from continuing operations available to holders of Rumble Class A Common Shares by the pro forma weighted average number of shares outstanding. The unaudited pro forma combined net book value per share is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares outstanding at the end of the period.

Year Ended December 31, 2025
Rumble Inc. Historical Per Share Data
Net loss per share:
Basic	$(0.32)
Diluted	$(0.32)
Book value per share of common stock	$0.81
Northern Data AG Historical Per Share Data(1)
Net loss per share:
Basic	$(8.80)
Diluted	$(8.80)
Book value per share of common stock	$8.09
Rumble Inc. Unaudited Pro Forma Consolidated Per Share Data
Net loss per share:
Basic	$(1.46)
Diluted	$(1.46)
Book value per share of common stock	$2.20
Northern Data AG Unaudited Pro Forma Consolidated Per Share Data(2)
Net loss per share:
Basic	$(2.96)
Diluted	$(2.96)
Book value per share of common stock	$4.45

____________

(1)      Derived from Northern Data’s historical financial information by dividing income from continuing operations by the weighted-average number of shares outstanding. Northern Data’s historical financial information was prepared in accordance with IFRS and has been translated from EUR to USD using the historical exchange rates described in Note 5 to the Unaudited Pro Forma Consolidated Financial Statements.

(2)      Computed by multiplying the unaudited pro forma combined per share amounts by the Offer Exchange Ratio of 2.0281.

certain relationships and related party TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described in the sections of this joint information statement/prospectus entitled “Business and Certain Information About Rumble — Director Compensation” and “Business and Certain Information About Rumble — Executive Compensation”, below is a description of transactions during the fiscal year ended December 31, 2025 to which we were a party or will be a party, in which:

•        the amounts involved exceeded or will exceed $120,000; and

•        any of our directors, executive officers or holders of more than 5% of any class of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Cosmic

Prior to December 31, 2021, Rumble was a party to several agreements with Kosmik Development Skopje doo (“Cosmic”), pursuant to which Cosmic provided content editing and moderation services to Rumble. Cosmic is controlled by Mr. Pavlovski and Ryan Milnes. Mr. Milnes owns a significant number of Rumble Class A Common Shares through his holding entity. As part of the 2022 Business Combination, effective as of December 31, 2021, agreements with Cosmic then in place were amended and restated (other than one agreement, which was terminated) to, among other things, provide a “cost” plus 10% fee structure, clarify payment terms and include performance standards in favor of Rumble. Under the amended agreements with Cosmic, Cosmic continues to provide content editing and moderation services, along with other business process outsourcing services, as requested by Rumble. Any intellectual property created by Cosmic pursuant to the terms of the amended agreements has been assigned to Rumble. The amended agreements provide for an initial term of 24 months, subject to automatic renewals for subsequent 12-month terms unless either party provides written notice of non-renewal at least 6 months prior to the expiration of the current term. In fiscal years 2025 and 2024, Cosmic received approximately $3,295,613 and $3,382,267, respectively, in service fees from Rumble under the amended and restated agreements with Cosmic.

Tether Investment

On December 20, 2024, Rumble entered into a Transaction Agreement with Tether, pursuant to which, subject to the terms and conditions of the Transaction Agreement, Tether agreed to make a strategic investment in Rumble of $775 million, consisting of 103,333,333 newly issued Rumble Class A Common Shares at a price of $7.50 per share (the “Investment”). On February 7, 2025, Rumble and Tether closed the Investment, and Rumble issued and sold 103,333,333 Rumble Class A Common Shares to Tether for the purchase price described above. Pursuant to a registration rights agreement, Rumble has registered the offer and sale of the Rumble Class A Common Shares issued to Tether to satisfy its obligations thereunder. Under the registration rights agreement, Tether also has customary piggyback and demand registration rights. Descriptions of the Transaction Agreement and registration rights agreement are contained in Rumble’s Current Reports on Form 8-K filed with the SEC on December 23, 2024 and on February 7, 2025.

On November 10, 2025, in connection with the Business Combination, Tether agreed to (i) an initial two-year $150 million commitment in GPU purchases following the closing of the Takeover Offer and (ii) a two-year $100 million commitment to purchasing certain advertising and marketing services from Rumble beginning in the first quarter of 2026. In addition, also in connection with the Business Combination, Tether entered into the Tether Agreement pursuant to which they agreed to exchange their Northern Data Shares at the same exchange ratio contemporaneously with the closing of the Takeover Offer.

Policies and Procedures for Related Person Transactions

The Rumble Board has adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we are a participant involving an amount that will or may be expected to exceed $120,000 in any fiscal year, and any related party has or will have a direct or indirect material interest. Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must notify the General Counsel of the facts and circumstances of the proposed transaction. If the General Counsel determines that the transaction could constitute a related party transaction, the General Counsel will report such transaction, together with a summary of the material facts, to the Audit Committee for consideration at the next regularly scheduled Audit Committee meeting. In considering a related person transaction, Rumble’s Audit Committee will take several considerations into account, including:

•        whether the transaction was undertaken in the ordinary course of business;

•        whether the transaction was initiated by Rumble or the related party;

•        the availability of other sources of comparable products or services;

•        whether the transaction is proposed to be, or was, entered into on terms no less favorable to Rumble than terms that could have been reached with an unrelated third party;

•        the purpose of, and the potential benefits to Rumble of, the transaction;

•        the approximate dollar value of the amount involved in the transaction, particularly as it relates to the related party; and

•        the related party’s interest in the transaction.

Rumble’s Audit Committee will approve only those transactions that it determines are fair to Rumble and in Rumble’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Rumble Inc.
Unaudited Pro Forma Consolidated Balance Sheet as at December 31, 2025
(Expressed in United States dollars)

	Rumble Inc. December 31, 2025 $	Northern Data AG December 31, 2025 $	Note 4	Transaction Accounting Adjustments $	Pro Forma Consolidated $
Assets
Current assets
Cash and cash equivalents	237,919,453	67,652,102		—	305,571,555
Accounts receivables, net	11,859,231	12,107,231		—	23,966,462
Contract assets	—	20,831,039		—	20,831,039
Income tax receivable	—	4,988,961		—	4,988,961
Prepaid expenses and other current assets	14,767,472	385,451,254		—	400,218,726
Assets held for sale	—	44,278,592		—	44,278,592
Total current assets	264,546,156	535,309,179		—	799,855,335

Other non-current assets	1,123,781	22,597,671		—	23,721,452
Digital assets	18,450,362	7,201,782		—	25,652,144
Property and equipment, net	16,178,941	732,438,667	(c)	90,089,578	838,707,186
Right-of-use assets, net	1,868,458	138,877,744	(c)	12,710,621	153,456,823
Intangible assets, net	24,023,709	710,640	(c)	22,789,360	47,523,709
Goodwill	10,655,391	15,717,200	(a)	(15,717,200)	10,655,391
Investments accounted for using the equity method	—	11,296,179		—	11,296,179
Deferred tax assets	—	18,913,598		—	18,913,598
Total assets	336,846,798	1,483,062,660		109,872,359	1,929,781,817

Liabilities
Current liabilities
Accounts payable and accrued liabilities	27,875,120	15,787,233	(f)	33,817,260	77,479,613
Deferred revenue	16,105,587	—		—	16,105,587
Lease liability	1,281,444	30,616,832		—	31,898,276
Income tax liabilities	—	19,133,534		—	19,133,534
Derivative liability	—	—	(b)	4,412,014	4,412,014
Other liabilities	—	47,805,552		—	47,805,552
Total current liabilities	45,262,151	113,343,151		38,229,274	196,834,576

Borrowings	—	722,559,121	(b), (d)	(369,199,042)	353,360,079
Lease liabilities	633,128	117,331,533		—	117,964,661
Holdback liability	—	—	(b)	57,984,054	57,984,054
Deferred tax liabilities	—	1,792,727	(c)	75,820,574	77,613,301
Warrant liability	15,609,327	—		—	15,609,327
Other liabilities	500,000	3,154,675		—	3,654,675
Total liabilities	62,004,606	958,181,207		(197,165,140)	823,020,673

Shareholders’ equity
Preferred shares	—	—		—	—
Pre-funded warrants	—	—	(b)	407,274,593	407,274,593
Common shares	773,439	71,547,945	(a), (b)	343,143,719	415,465,103
Accumulated deficit	(565,396,304)	(905,699,791)	(a), (e), (f)	915,652,486	(555,443,609)
Additional paid-in capital	839,465,057	1,311,801,483	(a)	(1,311,801,483)	839,465,057
Currency translation differences	—	47,231,816	(a)	(47,231,816)	—
Total shareholders’ equity	274,842,192	524,881,453		307,037,499	1,106,761,144
Total liabilities and shareholders’ equity	336,846,798	1,483,062,660		109,872,359	1,929,781,817

The accompanying notes are an integral part of this unaudited pro forma consolidated balance sheet.

Rumble Inc.
Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2025
(Expressed in United States dollars)

	Rumble Inc. December 31, 2025 $	Northern Data AG December 31, 2025 $	Note 4	Transaction Accounting Adjustments $	Pro Forma Consolidated $
Revenue	100,622,320	93,717,365		—	194,339,685

Operating expenses
Cost of services/materials	107,383,833	43,374,971		—	150,758,804
General and administrative	48,738,522	149,279,440	(h)	1,068,429	199,086,391
Research and development	18,743,630	4,149,624		—	22,893,254
Sales and marketing	23,892,235	9,918,989		—	33,811,224
Acquisition-related transaction costs	13,303,532	15,065,543	(g)	33,817,260	62,186,335
Impairment	—	193,368,232		—	193,368,232
Amortization and depreciation	14,564,535	219,064,689	(h), (i)	20,515,134	254,144,358
Changes in fair value of digital assets	649,638	1,884,516		—	2,534,154
Total operating expenses	227,275,925	636,106,004		55,400,823	918,782,752

Loss from operations	(126,653,605)	(542,388,639)		(55,400,823)	(724,443,067)

Other income (expense)
Interest (income) expense, net	(10,419,139)	36,437,786	(j)	(20,767,069)	5,251,578
Other expense	10,643	(9,363,807)		—	(9,353,164)
Gain on bargain purchase	—	—	(k)	(43,769,955)	(43,769,955)
Changes in fair value of warrant liability	(24,781,974)	—		—	(24,781,974)
Changes in fair value of derivative	(9,700,000)	—		—	(9,700,000)
Share of net result from investments accounted for using the equity method	—	(50,766)		—	(50,766)
Loss before taxes	(81,763,135)	(569,411,852)		9,136,201	(642,038,786)

Income tax expense (benefit)	67,228	(21,866,851)	(l)	(7,226,740)	(29,026,363)
Net loss from continuing operations	(81,830,363)	(547,545,001)		16,362,941	(613,012,423)

The accompanying notes are an integral part of this unaudited pro forma consolidated statements of operations.

Rumble Inc.
Notes to the unaudited Pro Forma Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)

1.      Basis of presentation

The unaudited pro forma consolidated balance sheet and consolidated statement of operations of Rumble Inc. (“Rumble” or “the Company”) as at and for the year ended December 31, 2025 (the “Unaudited Pro Forma Consolidated Financial Statements”), have been prepared in accordance with Article 11 of Regulation S-X, for illustrative purposes only, after giving effect to the business combination between Rumble and Northern Data AG (“NDAG”) (the “Business Combination”) on the basis of the assumptions and adjustments described in Notes 3 and 4. These unaudited Pro Forma Consolidated Financial Statements do not include all of the disclosures required by US GAAP.

The unaudited Pro Forma Consolidated Financial Statements of the Company have been compiled from:

(a)     the audited consolidated financial statements of Rumble for the years ended December 31, 2025 and 2024; and

(b)     the audited consolidated financial statements of NDAG for the years ended December 31, 2025 and 2024.

The Unaudited Pro Forma Consolidated Financial Statements are presented in United States dollars (“USD”) and prepared in accordance with Article 11 of Regulation S-X. Since NDAG’s historical consolidated financial statements are presented in Euros (“EUR”) and prepared in accordance with IFRS Accounting Standards (“IFRS”), the historical financial information of NDAG used in the Unaudited Pro Forma Consolidated Financial Statements has been adjusted to US GAAP and translated to USD (see Note 5).

The unaudited pro forma consolidated balance sheet gives effect to the Business Combination as if it had occurred on December 31, 2025. The unaudited pro forma consolidated statement of operations gives effect to the Business Combination as if it had occurred on January 1, 2025.

The pro forma adjustments are preliminary and are subject to further revision as additional information becomes available and additional analyses are performed. The pro forma adjustments have been made solely for the purpose of providing unaudited pro forma consolidated financial information and actual adjustments, when recorded, may differ materially. The Unaudited Pro Forma Consolidated Financial Statements have been prepared for illustrative purposes only and may not be indicative of the operating results or financial condition that would have been achieved if the Business Combination had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position for any future period or as of any future date. In addition to the pro forma adjustments, various other factors will have an effect on the financial condition and results of operations after the completion of the Business Combination.

The actual financial position and results of operations may differ materially from the pro forma amounts reflected herein due to a variety of factors.

The Unaudited Pro Forma Consolidated Financial Statements do not reflect operational and administrative cost savings that may be achieved as a result of the Business Combination.

The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Rumble and NDAG included or incorporated by reference elsewhere in this document.

2.      Significant accounting policies

The Unaudited Pro Forma Consolidated Financial Statements have been compiled using the significant accounting policies, as set out in the audited consolidated financial statements of Rumble for the years ended December 31, 2025 and 2024.

3.      Pro forma preliminary purchase price allocation and assumptions

The purchase price is comprised of the following:

(i)     Issuance of equity instruments (including shares of Rumble Class A common stock and pre-funded warrants exercisable for shares of Rumble Class A common stock) to the previous shareholders of NDAG at a ratio of 2.0281 shares of Rumble Class A common stock for each NDAG share. The estimated number of shares of Rumble Class A common stock and pre funded warrants to be issued has been determined based on the number of NDAG shares outstanding as of December 31, 2025, and reflects the assumption that 100% of NDAG shares will be tendered pursuant to the offer. A portion of the equity consideration will be subject to a contractual holdback until the applicable release conditions are satisfied, at which time such shares will be issued to eligible former NDAG shareholders.

(ii)    Issuance of pre-funded warrants to Tether Investments, S.A. de C.V. (“Tether”) in partial settlement for the assignment by Tether of the shareholder loan owed by NDAG.

(iii)   Issuance of a note payable to Tether in partial settlement for the assignment by Tether of the shareholder loan owed by NDAG.

The total value of the consideration will vary depending on the actual number of NDAG shares outstanding as of the closing date, changes in Rumble’s share price and the EUR to USD foreign exchange rate.

A 10% increase in Rumble’s Class A common stock price would result in an increase in consideration transferred of $87,995,030 which will eliminate the gain on bargain purchase resulting in goodwill of $44,225,075. A 10% decrease in Rumble’s share price would result in a decrease in consideration transferred of $87,995,030 and a corresponding increase of the gain on bargain purchase.

A 25% increase in Rumble’s Class A common stock price would result in an increase in consideration transferred of $219,987,578 which will eliminate the gain on bargain purchase resulting in goodwill of $176,217,623. A 25% increase in Rumble’s share price would result in a decrease in consideration transferred of $219,987,578 and a corresponding increase of the gain on bargain purchase.

A 5% increase in EUR to USD foreign exchange rate would result in an increase in consideration transferred of $29,401,898 and a corresponding increase or decrease of the gain on bargain purchase.

A 10% increase in EUR to USD foreign exchange rate would result in an increase in consideration transferred of $58,803,795 which will eliminate the gain on bargain purchase resulting in goodwill of $15,033,840. A 10% decrease in EUR to USD foreign exchange rate would result in a decrease in consideration transferred of $58,803,795 and a corresponding increase of the gain on bargain purchase.

The consideration has been measured using the following assumptions:

Shares of Rumble Class A common stock issued were valued based on historical stock price as follows:

Stock price as at April 10, 2026	$4.99 USD

Total consideration is as follows:

83,104,542 shares of Rumble Class A common stock due on closing		$414,691,664
11,620,051 shares of Rumble Class A common stock to be issued when conditions are satisfied		57,984,054
35,472,688 pre-funded warrants	(a)	177,008,713
46,145,467 pre-funded warrants related to the assignment of the shareholder loan	(b)	230,265,880
Fair value of the note payable related to the assignment of the shareholder loan	(c)	357,772,093
Total consideration		$1,237,722,404

(a)     If issuing all shares of Rumble Class A common stock to Tether (a shareholder of NDAG) at closing would cause Tether’s voting power in Rumble to exceed 9.9%, Rumble shall issue a “pre-funded warrant” instead of shares of Rumble Class A common stock for the excess portion.

(b)    As part of the Business Combination, an existing shareholder loan owed by NDAG to Tether will be assigned to Rumble. In partial consideration for the assignment, Rumble will issue pre-funded warrants to Tether exercisable at $0.001 per share of Rumble Class A common stock. The number of pre-funded warrants issued is determined by taking 50% of the outstanding loan balance at the transfer date and dividing it by the reference stock price of USD 7.88 (as converted to EUR using the exchange rate as promulgated by the European Central Bank on the last trading day prior to the applicable exchange date). The number of pre-funded warrants to be issued will depend on the outstanding principal and interest outstanding on the loan at the closing date. For the purposes of the Unaudited Pro Forma Consolidated Financial Statements, the outstanding principal and interest used to calculate the number of pre-funded warrants to be issued is EUR 618,938,346.

(c)     In addition to the consideration described in (b) above, in partial consideration for the assignment of debt as discussed in (b) above, Rumble will enter into a loan agreement (denominated in EUR) with Tether for 50% of the outstanding loan balance at the transfer date. For the purposes of the Unaudited Pro Forma Consolidated Financial Statements, the outstanding principal and interest used to calculate the fair value of the new loan to be issued is EUR 618,938,346.

A preliminary estimate of the fair value of the assets to be acquired and the liabilities to be assumed by Rumble in connection with the proposed acquisition is as follows:

	December 31, 2025
	USD
	Per Note 5 $	Purchase accounting $	Fair value $	Note 3
Assets acquired
Cash	67,652,102	—	67,652,102	(a)
Account receivables, net	12,107,231	—	12,107,231	(a)
Contract assets	20,831,039	—	20,831,039	(a)
Income tax receivable	4,988,961	—	4,988,961	(a)
Prepaid expenses and other current assets	385,451,254	—	385,451,254	(a)
Asset held for sale	44,278,592	—	44,278,592	(a)
Digital assets	7,201,782	—	7,201,782	(a)
Property and equipment	732,438,667	90,089,578	822,528,245	(a)
Right-of-use assets	138,877,744	12,710,621	151,588,365	(a)
Intangible assets, net	710,640	22,789,360	23,500,000	(c), (e)
Goodwill	15,717,200	(15,717,200)	—	(c)
Investments accounted for using the equity method	11,296,179	—	11,296,179	(a)
Deferred tax assets	18,913,598	—	18,913,598	(a)
Other non-current assets	22,597,671	—	22,597,671	(a)
Total assets acquired at fair value	1,483,062,660	109,872,359	1,592,935,019

Liabilities assumed
Accounts payable and accrued liabilities	(15,787,233)	—	(15,787,233)	(b)
Lease liabilities	(147,948,365)	—	(147,948,365)	(b)
Income tax liabilities	(19,133,534)	—	(19,133,534)	(b)
Other current liabilities	(47,805,552)	—	(47,805,552)	(b)
Borrowing	(722,559,121)	722,559,121	—	(d)
Other liabilities	(3,154,675)	—	(3,154,675)	(b)
Deferred tax liabilities	(1,792,727)	(75,820,574)	(77,613,301)	(f)
Total liabilities assumed	(958,181,207)	646,738,547	(311,442,660)

Gain on bargain purchase			(43,769,955)	(g)
Total purchase price			1,237,722,404

A preliminary estimate of the fair value of the assets to be acquired and the liabilities to be assumed by Rumble in connection with the proposed Business Combination is as follows:

(a)     The carrying values of all current assets and non-current assets acquired are assumed to be representative of their estimated fair values other than of property, plant and equipment and off-market leases. The assumptions used to determine the fair value of the acquired property, plant and equipment and off-market leases may change as Rumble finalizes the purchase price allocations following the completion of the Business Combination.

(b)    The carrying values of current liabilities and non-current liabilities assumed are assumed to be representative of their estimated fair values.

(c)     Existing intangible assets and goodwill recorded in NDAG are revalued to $nil on a preliminary basis.

(d)    The existing loan between NDAG and Tether is removed as discussed above.

(e)     A preliminary fair value estimate of $23,500,000 has been assigned to intangible assets representing customer relationships and off-market contracts. The assumptions used to determine the fair value of the acquired intangible assets may change as Rumble finalizes the purchase price allocations following the completion of the Business Combination.

(f)     Deferred tax liabilities of $75,820,574 arose as a result of recognizing the fair value adjustments to property, plant and equipment and the identified intangible assets, as well as the impact of the assignment of the shareholder loan between NDAG and Tether to Rumble.

(g)    Gain on bargain purchase represents the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. As discussed above, the gain on bargain purchase will change as a result of changes in Rumble’s Class A common stock price.

As the consolidated balance sheet for NDAG is already adjusted in Note 5 for accounting policy and reporting currency alignment with Rumble, the only remaining adjustments required (further detailed in Note 4) are for the payment of the consideration, fair value and other adjustments to assets and liabilities acquired, and elimination of all items in shareholders’ equity.

A preliminary purchase price allocation has been used to prepare the pro forma adjustments (Note 4). The purchase price allocation will be finalized following the effective date of the Business Combination when the valuation analysis is complete. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

4.      Pro forma adjustments

Pro forma adjustments to the consolidated balance sheet at December 31, 2025

The unaudited pro forma consolidated balance sheet reflects the following adjustments as if the Business Combination described in Note 3 had occurred on December 31, 2025.

(a)     To record elimination of all items in shareholders’ equity and pre-existing goodwill and intangible assets in NDAG.

(b)    To record purchase price consideration related to the Business Combination including the issuance of the note payable to Tether. The new loan payable has a conversion option which has been presented separately as a derivative liability.

(c)     To record fair value adjustment for property, plant and equipment, off-market leases, identifiable intangible assets acquired and deferred tax liabilities in the Business Combination as discussed in Notes 3(a), 3(e) and 3(f).

(d)    To remove the shareholder loan as discussed in Note 3(d).

(e)     To record gain on bargain purchase which represents the excess of the preliminary estimated fair value of the net identifiable assets acquired and liabilities assumed by Rumble over the estimated purchase price (see Note 3).

(f)     To record Rumble’s estimated transaction costs expected to be incurred related to the Business Combination.

Pro forma adjustments to the consolidated statement of operations for the year ended December 31, 2025

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2025 reflects the following adjustments as if the Business Combination described in Note 3 had occurred on January 1, 2025:

(g)    To expense Rumble’s estimated transaction costs expected to be incurred related to the Business Combination.

(h)    To record additional depreciation on property, plant and equipment and leases.

The preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying Unaudited Pro Forma Consolidated Financial Statements. A 10% decrease in the valuation of property, plant and equipment will eliminate the gain on bargain purchase resulting in goodwill of $38,482,870. A 10% increase in the valuation of property, plant and equipment would cause a corresponding increase in gain on bargain purchase of $82,252,825. A 10% change in the valuation of property, plant and equipment would also cause a change in annual depreciation expense of approximately $17,679,976.

(i)     To remove amortization of existing intangibles and record amortization of the new intangible assets.

The preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying Unaudited Pro Forma Consolidated Financial Statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in gain on bargain purchase of $2,350,000 and annual amortization expense of approximately $391,667.

(j)     To remove interest expense related to the existing shareholder loan and record interest expense on the new loan. The interest expense on the new loan is based on the three-month EURIBOR plus 3%.

As discussed above, the note payable to Tether contains an embedded derivative that must be separated and recorded at fair value. The change in fair value has not been reflected in the Unaudited Pro Forma Consolidated Financial Statements.

(k)    To record gain on bargain purchase which represents the excess of the preliminary estimated fair value of the net identifiable assets acquired and liabilities assumed by Rumble over the estimated purchase price (see Note 3).

(l)     To adjust tax expense related to the above entries.

On the unaudited pro forma consolidated statement of operations, adjustments related to depreciation, amortization, interest and lease expense are expected to recur, while the other adjustments are not expected to have a recurring impact on the consolidated statement of operations of the combined entities.

5.      Adjustments to the historical information of Northern Data AG

The historical financial information of NDAG was prepared in accordance with International Financial Reporting Standards (“IFRS”) and presented in Euros (“EUR”).

With the exception of equity, the historical financial information was translated from EUR to USD using the following historical exchange rates:

Exchange rate as at December 31, 2025	1.17500
Average exchange rate for the year ended December 31, 2025	1.17085

Equity was translated using historical exchange rates. The table below presents the adjustments to convert from IFRS to US GAAP and to translate from EUR to USD, as well as to align accounting policies and financial statement presentation with that of Rumble.

	Northern Data AG December 31, 2025 in EUR (IFRS) €	US GAAP Adjustments €	Presentation Alignment €		Northern Data AG December 31, 2025 in EUR (U.S GAAP) €	Northern Data AG December 31, 2025 in USD (U.S. GAAP) $
Assets
Current assets
Cash and cash equivalents	57,576,257	—	—		57,576,257	67,652,102
Trade receivables	10,304,026	—	—		10,304,026	12,107,231
Contract assets	17,728,544	—	—		17,728,544	20,831,039
Income tax receivable	4,245,924	—	—		4,245,924	4,988,961
Other assets	328,043,620	—	—		328,043,620	385,451,254
Non-current assets held for sale	37,683,908	—	—		37,683,908	44,278,592
Total current assets	455,582,279	—	—		455,582,279	535,309,179

Digital Assets	—	6,129,176	—	(d)	6,129,176	7,201,785
Property and equipment	623,352,057	—	—		623,352,057	732,438,667
Right-of-use assets	117,006,434	1,187,391	—	(a)	118,193,825	138,877,744
Other intangible assets	9,533,976	(8,929,176)	—	(d), (f)	604,800	710,640
Goodwill	13,376,340	—	—		13,376,340	15,717,200
Investments accounted for using the equity method	9,613,769	—	—		9,613,769	11,296,179
Deferred tax assets	16,096,679	—	—		16,096,679	18,913,598
Other assets	16,432,060	2,800,000	—	(f)	19,232,060	22,597,671
Total assets	1,260,993,594	1,187,391	—		1,262,180,985	1,483,062,660

Liabilities
Current liabilities
Trade payables	12,268,567	—	1,167,375	(f)	13,435,942	15,787,233
Provisions	1,167,375	—	(1,167,375)	(f)	—	—
Lease liabilities	29,483,482	(3,426,604)	—	(a)	26,056,878	30,616,832
Income tax liabilities	16,283,859	—	—		16,283,859	19,133,534
Other liabilities	40,685,576	—	—		40,685,576	47,805,552
Total current liabilities	99,888,859	(3,426,604)	—		96,462,255	113,343,151

Provisions	5,200	—	(5,200)	(f)	—	—
Borrowings	614,943,933	—	—		614,943,933	722,559,121
Lease liabilities	101,059,829	(1,203,205)	—	(a)	99,856,624	117,331,533
Deferred tax liabilities	203,601	1,322,124	—	(e)	1,525,725	1,792,727
Other liabilities	2,679,630	—	5,200	(f)	2,684,830	3,154,675
Total liabilities	818,781,052	(3,307,685)	—		815,473,367	958,181,207

Shareholders’ equity
Subscribed capital	64,196,476	(676)	—		64,195,800	71,547,945
Retained earnings	(726,025,151)	(10,028,585)	—	(a), (c), (e)	(736,053,736)	(905,699,791)
Capital reserve	1,167,143,633	14,548,539	—	(c)	1,181,692,172	1,311,801,483
Currency translation differences	(63,102,416)	(24,202)	—	(a)	(63,126,618)	47,231,816
Total shareholders’ equity	442,212,542	4,495,076	—		446,707,618	524,881,453
Total liabilities and shareholders’ equity	1,260,993,594	1,187,391	—		1,262,180,985	1,483,062,660

	Northern Data AG Year ended December 31, 2025 in EUR (IFRS) €	US GAAP Adjustments €	Presentation Alignment €		Northern Data AG Year ended December 31, 2025 in EUR €	Northern Data AG Year ended December 31, 2025 in USD €
Sales revenue	80,042,425	—	—		80,042,425	93,717,365
Other operating income	3,254,802	—	(3,254,802)	(f)	—	—
Total income	83,297,227	—	(3,254,802)		80,042,425	93,717,365

Cost of materials	33,067,311	—	3,978,522	(f)	37,045,833	43,374,971
General and administrative	—	32,013,357	95,483,702	(a), (c), (f)	127,497,059	149,279,440
Research and development	—	—	3,544,124	(f)	3,544,124	4,149,624
Sales and marketing	—	—	8,471,642	(f)	8,471,642	9,918,989
Acquisition-related transaction costs	—	—	12,867,226	(f)	12,867,226	15,065,543
Personnel expenses	49,320,602	—	(49,320,602)	(f)	—	—
Other operating expenses	81,125,311	—	(81,125,311)	(f)	—	—
Amortization and depreciation	—	—	187,099,465	(f)	187,099,465	219,064,689
Change in fair value of digital assets	—	1,609,533	—	(d)	1,609,533	1,884,516
Total expenses	163,513,224	33,622,890	180,998,768		378,134,882	442,737,772

Net unrealized foreign exchange (gains)/losses	2,603,900	—	(2,603,900)	(f)	—	—
Operating profit before depreciation and amortization – EBITDA	(82,819,897)	(33,622,890)	(181,649,670)		(298,092,457)	(349,020,407)

Depreciation, amortization and impairment	380,178,275	(27,342,527)	(187,683,194)	(a), (d), (f)	165,152,554	193,368,232
Operating result – EBIT	(462,998,172)	(6,280,363)	6,033,524		(463,245,011)	(542,388,639)

Financial income	(3,573,000)	—	—		(3,573,000)	(4,183,433)
Financial expenses	42,867,010	(8,051,819)	(121,291)	(a), (f)	34,693,900	40,621,219
Financial result	39,294,010	(8,051,819)	(121,291)		31,120,900	36,437,786

Other income (expense)	—	(14,152,285)	6,154,815	(a), (b), (f)	(7,997,470)	(9,363,807)
Share of net result from investments accounted for using the equity method	(43,358)	—	—		(43,358)	(50,766)
Earnings before income taxes – EBT	(502,248,824)	15,923,741	—		(486,325,083)	(569,411,852)

Income tax (benefit) expense	(19,520,271)	844,161	—	(e)	(18,676,110)	(21,866,851)
Loss from continuing operations	(482,728,553)	15,079,581	—		(467,648,973)	(547,545,001)

Profit from discounted operations	(92,556,000)	—	—		(92,556,000)	(108,368,836)
Loss for the year	(390,172,553)	15,079,581	—		(375,092,973)	(439,176,165)

Net fair value gain on investments designed at FVOCI	(14,138,941)	14,138,941	—	(b)	—	—
Exchange differences on translation of foreign operations	43,479,000	24,202	—	(a)	43,503,202	(168,865,416)
Total comprehensive loss (income)	(419,512,612)	916,437	—		(418,596,175)	(270,310,749)

IFRS differs in certain material respects from US GAAP. The following material adjustments have been made to convert NDAG’s historical financial information to US GAAP for the purposes of the unaudited Pro Forma Consolidated Financial Statements.

(a)     Leases

Under US GAAP, a lessee classifies its leases as either finance or operating which determines the accounting treatment. All of NDAG’s leases were determined to be operating leases. Lease expense related to operating leases is recognized straight-line over the lease term based on two components-interest expense which is determined based on the lease liabilities; and amortization of the right-of-use asset which is determined based on the residual amount needed to result in straight-line lease expense. The straight-line lease expense is presented in operating expenses. Under IFRS, interest expense is determined based the lease liability and presented as a financing cost, and the right of use asset is amortized over the lease term and presented in amortization expense.

Adjustments were made to reflect the straight-line lease expense and presentation in operating expenses as required under US GAAP.

(b)     Shares in other companies

Under US GAAP, investments in equity securities are subsequently measured at fair value with changes reflected in net income. Under IFRS, NDAG subsequently measured its investments in equity securities at fair value with changes reflected in other comprehensive income.

Adjustments were made to reflect all changes in fair value in net income as required under US GAAP.

(c)     Share-based payments compensation — Forfeiture estimates

Under US GAAP, there is an accounting policy choice to recognize forfeitures related to share-based compensation as they occur, which is the accounting policy choice made by Rumble. Under IFRS, forfeitures must be estimated on the grant date of the award and throughout the vesting period.

Adjustments were made to remove the impact of estimated forfeitures to align with Rumble’s accounting policy.

(d)     Digital assets

Under US GAAP, digital assets within the scope of ASC 350-60 are subsequently measured at fair value with changes reflected in net income. Under IFRS, digital assets such as cryptocurrencies are generally accounted for as intangible assets unless held for sale in the ordinary course of business. Further, there is an accounting policy choice to apply the revaluation model when an active market exists, resulting in upward revaluations being recognized in OCI and downward revaluations recognized in profit or loss, which is the accounting policy choice made by NDAG.

Adjustments were made to remove the effects of the revaluation model and to reflect all changes in fair value in net income as required under US GAAP.

(e)     Deferred taxes

Adjustments were made to tax-effect the above US GAAP adjustments.

(f)     Further adjustments have been made to align NDAG’s financial statement presentation with that of Rumble.

6.      Tax rate

The effective income tax rate of 25% – 31.93% was used to determine the proforma adjustments. Actual rates will differ as a result of the temporary and permanent differences.

7.      Pro forma earnings per share

The Pro Forma Earnings per Share (“Proforma EPS”) has been adjusted to reflect the pro forma consolidated net income for the year ended December 31, 2025. The number of shares used in calculating the pro forma consolidated basic and diluted earnings per share is outlined below.

The following is a breakdown of the EPS calculation:

December 31, 2025
Net loss from continuing operations	$(613,012,423)
Weighted average number of shares – basic	419,461,935
Loss per share – basic	$(1.46)

Net loss from continuing operations	(613,012,423)
Weighted average number of shares – diluted	419,461,935
Loss per share – diluted	$(1.46)

BUSINESS AND CERTAIN INFORMATION ABOUT rumble

In this section, unless otherwise specified, the terms “we,” “our,” “us,” and the “Company” refer to Rumble.

Overview

Rumble, the Freedom-First technology platform, is designed to help content creators manage, distribute, and monetize their content by connecting them with brands, publishers, and directly to their subscribers and followers. On September 16, 2022, Rumble completed the 2022 Business Combination. Following the completion of the 2022 Business Combination, the Rumble Class A Common Shares began trading on the Nasdaq.

Rumble’s Class A Common Shares are listed on the Nasdaq under the symbol “RUM” and our publicly traded warrants to purchase one Rumble Class A Common Share are listed on the Nasdaq under the symbol “RUMBW.”

Rumble’s principal executive office is located at 444 Gulf of Mexico Drive, Longboat Key, Florida 34228. Rumble’s registered office is located at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, and the name of Rumble’s registered agent at such address is Corporation Service Company.

Composition of Rumble Board

The Rumble Board presently has six members, four of whom are deemed “independent” under the SEC rules and listing standards of Nasdaq. The following is a brief biography of each director.

Chris Pavlovski, age 42, is the Founder and Chief Executive Officer of Rumble and has served as a member of the Rumble Board since September 2022, and since 2013 has also served as a member of the board of directors of Rumble’s predecessor Ontario corporation, which has been renamed to Rumble Canada Inc. (“Legacy Rumble”). As a three-time successful entrepreneur, Mr. Pavlovski has over 20 years of experience in the online marketing and advertising space. After building websites daily in his teenage years, Mr. Pavlovski founded Jolted Media Group and served as its Chief Executive Officer. During the same time, Mr. Pavlovski served as the director of marketing for NASA’s Next Giant Leap from 2009 through 2012, leading corporate donations, sponsorships, and internet marketing strategies. Mr. Pavlovski also founded Cosmic Development in 2011, a global IT business employing 150+ employees with offices in Europe and North America. The business was ranked as the 2nd best employer in Macedonia and has been the recipient of numerous awards. Mr. Pavlovski also sits on numerous boards, including Macedonia 2025, a not-for-profit organization focused on economic and educational development in Macedonia. As a result of his success, Mr. Pavlovski became a finalist for the Ernst & Young Entrepreneur of the Year in 2010. Prior to his entrepreneurial journey, Mr. Pavlovski served as a Network Administrator at Microsoft and studied at the University of Toronto. We believe that Mr. Pavlovski’s extensive experience in technology, online marketing and advertising, along with his unique perspective on technology-related matters, qualify him to serve as a member of the Rumble Board.

Katie Biber, age 47, has served as a director of Rumble since January 2025. Ms. Biber serves as Chief Legal Officer at Paradigm, leading the firm’s legal, regulatory, compliance, and policy functions, and has held this position since June 2022. She joined Paradigm from Brex, a financial products provider, where she served as Chief Legal Officer from June 2020 to June 2022. Previously, she was General Counsel at Anchorage, the first crypto-native custody and trading platform for institutional investors, and has been an observer on Anchorage’s board of directors since July 2020. Since June 2021, Ms. Biber has also served on the board of directors of Protocol Labs, an open-source software development company. Earlier in her career, Ms. Biber worked as a political and election lawyer, representing candidates, political party committees, and non-profit groups in high-stakes enforcement actions, congressional investigations, and litigation. Ms. Biber was also an early lawyer at Airbnb, where she managed U.S. regulatory and litigation issues. Ms. Biber served as a clerk to the Hon. Timothy M. Tymkovich on the U.S. Court of Appeals for the Tenth Circuit. Ms. Biber received her J.D. from Harvard Law School and a B.A. from George Washington University. We believe that Ms. Biber’s extensive legal and technology experience qualifies her to serve as a member of the Rumble Board.

Paul Cappuccio, age 64, has served as a member of the Rumble Board since September 2022 and served as a member of the board of directors of Legacy Rumble from January 2021 through September 2022. Mr. Cappuccio is currently employed as a managing partner of the Torridon Law Firm, a position he has held since May 2024. Mr. Cappuccio has also served as a director of Chipotle Mexican Grill, Inc. (NYSE: CMG) from 2016 to 2020 (where Mr. Cappuccio served as the chairman of the Nominating and Governance Committee and on the Audit Committee) and Central European Media Enterprises (Nasdaq: CETV) from 2009 to 2018. Mr. Cappuccio also served as the Chief Legal Officer and General Counsel of NJOY, LLC, a privately held company that sells electronic nicotine delivery systems to adult smokers and former smokers, from January 2020 to June 2023. From 2019 to 2020, Mr. Cappuccio served as Vice Chairman of dtx, a digital company that connects consumers with brands through QR codes. From January 2001 to June 2018, Mr. Cappuccio served as Executive Vice President and General Counsel of Time Warner, Inc., a consolidated worldwide media and entertainment company. From August 1999 to January 2001, he served as Senior Vice President and General Counsel at America Online, Inc., an internet access company. Prior to this, Mr. Cappuccio was a partner at Kirkland & Ellis and served as an Associate Deputy Attorney General at the U.S. Department of Justice. Additionally, Mr. Cappuccio served as a law clerk to two Justices of the Supreme Court of the United States, the Hon. Anthony M. Kennedy and the Hon. Antonin Scalia. Mr. Cappuccio received his J.D. from Harvard Law School and a B.A. from Georgetown University. We believe that Mr. Cappuccio’s experience as a leader in the legal, media and entertainment, and technology industries, as well as his prior service on multiple public company boards, qualifies him to serve as a member of the Rumble Board.

Phil Evershed, age 65, has served as a member of the Rumble Board since March 2025. Mr. Evershed has been a Managing Partner at PointNorth Capital, an advisory and investment management company, since 2015. Previously, Mr. Evershed was Global Head of Investment Banking at Canaccord Genuity, a full-service financial services firm, from 2010 to 2015. In 2005, Mr. Evershed co-founded Genuity Capital Markets, a privately held investment bank that was sold in 2010, and prior to that, Mr. Evershed was the Co-Head of Investment Banking and the Head of Mergers and Acquisitions at the Canadian Imperial Bank of Commerce (CIBC), where he was employed from 1990 to 2005. Prior to joining CIBC, Mr. Evershed was Chief of Staff to the Deputy Prime Minister of Canada and Minister of Privatization until 1990. Since July 2022, Mr. Evershed has served on the board of directors of Verticalscope, a cloud-based digital community platform. He has also served on the board of Iogen Corp., a biotechnology firm specializing in low-carbon biofuels since January 2024, and the board of Third Lane Mobility Inc., a consumer mobility company. Previously, Mr. Evershed served as Chairman of the Board of Sirius-XM Satellite Radio (Canada), a broadcasting company from June 2005 to May 2023, and as a board member of Bird Global, Inc. (NYSE:BRDS), an electric scooter company, from March 2023 to December 2023. Mr. Evershed received Master of Arts in Economics from the University of Toronto in 1985 and Honours Bachelor of Arts at the School of Business and Economics from Wilfrid Laurier University in 1983. We believe that Mr. Evershed’s extensive financial and business expertise qualifies him to serve as a member of the Rumble Board.

Jerry Naumoff, age 68, has served as a member of the Rumble Board since November 2024. Mr. Naumoff is Chairman Emeritus and Founding Partner of Taskforce BPO, a business process outsourcing service, and he previously served as the CEO and Chairman of the Board of Taskforce, one of the fastest-growing companies in Southeast Europe from July 2017 to January 2022. Mr. Naumoff previously served as Minister for Foreign Direct Investments for the Government of the Republic of Macedonia from May 2013 to June 2017. In 1993, Mr. Naumoff was the Founder and President of The Naumoff Group, Inc., a total risk management advisory firm. Mr. Naumoff holds a B.S. in Business Administration and Marketing from Ball State University. We believe that Mr. Naumoff’s extensive international business experience qualifies him to serve as a member of the Rumble Board. Mr. Naumoff’s son is a non-executive, salaried employee of the Company.

Ryan Milnes, age 43, has served as a member of the Rumble Board since September 2022, and served as a member of the board of directors of Legacy Rumble from 2013 through September 2022. Mr. Milnes is an accomplished entrepreneur and the co-founder and Chief Executive Officer of Cosmic Development, a global IT business employing more than 150 employees with offices in Europe and North America. Since founding Cosmic in 2013, Mr. Milnes has overseen Cosmic’s provision of content editing and moderation services to Rumble. He is the owner and director of multiple businesses that focus on tech and real estate. Mr. Milnes holds a film degree from the Toronto Film School. Mr. Milnes’s experience as an entrepreneur in the information technology industry qualifies him to serve as a member of the Rumble Board.

Composition of Rumble Executive Officers

Rumble’s executive officers as of the date of this joint information statement/prospectus are as follows: Chris Pavlovski, Chairman and Chief Executive Officer; Mike Masci, Chief Financial Officer; Wojciech Hlibowicki, Chief Technology Officer; Tyler Hughes, Chief Operating Officer; Maurice F. Edelson, General Counsel and Corporate Secretary; and

Claudio Ramolo, Chief Content Officer. Biographical information for Mr. Pavlovski is included above under the section of the joint information statement/prospectus entitled “Business and Certain Information About Rumble — Composition of Rumble Board.”

Michael (Mike) Masci, age 41, is the Chief Financial Officer of Rumble, a position he has held since March of 2026. Mr. Masci is a technology executive with deep expertise in AI and Cloud infrastructure. His most recent role was Vice President of Product Management for the Edge Computing Group at Intel Corporation (Nasdaq: INTC) since November 2024. In this capacity, he directed full-lifecycle product management, marketing, architecture, and P&L for a multi-billion-dollar technology growth area centered on AI at the Edge. Mr. Masci has held a variety of executive positions, notably serving as Group CFO of the multi-billion-dollar Datacenter Network Platforms Group at Intel from September 2012 to January 2020 and as Vice President of Product Management for Intel’s Network & Edge Group from January 2020 to November 2024. His background encompasses leading product and P&L for the Datacenter Network and Edge Group at Intel, alongside extensive experience in Financial Planning and Analysis and Mergers and Acquisitions. Throughout his career, Mr. Masci has navigated and shaped key industry technology trends. His domain expertise spans Hyperscale Cloud, Edge and Enterprise Datacenters, Infrastructure-as-a-Service (IaaS), and Generative AI, including both training and inference workloads, AI infrastructure buildouts, and AI networking. Mr. Masci holds a degree in finance from Arizona State University.

Wojciech Hlibowicki, age 44, is the Chief Technology Officer of Rumble, a position he has held since Rumble’s inception in 2013. As the architect behind the Rumble products and its infrastructure, Mr. Hlibowicki has consistently demonstrated his versatility, being able to contribute in areas from networking to development, while leading an international team of engineers. Prior to joining Rumble, Mr. Hlibowicki studied Mathematics at the University of Waterloo, where he combined his skillset in computer science with his entrepreneurial passion and began hosting and developing websites.

Tyler Hughes, age 42, is the Chief Operating Officer of Rumble, a position he has held since August of 2021. Prior to joining Rumble, Dr. Hughes spent almost a decade in the pharmaceutical industry with Bayer AG. Starting as a Medical Advisor in 2012, Dr. Hughes transitioned to a variety of commercial roles at Bayer Canada, including the Director of Strategy and Operations, where he led the digital transformation efforts for the business. In 2018, Dr. Hughes served as Chief of Staff to the SVP of Commercial Operations in the Americas Region within Bayer’s Pharmaceutical business based in Pittsburgh, PA. Dr. Hughes last served Bayer as the Head of Marketing for Bayer’s newly formed AI-based enterprise software business in Pharmaceuticals, overseeing the organizational transition and commercial launch of that business. Dr. Hughes obtained his Doctorate in Physics with a specialization in Nuclear Medicine from the University of British Columbia. Dr. Hughes holds a Bachelor of Science, Honors Physics, from the University of British Columbia.

Maurice F. Edelson, age 62, is the General Counsel and Corporate Secretary of Rumble, a position he has held since March of 2026. Mr. Edelson has more than 25 years of legal, strategic and business leadership experience across the media, entertainment, arts, and education sectors. Prior to his current role, Mr. Edelson served, since September 2024, as CEO of The Kovner Foundation, a private foundation focused on policy, classical music, and education, and as a Senior Advisor at CAM Capital, an affiliated entity. Previously, Mr. Edelson was EVP, Chief Legal Officer of WWE Inc., an NYSE-listed company, from September 2022 to September 2023, and EVP, General Counsel of WWE LLC, a wholly-owned subsidiary of TKO Group Holdings, from September 2023 to September 2024. From 2015 to 2022, Mr. Edelson served as General Counsel and VP for Administration at The Juilliard School. From 1998 through 2014, Mr. Edelson held various legal and leadership positions at Time Warner Inc. and its wholly-owned subsidiary, Time Inc., where he served as EVP, Corporate Development and General Counsel from 2007 through 2013. He began his career in private practice with the law firm of Cravath, Swaine and Moore LLP. Mr. Edelson holds a JD from Columbia Law School, an MBA from Harvard Business School, and a BA from Vassar College.

Claudio Ramolo, age 39, is the Chief Content Officer of Rumble, a position he has held since April 2015. Mr. Ramolo has been part of the Rumble team since its inception in 2013, with a previous role as Vice President of Business Development. With an emphasis on growing the content ecosystem on Rumble, Mr. Ramolo’s responsibilities have included a focus on content creator growth and management, audience development, and distribution strategy. Prior to joining Rumble, Mr. Ramolo worked in the digital media industry, with experience spanning over a 15-year period. Learning from the challenges faced in the tech world, Mr. Ramolo has applied his knowledge to help drive Rumble’s growth in a competitive landscape. Mr. Ramolo graduated with honors from McMaster University with a degree in economics.

Information Regarding the Board of Directors and Corporate Governance

Family Relationships

There are no family relationships among any of our directors or executive officers.

Controlled Company

For purposes of the Nasdaq Listing Rules, we are a “controlled company.” Under the Nasdaq rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Chris Pavlovski owns approximately 83% of the outstanding voting power, on a fully diluted basis, for the election of directors. As a “controlled company,” we are exempt from the requirement that a majority of the Board of Directors be independent.

Director Independence

Rumble Class A Common Shares are listed on Nasdaq. As required under Nasdaq listing standards (other than with respect to a “controlled company,” which our company is), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be “independent.” The Rumble Board consults with our counsel to ensure that Rumble Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

The Rumble Board has reviewed the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, the Rumble Board affirmatively determined that none of the directors has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors, other than Mr. Pavlovski and Mr. Milnes, is “independent” as that term is defined under the Nasdaq listing standards.

Board of Directors Leadership Structure

Rumble’s Bylaws and Corporate Governance Guidelines provide the Rumble Board with flexibility to combine or separate the positions of Chairman of the Board of Directors and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Mr. Pavlovski currently serves in a combined role of Chairman of the Board of Directors and Chief Executive Officer.

The Rumble Board exercises its judgment in combining or separating the roles of Chairman of the Board of Directors and Chief Executive Officer as it deems appropriate in light of prevailing circumstances. The Rumble Board will continue to exercise its judgment on an ongoing basis to determine the optimal leadership structure that the Rumble Board believes will provide effective leadership, oversight and direction, while optimizing the functioning of both the Rumble Board and management and facilitating effective communication between the two. The Rumble Board has concluded that the current structure provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. Our Corporate Governance Guidelines provide that an independent “lead director” will be selected from among the independent directors when the Chairperson of the Rumble Board is not an independent director to preside over executive sessions among non-management directors, which are to be held at least annually. The Rumble Board has designated Jerry Naumoff as the independent “lead director.”

Role of the Rumble Board in Risk Oversight

One of the key functions of the Rumble Board is the informed oversight of our risk management process. The Rumble Board does not have a standing risk management committee, but rather administers this oversight function directly through the Rumble Board as a whole, as well as through various standing committees of the Rumble Board that address risks inherent in their respective areas of oversight. In particular, the Rumble Board is responsible for reviewing the major risks facing our company and the Audit Committee of the Rumble Board (the “Audit Committee”) has the responsibility to review and discuss with management and the independent auditor any significant risks or exposures and our company’s policies and processes with respect to risk assessment and risk management. The Audit Committee also monitors compliance with legal and regulatory requirements. The Compensation Committee of the Rumble Board (the “Compensation Committee”) also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Meetings of the Rumble Board and Its Committees

The Rumble Board met twenty-four times, the Audit Committee met eight times, the Compensation Committee met seven times, and the Nominating and Corporate Governance Committee met two times during the fiscal year ended December 31, 2025. During the year ended December 31, 2025, each director attended 75% or more of the aggregate number of meetings of the Rumble Board and of the committees on which he or she served.

Information Regarding Committees of the Board of Directors

The Rumble Board has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Pursuant to the Rumble Bylaws, the Rumble Board may establish such other committees as may be permitted by law. The following table provides current membership information for each of these Board of Directors committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Chris Pavlovski
Paul Cappuccio	X		X	*
Ryan Milnes
Katie Biber	X				X
Phil Evershed	X	*	X
Jerry Naumoff	X				X	*
Total meetings in the fiscal year ended December 31, 2025	8		7		2

____________

X       Committee Member

*        Committee Chair

Below is a description of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the committees operates pursuant to a written charter and each committee reviews and assesses the adequacy of its charter and submits its charter to the Rumble Board for approval. The written charters of the committees are available at the investors section of our website at investors.rumble.com.

Audit Committee

The members of our Audit Committee consist of Phil Evershed, Katie Biber, Jerry Naumoff and Paul Cappuccio. Phil Evershed serves as the chairman of the committee. Under the Nasdaq Listing Rules, we are required to have at least three (3) members on the audit committee. The Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and each committee member qualifies as an independent director under applicable rules. Phil Evershed, Katie Biber, Jerry Naumoff and Paul Cappuccio are each financially literate, and Phil Evershed and Jerry Naumoff each qualify as an “audit committee financial expert” as defined in applicable SEC rules.

The functions of this committee include:

•        sole responsibility for the appointment, evaluation, compensation, retention and, if appropriate, replacement of the independent auditor;

•        assessment of the independence of the independent auditor;

•        evaluation of the qualifications and performance of the independent auditor, including the lead audit partner;

•        oversight of the work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting;

•        review and approval of all related-party transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act for potential conflict of interest situations;

•        oversight of the integrity of financial statements and other financial disclosures and management’s design and maintenance of the company’s internal control over financial reporting and disclosure controls and procedures;

•        preparing an annual audit committee report for inclusion, where necessary, in the proxy statement relating to the annual general meeting of stockholders and/or annual report of the Company;

•        reviewing with the independent auditor the responsibilities, budget, staffing, effectiveness and performance of the internal audit function, and reviewing and assessing the annual internal audit plan, if any, the process used to develop the plan, and the status of activities, significant findings, recommendations and management’s response; and

•        risk management, oversight of legal and regulatory compliance, and establishment and oversight of whistleblower procedures.

Compensation Committee

The members of our Compensation Committee consist of Phil Evershed and Paul Cappuccio. Paul Cappuccio serves as the chairman of the committee. The Compensation Committee discharges the Rumble Board’s responsibilities relating to the compensation of the Company’s executives in such a way as to enable the Company to attract and retain executives of the highest quality. The Compensation Committee prepares the report on executive compensation required to be included in the Company’s annual proxy statement in accordance with applicable SEC rules. The Compensation Committee also reviews and recommends to the independent directors on the Rumble Board the compensation of the Chairman and Chief Executive Officer, reviews and approves the compensation of the Company’s other senior executives and assists the Rumble Board in its oversight of the Company’s human capital management.

Compensation Consultants

The Compensation Committee renewed the engagement of Mercer as its executive compensation consultant for 2025. The Compensation Committee has determined that Mercer is independent from the Company and its executive officers and that the services provided by Mercer do not raise any conflict of interest.

The Compensation Committee requested that Mercer provide services in connection with:

•        market information, analysis, and other advice relating to executive compensation;

•        advice on the updates to the Company’s peer group and provide support and analysis regarding executive and director compensation;

•        support with the annual CEO evaluation process;

•        completion of a Board of Directors compensation assessment and recommendations.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that have served or currently serve as a member of the Rumble Board or the Compensation Committee.

Nominating and Corporate Governance Committee

The members of our nominating committee consist of Jerry Naumoff and Katie Biber. Jerry Naumoff serves as the chairman of the committee. The Nasdaq Listing Rules require that the nominating committee of a listed company (other than that of a “controlled company,” which our company is) be composed solely of independent directors, and each of Jerry Naumoff and Katie Biber qualifies as an independent director under applicable rules.

The functions of this committee include:

•        development and recommendation to the Rumble Board for approval of the criteria for board membership, including as to director independence and diversity;

•        identification, screening and review of individuals qualified to become members of the Rumble Board in a manner consistent with the criteria;

•        development and assessment of policies and procedures with respect to the consideration of director nominees submitted by stockholders;

•        review of the size, composition and organization of the Rumble Board and its committees;

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, so long as the recommendations comply with the Rumble Charter and the Rumble Bylaws and all applicable laws, rules and regulations. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Rumble Board may do so by providing timely notice in writing to our Corporate Secretary at c/o Rumble Inc., 444 Gulf of Mexico Drive, Longboat Key, FL 34228. To be timely for our 2027 annual meeting of stockholders, our Corporate Secretary must receive the notice between February 11, 2027 and March 13, 2027. Submissions must include the specific information required in Section 2.12 of the Rumble Bylaws. For additional information about our director nomination requirements, please see the Rumble Bylaws.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, applicable to all of our employees, executive officers and directors. Our Code of Business Conduct and Ethics is available at the investors section of our website at investors.rumble.com. Any amendments to the Code of Conduct or any waivers of its requirements will be disclosed on our website to the extent required by applicable rules and exchange requirements.

Corporate Governance Guidelines

The Rumble Board has adopted Corporate Governance Guidelines to ensure that the Rumble Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Rumble Board intends to follow with respect to, among other things, director qualifications, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees. The Corporate Governance Guidelines are available on our investor relations website at investors.rumble.com.

Insider Trading Policy

The Rumble Board has adopted an insider trading policy that applies to our employees, directors, and certain consultants. This policy prohibits, among other things, trading of the company securities during specified blackout periods and engaging in short sales of company securities.

Hedging, Pledging and Other Special Transactions

Pursuant to our insider trading policy, we discourage our employees, directors and officers from engaging in certain transactions, including the placing of standing or limit orders on company securities as well as engaging in transactions in put options, call options or similar derivative securities that are traded on an exchange or in any other organized market. If a person subject to the policy determines that he or she must engage in such a transaction, the transaction must comply with our pre-clearance and blackout processes. Our directors, officers and other employees are generally not prohibited from engaging in hedging or pledging transactions involving company securities.

Stockholder Communications with the Rumble Board

Our stockholders wishing to communicate with the Rumble Board or an individual director may send a written communication to the Rumble Board or such director addressed to c/o Rumble Inc., 444 Gulf of Mexico Drive, Longboat Key, FL 34228, Attn: Corporate Secretary. The Secretary will review each communication. The Secretary will forward such communication to the Rumble Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary will discard the communication or inform the proper authorities, as may be appropriate.

Executive Compensation

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory stockholder vote on named executive officer compensation, to provide information relating to the ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of all of our employees (other than our chief executive officer), and to provide information relating to the relationship between the executive compensation actually paid to our named executive officers (“NEOs”) and our financial performance, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Processes and Procedures for Compensation Decisions

Our compensation program is designed to:

•        attract, incentivize, and retain employees at the executive level who contribute to our long-term success;

•        provide compensation packages to our executives that are fair and competitive, and that reward the achievement of our business objectives; and

•        effectively align our executives’ interests with those of our stockholders by focusing on long-term equity incentives that correlate with the creation of long-term value for our stockholders.

Under its charter, our Compensation Committee has the right to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers. During the fiscal year ended December 31, 2025, our Compensation Committee retained Mercer to provide the committee with market information, analysis, and other advice relating to executive compensation on an ongoing basis. Mercer also assisted in developing an updated group of peer companies to help us determine the appropriate level of overall compensation for our executive officers and non-employee directors, as well as to assess each separate element of executive officer and non-employee director compensation, with a goal of ensuring that the compensation we offer to our executive officers and non-employee directors is competitive, fair, and appropriately structured. Mercer does not provide any non-compensation consulting-related services to us. Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc.

Named Executive Officers

Our NEOs for the fiscal year ended December 31, 2025 are:

•        Chris Pavlovski, our Chairman and Chief Executive Officer;

•        Brandon Alexandroff, our former Chief Financial Officer; and

•        Wojciech Hlibowicki, our Chief Technology Officer.

Summary Compensation Table

The following table provides information regarding the total compensation awarded to, earned by, and paid to our NEOs in the years indicated. The amounts paid reflected herein have been converted from Canadian dollars to U.S. dollars using the average annual conversion ratio as of December 31 of the respective year.

Name and Title	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Options Awards ($)(3)	All Other Compensation ($)		Total ($)
Chris Pavlovski	2025	1,018,744	229,239	620,591	1,861,997	893,156	(4)	4,623,727
Chairman and Chief Executive Officer	2024	980,435	232,870	619,904	1,879,520	676,212	(5)	4,388,941
Brandon Alexandroff(6)	2025	381,142	85,765	232,176	696,626	523,266	(7)	1,918,975
Former Chief Financial Officer
Wojciech Hlibowicki(6)	2025	381,142	85,765	232,176	696,626	331,648	(8)	1,727,357
Chief Technology Officer

____________

(1)      Represents payments pursuant to our short-term incentive plan (“STIP”) for the respective years.

(2)      The amounts reported in this column do not reflect dollar amounts actually received by our NEOs. Instead, the amounts reported in this column represent the aggregate grant-date fair value of the RSUs granted during the fiscal years indicated, computed in accordance with U.S. GAAP. See Note 2 to the Consolidated Financial Statements included in Rumble’s 2025 Annual Report for a discussion of the relevant assumptions used in calculating these amounts.

(3)      The amounts reported in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant-date fair value of the options to purchase shares of our common stock to each NEO, computed in accordance with U.S. GAAP. See Note 2 to the Consolidated Financial Statements included in Rumble’s 2025 Annual Report for a discussion of the relevant assumptions used in calculating these amounts. Our NEOs will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of the shares of our common stock underlying the option awards.

(4)      Consists of (i) $807,076 tax liability paid by the Company on behalf of Mr. Pavlovski as a result of his secondment in the United States, which such payments will be fully reimbursed by Mr. Pavlovski once he receives a refund of such amount from the Canada Revenue Agency following settlement of his personal income tax return in Canada, (ii) $28,830 in health insurance benefits, (iii) $56,493 paid to Mr. Pavlovski for foreign tax preparation, inclusive of a tax gross-up, and (iv) $757 in parking benefits.

(5)      Represents the tax liability paid by the Company on behalf of Mr. Pavlovski as a result of his secondment in the United States, which such payments will be fully reimbursed by Mr. Pavlovski once he receives a refund of such amount from the Canada Revenue Agency following settlement of his personal income tax return in Canada.

(6)      No compensation information is provided for 2024 for Messrs. Alexandroff and Hlibowicki, each of whom became a Named Executive Officer in 2025.

(7)      Consists of (i) $522,509, which represents the portion of an insurance policy premium paid by the Company for the benefit of Mr. Alexandroff, and (ii) $757 in parking benefits.

(8)      Consists of (i) $292,088, which represents the portion of an insurance policy premium paid by the Company for the benefit of Mr. Hlibowicki (ii) 38,803 tax liability paid by the Company on behalf of Mr. Hlibowicki as a result of his secondment in the United States, which such payments will be fully reimbursed by Mr. Hlibowicki once he receives a refund of such amount from the Canada Revenue Agency following settlement of his personal income tax return in Canada, and (iii) $757 in parking benefits.

Narrative to Summary Compensation Table

Arrangements with Named Executive Officers

We have entered into employment agreements with each of our NEOs, which are summarized below.

Chris Pavlovski

Upon consummation of the 2022 Business Combination, we entered into an employment agreement with Mr. Pavlovski in his capacity as Chief Executive Officer. The employment agreement provides for an indefinite term of employment, during which time Mr. Pavlovski is entitled to an annual base salary of $1,000,000; an annual bonus with a target of 50% of his then annual salary, payable subject to Mr. Pavlovski’s continued employment through the payment date;

a one-time cash bonus of $750,000 payable upon the closing of the 2022 Business Combination; a one-time grant of 1,100,000 restricted Rumble Class A Common Shares (which were granted as RSUs in lieu of restricted shares), which vested in substantially equal annual installments for three years following the closing of the 2022 Business Combination, subject to Mr. Pavlovski’s continued employment through each vesting date; and an annual equity grant with a value of up to $4,000,000 during his employment. The employment agreement also provides that Mr. Pavlovski will be eligible to participate in all employee benefit plans, programs and arrangements made available to our employees or, if no such plans exist, Mr. Pavlovski will receive reimbursement of medical and dental costs for himself, his spouse and dependents, until such time that we have medical and dental insurance plans in place. Additionally, during the term of employment, Mr. Pavlovski is entitled to long-term disability insurance coverage equal to at least 80% of his annual salary, regardless of whether such benefit is offered to other similarly situated executives and at no expense to him. The employment agreement contains an indefinite non-disparage provision, customary confidentiality and invention assignment covenants, as well as non-competition and employee and customer non-solicitation covenants that apply during the term of employment and for a period of one year thereafter. If Mr. Pavlovski is terminated without “cause” or due to his resignation for “good reason” (each as defined in Mr. Pavlovski’s employment agreement), subject to his execution and non-revocation of a general release of claims in favor of us and our affiliates and his continued compliance with the restrictive covenants in the employment agreement, he will be entitled to severance consisting of (i) any unpaid annual bonus in respect of any completed performance period that has ended prior to the date of such termination or pro rata portion thereof, which amount will be paid at such time annual bonuses are paid to our other senior executives, and (ii) (x) payment of his regular wages in lieu of the minimum amount of working notice of termination prescribed by the Ontario Employment Standards Act, 2000 (“ESA”), (y) statutory severance pay, if any, prescribed by the ESA, and (z) any other minimum statutory entitlement that may be payable to Mr. Pavlovski under the ESA, without duplication. Additionally, on September 16, 2022, Mr. Pavlovski entered into an amendment to the employment agreement pursuant to which Mr. Pavlovski’s salary will be paid in Canadian dollars, instead of U.S. dollars. The amendment to the Employment Agreement does not alter, amend or supersede any other terms of the employment agreement.

Brandon Alexandroff and Wojciech Hlibowicki

In November 2022, Rumble entered into an employment agreement with each of Brandon Alexandroff and Wojciech Hlibowicki. Pursuant to the agreement, each respective NEO is entitled to an initial annual base salary of CDN$532,731 per year, payable in Canadian dollars, and is eligible to earn an annual bonus based upon the achievement of performance targets established for the applicable calendar year, with a target annual bonus equal to 50% of base salary and a maximum annual bonus equal to 100% of base salary.

Pursuant to the agreement, if the respective NEO’s employment is terminated either (x) by the Company without “cause” or (y) by such NEO for “good reason”, subject to his execution of a general release of claims in favor of the Company and its affiliates and compliance with any restrictive covenants to which the respective NEO is subject in favor of the Company and its affiliates, such NEO will be entitled to, in addition to any payments required by the ESA, (i) any unpaid annual bonus in respect of any completed fiscal year that has ended on or before the termination date; (ii) a prorated target annual bonus for the calendar year in which such termination occurs; (iii) continued participation in the Company’s health and dental plans for 12 months (or such longer time as required by the ESA); (iv) an amount equal to such NEO’s annual base salary less any amounts paid or payable to the NEO during any ESA required notice period (or pay in lieu of notice), payable in either a lump sum or installments in the Company’s sole discretion; (v) an amount equal to the NEO’s target annual bonus for the year of termination, payable during the 12-month period following termination in accordance with the Company’s regular payroll practices; and (vi) continued vesting during the 12-month period following termination of any time-based equity awards that are outstanding and unvested as of such termination.

Mr. Alexandroff resigned as Chief Financial Officer of the Company, effective March 31, 2026.

Potential Payments Upon Termination or Change of Control

None of our NEOs is entitled to any potential payments or benefits in connection with a termination of their employment or a change in control of the Company, other than as described above set forth in their employment agreements.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the other components of the executive compensation program. In general, we seek to provide a base salary level designed to reflect each NEO’s scope of responsibility and accountability.

Bonus Compensation

Our management team is eligible for short-term incentive compensation through the STIP. Cash incentives hold our management team accountable, reward them based on actual business results and help create a “pay for performance” culture. Our STIP provides cash incentive award opportunities for the achievement of performance goals established by the Compensation Committee at the beginning of the fiscal year. Payouts to participants vary based on performance as compared to the target performance goals established by the Compensation Committee. The Compensation Committee and the CEO also retain discretion to adjust payouts for any factors that are deemed appropriate. We awarded bonuses in the amount of $229,239 to Mr. Pavlovski, $85,765 to each of Mr. Alexandroff and Mr. Hlibowicki pursuant to the STIP for their service in 2025.

Long-Term Incentive Compensation

In connection with the 2022 Business Combination, we adopted and approved the Rumble Inc. 2022 Stock Incentive Plan (the “2022 Plan”) under which the Company is permitted to grant equity-based awards, including RSUs and Company Options. Pursuant to the 2022 Plan for the year 2025, on April 3, 2025, we granted (i) a Company Option to purchase 392,785 shares of common stock with a grant date fair value of $3,020,517 to Mr. Pavlovski and a Company Option to purchase 146,952 shares of common stock with a grant date fair value of $1,130,061 to each of Messrs. Alexandroff and Hlibowicki; and (ii) 80,701 time-based RSUs with a grant date fair value of $620,591 to Mr. Pavlovski and 30,192 time-based RSUs with a grant date fair value of $232,176 to each of Messrs. Alexandroff and Hlibowicki. Awards granted to our NEOs under the 2022 Plan generally vest in four equal annual installments of the grant date.

In connection with the 2022 Business Combination, we assumed the Rumble Inc. Amended and Restated Stock Option Plan (the “Prior Plan”), which continues to govern the terms and conditions of the outstanding options previously granted under the Prior Plan, and all options outstanding immediately prior to the effective time of the 2022 Business Combination were converted into options to purchase Rumble Class A Common Shares in connection therewith.

The Rumble Inc. 2024 Employee Stock Purchase Plan (the “2024 ESPP”) was approved by stockholders on June 14, 2024 to allow the Company to provide its employees and employees of certain designated subsidiaries and affiliates an opportunity to obtain a proprietary interest in the continued growth and prosperity of the Company through ownership of its shares of common stock. For employees of participating affiliates in countries outside of the United States, the 2024 ESPP is effectuated via separate offerings under one or more sub-plans of the 2024 ESPP in order to achieve tax, employment, securities law or other purposes and objectives, and to conform the terms of the sub-plans with the laws and requirements of such countries. Subject to adjustment for certain changes in recapitalization or reorganization, the maximum aggregate number of the Company’s shares of common stock that may be issued under the 2024 ESPP is 1,811,819 shares. The 2024 ESPP became effective as of the first available offering date, which was on March 26, 2024.

Nonqualified Deferred Compensation

Our NEOs did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by Rumble during the fiscal year ended December 31, 2025. The Rumble Board may elect to provide our NEOs and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Pension Benefits

Our NEOs did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Rumble during the fiscal year ended December 31, 2025.

Tax Gross-Ups

With the exception of reimbursements for foreign tax preparation for Mr. Pavlovski, we did not make gross-up payments to cover the personal income taxes of our NEOs that pertained to any of the compensation, perquisites or personal benefits paid or provided by us.

Insurance Premiums

The Company paid for the portion of an insurance policy premium for the benefit of certain executive officers, including Mr. Alexandroff and Mr. Hlibowicki, as set forth in the table above.

Health and Welfare Benefits

The Company provides benefits to our NEOs on the same basis as provided to all of our employees, including health, dental and vision insurance; and life and disability insurance. We do not maintain any executive-specific benefit or perquisite programs for our NEOs, with the exception of reimbursements for foreign tax preparation for Mr. Pavlovski.

Rule 10b5-1 Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

Outstanding Equity Awards as of December 31, 2025

The following table shows certain information regarding outstanding equity awards held by each of our NEOs as of December 31, 2025. All of the outstanding equity awards were granted under the 2022 Plan, unless otherwise indicated.

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)
Chris Pavlovski	9/1/2020(3)	34,399,769	—	0.03	9/1/2040	—	—
	11/16/2022	—	—	—	—	6,850	43,292
	11/16/2022	69,204	23,068	10.60	11/16/2032	—	—
	4/3/2023	—	—	—	—	33,174	209,660
	4/3/2024	111,953	111,953	9.42	4/3/2033	—	—
	4/3/2024	—	—	—	—	69,600	439,872
	4/3/2024	112,412	337,234	6.68	4/3/2034	—	—
	4/3/2025	—	—	—	—	80,701	510,030
	4/3/2025	—	392,785	7.69	4/3/2035	—	—
Brandon Alexandroff(4)	9/1/2020(3)	8,120,045	—	0.03	9/1/2040	—	—
	11/16/2022	—	—	—	—	1,713	10,826
	11/16/2022	17,301	5,767	10.60	11/16/2032	—	—
	4/3/2023	—	—	—	—	12,922	81,667
	4/3/2023	43,608	43,608	9.42	4/3/2033	—	—
	4/3/2024	—	—	—	—	27,607	174,476
	4/3/2024	44,590	133,770	6.68	4/3/2034	—	—
	4/3/2025	—	—	—	—	30,192	190,813
	4/3/2025	—	146,952	7.69	4/3/2035	—	—

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)
Wojciech Hlibowicki	9/1/2020(3)	6,645,476	—	0.03	9/1/2040	—	—
	11/16/2022	—	—	—	—	1,713	10,826
	11/16/2022	17,301	5,767	10.60	11/16/2032	—	—
	4/3/2023	—	—	—	—	12,922	81,667
	4/3/2023	43,608	43,608	9.42	4/3/2033	—	—
	4/3/2024	—	—	—	—	27,607	174,476
	4/3/2024	44,590	133,770	6.68	4/3/2034	—	—
	4/3/2025	—	—	—	—	30,192	190,813
	4/3/2025	—	146,952	7.69	4/3/2035	—	—

____________

(1)      Unless otherwise noted, the awards vest in four equal annual installments beginning on the first anniversary of the grant date.

(2)      The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on NASDAQ on December 31, 2025, the last trading day of the year, which was $6.32 per share.

(3)      The awards were issued pursuant to the Prior Plan and vested in full on September 1, 2020. The number of options was determined after applying the exchange ratio pursuant to the business combination agreement, dated December 1, 2021, (the “2022 Business Combination Agreement”), such that for each option that was outstanding prior to the effective date of the 2022 Business Combination Agreement, such option was converted into a new option to purchase (i) a number of Class A Common Shares equal to the product (rounded down to the nearest whole number) of (x) the number of shares originally underlying such option, and (y) 16.474 (the “Option Exchange Ratio” and the Class A Common Shares described in this clause (i), being the “Base Option Shares”), and (ii) and for each Base Option Share, a fraction of a Class A Common Share equal to 0.4915 of a share (the shares described in this clause (ii), the “Tandem Option Earnout Shares”). The aggregate exercise price per Base Option Share, together with the related fraction of the Tandem Option Earnout Share, is equal to (A) the exercise price originally applicable to the option, divided by (B) the Option Exchange Ratio (rounded up to the nearest whole cent).

(4)      Mr. Alexandroff resigned as Chief Financial Officer as of March 31, 2026.

Director Compensation

Non-Employee Director Compensation Policy

Our Compensation Committee approved the terms of non-employee director compensation, pursuant to which our non-employee directors are eligible to receive (i) a cash retainer of $50,000, with the option to elect RSUs in satisfaction thereof, (ii) an equity retainer of RSUs with an aggregate grant date fair value of $240,000, (iii) in the case of newly-appointed directors, an initial equity award of RSUs with a grant date fair value of $360,000 vesting in two equal installments on the first and second anniversary of the grant (with the following annual equity retainer being pro-rated based on the months served during the partial year), and (iv) an additional cash retainer, with the option to elect RSUs in satisfaction thereof, for the service on the following committees and in the following roles:

•        Audit Committee chair: $25,000

•        Audit Committee member (non-chair): $12,500

•        Compensation Committee chair: $16,250

•        Compensation Committee member (non-chair): $7,500

•        Nominating and Corporate Governance Committee chair: $12,500

•        Nominating and Corporate Governance Committee member (non-chair): $5,000

•        Lead independent director: $25,000

Director Compensation Table

The following table sets forth information regarding the compensation earned by or paid to non-employee directors during the fiscal year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)		Total ($)
Katie Biber(3)	62,517		600,000	(4)	662,517
Paul Cappuccio	78,750	(5)	240,000		318,750
Phil Evershed(3)	75,000	(5)	615,150	(6)	690,150
Ryan Milnes	50,000		240,000		290,000
Jerry Naumoff	73,973		354,500	(7)	428,473

____________

(1)      The amounts reported in this column do not reflect dollar amounts actually received by our non-employee directors. Instead, the amounts reported in this column represent the aggregate grant-date fair value of the RSUs granted to our non-employee directors during the fiscal year ended December 31, 2025, computed in accordance with U.S. GAAP. See Note 2 to the Consolidated Financial Statements included in Rumble’s 2025 Annual Report for a discussion of the relevant assumptions used in calculating these amounts. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)      Awards fully vest on June 12, 2026, unless otherwise noted.

(3)      Fees and RSU awards for Ms. Biber and Mr. Evershed were prorated for the partial year of Rumble Board service.

(4)      Includes (i) a grant of RSUs with a grant date fair value of $250,000 vesting on April 3, 2026 and (ii) a grant of RSUs with a grant date fair value of $110,000 vesting on April 3, 2027.

(5)      Amounts were paid in the form of RSUs consistent with the election made by the director, as described above.

(6)      Includes (i) a grant of RSUs with a grant date fair value of $15,150 that vested on June 14, 2025 and (ii) a grant of RSUs with a grant date fair value of $360,000 vesting in two substantially equal installments on April 3, 2026 and April 3, 2027.

(7)      Includes a grant of RSUs with a grant date fair value of $114,500 that vested on November 27, 2025.

The following table sets forth the aggregate number of our shares of common stock subject to the RSU awards and the aggregate number of shares of our common stock underlying Company Options held by each non-employee director as of December 31, 2025:

Name	RSUs	Number of Shares Underlying Company Options
Katie Biber	72,282	—
Paul Cappuccio	36,222	93,616	(1)
Phil Evershed	83,503	—
Ryan Milnes	27,273	—
Jerry Naumoff	27,273	—

____________

(1)      The number of shares underlying the stock option was determined after applying the exchange ratio pursuant to the 2022 Business Combination Agreement, such that for each option that was outstanding prior to the effective date of the 2022 Business Combination Agreement, such option was converted into a new option to purchase (i) Base Option Shares and (ii) the Tandem Option Earnout Shares.

Equity Compensation Plan Information

The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by stockholders(1)	7,914,772	$7.44	34,233,500
Equity compensation plans not approved by stockholders(4)	—	—	—
Total	7,914,772	$7.44	34,233,500

____________

(1)      Reflects shares available for issuance under (a) the 2022 Plan and (b) the 2024 ESPP. Under the 2024 ESPP, qualifying employees may purchase shares of common stock at a discount to the market value. As of December 31, 2025, 32,445,696 shares of common stock remained available for grant under the 2022 Plan and 1,787,804 shares of common stock remained available for issuance under the 2024 ESPP.

(2)      The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs or purchase rights under the 2024 ESPP because RSUs and purchase rights have no exercise price.

(3)      Consists of 32,445,696 shares available for issuance under our 2022 Plan and 1,787,804 shares available under the 2024 ESPP, less the number of shares underlying outstanding awards under such plans. The 2022 Plan provides that the total number of shares of our common stock reserved for issuance thereunder will automatically increase (i) upon the occurrence of certain events under the 2022 Business Combination Agreement and (ii) on January 1 of each year for a period of ten years commencing on January 1, 2023 and ending on January 1, 2032, in an amount equal to 5% of the total number of shares of common stock outstanding on January 1 of the applicable year of increase, or such lesser number of shares of common stock as determined by the Rumble Board. The 2024 ESPP provides that the total number of shares of our common stock reserved for issuance thereunder will automatically increase on the first day of each fiscal year by a number of shares of common stock equal to the lesser of (i) the positive difference between (x) 1% of our outstanding shares of common stock on the last day of the immediately preceding fiscal year, and (y) the plan share reserve on the last day of the immediately preceding fiscal year, and (ii) such lesser number of shares of common stock as determined the Rumble Board. Accordingly, on January 1, 2026, the number of shares of common stock available for issuance under the 2022 Plan and the 2024 ESPP automatically increased pursuant to these provisions.

(4)      The shares underlying options granted under the Prior Plan, which plan and options were assumed by us in connection with the Business Combination, are not reflected. Following the closing of the 2022 Business Combination, no awards could be granted under the Prior Plan. We assumed 35,313,066 shares underlying outstanding options under the Prior Plan, and the weighted-average exercise price of the options so assumed is $0.14.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Nonpublic Information

The Company does not maintain a formal policy or guidelines relating to the grant of stock options close in time to the release of material nonpublic information, and we generally grant annual awards of stock options close to the end of the first quarter of each year (other than with respect to off-cycle grants in connection with new hire and promotion-related grants). In the event that the Compensation Committee becomes aware of material nonpublic information prior to granting stock options, the Compensation Committee will take the existence of such information into consideration in determining whether to delay the grant of stock options. For the calendar year ended December 31, 2025, we did not grant awards of stock options to our executive officers within four business days before or one business day after the release of a quarterly report on Form 10-Q, our annual report on Form 10-K or a current report on Form 8-K disclosing material nonpublic information.

Security Ownership of Certain Beneficial Owners and Management of Rumble

The following table sets forth information regarding the beneficial ownership of shares of our different classes of voting securities (i.e., Rumble Class A Common Shares, Rumble Class C Common Shares and Rumble Class D Common Shares, together the “Rumble Common Shares”), as of March 30, 2026, by:

•        each person known by us to be the beneficial owner of more than 5% of the Rumble Common Shares;

•        each of our directors and nominees for director;

•        each of our executive officers; and

•        all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently vested exercisable or exercisable within 60 days. For example, in the event that a holder of Company stock options (“Company Options”) has the right to exercise such Company Options within 60 days, such underlying shares are reflected in such holder’s beneficial ownership in both the numerator and the denominator, but not in the denominator for other unaffiliated holders, in accordance with the rules of the SEC. In addition, such securities held by all of Rumble’s directors and executive officers are included in both the numerator and denominator for purposes of determining the percentage share ownership held by the directors and executive officers, calculated as a group. Notwithstanding the foregoing, in order to avoid a distorted and potentially misleading presentation of percentage share ownership by a holder, all Rumble Class A Common Shares issuable upon exchange of any issued and outstanding ExchangeCo Shares (together with all issued and outstanding Rumble Class A Common Shares and ExchangeCo Shares subject to escrow restrictions under the 2022 Business Combination Agreement) are included in the denominator for all holders. In accordance with the foregoing methodology, the determination of the percentage of beneficial ownership in the below presentation is based on 339,439,486 Rumble Class A Common Shares issued and outstanding as of March 30, 2026 (which number is inclusive of shares referenced in the preceding sentence) and the calculation described in footnote (2) in the beneficial ownership table below. Unless otherwise noted, the business address of each of the following individuals is c/o Rumble Inc., 444 Gulf of Mexico Drive, Longboat Key, FL 34228.

Explanation of Voting Rights

As noted above, Rumble has three classes of voting securities outstanding: Rumble Class A Common Shares, Rumble Class C Common Shares and Rumble Class D Common Shares:

•        Each Rumble Class A Common Share, which is listed and traded on the Nasdaq, is entitled to one vote per share.

•        Each non-economic, voting Rumble Class C Common Share, which is issued in tandem with each ExchangeCo Share,6 is entitled to one vote per share.

•        Each non-economic, voting Rumble Class D Common Share, which is held by Chris Pavlovski, our Chairman and CEO, is entitled to 11.2663 votes per share.

Based on the foregoing, as of March 30, 2026, (i) we had 1,418,650,981 total votes outstanding (which, for the avoidance of doubt, excludes shares issuable upon the exercise of Company Options and warrants and settlement of RSUs, which do not have the right to vote unless and until they are exercised or settled, as applicable) and (ii) our executive officers and directors as a group (including Mr. Pavlovski) held a total of 1,201,131,868 votes (which, for the avoidance of doubt, excludes shares issuable upon the exercise of Company Options and warrants and settlement of RSUs, which do not have the right to vote unless and until they are exercised or settled, as applicable) out of the total 1,418,650,981 votes outstanding, or approximately 85%. The 1,201,131,868 votes consist of (i) 1,079,211,495 votes from the Rumble Class D Common Shares held by Chris Pavlovski; (ii) 121,364,842 votes from the Rumble Class C Common Shares held by our executive officers and directors as a group and (iii) 555,530 votes from the Rumble Class A Common Shares held by our executive officers and directors as a group.

____________

6        Rumble views each ExchangeCo Share and its corresponding Rumble Class C Common Share as one unit of account that is economically similar to a Class A Common Share. At the time an ExchangeCo Share is exchanged by the holder, Rumble will issue one Rumble Class A Common Share and the ExchangeCo Share and corresponding Rumble Class C Common Shares are cancelled. The ExchangeCo Share and the related Rumble Class C Common Share cannot be separated.

Explanation of Shares Outstanding

As noted above, the percentage of beneficial ownership in the presentation below is based on 339,439,486 Rumble Class A Common Shares issued and outstanding as of March 30, 2026, which number is determined for purposes of this presentation as described in the paragraph of this document entitled “— Security Ownership of Certain Beneficial Owners and Management of Rumble” above. This number consists of:

•        215,749,009 Rumble Class A Common Shares outstanding, which consist of:

•        192,984,373 Rumble Class A Common Shares; and

•        20,800,886 Rumble Class A Common Shares subject to escrow restrictions under the 2022 Business Combination Agreement, plus 1,963,750 Rumble Class A Common Shares held by the former special purpose acquisition company sponsor subject to forfeiture (based on the same escrow conditions under the 2022 Business Combination Agreement), all of which are entitled to vote; and

•        123,690,477 ExchangeCo Shares outstanding, which are exchangeable on a one-for-one basis for Rumble Class A Common Shares, which consist of:

•        68,078,759 ExchangeCo Shares, plus

•        55,611,718 ExchangeCo Shares subject to escrow restrictions under the 2022 Business Combination Agreement. Each ExchangeCo Share is issued in tandem with one non-economic, voting Rumble Class C Common Share, as described below.

As of March 30, 2026, we also had the following classes of common stock outstanding:

•        123,690,477 voting Rumble Class C Common Shares outstanding, which are issued in tandem with each ExchangeCo Share, and are entitled to vote; and

•        95,791,120 voting Rumble Class D Common Shares, which are held by Chris Pavlovski, our Chairman and CEO, and are entitled to 11.2663 votes per share.

	Class A Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		% of Class(1)(2)	% of Voting Power
Directors, Executive Officers and NEOs**
Chris Pavlovski	130,257,811	(3)	34.8%	83.2%
Wojciech Hlibowicki	8,412,015	(4)	2.4%	*
Brandon Alexandroff	9,369,069	(5)	2.7%	*
Tyler Hughes	398,634	(6)	*	*
Maurice F. Edelson(7)	—		—	—
Claudio Ramolo	7,087,281	(8)	2.0%	*
Ryan Milnes	23,114,432	(9)	6.8%	1.6%
Paul Cappuccio	153,167	(10)	*	*
Katie Biber	32,509		*	*
Philip Evershed	24,322		*	*
Jerry Naumoff	30,295		*	*
All executive officers and directors as a group** (11 individuals)	178,879,535	(11)	45.1%	85.3%

Other 5% or More Shareholders:
Tether Global Investments Fund, S.I.C.A.F., S.A.	105,174,015	(12)	31.0%	7.4%
2286404 Ontario Inc.	23,076,192	(13)	6.8%	1.6%

____________

*        Less than 1%.

**      For purposes of this table (which is presented as of March 30, 2026), includes Brandon Alexandroff, who stepped down as Chief Financial Officer on March 31, 2026. Mike Masci, who was appointed as Chief Financial Officer on March 31, 2026, did not beneficially own any shares or other securities of Rumble as of such date.

(1)      Rumble has two other classes of equity securities outstanding, Rumble Class C Common Shares and Rumble Class D Common Shares, the beneficial ownership of which is set forth in the table below. Both Rumble Class C Common Shares and Rumble Class D Common Shares are non-economic, voting shares that are issued solely for voting purposes. Each holder of ExchangeCo Shares was issued one “tandem” share of Rumble Class C Common Shares, which serves to provide the holder thereof with the same voting rights at Rumble as one Rumble Class A Common Share. Rumble views each ExchangeCo Share and its corresponding Rumble Class C Common Share as one unit of account that is economically similar to a Rumble Class A Common Share. Rumble issued Rumble Class D Common Shares to Chris Pavlovski to provide Chris Pavlovski with high-vote stock, with each share carrying 11.2663 votes per share. The percentage of voting power is based on the total number of shares beneficially owned by each holder, and taking into account the shares of high-vote Rumble Class D Common Shares held by Chris Pavlovski.

(2)      The percentage of beneficial ownership of the Rumble Class A Common Shares as to any person or group of persons is calculated by dividing (i) the number of Rumble Class A Common Shares beneficially owned by such person or group of persons (including the number of Rumble Class A Common Shares as to which such person or group of persons has the right to acquire within 60 days of March 30, 2026), by (ii) the sum of (A) 339,439,486 Rumble Class A Common Shares issued and outstanding as of March 30, 2026 (which number is determined as described in the paragraph preceding this table) plus (B) the number of shares as to which such person or group of persons has the right to acquire pursuant to Company Options and Rumble restricted stock units (“RSUs”) within 60 days of March 30, 2026. Consequently, the denominator for calculating beneficial ownership percentages may be different for each person or group of persons in the table.

(3)      Includes (i) 95,045,969 ExchangeCo Shares, of which 34,858,165 ExchangeCo Shares are subject to escrow restrictions pursuant to the terms of the 2022 Business Combination Agreement; and (ii) 34,959,921 Rumble Class A Common Shares issuable upon the exercise of Company Options, of which 11,335,655 Rumble Class A Common Shares issuable upon the exercise of such Company Options are subject to escrow restrictions pursuant to the 2022 Business Combination Agreement. Excludes (i) 95,045,969 Rumble Class C Common Shares, each issued in tandem with each ExchangeCo Share and intended to give the holder thereof the same voting rights as one Rumble Class A Common Share, but which are otherwise non-economic; and (ii) 95,791,120 Rumble Class D Common Shares, which are intended to give Chris Pavlovski high vote stock, but are otherwise non-economic, with each share carrying 11.2663 votes per share.

(4)      Includes (i) 1,522,031 Rumble Class A Common Shares issuable upon the exchange of ExchangeCo Shares, all of which are subject to escrow restrictions pursuant to the 2022 Business Combination Agreement; and (ii) 6,854,107 Rumble Class A Common Shares issuable upon the exercise of Company Options, of which 3,538,343 Rumble Class A Common Shares issuable upon the exercise of such Company Options are subject to escrow restrictions pursuant to the 2022 Business Combination Agreement. Excludes 1,522,031 Rumble Class C Common Shares, issued in tandem with each ExchangeCo Share, with each such Rumble Class C Common Share intended to give the holder thereof the same voting rights as one Rumble Class A Common Share, but are otherwise non-economic.

(5)      Includes (i) 1,004,515 Rumble Class A Common Shares issuable upon the exchange of ExchangeCo Shares, all of which are subject to escrow restrictions pursuant to the 2022 Business Combination Agreement; and (ii) 8,328,676 Rumble Class A Common Shares issuable upon the exercise of Company Options, of which 5,222,498 Rumble Class A Common Shares issuable upon the exercise of such Company Options are subject to escrow restrictions pursuant to the terms of the 2022 Business Combination Agreement. Excludes 1,004,516 Rumble Class C Common Shares, issued in tandem with each ExchangeCo Share, with each such Rumble Class C Common Share intended to give the holder thereof the same voting rights as one Rumble Class A Common Share, but otherwise non-economic.

(6)      Includes 362,757 Rumble Class A Common Shares issuable upon the exercise of Company Options, of which 153,841 Rumble Class A Common Shares issuable upon the exercise of such Company Options are subject to escrow restrictions pursuant to the 2022 Business Combination Agreement.

(7)      Joined the Company in March 2026.

(8)      1000748378 Ontario Ltd. is the record holder of 716,135 of the reported shares. 1000748378 Ontario Ltd. is wholly owned by Mr. Ramolo and, therefore, Mr. Ramolo has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of 1000748378 Ontario Ltd. is 100 King Street West, Suite 6000, Toronto, Ontario, M5X 1E2, Canada. Includes (i) 716,135 Rumble Class A Common Shares issuable upon the exchange of ExchangeCo Shares and (ii) 6,360,085 Rumble Class A Common Shares issuable upon the exercise of Company Options.

(9)      2286404 Ontario Inc. is the record holder of 23,076,192 of the reported shares. 2286404 Ontario Inc. is wholly owned by Ryan Milnes, and therefore Mr. Milnes has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of 2286404 Ontario Inc. is PO Box 20112, Bayfield North, Barrie, Ontario, L4M6E9, Canada. Consists of 23,076,192 Rumble Class A Common Shares issuable upon the exchange of ExchangeCo Shares, of which 16,560,185 ExchangeCo Shares are subject to escrow restrictions pursuant to the 2022 Business Combination Agreement. Excludes 23,076,191 Rumble Class C Common Shares, each issued in tandem with each ExchangeCo Share, with each such Rumble Class C Common Share intended to give the holder thereof the same voting rights as one Rumble Class A Common Share, but are otherwise non-economic.

(10)    Includes 93,616 Rumble Class A Common Shares issuable upon exercise of Company Options.

(11)    Excluding Company Options and unvested RSUs, our directors and executive officers as a group beneficially own a total of 121,920,373 Rumble Class A Common Shares out of the total 339,439,486 Rumble Class A Common Shares issued and outstanding as of March 30, 2026, as calculated as described in the paragraph preceding this table.

(12)   Ownership figures are based solely on a Form 4 filed by Tether Global Investments Fund, S.I.C.A.F., S.A. on February 6, 2026. The address for Tether Global Investments Fund, S.I.C.A.F., S.A. is Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador.

(13)   2286404 Ontario Inc. is the record holder of the shares. 2286404 Ontario Inc. is wholly owned by Mr. Milnes and, therefore, Mr. Milnes has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of 2286404 Ontario Inc. is PO Box 20112 Bayfield North, Barrie, Ontario, L4M6E9, Canada.

	Class C Common Stock		Class D Common Stock
	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors, Executive Officers and NEOs**
Chris Pavlovski(1)	95,045,969	76.8%	95,791,120	100.0%
Wojciech Hlibowicki(2)	1,522,031	1.2%	—	—
Brandon Alexandroff(3)	1,004,516	*	—	—
Tyler Hughes	—	—	—	—
Maurice F. Edelson	—	—	—	—
Claudio Ramolo(4)	716,135	*	—	—
Ryan Milnes(5)	23,076,191	18.7%	—	—
Paul Cappuccio	—	—	—	—
Katie Biber	—	—	—	—
Philip Evershed	—	—	—	—
Jerry Naumoff	—	—	—	—
All executive officers and directors as a group** (11 individuals)	121,364,842	98.1%	95,791,120	100.0%

Other 5% or More Shareholders:
Tether Global Investments Fund, S.I.C.A.F., S.A.	—	—	—	—
2286404 Ontario Inc.(4)	23,076,191	18.7%	—	—

____________

*        Less than 1%.

**      For purposes of this table (which is presented as of March 30, 2026), includes Brandon Alexandroff, who stepped down as Chief Financial Officer on March 31, 2026. Mike Masci, who was appointed as Chief Financial Officer on March 31, 2026, did not beneficially own any shares or other securities of Rumble as of such date.

(1)      See footnote 3 above.

(2)      See footnote 4 above.

(3)      See footnote 5 above.

(4)      See footnote 8 above.

(5)      See footnote 9 above.

BUSINESS AND CERTAIN INFORMATION ABOUT nORTHERN dATA

In this section, unless otherwise specified, the terms “we,” “our,” “us,” and the “Company” refer to Northern Data.

Overview

Northern Data is a provider of full-stack AI and HPC solutions, leveraging a network of high-density, liquid-cooled, GPU-based technology to enable the world’s most innovative companies. Together with our partners, we are passionate about the potential of HPC to drive both technological and societal transformation. We believe that Northern Data has one of the largest GPU clusters for HPC in Europe through its Taiga Cloud business, while its Ardent Data Centers business has a network of owned and colocation data centers across the globe.

Northern Data was originally formed as Capital Three AG, a stock corporation (Aktiengesellschaft) under German law. It was registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Freiburg, Germany, under docket number HRB 702164 on March 12, 2008 and its registered office (Sitz) was in Gottmadingen, Germany. On September 18, 2014, the registered office was changed to Hamburg, the name was changed to AMP Biosimilars AG and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg, Germany, under docket number HRB 133416. On September 26, 2016, the registered office was relocated from Hamburg to Frankfurt am Main, which was entered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under HRB 106465. On June 6, 2016, the name change was registered as Biosilu Healthcare AG. The change of the company name to Northern Bitcoin AG was entered in the commercial register (Handelsregister) on January 14, 2018. The company name was changed again to Northern Data AG and entered in the commercial register (Handelsregister) on January 10, 2020. Northern Data is doing business under its legal name and under its commercial name Northern Data Group as well as under its Taiga Cloud and Ardent Data Centers brands.

Northern Bitcoin AG’s shares were listed on the open market (Freiverkehr) in September 2018, in the m:access segment of the Munich Stock Exchange (Börse München), and in October 2018, the shares commenced trading on the open market of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) and were listed on the electronic trading platform of the Frankfurt Stock Exchange (Xetra).

Northern Data’s registered office is Frankfurt am Main, Germany, and business address is An der Welle 3, 60322 Frankfurt am Main, Germany (telephone: +49 (0)69 3487 5225), LEI 391200LB6JA3HAQWTS32. It is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under HRB 106465.

As of March 31, 2026, Northern Data’s share capital amounts to €64,196,677.00 and is divided into 64,196,677 ordinary bearer shares with no par value (Stückaktien), each such share representing a notional value in the share capital of €1.00. The ISIN of the Northern Data Shares is DE000A0SMU87 and the shares are denominated in euros. Each Northern Data Share carries one vote at the Northern Data Shareholders’ meeting and the shares carry full dividend rights. The Northern Data Shares are subordinated to all other securities and claims in case of an insolvency of Northern Data and are freely transferable in accordance with the legal requirements for bearer shares.

The Northern Data Shares are represented by global share certificates, deposited with Clearstream.

Security Ownership of Certain Beneficial Owners and Management of Northern Data

As of April 6, 2026, as far as Northern Data is aware, the only beneficial owner of greater than 5% of Northern Data’s bearer shares is Tether, who beneficially owned 67.8% of the Northern Data bearer shares outstanding as of such date. Other than Aroosh Thillainathan, who beneficially owns 1.16% of the Northern Data bearer shares outstanding as of April 6, 2026, no members of the supervisory board or the management board of Northern Data beneficially owned greater than 1% of the Northern Data bearer shares outstanding as of such date.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF northern DATA

In this section, unless otherwise specified, the terms “we,” “our,” “us,” “ND Group,” and the “Company” refer to Northern Data.

The financial information contained in the following tables is taken or derived from the Company’s audited consolidated financial statements as of and for the years ended December 31, 2025 and December 31, 2024, in addition to the Company’s unaudited financial statements for the year ended December 31, 2023, as well as the Company’s accounting records or internal reporting systems. The Company’s audited consolidated financial statements as of and for the years ended December 31, 2025 and December 31, 2024, in addition to the Company’s unaudited financial statements for the year ended December 31, 2023 have been prepared in accordance with IFRS and the additional requirements of German commercial law pursuant to Section 315e para. 1 of the HGB.

The aforementioned audited consolidated financial statements and audited unconsolidated annual financial statements of the Company and respective independent auditor’s reports thereon are included in this joint information statement/prospectus.

Where financial information in the following tables is labeled “audited,” this means that it has been taken from the Company’s audited financial statements mentioned above. The label “unaudited” is used in the following tables to indicate financial information that has not been taken from the Company’s audited financial statements mentioned above, but has been taken from the Company’s unaudited condensed consolidated interim financial statements mentioned above, the Company’s accounting records or internal reporting systems, or has been calculated based on financial information from the aforementioned sources.

Unless indicated otherwise, all financial information presented in the tables below is shown in thousands of euros (in € thousand) and is commercially rounded to one digit after the decimal point. Changes, including percentage changes, are generally calculated based on the figures as presented in this joint information statement/prospectus and commercially rounded to one digit after the decimal point. Underlying change, eliminating foreign exchange effects and changes in business scope, is calculated based on unrounded figures. As a result of rounding effects, the aggregated amounts (sum totals or sub totals or differences or if numbers are put in relation) may not correspond in all cases to the aggregated amounts of the underlying (unrounded) figures appearing elsewhere in this joint information statement/prospectus. Furthermore, rounded figures in tables may not add up exactly to the totals contained in those tables and aggregated percentages may not exactly equal 100%. Financial information presented in parentheses denotes the negative of such figure presented. A dash (“–”) signifies that the relevant figure is not available, while a zero (“0.0”) means that the relevant figure is available but has been rounded to zero.

Certain information in the discussion and analysis set forth below and elsewhere in this joint information statement/prospectus includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in these forward-looking statements. See “Forward-Looking Statements” and “Risk Factors” for a discussion of key factors that could cause actual results to differ materially from the results described in the forward-looking statements contained in this joint information statement/prospectus. This discussion and analysis should also be read in conjunction with the financial statements described above, including the notes thereto.

Some of the financial measures used in this joint information statement/prospectus are not defined or required financial measures of financial performance or liquidity under IFRS and should not be considered as alternatives to results for the period or any other performance or liquidity measures derived in accordance with IFRS or any other generally accepted accounting principles or as alternatives to net cash from operating, investing or financing activities. For a discussion of certain non-IFRS measures (alternative performance measures) used in this section and elsewhere in this joint information statement/prospectus, see “Non-IFRS Alternative Performance Measures.”

Overview

Northern Data is a provider of full-stack AI and HPC solutions, leveraging a network of high-density, liquid-cooled, GPU-based technology to enable the world’s most innovative companies. Together with our partners, we seek to leverage the potential of HPC to drive both technological and societal advancement. We believe that Northern Data has one of the largest GPU clusters for HPC in Europe through its Taiga Cloud business, while its Ardent Data Centers business has a network of owned and colocation data centers across the globe.

Northern Data Shares are listed, among other venues, on the Regulated Unofficial Market of the Munich Stock Exchange (Börse München) in the m:access segment and in the electronic trading system of the Frankfurt Stock Exchange (Xetra) under the symbol “NB2”.

Segment Information

Our Segments

Until November 3, 2025, we managed our business based on three business units, which were also our reportable segments: Taiga Cloud, offering AI cloud services, Ardent Data Centers, providing colocation solutions, and Peak Mining, focused on Bitcoin mining.

In order to concentrate on our AI and HPC solutions business conducted by Taiga Cloud and Ardent Data Centers, on November 3, 2025, we sold Peak Mining, see “— Strategic re-orientation of business and sale of Peak Mining”. Since the sale of Peak Mining was completed on November 3, 2025, accordingly, its operations have been presented as discontinued operations in the consolidated financial statements for the year ended December 31, 2025.

Taiga Cloud.    Taiga Cloud provides customers with access to GPU hardware, software, and services. The contracts are sold to customers with a fee per GPU, per hour and for an agreed period of time, with the addition of software, services, and data storage to meet customers’ requirements. Taiga Cloud focuses on providing two core offerings:

•        Infrastructure as a Service (IaaS) comprises our offering of computing power for AI purposes. As a Cloud Service Partner of NVIDIA, the ND Group is one of the largest AI service providers in Europe and is well-positioned to capture market share and benefit from growing AI demand.

•        Platform as a Service (PaaS), including our Enterprise AI Suite, offers a comprehensive set of tools and services to run businesses on AI. Taiga Cloud continues to expand the depth and breadth of its PaaS offering, including through partnerships with third parties.

Revenues are generated through both direct sales and partnerships with companies that have customers in need of computing power. Those partners are well-known companies, such as NVIDIA, Giga and HPE, which already have strong relationships with end-user customers and offer the necessary services to support their customers’ Machine Learning and AI needs. In addition, the ND Group continually explores new partnerships with third parties, who could leverage Taiga Cloud’s AI platform as a Service to deliver for their end customers’ AI needs. Taiga Cloud’s platform seeks to minimize its carbon footprint and achieve Power Usage Effectiveness ratios (“PUEs”) of less than 1.2, which is considered highly efficient. By housing islands of GPUs across Europe, Taiga Cloud offers high-speed, low latency, and data-sovereign compute power while supporting its customers in meeting their sustainability objectives.

Ardent Data Centers.    Ardent Data Centers manages the ND Group’s data centers, including their acquisition or planning, construction or conversion, and operation. It procures, installs, and delivers the physical infrastructure to manage the necessary server hardware within its data centers. This hardware is owned by customers or attributable to the other two segments, Peak Mining and Taiga Cloud. Ardent Data Centers focuses on building one of the most efficient, future-ready networks of HPC data centers on the market and on preparing its infrastructure to serve as a platform for future colocation services as well as for continued services to Taiga Cloud. The data centers are located in North America and Europe. In the periods under review, the majority of Ardent Data Centers’ revenues were generated from supporting Taiga Cloud and therefore classified as internal revenues.

Comparability of our Financial Results

Strategic Re-orientation of Our Business and Sale of Peak Mining

We have committed to successfully prepare the ND Group for an AI-first future through a strategic evolution from a crypto miner to a global AI solutions provider that is positioned to take advantage of the industry’s most promising trends. After deciding to phase out its Bitcoin mining hosting activities in 2022, Peak Mining’s main activity had been Bitcoin mining for its own account through its sale by us on November 3, 2025. For this purpose, Peak Mining purchased highly efficient Bitcoin mining hardware using Application-Specific Integrated Circuits (“ASICs”) and operated them in purpose-built mining data centers.

In line with this commitment, beginning at the end of 2023, we strategically re-directed revenue from Peak Mining to expand our cloud business. Against this background, we reported a significant increase in revenue in Taiga Cloud in the year ended December 31, 2024, as Taiga Cloud generated the majority of the revenue that year (59.9%), followed by Peak Mining (39.5%). In the years ended December 31, 2023, and December 31, 2022, respectively, Peak Mining had contributed the majority of our revenues (2023: 81.0%; 2022: 95.6%) compared to Taiga Cloud (2023: 18.4%; 2022: 0.7%).

While mining is a foundational part of our heritage and growth story, in October 2024, we took the decision to potentially divest our crypto mining business Peak Mining to focus on our AI and HPC solutions and services business conducted by Taiga Cloud and Ardent Data Centers, where we believe we will make the greatest impact and continue to see opportunity for higher growth and profitability. On November 3, 2025, we sold Peak Mining. While we intend to invest proceeds from the divestment of Peak Mining into the development and growth of our AI cloud platform and data centers, the divestment in 2025 significantly impacted the ND Group’s financial condition and results of operations for 2025. Since the sale of Peak Mining was completed on November 3, 2025, accordingly, its operations have been presented as discontinued operations in the consolidated financial statements for the year ended December 31, 2025.

M&A Activities

In the periods under review, we engaged in a number of significant strategic acquisitions and dispositions that impacted the scope of our business and operations as follows:

Acquisition of shares in 1102 McKinzie LLC

On December 1, 2023, the ND Group company, Peak Mining LLC acquired 100 percent of the shares in 1102 McKinzie LLC, a 300MW mining data center site in Corpus Christi, Texas, USA, for an aggregate purchase price of USD 13,600 thousand.

Acquisition of shares in 1242 McKinzie LLC

On April 8, 2024, Peak Mining acquired 100% of the shares in 1242 McKinzie LLC, a 300MW mining data center site in Corpus Christi, Texas, USA, for an aggregate purchase price of USD 11,000 thousand.

Acquisition of Damoon

Effective December 22, 2023, Northern Data acquired 48.07% of the shares in Damoon Ltd., Dundalk (Ireland) (“Damoon”), a wholly owned subsidiary of Zettahash Inc., Tortola, British Virgin Islands (“Zettahash”), engaged in the provision of GPU hardware, against issuance of 10,478,826 new shares in Northern Data to Zettahash. Tether Holdings Limited, Tortola, British Virgin Islands, our major shareholder, holds 100% of the shares in Zettahash. As a result, this transaction was considered to be a related party transaction. On December 12, 2023, Northern Data acquired a further 21.85% of the shares in Damoon against the issuance of a mandatory convertible bond to Zettahash in a nominal amount of €87,402 thousand in denominations of €1.00 at an interest rate of 0.5% convertible at any time (at the sole discretion of Northern Data) into 4,763,051 new shares of Northern Data. Upon completion of these first two acquisition steps, Northern Data was granted a unilateral option, exercisable until December 31, 2024, to acquire the remaining 30.08% of shares in Damoon against the issuance of 6,556,949 new shares in Northern Data. Northern Data exercised the option, which became effective on January 3, 2024. On February 2, 2024, the mandatory convertible bond was converted against issuance of 4,763,051 new shares of Northern Data to Zettahash at a share price of EUR 18.35 against contribution in kind to acquire the remaining 21.85% of the shares in Damoon. From an economic perspective, Northern Data held a 100% ownership in Damoon (and its subsidiary Damoon Norway AS) as of December 31, 2023.

Key Factors Affecting our Results of Operations, Financial Condition and Cash Flows

The factors discussed below have materially affected our results of operations, financial position and cash flows during the periods for which financial information is included in this joint information statement/prospectus and may continue to have such an effect in the future. For a discussion of certain factors that may adversely affect our results of operations, financial position and cash flows, see the risk factors set out in the section of this document entitled “Risk Factors.”

Industry and Market Developments    The historical and future success of our business has been and is expected to continue to be highly dependent on industry and market developments affecting our segments.

With respect to the markets that Taiga Cloud operates in, global spending on cloud infrastructure services has been continuously growing in the periods under review. Customer investments in hyperscalers’ AI offerings was one of the main drivers. Heightened levels of investment by cloud providers in AI in the current environment reflect the growing confidence in AI as a key factor for innovation and competitive advantage. Demand for HPC and storage continues to rise with the increasing adoption of AI technologies, putting pressure on cloud providers to expand their infrastructure and prioritize major investments in next-generation AI infrastructure. As foundational AI models mature, their enhanced capabilities are expected to be leveraged across a broader range of core products and services and drive new revenue streams. Due to recent political and economic developments and uncertainties, triggered in particular by tariffs and other trade restrictions imposed by the United States and other jurisdictions, there is a risk, however, that the market trends described may not materialize as expected. For example, there could be a delay in potential customers’ HPC deployments which could have a material adverse impact on the development of Taiga Cloud’s business. There have also been recent advancements in AI technology, including open-source AI models, which may lead to compute efficiencies that could impact demand for innovative HPC offerings and/or lead to pricing pressure.

To date, Ardent Data Centers has mainly been providing services to Taiga Cloud and Peak Mining, but is also entering the growing data center infrastructure market with a HPC colocation offering for external customers. The breakthrough of AI and, in particular, the continued growth of cloud computing, have led to an increase in demand for specialized HPC platforms in the data center sector. The increasing power density driven by AI hardware coupled with the ongoing investment in AI-dedicated data centers presents a number of challenges and opportunities. Data center vendors are investing in a new generation of purpose-built data centers, as well as in upgrades to existing data centers to ensure AI compatibility. At the same time, modular data centers have been increasingly used because they are energy-efficient, faster to set up and cost-effective, have integrated cooling and power systems, and can manage high computing loads. Nevertheless, in light of recent political and economic developments, in particular the United States’ broad impositions of significant tariffs, there is a risk that the cost of data center building materials as well as components such as servers, cooling gear and networking equipment could soar, which could lead to a slowdown in the data center infrastructure market and have an adverse impact on Ardent Data Centers’ business and operations. Given the high interest and demand for HPC data centers, which is driving substantial investment in data centers, there is also a risk of overcapacity, which could increase pricing pressure.

Energy Prices    Fluctuating electricity prices required for our operations and to power our expansion may impact our profitability. Factors leading to price fluctuation may include regulations intended to regulate carbon emissions and other pollutants, ratepayer surcharges related to recovering the cost of extreme weather events and natural disasters, geopolitical conflicts, military conflicts such as in Ukraine and the Middle East, inflation, grid modernization charges, as well as other charges borne by ratepayers. We expect the cost for energy to continue to be volatile and unpredictable and subject to inflationary pressures, which could materially affect our financial forecasting and future prospects.

For Taiga Cloud and Ardent Data Centers, costs associated with the power supply for our revenue generating activities are included under the contract terms with customers. Contractual terms we agree with customers would typically provide for a fixed price based on capacity, which would include costs for power. Accordingly, we must try to accurately estimate our projected power costs, if included under the terms agreed with customers, but we may fail to accurately predict a customer’s ultimate capacity and power usage once the contract is implemented. Increases in the cost of power at any of our data centers could put those locations at a competitive disadvantage relative to data centers that are supplied power at a lower price.

Power Supply    We require cost-effective, secure and reliable power supply to provide many services we offer, such as powering and cooling our and our customers’ hardware and network equipment, operating critical data center plant and equipment infrastructure, as well as to generate hash rate in connection with our mining activities. We also aim to source power from low-carbon and renewable sources and to achieve PUEs of 1.2 or less.

The energy-intensive provision of computing power in the context of crypto mining or in the HPC sector is conducted in our data centers in the UK, Norway, Sweden, and North America. Unexpected events that lie outside Northern Data’s control can lead to interruptions in the energy supply to our data centers and could have a direct impact on the computing performance. These situations occur when technical failures or outages occur at power suppliers which negatively affect power generation or power delivery to the data centers. Direct damage to the data centers, due to severe weather conditions, for example, could also cause outages.

We may face higher costs from any laws requiring enhanced energy efficiency measures, changes to cooling systems, caps on energy usage, land use restrictions, limitations on back-up power sources, limitations on the dissipation of heat or other environmental requirements. Administrative decisions, such as stricter environmental regulations or levies related to energy supply, may also have a negative impact on power supply. We need to work closely with local power and network suppliers where our existing or future data centers are located. Any disruptions in the power supply to the data centers we use may adversely affect our results of operations.

Foreign Currency Fluctuations    A considerable number of our subsidiaries are located outside the euro area and their financial statements are translated using the functional currency concept, i.e., the functional currency is based on the primary environment in which they operate. Accordingly, in the ND Group, the functional currency of all companies corresponds to the respective local currency. The reporting currency of the Consolidated Financial Statements is the euro (EUR). The ND Group’s primary balance sheet translation exposures are to the U.S. dollar, Canadian dollar, Norwegian krone, Swiss franc, Swedish krone, and Pound sterling. As a result, we are subject to market risk relating to fluctuations in foreign currency exchange rates. See “— Quantitative and Qualitative Disclosures About Market Risk”.

Results of Operations

The following table shows financial information taken from the Company’s consolidated statement of comprehensive income for the periods presented:

	For the fiscal year ended December 31,
	2025	2024(1)	2023
	(in € thousand) (audited)
Sales revenues	80,042	121,087	77,527
Other operating income	3,255	28,888	33,479
Total income	83,297	149,975	111,006
Cost of materials	(33,067)	(12,788)	(41,398)
Personnel expenses	(49,321)	(59,979)	(36,503)
Other operating expenses	(81,125)	(73,026)	(61,337)
Total expenses	(163,513)	(145,793)	(139,238)
Net unrealized foreign exchange gain/(losses)	(2,604)	20,815	— (2)
Operating profit before depreciation and amortization (EBITDA)	(82,820)	24,997	(28,232)
Depreciation, amortization and impairment	(380,178)	(93,563)	(124,929)
Operating result (EBIT)	(462,998)	(68,566)	(153,161)
Financial income	3,573	4,299	1,084
Financial expenses	(42,867)	(29,313)	(1,448)
Financial result	(39,294)	(25,014)	(364)
Share of net result from investments accounted for using the equity method	43	—	—
Earnings before income taxes (EBT)	(502,249)	(93,580)	(153,525)
Income taxes	19,520	(16,864)	2,470
Loss from continuing operations	(482,729)	(110,444)	(151,055)
Profit/(Loss) from discontinued operations	92,556	(16,999)	—
Loss for the year	(390,173)	(127,443)	(151,055)
Of which attributable to the shareholders of Northern Data AG	(390,173)	(127,443)	(151,055)

____________

(1)      The year ended December 31, 2024 is presented as shown in the comparative period for the financial statements for the year ended December 31, 2025, which gives effect to the classification of the Peak Mining segment as discontinued operations.

(2)      Net unrealized foreign exchange loss amounted to EUR 17,230 thousand in the year ended December 31, 2023, but was instead classified within other operating expenses as ‘Losses from currency translation’.

Sales Revenues

For the years ended December 31, 2025 and 2024, substantially all revenue from continuing operations was generated from cloud computing services provided by Taiga Cloud. Peak Mining also generated revenue for the years ended December 31, 2025 and 2024; however, as Peak Mining was classified as a discontinued operation, those revenues are not included within continuing operations. Ardent Data Centers generated immaterial revenue from hosting and colocation services in each period presented.

In 2023, Taiga Cloud was primarily in its deployment phase and had not yet become the ND Group’s principal revenue-generating business. As a result, the majority of sales revenue for the year ended December 31, 2023 was generated by Peak Mining from the provision of computing power (hash power) for cryptocurrency mining in exchange for Bitcoin, together with a limited amount of hosting revenue. Hardware sales represented an additional revenue stream associated with Peak Mining and Ardent Data Centers. Peak Mining was subsequently classified as a discontinued operation in 2024 and 2025, and accordingly a significant portion of the 2023 revenue base relates to activities that are no longer included within continuing operations. As a result, the revenue mix in 2025 and 2024 is not directly comparable with 2023.

The following table shows a sales revenue breakdown of our main geographical markets for the periods indicated:

	For the year ended December 31,
	2025	2024	2023
	(audited) (in € thousand)
Europe (excluding Germany)	79,916	120,973	37,095
North America	126	114	32,114
Germany	—	—	8,318
Total sales revenues	80,042	121,087	77,527

For the years ended December 31, 2025 and 2024, the substantial majority of our sales revenues were generated in Europe (excluding Germany), primarily reflecting revenue from cloud computing services provided by Taiga Cloud. Revenue from North America was not significant in either year.

In the year ended December 31, 2023, we generated sales revenues across Europe and North America, with Europe (excluding Germany) contributing slightly more than North America. The comparatively higher contribution from North America in 2023 was primarily driven by Peak Mining, which generated revenue from the provision of computing power (hash power) for cryptocurrency mining in that region. Germany contributed a smaller portion of total sales revenues.

The change in geographical revenue mix across the periods presented reflects the growth of Taiga Cloud in Europe and the subsequent classification of Peak Mining as a discontinued operation in 2024 and 2025. As a result, geographical trends for 2025 and 2024 are not directly comparable with 2023.

Comparison of the Years Ended December 31, 2025, and 2024

Total sales revenues decreased by €41,045 thousand, or 33.9%, from €121,087 thousand in 2024 to €80,042 thousand in 2025, primarily reflecting a decline in revenues from cloud computing services provided by Taiga Cloud.

Comparison of the Years Ended December 31, 2024, and 2023

Total sales revenues increased by €43,560 thousand, or 56.2%, from €77,527 thousand in 2023 to €121,087 thousand in 2024, primarily reflecting a significant increase in revenues from cloud computing services provided by Taiga Cloud, which increased from €14,256 thousand in 2023 to €119,895 thousand in 2024 as our cloud computing services business expanded.

Revenue for 2023 included contributions from Peak Mining, which was subsequently classified as a discontinued operation in 2024. As a result, the increase in revenue is not directly comparable across the periods presented.

Other Operating Income

Other operating income consists primarily of foreign exchange gains, gains on disposal of assets, refunds, proceeds from the sale of inventory and other miscellaneous income.

In 2025, the ND Group separately presented unrealized foreign exchange gains and losses on the face of the consolidated statement of comprehensive income. Comparative amounts for 2024 have been reclassified accordingly. In prior periods, such amounts were included within other operating income or expense depending on the net position.

Comparison of the Years Ended December 31, 2025, and 2024

Other operating income decreased by €25,633 thousand, or 88.7%, from €28,888 thousand in 2024 to €3,255 thousand in 2025, primarily due to a significant reduction in foreign exchange gains, which decreased from €24,976 thousand in 2024 to €2,987 thousand in 2025, as well as lower gains on disposal of assets and the absence of refunds and inventory sale income recognized in the prior year.

Comparison of the Years Ended December 31, 2024, and 2023

Other operating income decreased by €4,591 thousand, or 13.7%, from €33,479 thousand in 2023 to €28,888 thousand in 2024. The decrease was primarily driven by significantly lower gains on disposal of assets, which declined from €10,984 thousand in 2023 to €1,589 thousand in 2024, as disposals of legacy cryptocurrency mining hardware were largely completed in the prior year. In addition, the ND Group recognized €3,351 thousand of tax and other related refunds in 2023, which did not recur in 2024.

Cost of Materials

Cost of materials consists primarily of power purchase costs for data centers, hosting and support services, hardware and components for servers, shipping and material transportation costs and other direct operating costs. Power purchase costs for data centers are included within cost of materials.

Comparison of the Years Ended December 31, 2025, and 2024

Cost of materials increased by €20,279 thousand, or 158.6%, from €12,788 thousand in 2024 to €33,067 thousand in 2025, primarily reflecting higher hardware costs and hosting and support service costs associated with the expansion of the ND Group’s cloud computing infrastructure. Hardware costs increased by €12,882 thousand as additional server equipment was deployed, while hosting and support service costs increased by €5,616 thousand as the ND Group increased capacity to support its cloud computing services.

Comparison of the Years Ended December 31, 2024, and 2023

Cost of materials decreased by €28,610 thousand, or 69.1%, from €41,398 thousand in 2023 to €12,788 thousand in 2024, primarily reflecting lower power purchase costs for data centers due to the inclusion in 2023 of significant costs associated with the Peak segment, which was subsequently classified as a discontinued operation. The decrease also reflects lower shipping and other direct operating costs. As a result of the change in business mix, the amounts are not directly comparable between periods.

Personnel Expenses

Personnel expenses consist primarily of wages and salaries, social security contributions, share-based payments, and other employee-related benefit costs.

Comparison of the Years Ended December 31, 2025, and 2024

Personnel expenses decreased by €10,658 thousand, or 17.8%, from €59,979 thousand in 2024 to €49,321 thousand in 2025, primarily reflecting lower share-based payment expenses and a reduction in long-term incentive plan (“LTIP”) costs. Share-based payments decreased by €4,276 thousand, from €23,778 thousand in 2024 to €19,502 thousand in 2025, primarily reflecting the vesting profile of awards granted in prior years, including a reduction in expense as certain awards approached or reached full vesting, as well as a lower number of executives participating in such programs.

LTIP expenses decreased by €5,490 thousand, from €6,840 thousand in 2024 to €1,350 thousand in 2025, primarily reflecting a decrease in the underlying valuation of the awards, which is linked to the period-end Bitcoin price.

Comparison of the Years Ended December 31, 2024, and 2023

Personnel expenses increased by €23,476 thousand, or 64.3%, from €36,503 thousand in 2023 to €59,979 thousand in 2024, primarily reflecting higher share-based payment expenses and the introduction of LTIP costs in 2024. Share-based payments increased by €7,806 thousand, from €15,972 thousand in 2023 to €23,778 thousand in 2024. In addition, the ND Group recognized €6,840 thousand of LTIP expenses in 2024, which did not arise in 2023. The increase also reflects higher wages and salaries and related employee costs, consistent with the growth in the ND Group’s average headcount.

Other Operating Expenses

Other operating expenses primarily consist of administrative and operating costs that are not classified within other expense categories, including legal and consulting fees, foreign exchange losses, expected credit losses, and other general administrative expenses.

Comparison of the Years Ended December 31, 2025, and 2024

Other operating expenses increased by €8,099 thousand, or 11.0%, from €73,026 thousand in 2024 to €81,125 thousand in 2025. The increase was primarily driven by higher legal and consulting fees, which increased by €13,556 thousand, from €23,542 thousand in 2024 to €37,098 thousand in 2025, reflecting transaction-related advisory costs and external consulting services incurred in connection with strategic initiatives. The increase was also driven by higher expected credit losses on trade receivables, which increased by €13,126 thousand, from €1,975 thousand in 2024 to €15,101 thousand in 2025, and higher license and software costs, which increased by €6,652 thousand, from €153 thousand in 2024 to €6,805 thousand in 2025.

These increases were partially offset by lower foreign exchange losses, which decreased by €19,134 thousand, from €24,663 thousand in 2024 to €5,529 thousand in 2025, and lower advertising costs, which decreased by €7,674 thousand, from €10,194 thousand in 2024 to €2,520 thousand in 2025.

Comparison of the Years Ended December 31, 2024, and 2023

Other operating expenses increased by €11,689 thousand, or 19.1%, from €61,337 thousand in 2023 to €73,026 thousand in 2024, primarily driven by higher advertising costs, which increased by €8,869 thousand, from €1,573 thousand in 2023 to €10,442 thousand in 2024, reflecting increased marketing activities associated with Taiga Cloud. The increase was also driven by higher legal and consulting fees, which increased by €2,597 thousand, from €20,945 thousand in 2023 to €23,542 thousand in 2024, reflecting costs incurred in connection with the ND Group’s strategic initiatives.

Depreciation, Amortization and Impairment

Comparison of the Years Ended December 31, 2025, and 2024

Depreciation, amortization and impairment increased by €286,615 thousand, or 306.3%, from €93,563 thousand in 2024 to €380,178 thousand in 2025, primarily driven by a €165,153 thousand impairment charge, mainly relating to GPU equipment. The remaining increase primarily reflects full-year depreciation in 2025 on GPU hardware and related right-of-use assets placed in service during 2024, compared to a partial-year charge in 2024.

Comparison of the Years Ended December 31, 2024, and 2023

Depreciation, amortization and impairment decreased by €31,366 thousand, or 25.1%, from €124,929 thousand in 2023 to €93,563 thousand in 2024, primarily reflecting the impact of the Peak segment, which was subsequently classified as a discontinued operation. Depreciation, amortization and impairment in 2023 included €102,096 thousand relating to the Peak segment, of which €64,698 thousand related to impairment of ASIC mining equipment.

This decrease was partially offset by higher depreciation within Taiga Cloud, which increased from €19,025 thousand in 2023 to €88,214 thousand in 2024, reflecting the scale-up and deployment of GPU-based infrastructure.

Financial Result

Comparison of the Years Ended December 31, 2025, and 2024

Financial result became more negative by €14,280 thousand, from negative €25,014 thousand in 2024 to negative €39,294 thousand in 2025, primarily reflecting higher interest expense on the shareholder loan and lease liabilities.

Comparison of the Years Ended December 31, 2024, and 2023

Financial result became more negative by €24,650 thousand, from negative €364 thousand in 2023 to negative €25,014 thousand in 2024, primarily reflecting higher interest expense following the drawdown of the shareholder loan and increased lease-related financing costs.

Income Taxes

Income taxes represent current income taxes and deferred income taxes.

Comparison of the Years Ended December 31, 2025, and 2024

Income taxes changed from a tax expense of €16,864 thousand in 2024 to a tax benefit of €19,620 thousand in 2025, primarily due to deferred tax income of €23,312 thousand in 2025, compared to deferred tax expense of €9,620 thousand in 2024. This movement was mainly driven by temporary differences and deferred tax assets recognized on tax loss carryforwards. In addition, current tax expense decreased from €7,244 thousand in 2024 to €3,792 thousand in 2025.

Comparison of the Years Ended December 31, 2024, and 2023

Income taxes changed from a tax benefit of €2,470 thousand in 2023 to a tax expense of €16,864 thousand in 2024. This development primarily reflected an increase in current tax expense to €7,244 thousand in 2024, compared to €382 thousand in 2023, as well as the recognition of deferred tax expense of €9,620 thousand in 2024, compared to a deferred tax benefit of €2,852 thousand in 2023. The deferred tax expense in 2024 primarily resulted from temporary differences between the carrying amounts and tax bases of assets and liabilities.

Loss from continuing operations

Loss from continuing operations is calculated as revenue less all operating expenses, including cost of materials, personnel expenses, other operating expenses, depreciation, amortization and impairments, as well as financial result and income taxes.

Comparison of the Years Ended December 31, 2025, and 2024

Loss from continuing operations increased by €372,285 thousand, or 337.0%, from a loss of €110,444 thousand in 2024 to a loss of €482,729 thousand in 2025. This increase was primarily driven by a €286,615 thousand increase in depreciation, amortization and impairment charges, including a significant impairment of GPU equipment, as well as a €41,045 thousand decrease in sales revenues from cloud computing services provided by Taiga Cloud and a €25,633 thousand decrease in other operating income.

Comparison of the Years Ended December 31, 2024, and 2023

Loss from continuing operations decreased by €40,611 thousand, or 26.9%, from a loss of €151,055 thousand in 2023 to a loss of €110,444 thousand in 2024, primarily reflecting higher revenues from Taiga Cloud and increased other operating income, partially offset by higher operating expenses.

Comparability between the periods is affected by the classification of the Peak segment as a discontinued operation, and accordingly the 2024 results from continuing operations do not include the contribution from Peak that was included in 2023.

Loss for the Year

Loss for the year includes the results of both continuing and discontinued operations. In 2025, the ND Group recognized a profit of €92,556 thousand from discontinued operations, compared to a loss of €16,999 thousand in 2024 and no contribution in 2023.

Segment Information

Since January 1, 2023, the ND Group’s business has been organized in three business units, which are also our reportable segments: Peak Mining, Taiga Cloud and Ardent Data Centers. Following the disposition of Peak Mining in the year ended December 31, 2025, the Peak Mining segment has been classified as discontinued operations. As a result, the ND Group’s business is now organized as two business units which are also our reportable segments.

In the periods under review, the most important financial targets and performance indicators for the ND Group’s segments were revenues and EBITDA. EBITDA is a non-IFRS measure (alternative performance measure). See “Non-IFRS Alternative Performance Measures” for further information and reconciliations to the most directly comparable IFRS measure.

Taiga Cloud

The following table presents revenues, EBITDA, depreciation, amortization and impairment and EBIT for our Taiga Cloud segment for the periods indicated:

	For the year ended December 31,
	2025	2024	2023
	(audited) (in € thousand)
Revenues	278,035	231,877	22,127
thereof external sales	79,618	119,895	14,256
thereof intercompany sales	198,417	111,982	7,871
EBITDA	(70,820)	51,050	(11,548)
Depreciation, amortization and impairment	(308,974)	(88,214)	(19,025)
thereof impairments	(156,579)	—	—
EBIT	(379,794)	(37,164)	30,573

Revenues

Taiga Cloud’s revenues are generated from cloud computing services, which are provided under two contract types, contracts providing reserved capacity and contracts providing on-demand capacity.

Under contracts providing reserved capacity, customers are provided with dedicated access to computing resources when dedicated server capacity is made available for their exclusive use. This provides continuous access to computing power over the contract term. The performance obligation is satisfied over time as computing capacity is made available, and revenue is recognized over time based on pre-agreed capacity pricing. Customers are invoiced monthly, with payment terms of 10-20 days.

Under contracts providing on-demand capacity, customers access computing resources dynamically as they request and utilize computing resources, accessing available server capacity based on demand. The performance obligation is satisfied over time as services are provided and consumed, and revenue is recognized over time based on actual usage. Customers are invoiced monthly, with payment due within 10-20 days.

For both types of contracts, revenue is recognized as the services are provided, with amounts typically measured and invoiced on a monthly basis.

Comparison of the Years Ended December 31, 2025, and 2024

External revenues in the Taiga Cloud segment decreased by €40,277 thousand, or 33.6%, from €119,895 thousand in 2024 to €79,618 thousand in 2025. Total segment revenues increased by €46,158 thousand, or 19.9%, from €231,877 thousand in 2024 to €278,035 thousand in 2025, solely due to an increase in intercompany revenues, which are eliminated on consolidation and therefore did not contribute to consolidated revenues.

Comparison of the Years Ended December 31, 2024, and 2023

External revenues in the Taiga Cloud segment increased by €105,639 thousand, from €14,256 thousand in 2023 to €119,895 thousand in 2024, reflecting the expansion of the ND Group’s cloud computing business, including increased customer onboarding and higher utilization of deployed GPU capacity. Total segment revenues increased by €209,750 thousand, from €22,127 thousand in 2023 to €231,877 thousand in 2024, also reflecting an increase in intercompany revenues.

EBITDA

Comparison of the Years Ended December 31, 2025, and 2024

EBITDA decreased by €121,870 thousand, from €51,050 thousand in 2024 to a loss of €70,820 thousand in 2025. The decrease was primarily driven by higher cost of materials, which increased by €20,279 thousand, reflecting increased hardware and server component costs and higher hosting charges associated with infrastructure expansion. In addition, the decrease reflects lower external revenues and higher foreign exchange losses.

Comparison of the Years Ended December 31, 2024, and 2023

EBITDA increased by €62,598 thousand, from a loss of €11,548 thousand in 2023 to €51,050 thousand in 2024, primarily reflecting strong revenue growth as the Taiga Cloud business scaled, resulting in improved operating leverage.

Depreciation, Amortization and Impairment

Comparison of the Years Ended December 31, 2025, and 2024

Depreciation, amortization and impairment increased by €220,760 thousand, or 250.6%, from €88,214 thousand in 2024 to €308,974 thousand in 2025, primarily driven by a €156,579 thousand impairment charge relating to GPU servers. The remaining increase reflects a full year of depreciation in 2025 on GPU hardware and related data center infrastructure, including right-of-use assets deployed during 2024, compared to a partial-year charge in 2024.

Comparison of the Years Ended December 31, 2024, and 2023

Depreciation, amortization and impairment increased by €69,189 thousand, from €19,025 thousand in 2023 to €88,214 thousand in 2024, reflecting higher depreciation associated with the deployment of GPU infrastructure and new data center lease arrangements.

EBIT

Comparison of the Years Ended December 31, 2025, and 2024

EBIT in the Taiga Cloud segment decreased by €342,630 thousand, from a loss of €37,164 thousand in 2024 to a loss of €379,794 thousand in 2025, primarily reflecting a significant impairment charge on GPU equipment, higher depreciation and operating costs associated with infrastructure expansion, and lower external revenues in 2025.

Comparison of the Years Ended December 31, 2024, and 2023

EBIT decreased by €67,737 thousand, from a profit of €30,573 thousand in 2023 to a loss of €37,164 thousand in 2024, primarily reflecting higher depreciation associated with infrastructure deployment, partially offset by increased revenues.

Ardent Data Centers

The following table presents revenues, EBITDA, depreciation, amortization and impairment and EBIT for our Ardent Data Centers segment for the periods indicated:

	For the year ended December 31,
	2025	2024	2023
	(audited) (in € thousand)
Revenues	427	21,548	31,456
thereof external sales	424	1,192	469
thereof intercompany sales	3	20,356	30,987
EBITDA	(548)	781	11,329
Depreciation, amortization and impairment	(3,349)	(2,290)	(3,937)
thereof impairments	(899)	(50)	—
EBIT	(3,897)	(1,509)	7,392

Revenues

Ardent Data Centers generates revenues from hosting and colocation services, as well as engineering and hardware sales. For hosting and colocation services, customers receive continuous access to data center infrastructure over the contract period, and revenue is recognized over time as services are provided. Customers are invoiced monthly, with payment terms of 10-20 days.

Comparison of the Years Ended December 31, 2025, and 2024

Revenues in the Ardent Data Centers segment decreased by €21,121 thousand, or 98.0%, from €21,548 thousand in 2024 to €427 thousand in 2025. This decrease was primarily driven by a significant reduction in intercompany revenues, as prior period revenues largely related to services provided to the Peak segment, which is no longer a significant contributor following its classification as a discontinued operation. As a result, the segment’s activities shifted toward supporting the Taiga Cloud segment, with limited external revenue generation in 2025.

Comparison of the Years Ended December 31, 2024, and 2023

Revenues in the Ardent Data Centers segment decreased by €9,908 thousand, or 31.5%, from €31,456 thousand in 2023 to €21,548 thousand in 2024, primarily due to a decrease in intercompany revenues of €10,631 thousand, reflecting lower services provided to the Peak segment compared to the prior year. This decrease was partially offset by an increase in external revenues of €723 thousand, primarily driven by higher fixed capacity reservation revenues.

EBITDA

Comparison of the Years Ended December 31, 2025, and 2024

EBITDA decreased by €1,329 thousand, from €781 thousand in 2024 to a loss of €548 thousand in 2025, primarily reflecting the significant reduction in both intercompany and external revenues, partially offset by lower operating cost levels.

Comparison of the Years Ended December 31, 2024, and 2023

EBITDA decreased by €10,548 thousand, or 93.1%, from €11,329 thousand in 2023 to €781 thousand in 2024, primarily driven by lower intercompany revenues and reduced operational scale following changes in the ND Group’s segment structure.

Depreciation, Amortization and Impairment

Comparison of the Years Ended December 31, 2025, and 2024

Depreciation, amortization and impairment increased by €1,059 thousand, or 46.2%, from €2,290 thousand in 2024 to €3,349 thousand in 2025, primarily driven by €899 thousand of impairment charges recognized in 2025, as well as higher depreciation associated with assets placed in service during 2024.

Comparison of the Years Ended December 31, 2024, and 2023

Depreciation, amortization and impairment decreased by €1,647 thousand, or 41.8%, from €3,937 thousand in 2023 to €2,290 thousand in 2024, primarily reflecting lower impairment charges compared to the prior year, which included higher one-off write-downs of data center infrastructure.

EBIT

Comparison of the Years Ended December 31, 2025, and 2024

EBIT loss increased by €2,388 thousand, or 158.3%, from a loss of €1,509 thousand in 2024 to a loss of €3,897 thousand in 2025, primarily reflecting lower revenues and higher depreciation and impairment charges.

Comparison of the Years Ended December 31, 2024, and 2023

EBIT decreased by €8,901 thousand, from a profit of €7,392 thousand in 2023 to a loss of €1,509 thousand in 2024, primarily driven by lower intercompany revenues and reduced operational scale.

Other ND Group Companies and ND Group Functions

In addition to our reportable segments, we have another category, which primarily includes certain other ND Group companies and ND Group functions. The following table presents revenues, EBITDA, depreciation, amortization and impairment and EBIT for other ND Group companies and ND Group functions for the periods indicated:

	For the year ended December 31,
	2025	2024	2023
	(audited) (in € thousand)
Revenues	189,812	94,073	46,309
thereof external sales	—	—	—
thereof intercompany sales	189,812	94,073	46,309
EBITDA	(144,796)	(4,488)	(18,981)
Depreciation, amortization and impairment	(66,345)	(3,108)	(13,479)
thereof impairments	(1,937)	—	(2,024)
EBIT	(211,141)	(7,596)	(32,460)

Revenues

Revenues in other Group companies and Group functions are generated from the provision of services to other Group entities and consist entirely of intercompany transactions, which are eliminated on consolidation.

Comparison of the Years Ended December 31, 2025, and 2024

Revenues increased by €95,739 thousand, or 101.8%, from €94,073 thousand in 2024 to €189,812 thousand in 2025, primarily driven by increased intercompany services provided to support the expansion of the ND Group’s cloud computing operations, as well as other strategic initiatives across the ND Group.

Comparison of the Years Ended December 31, 2024, and 2023

Revenues increased by €47,764 thousand, or 103.1%, from €46,309 thousand in 2023 to €94,073 thousand in 2024, reflecting increased intercompany services provided by central functions in support of the scaling of the Taiga Cloud segment.

EBITDA

Comparison of the Years Ended December 31, 2025, and 2024

EBITDA loss increased by €140,308 thousand, from €4,488 thousand in 2024 to €144,796 thousand in 2025, primarily due to higher costs associated with restructuring activities following the Peak disposal and broader strategic initiatives across the ND Group, partially offset by higher intercompany revenues.

Comparison of the Years Ended December 31, 2024, and 2023

EBITDA loss decreased by €14,493 thousand, from €18,981 thousand in 2023 to €4,488 thousand in 2024, primarily reflecting increased intercompany revenues as central functions supported the expansion of the ND Group’s operations. This was partially offset by higher internal intercompany revenues.

Depreciation, Amortization and Impairment

Comparison of the Years Ended December 31, 2025, and 2024

Depreciation, amortization and impairment increased by €63,237 thousand, from €3,108 thousand in 2024 to €66,345 thousand in 2025, primarily reflecting higher depreciation associated with infrastructure and network assets previously used in Peak-related operations and retained within the ND Group following the disposal of the Peak segment.

Comparison of the Years Ended December 31, 2024, and 2023

Depreciation, amortization and impairment decreased by €10,371 thousand, or 76.9%, from €13,479 thousand in 2023 to €3,108 thousand in 2024, primarily reflecting lower impairment charges compared to the prior year, which included higher one-off write-downs.

EBIT

Comparison of the Years Ended December 31, 2025, and 2024

EBIT loss increased by €203,545 thousand, from €7,596 thousand in 2024 to €211,141 thousand in 2025, primarily reflecting higher operating costs associated with restructuring activities following the Peak disposal and broader strategic initiatives across the ND Group, together with higher depreciation charges associated with certain infrastructure and network assets retained within the ND Group following the disposal of the Peak segment.

Comparison of the Years Ended December 31, 2024, and 2023

EBIT loss decreased by €24,864 thousand, from €32,460 thousand in 2023 to €7,596 thousand in 2024, primarily reflecting improved EBITDA driven by higher intercompany revenues.

Non-IFRS Alternative Performance Measures

The key figures of sales revenues and adjusted EBITDA contribute to the management of the ND Group and serve as the basis for strategic decisions. Adjusted EBITDA is a financial measure that is not prepared in accordance with IFRS, or any other internationally accepted accounting principles. It is defined as the ND Group’s EBITDA, adjusted to eliminate the effects of certain non-cash and/or other items that do not reflect the ongoing strategic business operations. EBITDA is computed as net income before interest, taxes, depreciation, amortization and impairments. Management believes adjusted EBITDA represents a key indicator of the ND Group’s core business operations.

The following table shows the calculation of the ND Group’s Adjusted EBITDA for the periods indicated:

	For the year ended December 31,
	2025	2024	2023
	(unaudited, unless otherwise indicated) (in € thousand)
Operating profit before depreciation and amortization – EBITDA	(82,820)	24,997	(28,232)
Stock option plan expenses	19,502	23,778	15,972
Other costs(1)	22,815	4,496	1,961
Net unrealized gain on foreign currencies	2,604	(20,815)	—
Systems implementation	—	—	3,343
Restructuring project	—	—	1,480
Adjusted EBITDA	(37,899)	72,966	(5,476)

____________

(1)      Includes legal fees associated Whinstone and BaFin legal matters as well as other one time non-recurring costs relating to strategic projects.

Liquidity and Capital Resources

Principles and Objectives of Capital Management

Our main objective with regard to capital management is to ensure a solid capital and liquidity base for the ND Group’s operating activities and sustainable growth, taking into account shareholder confidence and return expectations as well as stakeholder interests. We monitor capital using the equity ratio and the ratio of EBITDA to equity (return on equity). Over the past three years, our equity ratio has declined from 70.9% as of December 31, 2023, to 50.5% as of December 31, 2024, and 35.1% as of December 31, 2025 while our return on equity has changed from negative 3.8% in 2023, 3.0% in 2024 and negative 18.7% in 2025.

There is no externally defined target for the ratio of equity to debt. To meet growth targets, the ND Group assesses its capital and liquidity needs by managing its equity and debt positions and exploring potential future funding options that align with business requirements. Additionally, to manage working capital, procurement transactions are pre-financed through advance payments from customers using appropriate contractual arrangements.

Sources of Funds and Operational Liquidity Management

In the periods under review, we financed our operations and business expansion through cash proceeds from equity capital measures, including the issuance of convertible bonds, totaling €630.5 million as of December 31, 2025. We also entered into the Existing ND Loan with a nominal amount of €575.0 million in 2023. The Existing ND Loan has been fully drawn, leading to cash inflows of €175.4 million in 2023 and €399.6 million in 2024, resulting in a total balance of €597 million, including capitalized interest.

We have generated significant losses from our continuing operations of €482,729 thousand and €110,444 million for the years ended December 31, 2024, and December 31, 2025, respectively, as reflected in our consolidated statements of comprehensive income. We expect to continue to incur losses and generate negative cash flows from operations for the near future due to the investments we intend to make in our business, and as a result, we may require additional capital resources to execute on our strategic initiatives to grow our business.

As of December 31, 2024 and December 31, 2025, our principal sources of liquidity were cash and cash equivalents of €120,260 thousand and €57,576 thousand, respectively, which comprise bank accounts as well as all near-cash assets with a remaining term of less than three months at the time of acquisition.

Operational liquidity management is coordinated at the level of the parent company and is conducted in cooperation with its subsidiaries worldwide. Within the scope of economic possibilities, cryptocurrency holdings are liquidated on a daily basis in order to ensure liquidity and to ensure the successful development of the ND Group’s planned investments. In addition to annual forecast planning, ongoing liquidity planning is conducted on a weekly basis with the aim of ensuring that the ND Group can access sufficient reserves of liquid funds at any time. This approach enabled us to manage fluctuations in working capital due to oscillating cryptocurrency rates as well as rising electricity prices in 2024, balanced with cost management activities, such as curtailments directed by the operations management team. In fact, the ND Group is able to manage the direct cost basis associated with cryptocurrency mining more efficiently in times where mining profitability is at lower levels or less favorable Bitcoin price changes are experienced.

Our future capital requirements will depend on many factors, including, but not limited to, our growth, our ability to attract and retain customers, industry and market developments, the timing and extent of spending to support our efforts to further develop our offering, including the expansion of sales and marketing activities. Further, we may in the future enter into arrangements to acquire or invest in businesses, hardware and software solutions and technologies. We may be required to seek additional equity or debt financing. In the event that additional financing is required, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition, and results of operations could be adversely affected.

Consolidated Statement of Cash Flows

The following table sets forth the principal components of our cash flows for the periods indicated:

	For the year ended December 31,
	2025	2024	2023
	(audited) (in € thousand)
Cash flow from operating activities	29,213	(58,461)	(17,601)
Cash flow from investing activities	(44,693)	(946,304)	(84,672)
Cash flow from financing activities	(47,371)	881,632	305,106

Cash Flow from Operating Activities

Comparison of the Years Ended December 31, 2025, and 2024

Cash flow from operating activities changed from a cash outflow of €58,461 thousand in 2024 to a cash inflow of €29,213 thousand in 2025. This improvement was primarily driven by favorable working capital movements, including a reduction in trade receivables and an increase in other liabilities, as well as cash inflows from the sale of cryptocurrencies generated through prior mining activities related to the discontinued Peak business.

Comparison of the Years Ended December 31, 2024, and 2023

Cash flow from operating activities decreased from a cash outflow of €17,601 thousand in 2023 to a cash outflow of €58,461 thousand in 2024. This was primarily driven by unfavorable working capital movements, including an increase in trade receivables associated with the growth of the Taiga Cloud segment, partially offset by cash inflows from the sale of cryptocurrencies generated through mining activities related to the Peak business, which was subsequently classified as a discontinued operation.

Cash Flow from Investing Activities

Comparison of the Years Ended December 31, 2025, and 2024

Cash flow from investing activities changed from a cash outflow of €946,304 thousand in 2024 to a cash outflow of €44,693 thousand in 2025. This significant reduction in cash outflows was primarily driven by substantially lower capital expenditures in 2025 following the large-scale investment in GPU infrastructure during 2024 to support the build-out of the Taiga Cloud segment. In addition, cash inflows from the disposal of the Peak segment (discontinued operations) in 2025 further reduced net cash outflows from investing activities.

Comparison of the Years Ended December 31, 2024, and 2023

Cash flow from investing activities increased from a cash outflow of €84,672 thousand in 2023 to a cash outflow of €946,304 thousand in 2024, primarily driven by significant investments in property, plant and equipment of €981,251 thousand in 2024 compared to €95,332 thousand in 2023. These investments mainly related to the build-out of the Taiga Cloud segment, the purchase of mining equipment for the Peak segment (subsequently classified as discontinued operations) and the expansion of Ardent Data Centers.

Cash Flow from Financing Activities

Comparison of the Years Ended December 31, 2025, and 2024

Cash flow from financing activities changed from a cash inflow of €881,632 thousand in 2024 to a cash outflow of €47,371 thousand in 2025, primarily reflecting the absence of significant financing inflows in 2025 compared to 2024, which included proceeds from a share capital increase and debt financing.

Comparison of the Years Ended December 31, 2024, and 2023

Cash flow from financing activities increased from a cash inflow of €305,106 thousand in 2023 to a cash inflow of €881,632 thousand in 2024, primarily reflecting proceeds from a share capital increase of €212,988 thousand, proceeds from convertible bonds issued in 2023 and additional borrowings of €399,600 thousand under the Existing ND Loan.

Contractual Obligations

Northern Data’s principal commitments and contractual obligations comprise the obligation for repayment of long-term debt lease liabilities relating to right-of-use assets, primarily data halls, office premises and similar leased assets. The following table summarizes Northern Data’s contractual obligations as of December 31, 2025 (in thousands):

	Total	Less than 1 year	1-5 years	More than 5 years
Long-term debt	€614,944	—	€614,944	—
Lease liabilities	€130,543	€29,483	€101,060	—
	€745,487	€29,483	€716,004	—

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of financial risks, including credit risk, market risks (in particular, currency and interest rate risk) and liquidity risk. These risks are monitored and managed centrally by our ND Group Finance function in coordination with our operating units, through ND Group-wide cash management, short payment terms for trade receivables, the use of counterparties with investment-grade ratings and active management of our financing structure. Our principal interest rate exposure arises from the Existing ND Loan entered into in 2023, where a 50 basis point change in interest rates would have increased or decreased our 2024 interest expense by approximately €2.2 million and 2025 interest expense by approximately €3.0 million.

We manage liquidity risk through shareholder financing, potential access to additional equity and debt funding, regular short- and medium-term liquidity planning and, where appropriate, the orderly monetization of cryptocurrency holdings. For additional quantitative information and sensitivity analyses regarding these risks, including interest rate sensitivity and the contractual maturity profile of our financial liabilities, see Note 5.2.2 “Disclosures on financial risk and risk provisioning” and the related market risk disclosures in the notes to our consolidated financial statements as of and for the year ended December 31, 2024, included in this joint information statement/prospectus.

A considerable number of our subsidiaries are located outside the euro area and their financial statements are translated using the functional currency concept, i.e., the functional currency is based on the primary environment in which they operate. Accordingly, in the ND Group, the functional currency of all companies corresponds to the respective local currency. The reporting currency of the Consolidated Financial Statements is the euro (EUR). The ND Group’s primary balance sheet translation exposures are to the U.S. dollar, Canadian dollar, Norwegian krone, Swiss franc, Swedish krone, and Pound sterling. To mitigate currency risk, the ND Group aims to structure its contracts so that the receivables due from the ND Group are denominated in the same currency as the payment obligations to be met by the ND Group. Transactions in foreign currencies are translated at the relevant foreign exchange rates at the time of the transaction. Within the ND Group, transactions, including intra-group financing and investments, are primarily denominated in euros and U.S. dollars in order to limit the risk of currency fluctuations. A hypothetical change in the U.S. dollar exchange rate as of the balance sheet date by +/- 5 percent would result in a theoretical change in the ND Group’s forecast EBITDA for 2025 of €6,459 thousand, with the exchange rate fluctuation having a hypothetical impact on revenue of €6,887 thousand.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in accordance with IFRS requires management to make judgements, estimates and assumptions that affect the reported amounts of revenue, expenses, assets and liabilities, the accompanying disclosures and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require material adjustments to the carrying amounts of assets or liabilities in future periods.

We consider our accounting policies relating in particular to (i) the impairment assessment of non-financial assets (including mining hardware, data center and cloud infrastructure and intangible assets), (ii) the recognition of revenue from cloud, hosting and engineering services and from Bitcoin mining, (iii) the valuation of financial instruments, including any instruments measured at fair value, and (iv) the determination of useful lives of property, plant, and equipment and intangible assets and our assessment of going concern, to involve the most significant judgements and estimates made by management.

For a more detailed description of our significant accounting policies, as well as information on areas involving judgement and estimation uncertainty, see the notes to our consolidated financial statements as of and for the year ended December 31, 2024, included on pages F-1 et seq. of this joint information statement/prospectus.

Changes in and Disagreements with Accountants

There have been no events or disagreements that would be required to be disclosed pursuant to Regulation S-K Item 304 if Northern Data were the registrant.

COMPARISON OF RIGHTS OF RUMBLE STOCKHOLDERS AND NORTHERN DATA SHAREHOLDERS

Upon completion of the Takeover Offer, the Northern Data Shareholders will become Rumble Stockholders. This section describes the material differences between the rights of Northern Data Shareholders and Rumble Stockholders before completion of the Business Combination, and the rights of holders of the Rumble Class A Common Shares after the Business Combination. The differences between the rights of these respective shareholders result from the differences among German and Delaware law and the respective governing documents of Rumble and Northern Data.

This section does not include a complete description of all differences among the rights of these respective shareholders, nor does it include a complete description of their specific rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. All Rumble Stockholders and Northern Data Shareholders are urged to carefully read the relevant provisions of the DGCL, the German Stock Corporation Act, the Rumble Charter, the Rumble Bylaws, and the Articles of Association of Northern Data. It is possible that the form of the Rumble Charter will change.

The following discussion of Rumble Stockholder rights relates to the rights of tendering Northern Data Shareholders upon completion of the Takeover Offer.

Northern Data Shareholders	Rumble Stockholders
Authorized Capital Stock

Pursuant to Section 6 para. 1 of the Articles of Association, the Management Board of Northern Data is authorized until and including September 12, 2029, subject to the consent of the Supervisory Board of Northern Data, to increase, once or repeatedly, our share capital by up to a total of €31,380,897.00 through the issuance of new bearer shares with no par value against contributions in cash or in kind (“Authorized Capital 2024/II”).

In principle, the shareholders are to be granted subscription rights. The shares may be subscribed by one or several credit institutions or companies pursuant to Section 53 para. 1 sentence 1 or Section 53b para. 1 sentence 1 or para. 7 of the German Banking Act (Gesetz über das Kreditwesen) with the obligation to offer the shares to our shareholders (so-called indirect subscription right). With the consent of the Supervisory Board, the Management Board is authorized to exclude shareholders’ subscription rights in the following cases:

•   capital increases against contributions in cash, if (i) our shares are traded on a stock exchange (regulated market or open market); (ii) the shares issued subject to the exclusion of the subscription right pursuant to Section 186 para. 3 sentence 4 AktG do not exceed a total of 20% of the share capital, either when this authorization comes into effect or when it is exercised and (iii) the issue price of the new shares issued subject to the exclusion of the subscription right pursuant to Sections 203 para. 1, 186 para. 3 sentence 4 AktG is not substantially below the stock exchange price of shares of the Company which are already listed on the stock exchange

As of the date of this joint information statement/prospectus, Rumble’s authorized capital stock consists of 700,000,000 Rumble Class A Common Shares, 170,000,000 Class C Common Shares, 110,000,000 Class D Common Shares, and 20,000,000 shares of preferred stock, par value $0.0001 per share, of Rumble (the “Rumble Preferred Stock”).

Upon completion of the Takeover Offer, the Charter Amendment will increase the number of authorized Rumble Class A Common Shares from 700 million to 1.4 billion and thereby increase the total number of shares of all classes of stock that Rumble is authorized to issue to 1.7 billion shares.

Northern Data Shareholders	Rumble Stockholders

•   capital increases against contributions in kind, especially in connection with the acquisition of an enterprise, parts of an enterprise and participations in enterprises, intellectual property rights or other contributions, including receivables, bonds, convertibles and other financial instruments

•   to issue shares to bondholders of bond instruments with option or conversion rights granted or to be granted by Northern Data or a subsidiary of Northern Data in which Northern Data holds directly or indirectly the majority of the voting rights and of the capital, if and to the extent the bondholders are entitled to subscribe for newly issued shares following the exercise of their conversion rights or obligations to exclude fractional amounts.

Common Stock and Voting

Each share of Northern Data carries one vote at the shareholders’ meeting of Northern Data. There are no restrictions on voting rights and the shares carry full dividend rights. All of the Northern Data Shares are ordinary bearer shares with no par value (Stückaktien).

Holders of the Rumble Class A Common Shares and Rumble Class C Common Shares are entitled to one vote per share on each matter properly submitted to the stockholders, and the holders of the Rumble Class D Common Shares are entitled to 11.2663 votes per share.

Approval of Extraordinary Transactions

Pursuant to the AktG, resolutions of fundamental importance (grundlegende Bedeutung) require a majority of at least 75% of the share capital represented at the vote. Resolutions of fundamental importance include the approval to conclude or amend corporate agreements (Unternehmensverträge), amendments to the corporate purpose of Northern Data, the creation of conditional or authorized capital, an exclusion of subscription rights as part of a capital increase by the shareholders’ meeting or in the context of an issuance of, or authorization to issue, convertible and profit-sharing certificates and other profit-sharing rights, an authorization on the use of treasury shares, capital reductions, a liquidation of Northern Data or a subsequent continuation of the liquidated company, the approval of contracts within the meaning of Section 179a AktG (transfer of the entire assets of Northern Data) and management actions of special significance that require the approval of the shareholders’ meeting in compliance with legal precedents, an integration of Northern Data into another corporation, and any actions within the meaning of the UmwG.

In the case of a merger or consolidation, Section 251(c) of the DGCL requires that a majority of the outstanding stock entitled to vote approve of the merger or consolidation. However, under Section 251(f) of the DGCL, no approval by the stockholders of the surviving corporation in a merger is required, unless required by its certificate of incorporation, if: (i) the Business Combination Agreement does not amend the certificate of incorporation of the surviving corporation; (ii) each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger; and (iii) either no shares of common stock of the surviving corporation are to be issued in the merger or, if common stock will be issued, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20 percent.

According to the Nasdaq listing standards, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company if, among other things:

•   the common stock has or will have upon issuance voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or

•   the number of shares of common stock to be issued is or will be equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the stock or securities.

Northern Data Shareholders	Rumble Stockholders
Distributions and Dividends

The shareholders’ share of Northern Data’s profits is determined based on their respective interests in Northern Data’s share capital. For a German stock corporation (Aktiengesellschaft) under German law, such as Northern Data, the distribution of dividends for any given fiscal year and the amount and payment date thereof, are resolved by the Northern Data’s shareholders’ meeting (Hauptversammlung) in the subsequent fiscal year, based upon either a joint proposal by Northern Data’s management board (Vorstand) and the supervisory board of Northern Data (Aufsichtsrat) or upon the management board’s or the supervisory board’s proposal. The shareholders’ meeting must be held within the first eight months of each fiscal year.

Dividends may only be distributed from the net retained profits (Bilanzgewinn) of Northern Data. The net retained profits are calculated based on Northern Data’s unconsolidated financial statements prepared in accordance with generally accepted accounting principles of the HGB. Accounting principles set forth in the HGB differ from IFRS in material respects.

When determining the net retained profits, the net income or loss for the fiscal year (Jahresüberschuss/fehlbetrag) must be adjusted for retained profit/loss carryforwards (Gewinn/Verlustvorträge) from the previous fiscal year and withdrawals from, or appropriations, to reserves (retained earnings). Certain reserves must be set aside by law and deducted when calculating the net retained profits available for distribution.

The management board must prepare unconsolidated financial statements (balance sheet, income statement and notes to the unconsolidated financial statements) and a management report for the previous fiscal year by the statutory deadline and present these to the supervisory board and the auditors immediately after preparation. At the same time, the management board must present a proposal for the allocation of Northern Data’s net retained profits to the supervisory board pursuant to Section 170 para. 2 AktG. According to Section 171 AktG, the supervisory board must review the unconsolidated financial statements, the management board’s management report and the proposal for the allocation of the net retained profits and report to the shareholders’ meeting in writing on the results of such review.

The Rumble Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other class or series of stock having a preference over or the right to participate with the Rumble Class A Common Shares with respect to the payment of dividends and other distributions in cash, stock of Rumble or property of Rumble, each share of Rumble Class A Common Shares shall be entitled to receive, ratably with other such participating shares, such dividends and other distributions as may from time to time be declared by the Rumble Board in its discretion. Unless like dividends are declared on each other class of common stock substantially concurrently with Rumble Class C Common Shares and Rumble Class D Common Shares, dividends and other distributions shall not be declared or paid on Rumble Class C Common Shares or Rumble Class D Common Shares.

The shareholders’ meeting resolves on the allocation of the net retained profits by a simple majority of votes cast. Pursuant to Section 25 para. 2 of Northern Data‘s articles of association, the shareholders’ meeting may also adopt a resolution that dividends be distributed partially or entirely in kind (e.g., as a distribution of treasury shares if such shares are held by Northern Data at that time). Notifications of any distribution of dividends resolved upon are published in the German Federal Gazette (Bundesanzeiger) without undue delay after the shareholders’ meeting.

Northern Data Shareholders	Rumble Stockholders

Dividends resolved by the shareholders’ meeting are due and payable in compliance with the rules of the respective clearing system on the third business day following the relevant shareholders’ meeting, unless a later date is specified in the dividend resolution or Northern Data’s articles of association. Since all of Northern Data’s dividend entitlements are evidenced by the global share certificates deposited with Clearstream, Clearstream will transfer the dividends to the shareholders’ custodian banks for crediting to their accounts. German custodian banks are under an obligation to distribute these funds to their customers. Shareholders using a custodian bank located outside of Germany must inquire at their respective bank about the terms and conditions applicable in their case. To the extent dividends can be distributed by Northern Data in accordance with the HGB and corresponding decisions are taken, there are no restrictions on shareholders’ rights to receive such dividends.

Board of Directors

Northern Data’s governing bodies are the management board, the supervisory board and the shareholders’ meeting. Northern Data has a two-tier management and control system, consisting of the management board and supervisory board. The responsibilities and powers of these governing bodies are determined by the AktG, the articles of association and the internal rules of procedure of both the supervisory board and the management board.

The shareholders’ meeting elects the members of the supervisory board, which in turn appoints the members of the management board. The supervisory board represents Northern Data in and out of court vis à vis the members of the management board. The supervisory board is responsible for the appointment of members of the management board, the revocation of appointments, and the conclusion of service agreements of members of the management board as well as for the change and termination of these service agreements.

Simultaneous membership in the supervisory board and the management board is not permitted under the AktG, as the supervisory board is tasked with supervising the management of Northern Data by the management board. In exceptional cases and for an interim period of not more than one year, a member of the supervisory board may, however, assume a vacant seat on the management board. During this period, such individual may not perform any duties pertaining to his position on the supervisory board.

The management board is responsible for managing Northern Data in accordance with applicable laws, the articles of association and the rules of procedure of the management board, including the schedule of responsibilities. The management board represents Northern Data in dealings with third parties. As set out in the AktG, the supervisory board advises and oversees the management board’s administration of Northern Data, but is itself generally not authorized to manage or represent Northern Data.

There is a single class of directors (other than those directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more such series, as the case may be (such directors, the “Preferred Stock Directors”)). Subject to the rights granted to the holders of any one or more series of Rumble Preferred Stock then outstanding in respect of any Preferred Stock Directors, the election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon; provided, however, that the election of one (1) director will be determined by a plurality of the votes cast in respect of the Rumble Class A Common Shares by the stockholders that hold Rumble Class A Common Shares (in their capacity as such) that are present in person or represented by proxy at the meeting and entitled to vote thereon (such director so elected by the holders of Rumble Class A Common Shares, in their capacity as such, the “Class A Director”).

Each director shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Northern Data Shareholders	Rumble Stockholders
Removal of Directors

The supervisory board is responsible for the appointment and removal of members of the management board.

All of the members of the Supervisory Board are appointed and removed by Northern Data’s shareholders’ meeting.

The Rumble Charter provides that any or all of the directors (other than any Preferred Stock Director) may be removed, with or without cause, only upon the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of stock of Rumble entitled to vote generally in the election of directors, voting together as a single class; provided, however, that the Class A Director may be removed, with or without cause, only upon the affirmative vote of the holders of a majority of the outstanding Rumble Class A Common Shares as of any applicable record date established by the Rumble Board, voting together as a single class.

Vacancies

If a management board position of Northern Data becomes temporarily vacant, the management board remains capable of acting as long as the statutory and articles-based requirements for adopting resolutions and representing Northern Data are met.

The supervisory board of Northern Data must promptly appoint a replacement to restore the prescribed size and functionality of Northern Data’s management board. Where immediate action is required and the supervisory board does not act in time, the competent court may make a provisional appointment upon application by Northern Data’s supervisory board or a member of Northern Data’s management board. The court appointment serves to secure management continuity and expires once Northern Data’s supervisory board duly appoints a new management board member.

If a supervisory board seat of Northern Data is temporarily vacant, the supervisory board generally remains functional as long as the statutory and articles-based requirements for a quorum are met.

Northern Data must ensure that the supervisory board is promptly completed. Replacement elections are conducted by the general meeting. Until a regular replacement is elected, the competent court may appoint members on a provisional basis upon application by the management board, a member of the supervisory board, or a shareholder, if the supervisory board does not reach the prescribed number or lacks a quorum. The court appointment serves to restore operability and ends once the board is duly filled.

The Rumble Charter provides that, subject to the rights granted to the holders of any one or more series of Rumble Preferred Stock then outstanding in respect of any Preferred Stock Directors, any newly created directorship on the Rumble Board that results from an increase in the number of directors and any vacancy occurring in the Rumble Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the Rumble Stockholders). Any director (other than a Preferred Stock Director) elected to fill a vacancy or newly created directorship shall hold office until the expiration of the term for which such director shall have been elected and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Shareholder Action by Consent Without a Meeting
Not applicable.

The Rumble Charter provides that, at any time when the Qualified Stockholders (as defined therein) and their Permitted Transferees (as defined therein) beneficially own, in the aggregate, 66.666% or more of the voting power of the stock of Rumble entitled to vote generally in the election of directors (other than the Class A Director (as defined above) or any other director who is elected by a particular class or series of stock of Rumble), any action required or permitted to be taken at any annual or special meeting of Rumble Stockholders may be taken without a meeting, without prior notice and without

Northern Data Shareholders	Rumble Stockholders

a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to Rumble in accordance with the Rumble Bylaws and applicable law.

The Rumble Charter also provides that, notwithstanding the foregoing, any action required or permitted to be taken by the holders of Rumble Preferred Stock, voting separately as a class or series or separately as a class with one or more other such series or classes, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Rumble Preferred Stock.

Anti-Takeover Provisions
Not applicable.

The DGCL contains a Business Combination statute that protects domestic corporations from hostile takeovers and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Subject to certain exceptions, Section 203 of the DGCL generally prohibits “Business Combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition date, either the Business Combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or takeover offer); or (iii) after the person or entity becomes an interested stockholder, the Business Combination is approved by the board of directors and authorized by the vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The restrictions do not apply if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL.

The Rumble Charter includes an opt-out of Section 203 of the DGCL.

Northern Data Shareholders	Rumble Stockholders
Mandatory Redemptions
Not applicable.

The Rumble Charter provides for the mandatory redemption of a number of Rumble Class C Common Shares held by a holder upon the issuance of a corresponding number of Rumble Class A Common Shares to such holder in respect of ExchangeCo Shares held by such holder that are redeemed by ExchangeCo or 1000045707 Ontario Inc., as applicable, or to the extent such ExchangeCo Shares held by such holder have been forfeited pursuant to the terms of the 2022 Business Combination Agreement.

In addition, the Rumble Charter provides for the mandatory redemption of (i) a number of Rumble Class D Common Shares held by a Qualified Stockholder (as defined therein) upon the transfer (other than a “permitted transfer” or a transfer in connection with the repurchase under the Key Individual Share Repurchase Agreement (as defined therein)) by any Qualified Stockholder of a corresponding number of Rumble Class A Common Shares or any ExchangeCo Shares held by such holder or in connection with the forfeiture of Seller Escrow Shares (as defined therein) held for such holder in accordance with the terms of the 2022 Business Combination Agreement; (ii) all Rumble Class D Common Shares upon the death or incapacity of Chris Pavlovski; and (iii) a number of Rumble Class D Common Shares held by a Qualified Stockholder corresponding to the number of restricted Rumble Class A Common Shares issued to Chris Pavlovski under his employment agreement as part of his initial equity award that are forfeited and cancelled in accordance with the terms thereof.

Transfer Restrictions

Northern Data Shares are freely transferable in accordance with the legal requirements for bearer shares. There are no prohibitions on disposals or restrictions with respect to the transferability of Northern Data Shares.

The Rumble Charter provides that no transfer of Rumble Class C Common Shares may be made unless (i) such transfer is made to a Permitted Transferee (as defined therein) and the transferor concurrently transfers to such Permitted Transferee an equal number of ExchangeCo Shares in accordance with the terms and conditions of ExchangeCo’s governing documents; (ii) such transfer is made to Rumble in connection with the redemption provisions described above; (iii) such transfer is in connection with any pledge or other encumbrance of ExchangeCo Shares and a corresponding number of Rumble Class C Common Shares pursuant to a bona fide financing transaction and a transfer of any such shares results from any foreclosure thereon; (iv) such transfer is made pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Rumble’s stockholders exchanging or having the right to exchange their shares of common stock for cash, securities or other property; or (v) such transfer is approved by the Rumble Board or a duly constituted committee thereof and the transferor concurrently transfers an equal number of ExchangeCo Shares to the transferee in accordance with the terms and conditions of ExchangeCo’s governing documents.

Northern Data Shareholders	Rumble Stockholders

The Rumble Charter provides that no Rumble Class D Common Shares may be transferred unless each of the following conditions is satisfied: (i) the transfer is made to a Qualified Class D Transferee (as defined therein), such that Chris Pavlovski retains sole voting power over the Rumble Class D Common Shares; (ii) concurrent with such transfer, the transferor must transfer to the transferee an equal number of Rumble Class A Common Shares and/or ExchangeCo Shares; provided that if the transferor transfers ExchangeCo Shares in connection with this clause (ii), then it must also concurrently transfer an equal number of Rumble Class C Common Shares to the transferee; and (iii) the transferor and the transferee each provide an undertaking in favor of Rumble that they shall ensure that the transferee remains a Qualified Class D Transferee at all times that the transferee owns any Rumble Class D Common Shares. In addition, the Rumble Class D Common Shares may be transferred (i) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Rumble’s stockholders exchanging or having the right to exchange their shares of common stock for cash, securities or other property, or (ii) to Rumble in accordance with the redemption provisions described above.

Amendment of Governing Documents

Under the AktG, a German stock corporation generally requires a resolution of the shareholders’ meeting passed by a majority of at least 75% of the share capital represented at the vote to increase the share capital and change the articles of association accordingly.

Under the DGCL, unless the certificate of incorporation requires a greater percentage, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation.

The Rumble Charter provides that, except as otherwise expressly provided in the Rumble Charter, in addition to any separate vote of any class or series of capital stock of Rumble required under the DGCL, the Rumble Charter may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then-outstanding shares of stock of Rumble entitled to vote generally in the election of directors, voting together as a single class.

Limitation of Liability of Directors and Officers

Under German law, shareholders generally have no right to directly assert claims against members of the management board or supervisory board if they believe that such members have violated their duties to Northern Data (i.e., only Northern Data has the right to enforce such claims against the members of the management board or supervisory board). With respect to claims against members of the management board, Northern Data is represented by the supervisory board, and with respect to claims against members of the supervisory board, Northern Data is represented by the management board. The Federal Court of Germany (Bundesgerichtshof) has ruled that the supervisory board is generally required to assert claims against members of the management board, if it is likely that such claims can be pursued and enforced

Delaware has adopted a law that allows corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. An amendment, repeal or elimination of such a provision shall not affect its application with respect to an act or omission by a director occurring before such amendment, repeal or elimination unless the provision provides otherwise at the time of such act or omission. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations allowed by the law, directors are accountable to corporations and their stockholders for monetary damages for acts of gross

Northern Data Shareholders	Rumble Stockholders

successfully, unless significant interests of Northern Data conflict with the pursuit of such claims and outweigh the interests of Northern Data asserting such claims against members of the management board.

negligence. Although the Delaware law does not change directors’ duty of care, it allows corporations to limit available relief to equitable remedies such as injunction or rescission. The Rumble Charter limits the liability of its directors and officers to the fullest extent permitted by this law.

Indemnification of Directors and Officers
Not applicable.

The Rumble Charter contains provisions for the indemnification of Rumble directors, officers, employees and certain other agents to the fullest extent permitted by the DGCL. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from indemnified individuals.

Under the DGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding; provided that the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Additionally, the DGCL provides that a Delaware corporation may indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to directly above or in the defense of any claim, issue or matter therein, he or she is entitled to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Under the DGCL, a Delaware corporation may also purchase and maintain insurance on behalf of any director, officer, employee or agent of such corporation against any liability asserted against such person and incurred by such person in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability.

Northern Data Shareholders	Rumble Stockholders
Appraisal Rights and Dissenter’s Rights

Certain reorganization transactions may trigger appraisal rights for Northern Data Shareholders. These include (i) a merger squeeze-out under the UmwG; (ii) a corporate squeeze-out under the AktG; (iii) an integration (Eingliederung) under the AktG; (iv) a domination agreement and/or a profit and loss transfer agreement under the AktG; and other transformation measures under the UmwG, such as hive-downs (Ausgliederungen) or changes of legal form, to the extent they involve an exchange ratio and/or a cash payment. In the event of any of these transactions, Northern Data Shareholders would be entitled to adequate compensation or consideration, and, under the German Appraisal Proceedings Act (Spruchverfahrensgesetz), Northern Data Shareholders may petition the court to review the adequacy of such compensation, consideration, exchange ratios and any cash top-up.

Under the DGCL, in certain situations, appraisal rights may be available in connection with a merger or a consolidation. Appraisal rights are not available under the DGCL to stockholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger in accordance with Section 251(f) of the DGCL. In addition, no appraisal rights are available under the DGCL to holders of shares of any class of or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 stockholders. Notwithstanding the foregoing, the DGCL provides that appraisal rights will be available to the stockholders of a corporation if the stockholders are required by the terms of a Business Combination Agreement to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof; (ii) shares of stock of any other corporation, or depositary receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depositary receipts; or (iv) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares or fractional depositary receipts as described above.

Rights of Inspection
Not applicable.

Under the DGCL, any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the proper purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from, Rumble’s stock ledger, its list of stockholders and its other books and records.

Conflict of Interest Transactions

In the event of an actual or potential conflict of interest, the affected management board member must immediately disclose the conflict and generally refrain from participating in discussions and decision-making. Transactions involving the management board members themselves must be submitted to the supervisory board for decision (Section 112 AktG).

In accordance with IAS 24, transactions with persons or companies that are, among others, members of the same group as Northern Data or that are in control of or controlled by Northern Data must be disclosed unless they are already included as consolidated companies in Northern Data’s consolidated financial statements. Control exists if a shareholder owns more than half of the voting rights in Northern Data or, by virtue of an agreement, has the power to control the financial and operating policies of Northern Data’s management. The disclosure requirements under IAS 24 also extend to transactions with associated

Section 143 of the DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation. Section 144 of the DGCL provides that any other act or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the act or transaction, if either: (i) the material facts of the director’s or officer’s interest are disclosed to or are known by all members of the board or board committee, and the act or transaction is approved in good faith and without gross negligence by disinterested directors of the corporation or such board committee (as applicable); (ii) the act or transaction is approved or ratified by an informed, uncoerced, affirmative vote of a majority of the

Northern Data Shareholders	Rumble Stockholders

companies, including joint ventures, as well as transactions with persons who have significant influence over Northern Data’s financial and operating policies, including close family members and intermediate entities. This includes the members of the management board and the supervisory board and close members of their families, as well as those entities over which the members of the management board and the supervisory board or their close family members are able to exercise a significant influence or in which they hold a significant share of the voting rights.

votes cast by the disinterested shareholders; or (iii) the act or transaction is fair to the corporation and the corporation’s stockholders as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

Disclosure of Significant Ownership of Shares

As the Northern Data Shares are not admitted to trading on a regulated market (regulierter Markt), Northern Data is not subject to WpHG provisions governing, among other things, disclosure requirements for significant shareholdings. However, the following provisions of the AktG governing shareholder notifications of significant shareholdings are applicable to Northern Data:

As soon as more than one quarter of the Northern Data Shares belong to an enterprise (Unternehmen), Northern Data must be notified of this fact in writing without undue delay pursuant to Section 20 para. 1 AktG. For purposes of this notification obligation, the Northern Data Shares belonging to the enterprise include also Northern Data Shares (i) regarding which the enterprise, an enterprise under its control, or some other party acting for the account of the enterprise, or for the account of an enterprise under its control, may demand that title to such Northern Data Shares be transferred, and (ii) that the enterprise, an enterprise under its control, or some other party acting for the account of the enterprise, or for the account of an enterprise under its control, is obliged to purchase.

In addition, as soon as the enterprise holds a majority interest in Northern Data, Northern Data must also be notified of this fact without undue delay and in writing.

If the enterprise is a corporation (Kapitalgesellschaft), it must, as soon as it owns more than one-fourth of the Northern Data Shares, also notify Northern Data thereof in writing without undue delay.

If the aforementioned shareholding no longer exists in the aforementioned amounts, Northern Data must also be notified in writing without delay.

Northern Data must publish the existence and non-existence of a participation notified to it in the German Federal Gazette (Bundesanzeiger) without undue delay.

Stockholders of Rumble owning more than 5 percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act must comply with disclosure obligations under Section 13 of the Exchange Act. Sections 13(d) and 13(g) of the Exchange Act require any person or group of persons who owns or acquires beneficial ownership of more than five percent of certain classes of equity securities to file ownership reports with the SEC on either Schedule 13D or (for passive investors) the short form Schedule 13G.

If the stockholder is required to file a report on Schedule 13D, such a report must include information on, inter alia, the acquisition of securities by which the stockholder exceeded the five percent threshold and be filed within 5 days after the acquisition. The schedule is filed with the SEC and is provided to the issuer, as well as to each stock exchange on which the security is traded. Schedule 13D is often filed in connection with a tender offer. Any material changes in the facts contained in the schedule necessitates the prompt filing of an amendment. Schedule 13G is a shorter alternative to Schedule 13D, which is available to beneficial owners of more than five percent of a class of securities that are considered passive investors. Generally, passive investors are investors that do not intend to control or change the control of a company. A Schedule 13G filing has different information and timing requirements than a Schedule 13D filing.

For Schedule 13G, qualified institutional investors and exempt investors must make an initial filing within 45 days after the end of the calendar quarter in which beneficial ownership exceeds 5 percent; passive investors must make an initial filing within 5 business days after exceeding 5 percent. All Schedule 13G filers must amend for material changes within 45 days after the end of the calendar quarter in which the change occurred. In addition, qualified institutional investors and passive investors must file an accelerated amendment within 5 business days after any month-end at which ownership exceeds 10 percent or thereafter changes by more than 5 percent. A passive investor must convert to Schedule 13D within 5 business days after first reaching at least 20 percent.

Northern Data Shareholders	Rumble Stockholders
Exclusion of Minority Shareholders

Under Section 327a et seq. AktG, which governs the so called “squeeze out under stock corporation law”, upon request of a shareholder holding 95% or more of Northern Data’s share capital, a Northern Data’s shareholders’ meeting may resolve to transfer the shares of minority shareholders to such majority shareholder against payment of an adequate compensation in cash. The amount of the cash payment offered to minority shareholders must reflect “the circumstances of the company” at the time the shareholders’ meeting passes the resolution. The amount of the cash payment is based on the full value of Northern Data, which is generally determined using the capitalized earnings method. Minority shareholders are entitled to file for a valuation proceeding (Spruchverfahren), wherein the court will review the fairness (Angemessenheit) of the cash payment.

Pursuant to Section 62 para. 5 sentence 1 UmwG, a majority shareholder holding at least 90% of Northern Data’s share capital may require a Northern Data’s shareholders’ meeting to resolve to transfer the shares of the minority shareholders to such majority shareholder against payment of an adequate compensation in cash, provided that (i) the majority shareholder is a stock corporation (Aktiengesellschaft), a partnership limited by shares (Kommanditgesellschaft auf Aktien), or a European company (Societas Europaea (SE)) having its seat in Germany; and (ii) the squeeze out is performed to facilitate a merger under the UmwG between the majority shareholder and Northern Data. The shareholders’ meeting held to approve the squeeze out must take place within three months of the conclusion of the merger agreement.

The procedure for a squeeze out under the UmwG is essentially identical to the “squeeze out under stock corporation law” described above, including the minority shareholders’ right to judicial review of the appropriateness of the cash compensation.

Under Section 319 et seq. AktG, Northern Data’s meeting may vote for an integration (Eingliederung) into another stock corporation that has its registered office in Germany, provided the prospective parent company holds at least 95% of the Northern Data Shares. The former shareholders of Northern Data are entitled to adequate compensation, which generally must be provided in the form of shares in the parent company. In such case, Section 305 para. 3 sentence 1 AktG stipulates that shares must be issued based on the appropriate valuation in case a merger had taken place between the two companies. Fractional amounts may be paid out in cash.

Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of stock of its subsidiary that are entitled to vote on a merger, the parent’s board of directors is authorized to merge itself into the subsidiary or to merge the subsidiary corporation into the parent without the approval of either corporation’s stockholders and without the approval of the subsidiary’s board of directors; provided that one of the companies involved in such merger is a Delaware corporation, while the other is either a Delaware corporation or a corporation organized in a domestic or alien jurisdiction that permits a corporation of such jurisdiction to merge with a corporation of another jurisdiction.

When completing a short form merger under the DGCL, where all of the shares of the subsidiary corporation are not owned by the parent corporation, a company has a statutory duty to send the target stockholders a copy of Section 262 of the DGCL, Delaware’s appraisal statute, and a notice informing them about the approval of the merger, the effective date of the merger and such stockholder’s right to seek appraisal.

Northern Data Shareholders	Rumble Stockholders
Exclusive Forum
Not applicable.

The Rumble Charter provides that unless Rumble consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of Rumble, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or Rumble Stockholder to Rumble or the Rumble Stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim arising under any provision of the DGCL, the Rumble Charter (as it may be amended or restated) or the Rumble Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided that, for the avoidance of doubt, this provision, including any “derivative action,” shall not apply to claims arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Notwithstanding the foregoing, the Rumble Charter provides that in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless Rumble consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. The Rumble Charter further provides that failure to enforce the foregoing provisions would cause Rumble irreparable harm and Rumble shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. The Rumble Charter provides that, to the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of Rumble shall be deemed to have notice of and consented to the applicable provisions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain United States federal income tax consequences of the Takeover Offer to U.S. holders and non-U.S. holders (each, as defined below) and of ownership of Rumble Class A Common Shares by non-U.S. holders. This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular holder in light of the holder’s particular circumstances or to certain types of holders subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, partnerships or other pass-through entities, persons holding Northern Data Shares or Rumble Class A Common Shares as part of a hedging, integrated, conversion, wash sale or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired Northern Data Shares in connection with employment or other performance of services, persons that have a functional currency other than the U.S. dollar, persons who have ceased to be United States citizens or to be taxed as resident aliens, and persons who own 5% or more of the Northern Data Shares or Rumble Class A Common Shares). In addition, this discussion does not consider the effect of the United States federal alternative minimum tax, the tax on net investment income, or any foreign, state, local or other tax laws, or any other United States federal tax considerations (e.g., estate or gift tax) apart from the United States federal income tax considerations, that may be applicable to particular holders. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and applicable United States Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. This discussion assumes that a holder holds Northern Data Shares or Rumble Class A Common Shares as capital assets within the meaning of the Code.

EACH SHAREHOLDER IS URGED TO CONSULT ITS UNITED STATES TAX ADVISORS REGARDING THE POTENTIAL UNITED STATES TAX CONSEQUENCES OF PARTICIPATING IN THE TAKEOVER OFFER AND OWNERSHIP OF RUMBLE CLASS A COMMON SHARES, IN LIGHT OF SUCH SHAREHOLDER’S INDIVIDUAL CIRCUMSTANCES, AS WELL AS THE CONSEQUENCES OF THE TAX LAWS OF ANY FOREIGN, STATE OR LOCAL TAXING JURISDICTION.

As used herein, a “U.S. holder” means a beneficial owner of Northern Data Shares or Rumble Class A Common Shares that is, for United States federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if (a) such trust has validly elected to be treated as a United States person for United States federal income tax purposes or (b) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. As used herein, a “non-U.S. holder” means a beneficial owner of Northern Data Shares or Rumble Class A Common Shares that is not a U.S. holder.

If a partnership holds Northern Data Shares or Rumble Class A Common Shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of Northern Data Shares or Rumble Class A Common Shares that are partnerships (and partners in such partnerships) are urged to consult their own United States tax advisors as to the consequences of the partnership participating in the Takeover Offer.

Material United States Federal Income Tax Considerations Related to Participation in the Takeover Offer

Tax Consequences for U.S. Holders

The receipt of cash, if any, and Rumble Class A Common Shares in exchange for Northern Data Shares pursuant to the Takeover Offer will be a taxable transaction for United States federal income tax purposes. In general, and subject to the PFIC rules discussed below, a U.S. holder who receives cash, if any, and Rumble Class A Common Shares in exchange for Northern Data Shares pursuant to the Takeover Offer will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized (equal to the cash and the fair market value of Rumble Class A Common Shares to which such U.S. holder is entitled under the Takeover Offer) and the U.S. holder’s tax basis, determined in U.S. dollars, in the Northern Data Shares. Such capital gain will generally be a long-term capital gain, on which a non-corporate U.S. holder is generally taxed at preferential rates, if the Northern Data Shares were held for more than one year. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

The U.S. dollar value of cash received in euro by a cash basis U.S. holder or an accrual basis U.S. holder that so elects will generally be determined by reference to the spot Euro/U.S. dollar rate on the closing date. The U.S. dollar value of cash received in euro by an accrual basis U.S. holder that does not so elect will generally be determined by reference to the spot Euro/U.S. dollar rate on the date of the exchange, and such holder generally will recognize United States source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference between such amount and the U.S. dollar value of the cash on the closing date.

PFIC Rules

If Northern Data has been a passive foreign investment company (“PFIC”) in any taxable year while a U.S. holder held any Northern Data Shares, then, unless the U.S. holder made a proper election to be taxed differently, gain realized on the exchange of Northern Data Shares for Rumble Class A Common Shares and cash pursuant to the Takeover Offer would generally be (i) allocated ratably to each taxable year in such U.S. holder’s holding period for such Northern Data Shares; (ii) the amount allocated to the current taxable year and any year before the first taxable year for which Northern Data was a PFIC would generally be taxed as ordinary income in the current year; and (iii) the amount allocated to other taxable years would be taxed at the highest ordinary income tax rate for each such taxable year and such U.S. holder would be liable for an additional tax equal to an interest charge on the tax liability for each such prior year as if such liability had actually been due in each such prior year. In general, Northern Data would be considered a PFIC with respect to a U.S. holder if, for any taxable year in which such U.S. holder holds or held Northern Data Shares, after applying certain look through rules, either (a) at least 75% of the gross income of Northern Data for the taxable year is passive income or (b) at least 50% of the value, determined on the basis of a quarterly average, of Northern Data’s gross assets is attributable to assets that produce or are held for the production of passive income. For this purpose, “passive income” generally includes interest, dividends, rents, annuities, royalties and certain gains.

The determination of whether Northern Data was, or will be, a PFIC for any tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations and its status will depend, among other things, on changes in the composition and relative value of gross receipts and assets and the market value of its share capital in any year. U.S. holders are urged to consult their own tax advisors as to the possible PFIC status of Northern Data and the consequences to them in their particular circumstances.

Tax Consequences for Non-U.S. Holders

A non-U.S. holder generally will not be subject to United States federal income tax on gain that the non-U.S. holder recognizes on the Takeover Offer, unless:

•        the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that the non-U.S. holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting a non-U.S. holder to United States taxation on a net income basis; or

•        the non-U.S. holder is an individual, who holds the common shares as a capital asset, is present in the United States for 183 or more days in the taxable year of the Takeover Offer and certain other conditions exist.

If a non-U.S. holder is a corporation, “effectively connected” gains that the non-U.S. holder recognizes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or at a lower rate if the non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Information Reporting and Backup Withholding

Information reporting requirements may apply with respect to a holder that participates in the Takeover Offer. A holder may also be subject to backup withholding at a current rate of 24 percent with respect to the proceeds of participating in the Takeover Offer unless the holder (i) comes within certain exempt categories and demonstrates this fact or

(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder may be asked to provide its correct taxpayer identification number and certify that it is not subject to backup withholding.

Backup withholding is not an additional tax. A holder subject to backup withholding may be allowed a credit in the amount withheld against such holder’s United States federal income tax liability and, if withholding results in an overpayment of tax, such holder may be entitled to a refund, provided that the requisite information is furnished to the Internal Revenue Service on a timely basis. Holders should consult their own tax advisers regarding the application of the information reporting and backup withholding rules.

A clearing organization acting in its capacity as such and that is not otherwise a “broker” within the meaning of the Code or the Treasury regulations thereunder is not required to withhold United States taxes from any payment to shareholders of Northern Data pursuant to the Takeover Offer.

Material United States Federal Income Tax Considerations Related to Ownership of the Rumble Class A Common Shares

Tax Consequences for non-U.S. Holders

Dividends

Except as described below, dividends paid to a non-U.S. holder of Rumble Class A Common Shares generally will be subject to withholding of United States federal income tax at a 30 percent rate or at a lower rate if the non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Even if a non-U.S. holder is eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30 percent rate (rather than the lower treaty rate) on dividend payments to a non-U.S. holder, unless the non-U.S. holder has furnished to us or another payor:

•        a valid Internal Revenue Service Form W-8 or an acceptable substitute form upon which the non-U.S. holder certifies, under penalties of perjury, the non-U.S. holder’s status as a non-United States person and its entitlement to the lower treaty rate with respect to such payments, or

•        in the case of payments made outside the United States to an offshore account (generally, an account maintained by a non-U.S. holder at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the non-U.S. holder’s entitlement to the lower treaty rate in accordance with United States Treasury regulations.

If the non-U.S. holder is eligible for a reduced rate of United States withholding tax under a tax treaty, the non-U.S. holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

If dividends paid to a non-U.S. holder are “effectively connected” with the non-U.S. holder’s conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment that the non-U.S. holder maintains in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that the non-U.S. holder has furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which the non-U.S. holder represents, under penalties of perjury, that:

•        the non-U.S. holder is a non-United States person, and

•        the dividends are “effectively connected” with the non-U.S. holder’s conduct of a trade or business within the United States and are includible in the non-U.S. holder’s gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations. For a corporate non-U.S. holder, “effectively connected” dividends under certain circumstances may be subject to an additional “branch profits tax” at a 30 percent rate or at a lower rate if the non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Rumble Class A Common Shares

A non-U.S. holder generally will not be subject to United States federal income tax on gain that the non-U.S. holder recognizes on a disposition of Rumble Class A Common Shares, unless:

•        the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment that the non-U.S. holder maintains in the United States;

•        the non-U.S. holder is an individual who holds the common shares as a capital asset, is present in the United States for 183 or more days in the taxable year of the Takeover Offer and certain other conditions exist; or

•        we are or have been a United States real property holding corporation for federal income tax purposes and the non-United States person held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than five percent of the common shares and the non-United States person is not eligible for any treaty exemption.

If a non-U.S. holder is a corporate non-U.S. holder, “effectively connected” gains that the non-U.S. holder recognizes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or at a lower rate if the non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30 percent withholding tax, or FATCA withholding, may be imposed on certain payments to a non-U.S. holder of Rumble Class A Common Shares or to certain foreign financial institutions, investment funds and other non-United States persons receiving payments on the holder’s behalf if the non-U.S. holder or such persons fail to comply with certain information reporting requirements. Such payments will include United States-source dividends and the gross proceeds from the sale or other disposition of stock that can produce United States-source dividends. Payments of dividends that a non-U.S. holder receives in respect of Rumble Class A Common Shares could be affected by this withholding if the non-U.S. holder is subject to the FATCA information reporting requirements and fails to comply with them or if the non-U.S. holder holds Rumble Class A Common Shares through a non-United States person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to the non-U.S. holder would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of Rumble Class A Common Shares could also be subject to FATCA withholding. Non-U.S. holders should consult their own tax advisors regarding the relevant United States law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

We and other payors are required to report payments of dividends to non-U.S. holders on Internal Revenue Service Form 1042-S even if the payments are exempt from withholding. A non-U.S. holder is otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of common shares effected at a United States office of a broker provided that either (i) the payor or broker does not have actual knowledge or reason to know that the non-U.S. holder is a United States person and the non-U.S. holder has furnished a valid Internal Revenue Service Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) the non-U.S. holder otherwise establishes an exemption.

Payment of the proceeds from the sale of Rumble Class A Common Shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States; (ii) the proceeds or confirmation are sent to the United States; or (iii) the sale has certain other specified connections with the United States. In addition, certain foreign brokers may be required to report the amount of gross proceeds from the sale or other disposition of common shares under FATCA if the non-United States person is presumed to be a United States person.

LEGAL MATTERS

The validity of the Rumble Class A Common Shares issuable pursuant to the Takeover Offer will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The consolidated financial statements of Rumble Inc. as of December 31, 2025 and 2024, and for the years then ended, incorporated in this joint information statement/prospectus by reference and included in our Annual Report on Form 10-K for the year ended December 31, 2025, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Northern Data AG as of and for the years ended December 31, 2025 and 2024 included in this joint information statement/prospectus have been so included in reliance on the report of Liebhart & Kollegen Wirtschaftsprüfer Steuerberater, Northern Data’s independent auditor, given on the authority of said firm as experts in auditing and accounting. Liebhart & Kollegen Wirtschaftsprüfer Steuerberater is a member of the Chamber of Public Accountants (Wirtschaftsprüferkammer), Berlin, Germany.

householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for information statements with respect to two or more stockholders sharing the same address by delivering a single information statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate information statement, please notify your broker if your shares are held in a brokerage account, or Rumble if your shares are registered in your name. If, at any time, you no longer wish to participate in “householding,” please notify your broker or notify us by sending a written request to: Attn: Corporate Secretary, Rumble Inc., 444 Gulf of Mexico Drive, Longboat Key, FL 34228 or by telephone at +1 (941) 210-0196. Upon request, Rumble will promptly deliver a separate copy of this joint information statement/prospectus to a beneficial owner at a shared address to which a single copy of this joint information statement/prospectus was delivered.

Stockholders who currently receive multiple copies of this joint information statement/prospectus at their addresses and would like to request “householding” of their communications should contact their brokers.

Northern Data AG

Independent Auditor’s Report

To the Supervisory Board and Shareholders of Northern Data AG

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Northern Data AG and its subsidiaries (the “Group”), which comprise the consolidated statements of financial position as of December 31, 2025 and 2024, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•        Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a substantial doubt exists about the Group’s ability to continue as a going concern. If we conclude that substantial doubt exists, we are required to draw attention in our auditor’s report to the related disclosure in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control — related matters that we identified during the audit.

/s/ Liebhart & Kollegen

Wirtschaftsprüfer Steuerberater

Stuttgart

April 13, 2026

Northern Data AG
Consolidated Statement of Comprehensive Income for the year ended December 31

EUR ‘000, unless stated otherwise	Notes	2025	2024
Continuing operations
Revenue	3.1	80,042	121,087
Other operating income	3.2	3,255	28,888
Total income		83,297	149,975
Cost of materials	3.3	(33,067)	(12,788)
Personnel expenses	3.4	(49,321)	(59,979)
Other operating expenses	3.5	(81,125)	(73,026)
Total expenses		(163,513)	(145,793)
Net unrealized foreign exchange gains/(losses)	3.5	(2,604)	20,815
Operating profit before depreciation and amortization – EBITDA		(82,820)	24,997
Depreciation, amortization and impairment	4.1; 4.2; 4.3	(380,178)	(93,563)
Operating result – EBIT		(462,998)	(68,566)
Financial income	3.6	3,573	4,299
Financial expenses	3.6	(42,867)	(29,313)
Financial result		(39,294)	(25,014)
Share of net result from investments accounted for using the equity method		43	—
Earnings before income taxes – EBT		(502,249)	(93,580)
Income taxes	3.7	19,520	(16,864)
Loss from continuing operations		(482,729)	(110,444)

Discontinued operations
Profit from discontinued operations	3.9	92,556	(16,999)
Loss for the year		(390,173)	(127,443)
of which attributable to shareholders of Northern Data AG		(390,173)	(127,443)
Net fair value gain on investments designated at FVOCI	5.2	14,139	5,412
Items that will not be reclassified to profit or loss in the future		14,139	5,412
Exchange differences on translation of foreign operations		(43,479)	(9,285)
Items that may be reclassified to profit or loss in the future		(43,479)	(9,285)
Other comprehensive income		(29,340)	(3,873)

Total comprehensive income		(419,513)	(131,316)
of which attributable to shareholders of Northern Data		(419,513)	(131,316)

Earnings per share	3.8
Undiluted (in EUR)		(6.08)	(2.21)
Diluted (in EUR)		(6.08)	(2.21)

The Consolidated Statement of Comprehensive Income shown above should be read in conjunction with the notes below.

Northern Data AG
Consolidated Statement of Financial Position as of December 31

ASSETS in EUR ‘000	Notes	2025	2024
Non-current assets		805,411	1,371,089
Goodwill	4.1	13,376	13,376
Other intangible assets	4.1	9,534	23,315
Property, plant and equipment	4.2	623,352	1,188,107
Right-of-use assets	4.3	117,006	114,004
Investments accounted for using the equity method	4.4	9,614	—
Shares in other companies	5.2; 5.3.1	—	11,876
Other assets	4.6	16,432	12,972
Deferred tax assets	3.7	16,097	7,439
Current assets		455,583	288,208
Inventories	4.5	—	468
Trade receivables	3.1.2; 5.2	10,304	55,685
Income tax receivables	3.7	4,246	7,310
Contract assets	3.1.2	17,729	741
Other assets	4.6	328,044	103,062
Cash and cash equivalents	5.2	57,576	120,260
Non-current assets held for sale	4.2.2	37,684	682
Total assets		1,260,994	1,659,297

EQUITY AND LIABILITIES in EUR ‘000
Equity	4.7	442,213	839,834
Subscribed capital		64,196	64,196
Capital reserve		1,167,144	1,144,014
Fair value reserve of financial assets at FVOCI		—	10,432
Currency translation differences		(63,102)	(19,623)
Retained earnings		(726,025)	(359,185)
Non-current liabilities		718,892	712,330
Borrowings	4.9	614,944	596,964
Lease liabilities	4.9	101,060	93,954
Provisions	4.8	5	6,844
Deferred tax liabilities	3.7	204	14,568
Other liabilities	4.10	2,679	—
Current liabilities		99,889	107,133
Lease liabilities	4.9	29,483	22,743
Trade payables	4.9	12,269	39,013
Income tax liabilities	3.7	16,284	14,656
Provisions	4.8	1,167	2,418
Other liabilities	4.10	40,686	28,303
Total liabilities and shareholders’ equity		1,260,994	1,659,297

The Consolidated Statement of Financial Position shown above should be read in conjunction with the notes below.

Northern Data AG
Consolidated Statement of Changes in Equity for the year ended December 31

EUR ‘000	Notes	Subscribed capital	Capital reserve	Mandatory convertible bonds issued	Fair value reserve of financial assets at FVOCI	Currency translation differences	Retained earnings	Total
Balance on 01/01/2024		48,734	835,756	86,954	5,020	(10,338)	(231,742)	734,384
Loss for the year		—	—	—	—	—	(127,443)	(127,443)
Currency translation		—	—	—	—	(9,285)	—	(9,285)
Fair value gain on equity investments designated at FVOCI	5.2	—	—	—	5,412	—	—	5,412
Other comprehensive income		—	—	—	5,412	(9,285)	—	(3,873)
Total comprehensive income		—	—	—	5,412	(9,285)	(127,443)	(131,316)
Issuance of ordinary shares	4.7	10,699	203,289	—	—	—	—	213,988
Issuance of convertible bonds	4.7	4,763	82,191	(86,954)	—	—	—	—
Deduction of direct transaction costs		—	(1,000)	—	—	—	—	(1,000)
Share-based remuneration	5.5	—	23,778	—	—	—	—	23,778
Transactions with Shareholders		15,462	308,258	(86,954)	—	—	—	236,766
Balance on 12/31/2024		64,196	1,144,014	—	10,432	(19,623)	(359,185)	839,834
Balance on 01/01/2025		64,196	1,144,014	—	10,432	(19,623)	(359,185)	839,834
Loss for the year		—	—	—	—	—	(390,173)	(390,173)
Currency translation		—	—	—	—	(43,479)	—	(43,479)
Net fair value gain on investments designated at FVOCI	5.2	—	—	—	14,139	—	—	14,139
Other comprehensive income		—	—	—	14,139	(43,479)	—	(29,340)
Total comprehensive income		—	—	—	14,139	(43,479)	(390,173)	(419,513)
Transfer to retained earnings on disposal of equity investments designated at FVOCI		—	—	—	(24,571)	—	24,571	—
Share-based remuneration	5.5	—	19,502	—	—	—	—	19,502
Effect of disposal of discontinued operations		—	3,628	—	—	—	(1,238)	2,390
Transactions with shareholders		—	23,130	—	(24,571)	—	23,333	21,892
Balance on 12/31/2025		64,196	1,167,144	—	—	(63,102)	(726,025)	442,213

Northern Data AG
Consolidated Statement of Cash Flows for the year ended December 31

EUR ‘000	Notes	2025	2024
Consolidated net income		(390,173)	(127,443)
Depreciation and amortization of non-current assets	4.2	430,300	155,849
Change in provisions	4.8	(1,337)	6,016
Change in other non-cash expense/income	3.2; 3.5	79,463	(41,542)
Change in inventories, trade receivables and other assets not attributable to investing or financing activities		(36,948)	(76,731)
Change in trade payables and other liabilities not attributable to investing or financing activities		48,793	14,239
Cryptocurrency received for providing computing services		(87,843)	(78,913)
Cryptocurrency sold		87,095	68,724
Gain on disposal of non-current assets		(5,087)	(4,644)
Gain on disposal of discontinued operations	3.9	(115,034)	—
Net finance expense	3.6	39,380	24,990
Income tax expense	3.7	(19,226)	7,254
Income tax payments		(170)	(6,260)
Cash flow from operating activities		29,213	(58,461)

Payments made for investments in intangible assets	4.1	(5,720)	(6,973)
Proceeds from disposals of property, plant and equipment		8,310	37,949
Proceeds from disposals of financial assets		25,591	—
Cash outflows for investments in financial assets		(11,267)	—
Proceeds from sale of subsidiaries		43,585	—
Payments made for investments in property, plant and equipment	4.2	(107,047)	(981,251)
Interest received	3.6	1,855	3,971
Cash flow from investing activities		(44,693)	(946,304)

Proceeds from contributions to equity by shareholders of the parent company (cash capital increases)		—	497,386
Funds received from shareholder loan		—	399,600
Outflows from the redemption of bonds and financial loans and liabilities from lease agreements		(22,688)	(11,452)
Interest paid		(24,683)	(3,902)
Cash flow from financing activities		(47,371)	881,632

Cash-effective change in cash and cash equivalents		(62,851)	(123,133)
Currency-related change in cash and cash equivalents		167	401
Cash and cash equivalents at the beginning of the period		120,260	242,992
Cash and cash equivalents at the end of the period		57,576	120,260

For additional information, see Note 5.1 of the accompanying Notes to the Consolidated Statement of Cash Flows.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements

1.1 Reporting company

Northern Data AG (hereinafter also referred to as the “Company”) is a listed stock corporation with its registered office in Frankfurt/Main, Germany. The business address is: An der Welle 3, 60322 Frankfurt/Main. Northern Data AG is registered with the Local Court of Frankfurt/Main (HRB 106 465).

Northern Data Group (hereinafter also referred to as Northern Data or the Group), headquartered in Frankfurt/Main, Germany, develops and operates High-Performance Computing (HPC) and Artificial Intelligence (AI) solutions. HPC is characterized by the provision of significant computing power within short timeframes, enabling accelerated processing and substantially greater storage capacity compared to conventional server systems. The operation of HPC infrastructure results in increased heat generation and therefore requires specialized thermal management solutions.

The computing power provided in the operation of the Group’s data centers within continuing operations is based primarily on Graphics Processing Units (GPUs), which enable cloud computing, artificial intelligence and high-performance computing services.

Prior to the disposal of the Peak Mining segment, the Group also operated Application-Specific Integrated Circuit (ASIC) infrastructure enabling Bitcoin mining activities. The Peak Mining segment has been classified and presented as a discontinued operation in accordance with IFRS 5.

Following the disposal of the Peak Mining segment, the Group operates globally through its core business segments Taiga Cloud, offering AI cloud services, and Ardent Data Centers, providing high-performance colocation solutions.

During the fiscal year, Taiga Cloud represented the majority of revenue within continuing operations. The results of the Peak Mining segment are presented separately as discontinued operations.

The shares of Northern Data AG are traded on the Open Market of the Frankfurt Stock Exchange and the Munich Stock Exchange (m:access).

1.2 Basic principles of the preparation of the financial statements

Northern Data AG prepares its Consolidated Financial Statements in accordance with International Financial Reporting Standards (IFRS) and the interpretations of the International Financial Reporting Standards Interpretations Committee (IFRS IC) as adopted by the European Union. In addition, the application of commercial law provisions pursuant to Section 315e (1) of the German Commercial Code (HGB) is made in these financial statements.

The financial statements of the companies included in the Group are based on uniform accounting policies in accordance with IFRS. The fiscal year of all companies included in the Group corresponds to the calendar year.

A distinction is made in the Consolidated Statement of Financial Position between current and non-current assets and liabilities. The Consolidated Statement of Comprehensive Income has been prepared using the nature of expense method. The Consolidated Financial Statements are prepared on the basis of historical cost, with the following exceptions:

•        Financial assets whose cash flows do not consist solely of principal or interest payments are measured at fair value.

•        Monetary assets and liabilities denominated in foreign currencies are translated at closing rates.

•        Current assets denominated in cryptocurrencies as well as cryptocurrencies are measured at fair market value.

The Consolidated Financial Statements are prepared in euro (EUR), which is the reporting currency. Unless stated otherwise, all figures are presented in EUR thousand. The tables and figures presented can contain differences due to rounding.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

Northern Data Software GmbH and ND CS (Services) GmbH have made use of the exemption provision pursuant to Section 264 (3) of HGB for the fiscal year 2025.

1.3 Principles of consolidation

1.3.1 Scope of consolidation

Subsidiaries are entities that are directly or indirectly controlled by Northern Data AG. Control exists only when Northern Data AG is exposed, or has rights, to variable returns from its involvement with an investee and has the ability to affect those returns through its power over the investee.

In accordance with the principles of full consolidation, the Consolidated Financial Statements include all domestic and foreign subsidiaries over which Northern Data AG exercised direct or indirect control during the reporting period and which are not of minor significance. Subsidiaries are consolidated from the date on which control is obtained and are deconsolidated from the date on which control is lost.

Number	2025	2024
Fully consolidated subsidiaries
Domestic	2	2
Abroad	29	33
Total fully consolidated subsidiaries	31	35
Non-consolidated subsidiaries
Abroad	1	3
Total non-consolidated subsidiaries	1	3
Total subsidiaries	32	38

During fiscal year 2025, the number of fully consolidated subsidiaries changed as a result of newly incorporated entities and asset acquisitions as well as the disposal of subsidiaries attributable to the Peak Mining segment. In November 2025, control over the Peak Mining subsidiaries was lost and the entities were deconsolidated as of the respective disposal date.

Non-consolidated subsidiaries have not been included in the scope of consolidation on the grounds of immateriality. One previously non-consolidated subsidiary was dissolved during fiscal year 2025.

A complete list of shareholdings can be found in Note 5.10 “List of shareholdings of Northern Data AG pursuant to Sec. 313 (2) no. 1 to 4 of the German Commercial Code (HGB)”.

1.3.2  Consolidation methods

Companies newly acquired during the fiscal year are included in the Consolidated Financial Statements from the date on which control is transferred in accordance with IFRS 10 and are fully consolidated using the acquisition method. Subsidiaries are deconsolidated from the date on which control is lost.

Capital consolidation is performed by offsetting the carrying amounts of the investments against the Group’s share in the equity of the subsidiaries. In the case of business combinations, initial consolidation is performed in accordance with IFRS 3 using the acquisition method by offsetting the acquisition cost against the fair values of the identifiable assets acquired and liabilities and contingent liabilities assumed at the date of acquisition. Goodwill is recognized if the acquisition cost of the investment exceeds the proportionate share of the acquired revalued equity. If this is a negative goodwill of a debt nature, the purchase price calculation and allocation are to be reassessed. If this has been correctly accounted for, any remaining negative goodwill is recognized in other operating income in the year of acquisition.

Intra-group transactions are eliminated. Receivables and payables between consolidated companies are offset against each other. Intercompany profits and losses are eliminated and intercompany income is offset against the corresponding expenses.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

In the course of transactions in which shareholders of Northern Data contribute shares of third parties in exchange for equity instruments of Northern Data, the transaction is not accounted for in accordance with IFRS 3. In the course of initial consolidation, the net assets acquired are recognized at fair value and added to equity as a contribution. The difference between the fair value of the equity instruments issued and the fair value of the net assets acquired is not recognized.

1.3.3 Associates and joint ventures (equity method)

Associates are entities over which the Group has significant influence, but not control or joint control. Significant influence is the power to participate in the financial and operating policy decisions of an investee without having control over those policies. In assessing whether significant influence exists, the Group considers its ability to participate in relevant decision-making processes, taking into account governance rights, representation in decision-making bodies, contractual arrangements, and other relevant facts and circumstances. Significant influence may exist notwithstanding a relatively small equity interest.

Investments in associates are accounted for using the equity method in accordance with IAS 28 Investments in Associates and Joint Ventures. Under the equity method, investments are initially recognized at cost and subsequently adjusted for the Group’s share of the investee’s profit or loss and other comprehensive income. Dividends received reduce the carrying amount of the investment. When the Group’s share of losses exceeds its interest in an associate, the carrying amount is reduced to zero and further losses are recognized only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate.

Associates that are not individually material to the Group are disclosed in aggregate in accordance with IFRS 12 Disclosure of Interests in Other Entities.

1.3.4 Loss of control of subsidiaries (deconsolidation)

When the Group loses control of a subsidiary, the assets and liabilities of the subsidiary and any related non-controlling interests are derecognized. Any consideration received and any retained interest are measured at fair value at the date control is lost. The resulting gain or loss is recognized in profit or loss. Amounts previously recognized in other comprehensive income relating to the subsidiary are accounted for as if the Group had directly disposed of the related assets or liabilities in accordance with IFRS 10.

1.3.5 Currency translation

The financial statements of subsidiaries whose functional currency differs from the euro are translated into the Group’s presentation currency, the euro (EUR), using the functional currency concept. The functional currency of each Group entity reflects the primary economic environment in which the entity operates. Within the Group, the functional currency of each company generally corresponds to its respective local currency.

Transactions in foreign currencies are translated into the respective functional currency using the exchange rates prevailing at the date of the transaction. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated using the closing rate, and the resulting exchange differences are recognized in profit or loss, unless they relate to a net investment in a foreign operation. Non-monetary items measured at historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate prevailing at the date on which the fair value was determined.

The financial statements of foreign subsidiaries whose functional currency is not the euro are translated into the Group’s presentation currency using the closing rate method. Assets and liabilities are translated at the closing rate at the reporting date, while income and expenses are translated at the average exchange rates for the period, unless

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

these are not representative of the exchange rates prevailing at the transaction dates. Equity is translated at historical exchange rates. Exchange differences arising from the translation of the financial statements of foreign operations are recognized in other comprehensive income and accumulated in a separate component of equity.

Net investment in foreign operations

Monetary items receivable from or payable to a foreign operation for which settlement is neither planned nor likely to occur in the foreseeable future are considered to form part of the Group’s net investment in that foreign operation. In accordance with IAS 21.15 and IAS 21.32 – 33, foreign exchange differences arising on such balances are recognized in other comprehensive income and accumulated in a separate component of equity until disposal of the relevant foreign operation.

During the fiscal year, following an internal restructuring, certain intercompany balances were reclassified as part of the Group’s net investment in foreign operations. From the date of reclassification, foreign exchange differences on these balances are recognized in other comprehensive income rather than in profit or loss.

The euro exchange rates on which the currency translation is based are shown below:

	2025	2024
Closing rate EUR/USD	1.1750	1.0389
Average rate EUR/USD	1.1272	1.0818
Closing rate EUR/CAD	1.6088	1.4948
Average rate EUR/CAD	1.5781	1.4819
Closing rate EUR/GBP	0.8726	0.8292
Average rate EUR/GBP	0.8566	0.8466
Closing rate EUR/NOK	11.8430	11.7950
Average rate EUR/NOK	11.7154	11.6237
Closing rate EUR/SEK	10.8215	11.4590
Average rate EUR/SEK	11.0646	11.4309
Closing rate EUR/CHF	0.9314	0.9412
Average rate EUR/CHF	0.9371	0.9526

1.4 Valuation premise of a going concern

The preparation of the consolidated financial statements requires an assessment of the Group’s ability to continue as a going concern. The Management Board has reviewed the Group’s liquidity position, cash flow forecasts, and funding arrangements for a period of at least twelve months from the date of approval of these financial statements.

In this assessment, the Management Board considered risks primarily arising from the pace of customer onboarding, market price developments, and competitive pressures, which could affect the Group’s earnings performance and liquidity development. The Group’s shareholder loan is subject to financial covenants linked to the achievement of key growth assumptions. A breach of these covenants could entitle the lender to demand immediate repayment. Under current conditions, the Group would not be able to meet such repayment without securing alternative financing or disposing of assets.

While these factors present inherent uncertainty, the Management Board expects a balanced liquidity position. This expectation reflects the Group’s current forecasts and access to mitigating actions, including investment deferrals, cost controls, hardware sales, and potential new financing.

Having reviewed the annual budget, operational plans, and financing arrangements, the Management Board considers the going concern basis of preparation appropriate. No material uncertainty exists that would cast significant doubt over the Group’s ability to continue in operation for the foreseeable future.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

1.5 IFRS standards applied

Standards, interpretations and amendments whose application was mandatory for the first time in the past fiscal year and whose application will be mandatory in future reporting periods

The following new or amended accounting standards already adopted by the IASB have not been taken into account in the Consolidated Financial Statements for fiscal year 2025 where there was no obligation to apply them yet, with the exception of the standards whose application is mandatory as of January 1, 2025. Some of the effects of these new or amended accounting standards on the financial statements are still being examined.

Standards/ Interpretations	Title	Mandatory date of application according to the EU as of fiscal years beginning on or after:	Impact
IAS 21	Amendments to IAS 21 “The effects of changes in foreign exchange rates” regarding “Lack of Exchangeability” (issued on August 15, 2023)	January 1, 2025	No impact
IFRS 9, IFRS 7	Amendments to IFRS 9 and IFRS 7 “Contracts Referencing Nature-dependent Electricity” (issued on 18 December 2024)	January 1, 2026	Effects are currently being evaluated
Various	Annual Improvements Volume 11 (issued on 18 July 2024)	January 1, 2026	Effects are currently being evaluated
IFRS 9, IFRS 7	Amendments to IFRS 9 and IFRS 7 “Amendments to the Classification and Measurement of Financial Instruments” (issued on 30 May 2024)	January 1, 2026	As of Balance date no relevance but monitoring is in place
IFRS 18	“Presentation and Disclosure in Financial Statements” (issued on April 9, 2024)	January 1, 2027	Effects are currently being evaluated
IFRS 19	“Subsidiaries without Public Accountability: Disclosures” (issued on May 9, 2024)	January 1, 2027 EU endorsement pending	No relevance
IFRS 19	Amendments to IFRS 19 “Subsidiaries without public accountability: Disclosures” (issued on 21 August 2025)	January 1, 2027 EU endorsement pending	No relevance
IAS 21	Amendments to IAS 21 “The Effects of Changes in Foreign Exchange Rates: Translation to a Hyperinflationary Presentation Currency” (issued on 13 November 2025)	January 1, 2027 EU endorsement pending	No relevance

Status as of February 16, 2026, according to EFRAG Endorsement Status Report

1.6 Discretionary decisions and estimation uncertainties

Discretionary decisions must be taken into account in two respects when preparing the Consolidated Financial Statements. In addition to the need to interpret indeterminate terms and rules, management is required to make (forward-looking) assumptions and estimates that can have an impact on the asset, financial, and earnings position. Estimation uncertainties also arise from forward-looking company planning.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

1.6.1 Property, plant, and equipment and intangible assets (excluding goodwill)

In estimating the useful lives of assets, judgment is required on the part of the Group’s management. In making this assessment, Northern Data takes the experience already gained from comparable assets as well as from current and future technological changes into account, among other information.

Northern Data assesses at each reporting date whether any indication of impairment exists. If any such indication exists, or when annual impairment testing for an asset is necessary, Northern Data makes an estimate of the asset’s recoverable amount. The recoverable amount is determined for each individual asset or cash-generating unit, if an asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. If the carrying amount of an asset or a cash-generating unit exceeds its recoverable amount, the asset is impaired and written down to its recoverable amount. The recoverable amount is the higher of fair value less disposal costs and value in use.

To determine the value in use, the expected future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In order to determine the fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is applied. This is based on valuation multiples, stock market prices of exchange-traded shares in companies or other available fair value indicators.

Impairment losses are recognized in profit or loss. This does not apply to assets that have previously been revalued, provided that the increases in value resulting from the revaluation have been recognized in other comprehensive income. For these, the impairment loss is also recognized in other comprehensive income up to the amount of the previous revaluation.

1.6.2 Non-current assets held for sale

Management applies judgment in determining when assets (or disposal groups) meet the criteria to be classified as held for sale. According to IFRS 5 ‘Non-current Assets Held for Sale and Discontinued Operations,’ an asset (or disposal group) is classified as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use, and a sale is considered highly probable. In making this assessment, management considers factors such as:

•        Management’s commitment to a plan to sell

•        Active efforts to locate a buyer and complete the plan

•        The asset is available for immediate sale in its present condition.

•        The sale is expected to be completed within one year from the date of classification.

Once classified as held for sale, the asset (or disposal group) is measured at the lower of its carrying amount and fair value less costs to sell. This requires significant estimation and involves:

•        Determining the fair value of the asset, which involves obtaining market valuations, using comparable market transactions, or applying other valuation techniques

•        Estimating the costs to sell, including legal fees, sales commissions, and any costs directly attributable to the sale

The judgments and estimates are based on information available at the time of assessment and may be subject to changes in market conditions. Since the estimates are subject to inherent uncertainties and changes in market conditions, the final measurements of the assets held for sale may be affected.

Details are provided in Notes 1.8.7 and 4.2.2 “Non-current assets held for sale”.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

1.6.3 Leases

Judgment was applied in assessing whether to extend current leases. Economic and operational factors were taken into account in the assessment of probability.

1.6.4 Revenue recognition

1.6.4.1 Provision of computing power for mining cryptocurrencies (Discontinued operations)

The Group operates several data centers to provide computing power directly to a crypto mining pool or to sell them independently to third parties. Discretionary decisions are required when assessing whether contracts with third parties are within the scope of IFRS 15. In particular, Northern Data considers whether the contract was negotiated with economic substance. In determining the consideration Northern Data expects to receive for the transfer of promised products or services from a customer, the Group exercises judgment. This includes estimates of the amount of consideration to be received. In some cases, the Group has the discretion to determine whether the consideration is cash (FIAT currency) or non-cash (cryptocurrency). In the case of non-cash computing services, significant judgments are present on the part of Northern Data’s management, particularly with respect to the inclusion of the trading platform Coinbase for cryptocurrency exchange rates and the selection of the cut-off date. Any subsequent exchange rate losses or increases are not recognized in revenue, but in other operating expenses or income in profit or loss. Furthermore, contracts for the provision of computing power very rarely include significant financing components.

1.6.4.2 Engineering, hosting, and cloud computing

It is possible for several IFRS 15 contracts to be concluded with the same customer. The Group treats these contracts as one contract for accounting purposes if the contracts are entered into at the same time or with a small-time interval and are economically interrelated. Judgments are required in assessing whether different contracts are related. Consideration is given to whether a single economic purpose has been negotiated, whether the consideration for one contract is contingent on the performance of the other contract, or whether some or all of the products in the contracts represent a single performance obligation.

Products and services are normally classified as separate performance obligations. The portion of the contract price allocated to them is recognized separately. However, the determination of whether a product or service is considered a separate performance obligation requires the use of judgment. Particularly in the case of engineering and hosting activities, judgment is required to assess whether these services are significantly interdependent. As a rule, engineering services relate to fundamental conceptual designs, while hosting involves simple operation and maintenance measures.

1.6.4.3 Basic discretionary decisions

Northern Data exercises judgment in determining the timing of fair value measurements for non-cash consideration.

Discretion is used in assessing whether revenue from the products and services (hosting and provision of computing services) is to be recognized over time or at a point in time. In particular, it is taken into account whether the customer already has control and derives economic benefits from the product or service while it is being provided. At Northern Data, this applies in particular to hosting and engineering services.

In determining the timing, the Group applies a simplification principle (right to invoice), as monthly invoicing is performed, and the Group is therefore entitled to the hours worked. Revenue is therefore recognized in the amount that the Group is entitled to invoice.

Judgments and estimates related to revenue recognition can have an impact on the timing and amount of revenue to be recognized.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

1.6.5 Purchase price allocation

For the purchase price allocation in the context of business combinations, assumptions must be made regarding the recognition and measurement of assets and liabilities. The determination of the fair value of the assets acquired and liabilities assumed at the time of acquisition, as well as the useful lives of the intangible assets and property, plant, and equipment acquired, involves assumptions. The valuation of intangible assets is based to a large extent on projected cash flows and discount rates. Actual cash flows may differ significantly from the cash flows used in determining fair values, which can result in different values and impairment losses.

1.6.6 Impairment of goodwill

In accordance with the accounting policy set out below, goodwill is tested for impairment at least once a year and additionally if there are indications of possible impairment. Goodwill is initially allocated to a cash-generating unit and tested for impairment on the basis of forward-looking assumptions. Details are provided in Notes 1.8.5 “Goodwill” and 4.1 “Goodwill and other intangible assets”.

1.6.7 Financial instruments

Information on the respective judgments and estimation uncertainties can be found in the Notes to the Consolidated Financial Statements under 1.8.3.2 “IFRS 13 Fair value” 1.8.3.4 “Impairment” and 5.2 “Additional disclosures on financial instruments.”

1.6.8 Deferred tax assets

Deferred tax assets are recognized for all unused tax loss carryforwards to the extent that it is probable that future taxable profit will be available against which the loss carryforwards can be utilized. In determining the carrying amount of deferred tax assets, significant judgment is required by the Management Board with respect to the expected timing and amount of future taxable income.

The companies are subject to the respective tax laws of their countries. When assessing tax assets and tax liabilities, the interpretation of tax legislation may be subject to uncertainties, and a divergent view of the respective tax authority cannot be ruled out. Changes in assumptions about the correct interpretation of tax regulations are reflected in the recognition of uncertain income tax assets and liabilities. Uncertain income tax items are recognized at the most probable value.

Further details are presented in Note 3.7 “Income taxes”.

1.6.9 Relationships with related companies and persons

Discretionary decisions are made in the identification of related party relationships, in particular in the determination of significant influence between Northern Data and other companies.

1.7 Global economic and geopolitical developments

1.7.1 Impact on management’s judgments and estimates

Management judgments and estimates (see Note 1.6 “Discretionary decisions and estimation uncertainties”) affect the measurement and disclosure of assets and liabilities and the recognition of income and expenses. Ongoing geopolitical uncertainty, including the war in Ukraine, continues to contribute to volatility in European energy markets and procurement costs. The Group does not conduct business in Ukraine, Russia, or Belarus and has no operations in those jurisdictions; accordingly, the impact of the war on the Group has been indirect, primarily through energy price fluctuations and certain input cost pressures. The Group mitigates portions of this exposure through long-term power contracts and hedging arrangements. Management has considered available information on economic conditions

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

and government actions in forming its key estimates, including assessments of impairment and the collectability of receivables. Actual outcomes may differ from these estimates, and changes in assumptions could have a material effect on the consolidated financial statements.

In addition, global trade policy developments, including the introduction or potential expansion of tariffs and other trade restrictions, continue to contribute to uncertainty in international supply chains and equipment procurement costs. The Group sources certain hardware and infrastructure components through global suppliers, and tariffs or other trade measures could affect the cost and availability of such equipment. Given the Group’s cross-border service delivery model applied within the Group and in dealings with international customers, changes in trade policy or related restrictions could also affect contracting terms, pricing, and the cost of service delivery in certain corridors. Management has considered the potential impact of these developments in forming its key judgments and estimates, including the assessment of asset recoverability and cost assumptions used in impairment analyses. As the timing, scope, and duration of trade measures remain uncertain, actual outcomes may differ from Management’s estimates and could affect the Group’s financial position and results of operations.

1.7.2 General effects on the 2025 Consolidated Financial Statements

Overall, the direct impact of the war in Ukraine and evolving global trade policies, including tariffs and related restrictions, on Northern Data Group’s consolidated financial statements was insignificant, with any effects remaining primarily indirect through energy price volatility, procurement costs, and certain cross-border service delivery considerations.

1.8 Accounting and valuation principles

The main accounting and valuation principles are presented below.

1.8.1 Business combinations

Business combinations are accounted for using the acquisition method at the date of transfer of control. The acquirer is identified in accordance with IFRS 3. Under this method, the assets, liabilities, and contingent liabilities of the acquired company, identified in accordance with the provisions of IFRS 3, are measured at fair value at the acquisition date and compared with the cost of the consideration transferred. Any goodwill is determined by the excess of the cost of the acquisition over the fair value of the identifiable assets acquired and liabilities assumed.

Goodwill is tested for impairment at least once a year and subject to an additional test if there are indications of potential impairment. Any impairment loss is recognized as an expense. The impairment test is performed in accordance with IAS 36.

Acquisition-related costs are expensed as incurred, with the exception of transaction costs in connection with the issue of new shares which are recognized in equity.

IFRS does not apply to acquisitions of an asset or a group of assets that do not meet the definition of a business in accordance with IFRS 3. For such transactions, the acquirer identifies and recognizes the individual identifiable assets acquired, including intangible assets that meet the definition and recognition criteria of IAS 38, and liabilities assumed. In such cases, the cost of the group of assets is allocated to the individual assets and liabilities on the basis of their relative fair values at the date of purchase. Such transactions or events do not give rise to goodwill.

In the course of transactions in which shareholders of Northern Data contribute shares of third parties in exchange for equity instruments of Northern Data, the transaction is not accounted for in accordance with IFRS 3. In the course of initial consolidation, the net assets acquired are recognized at fair value and added to equity as a contribution. The difference between the fair value of the equity instruments issued and the fair value of the net assets acquired is not recognized.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

On November 3, 2025, the Group completed the disposal of its Peak Mining segment, with effect from October 31, 2025. Control was lost on October 31, 2025, being the date on which the Group ceased to have the ability to direct the relevant activities of Peak Mining. The results of Peak Mining have been presented as discontinued operations in accordance with IFRS 5.

1.8.2 Business transactions in foreign currency

Transactions in foreign currencies are translated into the respective functional currency of the Group companies at the spot rate on the date of the transaction. Non-monetary assets and liabilities measured at fair value in a foreign currency are translated at the exchange rate that applies on the date on which the fair value was determined. Non-monetary items measured at historical cost in a foreign currency are translated using the exchange rate on the date of the transaction. Currency translation differences are generally recognized in profit or loss for the period and reported within financing expenses. Foreign exchange differences on intercompany loans forming part of the Group’s net investment in foreign operations are recognized in other comprehensive income and recycled to profit or loss on disposal.

1.8.3 Financial instruments

A financial instrument is a contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

1.8.3.1 Notes on interest income and interest expense

The interest income and expense from all interest-bearing assets and liabilities are recognized as interest income and expense using the effective interest rate method. The effective interest rate (EIR) is a method of calculating the amortized cost and of allocating the interest income or expense over the relevant period using the contractual future cash flows. Fees that are considered to be integral to the effective interest rate, direct and incremental transaction costs, and all other premiums or discounts are taken into account.

1.8.3.2 IFRS 13 Fair value

Fair value is the price that would be received to sell an asset or be paid to transfer a liability in an arm’s length transaction at the measurement date.

The financial instruments carried at fair value have been categorized under the three levels of the IFRS fair value hierarchy as follows:

•        Level 1:    Quoted prices (unadjusted) in active markets for identical assets and liabilities.

•        Level 2:    Financial instruments valued with valuation techniques using observable market data and financial instruments where the fair value can be determined by reference to similar instruments trading in active markets, or where a technique is used to derive the valuation but where all inputs to that technique are observable market data.

•        Level 3:    Valuation parameters for assets or liabilities that are not based on observable market data.

If, in determining the fair value of an asset or liability, input parameters are used that can be assigned to different levels of the fair value hierarchy, the fair value measurement is assigned in its entirety to the level of the fair value hierarchy that corresponds to the lowest input parameter that is significant to the determined fair value as a whole.

The fair value of a financial instrument in active markets is determined based on quoted prices where these represent prices used in regular and current transactions. The fair value on the financial instrument also takes into account credit risk (on the asset side the counterparty risk and on the liability side the own credit risk).

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

Where quoted prices do not exist in an active market, Northern Data uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The valuation techniques used incorporate all factors that market participants would consider in pricing such a transaction.

Northern Data records reclassifications between the different levels of the fair value hierarchy at the end of the reporting period in which the change occurred.

At the end of the reporting period, a review is carried out to determine whether reclassifications between assessment hierarchies need to be made. In the reporting year, there were no reclassifications between the measurement hierarchies.

In determining fair value, Northern Data considers factors such as bid and ask spreads. If an asset or liability measured at fair value has a bid price and an ask price, Northern Data measures assets or long positions at the bid price and liabilities or short positions at the ask price.

In most cases, the fair value at the acquisition date corresponds to the transaction price or the acquisition cost. If Northern Data determines that the fair value at initial recognition differs from the transaction price, Northern Data measures that financial instrument at fair value at initial recognition. If the difference identified is a gain, it is recognized in profit or loss on a systematic basis only to the extent that it arises from changes in factors that market participants would consider in pricing the financial instrument, or over the expected life of the transaction. If the difference calculated represents a loss, it is recognized when it is probable that a loss has been incurred and the loss can be reliably estimated.

Valuation techniques and significant unobservable inputs

No comparable values are available for the financial assets and financial liabilities to be measured at fair value and thus fair values have to be determined using modeling techniques, valuation techniques such as the Discounted Cash Flow (DCF) method, Net Asset Value (NAV), as well as Monte Carlo Simulation regarding complex options which take into account current market conditions for credit, interest rate, share prices, liquidity and other risks. The table below shows the valuation techniques used in determining Level 2 and Level 3 fair values and the significant unobservable inputs used.

Industry standard modeling techniques	Input factors Level 2	Input factors Level 3
• DCF-Models	• Estimated future cash flows	• Estimated future cash flows
• Net Asset Value-Model	• Market interest rates	• Asset and liability prices
• Forward market standard model	• Currency rates
• Option pricing model/Monte Carlo Simulation	• Share prices

Parameters, quoted parameter inputs, and price data are obtained from third-party sources, including stock exchanges. The sources for the input parameters used are reviewed and assessed to ensure the quality of the fair value to be determined. Where possible, the results are compared with actual transactions in the market to ensure that the model valuations are calibrated against market prices. If no verification can be made due to a lack of observable data, the estimated fair value is assessed for reasonableness using appropriate procedures.

The determination of fair values of financial instruments is subject to judgment and estimation uncertainty. Where available, Northern Data determines the fair value of financial assets and financial liabilities based on quoted prices in an active market for them. If no market values are available for the measurement of financial assets and financial liabilities, the fair values are determined using valuation models. Estimates, assumptions, and modeling techniques in the valuation of financial instruments for which there are no market prices or market-observable comparative parameters are to be made. In addition, parameters are based on the appropriate exercise of judgment by Management, particularly with regard to the appropriate selection and application of parameters.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

The use of valuation techniques or models requires Management to make assumptions and estimates, the extent of which depends on the level of transparency regarding the financial instruments and their markets, and the complexity of those assets and liabilities. If Management decisions are required to a significant extent for value determinations, these are identified and documented. As part of the validation of the models and valuations used, subjectivity and estimation issues are assessed in particular. Valuations that are to be assigned to Level 1, generally do not take Management estimates into account. In Level 2, or in the case of valuations using standard industry models and input parameters that are observable in active markets, the consideration of Management estimates is rather limited. In Level 3, non-observable input parameters, including historical data, are also used in the context of measurement using standard industry models, which means that Management estimates are incorporated to a greater extent. If Northern Data is able to access valuation results from multiple valuation techniques, Management chooses the estimate within the range that best reflects fair value. In addition, valuation adjustments may be required by Management to determine fair value. Valuation adjustments are part of the valuation process. The choice of model, the assumptions and methods used, and the input parameters are based on expert estimates.

For more information on the assumptions used in determining fair values, see Note 5.2 “Additional disclosures on financial instruments”.

1.8.3.3 Classification and measurement

Financial assets and liabilities are classified and measured based on Northern Data’s business model and the nature of the cash flows (known as Solely Payments of Principal and Interest or “SPPI”).

The following table provides an overview of the basic measurement categories and their abbreviations:

Measurement category of IFRS 9	Abbreviation
At amortized cost	AC
At fair value through profit or loss	FVPL
At fair value through other comprehensive income	FVOCI

Financial assets

Financial assets measured at amortized cost include:

•        Trade receivables

•        Receivables from affiliated companies

•        Contract assets

•        Other receivables and assets

•        Cash and cash equivalents

Northern Data makes an assessment of the objectives of the business model in which the financial asset is held at an overall business level, as this best reflects the way in which the business is managed, and information is provided to Management. The information to be considered includes the Management’s stated strategy for realizing the contractual cash flows, how results are evaluated at the overall business level and reported to Group Management, and the risks that affect the results of the business model and how those risks are managed.

The contractual cash flows must fulfil the SPPI criterion and be consistent with a basic lending arrangement. The “principal amount” is the fair value of the financial asset at initial recognition. The interest is defined as a charge for the time value of money and for the default risk associated with the principal outstanding over a period of time, as well as for other basic credit risks, liquidity risk, costs (e.g. administrative costs), and a profit margin.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

Financial assets held with the objective to collect contractual cash flows (business model: Hold to Collect) are classified and subsequently measured at amortized cost.

Financial assets classified as at amortized cost are subsequently measured at amortized cost using the effective interest method (see Notes 1.8.3.2 “IFRS 13 Fair value”; 3.6 “Financial result”; 5.2 “Additional disclosures on financial instruments”). Initial measurement is at fair value (see Notes 1.8.3.2 “IFRS 13 Fair value”; 3.6 “Financial result”; 5.2 “Additional disclosures on financial instruments”). Amortized cost is reduced by impairment losses and repayments. Interest income, foreign exchange gains and losses, and impairment losses are recognized in profit or loss. A gain or loss on derecognition is recognized in profit or loss.

Financial assets held with the objective of both collecting contractual cash flows as well as selling financial assets (business model: Hold to Collect and Sell) are recorded as financial assets at fair value through other comprehensive income on the Group’s Consolidated Statement of Financial Position. Foreign exchange gains and losses and impairment losses are recognized in profit or loss. Other net gains or losses are recognized in other comprehensive income. Upon derecognition, accumulated other comprehensive income is reclassified to profit or loss. Interest income is calculated using the effective interest method and is also recognized in the Statement of Comprehensive Income.

An equity investment that is neither held for trading nor contingent consideration recognized by an acquirer in a business combination to which IFRS 3 applies is classified as at fair value through other comprehensive income (excluding recycling). Dividends are recognized as income in the Statement of Comprehensive Income unless the dividend clearly represents coverage of part of the costs of the investment. Other net gains or losses are recognized in other comprehensive income (OCI), with no reclassification to profit or loss. Northern Data designates corporate investment as equity investments valued at FVOCI because they represent investments that Northern Data intends to hold for strategic purposes over the long-term.

All financial assets not classified at AC or at FVOCI are therefore financial assets classified at FVPL and are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in other operating expenses in the Statement of Comprehensive Income.

Upon initial recognition, Northern Data may irrevocably elect to designate financial assets that otherwise qualify for measurement at AC or at FVOCI classified as at FVPL if doing so results in the elimination or significant reduction of accounting mismatches that would otherwise occur (fair value option).

Financial assets are not reclassified after initial recognition unless Northern Data changes its business model for managing the financial assets. In this case, all financial assets affected by the change are reclassified on the first day of the reporting period. When financial assets are reclassified, a prospective adjustment is made from the date of reclassification. Previously recognized gains, losses (including impairment losses or income), or interest are not adjusted.

Financial liabilities

Financial liabilities measured at amortized cost include:

•        Trade payables

•        Contract liabilities

•        Loans/shareholder loan

Northern Data measures financial liabilities — with the exception of liabilities for which the fair value option has been exercised — at amortized cost using the effective interest method (Note 3.6 “Financial result” and 5.2 “Disclosures on financial instruments”). Interest expense and foreign currency translation differences are recognized in the Statement of Comprehensive Income. Gains or losses on derecognition are also recognized in the Statement of Comprehensive Income.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

Hybrid financial liability contracts contain both an embedded derivative and a non-derivative component, the contract. If the economic characteristics and risks of embedded derivatives are not closely related to those of the host financial liability contract and the hybrid financial liability contract itself is not carried at fair value through profit or loss, the embedded derivative is bifurcated and accounted for separately as derivatives.

Mandatory convertible notes are assessed to determine whether they should be accounted for entirely as debt or split into an equity component and a debt component. The directly attributable costs along with the debt component, which corresponded to the present value of the future interest payments, are deducted from the proceeds of the issue. The debt component is accounted for as a financial liability. The remaining amount constitutes the equity component.

Derivatives and embedded derivatives separated from the host contract, which are not classified as hedging instruments in hedge accounting, are classified as FVPL. Gains or losses on these financial assets are recognized in profit or loss.

Recognition and derecognition

A regular way purchase or sale of financial assets shall be recognized or derecognized either at the trade date or at the settlement date. Northern Data applies the trade date accounting method.

Northern Data derecognizes a financial asset when its contractual rights to receive cash flows from the financial asset expire or it transfers its rights to receive contractual cash flows in a transaction in which either substantially all the risks and rewards of ownership of the financial asset are transferred, or Northern Data no longer retains substantially all risks and rewards of ownership of the financial asset while not retaining control of the asset.

Northern Data derecognizes a financial liability when the contractual obligations are discharged, cancelled, or expire. When a financial liability is derecognized, the difference between the carrying amount of the liability extinguished and the consideration paid is recognized in profit or loss.

When the contractual terms of financial assets or financial liabilities are renegotiated or modified and the modification does not result in derecognition, a gain or loss is recognized in profit or loss for the difference between the original contractual cash flows and the modified cash flows discounted at the original effective interest rate. Significant modifications result in the derecognition of the recognized original agreement and the recognition of a new financial asset or a new financial liability in accordance with the renegotiated contractual terms.

Financial assets and liabilities are offset, and their net amount recognized in the Consolidated Statement of Financial Position, only when there is a legal right to do so and an intention to settle on a net basis or to realize the asset and settle the liability simultaneously.

1.8.3.4 Impairment

For financial assets measured at amortized cost, the expected credit loss (ECL) model is used to determine impairment losses in accordance with IFRS 9.

Expected credit loss is equal to the gross carrying amount, multiplied by the probability of default and a factor reflecting the loss given default less collateral. Expected credit losses are the probability-weighted estimates of credit losses. The determination of the loss allowances represents a forward-looking assessment of future credit losses. The expected credit loss is to be discounted using the effective interest rate of the financial asset.

The determination of the loss allowances and the impairment losses is subject to discretionary decisions and estimation uncertainties. Estimation uncertainties arise in connection with the recognition of provisions for risks when direct and indirect effects are expected. Climate and environmental risks can have an impact on credit risk and risk provisioning. However, none have been identified.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

In accordance with IFRS 9, the risk provisioning requirement is determined in three different stages.

•        Stage 1:    Northern Data recognizes a credit loss allowance at an amount equal to 12-month expected credit losses for financial assets, assuming that credit risk has not increased significantly after initial recognition.

•        Stage 2:    If there is a significant increase in the default risk at the measurement date, the loss allowances must be recognized for the remaining term of the receivable (lifetime expected credit loss). The expected loss is a probability-weighted estimate of credit losses. Interest income is recognized on the basis of the gross carrying amount.

•        Stage 3:    If there are objective indications of impairment, financial assets are to be allocated to Stage 3. The calculation of the loss allowances is based on the lifetime expected credit loss. Interest income is recognized on the basis of the gross carrying amount less the loss allowances.

If financial assets are credit-impaired, interest revenue is calculated by applying the effective interest rate to the amortized cost amount (gross carrying amount of a financial asset after adjusting for any impairment allowance).

The determination of whether the credit risk of a financial asset has increased significantly since initial recognition is based on both quantitative and qualitative information and analyses, which are based on Northern Data’s past experience and sound judgment, including forward-looking information. Significant weight is given to the past due status of a receivable. A significant increase in credit risk and therefore in default risk is assumed if the internally determined probability of default based on company-specific ratings has deteriorated since initial recognition.

If there is objective evidence of an actual default, the transfer is made to Level 3. If external rating information is available, the expected credit loss is determined on the basis of this data. Otherwise, Northern Data determines the default rates on the basis of historical default rates, taking into account forward-looking information on economic developments. Indicators that a financial asset is credit-impaired and therefore in Stage 3 are significant financial difficulties experienced by customers, a breach of contract, such as a default or past due status of more than 90 days, and the likelihood that customers will enter bankruptcy or other reorganization proceedings.

Northern Data considers a financial asset to be in default if it is unlikely that the debtor will be able to pay its credit obligation in full to Northern Data without Northern Data having to resort to measures such as liquidation of collateral. This is mainly the case if the debtor is more than 180 days overdue.

The impairment of trade receivables is determined using an allowance matrix. Impairment is determined by reference to the past due date, based on a rating and taking into account macroeconomic factors and forward-looking information.

The gross carrying amount of a financial asset is written off when Northern Data does not have a reasonable expectation that all or a portion of the financial asset will be recoverable. Northern Data writes off the gross carrying amount when the financial asset is past due, based on past experience in realizing such assets. Northern Data makes an individual assessment of the timing and amount of the write-off based on whether there is a reasonable expectation of recovery. Northern Data does not expect a significant recovery of the amount written off.

Further supplementary disclosures regarding risk provisioning and counterparty risk are presented in Note 5.2.1 “Credit risk”.

1.8.4 Intangible assets (excluding goodwill)

Intangible assets (excluding goodwill) are generally carried at amortized cost less straight-line amortization (except for assets with indefinite useful lives) and impairment losses.

Cryptocurrencies are accounted for as intangible assets with indefinite useful lives and are therefore not amortized. Initial measurement of all cryptocurrencies is determined based on the prevailing daily market rate at the time they are received as remuneration for hash power.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

Subsequently, they are remeasured at fair value at each reporting date using the closing spot rate quoted in an active market. Increases in fair value are recognized in other comprehensive income (OCI) and accumulated in equity within the revaluation reserve, while decreases are recognized in profit or loss unless there is a sufficient revaluation surplus to offset the decline. The first-in, first-out (FIFO) method is applied for tracking disposals of cryptocurrencies, with any realized gains or losses recognized in profit or loss at the time of disposal.

Internally generated intangible assets are capitalized if the criteria (technical feasibility, intention to complete, ability to use and sell, etc.) set out in IAS 38.57 are cumulatively met. If the criteria are not met, they are recognized as an expense.

Separately acquired licenses and permits are shown at historical cost. Licenses and permits acquired in a business combination or transaction classified as a group of assets acquisition are recognized at fair value at the acquisition date. They have a finite useful life and are subsequently carried at cost less accumulated amortization and impairment losses.

The economic useful lives, residual carrying amounts and amortization methods of intangible assets are reviewed at least at each reporting date. The expected useful lives are as follows:

Asset	Useful life
Customer base	7 – 15 years
Paid acquired licenses and other rights	3 – 10 years
Similar rights and assets	3 – 10 years

If expectations differ from previous estimates, the corresponding changes are recognized as changes in accounting estimates in accordance with IAS 8.

Gains or losses on the disposal of intangible assets are determined as the difference between the proceeds on disposal and the carrying amount of the intangible assets and are recognized in the Statement of Comprehensive Income under “Other operating income” in the case of a gain or under “Other operating expenses” in the case of a loss.

1.8.5 Goodwill

Goodwill is tested for impairment annually or whenever events or changes in circumstances indicate that it may be impaired by comparing the carrying amount of the cash-generating unit or units with their recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and its value in use. The Group generally determines the fair value less costs of disposal for this purpose.

If the carrying amount exceeds the recoverable amount, the asset is impaired and must be written down to the recoverable amount. Where fair value less costs of disposal is higher than the carrying amount, no impairment is recognized and it is unnecessary to determine value in use. An appropriate valuation method is used to determine the fair value less costs of disposal. This is based on discounted cash flow valuation models or the market data available (input factors) for the fair value. A subsequent reversal of an impairment loss recognized for goodwill due to the discontinuation of the reasons for the impairment loss is not permitted. Goodwill is recognized in the functional currency and translated at the closing rate.

1.8.6 Property, plant, and equipment

Property, plant, and equipment are measured at amortized cost less straight-line depreciation and impairment losses, if any. Assets under construction are measured at cost, net of accumulated impairment losses, if any. Prepayments made for fixed assets are disclosed under assets under construction and are stated at cost. Cost includes costs directly attributable to the acquisition as well as borrowing costs if the recognition criteria are met. Subsequent costs are recognized in the carrying amount of the item of property, plant, and equipment when the costs are incurred if it is probable that future economic benefits associated with the item will flow to the entity and the cost of the item can be measured reliably.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

Repair and maintenance expenses are expensed as incurred. Plots of land and buildings are recognized separately. Land has an indefinite useful life and is not subject to depreciation.

Asset	Useful life
Buildings & data centers	7 – 25 years
Servers, accessories and other operating equipment	3 – 5 years
Office and other business equipment	3 – 5 years

The depreciable amount of property, plant, and equipment is determined after deducting the estimated residual value. The estimated residual values and useful lives are reviewed at each reporting date and adjusted if necessary. Property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the asset may be impaired. An impairment loss is recognized in the amount by which the estimated residual value exceeds the recoverable amount. If necessary, the remaining useful life is adjusted accordingly.

If the reasons for a previously recognized impairment loss no longer apply, the impairment loss is reversed through profit or loss, with the reversal not exceeding the carrying amount that would have been determined had no impairment loss been recognized in prior periods.

Gains or losses on the disposal of property, plant, and equipment are determined as the difference between the proceeds on disposal and the carrying amount of the item and are recognized in the Statement of Comprehensive Income under “Other operating income” in the case of a gain or under “Other operating expenses” in the case of a loss.

1.8.7 Non-current assets held for sale

Non-current assets (or disposal groups) are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use and a sale is considered highly probable. They are measured at the lower of their carrying amount and fair value less costs to sell, except for assets that are carried at fair value and contractual rights under insurance contracts, which are specifically exempt from this requirement.

An impairment loss is recognized for any initial or sub-sequent write-down of the asset (or disposal group) to fair value less costs to sell. A gain is recognized for any subsequent increases in fair value less costs to sell of an asset (or disposal group), but not in excess of any cumulative impairment loss previously recognized. A gain or loss not previously recognized by the date of the sale of the non-current asset (or disposal group) is recognized at the date of derecognition.

Non-current assets (including those that are part of a disposal group) are not depreciated or amortized while they are classified as held for sale. Interest and other expenses attributable to the liabilities of a disposal group classified as held for sale continue to be recognized.

Non-current assets classified as held for sale and the assets of a disposal group classified as held for sale are presented separately from the other assets in the statement of financial position. The liabilities of a disposal group classified as held for sale are presented separately from other liabilities in the statement of financial position.

A discontinued operation is a component of the entity that has been disposed of or is classified as held for sale and that represents a separate major line of business or geographical area of operations, is part of a single coordinated plan to dispose of such a line of business or area of operations, or is a subsidiary acquired exclusively with a view to resale. The results of discontinued operations are presented separately in the statement of profit or loss.

1.8.8 Cash and cash equivalents

Cash and cash equivalents comprise bank accounts as well as all near-cash assets with a remaining term of less than three months at the time of acquisition. Cash and cash equivalents are measured at amortized cost.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

1.8.9 Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories (with the exception of advance payments received) is generally based on the first-in, first-out method. Net realizable value is determined as the estimated selling price of inventories less estimated costs to sell.

1.8.10 Provisions

Provisions are recognized when the Group has a present obligation as a result of a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The amount of the provision is the best estimate of the settlement amount of the present obligation at the reporting date. Expected reimbursements from third parties are not netted but recognized as a separate asset if realization is virtually certain. If the effect of the time value of money is material, the provision is discounted at the pre-tax market rate of interest with matching maturities. Subsequent interest accretion is recognized as a financing expense.

1.8.11 Equity

Transaction costs relating to the issue of equity instruments are treated as a deduction from equity, taking the tax effects into account. The inflows received after deduction of directly attributable transaction costs are added to the share capital (nominal value) and the capital reserve.

1.8.12 Contingent liabilities and unrecognized contractual obligations

Contingent liabilities are not recognized in the consolidated financial statements unless an outflow of resources is probable and a reliable estimate can be made, in which case a provision is recognized. Contingent liabilities are disclosed unless the possibility of an outflow is remote.

In a business combination, contingent liabilities assumed are recognized at the acquisition date at fair value, provided a present obligation exists and fair value can be measured reliably.

Contractual commitments and other unrecognized contractual obligations are disclosed separately by nominal amount and maturity, where relevant. Supporting documentation (e.g., guarantee certificates, letters of credit and surety bonds) is maintained by Group Treasury and is available for inspection.

1.8.13 Income taxes

Tax expense comprises current and deferred taxes. Current and deferred taxes are recognized in profit or loss, except to the extent that they relate to a business combination or to an item recognized directly in equity or in other comprehensive income.

The Group has determined that interest and penalties on income taxes, including uncertain tax items, do not meet the definition of income taxes and are therefore accounted for in accordance with IAS 37.

1.8.13.1 Current taxes

Current taxes are the expected tax payable or receivable on the taxable income or tax loss for the fiscal year, based on tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years. The amount of the expected tax liability or tax receivable reflects the best estimate, taking tax uncertainties, if there are any, into account. Current tax liabilities also include any tax liabilities arising as a result of the determination of dividends.

Current tax assets and liabilities are offset only under certain conditions.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

1.8.13.2 Deferred taxes

Deferred taxes are recognized in respect of temporary differences between the carrying amounts of assets and liabilities for accounting purposes and the amounts used for tax purposes. Deferred taxes are not recognized for:

•        Temporary differences arising on initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting profit nor taxable profit.

•        Temporary differences associated with investments in subsidiaries, associates and jointly controlled entities, provided that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future.

•        Taxable temporary differences on initial recognition of goodwill.

A deferred tax asset is recognized for unused tax losses, unused tax credits, and deductible temporary differences to the extent that it is probable that future taxable profit will be available against which they can be utilized. Future taxable profits are determined based on the reversal of taxable temporary differences. If the amount is not sufficient to fully capitalize deferred tax assets, future taxable profits — taking the reversal of temporary differences into account — are determined on the basis of the subsidiaries’ individual business plans. Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer probable that the related tax benefit will be realized; reversals are made when the probability of future taxable profits improves.

Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it is probable that future taxable profit will allow them to be recovered. Deferred tax is measured at the tax rates that are expected to apply to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date. Deferred taxes reflect any uncertainty in income taxes. The measurement of deferred taxes reflects the tax consequences that would follow from the manner in which the Group expects to recover the carrying amounts of its assets or settle its liabilities at the reporting date. Deferred tax assets and deferred tax liabilities are offset if certain conditions are met.

1.8.14 Leases

Northern Data assesses at contract inception whether the contract is, or contains, a lease in accordance with IFRS 16. IFRS 16 defines a lease as a contract that gives the right to control the use of an identified asset for a specified period of time in exchange for payment of a consideration. A lease conveys the right to control the use of an identified asset provided that the lessee has the right to obtain substantially all of the economic benefits from use of the identified asset throughout the period of use (for example, by having the exclusive right to use the asset during that period) and to direct the use of the identified asset during the period of use.

As a lessee, the rights and obligations arising from all leases must be recognized in the Consolidated Statement of Financial Position as rights of use and lease liabilities. The lease liability is measured at the present value of the future lease payments at the time the lease is granted. These include fixed payments less any lease incentives to be received, variable lease payments linked to an index or interest rate, amounts expected to be paid by Northern Data under residual value guarantees, the exercise price of a purchase option if Northern Data is reasonably certain to exercise that option, and lease termination penalties if the lease term indicates that the lessee will exercise the termination option. The lease payments are discounted at the respective interest rate underlying the lease agreement. If this interest rate cannot be readily determined, Northern Data uses the incremental borrowing rate. Generally, Northern Data applies a marginal borrowing rate for discounting purposes, adjusted for country-specific risk, contract currency risk, and the contract term. The right-of-use asset is measured at cost. The cost of the right-of-use asset comprises the amount of the initial measurement of the lease liability plus lease payments made at or before the date of origination plus initial direct costs and any asset retirement obligations, and less lease incentives received.

After the provision date, the lease payments are divided into principal and interest payments.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

The lease liability is subsequently measured by increasing the carrying amount by the interest cost of the lease liability using the effective interest rate and reducing the carrying amount by the lease payments made.

The carrying amount of the lease liability is remeasured if there is a reassessment or modification of the lease (including a change in the assessment of whether it is probable that an option to renew or terminate the lease will be exercised). Subsequently, the right-of-use asset is measured at cost less accumulated depreciation and impairment losses and adjusted for certain revaluations of the lease liability. Generally, the right-of-use asset is amortized on a straight-line basis over the shorter of the lease term or the useful life of the leased asset.

The Group exercises the option not to apply the recognition and measurement requirements of IFRS 16 for leases where the underlying asset is of low value (up to EUR 5,000). Furthermore, use is made of the relief to classify leases with a term of less than 12 months as short-term leases. Both lease payments for assets of low value and short-term leases are recognized as expenses. The Group does not make use of the option under IFRS 16.15 to account for lease and non-lease components uniformly in accordance with IFRS 16.

Lease expenses comprise depreciation expense on right-of-use assets and interest expense on lease liabilities.

As the lessor, leased products (operating leases) are measured at cost. Initial direct costs incurred in negotiating and concluding an operating lease, if applicable, are added to the carrying amount of the leased asset and depreciated together with it to its residual value over the term of the lease. In determining the term of a lease, extension periods are taken into account in addition to the non-cancellable basic term, provided that the exercise of the underlying extension options is deemed to be sufficiently certain.

1.8.15 Revenue recognition

The following table provides information on the nature and timing of performance obligations from contracts with customers, including significant payment terms, and the related revenue recognition policies.

Sales class	Type and time of fulfillment of the performance obligation, including the main payment terms	Revenue recognition method
Cloud computing

The Group provides cloud computing services under two contract types:

Reserved capacity — Customers obtain control over computing resources at the commencement of the contract, when a dedicated server capacity is made available for their exclusive use. This provides continuous access to computing power over the contract term. The performance obligation is fulfilled at this point, and revenue is recognized over time based on pre-agreed capacity pricing. Customers are invoiced monthly, with payment terms of 10 – 20 days.

On-demand capacity — Customers obtain control at the point in time they request and utilize computing resources, accessing the available server capacity dynamically. The performance obligation is satisfied when the service is provided, and revenue is recognized at a point in time based on actual usage. Customers are invoiced monthly, with payment terms of 10 – 20 days.

Reserved capacity revenue is recognized over time, as the Group provides continuous access to computing resources. Recognition follows the contracted period and is based on pre-agreed pricing. On-demand capacity revenue is recognized at a point in time, based on actual usage when the customer consumes computing resources. The Group applies the practical expedient under IFRS 15, recognizing revenue upon invoicing for both contract types.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

Sales class	Type and time of fulfillment of the performance obligation, including the main payment terms	Revenue recognition method
Hosting and colocation

The customer obtains continuous access to hosting services and the right to use computing infrastructure throughout the contract period. Invoices are issued monthly, with payment terms of 10 – 20 days.

Revenue is recognized over time, as the Group provides continuous access to hosting services. Remuneration is based on hourly rates, and the Group applies the practical expedient under IFRS 15, recognizing revenue upon invoicing.

Hardware sales

Customers obtain control over hardware products when the goods are shipped from the Group’s warehouse or the manufacturer’s warehouse. At this point, invoices are issued, with payment terms generally between 10 – 30 days.

Revenue is recognized at a point in time upon shipment of the goods, as this is when control transfers to the customer.
Engineering	Consulting and construction services are delivered progressively, with invoices issued monthly and generally payable within 60 days.

Revenue is recognized over time, based on the stage of completion, determined through an appraisal of work performed. Remuneration is based on hourly rates, and the Group applies the practical expedient under IFRS 15, recognizing revenue upon invoicing.

A contract liability is recognized when the customer makes payment or payment becomes due before Northern Data transfers the respective goods or services to the customer and Northern Data has an unconditional right to receive specified consideration before transferring the goods or service to the customer. Contract assets are recognized as revenue when Northern Data satisfies its obligations under the contract or when control of the related goods or services is transferred to the customer before the customer pays consideration or before payment is due.

Supplementary explanations can be found in Note 3.1 “Sales revenues”.

1.8.16 Financial income and financial expenses

The Group’s financial income and financial expenses comprise:

•        Measurements of financial assets and liabilities

•        Interest income and expense

1.8.17 Earnings per share

Earnings per share are calculated as the Group’s profit after tax attributable to the equity holders of the parent, divided by the weighted average number of ordinary shares outstanding during the reporting period.

Diluted earnings per share are based on the assumption of the exercise of other contracts for the issue of ordinary shares such as stock options and the servicing of the convertible bond in shares.

Northern Data AG
Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

1.8.18 Share-based payments

Under equity-settled share-based payment transactions, the fair value on the date share-based payment arrangements are granted to employees is recognized as an expense with a corresponding increase in equity over the period in which the employees become unconditionally entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the relevant service conditions and non-market performance conditions are expected to be satisfied, so that the final amount recognized as an expense is based on the number of awards that satisfy the relevant service conditions and non-market performance conditions at the end of the vesting period. For share-based payment awards with non-vesting conditions, the fair value is determined at the grant date taking these conditions into account. No adjustment is to be made for differences between expected and actual outcomes.

1.8.19 Employee benefits

The Group recognizes an employee benefit liability and corresponding expense in respect of a long-term incentive plan (LTIP) applicable to a member of the Management Board. The LTIP entitlement is determined based on a formula that references the Group’s Bitcoin mining revenue over a three-year assessment period and the Bitcoin price at the reporting date. The liability is remeasured at each reporting date based on the expected settlement amount, including the reporting-date Bitcoin spot price and the number of awards expected to vest, with remeasurement effects recognized in profit or loss. A 10 percent change in the Bitcoin price would have resulted in a change of approximately EUR ±716 thousand in the 2025 LTIP expense.

2 Changes to the scope of consolidation

Disposal of Peak Mining Operations

On November 3, 2025, the Group disposed of its Peak Mining segment. As a result of the transaction, control over the subsidiaries attributable to this segment was lost and the entities were deconsolidated as of the respective disposal date in accordance with IFRS 10.

The disposal represents the divestment of a separate major line of business and meets the criteria for presentation as a discontinued operation in accordance with IFRS 5. Accordingly, the results of the Peak Mining segment for the reporting period and the comparative period are presented separately from continuing operations in the consolidated statement of comprehensive income. The related cash flows of both continuing and discontinued operations are included in the consolidated statement of cash flows, with separate disclosure of the cash flows attributable to the discontinued operation provided in the Note 3.9 “Discontinued operations”.

The gain or loss arising on disposal, including the reclassification of cumulative foreign currency translation differences in accordance with IAS 21, is recognized within discontinued operations.

As the criteria for classification as held for sale and the completion of the disposal were met within the same reporting period, no assets or liabilities related to the Peak Mining segment are presented as held for sale as of December 31, 2025 (see Note 3.9 “Discontinued operations)”.

Changes in the scope of consolidation in the prior year

Acquisition of shares in 1242 McKinzie LLC

On April 8, 2024, the Group company Peak Mining LLC acquired 100 percent of the shares in 1242 McKinzie LLC, a 300 MW mining data center site in Corpus Christi, Texas, US, for an aggregate purchase price of USD 11,000 thousand. For not fulfilling the definition of a business, the acquisition of 1242 McKinzie LLC is not considered a business combination within the meaning of IFRS 3.

Northern Data AG
Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income

3.1 Revenues

The Group primarily generates revenue from cloud computing services and colocation services. During the fiscal year, the majority of revenue and cash inflows were generated from the Taiga Cloud segment (2024: Taiga Cloud segment).

The following section provides supplementary information on contracts with customers in accordance with IFRS 15, including the Group’s revenue recognition policies and the disaggregation of revenue.

Breakdown of revenues

The following table shows the disaggregation of revenue by main geographical markets:

in EUR ’000	2025	2024
Europe (excluding Germany)	79,916	120,973
North America	126	114
Total	80,042	121,087

Revenue from cloud computing services was derived from Europe. Revenue from colocation services was generated in both Europe and North America.

The following table shows the disaggregation of revenue by revenue class. A reconciliation to the reportable segments is provided in Note 5.6 “Segment reporting”:

in EUR ’000	2025	2024
Segment Taiga Cloud	79,618	119,895
Cloud computing	79,618	119,895
Segment Ardent Data Services	424	1,192
Hosting and colocation	402	430
Hardware sales	22	762
Total	80,042	121,087

The Group’s continuing operations are organized into the following two segments:

•        Taiga Cloud — Provision of cloud computing services: Taiga Cloud provides customers with access to GPU hardware. The cloud proposition focuses on providing computing power for generative AI purposes where and when companies need it.

•        Ardent Data Centers — Colocation and associated fees: Ardent Data Centers manages Northern Data Group’s data centers, including their acquisition or planning, construction or conversion, and operation. The business division procures, installs, and manages server hardware in its data centers that is owned by customers. Ardent Data Centers focuses on building the most efficient, future-ready network of HPC colocation capacity on the market. The revenues in this segment are mainly generated from hosting, colocation, and engineering.

Hardware sales represent an additional revenue stream and are allocated to the respective segment depending on the nature of the underlying customer contract.

The revenue classes presented show external revenues only. Supplementary disclosures can be found in Note 5.6 “Segment reporting”.

Northern Data AG
Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

3.1.1 Outstanding performance obligations

The portion of the transaction price of a customer contract that is allocated to performance obligations still outstanding represents the revenue from the contract that has not yet been recognized. Both the amounts recognized as contract liabilities and the amounts contractually agreed but not yet due are included here.

As permitted by IFRS 15, no information is provided on the remaining performance obligations as of December 31, 2025, or December 31, 2024, that have an expected original maturity of one year or less. None of these performance obligations exceed a maturity of twelve months.

3.1.2 Trade receivables and contract balances

The following table provides information on receivables, contract assets, and contract liabilities arising from contracts with customers:

in EUR ’000	2025	2024
Trade receivables	10,304	55,685
Contract assets	17,729	741
Contract liabilities	290	2,294

In the Statement of Financial Position, contract liabilities are presented under other current liabilities.

Trade receivables comprise amounts due from customers for services rendered up to the respective reporting date. Trade receivables are measured at amortized cost and are subject to impairment in accordance with IFRS 9. The Group applies the simplified approach and recognizes lifetime expected credit losses using a probability of default approach.

The reconciliation of the loss allowance for trade receivables during the fiscal year is shown below.

in EUR ’000	2025	2024
Loss allowance at January 1	560	4,669
Impairment loss recognized	15,101	1,975
Write-offs	—	(6,098)
Other movements	4,846	14
Loss allowance at December 31	20,507	560

The increase in the loss allowance during the fiscal year primarily reflects additional impairment losses recognized on certain receivable balances.

The revenue recognized in the reporting period that was included in the contract liability balance at the beginning of the period amounted to EUR 2,294 thousand (previous year: EUR 9 thousand).

For further information regarding provision for credit risk on financial assets, see Note 5.2.2 “Disclosures on financial risk and risk provisioning — Credit risk” in the Notes to the Consolidated Financial Statements.

Northern Data AG
Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

3.2 Other operating income

Other operating income breaks down as follows:

in EUR ’000	2025	2024
Foreign exchange gains	2,987	24,976
Gain on disposal of assets	96	1,589
Other refunds	—	1,050
Sale of inventory	—	798
Other	172	475
Total	3,255	28,888

Foreign exchange gains are influenced by the translation of monetary assets and liabilities denominated in foreign currencies. During the fiscal year, following an internal restructuring, certain intercompany balances were reclassified as part of the Group’s net investment in foreign operations; consequently, foreign exchange differences arising on these balances are recognized in other comprehensive income from the date of reclassification.

3.3 Cost of materials

Cost of materials breaks down as follows:

in EUR ’000	2025	2024
Power purchase for data centers	13,267	12,512
Hosting and support services	18,639	39
Hardware and components for servers	31	133
Shipping and costs for material transportation	57	44
Other	1,073	60
Total	33,067	12,788

3.4 Personnel expenses and number of employees

Personnel expenses break down as follows:

in EUR ’000	2025	2024
Wages and salaries	23,680	25,648
thereof pension contribution plans	962	749
Social security contributions	2,689	1,975
thereof pension contribution plans	320	219
Share-based payments	19,502	23,778
Other profit and profit sharing	569	456
Benefits on the occasion of termination of employment	1,508	1,106
Benefits after termination of employment	—	176
Long term Incentive Plan (LTIP)	1,350	6,840
Other	23	—
Total	49,321	59,979

The average number of employees breaks down as follows:

Number of employees	2025	2024
Salaried	198	177
thereof senior executives	7	10

Northern Data AG
Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

The average number of employees in the Group of the fiscal year 2025, was 198, of which 7 are senior executives. Please refer to Note 5.4 “Share-based payments” for expenses and further information on share-based payments and to Note 5.5 “Employee benefits” for company pension plans.

The average number of employees in the fiscal year and previous year was distributed among the regions as follows:

2025	Germany	Other countries in Europe	North America
as of March 31	56	94	58
as of June 30	54	105	57
as of September 30	52	96	52
as of December 31	48	90	30
Average number	53	96	49
2024	Germany	Other countries in Europe	North America
as of March 31	66	48	47
as of June 30	70	53	49
as of September 30	68	58	51
as of December 31	62	77	57
Average number	67	59	51

3.5 Other operating expenses

Other operating expenses are composed as follows:

in EUR ’000	2025	2024
Foreign exchange losses	5,529	24,663
Legal and consulting fees	37,098	23,542
Expected credit losses on trade receivables	15,101	1,975
License and software costs	6,805	153
Third-party sales commissions	3,141	—
Advertising costs	2,520	10,194
Loss on the disposal of assets	1,276	46
Lease expenses not included in lease liabilities	2,071	2,184
Travel expenses	1,862	2,738
Recruiting and HR expenses	470	1,621
Other	5,252	5,910
Total	81,125	73,026

Legal and consulting fees amounted to EUR 37,098 thousand (previous year: EUR 23,542 thousand). The increase compared to the prior year primarily reflects transaction-related advisory costs and external consulting services incurred in connection with strategic initiatives and corporate development activities during the fiscal year.

Other operating expenses classified as “other” in the reporting period include general admin expenses mainly related to general office expenses.

Northern Data AG
Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

Foreign exchange losses are influenced by the translation of monetary assets and liabilities denominated in foreign currencies. During the fiscal year, following an internal restructuring, certain intercompany balances were reclassified as part of the Group’s net investment in foreign operations; consequently, foreign exchange differences arising on these balances are recognized in other comprehensive income from the date of reclassification.

In the current fiscal year, net unrealized foreign exchange differences resulted in expense of EUR 2,604 thousand (previous year: income of EUR 20,815 thousand). The item is presented separately in the consolidated statement of profit or loss.

For further information regarding provisions for credit risk on financial assets, see Note 5.2.2 “Disclosures on financial risk and risk provisioning — Credit risk” in the Notes to the Consolidated Financial Statements.

3.6 Financial result

in EUR ’000	2025	2024
Financial income, net	3,573	4,299
thereof interest and similar income	1,787	4,299
thereof fair value gain on contingent consideration	1,372	—
thereof interest income on loan to associate	414	—
Financial expenses, net	(42,867)	(29,313)
thereof interest on shareholder loan	(34,240)	(25,507)
thereof interest expense from leases	(8,173)	(3,644)
thereof amortization of day-one component on loan to associate	(414)	—
thereof other interest and similar expenses	(40)	(162)
Financial result	(39,294)	(25,014)

In fiscal year 2025 and 2024, financial expenses mainly result from interest charges related to borrowings (shareholder loan) and interest on lease liabilities.

For details on the shareholder loan see Note 5.3.1 “Related companies”.

The fair value gain on contingent consideration reflects the gain recognized in the reporting period reflects the remeasurement of contingent consideration receivable associated with the disposal of the Peak Mining segment, initially recognized at the time of disposal and subsequently remeasured at the reporting date. Further details are provided in Note 3.9 “Discontinued operations”.

In fiscal year 2025, the Group recognized interest income of EUR 414 thousand (previous year: 0 thousand) on the loan granted to an associate, calculated using the effective interest method. This amount was fully offset by the amortization of the day-one adjustment recognized in the same period. No cash interest payments were received during the year, and accordingly the loan had no net impact on finance income for the period. For details on the loan to associate see Note 4.6 “Other assets” and 5.3.1 “Related companies”.

Expenses and income are presented on a net basis.

Financial risks and possible impairments resulting from the financial result are explained in Note 5.2.2 “Disclosures on financial risk and risk provisioning”.

Northern Data AG
Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

3.7 Income taxes

Income taxes include current taxes paid or owed by the consolidated companies as well as deferred taxes.

in EUR ’000	2025	2024
Current tax on profit or loss for the period	(5,956)	(8,691)
Current tax relating to prior years	2,164	1,447
Total current tax	(3,792)	(7,244)
Deferred tax arising from temporary differences	18,092	(14,580)
Deferred tax arising from tax loss carryforwards	5,220	4,960
Total deferred tax	23,312	(9,620)
Total	19,520	(16,864)

The deferred tax income due to temporary differences in fiscal year 2025 is mainly attributable to matters relating to currency translation on current liabilities. The deferred tax income reported due to tax loss carryforwards of EUR 5,220 thousand includes interest expenses to affiliated companies that were not fully deductible in the fiscal year 2025 but can be carried forward and deducted in future periods. The nominal tax rate applicable to Northern Data AG was 31.93 percent in the fiscal year (previous year: 31.93 percent).

The following overview presents the reasons for the difference between the expected and the reported tax expense in the Group:

	2025	2024
Tax rate of the parent company in percent	31.93	31.93
in EUR ‘000
Consolidated loss before income taxes	(502,249)	(93,580)
= Expected tax (expense)/income	160,368	29,880
Effect of tax rate differentials in other jurisdictions	(73,791)	(14,312)
Non-taxable income	7,583	—
Non-deductible expenses	(19,670)	(2,416)
Other permanent differences	(2,572)	(10,629)
Prior period tax adjustments	2,164	1,447
Unrecognized deferred tax assets (losses and temporary differences)	(38,642)	(15,902)
Movement in recognized deferred taxes and utilization of tax loss carryforwards	18,318	18,317
Tax effects of disposal/deconsolidation	(31,057)	(23,421)
Other items	(3,181)	172
Total income taxes	19,520	(16,864)

The tax liabilities reported in the Consolidated Statement of Financial Position result from the income taxes of the companies included in the Consolidated Financial Statements for fiscal year 2025 and partly for the previous year.

Deferred taxes were recognized on temporary differences between the carrying amounts in the IFRS balance sheets of the Group companies, including disclosed hidden reserves, and the tax balance sheets, as well as on tax loss carryforwards that are expected to be utilized. Deferred tax assets and liabilities are measured using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. The tax rates and tax regulations used are those that are enacted or substantively enacted on the reporting date.

Northern Data AG
Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

IFRIC 23 clarifies how the recognition and measurement requirements set out in IAS 12 should be applied when there is uncertainty about income tax treatments and includes current and deferred tax assets or liabilities. In accordance with IFRIC 23, uncertain tax treatments may be accounted for separately or together with one or more other uncertain tax treatments. The method that is better suited to predicting the resolution of the uncertainty must be selected. When making the assessment, it must be assumed that a tax authority will examine all amounts that it is authorized to examine and that it has all relevant information for the examination. If it is considered unlikely that the tax authority will accept an uncertain tax treatment, either the most likely amount or the expected value should be applied to each uncertain tax treatment to account for the effect of the uncertainty, depending on which method is more appropriate for predicting the resolution of the uncertainty.

The companies of the Group are subject to income tax in a large number of countries worldwide. When assessing global income tax assets and liabilities, the interpretation of tax regulations in particular can be subject to uncertainty. Differences in the views of the respective tax authorities regarding the correct interpretation of tax standards cannot be ruled out. Changes in assumptions regarding the correct interpretation of tax standards, for example due to changes in case law, are included in the recognition of uncertain income tax assets and liabilities in the corresponding financial year.

The total amount of tax loss carryforwards amounts to EUR 496,919 thousand (of which EUR 430,653 thousand for corporation tax and other comparable foreign taxes and EUR 66,267 thousand for trade tax) (previous year: EUR 379,105 thousand; of which EUR 284,549 thousand for corporation tax and other comparable foreign taxes and EUR 94,555 thousand for trade tax). The closing balance of the taxable losses includes EUR 118,639 thousand effect due to the deconsolidation of Peak Mining. Deferred tax assets on tax loss carryforwards were only capitalized if, on the basis of planning, it is considered probable that future taxable income will be available to offset these losses. No deferred tax assets are recognized for corporation tax and trade tax loss carryforwards of EUR 496,919 thousand. The unused tax loss carryforwards can be carried forward indefinitely.

No deferred tax assets were recognized on temporary differences in the amount of EUR 96,519 thousand (previous year: EUR 55,003 thousand). Deferred tax liabilities relating to temporary differences with shares in subsidiaries (so-called “outside basis differences”) are not recognized, as the company holding the investment can control the timing of the reversal and a reversal is not expected in the foreseeable future.

Deferred tax assets are based on the following temporary differences and tax loss carryforwards:

in EUR ’000	2025	2024
Property, plant and equipment	9,108	1,923
Trade receivables/due from affiliated companies	561	—
Tax loss carryforwards and tax credits	6,428	5,516
Balance sheet item	16,097	7,439

Deferred tax assets on property, plant, and equipment are recognized at the level of the Consolidated Financial Statements due to the different accounting assessment.

Deferred tax liabilities result from the following temporary differences:

in EUR ’000	2025	2024
Property, plant and equipment	204	227
Trade payables/due to affiliated companies	—	15,493
Other accruals	—	(1,152)
Balance sheet item	204	14,568

Northern Data AG
Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

Deferred tax liabilities mainly result from currency translation.

The income and expenses from deferred taxes recognized in profit or loss in the fiscal year relate to the following temporary differences and tax loss carryforwards:

in EUR ’000	2025	2024
Intangible assets	—	—
Property, plant and equipment	3,186	(213)
Trade payables/due to affiliated companies	14,902	(15,519)
Other accruals	4	1,167
Tax loss carryforwards	5,220	4,945
Total deferred tax (expense)/income	23,312	(9,620)

3.8 Earnings per share

The following table shows the calculation of undiluted and diluted earnings per ordinary share attributable to shareholders of the parent company:

		2025	2024
Profit attributable to shareholders of the parent company	in EUR ’000	(390,173)	(127,443)
Weighted average number of shares for the calculation of earnings per share
Undiluted	Number	64,196,677	57,689,526
Diluted	Number	64,196,677	57,689,526
Earnings per share
Undiluted	EUR	(6.08)	(2.21)
Diluted	EUR	(6.08)	(2.21)

In the calculation for the diluted weighted average number of shares, options issued in connection with the Stock Options Programs were excluded as they would have been antidilutive for the periods presented.

3.9 Discontinued operations

On November 3, 2025, Northern Data AG completed the disposal of its Peak Mining segment. The transaction resulted in the loss of control over the subsidiaries comprising the segment and their deconsolidation as of that date in accordance with IFRS 10.

The Peak Mining segment comprised the Group’s crypto-currency mining operations, including the operation of data center infrastructure dedicated to digital asset mining. The segment represented a separate major line of business of the Group and therefore qualifies for presentation as a discontinued operation in accordance with IFRS 5 — Non-current Assets Held for Sale and Discontinued Operations.

Accordingly, the results of the discontinued operation are presented separately from continuing operations in the consolidated statement of profit or loss and other comprehensive income. Net cash flows attributable to the discontinued operation are presented separately below.

The criteria for classification as held for sale in accordance with IFRS 5 were not met prior to completion of the transaction, as the disposal did not meet the “highly probable” threshold before that date.

Consequently, the assets and liabilities of the Peak Mining segment were not classified as held for sale prior to the disposal date.

Northern Data AG
Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

The financial performance and cash flow information presented below relates to the Peak Mining discontinued operation for the period from January 1, 2025, to November 3, 2025 (date of disposal) and for the year ended December 31, 2024.

in EUR ’000	2025	2024
Revenue	87,843	79,184
Other Income	10,134	17,068
Expenses	(70,156)	(49,880)
EBITDA	27,821	46,372
Depreciation, amortization and impairment	(50,122)	(62,286)
Net financial result	(86)	24
Earnings before income taxes – EBT	(22,387)	(15,890)
Attributable Income taxes	(91)	(1,109)
Result for the period	(22,478)	(16,999)
Gain on disposal of subsidiaries after income tax	115,034	—
Profit from discontinued operations	92,556	(16,999)

As part of the Peak Mining divestiture, in addition to the upfront consideration of EUR 43,585 thousand, a contingent consideration receivable was agreed.

The contingent consideration receivable (carrying amount: EUR 270,350 thousand) is a Level 3 financial asset measured at fair value through profit or loss, with fair value determined using a probability weighted discounted cash flow model; the period’s fair value change of EUR 1,372 thousand was recognized in finance expenses within continuing operations (see Note 3.6 “Financial result”).

The gain on disposal of subsidiaries is presented after income tax. No tax expense was recognized as the gain arises only at the consolidated level, while the disposal resulted in a loss at the level of the relevant legal entities and therefore did not create a taxable gain.

in EUR ’000	2025	2024
Cash flow from operating activities	27,377	26,849
Cash flow from investing activities	37,517	(111,970)
Cash flow from financing activities	(358)	(416)
Cash-effective change in cash and cash equivalents	64,536	(85,537)

The current fiscal period net cash inflow from investing activities includes an inflow of EUR 43,585 thousand related to the sale of the division.

Details of the sale of the subsidiaries:

in EUR ’000	2025
Consideration received or receivable:
Cash	43,585
Contingent consideration	270,350
Total Consideration	313,935
Carrying amount of net assets sold	(214,410)
Reclassification of foreign currency translation reserve	15,509
Gain on disposal of subsidiaries	115,034

Northern Data AG
Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

The sale agreement includes contingent consideration arrangements under which the Group may receive additional cash proceeds during the earn-out period ending November 3, 2030, through (i) up to USD 150 million under a profit-sharing mechanism linked to mining operations at the Corpus Christi site, and (ii) an entitlement to retain up to 95 percent of net proceeds from any third-party sale of the Corpus Christi sites during the earn-out period, with this percentage scaling down linearly on a quarterly basis.

In addition, the sale agreement also provided the Group with a call option that would have enabled the Group to reacquire the Corpus Christi sites and subsequently sell it to a third party while retaining the related proceeds. Subsequent to year-end, the call option expired; see Note 5.11 “Events after the reporting date” for further details.

At the disposal date, the fair value of the contingent consideration was determined to be EUR 270,350 thousand and has been recognized as a financial asset measured at fair value through profit or loss. Further details are provided in Note 5.2 “Additional disclosures on financial instruments”.

4 Notes to the Statement of Financial Position

4.1 Goodwill and other intangible assets

in EUR ’000	Goodwill	Paid acquired licenses and other rights	Similar rights and assets	Crypto currencies	Total
Acquisition and production costs
Balance on 01/01/2025	30,155	18,324	42	10,067	58,588
Additions	—	800	—	12,938	13,738
Disposals	—	—	—	(15,249)	(15,249)
Derecognition on disposal of discontinued operations	—	(13,524)	—	—	(13,524)
Revaluation	—	—	—	(1,610)	(1,610)
Net translation differences	—	(70)	(2)	(17)	(89)
Balance on 12/31/2025	30,155	5,530	40	6,129	41,854
Accumulated amortization and impairments
Balance on 01/01/2025	16,779	5,076	42	—	21,897
Additions (scheduled amortization)	—	2,806	—	—	2,806
Derecognition on disposal of discontinued operations	—	(5,755)	—	—	(5,755)
Net translation differences	—	(2)	(2)	—	(4)
Balance on 12/31/2025	16,779	2,125	40	—	18,944
Carrying amounts
Balance on 12/31/2024	13,376	13,248	—	10,067	36,691
Balance on 12/31/2025	13,376	3,405	—	6,129	22,910

4.1.1 Paid acquired licenses and other rights

During the fiscal year, the Group derecognized intangible assets of EUR 7,777 thousand relating to two approved 300 MW power licenses granted by the Electric Reliability Council of Texas (ERCOT) for the Corpus Christi sites. These licenses were disposed of as part of the disposal of the Peak Mining segment.

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

Additions during the year relate to eIOU tokens acquired from Bitcredit Austria Verein. In 2025, the Group paid EUR 0.8 million to acquire 12.0 million tokens (2024: EUR 2.0 million for 29.8 million tokens). The tokens are recognized as intangible assets in accordance with IAS 38.

4.1.2 Impairment Test

Intangible assets mainly comprise of goodwill and acquired intangibles. Goodwill primarily relates to the acquisition of Hydro66 UK Ltd in 2021, whereas acquired intangibles arise from the investment in Bitcredit Austria.

The determination of the cash-generating units (CGUs) is generally based on the locations of the data centers.

This results in the following CGUs with the designation “Sweden-Mining” and “Sweden-HPC.”

Goodwill is not amortized, but rather tested for impairment at least once a year in accordance with IAS 36 based on fair value less costs of disposal. The corresponding cash-generating unit is tested for impairment in the same way as described in Note 1.8.3.4 “Impairment”. The value in use was determined as the recoverable amount.

Goodwill with the initial amount of EUR 24,771 thousand for the acquisition of Hydro66 UK Ltd in 2021 was allocated 46 percent to the CGU “Sweden-Mining” and 54 percent to the CGU “Sweden-HPC.” The goodwill allocated to the CGU “Sweden-Mining” was fully impaired in 2022.

The following table shows the allocation of the carrying amounts for goodwill as of December 31, 2025, and 2024:

in EUR ’000	Goodwill as of
	12/31/2025	12/31/2024
CGU Sweden — HPC	13,376	13,376

The “Sweden-HPC” CGU comprises the Group’s Sweden data hall operations, which provide HPC and data center services to both internal Group customers and third-party customers. The recoverable amount has been determined using a value-in-use model prepared on the basis of management-approved cash-flow forecasts covering the period from 2026 to 2029.

The cash-flow forecasts reflect the existing commissioned data hall capacity and service capability as at the reporting date and include only those investments that have already been committed. Cash flows that would arise from future expansions or enhancements that increase the CGU’s capacity have been excluded, while maintenance reinvestment required to sustain ongoing operations has been incorporated in determining the terminal value. Key assumptions applied in the model include the operating cost base, the gross profit and EBITDA margin profile, and power cost assumptions, including the extent to which changes in power costs can be contractually passed through to customers. A pre-tax discount rate of 13.5 percent and a terminal growth rate of 2 percent have been applied, and no impairment was recognized for the “Sweden-HPC” CGU as at December 31, 2025, with no impairment recognized in the comparative period.

4.1.3 Cryptocurrencies

The Group holds certain crypto-assets that are accounted for as intangible assets and are measured using the revaluation model. Revaluation movements are recognized in other comprehensive income and accumulated in equity within the revaluation surplus, except to the extent that they reverse a revaluation decrease previously recognized in profit or loss.

The revaluation of cryptocurrencies was performed as of December 31, 2025, based on quoted market prices. The revaluation of these crypto-assets resulted in an impairment loss of EUR 1,610 thousand, which was recognized in profit or loss (prior year: EUR 0 thousand). The carrying amount of cryptocurrencies measured at revalued amounts was EUR 8,782 thousand (prior year: EUR 10,067 thousand). Had the cost model been applied, the carrying amount would have been EUR 8,782 thousand (prior year: EUR 10,067 thousand), i.e., the same as the carrying amount under the revaluation model at the reporting date.

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

4.2 Property, plant and equipment

in EUR ’000	Plots of land and buildings	Data centers: servers, accessories, operating equipment	Office and other business equipment	Advance payments made and assets under construction	Total
Acquisition and production costs
Balance on 01/01/2025	135,739	817,140	1,390	446,396	1,400,665
Additions	10,439	27,657	160	29,842	68,098
Disposals	(7,338)	(14,793)	(9)	—	(22,140)
Disposals from the scope of consolidation	(95,569)	(148,223)	(495)	(9,906)	(254,193)
Reclassifications	57,602	223,867	—	(373,252)	(91,783)
Net translation differences	(10,087)	1,983	(49)	(9,586)	(17,739)
Balance on 12/31/2025	90,786	907,631	997	83,494	1,082,908
Accumulated depreciation and impairments
Balance on 01/01/2025	33,846	149,019	530	29,163	212,558
Additions (scheduled depreciation)	9,342	222,514	306	—	232,162
Impairment	899	156,589	—	1,927	159,415
Disposals	(7,258)	(6,900)	(5)	—	(14,163)
Disposals from the scope of consolidation	(28,044)	(64,619)	(330)	(6,947)	(99,940)
Reclassifications	22,372	(31,159)	—	(22,559)	(31,346)
Net translation differences	(2,277)	4,800	(69)	(1,584)	870
Balance on 12/31/2025	28,880	430,244	432	—	459,556
Carrying amounts
Balance on 12/31/2024	101,893	668,121	860	417,233	1,188,107
Balance on 12/31/2025	61,906	477,387	565	83,494	623,352

4.2.1 Disposals of property, plant, and equipment

In 2025, the Group disposed of equipment with a total net carrying amount of EUR 7,977 thousand (previous year: EUR 39,778 thousand) for cash consideration of EUR 8,310 thousand (2024: EUR 30,616 thousand). The resulting loss on disposal was recognized within net gains and losses on disposals, presented under other operating income in the consolidated statement of comprehensive income.

4.2.2 Non-current assets held for sale

At the reporting date, reclassifications include a cluster of GPU servers that is held for sale. Management is committed to a plan to sell these assets and expects the sale to complete within twelve months. The assets are available for immediate sale in their present condition, subject only to terms that are customary for such transactions.

Prior to classification as held for sale, the GPU servers were assessed for impairment and measured in accordance with the Group’s accounting policies, with the related impairment charge and key judgments disclosed in Note 4.2.3 “Impairment of property, plant, and equipment”. On classification as held for sale, the assets were measured at the lower of their carrying amount and fair value less costs to sell in accordance with IFRS 5 and depreciation ceased from the date of classification. The non-current assets held for sale are presented separately on the face of the consolidated statement of financial position.

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

Disposals during the year also included the sale of the remaining legacy mining equipment that had been classified as held for sale in prior periods. These items related to the M30S and M30S+ miners, which were identified for disposal following the Bitcoin blockchain halving in April 2024 and were classified as held for sale when the relevant criteria were met, with only a limited number of units remaining to be disposed of in the current year.

in EUR ’000	Assets held for sale
Balance on 01/01/2025	682
Additions	37,684
Disposals	(682)
Balance on 12/31/2025	37,684

4.2.3 Impairment of property, plant, and equipment

Impairment losses on property, plant and equipment recognized within profit and loss amounted to EUR 159,415 thousand in 2025 (2024: EUR 25,419 thousand). The principal component in 2025 related to the GPU server CGU within the HPC segment, in respect of which an impairment loss of EUR 156,589 thousand was recognized in 2025 (2024: 0 thousand).

The recoverable amount of the GPU server CGU was determined using value in use based on discounted cash flow projections. The value-in-use calculation was based on management cash-flow forecasts covering a five-year period and applied a pre-tax discount rate of 13 percent and a terminal growth rate of 2 percent. The impairment primarily reflected updated market and operating assumptions applied in the value-in-use cash-flow forecasts.

4.3 Leases

4.3.1 Leases as lessee

In 2025, the Group entered into a lease agreement for a data center rental located in Amsterdam. Data center rental leases typically have a term of five years and may include renewal options.

Existing lease agreements include other data centers, office premises and various operating and business equipment. Leases for office premises and other equipment generally have a minimum term of two years, often with options to renew.

The lease agreements can generally be renewed at the end of the lease term. Lease payments are renegotiated at irregular intervals to reflect market developments in an agile manner.

Northern Data leases various smaller office premises with contractual terms of less than one year. Northern Data has decided not to recognize either rights of use or lease liabilities for these leases. Expenses for short-term leases amounted to EUR 975 thousand in fiscal year 2025 (previous year: EUR 94 thousand). Expenses for low-value lease liabilities amounted to EUR 5 thousand (previous year: EUR 65 thousand).

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

4.3.1.1 Rights of use from lease agreements

in EUR ’000	Plots of land and buildings	Operating equipment	Total
Acquisition and production costs
Balance on 01/01/2025	128,980	1,500	130,480
Additions	40,129	54	40,183
Disposals	(1,084)	(261)	(1,345)
Derecognition on disposal of discontinued operations	(1,563)	—	(1,563)
Net translation differences	(2,128)	71	(2,057)
Balance on 12/31/2025	164,334	1,364	165,698
Accumulated depreciation and impairments
Balance on 01/01/2025	15,453	1,023	16,476
Additions (scheduled depreciation)	26,402	230	26,632
Impairments	7,675	—	7,675
Disposals	(460)	(224)	(684)
Derecognition on disposal of discontinued operations	(1,059)	—	(1,059)
Translation differences	(420)	72	(348)
Balance on 12/31/2025	47,591	1,101	48,692
Carrying amounts
Balance on 12/31/2024	113,527	477	114,004
Balance on 12/31/2025	116,743	263	117,006

4.3.1.2 Amounts recognized in the Statement of Comprehensive Income

In EUR ’000	2025	2024
Interest expenses	8,173	4,025
Expenses for short-term leases	975	94
Expenses for low-value leases	5	65
Expenses for variable lease payments not included in the measurement of lease liabilities	204	1,673

4.3.1.3 Amounts recognized in the cash flow statement

in EUR ’000	2025	2024
Total cash outflows for leases	8,153	16,760

4.3.1.4 Extension options

Some real estate leases contain renewal options that are exercisable by the Group up to one year prior to the expiration of the non-cancellable lease term. The renewal options are exercisable only by the Group and not by the lessor. Some of the new leases entered in 2025 for the rental of data centers also include extension options. The Group assesses on the commitment date whether the exercise of renewal options is reasonably certain. Upon the occurrence of a significant event or a significant change in circumstances, the Group reassesses whether the exercise of a renewal option is reasonably certain, if the event or change is within its control. Currently, no renewal options have been determined by the Company to be reasonably certain.

Information on the remaining terms of the lease liabilities is provided in the table in Note 4.8 “Financial liabilities”.

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

4.4 Investments accounted for using the equity method

The Group held the following interests accounted for using the equity method during the year:

Name of entity	Country	Measurement method	% of ownership interest		Carrying Amount in EUR’000
			2025	2024	12/31/2025	12/31/2024
G Core Holding S.A.	Luxembourg	Equity	2.13	—	9,614	—
Total					9,614	—

4.4.1 Details of equity-accounted investees

During the year, the Group invested in G Core Holding S.A. (“Gcore”), subscribing to 2.13 percent of the issued shares. Gcore is a Luxembourg-headquartered provider of edge-based cloud and AI infrastructure, combining distributed compute and storage capabilities with network and security services to support latency-sensitive workloads, including AI deployment, across a geographically diversified platform.

Notwithstanding the Group’s relatively small equity interest, the Group has significant influence through its governance rights and participation in key strategic decision-making and, accordingly, the investment is accounted for using the equity method in accordance with IAS 28 Investments in Associates and Joint Ventures.

In addition, the Group invested in Noxtua AG, formerly Xayn AG, (“Noxtua”) through a subscription agreement entered into in March 2025, acquiring an 8.15 percent equity interest. The investment was fully disposed of as at December 31, 2025.

On disposal, the Group derecognized the investment accounted for using the equity method and recognized a gain on disposal of EUR 975 thousand. The gain is presented within “Share of net result from investments accounted for using the equity method” in the profit and loss.

4.4.2 Aggregate financial information for associates

in EUR ‘000	2025	2024
Aggregate carrying amount of individually immaterial associates	9,614	—
Aggregate amounts of the Group’s share of:
Share of profit/(loss) from continuing operations	(932)	—
Share of other comprehensive income	—	—
Share of total comprehensive income	(932)	—

The financial statements of the associates used in applying the equity method are prepared as of the same reporting date as the Group and are adjusted, where necessary, to align accounting policies with those of the Group.

The Group has no commitments or contingent liabilities relating to its interests in associates.

4.4.3 Share of net result from investments accounted for using the equity method

in EUR ‘000	2025	2024
Share of profit/(loss) from associates	(932)	—
Gain on disposal on investment	975	—
Total share of result from investments accounted for using the equity method	43	—

There are no significant restrictions on the ability of the Group’s associates to transfer funds to the Group in the form of cash dividends or to repay loans and advances.

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

4.5 Inventories

Inventories of EUR 0 thousand (previous year: EUR 468 thousand) relate to hardware inventories for sale.

4.6 Other assets

The following are reported as other assets in the Consolidated Statement of Financial Position:

in EUR ’000	12/31/2025	12/31/2024
Financial assets non-current
Loan to associate	10,000	—
Long-term advance payment	—	10,000
Deposits	6,432	2,835
Other receivables	—	137
Total non-current	16,432	12,972
Financial assets current
Deposits	175	28,867
Creditors with debit balances	1,773	2,741
Contingent consideration	271,722	—
Other receivables	6,399	8,279
Total	280,069	39,887
Non-financial assets current
Advance payments	4,653	21,932
Taxes that are not income taxes	43,322	41,243
Total	47,975	63,175
Total current	328,044	103,062

The loan to associate relates to an interest-free loan receivable from G Core Holding S.A. (“Gcore”) with a nominal amount of EUR 10,000 thousand. The balance was advanced in a prior period and was previously presented as a long-term advance payment. Following the formalization of the funding arrangement and Gcore becoming an associate of the Group in March 2025, the balance was reclassified and is presented as a loan to associate.

The loan has a contractual maturity in August 2029, and no repayments had been made as of the reporting date. In accordance with IFRS 9 Financial Instruments, the loan is measured at amortized cost using the effective interest method. As the loan does not bear contractual interest, it was initially recognized at fair value, resulting in a day-one fair value adjustment of EUR 2,011 thousand.

During fiscal year 2025, the interest income recognized using the effective interest method amounted to EUR 414 thousand, which was offset by the amortization of the day-one component recognized in the same period. As a result, the carrying amount of the loan remained equal to its nominal amount of EUR 10,000 thousand as of December 31, 2025.

The Group has assessed the loan to associate for expected credit losses in accordance with IFRS 9 and no material impairment has been recognized as of the reporting date.

Deposits classified as non-current primarily comprise security deposits provided in connection with electricity supply agreements and long-term rental arrangements. Deposits classified as current relate primarily to deposits under short-term rental agreements.

Advance payments classified as current primarily comprise prepaid expenses.

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

Other receivables primarily comprise miscellaneous advances and receivables, including amounts due from counterparties and other non-trade items.

Taxes other than income taxes relate to sales taxes.

4.7 Equity

No dividends were paid in either the fiscal year 2025 or the fiscal year 2024. The key figures used to monitor capital are as follows:

	12/31/2025	12/31/2024
Equity ratio (%)	35.1	50.5
	2025	2024
Return on equity (%)[23]	(18.7)	3.0

4.7.1 Notes to equity

The subscribed capital amounts to EUR 64,196,677 as of the reporting date (previous year: EUR 64,196,677) and is divided into 64,196,677 ordinary shares with a nominal value of EUR 1.00 per share.

The equity movements presented in the comparative period primarily relate to transactions executed in 2023 and 2024 in connection with the acquisition of Damoon Ltd., Dundalk (Ireland) and subsequent financing measures. The detailed description below is retained to explain the movements in subscribed capital and capital reserve reflected in the comparative figures for the year ended December 31, 2024. No comparable equity transactions were executed in 2025 other than those disclosed separately in this note.

The acquisition of Damoon Ltd. was implemented through capital increases against contributions in kind resolved in September 2023 and executed in stages between September 2023 and January 2024. As a result, the Company issued new shares from authorized capital, increasing subscribed capital and capital reserve and acquiring an initial majority interest in Damoon Ltd. In addition, a mandatory convertible bond issued in December 2023 was converted in February 2024 into new shares, resulting in a further increase in subscribed capital and capital reserve and completion of the acquisition. Following these transactions, Northern Data AG obtained full economic ownership of Damoon Ltd., which has been fully consolidated since 2023.

In 2024, the Company also implemented capital increases against cash contributions in several tranches, resulting in gross proceeds of approximately EUR 214 million. These transactions increased subscribed capital and capital reserve accordingly. Direct transaction costs of EUR 1,000 thousand were deducted from capital reserve.

All shares issued in connection with the above transactions carried a notional interest in the Company’s share capital of EUR 1.00 per share.

4.8 Provisions

in EUR ’000	Balance on 01/01/2025	Addition	Consumption	Reversal/ Reclassification	Balance on 12/31/2025
Financial statements and audit	1,296	518	(876)	(383)	555
Retention requirements	5	—	—	—	5
Other	7,961	830	(516)	(7,663)	612
Total	9,262	1,348	(1,392)	(8,046)	1,172
____________

23      Return on equity is defined as the ratio of EBITDA to shareholders’ equity.

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

4.9 Financial liabilities

Contractual maturities:

in EUR ’000	< 1 year	1 – 5 years	> 5 years	12/31/2025
Trade payables	12,269	—	—	12,269
Lease liabilities	29,483	101,060	—	130,543
Borrowings	—	614,944	—	614,944
Total	41,752	716,004	—	757,756

Contractual maturities:

in EUR ’000	< 1 year	1 – 5 years	> 5 years	12/31/2024
Trade payables	39,013	—	—	39,013
Lease liabilities	22,743	93,908	46	116,697
Borrowings	—	596,964	—	596,964
Total	61,756	690,872	46	752,674

The liabilities shown in the preceding table, which are not traded on an active market, are valued using the method described in Note 1.8.3 “Financial instruments” in the Notes to the Consolidated Financial Statements.

The lease liabilities mainly stem from rental and lease agreements. Other financial liabilities mainly consist of cash-settled incentive obligations and employee-related accruals, together with other contractual payables, and are included in the maturity analysis based on their contractual settlement dates.

4.10 Other liabilities

in EUR ’000	12/31/2025	12/31/2024
Non-current other liabilities
Long-term Incentive Plan	2,679	6,839
Total non-current	2,679	6,839
Current other liabilities
Accrued liabilities	14,660	7,559
Long-term Incentive Plan	5,146	—
Other employee-related liabilities	8,643	9,746
Contract liabilities	290	2,294
Liabilities from sales tax	2,991	2,857
Miscellaneous other liabilities	8,956	5,847
Total current	40,686	28,303
Total other liabilities	43,365	35,142

The Group operates a Long-Term Incentive Plan (LTIP) for members of the Management Board and selected senior management. Awards under the LTIP are settled in Bitcoin (BTC) and are subject to service and, where applicable, performance conditions.

Short-term incentive components are generally expected to be settled within twelve months after the reporting date and are recognized as employee benefit expense in the period in which the related service is rendered. Long-term incentive components vest over multiple years and are recognized over the respective vesting periods in accordance with IAS 19 Employee Benefits. The related liability is presented within other liabilities, classified as current or non-current based on the expected settlement date. In prior period, the LTIP liability was presented within provisions; however, as the obligation represents an accrued employee benefit rather than a provision within the scope of IAS 37, it is now presented within other liabilities.

Where awards are linked to a specified quantity or value of BTC, the liability is measured at each reporting date based on the fair value of BTC and the number of awards expected to vest. Remeasurement effects are recognized in profit or loss in the period in which they arise.

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes

5.1 Notes to the Consolidated Statement of Cash Flows

The Consolidated Statement of Cash Flows shows how cash and cash equivalents have changed during the fiscal year.

In accordance with IAS 7 “Statements of Cash Flows”, a distinction is made between changes in cash and cash equivalents resulting from operating, investing, and financing activities.

The changes in liabilities from financing activities in fiscal year 2025 are as follows:

		Cash- effective	Non-cash
in EUR ’000	Balance on 01/01/2025	Other cash flows for financing	Change in the scope of consolidation	Change in fair value	Exchange rate changes	Other	Balance on 12/31/2025
Borrowings	596,964	(16,261)	—	—	—	34,241	614,944
Lease liabilities	116,697	(47,785)	(646)	—	(1,719)	63,996	130,543
Total	713,661	(64,046)	(646)	—	(1,719)	98,237	745,487

The changes in liabilities from financing activities in fiscal year 2024 are as follows:

		Cash- effective	Non-cash
in EUR ’000	Balance on 01/01/2024	Other cash flows for financing	Change in the scope of consolidation	Change in fair value	Exchange rate changes	Other	Balance on 12/31/2024
Borrowings	171,858	399,600	—	—	—	25,506	596,964
Lease liabilities	7,218	(15,246)	—	—	114	124,611	116,697
Liability component convertible bond	448	—	—	—	—	(448)	—
Total	179,524	384,354	—	—	114	149,669	713,661

5.2 Additional disclosures on financial instruments

The table below shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy:

In EUR ’000	Measurement category according to IFRS 9	Carrying amount as of 12/31/2025	Of which:			Fair value as of 12/31/2025	Level within the fair value hierarchy
			AC	FVOCI	FVPL
Financial Assets
Cash and cash equivalents	AC	57,576	57,576	—	—	57,576
Trade receivables	AC	10,304	10,304	—	—	10,304
Contingent consideration	FVPL	271,722	—	—	271,722	271,722	3
Loan to associate (amortized cost)	AC	10,000	10,000	—	—	10,000	3
Deposits	AC	6,432	6,432	—	—	6,432
Total		356,034	84,312	—	271,722	356,034
Financial Liabilities
Trade payables	AC	12,269	12,269	—	—	12,269
Shareholder loan	AC	614,944	614,944	—	—	614,944	3
Total		627,213	627,213	—	—	627,213

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

Cash and cash equivalents include EUR 163 thousand (2024: EUR 0 thousand) of restricted cash held in bank accounts that is not available for general use by the Group. The restriction relates to the matter described in Note 5.8 “Other matters”.

The table below shows the positions for the fiscal year 2024:

In EUR ’000	Valuation category according to IFRS 9	Carrying Amount as of 12/31/2024	Of which:			Fair value as of 12/31/2024	Level within the fair value hierarchy
			AC	FVOCI	FVPL
Financial Assets
Cash and cash equivalents	AC	120,260	120,260	—	—	120,260
Trade receivables	AC	55,685	55,685	—	—	55,685
Shares in other companies	FVOCI	11,876	—	11,876	—	11,876	3
Long-term advance payment	AC	10,000	10,000	—	—	10,000
Total		197,821	185,945	11,876	—	197,821
Financial Liabilities
Trade payables	AC	39,013	39,013	—	—	39,013
Shareholder loan	AC	596,964	596,964	—	—	596,964	3
Total		635,977	635,977	—	—	635,977

5.2.1 Financial assets and liabilities

Cash and cash equivalents, trade receivables, and other current financial assets and liabilities are predominantly short-term and with a low credit risk. Therefore, their carrying amounts at the reporting date approximate their fair values.

In the prior year, the Group held an equity investment designated at fair value through other comprehensive income (FVOCI), which was acquired to support access to technologies developed by the investee. During 2025, following changes in the investee group’s ownership structure that reduced the Group’s ability to realize the original strategic objectives of the investment, the Group recognized a fair value decrease in other comprehensive income, resulting in a full write-down of the investment.

As part of the Group’s strategic refocusing, the investment was disposed of during 2025. The fair value at the date of derecognition was EUR 0 thousand. The disposal resulted in a cumulative gain of EUR 14,139 thousand previously recognized in other comprehensive income. In accordance with IFRS 9, this cumulative gain was not recycled to profit or loss and was instead transferred within equity from the FVOCI reserve to retained earnings upon derecognition. The related movements are presented in the Statement of Changes in Equity.

5.2.2 Disclosures on financial risk and risk provisioning

Northern Data is exposed to a number of financial risks, including credit risk, market price risk, and liquidity risk. The nature of these risks and the Group’s approach to managing them are described in the Management Report. Overall responsibility for financial risk management sits with Group Finance, which, in coordination with the operating units, identifies, assesses, monitors, and manages financial risks and responds to changes in the risk profile with appropriate measures. The objective of the Group’s risk management activities is to limit undue volatility and safeguard liquidity through defined governance, monitoring, and mitigation actions (see also chapter “Opportunity, Risk and Forecast Report” in the Management Report).

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

Credit risk

Credit risk is the possibility of a loss happening due to a borrower’s failure to repay a loan or to satisfy contractual obligations. In addition, the credit risk, known as default risk, is a way to measure the potential for losses that stem from a lender’s ability to repay their loans.

Credit risk is managed at Group level, also taking into account the country risk. Credit risks arise from cash and cash equivalents, financial assets, trade receivables, contract assets and other receivables. Credit risks are systematically recorded, analyzed, and managed at the respective subsidiary, using both internal and external sources of information (for further details, please refer to Note 1.8.3.4 “Impairment”).

As Northern Data’s business model is based on a selected customer base, the risk and therefore a significant default on receivables is considered to be low. To the extent that default risks are identifiable, they are countered by active receivables management and credit checks in the course of onboarding of new customers.

Northern Data’s default risk is mainly influenced by the individual characteristics of each customer. Risk Management, in cooperation with receivables management, has implemented a procedure in which new customers are first analyzed individually with regard to their creditworthiness before Northern Data offers standardized or essentially individual delivery and payment terms. This analysis includes external ratings, where available, information from credit agencies, and industry information. In particular, contractual and statutory termination rights are also taken into account when forecasting the exposure over the entire term of the financial asset.

Credit risk is measured and managed using the IFRS 9 expected credit loss (ECL) model (see Note 1.8.3.4 “Impairment” for details). As at December 31, 2025, the Group recognized a loss allowance of EUR 15,101 thousand for trade and other receivables. The increase mainly reflects a specific customer exposure, reflecting a reassessment of recoverability based on the status of ongoing commercial discussions and the information available at the reporting date.

Cash and cash equivalents are receivables due on demand or in the short term from banks domiciled in Germany, the US, and Canada. Northern Data generally selects banks with an investment grade rating. Due to the short-term nature of the receivables from banks with investment grade ratings, Northern Data makes use of the low credit risk exception. Assets that have an investment grade rating are always assigned to stage 1.

Northern Data Group’s risk management also takes into account the factors that may affect the default risk of a portfolio of customers, including the default risk of the industries, countries, and regions in which the customers operate.

For the purpose of monitoring default risk, customers are divided into groups with regard to their creditworthiness. In principle, a geographical distinction is made due to the small number of customers. Northern Data monitors the economic conditions in the US, Canada, and Europe. The industry, age structure, and occurrence and duration of payment problems are also taken into account. Due to the generally short terms of the receivables and financial assets, a risk assessment is carried out over the entire life of the receivables. All trade receivables outstanding at the reporting date were classified as Stage 2 (lifetime ECL), as the balances relate to a small number of customers whose exposures met the Group’s SICR thresholds at year-end (e.g., >30 days past due and/or internal watch-list rating), following active settlement of current balances in Q4. During the year, EUR 15,101 thousand of receivables were written off against the allowance where the Group no longer had a reasonable expectation of recovery (e.g., >180 days past due and unsuccessful collection/legal assessment); recoveries were immaterial. See Note 3.1.2 “Trade receivables and contract balances” for the ECL reconciliation and aging analysis.

Possible expected credit losses mainly result from receivables management. Compliance with payment targets and overdue payments is monitored. Expected credit losses over the term are expected credit losses resulting from all possible default events during the expected life of the financial instrument. This requires significant judgment regarding the extent to which expected credit losses are affected by changes in economic factors. This assessment is determined on the basis of weighted probabilities. Assumptions about future developments and, in particular, macroeconomic aspects are taken into account in the assessment.

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

Northern Data’s maximum credit exposure is equal to the carrying amount of assets subject to credit risk. The maximum default risk was reflected by the carrying amounts of the financial assets recognized in the Consolidated Statement of Financial Position. There were no collateral or other credit enhancements that would reduce the default risk arising from financial assets.

For information on concentration risks, see chapter “Opportunity, Risk and Forecast Report” of the Group Management Report.

Market risks

Currency risk

Currency risk (exchange rate risk) refers to the potential for gains or losses resulting from the fluctuations between various currencies.

The Group is exposed to currency risks that are only of minor significance. Sales are mainly generated in US dollars. Translation risks from the conversion of assets and liabilities of foreign subsidiaries into the reporting currency are generally not hedged.

Due to the Group-wide cash management, intercompany receivables and payables are denominated in euros. As a result, those subsidiaries of Northern Data whose functional currency is not the euro may incur effects in the Statement of Comprehensive Income from currency-related exchange rate fluctuations.

For information on concentration risks, see chapter “Opportunity, Risk and Forecast Report” of the Group Management Report. Further information on currency risks can be found in the “Financial risks” and “Currency risks” sections of the Group Management Report.

Interest rate risk

Interest rate risk is the possibility of a loss that could result from a change in interest rates. In case the rate increases, the value of assets will decline. Rising interest rates result in rising income with regard to variable-interest assets and rising expenses with regard to variable-interest liabilities. In the event of falling interest rates, this has the opposite effect on the annual result of Northern Data.

Northern Data is in particular exposed to interest rate risk in connection with the shareholder loan, which was drawn down over the course of 2023 and 2024 (see Note 5.3.1 “Related companies”). A change in interest rate by 50 bps would have caused a deviation of +/- EUR 3,015 thousand in interest expense. The analysis is based on the assumption that all other variables, in particular foreign exchange rates, are not altered.

Liquidity risk

Liquidity risk is the risk that the Group may not be able to meet its financial obligations as contractually required by delivering cash or another financial asset.

The Group’s objective in managing liquidity is to ensure that, as far as possible, sufficient cash is always available to meet payment obligations as they fall due under both normal and stressed conditions, without incurring unacceptable losses or damage to the Group’s reputation.

The Group continues to monitor its liquidity and funding requirements closely through regular cash flow forecasting and liquidity planning. If Northern Data does not generate sufficient free cash flow in the future, the Group may need to obtain additional equity and/or debt financing to meet its funding requirements. The availability and terms of such financing may be influenced by capital market conditions. Accordingly, the Group’s business model is focused on generating sustainable cash inflows to support operations and planned growth investments.

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

Operational liquidity management is coordinated at the level of the parent company and carried out in cooperation with the subsidiaries worldwide. During the period in which the Group operated its crypto business, cryptocurrency holdings were liquidated on a regular basis, where economically appropriate, to support liquidity and fund planned investments. In addition to annual forecast planning, the Group performs ongoing liquidity planning on a weekly basis to ensure that sufficient liquid funds are available at all times. This approach enabled the Group to manage fluctuations in working capital during fiscal year 2025, including the impact of increased electricity prices and volatility in cryptocurrency markets.

Liquidity risks are monitored and managed centrally across the Group through Northern Data’s operational cash management function. The risk of a liquidity shortfall is assessed through regular liquidity planning and monthly cash flow analyses.

In addition, the Group supports its liquidity position through appropriate contractual arrangements with customers in the ordinary course of business.

Composition and remaining maturities

in EUR ’000	< 1 year	1-5 years	> 5 years	12/31/2025
Contractual maturities
Trade payables	12,269	—	—	12,269
Lease liabilities	29,483	101,060	—	130,543
Shareholder loan	—	614,944	—	614,944
Total	41,752	716,004	—	757,756
in EUR ’000	< 1 year	1-5 years	> 5 years	12/31/2024
Contractual maturities
Trade payables	39,013	—	—	39,013
Lease liabilities	22,743	93,908	46	116,697
Shareholder loan	—	596,964	—	596,964
Total	61,756	690,872	46	752,674

Security deposits are receivables that serve as collateral and, in part, also as advance payments for the purchase of energy. The amount of cash collateral required may increase depending on energy demand and prevailing procurement conditions.

For information on concentration risks, see chapter “Opportunity and Risk Report” of the Management Report. Further information on liquidity risks can be found in the “Financial Risks” and “Liquidity Risks” sections of the Management Report.

Principles and objectives of capital management

The main objective of Northern Data Group with regard to capital management is to ensure a solid capital and liquidity base for the Group’s operating activities and sustainable growth. In this context, shareholder confidence and return expectations are also to be safeguarded and stakeholder interests are taken into account.

As an emerging and growing group of companies, Northern Data monitors capital using the equity ratio and the ratio of EBITDA to equity (return on equity). There is no externally defined target for the ratio of equity to debt.

To meet growth targets, the Group assesses its capital and liquidity needs by managing its equity and debt positions and exploring potential future funding options that align with business requirements. Additionally, the Group manages its working capital and liquidity position through appropriate contractual arrangements with customers and suppliers.

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

5.3 Business transactions with related parties

Related parties as defined by IAS 24 are natural persons or entities that can be influenced by Northern Data, that can exert an influence on Northern Data, or that are under the influence of another party related to Northern Data.

5.3.1 Related companies

Tether Holdings, S.A. de C.V. (“Tether”) indirectly holds its investment in Northern Data AG through its wholly owned subsidiary Tether Investments, S.A. de C.V. (formerly Tether Investments Limited).

During 2023 and 2024, shares in Northern Data AG were acquired by Zettahash Inc., Tortola, British Virgin Islands (“Zettahash”), a subsidiary within the Tether group, through several capital increases against cash and contributions in kind, as well as through the conversion of convertible bonds, including transactions related to the acquisition of Damoon.

As of December 31, 2025, Tether indirectly held more than 50 percent of the Company’s share capital and voting rights. Accordingly, Tether has control over Northern Data AG within the meaning of IFRS 10 and is the ultimate controlling party of the Group in accordance with IAS 24 Related Party Disclosures.

Tether Holdings, S.A. de C.V. does not prepare publicly available consolidated financial statements.

In November 2023, Northern Data entered into a shareholder loan agreement with a company within the Tether group providing a term loan facility of EUR 575,000 thousand under market conditions, bearing interest at EURIBOR plus 300 basis points. The loan is currently held by Tether Investments, S.A. de C.V., a subsidiary of Tether Holdings, S.A. de C.V. As of December 31, 2025, the outstanding balance under the facility amounted to EUR 614,944 thousand (prior year: EUR 596,964 thousand). Further details are provided in Note 4.9 “Financial liabilities”.

Certain financial covenants associated with the shareholder loan facility were not met during the reporting period. Tether has provided a waiver in respect of these covenant requirements, and the loan continues to be classified in accordance with its contractual maturity.

The Group enters into transactions with entities within the Tether group, which are considered related parties as entities under common control of the ultimate controlling shareholder. These transactions are conducted in the ordinary course of business and on an arm’s length basis.

During the financial year 2025, the Group provided computing power and colocation services to entities within the Tether group amounting to EUR 3,460 thousand (previous year: EUR 667 thousand).

On November 3, 2025, Northern Data completed the disposal of its Peak Mining business to Highland Group Mining Inc., resulting in the loss of control of the Peak entities. The total consideration comprised (i) USD 50,000 thousand cash received at closing (EUR 43,585 thousand) and (ii) contingent consideration related to the Corpus Christi site.

The contingent consideration provides Northern Data with potential additional proceeds during the earn-out period ending November 3, 2030. Under the terms of the agreement:

•        Northern Data was granted a call option to reacquire the Corpus Christi sites, enabling the Group to sell the site to a third party and retain the related sale proceeds;

•        alternatively, Northern Data is entitled to a share of net profits generated from mining operations at the Corpus Christi site during the earn-out period; and

•        Northern Data may receive a percentage of the net proceeds if the buyer sells the Corpus Christi site during the earn-out period.

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

The contingent consideration has been recognized at fair value at the disposal date. Further details regarding the measurement of the contingent consideration are provided in Note 3.9 “Discontinued operations”.

In addition, in connection with the disposal of the Peak segment, the Group provided transition services to Highland Group Mining Inc. amounting to EUR 755 thousand.

The Peak segment is now considered a discontinued operation for Northern Data. Further details are provided in Note 3.9 “Discontinued operations”.

Outstanding balances with related parties at the reporting date are unsecured and settled by cash payment or netting of receivables and payables. No guarantees have been provided or received for receivables from or payables to related parties, and no impairment losses have been recognized on receivables from related parties.

Intercompany transactions and balances are eliminated on consolidation and therefore are not disclosed.

5.3.2 Related persons

Related parties are those persons who have significant influence over the financial and operating policies of Northern Data, including their close family members. These include the members of the Management Board and the Supervisory Board of Northern Data.

5.3.2.1 Management Board

During the past fiscal year, Northern Data’s Management Board included the following individuals:

•        Aroosh Thillainathan, Founder, Chief Executive Officer and Chairman

•        John Hoffman, Co-Chief Executive Officer

The members of the Management Board held the following internal Group mandates:

•        Aroosh Thillainathan, Managing Director, Northern Data Software GmbH

•        Aroosh Thillainathan, Managing Director, ND CS (Services) GmbH

•        Aroosh Thillainathan, Managing Director, Northern Data (CH) AG

•        Aroosh Thillainathan, Director, Northern Data Ireland PLC

•        Aroosh Thillainathan, Director, Ardent Data Centers HoldCo Limited

•        Aroosh Thillainathan, Director, Taiga Cloud HoldCo Limited

•        Aroosh Thillainathan, Director, Taiga Cloud Ltd.

•        John Hoffman, Director, Northern Data US Services Inc.

•        John Hoffman, Director, Ardent Data Centers US Holdco. Inc.

The total compensation of the Management Board is as follows:

in EUR ’000	2025	2024
Short-term benefits (emoluments)	1,627	2,770
Long-term benefits (LTIP)	7,160	6,840
Share-based payment	14,316	9,154
Total	23,103	18,764

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

Additional disclosures on share-based payment programs in the context of Management Board remuneration:

in thousand options
Number of shares 12/31/2024	1,115
Exercisable shares 12/31/2024	—
Average remaining waiting period	4 years
Issued in 2025	654
Exercised in 2025	—
Expired in 2025	—
Number of shares 12/31/2025	1,769
Exercisable shares 12/31/2025	—
Average remaining waiting period	3 years

5.3.2.2 Supervisory Board

Name	Profession practiced	Member since	Appointed until/ stepped down on	Further mandates in 2025 (during the term of office)
Dr. Bernd Hartmann	Managing Director	07/25/2014	2029	Shareholder and Managing Director of Roskos & Meier OHG Shareholder and Managing Director of Roskos Meier Finanzdienstleistungen GmbH Member of the Board of Marketingclub Berlin
Dr. Tom Oliver Schorling	Independent Lawyer	11/10/2020	2029	Deputy Chairman of the Supervisory Board of Exaloan AG, Frankfurt Managing Director of Liebling Kronberg Capital GmbH Chief Executive Officer of Dioscure Therapeutics SE, Bonn
Bertram Pachaly	Entrepreneur and Managing Director	01/18/2023	2029	Managing Director of Holger Manske & Partner GmbH, Berlin Managing Director of FIT Talent Management GmbH, Berlin

For the remuneration of the Supervisory Board, the Chairman receives fixed annual compensation of EUR 120 thousand (previous year: EUR 120 thousand), the Deputy receives EUR 90 thousand (previous year: EUR 90 thousand) and the regular members receive fixed annual compensation of EUR 60 thousand (previous year: EUR 60 thousand), as well as any reimbursement of their expenses. The total remuneration for the fiscal year amounted to EUR 270 thousand (previous year: EUR 270 thousand).

5.3.3 Director’s Dealings

Pursuant to Art. 19 (1) of the Market Abuse Regulation (Regulation (EU) No. 596 / 2014), the members of the Management Board and Supervisory Board as well as certain relatives must immediately disclose all sales and purchases of Northern Data shares and other rights related thereto if the threshold of EUR 20,000 is exceeded within the calendar year.

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

The following table shows a list of the transactions published in fiscal year 2025:

Notifiable	Communication from	Date of Transaction	Type of business	Price in EUR (aggregated)	Volume in EUR thousand (aggregated)
ART Beteiligungs Management GmbH	08/14/2025	08/14/2025	Transfer of 4,389,038 shares to redeem a loan	22.94	100,670
ART Beteiligungs Management GmbH	08/14/2025	08/14/2025	Termination of pledge of 4,389,038 shares in Northern Data AG pledged as part of a loan transaction	not numerable	not numerable
ART Holding GmbH	08/14/2025	08/14/2025	Termination of pledge of 744,150 shares in Northern Data AG pledged as part of a loan transaction	not numerable	not numerable

The following table shows a list of the transactions published in fiscal year 2024:

Notifiable	Communication from	Date of Transaction	Type of business	Price in EUR (aggregated)	Volume in EUR thousand (aggregated)
ART Beteiligungs Management GmbH	01/05/2024	01/05/2024	Instruction to purchase shares in Northern Data AG for up to EUR 9 million per month, up to a total of EUR 30 million in the period from 01/08 – 05/08/2024	not numerable	not numerable
ART Beteiligungs Management GmbH	07/16/2024	07/15/2024	Subscription of 764,761 shares in connection with a capital increase against cash contribution	20	15,295
ART Beteiligungs Management GmbH	07/16/2024	07/15/2024	Pledge of 764,761 shares in connection with a loan transaction	not numerable	not numerable
ART Beteiligungs Management GmbH	07/16/2024	07/15/2024	Pledge of 744,150 shares in connection with a loan transaction	not numerable	not numerable
Liebling Kronberg Capital GmbH	08/06/2024	08/02/2024	Subscription of 14,022 shares in connection with a capital increase against cash contribution	20	280
ART Beteiligungs Management GmbH	08/15/2024	08/15/2024	Instruction to purchase shares in Northern Data AG for up to a total of EUR 10 million in the period from 08/16 – 10/15/2024	not numerable	not numerable
ART Beteiligungs Management GmbH	08/20/2024	08/20/2024	Subscription of 174,121 shares as part of a capital increase against cash contribution	20	3,482

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

Notifiable	Communication from	Date of Transaction	Type of business	Price in EUR (aggregated)	Volume in EUR thousand (aggregated)
ART Beteiligungs Management GmbH	08/20/2024	08/20/2024	Pledge of 174,121 shares in connection with a loan transaction	not numerable	not numerable
ART Beteiligungs Management GmbH	09/02/2024	09/02/2024	Pledge of 278,781 shares in connection with a loan transaction	not numerable	not numerable
ART Beteiligungs Management GmbH	09/06/2024	09/05/2024	Pledge of 91,719 shares in connection with a loan transaction	not numerable	not numerable

5.4 Share-based payments

5.4.1 Description of the share-based payment agreement

On December 30, 2019 (amendments made on October 1, 2020), the Management Board of Northern Data AG has resolved, with the consent of the Annual General Meeting the Stock Option Program 2020 (“SOP 2020”). On April 28, 2021, Stock Option Program 2021 (“SOP 2021”) was initiated whereas Stock Option Program 2021/II (“SOP 2021/II”) was approved on December 20, 2021. On June 12, 2023, Stock Option Program 2023 (“SOP 2023”) was initiated. On May 6, 2024, the General Meeting of Northern Data AG authorized the Management Board of the Company, with the approval of the Supervisory Board of the Company — or, if the members of the Management Board are affected, the Supervisory Board alone was authorized — to implement the Stock Option Program 2024 (“SOP 2024”). These stock option plans are settled in equity instruments. The resulting expense is shown in the personnel expenses item, and the liability increases the capital reserves.

Under the stock option programs, members of the Management Board and employees of the Group as well as members of the management bodies and employees of affiliated companies are entitled to acquire shares in Northern Data AG. In this context, the holders of exercisable options have the right, under certain conditions, to acquire shares at the strike price (corresponds to the unweighted arithmetic mean of the prices determined in the closing auction in XETRA® trading or a comparable successor system or successor price during the last ten stock market trading days prior to the date on which the option is granted).

All options are to be settled by physical delivery of the shares. However, the Group is entitled, at its own discretion, to settle the option by granting a cash settlement. The cash settlement to be granted is calculated as the difference between the strike price and the unweighted arithmetic mean of the prices of the shares of Northern Data AG determined in the closing auction in XETRA® trading or a comparable successor system or successor price during the last ten stock market trading days prior to exercise of the option.

In fiscal years 2020 to 2025, a total of 3,389,799 stock options were issued to members of the Management Board and employees of the Group as well as members of the management bodies and employees of affiliated companies. The options, with the exception of those that have lapsed in the meantime, can be exercised for the first time after the expiry of a holding period of four years from the respective issue date. Furthermore, the terms and conditions of exercise stipulate that option holders may only exercise the options if the option holder remains in principle with the Company for more than three years (vesting period) and the compound annual growth rate (CAGR) of the Group’s sales in the reference period is at least 28 percent.

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

5.4.2 Determination of fair values

The fair values of the SOP 2020, the SOP 2021, the SOP 2021/II, SOP 2023 and SOP 2024 were determined using the Black-Scholes formula. Service and non-market performance conditions associated with the transactions were not considered in determining fair value.

The parameters used in determining the fair values at the grant date of the SOP 2020 include, in particular:

•        the share price on the respective grant date (average share price: EUR 50.92), the price also corresponds to the average exercise price of the options

•        expected volatility: 54.6 percent, based on 180-day volatility from an appropriate peer group, as Northern Data had very high non-representative volatility due to its business performance in fiscal year 2020.

•        expected term: 4.0 years (weighted average)

•        expected dividends: 0.0 percent of share price

•        risk-free interest rate: –0.5 percent

The parameters used in determining the fair values at the grant date of the SOP 2021 include, in particular:

•        the share price on the respective grant date (average share price: EUR 59.44), the price also corresponds to the average exercise price of the options

•        expected volatility depending on grant date between 42.5 and 94.4 percent, based on 180-day volatility of the Northern Data share

•        expected term: 4.3 years (weighted average)

•        expected dividends: 0.0 percent of share price

•        risk-free interest rate: –0.5 percent

The parameters used in determining the fair values at the grant date of the SOP 2021/II include, in particular:

•        the share price on the respective grant date (average share price: EUR 48.87), the price also corresponds to the average exercise price of the options

•        expected volatility depending on grant date between 94.25 and 95.5 percent, based on 180-day volatility of the Northern Data share

•        expected term: 4.0 years (weighted average)

•        expected dividends: 0.0 percent of share price

•        risk-free interest rate depending on grant date: –0.5 percent (March 2022) and 0.83 percent (May 2022)

The parameters used in determining the fair values at the grant date of the SOP 2023 include, in particular:

•        the share price on the respective grant date (average share price: EUR 25.75), the price also corresponds to the average exercise price of the options

•        expected volatility, based on 180-day volatility of the Northern Data share, is measured at 94.53 percent.

•        expected term: 4.0 years (weighted average)

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

•        expected dividends: 0.0 percent of share price

•        risk-free interest rate depending on grant date: –1.95 percent (December 2023)

The parameters used in determining the fair values at the grant date of the SOP 2024 include, in particular:

•        the share price on the respective grant date (average share price: EUR 21.70), the price also corresponds to the average exercise price of the options

•        expected volatility, based on 180-day volatility of the Northern Data share, is measured at 89.76 percent

•        expected term: 4.0 years (weighted average)

•        expected dividends: 0.0 percent of share price

•        risk-free interest rate depending on grant date: –2.24 percent (average of April and August 2024)

The parameters used in determining the fair values at the grant date of the SOP 2024 issued in 2025 include, in particular:

•        the share price on the respective grant date (average share price: EUR 32.79), the price also corresponds to the average exercise price of the options

•        expected volatility, based on 180-day volatility of the Northern Data share, is measured at 83.96 percent

•        expected term: 4.0 years (weighted average)

•        expected dividends: 0.0 percent of share price

•        risk-free interest rate depending on grant date: –2.25 percent (average of February and August 2025)

In each case, the expected term of the instruments is based on the general behavior of the option holders. The first opportunity to exercise the options is four years after the grant date. The option holder subsequently has the right to exercise the options over a period of five years. For the purpose of assessing the value of the options, it is assumed that the option holders will exercise the right to subscribe to the shares immediately after four years.

In December 2023 the base price was modified to ensure that employees continue to be incentivized to make use of the option. Only the stock options under the SOP 2020, SOP 2021, SOP 2021/II were affected and offered the new base price. In determining and calculating the fair value of the modification, the market price, interest rate, and volatility at the effective date were taken into account. The incremental fair value granted as a result of the modification is EUR 11,177 thousand and will proportionally be recognized over the remaining vesting period of the various SOPs.

5.4.3 Reconciliation of outstanding stock options

The number of stock options under the SOP 2020, SOP 2021, SOP 2021/II, SOP 2023 and SOP 2024 developed as follows:

in thousand options	2025	2024
Outstanding as of January 1	2,584	2,417
Expired during the year	(18)	(38)
Committed during the year	824	205
Outstanding as of December 31	3,390	2,584
Exercisable as of December 31	—	—

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

The options outstanding at December 31, 2025, had an exercise price in the range of EUR 14.12 to EUR 26.16 (previous year: EUR 14.12 to EUR 23.56) and a weighted-average contractual life of 4.67 years (previous year: 4.18 years).

5.4.4 Expenses recognized in profit or loss

Expenses of EUR 19,502 thousand (previous year: EUR 23,778 thousand) were recognized in personnel expenses in fiscal year 2025 in connection with the share-based payment agreement.

5.5 Employee benefits

The Group operates company pension plans in the form of defined contribution plans.

Defined contribution plans take the form of retirement, disability, and surviving dependents’ benefits, the amount of which is based on length of service and salary. The employer’s contributions to the statutory pension insurance to be paid in Germany are to be regarded as such defined contribution plans. In the Group, payments to defined contribution plans relate predominantly to contributions to the statutory pension insurance scheme in Germany. In the reporting period, expenses in connection with defined contribution plans amounted to EUR 1,282 thousand (previous year: EUR 968 thousand).

Besides defined contribution plans, the Group grants a Bitcoin LTIP that qualifies as other long-term employee benefit. Reference is made to Note 1.8.19 “Employee benefits”, Note 4.10 “Other liabilities” and Note 5.3.2 “Related persons” in the Notes to the Consolidated Financial Statements for further information.

5.6 Segment reporting

In accordance with IFRS 8, operating segments are defined on the basis of the Group’s internal management and reporting. The organizational and reporting structure of Northern Data Group is based on management by business unit. Based on the reporting system it has established, the Management Board, as the chief operating decision maker, assesses the performance of the various segments and the allocation of resources. The segmentation is as follows:

5.6.1 Taiga Cloud

The Taiga Cloud business segment comprises the provision of GPU compute power to customers.

5.6.2 Ardent Data Centers

The Ardent Data Centers business segment operates as a colocation service provider and manages the Group’s data centers, including their acquisition or planning, construction or conversion, and operation.

5.6.3 Reportable Segments

The accounting policies of the segments are the same as those applied for external financial reporting. For details, please refer to Note 1.8 “Accounting and valuation principles”.

Peak Mining segment was sold with effect from November 3, 2025. Information about this discontinued segment is provided in Note 3.9 “Discontinued operations”.

The most important financial targets and performance indicators for Northern Data Group are revenue and EBITDA. Transactions between the segments take place to an insignificant extent.

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

Information regarding the results of each reportable segment is presented below:

2025	Reportable Segments			Other companies and Group functions	Consolidation	Group after consolidation
In EUR ’000	Taiga Cloud	Ardent Data Centers	Total
Revenues	278,035	427	278,462	189,812	(388,232)	80,042
thereof external sales	79,618	424	80,042	—	—	80,042
thereof intercompany sales	198,417	3	198,420	189,812	(388,232)	—
EBITDA	(70,820)	(548)	(71,368)	(144,796)	96,013	(120,151)
Depreciation, amortization and impairment	(308,974)	(3,349)	(312,323)	(66,345)	(1,510)	(380,178)
thereof impairments	(156,579)	(899)	(157,478)	(1,937)	—	(159,415)
EBIT	(379,794)	(3,897)	(383,691)	(211,141)	94,503	(500,329)

The eliminated sales of the segments generated with other segments that are also consolidated can be seen in the reconciliation column to sales.

2024	Reportable Segments			Other companies and Group functions	Consolidation	Group after consolidation
In EUR ’000	Taiga Cloud	Ardent Data Centers	Total
Revenues	231,877	21,548	253,425	94,073	(226,411)	121,087
thereof external sales	119,895	1,192	121,087	—	—	121,087
thereof intercompany sales	111,982	20,356	132,338	94,073	(226,411)	—
EBITDA	51,050	781	51,831	(4,488)	(22,346)	24,997
Depreciation, amortization and impairment	(88,214)	(2,290)	(90,504)	(3,108)	49	93,563
thereof impairments	—	(50)	(50)	—	(3,152)	(3,202)
EBIT	(37,164)	(1,509)	(38,673)	(7,596)	(22,297)	(68,566)

Comparative segment information has been re-presented to reflect the classification of Peak Mining as discontinued operations in 2025 and therefore differs from the segment information previously reported in the 2024 annual report.

The amounts in the reconciliation column to Group EBIT include the effects of consolidation adjustments recognized in profit or loss, in which income and expenses at two partners do not offset each other in the same amount or the same period.

In the following, information is provided at company level in accordance with IFRS 8.31 et seq.

Northern Data Group’s external sales break down by geographical region (location of the companies included) as follows:

In EUR ’000	2025	2024
Domestic	—	—
Abroad	80,042	121,087
thereof US	126	115
Total	80,042	121,087

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

The carrying amounts of non-current assets break down as follows:

In EUR ’000	12/31/2025	12/31/2024
Domestic	9,244	49,718
Abroad	740,648	1,302,056
thereof Netherlands	30,813	2,189
thereof Canada	—	6,936
thereof Norway	176,465	272,530
thereof Sweden	155,060	311,585
thereof Switzerland	—	1,197
thereof UK	138,880	188,116
thereof Ireland	23,149	23,160
thereof US	86,242	311,884
thereof Portugal	123,910	184,459
thereof Gibraltar	6,129	—
Total	749,892	1,351,774

As of December 31, 2024, non-current assets attributable to the Peak Mining segment, which was disposed of during the current fiscal year, amounted to EUR 217,663 thousand.

For the presentation of geographical segment information, sales and non-current assets are reported based on the location of the respective Northern Data Group companies. Non-current assets by region include all non-current assets except deferred tax assets, investments in other companies, and other financial assets. Due to intra-group service arrangements, sales may, in certain cases, be recognized in geographical regions that differ from the locations where the corresponding non-current assets are held.

Revenues from a customer in the Taiga Cloud segment account for approximately EUR 38,186 thousand (previous year: EUR 108,775 thousand) of the total revenues of Northern Data Group.

5.7 Other financial obligations

As of the reporting date, other financial obligations amounted to EUR 8,430 thousand (previous year: EUR 2,463 thousand). These obligations primarily comprise contractual commitments and other off-balance sheet obligations not recognized as liabilities at the reporting date.

Included in 2025 are commitments with a remaining term of up to one year amounting to EUR 486 thousand (previous year: EUR 33 thousand) and commitments with a remaining term of one to five years amounting to EUR 86 thousand (previous year: EUR 0 thousand).

Other financial obligations in 2025 also include contractual commitments of EUR 3,958 thousand (previous year: EUR 2,430 thousand) in connection with agreed works not yet completed and delivered as of December 31, 2025.

Under certain contractual arrangements, Northern Data AG has committed to invest EUR 1,200 thousand in the formation of a new entity, subject to its legal incorporation, and to make an additional contribution of up to EUR 2,700 thousand to the capital reserve of that entity. The additional contribution is conditional upon the achievement of defined operational milestones.

As of December 31, 2025, the relevant corporate and operational conditions had not been fulfilled. Accordingly, no liability has been recognized in the consolidated financial statements. The potential funding obligations are disclosed as contractual commitments.

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

5.8 Other matters

Swedish VAT Assessment and Related Investigations

The Group is currently engaged in discussions with the Swedish Tax Agency (Skatteverket) regarding the VAT treatment of certain activities undertaken at the Group’s data center operations in Boden, Sweden.

In September 2025, Decentric Europe B.V., a wholly owned subsidiary of Northern Data AG, received a proposed decision (“Förslag till beslut”) from the Swedish Tax Agency concerning the deduction of input VAT claimed for the period January 2021 to June 2024. In the proposed decision, the Swedish Tax Agency asserts that certain activities performed at the Boden site constituted cryptocurrency mining activities that it considers to be outside the scope of VAT, and therefore proposes to deny the deduction of input VAT previously claimed. The proposed assessment amounts to approximately SEK 300 million (approximately EUR 28 million), including any potential penalties and excluding interest.

The Group has formally disputed the proposed decision and submitted a comprehensive response to the Swedish Tax Agency on December 1, 2025, supported by external tax, accounting and legal advisors. The Group’s position is that the relevant activities involved the provision of infrastructure and related services to third parties, which Management considers to constitute taxable supplies under Swedish VAT legislation. Management also considers that certain conclusions reflected in the proposed decision may have been drawn from incomplete operational data and assumptions that do not fully reflect the underlying commercial arrangements.

In March 2026, Hydro66 Svenska AB, a wholly-owned indirect subsidiary of Northern Data AG, received a separate proposed decision (“Förslag till beslut”) covering the period January 2021 to September 2024 concerning the deduction of input VAT (see Note 5.11 “Events after the reporting date”). Similar to the earlier proposal, the Swedish Tax Agency asserts that certain activities constituted cryptocurrency mining activities outside the scope of VAT and therefore proposes to deny the deduction of input VAT previously claimed. The proposed assessment amounts to approximately SEK 218 million (approximately EUR 20 million), including any potential penalties and excluding interest. Based on a preliminary assessment, management considers that the underlying facts and commercial arrangements are broadly consistent with those addressed in the earlier proposed decision, and in certain respects appear less complex. Accordingly, the Group expects to formally dispute this proposed decision once its review has been completed.

As at the date of approval of these financial statements, no final decision has been issued by the Swedish Tax Agency in relation to these matters.

Separately, the European Public Prosecutor’s Office (EPPO) has initiated an investigation relating to the accounting records and alleged actions of certain individuals associated with Decentric Europe B.V., Hydro66 Svenska AB and Hydro66 Services AB. Public documentation associated with the investigation refers to potential VAT exposure across these entities of up to approximately EUR 110 million. The Group has not received any formal assessment or proposed decision from the Swedish Tax Agency in relation to Hydro66 Services AB.

Management has assessed this matter in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets. Based on the information available at December 31, 2025, including external professional advice and the current procedural stage of the matter, Management has concluded that it is not probable that an outflow of economic resources will be required to settle the matter. Accordingly, no provision has been recognized in the consolidated financial statements.

However, given the existence of the proposed decision issued by the Swedish Tax Agency and the ongoing nature of the dialogue with the relevant authorities, the possibility of an outflow cannot be considered remote. The matter has therefore been disclosed as a contingent liability in accordance with IAS 37.27 and IAS 37.86.

The potential exposure identified in the proposed decision relating to Decentric Europe B.V. amounts to approximately EUR 28 million, including penalties and excluding interest. The potential exposure identified in the proposed decision relating to Hydro66 Svenska AB amounts to approximately EUR 20 million, including penalties and excluding interest.

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

Due to the preliminary nature of the proposed decision and the ongoing discussions with the Swedish Tax Agency, the Group cannot currently reliably estimate the amount of any potential obligation that may ultimately arise.

The ultimate outcome of this matter remains uncertain and may depend on the outcome of further administrative discussions, appeals processes, or judicial proceedings.

On November 10, 2025, the Company entered into a support arrangement with Tether who has provided a commitment to fund up to USD 200 million of any potential tax liabilities associated with the Boden operations. The extent to which this arrangement may mitigate any financial impact will depend on the final outcome of the matter and the specific terms of the support agreement.

Riot/Whinstone purchase price adjustment

In connection with the 2021 sale of the Whinstone site to Riot Blockchain Inc. (now Riot Platforms, Inc.; “Riot”), a dispute arose regarding the implementation of the post-closing purchase price adjustment mechanism under the Stock Purchase Agreement.

Following initial litigation, the matter was referred to an independent accountant, who issued a determination largely in favor of Riot. As a result, Riot received the majority of the funds held in escrow, and no additional cash outflows were made by the Group. Northern Data subsequently initiated proceedings in the Delaware Court of Chancery challenging certain aspects of the independent accountant’s determination. The Court denied Riot’s motion to dismiss, allowing the Group’s claims to proceed.

A hearing on the motions for judgment was held in February 2025, and the Court issued its ruling in June 2025. The Court upheld certain elements of the independent accountant’s determination and vacated others. As a result, certain matters remain unresolved, including indemnification claims that have not yet been adjudicated, and further proceedings cannot be ruled out. As the inflow of economic benefits is not considered virtually certain, no asset has been recognized in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets. The matter is therefore disclosed as a contingent asset and will be reassessed as developments occur.

5.9 Fees and services of the auditor

Pursuant to Section 315e (1) of the German Commercial Code (HGB) in conjunction with Section 314 (1) No. 9 HGB, the following fees and services for the auditor of the Consolidated Financial Statements are to be disclosed as follows:

In EUR ’000	2025	2024
Final audit	783	728
Total	783	728

The fee for the audit services provided by Liebhart & Kollegen Wirtschaftsprüfer Steuerberater, supported by HT Digital Ltd., relates to the audit of the Group’s Consolidated Financial Statements, the Company’s annual financial statements and the statutory audits of its subsidiaries’ annual financial statements.

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

5.10 List of shareholdings of Northern Data AG pursuant to Sec. 313 (2) no. 1 to 4 of the German Commercial Code (HGB)

Subsidiary	Seat	Share in Percent	Full consolidation (V) Participation (B)	Equity EUR	Result EUR
			12/31/2025	12/31/2025	2025
1277963 B.C. Ltd.	Montreal (Canada)	100	V	23,625,254	1,479,397
Northern Data (CH) AG	Zug (Switzerland)	100	V	(29,499,005)	(3,378,825)
Northern Data Software GmbH*	Frankfurt/Main (Germany)	100	V	(203,824,117)	(2,946,754)
ND CS (Services) GmbH*	Frankfurt/Main (Germany)	100	V	(37,262,075)	(2,509,409)
Northern Data Services (UK) Limited	London (Great Britain)	100	V	12,144,064	(1,706,734)
Northern Data Linlithgow Limited	London (Great Britain)	100	V	(1,337,483)	(1,326,202)
Taiga Cloud UK Limited	London (Great Britain)	100	V	(41,921,741)	(34,445,945)
Minondo Ltd.	Gibraltar (Gibraltar)	100	V	(4,212,301)	(3,659,942)
Taiga Cloud Ltd.	Dublin (Ireland)	100	V	(351,755,554)	(317,208,774)
Damoon Ltd.	Dundalk (Ireland)	100	V	12,757	(1,208,446)
Northern Data Ireland PLC	Dublin (Ireland)	100	V	1	—
Ardent Data Centers HoldCo Ltd.	Dublin (Ireland)	100	V	1	—
Taiga Cloud HoldCo Ltd.	Dublin (Ireland)	100	V	1	—
Northern Data NL B.V.	Amsterdam (Netherlands)	100	V	(2,717,704)	(201,978)
Decentric Europe B.V.	Amsterdam (Netherlands)	100	V	115,384,354	8,740,361
Bitfield N.V.	Amsterdam (Netherlands)	100	V	52,203,244	3,687,893
Taiga Cloud NL B.V.	Amsterdam (Netherlands)	100	V	(9,286,392)	(8,933,619)
Northern Data NOR AS	Notodden (Norway)	100	V	(40,361,359)	(45,091,375)
ND Real Estate 1 AS	Notodden (Norway)	100	V	(340,928)	(228,733)
ND Real Estate 2 AS	Notodden (Norway)	100	V	(99,972)	(153,281)
Taiga Cloud Portugal, Unipessoal LDA	Lisbon (Portugal)	100	V	(32,841,355)	(17,071,709)
Hydro66 Svenska AB	Boden (Sweden)	100	V	5,836,250	1,010,148
Hydro66 Property Services AB**	Boden (Sweden)	100	B	—	—
Hydro66 Services AB	Boden (Sweden)	100	V	(14,696,365)	(20,259,522)
Northern Data NY, LLC	Reston (USA)	100	V	94,879	(1,360,387)
Northern Data PA, LLC	Reston (USA)	100	V	(983,271)	(113,768)
Ardent Data Services, LLC	Reston (USA)	100	V	(830,767)	(7,316,876)
Northern Data Reserve, Inc.	Reston (USA)	100	V	36,354,344	(3,127)
Ardent Data Centers LLC USA	Reston (USA)	100	V	76,867,983	1,193,783
Northern Data US Services Inc.	Reston (USA)	100	V	254,906	265,217
Northern Data Maysville ADC I, LLC	Reston (USA)	100	V	3,800,367	(2,565)
Ardent Data Centers US HoldCo Inc. USA	Reston (USA)	100	V	58,055,997	(972,929)
G-Core Holding S.A.**	Luxembourg	2.13	B	52,973,549	(18,272,725)

____________

*        The companies have made use of the exemption provision pursuant to Section 264 (3) of the German Commercial Code (HGB) for the fiscal year 2025 and have submitted the declarations required for this purpose in the electronic company register for publication.

**      Immaterial

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

5.11 Events after the reporting date

Expiry of call option in relation to Corpus Christi sites

Subsequent to the reporting date, the call option granted to Northern Data in connection with the disposal of the Peak Mining business expired on January 16, 2026. As a result, Northern Data no longer has the right to reacquire the Corpus Christi sites in order to sell them to a third party.

The expiry of the option resulted in a reassessment of the fair value of the related contingent consideration receivable. Based on preliminary valuation analyses and subject to significant estimation uncertainty, management currently estimates that the potential decrease in fair value could range between approximately EUR 25 million and EUR 30 million compared to the carrying amount recognized as of December 31, 2025. The final impact will depend on updated assumptions regarding future developments and valuation inputs.

The remaining contingent consideration arrangements, including the profit-sharing mechanism from mining operations and the entitlement to a percentage of net proceeds in the event of a sale of the Corpus Christi sites by the buyer, remain in place and continue to apply for the duration of the earn-out period ending November 3, 2030.

Swedish VAT Assessment and Related Investigations

In March 2026, Hydro66 Svenska AB, a wholly-owned indirect subsidiary of Northern Data AG, received a proposed decision (“Förslag till beslut”) from the Swedish Tax Agency (Skatteverket) regarding the deduction of input VAT in relation to activities at the Group’s Boden data center for the period January 2021 to September 2024.

Management is currently reviewing the proposed decision together with its external advisors. Based on a preliminary assessment, the matter appears broadly consistent with the VAT matter described in Note 5.8 “Other matters”. No final decision has been issued by the Swedish Tax Agency as at the date of approval of these financial statements.

5.12 Release date of publication

The Consolidated Financial Statements were approved for publication and forwarded to the Supervisory Board by the Management Board on March 18, 2026. The Supervisory Board approved the Consolidated Financial Statements that same day.

5.13 Assurance of the legal representatives

To the best of our knowledge, and in accordance with the applicable reporting principles, the Consolidated Financial Statements give a true and fair view of the assets, liabilities, financial and earnings position of the Group, and the Group Management Report includes a fair review of the development and performance of the business and the position of the Group, together with a description of the principal opportunities and risks associated with the expected development of the Group.

Frankfurt/Main, March 18, 2026

Aroosh Thillainathan	John Hoffman
Chairman of the Management Board	Co-Chief Executive Officer and Management Board Member

Northern Data AG

Consolidated Statement of Comprehensive Income for the year ended December 31

EUR ‘000, unless stated otherwise	Notes	2024	2023
Sales revenues	3.1	200,271	77,527
Other operating income	3.2	66,771	33,479
Total income		267,042	111,006
Cost of materials	3.3	(44,821)	(41,398)
Personnel expenses	3.4	(65,015)	(36,503)
Other operating expenses	3.5	(85,837)	(61,337)
Operating profit before depreciation and amortization – EBITDA		71,369	(28,232)
Depreciation, amortization and impairment	4.1; 4.2; 4.3	(155,849)	(124,929)
Operating result – EBIT		(84,480)	(153,161)
Financial income	3.6	4,419	1,084
Financial expenses	3.6	(29,409)	(1,448)
Financial result		(24,990)	(364)
Earnings before income taxes – EBT		(109,470)	(153,525)
Income taxes	3.7	(17,973)	2,470
Loss for the year		(127,443)	(151,055)
of which attributable to shareholders of Northern Data AG		(127,443)	(151,055)

Other comprehensive income
Fair value gain/(loss) on investments designated at FVOCI	5.2	5,412	(2,646)
Items that will not be reclassified to profit or loss in the future		5,412	(2,646)
Currency translation		(9,285)	442
Items that may be reclassified to profit or loss in the future		(9,285)	442
Other comprehensive income		(3,873)	(2,204)

Total comprehensive income		(131,316)	(153,259)
of which attributable to shareholders of Northern Data		(131,316)	(153,259)

Earnings per share	3.8
Undiluted (in EUR)		(2.21)	(5.22)
Diluted (in EUR)		(2.21)	(5.22)

The Consolidated Statement of Comprehensive Income shown above should be read in conjunction with the notes below.

Northern Data AG

Consolidated Statement of Financial Position as of December 31

	Notes	2024	2023
ASSETS in EUR ‘000
Non-current assets		1,371,089	365,290
Goodwill	4.1	13,376	13,376
Other intangible assets	4.1	23,315	3,774
Property, plant and equipment	4.2	1,188,107	326,348
Right-of-use assets	4.3	114,004	6,834
Shares in other companies	5.2; 5.3.1	11,876	6,464
Other assets	4.5	12,972	3,767
Deferred tax assets	3.7	7,439	4,727
Current assets		288,208	669,794
Inventories	4.4	468	56,534
Trade receivables	3.1.2; 5.2	55,685	8,614
Income tax receivables	3.7	7,310	5,004
Other assets	4.5	103,803	338,227
Cash and cash equivalents	5.2	120,260	242,992
Non-current assets held for sale	4.2.2	682	18,423
Total assets		1,659,297	1,035,084

EQUITY AND LIABILITIES in EUR ‘000
Equity	4.6	839,834	734,384
Subscribed capital		64,196	48,734
Capital reserve		1,144,014	835,756
Mandatory convertible bonds issued		—	86,954
Fair value reserve of financial assets at FVOCI		10,432	5,020
Currency translation differences		(19,623)	(10,338)
Retained earnings		(359,185)	(231,742)
Non-current liabilities		712,330	178,081
Borrowings	4.8	596,964	171,858
Lease liabilities	4.8	93,954	5,165
Provisions	4.7	6,844	5
Deferred tax liabilities	3.7	14,568	1,053
Current liabilities		107,133	122,619
Financial liabilities	4.8	—	448
Lease liabilities	4.8	22,743	2,054
Trade payables	4.8	39,013	62,510
Income tax liabilities	3.7	14,656	20,091
Provisions	4.7	2,418	3,244
Other liabilities	4.9	28,303	34,272
Total liabilities and shareholders’ equity		1,659,297	1,035,084

The Consolidated Statement of Financial Position shown above should be read in conjunction with the notes below.

Northern Data AG

Consolidated Statement of Changes in Equity for the year ended December 31

EUR ‘000	Notes	Subscribed capital	Capital reserve	Mandatory convertible bonds issued	Fair value reserve of financial assets at FVOCI	Currency translation differences	Retained earnings	Total
Balance on 01/01/2023		23,816	419,392	—	7,666	(10,780)	(80,687)	359,407
Loss for the year		—	—	—	—	—	(151,055)	(151,055)
Currency translation		—	—	—	—	442	—	442
Fair value loss on equity investments designated at FVOCI	5.2	—	—	—	(2,646)	—	—	(2,646)
Other comprehensive income		—	—	—	(2,646)	442	—	(2,204)
Total comprehensive income		—	—	—	(2,646)	442	(151,055)	(153,259)
Issuance of ordinary shares	4.6	24,918	420,544	—	—	—	—	445,462
Issuance of convertible bonds	4.6	—		86,954	—	—	—	86,954
Deduction of direct transaction costs		—	(20,152)	—	—	—	—	(20,152)
Share-based remuneration	5.4	—	15,972	—	—	—	—	15,972
Transactions with Shareholders		24,918	416,364	86,954	—	—	—	528,236
Balance on 12/31/2023		48,734	835,756	86,954	5,020	(10,338)	(231,742)	734,384
Balance on 01/01/2024		48,734	835,756	86,954	5,020	(10,338)	(231,742)	734,384
Loss for the year		—	—	—	—	—	(127,443)	(127,443)
Currency translation		—	—	—	—	(9,285)	—	(9,285)
Fair value gain on equity investments designated at FVOCI	5.2	—	—	—	5,412	—	—	5,412
Other comprehensive income		—	—	—	5,412	(9,285)	—	(3,873)
Total comprehensive income		—	—	—	5,412	(9,285)	(127,443)	(131,316)
Issuance of ordinary shares	4.6	10,699	203,289	—	—	—	—	213,988
Issuance of convertible bonds	4.6	4,763	82,191	(86,954)	—	—	—	—
Deduction of direct transaction costs		—	(1,000)	—	—	—	—	(1,000)
Share-based remuneration	5.5	—	23,778	—	—	—	—	23,778
Transactions with shareholders		15,462	308,258	(86,954)	—	—	—	236,766
Balance on 12/31/2024		64,196	1,144,014	—	10,432	(19,623)	(359,185)	839,834

Northern Data AG

Consolidated Statement of Cash Flows for the year ended December 31

EUR ‘000	Notes	2024	2023
Consolidated net income		(127,443)	(151,055)
Depreciation and amortization of non-current assets	4.2	155,849	124,929
Increase/decrease in provisions	4.7	6,016	1,326
Other non-cash expense/income	3.2; 3.5	(41,542)	(18,877)
(Increase)/decrease in inventories, trade receivables and other assets not attributable to investing or financing activities		(76,731)	8,351
Increase/(decrease) in trade payables and other liabilities not attributable to investing or financing activities		14,239	(26,937)
Cryptocurrency received for providing computing services		(78,913)	(594)
Cryptocurrency sold		68,724	60,354
Losses on disposal of non-current assets		(4,644)	(8,279)
Net finance expense	3.6	24,990	364
Income tax expense	3.7	7,254	382
Income tax payments		(6,260)	(7,565)
Cash flow from operating activities		(58,461)	(17,601)

Payments made for investments in intangible assets	4.1	(6,973)	(3,157)
Proceeds from disposals of property, plant and equipment		37,949	12,991
Payments made for investments in property, plant and equipment	4.2	(981,251)	(95,332)
Interest received	3.6	3,971	826
Cash flow from investing activities		(946,304)	(84,672)

Proceeds from contributions to equity by shareholders of the parent company (cash capital increases)		497,386	133,123
Funds received from shareholder loan		399,600	175,400
Outflows from the redemption of bonds and financial loans and liabilities from lease agreements		(11,452)	(2,437)
Interest paid		(3,902)	(980)
Cash flow from financing activities		881,632	305,106

Cash-effective change in cash and cash equivalents		(123,133)	202,833
Currency-related change in cash and cash equivalents		401	280
Cash and cash equivalents at the beginning of the period		242,992	39,879
Cash and cash equivalents at the end of the period		120,260	242,992

For additional information, see 5.1 of the accompanying Notes to the Consolidated Statement of Cash Flows.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements

1.1 Reporting company

Northern Data AG (hereinafter also referred to as the “Company”) is a listed stock corporation with its registered office in Frankfurt/Main, Germany. The business address is: An der Welle 3, 60322 Frankfurt/Main. Northern Data AG is registered with the Local Court of Frankfurt/Main (HRB 106 465).

Northern Data Group (hereinafter also referred to as Northern Data or the Group), headquartered in Frankfurt/Main, Germany, develops and operates High-Performance Computing (HPC) and Artificial Intelligence (AI) solutions. HPC is characterized by the provision of computing power in a short period of time. HPC accelerates computing and provides many times the computing power and storage capacity of conventional server systems. This comes with increased heat generation and therefore also requires special thermal management. The HPC computing power provided in the operation of Northern Data Group’s data centers is based on two different types of microchips that are specialized for different applications: ASICs (Application-Specific Integrated Circuits) chips enabling Bitcoin mining and GPUs (Graphic Processing Units) enabling cloud computing.

Northern Data Group operates globally through its three core business segments: “Taiga Cloud”, offering AI cloud services; “Peak Mining”, focused on Bitcoin mining; and “Ardent Data Centers”, providing high-performance colocation solutions. In terms of revenues, a significant increase in revenue in the cloud segment (Taiga Cloud) was reported for the first time as it represented the majority of the revenue in the fiscal year, followed by Peak Mining, with its business activities in Bitcoin mining.

The shares of Northern Data AG are traded on the Open Market of the Frankfurt Stock Exchange and the Munich Stock Exchange (m:access).

1.2 Basic principles of the preparation of the financial statements

Northern Data AG prepares its Consolidated Financial Statements in accordance with International Financial Reporting Standards (IFRS) and the interpretations of the International Financial Reporting Standards Interpretations Committee (IFRS IC) as adopted by the European Union. In addition, the application of commercial law provisions pursuant to Section 315e (1) of the German Commercial Code (HGB) is made in these financial statements.

The financial statements of the companies included in the Group are based on uniform accounting policies in accordance with IFRS. The fiscal year of all companies included in the Group corresponds to the calendar year.

A distinction is made in the Consolidated Statement of Financial Position between current and non-current assets and liabilities. The Consolidated Statement of Comprehensive Income has been prepared using the nature of expense method. The Consolidated Financial Statements are prepared on the basis of historical cost, with the following exceptions:

•        Financial assets whose cash flows do not consist solely of principal or interest payments are measured at fair value.

•        Monetary assets and liabilities denominated in foreign currencies are translated at closing rates.

•        Current assets denominated in cryptocurrencies as well as cryptocurrencies are measured at fair market value.

The Consolidated Financial Statements are prepared in euro (EUR), which is the reporting currency. Unless stated otherwise, all figures are presented in EUR thousand. The tables and figures presented can contain differences due to rounding.

Northern Data Software GmbH and ND CS (Services) GmbH have made use of the exemption provision pursuant to Section 264 (3) of HGB for the fiscal year 2024.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

1.3 Principles of consolidation

1.3.1 Scope of consolidation

Subsidiaries are entities that are directly or indirectly controlled by Northern Data AG. Control exists only when Northern Data AG is exposed, or has rights, to variable returns from its involvement with an investee and has the ability to affect those returns through its power over the investee.

In accordance with the principles of full consolidation, the Consolidated Financial Statements of Northern Data AG include all domestic and foreign subsidiaries over which Northern Data AG exercises direct or indirect control and which are not of minor significance.

Number	2024	2023
Northern Data AG and fully consolidated subsidiaries
Domestic	3	3
Abroad	33	28
Non-consolidated subsidiaries
Domestic	—	—
Abroad	3	4
Total	39	35

The change in the number of consolidated and non-consolidated subsidiaries results from newly incorporated entities and asset acquisitions. One non-consolidated subsidiary has been disposed of due to its dissolution in fiscal year 2024. The non-consolidated subsidiaries have not been included in the scope of consolidation for reasons of materiality. A complete list of shareholdings can be found in Note 5.10 “List of shareholdings of Northern Data AG pursuant to Sec. 313 (2) no. 1 to 4 of the German Commercial Code (HGB)”.

1.3.2 Consolidation methods

Companies newly acquired during the fiscal year are included in the Consolidated Financial Statements from the date on which control is transferred in accordance with IFRS 10 and are fully consolidated using the purchase method. Subsidiaries are deconsolidated from the date on which control is lost.

Capital consolidation is performed by offsetting the carrying amounts of the investments against the Group’s share in the equity of the subsidiaries. In the case of business combinations, initial consolidation is performed in accordance with IFRS 3 using the purchase method by offsetting the acquisition cost against the fair values of the identifiable assets acquired and liabilities and contingent liabilities assumed at the date of acquisition. Goodwill is recognized if the acquisition cost of the investment exceeds the proportionate share of the acquired revalued equity. If this is a negative goodwill of a debt nature, the purchase price calculation and allocation are to be reassessed. If this has been correctly accounted for, any remaining negative goodwill is recognized in other operating income in the year of acquisition.

Intra-group transactions are eliminated. Receivables and payables between consolidated companies are offset against each other. Intercompany profits and losses are eliminated and intercompany income is offset against the corresponding expenses.

In the course of transactions in which shareholders of Northern Data contribute shares of third parties in exchange for equity instruments of Northern Data, the transaction is not accounted for in accordance with IFRS 3. In the course of initial consolidation, the net assets acquired are recognized at fair value and added to equity as a contribution. The difference between the fair value of the equity instruments issued and the fair value of the net assets acquired is not recognized.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

1.3.3 Currency translation

The financial statements of subsidiaries in countries outside the euro area are translated using the functional currency concept. For the subsidiaries, the functional currency is based on the primary environment in which they operate. In the Group, the functional currency of all companies corresponds to the respective local currency. The reporting currency of the Consolidated Financial Statements is the euro (EUR).

Transactions in foreign currencies are translated at the relevant foreign exchange rates at the time of the transaction. In subsequent periods, monetary assets and liabilities are measured at the closing rate and translation differences are recognized in profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. In addition, non-monetary items measured at fair value in a foreign currency are translated at the exchange rate prevailing at the date of the fair value measurement.

The financial statements of foreign subsidiaries whose functional currency is not the euro are translated into the Group currency, the euro, using the modified closing rate method. For simplification purposes, items of the Statement of Comprehensive Income are translated at the average exchange rate for the year. Equity is translated at historical rates, asset and liability items at the closing rate on the reporting date. All differences resulting from the translation of financial statements prepared in foreign currencies are recognized in other comprehensive income.

The euro exchange rates on which the currency translation is based are shown below:

	2024	2023
Closing rate EUR/USD	1.0389	1.105
Average rate EUR/USD	1.0818	1.0816
Closing rate EUR/CAD	1.4948	1.4642
Average rate EUR/CAD	1.4819	1.4596
Closing rate EUR/GBP	0.8292	0.8691
Average rate EUR/GBP	0.8466	0.8699
Closing rate EUR/NOK	11.795	11.2405
Average rate EUR/NOK	11.6237	11.4243
Closing rate EUR/SEK	11.459	11.096
Average rate EUR/SEK	11.4309	11.4728
Closing rate EUR/CHF	0.9412	0.926
Average rate EUR/CHF	0.9526	0.9717

1.4 Valuation premise of a going concern

The preparation of the consolidated financial statements requires an assessment of the Group’s ability to continue as a going concern. The Management Board has reviewed the Group’s liquidity position, cash flow forecasts, and funding arrangements for a period of at least twelve months from the date of approval of these financial statements.

In this assessment, the Management Board considered risks arising from digital asset price volatility, delays in HPC client deployments, and the execution of planned business expansion, which is being financed through a combination of shareholder loans and other funding sources. The shareholder loan, issued in late 2023 and further drawn in 2024, is subject to financial covenants linked to the achievement of key growth assumptions. A breach of these covenants could entitle the lender to demand immediate repayment, which, under current conditions, the Group could not meet without securing alternative financing or disposing of hardware assets.

While these factors present inherent uncertainty, the Management Board expects a balanced liquidity position. This expectation reflects the Group’s current forecasts and access to mitigating actions, including investment deferrals, cost controls, hardware sales, and potential new equity or debt financing.

Having reviewed the annual budget, operational plans, and financing arrangements, the Management Board considers the going concern basis of preparation appropriate. No material uncertainty exists that would cast significant doubt over the Group’s ability to continue in operation for the foreseeable future.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

1.5 IFRS standards applied

Standards, interpretations and amendments whose application was mandatory for the first time in the past fiscal year and whose application will be mandatory in future reporting periods

The following new or amended accounting standards already adopted by the IASB have not been taken into account in the Consolidated Financial Statements for fiscal year 2024 where there was no obligation to apply them yet, with the exception of the standards whose application is mandatory as of January 1, 2024. Some of the effects of these new or amended accounting standards on the financial statements are still being examined.

Standards/ Interpretations	Title	Mandatory date of application according to the EU as of fiscal years beginning on or after:	Impact
IFRS 16	Amendments to IFRS 16 “Leases” regarding “Lease Liability in a Sale and Leaseback” (issued on September 22, 2022)	January 1, 2024	No significant effects
IAS 1

Amendments to IAS 1 “Presentation of Financial Statements”

•   Classification of Liabilities as Current or Non-current Date (issued on January 23, 2020);

•   Classification of Liabilities as Current or Non-current — Deferral of Effective Date (issued on July 15, 2020); and

•   Non-current Liabilities with Covenants (issued on October 31, 2022)

		January 1, 2024	No significant effects
IAS 7, IFRS 7	Amendments to IAS 7 “Statement of Cash Flows” and IFRS 7 “Financial Instruments” — “Disclosures: Supplier Finance Arrangements” (issued on May 25, 2023)	January 1, 2024	No significant effects
IAS 21	Amendments to IAS 21 “The effects of changes in foreign exchange rates” regarding “Lack of Exchangeability” (issued on August 15, 2023)	January 1, 2025	No significant effects
IFRS 9, IFRS 7	Amendments to IFRS 9 and IFRS 7 “Contracts Referencing Nature-dependent Electricity” (issued on 18 December 2024)	January 1, 2026 EU endorsement pending	Effects are currently being evaluated
Various	Annual Improvements Volume 11 (issued on 18 July 2024)	January 1, 2026 EU endorsement pending	Effects are currently being evaluated
IFRS 9, IFRS 7	Amendments to IFRS 9 and IFRS 7 “Amendments to the Classification and Measurement of Financial Instruments” (issued on 30 May 2024)	January 1, 2026 EU endorsement pending	As of Balance date no relevance but a monitoring is implemented.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

Standards/ Interpretations	Title	Mandatory date of application according to the EU as of fiscal years beginning on or after:	Impact
IFRS 18	“Presentation and Disclosure in Financial Statements” (issued on April 9, 2024)	January 1, 2027 EU endorsement pending	Effects are currently being evaluated
IFRS 19	“Subsidiaries without Public Accountability: Disclosures” (issued on May 9, 2024)	January 1, 2027 EU endorsement pending	No relevance

Status as of March 18, 2025, according to EFRAG Endorsement Status Report

1.6 Discretionary decisions and estimation uncertainties

Discretionary decisions must be taken into account in two respects when preparing the Consolidated Financial Statements. In addition to the need to interpret indeterminate terms and rules, Management is required to make (forward-looking) assumptions and estimates that can have an impact on the asset, financial, and earnings position. Estimation uncertainties also arise from forward-looking company planning.

1.6.1 Property, plant, and equipment and intangible assets (excluding goodwill)

In estimating the useful lives of assets, judgment is required on the part of the Group’s management. In making this assessment, Northern Data takes the experience already gained from comparable assets as well as from current and future technological changes into account, among other information.

Northern Data assesses on each reporting date whether there is any indication that an asset might be impaired. If any such indication exists, or when annual impairment testing for an asset is necessary, Northern Data makes an estimate of the asset’s recoverable amount. The recoverable amount is determined for each individual asset or cash-generating unit, if an asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. If the carrying amount of an asset or a cash-generating unit exceeds its recoverable amount, the asset is impaired and written down to its recoverable amount. The recoverable amount is the higher of fair value less disposal costs and value in use.

To determine the value in use, the expected future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In order to determine the fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is applied. This is based on valuation multiples, stock market prices of exchange-traded shares in companies or other available fair value indicators.

Impairment losses are recognized in profit or loss. This does not apply to assets that have previously been revalued, provided that the increases in value resulting from the revaluation have been recognized in other comprehensive income. For these, the impairment loss is also recognized in other comprehensive income up to the amount of the previous revaluation.

1.6.2 Non-current assets held for sale

Management applies judgment in determining when assets (or disposal groups) meet the criteria to be classified as held for sale. According to IFRS 5 ‘Non-current Assets Held for Sale and Discontinued Operations,’ an asset (or disposal group) is classified as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use, and a sale is considered highly probable. In making this assessment, management considers factors such as:

•        Management’s commitment to a plan to sell.

•        Active efforts to locate a buyer and complete the plan.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

•        The asset is available for immediate sale in its present condition.

•        The sale is expected to be completed within one year from the date of classification.

Once classified as held for sale, the asset (or disposal group) is measured at the lower of its carrying amount and fair value less costs to sell. This requires significant estimation and involves:

•        Determining the fair value of the asset, which involves obtaining market valuations, using comparable market transactions, or applying other valuation techniques.

•        Estimating the costs to sell, including legal fees, sales commissions, and any costs directly attributable to the sale.

The judgements and estimates are based on information available at the time of assessment and may be subject to changes in market conditions. Since the estimates are subject to inherent uncertainties and changes in market conditions, the final measurements of the assets held for sale may be affected.

Details are provided in Notes 1.8.7 and 4.2.2 “Non-current assets held for sale”.

1.6.3 Leases

Discretionary decisions were made in assessing whether to extend current leases. Economic and operational factors were taken into account in the assessment of probability.

1.6.4 Revenue recognition

1.6.4.1 Provision of computing power for mining cryptocurrencies

The Group operates several data centers to provide computing power directly to a crypto mining pool or to sell them independently to third parties. Discretionary decisions are required when assessing whether contracts with third parties are within the scope of IFRS 15. In particular, Northern Data considers whether the contract was negotiated with economic substance. In determining the consideration Northern Data expects to receive for the transfer of promised products or services from a customer, the Company exercises judgment. This includes estimates of the amount of consideration to be received. In some cases, the Company has the discretion to determine whether the consideration is cash (FIAT currency) or non-cash (cryptocurrency). In the case of non-cash computing services, significant judgments are present on the part of Northern Data’s management, particularly with respect to the inclusion of the trading platform Coinbase for cryptocurrency exchange rates and the selection of the cut-off date. Any subsequent exchange rate losses or increases are not recognized in revenue, but in other operating expenses or income in profit or loss. Furthermore, contracts for the provision of computing power very rarely include significant financing components.

1.6.4.2 Engineering, hosting, and cloud computing

It is possible for several IFRS 15 contracts to be concluded with the same customer. The Group treats these contracts as one contract for accounting purposes if the contracts are entered into at the same time or with a small-time interval and are economically interrelated. Judgments are required in assessing whether different contracts are related. Consideration is given to whether a single economic purpose has been negotiated, whether the consideration for one contract is contingent on the performance of the other contract, or whether some or all of the products in the contracts represent a single performance obligation.

Products and services are normally classified as separate performance obligations. The portion of the contract price allocated to them is recognized separately. However, the determination of whether a product or service is considered a separate performance obligation requires the use of judgment. Particularly in the case of engineering

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

and hosting activities, judgment is required to assess whether these services are significantly interdependent. As a rule, engineering services relate to fundamental conceptual designs, while hosting involves simple operation and maintenance measures.

1.6.4.3 Basic discretionary decisions

Northern Data exercises judgment in determining the timing of fair value measurements for non-cash consideration.

Discretion is used in assessing whether revenue from the products and services (hosting and provision of computing services) is to be recognized over time or at a point in time. In particular, it is taken into account whether the customer already has control and derives economic benefits from the product or service while it is being provided. At Northern Data, this applies in particular to hosting and engineering services.

In determining the timing, the Group applies a simplification principle (right to invoice), as monthly invoicing is performed, and the Group is therefore entitled to the hours worked. Revenue is therefore recognized in the amount that the Company is entitled to invoice.

Judgments and estimates related to revenue recognition can have an impact on the timing and amount of revenue to be recognized.

1.6.5 Purchase price allocation

For the purchase price allocation in the context of business combinations, assumptions must be made regarding the recognition and measurement of assets and liabilities. The determination of the fair value of the assets acquired and liabilities assumed at the time of acquisition, as well as the useful lives of the intangible assets and property, plant, and equipment acquired, involves assumptions. The valuation of intangible assets is based to a large extent on projected cash flows and discount rates. Actual cash flows can differ significantly from the cash flows used in determining fair values, which can result in different values and impairment losses.

1.6.6 Impairment of goodwill

In accordance with the accounting policy set out below, goodwill is tested for impairment at least once a year and additionally if there are indications of possible impairment. Goodwill is initially allocated to a cash-generating unit and tested for impairment on the basis of forward-looking assumptions. Details are provided in Notes 1.8.5 “Goodwill” and 4.1 “Goodwill and other intangible assets”

1.6.7 Financial instruments

Information on the respective judgments and estimation uncertainties can be found in the Notes to the Consolidated Financial Statements under 1.8.3.2 “IFRS 13 Fair value” 1.8.3.4 “Impairment” and 5.2 “Additional disclosures on financial instruments.”

1.6.8 Deferred tax assets

Deferred tax assets are recognized for all unused tax loss carryforwards to the extent that it is probable that future taxable profit will be available against which the loss carryforwards can be utilized. In determining the carrying amount of deferred tax assets, significant judgment is required by the Management Board with respect to the expected timing and amount of future taxable income.

The companies are subject to the respective tax laws of their countries. When assessing tax assets and tax liabilities, the interpretation of tax legislation may be subject to uncertainties, and a divergent view of the respective tax authority cannot be ruled out. Changes in assumptions about the correct interpretation of tax regulations are reflected in the recognition of uncertain income tax assets and liabilities. Uncertain income tax items are recognized at the most probable value.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

Further details are presented in Note 3.7 “Income taxes”.

1.6.9 Relationships with related companies and persons

Discretionary decisions are made in the identification of related party relationships, in particular in the determination of significant influence between Northern Data and other companies.

1.7 Implications of the war in Ukraine

1.7.1 Impact on management’s judgments and estimates

Discretionary decisions and estimates (see Note 1.6 “Discretionary decisions and estimation uncertainties”) can have an impact on the measurement and disclosure of assets and liabilities, as well as on the income and expenses recognized for the reporting period. Due to the global impact of the ongoing war in Ukraine, these Management judgments and estimates remain subject to uncertainty.

The Russian war in Ukraine continued in 2024 with a still uncertain duration and outcome, despite international efforts for peace talks. Northern Data Group does not actively pursue any business activities in the countries involved in the war. Ukraine, Russia, and Belarus are not target countries for Northern Data companies and there are no locations in the aforementioned countries. The war only had an indirect impact on the Group’s business performance or financial condition, due to the prior rises in electricity prices in Europe and increased procurement costs.

Through long-term electricity price contracts and hedging, the Group was able to partially compensate for the increased costs. The energy-intensive provision of computing power in the context of crypto mining or in the HPC sector is essentially carried out in the data centers in UK, Norway, Sweden, and North America. The Scandinavian data centers are powered using local hydropower as a regenerative energy source. Nonetheless, the shortage of energy had led to higher prices. Increases in energy prices softened during the year and towards the latter part of the year elevated inflation levels started to smoothen. For detailed information on this, please refer to the Opportunity, risk and forecast report.

The actual amounts can differ from Management’s judgments and estimates. Changes in these judgments and estimates could have a material impact on the Consolidated Financial Statements. In the process of continually updating Management’s judgments and estimates, all available information regarding expected economic developments and governmental actions has been considered. This information was also included in the evaluation of the recoverability and collectability of assets and receivables. The Group has made the underlying estimates and assumptions based on the knowledge and best information available at the time. An end and the associated economic as well as geopolitical consequences are currently difficult to forecast or estimate due to the current initial situation. It is therefore difficult to estimate the extent of the impact on the asset, financial, and earnings position.

1.7.2 General effects on the 2024 Consolidated Financial Statements

Overall, the impact of the war in Ukraine on Northern Data Group’s Consolidated Financial Statements is insignificant.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

1.8 Accounting and valuation principles

The main accounting and valuation principles are presented below.

1.8.1 Business combinations

Business combinations are accounted for using the purchase method at the date of transfer of control. Under this method, the assets, liabilities, and contingent liabilities of the acquired company, identified in accordance with the provisions of IFRS 3, are measured at fair value at the acquisition date and compared with the cost of the consideration transferred. Any goodwill is determined by the excess of the cost of the acquisition over the fair value of the identifiable assets acquired and liabilities assumed.

Goodwill is tested for impairment at least once a year and subject to an additional test if there are indications of potential impairment. Any impairment loss is recognized as an expense. The impairment test is performed in accordance with IAS 36.

Acquisition-related costs are expensed as incurred, with the exception of transaction costs in connection with the issue of new shares which are recognized in equity.

IFRS does not apply to acquisitions of an asset or a group of assets that do not meet the definition of a business in accordance with IFRS 3. For such transactions, the acquirer identifies and recognizes the individual identifiable assets acquired, including intangible assets that meet the definition and recognition criteria of IAS 38, and liabilities assumed. In such cases, the cost of the Group is allocated to the individual assets and liabilities on the basis of their relative fair values at the date of purchase. Such transactions or events do not give rise to goodwill.

In the course of transactions in which shareholders of Northern Data contribute shares of third parties in exchange for equity instruments of Northern Data, the transaction is not accounted for in accordance with IFRS 3. In the course of initial consolidation, the net assets acquired are recognized at fair value and added to equity as a contribution. The difference between the fair value of the equity instruments issued and the fair value of the net assets acquired is not recognized.

1.8.2 Business transactions in foreign currency

Transactions in foreign currencies are translated into the respective functional currency of the Group companies at the spot rate on the date of the transaction. Non-monetary assets and liabilities measured at fair value in a foreign currency are translated at the exchange rate that applies on the date on which the fair value was determined. Non-monetary items measured at historical cost in a foreign currency are translated using the exchange rate on the date of the transaction. Currency translation differences are generally recognized in profit or loss for the period and reported within financing expenses.

1.8.3 Financial instruments

A financial instrument is a contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

1.8.3.1 Notes on interest income and interest expense

The interest income and expense from all interest-bearing assets and liabilities are recognized as interest income and expense using the effective interest rate method. The effective interest rate (EIR) is a method of calculating the amortized cost and of allocating the interest income or expense over the relevant period using the contractual future cash flows. Fees that are considered to be integral to the effective interest rate, direct and incremental transaction costs, and all other premiums or discounts are taken into account.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

1.8.3.2 IFRS 13 Fair value

Fair value is the price that would be received to sell an asset or be paid to transfer a liability in an arm’s length transaction at the measurement date.

The financial instruments carried at fair value have been categorized under the three levels of the IFRS fair value hierarchy as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets and liabilities
Level 2:

Financial instruments valued with valuation techniques using observable market data and financial instruments where the fair value can be determined by reference to similar instruments trading in active markets, or where a technique is used to derive the valuation but where all inputs to that technique are observable market data.

Level 3:	Valuation parameters for assets or liabilities that are not based on observable market data

If, in determining the fair value of an asset or liability, input parameters are used that can be assigned to different levels of the fair value hierarchy, the fair value measurement is assigned in its entirety to the level of the fair value hierarchy that corresponds to the lowest input parameter that is significant to the determined fair value as a whole.

The fair value of a financial instrument in active markets is determined based on quoted prices where these represent prices used in regular and current transactions. The fair value on the financial instrument also takes into account credit risk (on the asset side the counterparty risk and on the liability side the own credit risk).

Where quoted prices do not exist in an active market, Northern Data uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The valuation techniques used incorporate all factors that market participants would consider in pricing such a transaction.

Northern Data records reclassifications between the different levels of the fair value hierarchy at the end of the reporting period in which the change occurred.

At the end of the reporting period, a review is carried out to determine whether reclassifications between assessment hierarchies need to be made. In the reporting year, there were no reclassifications between the measurement hierarchies.

In determining fair value, Northern Data considers factors such as bid and ask spreads. If an asset or liability measured at fair value has a bid price and an ask price, Northern Data measures assets or long positions at the bid price and liabilities or short positions at the ask price.

In most cases, the fair value at the acquisition date corresponds to the transaction price or the acquisition cost. If Northern Data determines that the fair value at initial recognition differs from the transaction price, Northern Data measures that financial instrument at fair value at initial recognition. If the difference identified is a gain, it is recognized in profit or loss on a systematic basis only to the extent that it arises from changes in factors that market participants would consider in pricing the financial instrument, or over the expected life of the transaction. If the difference calculated represents a loss, it is recognized when it is probable that a loss has been incurred and the loss can be reliably estimated.

Valuation techniques and significant unobservable inputs

No comparable values are available for the financial assets and financial liabilities to be measured at fair value and thus fair values have to be determined using modeling techniques, valuation techniques such as the Discounted Cash Flow (DCF) method, Net Asset Value (NAV), as well as Monte Carlo Simulation regarding complex options which take into account current market conditions for credit, interest rate, share prices, liquidity and other risks, are used.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

The table below shows the valuation techniques used in determining Level 2 and Level 3 fair values and the significant unobservable inputs used.

Industry standard modeling techniques	Input factors Level 2	Input factors Level 3
• DCF-Models	• Estimated future cash flows	• Estimated future cash flows
• Net Asset Value-Model	• Market interest rates	• Asset and liability prices
• Forward market standard model	• Currency rates
• Option pricing model/Monte Carlo Simulation	• Share prices

Parameters, quoted parameter inputs, and price data are obtained from third-party sources, including stock exchanges. The sources for the input parameters used are reviewed and assessed to ensure the quality of the fair value to be determined. Where possible, the results are compared with actual transactions in the market to ensure that the model valuations are calibrated against market prices. If no verification can be made due to a lack of observable data, the estimated fair value is assessed for reasonableness using appropriate procedures.

The determination of fair values of financial instruments is subject to judgment and estimation uncertainty. Where available, Northern Data determines the fair value of financial assets and financial liabilities based on quoted prices in an active market for them. If no market values are available for the measurement of financial assets and financial liabilities, the fair values are determined using valuation models. Estimates, assumptions, and modeling techniques in the valuation of financial instruments for which there are no market prices or market-observable comparative parameters are to be made. In addition, parameters are based on the appropriate exercise of judgment by management, particularly with regard to the appropriate selection and application of parameters.

The use of valuation techniques or models requires Management to make assumptions and estimates, the extent of which depends on the level of transparency regarding the financial instruments and their markets, and the complexity of those assets and liabilities. If management decisions are required to a significant extent for value determinations, these are identified and documented. As part of the validation of the models and valuations used, subjectivity and estimation issues are assessed in particular. Valuations that are to be assigned to Level 1 generally do not take management estimates into account. In Level 2, or in the case of valuations using standard industry models and input parameters that are observable in active markets, the consideration of management estimates is rather limited. In Level 3, non-observable input parameters, including historical data, are also used in the context of measurement using standard industry models, which means that management estimates are incorporated to a greater extent. If Northern Data is able to access valuation results from multiple valuation techniques, Management chooses the estimate within the range that best reflects fair value. In addition, valuation adjustments may be required by Management to determine fair value. Valuation adjustments are part of the valuation process. The choice of model, the assumptions and methods used, and the input parameters are based on expert estimates.

For more information on the assumptions used in determining fair values, see Note 5.2 “Additional disclosures on financial instruments.”

1.8.3.3 Classification and measurement

Financial assets and liabilities are classified and measured based on Northern Data’s business model and the nature of the cash flows (known as Solely Payments of Principal and Interest or “SPPI”).

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

The following table provides an overview of the basic measurement categories and their abbreviations:

Measurement category of IFRS 9	Abbreviation
At amortized cost	AC
At fair value through profit or loss	FVPL
At fair value through other comprehensive income	FVOCI

Financial assets

Financial assets measured at amortized cost include:

•        Trade receivables

•        Receivables from affiliated companies

•        Contract assets

•        Other receivables and assets

•        Cash and cash equivalents

Northern Data makes an assessment of the objectives of the business model in which the financial asset is held at an overall business level, as this best reflects the way in which the business is managed, and information is provided to Management. The information to be considered includes the Management’s stated strategy for realizing the contractual cash flows, how results are evaluated at the overall business level and reported to Group management, and the risks that affect the results of the business model and how those risks are managed.

The contractual cash flows must fulfil the SPPI criterion and be consistent with a basic lending arrangement. The “principal amount” is the fair value of the financial asset at initial recognition. The interest is defined as a charge for the time value of money and for the default risk associated with the principal outstanding over a period of time, as well as for other basic credit risks, liquidity risk, costs (e.g. administrative costs), and a profit margin.

Financial assets held with the objective to collect contractual cash flows (business model: Hold to Collect) are classified and subsequently measured at amortized cost.

Financial assets classified as at amortized cost are subsequently measured at amortized cost using the effective interest method (see Notes 1.8.3.2 “IFRS 13 Fair value”; 3.6 “Financial result”; 5.2 “Additional disclosures on financial instruments”). Initial measurement is at fair value (see Notes 1.8.3.2 “IFRS 13 Fair value”; 3.6 “Financial result”; 5.2 “Additional disclosures on financial instruments”). Amortized cost is reduced by impairment losses and repayments. Interest income, foreign exchange gains and losses, and impairment losses are recognized in profit or loss. A gain or loss on derecognition is recognized in profit or loss.

Financial assets held with the objective of both collecting contractual cash flows as well as selling financial assets (business model: Hold to Collect and Sell) are recorded as financial assets at fair value through other comprehensive income on the Group’s Consolidated Statement of Financial Position. Foreign exchange gains and losses and impairment losses are recognized in profit or loss. Other net gains or losses are recognized in other comprehensive income. Upon derecognition, accumulated other comprehensive income is reclassified to profit or loss. Interest income is calculated using the effective interest method and is also recognized in the Statement of Comprehensive Income.

An equity investment that is neither held for trading nor contingent consideration recognized by an acquirer in a business combination to which IFRS 3 applies is classified as at fair value through other comprehensive income (excluding recycling). Dividends are recognized as income in the Statement of Comprehensive Income unless the dividend clearly represents coverage of part of the costs of the investment. Other net gains or losses are recognized

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

in other comprehensive income (OCI), with no reclassification to profit or loss. Northern Data designates corporate investment as equity investments valued at FVOCI because they represent investments that Northern Data intends to hold for strategic purposes over the long-term.

All financial assets not classified at AC or at FVOCI are therefore financial assets classified at FVPL and are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in other operating expenses in the Statement of Comprehensive Income.

Upon initial recognition, Northern Data may irrevocably elect to designate financial assets that otherwise qualify for measurement at AC or at FVOCI classified as at FVPL if doing so results in the elimination or significant reduction of accounting mismatches that would otherwise occur (fair value option).

Financial assets are not reclassified after initial recognition unless Northern Data changes its business model for managing the financial assets. In this case, all financial assets affected by the change are reclassified on the first day of the reporting period. When financial assets are reclassified, a prospective adjustment is made from the date of reclassification. Previously recognized gains, losses (including impairment losses or income), or interest are not adjusted.

Financial liabilities

Financial liabilities measured at amortized cost include:

•        Trade payables

•        Contract liabilities

•        Loans/shareholder loan

Northern Data measures financial liabilities — with the exception of liabilities for which the fair value option has been exercised — at amortized cost using the effective interest method (Note 3.6 “Financial result” and 5.2 “Disclosures on financial instruments”). Interest expense and foreign currency translation differences are recognized in the Statement of Comprehensive Income. Gains or losses on derecognition are also recognized in the Statement of Comprehensive Income.

Contracts for differences as energy price derivatives are within the scope of IFRS 9 and are classified as at fair value through profit or loss.

Hybrid financial liability contracts contain both an embedded derivative and a non-derivative component, the contract. If the economic characteristics and risks of embedded derivatives are not closely related to those of the host financial liability contract and the hybrid financial liability contract itself is not carried at fair value through profit or loss, the embedded derivative is bifurcated and accounted for separately as derivatives.

Mandatory convertible notes are assessed to determine whether they should be accounted for entirely as debt or split into an equity component and a debt component. The directly attributable costs along with the debt component, which corresponded to the present value of the future interest payments, are deducted from the proceeds of the issue. The debt component is accounted for as a financial liabilities. The remaining amount constitutes the equity component.

Derivatives and embedded derivatives separated from the host contract, which are not classified as hedging instruments in hedge accounting, are classified as FVPL. Gains or losses on these financial assets are recognized in profit or loss.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

Recognition and derecognition

A regular way purchase or sale of financial assets shall be recognized or derecognized either at the trade date or at the settlement date. Northern Data applies the trade date accounting method.

Northern Data derecognizes a financial asset when its contractual rights to receive cash flows from the financial asset expire or it transfers its rights to receive contractual cash flows in a transaction in which either substantially all the risks and rewards of ownership of the financial asset are transferred or Northern Data no longer retains substantially all risks and rewards of ownership of the financial asset while not retaining control of the asset.

Northern Data derecognizes a financial liability when the contractual obligations are discharged, cancelled, or expire. When a financial liability is derecognized, the difference between the carrying amount of the liability extinguished and the consideration paid is recognized in profit or loss.

When the contractual terms of financial assets or financial liabilities are renegotiated or modified and the modification does not result in derecognition, a gain or loss is recognized in profit or loss for the difference between the original contractual cash flows and the modified cash flows discounted at the original effective interest rate. Significant modifications result in the derecognition of the recognized original agreement and the recognition of a new financial asset or a new financial liability in accordance with the renegotiated contractual terms.

Financial assets and liabilities are offset, and their net amount recognized in the Consolidated Statement of Financial Position, only when there is a legal right to do so and an intention to settle on a net basis or to realize the asset and settle the liability simultaneously.

1.8.3.4 Impairment

For financial assets measured at amortized cost, the expected credit loss (ECL) model is used to determine impairment losses in accordance with IFRS 9.

Expected credit loss is equal to the gross carrying amount, multiplied by the probability of default and a factor reflecting the loss given default less collateral. Expected credit losses are the probability-weighted estimates of credit losses. The determination of the loss allowances represents a forward-looking assessment of future credit losses. The expected credit loss is to be discounted using the effective interest rate of the financial asset.

The determination of the loss allowances and the impairment losses is subject to discretionary decisions and estimation uncertainties. Estimation uncertainties arise in connection with the recognition of provisions for risks when direct and indirect effects are expected. Climate and environmental risks can have an impact on credit risk and risk provisioning. However, none have been identified.

In accordance with IFRS 9, the risk provisioning requirement is determined in three different stages.

Stage 1:

Northern Data recognizes a credit loss allowance at an amount equal to 12-month expected credit losses for financial assets, assuming that credit risk has not increased significantly after initial recognition.

Stage 2:

If there is a significant increase in the default risk at the measurement date, the loss allowances must be recognized for the remaining term of the receivable (lifetime expected credit loss). The expected loss is a probability-weighted estimate of credit losses. Interest income is recognized on the basis of the gross carrying amount.

Stage 3:

If there are objective indications of impairment, financial assets are to be allocated to Stage 3. The calculation of the loss allowances is based on the lifetime expected credit loss. Interest income is recognized on the basis of the gross carrying amount less the loss allowances.

If financial assets are credit-impaired, interest revenue is calculated by applying the effective interest rate to the amortized cost amount (gross carrying amount of a financial asset after adjusting for any impairment allowance).

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

The determination of whether the credit risk of a financial asset has increased significantly since initial recognition is based on both quantitative and qualitative information and analyses, which are based on Northern Data’s past experience and sound judgment, including forward-looking information. Significant weight is given to the past due status of a receivable. A significant increase in credit risk and therefore in default risk is assumed if the internally determined probability of default based on company-specific ratings has deteriorated since initial recognition.

If there is objective evidence of an actual default, the transfer is made to Level 3. If external rating information is available, the expected credit loss is determined on the basis of this data. Otherwise, Northern Data determines the default rates on the basis of historical default rates, taking into account forward-looking information on economic developments. Indicators that a financial asset is credit-impaired and therefore in Stage 3 are significant financial difficulties experienced by customers, a breach of contract, such as a default or past due status of more than 90 days, and the likelihood that customers will enter bankruptcy or other reorganization proceedings.

Northern Data considers a financial asset to be in default if it is unlikely that the debtor will be able to pay its credit obligation in full to Northern Data without Northern Data having to resort to measures such as liquidation of collateral. This is mainly the case if the debtor is more than 180 days overdue.

The impairment of trade receivables is determined using an allowance matrix. Impairment is determined by reference to the past due date, based on a rating and taking into account macroeconomic factors and forward-looking information.

The gross carrying amount of a financial asset is written off when Northern Data does not have a reasonable expectation that all or a portion of the financial asset will be recoverable. Northern Data writes off the gross carrying amount when the financial asset is past due, based on past experience in realizing such assets. Northern Data makes an individual assessment of the timing and amount of the write-off based on whether there is a reasonable expectation of recovery. Northern Data does not expect a significant recovery of the amount written off.

Further supplementary disclosures regarding risk provisioning and counterparty risk are presented in Note 5.2.1 “Credit risk”.

1.8.4 Intangible assets (excluding goodwill)

Intangible assets (excluding goodwill) are generally carried at amortized cost less straight-line amortization (except for assets with indefinite useful lives) and impairment losses.

Initial measurement of all cryptocurrencies is determined based on the prevailing daily market rate at the time they are received as remuneration for hash power.

Subsequently, they are remeasured at fair value at each reporting date using the closing spot rate. Increases in fair value are recognized in other comprehensive income (OCI) and accumulated in equity within the revaluation reserve, while decreases are recognized in profit or loss unless there is a sufficient revaluation surplus to offset the decline. The first-in, first-out (FIFO) method is applied for tracking disposals of cryptocurrencies, with any realized gains or losses recognized in profit or loss at the time of disposal.

Internally generated intangible assets are capitalized if the criteria (technical feasibility, intention to complete, ability to use and sell, etc.) set out in IAS 38.57 are cumulatively met. If the criteria are not met, they are recognized as an expense.

Separately acquired licenses and permits are shown at historical cost. Licenses and permits acquired in a business combination or transaction classified as a group of assets acquisition are recognized at fair value at the acquisition date. They have a finite useful life and are subsequently carried at cost less accumulated amortization and impairment losses.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

The economic useful lives, residual carrying amounts and amortization methods of intangible assets are reviewed at least at each reporting date. The expected useful lives are as follows:

Asset	Useful life
Customer base	7 – 15 years
Paid acquired licenses and other rights	3 – 10 years
Similar rights and assets	3 – 10 years

If expectations differ from previous estimates, the corresponding changes are recognized as changes in accounting estimates in accordance with IAS 8.

Gains or losses on the disposal of intangible assets are determined as the difference between the proceeds on disposal and the carrying amount of the intangible assets and are recognized in the Statement of Comprehensive Income under “Other operating income” in the case of a gain or under “Other operating expenses” in the case of a loss.

1.8.5 Goodwill

Goodwill is tested for impairment annually or whenever events or changes in circumstances indicate that it may be impaired by comparing the carrying amount of the cash-generating unit or units with their recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and its value in use. The Group generally determines the fair value less costs of disposal for this purpose.

If the carrying amount exceeds the recoverable amount, the asset is impaired and must be written down to the recoverable amount. If the fair value less costs of disposal is higher than the carrying amount, it is not necessary to calculate the value in use; the asset is then not impaired. An appropriate valuation method is used to determine the fair value less costs of disposal. This is based on discounted cash flow valuation models or the market data available (input factors) for the fair value. A subsequent reversal of an impairment loss recognized for goodwill due to the discontinuation of the reasons for the impairment loss is not permitted. Goodwill is recognized in the functional currency and translated at the closing rate.

1.8.6 Property, plant, and equipment

Property, plant, and equipment are measured at amortized cost less straight-line depreciation and impairment losses, if any. Assets under construction are measured at cost, net of accumulated impairment losses, if any. Prepayments made for fixed assets are disclosed under assets under construction and are stated at cost. Cost includes costs directly attributable to the acquisition as well as borrowing costs if the recognition criteria are met. Subsequent costs are recognized in the carrying amount of the item of property, plant, and equipment when the costs are incurred if it is probable that future economic benefits associated with the item will flow to the entity and the cost of the item can be measured reliably.

Repair and maintenance expenses are expensed as incurred. Plots of land and buildings are recognized separately. Land has an indefinite useful life and is not depreciated.

Asset	Useful life
Buildings & data centers	7 – 25 years
Servers, accessories and other operating equipment	3 – 5 years
Office and other business equipment	3 – 5 years

The depreciable amount of property, plant, and equipment is determined after deducting the estimated residual value. The estimated residual values and useful lives are reviewed at each reporting date and adjusted if necessary. Property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the asset may be impaired. An impairment loss is recognized in the amount by which the estimated residual value exceeds the recoverable amount. If necessary, the remaining useful life is adjusted accordingly.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

If the reasons for a previously recognized impairment loss no longer apply, the impairment loss is reversed through profit or loss, with the reversal not exceeding the carrying amount that would have been determined had no impairment loss been recognized in prior periods.

Gains or losses on the disposal of property, plant, and equipment are determined as the difference between the proceeds on disposal and the carrying amount of the item and are recognized in the Statement of Comprehensive Income under “Other operating income” in the case of a gain or under “Other operating expenses” in the case of a loss.

1.8.7 Non-current assets held for sale

Non-current assets (or disposal groups) are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use and a sale is considered highly probable. They are measured at the lower of their carrying amount and fair value less costs to sell, except for assets that are carried at fair value and contractual rights under insurance contracts, which are specifically exempt from this requirement.

An impairment loss is recognized for any initial or subsequent write-down of the asset (or disposal group) to fair value less costs to sell. A gain is recognized for any subsequent increases in fair value less costs to sell of an asset (or disposal group), but not in excess of any cumulative impairment loss previously recognized. A gain or loss not previously recognized by the date of the sale of the non-current asset (or disposal group) is recognized at the date of derecognition.

Non-current assets (including those that are part of a disposal group) are not depreciated or amortized while they are classified as held for sale. Interest and other expenses attributable to the liabilities of a disposal group classified as held for sale continue to be recognized.

Non-current assets classified as held for sale and the assets of a disposal group classified as held for sale are presented separately from the other assets in the statement of financial position. The liabilities of a disposal group classified as held for sale are presented separately from other liabilities in the statement of financial position.

A discontinued operation is a component of the entity that has been disposed of or is classified as held for sale and that represents a separate major line of business or geographical area of operations, is part of a single coordinated plan to dispose of such a line of business or area of operations, or is a subsidiary acquired exclusively with a view to resale. The results of discontinued operations are presented separately in the statement of profit or loss.

1.8.8 Cash and cash equivalents

Cash and cash equivalents comprise bank accounts as well as all near-cash assets with a remaining term of less than three months at the time of acquisition. Cash and cash equivalents are measured at amortized cost.

1.8.9 Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories (with the exception of advance payments received) is generally based on the first-in, first-out method. Net realizable value is determined as the estimated selling price of inventories less estimated costs to sell.

1.8.10 Provisions

Provisions are recognized when the Group has a present obligation as a result of a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The amount of the provision is the best estimate of the settlement amount of the present obligation at the reporting date. Expected reimbursements from third parties are not netted but recognized as a separate asset if realization is virtually certain. If the effect of the time value of money is material, the provision is discounted at the pre-tax market rate of interest with matching maturities. Subsequent interest accretion is recognized as a financing expense.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

The Group recognizes a liability and expense for a long-term employee benefit in the form of a long-term incentive plan (LTIP) applicable to a management board member based on a formula that takes into account the Group’s Bitcoin mining revenue over a 3-year assessment period as well as the actual BTC at year end. A change in the BTC price by 1,000 basis points would have caused a deviation of +/- EUR 584 thousand in the 2024 LTIP expense. The Group recognizes a provision for this plan if a contractual obligation exists.

1.8.11 Equity

Transaction costs relating to the issue of equity instruments are treated as a deduction from equity, taking the tax effects into account. The inflows received after deduction of directly attributable transaction costs are added to the share capital (nominal value) and the capital reserve.

1.8.12 Contingent liabilities and unrecognized contractual obligations

Contingent liabilities and unrecognized contractual obligations based on present obligations are not recognized as liabilities in the Consolidated Financial Statements until utilization is probable.

However, in the context of a business combination, contingent liabilities are recognized in accordance with IFRS 3 if their fair value can be reliably measured.

1.8.13 Income taxes

Tax expense comprises current and deferred taxes. Current and deferred taxes are recognized in profit or loss, except to the extent that they relate to a business combination or to an item recognized directly in equity or in other comprehensive income.

The Group has determined that interest and penalties on income taxes, including uncertain tax items, do not meet the definition of income taxes and are therefore accounted for in accordance with IAS 37.

1.8.13.1 Current taxes

Current taxes are the expected tax payable or receivable on the taxable income or tax loss for the fiscal year, based on tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years. The amount of the expected tax liability or tax receivable reflects the best estimate, taking tax uncertainties, if there are any, into account. Current tax liabilities also include any tax liabilities arising as a result of the determination of dividends.

Current tax assets and liabilities are offset only under certain conditions.

1.8.13.2 Deferred taxes

Deferred taxes are recognized in respect of temporary differences between the carrying amounts of assets and liabilities for accounting purposes and the amounts used for tax purposes. Deferred taxes are not recognized for:

•        Temporary differences arising on initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting profit nor taxable profit.

•        Temporary differences associated with investments in subsidiaries, associates and jointly controlled entities, provided that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future.

•        Taxable temporary differences on initial recognition of goodwill.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

A deferred tax asset is recognized for unused tax losses, unused tax credits, and deductible temporary differences to the extent that it is probable that future taxable profit will be available against which they can be utilized. Future taxable profits are determined based on the reversal of taxable temporary differences. If the amount is not sufficient to fully capitalize deferred tax assets, future taxable profits — taking the reversal of temporary differences into account — are determined on the basis of the subsidiaries’ individual business plans. Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer probable that the related tax benefit will be realized; reversals are made when the probability of future taxable profits improves.

Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it is probable that future taxable profit will allow them to be recovered. Deferred tax is measured at the tax rates that are expected to apply to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date. Deferred taxes reflect any uncertainty in income taxes. The measurement of deferred taxes reflects the tax consequences that would follow from the manner in which the Group expects to recover the carrying amounts of its assets or settle its liabilities at the reporting date.

Deferred tax assets and deferred tax liabilities are offset if certain conditions are met.

1.8.14 Leases

Northern Data assesses at contract inception whether the contract is, or contains, a lease in accordance with IFRS 16. IFRS 16 defines a lease as a contract that gives the right to control the use of an identified asset for a specified period of time in exchange for payment of a consideration. A lease conveys the right to control the use of an identified asset provided that the lessee has the right to obtain substantially all of the economic benefits from use of the identified asset throughout the period of use (for example, by having the exclusive right to use the asset during that period) and to direct the use of the identified asset during the period of use.

As a lessee, the rights and obligations arising from all leases must be recognized in the Consolidated Statement of Financial Position as rights of use and lease liabilities. The lease liability is measured at the present value of the future lease payments at the time the lease is granted. These include fixed payments less any lease incentives to be received, variable lease payments linked to an index or (interest) rate, amounts expected to be paid by Northern Data under residual value guarantees, the exercise price of a purchase option if Northern Data is reasonably certain to exercise that option, and lease termination penalties if the lease term indicates that the lessee will exercise the termination option. The lease payments are discounted at the respective interest rate underlying the lease agreement. If this interest rate cannot be readily determined, Northern Data uses the incremental borrowing rate. Generally, Northern Data applies a marginal borrowing rate for discounting purposes, adjusted for country-specific risk, contract currency risk, and the contract term. The right-of-use asset is measured at cost. The cost of the right-of-use asset comprises the amount of the initial measurement of the lease liability plus lease payments made at or before the date of origination plus initial direct costs and any asset retirement obligations, and less lease incentives received.

After the provision date, the lease payments are divided into principal and interest payments. The lease liability is subsequently measured by increasing the carrying amount by the interest cost of the lease liability using the effective interest rate and reducing the carrying amount by the lease payments made. The carrying amount of the lease liability is remeasured if there is a reassessment or modification of the lease (including a change in the assessment of whether it is probable that an option to renew or terminate the lease will be exercised). Subsequently, the right-of-use asset is measured at cost less accumulated depreciation and impairment losses and adjusted for certain revaluations of the lease liability. Generally, the right-of-use asset is amortized on a straight-line basis over the shorter of the lease term or the useful life of the leased asset.

The Group exercises the option not to apply the recognition and measurement requirements of IFRS 16 for leases where the underlying asset is of low value (up to EUR 5,000). Furthermore, use is made of the relief to classify leases with a term of less than 12 months as short-term leases. Both lease payments for assets of low value and short-term leases are recognized as expenses. The Group does not make use of the option under IFRS 16.15 to account for lease and non-lease components uniformly in accordance with IFRS 16.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

Lease expenses comprise depreciation expense on right-of-use assets and interest expense on lease liabilities.

As the lessor, leased products (operating leases) are measured at cost. Initial direct costs incurred in negotiating and concluding an operating lease, if applicable, are added to the carrying amount of the leased asset and depreciated together with it to its residual value over the term of the lease. In determining the term of a lease, extension periods are taken into account in addition to the non-cancellable basic term, provided that the exercise of the underlying extension options is deemed to be sufficiently certain.

1.8.15 Revenue recognition

The following table provides information on the nature and timing of performance obligations from contracts with customers, including significant payment terms, and the related revenue recognition policies.

Sales class	Type and time of fulfilment of the performance obligation, including the main payment terms	Revenue recognition method
Provision of computing power for mining cryptocurrencies

The customer obtains control over computing power at the moment it is provided, as the Group continuously makes its computing capacity available for mining activities. Cryptocurrency rewards are granted based on the actual utilization of computing power.

Revenue is recognized at a point in time, when the cryptocurrency is credited to the wallet, as this represents the fulfilment of all performance obligations. The transaction price is measured based on the closing price of the cryptocurrency on the day of recognition.

Cloud Computing

The Group provides cloud computing services under two contract types:

Reserved capacity — Customers obtain control over computing resources at the commencement of the contract, when a dedicated server capacity is made available for their exclusive use. This provides continuous access to computing power over the contract term. The performance obligation is fulfilled at this point, and revenue is recognized over time based on pre-agreed capacity pricing. Customers are invoiced monthly, with payment terms of 10 – 20 days.

On-demand capacity — Customers obtain control at the point in time they request and utilize computing resources, accessing the available server capacity dynamically. The performance obligation is satisfied when the service is provided, and revenue is recognized at a point in time based on actual usage. Customers are invoiced monthly, with payment due within 10 – 20 days.

Reserved capacity revenue is recognized over time, as the Group provides continuous access to computing resources. Recognition follows the contracted period and is based on pre-agreed pricing. On-demand capacity revenue is recognized at a point in time, based on actual usage when the customer consumes computing resources. The Group applies the practical expedient under IFRS 15, recognizing revenue upon invoicing for both contract types.

Hosting and Colocation

The customer obtains continuous access to hosting services and the right to use computing infrastructure throughout the contract period. Invoices are issued monthly, with payment terms of 10 – 20 days.

Revenue is recognized over time, as the Group provides continuous access to hosting services. Remuneration is based on hourly rates, and the Group applies the practical expedient under IFRS 15, recognizing revenue upon invoicing.

Northern Data AG

Notes to the Group Financial Statements

1 Information about the Group and basics of the preparation of the Group financial statements (cont.)

Sales class	Type and time of fulfilment of the performance obligation, including the main payment terms	Revenue recognition method
Hardware sales

Customers obtain control over hardware products when the goods are shipped from the Group’s warehouse or the manufacturer’s warehouse. At this point, invoices are issued, with payment terms generally between 10 – 30 days.

Revenue is recognized at a point in time upon shipment of the goods, as this is when control transfers to the customer.
Engineering	Consulting and construction services are delivered progressively, with invoices issued monthly and generally payable within 60 days.

Revenue is recognized over time, based on the stage of completion, determined through an appraisal of work performed. Remuneration is based on hourly rates, and the Group applies the practical expedient under IFRS 15, recognizing revenue upon invoicing.

A contract liability is recognized when the customer makes payment or payment becomes due before Northern Data transfers the respective goods or services to the customer and Northern Data has an unconditional right to receive specified consideration before transferring the goods or service to the customer. Contract assets are recognized as revenue when Northern Data satisfies its obligations under the contract or when control of the related goods or services is transferred to the customer before the customer pays consideration or before payment is due.

Supplementary explanations can be found in Note 3.1 “Sales revenues.”

1.8.16 Financial income and financial expenses

The Group’s financial income and financial expenses comprise:

•        Measurements of financial assets and liabilities

•        Interest income and expense

1.8.17 Earnings per share

Earnings per share are calculated as the Group’s profit after tax attributable to the equity holders of the parent, divided by the weighted average number of ordinary shares outstanding during the reporting period.

Diluted earnings per share are based on the assumption of the exercise of other contracts for the issue of ordinary shares such as stock options and the servicing of the convertible bond in shares.

1.8.18 Share-based payments

Under equity-settled share-based payment transactions, the fair value on the date share-based payment arrangements are granted to employees is recognized as an expense with a corresponding increase in equity over the period in which the employees become unconditionally entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the relevant service conditions and non-market performance conditions are expected to be satisfied, so that the final amount recognized as an expense is based on the number of awards that satisfy the relevant service conditions and non-market performance conditions at the end of the vesting period. For share-based payment awards with non-vesting conditions, the fair value is determined at the grant date taking these conditions into account. No adjustment is to be made for differences between expected and actual outcomes.

Northern Data AG

Notes to the Group Financial Statements

2 Changes to the scope of consolidation

Acquisition of shares in 1242 McKinzie LLC

On April 8, 2024, the Group company Peak Mining LLC (“Peak Mining”) acquired 100 percent of the shares in 1242 McKinzie LLC, a 300MW mining data center site in Corpus Christi, Texas, USA, for an aggregate purchase price of USD 11,000 thousand. For not fulfilling the definition of a business, the acquisition of 1242 McKinzie LLC is not considered a business combination within the meaning of IFRS 3.

Changes in the scope of consolidation in the prior year

Acquisition of shares in 1102 McKinzie LLC

On December 1, 2023, the Group company Peak Mining LLC (“Peak Mining”) acquired 100 percent of the shares in 1102 McKinzie LLC, a 300MW mining data center site in Corpus Christi, Texas, USA, for an aggregate purchase price of USD 13,600 thousand. For not fulfilling the definition of a business, the acquisition of 1102 McKinzie LLC is not considered a business combination within the meaning of IFRS 3.

Acquisition of shares in Damoon Limited

Effective December 22, 2023, Northern Data AG acquired 48.07 percent of the shares in Damoon Ltd., Dundalk (Ireland) (“Damoon”) against issuing 10,478,826 new shares in Northern Data AG to the seller of Damoon. With issuance on December 12, 2023, a further 21.85 percent of the shares in Damoon were acquired against the issuance of a mandatory convertible bond in the nominal amount of EUR 87,402 thousand in denominations of EUR 1 at an interest rate of 0.5 percent. Upon conclusion of these first two acquisition steps, Northern Data AG was granted a unilateral option, exercisable until December 31, 2024, to acquire the remaining 30.08 percent of shares in Damoon. These were acquired against issuing 6,556,949 new shares in Northern Data AG, becoming effective on January 3, 2024. As of the reporting date for the fiscal year 2023, Northern Data AG held, from an economic point of view, 100 percent ownership in Damoon (and its subsidiary Damoon Norway AS). Damoon is engaged in the provision of GPU hardware. For not fulfilling the definition of a business, the acquisition of Damoon is not considered a business combination within the meaning of IFRS 3.

Northern Data invested EUR 730,000 thousand through partnerships with GIGABYTE and HPE. Northern Data’s cloud business, which has operated as Taiga Cloud since 2023, acquired 20 NVIDIA H100 Tensor Core GPU pods, at a purchase price of EUR 400,000 thousand, with deliveries expected in the next 9 months. On November 29, 2023, Taiga Cloud announced an additional investment of EUR 330,000 thousand with Hewlett Packard Enterprise (HPE), for the supply of HPE Cray XD supercomputers, equipped with the aforementioned NVIDIA H100 GPU Tensor Core GPUs.

3 Notes to the Statement of Comprehensive Income

3.1 Sales revenues

The Group primarily generates its sales revenue from cloud computing services and the mining of cryptocurrencies. During the fiscal year, the Group achieved significant income and cash inflows from these business segments.

The following section provides detailed and supplementary information on customer contracts, including the Group’s revenue recognition policies and the allocation of revenue to trade receivables and, where applicable, customer-related obligations.

Revenue from cloud computing services was derived primarily from Europe, while revenue from the provision of computing power for cryptocurrency mining was generated in Europe and North America.

Northern Data AG

Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

Breakdown of sales revenues

The following table shows the breakdown of sales by main geographical markets:

in EUR ’000	2024	2023
Europe (excluding Germany)	140,407	37,095
North America	59,864	32,114
Germany	—	8,318
Total	200,271	77,527

The following table shows the breakdown of sales by sales class. A reconciliation to the reportable segments is provided in Note 5.6 “Segment reporting”:

in EUR ’000	2024	2023
Segment Peak Mining Total	79,184	62,802
Provision of computing power for mining cryptocurrencies	79,184	59,838
Other	—	2,964
Segment Taiga Cloud Total	119,895	14,256
Cloud computing	119,895	14,256
Segment Ardent Data Services	1,192	469
Hosting and Colocation	430	411
Hardware sales	—	58
Other	762	—
Total	200,271	77,527

The business activities are organized into the following three segments:

(i)     Peak Mining — Cryptocurrency mining:    This division includes the provision of computing power for crypto mining. Crypto mining involves generating computing power for the Bitcoin blockchain via ASIC miners.

(ii)    Taiga Cloud — Provision of cloud computing services:    Taiga Cloud provides customers with access to GPU hardware. The cloud proposition focuses on providing computing power for generative AI purposes where and when companies need it.

(iii)   Ardent Data Centers — Colocation and associated fees:    Ardent Data Centers manages Northern Data Group’s data centers, including their acquisition or planning, construction or conversion, and operation. The business division procures, installs, and manages server hardware in its data centers that is owned by customers. Ardent Data Centers focuses on building the most efficient, future-ready network of HPC colocation capacity on the market. The revenues in this segment are mainly generated from hosting, colocation, and engineering.

Hardware sales represents another revenue stream that can be associated with the three segments, depending on where the machines are acquired for resale purposes.

The revenue classes presented show external revenues only. Supplementary disclosures can be found in Note 5.6 “Segment reporting”.

Northern Data AG

Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

3.1.1 Outstanding performance obligations

The portion of the transaction price of a customer contract that is allocated to performance obligations still outstanding represents the revenue from the contract that has not yet been recognized. Both the amounts recognized as contract liabilities and the amounts contractually agreed but not yet due are included here.

As permitted by IFRS 15, no information is provided on the remaining performance obligations as of December 31, 2024 or December 31, 2023 that have an expected original maturity of one year or less. None of these performance obligations exceeds a maturity of twelve months.

3.1.2 Contract assets and liabilities

The following table provides information on receivables, contract assets, and contract liabilities arising from contracts with customers:

in EUR ’000	2024	2023
Trade receivables	55,685	8,614
Contract assets	741	—
Contract liabilities	2,294	9

In the Statement of Financial Position, contract assets are presented under other current assets and contract liabilities are presented under other current liabilities.

Trade receivables exclusively comprise receivables from customers for services rendered up to the respective reporting date. Trade receivables are reviewed periodically, and an allowance for doubtful debts is recognized based on expected credit losses. As of December 31, 2024, the allowance for doubtful debts amounted to EUR 560 thousands (previous year: EUR 1,984 thousand), with EUR 1,984 thousand (previous year: EUR 847 thousand) written off during the period.

The revenue recognized in the reporting period that was included in the contract liability balance at the beginning of the period amounted to EUR 9 thousand (previous year: EUR 213 thousand).

For further information regarding provision for credit risk on financial assets, see Note 5.2.2 “Disclosures on financial risk and risk provisioning — Credit risk” in the Notes to the Consolidated Financial Statements.

3.2 Other operating income

Other operating income breaks down as follows:

in EUR ’000	2024	2023
Gains from currency translation	52,927	16,249
Sales of assets	10,131	10,984
Other refunds	1,050	2
Exchange rate differences on cryptocurrencies	796	601
Sale of inventory	798	3
Tax and other related refunds	—	3,351
Relating to other periods	—	1,915
Other	1,069	374
Total	66,771	33,479

Income from refunds of other taxes amounted to EUR 0 in the reporting period. In the previous year, this item included reclaimable energy taxes of EUR 2,188 thousand and tax refunds of EUR 1,163 thousand.

Northern Data AG

Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

3.3 Cost of materials

Cost of materials breaks down as follows:

in EUR ’000	2024	2023
Power purchase for data centers	41,445	38,383
Hosting	2,819	1,871
Shipping and costs for material transportation	367	834
Hardware and components for servers	133	242
Other	57	68
Total	44,821	41,398

3.4 Personnel expenses and number of employees

Personnel expenses break down as follows:

in EUR ’000	2024	2023
Wages and salaries	30,184	17,884
thereof pension contribution plans	882	781
Social security contributions	2,060	1,646
thereof pension contribution plans	219	474
Share-based payments	23,778	15,972
Other profit and profit sharing	831	617
Benefits on the occasion of termination of employment	1,145	236
Benefits after termination of employment	176	119
Long term Incentive Plan (LTIP)	6,840	—
Other	1	29
Total	65,015	36,503

The average number of employees breaks down as follows:

Number of employees	2024	2023
Salaried	177	144
thereof senior executives	10	6

The average number of employees in the previous year and in the fiscal year was distributed among the regions as follows:

2024	Germany	Other countries in Europe	North America
as of March 31	66	48	47
as of June 30	70	53	49
as of September 30	68	58	51
as of December 31	62	77	57
Average number	67	59	51
2023	Germany	Other countries in Europe	North America
as of March 31	90	33	35
as of June 30	76	29	37
as of September 30	65	29	41
as of December 31	62	37	42
Average number	73	32	39

Northern Data AG

Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

The average number of employees in the Group of the fiscal year was 177, of which 10 are senior executives. Please refer to Note 5.4 “Share-based payments” for expenses and further information on share-based payments and to Note 5.5 “Employee benefits” for company pension plans.

3.5 Other operating expenses

Other operating expenses are composed as follows:

in EUR ’000	2024	2023
Losses from currency translation	25,578	23,092
Legal and consulting fees	25,719	20,945
Advertising costs	10,442	1,573
Loss on the disposal of tangible and intangible assets	5,111	2,705
Travel and representation expenses	3,201	2,451
Allowance for bad debts	1,984	847
Recruiting and HR expenses	1,894	2,004
Other rental and lease expenses	1,832	358
Incidental costs from rent, lease and other occupancy costs	699	547
Shipping costs and outgoing freight	629	792
Losses from the sale of cryptocurrencies	602	404
Impairment of other receivables	153	0
Third-party work	0	509
Other	7,993	5,110
Total	85,837	61,337

Other operating expenses classified as “other” in the reporting period include general admin expenses mainly related to general office expenses.

For further information regarding provisions for credit risk on financial assets, see Note 5.2.2 “Disclosures on financial risk and risk provisioning — Credit risk” in the Notes to the Consolidated Financial Statements.

3.6 Financial result

in EUR ’000	2024	2023
Financial income, net	4,419	1,084
thereof interest and similar income	4,419	826
thereof repayment of convertible bond	—	258
Financial expenses, net	(29,409)	(1,448)
thereof interest and similar expenses	(25,384)	(1,158)
thereof interest expense from leases	(4,025)	(290)
Financial result	(24,990)	(364)

The increase in interest and similar income in financial year 2024 compared to the prior year mainly results from interest on bank deposits and treasury bills.

In fiscal year 2024, financial expenses mainly result from interest charges related to borrowings (shareholder loan) and interest on lease liabilities. For details on the shareholder loan see Note 5.3.1 “Related companies”.

In the prior year, financial expenses mainly resulted from interest charges related to borrowings (shareholder loan) and the mandatory convertible bond using the effective interest method.

Expenses and income are presented on a net basis.

Northern Data AG

Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

Financial risks and possible impairments resulting from the financial result are explained in Note 5.2.2 “Disclosures on financial risk and risk provisioning.”

3.7 Income taxes

Income taxes include current taxes paid or owed by the consolidated companies as well as deferred taxes.

in EUR ’000	2024	2023
Current tax (expense)/income on profits for the period	(8,701)	(747)
Current tax (expense)/income from previous years	1,447	365
Total current tax (expense)/income	(7,254)	(382)
Deferred tax (expense)/income due to temporary differences	(15,664)	2,070
Deferred tax (expense)/income due to tax loss carryforwards	4,945	782
Total deferred tax (expense)/income	(10,719)	2,852
Total	(17,973)	2,470

The deferred tax income due to temporary differences in fiscal year 2024 is mainly attributable to matters relating to currency translation on current liabilities. The deferred tax income reported due to tax loss carryforwards of EUR 4,945 thousand includes interest expenses to affiliated companies that were not fully deductible in the fiscal year 2024 but can be carried forward and deducted in future periods. The nominal tax rate applicable to Northern Data AG was 31.93 percent in the fiscal year (previous year: 31.93 percent).

The following overview presents the reasons for the difference between the expected and the reported tax expense in the Group:

	2024	2023
Tax rate of the parent company in percent	31.93	31.93

in EUR ’000
Consolidated loss before income taxes	(109,470)	(153,525)
= Expected tax (expense)/income	34,954	49,012
Deviating tax rates of the subsidiaries	(22,808)	(8,620)
Tax-exempt income	—	—
Non-deductible expenses	(3,490)	(8,389)
Other permanent differences	(12,824)	2,685
Change in valuation of deferred tax assets	—	(63)
Taxes relating to previous years	1,447	365
Effect from temporary differences and losses for which no deferred taxes were recognized	(33,687)	(41,655)
Effect of the change in temporary differences and losses and utilization of tax loss carryforwards	18,491	9,427
Other effects	(56)	(292)
Total income taxes	(17,973)	2,470

The tax liabilities reported in the Consolidated Statement of Financial Position result from the income taxes of the companies included in the Consolidated Financial Statements for fiscal year 2024 and partly for the previous year.

Deferred taxes were recognized on temporary differences between the carrying amounts in the IFRS balance sheets of the Group companies, including disclosed hidden reserves, and the tax balance sheets, as well as on tax loss carryforwards that are expected to be utilized. Deferred tax assets and liabilities are measured using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. The tax rates and tax regulations used are those that are enacted or substantively enacted on the reporting date.

Northern Data AG

Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

IFRIC 23 clarifies how the recognition and measurement requirements set out in IAS 12 should be applied when there is uncertainty about income tax treatments and includes current and deferred tax assets or liabilities. In accordance with IFRIC 23, uncertain tax treatments may be accounted for separately or together with one or more other uncertain tax treatments. The method that is better suited to predicting the resolution of the uncertainty must be selected. When making the assessment, it must be assumed that a tax authority will examine all amounts that it is authorized to examine and that it has all relevant information for the examination. If it is considered unlikely that the tax authority will accept an uncertain tax treatment, either the most likely amount or the expected value should be applied to each uncertain tax treatment to account for the effect of the uncertainty, depending on which method is more appropriate for predicting the resolution of the uncertainty.

The companies of the Group are subject to income tax in a large number of countries worldwide. When assessing global income tax assets and liabilities, the interpretation of tax regulations in particular can be subject to uncertainty. Differences in the views of the respective tax authorities regarding the correct interpretation of tax standards cannot be ruled out. Changes in assumptions regarding the correct interpretation of tax standards, for example due to changes in case law, are included in the recognition of uncertain income tax assets and liabilities in the corresponding financial year.

The total amount of tax loss carryforwards amounts to EUR 379,105 thousand (of which EUR 284,549 thousand for corporation tax and other comparable foreign taxes and EUR 94,555 thousand for trade tax) (previous year: EUR 345,396 thousand; of which EUR 270,141 thousand for corporation tax and other comparable foreign taxes and EUR 75,255 thousand for trade tax). Deferred tax assets on tax loss carryforwards were only capitalized if, on the basis of planning, it is considered probable that future taxable income will be available to offset these losses. No deferred tax assets are recognized for corporation tax and trade tax loss carryforwards of EUR 379,105 thousand (previous year: EUR 205,977 thousand). The unused tax loss carryforwards include losses of EUR 148 thousand that will expire in 2029 and EUR 38,503 thousand that will expire later than 2029. The remaining unused tax losses can be carried forward indefinitely.

No deferred tax assets were recognized on temporary differences in the amount of EUR 55,003 thousand (previous year: EUR 122,492 thousand). Deferred tax liabilities relating to temporary differences with shares in subsidiaries (so-called “outside basis differences”) are not recognized, as the company holding the investment can control the timing of the reversal and a reversal is not expected in the foreseeable future.

Deferred tax assets are based on the following temporary differences and tax loss carryforwards:

in EUR ’000	2024	2023
Property, plant and equipment	1,923	3,380
Trade receivables/due from affiliated companies	—	925
Trade payables/due to affiliated companies	—	1,299
Lease liabilities	—	1,497
Other accruals	—	7,453
Tax loss carryforwards and tax credits	5,516	1,339
Total	7,439	15,893
Netting (per consolidation unit)	—	(11,166)
Balance sheet item	7,439	4,727

Deferred tax assets on property, plant, and equipment are recognized at the level of the Consolidated Financial Statements due to the different accounting assessment.

In respect of the surplus of deferred tax assets in the amount of EUR 4,727 thousand in the previous year, some of the Group entities recognized such surplus of deferred tax assets despite ending the period on a loss position. These companies are operating on Cost Plus basis and are estimated to recognize sufficient taxable income in future periods that will exceed the recognized deferred tax assets in the amount of EUR 4,727 thousand.

Northern Data AG

Notes to the Group Financial Statements

3 Notes to the Statement of Comprehensive Income (cont.)

Deferred tax liabilities result from the following temporary differences:

in EUR ’000	2024	2023
Intangible assets	—	153
Property, plant and equipment	227	2,334
Trade receivables and payables	—	8,192
Cash and cash equivalents (mainly currency translation)	—	14
Trade payables/due to affiliated companies	15,493	66
Other accruals	(1,152)	1,460
Total	14,568	12,219
Netting (per consolidation unit)	—	(11,166)
Balance sheet item	14,568	1,053

Deferred tax liabilities mainly result from currency translation.

The income and expenses from deferred taxes recognized in profit or loss in the fiscal year relate to the following temporary differences and tax loss carryforwards:

in EUR ’000	2024	2023
Intangible assets	—	(60)
Property, plant and equipment	(1,297)	2,982
Trade receivables/due from affiliated companies	—	2,610
Other assets	—	(563)
Cash and cash equivalents	—	(480)
Trade payables/due to affiliated companies	(15,519)	(569)
Contract liabilities, deferred revenue	—	3
Provisions	—	(5)
Other accruals	1,152	(1,848)
Tax loss carryforwards	4,945	782
Total deferred tax (expense)/income	(10,719)	2,852

3.8 Earnings per share

The following table shows the calculation of undiluted and diluted earnings per ordinary share attributable to shareholders of the parent company:

		2024	2023
Profit attributable to shareholders of the parent company	in EUR ’000	(127,443)	(151,055)
Weighted average number of shares for the calculation of earnings per share
Undiluted	Number	57,689,526	28,940,547
Diluted	Number	57,689,526	28,940,547

Earnings per share
Undiluted	EUR	(2.21)	(5.22)
Diluted	EUR	(2.21)	(5.22)

In the calculation for the diluted weighted average number of shares, options issued in connection with the Stock Options Programs were excluded as they would have been antidilutive for the periods presented.

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position

4.1 Goodwill and other intangible assets

in EUR ’000	Goodwill	Paid acquired licenses and other rights	Similar rights and assets	Crypto currencies	Total
Acquisition and production costs
Balance on 01/01/2024	30,155	6,102	40	—	36,297
Additions	—	12,056	—	9,698	21,754
Disposals	—	(29)	—	—	(29)
Reclassifications	—	85	—	—	85
Net translation differences	—	110	2	369	481
Balance on 12/31/2024	30,155	18,324	42	10,067	58,588
Accumulated amortization and impairments
Balance on 01/01/2024	16,779	2,328	40	—	19,147
Additions (scheduled amortization)	—	2,750	—	—	2,750
Impairments	—	—	—	—	—
Disposals	—	(29)	—	—	(29)
Net translation differences	—	27	2	—	29
Balance on 12/31/2024	16,779	5,076	42	—	21,897
Carrying amounts
Balance on 12/31/2023	13,376	3,774	—	—	17,150
Balance on 12/31/2024	13,376	13,248	—	10,067	36,691

4.1.1 Paid acquired licenses and other rights

In April 2024, the Group acquired an intangible asset of EUR 10,056 thousand relating to an approved license for 300 MW power by the Electric Reliability Council of Texas (ERCOT) for its acquired site in Corpus Christi, Texas, US.

4.1.2 Impairment Test

Intangible assets mainly comprise goodwill and acquired intangibles. Goodwill primarily relates to the acquisition of Hydro66 UK Ltd in 2021, whereas acquired intangibles arise from the asset acquisitions of 1102 McKinzie LLC in the prior year and 1242 McKinzie LLC in the current year.

The determination of the cash-generating units (CGU) is generally based on the locations of the data centers.

This results in the following CGUs with the designation “Sweden-Mining” and “Sweden-HPC.”

Goodwill is not amortized, but rather tested for impairment at least once a year in accordance with IAS 36 based on fair value less costs of disposal. The corresponding cash-generating unit is tested for impairment in the same way as described in Note 1.8.3.4 “Impairment”. The value in use was determined as the recoverable amount.

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

Goodwill with the initial amount of EUR 24,771 thousand for the acquisition of Hydro66 UK Ltd in 2021 was allocated 46 percent to the CGU “Sweden-Mining” and 54 percent to the CGU “Sweden-HPC.” The goodwill allocated to the CGU “Sweden-Mining” was fully impaired in 2022.

The following table shows the allocation of the carrying amounts for goodwill as of December 31, 2024, and 2023:

	Goodwill as of
in EUR ‘000	12/31/2024	12/31/2023
CGU Sweden-HPC	13,376	13,376

4.1.2.1 Sweden-HPC

A WACC of 9.7 percent was calculated for the “Sweden-HPC” CGU. The discount rate is based on a risk-free rate of 2.5 percent and a market risk premium of 6.5 percent. Furthermore, a beta factor derived from a peer group, a credit spread, and a typified capital structure are taken into account.

The impairment test is based on the current planning status of Northern Data. The planning covers the years 2025 to 2029. The detailed planning period for 2025 is subject to the company’s planning approved by Management and released by the Supervisory Board; the detailed planning for 2025 to 2029 is based on the multi-year planning approved by the Management Board.

Only the investments in GPUs already committed to in fiscal year 2024 and the GPUs portfolio at the end of 2024 were included in the impairment test. Sustainable reinvestments based on annuities were taken into account to determine the “terminal value.” A terminal growth rate of two percent is assumed. Furthermore, Management assumes that revenues will increase as result of selling more GPU hours at a higher GPU capacity (50 to 85 percent) and at a market related rate to customers, thus contributing to increased EBITDA and cash flows.

The recoverable amount as of December 31, 2024, EUR 560,798 thousand (previous year: EUR 556,257 thousand) is determined on the basis of a value in use using cash flow forecasts.

On the basis of the impairment test in accordance with IAS 36, there was no impairment of the goodwill for the CGU “Sweden-HPC” as of December 31, 2024 and December 31, 2023, respectively.

4.1.2.2 Sweden-Mining

On the basis of the impairment test in accordance with IAS 36, the goodwill for the CGU “Sweden-Mining” was already fully impaired in 2022.

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

4.2 Property, plant and equipment

in EUR ’000	Plots of land and buildings	Data centers: servers, accessories, operating equipment	Office and other business equipment	Advance payments made and assets under construction	Total
Acquisition and Production costs
Balance on 01/01/2024	91,150	143,330	1,432	252,392	488,304
Additions	11,678	588,892	262	423,500	1,024,332
Disposals	(44,298)	(76,448)	(335)	(542)	(121,623)
Reclassifications	72,971	159,742	5	(232,804)	(86)
Net translation differences	4,238	1,624	26	3,850	9,738
Balance on 12/31/2024	135,739	817,140	1,390	446,396	1,400,665
Accumulated depreciation and impairments
Balance on 01/01/2024	43,905	102,506	327	15,218	161,956
Additions (scheduled depreciation)	6,359	99,885	352	—	106,596
Impairment	10,988	50	—	14,381	25,419
Disposals	(28,652)	(53,001)	(192)	—	(81,845)
Reclassifications	(30)	—	30	—	—
Net translation differences	1,276	(421)	13	(436)	432
Balance on 12/31/2024	33,846	149,019	530	29,163	212,558
Carrying amounts
Balance on 12/31/2023	47,245	40,824	1,105	237,174	326,348
Balance on 12/31/2024	101,893	668,121	860	417,233	1,188,107

4.2.1 Disposals of property, plant, and equipment

In 2024, the Group disposed of equipment with a total net carrying amount of EUR 39,778 thousand (previous year: EUR 4,711 thousand) for cash consideration of EUR 30,616 thousand. The resulting loss on disposal was recognized within net gains and losses on disposals, presented under other operating income in the consolidated statement of comprehensive income.

4.2.2 Non-current assets held for sale

The decrease in the market price of existing M30S and M30S+ miners, linked to the anticipated halving for the Bitcoin blockchain that occurred in April 2024, indicated that an impairment triggering event had occurred. The assessment performed indicated the fair value of the Group’s M30S and M30S+ miners to be less than their net carrying value as of 31 December 2024 and an impairment charge of EUR 7,306 thousand was recognized (previous year: EUR 12,420 thousand), decreasing the net carrying value of the Group’s M30S and M30S+ miners to their estimated fair value. The estimated fair value of the Group’s M30S and M30S+ miners was classified in Level 2 of the fair value hierarchy due to the quoted market prices for similar assets.

These assets, which form part of the operation of Peak Mining, are classified as a disposal group of assets held for sale on the basis of a Management decision to replace these in the next year. The carrying amount will be recovered principally through a sale transaction rather than through continuing use. Based on the following reasons, Northern Data considers the following criteria met in order for such assets to be classified as held for sale.

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

The assets are available for immediate sale in their present condition subject only to terms that are usual and customary for sales of such assets and their sale is highly probable. Management is committed to a plan to sell the assets and an active program to locate buyers and complete the plan has been initiated. The assets are actively marketed for sale at a price that is reasonable in relation to their current fair value.

In 2024, the Group sold these assets held for sale for a cash consideration of EUR 7,333 thousand. The net gains on these disposals were recognized as part of other operating income in the statement of comprehensive income.

The completed sale of the 11,468 assets (Year Ended December 31, 2023: 51,590) is expected within one year.

in EUR ’000	Assets held for sale
Balance on 01/01/2024	18,423
Disposals	(10,722)
Impairment	(7,306)
Net translation differences	287
Balance on 12/31/2024	682

4.2.3 Impairment of other property, plant, and equipment

Further impairment losses totaling EUR 25,419 thousand (previous year: EUR 59,763 thousand) mainly relates to Pods, whose carrying amount was written down to fair market value. The estimated fair value of the Company’s Pods was classified in Level 2 of the fair value hierarchy due to the quoted market prices for similar assets.

4.3 Leases

4.3.1 Leases as lessee

In the 2024 financial year, the Group entered into several lease agreements for data centre rentals located in Norway, the United Kingdom, and Portugal. Data centre rental leases typically have a term of five years and may include renewal options.

Existing lease agreements include other data centers, office premises and various operating and business equipment. Leases for office premises and other equipment generally have a minimum term of two years, often with options to renew.

The lease agreements can generally be renewed at the end of the lease term. Lease payments are renegotiated at irregular intervals to reflect market developments in an agile manner.

Northern Data leases various smaller office premises with contractual terms of less than one year. Northern Data has decided not to recognize either rights of use or lease liabilities for these leases. Expenses for short-term leases amounted to EUR 94 thousand in fiscal year 2024 (previous year: EUR 203 thousand). Expenses for low-value lease liabilities amounted to EUR 65 thousand (previous year: EUR 0 thousand).

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

4.3.1.1 Rights of use from lease agreements

in EUR ’000	Plots of land and buildings	Operating equipment	Total
Acquisition and production costs
Balance on 01/01/2024	9,157	1,707	10,864
Additions	120,761	58	120,819
Disposals	(1,037)	(221)	(1,258)
Net translation differences	99	(44)	55
Balance on 12/31/2024	128,980	1,500	130,480
Accumulated depreciation and impairments
Balance on 01/01/2024	3,073	957	4,030
Additions (scheduled depreciation)	13,467	310	13,777
Disposals	(1,037)	(221)	(1,258)
Translation differences	(50)	(23)	(73)
Balance on 12/31/2024	15,453	1,023	16,476
Carrying amounts
Balance on 12/31/2023	6,084	750	6,834
Balance on 12/31/2024	113,527	477	114,004

4.3.1.2 Amounts recognized in the Statement of Comprehensive Income

in EUR ’000	2024	2023
Interest expenses	4,025	290
Expenses for short-term leases	94	203
Expenses for low-value leases	65	—
Expenses for variable lease payments not included in the measurement of lease liabilities	1,673	43

4.3.1.3 Amounts recognized in the cash flow statement

In EUR ’000	2024	2023
Total cash outflows for leases	16,760	2,757

4.3.1.4 Extension options

Some real estate leases contain renewal options that are exercisable by the company up to one year prior to the expiration of the non-cancellable lease term. The renewal options are exercisable only by the company and not by the lessor. Some of the new leases entered in 2024 for the rental of data centers also include extension options. The Group assesses on the commitment date whether the exercise of renewal options is reasonably certain. Upon the occurrence of a significant event or a significant change in circumstances, the Group reassesses whether the exercise of a renewal option is reasonably certain, if the event or change is within its control. Currently, no renewal options have been determined by the company to be reasonably certain.

Information on the remaining terms of the lease liabilities is provided in the table in Note 4.8 “Financial liabilities.”

4.4 Inventories

Inventories of EUR 468 thousand (previous year: EUR 56,534 thousand) relate to hardware inventories for sale.

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

4.5 Other assets

The following are reported as other assets in the Consolidated Statement of Financial Position:

in EUR ’000	12/31/2024	12/31/2023
Financial assets non-current
Long term advanced payment	10,000	—
Deposits	2,835	3,116
Other receivables	137	651
Total	12,972	3,767
Total non-current	12,972	3,767
Financial assets current
Deposits	28,867	15,300
Advance payments	21,932	8,031
Creditors with debit balances	2,741	26
Contract assets	741	—
Loans to employees	18	16
Other receivables	8,261	286,395
Total	62,560	309,768
Non-financial assets current
Taxes that are not income taxes	41,243	28,403
Short-term held cryptocurrencies	—	56
Total	41,243	28,459
Total current	103,803	338,227

The long term advanced payment presented relates to an upfront cash payment for GPU cloud services and other related computational services. The security deposits (non-current) relate primarily to agreements with electricity suppliers and long-term rental agreements. Advance payments in financial assets (current) are mainly prepaid expenses. Other receivables mainly consist of receivables from transitory cash items related to an asset acquisition. Taxes other than income taxes relate to sales taxes.

4.6 Equity

No dividends were paid in either the fiscal year 2024 or the fiscal year 2023. The key figures used to monitor capital are as follows:

	12/31/2024	12/31/2023
Equity ratio (percent)	50.5	70.9
	2024	2023
Return on equity (percent)(27)	8.5	(3.8)

____________

(27)    Return on equity is defined as the ratio of EBITDA to shareholders’ equity.

4.6.1 Notes to equity

The subscribed capital amounts to EUR 64,196,677 as of the reporting date (previous year: EUR 48,734,176) and is divided into 64,196,677 ordinary shares with a nominal value of EUR 1 per share.

The acquisition of Damoon Ltd., Dundalk (Ireland) (“Damoon”) in prior year 2023 was set out in two capital increases against contributions in kind that were carried out in the period from September 2023 to January 2024. Making partial use of Authorized Capital 2023/I, the Management Board, with the approval of the Supervisory Board,

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

resolved on September 11, 2023 and entered in the commercial register on December 22, 2023 a capital increase from EUR 31,698,405 against contributions in kind of EUR 10,478,826 to EUR 42,177,231 by issuing 10,478,826 no-par value bearer shares, under exclusion of the statutory subscription right of the Company’s shareholders, each with a notional interest in the share capital of EUR 1.00. Thereby, the Northern Data AG acquired 48.07 percent of the shares in Damoon.

Based on the conditional increase of the share capital and the entry into the commercial register regarding a capital increase using part of the Authorized Capital 2023/I from EUR 28,816,771 against contributions in kind by EUR 10,478,826 to EUR 39,295,597, and the entry into the commercial register regarding the Authorized Capital 2023/II, a second capital increase against contributions in kind, making partial use of Authorized Capital 2023/II, was resolved on September 11, 2023 and carried out on January 3, 2024 against issuing 6,556,949 new par-value bearer shares from EUR 42,177,231 to EUR 48,734,180. Each share was issued against contributions in kind with a notional interest in the Company’s share capital of EUR 1.00, carrying full dividend rights as from January 1, 2022 and excluding the statutory subscription right of the Company’s shareholders. Thereby, the Northern Data AG acquired another 30.08 percent of the shares in Damoon. In this regard, Zettahash was admitted to subscribe to the new shares of Northern Data AG against (i) contribution and transfer of 3,008 shares in the Company in the total nominal amount of EUR 3,008 and (ii) contribution and assignment of the pro rata loan repayment claim of Zettahash against Damoon under the loan agreement dated October 11, 2023 in the amount of EUR 120,319,699. The Articles of Association were amended accordingly upon entry in the commercial register on January 3, 2024 with the result that the Authorized Capital 2023/I has since remained in the total amount of up to EUR 13,090,849.

Based on the conditional increase of the share capital using part of the Authorized Capital 2023 / I, another capital increase was resolved on December 8, 2023 against issuance of a mandatory convertible bond in the nominal amount of EUR 87,402,000, in denominations of EUR 1,000, thus divided into 87,402 partial bonds, at an interest rate of 0.5 percent p.a. with a maturity at December 31, 2024, convertible at any time (at the sole discretion of Northern Data AG) into 4,763,051 new shares to be issued from the Contingent Capital 2022 resolved by the Annual General Meeting on October 19, 2022. The convertible bond was issued on December 12, 2023 and entered in the commercial register on December 15, 2023. On February 2, 2024, the convertible bond was converted against issuance of 4,763,051 new shares at a share price of EUR 18.35 against contribution in kind to acquire the remaining 21.85 percent of the shares in Damoon.

The equity component of the mandatory convertible bond is reported under the separate item ‘mandatory convertible bonds issued’ in equity. When the shares were issued on March 4, 2024 a transfer was made to subscribed capital in the amount of the nominal value of the shares, amounting to EUR 4,763,051. The subscribed capital was increased from EUR 48,734,180 by EUR 4,763,051 to EUR 53,497,231. This was filed with the Local Court of Frankfurt/Main and entered in the commercial register on March 4, 2024. The difference in the amount of EUR 82,191,455.35 was reclassified to the capital reserve.

As of the financial year 2023, Northern Data AG held, from an economic point of view, 100 percent ownership in Damoon Ltd. (and its subsidiary Damoon Norway AS). Hence, Damoon Ltd. has been included in the scope of consolidation of the Northern Data Group (see Note 1.3 “Scope of consolidation”).

Making partial use of the Authorized Capital 2024/I, a capital increase against cash contributions was resolved by the Management Board on July 15, 2024. The Company’s capital increase comprises gross proceeds of approximately EUR 214 million from the issuance of a total of 10,699,446 new shares in the capital increase. The capital increase was implemented in tranches.

In a first step, the Company’s share capital was increased from EUR 53,497,231 by EUR 6,302,178 to EUR 59,799,409 with 6,302,178 new shares subscribed for, which was resolved on July 15, 2024 and entered in the commercial register on August 8, 2024. A share premium in the amount of EUR 119,741,382 has been recorded in the capital reserve.

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

In a second step, the Company’s share capital was increased from EUR 59,799,409 by EUR 2,962,358 to EUR 62,761,794 with 2,962,385 new shares subscribed for, which was resolved on September 4, 2024 and entered in the commercial register on September 12, 2024. A share premium in the amount of EUR 56,285,334 has been recorded in the capital reserve.

Finally, the remaining 1,434,883 new shares were subscribed for by the Investors in proportion to their percentage shareholding, resolved on October 16, 2024 and entered in the commercial register on November 15, 2024, which led the Company’s share capital increasing from EUR 62,761,794 by EUR 1,434,883 to EUR 64,196,677. A share premium in the amount of EUR 27,262,777 has been recorded in the capital reserve.

Each share was issued with a notional interest in the Company’s share capital of EUR 1.00, carrying full dividend rights from January 1, 2022 against cash contributions, making partial use of the existing authorized capital and excluding the statutory subscription right of the Company’s shareholders. Direct transaction costs in the amount of EUR 1,000 thousand were deducted from capital reserve.

4.7 Provisions

in EUR ’000	Balance on 01/01/2024	Addition	Consumption	Reversal	Balance on 12/31/2024
Financial statements and audit	1,721	727	(1,066)	(86)	1,296
Retention requirements	5	—	—	—	5
Tax provisions	1,023	—	(1,023)	—	—
Other	500	8,059	(598)	—	7,961
Total	3,249	8,786	(2,687)	(86)	9,262

Other provisions contain the legal obligation from the 2024 Bitcoin LTIP described in Note 1.8.10 “Provisions” and Note 5.3.2 “Related persons” in the Notes to the Consolidated Financial Statements.

4.8 Financial liabilities

Contractual maturities:

in EUR ’000	< 1 year	1 – 5 years	> 5 years	12/31/2024
Trade payables	39,013	—	—	39,013
Lease liabilities	22,743	93,908	46	116,697
Borrowings	—	596,964	—	596,964
Total	61,756	690,872	46	752,674

Contractual maturities:

in EUR ’000	< 1 year	1 – 5 years	> 5 years	12/31/2023
Trade payables	62,510	—	—	62,510
Lease liabilities	2,054	5,055	110	7,219
Liability component of convertible bond	448	—	—	448
Borrowings	—	171,858	—	171,858
Total	65,012	176,913	110	242,035

The liabilities shown in the preceding table, which are not traded on an active market, are valued using the method described in Note 1.8.3 “Financial instruments” in the Notes to the Consolidated Financial Statements.

In the financial year, financial liabilities mainly arise from draw downs of the shareholder loan. The lease liabilities mainly stem from rental and lease agreements, and increased mainly due to several new lease contracts starting from fiscal year 2024.

Northern Data AG
Notes to the Group Financial Statements

4 Notes to the Statement of Financial Position (cont.)

4.9 Other liabilities

in EUR ’000	December 31, 2024	December 31, 2023
Current other liabilities
Accrued liabilities	7,559	24,635
Employee-related liabilities	9,746	3,396
Contract liabilities	2,294	9
Liabilities from sales tax	2,857	3,846
Miscellaneous other liabilities	5,847	2,386
Total current other liabilities	28,303	34,272

Other current liabilities to third parties include mainly provisions for accrued invoices, personnel liabilities, and liabilities from other taxes.

The previous year balances of contract liabilities (EUR 9 thousand) and liabilities to companies in which an equity investment is held (EUR 2 thousand) were presented as separate line items in the FY 2023 Consolidated Statement of Financial Position. For materiality reasons these two line items have been reclassified to Current other liabilities in the FY 2024 Consolidated Statement of Financial Position.

5 Other explanatory notes

5.1 Notes to the Consolidated Statement of Cash Flows

The Consolidated Statement of Cash Flows shows how cash and cash equivalents have changed during the fiscal year.

In accordance with IAS 7 “Statements of Cash Flows”, a distinction is made between changes in cash and cash equivalents resulting from operating, investing, and financing activities.

The changes in liabilities from financing activities in fiscal year 2024 are as follows:

		cash- effective	non-cash
in EUR ’000	Balance on 01/01/2024	Other cash flows for financing	Change in the scope of consolidation	Change in fair value	Exchange rate changes	Other	Balance on 12/31/2024
Borrowings	171,858	399,600	—	—	—	25,506	596,964
Lease liabilities	7,218	(15,246)	—	—	114	124,611	116,697
Liability component convertible bond	448	—	—	—	—	(448)	—
Total	179,524	384,354	—	—	114	149,669	713,661

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

The changes in liabilities from financing activities in fiscal year 2023 are as follows:

		cash- effective	non-cash
in EUR ’000	Balance on 01/01/2023	Other cash flows for financing	Change in the scope of consolidation	Change in fair value	Exchange rate changes	Other	Balance on 12/31/2023
Loan liabilities	—	175,400	—	—	—	(3,542)	171,858
Lease liabilities	10,655	(2,757)	—	—	(15)	(665)	7,218
Liability component convertible bond	—	—	—	—	—	448	448
Total	10,655	172,643	—	—	(15)	(3,759)	179,524

5.2 Additional disclosures on financial instruments

The table below shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy:

In EUR ’000	Valuation category according to IFRS 9	Carrying Amount as of 12/31/2024	AC	FVOCI	FVPL	Total carrying amount as of 12/31/2024	Fair value as of 12/31/2024	Level within the fair value hierarchy
Financial Assets
Cash and cash equivalents	AC	120,260	120,260	—	—	120,260	n/a
Trade receivables	AC	55,685	55,685	—	—	55,685	n/a
Total	AC	175,945	175,945	—	—	175,945	—
Shares in other companies	FVOCI	11,876	—	11,876	—	11,876	11,876	3
Financial Liabilities
Trade payables	AC	39,013	39,013	—	—	39,013	n/a
Shareholder loan	AC	596,964	596,964	—	—	596,964	602,201
Total	AC	635,977	635,977	—	—	635,977	—

The table below shows the positions for the fiscal year 2023:

In EUR ’000	Valuation category according to IFRS 9	Carrying Amount as of 12/31/2023	AC	FVOCI	FVPL	Total carrying amount as of 12/31/2023	Fair value as of 12/31/2023	Level within the fair value hierarchy
Financial Assets
Cash and cash equivalents	AC	242,992	242,992	—	—	242,992	n/a
Trade receivables	AC	8,614	8,614	—	—	8,614	n/a
Total	AC	251,606	251,606	—	—	251,606	—
Shares in other companies	FVOCI	6,464	—	6,464	—	6,464	6,464	3
Liabilities
Trade payables	AC	62,510	62,510	—	—	62,510	n/a
Liability component convertible bond	AC	448	—	—	448	—	448
Shareholder loan	AC	171,858	171,858	—	—	171,858	179,456
Total	AC	234,816	234,368	—	448	234,368	179,904

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

5.2.1 Financial assets and liabilities

Cash and cash equivalents, trade receivables, and other current financial assets and liabilities are predominantly short-term and with a low credit risk. Therefore, their carrying amounts at the reporting date approximate their fair values.

Northern Data bought a sufficient stake in a company to ensure access to technologies that this company develops. The FVOCI-classified equity investment reported with a value of EUR 6,464 thousand in the previous year has a fair value and thus a carrying amount of EUR 11,876 thousand as of December 31, 2024, with no dividend payments in the reporting year or the previous year. For the fair value measurement as of December 31, 2024, the net-asset value (NAV) approach was used. The FVOCI classified equity instrument is in level 3 of the IFRS fair value hierarchy.

For the fair values of the equity investments, a deemed possible change in one of the significant unobservable inputs, with all other inputs held constant, would have the following effects. The sensitivity analysis focuses on the quantitative influence of each balance sheet position on the development of the NAV. The influence of increases and decreases in each balance sheet position was simulated in steps of 5 percent in a value spectrum of 80 percent to 120 percent. As a result of the analysis, the most dominant positions of the Consolidated Statement of Financial Position had the biggest influence on the NAV, more specific property, plant, and equipment and cash and cash equivalents. The simulated variations of +/-20 percent indicated a change of EUR +/-30 thousand (10.5 percent) of the NAV in property, plant, and equipment and a EUR +/-39 thousand (13.5 percent) change of the NAV from the variation of cash and cash equivalents.

5.2.2 Disclosures on financial risk and risk provisioning

Northern Data is exposed to a number of different financial risks. The risks and the management of the risks are explained in the Management Report as credit risk, market price risk, and liquidity risk. Risk management is performed by the Group Finance department. The Group Finance department identifies, assesses, and hedges risks in close cooperation with the Group’s operating units. Changes in the risk situation are responded to with appropriate measures. The aim of risk management is to reduce financial risks through planned measures (see also chapter “Opportunity, Risk and Forecast Report” in the Management Report).

Credit risk

Credit risk is the possibility of a loss happening due to a borrower’s failure to repay a loan or to satisfy contractual obligations. In addition, the credit risk, known as default risk, is a way to measure the potential for losses that stem from a lender’s ability to repay their loans.

Credit risk is managed at Group level, also taking into account the country risk. Credit risks arise from cash and cash equivalents, financial assets, trade receivables, and other receivables. Credit risks are systematically recorded, analyzed, and managed at the respective subsidiary, using both internal and external sources of information (for further details, please refer to Note 1.8.3.4 “Impairment”).

As Northern Data’s business model is based on a selected customer base, the risk and therefore a significant default on receivables is considered to be low. To the extent that default risks are identifiable, they are countered by active receivables management and credit checks in the course of onboarding of new customers.

Northern Data’s default risk is mainly influenced by the individual characteristics of each customer. Risk Management, in cooperation with receivables management, has implemented a procedure in which new customers are first analyzed individually with regard to their creditworthiness before Northern Data offers standardized or essentially individual delivery and payment terms. This analysis includes external ratings, where available, information from credit agencies, and industry information. In particular, contractual and statutory termination rights are also taken into account when forecasting the exposure over the entire term of the financial asset.

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

Credit risks are measured and managed using the general expected credit loss model (for further details, please refer to Note 1.8.3.4 “Impairment”). At December 31, 2024 and 2023, the Group finance department determined no material allowance for bad debt in accordance with IFRS 9 expected credit loss model.

Cash and cash equivalents are receivables due on demand or in the short term from banks domiciled in Germany, the USA, and Canada. Northern Data generally selects banks with an investment grade rating. Due to the short-term nature of the receivables from banks with investment grade ratings, Northern Data makes use of the low credit risk exception. Assets that have an investment grade rating are always assigned to stage 1.

Default risk mainly arises from trade receivables. Northern Data limits its risk of default on trade receivables by setting a maximum payment term of one month. Northern Data does not require collateral for trade and other receivables.

Northern Data Group’s risk management also takes into account the factors that may affect the default risk of a portfolio of customers, including the default risk of the industries, countries, and regions in which the customers operate.

For the purpose of monitoring default risk, customers are divided into groups with regard to their creditworthiness. In principle, a geographical distinction is made due to the small number of customers. Northern Data monitors the economic conditions in the USA, Canada, and Europe. The industry, age structure, and occurrence and duration of payment problems are also taken into account. Due to the generally short terms of the receivables and financial assets, a risk assessment is carried out over the entire life of the receivables. All trade receivables amounting to EUR 55,685 thousand (previous year: EUR 8,614 thousand) are in stage 2 of the expected credit loss model. In fiscal year 2024, EUR 1,984 thousand (previous year: EUR 847 thousand) of uncollectible receivables were written off.

Possible expected credit losses mainly result from receivables management. Compliance with payment targets and overdue payments is monitored. Expected credit losses over the term are expected credit losses resulting from all possible default events during the expected life of the financial instrument. This requires significant judgment regarding the extent to which expected credit losses are affected by changes in economic factors. This assessment is determined on the basis of weighted probabilities. Assumptions about future developments and, in particular, macroeconomic aspects are taken into account in the assessment.

Northern Data’s maximum credit exposure is equal to the carrying amount of assets subject to credit risk. The maximum default risk was reflected by the carrying amounts of the financial assets recognized in the Consolidated Statement of Financial Position. There were no collateral or other credit enhancements that would reduce the default risk arising from financial assets.

For information on concentration risks, see chapter “Opportunity, Risk and Forecast Report” of the Group Management Report.

Market risks

Currency risk

Currency risk (exchange rate risk) refers to the potential for gains or losses resulting from the fluctuations between various currencies.

The Group is exposed to currency risks that are only of minor significance. Sales are mainly generated in US dollars. Translation risks from the conversion of assets and liabilities of foreign subsidiaries into the reporting currency are generally not hedged.

Due to the Group-wide cash management, intercompany receivables and payables are denominated in euros. As a result, those subsidiaries of Northern Data whose functional currency is not the euro may incur effects in the Statement of Comprehensive Income from currency-related exchange rate fluctuations.

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

For information on concentration risks, see chapter “Opportunity, Risk and Forecast Report” of the Group Management Report. Further information on currency risks can be found in the “Financial risks” and “Currency risks” sections of the Group Management Report.

Interest rate risk

Interest rate risk is the possibility of a loss that could result from a change in interest rates. In case the rate increases, the value of assets will decline. Rising interest rates result in rising income with regard to variable-interest assets and rising expenses with regard to variable-interest liabilities. In the event of falling interest rates, this has the opposite effect on the annual result of Northern Data.

Northern Data is in particular exposed to interest rate risk with regards to the shareholder loan received in 2024 (see Note 5.3.1 “Related companies”). A change in interest rate by 50 bps would have caused a deviation of +/- EUR 2,201 thousand in interest expense. The analysis is based on the assumption that all other variables, in particular foreign exchange rates, are not altered.

Liquidity risk

Liquidity risk is the risk that the Group may not be able to meet its financial obligations as contractually required by delivering cash or another financial asset.

The Group’s objective in managing liquidity is to ensure that, as far as possible, sufficient cash is always available to meet payment obligations as they fall due under both normal and stressed conditions, without incurring unacceptable losses or damage to the Group’s reputation.

In fiscal year 2024 selected transactions, in particular the usage of the shareholder loan (see Note 5.3.1 “Related companies”), have taken place to secure the Group’s liquidity. In the event that Northern Data does not generate sufficient free cash flow, the Group would be dependent on further equity and / or further debt financing to meet its funding requirements. Should Northern Data be unable to obtain sufficient additional external financing, this could have an adverse material effect on the Group’s assets, financial condition, and earnings position. As part of the listing of its shares on the Open Market of the Munich Stock Exchange, Northern Data is also exposed to valuation by the capital market. In this respect, Northern Data may be restricted in its business model with regard to the financing that can be obtained via the capital markets. In order to prevent insolvency or sustained damage to its image, Northern Data’s business model is geared towards generating continuous cash inflows that can grow or accumulate on an ongoing basis or be used as a basis for growth investments.

Operational liquidity management is coordinated at the level of the parent company and is carried out in cooperation with the subsidiaries worldwide. Within the scope of economic possibilities, cryptocurrency holdings are liquidated on a daily basis in order to ensure liquidity and to be able to carry out planned investments. In addition to annual forecast planning, ongoing liquidity planning is carried out on a weekly basis with the aim of ensuring that the Northern Data Group can access sufficient reserves of liquid funds at any time. This approach enabled the Group to manage fluctuations in working capital during fiscal year 2024, including the impact of increased electricity prices and the effects of volatility in cryptocurrency markets.

Liquidity risks are monitored and managed centrally for the whole Group by Northern Data’s operational cash management. The risk of any liquidity shortage is monitored by means of periodic liquidity planning and monthly cash flow analyses.

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

In addition, procurement transactions are pre-financed by means of advance payments from customers as part of operating activities by means of appropriate contractual arrangements.

Composition and remaining maturities

in EUR ’000	< 1 year	1-5 years	> 5 years	12/31/2024
Contractual maturities
Trade payables	39,013	—	—	39,013
Lease liabilities	22,743	93,908	46	116,697
Shareholder loan	—	596,964	—	596,964
Total	61,756	690,872	46	752,674
in EUR ’000	< 1 year	1-5 years	> 5 years	12/31/2023
Contractual maturities
Trade payables	62,510	—	—	62,510
Liability component convertible bonds	448	—	—	448
Lease liabilities	2,054	5,055	110	7,219
Shareholder loan	—	171,858	—	171,858
Total	65,012	176,913	110	242,035

Security deposits are receivables that serve as collateral and at the same time as advance payments for the purchase of energy. A higher demand for energy and a higher need for price hedging transactions for energy deliveries may lead to an expansion of the cash collateral to be provided.

For information on concentration risks, see chapter “Opportunity, Risk and Forecast Report” of the Management Report. Further information on liquidity risks can be found in the “Financial Risks” and “Liquidity Risks” sections of the Management Report.

Principles and objectives of capital management

The main objective of the Northern Data Group with regard to capital management is to ensure a solid capital and liquidity base for the Group’s operating activities and sustainable growth. In this context, shareholder confidence and return expectations are also to be safeguarded and stakeholder interests are taken into account.

As an emerging and growing group of companies, Northern Data monitors capital using the equity ratio and the ratio of EBITDA to equity (return on equity). There is no externally defined target for the ratio of equity to debt.

To meet growth targets, the Group assesses its capital and liquidity needs by managing its equity and debt positions and exploring potential future funding options that align with business requirements. Additionally, to manage working capital, procurement transactions are pre-financed through advance payments from customers using appropriate contractual arrangements.

5.3 Business transactions with related parties

Related parties as defined by IAS 24 are natural persons or entities that can be influenced by Northern Data, that can exert an influence on Northern Data, or that are under the influence of another party related to Northern Data.

Northern Data AG
Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

5.3.1 Related companies

During the year, Tether Holdings Limited, incorporated in Tortola, British Virgin Islands (“Tether”) became the majority shareholder of the Company. Tether does not prepare consolidated financial statements available for public use. In the previous year, no party was able to exercise a controlling interest over Northern Data AG.

Intercompany transactions and balances are eliminated on consolidation and therefore are not disclosed.

The open balances as of the end of the reporting period are unsecured and settled by cash payment or netting of receivables and payables.

Northern Data AG had transactions with Apeiron Investment Group Limited in 2023 relating to investor introductions, investor conferences, promotion, and participation fees totaling EUR 23,512 thousand.

There are no guarantees for receivables from and payables to related companies. There were no valuation allowances on receivables from related companies.

Tether, holds 100 percent of the shares in Zettahash Inc., Tortola, British Virgin Islands (“Zettahash”). Zettahash acquired 2,619,706 shares in Northern Data AG as a result of a cash capital increase from the Authorized Capital 2023/I under simplified exclusion of shareholders’ subscription rights, entered in the commercial register on July 6, 2023. Tether subsequently informed the Company that it had thus exceeded the shareholding threshold of 20 percent in the Company (20.43 percent). As a result of the issue of shares in the Company from Contingent Capital 2023/I following the conversion of convertible bonds by third parties, Tether’s indirect shareholding in the Company to the Company’s knowledge initially fell to 19.84 percent on October 24, 2023, and then further to 18.58 percent on October 25, 2023, thus falling below the participation threshold of 20 percent again. As part of the increase in the Company’s share capital to EUR 42,177,231 using Authorized Capital 2023/I, entered in the commercial register on December 22, 2023, Zettahash acquired a further 10,478,826 shares in the Company in return for the contribution of a stake in its subsidiary Damoon, and part of a loan receivable due to it from Damoon. As at December 31, 2023, Tether thus indirectly held around 38.81 percent of the Company’s share capital to the Company’s knowledge. Tether therefore also informed the Company in January 2024 that it indirectly held more than 25 percent of the Company’s share capital. Zettahash acquired a further 6,556,949 shares as part of the increase in the Company’s share capital to EUR 48,734,180 from Authorized Capital 2023/II entered in the commercial register on January 3, 2024, in return for the contribution of further shares in Damoon, and a further portion of the loan receivable due to it from Damoon. As a result, Tether’s indirect shareholding in the Company increased to 47.04 percent to the Company’s knowledge. By converting convertible bonds in the amount of EUR 87,402,000, Zettahash acquired a further 4,763,051 shares in the Company on February 2, 2024.

In November 2023 Northern Data entered into a shareholder loan agreement with Zettahash. Zettahash hereby granted a term loan facility amounting to EUR 575,000 thousand under market conditions, with an interest rate equal to EURIBOR plus 300 basis points. As of December 31, 2024, an amount of EUR 399,600 thousand (previous year: EUR 175,400 thousand) was drawn down by Northern Data.

During the financial year 2024, the Group provided computing power and colocation services to Zettahash amounting to EUR 248 thousand. These transactions were conducted on an arm’s length basis and in the ordinary course of business.

5.3.2 Related persons

Related parties are those persons who have significant influence over the financial and operating policies of Northern Data, including their close family members. These include the members of the Management Board and Supervisory Board of Northern Data.

Northern Data AG

Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

5.3.2.1 Management Board

During the past fiscal year, Northern Data’s Management Board included the following individuals:

•        Aroosh Thillainathan, Chief Executive Officer.

The member of the Management Board held the following internal Group mandates:

•        Aroosh Thillainathan, Managing Director, Northern Data Software GmbH.

•        Aroosh Thillainathan, Managing Director, ND CS (Services) GmbH.

•        Aroosh Thillainathan, Managing Director, Northern Data (CH) AG.

•        Aroosh Thillainathan, President/Secretary/Director, Northern Data US Inc.

•        Aroosh Thillainathan, President, Northern Data CA Ltd.

•        Aroosh Thillainathan, President, Northern Data Quebec Ltd.

•        Aroosh Thillainathan, Director, Taiga Cloud Ltd.

The total compensation of the Management Board is as follows:

in EUR ’000	2024	2023
Short-term benefits (emoluments)	2,770	2,938
Long-term benefits (LTIP)	6,840	—
Share-based payment	9,154	10,881
Total	18,764	13,819

Additional disclosures on share-based payment programs in the context of Management Board remuneration:

in thousand options
Number of shares 12/31/2023	1,115
Exercisable shares 12/31/2023	—
Average remaining waiting period	4 years
Issued in 2024	—
Exercised in 2024	—
Expired in 2024	—
Number of shares 12/31/2024	1,115
Exercisable shares 12/31/2024	—
Average remaining waiting period	3 years

Northern Data AG

Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

5.3.2.2 Supervisory Board

Name	Profession practiced	Member since	Appointed until/ stepped down on	Further mandates in 2024 (during the term of office)
Dr. Bernd Hartmann	Managing Director	07/25/2014	2029	Shareholder and Managing Director of Roskos & Meier OHG Shareholder and Managing Director of Roskos Meier Finanzdienstleistungen GmbH Member of the Board of Marketingclub Berlin
Dr. Tom Oliver Schorling	Independent Lawyer	11/10/2020	2029	Deputy Chairman of the Supervisory Board of Exaloan AG, Frankfurt Managing Director of Liebling Kronberg Capital GmbH Chief Executive Officer of Dioscure Therapeutics SE, Bonn
Bertram Pachaly	Entrepreneur and Managing Director	01/18/2023	2029	Managing Director of Holger Manske & Partner GmbH, Berlin Managing Director of FIT Talent Management GmbH, Berlin

For the remuneration of the Supervisory Board, the Chairman receives fixed annual compensation of EUR 120 thousand (previous year: EUR 120 thousand), the Deputy receives EUR 90 thousand (previous year: EUR 90 thousand) and the regular members receives fixed annual compensation of EUR 60 thousand (previous year: EUR 60 thousand), as well as any reimbursement of their expenses. The total remuneration for the fiscal year amounted to EUR 270 thousand (previous year: EUR 270 thousand).

5.3.3 Director’s Dealings

Pursuant to Art. 19 (1) of the Market Abuse Regulation (Regulation (EU) No. 596/2014), the members of the Management Board and Supervisory Board as well as certain relatives must immediately disclose all sales and purchases of Northern Data shares and other rights related thereto if the threshold of EUR 20,000 is exceeded within the calendar year.

The following table shows a list of the transactions published in fiscal year 2024:

Notifiable	Communication from	Date of Transaction	Type of business	Price in EUR (aggregated)	Volume in EUR thousand (aggregated)
ART Beteiligungs Management GmbH	01/05/2024	01/05/2024	Instruction to purchase shares in Northern Data AG for up to EUR 9 million per month, up to a total of EUR 30 million in the period from 01/08 – 05/08/2024	not numerable	not numerable
ART Beteiligungs Management GmbH	07/16/2024	07/15/2024	Subscription of 764,761 shares in connection with a capital increase against cash contribution	20	15,295

Northern Data AG

Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

Notifiable	Communication from	Date of Transaction	Type of business	Price in EUR (aggregated)	Volume in EUR thousand (aggregated)
ART Beteiligungs Management GmbH	07/16/2024	07/15/2024	Pledge of 764,761 shares in connection with a loan transaction	not numerable	not numerable
ART Beteiligungs Management GmbH	07/16/2024	07/15/2024	Pledge of 744,150 shares in connection with a loan transaction	not numerable	not numerable
Liebling Kronberg Capital GmbH	08/06/2024	08/02/2024	Subscription of 14,022 shares in connection with a capital increase against cash contribution	20	280
ART Beteiligungs Management GmbH	08/15/2024	08/15/2024	Instruction to purchase shares in Northern Data AG for up to a total of EUR 10 million in the period from 08/16 – 10/15/2024	not numerable	not numerable
ART Beteiligungs Management GmbH	08/20/2024	08/20/2024	Subscription of 174,121 shares as part of a capital increase against cash contribution	20	3,482
ART Beteiligungs Management GmbH	08/20/2024	08/20/2024	Pledge of 174,121 shares in connection with a loan transaction	not numerable	not numerable
ART Beteiligungs Management GmbH	09/02/2024	09/02/2024	Pledge of 278,781 shares in connection with a loan transaction	not numerable	not numerable
ART Beteiligungs Management GmbH	09/06/2024	09/05/2024	Pledge of 91,719 shares in connection with a loan transaction	not numerable	not numerable

The following table shows a list of the transactions published in fiscal year 2023:

Notifiable	Communication from	Date of Transaction	Type of business	Price in EUR (aggregated)	Volume in EUR thousand (aggregated)
ART Beteiligungs Management GmbH	09/22/2023	19/09/2023	Purchase of new convertible bonds to be issued	1,000	37,015

5.4 Share-based payments

5.4.1 Description of the share-based payment agreement

On December 30, 2019 (amendments made on October 1, 2020), the Management Board of Northern Data AG has resolved, with the consent of the Annual General Meeting the Stock Option Program 2020 (“SOP 2020”). On April 28, 2021, Stock Option Program 2021 (“SOP 2021”) was initiated whereas Stock Option Program 2021/II (“SOP 2021/II”) was approved on December 20, 2021. On June 12, 2023, Stock Option Program 2023 (“SOP 2023”) was initiated.

Northern Data AG

Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

On May 6, 2024, the General Meeting of Northern Data AG authorized the Management Board of the Company, with the approval of the Supervisory Board of the Company — or, if the members of the Management Board are affected, the Supervisory Board alone was authorized — to implement the Stock Option Program 2024 (“SOP 2024”). These stock option plans are settled in equity instruments. The resulting expense is shown in the personnel expenses item, and the liability increases the capital reserves.

Under the stock option programs, members of the Management Board and employees of the company as well as members of the management bodies and employees of affiliated companies are entitled to acquire shares in Northern Data AG. In this context, the holders of exercisable options have the right, under certain conditions, to acquire shares at the strike price (corresponds to the unweighted arithmetic mean of the prices determined in the closing auction in XETRA® trading or a comparable successor system or successor price during the last ten stock market trading days prior to the date on which the option is granted).

All options are to be settled by physical delivery of the shares. However, the company is entitled, at its own discretion, to settle the option by granting a cash settlement. The cash settlement to be granted is calculated as the difference between the strike price and the unweighted arithmetic mean of the prices of the shares of Northern Data AG determined in the closing auction in XETRA® trading or a comparable successor system or successor price during the last ten stock market trading days prior to exercise of the option.

In fiscal years 2020 to 2024, a total of 3,088,948 stock options were issued to members of the Management Board and employees of the company as well as members of the management bodies and employees of affiliated companies. The options, with the exception of those that have lapsed in the meantime, can be exercised for the first time after the expiry of a holding period of four years from the respective issue date. Furthermore, the terms and conditions of exercise stipulate that option holders may only exercise the options if the option holder remains in principle with the company for more than three years (vesting period) and the compound annual growth rate (CAGR) of the Group’s sales in the reference period is at least 49 percent.

5.4.2 Determination of fair values

The fair values of the SOP 2020, the SOP 2021, the SOP 2021/II, SOP 2023, and SOP 2024 were determined using the Black-Scholes formula. Service and non-market performance conditions associated with the transactions were not considered in determining fair value.

The parameters used in determining the fair values at the grant date of the SOP 2020 include, in particular:

•        the share price on the respective grant date (average share price: EUR 50.92), the price also corresponds to the average exercise price of the options

•        expected volatility: 54.6 percent, based on 180-day volatility from an appropriate peer group, as Northern Data had very high non-representative volatility due to its business performance in fiscal year 2020.

•        expected term: 4.0 years (weighted average)

•        expected dividends: 0.0 percent of share price

•        risk-free interest rate: –0.5 percent

The parameters used in determining the fair values at the grant date of the SOP 2021 include, in particular:

•        the share price on the respective grant date (average share price: EUR 59.44), the price also corresponds to the average exercise price of the options

•        expected volatility depending on grant date between 42.5 and 94.4 percent, based on 180-day volatility of the Northern Data share

Northern Data AG

Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

•        expected term: 4.3 years (weighted average)

•        expected dividends: 0.0 percent of share price

•        risk-free interest rate: –0.5 percent

The parameters used in determining the fair values at the grant date of the SOP 2021/II include, in particular:

•        the share price on the respective grant date (average share price: EUR 48.87), the price also corresponds to the average exercise price of the options

•        expected volatility depending on grant date between 94.25 and 95.5 percent, based on 180-day volatility of the Northern Data share

•        expected term: 4.0 years (weighted average)

•        expected dividends: 0.0 percent of share price

•        risk-free interest rate depending on grant date: –0.5 percent (March 2022) and 0.83 percent (May 2022)

The parameters used in determining the fair values at the grant date of the SOP 2023 include, in particular:

•        the share price on the respective grant date (average share price: EUR 25.75), the price also corresponds to the average exercise price of the options

•        expected volatility, based on 180-day volatility of the Northern Data share, is measured at 94.53 percent.

•        expected term: 4.0 years (weighted average)

•        expected dividends: 0.0 percent of share price

•        risk-free interest rate depending on grant date: –1.95 percent (December 2023)

The parameters used in determining the fair values at the grant date of the SOP 2024 include, in particular:

•        the share price on the respective grant date (average share price: EUR 21.70), the price also corresponds to the average exercise price of the options

•        expected volatility, based on 180-day volatility of the Northern Data share, is measured at 89.76 percent

•        expected term: 4.0 years (weighted average)

•        expected dividends: 0.0 percent of share price

•        risk-free interest rate depending on grant date: –2.24 percent (average of April and August 2024)

In each case, the expected term of the instruments is based on the general behavior of the option holders. The first opportunity to exercise the options is four years after the grant date. The option holder subsequently has the right to exercise the options over a period of five years. For the purpose of assessing the value of the options, it is assumed that the option holders will exercise the right to subscribe to the shares immediately after four years.

In December 2023 the base price was modified to ensure that employees continue to be incentivized to make use of the option. Only the stock options under the SOP 2020, SOP 2021, SOP 2021/II were affected and offered the new base price. In determining and calculating the fair value of the modification, the market price, interest rate, and volatility at the effective date were taken into account. The incremental fair value granted as a result of the modification is EUR 11,177 thousand and will proportionally be recognized over the remaining vesting period of the various SOPs.

Northern Data AG

Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

5.4.3 Reconciliation of outstanding stock options

The number of stock options under the SOP 2020, SOP 2021, SOP 2021/II, SOP 2023, and SOP 2024 developed as follows:

in thousand options	2024	2023
Outstanding as of January 1	2,417	2,157
Expired during the year	(38)	(240)
Exercised during the year	—	—
Committed during the year	205	500
Outstanding as of December 31	2,584	2,417
Exercisable as of December 31	—	—

The options outstanding at December 31, 2024 had an exercise price in the range of EUR 14.12 to EUR 26.16 (previous year: EUR 14.12 to EUR 23.56) and a weighted-average contractual life of 4.67 years (previous year: 4.18 years).

5.4.4 Expenses recognized in profit or loss

Expenses of EUR 23,778 thousand (previous year: EUR 15,972 thousand) were recognized in personnel expenses in fiscal year 2024 in connection with the share-based payment agreement.

5.5 Employee benefits

The Group operates company pension plans in the form of defined contribution plans.

Defined contribution plans take the form of retirement, disability, and surviving dependents’ benefits, the amount of which is based on length of service and salary. The employer’s contributions to the statutory pension insurance to be paid in Germany are to be regarded as such defined contribution plans. In the Group, payments to defined contribution plans relate predominantly to contributions to the statutory pension insurance scheme in Germany. In the reporting period, expenses in connection with defined contribution plans amounted to EUR 1,101 thousand (previous year: EUR 1,255 thousand).

Besides defined contribution plans, the Group grants a Bitcoin LTIP that qualifies as other long-term employee benefit. Reference is made to Note 1.8.10 “Provisions” and Note 5.3.2 “Related persons” in the Notes to the Consolidated Financial Statements for further information.

5.6 Segment reporting

In accordance with IFRS 8, operating segments are defined on the basis of the Group’s internal management and reporting. The organizational and reporting structure of the Northern Data Group is based on management by business unit. Based on the reporting system it has established, the Management Board, as the chief operating decision maker, assesses the performance of the various segments and the allocation of resources. The segmentation is as follows:

5.6.1 Peak Mining

The “Peak Mining” business unit comprises mainly Bitcoin mining for its own account. The business unit purchases and operates Bitcoin mining hardware and mining data centers to generate hash power.

5.6.2 Taiga Cloud

The “Taiga Cloud” business unit comprises the provision of GPU compute power to customers.

Northern Data AG

Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

5.6.3 Ardent Data Centers

The “Ardent Data Centers” business unit operates as a colocation service provider and manages the Group’s data centers, including their acquisition or planning, construction or conversion, and operation.

The accounting policies of the segments are the same as those applied for external financial reporting. For details, please refer to Note 1.8 “Accounting and valuation principles.” The most important financial targets and performance indicators for the Northern Data Group are revenue and EBITDA. Transactions between the segments take place to an insignificant extent.

Information regarding the results of each reportable segment is presented below:

2024	Reportable segments				Other companies and Group functions	Consolidation	Group after consolidation
in EUR ’000	Peak Mining	Taiga Cloud	Ardent Data Centers	Total
Revenues	187,513	231,877	21,548	440,938	94,073	(334,740)	200,271
thereof external sales	79,184	119,895	1,192	200,271	—	—	200,271
thereof intercompany sales	108,329	111,982	20,356	240,667	94,073	(334,740)	—
EBITDA	21,759	51,050	781	73,590	(4,488)	2,267	71,369
Depreciation, amortization and impairment	(60,518)	(88,214)	(2,290)	(151,022)	(3,108)	(1,719)	(155,849)
thereof impairments	(33,544)	—	(50)	(33,594)	—	—	(33,594)
EBIT	(38,759)	(37,164)	(1,509)	(77,432)	(7,596)	548	(84,480)

The eliminated sales of the segments generated with other segments that are also consolidated can be seen in the reconciliation column to sales.

2023	Reportable segments				Other companies and Group functions	Consolidation	Group after consolidation
in EUR ’000	Peak Mining	Taiga Cloud	Ardent Data Centers	Total
Revenues	156,134	22,127	31,456	209,717	46,309	(178,499)	77,527
thereof external sales	62,802	14,256	469	77,527	—	—	77,527
thereof intercompany sales	93,332	7,871	30,987	132,190	46,309	(178,499)	—
EBITDA	(13,677)	(11,548)	11,329	(13,896)	(18,981)	4,645	(28,232)
Depreciation, amortization and impairment	(102,096)	(19,025)	(3,937)	(125,058)	(13,479)	13,608	(124,929)
thereof impairments	(64,698)	—	—	(64,698)	(2,024)	6,323	(60,399)
EBIT	(115,773)	(30,573)	7,392	(138,954)	(32,460)	18,253	(153,161)

The amounts in the reconciliation column to Group EBIT include the effects of consolidation adjustments recognized in profit or loss, in which income and expenses at two partners do not offset each other in the same amount or the same period.

In the following, information is provided at company level in accordance with IFRS 8.31 et seq.

The Northern Data Group’s external sales break down by geographical region (location of the companies included) as follows:

In EUR ’000	2024	2023
Domestic	—	8,318
Abroad	200,271	69,209
thereof US	59,864	32,109
Total	200,271	77,527

Northern Data AG

Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

The carrying amounts of non-current assets break down as follows:

In EUR ’000	12/31/2024	12/31/2023
Domestic	49,718	36,640
Abroad	1,302,056	317,459
thereof Netherlands	2,189	2,949
thereof Canada	6,936	11,280
thereof Norway	272,530	14,203
thereof Sweden	311,585	55,507
thereof Switzerland	1,197	—
thereof UK	188,116	1,201
thereof Ireland	23,160	107,846
thereof US	311,884	124,473
thereof Portugal	184,459	—
Total	1,351,774	354,099

For the presentation of geographical segment information, sales and non-current assets are reported based on the location of the respective Northern Data Group companies. Non-current assets by region include all non-current assets except deferred tax assets, investments in other companies, and other financial assets. Due to intra-group service arrangements, sales may, in certain cases, be recognized in geographical regions that differ from the locations where the corresponding non-current assets are held.

Revenues from a customer in the “Taiga Cloud” segment account for approximately EUR 108,775 thousand (previous year: EUR 0 thousand) of the total revenues of the Northern Data Group.

5.7 Other financial obligations

As of the reporting date, other financial obligations amounted to EUR 2,463 thousand (previous year: EUR 101,295 thousand). Included in the financial obligations in 2024 are rental and lease agreements with a remaining term of up to one year amounting to EUR 33 thousand (previous year: EUR 3,817 thousand) and a remaining term of one to five years amounting to EUR 0 thousand (previous year: EUR 16,299 thousand). For 2024, other financial obligations included contractual commitments for the acquisition of property, plant, and equipment amounts to 2,430 thousand (previous year: EUR 81,179 thousand).

Northern Data AG has entered into an agreement to invest in the formation of a new entity. As part of this agreement, the company has committed up to EUR 3,900 thousand, contingent upon the achievement of certain development milestones. As of December 31, 2024, no payments have been made, and the milestones remain unfulfilled. Further, Northern Data AG has committed to acquire additional intangible assets amounting to EUR 800 thousand, contingent upon the completion of specific milestones. As of December 31, 2024, no liability has been recognized as the milestones remain unfulfilled.

For financial obligations arising from rental and lease agreements, reference is also made to Note 4.8 “Financial liabilities”.

5.8 Other matters

BaFin investigation

The Frankfurt/Main public prosecutor’s office examined a suspicious activity report filed by the German Federal Financial Supervisory Authority (BaFin) on February 10, 2021 for alleged market manipulation. After reviewing the report and the company’s statement, the public prosecutor’s office discontinued the preliminary investigation on November 26, 2021 due to a lack of initial suspicion of criminal conduct.

Northern Data AG

Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

In a letter dated November 26, 2021, BaFin issued a further statement in which it reiterated its allegations and stated that it had identified “indications of further market manipulation.” The public prosecutor’s office has again examined this new submission, without affirming any initial suspicion to date. It is up to the public prosecutor’s office to decide whether investigations are to be commenced or whether the statement is also to be dismissed.

The aforementioned facts did not give rise to an initial suspicion of criminal conduct, nor was there a sufficient likelihood of sanctions being imposed. Accordingly, no provision was recognized for these matters as of December 31, 2023 or in previous financial years. The investigation (Vorermittlungsverfahren) by the public prosecutor’s office was officially closed on June 7, 2023.

Riot/Whinstone purchase price adjustment

In connection with the 2021 sale of the Whinstone site to Riot Blockchain Inc. (now Riot Platforms, Inc.; “Riot”), a dispute arose regarding the implementation of the purchase price adjustment mechanism under the Stock Purchase Agreement. Following initial litigation and a subsequent settlement agreement, the matter was referred to an independent accountant, who issued a determination largely in favor of Riot. This resulted in Riot receiving the majority of the funds held in escrow. No additional cash outflows were made by Northern Data.

Northern Data subsequently initiated proceedings in the Delaware Court of Chancery to challenge aspects of the independent accountant’s determination. The court denied Riot’s motion to dismiss, allowing Northern Data’s claims to proceed. A hearing on the motions for summary judgment has taken place, and a decision is expected in the first half of 2025.

The outcome remains uncertain and the possibility of further proceedings, including appeals, cannot be ruled out.

As the inflow of economic benefits is not considered virtually certain, no asset has been recognized in accordance with IAS 37. The matter is disclosed as a contingent asset and will be reassessed as further developments arise.

5.9 Fees and services of the auditor

Pursuant to Section 315e (1) of the German Commercial Code (HGB) in conjunction with Section 314 (1) No. 9 HGB, the following fees and services for the auditor of the Consolidated Financial Statements are to be disclosed as follows:

in EUR ’000	2024	2023
Final audit	728	900
Total	728	900

The fee for the audit services provided by Liebhart & Kollegen Wirtschaftsprüfer Steuerberater, in collaboration with Harris & Trotter LLP, relates to the audit of the Group’s Consolidated Financial Statements, the Company’s annual financial statements and the statutory audits of its subsidiaries’ annual financial statements.

Northern Data AG

Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

5.10 List of shareholdings of Northern Data AG pursuant to Sec. 313 (2) no. 1 to 4 of the German Commercial Code (HGB)

Subsidiary	Seat	Share in percent	Full consolidation (V) Participation (B)	Equity EUR	Result EUR
			12/31/2024	12/31/2024	2024
Northern Data CA Ltd.	Montreal (Canada)	100	V	(45,719,894)	(18,685,489)
Northern Data NL BV	Amsterdam (Netherlands)	100	V	(2,515,726)	(631,337)
Northern Data NOR AS	Notodden (Norway)	100	V	4,265,714	(26,833,082)
ND Real Estate 1 AS	Notodden (Norway)	100	V	(115,100)	(713,452)
ND Real Estate 2 AS	Notodden (Norway)	100	V	51,885	(57,970)
Northern Data Software GmbH*	Frankfurt/Main (Germany)	100	V	(200,877,363)	836,580
Northern Data Hosted Mining LLC	Reston (USA)	100	V	(43,690,511)	(18,618,179)
Northern Data US Procurement LLC	Reston (USA)	100	V	(25,798,024)	(19,472,892)
Northern Data US, Inc.	Reston (USA)	100	V	(38,590,289)	(5,303,180)
Northern Data NY, LLC	Reston (USA)	100	V	(9,973,252)	(631,405)
Northern Data ND, LLC	Reston (USA)	100	V	(11,316,808)	(3,169,244)
Northern Data PA, LLC	Reston (USA)	100	V	(30,549,369)	(7,327,584)
North Georgia Data, LLC	Reston (USA)	100	V	3,342,547	(77,594)
Northern Data Services Limited	London (Great Britain)	100	V	15,043,362	(745,305)
Hydro66 Svenska AB	Boden (Sweden)	100	V	4,536,184	(499,190)
Hydro66 Services AB	Boden (Sweden)	100	V	5,683,390	(20,183,881)
Decentric Europe B.V.	Amsterdam (Netherlands)	100	V	106,643,993	14,944,629
Bitfield N.V.	Amsterdam (Netherlands)	100	V	40,158,277	(2,786,378)
Taiga Cloud NL B.V.	Amsterdam (Netherlands)	100	V	(352,774)	(331,556)
1277963 B.C. Ltd.	Montreal (Canada)	100	V	15,735,595	(1,837,938)
Minondo Ltd.	Gibraltar (Gibraltar)	100	V	(785,608)	50,078
Northern Data Quebec Ltd.	Montreal (Canada)	100	V	(991,872)	(992,141)
Northern Data (CH) AG	Zug (Switzerland)	100	V	(25,827,740)	(9,587,309)
ND CS (Services) GmbH*	Frankfurt/Main (Germany)	100	V	(34,752,666)	(3,505,435)
Taiga Cloud Ltd.	Dublin (Ireland)	100	V	(34,346,780)	(30,006,895)
Damoon Ltd.	Dundalk (Ireland)	100	V	1,221,202	1,220,202
1102 McKinzie LLC	Reston (USA)	100	V	5,950,579	(3,800,637)
Peak Mining LLC	Reston (USA)	100	V	19,389,222	(1,844,321)
Ardent Data Services, LLC	Reston (USA)	100	V	(930,131)	(879,050)

Northern Data AG

Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

Subsidiary	Seat	Share in percent	Full consolidation (V) Participation (B)	Equity EUR	Result EUR
			12/31/2024	12/31/2024	2024
Ardent Data Centers LLC USA	Reston (USA)	100	V	(1,717,153)	(1,503,260)
1242 McKinzie LLC	Reston (USA)	100	V	(75,546)	(493,907)
1242 McKinzie Owner LLC	Reston (USA)	100	V	438,877	—
Northern Data Linlithgow Limited	London (Great Britain)	100	V	(37,456)	(36,687)
Taiga Cloud UK Limited	London (Great Britain)	100	V	(8,531,788)	(8,356,316)
Taiga Cloud Portugal, Unipessoal LDA	Lisbon (Portugal)	100	V	(15,769,646)	(15,769,647)
Northern Data Pods, LLC**	Reston (USA)	100	B	—	—
Hydro66 Property Services AB**	Boden (Sweden)	100	B	—	—
Damoon Norway AS**	Asker (Norway)	100	B	—	—
Lancium Technologies Corp.	Houston (USA)	7.01	B	265,119	(59,379)

____________

*        The companies have made use of the exemption provision pursuant to Section 264 (3) of the German Commercial Code (HGB) for the fiscal year 2024 and have submitted the declarations required for this purpose in the electronic company register for publication.

**      Immaterial

5.11 Events after the reporting date

On October 21, 2024, the Management Board of Northern Data AG resolved to initiate negotiations with interested parties regarding the potential divestment of its crypto-mining business, Peak Mining. As of the publication date of the FY 2024 Consolidated Financial Statements, the intended sale process is ongoing. Consequently, an estimate of its financial impact cannot be reliably determined at this time.

While the sale of Peak Mining is considered probable, as of December 31, 2024, the business does not meet the criteria for classification as held for sale under IFRS 5. This is because the disposal group is not yet in a condition to be immediately sold in its current state, and further actions are required to complete the sale process. Accordingly, the assets and liabilities of Peak Mining continue to be classified within their respective financial statement line items and have not been presented as held for sale.

On February 27, 2025, Northern Data AG announced its intention to pursue an uplisting to the Regulated Market, Prime Standard, of the Frankfurt Stock Exchange. The Group’s intention to up list builds upon its commitment to strong corporate governance and financial reporting transparency. The uplisting will also enhance shareholder value, increase market visibility, and attract a global institutional investor audience. The uplisting process does not impact the Group’s financial position, results of operations, or disclosures in the consolidated financial statements for the year ended December 31, 2024.

Northern Data AG

Notes to the Group Financial Statements

5 Other explanatory notes (cont.)

5.12 Release date of publication

The Consolidated Financial Statements were approved for publication and forwarded to the Supervisory Board by the Management Board on March 28, 2025. The Supervisory Board approved the Consolidated Financial Statements that same day.

5.13 Assurance of the legal representatives

To the best of our knowledge, and in accordance with the applicable reporting principles, the Consolidated Financial Statements give a true and fair view of the assets, liabilities, financial and earnings position of the Group, and the Group Management Report includes a fair review of the development and performance of the business and the position of the Group, together with a description of the principal opportunities and risks associated with the expected development of the Group.

Frankfurt/Main, March 28, 2025

Aroosh Thillainathan
Chairman of the Management Board

Annex A

Execution Version

Date: November 10, 2025

BUSINESS COMBINATION AGREEMENT

between

Northern Data AG

and

Rumble Inc.

Annex A Page Nos.
1	Announcements; Press	A-2
2	Obligation to Launch the Takeover Offer	A-3
3	Offer Terms	A-5
4	Support of Takeover Offer	A-9
5	Reasoned Statement by the Company’s Corporate Bodies on the Takeover Offer	A-14
6	Representations and Warranties	A-15
7	Stock Options of the Company	A-17
8	Domination and Profit and Loss Transfer Agreement; Delisting; Squeeze-out	A-17
9	Strategy	A-17
10	Corporate Governance	A-17
11	Workforce and Employees	A-18
12	Term; Termination	A-18
13	Miscellaneous	A-20

Annex A-i

DEFINITIONS

Acceptance Period	A-5	Material Bidder Compliance Violation	A-19
Accounting Expert	A-8	Material Compliance Violation	A-6
Additional Acceptance Period	A-5	ND Group	A-1
Agreement	A-1	ND Shares	A-1
AktG	A-6	Net Proceeds	A-7
Apeiron	A-2	Offer Conditions	A-6
Apeiron SPA	A-2	Offer Document	A-3
ART Sellers	A-1	Offer Period	A-5
ART Sellers SPA	A-1	Offer Price	A-5
BaFin	A-3	Offer Publication Date	A-5
Bidder	A-1	Offer Shares	A-5
Bidder Confidentiality Agreement	A-3	Parties	A-1
Bidder Group	A-13	Party	A-1
Bidder Transaction Support Agreement	A-1	Peak Mining Purchase Agreement	A-1
Business Day	A-22	Permitted Finding	A-13
Cash Consideration Amount	A-7	Proceedings	A-12
CC Transaction	A-7	Prohibited Finding	A-13
Clearance	A-6	Prospectus	A-4
Clearances	A-6	Real Property	A-21
Clearstream	A-5	Reasoned Statement	A-14
Closing	A-6	Recommendation Requirements	A-14
Company	A-1	Registration Statement	A-3
Company Equity Commitment Agreement	A-2	Relevant Date	A-8
Company Transaction Support Agreement	A-1	Rumble Equity Commitment Agreement	A-2
Competing Offer	A-11	SEC	A-3
Criminal Law Expert	A-12	Securities Act	A-3
Disclosure Documents	A-3	Shareholder Loan Amendment Agreement	A-2
DPLTA	A-17	STA	A-12
Effective Date	A-3	Stock Options	A-16
End Date	A-6	Superior Offer	A-14
EPPO	A-12	Supervisory Board	A-2
Excess Offer Shares	A-5	Takeover Offer	A-2
Exchange Act	A-3	Target Insolvency	A-6
ExchangeCo Shares	A-11	Tether	A-1
Existing Shareholder Loan	A-2	Title Company	A-21
IFRS	A-4	Title Insurance Policy	A-21
Investigated Matters	A-12	Transaction	A-2
Law Firm	A-12	Transaction Support Agreements	A-1
Law Firm Investigation	A-12	US GAAP	A-4
Law Firm Report	A-13	WpÜG	A-2
Management Board	A-2	Written Consent	A-9
MAR	A-3

Annex A-ii

This Business Combination Agreement (also referred to as this “Agreement”) is entered into as of the date first written above between

Rumble Inc.

- the “Bidder” -

and

Northern Data AG

- the “Company” -

The Bidder and the Company are hereinafter also collectively referred to as the “Parties”, and individually as a “Party”.

PREAMBLE

(A)        The Company is a German stock corporation (Aktiengesellschaft) incorporated under the laws of Germany, having its corporate seat in Frankfurt am Main, Germany, and its registered address at An der Welle 3, 60322 Frankfurt am Main, Germany and is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main, Germany under HRB 106465 (together with its subsidiaries, “ND Group”).

(B)         The Company’s share capital as of the date hereof amounts to EUR 64,196,677.00 and is divided into 64,196,677 no-par value bearer shares (the “ND Shares”). The ND Shares are listed, inter alia, on the open market (Freiverkehr) of the Munich Stock Exchange (Börse München) and the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) under ISIN: DE000A0SMU87. The Company does not hold any treasury shares.

(C)         The Bidder is a Delaware corporation incorporated under the laws of the State of Delaware, United States, principally located at 444 Gulf of Mexico Drive Longboat Key, FL 34228, United States of America.

(D)        After the date hereof and prior to the launch of the Takeover Offer, or after the Closing of the Takeover Offer, the Bidder may form a new wholly-owned entity or acquire an existing German stock corporation and cause such subsidiary to execute a joinder to this Agreement and agree to be bound by the provisions of this Agreement applicable to the Bidder, provided that the Bidder shall at all times continue to be bound by the provisions of this Agreement.

(E)         On November 3, 2025, Highland Group Mining Inc., Appalachian Energy LLC, 2750418 Alberta ULC, Northern Data US, Inc. and the Company entered into a merger and equity purchase agreement pursuant to which the Company sold and transferred its Bitcoin mining business (as may be amended in accordance with the terms thereof (the “Peak Mining Purchase Agreement”).

(F)         Immediately prior to the execution of this Agreement, the Management Board and the Supervisory Board held consultations with the Company’s external financial advisor regarding the parameters of the Transaction.

(G)        Prior to or concurrently with the execution and delivery of this Agreement:

a.           Tether Investments, S.A. de C.V. (“Tether”) and the Bidder are entering into a transaction support agreement, pursuant to which Tether will sell and transfer the ND Shares held by Tether to the Bidder (as may be amended in accordance with the terms thereof, the “Bidder Transaction Support Agreement”);

b.           Tether and the Company are entering into a transaction support agreement (as may be amended in accordance with the terms thereof, the “Company Transaction Support Agreement” and, together with the Bidder Transaction Support Agreement, the “Transaction Support Agreements”);

c.           ART Beteiligungs Management GmbH, ART Holding GmbH and Aroosh Thillainathan (collectively, the “ART Sellers”) and the Bidder are entering into a transaction support agreement, pursuant to which the ART Sellers will sell and transfer the ND Shares held thereby to the Bidder (as may be amended in accordance with the terms thereof, the “ART Sellers SPA”);

Annex A-1

d.           Apeiron Investment Group Ltd., Malta (“Apeiron”) and the Bidder are entering into a transaction support agreement, pursuant to which Apeiron will sell and transfer the ND Shares held thereby to the Bidder (as may be amended in accordance with the terms thereof, the “Apeiron SPA”);

e.           Tether and the Company are entering into an amendment and restatement agreement with respect to the shareholder loan agreement granted by Tether to the Company dated November 2, 2023 (the “Existing Shareholder Loan”) substantially in the form attached as Annex (E) hereto (the “Shareholder Loan Amendment Agreement”);

f.            The Bidder, Tether and the Company are entering into an equity commitment agreement, which shall be effective as of the date hereof, in the form attached as Annex (F) hereto (the “Company Equity Commitment Agreement”); and

g.           The Bidder and Tether are entering into an equity commitment agreement, which shall be effective upon the Closing, substantially in the form attached as Annex (G) hereto (the “Rumble Equity Commitment Agreement”);

(H)        By entering into the Transaction Support Agreements, Tether has, inter alia, further demonstrated its willingness to support the implementation of the Shareholder Loan Amendment Agreement.

(I)          Mr. Pavlovski will deliver the Written Consent immediately following the execution of this Agreement.

(J)          With a view of strengthening the business of the Company and combining the businesses of the Bidder’s group and ND Group, the Bidder intends to acquire ND Group by making a voluntary public exchange offer (Tauschangebot) (the “Takeover Offer”) to the shareholders of the Company for all ND Shares outside of the rules of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, the “WpÜG”) (the Takeover Offer, together with the transactions contemplated under the Transaction Support Agreements, the ART Sellers SPA and the Shareholder Loan Amendment Agreement together the “Transaction”).

(K)        The management board of the Company (the “Management Board”) has unanimously (a) determined that the Takeover Offer and the Transaction are consistent with, and will further, the business strategies and goals of the Company, and are in the best interests of the Company, its shareholders and other stakeholders, (b) approved the Transaction, including the Takeover Offer, and (c) determined that, subject to the review of the final Offer Document and its fiduciary duties under German law, it will unanimously recommend that the shareholders of the Company accept the Takeover Offer and tender their ND Shares in the Takeover Offer.

(L)         The supervisory board of the Company (the “Supervisory Board”) has unanimously (a) determined that the Takeover Offer and the Transaction are consistent with, and will further, the business strategies and goals of the Company, and are in the best interests of the Company, its shareholders and other stakeholders, (b) approved the Transaction, including the Takeover Offer, and (c) determined that, subject to the review of the final Offer Document and its fiduciary duties under German law, it will unanimously recommend that the holders of ND Shares accept the Takeover Offer and tender their ND Shares in the Takeover Offer.

(M)        The Parties acknowledge that this Agreement and the values, principles and objectives set forth herein constitute the mutual understanding of the Parties for their future cooperation. Nothing in this Agreement shall prevent the Company, the Management Board, the Supervisory Board or any other member of the ND Group from acting in accordance with their fiduciary duties under German law and their tasks and duties to the extent legally required.

NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

1            Announcements; Press

1.1         The Parties will use commercially reasonable efforts to cooperate with one another in order to proceed with the contemplated Transaction as expeditiously as possible.

Annex A-2

1.2         Without undue delay (unverzüglich) after the signing of this Agreement (the date on which this Agreement has been signed by the Parties shall be hereinafter be referred to as the “Effective Date”) the Company shall publish an ad hoc announcement pursuant to Art. 17 para. 1 of the Regulation (EU) No 596/2014 on market abuse (“MAR”).

1.3         Promptly after the Company’s publication of the ad hoc announcement pursuant to Section 1.2, the Bidder shall issue a press release relating to the Transaction as set forth in Annex 1.3 and the Bidder will disclose the entire content of this Agreement as part of its filing on the Form 8-K with the United States Securities and Exchange Commission (the “SEC”) in connection with the entry into this Agreement.

1.4         The ad hoc announcement pursuant to Section 1.2, and the press release pursuant to Section 1.3 shall reflect that the Management Board welcomes, and, subject to a review of the published offer document for the Takeover Offer (the “Offer Document”) and its fiduciary duties under German law, supports the Takeover Offer and will support the Transaction and its consummation and will recommend to the holders of ND Shares to accept the Takeover Offer.

1.5         The Company hereby agrees that the Bidder will disclose a summary of the material content of this Agreement as part of the Offer Document as well as in press release issued by the Bidder in connection with the Takeover Offer (in addition to the press release referred to in Section 1.3) subject to the provisions of the confidentiality agreement dated February 14, 2025 and amended on August 22, 2025 (the “Bidder Confidentiality Agreement”), which remains in force. Conversely, the Bidder hereby agrees that there will be a disclosure of a summary of the material content of this Agreement in the Reasoned Statement by the Company’s corporate bodies.

1.6         Any further public statements by the Company or the Bidder in connection with the Transaction shall be made in accordance with Section 13.2.

2            Obligation to Launch the Takeover Offer

2.1         As promptly as reasonably practicable after the Effective Date, the Bidder will use reasonable best efforts to prepare and file with the SEC (subject to the Company complying with its support obligations) by December 31, 2025, or as promptly as practicable thereafter, a registration statement on Form S-4 including (A) a prospectus (together with any amendments thereof or supplements thereto) in connection with the issuance by the Bidder of the Offer Shares to (i) be used as an exchange offer prospectus sent to U.S. holders of the ND Shares and (ii) register with the SEC the offer and sale of the Offer Shares to the holders of ND Shares, and (B) a written information statement of the type contemplated by Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) containing (i) the information specified in Schedule 14C under the United States Exchange Act concerning the Written Consent and the transactions contemplated by this Agreement and (ii) the notice of action by written consent required by Section 228(e) of the Delaware General Corporation Law (clauses (A) and (B), collectively, the “Registration Statement” and, together with the Prospectus, the “Disclosure Documents”).

2.2         As promptly as reasonably practicable, the Company shall provide all information, including financial information (other than, subject to Section 2.4, pro forma financial statements), relating to ND Group and necessary to include in the Disclosure Documents under applicable law, in particular the United States Securities Act of 1933 (as amended) (the “Securities Act”), the Exchange Act and Regulation (EU) 2017/1129 of the European Parliament and of the Council on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and/or requested by the SEC or the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht (“BaFin”)) to have the Registration Statement declared effective by the SEC and the Prospectus approved by BaFin and/or to address any SEC and/or BaFin comments.

2.3         The Company shall take all reasonably required action such that the Company’s auditor(s) will provide the necessary consent to include the requisite historical audited financial statements of the Company in the Registration Statement as required by SEC rules.

2.4         The Bidder and the Company shall fully cooperate in connection with the preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC). The Company shall

Annex A-3

assist the Bidder in preparing all necessary adjustments to reflect differences between International Financial Reporting Standards as adopted by the European Union (“IFRS”) and United States Generally Accepted Accounting Principles (“US GAAP”) for purposes of preparing pro forma financial statements.

2.5         The Bidder shall give the Company and its advisors the opportunity to review and comment on the draft Disclosure Documents (including any amendments thereto) prior to filing thereof. The Bidder shall as promptly as reasonably practicable notify the Company upon receipt of any comments from the SEC and/or BaFin including with respect to any request for amendments or supplements to the Disclosure Documents and shall provide the Company with copies of all written comments received from the SEC and BaFin. The Bidder shall (i) provide the Company with drafts of the responses to comments from the SEC and/or BaFin at a time reasonably prior to submitting such responses, (ii) give due consideration to the Company’s comments, and (iii) use its reasonable commercial efforts to respond as promptly as reasonably practicable to any comments from the SEC and BaFin with respect to the Disclosure Documents.

2.6         Notwithstanding the foregoing, the Bidder may delay the filing of the Disclosure Documents if the Bidder has (i) not received from the Company any financial or other information relating to ND Group required to file the Disclosure Documents, and (ii) requested such information from the Company in writing, including via email, in reasonable detail describing the requested information and with sufficient time in advance for the Company to respond to such request, and (iii) has afforded the Company and its advisors sufficient time to review, and comment on, any revised drafts of the Disclosure Documents prior to their envisaged filing, unless the Bidder has not been able to afford the Company such sufficient time for review because it has not received from the Company material comments or information, which (a) is required to finalize the draft, and (b) solely relates to ND Group and can only be provided by the Company, and (c) has been requested by the Bidder due time in advance. Subject to the foregoing, the Bidder undertakes to use its reasonable best efforts to (i) have the Registration Statement declared effective under the Securities Act and the rules and regulations thereunder, as promptly as reasonably practicable and (ii) obtain the approval from BaFin for the Prospectus as promptly as reasonably practicable.

2.7         The Bidder will prepare the Offer Document in accordance with the terms of this Agreement in reasonable cooperation and consultation with the Company and its advisors and in compliance with all applicable law and regulations. The Offer Document will include a summary description of the material content of this Agreement. The Company acknowledges that the provisions of the WpÜG and the German Takeover Regulation (WpÜG-Angebotsverordnung) do not apply to the Takeover Offer (however, in line with common practice, the contents of the Offer Document will largely correspond to the disclosure requirements set forth in such regulation). The Bidder will (i) give the Company and its advisors the opportunity to review and comment on the draft Offer Document at a time reasonably prior to its publication and (ii) give due consideration to the Company’s comments. In case of any contradiction between legally mandatory provisions and this Agreement, the respective provisions under, and interpretation of, such provisions shall prevail, and this Agreement shall be amended to reflect the Parties’ intentions to the utmost extent.

2.8         Until the End Date, or any earlier termination of this Agreement in accordance with Section 12.2, the Bidder shall, with the Company’s reasonable cooperation, and subject to Section 2.6, use its reasonable best efforts to (i) have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing, (ii) ensure that the Registration Statement complies in all material respects as to form and content with the requirements under the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and other applicable law and (iii) keep the Registration Statement effective for so long as necessary to complete the Takeover Offer.

2.9         The Bidder will, subject to the status of the SEC review process of the Registration Statement, use reasonable best efforts to publish the Offer Document by April 30, 2025, but in any case not prior to BaFin having approved the publication of the prospectus of the Bidder relating to the public offer of shares of Class A common stock of the Bidder (the “Prospectus”).

2.10       Subject to applicable law, the Parties agree that the information relating to the Bidder group and ND Group and their respective businesses included in the Disclosure Documents and the Offer Document shall be identical in terms of content to the greatest extent practicable. The Parties agree to promptly correct any

Annex A-4

information provided by such Party for use in the Disclosure Documents and the Offer Document, if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable law.

2.11       If the Prospectus has been approved by BaFin and has been published, but the Registration Statement has not yet been declared effective and the SEC requires further amendments which are in the view of the Parties material, the Bidder and the Company shall mutually agree as how to best provide this information to the Company’s shareholders so that such shareholders can consider the information in their decision on whether to accept the Takeover Offer.

3            Offer Terms

3.1         The consideration offered for each ND Share in the Takeover Offer will be an in kind consideration comprising 2.0281 shares of Class A common stock of the Bidder (the “Offer Price”, and such shares the “Offer Shares”).

3.2         No fractional Offer Shares will be exchanged for any ND Shares tendered in the Takeover Offer by any shareholder of the Company. Notwithstanding any other provision of this Agreement, each holder of ND Shares validly tendered into the Takeover Offer who would otherwise have been entitled to receive a fraction of an Offer Share shall, in lieu thereof, receive from its custodian bank cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by Clearstream Banking Aktiengesellschaft (“Clearstream”) and/or its custodian bank for the account of all such holders of Offer Shares which would otherwise be issued (the “Excess Offer Shares”). The sale of the Excess Offer Shares by the custodian banks shall be executed on the NASDAQ or another comparable exchange, and shall be sold using the custodian banks’ good faith judgment (even if over multiple trading days) and executed in round lots to the extent practicable. From the proceeds resulting from the sale of the Excess Offer Shares, any commissions, transfer taxes and other out-of-pocket transaction costs for such holders of tendered ND Shares shall be deducted and the resulting net proceeds of such sale will be exchanged from U.S. Dollars into Euros (using the exchange rate as promulgated by the European Central Bank on the date of the wire transfer of such cash amount to the custodian banks) and then distributed to the holders of tendered ND Shares with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional Offer Shares will be determined on the average net proceeds per Offer Share. As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of tendered ND Shares in lieu of fractional interests, the custodian banks shall make available such amounts to such holders of tendered ND Shares. Any such sale shall be made within ten (10) Business Days or such shorter period as may be required by applicable law after Closing.

3.3         The Takeover Offer will provide for an initial acceptance period (such initial acceptance period, together with any period for which acceptance has been extended hereunder, if any, the “Acceptance Period”), the duration of which shall be equal to twenty (20) U.S. business days after the publication of the Offer Document. After the end of the Acceptance Period, the Bidder will publish the results of the Takeover Offer on its website relating to the Takeover Offer (such date the “Offer Publication Date”). If the Bidder waives a material Offer Condition within the last 5 Business Days of the Acceptance Period, the Acceptance Period will be extended by 5 Business Days. The waiver is equivalent to the fulfilment of the relevant Offer Condition. Shareholders of the Company who accept the Takeover Offer expressly declare with their acceptance that they are bound by their acceptance declaration even in the event of a waiver of one or more Offer Conditions and that they have no right of withdrawal in this case.

Shareholders of the Company who have not yet accepted the Takeover Offer within the Acceptance Period, may still accept the Takeover Offer within ten (10) U.S. business days after the Offer Publication Date (such period the “Additional Acceptance Period” and, the Additional Acceptance Period together with the Acceptance Period, the “Offer Period”). After the end of the Additional Acceptance Period, the Takeover Offer cannot be accepted.

Annex A-5

3.4         The consummation of the Takeover Offer (the “Closing”) will only be subject to the following conditions (the “Offer Conditions”):

(a)         On or before December 31, 2026 (the “End Date”), the Transaction has been approved by the competent merger control authorities in the jurisdictions set forth in Annex 3.4(a) or the statutory waiting periods in such jurisdictions have lapsed with the result that the Transaction may be consummated without the approval by the relevant merger control authorities in such jurisdictions;

(b)         On or before the End Date, the Bidder has received the investment control clearances or equivalent regulatory approvals in the jurisdictions set forth in Annex 3.4(b) (the variants of the fulfilment of the Offer Conditions listed in Sections 3.4(a) and 3.4(b) each being a “Clearance” and collectively the “Clearances”);

(c)         Between the publication of the Offer Document and the expiration of the Offer Period, the Company has not published an ad hoc announcement pursuant to Art. 17 MAR, and no circumstances have occurred that would have had to be published by the Company pursuant to Art. 17 MAR, or where the Company decided to delay the publication pursuant to Art. 17 MAR that,

(i)          insolvency proceedings under German law have been opened in respect of the assets of the Company;

(ii)         the Management Board has applied for such proceedings to be opened; and/or

(iii)        there are grounds that would require an application for the opening of such proceedings (each of (i) through (iii) a “Target Insolvency”);

(d)         Between the publication of the Offer Document and the expiration of the Offer Period, no criminal or administrative offense (Ordnungswidrigkeit) (including any concrete reason of suspicion) by the Company or a member of ND Group, a member of a corporate body of the Company or a member of ND Group, while any such person was operating in their official capacity at, or on behalf of, the Company or a member of ND Group, under any applicable administrative or criminal laws in the United States, Germany or any other jurisdiction whose laws apply to operations of the Company or the relevant member of ND Group relating to bribery offenses and corruption or to any violation of any export sanctions administered or enforced by the United Nations Security Council, the European Union, has occurred or becomes known, in each case if any such occurrence constitutes or would constitute inside information for the Company pursuant to Art. 7 MAR or constituted such inside information prior to its publication (each a “Material Compliance Violation”);

(e)         Between the publication of the Offer Document and the expiration of the Offer Period, none of the following events have occurred (each of them being an independent Offer Condition):

(i)          the Company’s general meeting (Hauptversammlung) has passed a resolution approving the following:

(a)         a capital increase pursuant to Sections 182 et seqq., 192 et seqq. or 202 et seqq. of the German Stock Corporation Act (Aktiengesetz (“AktG”)) (including a capital increase from capital reserves pursuant to Sections 207 et seqq. AktG);

(b)         a split of the ND Shares, a consolidation of ND Shares, or any alteration of the rights pertaining to the ND shares or of the class of the ND Shares; or

(c)         the conclusion of an enterprise agreement (Unternehmensvertrag) within the meaning of Sections 291 and 292 AktG (with the exception of enterprise agreements (Unternehmensverträge) between the Company as the controlling company and any of its wholly-owned subsidiaries as controlled companies);

(ii)         an issuance of new ND Shares and/or an increase (including a capital increase from company funds) or reduction of the share capital of the Company have occurred; or

Annex A-6

(iii)        the Company has publicly announced that the Management Board and the Supervisory Board have passed a resolution to issue rights or instruments (including those pursuant to Section 221 AktG) granting the option to subscribe for ND Shares or that such rights or instruments have been issued by the Company;

(f)          The approval (Billigungsbescheid) of the Prospectus has not been revoked by BaFin;

(g)         The Bidder Transaction Support Agreement, the ART Sellers SPA and the Apeiron SPA shall not have been terminated and the closing of the transactions contemplated thereunder shall have occurred prior to the Closing;

(h)         The Shareholder Loan Amendment Agreement has been duly executed by the Company and Tether;

(i)          The Registration Statement regarding the Offer Shares (a) has been declared effective by the SEC prior to the expiration of the Acceptance Period, and (b) is not subject to any stop order by the SEC pursuant to Section 8(d) of the Securities Act or any proceeding initiated by the SEC seeking such a stop order at the time of Closing as described in more detail in the Offer Document, (ii) at least 20 calendar days have passed since the information statement included within the Registration Statement was sent or given to the stockholders in compliance with Rule 14c-2 of the Exchange Act, and the Closing shall be permitted by Rule 14c-2 of the Exchange Act, and, (iii) the Offer Shares have been authorized for listing on the NASDAQ, subject to official notice of issuance; and

(j)          No order, decree, temporary restraining order, preliminary or permanent injunction or other order, nor any law enacted, entered, promulgated, enforced or issued by any competent governmental authority, is in effect which would prohibit or make illegal the Closing.

(k)         The Bidder shall not have been given access to the Law Firm Report on or prior to June 30, 2026 in accordance with Section 4.19.

3.5         To the extent permitted under applicable law, the Bidder shall be entitled to waive any and all of the Offer Conditions in whole or in part, except those set out in Sections 3.4(a), 3.4(b), 3.4(f), 3.4(g), 3.4(h)3.4(i) or 3.4(j).

3.6         The Takeover Offer will not provide for withdrawal rights.

3.7         For the avoidance of doubt, the Company consents to the Takeover Offer and the Transaction for all purposes of the standstill restrictions in Section 8 of the Bidder Confidentiality Agreement.

3.8         Potential Cash Consideration.

(a)         If ND Group receives any Net Proceeds in connection with a CC Purchase (as defined in the Peak Mining Purchase Agreement) and subsequent sale to a party currently in exclusive negotiations with respect to such a transaction (or any of such party’s affiliates) (collectively, the “CC Transaction”), the Bidder shall pay an aggregate amount in cash equal to the lesser of (i) the total amount of such Net Proceeds (as calculated pursuant to Section 3.8(b)) and (ii) USD 200 million (the “Cash Consideration Amount”) to shareholders of the Company who have validly tendered their ND Shares in the Tender Offer as well as the sellers under the Bidder Transaction Support Agreement, the ART Sellers SPA and the Apeiron SPA as set forth in Sections 3.8(d)-3(f) and in such respective agreements, as applicable.

(b)         For purposes of this Agreement, “Net Proceeds” shall be calculated as follows:

i.            Any cash proceeds actually received by ND Group (excluding deposits subject to return to the counterparty) as a result of the CC Transaction before the Relevant Date, including any earnout/commercialization payments; minus

ii.           Any amounts funded by or on behalf of ND Group into escrow pursuant to the terms of the Peak Mining Purchase Agreement; minus

iii.          Any third-party costs and fees paid or payable by ND Group in connection with the CC Transaction; minus

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iv.          Any taxes paid or payable by ND Group in connection with the CC Transaction; minus

v.           Any amounts paid or payable (or reimbursed or reimbursable) by ND Group in connection with the CC Purchase.

in each case as of the date of commencement of the Tender Offer (the “Relevant Date”); provided, however, that if ND Group receives additional cash proceeds as a result of the CC Transaction after commencement of the Tender Offer but on or prior to the date that is 10 Business Days prior to the expiration of the initial Acceptance Period and the Parties can agree on the amount of such additional cash proceeds following good faith discussions, then these cash proceeds shall be included in the calculation of the Net Proceeds.

(c)         The Net Proceeds shall be determined as follows:

(i)          Within twenty (20) Business Days after consummation of the CC Transaction, the Company shall provide the Bidder with a calculation of the Net Proceeds as of a date that is ten (10) Business Days after consummation of the CC Transaction, together with supporting documentation reasonably required by the Bidder.

(ii)         Thereafter, from time-to-time, the Company shall update the expected Net Proceeds calculation as of the expected Relevant Date as may be reasonably requested by Bidder, but no less frequently than once per month.

(iii)        Within one (1) Business Day after the Relevant Date, the Company shall update the Net Proceeds calculation as of the Relevant Date and submit such calculation of Net Proceeds to Bidder.

(iv)        Within three (3) Business Days following receipt of the Company’s calculation pursuant to Section 3.8(c)(iii), the Bidder shall submit any challenges with respect to the Company’s calculation.

(v)         In case of any challenges pursuant to Section 3.8(c)(iv), the Parties shall promptly undertake good-faith discussions regarding the calculation of the Net Proceeds and use reasonable best efforts to resolve any differences. If the Parties are unable to agree on the calculation of Net Proceeds within three (3) Business Days after receipt of the challenge from the Bidder pursuant to Section 3.8(c)(iv), the disputed matters may be referred to an internationally renowned accounting firm with an active practice in post-merger and purchase price disputes that is mutually agreed by the Parties (the “Accounting Expert”). Absent such agreement, Tether shall select the Accounting Expert.

(vi)        Within two (2) Business Days of appointment of the Accounting Expert, each Party shall prepare a written statement on the disputed matters and furnish such statement to the Accounting Expert. Each Party shall be entitled to provide written comments only once on the respective other Party’s statement within two (2) Business Days of submission to the Accounting Expert. The Accounting Expert may not consider calculations that were previously agreed and made final pursuant to Section 3.8(c)(iv)

(vii)       The Accounting Expert shall submit its decision on the disputed matters and the final determination of the Net Proceeds within ten (10) Business Days of the Accounting Expert’s appointment. This decision shall be final and binding upon the Parties.

(viii)      Each Party shall bear its own costs in connection with the determination of the Net Proceeds, including any Accounting Expert procedure. The fees and costs of the Accounting Expert shall be allocated and borne by the Parties based on the extent each Party prevailed in the Accounting Expert procedure.

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(d)         The Net Proceeds shall be allocated as follows: (a) The Net Proceeds shall be divided by the sum of (i) the total number of ND Shares validly tendered into the Tender Offer, and (ii) the total number of ND Shares sold under the Transaction Support Agreement, the ART Sellers SPA and the Apeiron SPA (such amount per ND Share the “Cash Payment”), (b) the Net Proceeds shall then be converted into Euro based on the last available European Central Bank exchange rate prior to the Relevant Date and (c) the Cash Payment per ND Share shall then be rounded down to two decimal places.

(e)         The Parties shall announce the amount of the Cash Payment, if any, without undue delay after it has been agreed/determined.

(f)          The Cash Payment shall be due and payable at Closing.

(g)         To the extent withholding tax is applicable to the Cash Payment owed to shareholders of the Company who have accepted the Tender Offer, the Bidder may withhold such withholding taxes from the Cash Payment.

4            Support of Takeover Offer

4.1         The Parties shall use reasonable efforts to cooperate in all respects with each other, and to keep the respective other Party informed in all material aspects with respect to any communication given or received in connection with any filing, submission, investigation or proceeding relating to the Transaction.

4.2         Immediately upon execution of this Agreement, the Bidder will submit to and will obtain from Chris Pavlovski, in his capacity as the record and beneficial owner of a majority of the combined voting power of the outstanding Class A common stock, Class C common stock and Class D common stock of the Bidder, a duly executed written consent to approve and adopt this Agreement, including the issuance of the Offer Shares hereunder, which is attached hereto as Annex 4.2 (the “Written Consent”).

4.3         The Company and the Bidder agree that the filings to obtain the Clearances will be made as promptly as reasonably practicable after the Effective Date. The filings shall be made by the Bidder on behalf of all parties involved (except to the extent not permitted under applicable law), provided that the Bidder shall give due consideration to any comments the Company may have. All filing fees or other disbursements in connection with the Clearances shall be borne by the Bidder (excluding, for the avoidance of doubt, any fees of lawyers or other advisors of any person or party other than the Bidder).

4.4         To obtain the Clearances, the Bidder and the Company shall cooperate with each other, to the extent legally permissible, in all respects in connection with any additional submission, investigation or inquiry, supply to any competent authority as promptly as reasonably practicable any additional information requested pursuant to any applicable law and take all other procedural actions (other than offering remedies to mitigate competition concerns by a competent authority) required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire.

4.5         To the extent legally permissible, the Company hereby undertakes that from the Effective Date until to the earlier of (i) the termination of this Agreement, and (ii) the Closing, it will carry on the business of ND Group in all material respects in the ordinary course consistent with past practice, unless contemplated otherwise under this Agreement or the Bidder has given its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

4.6         To the extent legally permissible, the Company hereby undertakes that from the Effective Date until to the earlier of (i) the termination of this Agreement, and (ii) the Closing, it will refrain, and will procure that any other member of ND Group will refrain, from initiating any measures or steps which would materially and adversely affect the timely Closing. In particular, unless explicitly contemplated under this Agreement, neither the Company nor any other member of ND Group shall, directly or indirectly:

(a)        (i) solicit a Competing Offer or another transaction that, if implemented, could impair, interfere with, hinder or delay the Closing or (ii) enter into any communications, discussions, negotiations, correspondence or arrangements or make available any confidential documents relating to ND Group or its business with a view to soliciting any Competing Offer or such other transaction, provided that the Company may engage with a third party that submits a bona fide unsolicited

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proposal (in relation to which, prior to such engagement, no member of ND Group has breached clause (i) or (ii) above) that (A) the Management Board in good faith determines, in consultation with its financial and legal advisors, constitutes a Superior Offer, and (B) as of the end of the period set forth in Section 5.5, the Bidder has not exercised the Bidder’s right to match in accordance with Section 5.5 with respect to such Superior Offer, and provided further that the Company concurrently makes available to the Bidder, subject to applicable legal restrictions and customary safeguards, any non-public information it makes available to such third party to the extent such information was not previously provided to the Bidder;

(b)         increase the Company’s share capital or carry out any other equity or equity-linked transactions with respect to ND Shares, unless it is an increase of the Company’s share capital subscribed by Tether as a result of the drawing by the Bidder of the financing commitments under the Company Equity Commitment Agreement prior to Closing;

(c)         pay, or propose to pay, any dividend;

(d)         (i) lend money to, or forgive any indebtedness of, any person, or (ii) incur or modify any indebtedness, or issue or sell any debt securities or guarantee any debt securities of any person, in the case of each of foregoing clauses (i) and (ii), in excess of EUR 10,000,000, provided that the aggregate amount of such indebtedness shall not exceed EUR 50,000,000 in aggregate; provided that any such indebtedness is solely used to fund new business development opportunities (e.g., new data centers/GPUs); and provided further that no such indebtedness shall be secured by any lien on the assets of the ND Group;

(e)         purchase, sell, acquire, transfer or encumber any assets (including investments in intangible assets, fixed assets or financial assets) with an value exceeding EUR 20,000,000 in the aggregate (across all such transactions), either directly or indirectly, by way of amalgamation or another form of transformation, takeover, acquisition, transfer, disposal or similar transaction with one or more third parties or disposing of any such assets in any other manner, provided that (i) acquisitions funded with indebtedness pursuant to the proviso in clause (d) or (ii) the acquisition contemplated by the call option in Section 4.10 will be permitted to the extent made in accordance with Section 4.10;

(f)          enter into joint ventures or partnerships with third parties;

(g)         take any action that would reasonably be expected to impair, interfere with, impair, interfere, hinder, delay or otherwise adversely affect the Closing (including the satisfaction of any of the Offer Conditions);

(h)         otherwise take any action outside the ordinary course of business with a business impact of more than EUR 20,000,000; or

(i)          agree on any of the foregoing.

4.7         To the extent legally permissible, the Bidder hereby undertakes that from the Effective Date until to the earlier of (i) the termination of this Agreement, and (ii) the Closing, it will refrain, and will procure that any of the subsidiaries of the Bidder will refrain, from initiating any measures or steps which would prevent or materially impair the ability of the Bidder to perform its obligations under this Agreement. In particular, unless explicitly contemplated under this Agreement, the Transaction Support Agreements or the Written Consent, neither the Bidder nor any of its subsidiaries shall, directly or indirectly:

(a)         increase the Bidder’s authorized share capital or issue any shares of Class A common stock of the Bidder or equity-linked securities with respect to shares of Class A common stock of the Bidder except for (A) upon the exercise, conversion or vesting of any stock options or restricted stock of the Bidder, any warrants of the Bidder or any other equity awards of the Bidder, (B) upon the exchange of any exchangeable shares issued by 1000045728 Ontario Inc., a subsidiary of the Bidder, (C) upon the satisfaction of any contingency with respect to any securities that are subject to earn-out, forfeiture or other similar contingencies tied to the Bidder’s stock price, (D) pursuant

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to any equity incentive plans of the Bidder (or any successor equity plans), and (E) up to 20.0% of the issued and outstanding shares of Class A common stock and ExchangeCo Shares (as defined below) of the Bidder as of the date hereof in connection with bona fide acquisitions, mergers or strategic partnership transactions;

(b)         split, combine or subdivide any outstanding shares of Class A common stock of the Bidder, in each case to the extent the Offer Price and Offer Shares are not equitably adjusted to reflect such change;

(c)         redeem, purchase or otherwise acquire any outstanding shares of Class A common stock of the Bidder, except in connection with cashless exercises, net exercises or net cash settlement of or withholding under any stock options or restricted stock of the Bidder, any warrants of the Bidder or any other equity awards of the Bidder in accordance with their terms or the exchange of any exchangeable shares issued by 1000045728 Ontario Inc. (“ExchangeCo Shares”) in accordance with their terms;

(d)         take any action that would reasonably be expected to prevent or materially impair the ability of the Bidder to perform its obligations under this Agreement (including the satisfaction of any of the Offer Conditions);

(e)         commence any proceeding or file any petition in any court relating to bankruptcy, reorganization, insolvency, dissolution, liquidation or relief from debtors, in any case, in respect of Bidder, make any assignment for the benefit of creditors or apply for the appointment of a custodian, receiver or trustee, in any case, in respect of Bidder; or

(f)          agreeing on any of the foregoing.

4.8         The Parties shall promptly notify each other of the occurrence or non-occurrence of any event, which could be reasonably likely to result in the non-compliance with any of the relevant Party’s obligations under this Agreement, or which would otherwise be reasonably likely to have a negative impact on the completion of the Transaction. In particular, the Company will (i) inform the Bidder as soon as legally possible under statutory law and reasonably practical if it has been approached by a third party in relation to any expression of interest in acquiring a stake in the Company and/or any material assets of the ND Group outside the ordinary course of business (a “Competing Offer”), and (ii) to the extent legally permissible disclose to the Bidder the material terms and contents of such Competing Offer. The Company will not enter into any agreement which may reasonably interfere with such obligations.

4.9         Nothing in this Agreement shall prevent the Company, the Management Board, the Supervisory Board or any other member of the ND Group from acting in accordance with (i) their fiduciary duties under German law, in particular, the duty of care and loyalty under Sections 93 and 116 AktG; and (ii) their tasks and duties to the extent legally required, including the business judgment rule (Sections 76, 93 as well as 116 AktG).

4.10       The Company shall comply with its obligations under the Peak Mining Purchase Agreement and will not agree to any waiver or amendment of any terms thereof that would be materially adverse to the Bidder without the prior written consent of the Bidder. The Company shall not, and shall cause its affiliates not to, exercise, or purport to exercise, its call right pursuant to the CC Purchase Option Agreement (as defined in the Peak Mining Purchase Agreement) without the express prior written consent of the Bidder, not to be unreasonably withheld.

4.11       Prior to the Closing, the Bidder shall use reasonable best efforts to cause the Offer Shares issuable to holders who have validly tendered their ND Shares in connection with the Closing to be approved for listing on NASDAQ subject to official notice of issuance, including filing an application for the listing of the Offer Shares with NASDAQ as promptly as reasonably practicable after the Effective Date and to cause the application be accepted by NASDAQ as promptly as is practicable following its submission.

4.12       From and after the Effective Date, each of the Bidder and the Company shall promptly advise the other in writing of any legal actions, claims or legal proceedings commenced or threatened against such Party or its affiliates and/or its or their directors or executive officers relating to this Agreement and/or the Transaction, and shall keep the other Party promptly and reasonably informed regarding any such action, claim or legal proceeding. Each Party shall give the other Party the opportunity to participate in the defense or settlement of

Annex A-11

any such action, claim or legal proceeding and shall give due consideration to such other Party’s views with respect thereto. Neither the Bidder nor any of its subsidiaries, nor the Company nor any of its subsidiaries, shall agree to any settlement of any such action, claim or legal proceeding without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

4.13       The Parties acknowledge and agree that the Management Board and the Supervisory Board shall at all times, but subject to compliance with the express terms of this Agreement, including this Section 4, be free to take decisions and carry out measures, if and to the extent such decisions or measures are required under their respective fiduciary duties.

4.14       In connection with the proceedings of the European Public Prosecutor’s Office (“EPPO”) and the Swedish Tax Authority (“STA”) concerning allegations relating to the ND Group (the “Proceedings”), the Company shall, without undue delay, engage one or more internationally recognized law firms (“Law Firm”), mutually agreed among the Parties, to conduct an independent investigation of the facts and matters raised by the allegations in the Proceedings, in consultation with one or more criminal law experts instructed by the Company (“Criminal Law Expert”), in accordance with the agreed scope of the investigation (such matters collectively, the “Investigated Matters” and such investigation the “Law Firm Investigation”). The Company shall, without undue delay, enter into an engagement letter with the Law Firm (the “Law Firm Engagement Letter”) containing a scope of investigation substantially consistent with Schedule 4.14(b) and containing such other terms that are acceptable to the Bidder, acting reasonably.

4.15       The Bidder shall have rights to observe (“shadow”) the Law Firm Investigation, including, for the avoidance of doubt, related consultation with the Criminal Law Expert, as set out in Schedule 4.14(b); provided that such observer rights shall neither impair the Law Firm’s nor the Criminal Law Expert’s independence.

4.16       The Company shall, without undue delay, (i) instruct the Law Firm and the Criminal Law Expert and direct ND Group employees, directors, advisors and other representatives to cooperate in good-faith and in all respects in connection with the Law Firm Investigation and the Criminal Law Expert, (ii) use reasonable best efforts to timely produce and provide access to, all relevant data, records systems access and custodians (consistent with applicable law), (iii) use reasonable best efforts to direct any former employees, directors, advisors, representatives or other persons with knowledge of facts relevant to the Law Firm Investigation to cooperate with the Law Firm Investigation, (iv) implement appropriate legal holds and (v) not take any action directly, or indirectly, that could materially impede, delay or otherwise adversely affect the Law Firm Investigation or the Criminal Law Expert or the independence of the Law Firm or the Criminal Law Expert, provided that nothing herein shall prevent the ND Group from availing itself of all legal rights, remedies and defenses and contesting the Proceedings as it determines, in its sole authority, vis-à-vis the EPPO, the STA or any other relevant contest, order or dispute with any governmental authority, subject to Section 4.18. The Company shall not seek to limit or influence any findings or conclusions by the Law Firm or the Criminal Law Expert, which shall not prevent the Company from engaging in discussions to explain, or defend prior tax positions taken by the Company to the extent the Company deems such discussions beneficial or as otherwise may be requested by the Law Firm or the Criminal Law Expert.

4.17       The Company shall adhere to the terms of the Law Firm Engagement Letter. The Company shall not amend, modify, limit, terminate or waive any rights under, or otherwise alter the scope, work plan, deliverables, reporting obligations or independence of the Law Firm or the Criminal Law Expert under the Law Firm Engagement Letter without the Bidder’s consent.

4.18       The Company shall keep the Bidder promptly informed as to any material correspondence or communications with, and any material proceedings involving, any governmental or regulatory authority or prosecutor relating to the Proceedings (including, to the extent permitted, by providing copies of all material written notices received from any such authorities or prosecutors) and the Bidder shall have the right to review and comment on any material proposed written correspondence from the Company to any such authorities or prosecutors prior to submission of such written correspondence. Subject to applicable law, the Company shall not settle or compromise any proceeding relating to the Proceedings without the Bidder’s prior written consent (such consent shall not be unreasonably withheld, conditioned or delayed).

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4.19       As a condition to publication of the Offer Document, which condition can be waived solely by the Bidder, (i) the Bidder shall have been given access to the investigation report of the Law Firm (the “Law Firm Report”) and (ii) neither the Law Firm Report nor written statements from the Criminal Law Expert shall include either:

(a)         Any facts or findings that the ND Group owes (or is more likely than not to owe) unpaid VAT taxes and/or related penalties, fines and sanctions in an amount greater than EUR 200 million in the aggregate; or

(b)         Any facts or findings that would have or would reasonably be expected to have a material and adverse impact on the Bidder and its subsidiaries (the “Bidder Group”), the ND Group, or the combined business of the Bidder Group and the ND Group upon the Closing (each, a “Prohibited Finding”). A determination whether a Prohibited Finding has occurred or would reasonably be expected to occur shall take into account the reduction to the Offer Price already negotiated amongst the Parties and any financing available under the Company Equity Commitment Agreement and/or Rumble Equity Commitment Agreement and shall exclude facts or findings that:

(i)          the ND Group owes (or is more likely than not to owe) any amount of unpaid VAT taxes and/or related penalties, fines and sanctions to the extent that amount is equal to or less than EUR 200 million; and/or

(ii)         individual current or former employees, officers, directors, advisors or representatives of the ND Group are, or are more likely than not to be found, criminally liable under any applicable law solely arising from the ND Group’s failure to pay VAT taxes (unless such criminal liability would have or would reasonably be expected to have a material and adverse impact on the Bidder Group, the ND Group, or the combined business of the Bidder Group and the ND Group upon the Closing for reasons beyond such failure to pay VAT taxes, taking into account any reduction to the Offer Price already negotiated amongst the Parties and any financing available under the Company Equity Commitment Agreement and/or Rumble Equity Commitment Agreement);

(clauses (i) and (ii), each, a “Permitted Finding”).

4.20       As a condition to publication of the Offer Document, which condition may be waived solely by the Bidder, no competent governmental or regulatory authority shall have made a bona fide allegation in writing or taken any action that, except for Permitted Findings, would have or would reasonably be expected to have a material and adverse impact on the Bidder Group, the ND Group, or the combined business of the Bidder Group and the ND Group upon the Closing, taking into account the reduction to the Offer Price already negotiated amongst the Parties, any financing available under the Company Equity Commitment Agreement and/or Rumble Equity Commitment Agreement.

4.21       For purposes of determining whether any fact or finding (under Section 4.19(b)) or any bona fide allegation or action (under Section 4.20) would have or would reasonably be expected to have a material and adverse impact on the Bidder Group, the ND Group, or the combined business of the Bidder Group and the ND Group upon the Closing, such impact shall be measured subject to the Permitted Findings exceptions and relative to a baseline set of facts and circumstances which assumes that none of the the allegations in the Proceedings are accurate and, for the avoidance of doubt, the determination shall not be impacted or limited in any way by any knowledge that the Bidder may have acquired, or could have acquired, whether before or after the date hereof, relating to the Proceedings.

4.22       Any dispute relating to whether any fact or finding (under Section 4.19(b)) or any bona fide allegation or action (under Section 4.20) would have or would reasonably be expected to have a material and adverse impact on the Bidder Group, the ND Group, or the combined business of the Bidder Group and the ND Group upon the Closing shall be resolved in accordance with the procedures set forth in Schedule 4.22.

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5            Reasoned Statement by the Company’s Corporate Bodies on the Takeover Offer

5.1         Within ten (10) weekdays from the publication of the Offer Document, the Management Board and the Supervisory Board shall prepare a joint reasoned statement materially in line with a statement that would be given pursuant to Section 27 WpÜG (begründete Stellungnahme) (the “Reasoned Statement”). The Company shall give the Bidder three (3) Business Days to review the draft Reasoned Statement and give due consideration to any comments the Bidder may have. In case of dispute on the content of the Reasoned Statement, the Company, acting reasonably, shall have the ultimate decision right. The same shall apply to any amendment to the Reasoned Statement of the Management Board and the Supervisory Board.

5.2         Within two (2) weeks from the publication of the Offer Document, the Company shall publish the Reasoned Statement on its website.

5.3         The members of the Management Board and the Supervisory Board shall reflect in their Reasoned Statement that the Management Board and the Supervisory Board, after having duly reviewed and analyzed the Takeover Offer (including reviewing the Offer Document as to whether, in particular, it complies with this Agreement or contains any material deviations from the transaction parameters agreed herein) and acting in good faith with regards to their respective duties, especially their fiduciary duties under German law, in particular the duty of care and loyalty and the business judgement rule under Section 93 AktG, (i) regard the Offer Price as fair, adequate and attractive, (ii) welcome and support the Takeover Offer and (iii) recommend to the holders of ND Shares that they tender their ND Shares into the Takeover Offer, provided that:

(a)         the Takeover Offer complies with the terms of this Agreement;

(b)         no Superior Offer has been presented to the Management Board or otherwise publicly announced, unless the Bidder has exercised the Bidder’s right to match in accordance with Section 5.5 within the time period specified therein;

(c)         it has been confirmed immediately prior to the resolutions of the Management Board and Supervisory Board on the issuance of the Reasoned Statement in a fairness opinion to be issued by a renowned external financial advisor to the Company that the exchange ratio is fair and adequate thereby conforming their analysis presented to the Management Board and the Supervisory Board prior to the signing of this Agreement ;

(d)         the Bidder not having taken any act, including making any public statement, which clearly contradicts its intention to fulfil its obligations under this Agreement; and

(e)         no other circumstances exist that, in the reasonable opinion of the Management Board and/or Supervisory Board, acting in good faith with due regard to their respective duties under German law, would cause the members of the Management Board and/or the Supervisory Board to violate their duties by welcoming and supporting the Takeover Offer (clauses (a), (b), (c), (d) and (e), the “Recommendation Requirements”).

5.4         For purposes of Section 5.3(b) above, “Superior Offer” means any bona fide unsolicited proposal (in relation to which no member of ND Group has breached clause (i) or (ii) of Section 4.6(a)) by a third party that Management Board and Supervisory Board have determined in good faith, after consultation with its financial and legal advisors, would result in a fully financed (certain funds) Competing Offer which, taking into account all elements of such offer (including the offer price), provide for substantially more beneficial terms than the Takeover Offer.

5.5         In the event of a Superior Offer, the Company shall notify the Bidder as promptly as reasonably practicable after becoming aware of such Superior Offer, of the terms of such Superior Offer and also that the Bidder has the right to match such more beneficial terms within ten (10) Business Days following the publication of the offer document relating to such Superior Offer. The Bidder shall then have ten (10) Business Days to exercise its right to match with respect to such Superior Offer, with the understanding that this Section 5.5 shall apply to any subsequent amendment of the original Superior Offer or any new Superior Offer.

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5.6         Subject to the terms herein, from the Effective Date and as long as the Recommendation Requirements remain fulfilled, the Management Board and the Supervisory Board shall not (i) withdraw or amend adversely to the Bidder or withdraw their intention, or otherwise breach their obligation, to give, the Reasoned Statement, (ii) act, including by making any public statement, in a manner that does not comply with the terms of this Agreement and (A) after its publication, would be contrary to the Reasoned Statement and could adversely affect the Closing, (B) recommend that holders of ND Shares take or consider taking any action that could prevent, delay or otherwise adversely affect the Closing or (C) recommend (or agree or resolve to recommend) a Competing Offer. For the avoidance of doubt, the failure of the Recommendation Requirements to be fulfilled shall not by itself give the Company the right to terminate this Agreement and this Agreement shall only be permitted to be terminated in accordance with Article 12.

5.7         From the Effective Date to the earlier of the termination of this Agreement and the Closing, the Company, in consideration of the Bidder agreeing and undertaking to comply with its obligations under this Agreement and to pursue the Takeover Offer and the Transaction in accordance with this Agreement, shall support the Takeover Offer and the Transaction in any and all publications and communications that relate to the Transaction.

6            Representations and Warranties

6.1         The Parties warrant to each other that except as set forth in (i) the consolidated financial statements of the Company prepared in accordance with IFRS and, to the extent available, including the unaudited interim financial statements as of and for the six-month period ended June 30, 2025, (ii) the consolidated financial statements of the Bidder prepared in accordance with US GAAP, and/or (iii) Annex 6.1, the following statements with respect to themselves are true and correct as of the date hereof, unless a statement is only given by one Party:

(a)         Each Party is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable law) under the laws of its jurisdiction of organization. Each of such Party’s subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization.

(b)         Each Party and each of its subsidiaries has all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

(c)         As of the date hereof, the current share capital of the Company amounts to EUR 64,196,677.00 and is divided into 64,196,677 no-par value bearer shares.

(d)         As of the date hereof, the authorized capital stock of the Bidder consists of 700,000,000 shares of Class A common stock, 170,000,000 shares of Class C common stock, 110,000,000 shares of Class D common stock, and 20,000,000 shares of preferred stock. As of November 5, 2025, there were outstanding (i) 215,380,826 shares of Class A common stock (20,800,886 of which are held in escrow subject to earn-out conditions and 1,963,750 of which are held by the former SPAC sponsor subject to forfeiture), (ii) 123,690,477 shares of Class C common stock, (iii) 95,791,120 shares of Class D common stock and (iv) no shares of preferred stock.

(e)         Except with respect to the Stock Options with respect to the Company or as set forth on Annex 6.1(e) with respect to the Bidder, as of the date hereof, there are no warrants, options or other instruments that would require a Party to issue additional shares, including instruments convertible into or exchangeable for shares of a Party.

(f)          No Party holds any treasury shares.

(g)         Each Party has received all necessary internal approvals to execute this Agreement and to consummate the Transaction.

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(h)         Neither the execution and delivery by a Party of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation of the Takeover Offer and the other transactions contemplated hereby, will result in any breach or violation of, or a default under, the provisions of the organizational documents of such Party, or any law applicable to it.

(i)          The audited consolidated financial statements as of and for the fiscal year ended December 31, 2024 and the unaudited consolidated interim financial statements as of and for the six-month period ended June 30, 2025 of the Bidder (A) fairly present in all material respects the consolidated financial position and the results of operations, cash flows and changes in stockholders’ equity of the Bidder as of the dates and for the periods referred to therein and (B) have been prepared in all material respects in accordance with US GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and where information and footnotes contained in such financial statements are not required to be in compliance with US GAAP).

(j)          The audited consolidated financial statements as of and for the fiscal year ended December 31, 2024 and, to the extent available, the unaudited consolidated interim financial statements as of and for the six-month period ended June 30, 2025 of the Company (A) give a true and fair view in all material respects of the consolidated financial position and the results of operations, cashflows and changes in stockholders’ equity of the Company as of the dates and for the periods referred to therein and (B) have been prepared in all material respects in accordance with IFRS.

(k)         As of the date hereof, neither any Party nor any Party’s subsidiaries is in conflict with, or in default or violation of, (i) any laws or (ii) any agreement to which such Party or subsidiary is a party or by which such Party or subsidiary is bound or affected, unless in each case this would not be expected to have a material adverse effect on the relevant Party.

(l)          As of the date hereof, each Party and each Party’s subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other authorizations, consents and approvals necessary to conduct its business as presently conducted, unless in each case this would not be expected to have a material adverse effect on the relevant Party.

(m)        There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of such Party, threatened against any Party, any of its subsidiaries or any of their respective directors or officers in their capacity as such, unless in each case this would not be expected to have a material adverse effect on the relevant Party.

(n)         Neither Party nor any of its subsidiaries nor, to the knowledge of such Party, any officer or director of such Party, has in the past three (3) years, directly or indirectly, in violation of any applicable anti-corruption law, corruptly offered, paid, given, promised, authorized, requested, solicited or accepted any money, financial or other advantage or anything else of value, to or from any person.

(o)         Both the Bidder’s group and ND Group have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable anti-corruption laws, trade sanctions and export control laws.

(p)         Annex 6.1 (p) contains a true and correct overview of the stock options issued by the Company and outstanding as of the Effective Date (the “Stock Options”), including the relevant exercise prices.

6.2         Each Party acknowledges and agrees that the representations and warranties pursuant to Section 6.1 (i) constitute the sole and exclusive representations and warranties in connection with the Takeover Offer, (ii) are solely given for informational purposes (reine Wissenserklärungen zu Informationszwecken), (iii) shall not create any legal liability on the part of, and be without any recourse against the Party making the relevant representations and warranties to the fullest extent permitted under applicable laws, and (iv) shall not give any Party a right to withdraw from, rescind or otherwise terminate this Agreement based on an alleged or actual incorrectness of a representations or warranty, or otherwise, except for any statutory rights that apply under applicable law in case of willful misconduct (Vorsatz) or fraud (Arglist) which shall remain unaffected.

Annex A-16

6.3         All other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by the Parties. As a matter of precaution, each Party hereby waive vis-à-vis the respective other Party, to the fullest extent permissible under applicable law, any claims under or in connection with the representations and warranties pursuant to Section 6.1, other than for any statutory rights that apply under applicable law in case of willful misconduct (Vorsatz) or fraud (Arglist) which shall remain unaffected.

7            Stock Options of the Company

7.1         The Company undertakes that without the prior written consent of the Bidder, it will not amend or modify the terms of any Stock Options or offer or accept any settlement of Stock Options for which the conditions for exercising such Stock Options are not fulfilled.

8            Domination and Profit and Loss Transfer Agreement; Delisting; Squeeze-out

8.1         The Bidder undertakes to not enter into a domination and profit and loss transfer agreement (the “DPLTA”) for a period of at least three (3) years after Closing.

8.2         The Parties agree that the inclusion of ND Shares in the open market (Freiverkehr) of the Munich Stock Exchange and Frankfurt Stock Exchange, and, if applicable, any other stock exchange, at the request of the Company after Closing will no longer be in the interest of the Company, and therefore agree that such inclusion shall be terminated after Closing, to the extent legally permissible (delisting).

8.3         The Company, subject to the fiduciary duties of the Management Board and Supervisory Board, agrees to assist in a delisting of the ND Shares by taking all steps reasonably necessary for achieving such delisting as soon as reasonably practicable upon the Bidder’s request. The Parties agree that taking into account the terms of the Takeover Offer, a separate delisting tender offer will not be required.

8.4         If at any time after Closing the Bidder directly holds ND Shares corresponding to 90% or more of the Company’s share capital pursuant to Section 62 para 5 of the German Transformation Act (Umwandlungsgesetz), but less than 95% of the Company’s share capital pursuant to Sections 327a para. 2, 16 para. 2, para. 4 AktG, the Bidder will consider carrying out a squeeze-out of minority shareholders by merging the Company into the Bidder pursuant to Section 62 of the German Transformation Act (Umwandlungsgesetz) in conjunction with Section 327a et seqq. AktG (squeeze out under German transformation law (umwandlungsrechtlicher Squeeze-out)), provided that the Bidder may, in its sole discretion, decide not to effect such squeeze-out.

8.5         If at any time after Closing the Bidder directly holds ND Shares corresponding to 95% or more of the share capital of the Company pursuant to Sections 327a para. 2, 16 para. 2, para. 4 AktG, the Bidder will consider carrying out a squeeze-out of minority shareholders pursuant to Sections 327a et seqq. AktG (squeeze-out under German stock corporation law (aktienrechtlicher Squeeze-out)), provided that the Bidder may, in its sole discretion, decide not to effect such squeeze-out.

8.6         The Company will, subject to the fiduciary duties of the Management Board and Supervisory Board, assist in any squeeze-out pursuant to Section 8.4 or Section 8.5 by taking all steps reasonably necessary for achieving such squeeze-out as soon as possible upon the Bidder’s request.

9            Strategy

9.1         The objective of the Takeover Offer is to strategically support the growth strategy of ND Group on a sustainable basis.

9.2         The Bidder does not intend to change the structure of ND Group with a holding company and several subsidiaries.

9.3         The Bidder does not intend to relocate the corporate seat of the Company from Frankfurt am Main, Germany.

10          Corporate Governance

10.1       Management Board

(a)         The Bidder intends to constructively cooperate with the Management Board of the Company and the extended management team following Closing.

Annex A-17

(b)         The Management Board of the Company shall continue to manage ND Group independently and exclusively in their own responsibility pursuant to and within the framework of German law.

10.2       Supervisory Board

(a)         The Supervisory Board shall continue to consist of three (3) members. The Bidder does not intend to change the size of the Supervisory Board.

(b)         The Bidder intends to be represented in the Supervisory Board in a manner which appropriately reflects its shareholding following Closing.

11          Workforce and Employees

11.1       The Bidder acknowledges that ND Group’s skilled and dedicated workforce and its high competence and strong commitment are the foundation for the future success of ND Group. In doing so, the Bidder is also committing to the office locations of ND Group and to safeguarding the jobs and sustainably enhancing the competitiveness of ND Group.

11.2       The Bidder intends to engage in a constructive dialogue with all of ND Group’s employees and to support ND Group in pursuing a successful transition after Closing, maintaining and developing an attractive and competitive framework to retain an excellent global employee base and to continue efforts to attract and develop talent.

11.3       The Bidder undertakes that after Closing, the Bidder will seek to:

(a)         maintain employment conditions of ND Group in the ordinary course of business materially consistent with past practice;

(b)         not to cause ND Group to take, or initiate, any action aimed at the amendment or termination of existing shop agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifverträge) or similar agreements, in particular relating to work conditions of ND Group employees;

(c)         respect the rights of the employees of ND Group under applicable laws, regulations, arrangements and agreements;

(d)         maintain for calendar years 2025 and 2026 the existing performance evaluation system of ND Group, with current ND Group management remaining solely responsible for the individual performance evaluations for 2025, and members of current ND Group management remaining involved in the individual performance evaluations for 2026;

(e)         not to terminate current ND Group employees prior to 31 December 2026 without consultation with the current ND Group management; and

(f)          not to cause any member of ND Group to initiate any action aimed at a change of the employer’s collective bargaining jurisdiction (Tarifzuständigkeit auf Arbeitgeberseite).

12          Term; Termination

12.1       The Agreement provides for a fixed term automatically ending two (2) years after the Effective Date.

12.2       The Agreement may be terminated as follows:

(a)         by either Party if:

(i)          the Takeover Offer lapses as a result of non-satisfaction of any of the Offer Conditions prior to the End Date; provided, however, that the terminating Party is not then in breach, in any material respect, of any of its material covenants or agreements under this Agreement relating to the relevant Offer Condition;

Annex A-18

(ii)         the Takeover Offer has not been settled by the End Date; provided, however, that the failure of the Takeover Offer to have settled by the End Date is not the result of the terminating Party’s breach, in any material respect, of any of its material covenants or agreements under this Agreement;

(iii)        if it becomes impossible for an Offer Condition to be ultimately fulfilled; provided, however, that the terminating Party is not then in breach, in any material respect, of any of its material covenants or agreements under this Agreement relating to the relevant Offer Condition; or

(iv)        if any competent governmental authority or court in the jurisdictions set forth in Annex 12.2(a)(iv) has permanently enjoined the Closing;

(b)         by the Company if:

(i)          the Bidder does not announce its intention to launch the Takeover Offer within five (5) Business Days from the date hereof;

(ii)         the Takeover Offer is launched but (A) it materially deviates from the terms and conditions set forth in this Agreement, in particular the Offer Conditions, and (B) the Company has not approved such other terms and conditions, modifications and/or deviations in writing;

(iii)        in the period between the Effective Date and the date of the publication of the Offer Document a Material Bidder Compliance Violation occurs. “Material Bidder Compliance Violation” means that between the publication of the Offer Document and the expiration of the Offer Period, any criminal offense (Straftat) or administrative offense (Ordnungswidrigkeit) (including any concrete reason of suspicion) by the Bidder or any of its subsidiaries (nachgeordnet verbundene Unternehmen) within the meaning of Sections 15 et seq. AktG (the “Bidder Group”, a member of a corporate body of the Bidder or a member of Bidder Group, while any such person was operating in their official capacity at, or on behalf of, the Bidder or a member of Bidder Group, under any applicable administrative or criminal laws in the United States, Germany or any other jurisdiction whose laws apply to operations of the Bidder or the relevant member of Bidder Group relating to bribery offenses and corruption or to any violation of any export sanctions administered or enforced by the United Nations Security Council, the European Union, has occurred or becomes known, either via publication by the Bidder Group or otherwise, in each case if the occurrence of such offenses constitutes or would constitute inside information for the Bidder pursuant to Art. 7 MAR or comparable U.S. securities laws, or constituted such inside information prior to its publication;

(iv)        the Bidder violates its material obligations under this Agreement and such violation has not been cured within thirty (30) Business Days after the date on which the Company has informed the Bidder of such breach; or

(v)         Mr. Pavlovski fails to deliver the Written Consent within 24-hours following the execution of this Agreement.

(c)         by the Bidder if:

(i)          in the period between the Effective Date and the date of the publication of the Offer Document a Target Insolvency, a Material Compliance Violation (excluding, for the avoidance of doubt, the Proceedings) occurs;

(ii)         the Management Board and/or the Supervisory Board do not issue, or they modify (in a manner adverse to Bidder) or withdraw, the Reasoned Statement during the Offer Period;

(iii)        the Company violates its obligations under Section 4.6(a) of this Agreement;

Annex A-19

(iv)        the Company violates any of its obligations under Section 4.6(b) – (i) or Section 4.8 of this Agreement in any material respect and such violation has not been cured within thirty (30) Business Days after the date on which the Bidder has informed the Company of such breach; or

(v)         a Superior Offer has been endorsed by the Management Board and Supervisory Board.

12.3       Notice of any termination must be given in writing and must be made within ten (10) Business Days after the terminating Party becomes aware of the event providing grounds for the termination right. In the event of termination of this Agreement, this Agreement shall have no further effect save for those provisions the surviving of which is expressly agreed on in this Agreement (and which shall remain in full force and effect) but without prejudice to the rights and claims of each Party accrued until termination.

12.4       The right to terminate this Agreement for good cause (aus wichtigem Grund) shall remain unaffected. Good cause shall exist where the terminating Party, taking into account all circumstances of the specific case and weighing the interests of the Parties, cannot reasonably be expected (unzumutbar) to continue the contractual relationship through the remainder of the agreed fixed term (Section 314 para. 1 sentence 1 of the German Civil Code (Bürgerliches Gesetzbuch)).

12.5       The provisions of this Section 12 are without prejudice to any other statutory remedies (other than statutory withdrawal rights) which may be available to any Party.

13          Miscellaneous

13.1       Notices. All notices and requests required or permitted under this Agreement shall be made in writing in the English language and delivered by hand, by courier, by telefax or by email to the person at the address set forth below, or such other person or address as may be designated by the respective Party to the other Parties in the same manner:

(a)         if to the Bidder

Bidder
Rumble Inc.
444 Gulf of Mexico Dr.
Longboat Key, FL 34228

with a copy to (which shall not constitute notice hereunder):

Willkie Farr & Gallagher LLP
Attn. Russell L. Leaf; Sean M. Ewen
787 Seventh Avenue
New York, NY 10019-6099, USA
Email: rleaf@willkie.com; sewen@willkie.com

(b)         if to the Company

Northern Data AG
Attn. Aroosh Thillainathan; John Hoffman
An der Welle 3
60322 Frankfurt am Main, Germany

Email:

with a copy to (which shall not constitute notice hereunder):

Latham & Watkins LLP
Attn. Robert Katz; James Gorton
1271 Sixth Avenue
New York, NY 10020-1300, USA
Email: robert.katz@lw.com; james.gorton@lw.com

Annex A-20

Gleiss Lutz Hootz Hirsch PartmbB Rechtsanwälte, Steuerberater
Attn. Dr. Stephan Aubel
Taunusanlage 11
60329 Frankfurt am Main, Germany
Email: stephan.aubel@gleisslutz.com

13.2       Public Announcements. Except for (i) the press release set forth in Section 1.3 and (ii) with respect to disclosures that are consistent with prior disclosures made in compliance with this Section 13.2 or any communications plan or strategy previously agreed on by the Parties in writing, the Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable law, court process or rules of any securities exchange. The Parties agree that all formal employee communication programs or announcements with respect to the Transaction shall be in forms mutually agreed by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed), provided, however, that no further mutual agreement shall be required with respect to any such programs or announcements that are consistent with prior programs or announcements made in compliance with this Section 13.2.

13.3       Title Insurance Policy; Survey; RWI Insurance.

(a)         Prior to the Closing, the Company agrees to cause each of its subsidiaries to reasonably cooperate with Bidder to obtain any Title Insurance Policy with respect to any real property owned by the Company (“Real Property”) that Bidder elects to obtain in its sole and absolute discretion, which shall include delivering, or causing to be delivered, to Bidder the affidavits, indemnities, undertakings, certificates, estoppels, broker lien waivers or other assurances reasonably required for the Title Company to issue the Title Insurance Policy, including the non-imputation endorsement, at Bidder’s sole cost. Bidder may, at its sole option and expense, obtain an ALTA (or equivalent) survey on each parcel of Real Property and such other reports or documents customarily obtained by purchasers of real property. Prior to the Closing, the Company shall cause its subsidiaries to grant Bidder reasonable access to the Real Property in accordance with all applicable laws and upon reasonable advance notice for purposes of obtaining such surveys.

(b)         For purposes of Section 13.3(a), the definition of “Title Insurance Policy” means an owner’s title insurance policy insuring good and valid fee simple or leasehold title (as the case may be) to the applicable Real Property, which policy shall: (i) be in amount, form and substance reasonably satisfactory to Bidder; (ii) have an effective date as of the Closing; (iii) provide title insurance coverage for such Real Property with exceptions reasonably acceptable to Bidder; (iv) include a non-imputation endorsement; and (v) include such other endorsements as may be reasonably requested by Bidder but may include endorsements providing for extended coverage over the standard title exceptions, zoning, contiguity, access, compliance with any covenants, conditions and restrictions of record and single tax parcel.

(c)         For purposes of Section 13.3(a), the definition of “Title Company” means First American Title Insurance Company.

(d)         From the date of this Agreement until the Closing, the Company shall use reasonable efforts to fully cooperate with Bidder and its representatives in connection with Bidder’s efforts to remove any “exclusions” under the purchaser-side representations and warranties insurance policy (“RWI Policy”) issued by Euclid Transaction, LLC (“RWI Provider”) to Bidder in connection with the Transaction based on incomplete information provided to the RWI Provider as of the date of the RWI Policy. Such cooperation shall include, without limitation, providing access to and participation in due diligence sessions, reconsenting fully and accurately to information and document requests, making relevant personnel reasonably available for interviews and meeting (including with the underwriters and their advisors), and executing and delivering such customary authorizations, certificates, or consents as may be required by the underwriters of such insurance.

Annex A-21

13.4       Assignment. Except as expressly set forth in this Agreement, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Parties.

13.5       Third-Party Beneficiaries. Neither this Agreement nor any provision contained in this Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties.

13.6       Fees and Expenses. Except as expressly set forth in this Agreement, each Party shall bear all costs, expenses and fees (including fees for obtaining legal advice) it incurs in connection with this Agreement and the transactions contemplated hereunder, whether or not the transactions contemplated hereunder are consummated.

13.7       Entire Agreement, Amendments and Waivers. This Agreement (including all Annexes hereto) constitutes the whole and only agreement between the Parties relating to the Transaction. Any provision of this Agreement may be amended or waived only if such amendment or waiver is by written declaration executed by all Parties and explicitly referring to this Agreement. The foregoing shall also apply with respect to a waiver of the requirement of the written form pursuant to this Section 13.7.

13.8       DPLTA. For the avoidance of doubt, nothing in this Agreement shall limit the rights and obligations of the Bidder towards the Company which would arise from a DPLTA pursuant to Sections 308, 309 AktG (if entered into).

13.9       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without recourse to any conflicts of law provisions.

13.10     Jurisdiction. Any dispute arising out of or in connection with this Agreement and its Annexes or their validity shall be finally adjudicated by the ordinary courts. Venue for all disputes under this Agreement shall, to the extent legally possible, be Frankfurt am Main, Germany.

13.11     Interpretation, Definitions.

(a)         The headings of the sections and subsections in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

(b)         Words such as “hereof”, “herein” or “hereunder” refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The term “including” shall mean “including, without limitation”.

(c)         The term “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks in Frankfurt am Main, Germany, and/or New York, New York, United States of America, are generally closed.

13.12     Severability. Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslücke), in this case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter, or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein, in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

13.13     Language. This Agreement is made in the English language. If a German word is added in italics, the German meaning of such word shall prevail.

(Signature pages follow)

Annex A-22

SIGNATURES

Northern Data AG
/s/ John Hoffman
John Hoffman
Co-Chief Executive Officer
Rumble Inc.
/s/ Christopher Pavlovski
Christopher Pavlovski
Chief Executive Officer

Annex A-23

Annex (E)

Shareholder Loan Amendment Agreement

Annex A-24

Annex (F)

Company Equity Commitment Agreement

Annex A-25

Annex (G)

Rumble Equity Commitment Agreement

Annex A-26

ANNEX 1.3

Bidder Press Release

Annex A-27

ANNEX 3.4(a)

Merger Control Authorities

Annex A-28

ANNEX 3.4(b)

Investment Control Clearances

Annex A-29

ANNEX 4.2

Written Consent

Annex A-30

ANNEX 6.1(e)

Bidder Stock Options/Warrants

Annex A-31

ANNEX 6.1(p)

Company Stock Options

Annex A-32

ANNEX 12.2(a)(iv)

Governmental Authorities

Annex A-33

Annex B

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [______________], is made and entered into by and between Rumble Inc., a Delaware corporation (the “Company”), and Tether Investments S.A. de C.V. (the “Investor”).

RECITALS

WHEREAS, the Company and the Investor are parties to that certain Registration Rights Agreement, dated as of February 7, 2025 (the “February 2025 Registration Rights Agreement”) pursuant to which the Company granted the Investor certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company and the Investor are parties to (a) that certain Transaction Support Agreement, dated November 10, 2025 (the “Transaction Support Agreement”), pursuant to which, among other matters, the Company issued to the Investor and/or may issue to Investor newly issued shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) in exchange for no par-value bearer shares of Northern Data AG, a German stock corporation (Aktiengesellschaft), each with a nominal amount of EUR 1.00 or in exchange for other consideration, pursuant to the terms of the Transaction Support Agreement; (b) that certain Equity Commitment Agreement, dated November 10, 2025 (the “Equity Commitment Agreement”), pursuant to which, among other matters, the Company issued and sold and/or may issue and sell Common Stock to the Investor, and the Investor purchased and/or may purchase Common Stock from the Company pursuant to the terms of the Equity Commitment Agreement; and (c) that certain Sale and Transfer and Amendment and Restatement Agreement, dated November 10, 2025, and the Loan Agreement, dated as of [•] (the “A&R and Loan Agreements”), pursuant to which, among other matters, the Company issued and sold Common Stock to the Investor, and the Investor purchased Common Stock from the Company, pursuant to the terms of the A&R and Loan Agreement (collectively, the “Issuances”);

WHEREAS, pursuant to Section 5.5 of the February 2025 Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the “Holders” of a majority-in-interest of the “Registrable Securities” (as such terms are defined in the February 2025 Registration Rights Agreement) at the time in question;

WHEREAS, as of the date hereof, Investor holds all of the “Registrable Securities” (as such term is defined in the February 2025 Registration Rights Agreement); and

WHEREAS, as contemplated by the Transaction Support Agreement, the Company and the Investor desire to amend and restate the February 2025 Registration Rights Agreement in order to provide the Holders (as defined below) with substantially similar registration rights with respect to additional securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“A&R and Loan Agreement” shall have the meaning given in the Recitals hereto.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with the executive officers of and counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

Annex B-1

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Class C Common Stock” shall mean the Company’s Class C common stock, par value $0.0001 per share.

“Closing” shall have the meaning set forth in the Transaction Support Agreement.

“Company” shall have the meaning given in the Preamble.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Equity Commitment Agreement” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“ExchangeCo Shares” means exchangeable shares in the capital of 1000045728 Ontario Inc., which shares are (a) issued “in tandem” with shares of Class C Common Stock and (b) exchangeable for shares of Common Stock.

“Existing Registration Rights Holders” shall mean the parties to the September 2022 Registration Rights Agreement (other than the Company).

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Fully Diluted Basis” shall mean, as of any time of determination, all issued and outstanding shares of Common Stock as of such time, assuming for purposes of the calculation that all outstanding ExchangeCo shares have been exchanged for shares of Common Stock (with a concomitant redemption of shares of Class C Common Stock).

“Holders” shall mean the Investor, and its successors and assigns, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2; provided, that upon any Holder (or any such person or entity) ceasing to hold Registrable Securities, they shall cease to be a Holder.

“Issuances” shall have the meaning given in the Recitals hereto.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean (a) any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities pursuant to (i) the Transaction Support Agreement or this Agreement or (ii) any other applicable agreement between such Holder and the Company, and (b) any transferee thereafter of any person or entity referenced in the preceding clause (a).

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

Annex B-2

“Pre-Funded Warrants” means the pre-funded warrants that may be issued in lieu of shares of Common Stock pursuant to the terms of the Transaction Support Agreement, the Equity Commitment Agreement or the A&R and Loan Agreement.

“Pro Rata” shall mean, in the context of a Registration involving multiple Holders of Registrable Securities or holders of Common Stock, as applicable, the percentage derived by dividing (x) the aggregate number of Registrable Securities and/or shares of Common Stock proposed to be sold by such participant in such Registration by (y) the aggregate number of Registrable Securities and/or shares of Common Stock proposed to be sold by all participants in such Registration.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Common Stock issued to the Investor pursuant to the Issuances (including any Issuances that occur after the Closing), (b) the shares of Common Stock issuable to the Investor pursuant to the Pre-Funded Warrants, (c) to the extent not included within the preceding clause (a) or (b), any outstanding shares of Common Stock or any other security (including the shares of Common Stock issued or issuable upon the exercise of any other security) of the Company held by a Holder as of the Closing, and (d) any other equity security of the Company issued or issuable with respect to any share of Common Stock described in the foregoing clauses (a) through (c) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement (except any transfer to a Permitted Transferee); (ii) such securities shall have ceased to be outstanding; (iii) such securities shall have been sold without registration pursuant to Rule 144; or (iv) such securities shall have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction. Notwithstanding the foregoing, when the term “Registrable Security” is used herein in the express context of Company securities owned by the Existing Registration Rights Holders, “Registrable Security” shall have the meaning given to such term in the September 2022 Registration Rights Agreement.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Shelf Underwritten Offering or a Demand Registration to be registered for offer and sale in the applicable Registration.

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“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, or any successor rule promulgated thereafter by the SEC.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Guidance” means (i) any publicly-available written or oral guidance of the SEC staff, or any comments, requirements or requests of the SEC staff whether formally or informally or publicly or privately and (ii) the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“September 2022 Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated as of September 16, 2022, by and among the Company, CFAC Holdings VI, LLC, a Delaware limited liability company, and certain other stockholders of the Company party thereto.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Transaction Support Agreement” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall, as soon as practicable but no later than the date that is 15 days immediately after the Closing, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) sixty (60) calendar days following the filling thereof (or 90 calendar days following the filing thereof if the SEC notifies the Company that it will “review” the Registration Statement), and (ii) the second (2nd) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the SEC pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such

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Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall cause such Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended or to file and bring effective a new Registration Statement, to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, the Company shall not be required to supplement, amend and/or bring a new Registration Statement effective more frequently than once per fiscal quarter. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its best efforts to file a Form S-1 Shelf as promptly as practicable (but in any event, within ten (10) calendar days) to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $35,000,000 from such Shelf Underwritten Offering or (b) reasonably expect to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $10,000,000. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice that is not a Block Trade, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall use commercially reasonable efforts to include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holders after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities by the Company. Notwithstanding anything to the contrary set forth in this subsection 2.1.3 or subsection 2.2.1, a request by any Holder(s) for a Shelf Underwritten Offering pursuant to this subsection 2.1.3 shall count as a Demand Registration for purposes of the limitations on the number of Demand Registrations set forth in the last sentence of subsection 2.2.1 for so long as the Registrable Securities requested to be sold in such Shelf Underwritten Offering by such Holder(s) pursuant to this subsection 2.2.1 (after giving effect to any to reductions consistent with the Pro Rata calculations in Section 2.2.4) have actually been sold in connection therewith.

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2.1.4 Holder Information Required for Participation in Shelf Registration. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall notify each Holder in writing of the anticipated filing of such Registration Statement (which may be by email), and request from each Holder all information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the third (3rd) business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering the Registrable Securities, the Holders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the Holders (for purposes of this subsection 2.2, the “Demanding Holders”), may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) pursuant to such Demand Registration, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of eight (8) Registrations pursuant to a Demand Registration by the Holders under this subsection 2.2.1 with respect to any or all Registrable Securities held by such Holders; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the SEC with respect to a Registration pursuant to a Demand Registration has been declared effective by the SEC and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the SEC, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (a) such stop order or injunction is removed, rescinded or otherwise terminated, and (b) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

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2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders which can be sold without exceeding the Maximum Number of Securities (it being understood and agreed that the number of Registrable Securities included in any Registration pursuant to this clause (i) shall be calculated on a Pro Rata basis as among the Holders); (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), any of the Existing Registration Rights Holders exercising their right to register their Registrable Securities pursuant to the September 2022 Registration Rights Agreement, (it being understood and agreed that the number of Registrable Securities included in any Registration pursuant to this clause (ii) shall be calculated on a Pro Rata basis as among the Existing Registration Rights Holders exercising their contractual rights to participate in such Registration); (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) and (ii), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. Any of the Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least one (1) business day prior to the effectiveness of the Registration Statement filed with the SEC with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation,

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pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of (i) Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof and (ii) the Existing Registration Rights Holders exercising their right to register their Registrable Securities pursuant to the September 2022 Registration Rights Agreement, in each case, which can be sold without exceeding the Maximum Number of Securities (it being understood and agreed that the number of Registrable Securities included in any Registration pursuant to this clause (B) shall be calculated on a Pro Rata basis as among the Holders and the Existing Registration Rights Holders who are exercising their contractual rights to participate in such Registration); and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the

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Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Shelf Underwritten Offering pursuant to subsection 2.1.3 or a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested a Shelf Underwritten Offering or an Underwritten Registration, as applicable, and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Shelf Underwritten Offering or Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer such Shelf Underwritten Offering or the filing of such Registration Statement at such time, as applicable, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board or the Chief Executive Officer stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company for such Shelf Underwritten Offering to be commenced or such Registration Statement to be filed, as applicable, in the near future and that it is therefore essential to defer such Shelf Underwritten Offering or the filing of such Registration Statement, as applicable. In such event, the Company shall have the right to defer such offering or filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any 12-month period, or for an aggregate period of more than ninety (90) days in any twelve month period (the “Aggregate Blocking Period”).

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.6 Rule 415; Removal. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure

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Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the SEC requiring a Holder to be named as an “underwriter,” the applicable Holders) and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the applicable Holders is an “underwriter.” The Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities held by the Holders, and subject to such Registration Statement, each such legal counsel shall have the review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the SEC regarding the SEC’s position and to comment on any written submission made to the SEC with respect thereto. No such written submission with respect to this matter shall be made to the SEC to which the applicable set of Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the SEC refuses to alter its position, the Company shall, at the applicable Holder(s)’ option, (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall only be required to include such Holder’s Registrable Securities in the Registration Statement if the Holder agrees to be named as an “underwriter” in such Registration Statement. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the applicable Holders (who, for the avoidance of doubt, shall solely consist of those Holders the SEC is requiring to be named as an “underwriter”) pursuant to this Section 2.6 shall be allocated between the applicable Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by such applicable Holders. In the event of a share removal of some or all Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

ARTICLE III
CERTAIN PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

Annex B-10

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney(s) or accountant(s) retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative(s), Underwriter, attorney(s) or accountant(s) in connection with the Registration; provided, however, that such representative(s) or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and a negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any,

Annex B-11

and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s), placement agent(s) or sales agent(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations; Legend Removal.

3.5.1 As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time

Annex B-12

to time to enable such Holder to sell the shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.5.2 Upon request of a Holder, the Company shall promptly cause any legend affixed to any Registrable Securities to be removed from any certificate for any Registrable Securities to the extent that such legend is no longer required under the Securities Act and applicable state laws, including by providing any opinion of counsel that may be required by the transfer agent to effect such removal.

3.6 Limitations on Registration Rights. Notwithstanding any other provision herein to the contrary, no Holder may exercise any of its rights under Article II at any time when such Holder beneficially owns less than 2% of the outstanding shares of Common Stock calculated on a Fully Diluted Basis.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party if the indemnifying party provides notice of such to the indemnified party within 30 days of the indemnifying party’s receipt of notice of such claim. After notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any other legal expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own

Annex B-13

counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action or counsel reasonably satisfactory to the indemnified party, in each case, within a reasonable time after receiving notice of the commencement of the action; in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction (plus local counsel) at any one time for all such indemnified party or parties. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). No indemnifying party shall, without the consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 4 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (1) includes an express and unconditional release of each indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability arising out of such litigation, investigation, proceeding or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Annex B-14

ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, 444 Gulf of Mexico Dr., Longboat Key, FL 34228, Attention: Chief Financial Officer, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement, provided that any Holder may assign its rights hereunder to an affiliate of such Holder.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement, including Section 4.1 and Section 5.2 hereof.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

Annex B-15

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Term. This Agreement shall terminate upon the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the SEC)) or (B) with respect to any Holder, such Holder ceasing to hold Registrable Securities.

[Signature Page Follows]

Annex B-16

IN WITNESS WHEREOF, the undersigned have caused this Registration Rights Agreement to be executed as of the date first written above.

COMPANY:
RUMBLE INC.
By:
Name:
Title:
INVESTOR:
Tether Investments S.A. de C.V.
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex B-17

Annex C

AMENDMENT NO. 1 TO TRANSACTION AGREEMENT AND WAIVER

This Amendment No. 1 to Transaction Agreement and Waiver (this “Amendment and Waiver”), dated as of [•] (the “Effective Date”), is made by and between Rumble Inc., a Delaware corporation (the “Company”), and Tether Investments S.A. de C.V. (as successor in interest to Tether Investments Limited) (the “Investor”) in reference to that certain Transaction Agreement (the “Transaction Agreement”), dated as of December 20, 2024, by and between the Company and the Investor. The Company and the Investor are each referred to herein from time to time as a “Party” and together as the “Parties”. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Transaction Agreement.

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Amendment and Waiver, the Parties are entering into that certain Transaction Support Agreement, dated as of the date hereof (the “Transaction Support Agreement”), pursuant to which, among other matters, the Investor will sell to the Company, and the Company will purchase from the Investor, all of the Sold Shares (as defined in the Transaction Support Agreement);

WHEREAS, in consideration for, among other things, the other Party’s entry into the Transaction Support Agreement and the consummation of the transactions contemplated thereby (the “ND Transaction”), each of the Parties desires to amend certain provisions of the Transaction Agreement in accordance with Section 10.02(a) of the Transaction Agreement, effective as of the Effective Date; and

WHEREAS, in consideration for, among other things, the Investor’s entry into the Transaction Support Agreement, the Company desires to waive certain provisions of the Transaction Agreement, in accordance with Section 10.02(a) of the Transaction Agreement, effective as of the Effective Date.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Amendment and Waiver, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Amendments to the Transaction Agreement. The Parties hereby agree to amend the Transaction Agreement effective as of the Effective Date as follows:

(a) For the avoidance of doubt, the Parties acknowledge and agree that all references to “Shares” in Section 6.06 (Investor Agreement to Vote), Section 6.07 (Standstill) and Section 6.08 (Restrictions on Transfers of Shares) of the Transaction Agreement includes all shares of Class A Common Stock that may be held or beneficially owned by the Investor or its Affiliates from time to time, including any shares of Class A Common Stock that may be issued to the Investor or its Affiliates pursuant to the Transaction Support Agreement, including any Rumble Share Consideration and/or shares of Class A Common Stock issued pursuant to Section 9.13 (Squeeze-Out) of the Transaction Support Agreement.

(b) References in Section 6.07(a) of the Transaction Agreement to “the Offer” shall be deleted and replaced by “the Offer or the ND Transaction Documents.”

(c) References in Section 6.07(a) of the Transaction Agreement to “the Closing (being the later of the First Closing and Second Closing in the event Section 2.02(c) is applicable)” shall be deleted and replaced by “the ND Transaction Closing.”

(d) There shall be added a paragraph (b) to Section 6.07, which shall read as follows:

“(b) As used herein, the term ’ND Transaction Closing’ has the same meaning as the term “Closing” and the term ’ND Transaction Documents’ has the same meaning as the term “Transaction Documents,” in each case, as defined in that certain Transaction Support Agreement, dated as of November 10, 2025, by and between the Company and the Investor.”

Annex C-1

Section 2. References. Each reference in the Transaction Agreement to “hereof”, “hereunder”, “herein” or “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Transaction Agreement shall from and after the Effective Date refer to the Transaction Agreement as amended hereby, except as the context otherwise requires.

Section 3. Expenses. All costs and expenses incurred in connection with this Amendment and Waiver shall be paid by the party incurring such cost or expense.

Section 4. Miscellaneous. Sections 10.01, 10.02, 10.05, 10.06, 10.07, 10.08, 10.09, 10.10, 10.11 and 10.12 of the Transaction Agreement shall apply to this Amendment and Waiver mutatis mutandis, and are incorporated herein by reference.

Section 5. Termination. If the Transaction Support Agreement is terminated in accordance with Article X thereof prior to the consummation of the ND Transaction Closing, then Section 1 and Section 3 of this Amendment and Waiver shall automatically be null and void ab initio and of no force and effect, but Section 2, Section 4, Section 5 and this Section 6 shall not be affected by such SPA Termination.

Section 6. Effect on Original Agreement. Except as expressly modified by this Amendment and Waiver, all of the terms, covenants, agreements, conditions and other provisions of the original Transaction Agreement shall remain in full force and effect in accordance with their respective terms. This Amendment and Waiver shall not constitute an amendment or waiver of any provision of the Transaction Agreement except as expressly set forth herein. Upon the execution and delivery hereof, the Transaction Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the original Transaction Agreement, and this Amendment and Waiver and the Transaction Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Transaction Agreement. As used in the original Transaction Agreement, the terms “this Agreement,” “herein,” “hereinafter,” “hereto,” and words of similar import shall mean and refer to, from and after the date of this Amendment and Waiver, unless the context requires otherwise, the Transaction Agreement as amended by this Amendment and Waiver. In the event of any inconsistency between this Amendment and Waiver and the Transaction Agreement with respect to the matters set forth herein, this Amendment and Waiver shall take precedence and control.

[signature pages follow]

Annex C-2

IN WITNESS WHEREOF, the Parties have caused this Amendment and Waiver to be duly executed by their respective duly authorized officers, as of the date first above written.

RUMBLE INC.
By:
Name:
Title:
Tether Investments S.A. de C.V.
By:
Name:
Title:

[Signature Page to Amendment No. 1 to Transaction Agreement and Waiver]

Annex C-3

Annex D

Certain identified information has been excluded from this exhibit both because it (i) is not material and (ii) is the type that Rumble Inc. treats as private or confidential. Brackets with triple asterisks denote omissions.

CUSTOMER AGREEMENT

by and between

Tether Investments, S.A. de C.V.

and

Rumble Inc.

Dated as of [•]

CUSTOMER AGREEMENT

This CUSTOMER AGREEMENT (the “Agreement”) is entered into effective as of [•] (the “Effective Date”), by and between Rumble Inc., a Delaware corporation (“Parent”), and Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable (“Customer”). Customer and Parent are sometimes referred to herein togethr as the “Parties” and individually as a “Party.” Capitalized terms used but not defined in this Agreement will have the meanings ascribed to them in the Transaction Support Agreement (as defined below).

WITNESSETH:

WHEREAS, the Parties are parties to that certain Transaction Support Agreement, dated November 10, 2025 (the “Transaction Support Agreement”), pursuant to which, among other matters, the Customer will sell to the Parent, and the Parent will purchase from the Customer, all of the Sold Shares (as defined in the Transaction Support Agreement);

WHEREAS, Northern Data currently operates and, after the consummation of the transactions contemplated by the Transaction Support Agreement (the “Closing”) will continue to operate, a business providing customers with access to compute capacity embedded in its graphics processing unit-based infrastructure (“GPU Services”); and

WHEREAS, as an inducement to and condition of Parent’s willingness to enter into the Transaction Support Agreement and the other Transaction Documents, Customer has agreed to enter into this Agreement to potentially purchase GPU Services from Parent after the Closing.

NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

Article 1
CONSTRUCTION AND DEFINITIONS

1.1 Construction. Unless otherwise expressly provided in this Agreement or unless the context requires otherwise, (a) all references in this Agreement to a “Schedule” shall mean and refer to the corresponding Schedule of this Agreement, and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in any Schedule but not otherwise defined therein are defined as set forth in this Agreement. In the event of conflict or inconsistency, this Agreement shall prevail over any Schedule; (b) the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article, as applicable, of this Agreement unless otherwise specified; (c) any reference to any federal, state, or local statute or Laws shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; (d) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (e) whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, and the singular includes the plural, and the plural includes the singular; (f) words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement (including the Schedules to this Agreement) as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (g) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (h) the term “including” or any variation thereof means “including without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it; (i) references to “days” shall mean calendar days unless Business Days are expressly specified; (j) a reference to any contract shall include any amendment, supplement or modification of such contract as in effect as of the applicable time; and (k) references to “$” refer to United States Dollars. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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1.2 Definitions. For the purposes of this Agreement, the following terms and variations on them have the meanings specified in this Section 1.2:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Parent and Customer shall not be deemed Affiliates of one another for any purpose under this Agreement.

“Agreement” has the meaning given to that term in the preamble.

“AI Model Net Income” means an amount equal to Customer’s net income before tax for such period directly or indirectly derived from the development and operations of the AI Models as determined in accordance with generally accepted accounting principles in the United States of America; provided, for the avoidance of doubt, that the payment of the Royalty by Customer to Parent shall not be included in the calculation of AI Model Net Income.

“AI Models” has the meaning given to that term in Section 5.1.

“Annual Minimum Amount” means $75,000,000 per Term Year.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

“Closing” has the meaning given to that term in the preamble.

“Confidential Information” has the meaning given to that term in Section 10.13.1.

“Consent” means any approval, consent or ratification.

“Customer” has the meaning given to that term in the preamble.

“Customer Event of Default” has the meaning given to that term in Section 7.1.

“Effective Date” has the meaning given to that term in the preamble.

“Governmental Authority” means any (a) nation or government, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any relevant domestic, foreign, multinational or international body, governmental division, department, agency, board, bureau, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Governmental Authorization” means any Consent, license, permit, certificate, identification number, approval, exemption, variance product registration or other registration issued or granted by or filed with any Governmental Authority pursuant to applicable Law.

“GPU” means a [***] or comparable graphics processing unit of equal or greater capacity as measured in vRAM gigabytes (GB).

“GPU Hour” means one hour of computational time used by a GPU.

“GPU Services” has the meaning given to that term in the recitals.

“Initial Service Date” means the later of (i) March 1, 2026 and (ii) twenty (20) Business Days after the Closing, provided if such date is not the first day of a fiscal quarter (January 1, April 1, July 1 or October 1), then the Initial Service Date shall be the first day of Parent’s next fiscal quarter.

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“Insolvency Event” means, with respect to the Parent: (a) any voluntary or involuntary liquidation, dissolution or winding up of such Person; (b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of such Person, or a substantial part of the property or assets of such Person, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person, or a substantial part of the property or assets of such Person, or (iii) the winding-up or liquidation of such Person, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (c) such Person shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (b) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, or a substantial part of the property or assets of the Parent, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due.

“Law” means all codes, laws, common laws, statutes, Governmental Authorizations, ordinances, rules, regulations, orders, writs, judgments or injunctions of Governmental Authority, including any amendments thereto.

“Organizational Documents” means, (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Parent” has the meaning given to that term in the preamble.

“Parent Event of Default” has the meaning given to that term in the Section 7.3.

“Party” has the meaning given to that term in the preamble.

“Person” means any individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association, Governmental Authority or any other body with legal personality separate from its equity holders or members.

“Privacy Laws” means any applicable Laws, in each case, relating to the protection or processing of personal information, data privacy, data security, cross border data transfer, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, heard by or before or otherwise involving any Governmental Authority or arbitrator.

“Representative” means, with respect to a particular Person, any Affiliate or any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

“Royalty” has the meaning given to that term in Section 5.3.

“Royalty Base Amount” means the aggregate AI Model Net Income since the Effective Date, net of AI Model Net Income that has already formed a basis for a prior payment of the Royalty.

“Rumble Content” has the meaning given to that term in Section 5.1.

“Sales Tax” has the meaning given to that term in Section 4.3.

“Term” has the meaning given to that term in Section 2.1.

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“Term Year” means each consecutive twelve (12) month period during the Term, with the first Term Year commencing on the Initial Service Date and ending on the day immediately preceding the first anniversary of the Initial Service Date and each subsequent Term Year commencing on the anniversary of the Initial Service Date and ending on the day immediately preceding the next anniversary of the Initial Service Date.

“Third Party Technology” has the meaning given to that term in Section 0.

“Transaction Support Agreement” has the meaning given to that term in the recitals.

Article 2
Term

2.1 Term. The term of this Agreement (the “Term”) shall commence as of the Initial Service Date and shall continue until the date that is two (2) years from the Initial Service Date.

Article 3
Purchase and Sale of GPU Services

3.1 Purchase and Sale of GPU Services. Commencing on the Initial Service Date and continuing thereafter during the Term, Parent shall sell and deliver to Customer, and Customer shall purchase and accept from Parent, GPU Services subject to the terms and conditions of this Agreement.

3.2 Purchase Orders. During the Term, Customer shall submit purchase orders (each, a “Purchase Order”) to Parent specifying the GPU Services and the requested dates and duration of such GPU Services to be purchased by Customer. Purchase Orders for GPU Services shall include a start date for GPU Services that is at least twenty (20) Business Days after the date such Purchase Order is submitted by Customer. Purchase Orders shall not be binding unless and until accepted in writing by Parent. In each case, Parent shall promptly notify the Customer whether and to what extent Parent accepts such Purchase Order and the specifications included therein; provided that if Parent does not accept a Purchase Order, or any portion of a Purchase Order, within ten (10) Business Days, the Purchase Order, or such portion of the Purchase Order that is not accepted, shall be deemed rejected by Parent.v

3.3 Commitment Levels.

3.3.1 At all times during the Term, Parent agrees that it will provide and make available, and Customer agrees that it shall purchase pursuant to one or more effective Purchase Orders, [***] GPU Hours per month (the “Fixed Monthly Commitment”).

3.3.2 During each Term Year, Customer agrees that it shall purchase pursuant to one or more effective Purchase Orders, GPU Services for an aggregate purchase price in an amount that is equal to the Annual Minimum Amount; provided, that Customer has the option (but not the obligation), in its sole discretion, to submit Purchase Orders for and, if accepted by Parent, purchase GPU Services pursuant to the terms of this Agreement for an aggregate purchase price in excess of the Annual Minimum Amount. The aggregate purchase price paid by Customer for purchases of the Fixed Monthly Commitment pursuant to Section 3.3.1 shall be included in the Annual Minimum Amount and credited toward the satisfaction of Customer’s obligation to purchase the Annual Minimum Amount pursuant to this Section 3.3.2. Any amounts paid during a single Term Year beyond the Annual Minimum Amount applicable to such Term Year will not reduce the Annual Minimum Amount for any subsequent Term Year.

3.3.3 To the extent that any Purchase Order delivered by Customer to Parent is rejected in whole or in part by Parent, the aggregate purchase price of GPU Services requested pursuant to such Purchase Order, or any portion of such Purchase Order, that is rejected shall reduce the “Annual Minimum Amount” for such Term Year; provided, however, the amount by which the “Annual Minimum Amount” is reduced pursuant to this Section 3.3.3 shall not exceed during any month of the Term Year the difference between $8,650,000 less the aggregate purchase price of GPU Services performed by Parent during that month of the Term Year.

3.3.4 The purchase of the GPU Services pursuant to this Section 3 is a “take or pay” obligation on the part of Customer.

3.4 Performance Standards. Parent shall perform the GPU Services in material compliance of any applicable documentation, including by devoting any resources required to perform the GPU Services in material compliance with any applicable documentation (the “Service Standards”); provided, however, that in the event of any conflict between

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the Service Standards and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern. This Agreement shall not be modified, amended or superseded by any provisions included in any terms of use (including any schedules, order forms, service level agreements, and data processing agreements) adopted after the date of this Agreement. In the event that at any time during the Term Parent sells the same GPU Services (e.g., on-demand vs. reserved instances) with more favorable in the aggregate payment terms and service level uptime requirements (a) at the same or less volume (including both over the applicable Term Year and periodically), (b) under the same or substantially the same commercial conditions (e.g., location) and (c) at a price that is at or below $[***] per GPU Hour, then Parent shall inform Customer of such more favorable payment terms and service level uptime requirements as the case may be and Customer may elect for such more favorable terms in the aggregate (i.e., all or none).

Article 4
Price and Payment

4.1 Price for GPU Services. Customer shall pay $[***] per GPU Hour for all GPU Services purchased by Customer in each Term Year.

4.2 Additional Payment Matters. Customer shall make payments by electronic funds transfer, or by other mutually agreeable method(s), to the account designated by Parent.

4.3 Sales Tax on GPU Services. Customer shall be responsible for all transfer fees, severance, excise, sales and use or similar taxes and fees (“Sales Tax”) imposed upon or incurred by Customer in connection with the purchase and sale of the GPU Services. Notwithstanding the foregoing, the Parties shall cooperate to minimize any Sales Tax, including by providing exemption certificates and any necessary documentation thereof.

Article 5
Parent Services

5.1 Access to Parent Platform. For the duration of this Agreement, Parent shall grant the Customer and its Affiliates limited, non-exclusive, non-transferable, non-sublicensable access to the data, content, materials, or information uploaded or otherwise stored on Parent’s video platform, in each case, in which Parent has exclusive rights and control (“Rumble Content”) for the purposes expressly described in this Section 5.1. Parent hereby grants to Customer and its Affiliates a worldwide, perpetual, irrevocable, limited, non-transferable, non-exclusive, non-sublicensable license to access, use, reproduce, modify, distribute, display, and otherwise exploit any Rumble Content provided or made available by Parent under this Agreement for the purpose of developing, training, testing, improving, and operating Customer’s proprietary artificial intelligence, machine learning, and related models, systems, and services (collectively, “AI Models”).  To the extent any Rumble Content includes any personal information, as such term is defined in applicable Privacy Laws, the provision of such Rumble Content may be subject to consumer rights established under Privacy Laws to object to or otherwise revoke any consents consumers have provided for the disclosure of such information; Rumble retains the right to refrain from disclosing such information if, in its sole determination, such disclosure is not permitted under Privacy Laws. Customer shall own all rights, title, and interest in and to the AI Models, including any models, algorithms, or outputs trained on or developed using Rumble Content, and no rights are granted to Parent therein.  As between the parties, Parent shall own all rights, title and interest in and to the Rumble Content. Nothing in this Agreement shall provide or grant to Customer any right, title or interest in or to the Rumble Content, except for the license rights expressly described in this Section 5.1 and all such rights not so expressly granted are hereby reserved. Nothing in this Agreement obligates Customer to use Rumble Content in connection with any AI Models.  Customer shall not disclose any Rumble Content or any data therein (including metadata) in unmodified form to third parties, including as a result of output from the AI Models, and Customer shall include protections and restrictions in place in the AI Models designed to prevent the inclusion of unmodified Rumble Content or metadata in any output therefrom.

5.2 Assistance. Parent shall, and shall ensure that its Affiliates will, render reasonable assistance, including reasonable technical assistance, reasonably required by the Customer in order to access and utilize Rumble Content. In the event that Parent identifies any content in the Rumble Content that should be removed therefrom (a) due to a request under the Digital Millennium Copyright Act (DMCA), (b) due to Parent determining, in its reasonable discretion, that such Rumble Content (or the use thereof in the AI Models) violates Section 0 of this Agreement, or (c) pursuant to

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a data subject request (as defined under applicable Privacy Laws), upon Parent’s notification to Customer thereof, Customer shall reasonably cooperate with Parent instructions to remove such Rumble Content from the AI Models and, if applicable, Customer’s software, servers, systems and networks; provided that, with respect to removal of Rumble Content from AI Models, Customer shall remove Rumble Content only to the extent (i) such Rumble Content is within the scope of Parent’s notification, (ii) the necessary isolation and extraction of such Rumble Content is technically feasible at the time of Parent’s notification (for the avoidance of doubt, such Rumble Content within the scope of Parent’s notification shall be restricted from future development, training, testing, or improvement of AI Models by Customer following Parent’s notification); provided, that Customer shall use continuous best efforts to remove such Rumble Content within a reasonable time period, and (iii) in the case of any notice relating to Section 5.2(a) or 5.2(c), the removal of such Rumble Content is required by the DMCA or Privacy Laws, respectively. If and to the extent Customer’s removal of Rumble Content from AI Models is required by the DMCA or Privacy Laws, Customer’s removal of Rumble Content from AI Models will be in accordance with and in the manner prescribed by the DMCA or such Privacy Laws, as applicable.

5.3 Royalty. Promptly following the end of each Term Year, Customer shall pay to Parent a non-refundable, non-creditable royalty (the “Royalty”) equal to [***] percent ([***]%) of the Royalty Base Amount; provided, however, that after the cumulative AI Model Net Income since the Effective Date exceeds $[***], the Royalty shall equal [***] percent ([***]%) of the Royalty Base Amount.

5.4 Restrictions On Use of Rumble Content. Customer may not access, use, reproduce, modify, distribute, display, and otherwise exploit any Rumble Content to, and the AI Models shall not, conduct or facilitate any of the following activities: (i) facilitating cybercrime or other types of crime (e.g., hacking, phishing, identity theft, or creation or distribution of malware); planning, promoting, advocating, or assisting in any illegal or violent actions (e.g., terrorism, threats, prostitution, human trafficking, or the planning or violent or criminal acts); or that is otherwise unlawful; (ii) creating content that Customer subsequently claims was created solely by humans, or otherwise misrepresent the provenance of information or content; (iii) creating, compiling or distributing disinformation or manipulative content; harassing, violent, antisemitic, abusive, racist, threatening, hateful or defamatory content; pornographic or exploitative content; or unauthorized collections of persona information; (iv) violating the rights of others, including but not limited to the unauthorized use, publication or disclosure of copyrighted materials, trade secrets or other confidential information; (v) providing services targeted to users under the age of 18; or medical, financial, tax, legal or other services that would typically require specialized credentials or licensing without appropriate professional oversight; (vi) making automated decisions about individuals that materially impact them or where errors could be dangerous; (vii) engaging in any activity or practice that is prohibited or considered ‘high risk’ under the European Union’s AI Act or any other similar regulations governing deployment and/or use of artificial intelligence systems of services; (viii) encouraging, facilitating or assisting in the commission of criminal activities, fraud, fraudulent activities (including counterfeiting), violence, weapons development, harm to others, abuse, pornography, child sexual abuse materials, suicide or self-harm; (ix) removing watermarks, metadata or other indicia intended to identify outputs as artificially generated or manipulated, or circumvent abuse protections or safety filters, whether Parent’s or those of a third party; (x) discover or exploit vulnerabilities in systems, networks, or applications without authorization of the system owner; (xi) develop tools for denial-of-service attacks or managing botnets; (xii) develop persistent access tools designed to operate below normal system security levels, including firmware modifications or hardware implants; (xiii) violate privacy rights as defined by Privacy Laws, such as sharing personal information without consent or accessing private data unlawfully; (xi) engaging in surveillance or prohibited law enforcement activities; or (xii) engaging in any activity that interferes with, disrupts, damages or accesses in an unauthorized manner the critical infrastructure, servers, networks and other properties or services of Parent and its Affiliates. Except for the purposes of Section 5.1, (a) Customer shall not sell, resell, exploit for any commercial purposes, license, rent, modify, distribute, copy, reproduce, duplicate, transmit, publicly display, publicly perform, publish, adapt, edit, or create derivative works from any portion of any Rumble Content, and (b) systematic retrieval of data or content from the Rumble Content to create or compile, directly or indirectly, a collection, compilation, library, database or directory without prior written permission from Parent is prohibited. To the extent that the AI Models utilize or are based on third party intellectual property, technology or software (other than the Rumble Content) (“Third Party Technology”), Customer shall comply with all terms and conditions to which Customer and its Affiliates are subject in connection with the use of such Third Party Technology, including any terms therein applicable to the use, development, training, testing, improvement or operation of the AI Models and the use of the Rumble Content in connection therewith.

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Article 6
Representations and Warranties

6.1 Representations and Warranties of Customer. Customer hereby makes the following representations and warranties to Parent as of the Effective Date, except for those representations and warranties that are expressly made as of a specific date, which such representations and warranties shall be deemed made as of such date:

6.1.1 Customer has all requisite power and authority required to carry on its business as it is currently being conducted;

6.1.2 The execution, delivery and performance by Customer of this Agreement does not, and the consummation by Customer of the transaction contemplated hereby will not, conflict with or result in a violation or breach of any term or provision of any Law;

6.1.3 Customer has full power and authority, in accordance with all applicable Laws, to enter into this Agreement to which it is a party, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

6.1.4 There is no pending, or to the best of Customer’s knowledge, threatened action or proceeding which would materially and adversely affects its ability to perform its obligations under this Agreement;

6.1.5 Customer has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Parent or any of its Affiliates could become liable or obliged;

6.1.6 Customer has used, developed and deployed all AI Models in compliance with the applicable license terms, consents, agreements, laws and industry standard practices. Customer has implemented and maintained, and is in material compliance with, appropriate procedures to identify and mitigate bias (or other harm to consumers) in its inputs into and outputs from AI Models;

6.1.7 Customer represents and warrants that its collection, processing, disclosure, and provision of Rumble Content complies and will comply with all applicable laws, regulations, and industry standards, including but not limited to Privacy Laws and export control laws, and that such collection, processing, disclosure, and use does not and will not infringe, misappropriate, or otherwise violate any intellectual property or proprietary rights (including any rights of publicity or privacy) of any third party, or any Privacy Laws or export control laws; and

6.1.8 Customer will take all reasonable steps to ensure its processing and use (including disclosure and other potential uses) of Rumble Content materially complies with all applicable laws, regulations, and industry standards, including but not limited to Privacy Laws and export control laws, and that such processing and use of Rumble Content will not infringe, misappropriate, or otherwise violate any Intellectual Property or proprietary right (including any rights of publicity or privacy) of any third party, or any Privacy Laws or export control laws.

6.2 Representations and Warranties of Parent. Parent hereby makes the following representations and warranties to Customer as of the Effective Date, except for those representations and warranties that are expressly made as of a specific date, which such representations and warranties shall be deemed made as of such date:

6.2.1 Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority required to carry on its business as it is currently being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is required;

6.2.2 The execution, delivery and performance by Parent of this Agreement does not, and the consummation by Parent of the transactions contemplated hereby and thereby will not, (a) contravene or violate any provision of the Organizational Documents of Parent; or (b) conflict with or result in a violation or breach of any term or provision of any Law (assuming the due authorization, execution and delivery thereof by Customer);

6.2.3 Parent has full power and authority to enter into this Agreement to which it is a party, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement has been duly authorized by all necessary action on the part of Parent. This Agreement (a) has been duly and validly executed and delivered by Parent and (b) constitutes (assuming the due

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authorization, execution and delivery thereof by Customer) valid and legally binding obligations of Parent, enforceable against Parent in accordance with their terms. No other action is required on the part of Parent to authorize or approve this Agreement, the performance of its obligations hereunder or thereunder or the consummation by Parent of the transactions contemplated hereby.

6.2.4 Parent represents and warrants that it has implemented and will maintain policies and procedures reasonably designed to promote ongoing compliance with the DMCA’s notice-and-takedown provisions and data subject requests and will notify and reasonably cooperate with Customer and its users in addressing any DMCA or Privacy Law-related issues that may arise in connection with the use of Rumble Content permitted under this Agreement;

6.2.5  EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE RUMBLE CONTENT IS PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RUMBLE FURTHER DISCLAIMS ALL WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, ACCURACY AND COMPLETENESS AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. Parent’s sole obligation and liability with respect to the Rumble Content shall be to (a) comply with all applicable requirements of the DMCA, including but not limited to promptly responding to, processing, and acting upon any valid DMCA takedown notices or counter-notices received by its users, (b) comply with all data subject requests (as such term is defined under Privacy Laws) to the extent required by any Privacy Laws, and (c) its indemnification obligations in Section 8.2(c);

6.2.6 Parent has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Customer or any of its Affiliates could become liable or obliged; and

6.2.7 There is no bankruptcy, reorganization or insolvency proceeding pending, being contemplated by or, to Parent’s knowledge, threatened in writing against Parent, and, to Parent’s knowledge, no facts, conditions or circumstances exist that would permit one or more Persons to bring an involuntary bankruptcy proceeding against Parent.

6.3 No Other Representations and Warranties. Except for the representations and warranties of a Party expressly set forth in (x) this Article 6, (y) the Transaction Support Agreement or (z) the other Transaction Documents, neither Party nor any of its respective representatives has made or is making any express or implied representation or warranty of any nature to the other Party, at law or in equity, including with respect to matters relating to such Party or any other matter related to or in connection with the transactions contemplated by this Agreement, the Transaction Support Agreement or the other Transaction Documents, and such Party hereby expressly disclaims reliance on any such other representations or warranties (including as to the accuracy or completeness of any information provided to the other Party). Without limiting the generality of the foregoing, except for the representations and warranties of a Party expressly set forth in (x) this Article 6, (y) the Transaction Support Agreement or (z) the other Transaction Documents, neither Party nor any other Person has made, is authorized to make, shall be deemed to have made or is making any representation or warranty with respect to (i) any projections, estimates or budgets that may be delivered to or made available to the other Party or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or the future business, facilities and operations of Parent or (ii) other information or documents not expressly set forth in this Article 6, but made available to the other Party or any of its representatives with respect to Parent or its businesses, facilities or operations (including as to the accuracy or completeness of any such information or documents), including, without limitation, any due diligence materials provided to the other Party or any of its representatives, any presentation with respect to the business and affairs of Parent by the management of Parent or others in connection with this Agreement, the Transaction Support Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Customer or any of its representatives in executing, delivering and performing this Agreement, the Transaction Support Agreement or the other Transaction Documents and consummating the transactions contemplated hereby and thereby.

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Article 7
Events of Default and Remedies

7.1 Customer Events of Default. Each of the following events, acts, occurrences or conditions shall constitute an “Customer Event of Default”:

7.1.1 Customer fails to pay when due any undisputed amounts required to be paid to Parent under this Agreement and such failure continues for forty-five (45) days following the date such amounts become due;

7.1.2 Any Customer representation and warranty set forth in Section 6.1 proves to have been false or misleading in any material respect when made and such misrepresentation would have a material adverse effect on Customer’s ability to perform its material obligations under this Agreement; or

7.1.3 Customer materially breaches the terms of this Agreement or fails to perform any of its material obligations hereunder, in each case, if not cured in all material respects within thirty (30) days of such breach or failure to perform.

7.2 Parent Remedies upon a Customer Event of Default. 7.2.1If a Customer Event of Default continues after all applicable notice and cure periods have expired, and whether or not either Party has invoked the dispute or claim resolution procedures set forth in Article 10 of this Agreement, Parent shall have the right (but not an obligation) to take any of the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Parent may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Parent:

(a) in the event of a Customer Event of Default pursuant to Section 7.1.1 that is not cured or remedied within thirty (30) days’ notice thereof, suspend performance of Parent’s obligations hereunder until such Customer Event of Default is cured;

(b) terminate this Agreement by providing Customer not less than sixty (60) days’ prior written notice of such termination; and

(c) exercise any other right or remedy available to Parent under this Agreement or at law or in equity, including damages, arising from or relating to the Customer Event of Default or to enforce the provisions of this Agreement.

7.3 Parent Events of Default. Each of the following events, acts, occurrences or conditions shall constitute a “Parent Event of Default”:

7.3.1 Parent is subject to an Insolvency Event;

7.3.2 Any change in applicable Law or action by a Governmental Authority, that remains outstanding for at least sixty (60) days, that makes it illegal for Parent to be a party to this Agreement or otherwise prevents or prohibits Parent from complying with its obligations hereunder;

7.3.3 Any Parent representation and warranty set forth in Section 6.2 proves to have been false or misleading in any material respect when made and such misrepresentation would have a material adverse effect on Parent’s ability to perform its material obligations under this Agreement; or

7.3.4 Parent materially breaches the terms of this Agreement or fails to perform any of its material obligations hereunder, in each case, if not cured in all material respects within sixty (60) days of written notice of such breach or failure to perform.

7.4 Customer’s Remedies upon a Parent Event of Default. 7.4.1If a Parent Event of Default continues after all applicable notice and cure periods have expired, Customer shall have the right (but not an obligation) to take any of the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Customer may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Customer:

(a)  in the event of a Parent Event of Default is not cured or remedied within fifteen (15) days’ notice thereof, suspend performance of Customer obligations hereunder until such Parent Event of Default is cured;

Annex D-9

(b)  if such Parent Event of Default has continued for at least thirty (30) consecutive days, terminate this Agreement by providing Parent not less than thirty (30) days’ prior written notice of such termination; and

(c)  exercise any other right or remedy available to Customer under this Agreement or at law or in equity, including damages, arising from or relating to Parent Event of Default or to enforce the provisions of this Agreement.

Article 8
Limitation of liability

8.1 Consequential Loss. In no event shall either Party or any of such Party’s representatives have any liability under or otherwise in connection with this Agreement (by indemnification or otherwise) for any special, punitive, exemplary, speculative, indirect, unquantifiable, contingent, remote or consequential damages, including damages for lost profits, lost business opportunity or business interruption, the use of or inability to use the Rumble Content and any documentation, or the training of AI Models on Rumble Content, or damages to business reputation, except (in each of the foregoing cases) to the extent such damages (A) arise from the fraud, gross negligence or willful misconduct of such Party or (B) are claimed by any third party against a party hereto.

8.2 Indemnification. Parent shall indemnify, defend and hold harmless Customer against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or reasonable and documented out of pocket expenses, including reasonable and documented attorneys’ fees, the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (“Losses”), incurred by any Customer, relating to or resulting from any third-party claim arising from (a) Parent’s fraud, gross negligence or willful misconduct, (b) any allegations that the GPU Services infringe, violate or misappropriate a third party’s intellectual property or proprietary rights (including any rights of publicity or privacy), or violates any applicable Law, in each case, to the extent solely arising from any modifications or changes made by Parent to the GPU Services after the Effective Date (other than such modifications or changes contemplated as of the Effective Date) (such modifications or changes, the “Parent Modifications”); provided, however, that Parent will have no obligation to indemnify, defend or hold harmless Customer to the extent any Losses arise out of or result from (i) Customer’s use of the GPU Services in combination with any other products, software, technology, data, processes or materials; (ii) any modification of or addition to the GPU Services made by or for Customer of any other party other than Parent; or (iii) use of the GPU Services not in accordance with any applicable documentation or this Agreement or failure to use updates, upgrades or fixes made available by Parent, or (c) Customer’s use of Rumble Content (subject to Customer’s compliance with this Agreement, including Section 5.2 and 0) in the training, development or deployment of the AI Models in accordance with this Agreement infringes, violates or misappropriates a third party’s intellectual property or proprietary rights (including any rights of publicity or privacy) or violates any applicable Law, including Privacy Laws. If any Parent Modifications become, or in Parent’s reasonable opinion are likely to become, the subject of a claim described in subsection (b) in the prior sentence, Parent may, at its option and expense: (A) procure the right for Customer to continue using the affected Parent Modifications; (B) modify or replace the affected Parent Modifications so they become non-infringing while materially preserving equivalent functionality; or (C) revert the affected GPU Services to the version and configuration existing as of the Effective Date. In such case, the foregoing constitutes Customer’s sole and exclusive remedy for claims under subsection (b) of the first sentence of this Section 8.2. Customer shall indemnify, defend and hold harmless Parent against any and all Losses incurred by Parent, relating to or resulting from any third-party claim arising from (X) Customer’s fraud, gross negligence or willful misconduct; (Y) any breach of confidentiality or any unauthorized disclosure of Confidential Information, including any personal information; (Z) Customer’s failure to comply with the terms and conditions of Section 5.2; and (ZZ) Customer’s use of Third Party Technology in the training, development or deployment of the AI Models which infringes, violates or misappropriates a third party’s intellectual property or proprietary rights (including any rights of publicity or privacy), or violates any applicable Law, including any Privacy Law.

8.3 Limitation on Indemnifiable Losses. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate amount of indemnifiable Losses that may be recovered by either party under Section 8.2 or any other provision of this Agreement shall not exceed the value of the amounts actually paid by Customer to Parent under this Agreement in the twelve (12) month period immediately preceding the event giving rise to such Losses.

Annex D-10

Article 9
Assignment

9.1 Assignment by Parent. Except as expressly set forth herein, Parent may not assign this Agreement, in whole or in part to any Person without the prior written Consent of Customer (which Consent shall not be unreasonably conditioned, withheld or delayed). Notwithstanding the foregoing, Customer’s Consent shall not be required for Parent to (a) assign this Agreement and/or any of its rights and/or obligations hereunder, in whole or in part, to an Affiliate wholly-owned by Parent or (b) pledge or assign this Agreement as security in connection with any financing arrangement entered into by Parent or any of its Affiliates in connection with the construction, development, commissioning and/or start-up of Taiga; provided that any such assignment shall not affect Parent’s obligations hereunder. In the event of a Parent Change of Control, Customer may immediately terminate this Agreement, but not any then outstanding Purchase Order. “Parent Change of Control” means any “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Chris Pavlovski or his Affiliates or estate becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) or otherwise acquires control, directly or indirectly, of securities of Parent representing fifty percent (50%) or more of the total voting power of all of the outstanding securities of Parent.

9.2 Assignment by Customer. Except as expressly set forth herein, Customer may not assign this Agreement and/or transfer any of its rights and/or obligations hereunder, in whole or in part, to any Person without the prior written Consent of Parent (which Consent shall not be unreasonably conditioned, withheld or delayed), provided that Parent’s consent shall not be required for any assignment by Customer to its Affiliate.

9.3 Prohibited Assignments. Any purported assignment of this Agreement not in compliance with the provisions of this Article 9 shall be null and void.

Article 10
Miscellaneous

10.1 Applicable Law; Jurisdiction and Venue. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York (without giving effect to its conflict of laws principles). Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach or termination, will be referred to and finally resolved by arbitration administered by the London Court of International Arbitration (LCIA) under the LCIA Rules, which are deemed to be incorporated by reference herein. The number of arbitrators will be one. The seat, or legal place, of arbitration will be London, England. The language to be used in the arbitral proceedings will be English. All proceedings, including any negotiations, mediations, arbitrations and/or litigations, conducted pursuant to this Agreement will be confidential. Except as may be required by law, neither a Party nor any arbitrator(s) may disclose or publish the existence, content, documents exchanged, pleadings or written submissions filed, testimony rendered or arguments made, orders or awards issued or results of any proceedings conducted hereunder without the prior written consent of both Parties. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

10.2 Specific Performance.

The Parent acknowledges that the rights of Customer pursuant to this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement by the Parent, money damages are inadequate and Customer would have no adequate remedy at law. It is accordingly agreed that Customer shall be entitled to seek (and the Parent shall not oppose on the basis that injunctive relief or specific performance is not available due to availability of an adequate remedy at law) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, this being in addition to any other remedy to which it is entitled at law or in equity.

Customer acknowledges that the rights of Parent pursuant to this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement by Customer, Parent would have no adequate remedy at law. It is accordingly agreed that Parent shall be entitled to seek (and the Customer shall not oppose on the basis that injunctive relief or specific performance is not available due to availability of an adequate remedy at law) an injunction or injunctions to

Annex D-11

prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, this being in addition to any other remedy to which it is entitled at law or in equity.

10.3 Expenses. Except as otherwise expressly provided in this Agreement or the other Transaction Documents, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of its Representatives.

10.4 No Set Off. Regardless of any other rights under any agreements, neither Party to this Agreement may set-off the amount of any claim (or part of any such amount) it may have under this Agreement, whether contingent or otherwise, against any amount owed by the Party to another Party, whether under this Agreement or otherwise.

10.5 Amendment. This Agreement cannot be modified or amended except in writing duly executed by each Party.

10.6 Notices. All notices, Consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by e-mail or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, e-mail address or individual as a Party may designate by notice to the other Party):

if to Customer:

Tether Investments, S.A. de C.V. Final Av. La Revolucion, San Benito Edif. Centro, Corporativo Presidente Plaza Nivel 12 San Salvador, Republica de El Salvador
Attention:

Email:

with a simultaneous copy (which will not constitute notice) to:

McDermott Will & Schulte Rechtsanwälte Steuerberater LLP
Oberlindau 54-56
60323 Frankfurt am Main
Germany
Attention: Dr. Felix Ganzer
Email: fganzer@mwe.com

and

McDermott Will & Schulte LLP
One Vanderbilt Avenue
New York, NY 10017-3852
Attention: Daniel Woodard
Email: dwoodard@mwe.com

if to Parent:

Rumble, Inc. 444 Gulf of Mexico Dr. Longboat Key, Florida 34228
Attention:

Email:

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with a simultaneous copy (which will not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention: Russell L. Leaf, Sean M. Ewen
Email: rleaf@willkie.com; sewen@willkie.com

10.7 Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.8 No Third-Party Beneficiaries. Except as expressly stated herein, nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee.

10.9 Further Action. Upon the request of any Party to this Agreement, and subject to the terms and conditions hereof, the other Party will (a) furnish to the requesting Party any additional information, (b) execute and deliver, at its own expense, any other documents reasonably acceptable to such Party, and (c) take any other actions as the requesting Party may reasonably require to more effectively carry out the intent of this Agreement.

10.10 Severability. Except as otherwise provided in Article 9 of the Transaction Support Agreement, if any term, covenant, condition or provision of this Agreement or the application thereof to any Person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by Law.

10.11 Entire Agreement. This Agreement (along with the Transaction Support Agreement, Transaction Documents and the other documents delivered contemporaneously with or pursuant to this Agreement) constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the Party against whose interest the modification will operate.

10.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Facsimile or electronic signatures may be used in place of original signatures on this Agreement. The Parties intend to be bound by the signatures on any facsimile or electronic document, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the use of a facsimile or electronic signature.

10.13 Non-Disclosure of Information.

10.13.1  Each Party shall keep confidential any non-public information with respect to the other Party and/or its Affiliates, and the terms and conditions of this Agreement whether disclosed before or after the Effective Date (collectively, the “Confidential Information”), and shall not disclose such Confidential Information (or the terms and conditions of this Agreement) to any third parties, except that each Party and its relevant Affiliates shall have the right to provide or otherwise disclose Confidential Information: (i) that (A) was previously or is hereafter publicly disclosed (other than as a result of disclosures in violation of this Agreement or other confidentiality agreements to which either Party is a party), (B) becomes available to such disclosing Party on a non-confidential basis from a Person other than the non-disclosing Party, or (C) was independently developed by the disclosing Party; (ii) to any

Annex D-13

Party’s officers, directors, brokers, employees, agents, consultants, representatives, lenders (whether actual or and prospective), investors (whether actual or prospective), accountants, attorneys, title companies and other advisors, any direct or indirect owner of any beneficial interest in any Party or any other Affiliate, on a need-to-know basis (provided that the aforesaid parties are advised of the confidential nature of such Confidential Information and are instructed to maintain the confidentiality of the Confidential Information); (iii) as required to be disclosed by applicable Law (including regulations of the United States Securities and Exchange Commission, and the preparation or filing of any tax returns or other filings); provided that, to the extent permitted by such applicable Law, prior written notice of such disclosure shall be provided to the other party; (iv) in connection with any bona fide suit, action, dispute, arbitration or other Proceedings between the Parties and/or their respective Affiliates brought in good faith; and/or (v) in connection with an earnings call or other communications to actual or potential investors, shareholders or analysts, or any public company communications or filings. The provisions of this Section 10.13.1 shall survive the expiration or any termination of this Agreement.

10.13.2 Notwithstanding anything to the contrary herein, neither Parent, on the one hand, or Customer, on the other hand, shall be required to share any information with the other Party pursuant to this Agreement to the extent that sharing such information would jeopardize any legal privilege or contravene any applicable Law or confidentiality undertaking with a third party; provided that Parent or Customer (as applicable) shall use its commercially reasonable efforts to provide as much of such information as possible to the other Party in a manner that does not result in waivers of privilege or contraventions of Law or such confidentiality undertaking.

[Signature page follows]

Annex D-14

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

Tether Investments, S.A. de C.V.
By:
Name:
Title:
RUMBLE INC.
By:
Name:
Title:

[Signature Page to Customer Agreement]

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Annex E

Execution Version

EQUITY COMMITMENT AGREEMENT

dated as of November 10, 2025

by and among

NORTHERN DATA AG

and

RUMBLE INC.

and

TETHER INVESTMENTS, S.A. DE C.V.

EXHIBITS

Exhibit A	Form of Draw Down Notice
Exhibit B	Form of Closing Notice

Annex E-i

equity commitment AGREEMENT

November 10, 2025

This EQUITY COMMITMENT AGREEMENT (this “Agreement”) is made and entered into as of the date first above written by and among Northern Data AG, a German stock corporation (Aktiengesellschaft) (the “Company”), Rumble Inc., a corporation incorporated under the laws of the State of Delaware (“Rumble”), and Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable (the “Purchaser”, and together with the Company and Rumble, the “Parties”).

RECITALS

WHEREAS, Rumble is concurrently entering into a (1) Transaction Support Agreement, dated as of the date hereof, by and between Rumble and the Purchaser (the “Tether Transaction Support Agreement”) and (2) a Business Combination Agreement, dated as of the date hereof, by and between Rumble and the Company (the “BCA”);

WHEREAS, this Agreement shall become effective on the Execution Date and shall remain in effect until the Closing (as defined in the Tether Transaction Support Agreement) (the “Closing”);

WHEREAS, the management board (Vorstand) and supervisory board (Aufsichtsrat) of the Company have approved the transactions contemplated under this Agreement; and

WHEREAS, following the Execution Date, the Parties desire that, upon the terms and subject to the conditions contained herein, the Company and the Purchaser may agree on a cash share capital increase of the Company under exclusion of the pre-emption rights of the other shareholders of the Company utilizing the Company’s Authorized Capital 2024/II (Genehmigtes Kapital 2024/II) as defined in Section 6.1 of the Company’s articles of association (the “Authorized Capital 2024/II”); pursuant to section 186 para. 3 sentence 4 of the German Stock Corporation Act (“AktG”) up to the Aggregate Limit of the Company’s Shares (as defined below) to fund Covered Taxes (as defined herein) prior to the Closing.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions.

(a) “Action” means any civil, criminal or administrative action, suit, demand, claim, case, litigation, mediation, arbitration, opposition, objection, cancellation, inquiry, charge, subpoena, audit, examination, hearing, dispute, investigation or other proceeding (whether civil, criminal or administrative).

(b) “Affiliate” means with respect to a party to this Agreement (i) any company of which over fifty percent (50%) of its issued and voting share capital is owned or controlled, directly or indirectly, by said party, or (ii) any company which owns or controls, directly or indirectly, over fifty percent (50%) of the issued and voting share capital of such party, or (iii) any company owned or controlled, directly or indirectly, to the extent of over fifty percent (50%) or more of the issued and voting share capital, by any of the foregoing.

(c) “Aggregate Limit” means 12,839,335 new non-par value bearer shares of the Company.

(d) “Business Day” means any day other than a Saturday, a Sunday, on which banks located in New York, New York, United States, and Frankfurt am Main, Germany, are generally open for business.

(e) “Closing” shall have the meaning set forth in the Recitals.

(f) “Company Material Adverse Effect” means a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement.

(g) “Constituent Documents” means, with respect to any corporation, its articles of association, charter, bylaws and the rules of procedure of any committee; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; and, with respect to each other Person, its comparable constitutional instruments or documents (and, in each case, such similar instruments or documents as applicable under the relevant jurisdiction).

(h) “Covered Taxes” means any unpaid Taxes of the Company or any of its Subsidiaries arising for any tax period prior to the Closing, but shall not apply to (i) Taxes arising from actions taken by the Company or its Subsidiaries with the Purchaser’s prior written consent between the execution of the BCA and the Closing, and (ii) Taxes on capital gains, income Taxes, or customary asset transfer Taxes, except to the extent such Taxes become due and payable as a result of an audit by a tax authority or are otherwise claimed or demanded by tax authorities because such Taxes have not been timely paid.

(i) “Draw Down” means the transactions contemplated under Section 6.01 of this Agreement.

(j) “Draw Down Amount” means the actual amount of proceeds to be paid by the Purchaser in connection with a Draw Down.

(k) “Draw Down Amount Requested” shall mean the number of Shares requested by the Company in its Draw Down Notice as provided in Section 6.01(d) hereof.

(l) “Draw Down Notice” shall have the meaning assigned to such term in Section 6.01(c) hereof.

(m) “Encumbrance” means any mortgage, deed of trust, title defect, easement, license, lien, right of way, levy, security interest, assignment, restriction, charge, pledge, hypothecation, preemptive right, preference, participation interest, claim, option, or right of first refusal.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

(o) “Execution Date” shall mean the date hereof.

(p) “Government Authority” means any foreign or domestic, federal, state, county, city or local government or legislative, enforcement, administrative or regulatory authority, stock exchange, agency, department, court, tribunal, legislature, executive, official, instrumentality, commission, body, or other judicial, administrative, or arbitral entity, body, or instrumentality, in each case, with competent jurisdiction, including any supranational body.

(q) “Government Order” means any order, writ, judgment, injunction, approval, decree, declaration, stipulation, settlement, ruling, decision, determination, verdict or award, in each case, that is of or entered by any Government Authority.

(r) “Investment Period” shall have the meaning assigned to such term in Section 7.01 hereof.

(s) “Law” means any law, statute, common law, ordinance, rule, regulation, code, Government Order, award, judgment, injunction, decree, directive, ruling, writ, declaration, approval, or other requirement, obligation, duty or rule of law enacted, adopted, issued, promulgated or enforced by a Government Authority.

(t) “Parties” shall have the meaning assigned to such term in the preamble.

(u) “Permits” means licenses, permits, certificates, franchises, certificates, immunities, exemptions, registrations and other authorizations and approvals that are issued by or obtained from any Government Authority.

(v) “Person” means any individual, bank, corporation, general or limited partnership, association, limited liability company, business trust, unincorporated organization or similar organization, whether domestic or foreign, or any Government Authority.

(w) “Purchaser Material Adverse Effect” means a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(x) “Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission m (SEC) thereunder.

(y) “Shares” shall mean all non-par value bearer shares of the Company issuable to the Purchaser upon exercise of any Draw Down.

Annex E-2

(z) “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other Persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries.

(aa) “Tax” and “Taxes” means all governmental, state, community, municipal or regional taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions of any kind arising in any part of the world which is collected or assessed by, or payable to, a Government Authority or other Person as a result of any enactment relating to tax and all penalties, surcharges and interest included in or relating to any such taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions.

ARTICLE II
ISSUANCE AND SUBSCRIPTION OF SHARES

Section 2.01 Issuance and Subscription of Shares. Upon the terms and subject to the conditions of this Agreement, the Company undertakes to issue, and the Purchaser agrees to subscribe, from time to time during the Investment Period, up to the Aggregate Limit of Shares of the Company, priced at the Subscription Price, pursuant to one or more Draw Down Notices that Rumble may elect to request issuance of the Shares as provided in ARTICLE VI hereof.

Section 2.02 Effective Date. This Agreement has been executed on the Execution Date, and shall become effective immediately.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser as of the Execution Date and as of each date of Rumble’s delivery of a Draw Down Notice:

(a) Organization. The Company is a German stock corporation (Aktiengesellschaft) duly incorporated, validly existing and in good standing under the laws of Germany and has the requisite corporate or other organizational power to own, lease or operate the properties and assets owned, operated or leased by it and to conduct its business as presently conducted.

(b) Authorization, Enforcement. The Company has full corporate power and authority to execute and deliver this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto and to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in particular to issue any Shares hereunder, and each such certificate or other instrument required to be executed and delivered by the Company pursuant hereto. The execution, delivery and performance of this Agreement have been, and the consummation of the transactions contemplated hereby (including the issuance of the Shares hereunder) will have been, by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company. None of the execution, delivery and performance of this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant to this Agreement, and the consummation of the transactions contemplated hereby, by the Company requires any authorization, vote or other approval of the shareholders of the Company pursuant to the Constituent Documents of the Company or applicable Law. The resolution of the Company’s general meeting to create Authorized Capital 2024/II, on the basis of which new shares are being issued hereunder, has been adopted in accordance with the Constituent Documents of the Company and applicable Law, is not subject to any actions for rescission or annulment, and the implementation of any capital increase is not subject to any actions for injunctive relief or declaratory relief or other legal remedies.

(c) Binding Effect. This Agreement has been duly executed and delivered by the Company. This Agreement is a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) Non-Contravention. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (with or without notice or passage of time or both) (i) violate or conflict with any provision of the Constituent Documents of the Company,

Annex E-3

(ii) violate or conflict with any Law, Government Order or Permit applicable to the Company or by which any property or asset of the Company is bound, (iii) conflict with, constitute a violation of or breach or default under or give any third-party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any material contract to which the Company is a party or by which the Company is bound or (iv) result in the creation of any Encumbrance (other than permitted encumbrances) on any of the assets or properties of the Company, except in the case of clauses (ii) through (iv) of this Section 3.01(d), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e) Governmental Approvals. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, require no action, consent, approval, authorization, order, license, registration or qualification by or in respect of, or filing with, any Government Authority, other than (i) compliance with any applicable requirements of the AktG, (ii) such actions and filings specifically contemplated under this Agreement, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.02 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Company as of the Execution Date and as of the date of each Draw Down Notice and as of each date of Rumble’s delivery of a Draw Down Notice:

(a) Organization and Standing of the Purchaser. The Purchaser is a Salvadoran Sociedad Anónima de Capital Variable, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate or other organizational power to own, lease or operate the properties and assets owned, operated or leased by it and to conduct its business as presently conducted.

(b) Authorization and Power. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, are within the corporate or other organizational powers of the Purchaser and have been duly and validly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c) Non-Contravention. The execution, delivery and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, do not and will not (with or without notice or passage of time or both) (i) violate or conflict with any provision of the Constituent Documents of the Purchaser, (ii) violate or conflict with any Law, Government Order or Permit applicable to the Purchaser or by which any property or asset of the Purchaser is bound, (iii) conflict with, constitute a violation of or breach or default under or give any third-party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any material contract to which the Purchaser is a party or by which the Purchaser is bound or (iv) result in the creation of any Encumbrance (other than permitted encumbrances) on any of the assets or properties of the Purchaser, except in the case of clauses (ii) through (iv) of this 3.02(c), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not and would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(d) Governmental Approvals. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, require no action, consent, approval, authorization, order, license, registration or qualification by or in respect of, or filing with, any Government Authority, other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities Laws or AktG, any (ii) such actions and filings specifically contemplated under this Agreement, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(e) Litigation or Government Order. There is no Action pending or threatened in writing against the Purchaser, any of their its Affiliates or Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom the Purchaser or any of their respective Affiliates or Subsidiaries may be liable before (or, in the case of threatened Actions, would be before) or by any Government Authority or arbitrator that, assuming such Actions were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate,

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a Purchaser Material Adverse Effect. Purchaser is not a party to or subject to the provisions of any Government Order that has or would reasonably be expected to, individually or in the aggregate, (i) materially and adversely affect the legality, validity or enforceability of this Agreement, (ii) prevent or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement or (iii) have a Purchaser Material Adverse Effect.

(f) Financing. The Purchaser has, and will continue to have through the applicable date of such obligation, sufficient cash or other sources of immediately available funds to enable it to consummate the subscription of the maximum amount of Shares up to the Aggregate Limit.

(g) Independent Investment Decision. The Purchaser has independently evaluated the merits of its decision to subscribe for the Shares pursuant hereto. The Purchaser understands that nothing in this Agreement nor any other materials presented by or on behalf of the Company to the Purchaser in connection with the acquisition of the Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Shares hereunder.

ARTICLE IV
COVENANTS

Section 4.01 Covenant of the Company. The Company covenants with the Purchaser that the Company will have available, and shall reserve and keep available at all times during the Investment Period, a portion of the Authorized Capital 2024/II in the amount of at least EUR 12,839,335.00, or a portion of any newly established authorized capital with terms comparable to the Authorized Capital 2024/II in an amount of at least EUR 12,839,335.00 and the Company will not use or utilize the Authorized Capital 2024/II without the prior written consent of the Purchaser.

ARTICLE V
CONDITIONS TO THE SUBSCRIPTION AND ISSUANCE OF THE SHARES

Section 5.01 Conditions Precedent to the Obligation of the Company to Issue the Shares. Following Rumble’s delivery of a Draw Down Notice, the obligation hereunder of the Company to issue the Shares to the Purchaser under any Draw Down Notice is subject to the satisfaction or waiver of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a) Accuracy of the Purchaser’s Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the Execution Date and the date of Rumble’s delivery of a Draw Down Notice.

(b) No Injunction. There shall be no Government Order or other Law in any jurisdiction in which either Purchaser or the Company has material business operations in effect enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

Section 5.02 Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down and Subscribe the Shares. The obligation hereunder of the Purchaser to accept a Draw Down and to acquire, and pay the contributions for, the Shares is subject to the satisfaction or waiver, on the date of Rumble’s delivery of a Draw Down Notice of each of the conditions set forth below. The conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion.

(a) BCA Conditions. The conditions set forth in Section 4.21 and Section 4.22 of the BCA shall have been satisfied or waived in accordance with the BCA.

(b) Legal Opinion. The Purchaser and Rumble shall have received a German-law legal opinion from Gleiss Lutz Hootz Hirsch PartmbB Rechtsanwälte, Steuerberater, legal advisor to the Company, in form and substance satisfactory to the Purchaser, in particular, but not limited to, relating to customary statements on capacity of the Company, enforceability of this Agreement, valid issuance of the newly issued shares and no stamp tax.

(c) Accuracy of the Company’s Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, each of the representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the date when made and as of the date of Rumble’s delivery of a Draw Down Notice, as though made at that time.

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(d) No Injunction. There shall be no Government Order or other Law in any jurisdiction in which either Purchaser or the Company has material business operations in effect enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

(e) Covered Taxes. The Parties have agreed on the existence of Covered Taxes that are due and payable, or the existence of such Covered Taxes has been established, all as set forth in Section 5.03 and the Draw Down Amount Requested in the applicable Draw Down Notice does not exceed the amount of Covered Taxes that are agreed or established to be due and payable.

(f) Aggregate Limit. The issuance and sale of the Shares issuable pursuant to such Draw Down Notice will not violate Section 6.02 hereof.

Section 5.03 Establishment of Covered Taxes.

(a) Prior to Rumble issuing a Draw Down Notice, the Company shall furnish to the Purchaser and Rumble (i) each assessment, audit paper and other communication with the relevant tax authorities indicating that a Covered Tax is due and payable; (ii) the relevant accounting records of the Company and/or its Subsidiaries necessary for the calculation of the relevant Covered Taxes; and (iii) a tax legal analysis from a reputable tax advisor detailing the existence and amount of the relevant Covered Taxes for which the Company intends to issue a Draw Down Notice and the merits of the relevant tax authority’s determination that such Covered Tax is due and payable (a “Tax Notice”).

(b) If the Purchaser does not dispute a Tax Notice duly submitted by the Company within fifteen (15) Business Days in writing (email being sufficient) (a “Dispute Notice”), the existence of the relevant Covered Taxes shall be established for purposes of this Agreement, and, subject to the other conditions set forth herein, Rumble may proceed to issue a Draw Down Notice.

(c) If the Purchaser provides Rumble and the Company with a Dispute Notice, the Parties shall use reasonable endeavors to discuss the existence of the relevant Covered Taxes and reach an agreement within fifteen (15) Business Days after receipt of the Dispute Notice by the Company. If the Parties are unable to agree on the Covered Taxes within this time frame, they shall jointly select one of the big four accounting firms as an expert to resolve on the existence of the Covered Taxes and when such Covered Taxes are due and payable or otherwise required to be accrued as a liability under GAAP or IFRS (the “Expert”), provided that this may not be the tax advisor who has provided the analysis pursuant to Section 5.03(a).

(d) The Parties shall duly cooperate with the Expert and furnish all documents and other information requested by the Expert in a timely manner, and the Company shall ensure that the Company and its Subsidiaries will provide such information.

(e) The decision of the Expert shall be final and binding upon the Parties. The costs of the Expert shall be borne by the Parties in equal amounts.

ARTICLE VI
DRAW DOWN TERMS

Section 6.01 Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, and subject to Section 6.02 below, the Parties undertake (unless otherwise mutually agreed upon by the Parties in writing) to carry out the following steps if at any time during the Investment Period, Rumble provides a notice to the Purchaser of Rumble’s exercise of any Draw Down via email (the “Draw Down Notice”), substantially in the form attached hereto as Exhibit A, for a specified Draw Down Amount Requested of up to an aggregate amount equal to the quantity of the Aggregate Limit for the purpose of funding accrued and unpaid and/or potential future Covered Taxes:

(a) Without undue delay, the Purchaser shall provide the Company with a closing notice in the form of Exhibit B attached hereto.

(b) The Company shall, to the extent legally permissible, procure that the management board and the supervisory board of the Company adopt corresponding resolutions regarding the utilization of the Company’s Authorized Capital 2024/II for a cash share capital increase of the Company under exclusion of the pre-emption rights of the other shareholders of the Company pursuant to section 186 para. 3 sentence 4 AktG in an amount equal to the Draw Down Amount Requested and shall procure that only the Purchaser is admitted to subscribe to such shares.

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(c) Following passing of the corresponding resolutions by the Company, the Purchaser shall subscribe for the new Shares by delivering to the Company duplicates of a duly signed subscription certificate (Zeichnungsschein) in customary form.

(d) The Purchaser shall pay, or arrange for payment of an amount equal to the product of the number of the subscribed Shares and the Reference Price (as defined in the Tether Transaction Support Agreement) (the “Subscription Price”) to a special account of the Company as specified by the Company held at the settlement agent (to be appointed by the Company), provided that this price meets the minimum threshold under German law. For this purpose, the Reference Price is to be calculated as of the date the Draw Down Notice is received by the Purchaser.

(e) The Company shall without undue delay, upon receipt of the Subscription Price, submit the application for registration of the share capital increase to the commercial register of the Company.

(f) Following registration of the share capital increase in the commercial register of the Company, the Company shall without undue delay arrange for the (i) inclusion to trading of the newly issued Shares in the open market of the Frankfurt Stock Exchange and (ii) delivery of the newly issued Shares to the Purchaser’s depository account as specified by the Purchaser.

(g) The Parties undertake to deliver the required contact details of and instructions to their respective custodian banks to arrange for the settlement of the newly issued Shares to the Purchaser.

(h) Following completion of the relevant capital increase, the Company shall provide the Purchaser with evidence reasonably satisfactory to Purchaser to show that the Company has actually utilized the funds from the sale of the Shares to settle the relevant Covered Taxes.

Section 6.02 Aggregate Limit. Notwithstanding anything to the contrary herein, in no event may Rumble issue a Draw Down Notice to the extent that the issuance of Shares pursuant thereto and pursuant to all prior Draw Down Notices issued pursuant to Section 6.01 would cause the Company to issue or the Purchaser to subscribe an aggregate number of Shares exceeding the Aggregate Limit. If Rumble issues a Draw Down Notice that otherwise would permit the Purchaser to subscribe for a number of Shares which would cause the aggregate subscriptions by Purchaser hereunder to exceed the Aggregate Limit, such Draw Down Notice shall be void ab initio.

ARTICLE VII
TERMINATION

Section 7.01 Term, Termination by Mutual Consent. This Agreement shall terminate automatically on the earlier of (i) date of Closing and (ii) the date the BCA and/or the Tether Transaction Support Agreement are terminated (the “Investment Period”).

Section 7.02 Effect of Termination. If this Agreement is terminated as provided in Section 7.01 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 8.10 hereof.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Fees and Expenses. Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement. The Company shall bear any fees and expenses in connection with capital increases under this Agreement.

Section 8.02 US Securities Laws. The Purchaser hereby represents and warrants to the Company that it is outside the United States (as defined in Regulation S under the Securities Act) and acknowledges and agrees that the Shares which it is committing to purchase pursuant to this Agreement have not been and will not be registered under the Securities Act or with any regulatory authority of any state or other jurisdiction in the United States.

Section 8.03 Specific Enforcement, Consent to Jurisdiction.

(a) The Company, Rumble and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions from any court of competent jurisdiction or arbitral authority to prevent or cure breaches of the provisions of this Agreement

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by the other party and to enforce specifically the terms and provisions hereof; such right is in addition to any other remedy to which either party may be entitled by law or equity, without the necessity of posting a bond or other security or the burden of proving actual damages.

(b) All disputes, controversies or claims between the Parties arising out of or in connection with this agreement (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate, the International Center for Dispute Resolution, in New York City. The arbitration tribunal shall be composed of one arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

Section 8.04 Entire Agreement; Amendment. This Agreement represent the entire agreement of the Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by either party relative to the subject matter hereof not expressly set forth herein. No provision of this Agreement may be amended other than by a written instrument signed by both Parties.

Section 8.05 Notices.

(a) Any notice, request, claim, demand or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i) in writing in English; and

(ii) delivered by hand, registered mail or by courier using an internationally recognized courier company, or transmitted by email

(b) A Notice to any Party shall be sent to such Party at the following address, or such other Person or address as such Party may designate by delivery of Notice to each other Party in accordance herewith:

If to the Company:	Northern Data AG An der Welle 3 60322 Frankfurt/Main Germany
Attention:
With a copy (which shall not constitute notice):	Gleiss Lutz Hootz Hirsch PartmbB Rechtsanwälte Taunusanlage 11, 60329 Frankfurt/Main Email: stephan.aubel@gleisslutz.com
If to Rumble:	Rumble, Inc. 444 Gulf of Mexico Dr. Longboat Key, Florida 34228
Attention:

Email:
With a copy (which shall not constitute notice):	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 Attention: Russel L. Leaf, Sean M. Ewen Email: rleaf@willkie.com; sewen@willkie.com
If to the Purchaser:	Tether Investments, S.A. de C.V. Final Av. La Revolucion, San Benito Edif. Centro, Corporativo Presidente Plaza Nivel 12 San Salvador, Republica de El Salvador
Attention:

Email:

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With a copy (which shall not constitute notice):

McDermott Will & Schulte Rechtsanwälte Steuerberater LLP

Oberlindau 54-56

60323 Frankfurt am Main

Germany

Attention: Dr. Felix Ganzer

and

McDermott Will & Schulte LLP

One Vanderbilt Avenue

New York, NY 10017-3852

Attention: Daniel Woodard

Email: dwoodard@mwe.com

(c) A Notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, registered post or courier; or

(ii) when sent by email (with email confirmation of receipt, including automated electronic confirmation of receipt).

Section 8.06 Waivers. No waiver by either Party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.

Section 8.07 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.08 Successors and Assigns. Neither party may assign this Agreement to any Person without the prior consent of the other party.

Section 8.09 Governing Law; Arbitration.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without recourse to any conflicts of law provisions.

(b) All disputes arising under or in connection with this Agreement (including any dispute in connection with a breach, termination or its validity) shall be finally settled, under exclusion of any state court’s competence, by three (3) arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS)), including the Supplementary Rules for Expedited Proceedings, as applicable as of the filing of the claim. Each arbitrator shall be eligible for the office of a judge in Germany and have proven expertise and professional expertise as is required for the relevant dispute at hand. The venue of the arbitration shall be Frankfurt am Main, Germany. The language of the arbitral proceedings shall be English. Documents already existing as at the date of this Agreement may also be submitted in the German language.

Section 8.10 Survival. The representations and warranties of the Company and the Purchaser contained in ARTICLE III and the covenants contained in ARTICLE IV shall survive the execution and delivery hereof until the termination of this Agreement, and the agreements and covenants set forth in Article VI of this Agreement shall survive the execution and delivery hereof.

Section 8.11 Counterparts. This Agreement and the other agreements referred to herein may be executed in any number of counterparts, each of which shall be deemed to constitute an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of and be delivered by all Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, DocuSign, and any facsimile or electronic signature shall constitute an original for all purposes.

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Section 8.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, void or unenforceable, (a) a suitable and equitable provision shall be negotiated by the Parties in good faith in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.13 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement. Each Party hereby expressly agrees that, in the event that any action or determination of any regulatory or governmental authority, or the refusal or failure of any other governmental approval, would or does prohibit or otherwise materially interfere with the ability of the Parties to effect the transactions contemplated by this Agreement in the manner contemplated by and described in it, each such Party shall use its good-faith best efforts to resolve and cure such condition, including, without limitation, by amending this Agreement to the extent necessary therefor.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

NORTHERN DATA AG
By:	/s/ John Hoffman
Name:	John Hoffman
Title:	Co-Chief Executive Officer
RUMBLE INC.
By:	/s/ Chris Pavlovsk
Name:	Chris Pavlovski
Title:	Chief Executive Officer
TETHER INVESTMENTS, S.A. DE C.V.
By:	/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator

[Signature Page to Equity Commitment Agreement (Northern Data)]

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EXHIBIT A

FORM OF DRAW DOWN NOTICE

Reference is made to the Equity Commitment Agreement dated as of November 10, 2025 (the “Commitment Agreement”) by and among Northern Data AG, a German stock corporation (Aktiengesellschaft), Rumble Inc., a corporation incorporated under the laws of the State of Delaware and Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Commitment Agreement.

All conditions precedent to the obligations of the Purchaser contained in Section 5.02 and Section 5.03 of the Commitment Agreement have been met and the representations and warranties of the Company contained in ARTICLE III of the Commitment Agreement shall be true and correct in all material respects on and as of the Settlement Date.

In accordance with and pursuant to Section 6.01 of the Commitment Agreement, Rumble hereby issues this Draw Down Notice to exercise a Draw Down request for the Draw Down Amount indicated below.

Draw Down Amount Requested:
Dollar Amount and Number of Shares Currently Available under the Aggregate Limit:
Dated: ____________________________	By:	Rumble Inc.

Name:
Title:

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EXHIBIT B

FORM OF CLOSING NOTICE

To:

Northern Data AG

An der Welle 3

60322 Frankfurt/Main

Germany

Attention: John Hoffman

Attention:

We refer to the equity commitment agreement (the “Agreement”) dated November 10, 2025, by and among Rumble, Inc., us and yourselves and to the Draw Down Notice delivered to us by Rumble on _______________ 20___. Terms defined in the Agreement have the same meaning herein.

We hereby request that you take all steps required to utilize your Authorized Capital 2024/II, including the adoption of all required resolutions of your management board and your supervisory board to issue in connection with a cash share capital increase under exclusion of the pre-emption right of the other shareholders of the Company pursuant to section 186 para. 3 sentence 4 AktG and deliver such Shares in accordance with the following instructions:

______________________________________________________________________________________________

Signed by: _________________________
Name: _____________________________
Date: ______________________________
For and on behalf of
Tether Investments, S.A. de C.V.

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Annex F

Execution Version

EQUITY COMMITMENT AGREEMENT

dated as of November 10, 2025

by and among

RUMBLE INC.

and

TETHER INVESTMENTS, S.A. DE C.V.

EXHIBITS

Exhibit A	Form of Pre-Funded Warrant
Exhibit B	Form of Draw Down Notice
Exhibit C	Form of Closing Notice

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equity commitment AGREEMENT

November 10, 2025

This EQUITY COMMITMENT AGREEMENT (this “Agreement”) is made and entered into as of the date first above written by and among Rumble Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), and Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable (the “Purchaser”, and together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company is currently entering into a (1) Transaction Support Agreement, dated as of the date hereof, by and between the Company and the Purchaser (the “Tether Transaction Support Agreement”), a Financing Commitment Agreement by and between the Company, Northern Data AG, a German stock corporation (Aktiengesellschaft) (“NDAG), and the Purchaser (the “Initial Financing Commitment Agreement”), and (2) a Business Combination Agreement, dated as of the date hereof, by and between the Company and NDAG” (the “BCA”);

WHEREAS, following the Closing (as defined in the Tether Transaction Support Agreement) (the “Closing”), the Parties desire that, upon the terms and subject to the conditions contained herein, the Company may issue and sell to the Purchaser, and the Purchaser may purchase from the Company up to the Aggregate Limit of the Company’s Shares (as defined below) to fund Covered Taxes (as defined herein);

WHEREAS, such investments will be made in reliance upon the provisions of Section 4(a)(2) of the Securities Act (“Section 4(a)(2)”) and Rule 506 of Regulation D promulgated by the Commission under the Securities Act (“Regulation D”), and upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in the Shares to be made hereunder; and

WHEREAS, the Parties are concurrently entering into an Amendment and Restated Registration Rights Agreement in the form attached as an amendment to the Tether Transaction Support Agreement (the “Registration Rights Agreement”), pursuant to which the Company shall register the resale of the Shares by the Purchaser, upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions.

(a) “Action” means any civil, criminal or administrative action, suit, demand, claim, case, litigation, mediation, arbitration, opposition, objection, cancellation, inquiry, charge, subpoena, audit, examination, hearing, dispute, investigation or other proceeding (whether civil, criminal or administrative).

(b) “Affiliate” means with respect to a party to this Agreement (i) any company of which over fifty percent (50%) of its issued and voting share capital is owned or controlled, directly or indirectly, by said party, or (ii) any company which owns or controls, directly or indirectly, over fifty percent (50%) of the issued and voting share capital of such party, or (iii) any company owned or controlled, directly or indirectly, to the extent of over fifty percent (50%) or more of the issued and voting share capital, by any of the foregoing.

(c) “Aggregate Limit” shall have the meaning assigned to such term in Section 2.01 hereof.

(d) “Business Day” means any day other than a Saturday, a Sunday, on which banks located in New York, New York, United States, and Frankfurt am Main, Germany, are generally open for business.

(e) “Closing” shall have the meaning set forth in the Recitals.

(f) “Commission” shall mean the Securities and Exchange Commission or any successor entity.

(g) “Common Shares” means shares of the Company’s Class A Common Stock.

(h) “Company Material Adverse Effect” means a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement.

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(i) “Constituent Documents” means, with respect to any corporation, its charter and bylaws; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; and, with respect to each other Person, its comparable constitutional instruments or documents (and, in each case, such similar instruments or documents as applicable under the relevant jurisdiction).

(j) “Covered Taxes” means any unpaid Taxes of NDAG or any of its Subsidiaries arising for any tax period prior to the Closing, but shall not apply to (i) Taxes arising from actions taken by NDAG or its Subsidiaries with the Company’s prior written consent between the execution of the BCA and the Closing, and (ii) Taxes on capital gains, income Taxes, or customary asset transfer Taxes, except to the extent such Taxes become due and payable as a result of an audit by a tax authority or are otherwise claimed or demanded by tax authorities because such Taxes have not been timely paid.

(k) “Draw Down” means the transactions contemplated under Section 6.01 of this Agreement.

(l) “Draw Down Amount” means the actual amount of proceeds to be paid by the Purchaser in connection with a Draw Down.

(m) “Draw Down Amount Requested” shall mean the number of Shares requested by the Company in its Draw Down Notice as provided in Section 6.01(d) hereof.

(n) “Draw Down Notice” shall have the meaning assigned to such term in Section 6.01(c) hereof.

(o) “Encumbrance” means any mortgage, deed of trust, title defect, easement, license, lien, right of way, levy, security interest, assignment, restriction, charge, pledge, hypothecation, preemptive right, preference, participation interest, claim, option, or right of first refusal.

(p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

(q) “Execution Date” shall mean the date hereof.

(r) “Government Authority” means any foreign or domestic, federal, state, county, city or local government or legislative, enforcement, administrative or regulatory authority, agency, department, court, tribunal, legislature, executive, official, instrumentality, commission, body, or other judicial, administrative, or arbitral entity, body, or instrumentality, in each case, with competent jurisdiction, including any supranational body and any Self Regulatory Organization.

(s) “Government Order” means any order, writ, judgment, injunction, approval, decree, declaration, stipulation, settlement, ruling, decision, determination, verdict or award, in each case, that is of or entered by any Government Authority.

(t) “IFRS” means the international financial reporting standards promulgated by the European Union, as amended, together with the interpretations of the International Financial Reporting Standards Interpretations Committee as adopted by the European Union and in accordance with application of commercial law provisions pursuant to Section 315e para. 1 of the German Commercial Code (Handelsgesetzbuch).

(u) “Investment Period” shall have the meaning assigned to such term in Section 7.01 hereof.

(v) “Law” means any law, statute, common law, ordinance, rule, regulation, code, Government Order, award, judgment, injunction, decree, directive, ruling, writ, declaration, approval, or other requirement, obligation, duty or rule of law enacted, adopted, issued, promulgated or enforced by a Government Authority.

(w) “Parties” shall have the meaning assigned to such term in the preamble

(x) “Permits” means licenses, permits, certificates, franchises, certificates, immunities, exemptions, registrations and other authorizations and approvals that are issued by or obtained from any Government Authority.

(y) “Person” means any individual, bank, corporation, general or limited partnership, association, limited liability company, business trust, unincorporated organization or similar organization, whether domestic or foreign, or any Government Authority.

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(z) “Principal Market” shall mean the Nasdaq Global Market or any other U.S. national securities exchange on which the Shares are traded.

(aa) “Purchaser Material Adverse Effect” means a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(bb) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

(cc) “Self Regulatory Organization” means (a) any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, and (b) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

(dd) “Settlement Date” shall have the meaning assigned to such term in Section 6.01(c) hereof.

(ee) “Shares” shall mean, collectively, all of the Common Shares of the Company issuable to the Purchaser upon exercise of any Draw Down.

(ff) “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other Persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries.

(gg) “Tax” and “Taxes” means all governmental, state, community, municipal or regional taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions of any kind arising in any part of the world which is collected or assessed by, or payable to, a Government Authority or other Person as a result of any enactment relating to tax and all penalties, surcharges and interest included in or relating to any such taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions.

(hh) “Transaction Documents” shall mean (i) this Agreement, (ii) the Registration Rights Agreement, (iii) the Pre-Funded Warrant, (iv) the Customer Agreement, (v) the Transaction Agreement Amendment, (vi) the CEO Purchase Agreement, (vii) the Apeiron Purchase Agreement, (viii) the Shareholder Loan Amendment, (ix) the Confidentiality Agreement, (x) the BCA, (xi) the Tether Transaction Support Agreement and each other document delivered or required to be delivered pursuant to the aforementioned agreements, each of (iv) – (ix), as defined in the Tether Transaction Support Agreement.

ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.01 Purchase and Sale of Shares.

(a) Upon the terms and subject to the conditions of this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company from time to time during the Investment Period, up to an aggregate amount of $200,000,000.00 (the “Aggregate Limit”) in exchange for duly authorized, validly issued, fully paid and non-assessable Common Shares (and/or Pre-Funded Warrants, as applicable) of the Company, priced at the Unaffected Price per Common Share (or Pre-Funded Warrant), pursuant to one or more Draw Down Notices that the Company may elect to issue as provided in ARTICLE VI hereof. The aggregate dollar amount of all Draw Down Amounts pursuant to the terms and conditions of this Agreement shall not exceed the Aggregate Limit.

(b) Following Closing (but not before or at Closing), in lieu of delivering Common Shares to the Purchaser, the Company may elect in any Draw Down Notice to deliver to the Purchaser a loan agreement as follows:

(i) if the loan agreement to be entered into between the Purchaser and Rumble NODE HoldCo attached hereto as Exhibit E (the “Incremental Loan Agreement”) remains outstanding at the time of Draw Down Notice, the loan shall be with Rumble NODE HoldCo (as defined in the Incremental Loan Agreement) as the borrower and the Purchaser as the lender in an aggregate principal amount equal to the amount specified by the Company in such Draw Down Notice in accordance with Section 6.01 and on the same terms as the Incremental Loan Agreement.

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(ii) if the Incremental Loan Agreement is no longer outstanding at the time of the Draw Down Notice, the Company and Purchaser shall enter into a new loan agreement on terms substantially identical to the Incremental Loan Agreement prior to its termination, including the provision of security and covenants.

(c) Notwithstanding the foregoing, only to the extent that the issuance of Common Shares hereunder would result in the Purchaser and its Affiliates owning in excess of 9.9% of the outstanding voting power of the capital stock of the Company after giving effect to such issuance (the “Ownership Limitation”), in lieu of delivering to the Purchaser such number of Common Shares in excess of the Ownership Limitation, the Company shall deliver to the Purchaser a pre-funded warrant in the form attached hereto as Exhibit A (the “Pre-Funded Warrant”) exercisable on a cashless basis into such number of Common Shares so that the Purchaser and its Affiliates do not own in excess of the Ownership Limitation after giving effect to issuance of Common Shares hereunder. No later than five (5) Business Days prior to each Settlement Date, the Purchaser shall inform the Company of the number of Common Shares held by the Purchaser and the Company shall inform the Purchaser of the number of Common Shares for purposes of calculating the number of Common Shares to be issued at Closing and the number of Common Shares to be included in the Pre-Funded Warrant.

(d) The Aggregate Limit shall be reduced on a dollar-for-dollar basis for any amounts already drawn under the Initial Financing Commitment Agreement.

Section 2.02 The Shares.

(a) By reason of a specific exemption from the registration provisions of the Securities Act, Purchaser understands that the Shares (and/or Pre Funded Warrants, as applicable) have not been registered under the Securities Act. Purchaser understands that the Shares (and/or Pre Funded Warrants, as applicable) will consist of “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Purchaser may dispose of the Shares (and/or Common Shares underlying the Pre Funded Warrants, as applicable) only pursuant to an effective registration statement with the Commission and in compliance with applicable requirements of state authorities, or an exemption from such registration and requirements. Purchaser acknowledges that, other than as set forth in the Registration Rights Agreement, the Company has no obligation to register or qualify the Shares (and/or any Common Shares underlying the Pre Funded Warrants, as applicable).

(b) Any certificate(s) representing the Shares (and/or Common Shares issuable upon conversion of any Pre-Funded Warrants, as applicable) will be imprinted, and any such securities issued in non-certificated book-entry form will have a notation in the Company’s stock ledger and other appropriate books and records, with a legend in substantially the following form (in the case of securities issued in non-certificated book-entry form, reflecting conforming changes consistent with the non-certificated book-entry form):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING SUCH SALE, ASSIGNMENT OR TRANSFER OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

Section 2.03 Effective Date; Settlement Dates.

(a) This Agreement has been executed on the Execution Date, but will become effective only immediately prior to the Closing.

(b) The issuance and sale of Shares (and/or Pre-Funded Warrants, as applicable) to the Purchaser pursuant to any Draw Down shall occur on the applicable Settlement Date(s) in accordance with ARTICLE VI; provided that all of the conditions precedent thereto set forth in ARTICLE V theretofore shall have been fulfilled on or prior to such Settlement Date.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser as of the Execution Date and as of each Settlement Date:

(a) Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power to own, lease or operate the properties and assets owned, operated or leased by it and to conduct its business as presently conducted.

(b) Authorization, Enforcement. The Company has full corporate power and authority to execute and deliver this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto and to perform its obligations under, and consummate the transactions contemplated by, this Agreement and each such certificate or other instrument required to be executed and delivered by the Company pursuant hereto. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby (including the issuance of the Shares and/or Pre-Funded Warrants hereunder), by the Company have, subject to receipt of the stockholder approval contemplated by the Written Consent (as defined in the Tether Transaction Support Agreement)), been duly and validly authorized by all necessary corporate action on the part of the Company. None of the execution, delivery and performance of this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant to this Agreement, and the consummation of the transactions contemplated hereby, by the Company requires any authorization, vote or other approval of the shareholders of the Company (other than the Written Consent (as defined in the Tether Transaction Support Agreement)) pursuant to the Constituent Documents of the Company or applicable Law.

(c) Issuance of Shares. The issuance of all Common Shares that may be issued pursuant to this Agreement has been duly authorized and, upon issuance in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and in each case, free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). The issuance of any Pre-Funded Warrant pursuant to this Agreement shall be duly authorized, and upon the due execution, issuance and delivery, the Pre-Funded Warrant will be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The issuance of Common Shares underlying any such Pre-Funded Warrant shall be duly authorized, and upon issuance in accordance with the exercise of the Pre-Funded Warrant, such Common Shares will be validly issued, fully paid and non-assessable and free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents), with the holder being entitled to all rights accorded to a holder of Common Shares.

(d) Binding Effect. This Agreement has been duly executed and delivered by the Company. This Agreement is a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) Non-Contravention. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (with or without notice or passage of time or both) (i) violate or conflict with any provision of the Constituent Documents of the Company, (ii) violate or conflict with any Law, Government Order or Permit applicable to the Company or by which any property or asset of the Company is bound, (iii) conflict with, constitute a violation of or breach or default under or give any third-party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any material contract to which the Company is a party or by which the Company is bound or (iv) result in the creation of any Encumbrance (other than permitted encumbrances) on any of the assets or properties of the Company, except in the case of clauses (ii) through (iv) of this 3.01(e), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(f) Governmental Approvals. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Government Authority, other than (i) compliance with any applicable requirements of the

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Securities Act, the Exchange Act and any other U.S. state or federal securities Laws or AktG, any (ii) such actions and filings specifically contemplated under this Agreement, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.02 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Company as of the Execution Date and as of the date of each Draw Down Notice and as of each Settlement Date:

(a) Organization and Standing of the Purchaser. The Purchaser is a Salvadoran Sociedad Anónima de Capital Variable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers and all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted.

(b) Authorization and Power. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, are within the corporate or other organizational powers of the Purchaser and have been duly and validly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c) Non-Contravention. The execution, delivery and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, do not and will not (with or without notice or passage of time or both) (i) violate or conflict with any provision of the Constituent Documents of the Purchaser, (ii) violate or conflict with any Law, Government Order or Permit applicable to the Purchaser or by which any property or asset of the Purchaser is bound, (iii) conflict with, constitute a violation of or breach or default under or give any third-party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any material contract to which the Purchaser is a party or by which the Purchaser is bound or (iv) result in the creation of any Encumbrance (other than permitted encumbrances) on any of the assets or properties of the Purchaser, except in the case of clauses (ii) through (iv) of this 3.02(c), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not and would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(d) Governmental Approvals. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Government Authority, other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities Laws or AktG, any (ii) such actions and filings specifically contemplated under this Agreement, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(e) Litigation or Government Order. There is no Action pending or threatened in writing against the Purchaser, any of their its Affiliates or Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom the Purchaser or any of their respective Affiliates or Subsidiaries may be liable before (or, in the case of threatened Actions, would be before) or by any Government Authority or arbitrator that, assuming such Actions were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser is not a party to or subject to the provisions of any Government Order that has or would reasonably be expected to, individually or in the aggregate, (i) materially and adversely affect the legality, validity or enforceability of this Agreement, (ii) prevent or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement or (iii) have a Purchaser Material Adverse Effect..

(f) Securities Law Compliance. The Purchaser is financially sophisticated and is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. The Purchaser understands that the Common Shares and/or Pre-Funded Warrants issued hereunder has not been registered under the securities laws of any jurisdiction, including the Securities Act, and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws. Pursuant to this Agreement, the Purchaser is acquiring the Common Shares and/or Pre-Funded Warrants issued hereunder for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. The Purchaser has not, directly or indirectly, offered the Common Shares and/or Pre-Funded Warrants issuable hereunder to anyone or

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solicited any offer to buy the Common Shares and/or Pre-Funded Warrants issuable hereunder from anyone, in each case that would have the effect of bringing to such offer and sale of the Common Shares and/or Pre-Funded Warrants issued hereunder by the Purchaser within the registration requirements of the Securities Act or the securities Laws of any other jurisdiction.

(g) Financing. The Purchaser has, and will continue to have through the applicable date of such obligation, sufficient cash or other sources of immediately available funds to enable it to consummate the purchase of the maximum amount of Shares and/or Pre-Funded Warrants up to the Aggregate Limit.

(h) Purpose of Investment. The Purchaser intends to hold the Common Shares purchased hereunder, together with any Common Shares held by the Purchaser as of the date hereof, “solely for purposes of investment” as such term is defined by 16 C.F.R. Section 801.1(i), and interpreted under 16 C.F.R. Section 802.9.

(i) Independent Investment Decision. The Purchaser has independently evaluated the merits of its decision to acquire the Common Shares and/or Pre-Funded Warrants pursuant hereto. The Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the acquisition of the Common Shares and/or Pre-Funded Warrants constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Common Shares and/or Pre-Funded Warrants hereunder.

ARTICLE IV
COVENANTS

The Company covenants with the Purchaser, and the Purchaser covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Investment Period.

Section 4.01 Registration Rights Agreement. At the Closing, the Company and the Purchaser shall enter into the Registration Rights Agreement with respect to the Shares.

Section 4.02 Reservation of Shares. The Company will have available, and shall reserve and keep available at all times, free of preemptive and other similar rights of stockholders, the requisite aggregate number of authorized but unissued Common Shares to enable the Company to timely effect the issuance, sale and delivery in full to the Purchaser of all the Shares to be issued and delivered under this Agreement pursuant to one or more Draw Down Notices, in any case prior to the issuance to the Purchaser of such Common Shares and/or Pre-Funded Warrants. The number of Common Shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of Shares actually delivered pursuant to this Agreement and/or upon exercise of any Pre-Funded Warrants.

Section 4.03 Registration and Exchange Listing. The Company will take all action necessary to cause the Shares to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all material respects with its reporting and filing obligations under the Exchange Act and take all action necessary to maintain compliance with such reporting and filing obligations, and will not take any action or file any document (whether or not permitted by the Securities Act) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted under Section 9.19 of the Tether Transaction Support Agreement. The Company shall use its reasonable best efforts to cause the Shares (and/or any Common Shares underlying any Pre-Funded Warrants) to be listed on the Principal Market at such time of issuance, subject to official notice of issuance, but in no event later than ten (10) Business after each applicable Settlement Date.

Section 4.04 Takeover Statutes. The Company shall (a) take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement, take all actions necessary so that such transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such statute or regulation on such transactions.

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ARTICLE V
CLOSING CERTIFICATE; CONDITIONS TO THE SALE AND PURCHASE OF THE SHARES

Section 5.01 Conditions Precedent to the Obligation of the Company to Sell the Shares. Following the Company’s delivery of a Draw Down Notice, the obligation hereunder of the Company to issue and sell the Shares and/or Pre-Funded Warrants to the Purchaser under any Draw Down Notice is subject to the satisfaction or waiver of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a) Accuracy of the Purchaser’s Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the date when made and as of each Settlement Date as though made at that time.

(b) No Injunction. There shall be no Government Order or other Law in any jurisdiction in which either Purchaser or the Company has material business operations in effect enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

Section 5.02 Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down and Purchase the Shares. The obligation hereunder of the Purchaser to accept a Draw Down and to acquire and pay for the Shares (and, for the avoidance of doubt, provide any loan pursuant to Section 2.01(b)) is subject to the satisfaction or waiver, at or before each Settlement Date of each of the conditions set forth below. The conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion.

(a) Accuracy of the Company’s Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, each of the representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the date when made and as of each Settlement Date, as though made at that time.

(b) No Injunction. There shall be no Government Order or other Law in any jurisdiction in which either Purchaser or the Company has material business operations in effect enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

(c) No Suspension. Trading in the Common Shares shall not have been suspended by the Commission or Principal Market.

(d) Compliance with Covenants. The Company and its Subsidiaries have complied in all material respects with all covenants and other obligations under the Incremental Loan Agreement.

(e) Covered Taxes. The Parties have agreed on the existence of Covered Taxes that are (i) due and payable or (ii) otherwise required to be accrued as a liability under IFRS and expected to be due and payable within twelve months, or the existence of such Covered Taxes has been established, all as set forth in Section 5.03 and the Draw Down Amount Requested in the applicable Draw Down Notice does not exceed the amount of Covered Taxes that are agreed or established to be (i) due and payable or (ii) otherwise required to be accrued as a liability under IFRS and expected to be due and payable within twelve months.

(f) Listing Rule 5635(d). The Company shall have received the stockholder approval contemplated by the Written Consent (as defined in the Tether Transaction Support Agreement) and shall otherwise have met all requirements of Nasdaq Listing Rule 5635(d) to issue all of the Shares (including all Common Shares underlying any Pre-Funded Warrants).

(g) Legal Opinion. If requested by the Purchaser, the Purchaser shall have received a legal opinion from the legal advisor to the Company, in form and substance satisfactory to the Purchaser, in particular, but not limited to, stating that (i) the Shares, when issued against payment therefor, will be duly authorized, validly issued, fully paid and non-assessable, (ii) the Pre-Funded Warrant, when issued against payment therefor, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (iii) the Shares underlying the Pre-Funded Warrants, when issued upon exercise of the Pre-Funded Warrants against payment therefor, will be validly issued, fully paid and non-assessable.

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(h) Aggregate Limit. The issuance and sale of the Shares issuable pursuant to such Draw Down Notice will not violate Section 6.02 hereof.

(i) Closing Conditions. All the conditions to the Company’s obligation to close under the Transaction Support Agreement and the BCA have been satisfied or waived.

Section 5.03 Establishment of Covered Taxes.

(a) Prior to issuing a Draw Down Notice, the Company shall furnish to the Purchaser (i) each assessment, audit paper and other communication with the relevant tax authorities indicating that a Covered Tax is due and payable; (ii) the relevant accounting records of NDAG and/or its Subsidiaries necessary for the calculation of the relevant Covered Taxes; and (iii) a tax legal analysis from a reputable tax advisor detailing the existence and amount of the relevant Covered Taxes for which the Company intends to issue a Draw Down Notice and the merits of the relevant tax authority’s determination that such Covered Tax is due and payable (a “Tax Notice”).

(b) If the Purchaser does not dispute a Tax Notice duly submitted by the Company within fifteen (15) Business Days in writing (email being sufficient) (a “Dispute Notice”), the existence of the relevant Covered Taxes shall be established for purposes of this Agreement, and, subject to the other conditions set forth herein, the Company may proceed to issue a Draw Down Notice.

(c) If the Purchaser provides the Company with a Dispute Notice, the Parties shall use reasonable endeavors to discuss the existence of the relevant Covered Taxes and reach an agreement within fifteen (15) Business Days after receipt of the Dispute Notice by the Company. If the Parties are unable to agree on the Covered Taxes within this time frame, they shall jointly select one of the big four accounting firms as an expert to resolve on the existence of the Covered Taxes and when such Covered Taxes are (i) due and payable or (ii) otherwise required to be accrued as a liability under IFRS and expected to be due and payable within twelve months (the “Expert”), provided that this may not be the tax advisor who has provided the analysis pursuant to Section 5.03(a).

(d) The Parties shall duly cooperate with the Expert and furnish all documents and other information requested by the Expert in a timely manner, and the Company shall ensure that NDAG and its Subsidiaries will provide such information.

(e) The decision of the Expert shall be final and binding upon the Parties. The costs of the Expert shall be borne by the Parties in equal amounts.

ARTICLE VI
DRAW DOWN TERMS

Section 6.01 Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, and subject to Section 6.02 below, the Parties agree (unless otherwise mutually agreed upon by the Parties in writing) as follows:

(a) At least ten (10) Business Days prior to the Closing, and subject to the consummation of the Closing, the Company may, in its sole discretion, issue a Draw Down Notice to the Purchaser for a specified Draw Down Amount Requested of up to $200,000,000 for the purpose of funding Covered Taxes that are (i) due and payable or (ii) otherwise required to be accrued as a liability under IFRS and expected to be due and payable within twelve months. The Purchaser shall pay a per-Share amount equal to $7.88 per Common Share and/or Pre-Funded Warrants (less the aggregate exercise price of the Pre-Funded Warrants, as applicable) (subject to adjustment for any stock split, reverse stock split or stock dividend) (the “Unaffected Price”) for any Common Shares and/or Pre-Funded Warrants, as applicable, purchased pursuant to this Section 6.01(a).

(b) From time to time following the Closing until the eighteen (18) month anniversary thereof, the Company may issue a Draw Down Notice to fund Covered Taxes that are (i) due and payable or (ii) otherwise required to be accrued as a liability under IFRS and expected to be due and payable within twelve months, subject to the Aggregate Limit. The Purchaser shall pay a per-Share amount equal to the Unaffected Price for any Common Shares purchased pursuant to this Section 6.01(b).

(c) Each Draw Down shall be settled within ten (10) Business Days of the Purchaser’s receipt of a Draw Down Notice (the “Settlement Date”); provided that the Settlement Date under Section 6.01(a) shall in all cases be the date of the Closing, on or after the consummation of the Closing.

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(d) As a condition to the exercise of any Draw Down, the Company must (i) provide a notice to the Purchaser of the Company’s exercise of any Draw Down via email (the “Draw Down Notice”), substantially in the form attached hereto as Exhibit B, and (ii)  deliver the Shares to the Purchaser in an amount equal to the Draw Down Amount Requested, in Direct Registration System (DRS) non-certificated book-entry form by the Company’s transfer agent and registered in the name of the Purchaser, in form and substance reasonably satisfactory, or, as applicable, deliver to Purchaser a duly executed Pre-Funded Warrant registered in the name of Purchase to purchase up to such number of Shares as determined pursuant to Section 2.01(b). The Draw Down Notice shall specify the Draw Down Amount Requested.

(e) On each Settlement Date, the Purchaser shall (i) provide the Company a closing notice in the form of Exhibit C attached hereto and (ii) make payment for the Shares (and/or Pre-Funded Warrants, as applicable) acquired pursuant to this Agreement to the Company’s designated account by wire transfer of immediately available funds.

(f) Following Closing, the Company shall provide the Purchase with evidence reasonably satisfactory to Purchaser to show that the Company has actually utilized the funds from the sale of the Shares to settle the relevant Covered Taxes.

Section 6.02 Aggregate Limit. Notwithstanding anything to the contrary herein, in no event may the Company issue a Draw Down Notice to the extent that the sale of Shares (and/or Pre-Funded Warrants and/or loan amounts, as applicable) pursuant thereto and pursuant to all prior Draw Down Notices issued pursuant to Section 6.01 would cause the Company to sell or the Purchaser to purchase an aggregate number of Shares (and/or Pre-Funded Warrants and/or loan amounts, as applicable) exceeding the Aggregate Limit, taking into account any amounts already drawn under the Initial Financing Commitment Agreement. If the Company issues a Draw Down Notice that otherwise would permit the Purchaser to purchase a number of Shares (and/or Pre-Funded Warrants and/or loan amounts, as applicable) which would cause the aggregate purchases by Purchaser hereunder to exceed the Aggregate Limit, such Draw Down Notice shall be void ab initio.

ARTICLE VII
TERMINATION

Section 7.01 Term, Termination by Mutual Consent. This Agreement shall terminate automatically on the earlier of (i) the date the BCA is terminated resulting in the Closing not occurring and (ii) the date that is eighteen (18) months from the Closing (the “Investment Period”).

Section 7.02 Effect of Termination. If this Agreement is terminated as provided in Section 7.01 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 8.09 hereof.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Fees and Expenses. Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement.

Section 8.02 Specific Enforcement, Consent to Jurisdiction.

(a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions from any court of competent jurisdiction or arbitral authority to prevent or cure breaches of the provisions of this Agreement by the other party and to enforce specifically the terms and provisions hereof; such right is in addition to any other remedy to which either party may be entitled by law or equity, without the necessity of posting a bond or other security or the burden of proving actual damages.

(b) All disputes, controversies or claims between the Parties arising out of or in connection with this agreement (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate, the International Center for Dispute Resolution, in New York City. The arbitration tribunal shall be composed of one arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

Annex F-10

Section 8.03 Entire Agreement; Amendment. This Agreement and the other Transaction Documents represent the entire agreement of the Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by either party relative to the subject matter hereof not expressly set forth herein. No provision of this Agreement may be amended other than by a written instrument signed by both Parties.

Section 8.04 Notices.

(a) Any notice, request, claim, demand or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i) in writing in English; and

(ii) delivered by hand, registered mail or by courier using an internationally recognized courier company, or transmitted by email

(b) A Notice to any Party shall be sent to such Party at the following address, or such other Person or address as such Party may designate by delivery of Notice to each other Party in accordance herewith:

If to the Company:	Rumble, Inc. 444 Gulf of Mexico Dr. Longboat Key, Florida 34228
Attention:

Email:
With a copy (which shall not constitute notice):	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 Attention: Russel L. Leaf, Sean M. Ewen Email: rleaf@willkie.com; sewen@willkie.com
If to the Purchaser:	Tether Investments, S.A. de C.V. Final Av. La Revolucion, San Benito Edif. Centro, Corporativo Presidente Plaza Nivel 12 San Salvador, Republica de El Salvador
Attention:

Email:
With a copy (which shall not constitute notice):

McDermott Will & Schulte Rechtsanwälte

Steuerberater LLP

Oberlindau 54-56

60323 Frankfurt am Main

Germany

Attention: Dr. Felix Ganzer

and

McDermott Will & Schulte LLP

One Vanderbilt Avenue

New York, NY 10017-3852

Attention: Daniel Woodard

Email: dwoodard@mwe.com

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(c) A Notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, registered post or courier; or

(ii) when sent by email (with email confirmation of receipt, including automated electronic confirmation of receipt).

Section 8.05 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.

Section 8.06 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.07 Successors and Assigns. Neither party may assign this Agreement to any Person without the prior consent of the other party.

Section 8.08 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions except Section 5-1401 of the New York General Obligations Law.

(b) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 8.09 Survival. The representations and warranties of the Company and the Purchaser contained in ARTICLE III and the covenants contained in ARTICLE IV shall survive the execution and delivery hereof until the termination of this Agreement, and the agreements and covenants set forth in Article VI of this Agreement shall survive the execution and delivery hereof.

Section 8.10 Counterparts. This Agreement and the other agreements referred to herein may be executed in any number of counterparts, each of which shall be deemed to constitute an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of and be delivered by all Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, DocuSign, and any facsimile or electronic signature shall constitute an original for all purposes.

Section 8.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, void or unenforceable, (a) a suitable and equitable provision shall be negotiated by the Parties in good faith in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement. Each Party hereby expressly agrees that, in the event that any action or determination of the Commission or other regulatory or governmental authority, or the refusal or failure of any other governmental approval, would or does prohibit or otherwise materially interfere with the ability of the Parties to effect the transactions contemplated by this Agreement in the manner contemplated by and described in it, each such Party shall use its good-faith best efforts to resolve and cure such condition, including, without limitation, by amending this Agreement to the extent necessary therefor.

[Signature Page Follows]

Annex F-12

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

RUMBLE INC.
By:	/s/ Chris Pavlovski
Name:	Chris Pavlovski
Title:	Chief Executive Officer

TETHER INVESTMENTS, S.A. DE C.V.
By:	/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator

[Signature Page to Equity Commitment Agreement]

Annex F-13

EXHIBIT A

form of PRE-FUNDED warrant

[Omitted.]

Annex F-14

EXHIBIT B

FORM OF DRAW DOWN NOTICE

Reference is made to the Equity Commitment Agreement dated as of November 10, 2025 (the “Commitment Agreement”) by and among Rumble Inc., a corporation incorporated under the laws of the State of Delaware and Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Commitment Agreement.

All conditions precedent to the obligations of the Purchaser contained in Section 5.02 of the Commitment Agreement have been met and the representations and warranties of the Company contained in Section 3.01 of the Commitment Agreement shall be true and correct in all material respects on and as of the Settlement Date.

In accordance with and pursuant to Section 6.01 of the Commitment Agreement, the Company hereby issues this Draw Down Notice to exercise a Draw Down request for the Draw Down Amount indicated below.

Draw Down Amount Requested:
Settlement Date:
Dollar Amount and Number of Shares Currently Available under the Aggregate Limit:
Dated: ____________________________	By:	Rumble Inc.

Name:
Title:

Annex F-15

EXHIBIT C

FORM OF CLOSING NOTICE

To:

Rumble, Inc.

444 Gulf of Mexico Dr.

Longboat Key, Florida 34228

Attention: Chris Pavlovski

Attention:

We refer to the equity commitment agreement (the “Agreement”) dated November 10, 2025, by and among us and yourselves and to the Draw Down Notice delivered to us on _______________ 20___. Terms defined in the Agreement have the same meaning herein.

We hereby request that you deliver such Shares in accordance with the following instructions:

Signed by: __________________________
Name: _____________________________
Date: ______________________________
For and on behalf of
Tether Investments, S.A. de C.V.

Annex F-16

Annex G

Execution Version

Advertising Services Master Agreement

This Advertising Services Master Agreement (this “Agreement”), dated as of November 10, 2025 is entered into between Rumble, Inc., a Delaware corporation (the “Service Provider”), and Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable (“Client”).

WHEREAS, Service Provider is in the business of providing a video-sharing platform and sells advertising services; and

WHEREAS, Client desires to retain Service Provider to provide advertising services.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Service Provider Services and Responsibilities.

1.1. Services.

(a) Commencing on February 15, 2026 (the “Initial Service Date”) and continuing thereafter during the Term, Service Provider shall sell and provide to Client the advertising services (the “Services”) set out more specifically in one or more insertion orders in the form attached hereto as Exhibit A (including the Rumble Advertising Terms and Conditions referenced therein, as such may be amended from time to time, each, an “Insertion Order” or “IO”). to be issued by Client and accepted by Service Provider The parties shall set forth each agreed task in an Insertion Order. Insertion Orders shall be deemed accepted and incorporated into this Agreement only if signed by the Service Provider and the Client. In the event of any inconsistency between an IO and this Agreement, the terms of this Agreement shall control.

(b) Service Provider shall provide to Client and Client shall purchase such Services so as to meet the minimum purchase obligation of $50,000,000 for each year of the Term (“Minimum Purchase Obligation”). The Minimum Purchase Obligation is on a take-or-pay basis. If, during any calendar year during the term, Client fails to meet the Minimum Purchase Obligation for such calendar year, Client shall pay Service Provider, within sixty (60) days after the end of such calendar year, an amount in cash equal to the difference between the Minimum Purchase Obligation less the aggregate Fees (as defined in Section 3.1) from the actual purchases of Services made by Client during such calendar year.

(c) Service Provider shall use commercially reasonable efforts to provide the Services: (a) in accordance with the terms and subject to the conditions set forth in the respective Insertion Order and this Agreement; (b) using personnel with appropriate skill, experience, and qualifications; (c) in a workmanlike and professional manner; and (d) in accordance with generally recognized industry standards in the advertising field.

1.2. Service Provider Personnel.

(a) Service Provider shall hire, supervise, direct, and discharge all employees and Permitted Subcontractors (as defined in Section 1.2(c)) necessary to perform the Services (the “Service Provider Personnel”); and

(b) Service Provider shall be responsible for the payment of all compensation owed to the Service Provider Personnel, including, if applicable, the payment and withholding of social security and other payroll taxes, withholding of income taxes, unemployment insurance, workers’ compensation insurance payments, and disability benefits.

(c) Service Provider shall obtain Client’s prior written approval (email being sufficient), which may be given or withheld in Client’s sole discretion, prior to entering into agreements with or otherwise engaging any person who is not a Service Provider employee, including any independent consultants, contractors, subcontractors, or affiliates of Service Provider (each such approved third party, a “Permitted Subcontractor”), to provide any Services or Deliverables (as defined in Section 4.1(a)) to Client. Client’s approval shall not relieve Service Provider of its obligations under this Agreement, and Service Provider shall remain fully responsible for the performance of each

Annex G-1

such Permitted Subcontractor and its employees and for their compliance with all of the terms and conditions of this Agreement as if they were Service Provider’s own employees. Nothing contained in this Agreement shall create any contractual relationship between Client and any Permitted Subcontractor. Service Provider shall require each Permitted Subcontractor to be bound in writing by the confidential information and intellectual property provisions of this Agreement, and, on Client’s written request, to enter into a non-disclosure or intellectual property assignment or license agreement with Service Provider in a form that is reasonably satisfactory to Client.

(d) All persons employed by Service Provider in connection with the Services shall either be employees of Service Provider or Permitted Subcontractors retained by Service Provider and Service Provider shall be solely responsible for complying with all laws and collective bargaining agreements affecting such persons.

1.3. Influencer Campaign. If Service Provider engages a personality, celebrity, or other individual to post on Service Provider’s social media platforms (“Influencer”) to promote Client’s products and/or services pursuant to the Services hereunder during the Term, Service Provider shall manage the Influencer campaign as follows:

(a) Service Provider shall require each Influencer to agree to Service Providers’ Host-Read Advertisement Terms and Conditions, included at https://ads.rumble.com/terms and as may be amended from time to time (the “HRA T&C”).

(b) During the term of any Influencer campaign, Service Provider shall monitor content published by Influencers engaged by Service Provider on behalf of Client on all platforms owned and operated by Service Provider and use commercially reasonable efforts to ensure that all such content complies with the HRA T&C. Service Provider shall use commercially reasonable efforts to provide Client with a monthly written report of Influencer activity including any failures by Influencers to adhere to their obligations.

(c) Service Provider shall use commercially reasonable efforts to report all Influencer compliance failures to Client and to require Influencers to correct their failures immediately. In the event an Influencer refuses to correct a non-compliance or repeatedly fails to comply with an Influencer’s obligations, Service Provider shall promptly notify Client and at Client’s request, make necessary corrections, withhold payment from an Influencer, terminate an Influencer, or take other mutually agreed upon corrective measures. Service Provider shall keep records of how all noncompliant posts are handled.

1.4. Compliance with Laws; Industry Standards. Service Provider shall at all times comply with all applicable federal, state, and local laws, ordinances, regulations, and orders that are applicable to the operation of its business and to this Agreement and its performance hereunder, including any laws or regulations regarding data privacy, data protection, or otherwise related to or governing the collection, processing, disclosure, or security or personal information, except to the extent that failure to comply could not, in the aggregate, reasonably be expected to have a material adverse effect on its business or on its ability to comply with its obligations under this Agreement.

1.5. Client Approval. Prior to their public release, Service Provider shall submit to Client for approval any Deliverables intended to be displayed, published, reproduced, distributed, or otherwise made publicly available. Within five (5) Business Days after receiving a submission and request for approval from Service Provider, Client shall provide Service Provider with written approval or disapproval of the materials submitted. If Client does not respond within five (5) Business Days, (a) the submission will be deemed disapproved and (b) until Service Provider revises the materials to the satisfaction of Client, the materials shall not be publicly released. Client approval will not modify in any way Service Provider’s representations, warranties, covenants, and other obligations under this Agreement.

1.6. Status Reports; Meetings. Service Provider shall provide quarterly written status reports, including written confirmation of completion of Services, IOs, and each milestone in an IO. On Client’s reasonable prior written request, the Service Provider Personnel shall attend and shall cause appropriate Service Provider Personnel to attend, in-person or telephonic meetings with Client to discuss the Services and IOs.

1.7. Non-Disparagement. Neither party shall make any maliciously false statements about the other party its brands, affiliates, franchisees, licensees, sponsors, employees, officers, or directors in any public forum. This Section 1.7 shall not (a) restrict either party from making truthful statements as required by law, regulation, legal process, or in connection with enforcing its rights under this Agreement or any other agreements between the parties or (b) apply to internal communications or ordinary course business discussions. This Section 1.7 will survive the termination or expiration of this Agreement.

Annex G-2

2.           Client Obligations and Responsibilities. Client shall:

2.1. Provide copies of or access to Client’s information, documents, samples, products and/or services, or other materials (collectively, “Client Materials”) as Service Provider may reasonably request in order to carry out the Services in a timely manner and which Client considers reasonably necessary. Client and its licensors are, and shall remain, the sole and exclusive owner of all right, title, and interest in and to all Client Materials, including all copyrights, trademarks, service marks, trade dress, trade names, trade secrets, patents, mask works, and other intellectual and industrial property rights (collectively “Intellectual Property Rights”) therein. Service Provider shall have no right or license to use any Client Materials other than during the Term to the extent necessary to provide the Services to Client, and all other rights in and to the Client Materials are expressly reserved by Client.

2.2. Use commercially reasonable efforts to respond promptly to any Service Provider request to provide direction, information, approvals, authorizations, or decisions that are reasonably necessary for Service Provider to perform the Services in accordance with the requirements of this Agreement.

3.           Fees; Payment Obligations.

3.1. Fees. In consideration of the provision of the Services and the rights granted to Client under this Agreement, Client shall pay Service Provider the fees as mutually agreed from time to time (the “Fees”). If Service Provider shall at any time during the Term sell the same Services at the same or lower volume to a different buyer at prices below those provided to Client, Service Provider must notify Client, apply the lower price for the Services sold to Client and issue Client a credit for Client’s overpayment that may have applied toward future purchases of Services.

3.2. Payment. Service Provider agrees to invoice Client on the last day of the quarter for that quarter’s Fees. Except for any amounts disputed by Client in good faith and in accordance with Section 3.4, Client agrees to pay such invoice within thirty (30) days of receipt by Client. Payment to Service Provider of the Fees shall constitute payment in full for the performance of the Services, and Client shall not be responsible for paying any other fees, costs, or expenses.

3.3. Taxes. All fees payable by Client under this Agreement are exclusive of all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any governmental authority on such amounts. Service Provider shall be responsible for any taxes imposed on, or with respect to, Service Provider’s income, revenues, gross receipts, personnel, or real or personal property, or other assets. Client shall be solely responsible for the payment of any sales and use taxes assessed against the sale of Client’s products and services.

3.4. Invoice Disputes. Client shall notify Service Provider in writing of any dispute with an invoice (along with a reasonably detailed description of the dispute) within fifteen (15) days from the Client’s receipt of such invoice. Client will be deemed to have accepted all invoices for which Service Provider does not receive timely notification of dispute and shall pay all undisputed amounts due under such invoices within the period set forth in Section 3.2. The parties shall seek to resolve all such disputes expeditiously and in good faith.

4.           Intellectual Property Rights; Ownership.

4.1. Ownership of Deliverables.

(a) Except as set forth in Sections 4.1(e) and 4.1(f), and in exchange for the Fees (as defined in Section 3.1), Client owns all worldwide right, title, and interest in and to all written, graphic, coded, audio, and visual materials and other work product (whether finished or unfinished and whether used by Client or not) that are specifically and exclusively delivered to or developed for Client under this Agreement or are specifically and exclusively prepared by or on behalf of Service Provider in the course of performing the Services, including all Intellectual Property Rights therein, together with all of the goodwill associated therewith (collectively, the “Deliverables”). Except as set forth in Sections 4.1(e) and 4.1(f), the Deliverables shall include, without limitation (whether finished or unfinished and whether used by Client or not), all copy, blogs, storyboards, concepts, ideas, inventions, discoveries, domain names, logos, taglines, slogans, website design, style, content, structure and look and feel, internet portals, videos, research, studies, reports, presentations and proposals, artwork, videos, music, lyrics, photographs, graphic materials, audiovisual works, and telephone numbers for use by Client’s consumers.

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(b) All Deliverables protectable under United States copyright law shall be owned by Client as “works made for hire” as defined in Section 101 of the United States Copyright Act. To the extent that any or all of such Deliverables are not deemed a work made for hire, Service Provider assigns to Client all right, title, and interest in and to the worldwide copyrights in such Deliverables. With respect to all other Intellectual Property Rights in the Deliverables, Service Provider irrevocably assigns to Client all worldwide right, title, and interest in and to all Intellectual Property Rights in such Deliverables.

(c) Upon the reasonable request of Client, Service Provider shall, and shall cause the Service Provider Personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Client to prosecute, register, perfect, or record its rights in or to any Deliverables and all Intellectual Property Rights therein.

(d) Service Provider shall cause all Service Provider Personnel to agree that all Deliverables that may qualify as “works made for hire” will be deemed “works made for hire” for Client and, to the extent that any of the Deliverables does not constitute a “work made for hire,” or is protected under other Intellectual Property Rights, to irrevocably assign, to Client, in each case without additional consideration, all worldwide right, title, and interest in and all the Intellectual Property Rights in such Deliverables.

(e) Notwithstanding anything herein to the contrary, Client’s ownership of the Deliverables shall be subject to (i) the rights of third parties whose materials or services are contained in the Deliverables with Client’s prior knowledge and written approval (for example, stock footage, photos, music, and software) and used under a license or other permission granted to Service Provider or Client (“Third-Party Materials”), or (ii) all materials (including all Intellectual Property Rights therein) owned by or developed or created by Service Provider prior to, or independent from, the performance of Services under this Agreement, and all methodologies, forms, software, applications, processes or procedures used, created, or developed by Service Provider in the general conduct of its business, excluding those developed specifically for Client at Client’s request and funded by Client or that mutually agreed by the Parties in writing to be Deliverables (collectively, “Pre-Existing Materials”). To the extent any Deliverables incorporate any Pre-Existing Materials, subject to and in accordance with the terms and conditions of this Agreement, Service Provider hereby grants Client a non-exclusive, royalty-free, perpetual, worldwide license to any Service Provider Materials to use at part of (but not separate from) the Deliverables. Service Provider shall disclose in writing to Client all usage limitations on Third-Party Materials prior to their use in or launch of any Deliverables.

(f) Service Provider may create Derivative Data from any data or materials provided by Client. Unless otherwise agreed in writing, Client acknowledges that between Client and Service Provider, Service Provider owns all right, title and interest in the Derivative Data (and if such ownership right is unenforceable, then Client hereby grants Service Provider a world-wide, non-exclusive, transferable, royalty-free, perpetual, irrevocable license (with right to sublicense through multiple tiers) to use, reproduce, electronically distribute, store, process, and display the Derivative Data that is derived from Client materials or Intellectual Property Rights) and that Derivative Data is Service Provider Confidential Information. “Derivative Data” means data sets created by Service Provider that may include or be created from aggregated Client materials or Intellectual Property Rights that is anonymized or de-identified such that it does not, or cannot be used to, identify Client, its customers, or any individual.

(g) Notwithstanding anything to the contrary in this Agreement, Service Provider and its personnel may use information retained in their unaided memories resulting from the Services to develop or improve their general knowledge, skills, experience, ideas, concepts, know-how, techniques, and generalized learnings; provided that no Client Confidential Information is disclosed to any third party.

(h) Service Provider grants no other right or license to any of its Intellectual Property Rights to Client by implication, estoppel, or otherwise. Client acknowledges that Service Provider owns all right, title, and interest in, to, and under all its Intellectual Property Rights and, except as expressly set forth in this Agreement, that Client shall not acquire any proprietary rights therein. Any use by Client or any affiliate, employee, officer, director, partner, shareholder, agent, attorney, third-party advisor, successor, or permitted assign (collectively, “Representatives”) of Client of any of Service Provider’s Intellectual Property Rights and all goodwill associated therewith shall inure to the benefit of Service Provider

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4.2. License to Certain Client Intellectual Property.

(a) Subject to and in accordance with the terms and conditions of this Agreement, Client grants Service Provider a limited, non-transferable, non-sublicensable (except to Permitted Subcontractors), royalty-free, fully paid-up, non-exclusive license during the Term to use, solely in connection with its performance of the Services and as part of the Derivative Data: (i) Client’s Intellectual Property Rights required to create the Deliverables or incorporated into the Usage Data; and (ii) Client’s website addresses, websites, and URLs required to create the Deliverables.

(b) Client grants no other right or license to any of its Intellectual Property Rights to Service Provider by implication, estoppel, or otherwise. Service Provider acknowledges that Client owns all right, title, and interest in, to, and under all its Intellectual Property Rights and that Service Provider shall not acquire any proprietary rights therein. Any use by Service Provider or any Representative of Service Provider or Permitted Subcontractors of any of Client’s Intellectual Property Rights and all goodwill associated therewith shall inure to the benefit of Client.

5.           Representations, Warranties, and Certain Covenants.

5.1. Service Provider Representations, Warranties, and Covenants. Service Provider represents, warrants, and covenants to Client that:

(a) it has or shall obtain and shall maintain in full force and effect during the Term, at its own expense, all certifications, credentials, authorizations, licenses, and permits necessary to perform its obligations under this Agreement;

(b) it shall comply in all material respects with, and ensure that all Service Provider Personnel and Permitted Subcontractors comply with, all specifications, rules, regulations and policies of Service Provider that are communicated to Client in writing, including the terms of this Agreement;

(c) Client will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;

(d) none of the Services, Deliverables, or Client’s use thereof in accordance with the terms of this Agreement infringe or violate or will infringe or violate the publicity and privacy rights or any other Intellectual Property Rights of any third party; and

(e) to the knowledge of Service Provider, no Deliverables provided in electronic form by Service Provider to Client contain or will contain any (i) trojan horse, worm, backdoor, or other software or hardware devices the effect of which is to permit unauthorized access or to disable, erase, or otherwise harm any computer, systems or software, or (ii) any time bomb, drop dead device or other software or hardware device designed to disable a computer program automatically with the passage of time or under the positive control of a person other than an authorized licensee or owner of a copy of the program or the right and title in and to the program.

5.2. Client Representations, Warranties, and Covenants. Client represents, warrants and covenants to Service Provider that:

(a) it has or shall obtain and shall maintain in full force and effect during the Term, at its own expense, all certifications, credentials, authorizations, licenses, and permits necessary to the exercise of its rights and the performance of its obligations under this Agreement;

(b) it shall comply in all material respects with advertising guidelines and policies of Service Provider communicated to Client in writing;

(c) none of Client’s Intellectual Property licensed to Service Provider under this Agreement, or Service Provider’s use thereof in accordance with the terms of this Agreement infringe or violate or will infringe or violate the publicity and privacy rights or any other Intellectual Property Rights of any third party;

(d) any personal information that Client may disclose or transfer to Service Provider in the course of the performance of this Agreement has been collected and processed in a manner compliant with applicable privacy, data protection, and data security laws, and Service Provider’s processing (including, as appropriate, disclosure to its own service providers and vendors) of such information in furtherance of its performance of this Agreement does not and will not infringe or violate any applicable privacy, data protection, or data security law; and

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(e) to the knowledge of Client, no Client materials provided in electronic form by Client to Service Provider contain or will contain any (i) trojan horse, worm, backdoor, or other software or hardware devices the effect of which is to permit unauthorized access or to disable, erase, or otherwise harm any computer, systems or software, or (ii) any time bomb, drop dead device or other software or hardware device designed to disable a computer program automatically with the passage of time or under the positive control of a person other than an authorized licensee or owner of a copy of the program or the right and title in and to the program.

5.3. NO OTHER REPRESENTATIONS OR WARRANTIES; NON-RELIANCE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, (A) NEITHER PARTY TO THIS AGREEMENT, NOR ANY OTHER PERSON ON SUCH PARTY’S BEHALF, HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 5 OF THIS AGREEMENT.

6.           Indemnification.

6.1. Service Provider Indemnification Obligations. Service Provider shall defend, indemnify, and hold harmless Client, and its officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, “Client Indemnified Party”), from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorney fees, the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers (“Losses”) arising out of or resulting from any third-party claim alleging: (a) breach by Service Provider or any Service Provider Personnel of any representation, warranty, covenant, or other obligations set forth in this Agreement; and (b) gross negligence or more culpable act or omission of Service Provider or any Service Provider Personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement.

6.2. Client Indemnification Obligations. Client shall defend, indemnify, and hold harmless Service Provider, and its officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, “Service Provider Indemnified Party”), from and against any and all Losses arising out of or resulting from any third-party claim alleging: (a) breach by Client of any covenant, or other obligations set forth in this Agreement; and (b) gross negligence or more culpable act or omission of Client (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement.

6.3. Indemnification Procedures. A party seeking indemnification under this Section 6 (the “Indemnified Party”) shall give the party from whom indemnification is sought (the “Indemnifying Party”): (a) prompt Notice (as defined in Section 10.3) of the relevant claim; provided, however, that failure to provide such Notice shall not relieve the Indemnifying Party from its liability or obligation hereunder except to the extent of any material prejudice directly resulting from such failure; and (b) reasonable cooperation, at the Indemnifying Party’s expense, in the defense of such claim. The Indemnifying Party shall have the right to control the defense and settlement of any such claim; provided, however, that the Indemnifying Party shall not, without the prior written approval of the Indemnified Party, settle or dispose of any claims in a manner that affects the Indemnified Party’s rights or interest. The Indemnified Party shall have the right to participate in the defense at its own expense.

6.4. EXCLUSIVE REMEDY. THIS SECTION 6 SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF EACH INDEMNIFYING PARTY AND THE SOLE AND EXCLUSIVE REMEDY OF EACH INDEMNIFIED PARTY FOR ANY DAMAGES COVERED BY THIS SECTION 6.

7.           Limitation of Liability.

7.1. NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING DAMAGES FOR LOSS OF USE, REVENUE OR PROFIT, BUSINESS INTERRUPTION, AND LOSS OF INFORMATION), WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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7.2. MAXIMUM LIABILITY. EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL NOT EXCEED THE TOTAL OF THE AMOUNTS PAID TO SERVICE PROVIDER PURSUANT TO THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD IMMEDIATLEY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

8.           Confidentiality.

8.1. From time to time during the Term, either party (as the “Disclosing Party”) may disclose or make available to the other party (as the “Receiving Party”) information about its business affairs and services, confidential information, and materials comprising or relating to Intellectual Property, third-party confidential information, and other sensitive or proprietary information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and, whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”).

8.2. Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence: (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 8 by the Receiving Party or any of its Representatives; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party; or (d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

8.3. The Receiving Party shall, for two years from receipt of such Confidential Information: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any person, except (i) to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement, or (ii) pursuant to Section 8.4.

8.4. To the extent the Receiving Party (or any of its representatives, advisors or affiliates) is required to disclose any Confidential Information by applicable law, regulation, rule, stock exchange requirements, subpoena, court order, or other governmental or regulatory process applicable to and binding on it, the Receiving Party shall, where legally permissible, inform the Disclosing Party prior to such disclosure so that appropriate remedies may be sought or appropriate representations made. The parties agree to assist each other and duly cooperate in connection with any reasonable action they may decide to take to prevent or mitigate such disclosure. If the Disclosing Party decides not to take any action, the Receiving Party shall only make a disclosure to the extent required by applicable law, court or administrative order.

8.5. The Receiving Party shall be responsible for any breach of this Section 8 caused by any of its Representatives. On the expiration or earlier termination of this Agreement, the Receiving Party and its Representatives shall, pursuant to Section 9.4, promptly destroy all Confidential Information and copies thereof that it has received under this Agreement.

9.           Term; Termination.

9.1. Term. The term of this Agreement commences on the Initial Service Date and continues for a period of two (2) years from the Initial Service Date unless it is earlier terminated in accordance with the terms of this Agreement (the “Term”).

9.2. Termination for Cause. Either party may terminate this Agreement, effective upon written Notice, to the other party (the “Defaulting Party”) if the Defaulting Party: (i) breaches this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, the Defaulting Party does not cure such breach within fifteen (15) days after receipt of written Notice of such breach; or (ii) becomes insolvent or is generally unable to pay its debts as they become due; files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law;

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makes or seeks to make a general assignment for the benefit of its creditors; applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or is dissolved or liquidated.

9.3. Termination without Cause.

(a) Client may terminate any Insertion Order in its discretion on thirty (30) days’ prior written Notice to Service Provider.

(b) After the first year of the Term, Client may terminate this Agreement in its discretion on thirty (30) days’ prior written Notice to Service Provider, provided, however, that Client shall have paid to Service Provider a termination fee in an amount equal to the difference between the Minimum Purchase Obligation and the aggregate Fees from the actual purchases of Services made by Client for the second year of the Term.

9.4. Effect of Expiration or Termination.

(a) Upon the expiration or termination of this Agreement for any reason, each party shall promptly: (i) destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other party’s Confidential Information; (ii) permanently erase all of the other party’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery or information technology backup systems, which it shall destroy upon the normal expiration of its backup files; and (iii) confirm in writing to the other party that it has complied with the requirements of this clause; provided, however, that Client may retain copies of any Confidential Information of Service Provider incorporated in the Deliverables or to the extent necessary to allow it to make full use of the Services and any Deliverables.

(b) Upon expiration or termination of this Agreement for any reason, Service Provider shall: (i) promptly deliver to Client all Deliverables (whether complete or incomplete) for which Client has paid and all Client Materials; (ii) provide reasonable cooperation and assistance to Client in transitioning the Services to an alternate Service Provider; and (iii) on a pro-rata basis, repay any fees and expenses paid in advance for any Services or Deliverables that have not been provided.

(c) In no event shall Client be liable for any Service Provider Personnel termination costs arising from the expiration or termination of this Agreement.

10.         Miscellaneous.

10.1. Entire Agreement. This Agreement, including the related schedules attached hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

10.2. Survival. Subject to the limitations and other provisions of this Agreement, Section 4, Section 6, Section 7, Section 8, Section 9, and Section 10 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, shall survive the expiration or earlier termination of this Agreement for the period specified therein, or if nothing is specified for a period of one year after such expiration or termination.

10.3. Notices. All notices, requests, consents, claims, demands, waivers, and other similar communications hereunder (each, a “Notice”) must be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by e-mail or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, e-mail address or individual as a Party may designate by notice to the other Party):

if to Client:

Tether Investments, S.A. de C.V. Final Av. La Revolucion, San Benito Edif. Centro, Corporativo Presidente Plaza Nivel 12 San Salvador, Republica de El Salvador
Attention:

Email:

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with a simultaneous copy (which will not constitute notice) to:

McDermott Will & Schulte Rechtsanwälte Steuerberater LLP
Oberlindau 54-56
60323 Frankfurt am Main
Germany
Attention: Dr. Felix Ganzer
Email: fganzer@mwe.com

and

McDermott Will & Schulte LLP
One Vanderbilt Avenue
New York, NY 10017-3852
Attention: Daniel Woodard
Email: dwoodard@mwe.com

if to Service Provider:

Rumble, Inc. 444 Gulf of Mexico Dr. Longboat Key, Florida 34228
Attention:

E-mail:

with a simultaneous copy (which will not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention: Russell L. Leaf, Sean M. Ewen
Email: rleaf@willkie.com; sewen@willkie.com

10.4. Severability. This Agreement (along with the Transaction Support Agreement, Transaction Documents and the other documents delivered contemporaneously with or pursuant to this Agreement) constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the Party against whose interest the modification will operate.

10.5. Waiver. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set out in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.6. Cumulative Remedies. Except as set forth in Section 6, all rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the parties or otherwise.

10.7. Further Action. Upon the request of any Party to this Agreement, and subject to the terms and conditions hereof, the other Party will (a) furnish to the requesting Party any additional information, (b) execute and deliver, at its own expense, any other documents reasonably acceptable to such Party, and (c) take any other actions as the requesting Party may reasonably require to more effectively carry out the intent of this Agreement.

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10.8. Specific Performance. The Service Provider acknowledges that the rights of Client pursuant to this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement by the Service Provider, money damages are inadequate and Client would have no adequate remedy at law. It is accordingly agreed that Client shall be entitled to seek (and the Service Provider shall not oppose on the basis that injunctive relief or specific performance is not available due to availability of an adequate remedy at law) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, this being in addition to any other remedy to which it is entitled at law or in equity.

10.9. Assignment. Neither party may assign, transfer, or delegate any or all of its rights or obligations under this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement to an affiliate; provided, that, such affiliate has the financial, technical and operational capability to perform its obligations under this Agreement. No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer, or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10. No Third-Party Beneficiaries. Except as expressly stated herein, nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee

10.11. Publicity. Notwithstanding anything to the contrary set forth in this Agreement, Client expressly acknowledges and agrees that: (a) Service Provider may reference Client as a user or customer of the Services and use Client’s name, trademark, service mark or logo, as applicable, in listings of users of the Services appearing on Service Provider website and for other marketing, business and promotional purposes, including press release, relating to the Services, and (b) Service Provider may use promotional copies of any Deliverables made public by Customer in promotional and marketing materials and portfolios as examples of Service Provider’s services.

10.12. Choice of Law. This Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

10.13. Choice of Forum. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach or termination, will be referred to and finally resolved by arbitration administered by the London Court of International Arbitration (LCIA) under the LCIA Rules, which are deemed to be incorporated by reference herein. The number of arbitrators will be one. The seat, or legal place, of arbitration will be London, England. The language to be used in the arbitral proceedings will be English. All proceedings, including any negotiations, mediations, arbitrations and/or litigations, conducted pursuant to this Agreement will be confidential. Except as may be required by law, neither a Party nor any arbitrator(s) may disclose or publish the existence, content, documents exchanged, pleadings or written submissions filed, testimony rendered or arguments made, orders or awards issued or results of any proceedings conducted hereunder without the prior written consent of both parties. Each party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.14. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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10.15. Relationship of Parties. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the parties. Service Provider is an independent contractor pursuant to this Agreement. Neither party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement, or undertaking with any third party.

10.16. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by email is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SERVICE PROVIDER:
RUMBLE INC.
By:	/s/ Christopher Pavlovski
Name:	Christopher Pavlovski
Title:	Chief Executive Officer
CLIENT:
TETHER INVESTMENTS, S.A. DE C.V.
By:	/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator

[Signature Page to Advertising and Marketing Services Master Agreement]

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EXHIBIT A

Insertion Order

[Omitted.]

Annex G-13

Annex H

Execution Version

Sale and Transfer and AMENDMENT and restatement AGREEMENT

dated 10 November 2025

between

northern data ag

as Borrower

TETHER INVESTMENTS, S.A. DE C.V.

as Lender

and

Rumble Inc.

as Purchaser

______________________________________________________________

relating to a loan agreement originally dated 2 November 2023

______________________________________________________________

Annex H Page Nos.
1.	Definitions and Interpretation	H-1
2.	Sale and transfer by assumption of contract (Vertragsübernahme) of Original Loan Agreement	H-2
3.	Amendment and restatement of Original Loan Agreement; Temporary option to capitalize interest; Limited waiver	H-3
4.	Cash Consideration Amount	H-3
5.	Representations and warranties	H-4
6.	Termination	H-4
7.	Miscellaneous	H-4
8.	Governing Law	H-5
9.	Costs and Expenses	H-5
Schedule 1 Conditions Precedent		H-6
Schedule 2 Form of Amended Loan Agreement		H-7

Annex H-i

THIS AGREEMENT is dated 10 November 2025 and made between:

(1)         Northern Data AG, a stock corporation governed by German law, registered with the commercial register of the local court of Frankfurt am Main under HRB 106465 (the “Borrower”);

(2)         TETHER INVESTMENTS, S.A. DE C.V., a Salvadoran Sociedad Anónima de Capital Variable, whose registered office is at Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador (formerly Tether Investments Ltd.) (the “Lender”); and

(3)         Rumble Inc., a corporation established under the laws of the state of Delaware, United States of America (“Purchaser”)

(together the “Parties”, and each a “Party”).

RECITALS:

(A)        Reference is made to the loan agreement dated 2 November 2023 between the Borrower and originally Zettahash Inc. as lender as amended from time to time prior to the date of this Agreement (the “Original Loan Agreement”). The Lender has acquired all rights and obligations under the Original Loan Agreement from Zettahash Inc.

(B)         It has been agreed that (i) the rights and obligations of the Lender under the Original Loan Agreement shall be assigned and transferred by assumption of contract (Vertragsübernahme) to a subsidiary to be designated by the Purchaser as set out in this Agreement and (ii) the terms of the Original Loan Agreement shall be amended and restated in the manner (and subject to the conditions) set out below.

IT IS AGREED as follows:

1.           Definitions and Interpretation

1.1         Definitions

In this Agreement:

“2025 Amendment Date” means, unless this Agreement has been terminated by any Party in accordance with Clause 6 below, the date on which the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to it or has waived receipt of such documents and evidence. The Lender shall notify the Borrower promptly upon being so satisfied.

“Amended Loan Agreement” means the Original Loan Agreement, as amended and restated in the form set out in Schedule 2 (Form of Amended Loan Agreement).

“Business Combination Agreement” means the business combination agreement to be entered into between the Borrower and Rumble Inc. on or around the date hereof.

“Existing Defaults” means the Q1 2025 Financial Covenant Breaches, as defined in the Reservation of Rights Letter.

“Reservation of Rights Letter” means the reservation of rights letter dated 20 May 2025 from the Lender to the Borrower issued under the Original Loan Agreement.

“Rumble NODE HoldCo” means an indirect wholly-owned subsidiary of Rumble Inc. to be formed as part of the consummation of the Tender Offer under the laws of the Republic of Ireland, which shall directly hold all shares in the entity making the Tender Offer.

“Tender Offer” has the meaning given to that term in the Amended Loan Agreement.

“Tether/Rumble Loan Agreement” means the loan agreement to be entered into between the Lender as lender and Rumble NODE HoldCo as borrower on or around the 2025 Amendment Date.

Annex H-1

“Transaction Support Agreement” means the transaction support agreement to be entered into between the Lender and Rumble Inc. on or around the date hereof.

1.2         Incorporation of defined terms

Unless a contrary indication appears, a term defined in the Original Loan Agreement has the same meaning in this Agreement.

1.3         Clauses

In this Agreement, any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause in, or a Schedule to, this Agreement.

2.           Sale and transfer by assumption of contract (Vertragsübernahme) of Original Loan Agreement

2.1         The Parties agree that with effect as of the 2025 Amendment Date:

(a)         the Lender hereby sells and transfers (verkauft und tritt ab) by way of assignment and transfer by assumption of contract (Vertragsübernahme) to the Purchaser all rights and obligations of the Lender under the Original Loan Agreement, including any rights in respect of the Loan, including all rights and obligations resulting therefrom and connected thereto, in particular the right to receive interest payments in respect of the Loan and repayment of the Outstanding Loan Amount, in each case in accordance with the terms and conditions of the Original Loan Agreement. The Purchaser hereby accepts (nimmt an) such sale and transfer by way of assignment and transfer by assumption of contract (Vertragsübernahme) from the Lender and, upon the occurrence of the 2025 Amendment Date, the Purchaser hereby assumes the Lender’s position as lender under the Original Loan Agreement with debt discharging effect (schuldbefreiende Vertragsübernahme) from the Lender; and

(b)         the Purchaser hereby accepts (nimmt an) such sale and transfer by way of assignment and transfer by assumption of contract (Vertragsübernahme) from the Lender and agrees to assume the Lender’s position as lender under the Original Loan Agreement, including in respect of the Loan, with debt discharging effect (schuldbefreiende Vertragsübernahme) from the Lender.

2.2         With effect as of the 2025 Amendment Date, the Lender shall cease to have any rights and obligations under or in connection with the Original Loan Agreement and shall cease to be a party to the Original Loan Agreement.

2.3         The purchase price to be paid by the Purchaser to the Lender as consideration for the sale and transfer of the Original Loan Agreement, and all rights and obligations pertaining thereto (in each case as set out above), in particular the claim for repayment of the Loan, (the “Purchase Price”) shall be equal to the Outstanding Loan Amount as at the 2025 Amendment Date. The Lender and the Purchaser agree that the Purchase Price shall not be paid in cash, but shall be settled by (i) Rumble NODE HoldCo exchanging 50.0% of the Purchase Price for the number of shares of the Purchaser’s Class A common stock (which the Purchaser shall have contributed to Rumble NODE HoldCo for issuance to the Lender) equal to such share of the Purchase Price divided by $7.88 (subject to adjustment for any stock split, reverse stock split or stock dividend) (as converted to € using the exchange rate as promulgated by the European Central Bank on the last trading day prior to the applicable exchange date) (the “Equity Issuance”) and (ii) the remaining 50.0% of the Purchase Price as loan from the Lender to Rumble NODE Holdco, subject to, and in accordance with, the provisions of the Tether/Rumble Loan Agreement.

2.4         The parties agree that the mechanics for the Equity Issuance shall be done in accordance with the same mechanics set forth in that certain Equity Commitment Agreement, dated as of the date hereof, between the Purchaser and the Lender, applied mutatis mutandis, under Section 2.01(b) (ability to receive pre-funded warrant in lieu of shares), Section 2.02 (exemption and legending), Section 3 (Representations and Warranties) and Section 4 (Covenants).

Annex H-2

2.5         The Borrower hereby consents to the transfer and assignment by way of assumption of contract (Vertragsübernahme) of the Original Loan Agreement, including any rights in respect of the Loan, including any rights and obligations related thereto, pursuant to this Clause 2.

3.           Amendment and restatement of Original Loan Agreement; Temporary option to capitalize interest; Limited waiver

3.1         On the 2025 Amendment Date, immediately following the effectiveness of the sale and transfer of the Original Loan Agreement pursuant to Clause 2 above, the Original Loan Agreement shall be amended and restated in the form set out in Schedule 2 (Form of Amended Loan Agreement).

3.2         In respect of the Outstanding Loan Amount after lapse of each Interest Period starting as from 1 July 2025 until the Interest Period during which the closing of the Tender Offer occurs (each a “Relevant Interest Period”), the Borrower may notify the Lender in a written capitalization notice (e-mail sufficient), which shall be delivered at the latest 10 Business Days after the last day of the Relevant Interest Period, with reference to this Clause 3.2 that it intends to elect to capitalize the interest to be payable on the last day of the Relevant Interest Period (each a “Relevant Interest Payment Date”) pursuant to Clause 5.4 of the Original Loan Agreement (the “Relevant Capitalization Notice” and the “Relevant Capitalization Amount”). If the Borrower has notified the Lender with the Relevant Capitalization Notice, the Relevant Capitalization Amount shall then, with effect from the Relevant Interest Payment Date, not be payable in cash and will be added to the outstanding principal amount of the Loan and shall for the purposes of the Original Loan Agreement, as amended from time to time, be treated as part of the principal amount of the Outstanding Loan Amount and forthwith bear interest in accordance with the terms of this Agreement as part of the Outstanding Loan Amount.

3.3         As from the date of this Agreement until the earliest of (i) the date on which any of the conditions of the Tender Offer can no longer be satisfied or the Tender Offer is otherwise terminated or suspended, (ii) the date on which the Transaction Support Agreement is terminated, and (iii) the date on which the Business Combination Agreement is terminated, the Lender agrees not to enforce any rights it may have pursuant to clause 4.2 of the Original Loan Agreement in respect of any Existing Default (the “Suspended Rights”), provided that the Borrower remains in compliance with clauses 4 and 5 of the Reservation of Rights Letter. The Lender and the Borrower agree that the Tender Offer, including any preparatory acts and the negotiation, execution and consummation of the Tender Offer or any other agreement or transaction entered into under, or in connection with, the Tender Offer, shall not constitute a misrepresentation under, or breach of any undertaking in, the Reservation of Rights Letter, whether or not the Tender Offer is finally consummated and further provided that following the 2025 Amendment Date, the Lender definitely and without any further declaration by the Lender foregoes each of the Suspended Rights.

4.           Cash Consideration Amount

4.1         If a Cash Payment (as defined in the Business Combination Agreement) is to be paid to shareholders of the Borrower under the Business Combination Agreement and earnouts are to be paid to the Lender under the Transaction Support Agreement and other shareholders of the Borrower having entered into similar agreements (the aggregate amount of such payments the “Cash Consideration Amount”), the Purchaser may fund the Cash Consideration Amount by drawing a corresponding amount under the Tether/Rumble Loan Agreement. To this end, the Purchaser shall deliver a corresponding draw-down request no later than five (5) Business Days prior to the requested funding date, provided that no funding shall be due prior to closing of the Tender Offer.

4.2         The portion of the Loan granted to fund the Cash Consideration Amount shall bear interest of (i) zero percent per annum. for the period from and including the date of the closing of the Tender Offer to and including the date falling six months after the date of the closing of the Tender Offer and (ii) the same rate as the Tether/Rumble Loan Agreement thereafter.

Annex H-3

4.3         The Purchaser shall repay the amount borrowed to fund the Cash Consideration Amount on the date on which all other amounts outstanding under the Tether/Rumble Loan Agreement that do not constitute the Cash Consideration Amount are repaid.

5.           Representations and warranties

The Borrower represents and warrants to the Lender that:

(a)         no default (other than the Existing Defaults) is continuing under the Original Loan Agreement as at the date of this Agreement or is reasonably likely to result from the entry into, the performance of, or any transaction contemplated by, this Agreement; and

(b)         all the representations and warranties set out in clause 8 of the Amended Loan Agreement are true and correct as of, and with reference to the facts and circumstances existing on, the date of this Agreement (assuming that a reference in such representations and warranties to “this Agreement” shall include a reference to this Agreement and the Amended Loan Agreement).

6.           Termination

Any Party (in case of paragraphs (a) and (b) below) or the Lender (in case of paragraphs (c) and (d) below) may terminate this Agreement with immediate effect by notifying the other Party if:

(a)         the Business Combination Agreement or the Transaction Support Agreement is terminated;

(b)         any of the conditions of the Tender Offer can no longer be satisfied or the Tender Offer is otherwise terminated or suspended; or

(c)         any of the representations and warranties made by the Borrower in connection with this Agreement and the transactions contemplated herein (including, but not limited to, those set out in Clause 5 (Representations and warranties) above) is or proves to have been incorrect or misleading when made.

7.           Miscellaneous

7.1         Designation of new purchaser

The Purchaser is entitled, by delivery to each of the other Parties of a designation notice substantially in the form attached in the Schedule hereto duly executed by the Purchaser and Rumble NODE HoldCo, to designate Rumble NODE HoldCo (following its formation) as “Purchaser” for the purposes of this Agreement and Rumble NODE HoldCo shall, upon its countersignature of this Agreement as contemplated below, assume all the rights and obligations of Rumble Inc. under this Agreement. Upon such countersignature by Rumble NODE HoldCo of this Agreement, Rumble Inc. shall cease to have any rights and obligations under or in connection with this Agreement, the Tether/Rumble Loan Agreement or the Amended Loan Agreement (befreiende Vertragsübernahme), except for the obligation to ensure the Equity Issuance in accordance with the terms of this Agreement and the Equity Issuance as defined in and in accordance with the Tether/Rumble Loan Agreement.

7.2         Incorporation of terms

The provisions of clause 13 (Notices), clause 14.3 and clause 16 (Severability) of the Original Loan Agreement and clause 7.1 of the Reservation of Rights Letter shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

7.3         Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

Annex H-4

8.           Governing Law

This Agreement and any dispute or claim arising out of or in connection with it, including any question regarding its existence, validity or termination, or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, German law. Venue for all disputes arising out of or in connection with this Agreement and its Schedules or their validity shall, to the extent legally possible, be Frankfurt am Main, Germany. Nothing in this Clause 8 shall affect the choice of law and venue in the Amended Loan Agreement.

9.           Costs and Expenses

The Borrower shall pay all costs and expenses, including legal fees, incurred by the Lender relating to the preparation, negotiation and execution of this Agreement.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Annex H-5

Schedule 1
Conditions Precedent

1.           A copy of this Agreement duly executed by the parties hereto.

2.           A copy of the Tether/Rumble Loan Agreement duly executed by the parties hereto.

3.           A copy of the Business Combination Agreement duly executed by the parties hereto.

4.           Evidence reasonably satisfactory to the Lender confirming that the Transaction Support Agreement has been consummated.

5.           Consummation of the Tender Offer.

Annex H-6

Schedule 2
Form of Amended Loan Agreement

[Omitted.]

Annex H-7

SIGNATURES

THE BORROWER

SIGNED for and on behalf of NORTHERN DATA AG	) ) )	/s/ John Hoffman
Signature
John Hoffman
Name
Co-Chief Executive Officer
Title

[Signature page to the Sale and Transfer and Amendment and Restatement Agreement]

Annex H-8

THE LENDER

SIGNED for and on behalf of TETHER INVESTMENTS, S.A. DE C.V. as the Lender	) ) )	/s/ Giancarlo Devasini
Signature
Giancarlo Devasini
Name
Sole Administrator
Title

[Signature page to the Sale and Transfer and Amendment and Restatement Agreement]

Annex H-9

THE Purchaser

SIGNED for and on behalf of Rumble Inc. as the Purchaser	) ) )	/s/ Christopher Pavlovski
Signature
Christopher Pavlovski
Name
Chief Executive Officer
Title

[Signature page to the Sale and Transfer and Amendment and Restatement Agreement]

Annex H-10

In accordance with Clause 7.1 (Designation of new purchaser) of this Agreement, we hereby designate

_________________________________

as the “Purchaser” for all purposes of this Agreement and the Tether/Rumble Loan Agreement. We confirm that we shall remain responsible for the obligation to ensure the Equity Issuance in accordance with the terms of this Agreement and the Equity Issuance as defined in and in accordance with the Tether/Rumble Loan Agreement.

Date:

_________________________________

For and on behalf of

Rumble Inc.

***

We hereby acknowledge and agree (i) to become the “Purchaser” for all purposes of this Agreement and the Tether/Rumble Loan Agreement and (ii) to the terms of this Agreement and the Tether/Rumble Loan Agreement.

Date:

_________________________________

For and on behalf of

[•]

Annex H-11

Annex I

Execution Version

Transaction Support Agreement

by and between

Tether Investments, S.A. de C.V.

and

Rumble Inc.

Dated as of November 10, 2025

Annex I-i

Annex I-ii

Annex I-iii

Schedules and Exhibits

Schedule A	Definitions and Terms
Schedule 3.1(d)	Regulatory Approvals
Exhibit A	CEO Purchase Agreement
Exhibit B	Apeiron Purchase Agreement
Exhibit C	Peak Mining Purchase Agreement
Exhibit D	Business Combination Agreement
Exhibit E	Form of Pre-Funded Warrant
Exhibit F	Form of Written Consent
Exhibit G	Form of Customer Agreement
Exhibit H	Form of Registration Rights Agreement
Exhibit I	Shareholder Loan Amendment Agreement
Exhibit J	Form of Transaction Agreement Amendment
Exhibit K	Form of Parent Equity Commitment Agreement
Exhibit L	Form of Rumble Equity Commitment Agreement

Disclosure Letters

Seller’s Disclosure Letter

Purchaser’s Disclosure Letter

Annex I-iv

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT, dated as of November 10, 2025 (this “Agreement”), is made by and among Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable (“Seller”), and Rumble Inc., a corporation incorporated under the laws of the State of Delaware (“Purchaser”).

RECITALS

WHEREAS, Northern Data AG is a German stock corporation (Aktiengesellschaft) with its registered seat at An der Welle 3, 60322 Frankfurt am Main, Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main, Germany, under HRB 106465 (“Parent”), and has an outstanding share capital of EUR 64,196,677.00 comprising 64,196,677 no par-value bearer shares, each with a nominal amount of EUR 1.00 (the “Shares”). The Shares are securitized in one or more permanent global certificate(s) (Dauerglobalurkunde(n)) held in collective safe custody (Girosammelverwahrung) at Clearstream Banking Aktiengesellschaft, Frankfurt am Main, Germany (“Clearstream”);

WHEREAS, as of the date hereof, Seller owns 41,887,766 Shares, corresponding to approximately 65.2% of the outstanding share capital of the Parent. Seller’s ownership of the Shares is recorded as co-ownership in fractions (Miteigentum nach Bruchteilen) in the permanent global share certificate(s);

WHEREAS, concurrent with the execution of this Agreement, Purchaser has entered into (i) that certain Transaction Support Agreement, dated as of the date hereof, by and among ART Holding GmbH, Switzerland and Aroosh Thillainathan, and Purchaser in the form attached hereto as Exhibit A (as may be amended in accordance with the terms thereof and hereof, the “CEO Purchase Agreement”), pursuant to which, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated thereby, Purchaser will acquire 744,150 Shares from ART Holding GmbH in exchange for the consideration set forth therein and (ii) that certain Transaction Support Agreement, dated as of the date hereof, by and between Apeiron Investment Group Ltd., Malta (“Apeiron”), and Purchaser in the form attached hereto as Exhibit B (as may be amended in accordance with the terms thereof and hereof, the “Apeiron Purchase Agreement”), pursuant to which, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated thereby, Purchaser will acquire 2,246,399 Shares from Apeiron in exchange for the consideration set forth therein;

WHEREAS, on November 3, 2025, Parent sold its Bitcoin mining business (the “Peak Mining Business”) pursuant to that certain merger and equity purchase agreement, dated as of November 3, 2025, by and among Highland Group Mining Inc., a British Virgin Islands business company (“Buyer Parent”), Appalachian Energy LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Buyer Parent (“Merger Sub”), 2750418 Alberta ULC, an Alberta unlimited liability corporation, (“CA Buyer”, and together with Buyer Parent, “Buyers”), Northern Data US, Inc., a Delaware corporation (“ND US”) and Parent, attached hereto as Exhibit C (the “Peak Mining Purchase Agreement”), pursuant to which (i) CA Buyer purchased certain Canadian subsidiaries of Parent and (ii) Merger Sub merged with and into ND US whereupon the separate corporate existence of Merger Sub ceased and ND US continued as the surviving corporation with US Buyer as the sole shareholder, as set forth in the Peak Mining Purchase Agreement in exchange for the consideration set forth therein;

WHEREAS, concurrent with the execution of this Agreement, Purchaser has entered into that certain Business Combination Agreement, dated as of the date hereof, by and between Parent and Purchaser in the form attached hereto as Exhibit D (as may be amended in accordance with the terms thereof and hereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Purchaser will launch a tender offer to acquire all outstanding Shares (the “Tender Offer”) other than those Shares to be purchased pursuant to the terms of this Agreement, the CEO Purchase Agreement and the Apeiron Purchase Agreement and/or any other Shares that Purchaser may acquire from other shareholders outside the Tender Offer;

WHEREAS, concurrent with the execution of this Agreement, Purchaser and Seller have entered into that certain Equity Commitment Agreement, dated as of the date hereof, by and between Purchaser, Seller and Parent in the form attached hereto as Exhibit K (as may be amended in accordance with the terms thereof and hereof, the “Parent Equity Commitment Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Seller has agreed to provide a financing commitment to fund Covered Taxes (as defined therein) to the extent due and owing or otherwise accrued at or prior to the closing of the Tender Offer;

Annex I-1

WHEREAS, concurrent with the execution of this Agreement, Purchaser and Seller have entered into that certain Equity Commitment Agreement, dated as of the date hereof, by and between Purchaser and Seller in the form attached hereto as Exhibit L (as may be amended in accordance with the terms thereof and hereof, the “Rumble Equity Commitment Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Seller has agreed to provide a financing commitment to fund Covered Taxes (as defined therein) at or after the closing of the Tender Offer;

WHEREAS, by entering into this Agreement, the Parties, inter alia, wish to support, strategically and financially, the current business strategy of Purchaser and Parent, in particular to strengthen their market positions, and to further raise the long-term, sustained growth and the value of Purchaser and Parent;

WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Shares owned by Seller as of immediately prior to the Closing, which, for the avoidance of doubt, shall include the 41,887,766 Shares owned by Seller as of the date hereof (collectively, the “Sold Shares”) and the Parties desire that such Shares shall be transferred at Closing; and

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I.
DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. Capitalized terms used in this Agreement shall have the meanings set forth on Schedule A.

Article II.
SALE AND PURCHASE OF THE SOLD SHARES

Section 2.1 Sale and Purchase of the Sold Shares.

(a) On the terms and subject to the conditions set forth herein, Seller hereby sells to Purchaser, and Purchaser hereby accepts such sale and purchases from Seller, the Sold Shares.

(b) The Sold Shares are sold to Purchaser with economic effect as of the Closing Date, with all rights and obligations pertaining thereto, including the right to receive dividends for any fiscal year of the Parent that is not yet completed on the Closing Date as well as for previous financial years of the Parent to the extent such dividends are not yet distributed prior to or on the date hereof. To the extent the Parent pays any dividends or makes any other distributions between the date hereof and Closing, Seller shall pass on such dividends to Purchaser for no additional compensation at Closing.

Section 2.2 Transfer of the Sold Shares. At Closing, Seller shall deliver the Sold Shares to Purchaser as set forth in Section 4.2.

Section 2.3 Consideration.

(a) The consideration payable by Purchaser for each Sold Share sold hereunder shall be a number of Purchaser Common Shares equal to the Offer Ratio, subject to adjustment pursuant to Section 9.10(e) (the total number of Purchaser Common Shares issued hereunder, including any Purchaser Common Shares underlying the Pre-Funded Warrants issued pursuant to Section 2.4(b), being the “Rumble Share Consideration”); provided that Purchaser shall be entitled to withhold the Holdback Rumble Share Consideration from the Rumble Share Consideration issued to Seller on the Closing Date, as contemplated by Section 4.3.

(b) Notwithstanding the foregoing, only to the extent the issuance of Purchaser Common Shares in an amount equal to the Rumble Share Consideration would result in Seller and its Affiliates owning in excess of 9.9% of the outstanding voting power of the capital stock of Purchaser after giving effect to such issuance (the “Ownership Limitation”), in lieu of delivering to Seller such number of Purchaser Common Shares in excess of the Ownership Limitation, Purchaser shall deliver to Seller a pre-funded warrant in the form attached hereto as Exhibit E (the “Pre-Funded Warrant”) exercisable on a cashless basis into such number of Purchaser Common Shares so that Seller and its Affiliates do not own in excess of the Ownership Limitation after giving effect to issuance of the Rumble Share

Annex I-2

Consideration. No later than five (5) Business Days prior to Closing, Seller shall inform Purchaser of the number of Purchaser Common Shares held by Seller and Purchaser shall inform Seller of the number of Purchaser Common Shares for purposes of calculating the number of Purchaser Common Shares to be issued at Closing and the number of Purchaser Common Shares to be included in the Pre-Funded Warrant.

Section 2.4 Rumble Share Consideration.

(a) By reason of a specific exemption from the registration provisions of the Securities Act, Seller understands that the Rumble Share Consideration has not been, and prior to the Closing will not be, registered under the Securities Act. Seller understands that the Rumble Share Consideration will consist of “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Seller may dispose of the Rumble Share Consideration only pursuant to an effective registration statement with the Securities and Exchange Commission and in compliance with applicable requirements of state authorities, or an exemption from such registration and requirements. Seller acknowledges that, other than as set forth in the Registration Rights Agreement, Purchaser has no obligation to register or qualify the Rumble Share Consideration.

(b) Any certificate(s) representing the Rumble Share Consideration will be imprinted, and any Rumble Share Consideration issued in non-certificated book-entry form will have a notation in Purchaser’s stock ledger and other appropriate books and records, with a legend in substantially the following form (in the case of Rumble Share Consideration issued in non-certificated book-entry form, reflecting conforming changes consistent with the non-certificated book-entry form):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING SUCH SALE, ASSIGNMENT OR TRANSFER OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

(c) Notwithstanding anything to the contrary set forth in this Agreement, if, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the issued and outstanding Purchaser Common Shares or securities convertible or exchangeable into or exercisable for Purchaser Common Shares, as applicable, shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period or otherwise, but excluding any change that results from any issuance of shares permitted by Section 9.1(c)), then the Rumble Share Consideration shall be appropriately adjusted; provided, however, that nothing in this Section 2.4(c) shall be construed to permit Purchaser or any other Person to take any action to the extent such action is limited or prohibited by the terms and conditions of this Agreement.

Section 2.5 Existing Transaction Agreement. Effective as of the date hereof, the Purchaser waives the application of Section 6.07(a) of that certain transaction agreement, dated as of December 20, 2024, by and between Purchaser and Seller solely to the extent such provisions would, but for this waiver, prohibit Seller’s or its Affiliates’ execution, delivery and performance of this Agreement or any other Transaction Document to which Seller or any such Affiliate is a party, or the consummation by Seller or any such Affiliate of the transactions contemplated hereby or thereby.

Section 2.6 Cash Payment. If a Cash Consideration Amount (as defined in the Business Combination Agreement) is to be paid to shareholders of the Parent who have accepted the Tender Offer pursuant to Section 3.8 of the Business Combination Agreement, the Purchaser shall make a corresponding cash payment per Sold Share to the Seller. Such cash payment shall be due and payable at Closing.

Annex I-3

Article III.
CONDITIONS TO CLOSING

Section 3.1 Conditions to Closing. The obligations of each of the Parties to consummate (vollziehen) the transactions contemplated by this Agreement are subject to the satisfaction (or valid written waiver) of each of the following conditions to Closing (Vollzugsbedingungen):

(a) HSR Act Clearance. All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Government Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have expired or been terminated.

(b) No Prohibition. There shall be no Government Order or other Law in any jurisdiction in which either the Purchaser, Seller or Parent has material business operations in effect enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

(c) Exchange Authorization. The Rumble Share Consideration to be issued pursuant to this Agreement shall be duly authorized for listing by NASDAQ, subject to official notice of issuance, to the extent required by the rules of NASDAQ.

(d) Regulatory Approvals. The consents, clearances, authorizations and approvals, in each case that are required to be obtained in connection with the consummation of the Closing from any Government Authorities set forth on Schedule 3.1(d) shall have been obtained.

(e) Tender Offer. All Offer Conditions shall have been satisfied or waived and the Acceptance Period and Additional Acceptance Period shall each have expired.

(f) Shareholder Loan Amendment Agreement. Parent and Seller shall have entered into the Shareholder Loan Amendment Agreement.

(g) Written Consent. Purchaser shall have delivered to Seller a true and correct copy of the Written Consent in accordance with the terms of this Agreement.

(h) Ownership of Shares. The Sold Shares are owned of record and beneficially by Seller, free and clear of all Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents).

Section 3.2 Waiver of Conditions to Closing.

(a) Seller may in its sole discretion decide to waive the condition to Closing pursuant to Section 3.1(c) in writing in full or in part, and, as a result thereof, such conditions shall be waived.

(b) Purchaser may in its sole discretion decide to waive the condition to Closing pursuant to Section 3.1(h) in writing in full or in part, and, as a result thereof, such condition shall be waived.

(c) All other conditions to Closing may only be waived by mutual written agreement in full or in part.

Article IV.
CLOSING

Section 4.1 Closing Time. The transfer of the Sold Shares against provision of the Rumble Share Consideration contemplated hereby (the “Closing”) will take place electronically through the exchange of documents via e-mail or facsimile, at 9:00 a.m., New York City time, on the Business Day immediately preceding the anticipated closing date of the Tender Offer, provided that the last of the conditions set forth in Section 3.1 has been satisfied or waived prior to such date, or on such other date or at such other time and place as Seller and Purchaser may mutually agree in writing.

Section 4.2 Closing Actions.

(a) At the Closing, the Parties shall take the following actions (“Closing Actions”) in the order set forth below:

(i) Seller shall deliver to Purchaser a customary bring-down certificate, dated the Closing Date and signed by a duly authorized officer of Seller, in which Seller declares whether it has (after the date hereof) become aware of any breaches of the representations and warranties of Sellers that are given as of the date

Annex I-4

hereof and the Closing Date, and without personal liability of the persons signing/delivering such certificate (the “Bring-Down Certificate”). Purchaser acknowledges and agrees that the Bring-Down Certificate will only be given to the Knowledge of Seller. To the extent any facts, matters or circumstances are disclosed in the Bring-Down Certificate, Seller shall not be liable for any representations and warranties being untrue as a result of such disclosure of facts, matters or circumstances. This shall not affect Seller’s liability for any breaches of representations and warranties given as of the date hereof;

(ii) Purchaser shall deliver to Seller evidence of the issuance of Purchaser Common Shares equal to the Rumble Share Consideration (less Purchaser Common Shares underlying the Pre-Funded Warrant and the Holdback Rumble Share Consideration) in Direct Registration System (DRS) non-certificated book-entry form by Purchaser’s transfer agent and registered in the name of Seller, in form and substance reasonably satisfactory;

(iii) Purchaser shall deliver to Seller a duly executed Pre-Funded Warrant registered in the name of Seller to purchase up to such number of Purchaser Common Shares as determined pursuant to Section 2.3(b);

(iv) Purchaser and Seller shall execute the Registration Rights Agreement;

(v) Purchaser and Seller shall execute the Customer Agreement;

(vi) Purchaser and Seller shall execute the Transaction Agreement Amendment;

(vii) Purchaser shall deliver to Seller a certificate, dated the Closing Date and duly executed by the Secretary of Purchaser (or a comparable officer of Purchaser), in form and substance reasonably satisfactory to Seller, as to: (A) the certificate of incorporation of Purchaser, certified as of a recent date by the Secretary of State of the State of Delaware, and that there have been no amendments to the certificate of incorporation of Purchaser since such certification; and (B) the bylaws of Purchaser in effect as of the Closing Date;

(viii) Purchaser shall pay to Seller the aggregate earnout payment pursuant to Section 2.6, if any; and

(ix) Seller shall deliver to Purchaser a copy of the duly executed irrevocable instruction of Seller to the Seller Custodian Bank to transfer the Sold Shares to the securities account of Purchaser Custodian Bank via Clearstream.

(b) The Closing Actions may only be waived by mutual written agreement of the Parties.

(c) After all Closing Actions have been taken or duly waived, the Parties shall confirm in a written document that (i) if true, all conditions to Closing pursuant to Section 3.1 have been duly fulfilled or waived, (ii) all Closing Actions have been duly taken or waived, and (iii) Closing has occurred (“Closing Protocol”). The execution of the Closing Protocol shall not limit or prejudice the rights of a Party under this Agreement or Law.

Section 4.3 Holdback Rumble Share Consideration. Without limitation to the rights and remedies of Purchaser, Purchaser shall have the right, upon compliance with the procedures and other requirements set forth in this Article IV to satisfy the amount of any Damages that Seller is obligated to indemnify Purchaser for pursuant to Section 11.2 by deducting from the Holdback Rumble Share Consideration a number of Purchaser Common Shares equal in value (based on the Purchaser Common Stock Price) to such Damages; provided, however, that Seller may, at its sole discretion, elect to satisfy the amount of any Damages in cash rather than a deduction from the Holdback Rumble Share Consideration pursuant to this Section 4.3. In the event any Purchaser Common Shares have not been deducted from the Holdback Rumble Share Consideration (if any) on or prior to the later of (i) the Holdback Release Date and (ii) the resolution of all claims made by the Purchaser in accordance with the notice provisions of Section 11.6 prior to the Holdback Release Date that remain pending as of such date, then Purchaser shall promptly issue and release to Seller such remaining Holdback Rumble Share Consideration and deliver to Seller evidence of such issuance in DRS non-certificated book-entry form by Purchaser’s transfer agent and registered in the name of Seller, in form and substance reasonably satisfactory to Seller; provided, however, on the Holdback Release Date, Purchaser shall promptly issue and release to Seller such portion of the Holdback Rumble Share Consideration that is not subject to any pending indemnification claim made on or prior to the Holdback Release Date.

Annex I-5

Article V.
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO SELLER

Seller hereby represents and warrants to Purchaser in the form of an independent guarantee (selbstständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB and irrespective of fault that the following statements are true and correct as of the date hereof and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of a specific date, in which case Seller hereby makes to Purchaser such representation and warranty only as of such date), provided that for the avoidance of doubt, Parent and its Subsidiaries shall not be considered Affiliates of Seller for purposes of this Agreement:

Section 5.1 Organization, Authorization, Enforceability, Non-Contravention.

(a) Organization. Seller is a Salvadoran Sociedad Anónima de Capital Variable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers and all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted.

(b) Authorization. The execution, delivery and performance by Seller of this Agreement, and the execution, delivery and performance by Seller and its Affiliates of each other Transaction Document to which Seller or any of such Affiliates is a party, and the consummation by Seller and such Affiliates of the transactions contemplated hereby and thereby, are within the corporate or other organizational powers of each of Seller and such Affiliates and have been duly and validly authorized by all necessary corporate action. This Agreement and each other Transaction Document to which Seller or any such Affiliate is a party constitutes a valid and binding agreement of Seller or such Affiliate, as applicable, enforceable against Seller or such Affiliate in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c) Non-Contravention. The execution, delivery and performance by Seller of this Agreement, and the execution, delivery and performance by Seller and its Affiliates of each other Transaction Document to which Seller or any such Affiliate is a party, and the consummation by Seller and such Affiliates of the transactions contemplated hereby and thereby, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Seller or its Affiliates, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default (or constitute an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Seller or any of its Affiliates is entitled under any provision of any Contract binding upon, or any Permit of, Seller or any of its Affiliates (or any Contract to which any of their respective assets is subject) or (iv) result in the creation or imposition of any Encumbrance on any asset of Seller or any of its Affiliates (including the Sold Shares), with only such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(d) Not Fraudulent Conveyance. Seller is not entering into this Agreement or the other Transaction Documents to which it is a party or consummating the transactions contemplated hereby or thereby with the intent to hinder, delay or defraud any creditor. The consideration received by Seller in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party constitutes reasonably equivalent value and fair consideration for the securities or other assets being transferred. Seller transferring securities pursuant to this Agreement or the other Transaction Documents is Solvent as of the Closing Date and will not be rendered insolvent as a result of the transactions contemplated by this Agreement or the other Transaction Documents. No transfer of securities or other assets pursuant to this Agreement or any of the other Transaction Documents to which Seller is a party is or may be subject to avoidance under any applicable Laws relating to fraudulent transfers, fraudulent conveyance and similar doctrines, whether under state or federal Law.

Section 5.2 Governmental Authorization. Except as set forth on Section 6.7 of Seller’s Disclosure Letter, the execution, delivery and performance by Seller of this Agreement, and the execution, delivery and performance by Seller and its Affiliates of each other Transaction Document to which Seller or any of such Affiliates is a party, and the consummation by Seller and such Affiliates of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Government Authority, other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities Laws or AktG, any (ii) such

Annex I-6

actions and filings specifically contemplated under this Agreement or any other Transaction Document, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 5.3 Title to Sold Shares. As of the date hereof, Seller owns and has good and valid title to 41,887,766 Shares, in each case, free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). As of the Closing, Seller will own and have good and valid title to all the Sold Shares, in each case, free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). Upon the consummation of the transactions contemplated hereby, good and valid title to all the Sold Shares will pass to Purchaser free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). There are no outstanding options, warrants, rights of conversion, pledges, exchange or purchase or any similar rights under which Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, the Sold Shares.

Section 5.4 Litigation or Government Order. There is no Action pending or threatened in writing against Seller, any of their its Affiliates or Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom Seller or any of their respective Affiliates or Subsidiaries may be liable before (or, in the case of threatened Actions, would be before) or by any Government Authority or arbitrator that, assuming such Actions were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Seller is not a party to or subject to the provisions of any Government Order that has or would reasonably be expected to, individually or in the aggregate, (i) materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document to which Seller is a party, (ii) prevent or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which Seller is a party or (iii) have a Seller Material Adverse Effect.

Section 5.5 Securities Law Compliance. Seller is financially sophisticated and is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Seller understands that the Rumble Share Consideration has not been registered under the securities laws of any jurisdiction, including the Securities Act, and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws. Pursuant to this Agreement, Seller is acquiring the Rumble Share Consideration for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. Seller has not, directly or indirectly, offered the Rumble Share Consideration to anyone or solicited any offer to buy the Rumble Share Consideration from anyone, in each case that would have the effect of bringing to such offer and sale of the Rumble Share Consideration by Seller within the registration requirements of the Securities Act or the securities Laws of any other jurisdiction.

Section 5.6 Financing. Seller has, and will continue to have through the applicable date of such obligation, sufficient cash or other sources of immediately available funds to enable it to (i) consummate the purchase of the maximum amount of Top-Up Shares and Additional Top-Up Shares in accordance with Section 9.5 and (ii) fund all amounts necessary pursuant to Section 9.13 (Squeeze-Out).

Section 5.7 Stock Ownership. As of the date hereof, Seller does not own, beneficially or legally, any Purchaser Common Shares (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Purchaser Common Shares) other than as set forth in its Schedule 13D amendment filed by Seller with the SEC on August 11, 2025.

Section 5.8 Purpose of Investment. Seller intends to hold the Rumble Share Consideration, together with any Purchaser Common Shares held by Seller as of the date hereof, “solely for purposes of investment” as such term is defined by 16 C.F.R. Section 801.1(i), and interpreted under 16 C.F.R. Section 802.9.

Section 5.9 Independent Investment Decision. Seller has independently evaluated the merits of its decision to acquire the Rumble Share Consideration pursuant hereto. Seller understands that nothing in this Agreement or any other materials presented by or on behalf of Purchaser to Seller in connection with the acquisition of the Rumble Share Consideration constitutes legal, tax or investment advice. Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Rumble Share Consideration.

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Article VI.
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO PARENT

Seller hereby represents and warrants to Purchaser in the form of an independent guarantee (selbstständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB and irrespective of fault that except as set forth in Seller’s Disclosure Letter, the following statements are true and correct, as of the date hereof and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of a specific date, in which case Seller hereby makes to Purchaser such representation and warranty only as of such date):

Section 6.1 Organization, Authorization, Enforceability, Non-Contravention.

(a) Organization. Parent is a German stock corporation (Aktiengesellschaft) duly incorporated, and validly under the Laws of Germany and has the requisite corporate power and authority to conduct its business as presently conducted. Each Transferred Subsidiary is duly incorporated or formed, and validly existing, and in good standing under the Laws of the state or country of incorporation to the extent such concept exists in the relevant jurisdiction, and has the requisite corporate power and authority to conduct its business as presently conducted. Section 6.1(a) of Seller’s Disclosure Letter, as of the date hereof, sets forth for Parent and each Transferred Subsidiary the jurisdiction of incorporation. True and complete copies of the Constituent Documents of Parent and all Transferred Subsidiaries have been made available in the Virtual Data Room. Neither Parent nor any of the Transferred Subsidiaries has taken any action that is inconsistent in any material respect with any resolution adopted by its respective equityholders, supervisory board, management board (or other similar governing body) or any committee of its supervisory board (or other similar governing body).

(b) Management. Section 6.1(b) of Seller’s Disclosure Letter, as of the date hereof, sets forth a true and complete list of all members of the management board (Vorstand) and supervisory board (Aufsichtsrat) of Parent. All members of the management board or supervisory board or managing directors (Geschäftsführer) (or equivalents thereof) of Parent and the Transferred Subsidiaries have been duly elected or appointed and since January 1, 2024, all former members of the management board or supervisory board or managing directors (Geschäftsführer) (or equivalent thereof) of each of Parent and the Transferred Subsidiaries have been duly dismissed or removed, except as would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Corporate Authorization. Parent and each of the Transferred Subsidiaries have the requisite corporate or other organizational power and authority to execute and deliver the Transaction Documents to which they are a party and each certificate and other instrument required to be executed and delivered by Parent or each such Transferred Subsidiary pursuant thereto and to perform their obligations thereunder, and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents to which they are a party, and the consummation of the transactions contemplated thereby, by Parent and each Transferred Subsidiary have been duly and validly authorized by all necessary corporate action on the part of Parent and the Transferred Subsidiaries.

(d) Binding Effect. The Transaction Documents to which they are a party have been duly executed and delivered by Parent and each Transferred Subsidiary. Each Transaction Document to which they are a party is a legal, valid and binding obligation of Parent and each Transferred Subsidiary enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) Non-Contravention. The execution, delivery and performance of the Transaction Documents to which Parent and the Transferred Subsidiaries are a party, and the consummation of the transactions contemplated thereby, do not (i) violate or conflict with any provision of the Constituent Documents of Parent and the Transferred Subsidiaries, (ii) violate or conflict with any Law, Government Order or Permit applicable to Parent or any of the Transferred Subsidiaries or by which any property or asset of Parent or such Subsidiary is bound, except in case of clause (ii) of this Section 6.1(e), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not reasonably be expected to have a Parent Material Adverse Effect.

(f) Insolvency. No insolvency or similar proceedings have been, or have been threatened to be, opened or applied for regarding the assets of Parent, and there are no circumstances which would require the opening of or application for such proceedings. Parent is neither illiquid (zahlungsunfähig) nor over-indebted (überschuldet).

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Section 6.2 Capital Structure; Subsidiaries.

(a) As of the date hereof, the outstanding share capital of Parent amounts to EUR 64,196,677.00 and is divided into 64,196,677 no-par value bearer shares, each with a nominal amount of EUR 1.00. Other than such outstanding shares and the Options pursuant to Section 6.2(e), there are no shares or other equity securities of Parent or securities convertible or exchangeable into such shares issued, reserved for issuance or outstanding. The Sold Shares have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or other similar rights.

(b) Other than the Options, (i) Parent has not granted any preemptive rights or authorized, issued or outstanding options, warrants, rights of conversion, exchange or purchase, stock appreciation rights or other rights, obligations, agreements, arrangements or commitments of any kind relating to, obligating Parent to issue or to sell, convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire any Equity Interests of Parent or other securities of Parent, (ii) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any Equity Interests of Parent and (iii) there are no Contracts (except for the Business Combination Agreement) to which the Parent is a party or by which Parent is bound with respect to the issuance, voting, sale or transfer of its Equity Interests. There are no accrued and unpaid dividends or distributions with respect to any Equity Interests of Parent.

(c) Section 6.2(c) of Seller’s Disclosure Letter sets forth the jurisdiction of organization and issued and outstanding Equity Interests of the Transferred Subsidiaries. Parent directly or indirectly owns and has good and valid title to all the issued and outstanding Equity Interests of the Transferred Subsidiaries, free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). The issued and outstanding Equity Interests of the Transferred Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or other similar right. There are no preemptive rights or authorized, issued or outstanding options, warrants, rights of conversion, exchange or purchase, profits interests or other rights, obligations, agreements, arrangements or commitments of any kind relating to, obligating the Transferred Subsidiaries to issue or to sell, convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire any Equity Interests of the Transferred Subsidiaries. There are no contractual obligations of the Transferred Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Transferred Subsidiaries. Parent is not party to any Contracts relating to the Equity Interests of the Transferred Subsidiaries (except for this Agreement), including with respect to the issuance, voting, sale or transfer of the Equity Interests of the Transferred Subsidiaries.

(d) Except as set forth on Section 6.2(d) of Seller’s Disclosure Letter, there are no Equity Interests or joint venture interests in any Person (other than the Transferred Subsidiaries) owned, directly or indirectly, by Parent or the Transferred Subsidiaries. There are no contractual obligations of Parent or the Transferred Subsidiaries to provide funds to, or make any investment in, any other Person.

(e) Section 6.2(e) of Seller’s Disclosure Letter sets forth a correct and complete list of each holder of an outstanding Option as of the date hereof, which schedule shows for each such Option, the date such Option was granted, the number of Shares to be issued per Option, the relevant exercise price, the applicable vesting schedule, the current or former employer entity within the Parent Group (if any) of each Option holder and the applicable Equity Plan under which such Option was granted. With respect to each Option, (i) each such grant was duly authorized by all necessary corporate action, (ii) each such grant was made in compliance in all material respects with all applicable Laws (including all applicable securities Laws) and all of the material terms and conditions of the applicable Equity Plan, (iii) no material modifications have been made to any Option following the grant date except for the repricing of certain Options, the effects of which are already reflected in Seller’s Disclosure Letter, and (iv) each Option has an exercise price that is equal to or greater than the fair market value of the underlying Share on the applicable grant date, or, with respect to any Options that were repriced, on the applicable repricing date. All Options are evidenced by award agreements in a form materially consistent with forms made available in the Virtual Data Room. Except for the Equity Plans, there are no commitments in any offer letter, Contract, Employee Benefit Plan or otherwise that contemplate a grant of, or right to purchase or receive share options, restricted share units, phantom units or other equity of Parent.

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Section 6.3 Financial Statements; Controls.

(a) Section 6.3(a) of Seller’s Disclosure Letter sets forth a true and complete copy of the audited consolidated financial statements of Parent as of and for the fiscal year ended December 31, 2024, together with the notes thereto (the “Audited Financial Statements”). The Audited Financial Statements in all material respects (i) have been prepared in accordance with IFRS applied on a consistent basis (except as indicated therein or in the notes thereto) and (ii) provide, based on IFRS, a true and fair view of the assets and liabilities (Vermögenslage), financial position (Finanzlage), and results of operations (Ertragslage) for Parent and the other entities consolidated therein as of the dates and for the periods to which they relate.

(b) Section 6.3(b) of Seller’s Disclosure Letter sets forth a true and complete copy of the unaudited consolidated financial statements of Parent (for the avoidance of doubt, such unaudited consolidated financial statements comprise only the four primary statements — statement of financial position, statement of comprehensive income, statement of changes in equity, and statement of cash flows — and do not include notes or other disclosures required by IFRS for a complete set of financial statements) as of and for the six-month period ended June 30, 2025 (the “Latest Balance Sheet Date”) (such financial statements the “Interim Financial Statements”, and the Interim Financial Statements together with the Audited Financial Statements, the “Parent Financial Statements”). The Interim Financial Statements (i) have in all material respects been prepared in accordance with IFRS, and (ii) have been prepared in good faith and, to Knowledge of Seller, do in all material respects not misstate the assets and liabilities (Vermögenslage), financial position (Finanzlage), or results of operations (Ertragslage) for Parent and the other entities consolidated therein as of the dates and for the periods to which they relate.

(c) The Parent Financial Statements have been derived from the accounting systems of Parent and the other entities consolidated therein, and such accounting systems, since the Applicable Date, have been maintained in all material respects in accordance with applicable Law. Since the Applicable Date, Parent and the Transferred Subsidiaries have maintained internal accounting controls that are reasonably necessary to provide reasonable assurance that, in all material respects, (i) transactions are executed in accordance with management’s general or specific authorization, and (ii) transactions are recorded as reasonably necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets. Since the Applicable Date, there has been no change in any material respect with respect to the accounting policies, principles, methods or practices of Parent and the Transferred Subsidiaries, except as set forth in the Parent Financial Statements and/or required under IFRS.

(d) The books and records of Parent and the Transferred Subsidiaries (i) are true, complete and correct in all material respects, (ii) have been maintained in all material respects in accordance with applicable Law and (iii) in all material respects accurately present and reflect all of the Parent transactions and actions related thereto.

(e) None of the statements pursuant to this Section 6.3 shall be construed or interpreted as an objective guarantee (objektive Bilanzgarantie), and where reference is made to a specific accounting standard, only such accounting standard shall be relevant to determine whether or not and how any facts objectively existing as of the relevant reference date are to be reflected therein, including as regards the question as to whether and as of which time the subjective knowledge of such facts by a relevant person is decisive, and the question whose knowledge is relevant shall also solely be determined by the relevant accounting standard used in the preparation of the Parent Financial Statements.

Section 6.4 No Undisclosed Liabilities; Indebtedness.

(a) Except (i) as set forth on Section 6.4(a) of Seller’s Disclosure Letter, (ii) as reflected or reserved against in the Parent Financial Statements or disclosed in the notes thereto, (iii) for Liabilities incurred by Parent or the Transferred Subsidiaries since the Latest Balance Sheet Date in the ordinary course of their respective businesses (none of which arises out of, relates to, or results from any breach of contract, tort, violation of Law or infringement), (iv) for SLA Credits due by Parent or the Transferred Subsidiaries as a result of any breach of data centers SLAs in instances where Parent or the Transferred Subsidiaries are providers of data center services to their customers, and (v) for Liabilities expressly contemplated by the Transaction Documents, there are no other Liabilities of Parent or any of the Transferred Subsidiaries.

(b) Except as expressly reflected or expressly reserved against in the Parent Financial Statements or expressly disclosed in the notes thereto, Section 6.4(b) of Seller’s Disclosure Letter sets forth a true and complete list of each item of Parent Indebtedness with a value exceeding EUR 500,000.00 as of the date hereof. None of Parent or any of the Transferred Subsidiaries has received notice of a default or payments past due with respect to any such Parent Indebtedness, in each case, in any material respect.

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Section 6.5 Absence of Changes. Except as (A) contemplated by the Transaction Documents, (B) disclosed in the Parent Financial Statements, or (C) disclosed in Section 6.5 of Seller’s Disclosure Letter, since the Applicable Date, (i) Parent and the Transferred Subsidiaries have conducted and operated their businesses in the ordinary course in all material respects, (ii) there has not been any change, effect, development, condition, matter, event, fact, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (iii) neither Parent nor any of the Transferred Subsidiaries has:

(a) amended or waived any rights under any provision of its Constituent Documents in any manner;

(b) split, combined or reclassified any Equity Interests;

(c) declared, set aside or paid any dividend, or otherwise made any distribution to the Seller or any of its Affiliates, with respect to any Equity Interests;

(d) issued, sold, pledged, transferred or disposed of, or agreed to issue, sell pledge, transfer or dispose of, any Equity Interests or issued any Equity Interests of any class or issued or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued equity interests of Parent or any of the Transferred Subsidiaries, or granted any stock appreciation or similar rights;

(e) redeemed, purchased or otherwise acquired any outstanding Equity Interests or declared or paid any non-cash dividend or made any other non-cash distribution of assets to any Person;

(f) made any material change in its policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, as applicable, in each case, other than in the ordinary course of business;

(g) made any change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in IFRS or applicable Law;

(h) except in any case as may be required by applicable Law, (A) prepared or filed any income or other material Tax Return inconsistent with past practice, (B) made or changed any Tax election (except in the ordinary course of business), (C) adopted or changed any accounting method relating to Taxes, (D) entered into any closing agreement or requested any ruling or similar guidance relating to Taxes, (E) settled any claim for any material amount of Taxes or assessments relating to Taxes, (F) surrendered any right to claim a refund of any material amount of Taxes paid, (G) consented to any extension or waiver of the limitation period applicable to any claim for any material amount of Taxes or assessments relating to any material amount of Taxes (other than automatic extensions or extensions in the ordinary course of business), or (H) amended any income or other material Tax Return, in each case, if such Tax Return, change, adoption, agreement, settlement, surrender, consent or amendment would reasonably be expected to bind, materially adversely affect or materially increase the liability of Purchaser, Parent, the Transferred Subsidiaries or any of their respective Affiliates;

(i) other than in the ordinary course of business or as required by an Employee Benefit Plan or any obligation under applicable Law or due to an amendment of collective bargaining agreement, works council agreement or other similar labor Contract or as explicitly contemplated hereunder, (A) materially increased the compensation or benefits of any employee or other Parent Service Provider, (B) accelerated the vesting or payment of any compensation or benefits of any Parent Service Provider, (C) entered into, amended or terminated any material Employee Benefit Plan (or any plan, program, agreement or arrangement that would be an Employee Benefit Plan if in effect on the date hereof), (D) made any loan to any present or former Parent Service Provider (other than advancement of expenses in the ordinary course of business consistent with past practices), (E) entered, amended or terminated into any collective bargaining agreement or other agreement with a labor union or labor organization, or (F) commenced any collective redundancy process;

(j) (A) adopted, established, entered into, amended, modified or terminated any collective bargaining agreement, works council agreement or other similar labor Contract, (B) recognized any union, works council, labor organization or other workers’ group as the bargaining representative of any employees, or (C) been the subject of any “relevant transfer” (as defined in the Transfer of Undertakings) Protection of Employment) Regulations 2006 (as amended));

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(k) (i) received any written claim of unfair labor practices involving Parent or any Transferred Subsidiary or (ii) given or received any written resignation, termination, or removal of, or commenced disciplinary proceedings in respect of, any managing director (Geschäftsführer) (or equivalent thereof) or other employee with an annual fixed compensation exceeding EUR 300,000.00 of Parent or any Transferred Subsidiary or made any material change in the terms and conditions of the employment of any such Person;

(l) received any written notice of an investigation or other proceeding by a Government Authority directed against Parent or any Transferring Subsidiary (and which is pending as of the date hereof);

(m) sold, licensed, leased, transferred, assigned, abandoned or otherwise disposed of any assets with a value exceeding EUR 100,000.00 (or any portion thereof) or mortgaged, pledged, permitted or imposed any Encumbrance (other than Permitted Encumbrances) upon any such assets (or any portion thereof), in each case, other than in the ordinary course of business;

(n) incurred, assumed or guaranteed any Parent Indebtedness with a value exceeding EUR 500,000.00;

(o) deferred any capital expenditures with a value exceeding EUR 250,000.00;

(p) made any investment or acquisition either by purchase of stock or securities, contributions to capital, property transfers, merger or purchase of all or substantially all of the property or assets of any Person, in each case with a value exceeding EUR 50,000.00;

(q) materially changed the manner in which Parent generally extends discounts or credits to customers, other than in the ordinary course of business;

(r) suffered any extraordinary casualty loss, except for any such casualty loss covered by insurance;

(s) accelerated, terminated, modified or cancelled any Specified Contract;

(t) with the exception of Permitted Encumbrances, committed to or entered into any contract, agreement, or other understanding to sell, transfer, lease, sublease, license, or otherwise dispose of any Owned Real Property;

(u) with the exception of Permitted Encumbrances, committed to or entered into any contract, agreement, or other understanding to amend, cancel, terminate, or modify any Real Property Lease;

(v) with the exception of Permitted Encumbrances, sold, assigned, transferred, granted, pledged, allowed to lapse, abandoned, dedicated to the public domain or otherwise encumbered or disposed of any Intellectual Property;

(w) entered into, amended, modified, waived, released, extended, transferred or terminated any Related Party Contract; or

(x) agreed in writing to do any of the foregoing.

Section 6.6 No Litigation or Government Orders.

(a) Except as set for on Section 6.6 of Seller’s Disclosure Letter, since the Applicable Date, there has been no Action pending or, to the Knowledge of Seller, threatened in writing against Parent or any of the Transferred Subsidiaries with a value in dispute exceeding EUR 150,000.00. There is no Action pending or, to the Knowledge of Seller, threatened in writing against Parent or any of the Transferred Subsidiaries or against or applicable to any of the Target Assets that (a) if adversely determined, would reasonably be expected to materially and adversely affect the legality, validity or enforceability of this Agreement or the other Transaction Documents, (b) if adversely determined, would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or the other Transaction Documents, or (c) if adversely determined, would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Since the Applicable Date, there have been no unsatisfied or outstanding material Government Orders against or applicable to Parent or any of the Transferred Subsidiaries or against or applicable to any of the Target Assets. None of Parent or the Transferred Subsidiaries is a party to or subject to any Government Order that would, individually or in the aggregate, reasonably be expected to (i) materially and adversely affect the legality, validity or enforceability of this Agreement or the other Transaction Documents or (ii) prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

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Section 6.7 Governmental and Third-Party Approvals, Consents and Notices. Assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Article VIII, other than in connection with the applicable requirements of the HSR Act or with respect to the matters disclosed in Section 6.7 of Seller’s Disclosure Letter, Parent is not required to (a) obtain any authorization, waiver, consent or approval of, (b) make any filing, report or registration with or (c) give any notice to any Government Authority in connection with or as a condition to the execution, delivery and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, except as would not reasonably be expected to have a Parent Material Adverse Effect, or prevent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

Section 6.8 Taxes.

(a) Except as set forth in Section 6.8(a) of Seller’s Disclosure Letter, all income and other material Tax Returns that are required to be filed under applicable Laws on or before the Closing (taking into account any timely filed automatic extensions of time in which to file) by Parent or the Transferred Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are complete and accurate in all material respects.

(b) Since the Applicable Date, each of Parent and the Transferred Subsidiaries has timely paid all income and other material Taxes.

(c) Except as set forth in Section 6.8(c) of Seller’s Disclosure Letter, there is no audit, examination, investigation, action, proceeding or assessment pending or proposed or threatened in writing by a Government Authority with respect to material Taxes for which Parent or the Transferred Subsidiaries would be liable.

(d) Since the Applicable Date, all material Taxes which Parent or the Transferred Subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Government Authority.

(e) Since the Applicable Date, all material deficiencies asserted or assessments made in writing by a Government Authority of Parent or the Transferred Subsidiaries as a result of any audit, examination, investigation, action, proceeding or assessment have been paid in full or otherwise finally resolved.

(f) No agreement, consent or waiver of any statute of limitations or extension of time is in effect with respect to any material Taxes of Parent or the Transferred Subsidiaries (other than automatic extensions of the due date for filing any Tax Return obtained in the ordinary course of business), and no written request covering any such matter is outstanding.

(g) Parent and the Transferred Subsidiaries have not received or requested any Tax rulings from any Government Authority that would apply for any taxable period ending after the Closing Date.

(h) To the Knowledge of Seller, none of Parent or the Transferred Subsidiaries will be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction, in each case in any taxable period (or portion thereof) after the Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, or installment sale, in each case prior to the Closing.

(i) Since the Applicable Date, none of Parent or the Transferred Subsidiaries has been informed in writing by any Government Authority that such Government Authority believes that such Person was required to file any material Tax Return that was not filed, which claim has not been resolved.

(j) Since the Applicable Date, none of Parent nor any of the Transferred Subsidiaries (i) has been a member of any Parent Group other than each Parent Group of which it is presently a member or (ii) has any Liability for Taxes of any Person (other than Parent or the Transferred Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Tax Law), as a transferee or successor or by Contract (other than commercial agreements that do not primarily relate to Taxes).

(k) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) on any of the Target Assets.

(l) None of Parent or any of the Transferred Subsidiaries has been, in the last two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

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(m) Since the Applicable Date, none of Parent or any of the Transferred Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 6.9 Employee Benefit Plans.

(a) Section 6.9(a) of Seller’s Disclosure Letter sets forth an accurate and complete list of each material Employee Benefit Plan in effect as of the date hereof. With respect to each such Employee Benefit Plan, Parent has made available in the Virtual Data Room, to the extent applicable, accurate and complete copies of (1) the plan document, including any amendments thereto, (2) a written description of such Employee Benefit Plan if it is not set forth in a written document, (3) the most recent annual reports on IRS Form 5500 (including all schedules and attachments thereto) filed with the U.S. Department of Labor, (4) the most recently prepared financial statements or actuarial report, (5) the most recent summary plan description together with any summaries of all material modifications thereto, (6) the most recent IRS determination or opinion letter, (7) the most recent written results of all required compliance testing, and (8) copies of any material non-routine correspondence with the IRS, U.S. Department of Labor or other Government Authority within the preceding three (3) years. Notwithstanding the foregoing, Section 6.9(a) of Seller’s Disclosure Letter need not identify any employment or consulting agreement or offer letter that is on substantially the same form as Parent’s standard template(s) made available to Purchaser in the Virtual Data Room, or which relates to an individual whose base salary or annual consulting fee does not exceed $200,000, or can be terminated at-will upon one-hundred-eighty (180) days’ notice or less without cost or liabilities in excess of such notice period and does not provide for any change of control, retention, or other transaction bonus. Since the Applicable Date, there has been no announcement by Parent or any of the Transferred Subsidiaries relating to any Employee Benefit Plan which would increase materially the expense of maintaining such Employee Benefit Plan above the level of the expense incurred therefore for the most recent fiscal year.

(b) Since the Applicable Date (i) each Employee Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and is in compliance in all material respects with all applicable Laws, and (ii) to the Knowledge of Seller, none of Parent or any of the Transferred Subsidiaries, or Parent or the Transferred Subsidiaries has engaged in a transaction with respect to any Employee Benefit Plan that would reasonably be expected to subject Parent or the Transferred Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which could be material. There are no complaints, investigations, claims or disputes in progress, pending or, to the Knowledge of Seller, threatened relating to any Employee Benefit Plan, its related assets or trusts, or any fiduciary, administrator or sponsor thereof (other than routine claims for benefits). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and to the Knowledge of Seller, nothing has occurred that would adversely affect the qualification or tax exemption of any such Employee Benefit Plan. No stock or other securities issued by Parent or any of the Transferred Subsidiaries forms or has formed any part of the assets of any Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code. No Employee Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Government Authority. All material payments required to be made by Parent or any of the Transferred Subsidiaries under, or with respect to, any Employee Benefit Plan (including all contributions, distributions, reimbursements, or premium payments) with respect to all periods prior to the Closing Date have been made on or before their respective due dates or, for any such payments that are not yet due, accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Employee Benefit Plans, applicable Law and IFRS. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Benefit Plan or the imposition of any lien under ERISA or the Code.

(c) No Employee Benefit Plan is, and none of Parent or any of the Transferred Subsidiaries, nor any ERISA Affiliate thereof or any of their respective predecessors, has since January 1, 2024 established, maintained, sponsored, contributed to, or had an obligation to contribute to or any other Liability (whether on account of an ERISA Affiliate or otherwise), or has since January 1, 2024, maintained, sponsored, contributed to, or had an obligation to contribute to or any other Liability, under or with respect to: (i) a plan that is subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA or a “defined benefit” plan within the meaning of Section 3(35) of ERISA; (ii) a Multiemployer Plan; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210(a) of ERISA; (iv) a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA); or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of Parent, any of the Transferred Subsidiaries or any ERISA Affiliate thereof has withdrawn since January 1, 2024 from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied.

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(d) Except as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any other applicable Law, no Employee Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Parent Service Provider. None of Parent or any of the Transferred Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code. None of Parent or any of the Transferred Subsidiaries has any Liability on account of a material violation of the Affordable Care Act.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement either alone or together with another event, will (i) entitle any Parent Service Provider to severance pay, any other payment or benefit, any cancellation of indebtedness or any increase in compensation or benefits (other than as required by Law), (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual, or (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Employee Benefit Plan. No Person is entitled to any gross-up, make-whole, or other additional payment by Parent or any of the Transferred Subsidiaries in respect of any Tax or interest or penalty related thereto under Section 409A of the Code, Section 4999 of the Code, or otherwise.

(f) No amount or benefit paid or payable (whether in cash, in property or in the form of benefits) by Parent or any of the Transferred Subsidiaries in connection with any of the transactions contemplated by this Agreement (either alone or together with another event) will result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(g) All Employee Benefit Plans subject to the Laws of any jurisdiction outside of the United States or that covers any Parent Service Provider residing or working outside of the United States (each, a “Foreign Benefit Plan”) (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment and, to the Knowledge of Seller, there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan, (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) if intended or required to be qualified, approved or registered with a Government Authority, is and has been so qualified, approved or registered.

(h) No Foreign Benefit Plan in the UK is a defined benefit pension plan, and none of the Transferred Subsidiaries in the UK has at any time employed a member of, or been associated or connected (as defined in Section 51(3) of the UK Pensions Act 2004) with an employer which employed a member of, an occupational defined benefit pension plan.

(i) No Foreign Benefit Plan of each of the Transferred Subsidiaries in the UK provides retirement benefits which are not “money purchase benefits” as defined in Section 181 of the UK Pension Schemes Act 1993 and each of the Transferred Subsidiaries in the UK: (i) has at all times complied with its auto-enrolment obligations under the UK Pensions Act 2008; (ii) has not at any time employed an employee whose contract of employment transferred to it from another employer under the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, where this employee has a right to benefits which are not benefits on old age invalidity or death.

Section 6.10 Labor Matters.

(a) Section 6.10(a) of Seller’s Disclosure Letter sets out an anonymized list of all Parent Service Providers with particulars of the date of commencement of employment, employing entity, location, fixed annual salary, type of contract and all material benefits provided, in each case as of the date hereof.

(b) The Virtual Data Room contains a representative sample of standard terms and conditions of employment used for each grade of employee of Parent and staff handbooks and material employment policies which apply to Parent Service Providers.

(c) Section 6.10(c) of Seller’s Disclosure Letter contains details of any consultants, workers, independent contractors, freelancers, outworkers, agency workers or persons treated as self-employed or contracted labor as of the date hereof, providing services to Parent for a compensation exceeding EUR 100,000.00 p.a. Copies of their agreements or particulars of their engagement have been placed in the Virtual Data Room.

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(d) Since the Applicable Date, none of Parent or the Transferred Subsidiaries is or has been a party to, is or has been bound by, is or has been negotiating or, to the Knowledge of Seller, has been asked to negotiate, any labor agreements, works council agreements, union Contracts or collective bargaining agreements. To the Knowledge of Seller, there is not currently, nor has there been since the Applicable Date, any organized effort by any labor union to organize any Parent Service Provider into one or more collective bargaining unions.

(e) None of Parent or the Transferred Subsidiaries is, or since January 1, 2024 has been, a party to any dispute or controversy with a labor union or with respect to unionization or collective bargaining involving any of their current or former Parent Service Provider, including any actual or threatened in writing, strike, lockout, walkout, work stoppage, slowdown, picketing, boycott, or other dispute involving union or other labor organization or with respect to unionization or collective bargaining. Additionally, Parent and the Transferred Subsidiaries have not received a written notice informing them that (i) there are unfair labor practice charges or complaints pending against Parent or any Transferred Subsidiary before any applicable Government Authority relating to any Parent Service Provider; (ii) there are material representation claims or petitions pending before any applicable Government Authority; or (iii) there are material charges with respect to or relating to Parent or any of the Transferred Subsidiaries pending before any applicable Government Authority responsible for the prevention of unlawful employment practices.

(f) To the Knowledge of Seller, each of Parent and the Transferred Subsidiaries is and has since the Applicable Date been in material compliance with all applicable Laws which relate to labor, employment and employment practices, terms and conditions of employment, wages, hours, overtime, wage payment, payment of holiday pay, classification of employees and other service providers (including independent contractors), record keeping, fair employment practices, workers’ compensation, withholding of Taxes, discrimination in employment, harassment, disability rights or benefits, immigration (including applicable Form I-9 Laws and prevention of illegal working Laws), reasonable accommodations, employee leave issues, unemployment insurance, and occupational safety and health, except as would not be expected to have a Parent Material Adverse Effect.

(g) There is no pending or, to the Knowledge of Seller, threatened in writing material claim or litigation against Parent or the Transferred Subsidiaries with respect to allegations of sexual harassment, sexual misconduct or a hostile work environment, and, since January 1, 2024, (i) there have been no reported internal or external complaints accusing any Parent Service Provider of sexual harassment, sexual misconduct or creating a hostile work environment, and since the Applicable Date (ii) there has been no settlement of, or payment arising out of or related to, any litigation with respect to sexual harassment, sexual misconduct or a hostile work environment against Parent or the Transferred Subsidiaries.

(h) Each sponsor license held in the UK which is utilized to sponsor UK employees of Parent or the Transferred Subsidiaries is valid, subsisting and A-rated. In relation to any UK employee who requires a certificate of sponsorship in order to remain and work in the UK, the relevant sponsoring entity has at all relevant times been a licensed sponsor.

Section 6.11 No Violation of Law; Regulatory Matters; Required Licenses and Permits.

(a) Except as set forth in Section 6.11(a) of the Seller’s Disclosure Letter, since the Applicable Date, each of Parent or its Subsidiaries has been in compliance in all material respects with (i) all applicable Laws and (ii) all Government Orders against Parent or any of the Transferred Subsidiaries or the Target Assets or their respective businesses, and none of Parent or any of the Transferred Subsidiaries, has received any written notice alleging that Parent or any of the Transferred Subsidiaries is not in compliance in any material respect with any Law or Government Order, in each case except as would not be expected to have a Parent Material Adverse Effect.  Solely with regards to Section 87 para 1 sentence 1 AktG, limb (i) in the foregoing sentence does not apply to the bitcoin bonus granted to a member of the management board of Parent.

(b) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, since the Applicable Date, none of Parent or the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has violated the Anti-Money Laundering Laws.

(c) None of Parent or the Transferred Subsidiaries is subject to regulation as a “public utility,” “utility,” “electric utility,” “retail electric provider” or “transmission and distribution utility”.

(d) Other than as set forth in Section 6.11(d) of Seller’s Disclosure Letter, (i) Parent and the Transferred Subsidiaries and each of their respective Representatives (acting in their capacities as such) are, and have been, since January 1, 2024, in compliance with the Export and Sanctions Regulations in all material respects; (ii) none of Parent

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or the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has been, since January 1, 2024 and continuing to the present (A) organized in, operating from or resident in a Sanctioned Country or (B) directly engaged in any dealings or transactions in a Sanctioned Country in violation of applicable Export and Sanctions Regulations, or (C) a Sanctioned Person; (iii) none of Parent or the Transferred Subsidiaries or any of their respective Representatives is or has been a Sanctioned Person; (iv) none of Parent or the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) is involved in any Action, or has since January 1, 2024, received a written request for information or any other form of communication from any Government Authority, or has since January 1, 2024, had any judgments imposed (or threatened to be imposed) upon Parent or any of the Transferred Subsidiaries by or before a Government Authority, in each case in connection with any actual or alleged material violation of any Export and Sanctions Regulations; and (v) the Parent and any of the Transferred Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with and to prevent violations of Export and Sanctions Regulations.

(e) Since January 1, 2024, (i) none of Parent or any of the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has taken any action, or engaged in any activity, practice or conduct, that would violate the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption, (ii) none of Parent or any of the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has (A) used any corporate funds of Parent or any of the Transferred Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) authorized, offered, promised or made any unlawful payment to any foreign or domestic governmental officials or (C) paid any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Parent or any of the Transferred Subsidiaries, in the case of the foregoing clauses (A), (B) and (C) which would or would reasonably be expected to result in a material violation of the FCPA, the U.K. Bribery Act, or any other applicable Laws regarding anti-corruption, (iii) there are no pending or, to the Knowledge of Seller, threatened in writing Actions against Parent or any of the Transferred Subsidiaries with respect to the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption, nor has Parent nor any of the Transferred Subsidiaries received any written notice, request, or citation of any allegation with regards to a violation or potential violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-corruption Laws, and (iv) Parent and the Transferred Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with and to prevent breaches of the FCPA, the U.K. Bribery Act, and other applicable anti-corruption Laws.

(f) Since the Applicable Date, Parent and the Transferred Subsidiaries have owned, held or possessed all Permits necessary for the conduct of Parent’s and the Transferred Subsidiaries’ businesses as currently conducted and Parent and the Transferred Subsidiaries’ businesses have been conducted in compliance in all material respects with such Permits, except as would not be expected to have a Parent Material Adverse Effect. Since the Applicable Date, to the Knowledge of Seller, none of Parent or the Transferred Subsidiaries has received any written notice alleging that Parent or any of the Transferred Subsidiaries are not in compliance in any material respect with any terms or requirements of any Permit or regarding the potential revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

(g) Parent is and has since January 1, 2024 been in compliance with the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation), as amended, and Parent has not received any written notice alleging that Parent or any of the members of its management board or supervisory board is not in compliance in any material respect therewith.

Section 6.12 Real Property.

(a) Section 6.12(a) of Seller’s Disclosure Letter, as of the date hereof, sets forth a true and complete list of all real property owned by Parent or the Transferred Subsidiaries (the “Owned Real Property”), all of which are owned by Parent or any of the Transferred Subsidiaries or are expected to be owned by them as of the Closing. The title in the Owned Real Property of Parent and each of the Transferred Subsidiaries is good and valid and free and clear of any Encumbrances, except for Permitted Encumbrances. There are no leases, subleases, licenses, occupancy agreements or other agreements by, through or under Parent or any of the Transferred Subsidiaries granting to any other Person the right of use or occupancy of any Owned Real Property or any portion thereof other than the Data Center Leases. There are no tax reduction proceedings pending (rechtshängig) with respect to all or any portion of the Owned Real Property. To the Knowledge of Seller, no Person other than Parent and the Transferred Subsidiaries is currently in possession of any portion of the US Owned Real Property.

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(b) To the Knowledge of Seller, (i) there is no existing material breach or material default by any party under any easements or restrictive covenants affecting any Owned Real Property which material breach or material default has not yet been cured, (ii) neither Parent nor any of the Transferred Subsidiaries has received written notice of any material default under any easements or restrictive covenants affecting the Owned Real Property which material default has not yet been cured, and (iii) there does not exist any condition or event that with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default under any easements or restrictive covenants affecting any Owned Real Property. To the Knowledge of Seller, there are no existing unrecorded (but recordable) deeds, land contracts, leases, rights of first offer, rights of first refusal, options to purchase, mortgages, agreements or other instruments, in each case adversely affecting title to the Owned Real Property or any portion thereof or interests therein, which are not reflected in the public records of the jurisdiction where the Owned Real Property is located.

(c) Section 6.12(c) of Seller’s Disclosure Letter, as of the date hereof, sets forth a true and complete list of all real property in which Parent or the Transferred Subsidiaries holds a leasehold, subleasehold or license interest (the “Leased Real Property”), or for which Parent or the Transferred Subsidiaries have entered into a binding agreement to hold a leasehold, subleasehold or license interest as of the Closing. None of the Real Property Leases have been modified by Parent or any of the Transferred Subsidiaries, other than pursuant to a written agreement. Since the Applicable Date, no rights or claims have been asserted in writing under any Encumbrance (other than Permitted Encumbrances) against Parent or the Transferred Subsidiaries that would reasonably be expected to materially and adversely interfere with the use, occupancy or operation of any Leased Real Property (other than the Data Center Leases) as currently used, occupied or operated. To the Knowledge of Seller, there are no uncured material disputes with respect to the Real Property Leases that would entitle the holder thereof to materially interfere with or materially disturb the tenant’s use and enjoyment of the Leased Real Property or the exercise of the tenant’s rights thereunder so long as the tenant is not in default under the applicable Real Property Lease. There is no pledge or security interest granted in any of the Real Property Leases (other than Permitted Encumbrances), and to the Knowledge of Seller, except as disclosed in the public records of the jurisdiction wherein the Leased Real Property is located, no Real Property Lease is subject to any ground lease, mortgage, deed of trust or other superior Encumbrance or interests (including, for the avoidance of doubt, any present or future right to occupy any portion of the Leased Real Property) that would entitle the holder thereof to materially interfere with or materially disturb tenant’s use and enjoyment of the Leased Real Property or the exercise of the tenant’s rights thereunder so long as the tenant is not in default under the applicable Real Property Lease. Except as set forth in Seller’s Disclosure Letter, there are no leases, subleases, licenses, occupancy agreements or other agreements (other than the Real Property Leases) by, through or under Parent or any of the Transferred Subsidiaries granting to any other Person the right of use or occupancy of any Leased Real Property (other than the Data Center Leases). To the Knowledge of Seller, no material obligations of any landlord, sublandlord or licensor thereunder are delinquent. As of the date hereof, neither Parent nor any of the Transferred Subsidiaries has received written notice of any material default that would constitute a material default pursuant to a Real Property Lease other than defaults that have been cured or waived in writing.

(d) The Real Property constitutes all of the real property used by Parent and the Transferred Subsidiaries for their current operations. There is currently no ongoing material construction work in, on, or about any Real Property (other than the Data Centers) other than routine maintenance and repairs as well as tenant-fit outs being performed in the ordinary course of business. There are no leasing commissions due from Parent or any of the Transferred Subsidiaries with respect to any Real Property (other than the Data Centers) that remain outstanding or unpaid. To the Knowledge of Seller, other than the Data Centers, the buildings, structures and facilities on the Owned Real Property are in good operating condition and repair (ordinary wear and tear excepted), are suitable for the purposes for which they are currently being used and for the current operations of Parent and the Transferred Subsidiaries. No Government Authority having jurisdiction over any Real Property (other than the Data Centers) has issued towards Parent or the Transferred Subsidiaries any written notice, Government Order or Action that would reasonably be expected to materially and adversely impair the use, occupancy or operation of any Real Property as currently used, occupied or operated.

(e) There is no condemnation or eminent domain proceeding that would materially impair the use, occupancy or operation of any Real Property or any part thereof as currently used, occupied or operated.

(f) Neither Parent nor any of the Transferred Subsidiaries owns or holds, or is obligated under or party to, any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Real Property or any portion thereof.

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Section 6.13 Intellectual Property.

(a) Section 6.13(a) of Seller’s Disclosure Letter contains a true, accurate and complete list, as of the date hereof, of all (A) Registered Intellectual Property used by Parent and the Transferred Subsidiaries, indicating for each item of such Registered Intellectual Property the (i) applicable owner, (ii) registration, patent or application number, (iii) date of registration, issuance or application and (iv) applicable filing jurisdiction and (B) all Software included in the Owned Intellectual Property (as defined below (such Software, “Business Software”). The Registered Intellectual Property is enforceable subsisting and, to the Knowledge of Seller, all registered or issued Registered Intellectual Property is valid. Parent and the Transferred Subsidiaries, as applicable, exclusively own all Owned Intellectual Property, free and clear of any Encumbrance (other than Permitted Encumbrances). Parent and the Transferred Subsidiaries exclusively owns or have a valid right to use in the manner currently used in all material aspects all Intellectual Property used in or held for use in or necessary for the conduct of Parent’s and the Transferred Subsidiaries’ businesses as presently conducted (collectively, the “Business Intellectual Property”).

(b) The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party by Parent and each Transferred Subsidiary, and the consummation by Parent and each Transferred Subsidiary of the transactions contemplated hereby and thereby, will not result in the loss, termination or impairment of any rights of Parent or the Transferred Subsidiaries to own or use any material Business Intellectual Property. Except as set forth in Disclosure Letter, no material Owned Intellectual Property is subject to any proceeding or outstanding order, Contract or stipulation restricting the use, transfer or licensing thereof by Parent or any Transferred Subsidiary.

(c) Except as set for on Section 6.13(c) of Seller’s Disclosure Letter, to the Knowledge of Seller, neither Parent nor any of the Transferred Subsidiaries have, since the Applicable Date, infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any third party and Parent’s and the Transferred Subsidiaries’ operations as currently conducted or as previously conducted since the Applicable Date do not infringe, misappropriate, dilute or otherwise violate (or have infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any third party. Except as set forth in Seller’s Disclosure Letter, no Person has, since the Applicable Date, asserted in writing received by Parent or any of the Transferred Subsidiaries that Parent or any of the Transferred Subsidiaries have infringed, misappropriated or otherwise violated the Intellectual Property of any third party. To the Knowledge of Seller, no third party has, since the Applicable Date, infringed, diluted, violated or misappropriated any material Owned Intellectual Property. There is no Action threatened in writing or pending (i) alleging that Parent or any of the Transferred Subsidiaries have infringed, diluted, misappropriated or otherwise violated the Intellectual Property rights of any third party (including an assertion of an ownership interest in any Intellectual Property rights, any invitation to license or request or demand to refrain from using any Intellectual Property rights of any Person) in any material respect; or (ii) challenging the validity, enforceability, or ownership of any material Owned Intellectual Property.

(d) To the Knowledge of Seller, since the Applicable Date, Parent and the Transferred Subsidiaries take and have taken commercially reasonable measures to protect the Intellectual Property rights, including to protect confidential nature of any of the Trade Secrets owned or used by Parent or the Transferred Subsidiaries. All Persons granted access to such Trade Secrets are subject to contractual, legal, or enforceable ethical obligations that require such Persons to protect the confidentiality of such Trade Secret. To the Knowledge of Seller, no Person having access to Trade Secrets and material confidential information has misappropriated any material Trade Secret or other material confidential information in the course of his or her duties.

(e) To the extent that any material third-party owned Intellectual Property is incorporated into, integrated or bundled with, or used by any Parent or any Transferred Subsidiary in the development, manufacture, compilation, use, or other exploitation of any Business Intellectual Property, such Parent or Transferred Subsidiary has all necessary rights to use or exploit all such material third-party owned Intellectual Property, subject to the terms of any applicable license agreement.

(f) No funding, facilities, personnel or other resources of any Government Authority or any academic institution were used by Parent and the Transferred Subsidiaries to develop or create any material Owned Intellectual Property.

(g) All Parent Service Providers who have contributed to the conception, authorship, or development of any material Intellectual Property rights that are purported to be owned by Parent or any of the Transferred Subsidiaries or in connection with his, her or its employment by Parent or any of the Transferred Subsidiaries have executed and delivered to Parent or any of the Transferred Subsidiaries, or Parent or any of the Transferred Subsidiaries, as

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applicable, a written agreement sufficient to vest Parent and the Transferred Subsidiaries with full ownership of such Intellectual Property to the extent Parent or any of the Transferred Subsidiaries did not acquire ownership of such Intellectual Property rights by operation of Law. To the extent a full assignment of ownership is not possible for reasons of applicable copyright law, the term “ownership” shall mean that each Parent Service Provider has granted to Parent or any of the Transferred Subsidiaries the exclusive, worldwide, perpetual, unrestricted, royalty-free, transferable and sublicensable rights which allow for the unrestricted economic exploitation of the Intellectual Property rights. With respect to the software, the term “ownership” shall mean that the Parent or any of the Transferred Subsidiaries holds rights in accordance with Section 69b of the Germany Copyright Act (Urheberrechtsgesetz) or any comparable provision in any other jurisdiction, if applicable. To the Knowledge of Seller, Parent and the Transferring Subsidiaries have since the Applicable Date duly complied with the provisions of the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or any comparable provision in any other jurisdiction, if applicable. To the Knowledge of Seller and except as would not be expected to have Parent Material Adverse Effect, Parent and the Transferring Subsidiaries have exclusive and unrestrictive rights to all inventions and developments which were made by the Parent Service Providers on behalf of Parent and the Transferring Subsidiaries in connection with a job at or the work performed for them.

(h) Neither Parent nor any of the Transferred Subsidiaries has disclosed, delivered, licensed or made available to any escrow agent or other Person any Business Source Code or Business Software, except for disclosures to employees, consultants, agents and independent contractors for Parent or one of the Transferred Subsidiaries that are subject to confidentiality obligations to maintain the confidentiality of such Business Source Code and who have had such access in connection with their employment or engagement by Parent or any of the Transferred Subsidiaries, as applicable. Neither Parent nor any Transferred Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Business Source Code or Business Software to any escrow agent or other Person who is the beneficiary of any escrow agreement pursuant to which any Business Source Code or Business Software has been deposited.

(i) Except as would not be material and adverse to Parent or the Transferred Subsidiaries, Parent and the Transferred Subsidiaries as applicable, maintain machine readable copies of all material Business Software owned by Parent or the Transferred Subsidiaries that is incorporated in or distributed as part of any product sold, distributed or made commercially available by Parent or any of the Transferred Subsidiaries to a customer (including Business Source Code and system specifications, but expressly excluding any shrink-wrap, click-wrap or commercial off-the-shelf software licenses).

(j) To the Knowledge of Seller, the manner in which any Open Source Software is incorporated into, used in, linked to or called by, or otherwise combined or distributed with Business Software does not, according to the terms of the license applicable to such Open Source Software, obligate Parent or any of the Transferred Subsidiaries to: (A) disclose, make available, offer or deliver all or any portion of any source code of any such Business Software to any third party, other than the applicable Open Source Software, or (B) create obligations for Parent or its Transferred Subsidiaries, as applicable, to grant to any third party any rights or immunities under any Intellectual Property (including any agreement not to assert patents), or impose any limitations or restrictions on Parent’s or any of the Transferred Subsidiaries’ use, distribution or exploitation thereof, other than with respect to the applicable Open Source Software itself.

(k) The Parent IT Systems (including the Business Software), (i) operate and perform in all material respects as required by Parent and the Transferred Subsidiaries; (ii) are sufficient in all material respects for the conduct of the business of Parent and the Transferred Subsidiaries being transferred pursuant to this Agreement as presently conducted; and (iii) have not malfunctioned or failed in any material respect since the Applicable Date, except for failures or defects of individual systems in the ordinary course of business. Since the Applicable Date, none of Parent or any of the Transferred Subsidiaries have been subjected to a license audit of any kind in connection with any Contract pursuant to which they use any material third-party Parent IT System, nor received any notice of intent to conduct any such audit. Except as would not be material and adverse to Parent and the Transferred Subsidiaries, Parent and the Transferred Subsidiaries possess sufficient seat licenses to use the Parent IT Systems for its businesses as currently conducted.

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Section 6.14 Information Security; Data Privacy.

(a) Since the Applicable Date, Parent and the Transferred Subsidiaries have established, implemented and maintained an Information Security Program that is appropriate to the nature of the Personal Data Processed by Parent or the Transferred Subsidiaries, and, has included assessment and testing, and remediation of all material risks and vulnerabilities identified by such assessments and/or tests. The Information Security Program is compliant with Privacy Requirements in all material respects. The Parent IT Systems (including the Business Software) are in good working condition, do not contain any known Malicious Code or significant defect, and in all material respects operate and perform as necessary for the conduct of Parent’s and the Transferred Subsidiaries’ business.

(b) Neither the execution, delivery nor performance of this Agreement or any other Transaction Document violate any Privacy Requirement, except as would not be reasonably be expected to be material to any Parent or the Transferred Subsidiaries.

(c) Parent and the Transferred Subsidiaries comply and have since the Applicable Date processed Personal Data in compliance with all Privacy Requirements in all material respects, including with respect to any contracts, terms of service, or similar agreements, Parent or Transferred Subsidiaries have in place with processor or service providers (as those and similar terms are defined in the Privacy Requirements). To the extent required by Privacy Requirements, and to the Knowledge of Seller, Personal Data is securely deleted or destroyed. Parent and Transferred Subsidiaries do not sell, and have not sold (as defined in the California Consumer Privacy Act, as amended by the California Privacy Rights Act, and its implementing regulations, or, in reference to any Privacy Requirement, in a comparable definition embodied in that particular Privacy Requirement with comparable exceptions) any Personal Data. Any International Transfers by Parent or any of the Transferred Subsidiaries in all material aspects comply with Privacy Requirements.

(d) Except as set forth in Section 6.14(d)(i) of Seller’s Disclosure Letter, to the Knowledge of Seller, none of Parent or the Transferred Subsidiaries or third parties processing Personal Data on their behalf have, since the Applicable Date, suffered a Security Incident. Except as set forth in Section 6.14(d)(ii) of Seller’s Disclosure Letter, none of Parent or the Transferred Subsidiaries has received a written notice, letter, or complaint from a Government Authority or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements and has not been subject to any Action relating to noncompliance or potential noncompliance with Privacy Requirements or Parent’s or any Transferred Subsidiaries’ Processing of Personal Data.

Section 6.15 Specified Contracts.

(a) Except for purchase orders, other than the purchase orders listed in Section 6.15(a)(xvi), and invoices, Employee Benefit Plans and Parent Insurance Policies, Section 6.15(a) of Seller’s Disclosure Letter lists, as of the date hereof, the following Contracts to which Parent or a Transferred Subsidiary is a party (other than the Transaction Documents, collectively, the “Specified Contracts” and references to the “Parent Party” below refer to Parent or any Transferred Subsidiaries party to the Contract):

(i) Top Ten Customers. Contracts with the top ten (10) largest customers of Parent (measured by revenue received) during the fiscal year ended December 31, 2024 (the “Top Ten Customers”);

(ii) Top Fifteen Suppliers. Contracts with the top fifteen (15) largest suppliers of Parent (measured by aggregate dollars spent) during the fiscal year ended December 31, 2024;

(iii) Future Payment Obligations. Any Contract (or group of related Contracts or group of Contracts with the same counterparty or related counterparties), except Real Property Leases, involving the payment by the Parent Party of more than EUR 250,000.00 and which are not cancelable (without penalty, cost or other Liability) upon notice of ninety (90) days or less;

(iv) Energy. Any Contract involving annual payments in excess of EUR 250,000.00, providing for or relating to the purchase, sale, transmission, distribution or management of power or energy, including any retail and wholesale supply, offtake, and demand response agreements, interconnection, transmission service, distribution facility extension and shared facility agreements and management, consulting, advisory and brokerage agreements;

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(v) Capital Expenditures. Any Contract (or group of Contracts relating to the same project or subject matter) providing for or requiring any capital expenditure by the Parent Party in excess of EUR 1,500,000.00;

(vi) Government Authorities. Any Contract with any Government Authority;

(vii) Restrictive Covenants. Any Contract containing covenants materially limiting the freedom of any Parent Party to compete or engage in any line of business or operate in any geographical area;

(viii) Exclusivity. Any Contract pursuant to which any Parent Party has agreed to purchase or sell goods or services exclusively from or to any Person (or group of Persons) or granted “most favored nation” pricing provisions;

(ix) Licenses. Any Contract containing (A) any inbound licenses of material Intellectual Property to the Parent Party (except for (1) shrink-wrap, click-wrap or commercial off-the-shelf software licenses, or (2) any other non-exclusive licenses of software that is commercially available to the public generally for which the aggregate fees payable by the Parent Party in any 12-month period do not exceed EUR 250,000) and (B) any outbound licenses of material Owned Intellectual Property (except for agreements with customers, suppliers or third-party contractors entered into in the ordinary course of business);

(x) Indebtedness. Any Contract (A) for or relating to any Parent Indebtedness having an outstanding principal amount in excess of EUR 250,000.00, (B) under which any Parent Party has made advances or loans to any Person that is not a Parent or Transferred Subsidiary having an outstanding principal amount in excess of EUR 250,000.00; (C) for a capital lease determined in accordance with IFRS or a sale-and-leaseback transaction or (D) containing any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement;

(xi) Acquisitions and Dispositions. Any Contract contemplating or relating to the acquisition or disposition (whether by merger or sale of stock) of any Person or Equity Interests;

(xii) Joint Ventures. Any partnership, strategic alliance or joint venture agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of Parent);

(xiii) Real Property Leases. Any leases (including any Data Center Lease), subleases, licenses, concessions, occupancy agreements and other Contracts, in each case (A) granting the Parent Party the right of use or occupancy of the Leased Real Property (together with all amendments, guarantees and modifications thereto, collectively, the “Real Property Leases”) and (B) involves annual payments in excess of EUR 250,000.00;

(xiv) Related Party Contract. Any Contract between (A) on the one hand, Parent or any of its Subsidiaries and (B) on the other hand, any Affiliates (other than Subsidiaries) of Parent or any member of the management board (Vorstand) or supervisory board (Aufsichtsrat) of Parent (collectively, the “Related Party Contracts”);

(xv) Purchase Orders. Any outstanding purchase order of Parent involving the purchase of (A) inventory, materials, supplies, equipment, services or other items from third parties, which involves payments or performance by a Parent Party in excess of EUR 250,000.00, and (B) GPUs (including, for the avoidance of doubt, equipment incorporating GPUs); and

(xvi) Intellectual Property. Any Contract entered into outside the ordinary course of business containing a covenant not to use, sue or assert, escrow, co-existence, or settlement agreements with respect to any Intellectual Property granted by or to Parent or any Transferred Subsidiary.

(b) Except as set for on Section 6.15(b) of Seller’s Disclosure Letter, as of the date hereof, each Specified Contract is (i) in full force and effect, and (ii) a legal, valid and binding obligation of, and is an enforceable obligation against, the applicable Parent Party, subject to the Remedies Exception. No Parent Party or, to the Knowledge of Seller, any other party to a Specified Contract is in breach of a Specified Contract in any material respect, save, for the avoidance of doubt, in respect of any SLA breach. To the Knowledge of Seller, as of the date hereof, neither Parent nor any of the Transferred Subsidiaries has received or given notice in writing of an intent to terminate, or accelerate the performance of material obligations, modify, amend or otherwise materially and adversely alter the terms and conditions of any Specified Contract or has received any claim in writing of material breach or default under any Specified Contract save, for the avoidance of doubt, in respect of any breach under a service level agreement (a “SLA”).

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(c) True and complete copies of the Specified Contracts have been made available in the Virtual Data Room.

(d) The execution, delivery and performance of the Transaction Documents to which Parent and the Transferred Subsidiaries are a party, and the consummation of the transactions contemplated thereby, do not (i) conflict with, constitute a violation of or breach or default under or give any third party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any Specified Contract or (ii) result in the creation of any Encumbrance (other than Permitted Encumbrances) under any Specified Contract or upon any of the Target Assets, except for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.16 Assets.

(a) Parent or the Transferred Subsidiaries hold good and valid title to, or a valid leaseholder or license interest in all material Target Assets, including all GPUs, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) The material equipment included in the Target Assets, which includes all GPUs, is in all material respects in good operating condition and repair (except for wear and tear in the ordinary course), and is useable for the purposes to which it is being put, and none of such equipment is in need of maintenance or repair other than ordinary, routine maintenance or repair conducted in the ordinary course of business, in each case except as would not be expected to have a Parent Material Adverse Effect.

Section 6.17 Insurance. Section 6.17 of Seller’s Disclosure Letter, as of the date hereof, sets forth a true and complete list of the Parent Insurance Policies, specifying the insurer and type of insurance. All of the Parent Insurance Policies are in full force and effect as of the date hereof, and since the Applicable Date, all insurance premiums due thereon have been paid, except as would not be material to Parent. Since the Applicable Date, none of Parent or any of the Transferred Subsidiaries has received in writing any notice of a material premium increase with respect to any such Parent Insurance Policy, or notice in writing of denial of coverage with respect to any such policy, except to the extent such policy has expired. There are no outstanding claims related to Parent exceeding an amount of EUR 250,000.00 under any Parent Insurance Policy.

Section 6.18 Environmental Matters.

(a) To Knowledge of Seller, Parent and the Transferred Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with Environmental Laws.

(b) To Knowledge of Seller, Parent and the Transferred Subsidiaries hold all Environmental Permits that are necessary to own, lease or operate the Target Assets and to conduct their business in all material respects as presently operated, and Parent and the Transferred Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all such Environmental Permits.

(c) Since the Applicable Date or as is otherwise unresolved, none of Parent or any of the Transferred Subsidiaries has received any written notice, demand, request for information, order or claim that alleges that Parent or any of the Transferred Subsidiaries is not or was not in material compliance with any Environmental Law or is or was subject to material liability under any Environmental Law.

(d) There are no Actions pending or, to the Knowledge of Seller, threatened in writing against Parent or any of the Transferred Subsidiaries relating to compliance with or any material liability or obligation under any Environmental Law or to the investigation, remediation or cleanup of or exposure of any Person to any Hazardous Substance that could form the basis of any Actions, orders or claims against Parent or any of the Transferred Subsidiaries.

(e) To Knowledge of Seller, Hazardous Substances are not present, and since the Applicable Date there has been no Release or exposure of any Person to any Hazardous Substance on, at, under, upon, to or from any property currently or formerly owned or leased by Parent or any of the Transferred Subsidiaries which could reasonably be expected to have a Parent Material Adverse Effect.

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(f) True and complete copies of all material studies, audits, assessments, memoranda, soil, air, groundwater or similar sampling data or other material written information in the possession or reasonable control of Parent or any of the Transferred Subsidiaries that relate to Parent, any of the Transferred Subsidiaries, or the Target Assets, or any property currently or formerly owned or leased by Parent or any of the Transferred Subsidiaries related to compliance with or liability under Environmental Laws have been made available in the Virtual Data Room.

Section 6.19 Data Centers.

(a) Operational Data Centers.

(i) Section 6.19(a)(i) of Seller’s Disclosure Letter, as of November 1, 2025, sets forth a list of (A) all Operational Data Centers, (B) all Interconnected Carriers present and available to customers at the Operational Data Centers, (C) the current Capacity built at the Operational Data Centers, (D) the amount of Capacity committed to or reserved to each customer, and (E) the amount of any additional colocation space at the Data Centers subject to rights of first refusal granted in favor of existing customers.

(ii) SLAs in effect with those of the Top Ten Customers present at the Operational Data Centers are set forth in the Data Center Leases. Except as disclosed in Section 6.19(a)(ii) of Seller’s Disclosure Letter, since the Applicable Date, neither Parent nor any of the Transferred Subsidiaries have (A) experienced any material service outage with those of the Top Ten Customers present at the Operational Data Centers that has triggered SLA Credit representing an aggregate annual amount per service order of more than EUR 250,000.00, or (B) experienced any material security breaches triggering SLA Credits at any of the Operational Data Centers.

(iii) Part I of Section 6.19(a)(iii) of Seller’s Disclosure Letter sets forth each SLA that is in effect at such Operational Data Center. At all times during operation since the Applicable Date, the entire Capacity of the Operational Data Center has been operated pursuant to a SLA. Except as disclosed in Part II of Section 6.19(a)(iii) of Seller’s Disclosure Letter, since the Applicable Date, neither Parent nor any of the Transferred Subsidiaries have (A) experienced any material interruption in the transmission of Capacity to any of the Operational Data Centers that has triggered SLA Credits representing an aggregate annual amount per service order of more than EUR 50,000.00, or (B) experienced any material security breaches at any of the Operational Data Centers.

(iv) The Virtual Data Room contains a true and complete copy of all service performance and service incidents logs or records reflecting all high priority or critical service outage events affecting any data hall since the Applicable Date.

(v) Subject to disclosures made under Section 6.19(a)(v) of Seller’s Disclosure Letter, neither Parent nor any of the Transferred Subsidiaries have made contractual commitments to customers on an aggregate basis per data hall in excess of the power deployed and available to such Person at such data hall, including the utilities, uninterruptible power supply, backup generators and mechanical systems. The electrical utility entrance facility, power system and cooling system capacity and utilization levels disclosed on Section 6.19(a)(v) of Seller’s Disclosure Letter on a per data hall basis are true and accurate as of the date hereof.

(b) Pre-Operational Data Centers.

(i) Section 6.19(b)(i) of Seller’s Disclosure Letter, as of the date hereof, sets forth a true, correct and complete list of all Pre-Operational Data Centers together (A) with their projected power capacity and (B) the indicative date on which such Pre-Operational Data Center is reasonably expected to achieve commercial operation for the full projected power capacity. Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Pre-Operational Data Center is projected to be constructed or developed with (i) a fire suppression system to the extent required by Law; (ii) functioning equipment and facilities, adequate for such Pre-Operational Data Center to receive electric energy from the applicable utility up to the applicable peak contractual demand of such Pre-Operational Data Center; (iii) an executed Contract for the purchase of electric energy from a utility or third-party supplier, up to the applicable peak demand, but excluding any onsite power generation or any other emergency sources of power listed in paragraph (iv); (iv) functioning sources of emergency power, sufficient to permit such Pre-Operational Data Center to maintain substantially normal operations in the event of short-term utility power interruptions; and (v) functioning cooling, power, humidity, network and security facilities and equipment to the extent required by Law and as required to fulfill the requirements of the applicable Contract.

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(ii) Section 6.19(b)(ii) of Seller’s Disclosure Letter, as of the date hereof, sets forth the approved specifications for the Physical Network.

(iii) Section 6.19(b)(iii) of Seller’s Disclosure Letter, as of the date hereof, sets forth the power availability to be made available to each Pre-Operational Data Center under the applicable power agreements.

(iv) Section 6.19(b)(iv) of Seller’s Disclosure Letter contains a true and correct list, as of the date hereof, of all Data Center Leases, along with the amount of power leased or licensed, or anticipated to be leased or licensed, pursuant to each such Data Center Lease as of the date hereof.

(v) Parent and the Transferred Subsidiaries have obtained all Permits required under applicable Law for the construction and development that is ongoing at the applicable Pre-Operational Data Center, and such Permits and entitlements are in full force and effect, subject to any pending appeal, except where the failure to obtain such Permits or entitlements would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.20 Purchase Orders and Commitments.

(a) Section 6.20(a) of Seller’s Disclosure Letter sets forth a true, complete and accurate list, as of the date hereof, of all outstanding purchase orders, contracts, and other written commitments of Parent other than the Data Center Leases (collectively, “Commitments”) involving the purchase of inventory, materials, supplies, equipment (including GPUs), services or other items from third parties, which (i) individually require future payments or performance by Parent in excess of EUR 1,000,000.00 or (ii) in the aggregate with other similar commitments with the same counterparty exceed EUR 2,500,000.00, and includes for each such Commitment the name of the counterparty, the amount committed (including both paid and unpaid amounts), a description of the goods or services ordered, the dates on which payment is due (or performance is required), whether such Commitment is cancellable or non-cancellable, and whether any disputes exist with respect to such Commitment. Copies of the agreements relating to the Commitments have been made available in the Virtual Data Room.

(b) There are no material defaults by Parent, or, to the Knowledge of Seller, by any other party to any such Commitment, nor has any written notice of termination or intent to cancel any such Commitment been received or delivered by Parent.

Section 6.21 Relationships with Related Persons. Except (i) for the Transaction Documents, (ii) as contemplated under the Transaction Documents, or (iii) as set forth in Seller’s Disclosure Letter, as of the date hereof, none of Parent or any of the Transferred Subsidiaries are bound by any Related Party Contract.

Section 6.22 Peak Mining Purchase Agreement; Legacy Liabilities. The Peak Mining Purchase Agreement is a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms and is in full force and effect, subject to the Remedies Exception. No party to the Peak Mining Purchase Agreement is in breach or default thereunder. Parent has not received any written notice of any intention by any party to terminate, rescind, or materially amend the Peak Mining Purchase Agreement.

Section 6.23 Finder’s Fees; Brokerage. Except as disclosed in Seller’s Disclosure Letter, none of Parent or any of the Transferred Subsidiaries has employed or has any understanding with any broker, finder or investment bank, has incurred or will incur any obligation or Liability for any brokerage fees, commissions or finders fees, or has provided, promised or will provide or promise, any payment or other incentive to any Person, in each case in connection with any of the Transaction Documents or the transactions contemplated thereby.

Section 6.24 No Other Representations or Warranties. Except for the representations and warranties contained in Article V and this Article VI (as qualified by the applicable items disclosed in Seller’s Disclosure Letter and the Bring-Down Certificate), and the other Transaction Documents, and any certificate delivered hereto or thereto, none of Parent, Seller, any of their respective Affiliates or Representatives or any other Person makes any express or implied representation or warranty on behalf of Parent, Seller or their respective Affiliates, and Parent and Seller hereby disclaim any other representations or warranties, with respect to the subject matter of this Agreement. Furthermore, without limiting the foregoing sentence, except for the representations and warranties contained in Article V and this Article VI (as qualified by Seller’s Disclosure Letter and the Bring-Down Certificate), any of the other Transaction Documents, and any certificate delivered hereto or thereto, Parent and Seller do not give or make any warranty or representation as to (and shall have no indemnification obligation or, in the absence of deceit (arglistige Täuschung) or willful misconduct (Vorsatz), other liabilities in respect of) the accuracy or reasonableness of any forecasts, estimates,

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projections, statements of intent or statements of opinion provided to Purchaser, any of its Affiliates, or any of their respective Representatives on or prior to the date of this Agreement in connection with this Agreement, including in any “Confidential Information Presentation” relating to Parent or Seller, any management presentations, and any other information made available in the Virtual Data Room. Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article V and this Article VI (as qualified by Seller’s Disclosure Letter and the Bring-Down Certificate), the other Transaction Documents, and any certificate delivered hereto or thereto, none of Parent, Seller or any of their respective Affiliates is making any representation or warranty regarding any documents, projections, forecasts, statement or other information made, communicated or furnished (orally, in writing, in the Virtual Data Room, in management presentations (including any questions posed and answers given and any related discussions, whether formal or informal) or otherwise) to Purchaser, any of its Affiliates, or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to such Person by any Representatives of Parent, Seller or any of their respective Affiliates), in connection with this Agreement.

Article VII.
LIMITATIONS OF LIABILITY

Section 7.1 Limited Scope of Representations.

(a) Prior to the date hereof, Seller and Parent made available to Purchaser detailed information with regard to the commercial, technical, financial and legal (including tax) circumstances of Parent Group and its business. Furthermore, Purchaser had the opportunity to review material information concerning Parent Group in the Virtual Data Room. In addition, Purchaser had the opportunity to visit and inspect the business operations of Parent Group with its Representatives and was given the opportunity to discuss any issues in detail with Parent. Against this background Purchaser explicitly acknowledges and agrees:

(i) to purchase and acquire the Sold Shares based upon its own inspection, examination and determination of all circumstances with respect to the Sold Shares, Parent Group and its business, and to undertake the transactions contemplated in the Transaction Documents based upon Purchaser’s own inspection, examination and determination without reliance upon any express or implied representations, warranties of any nature made by the Seller, except for the representations and warranties explicitly made by the Seller under Article V and Article VI;

(ii) that Seller does not make any representations or warranties as to the future development of Parent Group or as to budgets, business plans or other forward-looking statements or other projections of a financial, technical or business nature relating to the business of Parent Group;

(iii) that Seller and its Representatives have not and shall not be under any obligation to make any independent examinations or verifications of whatever nature (such as a review of any of the books or other records of any of Parent Group or any research with any publicly available register or enquiry of Representatives of Parent Group); and

(iv) that the lack of any independent examination or verification by Seller and its Representatives shall in no event be regarded as acting in a fraudulent manner (keine Arglist aufgrund von Angaben “ins Blaue hinein”) as Purchaser is fully aware of and accepts these circumstances.

(b) Seller’s liability for breaches of any of the representations and warranties of Seller contained in Article VI shall be limited to EUR 1.00, provided that this shall not apply in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by Seller.

Section 7.2 RWI Policy.

(a) Purchaser has entered into a binder agreement with the RWI Provider with respect to the RWI Policy covering certain of the representations and warranties of Seller contained in Article V and Article VI. The Parties agree that the representations and warranties of Seller contained in Article V and Article VI are made on the grounds (Geschäftsgrundlage) that (i) they solely serve for risk allocation purposes in accordance with the rights and remedies of the Purchaser for any incorrectness of representations and warranties of a representation of Seller contained in Article V and Article VI (other than the Seller Fundamental Representations), and (ii) for the purpose of giving these representations in Article VI only, Seller may not have had first-hand knowledge with respect to the subject matters of

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covered by these representations and neither Seller nor any of Seller’s Representatives has independently examined or verified the underlying facts, matters, circumstances or statements made in these representations or Seller’s Disclosure Schedule as prepared by Parent Group and its Representatives, but rather had to rely on documentation and information made available by the Representatives of the Parent Group.

(b) True and complete copies of the binder agreement with the RWI Provider and the RWI Policy have been made available to Seller. Purchaser guarantees to Seller that the provisions of the RWI Policy include terms to the effect that the RWI Provider waives any right of subrogation against Seller in connection with this Agreement and the transactions contemplated hereby, except in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by Seller. The RWI Policy is or will be agreed on a non-recourse basis and, therefore, Purchaser shall ensure that under the RWI Policy and under applicable Law the RWI Provider shall only be able to raise claims against Seller in the event of any payments by the RWI Provider to Purchaser in connection with the RWI Policy in case of a deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by Seller.

(c) Purchaser and its Affiliates will not, directly or indirectly, (i) terminate, cancel, amend, waive or modify the RWI Policy in a manner adverse to Seller during its policy term, or (ii) assign or to be obliged to assign any claim Purchaser might have against Seller to the RWI Provider, in each case without prior written consent of Seller. Purchaser and its Affiliates shall refrain from any actions or omissions that could adversely affect Purchaser’s coverage position under, or the continuation of, the RWI Policy.

(d) The cost of the premiums, together with all Taxes and application, underwriting or similar fees or expenses, in connection with the RWI Policy shall be paid 100% by Purchaser.

(e) To the extent legally permissible, Purchaser hereby bindingly waives (i) any and all claims against Seller in respect of and in connection with breaches of representations and warranties made by Seller under Article V and Article VI (other than the Seller Fundamental Representations), in each case save for any claims of Purchaser arising in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by Seller, and provided that this shall not affect Purchaser’s claims vis-à-vis the RWI Provider.

(f) Save for any claims of Purchaser arising in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by Seller, it is expressively agreed between the Parties and acknowledged by Purchaser that even in the event that the RWI Policy should actually not have been validly concluded or the RWI Provider is not willing to grant coverage or rejects payment for all or specific claims in respect of breaches of representations and warranties made by Seller under Article V and Article VI, or claims can for any other reason not be enforced or collected under the RWI Policy, this shall have no impact on the exclusion or limitations of liability provided for in this Agreement and any event leading to the RWI Provider not being willing or able to pay shall not be considered as a reason for rescission or a cessation of the basis of such limitations (Wegfall der Geschäftsgrundlage) or for any other claim. Purchaser expressly acknowledges, and the Parties agree, that the risk to successfully claim and/or recover from the RWI Provider any losses of Purchaser under or in connection with the Transaction Documents and the transactions contemplated thereunder shall solely and irrevocably rest with Purchaser.

(g) From the date of this Agreement until the Closing, Seller shall use reasonable efforts to fully cooperate with Purchaser and its Representatives in connection with Purchaser’s efforts to remove any “exclusions” under the RWI Policy based on incomplete information provided to the RWI Provider as of the date of the RWI Policy. Such cooperation shall include, without limitation, providing access to and participation in due diligence sessions, reconsenting fully and accurately to information and document requests, making relevant personnel reasonably available for interviews and meeting (including with the underwriters and their advisors), and executing and delivering such customary authorizations, certificates, or consents as may be required by the underwriters of such insurance.

Section 7.3 Exclusion of other Remedies.

(a) The Parties agree that the warranties and remedies explicitly provided for by this Agreement shall be the exclusive warranties and remedies available to Purchaser against Seller or its Affiliates or any of its or their Representatives in respect of any circumstances relating to the status and condition of the Parent Group and its assets, liabilities and business. Unless explicitly otherwise provided for in this Agreement, any further claims and remedies for Purchaser against Seller or its Affiliates or its or any of their Representatives relating to the status and condition of the Parent Group and its assets, liabilities and business, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation (i) any right of Purchaser to rescind (zurücktreten)

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from this Agreement or any other Transaction Document or to require the unwinding of the transactions contemplated therein (e.g., by way of damages instead of performance (Schadensersatz statt der Leistung), (ii) any claims arising from statutory warranty provisions (gesetzliche Gewährleistungsbestimmungen), for example pursuant to Sections 437 thorough 441 BGB, (iii) any claim for breach of pre-contractual obligations (culpa in contrahendo) pursuant to Sections 241 para. 2, 311 paras. 2 and 3 BGB), (iv) any claim for frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage), (v) any claims of Purchaser arising from the rescission of this Agreement (Rücktritt vom Vertrag), (vi) any rights to reduce the Rumble Share Consideration or any parts thereof (Kaufpreis mindern) or to appeal (anfechten) this Agreement, and (vii) any other rights of Purchaser to cause the termination, invalidity or unwinding (Rückabwicklung) of this Agreement or any other Transaction Document, a change of their content or a reimbursement or reduction of the Rumble Share Consideration or any parts thereof shall be excluded, save for any remedies of Purchaser based on deceit (arglistige Täuschung) or willful misconduct (Vorsatz).

(b) The Parties agree that the warranties and remedies explicitly provided for by this Agreement shall be the exclusive warranties and remedies available to Seller in respect of any circumstances relating to the status and condition of Purchaser and its Subsidiaries and their respective assets, liabilities and business. Unless explicitly otherwise provided for in this Agreement, any further claims and remedies for Seller relating to the status and condition of Purchaser and its Subsidiaries and their respective assets, liabilities and business, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation (i) any right of Seller to rescind (zurücktreten) from this Agreement or any other Transaction Document or to require the unwinding of the transactions contemplated therein (e.g., by way of damages instead of performance (Schadensersatz statt der Leistung), (ii) any claims arising from statutory warranty provisions (gesetzliche Gewährleistungsbestimmungen), for example pursuant to Sections 437 thorough 441 BGB, (iii) any claim for breach of pre-contractual obligations (culpa in contrahendo) pursuant to Sections 241 para. 2, 311 paras. 2 and 3 BGB), (iv) any claim for frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage), (v) any claims of Seller arising from the rescission of this Agreement (Rücktritt vom Vertrag), and (vi) any other rights of Seller to cause the termination, invalidity or unwinding (Rückabwicklung) of this Agreement or any other Transaction Document, a change of their content, save for any remedies of Seller based on deceit (arglistige Täuschung) or willful misconduct (Vorsatz).

Article VIII.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller in the form of an independent guarantee (selbstständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB and irrespective of fault that except as set forth in Purchaser’s Disclosure Letter, the following statements are true and correct, as of the date hereof and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of a specific date, in which case Purchaser hereby makes to Seller such representation and warranty only as of such date):

Section 8.1 Organization, Authorization, Enforceability, Non-Contravention.

(a) Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power to own, lease or operate the properties and assets owned, operated or leased by it and to conduct its business as presently conducted. Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character or location of its owned, operated or leased properties and assets makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Corporate Authorization. Purchaser has full corporate power and authority to execute and deliver each of the Transaction Documents and each certificate and other instrument required to be executed and delivered by Purchaser pursuant hereto and to perform its obligations under, and consummate the transactions contemplated by, each such Transaction Document and each such certificate or other instrument required to be executed and delivered by Purchaser pursuant hereto. Purchaser is required by NASDAQ rules to obtain the affirmative vote (in person or by written consent, including by obtaining the Written Consent) of holders of a majority of the votes cast in favor of approving and adopting this Agreement. In lieu of calling a meeting of shareholders, Purchaser submitted to, and immediately after the execution of this Agreement obtained from, Chris Pavlovski, in his capacity as the record and beneficial owner of at least a majority of the voting power of the outstanding Class A Common Stock, Class C Common Stock and Class D Common Stock, a duly executed written consent to approve and adopt this Agreement, which is attached hereto as Exhibit F (the “Written Consent”). The Written Consent satisfies all of Purchaser’s obligations relating to obtaining

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shareholder approval of this Agreement and the transactions contemplated hereunder under the NASDAQ rules and it is the only vote of shareholders of Purchaser necessary in connection with the consummation of the transactions contemplated by this Agreement or by the other Transaction Documents. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby (including the issuance of the Rumble Share Consideration), by Purchaser have been duly and validly authorized by all necessary corporate action on the part of Purchaser. The execution, delivery and performance of the other Transaction Documents to which it is a party and each certificate and other instrument required to be executed and delivered by Purchaser pursuant hereto, and the consummation of the transactions contemplated thereby, have been, or prior to the Closing will have been, duly and validly authorized by all necessary corporate or other action on the part of Purchaser. None of the execution, delivery and performance of the Transaction Documents and each certificate and other instrument required to be executed and delivered by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated thereby, by Purchaser requires any authorization, vote or other approval of the shareholders of Purchaser (other than the Written Consent) pursuant to the Constituent Documents of Purchaser or applicable Law.

(c) Issuance of Securities. The issuance of all Purchaser Common Shares that may be issued pursuant to the Transaction Documents (including the Rumble Share Consideration) has been duly authorized and, upon issuance in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and non-assessable and in each case, free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). As of the Closing, Purchaser shall have reserved from its duly authorized capital stock not less than the sum of the number of Purchaser Common Shares equal to the Offer Ratio multiplied by the number of Shares to be transferred pursuant to this Agreement, the CEO Purchase Agreement, the Apeiron Purchase Agreement and the Tender Offer. As of the Closing, the issuance of the Pre-Funded Warrant shall be duly authorized, and upon the due execution, issuance and delivery, the Pre-Funded Warrant will be a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. As of the Closing, the issuance of Purchaser Common Shares underlying the Pre-Funded Warrant shall be duly authorized, and upon issuance in accordance with the exercise of the Pre-Funded Warrant, such Purchaser Common Shares will be validly issued, fully paid and non-assessable and free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents), with the holder being entitled to all rights accorded to a holder of Purchaser Common Shares. Upon issuance in accordance with the terms of the Transaction Documents, Seller will have good and marketable title to the Rumble Share Consideration.

(d) Binding Effect. This Agreement has been, and the other Transaction Documents to which it is a party, will at the Closing be, duly executed and delivered by Purchaser. This Agreement is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The other Transaction Documents to which Purchaser is a party, when executed and delivered by Purchaser, will be a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) Non-Contravention. Assuming the receipt of the Required HSR Act Clearance and satisfaction of the other requirements set forth in Section 8.4, the execution, delivery and performance of the Transaction Documents by Purchaser, and the consummation by Purchaser of the transactions contemplated thereby, do not and will not (with or without notice or passage of time or both) (i) violate or conflict with any provision of the Constituent Documents of Purchaser, (ii) violate or conflict with any Law, Government Order or Permit applicable to Purchaser or by which any property or asset of Purchaser is bound, (iii) conflict with, constitute a violation of or breach or default under or give any third-party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any material Contract to which Purchaser is a party or by which Purchaser is bound or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the assets or properties of Purchaser, except in the case of clauses (ii) through (iv) of this Section 8.1(e), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not and would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

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(f) Management; Books and Records. All senior officers, senior managers and directors (or equivalents thereof) of Purchaser have been duly elected or appointed and all former senior officers, senior managers or directors (or equivalent thereof) of Purchaser have been duly dismissed or removed, in each case in accordance with its Constituent Documents and applicable Law, except as would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 8.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Purchaser consists of 700,000,000 shares of Class A Common Stock par value $0.0001 per share (“Class A Common Stock”), 170,000,000 shares of Class C Common Stock, par value $0.0001 per share (“Class C Common Stock”), 110,000,000 shares of Class D Common Stock, par value $0.0001 per share (“Class D Common Stock”), and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of November 5, 2025, there were outstanding (i) 215,380,826 shares of Class A Common Stock (20,800,886 of which are held in escrow subject to earn-out conditions and 1,963,750 of which are held by the former SPAC sponsor subject to forfeiture, in each case as further described in the Purchaser Reports), (ii) 123,690,477 shares of Class C Common Stock, (iii) 95,791,120 shares of Class D Common Stock and (iv) no shares of preferred stock. Each share of Class C Common Stock is issued “in tandem” with an exchangeable share of 1000045728 Ontario Inc. (“ExchangeCo Shares”), a corporation formed under the laws of the Province of Ontario, Canada, and an indirect, wholly owned subsidiary of Purchaser. As of the date hereof, there were 123,690,477 ExchangeCo Shares outstanding (55,611,718 of which are held in escrow subject to earn-out conditions as described in the Purchaser Reports). As of the date hereof, there were 89,105,079 shares of Class A Common Stock reserved and available for future issuance under the Purchaser Equity Plans, and there were 1,795,823 shares of Class A Common Stock reserved and available for future issuance under the Purchaser ESPP. All outstanding shares of capital stock of Purchaser have been, and all Purchaser Common Shares issued hereunder will be, when issued at the Closing in accordance with Article II, duly authorized and validly issued, fully paid and nonassessable, free and clear of any Encumbrances and free of any preemptive or similar rights.

(b) As of the date hereof, there were (i) 44,147,954 shares of Class A Common Stock issuable under Purchaser Options outstanding, (ii) an additional 28,587,400 shares of Class A Common Stock issuable under Purchaser Options that are subject to earn-out conditions as described in the Purchaser Reports, (iii) 2,461,784 shares of Class A Common Stock issuable upon settlement of Purchaser RSUs outstanding, and (iv) no other Purchaser Equity Award outstanding. Section 8.2(b) of the Purchaser’s Disclosure Letter contains a complete and accurate list of each outstanding Purchaser Equity Award as of the date hereof, including, for each such award: (A) the name of the holder of such award, (B) the date each such award was granted, (C) the number of shares of Class A Common Stock subject to each such award, (D) with respect to any award of Purchaser Options, the price at which such Purchaser Option may be exercised, and (E) a description of the vesting conditions relating to such award, including any time-based vesting schedule and a description of any terms under any Purchaser Equity Plan or award agreement thereunder which provide for accelerated vesting with respect to such award as a result of the consummation of the transactions contemplated by this Agreement. Other than the Purchaser Options and Purchaser RSUs listed in Section 8.2(b) of the Purchaser’s Disclosure Letter or that may be issued after the date hereof as permitted under Section 9.1(c)(ii), there are no equity or equity-based awards outstanding under any Purchaser Equity Plans. The exercise price of each Purchaser Option is not less than the fair market value of a share of Class A Common Stock on the date of grant of such Purchaser Option.

(c) As of November 5, 2025, there were 8,046,032 shares of Class A Common Stock issuable under the Purchaser Warrants outstanding.

(d) There are no outstanding bonds, debentures, notes or other indebtedness of Purchaser having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Purchaser may vote. Except as set forth in this Section 8.2 and for changes since November 5, 2025 resulting from the exercise of Purchaser Options, ExchangeCo Shares, Purchaser Warrants or settlement of Purchaser RSUs outstanding on such date, or the issuance of equity awards after the date hereof as permitted under Section 9.1(c)(ii), there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in Purchaser, (ii) securities of Purchaser convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in Purchaser, (iii) warrants, calls, options or other rights to acquire from Purchaser, or other obligation of Purchaser to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in Purchaser or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of,

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or provide economic benefits based on, directly or indirectly, the value or price of, any capital stock or voting securities of Purchaser (the items in clauses (i) through (iv) being referred to collectively as the “Purchaser Securities”). There are no outstanding obligations of Purchaser or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the Purchaser Securities. As of the date hereof, neither Purchaser nor any of its subsidiaries is a party to any voting agreement with respect to the voting of any Purchaser Securities. There are no Purchaser Securities or instruments containing anti-dilution, adjustments, modifications or similar provisions that will be triggered by the transactions contemplated by this Agreement. The Purchaser Reports contain true, correct and complete descriptions of the terms of all Purchaser Securities convertible into, or exercisable or exchangeable for, shares of Class A Common Stock and the material rights of the holders thereof.

Section 8.3 Available Funds. Purchaser has immediately available funds sufficient to pay all fees and expenses to be paid by Purchaser in connection with this Agreement and the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, and to satisfy all other payment obligations of Purchaser contemplated by this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby on the terms and subject to the conditions hereof and thereof.

Section 8.4 Governmental and Third-Party Approvals, Consents and Notices. Other than in connection with (a) the notification and waiting period requirements of the HSR Act (the “Required HSR Act Clearance”) and the other requirements as set forth in Section 8.4 of Purchaser’s Disclosure Letter, (b) the requirements of the federal securities Laws or any U.S. state securities or “blue sky” Laws and (c) the notification and listing authorization requirements under the rules of NASDAQ, neither Purchaser nor any of its Affiliates is required to (i) obtain any authorization, waiver, consent or approval of, (ii) make any filing, report or registration with or (iii) give any notice to any Government Authority or any other Person in connection with or as a condition to the execution, delivery and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, other than any authorization, waiver, consent, approval, filing, report, registration or notice the failure of which to obtain, make or give has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 8.5 No Litigation or Governmental Orders. Since January 1, 2022, there has been no material Action pending or, to Purchaser’s Knowledge, threatened against, by or on behalf of Purchaser or its Subsidiaries. There is no Action pending or, to Purchaser’s Knowledge, threatened against Purchaser or any of its Affiliates that (a) if adversely determined, would reasonably be expected to materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document, (b) if adversely determined, would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Purchaser to consummate the transactions contemplated by the Transaction Documents or (c) if adversely determined, would reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect. Since January 1, 2022, there have been no unsatisfied or outstanding material Government Orders against or applicable to Purchaser or any of its Subsidiaries or against or applicable to any of the properties, assets or businesses of Purchaser and its Subsidiaries. Purchaser and its Affiliates are not a party to or subject to the provisions of any Government Order that have or would reasonably be expected to, individually or in the aggregate, (i) materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document or (ii) prevent or materially impair the ability of Purchaser to consummate the transactions contemplated by the Transaction Documents.

Section 8.6 Purchaser Reports; Financial Statements.

(a) Except as set forth in Section 8.6(a) of Purchaser’s Disclosure Letter, Purchaser has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2022 (the forms, statements, reports and documents filed or furnished since January 1, 2022 (including notes, exhibits and schedules thereto and all other information incorporated by reference therein and any amendments and supplements thereto) and, unless otherwise expressly stated in this Agreement, those filed or furnished subsequent to the date hereof, the “Purchaser Reports”).

(b) Each of the Purchaser Reports filed prior to the date hereof, at the time of its filing or being furnished (or, if amended prior to the date hereof, as of the date of such last amendment) complied, or if to be filed or furnished subsequent to the date hereof and prior to the Closing, will comply, in all material respects with the applicable requirements of NASDAQ, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Purchaser Reports, each as in effect on the date so filed or furnished (or amended). As of their respective dates (or, if amended prior to the date hereof, as of the date of such

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last amendment), and except to the extent that information in any Purchaser Report has been revised or superseded by another Purchaser Report, the Purchaser Reports did not, and any of the Purchaser Reports filed or furnished with the SEC prior to the Closing will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Purchaser Common Shares are registered pursuant to Section 12(b) of the Exchange Act and listed on the NASDAQ and the Purchaser has taken no action designed to, or which to the Knowledge of Purchaser is reasonably likely to have the effect of, terminating the registration of the Purchaser Common Shares under the Exchange Act or delisting the Purchaser Common Shares from the NASDAQ, nor has the Purchaser received any notification that the SEC or the NASDAQ is contemplating terminating such registration or listing. The Purchaser is, and will be as a result of the closing of the transactions contemplated by this Agreement and the Transaction Documents, in compliance in all material respects with applicable continued listing requirements of NASDAQ.

(c) Except as set forth in Section 8.6(c) of Purchaser’s Disclosure Letter, there are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to any Purchaser Report and, to Purchaser’s Knowledge, none of the Purchaser Reports is the subject of ongoing SEC review. There are no internal investigations and Purchaser has not received written notice of any SEC inquiries or investigations or other inquiries or investigations conducted by a Government Authority pending or, to Purchaser’s Knowledge, threatened, in each case, regarding any accounting practices of Purchaser.

(d) None of the Subsidiaries of Purchaser is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(e) Purchaser’s audited consolidated financial statements and unaudited interim financial statements (including, in each case, any notes thereto) contained in the Purchaser Reports were prepared and between the date hereof and the Closing Date, will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited or interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), were prepared and, between the date hereof and the Closing Date, will be prepared from and in accordance with the books and records of Purchaser and its Subsidiaries, and in each case such consolidated financial statements fairly presented and, between the date hereof and the Closing Date, will fairly present in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of Purchaser and the consolidated Subsidiaries of Purchaser as of the respective dates thereof and for the respective periods covered thereby, as applicable (subject, in the case of unaudited statements, to normal year-end adjustments).

Section 8.7 Controls.

(a) Purchaser maintains disclosure controls and procedures and internal control over financial reporting required and as defined by Rule 13a-15 and 15d-15, as applicable, under the Exchange Act, and reasonably necessary to provide reasonable assurance that, in all material respects, (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as reasonably necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Purchaser’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by Purchaser or any of its Subsidiaries in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Purchaser’s management has completed an assessment of the effectiveness of Purchaser’s internal control over financial reporting in compliance with the requirements of Section 404(a) of the Sarbanes-Oxley Act, and the conclusions of the most recent such assessment are disclosed in the applicable Purchaser Report. Since the date of such assessment, there have been no changes in Purchaser’s internal control over financial reporting that, individually or in the aggregate, have materially and adversely affected or would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting.

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(b) Purchaser has disclosed, since January 1, 2022, to Purchaser’s outside auditors and audit committee (i) any identified significant deficiencies and material weaknesses in the design or operation of internal controls that would be reasonably expected to adversely affect Purchaser’s ability to record, process, summarize and report financial information for inclusion in the applicable consolidated financial statements and (ii) any identified fraud, whether or not material, that involves management or any other current or former employees who have (or had) a significant role in Purchaser’s internal controls over financial reporting.

(c) Since January 1, 2022, (i) neither Purchaser nor any of its Subsidiaries, nor, to Purchaser’s Knowledge, any Representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the board of directors of Purchaser or any committee thereof or to any director or officer of Purchaser.

Section 8.8 No Violation of Law; Regulatory Matters; Required Licenses and Permits.

(a) Since January 1, 2022, Purchaser and each of its Subsidiaries (i) have been in compliance with all applicable Laws (including Laws related to activities in connection with cryptocurrency and digital assets) and (ii) are not party or subject to any Government Order with any Government Authority with jurisdiction over Purchaser or any of its Subsidiaries, as applicable, which imposes any restrictions on the business of Purchaser or its Subsidiaries, except in each case of the foregoing clauses (i) and (ii) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser and its Subsidiaries, since January 1, 2022, have owned, held or possessed, and, currently, own, hold, or possess, all Permits necessary for the conduct of their respective businesses and the business of Purchaser and its Subsidiaries is being conducted in compliance with all such Permits, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, since January 1, 2022, neither Purchaser nor any of its Subsidiaries nor any of their respective Representatives (acting in their capacities as such) has violated or taken any material act in furtherance of violating the Anti-Money Laundering Laws.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (i) Purchaser and each of its Subsidiaries and each of their respective Representatives (acting in their capacities as such) are, and since January 1, 2022 have been, in compliance with the Export and Sanctions Regulations; (ii) since January 1, 2022, neither Purchaser nor any of its Subsidiaries nor any of their respective Representatives (acting in their capacities as such) has (A) been organized, operated or resided in or (B) engaged, directly or indirectly, in any dealings or transactions in a Sanctioned Country (or with any Sanctioned Persons); and (iii) neither Purchaser nor any of its Subsidiaries nor any of their respective Representatives (acting in their capacities as such) is involved in any Action, or since January 1, 2022 has received a written request for information or any other form of communication from any Government Authority, or has had any judgments imposed (or threatened to be imposed) upon Purchaser or any of its Subsidiaries by or before a Government Authority, in each case in connection with any actual or alleged material violation of any Export and Sanctions Regulations.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (i) since January 1, 2022, none of Purchaser or any of its Subsidiaries or any of their respective Representatives (acting in their capacities as such) has taken any action, or engaged in any activity, practice or conduct, that would violate the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption; (ii) none of Purchaser, any of its Subsidiaries or any of their respective Representatives (acting in their capacities as such) has (A) used any corporate funds of Purchaser or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) authorized, offered, promised or made any unlawful payment to any foreign or domestic governmental officials, or (C) paid any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions

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for Purchaser or any of its Subsidiaries, in the case of the foregoing clauses (A), (B) and (C) which would or would reasonably be expected to result in a material violation of the FCPA, the U.K. Bribery Act, or any other applicable Laws regarding anti-corruption; (iii) there are no pending or, to Purchaser’s Knowledge, threatened in writing Actions against Purchaser or any of its Subsidiaries with respect to the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption.

Section 8.9 Securities Law Compliance. Purchaser is financially sophisticated and is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Purchaser understands that the Sold Shares have not been registered under the Securities Act and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws. Pursuant to this Agreement, Purchaser is acquiring the Sold Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. Purchaser has not, directly or indirectly, offered the Sold Shares to anyone or solicited any offer to buy the Sold Shares from anyone, in each case that would have the effect of bringing to such offer and sale of the Sold Shares by Purchaser within the registration requirements of the Securities Act or the securities Laws of any other jurisdiction.

Section 8.10 Due Diligence by Purchaser. Purchaser acknowledges that it has, as of the Closing, conducted an independent investigation of Parent and the operations, assets, Liabilities and financial condition of Parent and the Transferred Subsidiaries in making the determination to proceed with the transactions contemplated by the Transaction Documents and has relied solely on the results of its own independent investigation and the representations and warranties in Article V and Article VI in connection with Parent and the Transferred Subsidiaries and the subject matter of this Agreement. Purchaser and its Representatives, collectively, have, among other things, had access to the Virtual Data Room and Purchaser has received Seller’s Disclosure Letter.

Section 8.11 Solvency. Assuming the accuracy of the representations and warranties contained in Article V and Article VI and assuming that immediately prior to the Closing Parent and the Transferred Subsidiaries are Solvent, after giving effect to the payment of all amounts required to be paid pursuant to the terms of this Agreement in connection with the consummation of the transactions contemplated by this Agreement, Purchaser will be Solvent as of and immediately following the Closing.

Section 8.12 Absence of Changes. Except as contemplated by the Transaction Documents, since January 1, 2022 through the date hereof, (a) there has not been any change, effect, development, condition, matter, event, fact, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect and (b) neither Purchaser nor any of its Subsidiaries has taken any action that would have been prohibited or restricted under Article IX had such action been taken between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms.

Section 8.13 Taxes.

(a) All income and other material Tax Returns that are required to be filed under applicable Laws during the Applicable Purchaser Period (taking into account any timely filed automatic extensions of time in which to file) by Purchaser and its Subsidiaries have been or will be timely filed on or before the Closing, and all such Tax Returns are complete and accurate in all material respects.

(b) Each of Purchaser and its Subsidiaries has timely paid all income and other material Taxes of Purchaser or relevant Subsidiary, as applicable, at all times during the Applicable Purchaser Period.

(c) All material Taxes which Purchaser or any of its Subsidiaries is required by Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Government Authority during the Applicable Purchaser Period.

(d) There is no audit, examination, investigation, action, proceeding or assessment pending or proposed or threatened in writing with respect to material Taxes for which Purchaser or its Subsidiaries may be liable. All material deficiencies asserted or assessments made in writing of Purchaser or its Subsidiaries as a result of any audit, examination, investigation, action, proceeding or assessment have been paid in full or otherwise finally resolved.

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(e) No agreements, consents or waivers of any statute of limitations or extension of time is in effect with respect to any material Taxes of Purchaser or any of its Subsidiaries (other than automatic extensions of the due date for filing any Tax Return of Purchaser or any of its Subsidiaries obtained in the ordinary course of Purchaser’s or its Subsidiaries’ business), and no written request covering any such matter is outstanding.

(f) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) on any of the assets of Purchaser or any of its Subsidiaries.

(g) Neither Purchaser nor any of its Subsidiaries has been, in the last two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) At any time during the Applicable Purchaser Period, neither Purchaser nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Purchaser is not a “United States real property holding corporation” within the meaning of Section 897(e)(2) of the Code and the Treasury Regulations thereunder, and does not expect to become a “United States real property holding corporation” in the foreseeable future.

(j) At any time during the Applicable Purchaser Period, neither Purchaser nor any of its Subsidiaries was, or will be, a member of any Tax group with a corporation filing Tax Returns on a combined, consolidated, unitary or similar basis (except with respect to a Tax group which Purchaser is a common parent), and neither Purchaser nor any of its Subsidiaries has any Liability for Taxes of any other Person (other than Purchaser and its Subsidiaries) as a transferee or successor, or by Contract (other than commercial agreements that do not primarily relate to Taxes).

Section 8.14 Investment Company. As of the date hereof, neither Purchaser nor any of its Subsidiaries is an “investment company” as such term is defined in the U.S. Investment Company Act of 1940.

Section 8.15 Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser and its Subsidiaries have in all material respects good title to, or valid leasehold interests in, all property and assets reflected on the Purchaser Balance Sheet, or acquired or leased after the Purchaser Balance Sheet Date, except as have been disposed of since the Purchaser Balance Sheet Date in the ordinary course of business consistent with past practice.

Section 8.16 Form S-3. As of the date of this Agreement, Purchaser satisfies the eligibility requirements for, and complies with the conditions for, the use of Form S-3 under the Securities Act and other securities Laws.

Section 8.17 Finder’s Fees; Brokerage. Except as set forth in Section 8.17 of Purchaser’s Disclosure Letter, neither Purchaser nor any of its Affiliates has employed or has any understanding with any broker, finder or investment bank, has incurred or will incur any obligation or Liability for any brokerage fees, commissions or finders fees, or has provided, promised or will provide or promise any payment or other incentive to any Person, in each case in connection with any of the Transaction Documents or the transactions contemplated thereby.

Section 8.18 Intellectual Property. Except as set forth in Section 8.18 of Purchaser’s Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (i) Purchaser and each of its Subsidiaries is the sole and exclusive owner of, or has a valid and legally enforceable license to use, all Intellectual Property used or held for use in, or necessary for, the conduct of its business as currently conducted; (ii) to the Knowledge of Purchaser, neither Purchaser nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person; and (iii) to the Knowledge of Purchaser, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property rights owned by and/or exclusively licensed to Purchaser or any of its Subsidiaries.

Section 8.19 Employee Benefits Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, the Purchaser Plans and the Purchaser Equity Awards are as disclosed in the Purchaser Reports.

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Section 8.20 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser and its Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, worker’s compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

Section 8.21 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser and its Subsidiaries are in compliance with all Environmental Laws.

Section 8.22 Material Contracts. As of the date of this Agreement, neither Purchaser nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) except as disclosed in the Purchaser Reports.

Section 8.23 Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 5.5, the offer, sale and issuance of the Rumble Share Consideration pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. Without limiting the foregoing, neither Purchaser nor, to the knowledge of Purchaser, any other Person authorized by Purchaser to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Rumble Share Consideration pursuant to this Agreement, and neither Purchaser nor, to the knowledge of Purchaser, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Rumble Share Consideration under this Agreement to be integrated with prior offerings by Purchaser for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Purchaser take any action or steps that would cause the offering or issuance of the Rumble Share Consideration under this Agreement to be integrated with other offerings by Purchaser.

Section 8.24 Antitakeover Statutes and Rights Agreement. Purchaser has no “rights plan,” “rights agreement,” or “poison pill” in effect. Purchaser has taken all action necessary to exempt the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, the issuance of the Rumble Share Consideration and any other transaction contemplated by this Agreement or any other Transaction Document from Section 203 of the DGCL, and, accordingly, neither Section 203 of the DGCL nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar applicable Law enacted under U.S. state or federal laws apply to this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby.

Section 8.25 Written Consent. Purchaser has delivered to Parent a true and correct copy of the Written Consent.

Section 8.26 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Section 8.1 through Section 8.25 (as qualified by the applicable items disclosed in Purchaser’s Disclosure Letter), none of Purchaser or any of its Affiliates or Representatives or any other Person makes any express or implied representation or warranty on behalf of Purchaser or any of its Affiliates, and Purchaser hereby disclaims any other representations or warranties, with respect to the subject matter of this Agreement. Furthermore, without limiting the foregoing sentence, except for the representations and warranties contained in Section 8.1 through Section 8.25 (as qualified by the applicable items disclosed in Purchaser’s Disclosure Letter), any of the other Transaction Documents, and any certificate delivered hereto or thereto, Purchaser does not give or make any warranty or representation as to (and shall have no indemnification obligation or, in the absence of deceit (arglistige Täuschung) or willful misconduct (Vorsatz), other liabilities in respect of) the accuracy or reasonableness of any forecasts, estimates, projections, statements of intent or statements of opinion provided to Seller, any of its Affiliates, or any of their respective Representatives on or prior to the date of this Agreement in connection with this Agreement, including in any “Confidential Information Presentation” relating to Purchaser, any management presentations, and any other information made available in the Virtual Data Room.

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(b) Seller acknowledges and agrees that, except for the representations and warranties contained in Section 8.1 through Section 8.25 (as qualified by Purchaser’s Disclosure Letter), neither Purchaser nor any of its Affiliates is making any representation or warranty regarding any documents, projections, forecasts, statement or other information made, communicated or furnished (orally, in writing, in the Virtual Data Room, in management presentations (including any questions posed and answers given and any related discussions, whether formal or informal) or otherwise) to Seller, any of its Affiliates, or any of Seller’s Representatives (including any opinion, information, projection or advice that may have been or may be provided to such Person by any Representatives of Purchaser or any of its Affiliates), in connection with this Agreement.

Article IX.
COVENANTS

Section 9.1 Conduct of Business.

(a) Except as consented to in writing by Purchaser in advance, between the date hereof and the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not, and shall cause any of its Affiliates not to, directly or indirectly vote (or execute any written consent with respect to) any Equity Interests of Parent beneficially owned by Seller or their respective Affiliates in favor of, or otherwise consent to, any matter presented for approval at any annual general meeting or extraordinary general meeting of Parent (or any action by written consent of the shareholders in lieu thereof), including, without limitation, any resolution to (i) declare or pay any dividend or make any other distribution with respect to any Equity Interests of Parent, (ii) amend, modify or restate any of Parent’s Constituent Documents (including any capital increase or reduction of share capital), (iii) approve any split or consolidation of Equity Interests of Parent, a consolidation of any Equity Interests of Parent, or any alteration of the rights pertaining to Parent’s Equity Interests, including the acceleration of vesting or exercisability of any Option, or (iv) approve any matter that would result in a breach by Parent of its obligations under the Business Combination Agreement. Until Closing, Seller and its Affiliates shall not take action to cause Parent to breach or fail to perform or comply with any covenant, agreement or obligation of Parent under the Business Combination Agreement. Nothing contained in this Agreement is intended to, or shall be deemed to, give Purchaser, directly or indirectly, any rights to control or direct the business of Parent or any other member of Parent Group.

(b) Between the date hereof and the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not Transfer (or cause or permit the Transfer of) any Shares, including, once acquired, any Top-Up Shares and Additional Top-Up Shares, other than with the prior written consent of Purchaser. If any involuntary Transfer of any such Shares shall occur prior to the Closing, Seller shall procure that any transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the Closing.

(c) Between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, Purchaser shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Purchaser shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect its Permits, (iii) keep available the services of its directors, officers, key employees and key consultants, and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it, in each case, only if such change would reasonably be expected to have a material and adverse effect on Purchaser. Without limiting the generality of the foregoing, except (x) as expressly required by this Agreement or as contemplated by the Written Consent, (y) as set forth in the corresponding subsection of Section 9.1(c) of Purchaser’s Disclosure Letter or (z) as consented to in writing by Seller in advance (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall and shall cause its Subsidiaries to, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, not:

(i) amend in any material respect, or waive any material rights under, any provision of the Constituent Documents of Purchaser or any of its Subsidiaries or any term of the Equity Interests of Purchaser, in each case in any manner that would (A) adversely impact Seller disproportionally as compared to the impact on other holders of Purchaser Common Shares or (B) prevent or materially impair Purchaser’s ability to perform its obligations under the Transaction Documents or consummate the transactions contemplated by the Transaction Documents;

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(ii) issue, or grant an option, warrant or right of any kind to subscribe for, any Equity Interests of Purchaser’s or any of its Subsidiaries’ Equity Interests of any class or any debt or equity securities which are convertible into or exchangeable for, or valued by reference to, such Equity Interests, except for (A) upon the exercise, conversion or vesting of Purchaser Equity Awards, Purchaser Warrants or any other equity awards of Purchaser, (B) upon the exchange of any ExchangeCo Shares, (C) upon the satisfaction of any contingency with respect to any securities described in Section 8.2(c) that are subject to earn-out, forfeiture or other similar contingencies tied to Purchaser’s stock price, (D) pursuant to the Purchaser Equity Plans (or any successor equity plans), and (E) up to 20.0% of the issued and outstanding Purchaser Common Shares as of the date hereof in connection with bona fide acquisitions, mergers or strategic partnership transactions to the extent such acquisitions, mergers or strategic partnership transactions are otherwise permitted hereunder; provided that, in each case of clause (E), Purchaser shall have provided to Seller written notice of such proposed transaction with a reasonable description thereof at least two Business Days prior to the consummation of such transaction;

(iii) split, combine, reclassify or subdivide any outstanding Purchaser Common Shares, in each case to the extent the Rumble Share Consideration is not equitably adjusted to provide Parent the same economic effect as contemplated by this Agreement prior to such event pursuant to Section 2.4;

(iv) redeem, purchase or otherwise acquire any outstanding Purchaser Common Shares, except in connection with cashless exercises, net exercises or net cash settlement of or withholding under Purchaser Equity Awards, the Purchaser Warrants and any other equity awards of Purchaser in accordance with their terms or the exchange of any ExchangeCo Shares in accordance with their terms;

(v) commence any proceeding or file any petition in any court relating to bankruptcy, reorganization, insolvency, dissolution, liquidation or relief from debtors, in any case, in respect of Purchaser, make any assignment for the benefit of creditors or apply for the appointment of a custodian, receiver or trustee; or

(vi) affirmatively authorize, agree or commit to do any of the actions prohibited by this Section 9.1.

(d) Subject to the terms and conditions of this Agreement, Purchaser and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to (i) prepare and file as promptly as practicable with any Government Authority all documentation to effect all necessary Filings and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Government Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that neither Seller nor Purchaser shall be required to (A) divest or otherwise hold separate (including by establishing a trust or otherwise), or take, cause to be taken or refrain from taking any other action (or otherwise agreeing to do any of the foregoing) with respect to, any of Seller’s or Purchaser’s or any of their respective Affiliates’ businesses, assets or properties, (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Government Authority in connection with the transactions contemplated hereby, (C) litigate, challenge or take any action with respect to any Action by any Government Authority or (D) agree to do any of the foregoing.

(e) In furtherance and not in limitation of the foregoing, each of Seller and Purchaser shall make a Notification and Report Form pursuant to the HSR Act to the extent required by the HSR Act and any other appropriate Filings with the Government Authorities overseeing Antitrust Law approvals as set forth on Schedule 3.1(d) with respect to the transactions contemplated hereby as promptly as practicable (and in any event within five Business Days) after the date hereof and use their reasonable best efforts (i) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such Antitrust Law and (ii) to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or such Antitrust Law, or the receipt of any requisite clearances and approvals under such Antitrust Law, as soon as practicable.

(f) To the extent permitted by applicable Law, each of Seller and Purchaser shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any Filing and in connection with any investigation or other inquiry, including any Action initiated by a private party, (ii) promptly inform the other party of any Filing or communication received from, or intended to be given to, any Government Authority and of any material communication received or intended to be given in connection with any Action by a private party, in each case regarding any of the transactions contemplated hereby, and prior to submitting any Filing, substantive written

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communication, correspondence or other information or response by such party to any Government Authority (or members of the staff of any Government Authority) or in connection with any Action by a private party, the submitting party shall permit the other party and its counsel the opportunity to review as reasonably in advance as practicable under the circumstances, and consider in good faith the comments of the other party in connection with any such Filing, communication or inquiry, and not submit such Filing (or the withdrawal of such Filing) or material communications without the prior written approval of or on behalf of the Seller, such approval not to be unreasonably withheld or delayed; and further each of Purchaser and Seller shall furnish each other as promptly as practicable with a copy of any Filing, communication or, if in written form, inquiry, it or any of its Affiliates makes to or receives from any Government Authority or in connection with any proceeding by private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance of any meeting or conference with any such Government Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences (including video calls) and other material discussions.

Section 9.2 Notice of Certain Events. Each of Purchaser and Seller shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document;

(b) any notice or other communication received by Purchaser or any of its Affiliates or Seller or any of its Affiliates from any Government Authority in connection with the transactions contemplated by this Agreement or any other Transaction Document;

(c) any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Purchaser or any of its Subsidiaries or Seller and any of its Subsidiaries, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed by such Person pursuant to any Section of this Agreement or (ii) that relate to this Agreement or the consummation of the transactions contemplated hereby;

(d) any inaccuracy of any representation or warranty of such Party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any conditions to the Closing not to be satisfied; and

(e) any failure of a Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 9.2 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 9.3 Peak Mining Sale. Seller shall not cause any Person that is a party to the Peak Mining Purchase Agreement to amend, modify or waive any provision or term of the Peak Mining Purchase Agreement in any manner that is adverse to Purchaser as compared to the terms set forth in the Peak Mining Purchase Agreement.

Section 9.4 Lock-Up.

(a) Subject to Section 9.4(b), Seller hereby agrees that it shall not, without the prior written consent of Purchaser, Transfer any Purchaser Common Shares comprising the Rumble Share Consideration (including any pre-funded warrants issued in lieu thereof) (collectively, the “Lock-Up Shares”) until six months following the Closing Date (the “Lock-Up Period”).

(b) Notwithstanding any other provision of this Agreement, Seller may Transfer the Purchaser Common Shares during the Lock-Up Period (i) to any Affiliate of Seller or (ii) in connection with a third-party tender or exchange offer to acquire any securities of Purchaser or in any other business combination, acquisition, merger, joint venture, recapitalization, restructuring or similar transaction involving Purchaser, in each case, approved by Purchaser’s board of directors; provided, however, that in the case of clause (i), such Affiliate must enter into a written agreement with Purchaser and Seller agreeing (x) to be bound by this Section 9.4 and (y) that at any time such transferee ceases to qualify as an Affiliate of Seller, to promptly transfer any such Lock-Up Shares back to Seller or other Person that qualifies as an Affiliate of Seller.

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(c) If any Transfer of Lock-Up Shares is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Purchaser may refuse to recognize any such purported transferee of the Lock-Up Shares. In order to enforce this Section 9.4, Purchaser may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

Section 9.5 Top-Up Shares. Prior to the Closing, and for up to one year after Closing, to the extent the Secured Shares represent in the aggregate less than the Target Shareholding, then upon written request by Purchaser to Seller at any time, Seller shall, to the extent permitted by applicable Law, offer to purchase (either by placing corresponding offers in Xetra-trading or agreeing on bilateral purchases with other shareholders of Parent to be identified by either Party and the Parent Group) such number of Shares as is required to allow Purchaser to reach the Target Shareholding; provided, however, that Seller shall in no case be required (i) to purchase Shares at a price higher than the Reference Price or (ii) to spend more than EUR 218,709,705.00 for purchases of Shares after the date hereof. The Shares acquired by Seller pursuant to this Section 9.5 shall be referred to as “Top-Up Shares”. The Shares acquired by Seller pursuant to this Section 9.5 after the Closing shall be referred to as the “Additional Top-Up Shares” and shall be sold to Purchaser in exchange for a number of Purchaser Common Shares at the Offer Ratio per Share at the end of each calendar month. Seller shall (i) not Transfer any Top-Up Shares or Additional Top-Up Shares other than pursuant to the terms of this Agreement and (ii) provide Purchaser with updates on any purchases of Top-Up Shares or Additional Top-Up Shares, including the funds spent thereon, by the end of every two weeks.

Section 9.6 No Solicitation; Other Offers. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller shall not and shall cause its Affiliates not to, nor shall Seller authorize or permit any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly assist, facilitate or encourage the submission of any Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Parent or any Transferred Subsidiaries or request Parent to provide access to the business, properties, assets, books or records of Parent or any Transferred Subsidiaries, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, is seeking to make or would be reasonably expected to make an Acquisition Proposal; (iii) recommend an Acquisition Proposal other than the transactions contemplated by this Agreement, the CEO Purchase Agreement, the Apeiron Purchase Agreement or the Business Combination Agreement; or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. The Parties acknowledge and agree that this Section 9.6 shall not apply to the sale of the Peak Mining Business in accordance with the terms of the Peak Mining Purchase Agreement. It is agreed that any violation of the restrictions on Seller set forth in this Section 9.6 by any Representative of Seller acting on behalf of or at the direction of Seller or any of its Affiliates shall be a breach of this Section 9.6 by Seller.

Section 9.7 Confidentiality. Each Party acknowledges that the information being provided to it and its Representatives in connection with the transactions contemplated by the Transaction Documents is subject to the terms of the Confidentiality Agreement, which shall remain in full force and effect on and after the date hereof; provided that actions taken by either Party to the extent necessary in order to comply with their respective obligations under Section 9.1 shall not be deemed to be in violation of this Section 9.7 or the Confidentiality Agreement. The confidentiality and information non-use obligations under the Confidentiality Agreement shall automatically be deemed terminated and cease to have any force or effect as of the Closing.

Section 9.8 Announcements. Promptly following the execution and delivery hereof (and in any event within four (4) Business Days thereafter), Purchaser shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the parties hereto shall issue a mutually agreeable press release announcing the execution of this Agreement and the other Transaction Documents. Purchaser shall provide Seller with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. Following such initial press release, neither Seller nor Purchaser shall, and they shall cause their respective Affiliates not to, issue any press release or make any public announcement relating to the existence or subject matter of this Agreement or any agreement entered into pursuant to this Agreement, or the provisions hereof or thereof or the transactions contemplated hereby or thereby, without the prior review and written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not prohibit such disclosure if required by Law, any Government Authority or any recognized stock exchange on which the Equity Interests of either Seller or Purchaser or any of their respective Affiliates are listed (in which case the applicable Party will use its commercially reasonable efforts to consult

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with the other Party before making the disclosure and to allow such other Party to review the text of the disclosure before it is made, to the extent practicable); provided, further, that the foregoing shall not prohibit such disclosure if made following the Closing and consistent in tone and substance in all material respects with any press release previously issued or public announcement previously made in accordance with the terms hereof; provided, further, that the Parties may disclose such matters to their respective employees, accountants, advisors, investors and other Representatives who have a need to know and as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by Contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the Parties shall be responsible to the other Parties for breach of this Section 9.8 or such confidentiality obligations by the recipients of its disclosure).

Section 9.9 Shareholder Loan Agreement. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller agrees and undertakes that it shall not, and shall not cause any of its Affiliates to, take any action, send any notice or take any steps to enforce against Parent or any of its Affiliates in relation to any actual, alleged or anticipated breach (including, without limitation, any failure to comply with financial covenants) of, or in relation to, the Shareholder Loan Agreement. Seller agrees that this undertaking shall remain in full force and effect (and that it shall continue to forbear and refrain from exercising any rights it may have in relation to any actual or anticipated breach of the Shareholder Loan Agreement) for the entire duration of this Agreement. For the avoidance of doubt, such suspension of enforcement shall not affect the amounts outstanding under the Shareholder Loan Agreement, the accrual of interest thereunder or Seller’s right to enforce such Shareholder Loan Agreement after termination of this Agreement.

Section 9.10 Tender Offer.

(a) Purchaser agrees and undertakes that it shall duly perform and comply with the covenants and agreements of Purchaser set forth in the Business Combination Agreement. Purchaser shall (i) maintain in effect the Business Combination Agreement and (ii) comply with and enforce, as applicable, its covenants, agreements, rights and obligations set forth in the Business Combination Agreement (including, for the avoidance of doubt, its right to enforce any covenants, agreements or other obligations of Parent). Purchaser shall not (A) assign or delegate any of its rights or obligations under the Business Combination Agreement, (B) amend, amend and restate, restate, supplement or otherwise modify any of the terms or conditions of the Business Combination Agreement, (C) waive any of the covenants, agreements, obligations, representations or warranties of Parent or (D) agree to terminate the Business Combination Agreement, in each case, without the prior written consent of Seller.

(b) Purchaser shall promptly notify Seller in writing if it has knowledge that Parent has breached any of the covenants, agreements, rights and obligations set forth in the Business Combination Agreement.

(c) Subject to the terms and conditions set forth in this Agreement and the Business Combination Agreement and to the satisfaction or waiver of the conditions of the Tender Offer contained in the Business Combination Agreement, Purchaser shall (i) accept for payment, as promptly as practicable (and in any event within one Business Day) after the expiration of the Acceptance Period and the Additional Acceptance Period, as applicable, all Shares validly tendered pursuant to the Tender Offer, and (ii) promptly thereafter deliver Purchaser Common Shares pay for such Shares.

(d) Purchaser shall be free to acquire Shares outside of the Tender Offer, in accordance with applicable Law, including for a purchase price per Share higher than the Offer Ratio; provided, that (i) Purchaser promptly notifies Seller prior to any such transaction and (ii) if the aggregate number of Shares purchased outside the Tender Offer in accordance with the foregoing exceeds 100,000 Shares (any such excess purchase being “Excess Additional Shares”), Purchaser shall, increase the Rumble Share Consideration so that the aggregate consideration received by Seller for the Sold Shares sold hereunder shall be no less than the greater of (x) the Offer Ratio per Share and (y) the average consideration per Share paid by Purchaser to any third party for any Excess Additional Shares.

(e) Notwithstanding anything to the contrary herein, Purchaser and Seller shall use reasonable, good faith efforts to structure the transactions contemplated hereunder in a mutually acceptable tax efficient manner, including with respect to income Tax and withholding Tax consequences of the transactions to Seller and Purchaser, and support mutually acceptable tax positions, provided such positions are reasonable.

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Section 9.11 Cooperation.

(a) Seller shall cooperate and shall, to the extent legally permitted, use its influence as a shareholder of Parent, including by exercising its voting rights, to ensure that Parent cooperates, with Purchaser on any publications required in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which Seller is a party.

(b) Purchaser shall (i) provide Seller and its Representatives, as soon as reasonably practicable, with drafts of any intended disclosures or publications, including registration statements, offer documents, or security prospectuses for their review and approval, which such approval shall not be unreasonably withheld, conditioned or delayed, (ii) keep Seller reasonably informed regarding (including by providing any comments or other communications received from and to be provided to any regulatory authorities or other parties involved therein), and shall provide relevant drafts sufficiently in advance for Seller and its advisors to review and comment with respect to: (A) preparing, filing and bringing effective a registration statement/prospectus on Form S-4 registering the sale of the Purchaser Common Shares issued as consideration in the Tender Offer and including an information statement relating to the execution of the Written Consent, (B) preparing, filing with and obtaining approval from the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin) for an offer prospectus (including any supplements thereof), (C) ensuring the Purchaser Common Shares issued as consideration are admitted to trading on NASDAQ as soon as reasonably practicable, (D) preparing any other disclosure legally required in connection with the issuance of the Purchaser Common Shares and the Tender Offer, including any security prospectus and (E) the squeeze-out of the minority shareholders of Parent.

(c) Purchaser shall use reasonable efforts to comply with all applicable provisions of, and rules under, the Securities Act and Exchange Act, the certificate of incorporation, bylaws or other similar organizational documents of Purchaser and all applicable Laws of the State of Delaware and Germany, European Laws and regulations and NASDAQ regulations in the preparation, filing and distribution of the publications set forth in Section 9.11(b), as applicable.

Section 9.12 Other Purchase Agreements.

(a) Purchaser shall (i) maintain in effect each of the CEO Purchase Agreement and the Apeiron Purchase Agreement and (ii) comply with and enforce, as applicable, its covenants, agreements, rights and obligations set forth in the CEO Purchase Agreement and the Apeiron Purchase Agreement (including, for the avoidance of doubt, its right to enforce any covenants, agreements or other obligations of any counterparty thereto).

(b) Purchaser shall not (i) assign or delegate any of its rights or obligations under the CEO Purchase Agreement or the Apeiron Purchase Agreement, (ii) amend, amend and restate, restate, supplement or otherwise modify any of the terms or conditions of the CEO Purchase Agreement or the Apeiron Purchase Agreement, (iii) waive any of the covenants, agreements, obligations, representations or warranties of any counterparty to the CEO Purchase Agreement or the Apeiron Purchase Agreement, or (iv) agree to terminate the CEO Purchase Agreement or the Apeiron Purchase Agreement, in each case, without the prior written consent of Seller.

(c) Purchaser shall reasonably promptly notify Seller in writing if it has knowledge that any party has breached any of the covenants, agreements, rights and obligations set forth in the CEO Purchase Agreement or the Apeiron Purchase Agreement.

Section 9.13 Squeeze-Out.

(a) If following the Tender Offer, Purchaser owns 90% or more, but less than 100% of the outstanding Shares, then Seller shall, at such time(s) directed by Purchaser, fund cash to a bank account designated by Purchaser in such aggregate amount necessary to enable Purchaser to squeeze-out the minority shareholders of Parent.

(b) For each Share acquired by Purchaser pursuant to such squeeze-out (including via cancellation in the squeeze-out) using funds provided by Seller, Purchaser shall issue and deliver to Seller, promptly following the consummation of such squeeze-out, a number of Purchaser Common Shares at the Offer Ratio per Share so acquired and evidence of such issuance in DRS non-certificated book-entry form by Purchaser’s transfer agent and registered in the name of Seller, in form and substance reasonably satisfactory to Seller. All calculations of the number of Purchaser Common Shares to be issued to Seller shall be carried out to at least four decimal places, and the number of Purchaser

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Common Shares to be issued shall be rounded down to the nearest whole share. No fractional shares shall be issued and in lieu of any fractional shares that would otherwise be issuable, the number of shares shall be rounded downward to the nearest whole share without any cash or other consideration being paid in lieu thereof.

(c) If following a squeeze-out one or more shareholders initiate appraisal proceedings (Spruchverfahren) with respect to the squeeze-out compensation (“Appraisal Proceedings”), Seller shall indemnify Purchaser for any amounts required to pay any increased squeeze-out compensation determined by the competent court. In connection with such Appraisal Proceedings, subject to limitations under applicable law:

(i) Purchaser shall inform Seller of the initiation of any Appraisal Proceedings, and shall allow Seller (at Seller’s sole cost and expense) to assume control of such Appraisal Proceedings, either by conducting them in the name of Purchaser or by issuing binding instructions to Purchaser, taking into account Purchaser’s legitimate interests and providing that Purchaser shall be given reasonable opportunity to actively participate in any hearing, meeting, audit or other discussion or communication and to review any relevant document relevant in connection with the Appraisal Proceedings;

(ii) Purchaser shall without undue delay (unverzüglich) provide Seller with any communications received in connection with the Appraisal Proceedings;

(iii) Purchaser shall cooperate with Seller and its advisors, and shall, subject to limitations under applicable German law, ensure that all members of the Parent Group will fully cooperate, in particular by providing without undue delay any information requested by Seller for the conduct of the Appraisal Proceedings; and

(iv) Seller shall be free to settle any Appraisal Proceedings, subject to complying with its indemnification obligation set forth above.

Section 9.14 Information Undertaking. During the Acceptance Period and the Additional Acceptance Period, Purchaser shall inform Seller of the acceptance rate of the Tender Offer (i) during the first three weeks of the Acceptance Period, on a weekly basis (each Friday), and (ii) during the remainder of the Acceptance Period and Additional Acceptance Period, on a daily basis.

Section 9.15 Stock Exchange Listing. Purchaser shall use its reasonable best efforts to cause the Rumble Share Consideration to be issued at the Closing pursuant to Article II to be listed on NASDAQ at such time of issuance, subject to official notice of issuance, but in no event later than the Closing.

Section 9.16 Takeover Statutes. Purchaser shall (a) take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement or the other Transaction Documents and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement or the other Transaction Documents, take all actions necessary so that such transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such statute or regulation on such transactions.

Section 9.17 Written Consent. In connection with the Written Consent, Purchaser shall take all actions necessary to comply in all material respects with Section 228 of the DGCL.

Section 9.18 Reporting Status Until the second year anniversary of the Closing Date, for so long as Seller continues to hold Purchaser Common Shares, Purchaser shall use commercially reasonable efforts to file all reports required to be filed with the SEC pursuant to the Exchange Act (or, if Purchaser is not required to file such reports, it will, upon the reasonable request of Seller, make publicly available such necessary information for so long as is necessary to permit sales pursuant to Rule 144 under the Securities Act, as such rules may be amended from time to time), and, except as part of transaction of the type contemplated by the definition of Acquisition Proposal (replacing references to: (i) “Parent or the Transferred Subsidiaries” with “Purchaser”; (ii) “Sold Shares” with “Rumble Share Consideration”; and (iii) “20%” therein with “50%”), Purchaser shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require registration or otherwise permit such termination.

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Section 9.19 No Deregistration. Until the second anniversary of the Closing Date, for so long as Seller continues to hold Purchaser Common Shares, Purchaser shall use its reasonable best efforts to maintain the listing of the Purchaser Common Shares on NASDAQ or the New York Stock Exchange, and shall not effect any voluntary delisting of the Purchaser Common Shares from NASDAQ except, in either case, as part of a transaction of the type contemplated by the definition of Acquisition Proposal (replacing references to: (i) “Parent or the Transferred Subsidiaries” with “Purchaser”; (ii) “Sold Shares” with “Rumble Share Consideration”; and (iii) “20%” therein with “50%”).

Section 9.20 Affiliate Transfers. For so long as Seller has obligations under Article XI, in the event that Seller transfers all or any portion of the Rumble Share Consideration to any of its Affiliates, as a condition to such transfer, such Affiliate shall execute and deliver to Purchaser a joinder agreement, in the form and substance reasonably acceptable to Purchaser, pursuant to which such Affiliate shall agree to be bound by, and shall assume, on a joint and several basis with the transferor, all obligations of such transferor under Article XI (Survival; Indemnification) of this Agreement with respect to the Rumble Share Consideration so transferred.

Section 9.21 Release of Seller Protected Person. To the extent legally permissible, Purchaser (i) hereby releases and waives, and (ii) shall procure that each of its Affiliates and after Closing each member of Parent Group will release and waive, and Purchaser shall not raise, and shall procure that each of its Affiliates and after Closing the members of Parent Group will not raise, any claims against the Seller or any of its Affiliates, or any of their respective Representatives (each person against which claims shall not be raised a “Seller Protected Person”) in connection with this Agreement, their direct or indirect shareholding in Parent, or the business of Parent Group before the Closing, including:

(a) actions or omissions of a Seller Protected Person in the capacity as a direct or indirect shareholder or controlling entity of a Parent Group member, or as its director or officer, member of a corporate body, employee, advisor or representative; or

(b) any payments by a member of Parent Group on or prior to the Closing Date; or

(c) any kind of joint liability or similar co-liability of a Seller Protected Person, on the one hand, and a member of Parent Group, on the other hand,

in particular under or in connection with Sections 309 et seq. AktG or pursuant to any comparable domestic or foreign legal concepts, as the case may be, except, in each case for claims or any liability of Purchaser, its Affiliates and after Closing the members of Parent Group that (i) arise out of or in connection with any Transaction Document (provided that this exception shall not apply to any claim or liability arising from (A) a Seller Protected Person entering into a Transaction Document and (B) a Seller Protected Person performing a Transaction Documents in accordance with its terms) or other commercial contract in effect between Parent Group and any Seller Protected Person entered into in the ordinary course of business prior to Closing, provided that this exception shall not apply to any claim or liability arising from a Seller Protected Person performing such contract in accordance with its terms, or (ii) are a result of fraud (Arglist) or willful misconduct (Vorsatz).

Section 9.22 Release of Purchaser Protected Person. To the extent legally permissible, Seller (i) hereby releases and waives, and (ii) shall procure that each of its Affiliates will release and waive, and Seller shall not raise, and shall procure that each of its Affiliates will not raise, any claims against the Purchaser or any of its Affiliates and the members of Parent Group, or any of their respective Representatives (each person against which claims shall not be raised a “Purchaser Protected Person”) in connection with Seller’s or any of its Affiliates’ direct or indirect shareholding in Parent, or the business of Parent Group before the Closing, provided that this shall not apply to any liability arising out of or in connection with any Transaction Document.

Section 9.23 Title Insurance Policy; Survey. Prior to Closing, Seller shall not prevent or seek to prevent the applicable Transferred Subsidiary from reasonably cooperating with Purchaser to obtain any Title Insurance Policy that Purchaser elects to obtain, in its sole and absolute discretion, with respect to any Real Property. Purchaser may, at its sole option and expense, obtain an American Land Title Association (ALTA) (or equivalent) survey on each parcel of Real Property and such other reports or documents customarily obtained by purchasers of real property.

Section 9.24 Amendment to Peak Mining Purchase Agreement. In the event that the Tender Offer is consummated, Seller shall (i) promptly (and in any event within three (3) Business Days) following the consummation of the Tender Offer) take all actions necessary to cause Section 9.08(a) of the Peak Mining Purchase Agreement

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(and any related references thereto) to be deleted in its entirety, and shall deliver to Purchaser evidence reasonably satisfactory to Purchaser of such deletion and (ii) acknowledge and agree that Seller shall not be entitled to bring any claims for breaches of representations and warranties (e.g., common law claims) under the Peak Mining Purchase Agreement, except in accordance with the indemnification provisions of the Peak Mining Purchase Agreement.

Article X.
TAX MATTERS

Section 10.1 VAT. The Parties share the understanding that the transactions contemplated under this Agreement are not subject to and otherwise exempt from value-added tax (VAT) and therefore the transfer of the Sold Shares and the Rumble Share Consideration are exclusive of VAT. The Parties undertake not to waive any exemption from VAT with regard to any transaction contemplated under this Agreement. To the extent any transaction contemplated under this Agreement does trigger VAT contrary to the Parties’ shared view and without a Party having waived an exemption from VAT, the recipient of the respective delivery or service shall pay the amount of statutory VAT to the Party providing the respective delivery or service subject to receipt of an invoice in accordance with applicable VAT Laws.

Section 10.2 Other Tax Matters. Any transfer, documentary, registration, stamp, excise, recording, or other similar Taxes (collectively, “Transfer Taxes”) arising from the transactions contemplated by this Agreement, if any, shall be borne by Purchaser. All Tax Returns with respect to such Transfer Taxes shall be filed by the Party required to file the Tax Return under applicable Law, and the non-filing Party shall cooperate in the filing and join in the execution of any such Tax Returns and other required documentation and Purchaser shall reimburse Seller for any such Transfer Taxes that are paid by Seller.

Article XI.
SURVIVAL; INDEMNIFICATION

Section 11.1 Survival.

(a) The Parties, intending to modify any applicable statute of limitations, each agree that:

(i) any claims for breaches of Seller Fundamental Representations or the Purchaser Fundamental Representations shall expire 18 months after Closing;

(ii) the representations and warranties of Seller contained in Article V and Article VI (other than the Seller Fundamental Representations) and the representations or warranties of Purchaser contained in Article VIII (other than the Purchaser Fundamental Representations) shall expire at Closing and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or its Affiliates with respect to these representations and warranties regardless of whether such liability accrued prior to, on or after the Closing, other than as expressly set forth in this Article XI or in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz); and

(iii) any covenants and agreements contained in this Agreement to be performed at or prior to Closing shall expire three (3) months following the Closing;

(iv) any covenants and agreements contained in this Agreement to be performed after the Closing shall survive the Closing until fully performed in accordance with their terms;

(v) any claims pursuant to Section 11.2(c) and Section 11.2(d) shall survive 18 months after Closing; and

(vi) any claims pursuant to Section 11.2(e) shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations applicable to the underlying matter giving rise to such claim.

(b) No Purchaser Indemnitee nor Seller Indemnitee (as applicable, the “Indemnified Party”) shall have the right to recover any amounts pursuant to this Article XI unless on or before the last day of the relevant expiration period specified in Section 11.1(a) (the applicable “Survival Date”), the Indemnified Party notifies the respective other Party of a claim specifying the factual basis of that claim in reasonable detail (to the extent then known by such Indemnified Party).

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(c) Notwithstanding anything to the contrary set forth herein, obligations to indemnify hereunder shall not terminate with respect to any claim as to which the Indemnified Party shall have, before the applicable Survival Date, delivered notice of such claim for indemnification (without having to commence a legal proceeding) from Seller or Purchaser, respectively (as applicable, the “Indemnifying Party”) in accordance with Section 11.6 until such claim is fully and finally resolved, provided that the delivering Party shall continuously pursue its claim in good faith.

(d) Notwithstanding anything to the contrary set forth herein, the limitations set forth in this Article XI shall not apply in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz).

(e) Neither this Article XI nor anything else in this Agreement shall in any way inhibit Purchaser from recovering or otherwise obtaining any remedies, or shall otherwise limit any rights Purchaser may have against the RWI Provider or any other Person under the RWI Policy.

Section 11.2 Indemnification of Purchaser Indemnitees. From and after the Closing, Seller shall, subject to the limitations in this Article XI and Article VIII, indemnify and hold harmless the Purchaser Indemnitees from and against all Damages suffered, sustained or incurred by any of them until the expiration of the applicable Survival Date resulting from:

(a) any inaccuracy in or breach of any of the Seller Fundamental Representations made by Seller in Article V or in any certificate delivered by Seller pursuant hereto;

(b) any breach of, or failure to perform or comply with, any covenant, agreement or obligation of Seller under this Agreement;

(c) any Excluded Liability;

(d) any Action by any securityholder of Parent solely in connection with the sale of the Peak Mining Business; and

(e) any indemnification obligations of Parent pursuant to the Peak Mining Purchase Agreement, other than the indemnification of Losses that are recovered from the Escrow Amount (if any) or by setting off such Losses against the Earn-Out Amount (if any) pursuant to Section 9.08(b) of the Peak Mining Purchase Agreement.

Section 11.3 Indemnification of the Seller Indemnitees. From and after the Closing, Purchaser shall, subject to the limitations in this Article XI, indemnify, save, defend and hold harmless the Seller Indemnitees from and against all Damages suffered, sustained or incurred by any of them until the expiration of the applicable Survival Date resulting from:

(a) any inaccuracy in or breach of any Purchaser Fundamental Representation made by Purchaser in Article VIII or in any certificate delivered by Purchaser pursuant hereto; and

(b) any breach of, or failure to perform or comply with, any covenant, agreement or obligation of Purchaser under this Agreement or any other Transaction Document;

Section 11.4 Limitation on Indemnification Obligations.

(a) The maximum aggregate amount of indemnifiable Damages that may be recovered by the Purchaser Indemnitees under Section 11.2 or any other provision of this Agreement shall be the value of the Rumble Share Consideration (based on the Purchaser Common Stock Price) actually received by Seller.

(b) The maximum aggregate amount of indemnifiable Damages that may be recovered by the Seller Indemnitees under Section 11.3 shall be the value of the Rumble Share Consideration (based on the Purchaser Common Stock Price) actually delivered to Seller.

(c) Notwithstanding anything to the contrary set forth herein, the limitations set forth in this Section 11.4 shall not apply in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz). Neither this Section 11.4 nor anything else in this Agreement shall in any way inhibit Purchaser from recovering or otherwise obtaining any remedies, or shall otherwise limit the rights that Purchaser may have against the RWI Provider or any other Person under the RWI Policy.

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(d) Notwithstanding anything in this Article XI or elsewhere in this Agreement to the contrary, except in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz), Purchaser agrees that the Purchaser Indemnitees shall first use reasonable best efforts to seek recovery under the RWI Policy, if recovery is available for the applicable Damages under the RWI Policy, before seeking recovery directly from Seller under Section 11.2(a). In the event that any Damages are actually recovered by the Purchaser Indemnitees under the RWI Policy, the Purchaser Indemnitees shall not be entitled to make any claim for indemnification under this Article XI for the same Damages.

(e) Subject to Section 11.4(d), the Purchaser Indemnitees shall first use commercially reasonable efforts to seek recovery under the indemnification provisions included in the CEO Purchase Agreement, before seeking recovery from Seller under Section 11.2(a) and/or Section 11.2(c). Regarding any indemnifiable Damages not actually recovered by the Purchaser Indemnitees under the indemnification provisions included in the CEO Purchase Agreement, the Purchaser Indemnitees, to the extent that they seek recovery directly from Seller pursuant to Section 11.2(a) and/or Section 11.2(c) must also seek recovery pursuant to the indemnification provisions included in the Apeiron Purchase Agreement, and the obligations of Seller hereunder shall be pari passu with the obligations of Apeiron with regard to the indemnification of such Damages. Any recovery from Seller under Section 11.2(a) and/or Section 11.2(c) shall be satisfied (i) first, from and against the Holdback Rumble Share Consideration pursuant to the terms of Section 4.3, and (ii) thereafter, against Seller; provided, however, that Seller shall receive a credit against its obligations to indemnify Purchaser for Damages in an amount equal to (x) the Earn-Out Amount, plus (y) the difference between (a) any proceeds from a CC Purchase or CC Sale, as applicable, in each case actually received by Parent, minus (b) the amount paid by Purchaser as earnout payments under this Agreement, the Business Combination Agreement, the CEO Purchase Agreement and the Apeiron Purchase Agreement; any obligation of Seller to indemnify Purchaser for Damages hereunder shall be reduced by such amount. Nothing herein shall preclude the Purchaser Indemnitees from seeking indemnification under this Agreement to the extent necessary to obtain full recovery, it being understood that in no event shall the Purchaser Indemnitees be entitled to duplicative recovery for the same Damages.

(f) No Party shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Damages pursuant to this Article XI, if such Damages are accounted for in the calculation of the Offer Ratio as previously communicated between the Parties. No Purchaser Indemnitee shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Damages under this Article XI to the extent with respect to the relevant claim:

(i) the matter (other than an Excluded Liability) is disclosed, accrued or reserved for in the Parent Financial Statements (including, where applicable, the notes thereto); provided, that such disclosure shall not be deemed to apply if it is contained only in a general category, except to the extent such matter is expressly and specifically disclosed; or

(ii) such claim would not have arisen (or would have been reduced) but for any act or omission of Parent Group on or before Closing carried out at the express request of Purchaser on or before Closing, or any act or omissions of Purchaser or Parent Group after Closing; or

(iii) such claim is attributable to, or the amount of such claim results from or is increased by, the passing of, or any change in any Law after the date hereof.

(g) Notwithstanding anything herein to the contrary, no Party shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Damages: (i) relating to any Taxes directly relating to actions outside the ordinary course of business taken by any Indemnified Party (including actions taken by Purchaser with regard to the Parent) at any time on the Closing Date after the Closing or (ii) arising as a result of any election with respect to Taxes made after the Closing.

Section 11.5 Determination of Damages. The Parties acknowledge and agree that qualifications or limitations as to materiality, “material adverse effect,” Parent Material Adverse Effect, Seller Material Adverse Effect or Purchaser Material Adverse Effect (or any similar qualifications or limitations as to materiality) in any representation or warranty set forth herein shall be ignored and disregarded both for the purpose of determining whether inaccuracy or breach of any representation or warranty has occurred and for determining the amount of applicable Damages, which shall be calculated without regard to any such qualifications or limitations contained in any such representation or warranty.

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Section 11.6 Claim Procedures.

(a) Third-Party Claims. In order for an Indemnified Party to be entitled to any indemnification from the Indemnifying Party, provided for under this Article XI in respect of, arising out of, relating to or involving a claim made or threatened by any Person not a Party against such Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall notify the Indemnifying Party in writing of such Third-Party Claim (setting forth in reasonable detail the facts giving rise to such Third-Party Claim (to the extent known), the amount or good faith estimated amount (to the extent reasonably estimable) of Damages in respect of, arising out of, relating to or involving such Third-Party Claim, a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto) (a “Claim Notice”) promptly after receipt by such Indemnified Party of written notice of such Third-Party Claim (and in any event not later than the date that is ten (10) Business Days preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal, or an answer or similar pleading is required to be filed in a litigation or other proceeding, with respect to such Third-Party Claim); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. The Indemnified Party shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments in connection with the allegations made in the Claim Notice and, to the extent reasonable practicable, provide the Indemnifying Party the information with respect to the Claim Notice upon reasonable request of the Indemnifying Party subject to the confidentiality provisions set forth herein, as applicable.

(b) Assumption. If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to assume the defense thereof (unless the Indemnifying Party indicates it is not willing to defend such Third-Party Claim), if the Indemnifying Party so chooses, with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party, by giving written notice thereof to the Indemnified Party within 20 Business Days after the Indemnified Party provides a Claim Notice to the Indemnifying Party of such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with this Section 11.6(b), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Any such participation or assumption shall not constitute a waiver by any Party of any attorney-client privilege in connection with such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with this Section 11.6(b), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel reasonably satisfactory to the Indemnifying Party, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy related to such Third-Party Claim subject to the other terms hereof. If the Indemnifying Party chooses to assume the defense of a Third-Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof. If a Claim Notice is given to the Indemnifying Party of a Third-Party Claim in accordance with this Section 11.6(b) and the Indemnifying Party does not, within 20 Business Days after such Claim Notice is given, give notice in writing to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to assume its own defense, provided that the Indemnified Party may not settle any such Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that any such consent provided by an Indemnifying Party shall not prejudice such Indemnifying Party’s ability to dispute whether an Indemnified Party is entitled to indemnification for such Third-Party Claim under this Article XI. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party shall use its commercially reasonable efforts to defend such Third-Party Claim vigorously and diligently to final conclusion or settlement of such Third-Party Claim; provided, however, that the Indemnifying Party shall not settle such Third-Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement would result in (i) a finding or admission of any violation of Law or the rights of any Person that would have any adverse effect on any other claims that may be made against any Person, (ii) any relief other than monetary damages paid in full by the Indemnifying Party or any of its Affiliates or (iii) no complete, final and unconditional release of the Indemnified Party in connection with such Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if (i) the Third-Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement, (ii) the Third-Party Claim is a criminal or administrative proceeding, or relates to such a proceeding, or the underlying facts or circumstances of which could reasonably be expected to give rise to such a proceeding, or (iii) in the case of a Purchaser Indemnitee, a Purchaser Indemnitee is seeking full recovery relating to the Third-Party Claim under the RWI Policy.

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(c) Privilege. If an Indemnifying Party chooses to assume the defense of a Third-Party Claim in accordance with the terms hereof, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third-Party Claim (consistent with applicable Law). Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third-Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection; provided, however, that nothing herein shall prohibit the Indemnifying Party that does not choose to assume the defense of a Third-Party Claim from utilizing Subject Materials to defend itself against a claim by the Party seeking indemnification hereunder. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that, based on the advice of outside counsel, would be impaired by such disclosure or any confidentiality restriction under applicable Law.

(d) Other Claims. In the event an Indemnified Party has a claim against an Indemnifying Party under this Article XI that does not involve a Third-Party Claim, the Indemnified Party shall notify the Indemnifying Party in writing of such claim (setting forth in reasonable detail the facts giving rise to such claim (to the extent known), the amount or good faith estimated amount (to the extent reasonably estimable) of Damages arising out of, involving or otherwise in respect of such claim, a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto) with reasonable promptness after becoming aware of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(e) Claims and RWI Policy. For the avoidance of doubt, if and to the extent any of the Purchaser Indemnitees makes a claim solely under the RWI Policy and not against Seller, the procedures and other requirements of this Section 11.6 shall not apply.

Section 11.7 No Double Recovery. No Indemnified Party shall be entitled to recover from any Indemnifying Party under this Article XI, the RWI Policy or under any other Transaction Document more than once in respect of the same Damages (notwithstanding that such Damages may result from breaches of multiple provisions of this Agreement).

Section 11.8 Mitigation of Losses. Section 254 BGB shall apply to the obligations of any Indemnified Party to mitigate Damages.

Section 11.9 Tax Treatment of Indemnification Claims. Purchaser and Seller agree to report each indemnification payment made in respect of any Damages hereunder as an adjustment to the value of the Rumble Share Consideration for income Tax purposes unless otherwise required by applicable Law.

Article XII.
TERMINATION

Section 12.1 Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated prior to the Closing:

(a) Consent. By the mutual written consent of Seller and Purchaser;

(b) Delay. By either Seller or Purchaser if the Closing has not occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to Seller or Purchaser, as applicable, if the failure to fulfill any of such Party’s obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) Breach. By either Seller or Purchaser in the event of a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the respective other Party, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing Date, the failure of any condition

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to the terminating Party’s obligations set forth in Article III to be satisfied, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (or by the Outside Date, if earlier); provided, however, that the right to terminate this Agreement under this Section 12.1(c) shall not be available to a would-be terminating Party if such Party is then in material breach of any of its representations, warranties, agreements and covenants hereunder;

(d) Prohibition. By either Seller or Purchaser if any final and non-appealable Government Order or other Law shall have been issued, entered, enacted, or promulgated having the effect of permanently enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to Seller or Purchaser, as applicable, if the failure to fulfill any of such Party’s obligations under this Agreement has been the primary cause of, or resulted in, such Government Order or other Law;

(e) Purchaser Shareholder Approval. By Seller if the Written Consent is not duly executed and delivered to Seller within twenty-four (24) hours of the date hereof in accordance with the terms of this Agreement.

(f) Specific Conditions. By either Seller or Purchaser if any of the conditions to publication of the offer document pursuant to Section 4.20 and 4.21 of the Business Combination Agreement has not been satisfied (the “Specific Conditions”). If the Parties cannot agree on whether a Specific Condition has not been satisfied, Purchaser hereby consents to Seller undertaking the dispute in accordance with the procedures set forth on Schedule 4.22 of the Business Combination Agreement as if Purchaser was Seller mutatis mutandis.

Section 12.2 Notice of Termination. If Seller or Purchaser desires to terminate this Agreement pursuant to Section 12.1, it shall give written notice of such termination to (in the case of termination by Seller) Purchaser or to (in the case of termination by Purchaser) Seller setting forth the basis and provision(s) of Section 12.1 being relied upon to terminate this Agreement.

Section 12.3 Effect of Termination. Upon a termination of this Agreement in accordance with Section 12.1 and Section 12.2, each Party’s further rights and obligations hereunder, other than the Surviving Provisions (which shall survive such termination and remain in full force and effect), shall terminate without any Liability of any Party to any other Party, but termination shall not affect any rights or obligations of a Party which may have accrued prior to such termination and shall not relieve any Party from Liability for any breach based on deceit (arglistige Täuschung) or willful misconduct (Vorsatz) prior to such termination.

Article XIII.
MISCELLANEOUS

Section 13.1 Notices.

(a) Any notice, request, claim, demand or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i) in writing in English; and

(ii) delivered by hand, registered mail or by courier using an internationally recognized courier company, or transmitted by email.

(b) A Notice to any Party shall be sent to such Party at the following address, or such other Person or address as such Party may designate by delivery of Notice to each other Party in accordance herewith.

If to Seller, to:
Tether Investments, S.A. de C.V. Final Av. La Revolucion, San Benito Edif. Centro, Corporativo Presidente Plaza Nivel 12 San Salvador, Republica de El Salvador
Attention:

Email:

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With a copy to (which shall not constitute a Notice):

McDermott Will & Schulte Rechtsanwälte Steuerberater LLP

Oberlindau 54-56

60323 Frankfurt am Main

Germany

Attention: Dr. Felix Ganzer

Email: fganzer@mwe.com

and

McDermott Will & Schulte LLP

One Vanderbilt Avenue

New York, NY 10017-3852

Attention: Daniel Woodard
Email: dwoodard@mwe.com

If to Purchaser or, following the Closing, to:
Rumble, Inc. 444 Gulf of Mexico Dr. Longboat Key, Florida 34228
Attention:

Email:
With a copy to (which shall not constitute a Notice):
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099
Attention:	Russell L. Leaf, Sean M. Ewen
Email:	rleaf@willkie.com; sewen@willkie.com

(c) A Notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, registered post or courier; or

(ii) when sent by email (with email confirmation of receipt, including automated electronic confirmation of receipt).

Section 13.2 Assignment. Except as otherwise expressly provided in this Agreement, no Party may, without the prior written consent of the other Parties, directly or indirectly assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement, except that Purchaser may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any of its Affiliates, but any such transfer or assignment will not relieve Purchaser of any of its obligations hereunder. Any attempted assignment in violation of this Section 13.2 shall be null and void. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their successors and permitted assigns.

Section 13.3 No Third-Party Beneficiaries; No Recourse Against Non-Parties.

(a) Except as provided in Article XI and Section 13.3(b), this Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights or remedies (including third-party beneficiary rights) hereunder.

(b) (i) All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any other Transaction Document, or the negotiation, execution or performance of this Agreement or any other Transaction Document (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement or any Transaction Document), may be made only

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against (and subject to the terms and conditions thereof) the entities that are expressly identified as parties hereto and thereto and (ii) no Person who is not a named party to this Agreement or any other Transaction Document, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or Representative of any named party to this Agreement or any other Transaction Document (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or any other Transaction Document or for any claim based on, in respect of, or by reason of this Agreement or any other Transaction Document or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

Section 13.4 Whole Agreement; Conflict with Other Transaction Documents. This Agreement (including all Schedules and Exhibits hereto), Seller’s Disclosure Letter, Purchaser’s Disclosure Letter, the other Transaction Documents, and the other agreements and deliverables in connection herewith referred to herein constitute the whole agreement among the Parties relating to the subject matter hereof and thereof to the exclusion of any terms implied by Law which may be excluded by Contract and supersede any prior understandings, negotiations, agreements, statements, or representations among the Parties or any of their respective Affiliates of any nature, whether written or oral, to the extent they relate to the subject matter hereof and thereof.

Section 13.5 Costs. Except as otherwise expressly provided herein and therein, each Party shall bear all costs incurred by it in connection with the preparation, negotiation, execution and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 13.6 Governing Law; Consent to Jurisdiction; Specific Performance.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without recourse to any conflicts of law provisions.

(b) All disputes arising under or in connection with this Agreement (including any dispute in connection with the breach, termination or its validity) shall be finally settled, under exclusion of any state court’s competence, by three (3) arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS)), as applicable as of the filing of the claim. Each arbitrator shall be eligible for the office of a judge in Germany and have proven expertise and professional expertise as is required for the relevant dispute at hand. The venue of the arbitration shall be Frankfurt am Main, Germany. The language of the arbitral proceedings shall be English. Documents already existing as at the date of this Agreement may also be submitted in the German language.

(c) If mandatory applicable Law requires any matter arising from or in connection with this Agreement or its consummation to be decided upon by a court of Law, the competent courts in and for Frankfurt am Main, Germany, shall have the exclusive jurisdiction.

Section 13.7 Counterparts. This Agreement, and the other Transaction Documents and the other agreements referred to herein may be executed in any number of counterparts, each of which shall be deemed to constitute an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of and be delivered by all Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, DocuSign, and any facsimile or electronic signature shall constitute an original for all purposes.

Section 13.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, void or unenforceable, (a) a suitable and equitable provision shall be negotiated by the Parties in good faith in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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Section 13.9 Amendments; Waiver. Any provision of this Agreement may be amended or modified if, and only if, such amendment is in writing and signed by and on behalf of each Party. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by and on behalf of the Party against whom such waiver is to be enforced. No waiver of any breach of this Agreement or right or remedy under this Agreement will be implied from any delay, forbearance or failure of a Party to take action thereon. Any such waiver described in the preceding sentence may, at any time prior to the Closing, (a) extend the time for performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Parties with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right, power or privilege.

Section 13.10 Payments. Except to the extent otherwise expressly provided in Section 2.3 and Section 4.3 and otherwise in this Agreement, all payments to be made under this Agreement shall be made in full, without any setoff or deduction for or on account of any counterclaim. Any payment to be made under this Agreement shall be effected by crediting for same-day value the account specified by the Party entitled to the payment before the due date for payment as set forth herein.

Section 13.11 No Admission. Nothing herein shall be deemed an admission by any Party or any of their respective Affiliates, in any Action or Action by or on behalf of a third party, that any Party or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 13.12 Interpretation.

(a) Unless the context otherwise specifically requires:

(i) the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified;

(iii) all terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(iv) the terms “Dollars” and “$” mean United States Dollars;

(v) references to words of inclusion herein shall not be construed as terms of limitation, and thus references to “included” matters or items shall be regarded as non-exclusive, non-characterizing illustrations;

(vi) references herein to either gender shall include the other gender;

(vii) references to this Agreement shall include Seller’s Disclosure Letter, Purchaser’s Disclosure Letter, the Preamble and any Recitals, Schedules and Exhibits to this Agreement;

(viii) references herein to the Preamble or to any Recital, Article, Section, Subsection, Exhibit or Schedule shall refer, respectively, to the Preamble or to a Recital, Article, Section, Subsection, Exhibit or Schedule of or to this Agreement;

(ix) references to Law shall be deemed to refer to such Law as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof, provided, however, that for purposes of representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law and any rules or regulations promulgated thereunder as amended through such specific date;

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(x) references to any Government Authority include any successor to such Government Authority;

(xi) references to any Person include such Person’s successors and permitted assigns;

(xii) references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;

(xiii) references to books, records or other information mean books, records or other information in any form including, paper, electronically stored data, magnetic media, film and microfilm;

(xiv) references to a time of day are, unless otherwise specified, references to New York City time;

(xv) references to writing shall include any mode of reproducing words in a legible and non-transitory form, including in electronic form;

(xvi) the rule known as the ejusdem generis rule shall not apply and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(xvii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;

(xviii) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and

(xix) the word “or” shall be construed as disjunctive but not exclusive.

(b) The table of contents and headings contained in this Agreement and the other Transaction Documents are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Each of the Parties has participated in the negotiation and drafting of this Agreement and the Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the Transaction Documents shall be construed as if drafted jointly by the parties thereto.

(d) Whenever a provision of this Agreement provides that an action is to be effected as of, on or by a certain date, and such date is not a Business Day, this Agreement shall be read so that such action is required to be effected as of, on or by (as applicable) the next succeeding Business Day.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Tether Investments, S.A. de C.V.
By:	/s/ Giancarlo Devasini
	Name:	Giancarlo Devasini
	Title:	Sole Administrator
RUMBLE INC.
By:	/s/ Chris Pavlovski
	Name:	Chris Pavlovski
	Title:	Chief Executive Officer

[Signature Page to Tether Transaction Support Agreement]

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Schedule A

Definitions and Terms

“Acceptance Period” means the Initial Acceptance Period together with any Additional Acceptance Period.

“Action” means any civil, criminal or administrative action, suit, demand, claim, case, litigation, mediation, arbitration, opposition, objection, cancellation, inquiry, charge, subpoena, audit, examination, hearing, dispute, investigation or other proceeding (whether civil, criminal or administrative).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, the CEO Purchase Agreement, the Apeiron Purchase Agreement or the Business Combination Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (a) any acquisition or purchase of any of the Sold Shares, (b) any acquisition, purchase or exclusive license, directly or indirectly, of 20% or more of the consolidated assets of Parent or the Transferred Subsidiaries or 20% or more of any class of equity or voting securities of Parent or the Transferred Subsidiaries, (c) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of Parent or the Transferred Subsidiaries, or (d) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Parent or the Transferred Subsidiaries.

“Additional Acceptance Period” has the meaning set forth in the Business Combination Agreement.

“Additional Top-Up Shares” has the meaning set forth in Section 9.5.

“Affiliate” means, with respect to any Person, any other Person who is an affiliated enterprise (verbundenes Unternehmen) of Person within the meaning of Sections 15 et seq. AktG, provided that the Parent and its Subsidiaries shall not be considered Affiliates of Seller or any other Person that is an Affiliate of Seller for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“AktG” means the German Stock Corporation Act (Aktiengesetz).

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing Laws and financial recordkeeping, reporting and registration requirements administered or enforced by any Government Authority.

“Antitrust Law” means any antitrust Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through acquisition or agreement.

“Apeiron” has the meaning set forth in the Recitals.

“Apeiron Purchase Agreement” has the meaning set forth in the Recitals.

“Applicable Date” means January 1, 2025.

“Applicable Purchaser Period” means, with respect to Purchaser and any of its Subsidiaries, periods beginning after December 31, 2021 and continuing through the Closing Date.

“Appraisal Proceedings” has the meaning set forth in Section 9.13(c).

“Audited Financial Statements” has the meaning set forth in Section 6.3(a).

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

“Bring-Down Certificate” has the meaning set forth in Section 4.2(a)(i).

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday, on which banks located in New York, New York, United States, and Frankfurt am Main, Germany, are generally open for business.

“Business Intellectual Property” has the meaning set forth in Section 6.13(a).

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“Business Software” has the meaning set forth in Section 6.13(a).

“Business Source Code” means source code of any Business Software which is incorporated in or distributed as part of any product sold, distributed or made commercially available by Parent or any of the Transferred Subsidiaries.

“Capacity” means the total (in kilowatts) of: (a) backup generators capacity, (b) uninterruptible power supply (UPS), and (c) cooling measured at the Data Centers, but excluding, in each case, any amounts required for redundancy.

“CC Purchase” has the meaning set forth in the Peak Mining Purchase Agreement.

“CC Sale” has the meaning set forth in the Peak Mining Purchase Agreement.

“CEO Purchase Agreement” has the meaning set forth in the Recitals.

“Claim Notice” has the meaning set forth in Section 11.6(a)

“Class A Common Stock” has the meaning set forth in Section 8.2(a).

“Class C Common Stock” has the meaning set forth in Section 8.2(a).

“Class D Common Stock” has the meaning set forth in Section 8.2(a).

“Clearstream” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 4.1.

“Closing Actions” has the meaning set forth in Section 4.2(a).

“Closing Date” means the date on which the Closing occurs.

“Closing Protocol” has the meaning set forth in Section 4.2(c).

“Code” means the U.S. Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Commitments” has the meaning set forth in Section 6.20.

“Confidentiality Agreement” means that certain letter agreement, dated as of August 5, 2025, between Purchaser and Seller.

“Constituent Documents” means, with respect to any corporation, its charter and bylaws; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; and, with respect to each other Person, its comparable constitutional instruments or documents (and, in each case, such similar instruments or documents as applicable under the relevant jurisdiction).

“Contract” means any contract, agreement, undertaking, commitment, purchase order, loan, guarantee, indenture, lease or license.

“Customer Agreement” means that certain Customer Agreement, to be dated the Closing Date, between Purchaser and Seller, in the form attached hereto as Exhibit G.

“Damages” means any damages, costs, or actual out-of-pocket expenses and amounts paid in settlement (including reasonable attorneys’ fees and expenses), but excluding indirect damages, consequential damages, loss of profits (entgangener Gewinn), frustrated expenses (vergebliche Aufwendungen) within the meaning of Section 284 BGB, exemplary and punitive damages, and any damages based upon any type of multiple, except for (i) such damages that are paid to a third party in connection with a Third-Party Claim and (ii) consequential damages, loss of profits or frustrated expenses that are reasonably foreseeable.

“Data Center Lease” means any master service agreement, colocation agreement, lease, sublease, license or other Contract or Real Property Lease (including service or similar orders thereunder) in respect of the HPC Segment to which Parent or any of the Transferred Subsidiaries grants or agrees to grant a Person a leasehold estate, leasehold

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interest, subleasehold estate, sublease interest, license or the right to use or occupy space in, or to receive power or ancillary services related to, any high performance computing data center, together with all amendments, guarantees and modifications thereto.

“Data Centers” mean the Operational Data Centers and the Pre-Operational Data Centers.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letter” means, with respect to each Party, a letter delivered by such Party to the respective other Party contemporaneously with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations, warranties or covenants of such Party contained in this Agreement; provided that the mere inclusion of an item in a Disclosure Letter as an exception to a representation, warranty or covenant shall not be deemed an admission by the disclosing Party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is reasonably likely or expected to result in a Parent Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable; provided, further, that each Disclosure Letter has been arranged as separate sections corresponding to the subsections of this Agreement, and a disclosure in any section of such Party’s Disclosure Letter shall be deemed to be a disclosure for all other sections of such Party’s Disclosure Letter in respect of which it is reasonably apparent on its face that such disclosure is applicable, whether or not repeated or cross-referenced in such other section. Notwithstanding anything to the contrary contained herein, the facts and circumstances in the documents disclosed in the Virtual Data Room are deemed to be expressly disclosed as if they were included in Seller’s Disclosure Letter, except (a) with respect to the Seller Fundamental Representations or (b) in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz); provided, that the facts and circumstances were presented in the Virtual Data Room in such a manner and detail and in a context where such information would reasonably be expected to be contained, it being further understood that disclosure shall have been made in the Virtual Data Room before 5:00 p.m., New York City time, on November 8, 2025. Notwithstanding anything to the contrary contained herein, the facts and circumstances in the documents disclosed as set forth in any Purchaser Reports (excluding, in each Purchaser Report, any disclosures contained therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward-looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded) filed prior to the date of this Agreement (excluding any amendments or supplements filed after the date hereof) are deemed to be expressly disclosed as if they were included in Purchaser’s Disclosure Letter, except (a) with respect to the Purchaser Fundamental Representations or (b) in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz); provided, that the facts and circumstances were presented in the Purchaser Reports in such a manner and detail and in a context where such information would reasonably be expected to be contained, it being further understood that disclosure shall have been made in the Purchaser Reports before 5:00 p.m., New York City time, on November 8, 2025.

“Earn-Out Amount” has the meaning set forth in the Peak Mining Purchase Agreement.

“Escrow Amount” has the meaning set forth in the Peak Mining Purchase Agreement.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any other material employee benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing, whether or not tax-qualified and whether or not funded, including any Multiemployer Plans, pension, retirement, savings, bonus, commission, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or other equity or stock- or other equity-based, employment, individual consulting or contractor, change in control, retention, redundancy, severance, separation, medical, health, life insurance, disability or other welfare benefit, vacation, paid time off, material fringe benefit or other material benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, in each case, (i) which is sponsored, established or maintained by, contributed to or required to be contributed to, or with respect to which any current or potential Liability may be borne by Parent or its ERISA Affiliates or (ii) which covers one or more officers, employees or independent contractors (who are natural persons) of Parent or the Transferred Subsidiaries, other than plans established pursuant to statute and maintained by a Government Authority.

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“Encumbrance” means any mortgage, deed of trust, title defect, easement, license, lien, right-of-way, levy, security interest, assignment, restriction, charge, pledge, hypothecation, preemptive right, preference, participation interest, claim, option, or right of first refusal.

“Environmental Laws” means any Law relating to: (i) pollution or the protection, restoration or remediation of the environment, including natural resources, (ii) the protection of human health and safety as it relates to any Hazardous Substance; or (iii) the manufacture, processing, registration, distribution, handling, packaging or labeling of Hazardous Substances or products containing Hazardous Substances; (iv) transport, use, presence, generation, treatment, storage, presence, landfilling or disposal, Release or threatened Release of, or exposure to, any Hazardous Substance; or (v) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Permit” means any Permit required under any applicable Environmental Law.

“Equity Interest” means, with respect to any Person, any share of capital stock of, or any general, limited or other partnership interest, membership interest or similar ownership or equity interest in, such Person.

“Equity Plans” means Parent’s Stock Option Program 2020, Stock Option Program 2021, Stock Option Program 2021/II, Stock Option Program 2023 and Stock Option Program 2024.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Affiliate” means any Person engaged in a trade or business (whether or not incorporated) that is at any relevant time considered as a single employer with Parent or the Transferred Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“ExchangeCo Shares” has the meaning set forth in Section 8.2(a).

“Excluded Liabilities” means any and all Liabilities relating to or arising from (i) the Peak Mining Business or the operation thereof or any assets, employees or other service providers used in connection therewith prior to closing of the Peak Mining Purchase Agreement (but, for the avoidance of doubt, excluding any payments to be made in connection with a CC Sale or CC Purchase), (ii) the business activities of the Historical Operation Entities that took place prior to the Closing, (iii) the liquidation and winding down of the Historical Operation Entities, and (iv) any Taxes incurred (A) as a result of the sale of the Peak Mining Business pursuant to the Peak Mining Purchase Agreement and (B) in respect of the Historical Operation Entities, provided that (x) any Liabilities arising in connection with any Tax restructuring or other changes to the Parent Group structure initiated after Closing and (y) any liabilities, including tax liabilities, in connection with a CC Sale or CC Purchase, shall not constitute Excluded Liabilities.

“Excess Additional Shares” has the meaning set forth in Section 9.10(e).

“Export and Sanctions Regulations” means all applicable trade embargoes or economic or financial sanctions, anti-boycott Laws, and export and import control Laws, imposed, administered, or enforced by the United States (including the U.S. International Traffic in Arms Regulations, the U.S. Export Administration Regulations, U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State), the United Nations Security Council, the European Union, or his Majesty’s Treasury of the United Kingdom.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“Foreign Benefit Plan” has the meaning set forth in Section 6.9(g).

“GAAP” means U.S. generally accepted accounting principles.

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“Government Authority” means any foreign or domestic, federal, state, county, city or local government or legislative, enforcement, administrative or regulatory authority, agency, department, court, tribunal, legislature, executive, official, instrumentality, commission, body, or other judicial, administrative, or arbitral entity, body, or instrumentality, in each case, with competent jurisdiction, including any supranational body and any Self-Regulatory Organization.

“Government Order” means any order, writ, judgment, injunction, approval, decree, declaration, stipulation, settlement, ruling, decision, determination, verdict or award, in each case, that is of or entered by any Government Authority.

“GPU” means all Nvidia H100 and H200 and any other material graphics processing units.

“Hazardous Substance” means (i) any constituent, substance, material, chemical or waste that is listed, defined, classified or regulated as toxic, or hazardous, explosive, corrosive, infectious, carcinogenic as a pollutant or contaminant, or terms of similar meaning, under, or for which Liability or standards of conduct are imposed by, any Environmental Laws or the presence of which requires investigation, clean up, removal, abatement, remediation or other corrective or remedial action under any Environmental Laws, and (ii) any petroleum or petroleum distillate, radon, radioactive materials or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, lead or lead-containing materials, radioactive materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Historical Operation Entities” means (1) Bitfield N.V.; (2) Minondo Ltd.; (3) 1277963 BC, Ltd.; (4) Decentric Europe B.V.; (5) Northern Data Reserve, Inc.; (6) Northern Data PA, LLC; (7) Northern Data NY, LLC; and (8) Northern Data (CH) AG.

“Holdback Release Date” means the date that falls 18 months after the Closing Date.

“Holdback Rumble Share Consideration” means a portion of the Rumble Share Consideration that equals the quotient (rounded down) of (i) EUR 25,000,000.00 divided by (ii) the Purchaser Common Stock Price.

“HPC Segment” means the Parent’s and the Transferred Subsidiaries’ high performance computing segment for Data Centers.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means the international financial reporting standards promulgated by the European Union, as amended, together with the interpretations of the International Financial Reporting Standards Interpretations Committee as adopted by the European Union and in accordance with application of commercial law provisions pursuant to Section 315e para. 1 of the German Commercial Code (Handelsgesetzbuch).

“Indemnified Party” has the meaning set forth in Section 11.1(b).

“Indemnifying Party” has the meaning set forth in Section 11.1(c).

“Information Security Program” means a commercially reasonable information security program comprised of physical, technical, and administrative measures and safeguards that is designed to protect the security, confidentiality, availability, operation, and integrity of any Personal Data Processed against Security Incidents.

“Intellectual Property” means any intellectual property rights of any kind, type or nature in any and all jurisdictions throughout the world, including any intellectual property rights in or to: (a) trademarks, service marks, trade dress and trade names, logos, registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby (“Trademarks”); (b) patents and patent applications, including divisionals, revisions, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (c) trade secrets, and any other intellectual property rights in confidential information and non-public information, know-how, processes, formulae, customer, supplier and vendor lists, discoveries, improvements, blue prints, designs, ideas, specifications, drawings, methodologies, models, algorithms, systems, technology, inventions and marketing information (“Trade Secrets”); (d) published and unpublished works of authorship, whether copyrightable or not, copyrights, including copyrights in Software, website and mobile content, all other intellectual property rights in works of authorship, and all intellectual property rights in data and other compilations of information, and all registrations and applications for registration therefor; and (e) internet domain name registrations and any intellectual property rights in social media handles.

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“Interconnected Carriers” means, collectively, the telecommunication carriers or other, internet, cloud or utility providers that have brought their respective networks to or otherwise maintain a point of presence (“PoP”) within the meet-me-rooms of the Data Centers, or have made such networks or PoPs available to the customers at the Data Centers through the meet-me-rooms or otherwise.

“Interim Financial Statements” has the meaning set forth in Section 6.3(b).

“Initial Acceptance Period” has the meaning set forth in the Business Combination Agreement.

“International Transfer” means any cross-border transfer of Personal Data that is subject to specific provisions regarding international transfers and/or data export requirements under the Privacy Requirements. For the avoidance of doubt, a transfer within the European Economic Area is not considered an International Transfer.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means hardware, software, firmware, middleware, equipment, electronics, computers, platforms, servers, workstations, routers, hubs, switches, endpoints, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and internet-related information technology infrastructure, wide area network and all other information technology equipment and assets.

“Knowledge” means:

(a) with respect to Seller exclusively, (i) the actual knowledge (positive Kenntnis) on the date hereof or Closing Date (as the case may be) of the sole administrator of Seller and (ii) the knowledge Seller would reasonably be expected to have obtained after reasonable due enquiry of Aroosh Thillainathan (Chief Executive Officer), John Hoffman (Chief Operating Officer), Rudolf Haas (Chief Legal Officer), Elliot Jordan (Chief Financial Officer) and Charlotte Park (Chief People Officer); and

(b) with respect to Purchaser, the actual knowledge of the individuals listed in Section 1.1(a) of Purchaser’s Disclosure Letter and the knowledge such individuals would reasonably be expected to have after reasonable due inquiry, including any information which such individuals are or should reasonably be aware of in the ordinary course of the performance of their responsibilities on behalf of Purchaser.

“Latest Balance Sheet Date” has the meaning set forth in Section 6.3(b).

“Law” means any law, statute, common law, ordinance, rule, regulation, code, Government Order, award, judgment, injunction, decree, directive, ruling, writ, declaration, approval, or other requirement, obligation, duty or rule of law enacted, adopted, issued, promulgated or enforced by a Government Authority.

“Leased Real Property” has the meaning set forth in Section 6.12(c).

“Liabilities” means any debt, liability, claim, demand, expense or obligation of whatever kind or nature.

“Lock-Up Period” has the meaning set forth in Section 9.4(a).

“Lock-Up Shares” has the meaning set forth in Section 9.4(a).

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Multiemployer Plan” means each Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“NASDAQ” means the Nasdaq Stock Market.

“Non-Party Affiliates” has the meaning set forth in Section 13.3(b).

“Notice” has the meaning set forth in Section 13.1(a).

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“OFAC” has the meaning set forth in the definition of Export and Sanctions Regulations.

“Offer Conditions” means the conditions to closing of the Tender Offer;

“Offer Ratio” has the meaning set forth in the Business Combination Agreement.

“Open Source Software” means Software that is distributed as “free software” or “open source software” or under similar licensing or distribution terms (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses). Open Source Software includes without limitation Software that is licensed under any versions of the following: the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, MIT License or similar terms.

“Operational Data Centers” means the data centers (or portions thereof) owned, leased or managed by Parent or the Transferred Subsidiaries that are in operation.

“Option” means any option to purchase Shares granted under an Equity Plan or otherwise.

“ordinary course” or “ordinary course of business” means, with respect to any Person, the ordinary course of such Person’s normal day-to-day operations, consistent with such Person’s past practices.

“Outside Date” means December 31, 2026, provided that such date may be extended by the mutual written consent of Seller and Purchaser.

“Owned Intellectual Property” means any Intellectual Property (i) owned or purported to be owned by Parent or the Transferred Subsidiaries, or (ii) owned or purported to be owned by Parent or its Affiliates and included in the Target Assets.

“Owned Real Property” has the meaning set forth in Section 6.12(a).

“Ownership Limitation” has the meaning set forth in Section 2.3(b).

“Parent” has the meaning set forth in the Recitals to this Agreement.

“Parent Data” means all confidential data or information, private keys, and data compilations contained in the Parent IT Systems that are, in each case, used in the conduct of Parent or any Transferred Subsidiary.

“Parent Equity Commitment Agreement” means that certain Equity Commitment Agreement, dated as of the date hereof, between Purchaser, Seller and Parent, in the form attached hereto as Exhibit K.

“Parent Financial Statements” has the meaning set forth in Section 6.3(b).

“Parent Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included Parent or the Transferred Subsidiaries or any direct or indirect predecessor of Parent or the Transferred Subsidiaries, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included Parent or the Transferred Subsidiaries or any direct or indirect predecessor of Parent or the Transferred Subsidiaries.

“Parent Indebtedness” shall mean, without duplication, the following of Parent or the Transferred Subsidiaries (including the principal amount, accrued and unpaid interest and fees, expenses and prepayment premiums or penalties or termination or breakage fees, change of control payments or penalties required to be paid or offered on prepayment or repayment, as applicable), but excluding the following (A) if incurred in the ordinary course of business, or (B) to the extent the following comprises intra-group liabilities solely involving Parent and the Transferred Subsidiaries: (a) obligations in respect of indebtedness for borrowed money; (b) obligations in respect of accounts payable outstanding and aged over 90 days; (c) obligations in respect of indebtedness evidenced by any note, bond, debenture or other similar instruments or debt securities (but excluding, for the avoidance of doubt, current trade payables in the ordinary course of business); (d) obligations under any off balance sheet financing; (e) obligations in respect of deferred indebtedness or other payments for the purchase price of property, assets, goods or services, including any earn out payments or contingent consideration payment obligations (but excluding, for the avoidance of doubt, current trade payables in the ordinary course of business); (f) obligations to return or repay (whether before,

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at or after the Closing) loans, subsidies, grants, incentives or other similar payments; (g) obligations for the Tax Liability Amount; (h) obligations in respect of banker’s acceptances, letters of credit and similar facilities (but only to the extent drawn and unpaid); (i) all payment obligations under any interest rate swap agreements, interest rate hedge agreements or any other financial hedging or swap arrangements or similar agreements to which Parent or the Transferred Subsidiaries is party (including any obligations that may arise upon the termination thereof) that are terminated prior to, or contemporaneously with, Closing; and (j) all obligations of the types referred to in clauses (a) through (i) of another Person the payment of which Parent or the Transferred Subsidiaries has guaranteed or for which Parent or the Transferred Subsidiaries is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor.

“Parent Insurance Policies” means all insurance policies or self-insurance programs in the name of or maintained by or for the benefit of Parent or the Transferred Subsidiaries.

“Parent IT Systems” means any IT Systems owned, leased by or licensed to Parent or any of the Transferred Subsidiaries, including to process Parent Data.

“Parent Material Adverse Effect” means any change, effect, development, condition, matter, event, fact, circumstance or occurrence that, individually or when considered in the aggregate with any other change, effect, development, condition, matter, event, fact, circumstance or occurrence, (i) has had or would reasonably be expected to have a material and adverse effect on Parent or any Transferred Subsidiary or, as of the Closing, the business, assets, financial condition or results of operations of Parent and the Transferred Subsidiaries, taken as a whole, or (ii) has prevented or materially impaired, or would reasonably be expected to prevent or materially impair, the ability of any of Seller, Parent, any of the Transferred Subsidiaries or any of their respective Affiliates to perform its obligations under this Agreement, and the other Transaction Documents in which such party is a party, or to consummate the transactions contemplated hereby and thereby in a timely manner; provided, that none of the following, either alone or in combination with any other changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences shall constitute or cause a Parent Material Adverse Effect:

(a) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from a change in applicable accounting principles or any change in Law (including any Law in respect of Taxes), or any interpretation thereof by any Government Authority, or change in GAAP, IFRS or authoritative interpretations thereof;

(b) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from changes in global, national or regional political or social conditions (including protests, strikes, riots, public demonstrations, civil unrest, acts of terrorism or war (including cyberattacks as acts of war)) or in general global, national or regional economic, business or regulatory conditions or in national or global financial or capital markets;

(c) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from conditions generally affecting the industries or market sectors in which Parent or the Transferred Subsidiaries operate, in particular any technical changes in the way data centers are designed or operated, including any technological innovation and improvement of cooling systems, telecommunication and connectivity systems and equipment, servers, software and chips;

(d) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from or arising out of hurricanes, earthquakes, floods or other natural disasters, force majeure events or any outbreak of an epidemic or pandemic or other public health event or any Law or regulatory policy, recommendation, or pronouncement issued by a Government Authority, the Centers for Disease Control and Prevention or the World Health Organization or “sheltering in place,” curfew or other restrictions, in each case that relate to, or arise out of, an epidemic or pandemic, or any change in such Law, recommendation, pronouncement or interpretation thereof;

(e) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting solely from the announcement or performance of the Transaction Documents or consummation of the transactions contemplated thereby or any third-party litigation relating to the Transaction Documents or the transactions contemplated thereby, including any loss of, or adverse change, effect, event, development, condition, matter, fact, circumstance or occurrence in or with respect to, the relationship of Parent or the Transferred Subsidiaries, contractual or otherwise, with customers, Government Authorities, employees, labor unions, labor organizations, works councils

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or similar organizations, suppliers, distributors, financing sources, partners or similar relationship directly caused by the entry into this Agreement and the transactions contemplated by this Agreement, or resulting or arising from the identity of, or any actions taken or failed to be taken by, Purchaser or any of its Affiliates;

(f) the failure of Parent or the Transferred Subsidiaries to meet any internal or external projections, forecasts or estimates of performance, revenues or earnings (provided that this clause (f) shall not be construed as providing that any changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences underlying or giving rise to such failure do not constitute, cause or contribute to, or shall not be taken into account in determining whether there has been, a Parent Material Adverse Effect); or

(g) any action taken (or omitted to be taken) by Seller as expressly required pursuant to this Agreement; provided, further, that, in the case of each of the foregoing clauses (a) through (d), only to the extent that any such change, effect, development, condition, matter, event, fact, circumstance or occurrence has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on Parent and the Transferred Subsidiaries, taken as a whole, relative to other companies in Parent’s and the Transferred Subsidiaries’ industry.

“Parent Party” has the meaning set forth in Section 6.15(a).

“Parent Service Provider” means any current or former managing director (Geschäftsführer) (or equivalent thereof) or employee of Parent or any of the Transferred Subsidiaries.

“Parties” means Purchaser and Seller.

“Peak Mining Business” has the meaning set forth in the Recitals.

“Peak Mining Purchase Agreement” has the meaning set forth in the Recitals.

“Permits” means licenses, permits, certificates, franchises, certificates, immunities, exemptions, registrations and other authorizations and approvals that are issued by or obtained from any Government Authority.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet due and payable (or which may be paid without interest or penalties) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) statutory, common law or customary contractual carriers’, warehousemen’s, mechanics’ and bank’s liens arising in the ordinary course which secure payment of obligations that are not yet delinquent; (c) in the case of Real Property, (i) zoning, building, entitlement or other land use regulations imposed by Government Authorities having jurisdiction over such Real Property that do not materially and adversely affect, impair or interfere with the current use, occupancy and operation of such Real Property or the operation of the business of the Parent thereon and are not violated by the current use, occupancy and operation of such Real Property, and (ii) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other restrictions and similar non-monetary matters of record affecting title to such Real Property, (iii) matters that would be disclosed on a current survey or by inspection of such Real Property, (iv) all matters that would be disclosed as exceptions on current title commitments obtained by Purchaser prior to the date hereof or are otherwise filed or recorded in the applicable property records, in particular in land registries or other registries of any public authorities, (v) Encumbrances on Real Property constituting a lease, sublease, license or occupancy agreement that gives any third party any right to occupy any real property or arising from the provisions of the applicable leases, subleases, licenses or occupancy agreements that are not violated in any material respect by the current use, occupancy and operation of such Real Property or the operation of the business of Parent as currently conducted thereon, (vi), statutory Encumbrances creating a security interest in favor of landlords with respect to property of Parent which do not and would not materially and adversely affect, impair or interfere with the current use, occupancy and operation of such Real Property or the operation of the business of Parent as currently conducted thereon; (vii) subdivision, site plan control, development, reciprocal, servicing, facility, facility cost sharing or similar agreements currently existing or entered into, which do not and would not materially and adversely affect, impair or interfere with the current use, occupancy and operation of such Real Property or the operation of the business of Parent as currently conducted thereon, (d) transfer restrictions arising under applicable securities Laws or restrictions arising under the Transaction Documents; (e) non-exclusive licenses of Intellectual Property entered in the ordinary course of business; (f) Encumbrances that will be discharged or released prior to or at the Closing; and (g) the Encumbrances set forth in Section 1.1(g) of Seller’s Disclosure Letter, with respect to Parent, or in Section 1.1(g) of Purchaser’s Disclosure Letter, with respect to Purchaser.

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“Person” means any individual, bank, corporation, general or limited partnership, association, limited liability company, business trust, unincorporated organization or similar organization, whether domestic or foreign, or any Government Authority.

“Personal Data” means information that identifies, relates to, describes, or is reasonably capable of being linked, directly or indirectly, with an identified or identifiable person and includes all “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by applicable Laws.

“Physical Network” means fibers and related infrastructure (including poles, ducts, and highway shoulders) owned or leased (whether pursuant to a lease, indefeasible right of use or otherwise) by Parent or any of the Transferred Subsidiaries.

“Pre-Funded Warrant” has the meaning set forth in Section 2.3(b).

“Pre-Operational Data Center” means the data centers (or portions thereof) owned, leased or managed by Parent or any of the Transferred Subsidiaries that are under construction or development (including the buildout of any shell space).

“Privacy Requirements” means (a) any applicable Laws, in each case, relating to the protection or Processing of Personal Data, data privacy, data security, cross-border data transfer, data breach notification, general U.S. consumer protection laws applied in the context of data privacy, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar Laws applicable to Parent or the Transferred Subsidiaries; (b) binding written commitments embodied in any Specified Contract with material indemnity related to the protection or Processing of Personal Data, data privacy, data security, or cross-border data transfer applicable to the parent or the Transferred Subsidiaries; and (c) industry standards binding on Parent or the Transferred Subsidiaries, including but not limited to the Payment Card Industry Data Security Standard.

“Processing,” “Process” or “Processed” means, with respect to Personal Data or IT Systems, (a) any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification or any other processing of such Parent Data or IT Systems, or (b) “processing,” “process,” “processed,” “control,” “controlled,” or other similar terms as defined by any Privacy Requirement.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Balance Sheet” means the audited consolidated balance sheet of Purchaser as of December 31, 2024, and the footnotes thereto set forth in Purchaser’s annual report on Form 10-K for the fiscal year ended December 31, 2024.

“Purchaser Balance Sheet Date” means December 31, 2024.

“Purchaser Common Shares” means shares of Class A Common Stock.

“Purchaser Common Stock Price” means the volume-weighted average price per share taken to four decimal places of Purchaser Common Shares on the NASDAQ over the consecutive three day trading period prior to the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by Purchaser and Seller).

“Purchaser Custodian Bank” means Cantor Fitzgerald Europe.

“Purchaser ESPP” means the Purchaser 2024 Employee Stock Purchase Plan.

“Purchaser Equity Awards” means, collectively, Purchaser Options and Purchaser RSUs.

“Purchaser Equity Plans” means, collectively, Purchaser Options, Purchaser RSUs and all other equity-based award under any Purchaser Equity Plan.

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“Purchaser Fundamental Representations” means Section 8.1(a) (Organization), Section 8.1(b) (Corporate Authorization), Section 8.1(d) (Binding Effect), Section 8.1(e) (i) (Non-Contravention), Section 8.2 (Capitalization), Section 8.9 (Securities Law Compliance), Section 8.17 (Finder’s Fees; Brokerage) and Section 8.23 (Sale of Securities).

“Purchaser Indemnitees” means, collectively, (a) Purchaser, (b) Purchaser’s Affiliates (including, following the Closing, the Transferred Subsidiaries), (c) the respective Representatives of Purchaser (including, following the Closing, the Transferred Subsidiaries) and (d) the respective successors and assigns of the Persons referred to in the foregoing clauses (a) through (c).

“Purchaser Material Adverse Effect” means any change, effect, development, condition, matter, event, fact, circumstance or occurrence that, individually or when considered in the aggregate with any other change, effect, development, condition, matter, event, fact, circumstance or occurrence, (i) has had or would reasonably be expected to have a material and adverse effect on the business, assets, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole, or (ii) has prevented or materially impaired, or would reasonably be expected to prevent or materially impair, the ability of Purchaser or any of its Affiliates to consummate the transactions contemplated by this Agreement or any other Transaction Document to which Purchaser is a party; provided, that none of the following, either alone or in combination with any other changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences shall constitute or cause a Purchaser Material Adverse Effect:

(a) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from a change in applicable accounting principles or any change in Law (including any Law in respect of Taxes), or any interpretation thereof by any Government Authority, or change in GAAP or authoritative interpretations thereof;

(b) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from changes in global, national or regional political or social conditions (including protests, strikes, riots, public demonstrations, civil unrest, acts of terrorism or war (including cyberattacks as acts of war)) or in general global, national or regional economic, business or regulatory conditions or in national or global financial or capital markets;

(c) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from conditions generally affecting the industries or market sectors in which Purchaser or its Subsidiaries operate;

(d) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from or arising out of hurricanes, earthquakes, floods or other natural disasters, force majeure events or any outbreak of an epidemic or pandemic or other public health event or any Law or regulatory policy, recommendation, or pronouncement issued by a Government Authority, the Centers for Disease Control and Prevention or the World Health Organization or “sheltering in place,” curfew or other restrictions, in each case that relate to, or arise out of, an epidemic or pandemic, or any change in such Law, recommendation, pronouncement or interpretation thereof;

(e) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting solely from the announcement or performance of the Transaction Documents or consummation of the transactions contemplated thereby or any third-party litigation relating to the Transaction Documents or the transactions contemplated thereby, including any loss of, or adverse change, effect, event, development, condition, matter, fact, circumstance or occurrence in or with respect to, the relationship of Purchaser or its Subsidiaries, contractual or otherwise, with customers, Government Authority, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or similar relationship directly caused by the entry into this Agreement and the transactions contemplated by this Agreement, or resulting or arising from the identity of, or any actions taken or failed to be taken by, Parent or any of its Affiliates;

(f) the failure of Purchaser or any of its Subsidiaries to meet any internal or external projections, forecasts or estimates of performance, revenues or earnings (provided that this clause (f) shall not be construed as providing that any changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences underlying or giving rise to such failure do not constitute, cause or contribute to, or shall not be taken into account in determining whether there has been, a Purchaser Material Adverse Effect); or

(g) any action taken (or omitted to be taken) upon the written request or instruction of Seller consistent with the terms hereof, to consummate the transactions contemplated hereby;

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(h) any action taken (or omitted to be taken) by Purchaser or any of its Subsidiaries as expressly required pursuant to this Agreement; provided, further, that, in the case of each of the foregoing clauses (a) through (d), only to the extent that any such change, effect, development, condition, matter, event, fact, circumstance or occurrence has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on Purchaser and its Subsidiaries, taken as a whole, relative to other companies in Purchaser’s and its Subsidiaries’ industry.

“Purchaser Option” means any outstanding option to purchase Purchaser Common Shares granted under the Purchaser Equity Plans, as applicable.

“Purchaser Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, as defined in Section 3(2) of ERISA (whether or not subject to ERISA and whether or not in writing and whether or not funded), in each case, which is sponsored or maintained by, contributed to, or required to be contributed to, or with respect to which any potential Liability is borne by Purchaser or any of its Affiliates for the benefit of their employees, including on account of any ERISA Affiliate of the Purchaser or any of its Affiliates.

“Purchaser Protected Person” has the meaning set forth in Section 9.22.

“Purchaser Reports” has the meaning set forth in Section 8.6(a).

“Purchaser RSU” means any outstanding restricted stock unit granted under the Purchaser Equity Plans, as applicable.

“Purchaser Securities” has the meaning set forth in Section 8.2(d).

“Purchaser Warrants” means all warrants issued by Purchaser, including warrants issued pursuant to that certain Warrant Agreement, dated February 18, 2021, by and between Continental Stock Transfer & Trust Company, as warrant agent and CF Acquisition Corp. VI, predecessor to Purchaser.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Real Property Leases” has the meaning set forth in Section 6.15(a)(xiii).

“Reference Price” means the product of (x) the Offer Ratio, (y) the volume-weighted average-price per Share taken to four decimal places of Purchaser Common Shares on the NASDAQ over the three consecutive trading days immediately preceding the applicable purchase date, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by Purchaser and Seller), and (z) the exchange rate as promulgated by the European Central Bank on the last trading day prior to the applicable purchase date.

“Registration Rights Agreement” means that certain Registration Rights Agreement, to be dated the Closing Date, between Purchaser and Seller, in the form attached hereto as Exhibit H.

“Registered Intellectual Property” means Intellectual Property that is issued by, registered or filed with, or the subject of a pending application before any Government Authority or internet domain name registrar.

“Related Party Contract” has the meaning set forth in Section 6.15(a)(xiv).

“Release” means any actual or threatened release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater or property.

“Remedies Exception” means the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, managers, officers, employees, accountant, legal or financial advisors, investment bankers, consultants, agents or other representatives, or anyone acting on behalf of them or such Person.

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“Required HSR Act Clearance” has the meaning set forth in Section 8.4.

“Rumble Equity Commitment Agreement” means that certain Equity Commitment Agreement, dated as of the date hereof, between Purchaser and Seller, in the form attached hereto as Exhibit L.

“Rumble Share Consideration” has the meaning set forth in Section 2.3.

“RWI Policy” means the purchaser-side representations and warranties insurance policy issued by the RWI Provider to Purchaser in connection with this Agreement.

“RWI Provider” means Euclid Transaction, LLC.

“Sanctioned Country” means any country or region that is the subject of comprehensive, territorial sanctions (currently Cuba, Iran, North Korea, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, Kherson, and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means any (a) Person listed in any Sanctions-related list of designated persons maintained by OFAC (including the OFAC List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List), or the U.S. Department of State, the United Nations Security Council, the European Union, or the United Kingdom; (b) the government of a Sanctioned Country or the Government of Venezuela; or (c) any Person owned or controlled fifty percent (50%) or more by any Person or Persons or acting for or on behalf of such Person or Persons described in clause (a) or (b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Shares” means: (a) any Shares held by Purchaser or any of its Affiliates; (b) any Shares validly tendered into the Tender Offer; (c) any Shares held by Seller; (d) any Shares subject to the CEO Purchase Agreement and the Apeiron Purchase Agreement; and (e) any Shares with respect to which Purchaser or any of its Affiliates have entered into a binding agreement allowing Purchaser or any of its Affiliates to acquire such Shares or request such Shares be transferred to the Purchaser or any of its Affiliates.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any unauthorized access, acquisition, use, modification, disclosure, or other Processing of Personal Data, any unauthorized access to IT Systems, or any other security incident that requires notification to any Government Authority under the Privacy Requirements.

“Self-Regulatory Organization” means (a) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, and (b) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Seller” has the meaning set forth in the Preamble.

“Seller Custodian Bank” means Joh. Berenberg, Gossler & Co. KG.

“Seller Fundamental Representations” means Section 5.1(a) (Organization), Section 5.1(b) (Authorization), Section 5.1(c)(i) (Non-Contravention), Section 5.3 (Title to Sold Shares) and Section 5.5 (Securities Law Compliance).

“Seller Indemnitees” means, collectively, (a) Seller, (b) Seller’s Affiliates (not including, following the Closing, Parent or the Transferred Subsidiaries), (c) the respective Representatives of Seller (not including, following the Closing, Parent or the Transferred Subsidiaries) and (d) the respective successors and assigns of the Persons referred to in the foregoing clauses (a) through (c).

“Seller Material Adverse Effect” means a material adverse effect on a Seller’s ability to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which it is a party.

“Seller Protected Person” has the meaning set forth in Section 9.21.

“Shares” has the meaning set forth in the Recitals.

Annex I-68

“Shareholder Loan Agreement” means the shareholder loan agreement, dated November 2, 2023 between Parent and Seller.

“Shareholder Loan Amendment Agreement” means the amendment agreement regarding the Shareholder Loan Agreement to be entered into between Seller and Parent on the day hereof in the form attached hereto as Exhibit I.

“Signing Form 8-K” has the meaning set forth in Section 9.8.

“SLA” has the meaning in Section 6.15(b).

“SLA Credit” means any SLA credit, rebate, refund, service extension, fee waiver or other accommodation owed, issued, or granted to a customer pursuant to the terms of a service level agreement or other uptime or performance guarantee, including credits arising from failure to meet availability, performance, response time or other contractual service levels.

“Software” means computer software programs and software systems, in both source code and object code format, including databases, compilations, compilers, higher level or “proprietary” languages, data files, application programming interfaces, algorithms, tool sets, user interfaces, manuals and other specifications and documentation and all know-how related thereto, including websites, HTML code, and firmware and other software embedded in hardware devices, developed or currently being developed.

“Sold Shares” has the meaning set forth in the Recitals.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person will, as of such date, not be less than (i) the value of all Liabilities of such Person (including contingent and other Liabilities) as of such date and (ii) the amount that will be required to pay the probable Liabilities of such Person as its debts existing as of such date become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged and (c) such Person will be able to pay its Liabilities existing as of such date as they mature.

“Specified Contracts” has the meaning set forth in Section 6.15(a).

“Subject Materials” has the meaning set forth in Section 11.6(c).

“Subsidiary” means any Person who is a dependent entity within the meaning of Section 17 para. 1 AktG, provided that the members of Parent Group shall not be considered Subsidiaries of Seller.

“Survival Date” has the meaning set forth in Section 11.1(b).

“Surviving Provisions” means Article I (Definitions and Terms), Section 9.7 (Confidentiality), Article XII (Termination) and Article XIII (Miscellaneous).

“Target Assets” means all assets held or to be held by Parent and the Transferred Subsidiaries as of the date hereof. For the avoidance of doubt, the Target Assets shall exclude any assets sold under the Peak Mining Purchase Agreement.

“Target Shareholding” means a number of Shares that corresponds to 90.0% of the Shares outstanding upon expiration of the Acceptance Period, excluding any treasury Shares (i.e., 57,777,010 Shares as of the date hereof).

“Tax” and “Taxes” means all governmental, state, community, municipal or regional taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions of any kind arising in any part of the world which is collected or assessed by, or payable to, a Government Authority or other Person as a result of any enactment relating to tax and all penalties, surcharges and interest included in or relating to any such taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions, provided, however, the definition of Tax and Taxes shall not include deferred taxes and loss, credit, or interest carryforwards.

Annex I-69

“Tax Liability Amount” means, without duplication, an amount (which shall in no event be an amount less than zero ($0) in the aggregate, in any jurisdiction, with respect to any particular taxpayer, or with respect to any particular type of Tax) equal to any amounts that would be properly accrued as current Liabilities of Parent and the Transferred Subsidiaries for unpaid income Taxes for the then-current period for which Tax Returns have not yet been filed as of the Closing Date, in each case calculated (i) as of the end of the day on the Closing Date, (ii) by taking into account all Tax deductions and similar benefits of Parent and the Transferred Subsidiaries arising out of the transactions contemplated by the Transaction Documents which are more likely-than-not currently deductible, (iii) in accordance with the past practice of Parent and the Transferred Subsidiaries (or of Parent with respect to the businesses of Parent and the Transferred Subsidiaries), (iv) by excluding any Tax Liabilities resulting from any elections pursuant to Section 336 or 338 of the Code (or corresponding provisions of other Tax Law) or from other actions taken by Parent or its Affiliates (including, after the Closing, Parent and the Transferred Subsidiaries) after the Closing that are not expressly contemplated by this Agreement, (v) by taking into account any Tax payments (including estimated payments, overpayments and prepayments) made before the Closing and any losses, credits and other attributes that are available under applicable Law with respect to the relevant income Taxes and (vi) by excluding all deferred Tax Liabilities, all reserves for contingent Taxes or uncertain tax positions, and all deferred Tax assets. For the avoidance of doubt, the Tax Liability Amount shall in no event be less than zero.

“Tax Returns” means all returns, reports or similar statement required to be filed (including elections, declarations, disclosures, schedules, estimates, amended returns and information returns) with a Government Authority relating to Taxes.

“Tender Offer” has the meaning set forth in the Recitals.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than a Party or any of their respective Affiliates.

“Third-Party Claim” has the meaning set forth in Section 11.6(a).

“Title Insurance Policy” means an owner’s title insurance policy insuring good and valid fee simple or leasehold title (as the case may be) to the applicable Real Property.

“Top-Up Shares” has the meaning set forth in Section 9.5.

“Top Ten Customers” has the meaning set forth in Section 6.15(a)(i).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Agreement Amendment” means an amendment to be dated the Closing Date, in the form attached hereto as Exhibit J, to that certain transaction agreement between Purchaser and Seller, dated as of December 20, 2024.

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Registration Rights Agreement, the Customer Agreement, the Transaction Agreement Amendment, the Business Combination Agreement, the CEO Purchase Agreement, the Apeiron Purchase Agreement, the Pre-Funded Warrant, the Shareholder Loan Amendment Agreement, the Parent Equity Commitment Agreement and the Rumble Equity Commitment Agreement and each other document delivered or required to be delivered pursuant to the aforementioned agreements.

“Transfer” means (a) any transfer, assignment, encumbrance, pledge, hypothecation or disposition (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any transfer, assignment, encumbrance, pledge, hypothecation or disposition (by operation of Law or otherwise), of any Sold Shares, or any interest in any such Shares (in each case other than under the Transaction Documents), (b) the deposit of such Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Shares, or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above.

Annex I-70

“Transfer Taxes” has the meaning set forth in Section 10.2.

“Transferred Subsidiaries” means any direct or indirect Subsidiary of Parent, except for the entities sold under the Peak Mining Purchase Agreement.

“US Owned Real Property” means any Owned Real Property located in the United States.

“VAT” means any consumption or transfer-based Tax levied on the sale of goods and services imposed (including sales tax, use tax, consumption tax and goods and services tax) arising in any part of the world which is collected or assessed by, or payable to, a Government Authority or other Person.

“Virtual Data Room” means the virtual data room containing documents and information relating to, among other things, Parent, the Transferred Subsidiaries, and the Sold Shares made available by Parent in electronic form to Purchaser and its Representatives and maintained by Datasite LLC.

“Written Consent” has the meaning set forth in Section 8.1(b).
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Exhibit A

CEO Purchase Agreement

[Omitted.]

Annex I-72

Exhibit B

Apeiron Purchase Agreement

[Omitted.]

Annex I-73

Exhibit C

Peak Mining Purchase Agreement

[Omitted.]

Annex I-74

Exhibit D

Business Combination Agreement

[Omitted.]

Annex I-75

Exhibit E

Form of Pre-Funded Warrant

[Omitted.]

Annex I-76

Exhibit F

Form of Written Consent

[Omitted.]

Annex I-77

Exhibit G

Form of Customer Agreement

[Omitted.]

Annex I-78

Exhibit H

Form of Registration Rights Agreement

[Omitted.]

Annex I-79

Exhibit I

Shareholder Loan Amendment Agreement

[Omitted.]

Annex I-80

Exhibit J

Form of Transaction Agreement Amendment

[Omitted.]

Annex I-81

Exhibit K

Parent Equity Commitment Agreement

[Omitted.]

Annex I-82

Exhibit L

Rumble Equity Commitment Agreement

[Omitted.]

Annex I-83

Annex J

Execution Version

Transaction Support Agreement

by and among

Art Holding GmbH,

Aroosh Thillainathan,

and

Rumble Inc.

Dated as of November 10, 2025

Annex J-i

Annex J-ii

Annex J-iii

Schedules and Exhibits

Schedule A	Definitions and Terms
Exhibit A	Tether Purchase Agreement
Exhibit B	Apeiron Purchase Agreement
Exhibit C	Peak Mining Purchase Agreement
Exhibit D	Business Combination Agreement
Exhibit E	Form of Written Consent

Disclosure Letters

Sellers’ Disclosure Letter
Purchaser’s Disclosure Letter

Annex J-iv

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT, dated as of November 10, 2025 (this “Agreement”), is made by and among, ART Holding GmbH, Switzerland (“ART Holding”), and Aroosh Thillainathan, the sole owner of ART Holding (“Thillainathan and, together with ART Holding, collectively, the “Sellers”), and Rumble Inc., a corporation incorporated under the laws of the State of Delaware (“Purchaser”).

RECITALS

WHEREAS, Northern Data AG is a German stock corporation (Aktiengesellschaft) with its registered seat at An der Welle 3, 60322 Frankfurt am Main, Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main, Germany, under HRB 106465 (“Parent”), and has an outstanding share capital of EUR 64,196,677.00 comprising 64,196,677 no par-value bearer shares, each with a nominal amount of EUR 1.00 (the “Shares”). The Shares are securitized in one or more permanent global certificate(s) (Dauerglobalurkunde(n)) held in collective safe custody (Girosammelverwahrung) at Clearstream Banking Aktiengesellschaft, Frankfurt am Main, Germany (“Clearstream”);

WHEREAS, as of the date hereof, the Sellers own 744,150 Shares. Sellers’ ownership of the Shares is recorded as co-ownership in fractions (Miteigentum nach Bruchteilen) in the permanent global share certificate(s);

WHEREAS, concurrent with the execution of this Agreement, Purchaser has entered into (i) that certain Transaction Support Agreement, dated as of the date hereof, by and between Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable (“Tether”), and Purchaser in the form attached hereto as Exhibit A (as may be amended in accordance with the terms thereof and hereof, the “Tether Purchase Agreement”), pursuant to which, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated thereby, Purchaser will acquire 41,887,766 Shares from Tether in exchange for the consideration set forth therein and (ii) that certain Transaction Support Agreement, dated as of the date hereof, by and between Apeiron Investment Group Ltd., Malta (“Apeiron”), and Purchaser in the form attached hereto as Exhibit B (as may be amended in accordance with the terms thereof and hereof, the “Apeiron Purchase Agreement”), pursuant to which, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated thereby, Purchaser will acquire 2,246,399 Shares from Apeiron in exchange for the consideration set forth therein;

WHEREAS, on November 3, 2025, Parent sold its Bitcoin mining business (the “Peak Mining Business”) pursuant to that certain merger and equity purchase agreement, dated as of November 3, 2025, by and among Highland Group Mining Inc., a British Virgin Islands business company (“Buyer Parent”), Appalachian Energy LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Buyer Parent (“Merger Sub”), 2750418 Alberta ULC, an Alberta unlimited liability corporation, (“CA Buyer”, and together with Buyer Parent, “Buyers”), Northern Data US, Inc., a Delaware corporation (“ND US”) and Parent, attached hereto as Exhibit C (the “Peak Mining Purchase Agreement”), pursuant to which (i) CA Buyer purchased certain Canadian subsidiaries of Parent and (ii) Merger Sub merged with and into ND US whereupon the separate corporate existence of Merger Sub ceased and ND US continued as the surviving corporation with US Buyer as the sole shareholder, as set forth in the Peak Mining Purchase Agreement in exchange for the consideration set forth therein;

WHEREAS, concurrent with the execution of this Agreement, Purchaser has entered into that certain Business Combination Agreement, dated as of the date hereof, by and between Parent and Purchaser in the form attached hereto as Exhibit D (as may be amended in accordance with the terms thereof and hereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Purchaser will launch a tender offer to acquire all outstanding Shares (the “Tender Offer”) other than those Shares to be purchased pursuant to the terms of this Agreement, the Tether Purchase Agreement and the Apeiron Purchase Agreement and/or any other Shares that Purchaser may acquire from other shareholders outside the Tender Offer;

WHEREAS, on the terms and subject to the conditions set forth herein, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, all of the Shares owned by the Sellers as of immediately prior to the Closing, which, for the avoidance of doubt, shall include the 744,150 Shares owned by the Sellers as of the date hereof (collectively, the “Sold Shares”) and the Parties desire that such Shares shall be transferred at the Closing; and

Annex J-1

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I.
DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. Capitalized terms used in this Agreement shall have the meanings set forth on Schedule A.

Article II.
SALE AND PURCHASE OF THE SOLD SHARES

Section 2.1 Sale and Purchase of the Sold Shares.

(a) On the terms and subject to the conditions set forth herein, the Sellers hereby sell to Purchaser, and Purchaser hereby accepts such sale and purchases from the Sellers, the Sold Shares.

(b) The Sold Shares are sold to Purchaser with economic effect as of the Closing Date, with all rights and obligations pertaining thereto, including the right to receive dividends for any fiscal year of the Parent that is not yet completed on the Closing Date as well as for previous financial years of the Parent to the extent such dividends are not yet distributed prior to or on the date hereof. To the extent the Parent pays any dividends or makes any other distributions between the date hereof and Closing, the Sellers shall pass on such dividends to Purchaser for no additional compensation at the Closing.

Section 2.2 Transfer of the Sold Shares. At the Closing, the Sellers shall deliver the Sold Shares to Purchaser as set forth in Section 4.2.

Section 2.3 Consideration. The consideration payable by Purchaser for each Sold Share sold hereunder shall be a number of Purchaser Common Shares equal to the Offer Ratio (the total number of Purchaser Common Shares issued hereunder, being the “Rumble Share Consideration”); provided that Purchaser shall be entitled to withhold the entire Holdback Rumble Share Consideration from the Rumble Share Consideration issued to the Sellers on the Closing Date, as contemplated by Section 4.3.

Section 2.4 Rumble Share Consideration.

(a) By reason of a specific exemption from the registration provisions of the Securities Act, the Sellers understand that the Rumble Share Consideration has not been, and prior to the Closing will not be, registered under the Securities Act. The Sellers understand that the Rumble Share Consideration will consist of “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Sellers may dispose of the Rumble Share Consideration only pursuant to an effective registration statement with the Securities and Exchange Commission and in compliance with applicable requirements of state authorities, or an exemption from such registration and requirements. The Sellers acknowledge that Purchaser has no obligation to register or qualify the Rumble Share Consideration.

(b) Any certificate(s) representing the Rumble Share Consideration will be imprinted, and any Rumble Share Consideration issued in non-certificated book-entry form will have a notation in Purchaser’s stock ledger and other appropriate books and records, with a legend in substantially the following form (in the case of Rumble Share Consideration issued in non-certificated book-entry form, reflecting conforming changes consistent with the non-certificated book-entry form):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING SUCH SALE, ASSIGNMENT OR TRANSFER OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

Annex J-2

(c) Notwithstanding anything to the contrary set forth in this Agreement, if, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the issued and outstanding Purchaser Common Shares or securities convertible or exchangeable into or exercisable for Purchaser Common Shares, as applicable, shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period or otherwise, then the Rumble Share Consideration shall be appropriately adjusted; provided, however, that nothing in this Section 2.4(c) shall be construed to permit Purchaser or any other Person to take any action to the extent such action is limited or prohibited by the terms and conditions of this Agreement.

Section 2.5 Cash Payment. If a Cash Consideration Amount (as defined in the Business Combination Agreement) is to be paid to shareholders of the Parent who have accepted the Tender Offer pursuant to Section 3.8 of the Business Combination Agreement, the Purchaser shall make a corresponding cash payment per Sold Share to the Seller. Such cash payment shall be due and payable at Closing.

Article III.
CONDITIONS TO CLOSING

Section 3.1 Conditions to Closing. The obligations of each of the Parties to consummate (vollziehen) the transactions contemplated by this Agreement are subject to the satisfaction (or valid written waiver) of each of the following conditions to Closing (Vollzugsbedingungen):

(a) No Prohibition. There shall be no Government Order or other Law in any jurisdiction in which either the Purchaser, the Sellers or Parent has material business operations in effect enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

(b) Exchange Authorization. The Rumble Share Consideration to be issued pursuant to this Agreement shall be duly authorized for listing by NASDAQ, subject to official notice of issuance, to the extent required by the rules of NASDAQ.

(c) Tender Offer. All Offer Conditions shall have been satisfied or waived on the date the Acceptance Period expires.

(d) Written Consent. Purchaser shall have delivered to the Sellers a true and correct copy of the Written Consent in accordance with the terms of this Agreement.

(e) Ownership of Shares. The Sold Shares are owned of record and beneficially by the Sellers, free and clear of all Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents).

Section 3.2 Waiver of Conditions to Closing.

(a) The Sellers may in their sole discretion decide to waive the condition to Closing pursuant to Section 3.1(b) in writing in full or in part, and, as a result thereof, such conditions shall be waived.

(b) Purchaser may in its sole discretion decide to waive the condition to Closing pursuant to Section 3.1(e) in writing in full or in part, and, as a result thereof, such condition shall be waived.

(c) All other conditions to Closing may only be waived by mutual written agreement in full or in part.

Article IV.
CLOSING

Section 4.1 Closing Time. The transfer of the Sold Shares against provision of the Rumble Share Consideration contemplated hereby (the “Closing”) will take place electronically through the exchange of documents via e-mail or facsimile, at 9:00 a.m., New York City time, on the Business Day immediately preceding the anticipated closing date of the Tender Offer, provided that the last of the conditions set forth in Section 3.1 has been satisfied or waived prior to such date, or on such other date or at such other time and place as the Sellers and Purchaser may mutually agree in writing.

Annex J-3

Section 4.2 Closing Actions.

(a) At the Closing, the Parties shall take the following actions (“Closing Actions”) in the order set forth below:

(i) The Sellers shall deliver to Purchaser a customary bring-down certificate, dated the Closing Date and signed by Thillainathan and a duly authorized officer of ART Holding, in which each Seller declares whether it has (after the date hereof) become aware of any breaches of the representations and warranties of the Sellers that are given as of the date hereof and the Closing Date, and without personal liability of the persons signing/delivering such certificate (the “Bring-Down Certificate”). Purchaser acknowledges and agrees that the Bring-Down Certificate will only be given to Knowledge of each Seller. To the extent any facts, matters or circumstances are disclosed in the Bring-Down Certificate, each Seller shall not be liable for any representations and warranties being untrue as a result of such disclosure of facts, matters or circumstances. This shall not affect each Seller’s liability for any breaches of representations and warranties given as of the date hereof;

(ii) Purchaser shall deliver to Thillainathan evidence of the issuance of Purchaser Common Shares equal to the Rumble Share Consideration (less the Holdback Rumble Share Consideration) in Direct Registration System (DRS) non-certificated book-entry form by Purchaser’s transfer agent and registered in the name of Thillainathan, in form and substance reasonably satisfactory;

(iii) Purchaser shall deliver to the Sellers a certificate, dated the Closing Date and duly executed by the Secretary of Purchaser (or a comparable officer of Purchaser), in form and substance reasonably satisfactory to the Sellers, as to: (A) the certificate of incorporation of Purchaser, certified as of a recent date by the Secretary of State of the State of Delaware, and that there have been no amendments to the certificate of incorporation of Purchaser since such certification; and (B) the bylaws of Purchaser in effect as of the Closing Date; and

(iv) The Sellers shall deliver to Purchaser copies of duly executed irrevocable instructions of the Sellers to the Seller Custodian Banks to transfer the Sold Shares to the securities account of Purchaser Custodian Bank via Clearstream.

(b) The Closing Actions may only be waived by mutual written agreement of the Parties.

(c) After all Closing Actions have been taken or duly waived, the Parties shall confirm in a written document that (i) if true, all conditions to Closing pursuant to Section 3.1 have been duly fulfilled or waived, (ii) all Closing Actions have been duly taken or waived, and (iii) Closing has occurred (“Closing Protocol”). The execution of the Closing Protocol shall not limit or prejudice the rights of a Party under this Agreement or Law.

Section 4.3 Holdback Rumble Share Consideration. Without limitation to the rights and remedies of Purchaser, Purchaser shall have the right, upon compliance with the procedures and other requirements set forth in this Article IV to satisfy the amount of any Damages that the Sellers are obligated to indemnify Purchaser for pursuant to Section 11.2 by deducting from the Holdback Rumble Share Consideration a number of Purchaser Common Shares equal in value (based on the Purchaser Common Stock Price) to such Damages; provided, however, that the Sellers may, at their sole discretion, elect to satisfy the amount of any Damages in cash rather than a deduction from the Holdback Rumble Share Consideration pursuant to this Section 4.3. In the event any Purchaser Common Shares have not been deducted from the Holdback Rumble Share Consideration (if any) on or prior to the later of (i) the Holdback Release Date and (ii) the resolution of all claims made by the Purchaser in accordance with the notice provisions of Section 11.6 prior to the Holdback Release Date that remain pending as of such date, then Purchaser shall promptly issue and release to the Sellers such remaining Holdback Rumble Share Consideration and deliver to the Sellers evidence of such issuance in DRS non-certificated book-entry form by Purchaser’s transfer agent and registered in the name of Thillainathan, in form and substance reasonably satisfactory to Thillainathan; provided, however, on the Holdback Release Date, Purchaser shall promptly issue and release to Thillainathan such portion of the Holdback Rumble Share Consideration that is not subject to any pending indemnification claim made on or prior to the Holdback Release Date.

Annex J-4

Article V.
REPRESENTATIONS AND WARRANTIES OF the SELLERs WITH RESPECT TO the SELLERs

The Sellers hereby jointly and severally represent and warrant to Purchaser in the form of an independent guarantee (selbstständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB and irrespective of fault that the following statements are true and correct as of the date hereof and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of a specific date, in which case each Seller hereby makes to Purchaser such representation and warranty only as of such date), provided that for the avoidance of doubt, Parent and its Subsidiaries shall not be considered Affiliates of any Seller for purposes of this Agreement:

Section 5.1 Organization, Authorization, Enforceability, Non-Contravention.

(a) Organization. ART Holding is a limited liability company under Swiss law, in each case, such entities are duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and have all corporate powers and all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted.

(b) Authorization. The execution, delivery and performance by each Seller of this Agreement, and the execution, delivery and performance by each Seller and its Affiliates of each other Transaction Document to which a Seller or any of such Affiliates is a party, and the consummation by each Seller and such Affiliates of the transactions contemplated hereby and thereby, are within the corporate or other organizational powers of each of Seller and such Affiliates and have been duly and validly authorized by all necessary corporate action. This Agreement and each other Transaction Document to which a Seller or any such Affiliate is a party constitutes a valid and binding agreement of a Seller or such Affiliate, as applicable, enforceable against a Seller or such Affiliate in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c) Non-Contravention. The execution, delivery and performance by each Seller of this Agreement, and the execution, delivery and performance by each Seller and its Affiliates of each other Transaction Document to which a Seller or any such Affiliate is a party, and the consummation by a Seller and such Affiliates of the transactions contemplated hereby and thereby, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of a Seller or its Affiliates, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default (or constitute an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which a Seller or any of its Affiliates is entitled under any provision of any Contract binding upon, or any Permit of, a Seller or any of its Affiliates (or any Contract to which any of their respective assets is subject) or (iv) result in the creation or imposition of any Encumbrance on any asset of a Seller or any of its Affiliates (including the Sold Shares), with only such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(d) Not Fraudulent Conveyance. No Seller is entering into this Agreement or the other Transaction Documents to which it is a party or consummating the transactions contemplated hereby or thereby with the intent to hinder, delay or defraud any creditor. The consideration received by the Sellers in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which they are a party constitutes reasonably equivalent value and fair consideration for the securities or other assets being transferred. The Sellers transferring securities pursuant to this Agreement or the other Transaction Documents are Solvent as of the Closing Date and will not be rendered insolvent as a result of the transactions contemplated by this Agreement or the other Transaction Documents. No transfer of securities or other assets pursuant to this Agreement or any of the other Transaction Documents to which a Seller is a party is or may be subject to avoidance under any applicable Laws relating to fraudulent transfers, fraudulent conveyance and similar doctrines, whether under state or federal Law.

Section 5.2 Governmental Authorization. Except as set forth on Section 6.7 of Sellers’ Disclosure Letter, the execution, delivery and performance by the Sellers of this Agreement, and the execution, delivery and performance by the Sellers and their Affiliates (except, for the avoidance of doubt, Parent) of each other Transaction Document to which a Seller or any of such Affiliates (except, for the avoidance of doubt, Parent) is a party, and the consummation by a Seller and such Affiliates of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Government Authority, other than (i) compliance with any applicable requirements of the Securities Act, the

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Exchange Act and any other U.S. state or federal securities Laws or AktG, any (ii) such actions and filings specifically contemplated under this Agreement or any other Transaction Document, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 5.3 Title to Sold Shares. As of the date hereof, the Sellers own and have good and valid title to 744,150 Shares, in each case, free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). As of the Closing, the Sellers will own and have good and valid title to all the Sold Shares, in each case, free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). Upon the consummation of the transactions contemplated hereby, good and valid title to all the Sold Shares will pass to Purchaser free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). There are no outstanding options, warrants, rights of conversion, pledges, exchange or purchase or any similar rights under which a Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, the Sold Shares.

Section 5.4 Litigation or Government Order. There is no Action pending or threatened in writing against any Seller, any of their Affiliates or Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom a Seller or any of their respective Affiliates or Subsidiaries may be liable before (or, in the case of threatened Actions, would be before) or by any Government Authority or arbitrator that, assuming such Actions were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. No Seller is a party to or subject to the provisions of any Government Order that has or would reasonably be expected to, individually or in the aggregate, (i) materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document to which a Seller is a party, (ii) prevent or materially impair the ability of a Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which a Seller is a party or (iii) have a Seller Material Adverse Effect.

Section 5.5 Securities Law Compliance. Each Seller is financially sophisticated and is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Each Seller understands that the Rumble Share Consideration has not been registered under the securities laws of any jurisdiction, including the Securities Act, and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws. Pursuant to this Agreement, each Seller is acquiring the Rumble Share Consideration for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. No Seller has, directly or indirectly, offered the Rumble Share Consideration to anyone or solicited any offer to buy the Rumble Share Consideration from anyone, in each case that would have the effect of bringing to such offer and sale of the Rumble Share Consideration by a Seller within the registration requirements of the Securities Act or the securities Laws of any other jurisdiction.

Section 5.6 Stock Ownership. As of the date hereof, no Seller owns, beneficially or legally, any Purchaser Common Shares (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Purchaser Common Shares).

Section 5.7 Independent Investment Decision. Each Seller has independently evaluated the merits of its decision to acquire the Rumble Share Consideration pursuant hereto. Each Seller understands that nothing in this Agreement or any other materials presented by or on behalf of Purchaser to the Sellers in connection with the acquisition of the Rumble Share Consideration constitutes legal, tax or investment advice. Each Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Rumble Share Consideration.

Section 5.8 AML. Since the January 1, 2022, no Seller or its Representatives (acting in their capacities as such) have violated or taken any act in furtherance of violating Anti Money Laundering Laws. No Seller or any of its Representatives (acting in their capacities as such) is involved in any Action, or have since January 1, 2022 received a written request for information or any other form of communication from any Government Authority, had any judgments imposed (or threatened to be imposed) upon a Seller by or before a Government Authority, or made a voluntary or involuntary disclosure to a Government Authority in connection with any actual or alleged violation of any Anti-Money Laundering Laws. Each Seller is in compliance with all applicable Anti-Money Laundering Laws and maintains policies and procedures reasonably designed to ensure compliance therewith.

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Article VI.
REPRESENTATIONS AND WARRANTIES OF Each SELLER WITH RESPECT TO PARENT

Each Seller hereby jointly and severally represents and warrants to Purchaser in the form of an independent guarantee (selbstständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB and irrespective of fault that except as set forth in Sellers’ Disclosure Letter, the following statements are true and correct, as of the date hereof and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of a specific date, in which case the Sellers hereby make to Purchaser such representation and warranty only as of such date):

Section 6.1 Organization, Authorization, Enforceability, Non-Contravention.

(a) Organization. Parent is a German stock corporation (Aktiengesellschaft) duly incorporated, and validly under the Laws of Germany and has the requisite corporate power and authority to conduct its business as presently conducted. Each Transferred Subsidiary is duly incorporated or formed, and validly existing, and in good standing under the Laws of the state or country of incorporation to the extent such concept exists in the relevant jurisdiction, and has the requisite corporate power and authority to conduct its business as presently conducted. Section 6.1(a) of Sellers’ Disclosure Letter, as of the date hereof, sets forth for Parent and each Transferred Subsidiary the jurisdiction of incorporation. True and complete copies of the Constituent Documents of Parent and all Transferred Subsidiaries have been made available in the Virtual Data Room. Neither Parent nor any of the Transferred Subsidiaries has taken any action that is inconsistent in any material respect with any resolution adopted by its respective equityholders, supervisory board, management board (or other similar governing body) or any committee of its supervisory board (or other similar governing body).

(b) Management. Section 6.1(b) of Sellers’ Disclosure Letter, as of the date hereof, sets forth a true and complete list of all members of the management board (Vorstand) and supervisory board (Aufsichtsrat) of Parent. All members of the management board or supervisory board or managing directors (Geschäftsführer) (or equivalents thereof) of Parent and the Transferred Subsidiaries have been duly elected or appointed and since January 1, 2022, all former members of the management board or supervisory board or managing directors (Geschäftsführer) (or equivalent thereof) of each of Parent and the Transferred Subsidiaries have been duly dismissed or removed, except as would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Corporate Authorization. Parent and each of the Transferred Subsidiaries have the requisite corporate or other organizational power and authority to execute and deliver the Transaction Documents to which they are a party and each certificate and other instrument required to be executed and delivered by Parent or each such Transferred Subsidiary pursuant thereto and to perform their obligations thereunder, and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents to which they are a party, and the consummation of the transactions contemplated thereby, by Parent and each Transferred Subsidiary have been duly and validly authorized by all necessary corporate action on the part of Parent and the Transferred Subsidiaries.

(d) Binding Effect. The Transaction Documents to which they are a party have been duly executed and delivered by Parent and each Transferred Subsidiary. Each Transaction Document to which they are a party is a legal, valid and binding obligation of Parent and each Transferred Subsidiary enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) Non-Contravention. The execution, delivery and performance of the Transaction Documents to which Parent and the Transferred Subsidiaries are a party, and the consummation of the transactions contemplated thereby, do not (i) violate or conflict with any provision of the Constituent Documents of Parent and the Transferred Subsidiaries, (ii) violate or conflict with any Law, Government Order or Permit applicable to Parent or any of the Transferred Subsidiaries or by which any property or asset of Parent or such Subsidiary is bound, except in case of clause (ii) of this Section 6.1(e), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not reasonably be expected to have a Parent Material Adverse Effect.

(f) Insolvency. No insolvency or similar proceedings have been, or have been threatened to be, opened or applied for regarding the assets of Parent, and there are no circumstances which would require the opening of or application for such proceedings. Parent is neither illiquid (zahlungsunfähig) nor over-indebted (überschuldet).

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Section 6.2 Capital Structure; Subsidiaries.

(a) As of the date hereof, the outstanding share capital of Parent amounts to EUR 64,196,677.00 and is divided into 64,196,677 no-par value bearer shares, each with a nominal amount of EUR 1.00. Other than such outstanding shares and the Options pursuant to Section 6.2(e), there are no shares or other equity securities of Parent or securities convertible or exchangeable into such shares issued, reserved for issuance or outstanding. The Sold Shares have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or other similar rights.

(b) Other than the Options, (i) Parent has not granted any preemptive rights or authorized, issued or outstanding options, warrants, rights of conversion, exchange or purchase, stock appreciation rights or other rights, obligations, agreements, arrangements or commitments of any kind relating to, obligating Parent to issue or to sell, convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire any Equity Interests of Parent or other securities of Parent, (ii) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any Equity Interests of Parent and (iii) there are no Contracts (except for the Business Combination Agreement) to which the Parent is a party or by which Parent is bound with respect to the issuance, voting, sale or transfer of its Equity Interests. There are no accrued and unpaid dividends or distributions with respect to any Equity Interests of Parent.

(c) Section 6.2(c) of Sellers’ Disclosure Letter sets forth the jurisdiction of organization and issued and outstanding Equity Interests of the Transferred Subsidiaries. Parent directly or indirectly owns and has good and valid title to all the issued and outstanding Equity Interests of the Transferred Subsidiaries, free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). The issued and outstanding Equity Interests of the Transferred Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or other similar right. There are no preemptive rights or authorized, issued or outstanding options, warrants, rights of conversion, exchange or purchase, profits interests or other rights, obligations, agreements, arrangements or commitments of any kind relating to, obligating the Transferred Subsidiaries to issue or to sell, convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire any Equity Interests of the Transferred Subsidiaries. There are no contractual obligations of the Transferred Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Transferred Subsidiaries. Parent is not party to any Contracts relating to the Equity Interests of the Transferred Subsidiaries (except for this Agreement), including with respect to the issuance, voting, sale or transfer of the Equity Interests of the Transferred Subsidiaries.

(d) Except as set forth on Section 6.2(d) of Sellers’ Disclosure Letter, there are no Equity Interests or joint venture interests in any Person (other than the Transferred Subsidiaries) owned, directly or indirectly, by Parent or the Transferred Subsidiaries. There are no contractual obligations of Parent or the Transferred Subsidiaries to provide funds to, or make any investment in, any other Person.

(e) Section 6.2(e) of Sellers’ Disclosure Letter sets forth a correct and complete list of each holder of an outstanding Option as of the date hereof, which schedule shows for each such Option, the date such Option was granted, the number of Shares to be issued per Option, the relevant exercise price, the applicable vesting schedule, the current or former employer entity within the Parent Group (if any) of each Option holder and the applicable Equity Plan under which such Option was granted. With respect to each Option, (i) each such grant was duly authorized by all necessary corporate action, (ii) each such grant was made in compliance in all material respects with all applicable Laws (including all applicable securities Laws) and all of the material terms and conditions of the applicable Equity Plan, (iii) no material modifications have been made to any Option following the grant date except for the repricing of certain Options, the effects of which are already reflected in Sellers’ Disclosure Letter, and (iv) each Option has an exercise price that is equal to or greater than the fair market value of the underlying Share on the applicable grant date, or, with respect to any Options that were repriced, on the applicable repricing date. All Options are evidenced by award agreements in a form materially consistent with forms made available in the Virtual Data Room. Except for the Equity Plans, there are no commitments in any offer letter, Contract, Employee Benefit Plan or otherwise that contemplate a grant of, or right to purchase or receive share options, restricted share units, phantom units or other equity of Parent.

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Section 6.3 Financial Statements; Controls.

(a) Section 6.3(a) of Sellers’ Disclosure Letter sets forth a true and complete copy of the audited consolidated financial statements of Parent as of and for the fiscal year ended December 31, 2024, together with the notes thereto (the “Audited Financial Statements”). The Audited Financial Statements in all material respects (i) have been prepared in accordance with IFRS applied on a consistent basis (except as indicated therein or in the notes thereto) and (ii) provide, based on IFRS, a true and fair view of the assets and liabilities (Vermögenslage), financial position (Finanzlage), and results of operations (Ertragslage) for Parent and the other entities consolidated therein as of the dates and for the periods to which they relate.

(b) Section 6.3(b) of Sellers’ Disclosure Letter sets forth a true and complete copy of the unaudited consolidated financial statements of Parent (for the avoidance of doubt, such unaudited consolidated financial statements comprise only the four primary statements — statement of financial position, statement of comprehensive income, statement of changes in equity, and statement of cash flows — and do not include notes or other disclosures required by IFRS for a complete set of financial statements) as of and for the six-month period ended June 30, 2025 (the “Latest Balance Sheet Date”) (such financial statements the “Interim Financial Statements”, and the Interim Financial Statements together with the Audited Financial Statements, the “Parent Financial Statements”). The Interim Financial Statements (i) have in all material respects been prepared in accordance with IFRS, and (ii) have been prepared in good faith and do in all material respects not misstate the assets and liabilities (Vermögenslage), financial position (Finanzlage), or results of operations (Ertragslage) for Parent and the other entities consolidated therein as of the dates and for the periods to which they relate.

(c) The Parent Financial Statements have been derived from the accounting systems of Parent and the other entities consolidated therein, and such accounting systems, since the Applicable Date, have been maintained in all material respects in accordance with applicable Law. Since the Applicable Date, Parent and the Transferred Subsidiaries have maintained internal accounting controls that are reasonably necessary to provide reasonable assurance that, in all material respects, (i) transactions are executed in accordance with management’s general or specific authorization, and (ii) transactions are recorded as reasonably necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets. Since the Applicable Date, there has been no change in any material respect with respect to the accounting policies, principles, methods or practices of Parent and the Transferred Subsidiaries, except as set forth in the Parent Financial Statements and/or required under IFRS.

(d) The books and records of Parent and the Transferred Subsidiaries (i) are true, complete and correct in all material respects, (ii) have been maintained in all material respects in accordance with applicable Law and (iii) in all material respects accurately present and reflect all of the Parent transactions and actions related thereto.

(e) None of the statements pursuant to this Section 6.3 shall be construed or interpreted as an objective guarantee (objektive Bilanzgarantie), and where reference is made to a specific accounting standard, only such accounting standard shall be relevant to determine whether or not and how any facts objectively existing as of the relevant reference date are to be reflected therein, including as regards the question as to whether and as of which time the subjective knowledge of such facts by a relevant person is decisive, and the question whose knowledge is relevant shall also solely be determined by the relevant accounting standard used in the preparation of the Parent Financial Statements.

Section 6.4 No Undisclosed Liabilities; Indebtedness.

(a) Except (i) as set forth on Section 6.4(a) of Sellers’ Disclosure Letter, (ii) as reflected or reserved against in the Parent Financial Statements or disclosed in the notes thereto, (iii) for Liabilities incurred by Parent or the Transferred Subsidiaries since the Latest Balance Sheet Date in the ordinary course of their respective businesses (none of which arises out of, relates to, or results from any breach of contract, tort, violation of Law or infringement), (iv) for SLA Credits due by Parent or the Transferred Subsidiaries as a result of any breach of data centers SLAs in instances where Parent or the Transferred Subsidiaries are providers of data center services to their customers, and (v) for Liabilities expressly contemplated by the Transaction Documents, there are no other Liabilities of Parent or any of the Transferred Subsidiaries.

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(b) Except as expressly reflected or expressly reserved against in the Parent Financial Statements or expressly disclosed in the notes thereto, Section 6.4(b) of Sellers’ Disclosure Letter sets forth a true and complete list of each item of Parent Indebtedness with a value exceeding EUR 500,000.00 as of the date hereof. None of Parent or any of the Transferred Subsidiaries has received notice of a default or payments past due with respect to any such Parent Indebtedness, in each case, in any material respect.

Section 6.5 Absence of Changes. Except as (A) contemplated by the Transaction Documents, (B) disclosed in the Parent Financial Statements, or (C) disclosed in Section 6.5 of Sellers’ Disclosure Letter, since the Applicable Date, (i) Parent and the Transferred Subsidiaries have conducted and operated their businesses in the ordinary course in all material respects, (ii) there has not been any change, effect, development, condition, matter, event, fact, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (iii) neither Parent nor any of the Transferred Subsidiaries has:

(a) amended or waived any rights under any provision of its Constituent Documents in any manner;

(b) split, combined or reclassified any Equity Interests;

(c) declared, set aside or paid any dividend, or otherwise made any distribution to the Sellers or any of their respective Affiliates, with respect to any Equity Interests;

(d) issued, sold, pledged, transferred or disposed of, or agreed to issue, sell pledge, transfer or dispose of, any Equity Interests or issued any Equity Interests of any class or issued or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued equity interests of Parent or any of the Transferred Subsidiaries, or granted any stock appreciation or similar rights;

(e) redeemed, purchased or otherwise acquired any outstanding Equity Interests or declared or paid any non-cash dividend or made any other non cash distribution of assets to any Person;

(f) made any material change in its policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, as applicable, in each case, other than in the ordinary course of business;

(g) made any change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in IFRS or applicable Law;

(h) except in any case as may be required by applicable Law, (A) prepared or filed any income or other material Tax Return inconsistent with past practice, (B) made or changed any Tax election (except in the ordinary course of business), (C) adopted or changed any accounting method relating to Taxes, (D) entered into any closing agreement or requested any ruling or similar guidance relating to Taxes, (E) settled any claim for any material amount of Taxes or assessments relating to Taxes, (F) surrendered any right to claim a refund of any material amount of Taxes paid, (G) consented to any extension or waiver of the limitation period applicable to any claim for any material amount of Taxes or assessments relating to any material amount of Taxes (other than automatic extensions or extensions in the ordinary course of business), or (H) amended any income or other material Tax Return, in each case, if such Tax Return, change, adoption, agreement, settlement, surrender, consent or amendment would reasonably be expected to bind, materially adversely affect or materially increase the liability of Purchaser, Parent, the Transferred Subsidiaries or any of their respective Affiliates;

(i) other than in the ordinary course of business or as required by an Employee Benefit Plan or any obligation under applicable Law or due to an amendment of collective bargaining agreement, works council agreement or other similar labor Contract or as explicitly contemplated hereunder, (A) materially increased the compensation or benefits of any employee or other Parent Service Provider, (B) accelerated the vesting or payment of any compensation or benefits of any Parent Service Provider, (C) entered into, amended or terminated any material Employee Benefit Plan (or any plan, program, agreement or arrangement that would be an Employee Benefit Plan if in effect on the date hereof), (D) made any loan to any present or former Parent Service Provider (other than advancement of expenses in the ordinary course of business consistent with past practices), (E) entered, amended or terminated into any collective bargaining agreement or other agreement with a labor union or labor organization, or (F) commenced any collective redundancy process;

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(j) (A) adopted, established, entered into, amended, modified or terminated any collective bargaining agreement, works council agreement or other similar labor Contract, (B) recognized any union, works council, labor organization or other workers’ group as the bargaining representative of any employees, or (C) been the subject of any “relevant transfer” (as defined in the Transfer of Undertakings) Protection of Employment) Regulations 2006 (as amended));

(k) (i) received any written claim of unfair labor practices involving Parent or any Transferred Subsidiary or (ii) given or received any written resignation, termination, or removal of, or commenced disciplinary proceedings in respect of, any managing director (Geschäftsführer) (or equivalent thereof) or other employee with an annual fixed compensation exceeding EUR 300,000.00 of Parent or any Transferred Subsidiary or made any material change in the terms and conditions of the employment of any such Person;

(l) received any written notice of an investigation or other proceeding by a Government Authority directed against Parent or any Transferring Subsidiary (and which is pending as of the date hereof);

(m) sold, licensed, leased, transferred, assigned, abandoned or otherwise disposed of any assets with a value exceeding EUR 100,000.00 (or any portion thereof) or mortgaged, pledged, permitted or imposed any Encumbrance (other than Permitted Encumbrances) upon any such assets (or any portion thereof), in each case, other than in the ordinary course of business;

(n) incurred, assumed or guaranteed any Parent Indebtedness with a value exceeding EUR 500,000.00;

(o) deferred any capital expenditures with a value exceeding EUR 250,000.00;

(p) made any investment or acquisition either by purchase of stock or securities, contributions to capital, property transfers, merger or purchase of all or substantially all of the property or assets of any Person, in each case with a value exceeding EUR 50,000.00;

(q) materially changed the manner in which Parent generally extends discounts or credits to customers, other than in the ordinary course of business;

(r) suffered any extraordinary casualty loss, except for any such casualty loss covered by insurance;

(s) accelerated, terminated, modified or cancelled any Specified Contract;

(t) with the exception of Permitted Encumbrances, committed to or entered into any contract, agreement, or other understanding to sell, transfer, lease, sublease, license, or otherwise dispose of any Owned Real Property;

(u) with the exception of Permitted Encumbrances, committed to or entered into any contract, agreement, or other understanding to amend, cancel, terminate, or modify any Real Property Lease;

(v) with the exception of Permitted Encumbrances, sold, assigned, transferred, granted, pledged, allowed to lapse, abandoned, dedicated to the public domain or otherwise encumbered or disposed of any Intellectual Property;

(w) entered into, amended, modified, waived, released, extended, transferred or terminated any Related Party Contract; or

(x) agreed in writing to do any of the foregoing.

Section 6.6 No Litigation or Government Orders.

(a) Except as set for on Section 6.6 of Sellers’ Disclosure Letter, since the Applicable Date, there has been no Action pending or, to the Knowledge of the Sellers, threatened in writing against Parent or any of the Transferred Subsidiaries with a value in dispute exceeding EUR 150,000.00. There is no Action pending or, to the Knowledge of the Sellers, threatened in writing against Parent or any of the Transferred Subsidiaries or against or applicable to any of the Target Assets that (a) if adversely determined, would reasonably be expected to materially and adversely affect the legality, validity or enforceability of this Agreement or the other Transaction Documents, (b) if adversely determined, would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or the other Transaction Documents, or (c) if adversely determined, would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

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(b) Since the Applicable Date, there have been no unsatisfied or outstanding material Government Orders against or applicable to Parent or any of the Transferred Subsidiaries or against or applicable to any of the Target Assets. None of Parent or the Transferred Subsidiaries is a party to or subject to any Government Order that would, individually or in the aggregate, reasonably be expected to (i) materially and adversely affect the legality, validity or enforceability of this Agreement or the other Transaction Documents or (ii) prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

Section 6.7 Governmental and Third-Party Approvals, Consents and Notices. Assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Article VIII, other than with respect to the matters disclosed in Section 6.7 of Sellers’ Disclosure Letter, Parent is not required to (a) obtain any authorization, waiver, consent or approval of, (b) make any filing, report or registration with or (c) give any notice to any Government Authority in connection with or as a condition to the execution, delivery and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, except as would not reasonably be expected to have a Parent Material Adverse Effect, or prevent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

Section 6.8 Taxes.

(a) Except as set forth in Section 6.8(a) of Sellers’ Disclosure Letter, all income and other material Tax Returns that are required to be filed under applicable Laws on or before the Closing (taking into account any timely filed automatic extensions of time in which to file) by Parent or the Transferred Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are complete and accurate in all material respects.

(b) Since the Applicable Date, each of Parent and the Transferred Subsidiaries has timely paid all income and other material Taxes.

(c) Except as set forth in Section 6.8(c) of Sellers’ Disclosure Letter, there is no audit, examination, investigation, action, proceeding or assessment pending or proposed or threatened in writing by a Government Authority with respect to material Taxes for which Parent or the Transferred Subsidiaries would be liable.

(d) Since the Applicable Date, all material Taxes which Parent or the Transferred Subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Government Authority.

(e) Since the Applicable Date, all material deficiencies asserted or assessments made in writing by a Government Authority of Parent or the Transferred Subsidiaries as a result of any audit, examination, investigation, action, proceeding or assessment have been paid in full or otherwise finally resolved.

(f) No agreement, consent or waiver of any statute of limitations or extension of time is in effect with respect to any material Taxes of Parent or the Transferred Subsidiaries (other than automatic extensions of the due date for filing any Tax Return obtained in the ordinary course of business), and no written request covering any such matter is outstanding.

(g) Parent and the Transferred Subsidiaries have not received or requested any Tax rulings from any Government Authority that would apply for any taxable period ending after the Closing Date.

(h) None of Parent or the Transferred Subsidiaries will be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction, in each case in any taxable period (or portion thereof) after the Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, or installment sale, in each case prior to the Closing.

(i) Since the Applicable Date, none of Parent or the Transferred Subsidiaries has been informed in writing by any Government Authority that such Government Authority believes that such Person was required to file any material Tax Return that was not filed, which claim has not been resolved.

(j) Since the Applicable Date, none of Parent nor any of the Transferred Subsidiaries (i) has been a member of any Parent Group other than each Parent Group of which it is presently a member or (ii) has any Liability for Taxes of any Person (other than Parent or the Transferred Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Tax Law), as a transferee or successor or by Contract (other than commercial agreements that do not primarily relate to Taxes).

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(k) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) on any of the Target Assets.

(l) None of Parent or any of the Transferred Subsidiaries has been, in the last two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(m) Since the Applicable Date, none of Parent or any of the Transferred Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 6.9 Employee Benefit Plans.

(a) Section 6.9(a) of Sellers’ Disclosure Letter sets forth an accurate and complete list of each material Employee Benefit Plan in effect as of the date hereof. With respect to each such Employee Benefit Plan, Parent has made available in the Virtual Data Room, to the extent applicable, accurate and complete copies of (1) the plan document, including any amendments thereto, (2) a written description of such Employee Benefit Plan if it is not set forth in a written document, (3) the most recent annual reports on IRS Form 5500 (including all schedules and attachments thereto) filed with the U.S. Department of Labor, (4) the most recently prepared financial statements or actuarial report, (5) the most recent summary plan description together with any summaries of all material modifications thereto, (6) the most recent IRS determination or opinion letter, (7) the most recent written results of all required compliance testing, and (8) copies of any material non-routine correspondence with the IRS, U.S. Department of Labor or other Government Authority within the preceding three (3) years. Notwithstanding the foregoing, Section 6.9(a) of Sellers’ Disclosure Letter need not identify any employment or consulting agreement or offer letter that is on substantially the same form as the Company’s standard template(s) made available to Parent in the Virtual Data Room, or which relates to an individual whose base salary or annual consulting fee does not exceed $200,000, or can be terminated at-will upon one hundred and eighty (180) days’ notice or less without cost or liabilities in excess of such notice period, and does not provide for any change of control, retention, or other transaction bonus. Since the Applicable Date, there has been no announcement by Parent or any of the Transferred Subsidiaries relating to any Employee Benefit Plan which would increase materially the expense of maintaining such Employee Benefit Plan above the level of the expense incurred therefore for the most recent fiscal year.

(b) Since the Applicable Date (i) each Employee Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and is in compliance in all material respects with all applicable Laws, and (ii) none of Parent or any of the Transferred Subsidiaries, or Parent or the Transferred Subsidiaries has engaged in a transaction with respect to any Employee Benefit Plan that would reasonably be expected to subject Parent or the Transferred Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which could be material. There are no complaints, investigations, claims or disputes in progress, pending or, to the Knowledge of the Sellers, threatened relating to any Employee Benefit Plan, its related assets or trusts, or any fiduciary, administrator or sponsor thereof (other than routine claims for benefits). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and nothing has occurred that would adversely affect the qualification or tax exemption of any such Employee Benefit Plan. No stock or other securities issued by Parent or any of the Transferred Subsidiaries forms or has formed any part of the assets of any Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code. No Employee Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Government Authority. All material payments required to be made by Parent or any of the Transferred Subsidiaries under, or with respect to, any Employee Benefit Plan (including all contributions, distributions, reimbursements, or premium payments) with respect to all periods prior to the Closing Date have been made on or before their respective due dates or, for any such payments that are not yet due, accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Employee Benefit Plans, applicable Law and IFRS. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Benefit Plan or the imposition of any lien under ERISA or the Code.

(c) No Employee Benefit Plan is, and none of Parent or any of the Transferred Subsidiaries, nor any ERISA Affiliate thereof or any of their respective predecessors, has since January 1, 2024 established, maintained, sponsored, contributed to, or had an obligation to contribute to or any other Liability (whether on account of an ERISA Affiliate or otherwise), or has since January 1, 2024, maintained, sponsored, contributed to, or had an obligation to contribute to or

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any other Liability, under or with respect to: (i) a plan that is subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA or a “defined benefit” plan within the meaning of Section 3(35) of ERISA; (ii) a Multiemployer Plan; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210(a) of ERISA; (iv) a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA); or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of Parent, any of the Transferred Subsidiaries or any ERISA Affiliate thereof has withdrawn since January 1, 2024 from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied.

(d) Except as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any other applicable Law, no Employee Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Parent Service Provider. None of Parent or any of the Transferred Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code. None of Parent or any of the Transferred Subsidiaries has any Liability on account of a material violation of the Affordable Care Act.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement either alone or together with another event, will (i) entitle any Parent Service Provider to severance pay, any other payment or benefit, any cancellation of indebtedness or any increase in compensation or benefits (other than as required by Law), (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual, or (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Employee Benefit Plan. No Person is entitled to any gross-up, make-whole, or other additional payment by Parent or any of the Transferred Subsidiaries in respect of any Tax or interest or penalty related thereto under Section 409A of the Code, Section 4999 of the Code, or otherwise.

(f) No amount or benefit paid or payable (whether in cash, in property or in the form of benefits) by Parent or any of the Transferred Subsidiaries in connection with any of the transactions contemplated by this Agreement (either alone or together with another event) will result in, an “excess parachute payment” within the meaning of Section 280G of the Code.

(g) All Employee Benefit Plans subject to the Laws of any jurisdiction outside of the United States or that covers any Parent Service Provider residing or working outside of the United States (each, a “Foreign Benefit Plan”) (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment and there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan, (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) if intended or required to be qualified, approved or registered with a Government Authority, is and has been so qualified, approved or registered.

(h) No Foreign Benefit Plan in the UK is a defined benefit pension plan, and none of the Transferred Subsidiaries in the UK has at any time employed a member of, or been associated or connected (as defined in Section 51(3) of the UK Pensions Act 2004) with an employer which employed a member of, an occupational defined benefit pension plan.

(i) No Foreign Benefit Plan of each of the Transferred Subsidiaries in the UK provides retirement benefits which are not “money purchase benefits” as defined in Section 181 of the UK Pension Schemes Act 1993 and each of the Transferred Subsidiaries in the UK: (i) has at all times complied with its auto-enrolment obligations under the UK Pensions Act 2008; (ii) has not at any time employed an employee whose contract of employment transferred to it from another employer under the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, where this employee has a right to benefits which are not benefits on old age invalidity or death.

Section 6.10 Labor Matters.

(a) Section 6.10(a) of Sellers’ Disclosure Letter sets out an anonymized list of all Parent Service Providers with particulars of the date of commencement of employment, employing entity, location, fixed annual salary, type of contract and all material benefits provided, in each case as of the date hereof.

(b) The Virtual Data Room contains a representative sample of standard terms and conditions of employment used for each grade of employee of Parent and staff handbooks and material employment policies which apply to Parent Service Providers.

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(c) Section 6.10(c) of Sellers’ Disclosure Letter contains details of any consultants, workers, independent contractors, freelancers, outworkers, agency workers or persons treated as self-employed or contracted labor as of the date hereof, providing services to Parent for a compensation exceeding EUR 100,000.00 p.a. Copies of their agreements or particulars of their engagement have been placed in the Virtual Data Room.

(d) Since the Applicable Date, none of Parent or the Transferred Subsidiaries is or has been a party to, is or has been bound by, is or has been negotiating or, to the Knowledge of the Sellers, has been asked to negotiate, any labor agreements, works council agreements, union Contracts or collective bargaining agreements. There is not currently, nor has there been since the Applicable Date, any organized effort by any labor union to organize any Parent Service Provider into one or more collective bargaining unions.

(e) None of Parent or the Transferred Subsidiaries is, or since January 1, 2024 has been, a party to any dispute or controversy with a labor union or with respect to unionization or collective bargaining involving any of their current or former Parent Service Provider, including any actual or threatened in writing, strike, lockout, walkout, work stoppage, slowdown, picketing, boycott, or other dispute involving union or other labor organization or with respect to unionization or collective bargaining. Additionally, Parent and the Transferred Subsidiaries have not received a written notice informing them that (i) there are unfair labor practice charges or complaints pending against Parent or any Transferred Subsidiary before any applicable Government Authority relating to any Parent Service Provider; (ii) there are material representation claims or petitions pending before any applicable Government Authority; or (iii) there are material charges with respect to or relating to Parent or any of the Transferred Subsidiaries pending before any applicable Government Authority responsible for the prevention of unlawful employment practices.

(f) Each of Parent and the Transferred Subsidiaries is and has since the Applicable Date been in material compliance with all applicable Laws which relate to labor, employment and employment practices, terms and conditions of employment, wages, hours, overtime, wage payment, payment of holiday pay, classification of employees and other service providers (including independent contractors), record keeping, fair employment practices, workers’ compensation, withholding of Taxes, discrimination in employment, harassment, disability rights or benefits, immigration (including applicable Form I-9 Laws and prevention of illegal working Laws), reasonable accommodations, employee leave issues, unemployment insurance, and occupational safety and health, except as would not be expected to have a Parent Material Adverse Effect.

(g) There is no pending or, to the Knowledge of the Sellers, threatened in writing material claim or litigation against Parent or the Transferred Subsidiaries with respect to allegations of sexual harassment, sexual misconduct or a hostile work environment, and, since January 1, 2024, (i) there have been no reported internal or external complaints accusing any Parent Service Provider of sexual harassment, sexual misconduct or creating a hostile work environment, and since the Applicable Date (ii) there has been no settlement of, or payment arising out of or related to, any litigation with respect to sexual harassment, sexual misconduct or a hostile work environment against Parent or the Transferred Subsidiaries.

(i) Each sponsor license held in the UK which is utilized to sponsor UK employees of Parent or the Transferred Subsidiaries is valid, subsisting and A-rated. In relation to any UK employee who requires a certificate of sponsorship in order to remain and work in the UK, the relevant sponsoring entity has at all relevant times been a licensed sponsor.

Section 6.11 No Violation of Law; Regulatory Matters; Required Licenses and Permits.

(a) Since the Applicable Date, each of Parent or its Subsidiaries has been in compliance in all material respects with (i) all applicable Laws and (ii) all Government Orders against Parent or any of the Transferred Subsidiaries or the Target Assets or their respective businesses, and none of Parent or any of the Transferred Subsidiaries, has received any written notice alleging that Parent or any of the Transferred Subsidiaries is not in compliance in any material respect with any Law or Government Order, in each case except as would not be expected to have a Parent Material Adverse Effect.

(b) Since the Applicable Date, none of Parent or the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has violated the Anti-Money Laundering Laws in any material respect.

(c) None of Parent or the Transferred Subsidiaries is subject to regulation as a “public utility,” “utility,” “electric utility,” “retail electric provider” or “transmission and distribution utility”.

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(d) Other than as set forth in Section 6.11(d) of Sellers’ Disclosure Letter, (i) Parent and the Transferred Subsidiaries and each of their respective Representatives (acting in their capacities as such) are, and have been, since January 1, 2022, in compliance with the Export and Sanctions Regulations in all material respects; (ii) none of Parent or the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has been, since January 1, 2022 and continuing to the present (A) organized in, operating from or resident in a Sanctioned Country or (B) directly engaged in any dealings or transactions in a Sanctioned Country in violation of applicable Export and Sanctions Regulations, or (C) a Sanctioned Person; (iii) none of Parent or the Transferred Subsidiaries or any of their respective Representatives is or has been a Sanctioned Person; (iv) none of Parent or the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) is involved in any Action, or has since January 1, 2022, received a written request for information or any other form of communication from any Government Authority, or has since January 1, 2022, had any judgments imposed (or threatened to be imposed) upon Parent or any of the Transferred Subsidiaries by or before a Government Authority, in each case in connection with any actual or alleged material violation of any Export and Sanctions Regulations; and (v) the Parent and any of the Transferred Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with and to prevent violations of Export and Sanctions Regulations.

(e) Since January 1, 2022, (i) none of Parent or any of the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has taken any action, or engaged in any activity, practice or conduct, that would violate the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption, (ii) none of Parent or any of the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has (A) used any corporate funds of Parent or any of the Transferred Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) authorized, offered, promised or made any unlawful payment to any foreign or domestic governmental officials or (C) paid any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Parent or any of the Transferred Subsidiaries, in the case of the foregoing clauses (A), (B) and (C) which would or would reasonably be expected to result in a material violation of the FCPA, the U.K. Bribery Act, or any other applicable Laws regarding anti-corruption, (iii) there are no pending or, to the Knowledge of the Sellers, threatened in writing Actions against Parent or any of the Transferred Subsidiaries with respect to the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption, nor has Parent nor any of the Transferred Subsidiaries received any written notice, request, or citation of any allegation with regards to a violation or potential violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-corruption Laws, and (iv) Parent and the Transferred Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with and to prevent breaches of the FCPA, the U.K. Bribery Act, and other applicable anti-corruption Laws.

(f) Since the Applicable Date, Parent and the Transferred Subsidiaries have owned, held or possessed all Permits necessary for the conduct of Parent’s and the Transferred Subsidiaries’ businesses as currently conducted and Parent and the Transferred Subsidiaries’ businesses have been conducted in compliance in all material respects with such Permits, except as would not be expected to have a Parent Material Adverse Effect. Since the Applicable Date none of Parent or the Transferred Subsidiaries has received any written notice alleging that Parent or any of the Transferred Subsidiaries are not in compliance in any material respect with any terms or requirements of any Permit or regarding the potential revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

(g) Parent is and has since January 1, 2024 been in compliance with the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation), as amended, and Parent has not received any written notice alleging that Parent or any of the members of its management board or supervisory board is not in compliance in any material respect therewith.

Section 6.12 Real Property.

(a) Section 6.12(a) of Sellers’ Disclosure Letter, as of the date hereof, sets forth a true and complete list of all real property owned by Parent or the Transferred Subsidiaries (the “Owned Real Property”), all of which are owned by Parent or any of the Transferred Subsidiaries or are expected to be owned by them as of the Closing. The title in the Owned Real Property of Parent and each of the Transferred Subsidiaries is good and valid and free and clear of any Encumbrances, except for Permitted Encumbrances. There are no leases, subleases, licenses, occupancy agreements

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or other agreements by, through or under Parent or any of the Transferred Subsidiaries granting to any other Person the right of use or occupancy of any Owned Real Property or any portion thereof other than the Data Center Leases. There are no tax reduction proceedings pending (rechtshängig) with respect to all or any portion of the Owned Real Property. No Person other than Parent and the Transferred Subsidiaries is currently in possession of any portion of the US Owned Real Property.

(b) (i) there is no existing material breach or material default by any party under any easements or restrictive covenants affecting any Owned Real Property which material breach or material default has not yet been cured, (ii) neither Parent nor any of the Transferred Subsidiaries has received written notice of any material default under any easements or restrictive covenants affecting the Owned Real Property which material default has not yet been cured, and (iii) there does not exist any condition or event that with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default under any easements or restrictive covenants affecting any Owned Real Property. There are no existing unrecorded (but recordable) deeds, land contracts, leases, rights of first offer, rights of first refusal, options to purchase, mortgages, agreements or other instruments, in each case adversely affecting title to the Owned Real Property or any portion thereof or interests therein, which are not reflected in the public records of the jurisdiction where the Owned Real Property is located.

(c) Section 6.12(c) of Sellers’ Disclosure Letter, as of the date hereof, sets forth a true and complete list of all real property in which Parent or the Transferred Subsidiaries holds a leasehold, subleasehold or license interest (the “Leased Real Property”), or for which Parent or the Transferred Subsidiaries have entered into a binding agreement to hold a leasehold, subleasehold or license interest as of the Closing. None of the Real Property Leases have been modified by Parent or any of the Transferred Subsidiaries, other than pursuant to a written agreement. Since the Applicable Date, no rights or claims have been asserted in writing under any Encumbrance (other than Permitted Encumbrances) against Parent or the Transferred Subsidiaries that would reasonably be expected to materially and adversely interfere with the use, occupancy or operation of any Leased Real Property (other than the Data Center Leases) as currently used, occupied or operated. There are no uncured material disputes with respect to the Real Property Leases that would entitle the holder thereof to materially interfere with or materially disturb the tenant’s use and enjoyment of the Leased Real Property or the exercise of the tenant’s rights thereunder so long as the tenant is not in default under the applicable Real Property Lease. There is no pledge or security interest granted in any of the Real Property Leases (other than Permitted Encumbrances), and, except as disclosed in the public records of the jurisdiction wherein the Leased Real Property is located, no Real Property Lease is subject to any ground lease, mortgage, deed of trust or other superior Encumbrance or interests (including, for the avoidance of doubt, any present or future right to occupy any portion of the Leased Real Property) that would entitle the holder thereof to materially interfere with or materially disturb tenant’s use and enjoyment of the Leased Real Property or the exercise of the tenant’s rights thereunder so long as the tenant is not in default under the applicable Real Property Lease. Except as set forth in Sellers’ Disclosure Letter, there are no leases, subleases, licenses, occupancy agreements or other agreements (other than the Real Property Leases) by, through or under Parent or any of the Transferred Subsidiaries granting to any other Person the right of use or occupancy of any Leased Real Property (other than the Data Center Leases). No material obligations of any landlord, sublandlord or licensor thereunder are delinquent. As of the date hereof, neither Parent nor any of the Transferred Subsidiaries has received written notice of any material default that would constitute a material default pursuant to a Real Property Lease other than defaults that have been cured or waived in writing.

(d) The Real Property constitutes all of the real property used by Parent and the Transferred Subsidiaries for their current operations. There is currently no ongoing material construction work in, on, or about any Real Property (other than the Data Centers) other than routine maintenance and repairs as well as tenant-fit outs being performed in the ordinary course of business. There are no leasing commissions due from Parent or any of the Transferred Subsidiaries with respect to any Real Property (other than the Data Centers) that remain outstanding or unpaid. Other than the Data Centers, the buildings, structures and facilities on the Owned Real Property are in good operating condition and repair (ordinary wear and tear excepted), are suitable for the purposes for which they are currently being used and for the current operations of Parent and the Transferred Subsidiaries. No Government Authority having jurisdiction over any Real Property (other than the Data Centers) has issued towards Parent or the Transferred Subsidiaries any written notice, Government Order or Action that would reasonably be expected to materially and adversely impair the use, occupancy or operation of any Real Property as currently used, occupied or operated.

(e) There is no condemnation or eminent domain proceeding that would materially impair the use, occupancy or operation of any Real Property or any part thereof as currently used, occupied or operated.

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(f) Neither Parent nor any of the Transferred Subsidiaries owns or holds, or is obligated under or party to, any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Real Property or any portion thereof.

Section 6.13 Intellectual Property.

(a) Section 6.13(a) of Sellers’ Disclosure Letter contains a true, accurate and complete list, as of the date hereof, of all (A) Registered Intellectual Property used by Parent and the Transferred Subsidiaries, indicating for each item of such Registered Intellectual Property the (i) applicable owner, (ii) registration, patent or application number, (iii) date of registration, issuance or application and (iv) applicable filing jurisdiction and (B) all Software included in the Owned Intellectual Property (as defined below (such Software, “Business Software”). The Registered Intellectual Property is enforceable subsisting and all registered or issued Registered Intellectual Property is valid. Parent and the Transferred Subsidiaries, as applicable, exclusively own all Owned Intellectual Property, free and clear of any Encumbrance (other than Permitted Encumbrances). Parent and the Transferred Subsidiaries exclusively owns or have a valid right to use in the manner currently used in all material aspects all Intellectual Property used in or held for use in or necessary for the conduct of Parent’s and the Transferred Subsidiaries’ businesses as presently conducted (collectively, the “Business Intellectual Property”).

(b) The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party by Parent and each Transferred Subsidiary, and the consummation by Parent and each Transferred Subsidiary of the transactions contemplated hereby and thereby, will not result in the loss, termination or impairment of any rights of Parent or the Transferred Subsidiaries to own or use any material Business Intellectual Property. Except as set forth in Disclosure Letter, no material Owned Intellectual Property is subject to any proceeding or outstanding order, Contract or stipulation restricting the use, transfer or licensing thereof by Parent or any Transferred Subsidiary.

(c) Except as set for on Section 6.13(c) of Sellers’ Disclosure Letter, neither Parent nor any of the Transferred Subsidiaries have, since the Applicable Date, infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any third party and Parent’s and the Transferred Subsidiaries’ operations as currently conducted or as previously conducted since the Applicable Date do not infringe, misappropriate, dilute or otherwise violate (or have infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any third party. Except as set forth in Sellers’ Disclosure Letter, no Person has, since the Applicable Date, asserted in writing received by Parent or any of the Transferred Subsidiaries that Parent or any of the Transferred Subsidiaries have infringed, misappropriated or otherwise violated the Intellectual Property of any third party. No third party has, since the Applicable Date, infringed, diluted, violated or misappropriated any material Owned Intellectual Property. There is no Action threatened in writing or pending (i) alleging that Parent or any of the Transferred Subsidiaries have infringed, diluted, misappropriated or otherwise violated the Intellectual Property rights of any third party (including an assertion of an ownership interest in any Intellectual Property rights, any invitation to license or request or demand to refrain from using any Intellectual Property rights of any Person) in any material respect; or (ii) challenging the validity, enforceability, or ownership of any material Owned Intellectual Property.

(d) Since the Applicable Date, Parent and the Transferred Subsidiaries take and have taken commercially reasonable measures to protect the Intellectual Property rights, including to protect confidential nature of any of the Trade Secrets owned or used by Parent or the Transferred Subsidiaries. All Persons granted access to such Trade Secrets are subject to contractual, legal, or enforceable ethical obligations that require such Persons to protect the confidentiality of such Trade Secret. No Person having access to Trade Secrets and material confidential information has misappropriated any material Trade Secret or other material confidential information in the course of his or her duties.

(e) To the extent that any material third-party owned Intellectual Property is incorporated into, integrated or bundled with, or used by any Parent or any Transferred Subsidiary in the development, manufacture, compilation, use, or other exploitation of any Business Intellectual Property, such Parent or Transferred Subsidiary has all necessary rights to use or exploit all such material third-party owned Intellectual Property, subject to the terms of any applicable license agreement.

(f) No funding, facilities, personnel or other resources of any Government Authority or any academic institution were used by Parent and the Transferred Subsidiaries to develop or create any material Owned Intellectual Property.

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(g) All Parent Service Providers who have contributed to the conception, authorship, or development of any material Intellectual Property rights that are purported to be owned by Parent or any of the Transferred Subsidiaries or in connection with his, her or its employment by Parent or any of the Transferred Subsidiaries have executed and delivered to Parent or any of the Transferred Subsidiaries, or Parent or any of the Transferred Subsidiaries, as applicable, a written agreement sufficient to vest Parent and the Transferred Subsidiaries with full ownership of such Intellectual Property to the extent Parent or any of the Transferred Subsidiaries did not acquire ownership of such Intellectual Property rights by operation of Law. To the extent a full assignment of ownership is not possible for reasons of applicable copyright law, the term “ownership” shall mean that each Parent Service Provider has granted to Parent or any of the Transferred Subsidiaries the exclusive, worldwide, perpetual, unrestricted, royalty-free, transferable and sublicensable rights which allow for the unrestricted economic exploitation of the Intellectual Property rights. With respect to the software, the term “ownership” shall mean that the Parent or any of the Transferred Subsidiaries holds rights in accordance with Section 69b of the Germany Copyright Act (Urheberrechtsgesetz) or any comparable provision in any other jurisdiction, if applicable. Parent and the Transferring Subsidiaries have since the Applicable Date duly complied with the provisions of the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or any comparable provision in any other jurisdiction, if applicable. Except as would not be expected to have Parent Material Adverse Effect, Parent and the Transferring Subsidiaries have exclusive and unrestrictive rights to all inventions and developments which were made by the Parent Service Providers on behalf of Parent and the Transferring Subsidiaries in connection with a job at or the work performed for them.

(h) Neither Parent nor any of the Transferred Subsidiaries has disclosed, delivered, licensed or made available to any escrow agent or other Person any Business Source Code or Business Software, except for disclosures to employees, consultants, agents and independent contractors for Parent or one of the Transferred Subsidiaries that are subject to confidentiality obligations to maintain the confidentiality of such Business Source Code and who have had such access in connection with their employment or engagement by Parent or any of the Transferred Subsidiaries, as applicable. Neither Parent nor any Transferred Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Business Source Code or Business Software to any escrow agent or other Person who is the beneficiary of any escrow agreement pursuant to which any Business Source Code or Business Software has been deposited.

(i) Except as would not be material and adverse to Parent or the Transferred Subsidiaries, Parent and the Transferred Subsidiaries, as applicable maintain machine readable copies of all material Business Software owned by Parent or the Transferred Subsidiaries that is incorporated in or distributed as part of any product sold, distributed or made commercially available by Parent or any of the Transferred Subsidiaries to a customer (including Business Source Code and system specifications, but expressly excluding any shrink wrap, click-wrap or commercial off the shelf software licenses).

(j) The manner in which any Open Source Software is incorporated into, used in, linked to or called by, or otherwise combined or distributed with Business Software does not, according to the terms of the license applicable to such Open Source Software, obligate Parent or any of the Transferred Subsidiaries to: (A) disclose, make available, offer or deliver all or any portion of any source code of any such Business Software to any third party, other than the applicable Open Source Software, or (B) create obligations for Parent or its Transferred Subsidiaries, as applicable, to grant to any third party any rights or immunities under any Intellectual Property (including any agreement not to assert patents), or impose any limitations or restrictions on Parent’s or any of the Transferred Subsidiaries’ use, distribution or exploitation thereof, other than with respect to the applicable Open Source Software itself.

(k) The Parent IT Systems (including the Business Software), (i) operate and perform in all material respects as required by Parent and the Transferred Subsidiaries; (ii) are sufficient in all material respects for the conduct of the business of Parent and the Transferred Subsidiaries being transferred pursuant to this Agreement as presently conducted; and (iii) have not malfunctioned or failed in any material respect since the Applicable Date, except for failures or defects of individual systems in the ordinary course of business. Since the Applicable Date, none of Parent or any of the Transferred Subsidiaries have been subjected to a license audit of any kind in connection with any Contract pursuant to which they use any material third-party Parent IT System, nor received any notice of intent to conduct any such audit. Except as would not be material and adverse to Parent and the Transferred Subsidiaries, Parent and the Transferred Subsidiaries possess sufficient seat licenses to use the Parent IT Systems for its businesses as currently conducted.

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Section 6.14 Information Security; Data Privacy.

(a) Since the Applicable Date, Parent and the Transferred Subsidiaries have established, implemented and maintained an Information Security Program that is appropriate to the nature of the Personal Data Processed by Parent or the Transferred Subsidiaries and, has included assessment and testing, and remediation of all material risks and vulnerabilities identified by such assessments and/or tests. The Information Security Program is compliant with Privacy Requirements in all material respects. The Parent IT Systems (including the Business Software) are in good working condition, do not contain any known Malicious Code or significant defect, and in all material respects operate and perform as necessary for the conduct of Parent’s and the Transferred Subsidiaries’ business.

(b) Neither the execution, delivery nor performance of this Agreement or any other Transaction Document violate any Privacy Requirement, except as would not be reasonably be expected to be material to any Parent or the Transferred Subsidiaries.

(c) Parent and the Transferred Subsidiaries comply and have since the Applicable Date processed Personal Data in compliance with all Privacy Requirements in all material respects, including with respect to any contracts, terms of service, or similar agreements, Parent or Transferred Subsidiaries have in place with processor or service providers (as those and similar terms are defined in the Privacy Requirements). To the extent required by Privacy Requirements, Personal Data is securely deleted or destroyed. Parent and Transferred Subsidiaries do not sell, and have not sold (as defined in the California Consumer Privacy Act, as amended by the California Privacy Rights Act, and its implementing regulations, or, in reference to any Privacy Requirement, in a comparable definition embodied in that particular Privacy Requirement with comparable exceptions) any Personal Data. Any International Transfers by Parent or any of the Transferred Subsidiaries in all material aspects comply with Privacy Requirements.

(d) Except as set forth in Section 6.14(d)(i) of Sellers’ Disclosure Letter, none of Parent or the Transferred Subsidiaries or third parties processing Personal Data on their behalf have, since the Applicable Date, suffered a Security Incident. Except as set forth in Section 6.14(d)(ii) Sellers’ Disclosure Letter, none of Parent or the Transferred Subsidiaries has received a written notice, letter, or complaint from a Government Authority or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements and has not been subject to any Action relating to noncompliance or potential noncompliance with Privacy Requirements or Parent’s or any Transferred Subsidiaries’ Processing of Personal Data.

Section 6.15 Specified Contracts.

(a) Except for purchase orders, other than the purchase orders listed in Section 6.15(a)(xvi), and invoices, Employee Benefit Plans and Parent Insurance Policies, Section 6.15(a) of Sellers’ Disclosure Letter lists, as of the date hereof, the following Contracts to which Parent or a Transferred Subsidiary is a party (other than the Transaction Documents, collectively, the “Specified Contracts” and references to the “Parent Party” below refer to Parent or any Transferred Subsidiaries party to the Contract):

(i) Top Ten Customers. Contracts with the top ten (10) largest customers of Parent (measured by revenue received) during the fiscal year ended December 31, 2024 (the “Top Ten Customers”);

(ii) Top Fifteen Suppliers. Contracts with the top fifteen (15) largest suppliers of Parent (measured by aggregate dollars spent) during the fiscal year ended December 31, 2024;

(iii) Future Payment Obligations. Any Contract (or group of related Contracts or group of Contracts with the same counterparty or related counterparties), except Real Property Leases, involving the payment by the Parent Party of more than EUR 250,000.00 and which are not cancelable (without penalty, cost or other Liability) upon notice of ninety (90) days or less;

(iv) Energy. Any Contract involving annual payments in excess of EUR 250,000.00, providing for or relating to the purchase, sale, transmission, distribution or management of power or energy, including any retail and wholesale supply, offtake, and demand response agreements, interconnection, transmission service, distribution facility extension and shared facility agreements and management, consulting, advisory and brokerage agreements;

(v) Capital Expenditures. Any Contract (or group of Contracts relating to the same project or subject matter) providing for or requiring any capital expenditure by the Parent Party in excess of EUR 1,500,000.00;

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(vi) Government Authorities. Any Contract with any Government Authority;

(vii) Restrictive Covenants. Any Contract containing covenants materially limiting the freedom of any Parent Party to compete or engage in any line of business or operate in any geographical area;

(viii) Exclusivity. Any Contract pursuant to which any Parent Party has agreed to purchase or sell goods or services exclusively from or to any Person (or group of Persons) or granted “most favored nation” pricing provisions;

(ix) Licenses. Any Contract containing (A) any inbound licenses of material Intellectual Property to the Parent Party (except for (1) shrink-wrap, click-wrap or commercial off-the-shelf software licenses, or (2) any other non-exclusive licenses of software that is commercially available to the public generally for which the aggregate fees payable by the Parent Party in any 12-month period do not exceed EUR 250,000) and (B) any outbound licenses of material Owned Intellectual Property (except for agreements with customers, suppliers or third-party contractors entered into in the ordinary course of business);

(x) Indebtedness. Any Contract (A) for or relating to any Parent Indebtedness having an outstanding principal amount in excess of EUR 250,000.00, (B) under which any Parent Party has made advances or loans to any Person that is not a Parent or Transferred Subsidiary having an outstanding principal amount in excess of EUR 250,000.00; (C) for a capital lease determined in accordance with IFRS or a sale-and-leaseback transaction or (D) containing any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement;

(xi) Acquisitions and Dispositions. Any Contract contemplating or relating to the acquisition or disposition (whether by merger or sale of stock) of any Person or Equity Interests;

(xii) Joint Ventures. Any partnership, strategic alliance or joint venture agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of Parent);

(xiii) Real Property Leases. Any leases (including any Data Center Lease), subleases, licenses, concessions, occupancy agreements and other Contracts, in each case (A) granting the Parent Party the right of use or occupancy of the Leased Real Property (together with all amendments, guarantees and modifications thereto, collectively, the “Real Property Leases”) and (B) involves annual payments in excess of EUR 250,000.00;

(xiv) Related Party Contract. Any Contract between (A) on the one hand, Parent or any of its Subsidiaries and (B) on the other hand, any Affiliates (other than Subsidiaries) of Parent or any member of the management board (Vorstand) or supervisory board (Aufsichtsrat) of Parent (collectively, the “Related Party Contracts”);

(xv) Purchase Orders. Any outstanding purchase order of Parent involving the purchase of (A) inventory, materials, supplies, equipment, services or other items from third parties, which involves payments or performance by a Parent Party in excess of EUR 250,000.00 and (B) GPUs (including, for the avoidance of doubt, equipment incorporating GPUs); and

(xvi) Intellectual Property. Any Contract entered into outside the ordinary course of business containing a covenant not to use, sue or assert, escrow, co-existence, or settlement agreements with respect to any Intellectual Property granted by or to Parent or any Transferred Subsidiary.

(b) Except as set for on Section 6.15(b) of Sellers’ Disclosure Letter, as of the date hereof, each Specified Contract is (i) in full force and effect, and (ii) a legal, valid and binding obligation of, and is an enforceable obligation against, the applicable Parent Party, subject to the Remedies Exception. No Parent Party or any other party to a Specified Contract is in breach of a Specified Contract in any material respect, save, for the avoidance of doubt, in respect of any SLA breach. As of the date hereof, neither Parent nor any of the Transferred Subsidiaries has received or given notice in writing of an intent to terminate, or accelerate the performance of material obligations, modify, amend or otherwise materially and adversely alter the terms and conditions of any Specified Contract or has received any claim in writing of material breach or default under any Specified Contract save, for the avoidance of doubt, in respect of any breach under a service level agreement (a “SLA”).

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(c) True and complete copies of the Specified Contracts have been made available in the Virtual Data Room.

(d) The execution, delivery and performance of the Transaction Documents to which Parent and the Transferred Subsidiaries are a party, and the consummation of the transactions contemplated thereby, do not (i) conflict with, constitute a violation of or breach or default under or give any third party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any Specified Contract or (ii) result in the creation of any Encumbrance (other than Permitted Encumbrances) under any Specified Contract or upon any of the Target Assets, except for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.16 Assets.

(a) Parent or the Transferred Subsidiaries hold good and valid title to, or a valid leaseholder or license interest in all material Target Assets, including all GPUs, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) The material equipment included in the Target Assets, which includes all GPUs, is in all material respects in good operating condition and repair (except for wear and tear in the ordinary course), and is useable for the purposes to which it is being put, and none of such equipment is in need of maintenance or repair other than ordinary, routine maintenance or repair conducted in the ordinary course of business, in each case except as would not be expected to have a Parent Material Adverse Effect.

(c) Parent or any of the Transferred Subsidiaries owns all right, title and interest in and to 20,320 H100 GPUs and 2,032 H200 GPUs, free and clear of all Encumbrances (other than Permitted Encumbrances).

Section 6.17 Insurance. Section 6.17 of Sellers’ Disclosure Letter, as of the date hereof, sets forth a true and complete list of the Parent Insurance Policies, specifying the insurer and type of insurance. All of the Parent Insurance Policies are in full force and effect as of the date hereof, and since the Applicable Date, all insurance premiums due thereon have been paid, except as would not be material to Parent. Since the Applicable Date, none of Parent or any of the Transferred Subsidiaries has received in writing any notice of a material premium increase with respect to any such Parent Insurance Policy, or notice in writing of denial of coverage with respect to any such policy, except to the extent such policy has expired. There are no outstanding claims related to Parent exceeding an amount of EUR 250,000.00 under any Parent Insurance Policy.

Section 6.18 Environmental Matters.

(a) Parent and the Transferred Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with Environmental Laws.

(b) Parent and the Transferred Subsidiaries hold all Environmental Permits that are necessary to own, lease or operate the Target Assets and to conduct their business in all material respects as presently operated, and Parent and the Transferred Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all such Environmental Permits.

(c) Since the Applicable Date or as is otherwise unresolved, none of Parent or any of the Transferred Subsidiaries has received any written notice, demand, request for information, order or claim that alleges that Parent or any of the Transferred Subsidiaries is not or was not in material compliance with any Environmental Law or is or was subject to material liability under any Environmental Law.

(d) There are no Actions pending or, to the Knowledge of the Sellers, threatened in writing against Parent or any of the Transferred Subsidiaries relating to compliance with or any material liability or obligation under any Environmental Law or to the investigation, remediation or cleanup of or exposure of any Person to any Hazardous Substance that could form the basis of any Actions, orders or claims against Parent or any of the Transferred Subsidiaries.

(e) Hazardous Substances are not present, and since the Applicable Date there has been no Release or exposure of any Person to any Hazardous Substance on, at, under, upon, to or from any property currently or formerly owned or leased by Parent or any of the Transferred Subsidiaries which could reasonably be expected to have a Parent Material Adverse Effect.

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(f) True and complete copies of all material studies, audits, assessments, memoranda, soil, air, groundwater or similar sampling data or other material written information in the possession or reasonable control of Parent or any of the Transferred Subsidiaries that relate to Parent, any of the Transferred Subsidiaries, or the Target Assets, or any property currently or formerly owned or leased by Parent or any of the Transferred Subsidiaries related to compliance with or liability under Environmental Laws have been made available in the Virtual Data Room.

Section 6.19 Data Centers.

(a) Operational Data Centers.

(i) Section 6.19(a)(i) of Sellers’ Disclosure Letter, as of November 1, 2025, sets forth a list of (A) all Operational Data Centers, (B) all Interconnected Carriers present and available to customers at the Operational Data Centers, (C) the current Capacity built at the Operational Data Centers, (D) the amount of Capacity committed to or reserved to each customer, and (E) the amount of any additional colocation space at the Data Centers subject to rights of first refusal granted in favor of existing customers.

(ii) SLAs in effect with those of the Top Ten Customers present at the Operational Data Centers are set forth in the Data Center Leases. Except as disclosed in Section 6.19(a)(ii) of Sellers’ Disclosure Letter, since the Applicable Date, neither Parent nor any of the Transferred Subsidiaries have (A) experienced any material service outage with those of the Top Ten Customers present at the Operational Data Centers that has triggered SLA Credit representing an aggregate annual amount per service order of more than EUR 250,000.00, or (B) experienced any material security breaches triggering SLA Credits at any of the Operational Data Centers.

(iii) Part I of Section 6.19(a)(iii) of Sellers’ Disclosure Letter sets forth each SLA that is in effect at such Operational Data Center. At all times during operation since the Applicable Date, the entire Capacity of the Operational Data Center has been operated pursuant to a SLA. Except as disclosed in Part II of Section 6.19(a)(iii) of Sellers’ Disclosure Letter, since the Applicable Date, neither Parent nor any of the Transferred Subsidiaries have (A) experienced any material interruption in the transmission of Capacity to any of the Operational Data Centers that has triggered SLA Credits representing an aggregate annual amount per service order of more than EUR 50,000.00, or (B) experienced any material security breaches at any of the Operational Data Centers.

(iv) The Virtual Data Room contains a true and complete copy of all service performance and service incidents logs or records reflecting all high priority or critical service outage events affecting any data hall since the Applicable Date.

(v) Subject to disclosures made under Section 6.19(a)(v) of Sellers’ Disclosure Letter, neither Parent nor any of the Transferred Subsidiaries have made contractual commitments to customers on an aggregate basis per data hall in excess of the power deployed and available to such Person at such data hall, including the utilities, uninterruptible power supply, backup generators and mechanical systems. The electrical utility entrance facility, power system and cooling system capacity and utilization levels disclosed on Section 6.19(a)(v) of Sellers’ Disclosure Letter on a per data hall basis are true and accurate as of the date hereof.

(b) Pre-Operational Data Centers.

(i) Section 6.19(b)(i) of Sellers’ Disclosure Letter, as of the date hereof, sets forth a true, correct and complete list of all Pre-Operational Data Centers together (A) with their projected power capacity and (B) the indicative date on which such Pre-Operational Data Center is reasonably expected to achieve commercial operation for the full projected power capacity. Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Pre-Operational Data Center is projected to be constructed or developed with (i) a fire suppression system to the extent required by Law; (ii) functioning equipment and facilities, adequate for such Pre-Operational Data Center to receive electric energy from the applicable utility up to the applicable peak contractual demand of such Pre-Operational Data Center; (iii) an executed Contract for the purchase of electric energy from a utility or third-party supplier, up to the applicable peak demand, but excluding any onsite power generation or any other emergency sources of power listed in paragraph (iv); (iv) functioning sources of emergency power, sufficient to permit such Pre-Operational Data Center to maintain substantially normal operations in the event of short-term utility power interruptions; and (v) functioning cooling, power, humidity, network and security facilities and equipment to the extent required by Law and as required to fulfill the requirements of the applicable Contract.

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(ii) Section 6.19(b)(ii) of Sellers’ Disclosure Letter, as of the date hereof, sets forth the approved specifications for the Physical Network.

(iii) Section 6.19(b)(iii) of Sellers’ Disclosure Letter, as of the date hereof, sets forth the power availability to be made available to each Pre-Operational Data Center under the applicable power agreements.

(iv) Section 6.19(b)(iv) of Sellers’ Disclosure Letter contains a true and correct list, as of the date hereof, of all Data Center Leases, along with the amount of power leased or licensed, or anticipated to be leased or licensed, pursuant to each such Data Center Lease as of the date hereof.

(v) Parent and the Transferred Subsidiaries have obtained all Permits required under applicable Law for the construction and development that is ongoing at the applicable Pre-Operational Data Center, and such Permits and entitlements are in full force and effect, subject to any pending appeal, except where the failure to obtain such Permits or entitlements would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.20 Purchase Orders and Commitments.

(a) Section 6.20(a) of Sellers’ Disclosure Letter sets forth a true, complete and accurate list, as of the date hereof, of all outstanding purchase orders, contracts, and other written commitments of Parent other than the Data Center Leases (collectively, “Commitments”) involving the purchase of inventory, materials, supplies, equipment (including GPUs), services or other items from third parties, which (i) individually require future payments or performance by Parent in excess of EUR 1,000,000.00 or (ii) in the aggregate with other similar commitments with the same counterparty exceed EUR 2,500,000.00, and includes for each such Commitment the name of the counterparty, the amount committed (including both paid and unpaid amounts), a description of the goods or services ordered, the dates on which payment is due (or performance is required), whether such Commitment is cancellable or non-cancellable, and whether any disputes exist with respect to such Commitment. Copies of the agreements relating to the Commitments have been made available in the Virtual Data Room.

(b) There are no material defaults by Parent or by any other party to any such Commitment, nor has any written notice of termination or intent to cancel any such Commitment been received or delivered by Parent.

Section 6.21 Relationships with Related Persons. Except (i) for the Transaction Documents, (ii) as contemplated under the Transaction Documents, or (iii) as set forth in Sellers’ Disclosure Letter, as of the date hereof, none of Parent or any of the Transferred Subsidiaries are bound by any Related Party Contract.

Section 6.22 Peak Mining Purchase Agreement; Legacy Liabilities. The Peak Mining Purchase Agreement is a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms and is in full force and effect, subject to the Remedies Exception. No party to the Peak Mining Purchase Agreement is in breach or default thereunder. Parent has not received any written notice of any intention by any party to terminate, rescind, or materially amend the Peak Mining Purchase Agreement.

Section 6.23 Finder’s Fees; Brokerage. Except as disclosed in Sellers’ Disclosure Letter, none of Parent or any of the Transferred Subsidiaries has employed or has any understanding with any broker, finder or investment bank, has incurred or will incur any obligation or Liability for any brokerage fees, commissions or finders fees, or has provided, promised or will provide or promise, any payment or other incentive to any Person, in each case in connection with any of the Transaction Documents or the transactions contemplated thereby.

Section 6.24 No Other Representations or Warranties. Except for the representations and warranties contained in Article V and this Article VI (as qualified by the applicable items disclosed in Sellers’ Disclosure Letter and the Bring-Down Certificate), and the other Transaction Documents, and any certificate delivered hereto or thereto, none of Parent, the Sellers, any of their respective Affiliates or Representatives or any other Person makes any express or implied representation or warranty on behalf of Parent, the Sellers or their respective Affiliates, and Parent and the Sellers hereby disclaim any other representations or warranties, with respect to the subject matter of this Agreement. Furthermore, without limiting the foregoing sentence, except for the representations and warranties contained in Article V and this Article VI (as qualified by Sellers’ Disclosure Letter and the Bring-Down Certificate), any of the other Transaction Documents, and any certificate delivered hereto or thereto, Parent and the Sellers do not give or make any warranty or representation as to (and shall have no indemnification obligation or, in the absence of deceit (arglistige Täuschung) or willful misconduct (Vorsatz), other liabilities in respect of) the accuracy or reasonableness of any forecasts, estimates, projections, statements of intent or statements of opinion provided to Purchaser, any of its

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Affiliates, or any of their respective Representatives on or prior to the date of this Agreement in connection with this Agreement, including in any “Confidential Information Presentation” relating to Parent or the Sellers, any management presentations, and any other information made available in the Virtual Data Room. Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article V and this Article VI (as qualified by Sellers’ Disclosure Letter and the Bring-Down Certificate), the other Transaction Documents, and any certificate delivered hereto or thereto, none of Parent, the Sellers or any of their respective Affiliates is making any representation or warranty regarding any documents, projections, forecasts, statement or other information made, communicated or furnished (orally, in writing, in the Virtual Data Room, in management presentations (including any questions posed and answers given and any related discussions, whether formal or informal) or otherwise) to Purchaser, any of its Affiliates, or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to such Person by any Representatives of Parent, the Sellers or any of their respective Affiliates), in connection with this Agreement.

Article VII.
LIMITATIONS OF LIABILITY

Section 7.1 Limited Scope of Representations.

(a) Prior to the date hereof, each Seller and Parent made available to Purchaser detailed information with regard to the commercial, technical, financial and legal (including tax) circumstances of Parent Group and its business. Furthermore, Purchaser had the opportunity to review material information concerning Parent Group in the Virtual Data Room. In addition, Purchaser had the opportunity to visit and inspect the business operations of Parent Group with its Representatives and was given the opportunity to discuss any issues in detail with Parent. Against this background Purchaser explicitly acknowledges and agrees:

(ii) to purchase and acquire the Sold Shares based upon its own inspection, examination and determination of all circumstances with respect to the Sold Shares, Parent Group and its business, and to undertake the transactions contemplated in the Transaction Documents based upon Purchaser’s own inspection, examination and determination without reliance upon any express or implied representations, warranties of any nature made by each Seller, except for the representations and warranties explicitly made by each Seller under Article V and Article VI;

(iii) that each Seller does not make any representations or warranties as to the future development of Parent Group or as to budgets, business plans or other forward-looking statements or other projections of a financial, technical or business nature relating to the business of Parent Group;

(iv) that each Seller and its Representatives have not and shall not be under any obligation to make any independent examinations or verifications of whatever nature (such as a review of any of the books or other records of any of Parent Group or any research with any publicly available register or enquiry of Representatives of Parent Group; and

(v) that the lack of any independent examination or verification by each Seller and its Representatives shall in no event be regarded as acting in a fraudulent manner (keine Arglist aufgrund von Angaben “ins Blaue hinein”) as Purchaser is fully aware of and accepts these circumstances.

(b) Each Seller’s liability for breaches of any of the representations and warranties of Sellers contained in Article VI shall be limited to EUR 1.00, provided that this shall not apply in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by each Seller and except as in relation to any breach of 6.6, 6.8 or 6.11 in relation to which each Seller’s liability shall be limited to the value of the Rumble Share Consideration (based on the Purchaser Common Stock Price) actually received by the Sellers.

Section 7.2 RWI Policy.

(a) Purchaser has entered into a binder agreement with the RWI Provider with respect to the RWI Policy covering certain of the representations and warranties of the Sellers contained in Article VI. The Parties agree that the representations and warranties of the Sellers contained in Article VI are made on the grounds (Geschäftsgrundlage) that (i) they solely serve for risk allocation purposes in accordance with the rights and remedies of the Purchaser for any incorrectness of representations and warranties of a representation of the Sellers contained in Article V and Article VI (other than the Sellers’ Fundamental Representations and Parent Fundamental Representations), and (ii) for

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the purpose of giving these representations, neither the Sellers nor any of Seller’s Representatives has independently examined or verified the underlying facts, matters, circumstances or statements made in these representations or Seller’s Disclosure Schedule as prepared by Parent Group.

(b) True and complete copies of the binder agreement with the RWI Provider and the RWI Policy have been made available to the Sellers. Purchaser guarantees to the Sellers that the provisions of the RWI Policy include terms to the effect that the RWI Provider waives any right of subrogation against Seller in connection with this Agreement and the transactions contemplated hereby, except in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by the Sellers. The RWI Policy is or will be agreed on a non-recourse basis and, therefore, Purchaser shall ensure that under the RWI Policy and under applicable Law the RWI Provider shall only be able to raise claims against Seller in the event of any payments by the RWI Provider to Purchaser in connection with the RWI Policy in case of a deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by Seller.

(c) Purchaser and its Affiliates will not, directly or indirectly, (i) terminate, cancel, amend, waive or modify the RWI Policy in a manner adverse to the Sellers during its policy term, or (ii) assign or to be obliged to assign any claim Purchaser might have against Seller to the RWI Provider, in each case without prior written consent of the Sellers. Purchaser and its Affiliates shall refrain from any actions or omissions that could adversely affect Purchaser’s coverage position under, or the continuation of, the RWI Policy.

(d) The cost of the premiums, together with all Taxes and application, underwriting or similar fees or expenses, in connection with the RWI Policy shall be paid 100% by Purchaser.

(e) To the extent legally permissible, Purchaser hereby bindingly waives (i) any and all claims against the Sellers in respect of and in connection with breaches of representations and warranties made by the Sellers under Article V and Article VI, in each case save for any claims of Purchaser arising in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by Seller, and provided that this shall not affect Purchaser’s claims vis-à-vis the RWI Provider.

(f) Save for any claims of Purchaser arising in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by the Sellers, it is expressively agreed between the Parties and acknowledged by Purchaser that even in the event that the RWI Policy should actually not have been validly concluded or the RWI Provider is not willing to grant coverage or rejects payment for all or specific claims in respect of breaches of representations and warranties made by the Sellers under Article V and Article VI, or claims can for any other reason not be enforced or collected under the RWI Policy, this shall have no impact on the exclusion or limitations of liability provided for in this Agreement and any event leading to the RWI Provider not being willing or able to pay shall not be considered as a reason for rescission or a cessation of the basis of such limitations (Wegfall der Geschäftsgrundlage) or for any other claim. Purchaser expressly acknowledges, and the Parties agree, that the risk to successfully claim and/or recover from the RWI Provider any losses of Purchaser under or in connection with the Transaction Documents and the transactions contemplated thereunder shall solely and irrevocably rest with Purchaser.

(g) From the date of this Agreement until the Closing, the Sellers shall use reasonable efforts to fully cooperate with Purchaser and its Representatives in connection with Purchaser’s efforts to remove any “exclusions” under the RWI Policy based on incomplete information provided to the RWI Provider as of the date of the RWI Policy. Such cooperation shall include, without limitation, providing access to and participation in due diligence sessions, reconsenting fully and accurately to information and document requests, making relevant personnel reasonably available for interviews and meeting (including with the underwriters and their advisors), and executing and delivering such customary authorizations, certificates, or consents as may be required by the underwriters of such insurance.

Section 7.3 Exclusion of other Remedies.

(a) The Parties agree that the warranties and remedies explicitly provided for by this Agreement shall be the exclusive warranties and remedies available to Purchaser against Sellers or their Affiliates in respect of any circumstances relating to the status and condition of the Parent Group and its assets, liabilities and business. Unless explicitly otherwise provided for in this Agreement, any further claims and remedies for Purchaser against Sellers or their Affiliates relating to the status and condition of the Parent Group and its assets, liabilities and business, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation (i) any right of Purchaser to rescind (zurücktreten) from this Agreement or any other Transaction Document or to require the unwinding of the transactions contemplated therein (e.g., by way of damages instead of performance (Schadensersatz statt der

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Leistung), (ii) any claims arising from statutory warranty provisions (gesetzliche Gewährleistungsbestimmungen), for example pursuant to Sections 437 thorough 441 BGB, (iii) any claim for breach of pre-contractual obligations (culpa in contrahendo) pursuant to Sections 241 para. 2, 311 paras. 2 and 3 BGB), (iv) any claim for frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage), (v) any claims of Purchaser arising from the rescission of this Agreement (Rücktritt vom Vertrag), (vi) any rights to reduce the Rumble Share Consideration or any parts thereof (Kaufpreis mindern) or to appeal (anfechten) this Agreement, and (vii) any other rights of Purchaser to cause the termination, invalidity or unwinding (Rückabwicklung) of this Agreement or any other Transaction Document, a change of their content or a reimbursement or reduction of the Rumble Share Consideration or any parts thereof shall be excluded, save for any remedies of Purchaser based on deceit (arglistige Täuschung) or willful misconduct (Vorsatz).

(b) The Parties agree that the warranties and remedies explicitly provided for by this Agreement shall be the exclusive warranties and remedies available to the Sellers in respect of any circumstances relating to the status and condition of Purchaser and its Subsidiaries and their respective assets, liabilities and business. Unless explicitly otherwise provided for in this Agreement, any further claims and remedies for the Sellers relating to the status and condition of Purchaser and its Subsidiaries and their respective assets, liabilities and business, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation (i) any right of the Sellers to rescind (zurücktreten) from this Agreement or any other Transaction Document or to require the unwinding of the transactions contemplated therein (e.g., by way of damages instead of performance (Schadensersatz statt der Leistung), (ii) any claims arising from statutory warranty provisions (gesetzliche Gewährleistungsbestimmungen), for example pursuant to Sections 437 thorough 441 BGB, (iii) any claim for breach of pre-contractual obligations (culpa in contrahendo) pursuant to Sections 241 para. 2, 311 paras. 2 and 3 BGB), (iv) any claim for frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage), (v) any claims of the Sellers arising from the rescission of this Agreement (Rücktritt vom Vertrag), and (vi) any other rights of the Sellers to cause the termination, invalidity or unwinding (Rückabwicklung) of this Agreement or any other Transaction Document, a change of their content, save for any remedies of the Sellers based on deceit (arglistige Täuschung) or willful misconduct (Vorsatz).

Article VIII.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers in the form of an independent guarantee (selbstständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB and irrespective of fault that except as set forth in Purchaser’s Disclosure Letter, the following statements are true and correct, as of the date hereof and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of a specific date, in which case Purchaser hereby makes to the Sellers such representation and warranty only as of such date):

Section 8.1 Organization, Authorization, Enforceability, Non-Contravention.

(a) Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power to own, lease or operate the properties and assets owned, operated or leased by it and to conduct its business as presently conducted. Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character or location of its owned, operated or leased properties and assets makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Corporate Authorization. Purchaser has full corporate power and authority to execute and deliver each of the Transaction Documents and each certificate and other instrument required to be executed and delivered by Purchaser pursuant hereto and to perform its obligations under, and consummate the transactions contemplated by, each such Transaction Document and each such certificate or other instrument required to be executed and delivered by Purchaser pursuant hereto. Purchaser is required by NASDAQ rules to obtain the affirmative vote (in person or by written consent, including by obtaining the Written Consent) of holders of a majority of the votes cast in favor of approving and adopting this Agreement. In lieu of calling a meeting of shareholders, Purchaser submitted to, and immediately after the execution of this Agreement obtained from, Chris Pavlovski, in his capacity as the record and beneficial owner of at least a majority of the voting power of the outstanding Class A Common Stock, Class C Common Stock and Class D Common Stock, a duly executed written consent to approve and adopt this Agreement, which is attached hereto as Exhibit E (the “Written Consent”). The Written Consent satisfies all of Purchaser’s obligations relating to obtaining shareholder approval of this Agreement and the transactions contemplated hereunder under the NASDAQ rules and it is the only vote of shareholders of Purchaser necessary in connection with the consummation of the transactions

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contemplated by this Agreement or by the other Transaction Documents. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby (including the issuance of the Rumble Share Consideration), by Purchaser have been duly and validly authorized by all necessary corporate action on the part of Purchaser. The execution, delivery and performance of the other Transaction Documents to which it is a party and each certificate and other instrument required to be executed and delivered by Purchaser pursuant hereto, and the consummation of the transactions contemplated thereby, have been, or prior to the Closing will have been, duly and validly authorized by all necessary corporate or other action on the part of Purchaser. None of the execution, delivery and performance of the Transaction Documents and each certificate and other instrument required to be executed and delivered by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated thereby, by Purchaser requires any authorization, vote or other approval of the shareholders of Purchaser (other than the Written Consent) pursuant to the Constituent Documents of Purchaser or applicable Law.

(c) Issuance of Securities. The issuance of all Purchaser Common Shares that may be issued pursuant to the Transaction Documents (including the Rumble Share Consideration) has been duly authorized and, upon issuance in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and non-assessable and in each case, free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). As of the Closing, Purchaser shall have reserved from its duly authorized capital stock not less than the sum of the number of Purchaser Common Shares equal to the Offer Ratio multiplied by the number of Shares to be transferred pursuant to this Agreement, the Tether Purchase Agreement, the Apeiron Purchase Agreement and the Tender Offer. Upon issuance in accordance with the terms of the Transaction Documents, the Sellers will have good and marketable title to the Rumble Share Consideration.

(d) Binding Effect. This Agreement has been, and the other Transaction Documents to which it is a party, will at the Closing be, duly executed and delivered by Purchaser. This Agreement is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The other Transaction Documents to which Purchaser is a party, when executed and delivered by Purchaser, will be a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) Non-Contravention. Assuming satisfaction of the other requirements set forth in Section 8.4, the execution, delivery and performance of the Transaction Documents by Purchaser, and the consummation by Purchaser of the transactions contemplated thereby, do not and will not (with or without notice or passage of time or both) (i) violate or conflict with any provision of the Constituent Documents of Purchaser, (ii) violate or conflict with any Law, Government Order or Permit applicable to Purchaser or by which any property or asset of Purchaser is bound, (iii) conflict with, constitute a violation of or breach or default under or give any third-party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any material Contract to which Purchaser is a party or by which Purchaser is bound or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the assets or properties of Purchaser, except in the case of clauses (ii) through (iv) of this Section 8.1(e), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not and would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(f) Management; Books and Records. All senior officers, senior managers and directors (or equivalents thereof) of Purchaser have been duly elected or appointed and all former senior officers, senior managers or directors (or equivalent thereof) of Purchaser have been duly dismissed or removed, in each case in accordance with its Constituent Documents and applicable Law, except as would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 8.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Purchaser consists of 700,000,000 shares of Class A Common Stock par value $0.0001 per share (“Class A Common Stock”), 170,000,000 shares of Class C Common Stock, par value $0.0001 per share (“Class C Common Stock”), 110,000,000 shares of Class D Common Stock, par value $0.0001 per share (“Class D Common Stock”), and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of November 5, 2025, there were outstanding (i) 215,380,826 shares of Class A Common Stock (20,800,886 of which are held in escrow subject to earn-out conditions and 1,963,750 of which are held by the former SPAC sponsor

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subject to forfeiture, in each case as further described in the Purchaser Reports), (ii) 123,690,477 shares of Class C Common Stock, (iii) 95,791,120 shares of Class D Common Stock and (iv) no shares of preferred stock. Each share of Class C Common Stock is issued “in tandem” with an exchangeable share of 1000045728 Ontario Inc. (“ExchangeCo Shares”), a corporation formed under the laws of the Province of Ontario, Canada, and an indirect, wholly owned subsidiary of Purchaser. As of the date hereof, there were 123,690,477 ExchangeCo Shares outstanding (55,611,718 of which are held in escrow subject to earn-out conditions as described in the Purchaser Reports). As of the date hereof, there were 89,105,079 shares of Class A Common Stock reserved and available for future issuance under the Purchaser Equity Plans, and there were 1,795,823 shares of Class A Common Stock reserved and available for future issuance under the Purchaser ESPP. All outstanding shares of capital stock of Purchaser have been, and all Purchaser Common Shares issued hereunder will be, when issued at the Closing in accordance with Article II, duly authorized and validly issued, fully paid and nonassessable, free and clear of any Encumbrances and free of any preemptive or similar rights.

(b) As of the date hereof, there were (i) 44,147,954 shares of Class A Common Stock issuable under Purchaser Options outstanding, (ii) an additional 28,587,400 shares of Class A Common Stock issuable under Purchaser Options that are subject to earn-out conditions as described in the Purchaser Reports, (iii) 2,461,784 shares of Class A Common Stock issuable upon settlement of Purchaser RSUs outstanding, and (iv) no other Purchaser Equity Award outstanding. Section 8.2(b) of the Purchaser’s Disclosure Letter contains a complete and accurate list of each outstanding Purchaser Equity Award as of the date hereof, including, for each such award: (A) the name of the holder of such award, (B) the date each such award was granted, (C) the number of shares of Class A Common Stock subject to each such award, (D) with respect to any award of Purchaser Options, the price at which such Purchaser Option may be exercised, and (E) a description of the vesting conditions relating to such award, including any time-based vesting schedule and a description of any terms under any Purchaser Equity Plan or award agreement thereunder which provide for accelerated vesting with respect to such award as a result of the consummation of the transactions contemplated by this Agreement. Other than the Purchaser Options and Purchaser RSUs listed in Section 8.2(b) of the Purchaser’s Disclosure Letter or that may be issued after the date hereof, there are no equity or equity-based awards outstanding under any Purchaser Equity Plans. The exercise price of each Purchaser Option is not less than the fair market value of a share of Class A Common Stock on the date of grant of such Purchaser Option.

(c) As of November 5, 2025, there were 8,046,032 shares of Class A Common Stock issuable under the Purchaser Warrants outstanding.

(d) There are no outstanding bonds, debentures, notes or other indebtedness of Purchaser having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Purchaser may vote. Except as set forth in this Section 8.2 and for changes since November 5, 2025 resulting from the exercise of Purchaser Options, ExchangeCo Shares, Purchaser Warrants or settlement of Purchaser RSUs outstanding on such date, or the issuance of equity awards after the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in Purchaser, (ii) securities of Purchaser convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in Purchaser, (iii) warrants, calls, options or other rights to acquire from Purchaser, or other obligation of Purchaser to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in Purchaser or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any capital stock or voting securities of Purchaser (the items in clauses (i) through (iv) being referred to collectively as the “Purchaser Securities”). There are no outstanding obligations of Purchaser or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the Purchaser Securities. As of the date hereof, neither Purchaser nor any of its subsidiaries is a party to any voting agreement with respect to the voting of any Purchaser Securities. There are no Purchaser Securities or instruments containing anti-dilution, adjustments, modifications or similar provisions that will be triggered by the transactions contemplated by this Agreement. The Purchaser Reports contain true, correct and complete descriptions of the terms of all Purchaser Securities convertible into, or exercisable or exchangeable for, shares of Class A Common Stock and the material rights of the holders thereof.

Section 8.3 Available Funds. Purchaser has immediately available funds sufficient to pay all fees and expenses to be paid by Purchaser in connection with this Agreement and the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, and to satisfy all other payment obligations of Purchaser contemplated by this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby on the terms and subject to the conditions hereof and thereof.

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Section 8.4 Governmental and Third-Party Approvals, Consents and Notices. Other than in connection with (a) the requirements of the federal securities Laws or any U.S. state securities or “blue sky” Laws and (b) the notification and listing authorization requirements under the rules of NASDAQ, neither Purchaser nor any of its Affiliates is required to (i) obtain any authorization, waiver, consent or approval of, (ii) make any filing, report or registration with or (iii) give any notice to any Government Authority or any other Person in connection with or as a condition to the execution, delivery and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, other than any authorization, waiver, consent, approval, filing, report, registration or notice the failure of which to obtain, make or give has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 8.5 No Litigation or Governmental Orders. Since January 1, 2022, there has been no material Action pending or, to Purchaser’s Knowledge, threatened against, by or on behalf of Purchaser or its Subsidiaries. There is no Action pending or, to Purchaser’s Knowledge, threatened against Purchaser or any of its Affiliates that (a) if adversely determined, would reasonably be expected to materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document, (b) if adversely determined, would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Purchaser to consummate the transactions contemplated by the Transaction Documents or (c) if adversely determined, would reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect. Since January 1, 2022, there have been no unsatisfied or outstanding material Government Orders against or applicable to Purchaser or any of its Subsidiaries or against or applicable to any of the properties, assets or businesses of Purchaser and its Subsidiaries. Purchaser and its Affiliates are not a party to or subject to the provisions of any Government Order that have or would reasonably be expected to, individually or in the aggregate, (i) materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document or (ii) prevent or materially impair the ability of Purchaser to consummate the transactions contemplated by the Transaction Documents.

Section 8.6 Purchaser Reports; Financial Statements.

(a) Except as set forth in Section 8.6(a) of Purchaser’s Disclosure Letter, Purchaser has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2022 (the forms, statements, reports and documents filed or furnished since January 1, 2022 (including notes, exhibits and schedules thereto and all other information incorporated by reference therein and any amendments and supplements thereto) and, unless otherwise expressly stated in this Agreement, those filed or furnished subsequent to the date hereof, the “Purchaser Reports”).

(b) Each of the Purchaser Reports filed prior to the date hereof, at the time of its filing or being furnished (or, if amended prior to the date hereof, as of the date of such last amendment) complied, or if to be filed or furnished subsequent to the date hereof and prior to the Closing, will comply, in all material respects with the applicable requirements of NASDAQ, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Purchaser Reports, each as in effect on the date so filed or furnished (or amended). As of their respective dates (or, if amended prior to the date hereof, as of the date of such last amendment), and except to the extent that information in any Purchaser Report has been revised or superseded by another Purchaser Report, the Purchaser Reports did not, and any of the Purchaser Reports filed or furnished with the SEC prior to the Closing will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Purchaser Common Shares are registered pursuant to Section 12(b) of the Exchange Act and listed on the NASDAQ and the Purchaser has taken no action designed to, or which to the Knowledge of Purchaser is reasonably likely to have the effect of, terminating the registration of the Purchaser Common Shares under the Exchange Act or delisting the Purchaser Common Shares from the NASDAQ, nor has the Purchaser received any notification that the SEC or the NASDAQ is contemplating terminating such registration or listing. The Purchaser is, and will be as a result of the closing of the transactions contemplated by this Agreement and the Transaction Documents, in compliance in all material respects with applicable continued listing requirements of NASDAQ.

(c) Except as set forth in Section 8.6(c) of Purchaser’s Disclosure Letter, there are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to any Purchaser Report and, to Purchaser’s Knowledge, none of the Purchaser Reports is the subject of ongoing SEC review. There are no internal investigations and Purchaser has not received written notice of any SEC inquiries or investigations or other inquiries or investigations conducted by a Government Authority pending or, to Purchaser’s Knowledge, threatened, in each case, regarding any accounting practices of Purchaser.

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(d) None of the Subsidiaries of Purchaser is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(e) Purchaser’s audited consolidated financial statements and unaudited interim financial statements (including, in each case, any notes thereto) contained in the Purchaser Reports were prepared and between the date hereof and the Closing Date, will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited or interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), were prepared and, between the date hereof and the Closing Date, will be prepared from and in accordance with the books and records of Purchaser and its Subsidiaries, and in each case such consolidated financial statements fairly presented and, between the date hereof and the Closing Date, will fairly present in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of Purchaser and the consolidated Subsidiaries of Purchaser as of the respective dates thereof and for the respective periods covered thereby, as applicable (subject, in the case of unaudited statements, to normal year-end adjustments).

Section 8.7 Controls.

(a) Purchaser maintains disclosure controls and procedures and internal control over financial reporting required and as defined by Rule 13a-15 and 15d-15, as applicable, under the Exchange Act, and reasonably necessary to provide reasonable assurance that, in all material respects, (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as reasonably necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Purchaser’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by Purchaser or any of its Subsidiaries in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Purchaser’s management has completed an assessment of the effectiveness of Purchaser’s internal control over financial reporting in compliance with the requirements of Section 404(a) of the Sarbanes-Oxley Act, and the conclusions of the most recent such assessment are disclosed in the applicable Purchaser Report. Since the date of such assessment, there have been no changes in Purchaser’s internal control over financial reporting that, individually or in the aggregate, have materially and adversely affected or would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting.

(b) Purchaser has disclosed, since January 1, 2022, to Purchaser’s outside auditors and audit committee (i) any identified significant deficiencies and material weaknesses in the design or operation of internal controls that would be reasonably expected to adversely affect Purchaser’s ability to record, process, summarize and report financial information for inclusion in the applicable consolidated financial statements and (ii) any identified fraud, whether or not material, that involves management or any other current or former employees who have (or had) a significant role in Purchaser’s internal controls over financial reporting.

(c) Since January 1, 2022, (i) neither Purchaser nor any of its Subsidiaries, nor, to Purchaser’s Knowledge, any Representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the board of directors of Purchaser or any committee thereof or to any director or officer of Purchaser.

Section 8.8 No Violation of Law; Regulatory Matters; Required Licenses and Permits.

(a) Since January 1, 2022, Purchaser and each of its Subsidiaries (i) have been in compliance with all applicable Laws (including Laws related to activities in connection with cryptocurrency and digital assets) and (ii) are not party or subject to any Government Order with any Government Authority with jurisdiction over Purchaser or any of its Subsidiaries, as applicable, which imposes any restrictions on the business of Purchaser or its Subsidiaries,

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except in each case of the foregoing clauses (i) and (ii) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser and its Subsidiaries, since January 1, 2022, have owned, held or possessed, and, currently, own, hold, or possess, all Permits necessary for the conduct of their respective businesses and the business of Purchaser and its Subsidiaries is being conducted in compliance with all such Permits, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, since January 1, 2022, neither Purchaser nor any of its Subsidiaries nor any of their respective Representatives (acting in their capacities as such) has violated or taken any material act in furtherance of violating the Anti-Money Laundering Laws.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (i) Purchaser and each of its Subsidiaries and each of their respective Representatives (acting in their capacities as such) are, and since January 1, 2022 have been, in compliance with the Export and Sanctions Regulations; (ii) since January 1, 2022, neither Purchaser nor any of its Subsidiaries nor any of their respective Representatives (acting in their capacities as such) has (A) been organized, operated or resided in or (B) engaged, directly or indirectly, in any dealings or transactions in a Sanctioned Country (or with any Sanctioned Persons); and (iii) neither Purchaser nor any of its Subsidiaries nor any of their respective Representatives (acting in their capacities as such) is involved in any Action, or since January 1, 2022 has received a written request for information or any other form of communication from any Government Authority, or has had any judgments imposed (or threatened to be imposed) upon Purchaser or any of its Subsidiaries by or before a Government Authority, in each case in connection with any actual or alleged material violation of any Export and Sanctions Regulations.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (i) since January 1, 2022, none of Purchaser or any of its Subsidiaries or any of their respective Representatives (acting in their capacities as such) has taken any action, or engaged in any activity, practice or conduct, that would violate the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption; (ii) none of Purchaser, any of its Subsidiaries or any of their respective Representatives (acting in their capacities as such) has (A) used any corporate funds of Purchaser or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) authorized, offered, promised or made any unlawful payment to any foreign or domestic governmental officials, or (C) paid any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Purchaser or any of its Subsidiaries, in the case of the foregoing clauses (A), (B) and (C) which would or would reasonably be expected to result in a material violation of the FCPA, the U.K. Bribery Act, or any other applicable Laws regarding anti-corruption; (iii) there are no pending or, to Purchaser’s Knowledge, threatened in writing Actions against Purchaser or any of its Subsidiaries with respect to the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption.

Section 8.9 Securities Law Compliance. Purchaser is financially sophisticated and is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Purchaser understands that the Sold Shares have not been registered under the Securities Act and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws. Pursuant to this Agreement, Purchaser is acquiring the Sold Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. Purchaser has not, directly or indirectly, offered the Sold Shares to anyone or solicited any offer to buy the Sold Shares from anyone, in each case that would have the effect of bringing to such offer and sale of the Sold Shares by Purchaser within the registration requirements of the Securities Act or the securities Laws of any other jurisdiction.

Section 8.10 Due Diligence by Purchaser. Purchaser acknowledges that it has, as of the Closing, conducted an independent investigation of Parent and the operations, assets, Liabilities and financial condition of Parent and the Transferred Subsidiaries in making the determination to proceed with the transactions contemplated by the Transaction Documents and has relied solely on the results of its own independent investigation and the representations and warranties in Article V and Article VI in connection with Parent and the Transferred Subsidiaries and the subject matter of this Agreement. Purchaser and its Representatives, collectively, have, among other things, had access to the Virtual Data Room and Purchaser has received Sellers’ Disclosure Letter.

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Section 8.11 Solvency. Assuming the accuracy of the representations and warranties contained in Article V and Article VI and assuming that immediately prior to the Closing Parent and the Transferred Subsidiaries are Solvent, after giving effect to the payment of all amounts required to be paid pursuant to the terms of this Agreement in connection with the consummation of the transactions contemplated by this Agreement, Purchaser will be Solvent as of and immediately following the Closing.

Section 8.12 Absence of Changes. Except as contemplated by the Transaction Documents, since January 1, 2022 through the date hereof, (a) there has not been any change, effect, development, condition, matter, event, fact, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect and (b) neither Purchaser nor any of its Subsidiaries has taken any action that would have been prohibited or restricted under Article IX had such action been taken between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms.

Section 8.13 Taxes.

(a) All income and other material Tax Returns that are required to be filed under applicable Laws during the Applicable Purchaser Period (taking into account any timely filed automatic extensions of time in which to file) by Purchaser and its Subsidiaries have been or will be timely filed on or before the Closing, and all such Tax Returns are complete and accurate in all material respects.

(b) Each of Purchaser and its Subsidiaries has timely paid all income and other material Taxes of Purchaser or relevant Subsidiary, as applicable, at all times during the Applicable Purchaser Period.

(c) All material Taxes which Purchaser or any of its Subsidiaries is required by Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Government Authority during the Applicable Purchaser Period.

(d) There is no audit, examination, investigation, action, proceeding or assessment pending or proposed or threatened in writing with respect to material Taxes for which Purchaser or its Subsidiaries may be liable. All material deficiencies asserted or assessments made in writing of Purchaser or its Subsidiaries as a result of any audit, examination, investigation, action, proceeding or assessment have been paid in full or otherwise finally resolved.

(e) No agreements, consents or waivers of any statute of limitations or extension of time is in effect with respect to any material Taxes of Purchaser or any of its Subsidiaries (other than automatic extensions of the due date for filing any Tax Return of Purchaser or any of its Subsidiaries obtained in the ordinary course of Purchaser’s or its Subsidiaries’ business), and no written request covering any such matter is outstanding.

(f) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) on any of the assets of Purchaser or any of its Subsidiaries.

(g) Neither Purchaser nor any of its Subsidiaries has been, in the last two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) At any time during the Applicable Purchaser Period, neither Purchaser nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Purchaser is not a “United States real property holding corporation” within the meaning of Section 897(e)(2) of the Code and the Treasury Regulations thereunder, and does not expect to become a “United States real property holding corporation” in the foreseeable future.

(j) At any time during the Applicable Purchaser Period, neither Purchaser nor any of its Subsidiaries was, or will be, a member of any Tax group with a corporation filing Tax Returns on a combined, consolidated, unitary or similar basis (except with respect to a Tax group which Purchaser is a common parent), and neither Purchaser nor any of its Subsidiaries has any Liability for Taxes of any other Person (other than Purchaser and its Subsidiaries) as a transferee or successor, or by Contract (other than commercial agreements that do not primarily relate to Taxes).

Section 8.14 Investment Company. As of the date hereof, neither Purchaser nor any of its Subsidiaries is an “investment company” as such term is defined in the U.S. Investment Company Act of 1940.

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Section 8.15 Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser and its Subsidiaries have in all material respects good title to, or valid leasehold interests in, all property and assets reflected on the Purchaser Balance Sheet, or acquired or leased after the Purchaser Balance Sheet Date, except as have been disposed of since the Purchaser Balance Sheet Date in the ordinary course of business consistent with past practice.

Section 8.16 Form S-3. As of the date of this Agreement, Purchaser satisfies the eligibility requirements for, and complies with the conditions for, the use of Form S-3 under the Securities Act and other securities Laws.

Section 8.17 Finder’s Fees; Brokerage. Except as set forth in Section 8.17 of Purchaser’s Disclosure Letter, neither Purchaser nor any of its Affiliates has employed or has any understanding with any broker, finder or investment bank, has incurred or will incur any obligation or Liability for any brokerage fees, commissions or finders fees, or has provided, promised or will provide or promise any payment or other incentive to any Person, in each case in connection with any of the Transaction Documents or the transactions contemplated thereby.

Section 8.18 Intellectual Property. Except as set forth in Section 8.18 of Purchaser’s Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (i) Purchaser and each of its Subsidiaries is the sole and exclusive owner of, or has a valid and legally enforceable license to use, all Intellectual Property used or held for use in, or necessary for, the conduct of its business as currently conducted; (ii) to the Knowledge of Purchaser, neither Purchaser nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person; and (iii) to the Knowledge of Purchaser, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property rights owned by and/or exclusively licensed to Purchaser or any of its Subsidiaries.

Section 8.19 Employee Benefits Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, the Purchaser Plans and the Purchaser Equity Awards are as disclosed in the Purchaser Reports.

Section 8.20 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser and its Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, worker’s compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

Section 8.21 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser and its Subsidiaries are in compliance with all Environmental Laws.

Section 8.22 Material Contracts. As of the date of this Agreement, neither Purchaser nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) except as disclosed in the Purchaser Reports.

Section 8.23 Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 5.5, the offer, sale and issuance of the Rumble Share Consideration pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. Without limiting the foregoing, neither Purchaser nor, to the knowledge of Purchaser, any other Person authorized by Purchaser to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Rumble Share Consideration pursuant to this Agreement, and neither Purchaser nor, to the knowledge of Purchaser, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Rumble Share Consideration under this Agreement to be integrated with prior offerings by Purchaser for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Purchaser take any action or steps that would cause the offering or issuance of the Rumble Share Consideration under this Agreement to be integrated with other offerings by Purchaser.

Section 8.24 Antitakeover Statutes and Rights Agreement. Purchaser has no “rights plan,” “rights agreement,” or “poison pill” in effect. Purchaser has taken all action necessary to exempt the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, the issuance of the

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Rumble Share Consideration and any other transaction contemplated by this Agreement or any other Transaction Document from Section 203 of the DGCL, and, accordingly, neither Section 203 of the DGCL nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar applicable Law enacted under U.S. state or federal laws apply to this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby.

Section 8.25 Written Consent. Purchaser has delivered to Parent a true and correct copy of the Written Consent.

Section 8.26 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Section 8.1 through Section 8.25 (as qualified by the applicable items disclosed in Purchaser’s Disclosure Letter), none of Purchaser or any of its Affiliates or Representatives or any other Person makes any express or implied representation or warranty on behalf of Purchaser or any of its Affiliates, and Purchaser hereby disclaims any other representations or warranties, with respect to the subject matter of this Agreement. Furthermore, without limiting the foregoing sentence, except for the representations and warranties contained in Section 8.1 through Section 8.25 (as qualified by the applicable items disclosed in Purchaser’s Disclosure Letter), any of the other Transaction Documents, and any certificate delivered hereto or thereto, Purchaser does not give or make any warranty or representation as to (and shall have no indemnification obligation or, in the absence of deceit (arglistige Täuschung) or willful misconduct (Vorsatz), other liabilities in respect of) the accuracy or reasonableness of any forecasts, estimates, projections, statements of intent or statements of opinion provided to the Sellers, any of its Affiliates, or any of their respective Representatives on or prior to the date of this Agreement in connection with this Agreement, including in any “Confidential Information Presentation” relating to Purchaser, any management presentations, and any other information made available in the Virtual Data Room.

(b) The Sellers acknowledge and agree that, except for the representations and warranties contained in Section 8.1 through Section 8.25 (as qualified by Purchaser’s Disclosure Letter), neither Purchaser nor any of its Affiliates is making any representation or warranty regarding any documents, projections, forecasts, statement or other information made, communicated or furnished (orally, in writing, in the Virtual Data Room, in management presentations (including any questions posed and answers given and any related discussions, whether formal or informal) or otherwise) to the Sellers, any of its Affiliates, or any of the Sellers’ Representatives (including any opinion, information, projection or advice that may have been or may be provided to such Person by any Representatives of Purchaser or any of its Affiliates), in connection with this Agreement.

Article IX.
COVENANTS

Section 9.1 Conduct of Business.

(a) Except as consented to in writing by Purchaser in advance, between the date hereof and the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Seller shall not, and shall cause any of its Affiliates not to, directly or indirectly vote (or execute any written consent with respect to) any Equity Interests of Parent beneficially owned by a Seller or their respective Affiliates in favor of, or otherwise consent to, any matter presented for approval at any annual general meeting or extraordinary general meeting of Parent (or any action by written consent of the shareholders in lieu thereof), including, without limitation, any resolution to (i) declare or pay any dividend or make any other distribution with respect to any Equity Interests of Parent, (ii) amend, modify or restate any of Parent’s Constituent Documents (including any capital increase or reduction of share capital), (iii) approve any split or consolidation of Equity Interests of Parent, a consolidation of any Equity Interests of Parent, or any alteration of the rights pertaining to Parent’s Equity Interests, including the acceleration of vesting or exercisability of any Option, or (iv) approve any matter that would result in a breach by Parent of its obligations under the Business Combination Agreement. Until Closing, each Seller and its Affiliates shall not take action to cause Parent to breach or fail to perform or comply with any covenant, agreement or obligation of Parent under the Business Combination Agreement. Nothing contained in this Agreement is intended to, or shall be deemed to, give Purchaser, directly or indirectly, any rights to control or direct the business of Parent or any other member of Parent Group.

(b) Between the date hereof and the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Seller shall not Transfer (or cause or permit the Transfer of) any Shares, other than with the prior written consent of Purchaser. If any involuntary Transfer of any such Shares shall occur prior to the Closing,

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each Seller shall procure that any transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the Closing.

(c) Subject to the terms and conditions of this Agreement, Purchaser and the Sellers shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to (i) prepare and file as promptly as practicable with any Government Authority all documentation to effect all necessary Filings and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Government Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that neither any Seller nor Purchaser shall be required to (A) divest or otherwise hold separate (including by establishing a trust or otherwise), or take, cause to be taken or refrain from taking any other action (or otherwise agreeing to do any of the foregoing) with respect to, any of the Sellers’ or Purchaser’s or any of their respective Affiliates’ businesses, assets or properties, (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Government Authority in connection with the transactions contemplated hereby, (C) litigate, challenge or take any action with respect to any Action by any Government Authority or (D) agree to do any of the foregoing.

(d) To the extent permitted by applicable Law, each Seller and Purchaser shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any Filing and in connection with any investigation or other inquiry, including any Action initiated by a private party, (ii) promptly inform the other party of any Filing or communication received from, or intended to be given to, any Government Authority and of any material communication received or intended to be given in connection with any Action by a private party, in each case regarding any of the transactions contemplated hereby, and prior to submitting any Filing, substantive written communication, correspondence or other information or response by such party to any Government Authority (or members of the staff of any Government Authority) or in connection with any Action by a private party, the submitting party shall permit the other party and its counsel the opportunity to review as reasonably in advance as practicable under the circumstances, and consider in good faith the comments of the other party in connection with, any such Filing, communication or inquiry and further each of Purchaser and each Seller shall furnish each other with a copy of any Filing, communication or, if in written form, inquiry, it or any of its Affiliates makes to or receives from any Government Authority or in connection with any proceeding by private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance of any meeting or conference with any such Government Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences.

Section 9.2 Notice of Certain Events. Purchaser and each Seller shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document;

(b) any notice or other communication received by Purchaser or any of its Affiliates or a Seller or any of its Affiliates from any Government Authority in connection with the transactions contemplated by this Agreement or any other Transaction Document;

(c) any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Purchaser or any of its Subsidiaries or any Seller and any of their respective Subsidiaries, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed by such Person pursuant to any Section of this Agreement or (ii) that relate to this Agreement or the consummation of the transactions contemplated hereby;

(d) any inaccuracy of any representation or warranty of such Party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any conditions to the Closing not to be satisfied; and

(e) any failure of a Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 9.2 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

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Section 9.3 Peak Mining Sale. Each Seller shall not cause any Person that is a party to the Peak Mining Purchase Agreement to amend, modify or waive any provision or term of the Peak Mining Purchase Agreement in any manner that is adverse to Purchaser as compared to the terms set forth in the Peak Mining Purchase Agreement.

Section 9.4 Lock-Up.

(a) Subject to Section 9.4(b), each Seller hereby agrees that it shall not, without the prior written consent of Purchaser, Transfer any Purchaser Common Shares comprising the Rumble Share Consideration (collectively, the “Lock-Up Shares”) until six months following the Closing Date (the “Lock-Up Period”).

(b) Notwithstanding any other provision of this Agreement, each Seller may Transfer the Purchaser Common Shares during the Lock-Up Period (i) to any Affiliate of a Seller or (ii) in connection with a third-party tender or exchange offer to acquire any securities of Purchaser or in any other business combination, acquisition, merger, joint venture, recapitalization, restructuring or similar transaction involving Purchaser, in each case, approved by Purchaser’s board of directors; provided, however, that in the case of clause (i), such Affiliate must enter into a written agreement with Purchaser and each Seller agreeing (x) to be bound by this Section 9.4 and (y) that at any time such transferee ceases to qualify as an Affiliate of a Seller, to promptly transfer any such Lock-Up Shares back to a Seller or other Person that qualifies as an Affiliate of a Seller.

(c) If any Transfer of Lock-Up Shares is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Purchaser may refuse to recognize any such purported transferee of the Lock-Up Shares. In order to enforce this Section 9.4, Purchaser may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

Section 9.5 No Solicitation; Other Offers. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, each Seller shall not and shall cause its respective Affiliates not to, nor shall a Seller authorize or permit any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly assist, facilitate or encourage the submission of any Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Parent or any Transferred Subsidiaries or request Parent to provide access to the business, properties, assets, books or records of Parent or any Transferred Subsidiaries, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, is seeking to make or would be reasonably expected to make an Acquisition Proposal; (iii) recommend an Acquisition Proposal other than the transactions contemplated by this Agreement, the Tether Purchase Agreement, the Apeiron Purchase Agreement or the Business Combination Agreement; or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. The Parties acknowledge and agree that this Section 9.5 shall not apply to the sale of the Peak Mining Business in accordance with the terms of the Peak Mining Purchase Agreement. It is agreed that any violation of the restrictions on a Seller set forth in this Section 9.5 by any Representative of a Seller acting on behalf of or at the direction of a Seller or any of its Affiliates shall be a breach of this Section 9.5 by a Seller.

Section 9.6 Confidentiality. Each Party acknowledges that the information being provided to it and its Representatives in connection with the transactions contemplated by the Transaction Documents is subject to the terms of the Confidentiality Agreement, which shall remain in full force and effect on and after the date hereof; provided that actions taken by either Party to the extent necessary in order to comply with their respective obligations under Section 9.1 shall not be deemed to be in violation of this Section 9.6 or the Confidentiality Agreement. The confidentiality and information non-use obligations under the Confidentiality Agreement shall automatically be deemed terminated and cease to have any force or effect as of the Closing.

Section 9.7 Announcements. Promptly following the execution and delivery hereof (and in any event within four (4) Business Days thereafter), Purchaser shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the parties hereto shall issue a mutually agreeable press release announcing the execution of this Agreement and the other Transaction Documents. Purchaser shall provide the Sellers with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. Following such initial press release, neither any Seller nor Purchaser shall, and they shall cause their respective Affiliates not to, issue any press release or make any public announcement relating to the existence or subject matter of this Agreement or any agreement entered into pursuant to this Agreement, or the provisions hereof or thereof or the transactions contemplated hereby or thereby,

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without the prior review and written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not prohibit such disclosure if required by Law, any Government Authority or any recognized stock exchange on which the Equity Interests of either a Seller or Purchaser or any of their respective Affiliates are listed (in which case the applicable Party will use its commercially reasonable efforts to consult with the other Party before making the disclosure and to allow such other Party to review the text of the disclosure before it is made, to the extent practicable); provided, further, that the foregoing shall not prohibit such disclosure if made following the Closing and consistent in tone and substance in all material respects with any press release previously issued or public announcement previously made in accordance with the terms hereof; provided, further, that the Parties may disclose such matters to their respective employees, accountants, advisors, investors and other Representatives who have a need to know and as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by Contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the Parties shall be responsible to the other Parties for breach of this Section 9.7 or such confidentiality obligations by the recipients of its disclosure).

Section 9.8 Cooperation.

(a) The Sellers shall cooperate and shall, to the extent legally permitted, use its influence as a shareholder of Parent to ensure that Parent cooperates, with Purchaser on any publications required in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which a Seller is a party.

(b) Purchaser shall (i) provide the Sellers and their Representatives, as soon as reasonably practicable, with drafts of any intended disclosures or publications, including registration statements, offer documents, or security prospectuses for their review and approval, which such approval shall not be unreasonably withheld, conditioned or delayed, (ii) keep the Sellers reasonably informed regarding, and shall provide relevant drafts sufficiently in advance for the Sellers and their advisors to review and comment with respect to: (A) preparing, filing and bringing effective a registration statement/prospectus on Form S-4 registering the sale of the Purchaser Common Shares issued as consideration in the Tender Offer and including an information statement relating to the execution of the Written Consent, (B) preparing, filing with and obtaining approval from the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – BaFin) for an offer prospectus (including any supplements thereof), (C) ensuring the Purchaser Common Shares issued as consideration are admitted to trading on NASDAQ as soon as reasonably practicable, (D) preparing any other disclosure legally required in connection with the issuance of the Purchaser Common Shares and the Tender Offer, including any security prospectus and (E) the squeeze-out of the minority shareholders of Parent.

(c) Purchaser shall use reasonable efforts to comply with all applicable provisions of, and rules under, the Securities Act and Exchange Act, the certificate of incorporation, bylaws or other similar organizational documents of Purchaser and all applicable Laws of the State of Delaware and Germany, European Laws and regulations and NASDAQ regulations in the preparation, filing and distribution of the publications set forth in Section 9.8(b), as applicable.

Section 9.9 Stock Exchange Listing. Purchaser shall use its reasonable best efforts to cause the Rumble Share Consideration to be issued at the Closing pursuant to Article II to be listed on NASDAQ at such time of issuance, subject to official notice of issuance, but in no event later than the Closing.

Section 9.10 Takeover Statutes. Purchaser shall (a) take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement or the other Transaction Documents and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement or the other Transaction Documents, take all actions necessary so that such transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such statute or regulation on such transactions.

Section 9.11 Written Consent. In connection with the Written Consent, Purchaser shall take all actions necessary to comply in all material respects with Section 228 of the DGCL.

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Section 9.12 Reporting Status. Until the second year anniversary of the Closing Date, for so long as the Sellers continue to hold Purchaser Common Shares, Purchaser shall use commercially reasonable efforts to file all reports required to be filed with the SEC pursuant to the Exchange Act (or, if Purchaser is not required to file such reports, it will, upon the reasonable request of Seller, make publicly available such necessary information for so long as is necessary to permit sales pursuant to Rule 144 under the Securities Act, as such rules may be amended from time to time), and, except as part of transaction of the type contemplated by the definition of Acquisition Proposal (replacing references to: (i) “Parent or the Transferred Subsidiaries” with “Purchaser”; (ii) “Sold Shares” with “Rumble Share Consideration”; and (iii) “20%” therein with “50%”), Purchaser shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require registration or otherwise permit such termination.

Section 9.13 No Deregistration. Until the second anniversary of the Closing Date, for so long as the Sellers continue to hold Purchaser Common Shares, Purchaser shall use its reasonable best efforts to maintain the listing of the Purchaser Common Shares on NASDAQ or the New York Stock Exchange, and shall not effect any voluntary delisting of the Purchaser Common Shares from NASDAQ except, in either case, as part of a transaction of the type contemplated by the definition of Acquisition Proposal (replacing references to: (i) “Parent or the Transferred Subsidiaries” with “Purchaser”; (ii) “Sold Shares” with “Rumble Share Consideration”; and (iii) “20%” therein with “50%”).

Section 9.14 Affiliate Transfers. For so long as a Seller has obligations under Article XI, in the event that a Seller transfers all or any portion of the Rumble Share Consideration to any of its Affiliates or to a spouse, parent, sibling, descendant or other immediate family member or to any trust or other estate-planning vehicle, or to any other Person through which a Seller has a direct or indirect pecuniary interest in the Rumble Share Consideration, as a condition to such transfer, such Affiliate shall execute and deliver to Purchaser a joinder agreement, in the form and substance reasonably acceptable to Purchaser, pursuant to which such Affiliate shall agree to be bound by, and shall assume, on a joint and several basis with the transferor, all obligations of such transferor under Article XI (Survival; Indemnification) of this Agreement with respect to the Rumble Share Consideration so transferred.

Section 9.15 Title Insurance Policy; Survey. Prior to Closing, each Seller shall not prevent or seek to prevent the applicable Transferred Subsidiary from reasonably cooperating with Purchaser to obtain any Title Insurance Policy that Purchaser elects to obtain, in its sole and absolute discretion, with respect to any Real Property. Purchaser may, at its sole option and expense, obtain an American Land Title Association (ALTA) (or equivalent) survey on each parcel of Real Property and such other reports or documents customarily obtained by purchasers of real property.

Section 9.16 Fiduciary Duties. Nothing in this Agreement shall conflict with Thillainathan’s fiduciary duties as member of Parent’s management board and compliance with his statutory obligations pursuant to Section 93 AktG.

Section 9.17 Non-Compete; Non-Solicitation.

(a) For a period of two (2) years from the Closing, each of the Sellers shall not, and shall procure that its Affiliates will not, compete, directly or indirectly, with any member of the Parent Group or any of their full legal successors (Gesamtrechtsnachfolger) with respect to the scope of business (including the business territory) as conducted or planned to be conducted as of Closing “Current Business”. This obligation shall include, without limitation, that Thillainathan shall not serve as a director, officer, employee, consultant, contractor or otherwise for any entity conducting a business competing with the Current Business. The obligations pursuant to this Section 9.18(a) shall not preclude the Sellers and their Affiliates from acquiring any passive participation (i.e. does not participate in the management or operation or have any special governance rights such as board representation) in entities conducting a business competing with the Current Business, provided that such participation does not exceed 19.9% of the share capital or voting rights of the entity.

(b) For a period of two (2) years from the Closing, each of the Sellers shall not, and shall procure that their Affiliates will not, actively solicit the service or employment of any employee of any member of the Parent Group or any of their full legal successors (Gesamtrechtsnachfolger), provided that the foregoing shall not prevent Sellers and their Affiliates from hiring any such person that approaches Sellers or any Affiliates of the Sellers on his or her own initiative or by responding to a general job advertisement or recruitment campaign that is not specifically targeted at persons engaged by the relevant member of the Parent Group or its full legal successor (Gesamtrechtsnachfolger).

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Article X.
TAX MATTERS

Section 10.1 VAT. The Parties share the understanding that the transactions contemplated under this Agreement are not subject to and otherwise exempt from value added tax (VAT) and therefore the transfer of the Sold Shares and the Rumble Share Consideration are exclusive of VAT. The Parties undertake not to waive any exemption from VAT with regard to any transaction contemplated under this Agreement. To the extent any transaction contemplated under this Agreement does trigger VAT contrary to the Parties’ shared view and without a Party having waived an exemption from VAT, the recipient of the respective delivery or service shall pay the amount of statutory VAT to the Party providing the respective delivery or service subject to receipt of an invoice in accordance with applicable VAT Laws.

Section 10.2 Other Tax Matters. Any transfer, documentary, registration, stamp, excise, recording, or other similar Taxes (collectively, “Transfer Taxes”) arising from the transactions contemplated by this Agreement, if any, shall be borne by Purchaser. All Tax Returns with respect to such Transfer Taxes shall be filed by the Party required to file the Tax Return under applicable Law, and the non-filing Party shall cooperate in the filing and join in the execution of any such Tax Returns and other required documentation and Purchaser shall reimburse Sellers for any such Transfer Taxes that are paid by the Sellers.

Article XI.
SURVIVAL; INDEMNIFICATION

Section 11.1 Survival. (a) The Parties, intending to modify any applicable statute of limitations, each agree that:

(i) any claims for breaches of Sellers’ Fundamental Representations, Parent Fundamental Representations or the Purchaser Fundamental Representations shall expire 18 months after Closing;

(ii) the representations and warranties of each Seller contained in Article V and Article VI (other than the Sellers’ Fundamental Representations and Parent Fundamental Representations) and the representations or warranties of Purchaser contained in Article VIII (other than the Purchaser Fundamental Representations) shall expire at the Closing and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or its Affiliates with respect to these representations and warranties regardless of whether such liability accrued prior to, on or after the Closing, other than as expressly set forth in this Article XI or in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz); and

(iii) any covenants and agreements contained in this Agreement to be performed at or prior to Closing shall expire three (3) months following the Closing;

(iv) any covenants and agreements contained in this Agreement to be performed after the Closing shall survive the Closing until fully performed in accordance with their terms; and

(v) any claims pursuant to Section 11.2(d) and Section 11.2(e) shall survive eighteen (18) months after the Closing.

(b) No Purchaser Indemnitee nor Seller Indemnitee (as applicable, the “Indemnified Party”) shall have the right to recover any amounts pursuant to this Article XI unless on or before the last day of the relevant expiration period specified in Section 11.1(a) 0(the applicable “Survival Date”), the Indemnified Party notifies the respective other Party of a claim specifying the factual basis of that claim in reasonable detail (to the extent then known by such Indemnified Party).

(c) Notwithstanding anything to the contrary set forth herein, obligations to indemnify hereunder shall not terminate with respect to any claim as to which the Indemnified Party shall have, before the applicable Survival Date, delivered notice of such claim for indemnification (without having to commence a legal proceeding) from the Sellers or Purchaser, respectively (as applicable, the “Indemnifying Party”) in accordance with Section 11.6 until such claim is fully and finally resolved, provided that the delivering Party shall continuously pursue its claim in good faith.

(d) Notwithstanding anything to the contrary set forth herein, the limitations set forth in this Section 11.1 shall not apply in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz).

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(e) Neither this Section 11.1 nor anything else in this Agreement shall in any way inhibit Purchaser from recovering or otherwise obtaining any remedies, or shall otherwise limit any rights Purchaser may have against the RWI Provider or any other Person under the RWI Policy.

Section 11.2 Indemnification of Purchaser Indemnitees. From and after the Closing, the Sellers shall jointly and severally, subject to the limitations in this Article XI and Article VII, indemnify and hold harmless the Purchaser Indemnitees from and against all Damages suffered, sustained or incurred by any of them until the expiration of the applicable Survival Date resulting from:

(a) any inaccuracy in or breach of any of the representations and warranties of each Seller contained in Article V and Article VI (other than the Sellers’ Fundamental Representations and Parent Fundamental Representations) or in any certificate delivered by the Sellers pursuant hereto;

(b) any inaccuracy in or breach of any of the Sellers’ Fundamental Representations made by Seller in Article V or the Parent Fundamental Representations made in Article VI or in any certificate delivered by the Sellers pursuant hereto;

(c) any breach of, or failure to perform or comply with, any covenant, agreement or obligation of the Sellers under this Agreement;

(d) any Excluded Liability; and

(e) any Action by any securityholder of Parent solely in connection with the sale of the Peak Mining Business.

Section 11.3 Indemnification of the Seller Indemnitees. From and after the Closing, Purchaser shall, subject to the limitations in this Article XI, indemnify, save, defend and hold harmless the Seller Indemnitees from and against all Damages suffered, sustained or incurred by any of them until the expiration of the applicable Survival Date resulting from:

(a) any inaccuracy in or breach of any Purchaser Fundamental Representation made by Purchaser in Article VIII or in any certificate delivered by Purchaser pursuant hereto; and

(b) any breach of, or failure to perform or comply with, any covenant, agreement or obligation of Purchaser under this Agreement or any other Transaction Document;

Section 11.4 Limitation on Indemnification Obligations.

(a) The maximum aggregate amount of indemnifiable Damages that may be recovered by the Purchaser Indemnitees under Section 11.2(a) shall be the value of the Rumble Share Consideration (based on the Purchaser Common Stock Price) actually received by the Sellers.

(b) The maximum aggregate amount of indemnifiable Damages that may be recovered by the Seller Indemnitees under Section 11.3 shall be the value of the Rumble Share Consideration (based on the Purchaser Common Stock Price) actually delivered to the Sellers.

(c) Notwithstanding anything to the contrary set forth herein, the limitations set forth in this Section 11.4 shall not apply in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz). Neither this Section 11.4 nor anything else in this Agreement shall in any way inhibit Purchaser from recovering or otherwise obtaining any remedies, or shall otherwise limit the rights that Purchaser may have against the RWI Provider or any other Person under the RWI Policy.

(d) Notwithstanding anything in this Article XI or elsewhere in this Agreement to the contrary, except in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz), Purchaser agrees that the Purchaser Indemnitees shall first use reasonable best efforts to seek recovery under the RWI Policy, if recovery is available for the applicable Damages under the RWI Policy, before seeking recovery directly from the Sellers under Section 11.2(a). In the event that any Damages are actually recovered by the Purchaser Indemnitees under the RWI Policy, the Purchaser Indemnitees shall not be entitled to make any claim for indemnification under this Article XI for the same Damages.

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(e) No Party shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Damages pursuant to this Article XI, if such Damages are accounted for in the calculation of the Offer Ratio as previously communicated between the Parties. No Purchaser Indemnitee shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Damages under this Article XI to the extent with respect to the relevant claim:

(i) the matter (other than an Excluded Liability) is disclosed, accrued or reserved for in the Parent Financial Statements (including, where applicable, the notes thereto); provided, that such disclosure shall not be deemed to apply if it is contained only in a general category, except to the extent such matter is expressly and specifically disclosed; or

(ii) such claim would not have arisen (or would have been reduced) but for any act or omission of Parent Group on or before Closing carried out at the express request of Purchaser on or before Closing, or any act or omissions of Purchaser or Parent Group after the Closing; or

(iii) such claim is attributable to, or the amount of such claim results from or is increased by, the passing of, or any change in any Law after the date hereof.

(f) Notwithstanding anything herein to the contrary, no Party shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Damages: (i) relating to any Taxes directly relating to actions outside the ordinary course of business taken by any Indemnified Party (including actions taken by Purchaser with regard to the Parent) at any time on the Closing Date after the Closing or (ii) arising as a result of any election with respect to Taxes made after the Closing.

Section 11.5 Determination of Damages. The Parties acknowledge and agree that qualifications or limitations as to materiality, “material adverse effect,” Parent Material Adverse Effect, Seller Material Adverse Effect or Purchaser Material Adverse Effect (or any similar qualifications or limitations as to materiality) in any representation or warranty set forth herein shall be ignored and disregarded both for the purpose of determining whether inaccuracy or breach of any representation or warranty has occurred and for determining the amount of applicable Damages, which shall be calculated without regard to any such qualifications or limitations contained in any such representation or warranty.

Section 11.6 Claim Procedures.

(a) Third-Party Claims. In order for an Indemnified Party to be entitled to any indemnification from the Indemnifying Party, provided for under this Article XI in respect of, arising out of, relating to or involving a claim made or threatened by any Person not a Party against such Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall notify the Indemnifying Party in writing of such Third-Party Claim (setting forth in reasonable detail the facts giving rise to such Third-Party Claim (to the extent known), the amount or good faith estimated amount (to the extent reasonably estimable) of Damages in respect of, arising out of, relating to or involving such Third-Party Claim, a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto) (a “Claim Notice”) promptly after receipt by such Indemnified Party of written notice of such Third-Party Claim (and in any event not later than the date that is ten (10) Business Days preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal, or an answer or similar pleading is required to be filed in a litigation or other proceeding, with respect to such Third-Party Claim); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. The Indemnified Party shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments in connection with the allegations made in the Claim Notice and, to the extent reasonable practicable, provide the Indemnifying Party the information with respect to the Claim Notice upon reasonable request of the Indemnifying Party subject to the confidentiality provisions set forth herein, as applicable.

(b) Assumption. If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to assume the defense thereof (unless the Indemnifying Party indicates it is not willing to defend such Third-Party Claim), if the Indemnifying Party so chooses, with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party, by giving written notice thereof to the Indemnified Party within 20 Business Days after the Indemnified Party provides a Claim Notice to the Indemnifying Party of such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with this Section 11.6(b), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the

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Indemnified Party in connection with the defense thereof. Any such participation or assumption shall not constitute a waiver by any Party of any attorney-client privilege in connection with such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with this Section 11.6(b), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel reasonably satisfactory to the Indemnifying Party, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy related to such Third-Party Claim subject to the other terms hereof. If the Indemnifying Party chooses to assume the defense of a Third-Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof. If a Claim Notice is given to the Indemnifying Party of a Third-Party Claim in accordance with this Section 11.6(b) and the Indemnifying Party does not, within 20 Business Days after such Claim Notice is given, give notice in writing to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to assume its own defense, provided that the Indemnified Party may not settle any such Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that any such consent provided by an Indemnifying Party shall not prejudice such Indemnifying Party’s ability to dispute whether an Indemnified Party is entitled to indemnification for such Third-Party Claim under this Article XI. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party shall use its commercially reasonable efforts to defend such Third-Party Claim vigorously and diligently to final conclusion or settlement of such Third-Party Claim; provided, however, that the Indemnifying Party shall not settle such Third-Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement would result in (i) a finding or admission of any violation of Law or the rights of any Person that would have any adverse effect on any other claims that may be made against any Person, (ii) any relief other than monetary damages paid in full by the Indemnifying Party or any of its Affiliates or (iii) no complete, final and unconditional release of the Indemnified Party in connection with such Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if (i) the Third-Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement, (ii) the Third-Party Claim is a criminal or administrative proceeding, or relates to such a proceeding, or the underlying facts or circumstances of which could reasonably be expected to give rise to such a proceeding or (iii) in the case of a Purchaser Indemnitee, a Purchaser Indemnitee is seeking full recovery relating to the Third-Party Claim under the RWI Policy.

(c) Privilege. If an Indemnifying Party chooses to assume the defense of a Third-Party Claim in accordance with the terms hereof, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third-Party Claim (consistent with applicable Law). Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third-Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection; provided, however, that nothing herein shall prohibit the Indemnifying Party that does not choose to assume the defense of a Third-Party Claim from utilizing Subject Materials to defend itself against a claim by the Party seeking indemnification hereunder. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that, based on the advice of outside counsel, would be impaired by such disclosure or any confidentiality restriction under applicable Law.

(d) Other Claims. In the event an Indemnified Party has a claim against an Indemnifying Party under this Article XI that does not involve a Third-Party Claim, the Indemnified Party shall notify the Indemnifying Party in writing of such claim (setting forth in reasonable detail the facts giving rise to such claim (to the extent known), the amount or good faith estimated amount (to the extent reasonably estimable) of Damages arising out of, involving or otherwise in respect of such claim, a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto) with reasonable

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promptness after becoming aware of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

Section 11.7 No Double Recovery. No Indemnified Party shall be entitled to recover from any Indemnifying Party under this Article XI, the RWI Policy or under any other Transaction Document more than once in respect of the same Damages (notwithstanding that such Damages may result from breaches of multiple provisions of this Agreement).

Section 11.8 Mitigation of Losses. Section 254 BGB shall apply to the obligations of any Indemnified Party to mitigate Damages.

Section 11.9 Tax Treatment of Indemnification Claims. Purchaser and each Seller agree to report each indemnification payment made in respect of any Damages hereunder as an adjustment to the value of the Rumble Share Consideration for income Tax purposes unless otherwise required by applicable Law.

Article XII.
TERMINATION

Section 12.1 Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated prior to the Closing:

(a) Consent. By the mutual written consent of the Sellers and Purchaser;

(b) Delay. By either the Sellers or Purchaser if the Closing has not occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to the Sellers or Purchaser, as applicable, if the failure to fulfill any of such Party’s obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) Breach. By either the Sellers or Purchaser in the event of a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the respective other Party, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing Date, the failure of any condition to the terminating Party’s obligations set forth in Article III to be satisfied, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (or by the Outside Date, if earlier); provided, however, that the right to terminate this Agreement under this Section 12.1(c) shall not be available to a would-be terminating Party if such Party is then in material breach of any of its representations, warranties, agreements and covenants hereunder;

(d) Prohibition. By either the Sellers or Purchaser if any final and non-appealable Government Order or other Law shall have been issued, entered, enacted, or promulgated having the effect of permanently enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to the Sellers or Purchaser, as applicable, if the failure to fulfill any of such Party’s obligations under this Agreement has been the primary cause of, or resulted in, such Government Order or other Law;

(e) Purchaser Shareholder Approval. By the Sellers if the Written Consent is not duly executed and delivered to the Sellers within twenty-four (24) hours of the date hereof in accordance with the terms of this Agreement.

Section 12.2 Notice of Termination. If the Sellers or Purchaser desires to terminate this Agreement pursuant to Section 12.1, it shall give written notice of such termination to (in the case of termination by the Sellers) Purchaser or to (in the case of termination by Purchaser) the Sellers setting forth the basis and provision(s) of Section 12.1 being relied upon to terminate this Agreement.

Section 12.3 Effect of Termination. Upon a termination of this Agreement in accordance with Section 12.1, each Party’s further rights and obligations hereunder, other than the Surviving Provisions (which shall survive such termination and remain in full force and effect), shall terminate without any Liability of any Party to any other Party, but termination shall not affect any rights or obligations of a Party which may have accrued prior to such termination and shall not relieve any Party from Liability for any breach based on deceit (arglistige Täuschung) or willful misconduct (Vorsatz) prior to such termination.

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Article XIII.
MISCELLANEOUS

Section 13.1 Notices.

(a) Any notice, request, claim, demand or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i) in writing in English; and

(ii) delivered by hand, registered mail or by courier using an internationally recognized courier company, or transmitted by email.

(b) A Notice to any Party shall be sent to such Party at the following address, or such other Person or address as such Party may designate by delivery of Notice to each other Party in accordance herewith.

If to the Sellers, to:

ART Holding GmbH, Lindenstrasse 8, c/o AMZ, Ando-Management AG,
6340 Baar, Switzerland;
Attention:

With a copy to (which shall not constitute a Notice):

Latham & Watkins LLP
Reuterweg 20
60323 Frankfurt am Main
Germany
Attention: Dr. Alexander Stefan Rieger; alexander.rieger@lw.com;
Dr. Camilla Kehler-Weiss; camilla.kehler-weiss@lw.com

If to Purchaser or, following the Closing, to:

Rumble, Inc.
444 Gulf of Mexico Dr.
Longboat Key, Florida 34228
Attention:

With a copy to (which shall not constitute a Notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention: Russell L. Leaf, Sean M. Ewen
Email: rleaf@willkie.com; sewen@willkie.com

(c) A Notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, registered post or courier; or

(ii) when sent by email (with email confirmation of receipt, including automated electronic confirmation of receipt).

Section 13.2 Assignment. Except as otherwise expressly provided in this Agreement, no Party may, without the prior written consent of the other Parties, directly or indirectly assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement, except that Purchaser may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any of its Affiliates, but any such transfer or assignment will not relieve Purchaser of any of its obligations hereunder. Any attempted assignment in violation of this Section 13.2 shall be null and void. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their successors and permitted assigns.

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Section 13.3 No Third-Party Beneficiaries; No Recourse Against Non-Parties.

(a) Except as provided in Article XI and Section 13.3(b), this Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights or remedies (including third-party beneficiary rights) hereunder.

(b) (i) All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any other Transaction Document, or the negotiation, execution or performance of this Agreement or any other Transaction Document (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement or any Transaction Document), may be made only against (and subject to the terms and conditions thereof) the entities that are expressly identified as parties hereto and thereto and (ii) no Person who is not a named party to this Agreement or any other Transaction Document, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or Representative of any named party to this Agreement or any other Transaction Document (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or any other Transaction Document or for any claim based on, in respect of, or by reason of this Agreement or any other Transaction Document or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

Section 13.4 Whole Agreement; Conflict with Other Transaction Documents. This Agreement (including all Schedules and Exhibits hereto), Sellers’ Disclosure Letter, Purchaser’s Disclosure Letter, the other Transaction Documents, and the other agreements and deliverables in connection herewith referred to herein constitute the whole agreement among the Parties relating to the subject matter hereof and thereof to the exclusion of any terms implied by Law which may be excluded by Contract and supersede any prior understandings, negotiations, agreements, statements, or representations among the Parties or any of their respective Affiliates of any nature, whether written or oral, to the extent they relate to the subject matter hereof and thereof.

Section 13.5 Costs. Except as otherwise expressly provided herein and therein, each Party shall bear all costs incurred by it in connection with the preparation, negotiation, execution and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 13.6 Governing Law; Consent to Jurisdiction; Specific Performance.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without recourse to any conflicts of law provisions.

(b) All disputes arising under or in connection with this Agreement (including any dispute in connection with the breach, termination or its validity) shall be finally settled, under exclusion of any state court’s competence, by three (3) arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS)), as applicable as of the filing of the claim. Each arbitrator shall be eligible for the office of a judge in Germany and have proven expertise and professional expertise as is required for the relevant dispute at hand. The venue of the arbitration shall be Frankfurt am Main, Germany. The language of the arbitral proceedings shall be English. Documents already existing as at the date of this Agreement may also be submitted in the German language.

(c) If mandatory applicable Law requires any matter arising from or in connection with this Agreement or its consummation to be decided upon by a court of Law, the competent courts in and for Frankfurt am Main, Germany, shall have the exclusive jurisdiction.

Section 13.7 Counterparts. This Agreement, and the other Transaction Documents and the other agreements referred to herein may be executed in any number of counterparts, each of which shall be deemed to constitute an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of and be delivered by all Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, DocuSign, and any facsimile or electronic signature shall constitute an original for all purposes.

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Section 13.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, void or unenforceable, (a) a suitable and equitable provision shall be negotiated by the Parties in good faith in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 13.9 Amendments; Waiver. Any provision of this Agreement may be amended or modified if, and only if, such amendment is in writing and signed by and on behalf of each Party. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by and on behalf of the Party against whom such waiver is to be enforced. No waiver of any breach of this Agreement or right or remedy under this Agreement will be implied from any delay, forbearance or failure of a Party to take action thereon. Any such waiver described in the preceding sentence may, at any time prior to the Closing, (a) extend the time for performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Parties with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right, power or privilege.

Section 13.10 Payments. Except to the extent otherwise expressly provided in Section 2.3 and Section 4.3 and otherwise in this Agreement, all payments to be made under this Agreement shall be made in full, without any setoff or deduction for or on account of any counterclaim. Any payment to be made under this Agreement shall be effected by crediting for same-day value the account specified by the Party entitled to the payment before the due date for payment as set forth herein.

Section 13.11 No Admission. Nothing herein shall be deemed an admission by any Party or any of their respective Affiliates, in any Action or Action by or on behalf of a third party, that any Party or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 13.12 Interpretation.

(a) Unless the context otherwise specifically requires:

(i) the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified;

(iii) all terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(iv) the terms “Dollars” and “$” mean United States Dollars;

(v) references to words of inclusion herein shall not be construed as terms of limitation, and thus references to “included” matters or items shall be regarded as non-exclusive, non-characterizing illustrations;

(vi) references herein to either gender shall include the other gender;

(vii) references to this Agreement shall include Sellers’ Disclosure Letter, Purchaser’s Disclosure Letter, the Preamble and any Recitals, Schedules and Exhibits to this Agreement;

(viii) references herein to the Preamble or to any Recital, Article, Section, Subsection, Exhibit or Schedule shall refer, respectively, to the Preamble or to a Recital, Article, Section, Subsection, Exhibit or Schedule of or to this Agreement;

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(ix) references to Law shall be deemed to refer to such Law as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof, provided, however, that for purposes of representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law and any rules or regulations promulgated thereunder as amended through such specific date;

(x) references to any Government Authority include any successor to such Government Authority;

(xi) references to any Person include such Person’s successors and permitted assigns;

(xii) references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;

(xiii) references to books, records or other information mean books, records or other information in any form including, paper, electronically stored data, magnetic media, film and microfilm;

(xiv) references to a time of day are, unless otherwise specified, references to New York City time;

(xv) references to writing shall include any mode of reproducing words in a legible and non-transitory form, including in electronic form;

(xvi) the rule known as the ejusdem generis rule shall not apply and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(xvii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;

(xviii) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and

(xix) the word “or” shall be construed as disjunctive but not exclusive.

(b) The table of contents and headings contained in this Agreement and the other Transaction Documents are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Each of the Parties has participated in the negotiation and drafting of this Agreement and the Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the Transaction Documents shall be construed as if drafted jointly by the parties thereto.

(d) Whenever a provision of this Agreement provides that an action is to be effected as of, on or by a certain date, and such date is not a Business Day, this Agreement shall be read so that such action is required to be effected as of, on or by (as applicable) the next succeeding Business Day.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Art Holding GmbH
By:	/s/ Aroosh Thillainathan
Name:	Aroosh Thillainathan
Title:	Managing Director
/s/ Aroosh Thillainathan
Aroosh Thillainathan
RUMBLE INC.
By:	/s/ Christopher Pavlovski
Name:	Christopher Pavlovski
Title:	Chief Executive Officer

[Signature Page to Transaction Support Agreement]

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Schedule A
Definitions and Terms

“Acceptance Period” means the Initial Acceptance Period together with any Additional Acceptance Period.

“Action” means any civil, criminal or administrative action, suit, demand, claim, case, litigation, mediation, arbitration, opposition, objection, cancellation, inquiry, charge, subpoena, audit, examination, hearing, dispute, investigation or other proceeding (whether civil, criminal or administrative).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, the Tether Purchase Agreement, the Apeiron Purchase Agreement or the Business Combination Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (a) any acquisition or purchase of any of the Sold Shares, (b) any acquisition, purchase or exclusive license, directly or indirectly, of 20% or more of the consolidated assets of Parent or the Transferred Subsidiaries or 20% or more of any class of equity or voting securities of Parent or the Transferred Subsidiaries, (c) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of Parent or the Transferred Subsidiaries, or (d) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Parent or the Transferred Subsidiaries.

“Additional Acceptance Period” has the meaning set forth in the Business Combination Agreement.

“Affiliate” means, with respect to any Person, any other Person who is an affiliated enterprise (verbundenes Unternehmen) of Person within the meaning of Sections 15 et seq. AktG, provided that the Parent and its Subsidiaries shall not be considered Affiliates of the Sellers or any other Person that is an Affiliate of the Sellers for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“AktG” means the German Stock Corporation Act (Aktiengesetz).

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing Laws and financial recordkeeping, reporting and registration requirements administered or enforced by any Government Authority.

“ART Holding” has the meaning set forth in the Preamble.

“Apeiron” has the meaning set forth in the Recitals.

“Apeiron Purchase Agreement” has the meaning set forth in the Recitals.

“Applicable Date” means January 1, 2025.

“Applicable Purchaser Period” means, with respect to Purchaser and any of its Subsidiaries, periods beginning after December 31, 2021 and continuing through the Closing Date.

“Audited Financial Statements” has the meaning set forth in Section 6.3(a).

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

“Bring-Down Certificate” has the meaning set forth in Section 4.2(a)(i).

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday, on which banks located in New York, New York, United States, and Frankfurt am Main, Germany, are generally open for business.

“Business Intellectual Property” has the meaning set forth in Section 6.13(a).

“Business Software” has the meaning set forth in Section 6.13(a).

“Business Source Code” means source code of any Business Software which is incorporated in or distributed as part of any product sold, distributed or made commercially available by Parent or any of the Transferred Subsidiaries.

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“Capacity” means the total (in kilowatts) of: (a) backup generators capacity, (b) uninterruptible power supply (UPS), and (c) cooling measured at the Data Centers, but excluding, in each case, any amounts required for redundancy.

“Claim Notice” has the meaning set forth in Section 11.6(a).

“Class A Common Stock” has the meaning set forth in Section 8.2(a).

“Class C Common Stock” has the meaning set forth in Section 8.2(a).

“Class D Common Stock” has the meaning set forth in Section 8.2(a).

“Clearstream” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 4.1.

“Closing Actions” has the meaning set forth in Section 4.2(a).

“Closing Date” means the date on which the Closing occurs.

“Closing Protocol” has the meaning set forth in Section 4.2(c).

“Code” means the U.S. Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Commitments” has the meaning set forth in Section 6.20(a).

“Confidentiality Agreement” means that certain letter agreement, dated as of February 14, 2025, between Purchaser and Parent.

“Constituent Documents” means, with respect to any corporation, its charter and bylaws; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; and, with respect to each other Person, its comparable constitutional instruments or documents (and, in each case, such similar instruments or documents as applicable under the relevant jurisdiction).

“Contract” means any contract, agreement, undertaking, commitment, purchase order, loan, guarantee, indenture, lease or license.

“Damages” means any damages, costs, or actual out-of-pocket expenses and amounts paid in settlement (including reasonable attorneys’ fees and expenses), but excluding indirect damages, consequential damages, loss of profits (entgangener Gewinn), frustrated expenses (vergebliche Aufwendungen) within the meaning of Section 284 BGB, exemplary and punitive damages, and any damages based upon any type of multiple, except for (i) such damages that are paid to a third party in connection with a Third-Party Claim and (ii) consequential damages, loss of profits or frustrated expenses that are reasonably foreseeable.

“Data Center Lease” means any master service agreement, colocation agreement, lease, sublease, license or other Contract or Real Property Lease (including service or similar orders thereunder) in respect of the HPC Segment to which Parent or any of the Transferred Subsidiaries grants or agrees to grant a Person a leasehold estate, leasehold interest, subleasehold estate, sublease interest, license or the right to use or occupy space in, or to receive power or ancillary services related to, any high performance computing data center, together with all amendments, guarantees and modifications thereto.

“Data Centers” mean the Operational Data Centers and the Pre-Operational Data Centers.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letter” means, with respect to each Party, a letter delivered by such Party to the respective other Party contemporaneously with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations, warranties or covenants of such Party contained in this Agreement; provided that the mere inclusion of an item in a Disclosure Letter as an exception to a representation,

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warranty or covenant shall not be deemed an admission by the disclosing Party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is reasonably likely or expected to result in a Parent Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable; provided, further, that each Disclosure Letter has been arranged as separate sections corresponding to the subsections of this Agreement, and a disclosure in any section of such Party’s Disclosure Letter shall be deemed to be a disclosure for all other sections of such Party’s Disclosure Letter in respect of which it is reasonably apparent on its face that such disclosure is applicable, whether or not repeated or cross-referenced in such other section. Notwithstanding anything to the contrary contained herein, the facts and circumstances in the documents disclosed in the Virtual Data Room are deemed to be expressly disclosed as if they were included in Sellers’ Disclosure Letter, except (a) with respect to the Sellers’ Fundamental Representations or Parent Fundamental Representations or (b) in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz); provided, that the facts and circumstances were presented in the Virtual Data Room in such a manner and detail and in a context where such information would reasonably be expected to be contained, it being further understood that disclosure shall have been made in the Virtual Data Room before 5:00 p.m., New York City time, on November 8, 2025. Notwithstanding anything to the contrary contained herein, the facts and circumstances in the documents disclosed as set forth in any Purchaser Reports (excluding, in each Purchaser Report, any disclosures contained therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward-looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded) filed prior to the date of this Agreement (excluding any amendments or supplements filed after the date hereof) are deemed to be expressly disclosed as if they were included in Purchaser’s Disclosure Letter, except (a) with respect to the Purchaser Fundamental Representations or (b) in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz); provided, that the facts and circumstances were presented in the Purchaser Reports in such a manner and detail and in a context where such information would reasonably be expected to be contained, it being further understood that disclosure shall have been made in the Purchaser Reports before 5:00 p.m., New York City time, on November 8, 2025.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any other material employee benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing, whether or not tax-qualified and whether or not funded, including any Multiemployer Plans, pension, retirement, savings, bonus, commission, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or other equity or stock- or other equity-based, employment, individual consulting or contractor, change in control, retention, redundancy, severance, separation, medical, health, life insurance, disability or other welfare benefit, vacation, paid time off, material fringe benefit or other material benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, in each case, (i) which is sponsored, established or maintained by, contributed to or required to be contributed to, or with respect to which any current or potential Liability may be borne by Parent or its ERISA Affiliates or (ii) which covers one or more officers, employees or independent contractors (who are natural persons) of Parent or the Transferred Subsidiaries, other than plans established pursuant to statute and maintained by a Government Authority.

“Encumbrance” means any mortgage, deed of trust, title defect, easement, license, lien, right-of-way, levy, security interest, assignment, restriction, charge, pledge, hypothecation, preemptive right, preference, participation interest, claim, option, or right of first refusal.

“Environmental Laws” means any Law relating to: (i) pollution or the protection, restoration or remediation of the environment, including natural resources, (ii) the protection of human health and safety as it relates to any Hazardous Substance; or (iii) the manufacture, processing, registration, distribution, handling, packaging or labeling of Hazardous Substances or products containing Hazardous Substances; (iv) transport, use, presence, generation, treatment, storage, presence, landfilling or disposal, Release or threatened Release of, or exposure to, any Hazardous Substance; or (v) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Permit” means any Permit required under any applicable Environmental Law.

“Equity Interest” means, with respect to any Person, any share of capital stock of, or any general, limited or other partnership interest, membership interest or similar ownership or equity interest in, such Person.

“Equity Plans” means Parent’s Stock Option Program 2020, Stock Option Program 2021, Stock Option Program 2021/II, Stock Option Program 2023 and Stock Option Program 2024.

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“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Affiliate” means any Person engaged in a trade or business (whether or not incorporated) that is at any relevant time considered as a single employer with Parent or the Transferred Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“ExchangeCo Shares” has the meaning set forth in Section 8.2(a).

“Excluded Liabilities” means any and all Liabilities relating to or arising from (i) the Peak Mining Business or the operation thereof or any assets, employees or other service providers used in connection therewith prior to closing of the Peak Mining Purchase Agreement (but, for the avoidance of doubt, excluding any payments to be made in connection with a CC Sale or CC Purchase), (ii) the business activities of the Historical Operation Entities that took place prior to the Closing, (iii) the liquidation and winding down of the Historical Operation Entities, and (iv) any Taxes incurred (A) as a result of the sale of the Peak Mining Business pursuant to the Peak Mining Purchase Agreement and (B) in respect of the Historical Operation Entities, provided that (x) any Liabilities arising in connection with any Tax restructuring or other changes to the Parent Group structure initiated after Closing and (y) any liabilities, including tax liabilities, in connection with a CC Sale or CC Purchase, shall not constitute Excluded Liabilities.

“Export and Sanctions Regulations” means all applicable trade embargoes or economic or financial sanctions, anti-boycott Laws, and export and import control Laws, imposed, administered, or enforced by the United States (including the U.S. International Traffic in Arms Regulations, the U.S. Export Administration Regulations, U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State), the United Nations Security Council, the European Union, or his Majesty’s Treasury of the United Kingdom.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“Foreign Benefit Plan” has the meaning set forth in Section 6.9(g).

“GAAP” means U.S. generally accepted accounting principles.

“Government Authority” means any foreign or domestic, federal, state, county, city or local government or legislative, enforcement, administrative or regulatory authority, agency, department, court, tribunal, legislature, executive, official, instrumentality, commission, body, or other judicial, administrative, or arbitral entity, body, or instrumentality, in each case, with competent jurisdiction, including any supranational body and any Self-Regulatory Organization.

“Government Order” means any order, writ, judgment, injunction, approval, decree, declaration, stipulation, settlement, ruling, decision, determination, verdict or award, in each case, that is of or entered by any Government Authority.

“GPU” means all Nvidia H100 and H200 and any other material graphics processing units.

“Hazardous Substance” means (i) any constituent, substance, material, chemical or waste that is listed, defined, classified or regulated as toxic, or hazardous, explosive, corrosive, infectious, carcinogenic as a pollutant or contaminant, or terms of similar meaning, under, or for which Liability or standards of conduct are imposed by, any Environmental Laws or the presence of which requires investigation, clean up, removal, abatement, remediation or other corrective or remedial action under any Environmental Laws, and (ii) any petroleum or petroleum distillate, radon, radioactive materials or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, lead or lead-containing materials, radioactive materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

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“Historical Operation Entities” means (1) Bitfield N.V.; (2) Minondo Ltd.; (3) 1277963 BC, Ltd.; (4) Decentric Europe B.V.; (5) Northern Data Reserve, Inc.; (6) Northern Data PA, LLC; (7) Northern Data NY, LLC; and (8) Northern Data (CH) AG.

“Holdback Release Date” means the date that falls eighteen (18) months after the Closing Date.

“Holdback Rumble Share Consideration” means a portion of the Rumble Share Consideration that equals the quotient (rounded down) of (i) EUR 5,000,000.00 divided by (ii) the Purchaser Common Stock Price.

“HPC Segment” means the Parent’s and the Transferred Subsidiaries’ high performance computing segment for Data Centers.

“IFRS” means the international financial reporting standards promulgated by the European Union, as amended, together with the interpretations of the International Financial Reporting Standards Interpretations Committee as adopted by the European Union and in accordance with application of commercial law provisions pursuant to Section 315e para. 1 of the German Commercial Code (Handelsgesetzbuch).

“Indemnified Party” has the meaning set forth in Section 11.1(b).

“Indemnifying Party” has the meaning set forth in Section 11.1(c).

“Information Security Program” means a commercially reasonable information security program comprised of physical, technical, and administrative measures and safeguards that is designed to protect the security, confidentiality, availability, operation, and integrity of any Personal Data Processed against Security Incidents.

“Intellectual Property” means any intellectual property rights of any kind, type or nature in any and all jurisdictions throughout the world, including any intellectual property rights in or to: (a) trademarks, service marks, trade dress and trade names, logos, registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby (“Trademarks”); (b) patents and patent applications, including divisionals, revisions, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (c) trade secrets, and any other intellectual property rights in confidential information and non-public information, know-how, processes, formulae, customer, supplier and vendor lists, discoveries, improvements, blue prints, designs, ideas, specifications, drawings, methodologies, models, algorithms, systems, technology, inventions and marketing information (“Trade Secrets”); (d) published and unpublished works of authorship, whether copyrightable or not, copyrights, including copyrights in Software, website and mobile content, all other intellectual property rights in works of authorship, and all intellectual property rights in data and other compilations of information, and all registrations and applications for registration therefor; and (e) internet domain name registrations and any intellectual property rights in social media handles.

“Interconnected Carriers” means, collectively, the telecommunication carriers or other, internet, cloud or utility providers that have brought their respective networks to or otherwise maintain a point of presence (“PoP”) within the meet-me-rooms of the Data Centers, or have made such networks or PoPs available to the customers at the Data Centers through the meet-me-rooms or otherwise.

“Interim Financial Statements” has the meaning set forth in Section 6.3(b).

“Initial Acceptance Period” has the meaning set forth in the Business Combination Agreement.

“International Transfer” means any cross-border transfer of Personal Data that is subject to specific provisions regarding international transfers and/or data export requirements under the Privacy Requirements. For the avoidance of doubt, a transfer within the European Economic Area is not considered an International Transfer.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means hardware, software, firmware, middleware, equipment, electronics, computers, platforms, servers, workstations, routers, hubs, switches, endpoints, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and internet-related information technology infrastructure, wide area network and all other information technology equipment and assets.

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“Knowledge” means:

(a) with respect to the Sellers exclusively, the actual knowledge (positive Kenntnis) on the date hereof or Closing Date (as the case may be) of Aroosh Thillainathan and (ii) the knowledge the Sellers would reasonably be expected to have obtained after reasonable due enquiry of John Hoffman (Chief Operating Officer), Rudolf Haas (Chief Legal Officer), Elliot Jordan (Chief Financial Officer) and Charlotte Park (Chief People Officer); and

(b) with respect to Purchaser, the actual knowledge of the individuals listed in Section 1.1(a) of Purchaser’s Disclosure Letter and the knowledge such individuals would reasonably be expected to have after reasonable due inquiry, including any information which such individuals are or should reasonably be aware of in the ordinary course of the performance of their responsibilities on behalf of Purchaser.

“Latest Balance Sheet Date” has the meaning set forth in Section 6.3(b).

“Law” means any law, statute, common law, ordinance, rule, regulation, code, Government Order, award, judgment, injunction, decree, directive, ruling, writ, declaration, approval, or other requirement, obligation, duty or rule of law enacted, adopted, issued, promulgated or enforced by a Government Authority.

“Leased Real Property” has the meaning set forth in Section 6.12(c).

“Liabilities” means any debt, liability, claim, demand, expense or obligation of whatever kind or nature.

“Lock-Up Period” has the meaning set forth in Section 9.4(a).

“Lock-Up Shares” has the meaning set forth in Section 9.4(a).

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Multiemployer Plan” means each Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“NASDAQ” means the Nasdaq Stock Market.

“Non-Party Affiliates” has the meaning set forth in Section 13.3(b).

“Notice” has the meaning set forth in Section 13.1(a).

“OFAC” has the meaning set forth in the definition of Export and Sanctions Regulations.

“Offer Conditions” means the conditions to closing of the Tender Offer;

“Offer Ratio” has the meaning set forth in the Business Combination Agreement.

“Open Source Software” means Software that is distributed as “free software” or “open source software” or under similar licensing or distribution terms (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses). Open Source Software includes without limitation Software that is licensed under any versions of the following: the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, MIT License or similar terms.

“Operational Data Centers” means the data centers (or portions thereof) owned, leased or managed by Parent or the Transferred Subsidiaries that are in operation.

“Option” means any option to purchase Shares granted under an Equity Plan or otherwise.

“ordinary course” or “ordinary course of business” means, with respect to any Person, the ordinary course of such Person’s normal day-to-day operations, consistent with such Person’s past practices.

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“Outside Date” means December 31, 2026, provided that such date may be extended by the mutual written consent of the Sellers and Purchaser.

“Owned Intellectual Property” means any Intellectual Property (i) owned or purported to be owned by Parent or the Transferred Subsidiaries, or (ii) owned or purported to be owned by Parent or its Affiliates and included in the Target Assets.

“Owned Real Property” has the meaning set forth in Section 6.12(a).

“Parent” has the meaning set forth in the recitals to this Agreement.

“Parent Data” means all confidential data or information, private keys, and data compilations contained in the Parent IT Systems that are, in each case, used in the conduct of Parent or any Transferred Subsidiary.

“Parent Financial Statements” has the meaning set forth in Section 6.3(b).

“Parent Fundamental Representations” means Section 6.1 (Organization, Authorization, Enforceability, Non Contravention), Section 6.2 (Capital Structure; Subsidiaries) and Section 6.24 (Finder’s Fees; Brokerage).

“Parent Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included Parent or the Transferred Subsidiaries or any direct or indirect predecessor of Parent or the Transferred Subsidiaries, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included Parent or the Transferred Subsidiaries or any direct or indirect predecessor of Parent or the Transferred Subsidiaries.

“Parent Indebtedness” shall mean, without duplication, the following of Parent or the Transferred Subsidiaries (including the principal amount, accrued and unpaid interest and fees, expenses and prepayment premiums or penalties or termination or breakage fees, change of control payments or penalties required to be paid or offered on prepayment or repayment, as applicable), but excluding the following (A) if incurred in the ordinary course of business, or (B) to the extent the following comprises intra-group liabilities solely involving Parent and the Transferred Subsidiaries: (a) obligations in respect of indebtedness for borrowed money; (b) obligations in respect of accounts payable outstanding and aged over 90 days; (c) obligations in respect of indebtedness evidenced by any note, bond, debenture or other similar instruments or debt securities (but excluding, for the avoidance of doubt, current trade payables in the ordinary course of business); (d) obligations under any off balance sheet financing; (e) obligations in respect of deferred indebtedness or other payments for the purchase price of property, assets, goods or services, including any earn out payments or contingent consideration payment obligations (but excluding, for the avoidance of doubt, current trade payables in the ordinary course of business); (f) obligations to return or repay (whether before, at or after the Closing) loans, subsidies, grants, incentives or other similar payments; (g) obligations for the Tax Liability Amount; (h) obligations in respect of banker’s acceptances, letters of credit and similar facilities (but only to the extent drawn and unpaid); (i) all payment obligations under any interest rate swap agreements, interest rate hedge agreements or any other financial hedging or swap arrangements or similar agreements to which Parent or the Transferred Subsidiaries is party (including any obligations that may arise upon the termination thereof) that are terminated prior to, or contemporaneously with, Closing; and (j) all obligations of the types referred to in clauses (a) through (i) of another Person the payment of which Parent or the Transferred Subsidiaries has guaranteed or for which Parent or the Transferred Subsidiaries is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor.

“Parent Insurance Policies” means all insurance policies or self-insurance programs in the name of or maintained by or for the benefit of Parent or the Transferred Subsidiaries.

“Parent IT Systems” means any IT Systems owned, leased by or licensed to Parent or any of the Transferred Subsidiaries, including to process Parent Data.

“Parent Material Adverse Effect” means any change, effect, development, condition, matter, event, fact, circumstance or occurrence that, individually or when considered in the aggregate with any other change, effect, development, condition, matter, event, fact, circumstance or occurrence, (i) has had or would reasonably be expected to have a material and adverse effect on Parent or any Transferred Subsidiary or, as of the Closing, the business, assets, financial condition or results of operations of Parent and the Transferred Subsidiaries, taken as a whole, or (ii) has prevented or materially impaired, or would reasonably be expected to prevent or materially impair, the ability of any

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of the Sellers, Parent, any of the Transferred Subsidiaries or any of their respective Affiliates to perform its obligations under this Agreement, and the other Transaction Documents in which such party is a party, or to consummate the transactions contemplated hereby and thereby in a timely manner; provided, that none of the following, either alone or in combination with any other changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences shall constitute or cause a Parent Material Adverse Effect:

(a) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from a change in applicable accounting principles or any change in Law (including any Law in respect of Taxes), or any interpretation thereof by any Government Authority, or change in GAAP, IFRS or authoritative interpretations thereof;

(b) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from changes in global, national or regional political or social conditions (including protests, strikes, riots, public demonstrations, civil unrest, acts of terrorism or war (including cyberattacks as acts of war)) or in general global, national or regional economic, business or regulatory conditions or in national or global financial or capital markets;

(c) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from conditions generally affecting the industries or market sectors in which Parent or the Transferred Subsidiaries operate, in particular any technical changes in the way data centers are designed or operated, including any technological innovation and improvement of cooling systems, telecommunication and connectivity systems and equipment, servers, software and chips;

(d) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from or arising out of hurricanes, earthquakes, floods or other natural disasters, force majeure events or any outbreak of an epidemic or pandemic or other public health event or any Law or regulatory policy, recommendation, or pronouncement issued by a Government Authority, the Centers for Disease Control and Prevention or the World Health Organization or “sheltering in place,” curfew or other restrictions, in each case that relate to, or arise out of, an epidemic or pandemic, or any change in such Law, recommendation, pronouncement or interpretation thereof;

(e) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting solely from the announcement or performance of the Transaction Documents or consummation of the transactions contemplated thereby or any third-party litigation relating to the Transaction Documents or the transactions contemplated thereby, including any loss of, or adverse change, effect, event, development, condition, matter, fact, circumstance or occurrence in or with respect to, the relationship of Parent or the Transferred Subsidiaries, contractual or otherwise, with customers, Government Authorities, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or similar relationship directly caused by the entry into this Agreement and the transactions contemplated by this Agreement, or resulting or arising from the identity of, or any actions taken or failed to be taken by, Purchaser or any of its Affiliates;

(f) the failure of Parent or the Transferred Subsidiaries to meet any internal or external projections, forecasts or estimates of performance, revenues or earnings (provided that this clause (f) shall not be construed as providing that any changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences underlying or giving rise to such failure do not constitute, cause or contribute to, or shall not be taken into account in determining whether there has been, a Parent Material Adverse Effect); or

(g) any action taken (or omitted to be taken) by the Sellers as expressly required pursuant to this Agreement; provided, further, that, in the case of each of the foregoing clauses (a) through (d), only to the extent that any such change, effect, development, condition, matter, event, fact, circumstance or occurrence has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on Parent and the Transferred Subsidiaries, taken as a whole, relative to other companies in Parent’s and the Transferred Subsidiaries’ industry.

“Parent Party” has the meaning set forth in Section 6.15(a).

“Parent Service Provider” means any current or former managing director (Geschäftsführer) (or equivalent thereof) or employee of Parent or any of the Transferred Subsidiaries.

“Parties” means Purchaser and the Sellers.

“Peak Mining Business” has the meaning set forth in the Recitals.

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“Peak Mining Purchase Agreement” has the meaning set forth in the Recitals.

“Permits” means licenses, permits, certificates, franchises, certificates, immunities, exemptions, registrations and other authorizations and approvals that are issued by or obtained from any Government Authority.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet due and payable (or which may be paid without interest or penalties) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) statutory, common law or customary contractual carriers’, warehousemen’s, mechanics’ and bank’s liens arising in the ordinary course which secure payment of obligations that are not yet delinquent; (c) in the case of Real Property, (i) zoning, building, entitlement or other land use regulations imposed by Government Authorities having jurisdiction over such Real Property that do not and would not materially and adversely affect, impair or interfere with the current use, occupancy and operation of such Real Property or the operation of the business of the Parent thereon and are not violated by the current use, occupancy and operation of such Real Property, and (ii) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other restrictions and similar non-monetary matters of record affecting title to such Real Property, (iii) matters that would be disclosed on a current survey or by inspection of such Real Property, (iv) all matters that would be disclosed as exceptions on current title commitments obtained by Purchaser prior to the date hereof or are otherwise filed or recorded in the applicable property records, in particular in land registries or other registries of any public authorities, (v) Encumbrances on Real Property constituting a lease, sublease, license or occupancy agreement that gives any third party any right to occupy any real property or arising from the provisions of the applicable leases, subleases, licenses or occupancy agreements that are not violated in any material respect by the current use, occupancy and operation of such Real Property or the operation of the business of Parent as currently conducted thereon, (vi), statutory Encumbrances creating a security interest in favor of landlords with respect to property of Parent which do not and would not materially and adversely affect, impair or interfere with the current use, occupancy and operation of such Real Property or the operation of the business of Parent as currently conducted thereon; (vii) subdivision, site plan control, development, reciprocal, servicing, facility, facility cost sharing or similar agreements currently existing or entered into, which do not and would not materially and adversely affect, impair or interfere with the current use, occupancy and operation of such Real Property or the operation of the business of Parent as currently conducted thereon, (d) transfer restrictions arising under applicable securities Laws or restrictions arising under the Transaction Documents; (e) non-exclusive licenses of Intellectual Property entered in the ordinary course of business; (f) Encumbrances that will be discharged or released prior to or at the Closing; and (g) the Encumbrances set forth in Section 1.1(g) of Sellers’ Disclosure Letter, with respect to Parent, or in Section 1.1(g) of Purchaser’s Disclosure Letter, with respect to Purchaser.

“Person” means any individual, bank, corporation, general or limited partnership, association, limited liability company, business trust, unincorporated organization or similar organization, whether domestic or foreign, or any Government Authority.

“Personal Data” means information that identifies, relates to, describes, or is reasonably capable of being linked, directly or indirectly, with an identified or identifiable person and includes all “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by applicable Laws.

“Physical Network” means fibers and related infrastructure (including poles, ducts, and highway shoulders) owned or leased (whether pursuant to a lease, indefeasible right of use or otherwise) by Parent or any of the Transferred Subsidiaries.

“Pre-Operational Data Center” means the data centers (or portions thereof) owned, leased or managed by Parent or any of the Transferred Subsidiaries that are under construction or development (including the buildout of any shell space).

“Privacy Requirements” means (a) any applicable Laws, in each case, relating to the protection or Processing of Personal Data, data privacy, data security, cross-border data transfer, data breach notification, general U.S. consumer protection laws applied in the context of data privacy, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar Laws applicable to Parent or the Transferred Subsidiaries; (b) binding written commitments embodied in any Specified Contract with material indemnity related to the protection or Processing of Personal Data, data privacy, data security, or cross-border data transfer applicable to the parent or the Transferred Subsidiaries; and (c) industry standards binding on Parent or the Transferred Subsidiaries, including but not limited to the Payment Card Industry Data Security Standard.

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“Processing,” “Process” or “Processed” means, with respect to Personal Data or IT Systems, (a) any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification or any other processing of such Parent Data or IT Systems, or (b) “processing,” “process,” “processed,” “control,” “controlled,” or other similar terms as defined by any Privacy Requirement.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Balance Sheet” means the audited consolidated balance sheet of Purchaser as of December 31, 2024, and the footnotes thereto set forth in Purchaser’s annual report on Form 10-K for the fiscal year ended December 31, 2024.

“Purchaser Balance Sheet Date” means December 31, 2024.

“Purchaser Common Shares” means shares of Class A Common Stock.

“Purchaser Common Stock Price” means the volume-weighted average price per share taken to four decimal places of Purchaser Common Shares on the NASDAQ over the consecutive three day trading period prior to the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by Purchaser and the Sellers).

“Purchaser Custodian Bank” means Cantor Fitzgerald Europe.

“Purchaser ESPP” means the Purchaser 2024 Employee Stock Purchase Plan.

“Purchaser Equity Awards” means, collectively, Purchaser Options and Purchaser RSUs.

“Purchaser Equity Plans” means, collectively, Purchaser Options, Purchaser RSUs and all other equity-based award under any Purchaser Equity Plan.

“Purchaser Fundamental Representations” means Section 8.1(a) (Organization), Section 8.1(b) (Corporate Authorization), Section 8.1(d) (Binding Effect), Section 8.1(e)(i) (Non-Contravention), Section 8.2 (Capitalization), Section 8.9 (Securities Law Compliance), Section 8.17 (Finder’s Fees; Brokerage) and Section 8.23 (Sale of Securities).

“Purchaser Indemnitees” means, collectively, (a) Purchaser, (b) Purchaser’s Affiliates (including, following the Closing, the Transferred Subsidiaries), (c) the respective Representatives of Purchaser (including, following the Closing, the Transferred Subsidiaries) and (d) the respective successors and assigns of the Persons referred to in the foregoing clauses (a) through (c).

“Purchaser Material Adverse Effect” means any change, effect, development, condition, matter, event, fact, circumstance or occurrence that, individually or when considered in the aggregate with any other change, effect, development, condition, matter, event, fact, circumstance or occurrence, (i) has had or would reasonably be expected to have a material and adverse effect on the business, assets, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole, or (ii) has prevented or materially impaired, or would reasonably be expected to prevent or materially impair, the ability of Purchaser or any of its Affiliates to consummate the transactions contemplated by this Agreement or any other Transaction Document to which Purchaser is a party; provided, that none of the following, either alone or in combination with any other changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences shall constitute or cause a Purchaser Material Adverse Effect:

(a) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from a change in applicable accounting principles or any change in Law (including any Law in respect of Taxes), or any interpretation thereof by any Government Authority, or change in GAAP or authoritative interpretations thereof;

(b) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from changes in global, national or regional political or social conditions (including protests, strikes, riots, public demonstrations, civil unrest, acts of terrorism or war (including cyberattacks as acts of war)) or in general global, national or regional economic, business or regulatory conditions or in national or global financial or capital markets;

Annex J-59

(c) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from conditions generally affecting the industries or market sectors in which Purchaser or its Subsidiaries operate;

(d) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from or arising out of hurricanes, earthquakes, floods or other natural disasters, force majeure events or any outbreak of an epidemic or pandemic or other public health event or any Law or regulatory policy, recommendation, or pronouncement issued by a Government Authority, the Centers for Disease Control and Prevention or the World Health Organization or “sheltering in place,” curfew or other restrictions, in each case that relate to, or arise out of, an epidemic or pandemic, or any change in such Law, recommendation, pronouncement or interpretation thereof;

(e) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting solely from the announcement or performance of the Transaction Documents or consummation of the transactions contemplated thereby or any third-party litigation relating to the Transaction Documents or the transactions contemplated thereby, including any loss of, or adverse change, effect, event, development, condition, matter, fact, circumstance or occurrence in or with respect to, the relationship of Purchaser or its Subsidiaries, contractual or otherwise, with customers, Government Authority, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or similar relationship directly caused by the entry into this Agreement and the transactions contemplated by this Agreement, or resulting or arising from the identity of, or any actions taken or failed to be taken by, Parent or any of its Affiliates;

(f) the failure of Purchaser or any of its Subsidiaries to meet any internal or external projections, forecasts or estimates of performance, revenues or earnings (provided that this clause (f) shall not be construed as providing that any changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences underlying or giving rise to such failure do not constitute, cause or contribute to, or shall not be taken into account in determining whether there has been, a Purchaser Material Adverse Effect); or

(g) any action taken (or omitted to be taken) upon the written request or instruction of the Sellers consistent with the terms hereof, to consummate the transactions contemplated hereby;

(h) any action taken (or omitted to be taken) by Purchaser or any of its Subsidiaries as expressly required pursuant to this Agreement; provided, further, that, in the case of each of the foregoing clauses (a) through (d), only to the extent that any such change, effect, development, condition, matter, event, fact, circumstance or occurrence has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on Purchaser and its Subsidiaries, taken as a whole, relative to other companies in Purchaser’s and its Subsidiaries’ industry.

“Purchaser Option” means any outstanding option to purchase Purchaser Common Shares granted under the Purchaser Equity Plans, as applicable.

“Purchaser Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation as defined in Section 3(2) of ERISA (whether or not subject to ERISA and whether or not in writing and whether or not funded), in each case, which is sponsored or maintained by, contributed to, or required to be contributed to, or with respect to which any potential Liability is borne by Purchaser or any of its Affiliates for the benefit of their employees, including on account of any ERISA Affiliate of the Purchaser or any of its Affiliates.

“Purchaser Reports” has the meaning set forth in Section 8.6(a).

“Purchaser RSU” means any outstanding restricted stock unit granted under the Purchaser Equity Plans, as applicable.

“Purchaser Securities” has the meaning set forth in Section 8.2(d).

“Purchaser Warrants” means all warrants issued by Purchaser, including warrants issued pursuant to that certain Warrant Agreement, dated February 18, 2021, by and between Continental Stock Transfer & Trust Company, as warrant agent and CF Acquisition Corp. VI, predecessor to Purchaser.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

Annex J-60

“Real Property Leases” has the meaning set forth in Section 6.15(a)(xiii).

“Registered Intellectual Property” means Intellectual Property that is issued by, registered or filed with, or the subject of a pending application before any Government Authority or internet domain name registrar.

“Related Party Contract” has the meaning set forth in Section 6.15(a)(xiv).

“Release” means any actual or threatened release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater or property.

“Remedies Exception” means the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, managers, officers, employees, accountant, legal or financial advisors, investment bankers, consultants, agents or other representatives, or anyone acting on behalf of them or such Person.

“Rumble Share Consideration” has the meaning set forth in Section 2.3.

“RWI Policy” means the purchaser-side representations and warranties insurance policy issued by the RWI Provider to Purchaser in connection with this Agreement.

“RWI Provider” means Euclid Transaction, LLC.

“Sanctioned Country” means any country or region that is the subject of comprehensive, territorial sanctions (currently Cuba, Iran, North Korea, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, Kherson, and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means any (a) Person listed in any Sanctions-related list of designated persons maintained by OFAC (including the OFAC List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List), or the U.S. Department of State, the United Nations Security Council, the European Union, or the United Kingdom; (b) the government of a Sanctioned Country or the Government of Venezuela; or (c) any Person owned or controlled fifty percent (50%) or more by any Person or Persons or acting for or on behalf of such Person or Persons described in clause (a) or (b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any unauthorized access, acquisition, use, modification, disclosure, or other Processing of Personal Data, any unauthorized access to IT Systems, or any other security incident that requires notification to any Government Authority under the Privacy Requirements.

“Self-Regulatory Organization” means (a) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (b) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Seller Custodian Banks” means COMMERZBANK Aktiengesellschaft and EFG Bank.

“Sellers’ Fundamental Representations” means Section 5.1(a) (Organization), Section 5.1(b) (Authorization), Section 5.1(c)(i) (Non-Contravention), Section 5.3 (Title to Sold Shares) and Section 5.5 (Securities Law Compliance).

“Seller Indemnitees” means, collectively, (a) the Sellers, (b) Sellers’ Affiliates (not including, following the Closing, Parent or the Transferred Subsidiaries), (c) the respective Representatives of the Sellers (not including, following the Closing, Parent or the Transferred Subsidiaries) and (d) the respective successors and assigns of the Persons referred to in the foregoing clauses (a) through (c).

Annex J-61

“Seller Material Adverse Effect” means a material adverse effect on a Seller’s ability to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which it is a party.

“Sellers” has the meaning set forth in the Preamble.

“Shares” has the meaning set forth in the Recitals.

“Signing Form 8-K” has the meaning set forth in Section 9.7.

“SLA” has the meaning in Section 6.15(b).

“SLA Credit” means any SLA credit, rebate, refund, service extension, fee waiver or other accommodation owed, issued, or granted to a customer pursuant to the terms of a service level agreement or other uptime or performance guarantee, including credits arising from failure to meet availability, performance, response time or other contractual service levels.

“Software” means computer software programs and software systems, in both source code and object code format, including databases, compilations, compilers, higher level or “proprietary” languages, data files, application programming interfaces, algorithms, tool sets, user interfaces, manuals and other specifications and documentation and all know-how related thereto, including websites, HTML code, and firmware and other software embedded in hardware devices, developed or currently being developed.

“Sold Shares” has the meaning set forth in the Recitals.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person will, as of such date, not be less than (i) the value of all Liabilities of such Person (including contingent and other Liabilities) as of such date and (ii) the amount that will be required to pay the probable Liabilities of such Person as its debts existing as of such date become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged and (c) such Person will be able to pay its Liabilities existing as of such date as they mature.

“Specified Contracts” has the meaning set forth in Section 6.15(a).

“Subject Materials” has the meaning set forth in Section 11.6(c).

“Subsidiary” means any Person who is a dependent entity within the meaning of Section 17 para. 1 AktG, provided that the members of Parent Group shall not be considered Subsidiaries of a Seller.

“Survival Date” has the meaning set forth in Section 11.1(b).

“Surviving Provisions” means Article I (Definitions and Terms), Section 9.6, (Confidentiality), Article XII (Termination) and Article XIII (Miscellaneous).

“Target Assets” means all assets held or to be held by Parent and the Transferred Subsidiaries as of the date hereof. For the avoidance of doubt, the Target Assets shall exclude any assets sold under the Peak Mining Purchase Agreement.

“Tax” and “Taxes” means all governmental, state, community, municipal or regional taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions of any kind arising in any part of the world which is collected or assessed by, or payable to, a Government Authority or other Person as a result of any enactment relating to tax and all penalties, surcharges and interest included in or relating to any such taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions, provided, however, the definition of Tax and Taxes shall not include deferred taxes and loss, credit, or interest carryforwards.

“Tax Liability Amount” means, without duplication, an amount (which shall in no event be an amount less than zero ($0) in the aggregate, in any jurisdiction, with respect to any particular taxpayer, or with respect to any particular type of Tax) equal to any amounts that would be properly accrued as current Liabilities of Parent and the

Annex J-62

Transferred Subsidiaries for unpaid income Taxes for the then-current period for which Tax Returns have not yet been filed as of the Closing Date, in each case calculated (i) as of the end of the day on the Closing Date, (ii) by taking into account all Tax deductions and similar benefits of Parent and the Transferred Subsidiaries arising out of the transactions contemplated by the Transaction Documents which are more likely-than-not currently deductible, (iii) in accordance with the past practice of Parent and the Transferred Subsidiaries (or of Parent with respect to the businesses of Parent and the Transferred Subsidiaries), (iv) by excluding any Tax Liabilities resulting from any elections pursuant to Section 336 or 338 of the Code (or corresponding provisions of other Tax Law) or from other actions taken by Parent or its Affiliates (including, after the Closing, Parent and the Transferred Subsidiaries) after the Closing that are not expressly contemplated by this Agreement, (v) by taking into account any Tax payments (including estimated payments, overpayments and prepayments) made before the Closing and any losses, credits and other attributes that are available under applicable Law with respect to the relevant income Taxes and (vi) by excluding all deferred Tax Liabilities, all reserves for contingent Taxes or uncertain tax positions, and all deferred Tax assets. For the avoidance of doubt, the Tax Liability Amount shall in no event be less than zero.

“Tax Returns” means all returns, reports or similar statement required to be filed (including elections, declarations, disclosures, schedules, estimates, amended returns and information returns) with a Government Authority relating to Taxes.

“Tender Offer” has the meaning set forth in the Recitals.

“Tether” has the meaning set forth in the Recitals.

“Tether Purchase Agreement” has the meaning set forth in the Recitals.

“Thillainathan” has the meaning set forth in the Preamble.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than a Party or any of their respective Affiliates.

“Third-Party Claim” has the meaning set forth in Section 11.6(a).

“Title Insurance Policy” means an owner’s title insurance policy insuring good and valid fee simple or leasehold title (as the case may be) to the applicable Real Property.

“Top Ten Customers” has the meaning set forth in Section 6.15(a)(i).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Business Combination Agreement, the Tether Purchase Agreement, the Apeiron Purchase Agreement, and each other document delivered or required to be delivered pursuant to the aforementioned agreements.

“Transfer” means (a) any transfer, assignment, encumbrance, pledge, hypothecation or disposition (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any transfer, assignment, encumbrance, pledge, hypothecation or disposition (by operation of Law or otherwise), of any Sold Shares, or any interest in any such Shares (in each case other than under the Transaction Documents), (b) the deposit of such Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Shares, or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above.

“Transfer Taxes” has the meaning set forth in Section 10.2.

“Transferred Subsidiaries” means any direct or indirect Subsidiary of Parent, except for the entities sold under the Peak Mining Purchase Agreement.

Annex J-63

“US Owned Real Property” means any Owned Real Property located in the United States.

“VAT” means any consumption or transfer-based Tax levied on the sale of goods and services imposed (including sales tax, use tax, consumption tax and goods and services tax) arising in any part of the world which is collected or assessed by, or payable to, a Government Authority or other Person.

“Virtual Data Room” means the virtual data room containing documents and information relating to, among other things, Parent, the Transferred Subsidiaries, and the Sold Shares made available by Parent in electronic form to Purchaser and its Representatives and maintained by Datasite LLC.

“Written Consent” has the meaning set forth in Section 8.1(b).

Annex J-64

Exhibit A
Tether Purchase Agreement

[Omitted.]

Annex J-65

Exhibit B
Apeiron Purchase Agreement

[Omitted.]

Annex J-66

Exhibit C
Peak Mining Purchase Agreement

[Omitted.]

Annex J-67

Exhibit D
Business Combination Agreement

[Omitted.]

Annex J-68

Exhibit E
Form of Written Consent

[Omitted.]

Annex J-69

Annex K

Execution Version

Transaction Support Agreement

by and between

APEIRON INVESTMENT GROUP LTD., MALTA

and

Rumble Inc.

Dated as of November 10, 2025

Annex K-i

Annex K-ii

Annex K-iii

Schedules and Exhibits

Schedule A	Definitions and Terms
Exhibit A	CEO Purchase Agreement
Exhibit B	Tether Purchase Agreement
Exhibit C	Peak Mining Purchase Agreement
Exhibit D	Business Combination Agreement
Exhibit E	Form of Written Consent

Disclosure Letters

Tether’s Disclosure Letter
Purchaser’s Disclosure Letter

Annex K-iv

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT, dated as of November 10, 2025 (this “Agreement”), is made by and among Apeiron Investment Group Ltd., Malta (“Seller”), and Rumble Inc., a corporation incorporated under the laws of the State of Delaware (“Purchaser”).

RECITALS

WHEREAS, Northern Data AG is a German stock corporation (Aktiengesellschaft) with its registered seat at An der Welle 3, 60322 Frankfurt am Main, Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main, Germany, under HRB 106465 (“Parent”), and has an outstanding share capital of EUR 64,196,677.00 comprising 64,196,677 no par-value bearer shares, each with a nominal amount of EUR 1.00 (the “Shares”). The Shares are securitized in one or more permanent global certificate(s) (Dauerglobalurkunde(n)) held in collective safe custody (Girosammelverwahrung) at Clearstream Banking Aktiengesellschaft, Frankfurt am Main, Germany (“Clearstream”);

WHEREAS, as of the date hereof, Seller owns the Sold Shares (as defined below), corresponding to approximately 3.5% of the outstanding share capital of the Parent. Seller’s ownership of the Sold Shares is recorded as co-ownership in fractions (Miteigentum nach Bruchteilen) in the permanent global share certificate(s);

WHEREAS, concurrent with the execution of this Agreement, Purchaser has entered into (i) that certain Transaction Support Agreement, dated as of the date hereof, by and among ART Holding GmbH, Switzerland and Aroosh Thillainathan, and Purchaser in the form attached hereto as Exhibit A (as may be amended in accordance with the terms thereof and hereof, the “CEO Purchase Agreement”), pursuant to which, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated thereby, Purchaser will acquire 744,150 Shares from ART Holding GmbH in exchange for the consideration set forth therein and (ii) that certain Transaction Support Agreement, dated as of the date hereof, by and between Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable (“Tether”), and Purchaser in the form attached hereto as Exhibit B (as may be amended in accordance with the terms thereof and hereof, the “Tether Purchase Agreement”), pursuant to which, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated thereby, Purchaser will acquire 41,887,766 Shares, corresponding to approximately 65.2% of the outstanding share capital of the Parent, from Tether in exchange for the consideration set forth therein;

WHEREAS, on November 3, 2025, Parent sold its Bitcoin mining business (the “Peak Mining Business”) pursuant to that certain merger and equity purchase agreement, dated as of November 3, 2025, by and among Highland Group Mining Inc., a British Virgin Islands business company (“Buyer Parent”), Appalachian Energy LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Buyer Parent (“Merger Sub”), 2750418 Alberta ULC, an Alberta unlimited liability corporation, (“CA Buyer”, and together with Buyer Parent, “Buyers”), Northern Data US, Inc., a Delaware corporation (“ND US”) and Parent, attached hereto as Exhibit C (the “Peak Mining Purchase Agreement”), pursuant to which (i) CA Buyer purchased certain Canadian subsidiaries of Parent and (ii) Merger Sub merged with and into ND US whereupon the separate corporate existence of Merger Sub ceased and ND US continued as the surviving corporation with US Buyer as the sole shareholder, as set forth in the Peak Mining Purchase Agreement in exchange for the consideration set forth therein;

WHEREAS, concurrent with the execution of this Agreement, Purchaser has entered into that certain Business Combination Agreement, dated as of the date hereof, by and between Parent and Purchaser in the form attached hereto as Exhibit D (as may be amended in accordance with the terms thereof and hereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Purchaser will launch a tender offer to acquire all outstanding Shares (the “Tender Offer”) other than those Shares to be purchased pursuant to the terms of this Agreement, the CEO Purchase Agreement and the Tether Purchase Agreement and/or any other Shares that Purchaser may acquire from other shareholders outside the Tender Offer;

WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Shares owned by Seller as of immediately prior to the Closing, which, for the avoidance of doubt, shall include the 2,246,399 Shares owned by Seller as of the date hereof (collectively, the “Sold Shares”) and the Parties desire that such Shares shall be transferred at Closing;

Annex K-1

WHEREAS, it is the Parties’ mutual understanding that the Seller shall not be placed in a less favorable position than under the Tender Offer and shall, in all material respects, have rights, benefits, and protections equivalent to those granted to Tether with respect to its Shares, with the intent that the Seller be subject to, and benefit from, substantially the same terms as those applicable to Tether with respect to its Shares pursuant to the Tether Purchase Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I.
DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. Capitalized terms used in this Agreement shall have the meanings set forth on Schedule A.

Article II.
SALE AND PURCHASE OF THE SOLD SHARES

Section 2.1 Sale and Purchase of the Sold Shares.

(a) On the terms and subject to the conditions set forth herein, Seller hereby sells to Purchaser, and Purchaser hereby accepts such sale and purchases from Seller, the Sold Shares.

(b) The Sold Shares are sold to Purchaser with economic effect as of the Closing Date, with all rights and obligations pertaining thereto, including the right to receive dividends for any fiscal year of the Parent that is not yet completed on the Closing Date as well as for previous financial years of the Parent to the extent such dividends are not yet distributed prior to or on the date hereof. To the extent the Parent pays any dividends or makes any other distributions between the date hereof and Closing, Seller shall pass on such dividends to Purchaser for no additional compensation at Closing.

Section 2.2 Transfer of the Sold Shares. At Closing, Seller shall deliver the Sold Shares to Purchaser as set forth in Section 4.2.

Section 2.3 Consideration.

(a) The consideration payable by Purchaser for each Sold Share sold hereunder shall be a number of Purchaser Common Shares equal to the Offer Ratio, subject to adjustment pursuant to Section 9.10(e) (the total number of Purchaser Common Shares issued hereunder being the “Rumble Share Consideration”); provided that Purchaser shall be entitled to withhold the Holdback Rumble Share Consideration from the Rumble Share Consideration issued to Seller on the Closing Date, as contemplated by Section 4.3.

Section 2.4 Rumble Share Consideration.

(a) By reason of a specific exemption from the registration provisions of the Securities Act, Seller understands that the Rumble Share Consideration has not been, and prior to the Closing will not be, registered under the Securities Act. Seller understands that the Rumble Share Consideration will consist of “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Seller may dispose of the Rumble Share Consideration only pursuant to an effective registration statement with the Securities and Exchange Commission and in compliance with applicable requirements of state authorities, or an exemption from such registration and requirements. Seller acknowledges that Purchaser has no obligation to register or qualify the Rumble Share Consideration.

Annex K-2

(b) Any certificate(s) representing the Rumble Share Consideration will be imprinted, and any Rumble Share Consideration issued in non-certificated book-entry form will have a notation in Purchaser’s stock ledger and other appropriate books and records, with a legend in substantially the following form (in the case of Rumble Share Consideration issued in non-certificated book-entry form, reflecting conforming changes consistent with the non-certificated book-entry form):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING SUCH SALE, ASSIGNMENT OR TRANSFER OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

(c) Notwithstanding anything to the contrary set forth in this Agreement, if, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the issued and outstanding Purchaser Common Shares or securities convertible or exchangeable into or exercisable for Purchaser Common Shares, as applicable, shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period or otherwise, but excluding any change that results from any issuance of shares permitted by Section 9.1(c)), then the Rumble Share Consideration shall be appropriately adjusted; provided, however, that nothing in this Section 2.4(c) shall be construed to permit Purchaser or any other Person to take any action to the extent such action is limited or prohibited by the terms and conditions of this Agreement.

Section 2.5 Most-Favored-Terms.

(a) If, as of the date of this Agreement or at any time thereafter, (i) the Tender Offer in its current form or as may be amended, modified, or otherwise improved, provides more favorable terms or consideration being offered to the shareholders generally or to any particular shareholder, or (ii) Tether (or any affiliate thereof) receives, whether directly or indirectly, any terms, rights, benefits, or consideration (including under any side letter, ancillary agreement, or other arrangement) that are more favorable, in each case of (i) and (ii), economically or otherwise, than those granted to the Seller under this Agreement, then the Seller shall be entitled to receive the same (or economically equivalent) improved terms, rights, benefits, or consideration, unless such improved terms, rights, benefits, or considerations are based on circumstances specific to Tether and not relevant for Seller with respect to the transactions contemplated by this Agreement.

(b) The Purchaser shall promptly notify the Seller in writing of any such amendment, modification, or grant of more favorable terms, and shall provide all information reasonably necessary for the Seller to assess and confirm the equivalence of such terms. Any adjustments to the terms of this Agreement required to give effect to this clause shall be deemed to have occurred automatically as of the effective date of such improvement or grant of more favorable terms towards any other shareholder or Tether.

Section 2.6 Cash Payment. If a Cash Consideration Amount (as defined in the Business Combination Agreement) is to be paid to shareholders of the Parent who have accepted the Tender Offer pursuant to Section 3.8 of the Business Combination Agreement, the Purchaser shall make a corresponding cash payment per Sold Share to the Seller. Such cash payment shall be due and payable at Closing.

Article III.
CONDITIONS TO CLOSING

Section 3.1 Conditions to Closing. The obligations of each of the Parties to consummate (vollziehen) the transactions contemplated by this Agreement are subject to the satisfaction (or valid written waiver) of each of the following conditions to Closing (Vollzugsbedingungen):

(a) No Prohibition. There shall be no Government Order or other Law in any jurisdiction in which either the Purchaser, Seller or Parent has material business operations in effect enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

Annex K-3

(b) Exchange Authorization. The Rumble Share Consideration to be issued pursuant to this Agreement shall be duly authorized for listing by NASDAQ, subject to official notice of issuance, to the extent required by the rules of NASDAQ.

(c) Regulatory Approvals. The consents, clearances, authorizations and approvals, in each case that are required to be obtained in connection with the consummation of the Closing from any Government Authorities set forth on Schedule 3.1(d) shall have been obtained.

(d) Tender Offer. All Offer Conditions shall have been satisfied or waived on the date the Acceptance Period expires.

(e) Written Consent. Purchaser shall have delivered to Seller a true and correct copy of the Written Consent in accordance with the terms of this Agreement.

(f) Ownership of Shares. The Sold Shares are owned of record and beneficially by Seller, free and clear of all Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents).

(g) Tether Transaction. The satisfaction (or valid written waiver) of all conditions to closing under the Tether Purchase Agreement has occurred.

Section 3.2 Waiver of Conditions to Closing.

(a) Seller may in its sole discretion decide to waive the condition to Closing pursuant to Section 3.1(c) or Section 3.1(g) in writing in full or in part, and, as a result thereof, such conditions shall be waived.

(b) Purchaser may in its sole discretion decide to waive the condition to Closing pursuant to Section 3.1(h) in writing in full or in part, and, as a result thereof, such condition shall be waived.

(c) All other conditions to Closing may only be waived by mutual written agreement in full or in part.

Article IV.
CLOSING

Section 4.1 Closing Time. The transfer of the Sold Shares against provision of the Rumble Share Consideration contemplated hereby (the “Closing”) will take place electronically through the exchange of documents via e-mail or facsimile, at 9:00 a.m., New York City time, on the Business Day immediately preceding the anticipated closing date of the Tender Offer, provided that the last of the conditions set forth in Section 3.1 has been satisfied or waived prior to such date, or on such other date or at such other time and place as Seller and Purchaser may mutually agree in writing.

Section 4.2 Closing Actions.

(a) At the Closing, the Parties shall take the following actions (“Closing Actions”) in the order set forth below:

(i) Seller shall deliver to Purchaser a customary bring-down certificate, dated the Closing Date and signed by a duly authorized officer of Seller, in which Seller declares whether it has (after the date hereof) become aware of any breaches of the representations and warranties of Sellers that are given as of the date hereof and the Closing Date, and without personal liability of the persons signing/delivering such certificate (the “Bring-Down Certificate”). Purchaser acknowledges and agrees that the Bring-Down Certificate will only be given to the Knowledge of Seller. To the extent any facts, matters or circumstances are disclosed in the Bring-Down Certificate, Seller shall not be liable for any representations and warranties being untrue as a result of such disclosure of facts, matters or circumstances. This shall not affect Seller’s liability for any breaches of representations and warranties given as of the date hereof;

(ii) Purchaser shall deliver to Seller evidence of the issuance of Purchaser Common Shares equal to the Rumble Share Consideration (less the Holdback Rumble Share Consideration) in Direct Registration System (DRS) non-certificated book-entry form by Purchaser’s transfer agent and registered in the name of Seller, in form and substance reasonably satisfactory;

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(iii) Purchaser shall deliver to Seller a certificate, dated the Closing Date and duly executed by the Secretary of Purchaser (or a comparable officer of Purchaser), in form and substance reasonably satisfactory to Seller, as to: (A) the certificate of incorporation of Purchaser, certified as of a recent date by the Secretary of State of the State of Delaware, and that there have been no amendments to the certificate of incorporation of Purchaser since such certification; and (B) the bylaws of Purchaser in effect as of the Closing Date;

(iv) Purchaser shall pay to Seller the aggregate earnout payment pursuant to Section 2.5, if any; and

(v) Seller shall deliver to Purchaser a copy of the duly executed irrevocable instruction of Seller to the Seller Custodian Bank to transfer the Sold Shares to the securities account of Purchaser Custodian Bank via Clearstream.

(b) The Closing Actions may only be waived by mutual written agreement of the Parties.

(c) After all Closing Actions have been taken or duly waived, the Parties shall confirm in a written document that (i) if true, all conditions to Closing pursuant to Section 3.1 have been duly fulfilled or waived, (ii) all Closing Actions have been duly taken or waived, and (iii) Closing has occurred (“Closing Protocol”). The execution of the Closing Protocol shall not limit or prejudice the rights of a Party under this Agreement or Law.

Section 4.3 Holdback Rumble Share Consideration. Without limitation to the rights and remedies of Purchaser, Purchaser shall have the right, upon compliance with the procedures and other requirements set forth in this Article IV to satisfy the amount of any Damages that Seller is obligated to indemnify Purchaser for pursuant to Section 11.2 by deducting from the Holdback Rumble Share Consideration a number of Purchaser Common Shares equal in value (based on the Purchaser Common Stock Price) to such Damages; provided, however, that Seller may, at its sole discretion, elect to satisfy the amount of any Damages in cash rather than a deduction from the Holdback Rumble Share Consideration pursuant to this Section 4.3. In the event any Purchaser Common Shares have not been deducted from the Holdback Rumble Share Consideration (if any) on or prior to the later of (i) the Holdback Release Date and (ii) the resolution of all claims made by the Purchaser in accordance with the notice provisions of Section 11.6 prior to the Holdback Release Date that remain pending as of such date, then Purchaser shall promptly issue and release to Seller such remaining Holdback Rumble Share Consideration and deliver to Seller evidence of such issuance in DRS non-certificated book-entry form by Purchaser’s transfer agent and registered in the name of Seller, in form and substance reasonably satisfactory to Seller; provided, however, on the Holdback Release Date, Purchaser shall promptly issue and release to Seller such portion of the Holdback Rumble Share Consideration that is not subject to any pending indemnification claim made on or prior to the Holdback Release Date.

Article V.
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO SELLER

Seller hereby represents and warrants to Purchaser in the form of an independent guarantee (selbstständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB and irrespective of fault that the following statements are true and correct as of the date hereof and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of a specific date, in which case Seller hereby makes to Purchaser such representation and warranty only as of such date), provided that for the avoidance of doubt, Parent and its Subsidiaries shall not be considered Affiliates of Seller for purposes of this Agreement:

Section 5.1 Organization, Authorization, Enforceability, Non-Contravention.

(a) Organization. Seller is a Limited Liability Company, duly organized, validly existing and in good standing under the laws of Malta and has all corporate powers and all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted.

(b) Authorization. The execution, delivery and performance by Seller of this Agreement, and the execution, delivery and performance by Seller and its Affiliates of each other Transaction Document to which Seller or any of such Affiliates is a party, and the consummation by Seller and such Affiliates of the transactions contemplated hereby and thereby, are within the corporate or other organizational powers of each of Seller and such Affiliates and have been duly and validly authorized by all necessary corporate action. This Agreement and each other Transaction Document to which Seller or any such Affiliate is a party constitutes a valid and binding agreement of Seller or such Affiliate, as

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applicable, enforceable against Seller or such Affiliate in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c) Non-Contravention. The execution, delivery and performance by Seller of this Agreement, and the execution, delivery and performance by Seller and its Affiliates of each other Transaction Document to which Seller or any such Affiliate is a party, and the consummation by Seller and such Affiliates of the transactions contemplated hereby and thereby, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Seller or its Affiliates, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default (or constitute an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Seller or any of its Affiliates is entitled under any provision of any Contract binding upon, or any Permit of, Seller or any of its Affiliates (or any Contract to which any of their respective assets is subject) or (iv) result in the creation or imposition of any Encumbrance on any asset of Seller or any of its Affiliates (including the Sold Shares), with only such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(d) Not Fraudulent Conveyance. Seller is not entering into this Agreement or the other Transaction Documents to which it is a party or consummating the transactions contemplated hereby or thereby with the intent to hinder, delay or defraud any creditor. The consideration received by Seller in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party constitutes reasonably equivalent value and fair consideration for the securities or other assets being transferred. Seller transferring securities pursuant to this Agreement or the other Transaction Documents is Solvent as of the Closing Date and will not be rendered insolvent as a result of the transactions contemplated by this Agreement or the other Transaction Documents. No transfer of securities or other assets pursuant to this Agreement or any of the other Transaction Documents to which Seller is a party is or may be subject to avoidance under any applicable Laws relating to fraudulent transfers, fraudulent conveyance and similar doctrines, whether under state or federal Law.

Section 5.2 Governmental Authorization. Except as set forth on Section 6.7 of Tether’s Disclosure Letter, the execution, delivery and performance by Seller of this Agreement, and the execution, delivery and performance by Seller and its Affiliates of each other Transaction Document to which Seller or any of such Affiliates is a party, and the consummation by Seller and such Affiliates of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Government Authority, other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities Laws or AktG, any (ii) such actions and filings specifically contemplated under this Agreement or any other Transaction Document, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 5.3 Title to Sold Shares. As of the date hereof, Seller owns and has good and valid title to the Sold Shares, in each case, free and clear of any Encumbrances (except for the German law governed Share and Account Pledge Agreement between the Seller and Tether (the “Tether Pledge”) and any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). As of the Closing, Seller will own and have good and valid title to all the Sold Shares, in each case, free and clear of any Encumbrances (except for the Tether Pledge and any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). Upon the consummation of the transactions contemplated hereby, good and valid title to all the Sold Shares will pass to Purchaser free and clear of any Encumbrances (except for the Tether Pledge and any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). There are no outstanding options, warrants, rights of conversion, pledges, exchange or purchase or any similar rights under which Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, the Sold Shares.

Section 5.4 Litigation or Government Order. There is no Action pending or threatened in writing against Seller, any of their its Affiliates or Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom Seller or any of their respective Affiliates or Subsidiaries may be liable before (or, in the case of threatened Actions, would be before)

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or by any Government Authority or arbitrator that, assuming such Actions were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Seller is not a party to or subject to the provisions of any Government Order that has or would reasonably be expected to, individually or in the aggregate, (i) materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document to which Seller is a party, (ii) prevent or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which Seller is a party or (iii) have a Seller Material Adverse Effect.

Section 5.5 Securities Law Compliance. Seller is financially sophisticated and is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Seller understands that the Rumble Share Consideration has not been registered under the securities laws of any jurisdiction, including the Securities Act, and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws. Pursuant to this Agreement, Seller is acquiring the Rumble Share Consideration for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. Seller has not, directly or indirectly, offered the Rumble Share Consideration to anyone or solicited any offer to buy the Rumble Share Consideration from anyone, in each case that would have the effect of bringing to such offer and sale of the Rumble Share Consideration by Seller within the registration requirements of the Securities Act or the securities Laws of any other jurisdiction.

Section 5.6 Purpose of Investment. Seller intends to hold the Rumble Share Consideration, together with any Purchaser Common Shares held by Seller as of the date hereof, “solely for purposes of investment” as such term is defined by 16 C.F.R. Section 801.1(i), and interpreted under 16 C.F.R. Section 802.9.

Section 5.7 Stock Ownership. As of the date hereof, Seller does not own, beneficially or legally, any Purchaser Common Shares (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Purchaser Common Shares.

Section 5.8 Independent Investment Decision. Seller has independently evaluated the merits of its decision to acquire the Rumble Share Consideration pursuant hereto. Seller understands that nothing in this Agreement or any other materials presented by or on behalf of Purchaser to Seller in connection with the acquisition of the Rumble Share Consideration constitutes legal, tax or investment advice. Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Rumble Share Consideration.

Article VI.
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO PARENT

Seller hereby represents and warrants to Purchaser in the form of an independent guarantee (selbstständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB and irrespective of fault that except as set forth in Tether’s Disclosure Letter, the following statements are true and correct, as of the date hereof and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of a specific date, in which case Seller hereby makes to Purchaser such representation and warranty only as of such date):

Section 6.1 Organization, Authorization, Enforceability, Non-Contravention.

(a) Organization. Parent is a German stock corporation (Aktiengesellschaft) duly incorporated, and validly under the Laws of Germany and has the requisite corporate power and authority to conduct its business as presently conducted. Each Transferred Subsidiary is duly incorporated or formed, and validly existing, and in good standing under the Laws of the state or country of incorporation to the extent such concept exists in the relevant jurisdiction, and has the requisite corporate power and authority to conduct its business as presently conducted. Section 6.1(a) of Tether’s Disclosure Letter, as of the date hereof, sets forth for Parent and each Transferred Subsidiary the jurisdiction of incorporation. True and complete copies of the Constituent Documents of Parent and all Transferred Subsidiaries have been made available in the Virtual Data Room. Neither Parent nor any of the Transferred Subsidiaries has taken any action that is inconsistent in any material respect with any resolution adopted by its respective equityholders, supervisory board, management board (or other similar governing body) or any committee of its supervisory board (or other similar governing body).

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(b) Management. Section 6.1(b) of Tether’s Disclosure Letter, as of the date hereof, sets forth a true and complete list of all members of the management board (Vorstand) and supervisory board (Aufsichtsrat) of Parent. All members of the management board or supervisory board or managing directors (Geschäftsführer) (or equivalents thereof) of Parent and the Transferred Subsidiaries have been duly elected or appointed and since January 1, 2024, all former members of the management board or supervisory board or managing directors (Geschäftsführer) (or equivalent thereof) of each of Parent and the Transferred Subsidiaries have been duly dismissed or removed, except as would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Corporate Authorization. Parent and each of the Transferred Subsidiaries have the requisite corporate or other organizational power and authority to execute and deliver the Transaction Documents to which they are a party and each certificate and other instrument required to be executed and delivered by Parent or each such Transferred Subsidiary pursuant thereto and to perform their obligations thereunder, and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents to which they are a party, and the consummation of the transactions contemplated thereby, by Parent and each Transferred Subsidiary have been duly and validly authorized by all necessary corporate action on the part of Parent and the Transferred Subsidiaries.

(d) Binding Effect. The Transaction Documents to which they are a party have been duly executed and delivered by Parent and each Transferred Subsidiary. Each Transaction Document to which they are a party is a legal, valid and binding obligation of Parent and each Transferred Subsidiary enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) Non-Contravention. The execution, delivery and performance of the Transaction Documents to which Parent and the Transferred Subsidiaries are a party, and the consummation of the transactions contemplated thereby, do not (i) violate or conflict with any provision of the Constituent Documents of Parent and the Transferred Subsidiaries, (ii) violate or conflict with any Law, Government Order or Permit applicable to Parent or any of the Transferred Subsidiaries or by which any property or asset of Parent or such Subsidiary is bound, except in case of clause (ii) of this Section 6.1(e), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not reasonably be expected to have a Parent Material Adverse Effect.

(f) Insolvency. No insolvency or similar proceedings have been, or have been threatened to be, opened or applied for regarding the assets of Parent, and there are no circumstances which would require the opening of or application for such proceedings. Parent is neither illiquid (zahlungsunfähig) nor over-indebted (überschuldet).

Section 6.2 Capital Structure; Subsidiaries.

(a) As of the date hereof, the outstanding share capital of Parent amounts to EUR 64,196,677.00 and is divided into 64,196,677 no-par value bearer shares, each with a nominal amount of EUR 1.00. Other than such outstanding shares and the Options pursuant to Section 6.2(e), there are no shares or other equity securities of Parent or securities convertible or exchangeable into such shares issued, reserved for issuance or outstanding. The Sold Shares have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or other similar rights.

(b) Other than the Options, (i) Parent has not granted any preemptive rights or authorized, issued or outstanding options, warrants, rights of conversion, exchange or purchase, stock appreciation rights or other rights, obligations, agreements, arrangements or commitments of any kind relating to, obligating Parent to issue or to sell, convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire any Equity Interests of Parent or other securities of Parent, (ii) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any Equity Interests of Parent and (iii) there are no Contracts (except for the Business Combination Agreement) to which the Parent is a party or by which Parent is bound with respect to the issuance, voting, sale or transfer of its Equity Interests. There are no accrued and unpaid dividends or distributions with respect to any Equity Interests of Parent.

(c) Section 6.2(c) of Tether’s Disclosure Letter sets forth the jurisdiction of organization and issued and outstanding Equity Interests of the Transferred Subsidiaries. Parent directly or indirectly owns and has good and valid title to all the issued and outstanding Equity Interests of the Transferred Subsidiaries, free and clear of any Encumbrances

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(except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). The issued and outstanding Equity Interests of the Transferred Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or other similar right. There are no preemptive rights or authorized, issued or outstanding options, warrants, rights of conversion, exchange or purchase, profits interests or other rights, obligations, agreements, arrangements or commitments of any kind relating to, obligating the Transferred Subsidiaries to issue or to sell, convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire any Equity Interests of the Transferred Subsidiaries. There are no contractual obligations of the Transferred Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Transferred Subsidiaries. Parent is not party to any Contracts relating to the Equity Interests of the Transferred Subsidiaries (except for this Agreement), including with respect to the issuance, voting, sale or transfer of the Equity Interests of the Transferred Subsidiaries.

(d) Except as set forth on Section 6.2(d) of Tether’s Disclosure Letter, there are no Equity Interests or joint venture interests in any Person (other than the Transferred Subsidiaries) owned, directly or indirectly, by Parent or the Transferred Subsidiaries. There are no contractual obligations of Parent or the Transferred Subsidiaries to provide funds to, or make any investment in, any other Person.

(e) Section 6.2(e) of Tether’s Disclosure Letter sets forth a correct and complete list of each holder of an outstanding Option as of the date hereof, which schedule shows for each such Option, the date such Option was granted, the number of Shares to be issued per Option, the relevant exercise price, the applicable vesting schedule, the current or former employer entity within the Parent Group (if any) of each Option holder and the applicable Equity Plan under which such Option was granted. With respect to each Option, (i) each such grant was duly authorized by all necessary corporate action, (ii) each such grant was made in compliance in all material respects with all applicable Laws (including all applicable securities Laws) and all of the material terms and conditions of the applicable Equity Plan, (iii) no material modifications have been made to any Option following the grant date except for the repricing of certain Options, the effects of which are already reflected in Tether’s Disclosure Letter, and (iv) each Option has an exercise price that is equal to or greater than the fair market value of the underlying Share on the applicable grant date, or, with respect to any Options that were repriced, on the applicable repricing date. All Options are evidenced by award agreements in a form materially consistent with forms made available in the Virtual Data Room. Except for the Equity Plans, there are no commitments in any offer letter, Contract, Employee Benefit Plan or otherwise that contemplate a grant of, or right to purchase or receive share options, restricted share units, phantom units or other equity of Parent.

Section 6.3 Financial Statements; Controls.

(a) Section 6.3(a) of Tether’s Disclosure Letter sets forth a true and complete copy of the audited consolidated financial statements of Parent as of and for the fiscal year ended December 31, 2024, together with the notes thereto (the “Audited Financial Statements”). The Audited Financial Statements in all material respects (i) have been prepared in accordance with IFRS applied on a consistent basis (except as indicated therein or in the notes thereto) and (ii) provide, based on IFRS, a true and fair view of the assets and liabilities (Vermögenslage), financial position (Finanzlage), and results of operations (Ertragslage) for Parent and the other entities consolidated therein as of the dates and for the periods to which they relate.

(b) Section 6.3(b) of Tether’s Disclosure Letter sets forth a true and complete copy of the unaudited consolidated financial statements of Parent (for the avoidance of doubt, such unaudited consolidated financial statements comprise only the four primary statements — statement of financial position, statement of comprehensive income, statement of changes in equity, and statement of cash flows — and do not include notes or other disclosures required by IFRS for a complete set of financial statements) as of and for the six-month period ended June 30, 2025 (the “Latest Balance Sheet Date”) (such financial statements the “Interim Financial Statements”, and the Interim Financial Statements together with the Audited Financial Statements, the “Parent Financial Statements”). The Interim Financial Statements (i) have in all material respects been prepared in accordance with IFRS, and (ii) have been prepared in good faith and, to Knowledge of Seller, do in all material respects not misstate the assets and liabilities (Vermögenslage), financial position (Finanzlage), or results of operations (Ertragslage) for Parent and the other entities consolidated therein as of the dates and for the periods to which they relate.

(c) The Parent Financial Statements have been derived from the accounting systems of Parent and the other entities consolidated therein, and such accounting systems, since the Applicable Date, have been maintained in all material respects in accordance with applicable Law. Since the Applicable Date, Parent and the Transferred Subsidiaries

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have maintained internal accounting controls that are reasonably necessary to provide reasonable assurance that, in all material respects, (i) transactions are executed in accordance with management’s general or specific authorization, and (ii) transactions are recorded as reasonably necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets. Since the Applicable Date, there has been no change in any material respect with respect to the accounting policies, principles, methods or practices of Parent and the Transferred Subsidiaries, except as set forth in the Parent Financial Statements and/or required under IFRS.

(d) The books and records of Parent and the Transferred Subsidiaries (i) are true, complete and correct in all material respects, (ii) have been maintained in all material respects in accordance with applicable Law and (iii) in all material respects accurately present and reflect all of the Parent transactions and actions related thereto.

(e) None of the statements pursuant to this Section 6.3 shall be construed or interpreted as an objective guarantee (objektive Bilanzgarantie), and where reference is made to a specific accounting standard, only such accounting standard shall be relevant to determine whether or not and how any facts objectively existing as of the relevant reference date are to be reflected therein, including as regards the question as to whether and as of which time the subjective knowledge of such facts by a relevant person is decisive, and the question whose knowledge is relevant shall also solely be determined by the relevant accounting standard used in the preparation of the Parent Financial Statements.

Section 6.4 No Undisclosed Liabilities; Indebtedness.

(a) Except (i) as set forth on Section 6.4(a) of Tether’s Disclosure Letter, (ii) as reflected or reserved against in the Parent Financial Statements or disclosed in the notes thereto, (iii) for Liabilities incurred by Parent or the Transferred Subsidiaries since the Latest Balance Sheet Date in the ordinary course of their respective businesses (none of which arises out of, relates to, or results from any breach of contract, tort, violation of Law or infringement), (iv) for SLA Credits due by Parent or the Transferred Subsidiaries as a result of any breach of data centers SLAs in instances where Parent or the Transferred Subsidiaries are providers of data center services to their customers, and (v) for Liabilities expressly contemplated by the Transaction Documents, there are no other Liabilities of Parent or any of the Transferred Subsidiaries.

(b) Except as expressly reflected or expressly reserved against in the Parent Financial Statements or expressly disclosed in the notes thereto, Section 6.4(b) of Tether’s Disclosure Letter sets forth a true and complete list of each item of Parent Indebtedness with a value exceeding EUR 500,000.00 as of the date hereof. None of Parent or any of the Transferred Subsidiaries has received notice of a default or payments past due with respect to any such Parent Indebtedness, in each case, in any material respect.

Section 6.5 Absence of Changes. Except as (A) contemplated by the Transaction Documents, (B) disclosed in the Parent Financial Statements, or (C) disclosed in Section 6.5 of Tether’s Disclosure Letter, since the Applicable Date, (i) Parent and the Transferred Subsidiaries have conducted and operated their businesses in the ordinary course in all material respects, (ii) there has not been any change, effect, development, condition, matter, event, fact, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (iii) neither Parent nor any of the Transferred Subsidiaries has:

(a) amended or waived any rights under any provision of its Constituent Documents in any manner;

(b) split, combined or reclassified any Equity Interests;

(c) declared, set aside or paid any dividend, or otherwise made any distribution to the Seller or any of its Affiliates, with respect to any Equity Interests;

(d) issued, sold, pledged, transferred or disposed of, or agreed to issue, sell pledge, transfer or dispose of, any Equity Interests or issued any Equity Interests of any class or issued or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued equity interests of Parent or any of the Transferred Subsidiaries, or granted any stock appreciation or similar rights;

(e) redeemed, purchased or otherwise acquired any outstanding Equity Interests or declared or paid any non-cash dividend or made any other non-cash distribution of assets to any Person;

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(f) made any material change in its policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, as applicable, in each case, other than in the ordinary course of business;

(g) made any change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in IFRS or applicable Law;

(h) except in any case as may be required by applicable Law, (A) prepared or filed any income or other material Tax Return inconsistent with past practice, (B) made or changed any Tax election (except in the ordinary course of business), (C) adopted or changed any accounting method relating to Taxes, (D) entered into any closing agreement or requested any ruling or similar guidance relating to Taxes, (E) settled any claim for any material amount of Taxes or assessments relating to Taxes, (F) surrendered any right to claim a refund of any material amount of Taxes paid, (G) consented to any extension or waiver of the limitation period applicable to any claim for any material amount of Taxes or assessments relating to any material amount of Taxes (other than automatic extensions or extensions in the ordinary course of business), or (H) amended any income or other material Tax Return, in each case, if such Tax Return, change, adoption, agreement, settlement, surrender, consent or amendment would reasonably be expected to bind, materially adversely affect or materially increase the liability of Purchaser, Parent, the Transferred Subsidiaries or any of their respective Affiliates;

(i) other than in the ordinary course of business or as required by an Employee Benefit Plan or any obligation under applicable Law or due to an amendment of collective bargaining agreement, works council agreement or other similar labor Contract or as explicitly contemplated hereunder, (A) materially increased the compensation or benefits of any employee or other Parent Service Provider, (B) accelerated the vesting or payment of any compensation or benefits of any Parent Service Provider, (C) entered into, amended or terminated any material Employee Benefit Plan (or any plan, program, agreement or arrangement that would be an Employee Benefit Plan if in effect on the date hereof), (D) made any loan to any present or former Parent Service Provider (other than advancement of expenses in the ordinary course of business consistent with past practices), (E) entered, amended or terminated into any collective bargaining agreement or other agreement with a labor union or labor organization, or (F) commenced any collective redundancy process;

(j) (A) adopted, established, entered into, amended, modified or terminated any collective bargaining agreement, works council agreement or other similar labor Contract, (B) recognized any union, works council, labor organization or other workers’ group as the bargaining representative of any employees, or (C) been the subject of any “relevant transfer” (as defined in the Transfer of Undertakings) Protection of Employment) Regulations 2006 (as amended));

(k) (i) received any written claim of unfair labor practices involving Parent or any Transferred Subsidiary or (ii) given or received any written resignation, termination, or removal of, or commenced disciplinary proceedings in respect of, any managing director (Geschäftsführer) (or equivalent thereof) or other employee with an annual fixed compensation exceeding EUR 300,000.00 of Parent or any Transferred Subsidiary or made any material change in the terms and conditions of the employment of any such Person;

(l) received any written notice of an investigation or other proceeding by a Government Authority directed against Parent or any Transferring Subsidiary (and which is pending as of the date hereof);

(m) sold, licensed, leased, transferred, assigned, abandoned or otherwise disposed of any assets with a value exceeding EUR 100,000.00 (or any portion thereof) or mortgaged, pledged, permitted or imposed any Encumbrance (other than Permitted Encumbrances) upon any such assets (or any portion thereof), in each case, other than in the ordinary course of business;

(n) incurred, assumed or guaranteed any Parent Indebtedness with a value exceeding EUR 500,000.00;

(o) deferred any capital expenditures with a value exceeding EUR 250,000.00;

(p) made any investment or acquisition either by purchase of stock or securities, contributions to capital, property transfers, merger or purchase of all or substantially all of the property or assets of any Person, in each case with a value exceeding EUR 50,000.00;

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(q) materially changed the manner in which Parent generally extends discounts or credits to customers, other than in the ordinary course of business;

(r) suffered any extraordinary casualty loss, except for any such casualty loss covered by insurance;

(s) accelerated, terminated, modified or cancelled any Specified Contract;

(t) with the exception of Permitted Encumbrances, committed to or entered into any contract, agreement, or other understanding to sell, transfer, lease, sublease, license, or otherwise dispose of any Owned Real Property;

(u) with the exception of Permitted Encumbrances, committed to or entered into any contract, agreement, or other understanding to amend, cancel, terminate, or modify any Real Property Lease;

(v) with the exception of Permitted Encumbrances, sold, assigned, transferred, granted, pledged, allowed to lapse, abandoned, dedicated to the public domain or otherwise encumbered or disposed of any Intellectual Property;

(w) entered into, amended, modified, waived, released, extended, transferred or terminated any Related Party Contract; or

(x) agreed in writing to do any of the foregoing.

Section 6.6 No Litigation or Government Orders.

(a) Except as set for on Section 6.6 of Tether’s Disclosure Letter, since the Applicable Date, there has been no Action pending or, to the Knowledge of Seller, threatened in writing against Parent or any of the Transferred Subsidiaries with a value in dispute exceeding EUR 150,000.00. There is no Action pending or, to the Knowledge of Seller, threatened in writing against Parent or any of the Transferred Subsidiaries or against or applicable to any of the Target Assets that (a) if adversely determined, would reasonably be expected to materially and adversely affect the legality, validity or enforceability of this Agreement or the other Transaction Documents, (b) if adversely determined, would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or the other Transaction Documents, or (c) if adversely determined, would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Since the Applicable Date, there have been no unsatisfied or outstanding material Government Orders against or applicable to Parent or any of the Transferred Subsidiaries or against or applicable to any of the Target Assets. None of Parent or the Transferred Subsidiaries is a party to or subject to any Government Order that would, individually or in the aggregate, reasonably be expected to (i) materially and adversely affect the legality, validity or enforceability of this Agreement or the other Transaction Documents or (ii) prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

Section 6.7 Governmental and Third-Party Approvals, Consents and Notices. Assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Article VIII, other than in connection with the applicable requirements with respect to the matters disclosed in Section 6.7 of Tether’s Disclosure Letter, Parent is not required to (a) obtain any authorization, waiver, consent or approval of, (b) make any filing, report or registration with or (c) give any notice to any Government Authority in connection with or as a condition to the execution, delivery and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, except as would not reasonably be expected to have a Parent Material Adverse Effect, or prevent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

Section 6.8 Taxes.

(a) Except as set forth in Section 6.8(a) of Tether’s Disclosure Letter, all income and other material Tax Returns that are required to be filed under applicable Laws on or before the Closing (taking into account any timely filed automatic extensions of time in which to file) by Parent or the Transferred Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are complete and accurate in all material respects.

(b) Since the Applicable Date, each of Parent and the Transferred Subsidiaries has timely paid all income and other material Taxes.

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(c) Except as set forth in Section 6.8(c) of Tether’s Disclosure Letter, there is no audit, examination, investigation, action, proceeding or assessment pending or proposed or threatened in writing by a Government Authority with respect to material Taxes for which Parent or the Transferred Subsidiaries would be liable.

(d) Since the Applicable Date, all material Taxes which Parent or the Transferred Subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Government Authority.

(e) Since the Applicable Date, all material deficiencies asserted or assessments made in writing by a Government Authority of Parent or the Transferred Subsidiaries as a result of any audit, examination, investigation, action, proceeding or assessment have been paid in full or otherwise finally resolved.

(f) No agreement, consent or waiver of any statute of limitations or extension of time is in effect with respect to any material Taxes of Parent or the Transferred Subsidiaries (other than automatic extensions of the due date for filing any Tax Return obtained in the ordinary course of business), and no written request covering any such matter is outstanding.

(g) Parent and the Transferred Subsidiaries have not received or requested any Tax rulings from any Government Authority that would apply for any taxable period ending after the Closing Date.

(h) To the Knowledge of Seller, none of Parent or the Transferred Subsidiaries will be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction, in each case in any taxable period (or portion thereof) after the Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, or installment sale, in each case prior to the Closing.

(i) Since the Applicable Date, none of Parent or the Transferred Subsidiaries has been informed in writing by any Government Authority that such Government Authority believes that such Person was required to file any material Tax Return that was not filed, which claim has not been resolved.

(j) Since the Applicable Date, none of Parent nor any of the Transferred Subsidiaries (i) has been a member of any Parent Group other than each Parent Group of which it is presently a member or (ii) has any Liability for Taxes of any Person (other than Parent or the Transferred Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Tax Law), as a transferee or successor or by Contract (other than commercial agreements that do not primarily relate to Taxes).

(k) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) on any of the Target Assets.

(l) None of Parent or any of the Transferred Subsidiaries has been, in the last two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(m) Since the Applicable Date, none of Parent or any of the Transferred Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 6.9 Employee Benefit Plans.

(a) Section 6.9(a) of Tether’s Disclosure Letter sets forth an accurate and complete list of each material Employee Benefit Plan in effect as of the date hereof. With respect to each such Employee Benefit Plan, Parent has made available in the Virtual Data Room, to the extent applicable, accurate and complete copies of (1) the plan document, including any amendments thereto, (2) a written description of such Employee Benefit Plan if it is not set forth in a written document, (3) the most recent annual reports on IRS Form 5500 (including all schedules and attachments thereto) filed with the U.S. Department of Labor, (4) the most recently prepared financial statements or actuarial report, (5) the most recent summary plan description together with any summaries of all material modifications thereto, (6) the most recent IRS determination or opinion letter, (7) the most recent written results of all required compliance testing, and (8) copies of any material non-routine correspondence with the IRS, U.S. Department of Labor or other Government Authority within the preceding three (3) years. Notwithstanding the foregoing, Section 6.9(a) of Tether’s Disclosure Letter need not identify any employment or consulting agreement or offer letter that is on substantially the

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same form as Parent’s standard template(s) made available to Purchaser in the Virtual Data Room, or which relates to an individual whose base salary or annual consulting fee does not exceed $200,000, or can be terminated at-will upon one-hundred-eighty (180) days’ notice or less without cost or liabilities in excess of such notice period and does not provide for any change of control, retention, or other transaction bonus. Since the Applicable Date, there has been no announcement by Parent or any of the Transferred Subsidiaries relating to any Employee Benefit Plan which would increase materially the expense of maintaining such Employee Benefit Plan above the level of the expense incurred therefore for the most recent fiscal year.

(b) Since the Applicable Date (i) each Employee Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and is in compliance in all material respects with all applicable Laws, and (ii) to the Knowledge of Seller, none of Parent or any of the Transferred Subsidiaries, or Parent or the Transferred Subsidiaries has engaged in a transaction with respect to any Employee Benefit Plan that would reasonably be expected to subject Parent or the Transferred Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which could be material. There are no complaints, investigations, claims or disputes in progress, pending or, to the Knowledge of Seller, threatened relating to any Employee Benefit Plan, its related assets or trusts, or any fiduciary, administrator or sponsor thereof (other than routine claims for benefits). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and to the Knowledge of Seller, nothing has occurred that would adversely affect the qualification or tax exemption of any such Employee Benefit Plan. No stock or other securities issued by Parent or any of the Transferred Subsidiaries forms or has formed any part of the assets of any Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code. No Employee Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Government Authority. All material payments required to be made by Parent or any of the Transferred Subsidiaries under, or with respect to, any Employee Benefit Plan (including all contributions, distributions, reimbursements, or premium payments) with respect to all periods prior to the Closing Date have been made on or before their respective due dates or, for any such payments that are not yet due, accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Employee Benefit Plans, applicable Law and IFRS. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Benefit Plan or the imposition of any lien under ERISA or the Code.

(c) No Employee Benefit Plan is, and none of Parent or any of the Transferred Subsidiaries, nor any ERISA Affiliate thereof or any of their respective predecessors, has since January 1, 2024 established, maintained, sponsored, contributed to, or had an obligation to contribute to or any other Liability (whether on account of an ERISA Affiliate or otherwise), or has since January 1, 2024, maintained, sponsored, contributed to, or had an obligation to contribute to or any other Liability, under or with respect to: (i) a plan that is subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA or a “defined benefit” plan within the meaning of Section 3(35) of ERISA; (ii) a Multiemployer Plan; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210(a) of ERISA; (iv) a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA); or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of Parent, any of the Transferred Subsidiaries or any ERISA Affiliate thereof has withdrawn since January 1, 2024 from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied.

(d) Except as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any other applicable Law, no Employee Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Parent Service Provider. None of Parent or any of the Transferred Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code. None of Parent or any of the Transferred Subsidiaries has any Liability on account of a material violation of the Affordable Care Act.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement either alone or together with another event, will (i) entitle any Parent Service Provider to severance pay, any other payment or benefit, any cancellation of indebtedness or any increase in compensation or benefits (other than as required by Law), (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual, or (iii) result in an obligation to fund or otherwise set aside assets to

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secure to any extent any of the obligations under any Employee Benefit Plan. No Person is entitled to any gross-up, make-whole, or other additional payment by Parent or any of the Transferred Subsidiaries in respect of any Tax or interest or penalty related thereto under Section 409A of the Code, Section 4999 of the Code, or otherwise.

(f) No amount or benefit paid or payable (whether in cash, in property or in the form of benefits) by Parent or any of the Transferred Subsidiaries in connection with any of the transactions contemplated by this Agreement (either alone or together with another event) will result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(g) All Employee Benefit Plans subject to the Laws of any jurisdiction outside of the United States or that covers any Parent Service Provider residing or working outside of the United States (each, a “Foreign Benefit Plan”) (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment and, to the Knowledge of Seller, there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan, (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) if intended or required to be qualified, approved or registered with a Government Authority, is and has been so qualified, approved or registered.

(h) No Foreign Benefit Plan in the UK is a defined benefit pension plan, and none of the Transferred Subsidiaries in the UK has at any time employed a member of, or been associated or connected (as defined in Section 51(3) of the UK Pensions Act 2004) with an employer which employed a member of, an occupational defined benefit pension plan.

(i) No Foreign Benefit Plan of each of the Transferred Subsidiaries in the UK provides retirement benefits which are not “money purchase benefits” as defined in Section 181 of the UK Pension Schemes Act 1993 and each of the Transferred Subsidiaries in the UK: (i) has at all times complied with its auto-enrolment obligations under the UK Pensions Act 2008; (ii) has not at any time employed an employee whose contract of employment transferred to it from another employer under the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, where this employee has a right to benefits which are not benefits on old age invalidity or death.

Section 6.10 Labor Matters.

(a) Section 6.10(a) of Tether’s Disclosure Letter sets out an anonymized list of all Parent Service Providers with particulars of the date of commencement of employment, employing entity, location, fixed annual salary, type of contract and all material benefits provided, in each case as of the date hereof.

(b) The Virtual Data Room contains a representative sample of standard terms and conditions of employment used for each grade of employee of Parent and staff handbooks and material employment policies which apply to Parent Service Providers.

(c) Section 6.10(c) of Tether’s Disclosure Letter contains details of any consultants, workers, independent contractors, freelancers, outworkers, agency workers or persons treated as self-employed or contracted labor as of the date hereof, providing services to Parent for a compensation exceeding EUR 100,000.00 p.a. Copies of their agreements or particulars of their engagement have been placed in the Virtual Data Room.

(d) Since the Applicable Date, none of Parent or the Transferred Subsidiaries is or has been a party to, is or has been bound by, is or has been negotiating or, to the Knowledge of Seller, has been asked to negotiate, any labor agreements, works council agreements, union Contracts or collective bargaining agreements. To the Knowledge of Seller, there is not currently, nor has there been since the Applicable Date, any organized effort by any labor union to organize any Parent Service Provider into one or more collective bargaining unions.

(e) None of Parent or the Transferred Subsidiaries is, or since January 1, 2024 has been, a party to any dispute or controversy with a labor union or with respect to unionization or collective bargaining involving any of their current or former Parent Service Provider, including any actual or threatened in writing, strike, lockout, walkout, work stoppage, slowdown, picketing, boycott, or other dispute involving union or other labor organization or with respect to unionization or collective bargaining. Additionally, Parent and the Transferred Subsidiaries have not received a written notice informing them that (i) there are unfair labor practice charges or complaints pending against Parent or any Transferred Subsidiary before any applicable Government Authority relating to any Parent Service Provider; (ii)

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there are material representation claims or petitions pending before any applicable Government Authority; or (iii) there are material charges with respect to or relating to Parent or any of the Transferred Subsidiaries pending before any applicable Government Authority responsible for the prevention of unlawful employment practices.

(f) To the Knowledge of Seller, each of Parent and the Transferred Subsidiaries is and has since the Applicable Date been in material compliance with all applicable Laws which relate to labor, employment and employment practices, terms and conditions of employment, wages, hours, overtime, wage payment, payment of holiday pay, classification of employees and other service providers (including independent contractors), record keeping, fair employment practices, workers’ compensation, withholding of Taxes, discrimination in employment, harassment, disability rights or benefits, immigration (including applicable Form I-9 Laws and prevention of illegal working Laws), reasonable accommodations, employee leave issues, unemployment insurance, and occupational safety and health, except as would not be expected to have a Parent Material Adverse Effect.

(g) There is no pending or, to the Knowledge of Seller, threatened in writing material claim or litigation against Parent or the Transferred Subsidiaries with respect to allegations of sexual harassment, sexual misconduct or a hostile work environment, and, since January 1, 2024, (i) there have been no reported internal or external complaints accusing any Parent Service Provider of sexual harassment, sexual misconduct or creating a hostile work environment, and since the Applicable Date (ii) there has been no settlement of, or payment arising out of or related to, any litigation with respect to sexual harassment, sexual misconduct or a hostile work environment against Parent or the Transferred Subsidiaries.

(h) Each sponsor license held in the UK which is utilized to sponsor UK employees of Parent or the Transferred Subsidiaries is valid, subsisting and A-rated. In relation to any UK employee who requires a certificate of sponsorship in order to remain and work in the UK, the relevant sponsoring entity has at all relevant times been a licensed sponsor.

Section 6.11 No Violation of Law; Regulatory Matters; Required Licenses and Permits.

(a) Except as set forth in Section 6.11(a) of the Tether’s Disclosure Letter, since the Applicable Date, each of Parent or its Subsidiaries has been in compliance in all material respects with (i) all applicable Laws and (ii) all Government Orders against Parent or any of the Transferred Subsidiaries or the Target Assets or their respective businesses, and none of Parent or any of the Transferred Subsidiaries, has received any written notice alleging that Parent or any of the Transferred Subsidiaries is not in compliance in any material respect with any Law or Government Order, in each case except as would not be expected to have a Parent Material Adverse Effect. Solely with regards to Section 87 para 1 sentence 1 AktG, limb (i) in the foregoing sentence does not apply to the bitcoin bonus granted to a member of the management board of Parent.

(b) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, since the Applicable Date, none of Parent or the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has violated the Anti-Money Laundering Laws.

(c) None of Parent or the Transferred Subsidiaries is subject to regulation as a “public utility,” “utility,” “electric utility,” “retail electric provider” or “transmission and distribution utility”.

(d) Other than as set forth in Section 6.11(d) of Tether’s Disclosure Letter, (i) Parent and the Transferred Subsidiaries and each of their respective Representatives (acting in their capacities as such) are, and have been, since January 1, 2024, in compliance with the Export and Sanctions Regulations in all material respects; (ii) none of Parent or the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has been, since January 1, 2024 and continuing to the present (A) organized in, operating from or resident in a Sanctioned Country or (B) directly engaged in any dealings or transactions in a Sanctioned Country in violation of applicable Export and Sanctions Regulations, or (C) a Sanctioned Person; (iii) none of Parent or the Transferred Subsidiaries or any of their respective Representatives is or has been a Sanctioned Person; (iv) none of Parent or the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) is involved in any Action, or has since January 1, 2024, received a written request for information or any other form of communication from any Government Authority, or has since January 1, 2024, had any judgments imposed (or threatened to be imposed) upon Parent or any of the Transferred Subsidiaries by or before a Government Authority, in each case in connection with any actual or alleged material violation of any Export and Sanctions Regulations; and (v) the Parent and any of the Transferred Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with and to prevent violations of Export and Sanctions Regulations.

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(e) Since January 1, 2024, (i) none of Parent or any of the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has taken any action, or engaged in any activity, practice or conduct, that would violate the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption, (ii) none of Parent or any of the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has (A) used any corporate funds of Parent or any of the Transferred Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) authorized, offered, promised or made any unlawful payment to any foreign or domestic governmental officials or (C) paid any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Parent or any of the Transferred Subsidiaries, in the case of the foregoing clauses (A), (B) and (C) which would or would reasonably be expected to result in a material violation of the FCPA, the U.K. Bribery Act, or any other applicable Laws regarding anti-corruption, (iii) there are no pending or, to the Knowledge of Seller, threatened in writing Actions against Parent or any of the Transferred Subsidiaries with respect to the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption, nor has Parent nor any of the Transferred Subsidiaries received any written notice, request, or citation of any allegation with regards to a violation or potential violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-corruption Laws, and (iv) Parent and the Transferred Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with and to prevent breaches of the FCPA, the U.K. Bribery Act, and other applicable anti-corruption Laws.

(f) Since the Applicable Date, Parent and the Transferred Subsidiaries have owned, held or possessed all Permits necessary for the conduct of Parent’s and the Transferred Subsidiaries’ businesses as currently conducted and Parent and the Transferred Subsidiaries’ businesses have been conducted in compliance in all material respects with such Permits, except as would not be expected to have a Parent Material Adverse Effect. Since the Applicable Date, to the Knowledge of Seller, none of Parent or the Transferred Subsidiaries has received any written notice alleging that Parent or any of the Transferred Subsidiaries are not in compliance in any material respect with any terms or requirements of any Permit or regarding the potential revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

(g) Parent is and has since January 1, 2024 been in compliance with the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation), as amended, and Parent has not received any written notice alleging that Parent or any of the members of its management board or supervisory board is not in compliance in any material respect therewith.

Section 6.12 Real Property.

(a) Section 6.12(a) of Tether’s Disclosure Letter, as of the date hereof, sets forth a true and complete list of all real property owned by Parent or the Transferred Subsidiaries (the “Owned Real Property”), all of which are owned by Parent or any of the Transferred Subsidiaries or are expected to be owned by them as of the Closing. The title in the Owned Real Property of Parent and each of the Transferred Subsidiaries is good and valid and free and clear of any Encumbrances, except for Permitted Encumbrances. There are no leases, subleases, licenses, occupancy agreements or other agreements by, through or under Parent or any of the Transferred Subsidiaries granting to any other Person the right of use or occupancy of any Owned Real Property or any portion thereof other than the Data Center Leases. There are no tax reduction proceedings pending (rechtshängig) with respect to all or any portion of the Owned Real Property. To the Knowledge of Seller, no Person other than Parent and the Transferred Subsidiaries is currently in possession of any portion of the US Owned Real Property.

(b) To the Knowledge of Seller, (i) there is no existing material breach or material default by any party under any easements or restrictive covenants affecting any Owned Real Property which material breach or material default has not yet been cured, (ii) neither Parent nor any of the Transferred Subsidiaries has received written notice of any material default under any easements or restrictive covenants affecting the Owned Real Property which material default has not yet been cured, and (iii) there does not exist any condition or event that with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default under any easements or restrictive covenants affecting any Owned Real Property. To the Knowledge of Seller, there are no existing unrecorded (but recordable) deeds, land contracts, leases, rights of first offer, rights of first refusal, options to purchase, mortgages, agreements or other instruments, in each case adversely affecting title to the Owned Real Property or any portion thereof or interests therein, which are not reflected in the public records of the jurisdiction where the Owned Real Property is located.

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(c) Section 6.12(c) of Tether’s Disclosure Letter, as of the date hereof, sets forth a true and complete list of all real property in which Parent or the Transferred Subsidiaries holds a leasehold, subleasehold or license interest (the “Leased Real Property”), or for which Parent or the Transferred Subsidiaries have entered into a binding agreement to hold a leasehold, subleasehold or license interest as of the Closing. None of the Real Property Leases have been modified by Parent or any of the Transferred Subsidiaries, other than pursuant to a written agreement. Since the Applicable Date, no rights or claims have been asserted in writing under any Encumbrance (other than Permitted Encumbrances) against Parent or the Transferred Subsidiaries that would reasonably be expected to materially and adversely interfere with the use, occupancy or operation of any Leased Real Property (other than the Data Center Leases) as currently used, occupied or operated. To the Knowledge of Seller, there are no uncured material disputes with respect to the Real Property Leases that would entitle the holder thereof to materially interfere with or materially disturb the tenant’s use and enjoyment of the Leased Real Property or the exercise of the tenant’s rights thereunder so long as the tenant is not in default under the applicable Real Property Lease. There is no pledge or security interest granted in any of the Real Property Leases (other than Permitted Encumbrances), and to the Knowledge of Seller, except as disclosed in the public records of the jurisdiction wherein the Leased Real Property is located, no Real Property Lease is subject to any ground lease, mortgage, deed of trust or other superior Encumbrance or interests (including, for the avoidance of doubt, any present or future right to occupy any portion of the Leased Real Property) that would entitle the holder thereof to materially interfere with or materially disturb tenant’s use and enjoyment of the Leased Real Property or the exercise of the tenant’s rights thereunder so long as the tenant is not in default under the applicable Real Property Lease. Except as set forth in Tether’s Disclosure Letter, there are no leases, subleases, licenses, occupancy agreements or other agreements (other than the Real Property Leases) by, through or under Parent or any of the Transferred Subsidiaries granting to any other Person the right of use or occupancy of any Leased Real Property (other than the Data Center Leases). To the Knowledge of Seller, no material obligations of any landlord, sublandlord or licensor thereunder are delinquent. As of the date hereof, neither Parent nor any of the Transferred Subsidiaries has received written notice of any material default that would constitute a material default pursuant to a Real Property Lease other than defaults that have been cured or waived in writing.

(d) The Real Property constitutes all of the real property used by Parent and the Transferred Subsidiaries for their current operations. There is currently no ongoing material construction work in, on, or about any Real Property (other than the Data Centers) other than routine maintenance and repairs as well as tenant-fit outs being performed in the ordinary course of business. There are no leasing commissions due from Parent or any of the Transferred Subsidiaries with respect to any Real Property (other than the Data Centers) that remain outstanding or unpaid. To the Knowledge of Seller, other than the Data Centers, the buildings, structures and facilities on the Owned Real Property are in good operating condition and repair (ordinary wear and tear excepted), are suitable for the purposes for which they are currently being used and for the current operations of Parent and the Transferred Subsidiaries. No Government Authority having jurisdiction over any Real Property (other than the Data Centers) has issued towards Parent or the Transferred Subsidiaries any written notice, Government Order or Action that would reasonably be expected to materially and adversely impair the use, occupancy or operation of any Real Property as currently used, occupied or operated.

(e) There is no condemnation or eminent domain proceeding that would materially impair the use, occupancy or operation of any Real Property or any part thereof as currently used, occupied or operated.

(f) Neither Parent nor any of the Transferred Subsidiaries owns or holds, or is obligated under or party to, any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Real Property or any portion thereof.

Section 6.13 Intellectual Property.

(a) Section 6.13(a) of Tether’s Disclosure Letter contains a true, accurate and complete list, as of the date hereof, of all (A) Registered Intellectual Property used by Parent and the Transferred Subsidiaries, indicating for each item of such Registered Intellectual Property the (i) applicable owner, (ii) registration, patent or application number, (iii) date of registration, issuance or application and (iv) applicable filing jurisdiction and (B) all Software included in the Owned Intellectual Property (as defined below (such Software, “Business Software”). The Registered Intellectual Property is enforceable subsisting and, to the Knowledge of Seller, all registered or issued Registered Intellectual Property is valid. Parent and the Transferred Subsidiaries, as applicable, exclusively own all Owned Intellectual Property, free and clear of any Encumbrance (other than Permitted Encumbrances). Parent and the Transferred Subsidiaries exclusively

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owns or have a valid right to use in the manner currently used in all material aspects all Intellectual Property used in or held for use in or necessary for the conduct of Parent’s and the Transferred Subsidiaries’ businesses as presently conducted (collectively, the “Business Intellectual Property”).

(b) The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party by Parent and each Transferred Subsidiary, and the consummation by Parent and each Transferred Subsidiary of the transactions contemplated hereby and thereby, will not result in the loss, termination or impairment of any rights of Parent or the Transferred Subsidiaries to own or use any material Business Intellectual Property. Except as set forth in Disclosure Letter, no material Owned Intellectual Property is subject to any proceeding or outstanding order, Contract or stipulation restricting the use, transfer or licensing thereof by Parent or any Transferred Subsidiary.

(c) Except as set for on Section 6.13(c) of Tether’s Disclosure Letter, to the Knowledge of Seller, neither Parent nor any of the Transferred Subsidiaries have, since the Applicable Date, infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any third party and Parent’s and the Transferred Subsidiaries’ operations as currently conducted or as previously conducted since the Applicable Date do not infringe, misappropriate, dilute or otherwise violate (or have infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any third party. Except as set forth in Tether’s Disclosure Letter, no Person has, since the Applicable Date, asserted in writing received by Parent or any of the Transferred Subsidiaries that Parent or any of the Transferred Subsidiaries have infringed, misappropriated or otherwise violated the Intellectual Property of any third party. To the Knowledge of Seller, no third party has, since the Applicable Date, infringed, diluted, violated or misappropriated any material Owned Intellectual Property. There is no Action threatened in writing or pending (i) alleging that Parent or any of the Transferred Subsidiaries have infringed, diluted, misappropriated or otherwise violated the Intellectual Property rights of any third party (including an assertion of an ownership interest in any Intellectual Property rights, any invitation to license or request or demand to refrain from using any Intellectual Property rights of any Person) in any material respect; or (ii) challenging the validity, enforceability, or ownership of any material Owned Intellectual Property.

(d) To the Knowledge of Seller, since the Applicable Date, Parent and the Transferred Subsidiaries take and have taken commercially reasonable measures to protect the Intellectual Property rights, including to protect confidential nature of any of the Trade Secrets owned or used by Parent or the Transferred Subsidiaries. All Persons granted access to such Trade Secrets are subject to contractual, legal, or enforceable ethical obligations that require such Persons to protect the confidentiality of such Trade Secret. To the Knowledge of Seller, no Person having access to Trade Secrets and material confidential information has misappropriated any material Trade Secret or other material confidential information in the course of his or her duties.

(e) To the extent that any material third-party owned Intellectual Property is incorporated into, integrated or bundled with, or used by any Parent or any Transferred Subsidiary in the development, manufacture, compilation, use, or other exploitation of any Business Intellectual Property, such Parent or Transferred Subsidiary has all necessary rights to use or exploit all such material third-party owned Intellectual Property, subject to the terms of any applicable license agreement.

(f) No funding, facilities, personnel or other resources of any Government Authority or any academic institution were used by Parent and the Transferred Subsidiaries to develop or create any material Owned Intellectual Property.

(g) All Parent Service Providers who have contributed to the conception, authorship, or development of any material Intellectual Property rights that are purported to be owned by Parent or any of the Transferred Subsidiaries or in connection with his, her or its employment by Parent or any of the Transferred Subsidiaries have executed and delivered to Parent or any of the Transferred Subsidiaries, or Parent or any of the Transferred Subsidiaries, as applicable, a written agreement sufficient to vest Parent and the Transferred Subsidiaries with full ownership of such Intellectual Property to the extent Parent or any of the Transferred Subsidiaries did not acquire ownership of such Intellectual Property rights by operation of Law. To the extent a full assignment of ownership is not possible for reasons of applicable copyright law, the term “ownership” shall mean that each Parent Service Provider has granted to Parent or any of the Transferred Subsidiaries the exclusive, worldwide, perpetual, unrestricted, royalty-free, transferable and sublicensable rights which allow for the unrestricted economic exploitation of the Intellectual Property rights. With respect to the software, the term “ownership” shall mean that the Parent or any of the Transferred Subsidiaries holds rights in accordance with Section 69b of the Germany Copyright Act (Urheberrechtsgesetz) or any comparable provision in any other jurisdiction, if applicable. To the Knowledge of Seller, Parent and the Transferring

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Subsidiaries have since the Applicable Date duly complied with the provisions of the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or any comparable provision in any other jurisdiction, if applicable. To the Knowledge of Seller and except as would not be expected to have Parent Material Adverse Effect, Parent and the Transferring Subsidiaries have exclusive and unrestrictive rights to all inventions and developments which were made by the Parent Service Providers on behalf of Parent and the Transferring Subsidiaries in connection with a job at or the work performed for them.

(h) Neither Parent nor any of the Transferred Subsidiaries has disclosed, delivered, licensed or made available to any escrow agent or other Person any Business Source Code or Business Software, except for disclosures to employees, consultants, agents and independent contractors for Parent or one of the Transferred Subsidiaries that are subject to confidentiality obligations to maintain the confidentiality of such Business Source Code and who have had such access in connection with their employment or engagement by Parent or any of the Transferred Subsidiaries, as applicable. Neither Parent nor any Transferred Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Business Source Code or Business Software to any escrow agent or other Person who is the beneficiary of any escrow agreement pursuant to which any Business Source Code or Business Software has been deposited.

(i) Except as would not be material and adverse to Parent or the Transferred Subsidiaries, Parent and the Transferred Subsidiaries as applicable, maintain machine readable copies of all material Business Software owned by Parent or the Transferred Subsidiaries that is incorporated in or distributed as part of any product sold, distributed or made commercially available by Parent or any of the Transferred Subsidiaries to a customer (including Business Source Code and system specifications, but expressly excluding any shrink-wrap, click-wrap or commercial off-the-shelf software licenses).

(j) To the Knowledge of Seller, the manner in which any Open Source Software is incorporated into, used in, linked to or called by, or otherwise combined or distributed with Business Software does not, according to the terms of the license applicable to such Open Source Software, obligate Parent or any of the Transferred Subsidiaries to: (A) disclose, make available, offer or deliver all or any portion of any source code of any such Business Software to any third party, other than the applicable Open Source Software, or (B) create obligations for Parent or its Transferred Subsidiaries, as applicable, to grant to any third party any rights or immunities under any Intellectual Property (including any agreement not to assert patents), or impose any limitations or restrictions on Parent’s or any of the Transferred Subsidiaries’ use, distribution or exploitation thereof, other than with respect to the applicable Open Source Software itself.

(k) The Parent IT Systems (including the Business Software), (i) operate and perform in all material respects as required by Parent and the Transferred Subsidiaries; (ii) are sufficient in all material respects for the conduct of the business of Parent and the Transferred Subsidiaries being transferred pursuant to this Agreement as presently conducted; and (iii) have not malfunctioned or failed in any material respect since the Applicable Date, except for failures or defects of individual systems in the ordinary course of business. Since the Applicable Date, none of Parent or any of the Transferred Subsidiaries have been subjected to a license audit of any kind in connection with any Contract pursuant to which they use any material third-party Parent IT System, nor received any notice of intent to conduct any such audit. Except as would not be material and adverse to Parent and the Transferred Subsidiaries, Parent and the Transferred Subsidiaries possess sufficient seat licenses to use the Parent IT Systems for its businesses as currently conducted.

Section 6.14 Information Security; Data Privacy.

(a) Since the Applicable Date, Parent and the Transferred Subsidiaries have established, implemented and maintained an Information Security Program that is appropriate to the nature of the Personal Data Processed by Parent or the Transferred Subsidiaries, and, has included assessment and testing, and remediation of all material risks and vulnerabilities identified by such assessments and/or tests. The Information Security Program is compliant with Privacy Requirements in all material respects. The Parent IT Systems (including the Business Software) are in good working condition, do not contain any known Malicious Code or significant defect, and in all material respects operate and perform as necessary for the conduct of Parent’s and the Transferred Subsidiaries’ business.

(b) Neither the execution, delivery nor performance of this Agreement or any other Transaction Document violate any Privacy Requirement, except as would not be reasonably be expected to be material to any Parent or the Transferred Subsidiaries.

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(c) Parent and the Transferred Subsidiaries comply and have since the Applicable Date processed Personal Data in compliance with all Privacy Requirements in all material respects, including with respect to any contracts, terms of service, or similar agreements, Parent or Transferred Subsidiaries have in place with processor or service providers (as those and similar terms are defined in the Privacy Requirements). To the extent required by Privacy Requirements, and to the Knowledge of Seller, Personal Data is securely deleted or destroyed. Parent and Transferred Subsidiaries do not sell, and have not sold (as defined in the California Consumer Privacy Act, as amended by the California Privacy Rights Act, and its implementing regulations, or, in reference to any Privacy Requirement, in a comparable definition embodied in that particular Privacy Requirement with comparable exceptions) any Personal Data. Any International Transfers by Parent or any of the Transferred Subsidiaries in all material aspects comply with Privacy Requirements.

(d) Except as set forth in Section 6.14(d)(i) of Tether’s Disclosure Letter, to the Knowledge of Seller, none of Parent or the Transferred Subsidiaries or third parties processing Personal Data on their behalf have, since the Applicable Date, suffered a Security Incident. Except as set forth in Section 6.14(d)(ii) of Tether’s Disclosure Letter, none of Parent or the Transferred Subsidiaries has received a written notice, letter, or complaint from a Government Authority or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements and has not been subject to any Action relating to noncompliance or potential noncompliance with Privacy Requirements or Parent’s or any Transferred Subsidiaries’ Processing of Personal Data.

Section 6.15 Specified Contracts.

(a) Except for purchase orders, other than the purchase orders listed in Section 6.15(a)(xvi), and invoices, Employee Benefit Plans and Parent Insurance Policies, Section 6.15(a) of Tether’s Disclosure Letter lists, as of the date hereof, the following Contracts to which Parent or a Transferred Subsidiary is a party (other than the Transaction Documents, collectively, the “Specified Contracts” and references to the “Parent Party” below refer to Parent or any Transferred Subsidiaries party to the Contract):

(i) Top Ten Customers. Contracts with the top ten (10) largest customers of Parent (measured by revenue received) during the fiscal year ended December 31, 2024 (the “Top Ten Customers”);

(ii) Top Fifteen Suppliers. Contracts with the top fifteen (15) largest suppliers of Parent (measured by aggregate dollars spent) during the fiscal year ended December 31, 2024;

(iii) Future Payment Obligations. Any Contract (or group of related Contracts or group of Contracts with the same counterparty or related counterparties), except Real Property Leases, involving the payment by the Parent Party of more than EUR 250,000.00 and which are not cancelable (without penalty, cost or other Liability) upon notice of ninety (90) days or less;

(iv) Energy. Any Contract involving annual payments in excess of EUR 250,000.00, providing for or relating to the purchase, sale, transmission, distribution or management of power or energy, including any retail and wholesale supply, offtake, and demand response agreements, interconnection, transmission service, distribution facility extension and shared facility agreements and management, consulting, advisory and brokerage agreements;

(v) Capital Expenditures. Any Contract (or group of Contracts relating to the same project or subject matter) providing for or requiring any capital expenditure by the Parent Party in excess of EUR 1,500,000.00;

(vi) Government Authorities. Any Contract with any Government Authority;

(vii) Restrictive Covenants. Any Contract containing covenants materially limiting the freedom of any Parent Party to compete or engage in any line of business or operate in any geographical area;

(viii) Exclusivity. Any Contract pursuant to which any Parent Party has agreed to purchase or sell goods or services exclusively from or to any Person (or group of Persons) or granted “most favored nation” pricing provisions;

(ix) Licenses. Any Contract containing (A) any inbound licenses of material Intellectual Property to the Parent Party (except for (1) shrink-wrap, click-wrap or commercial off-the-shelf software licenses, or (2) any other non-exclusive licenses of software that is commercially available to the public generally for which the aggregate fees payable by the Parent Party in any 12-month period do not exceed EUR 250,000) and (B) any outbound licenses of material Owned Intellectual Property (except for agreements with customers, suppliers or third-party contractors entered into in the ordinary course of business);

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(x) Indebtedness. Any Contract (A) for or relating to any Parent Indebtedness having an outstanding principal amount in excess of EUR 250,000.00, (B) under which any Parent Party has made advances or loans to any Person that is not a Parent or Transferred Subsidiary having an outstanding principal amount in excess of EUR 250,000.00; (C) for a capital lease determined in accordance with IFRS or a sale-and-leaseback transaction or (D) containing any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement;

(xi) Acquisitions and Dispositions. Any Contract contemplating or relating to the acquisition or disposition (whether by merger or sale of stock) of any Person or Equity Interests;

(xii) Joint Ventures. Any partnership, strategic alliance or joint venture agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of Parent);

(xiii) Real Property Leases. Any leases (including any Data Center Lease), subleases, licenses, concessions, occupancy agreements and other Contracts, in each case (A) granting the Parent Party the right of use or occupancy of the Leased Real Property (together with all amendments, guarantees and modifications thereto, collectively, the “Real Property Leases”) and (B) involves annual payments in excess of EUR 250,000.00;

(xiv) Related Party Contract. Any Contract between (A) on the one hand, Parent or any of its Subsidiaries and (B) on the other hand, any Affiliates (other than Subsidiaries) of Parent or any member of the management board (Vorstand) or supervisory board (Aufsichtsrat) of Parent (collectively, the “Related Party Contracts”);

(xv) Purchase Orders. Any outstanding purchase order of Parent involving the purchase of (A) inventory, materials, supplies, equipment, services or other items from third parties, which involves payments or performance by a Parent Party in excess of EUR 250,000.00, and (B) GPUs (including, for the avoidance of doubt, equipment incorporating GPUs); and

(xvi) Intellectual Property. Any Contract entered into outside the ordinary course of business containing a covenant not to use, sue or assert, escrow, co-existence, or settlement agreements with respect to any Intellectual Property granted by or to Parent or any Transferred Subsidiary.

(b) Except as set for on Section 6.15(b) of Tether’s Disclosure Letter, as of the date hereof, each Specified Contract is (i) in full force and effect, and (ii) a legal, valid and binding obligation of, and is an enforceable obligation against, the applicable Parent Party, subject to the Remedies Exception. No Parent Party or, to the Knowledge of Seller, any other party to a Specified Contract is in breach of a Specified Contract in any material respect, save, for the avoidance of doubt, in respect of any SLA breach. To the Knowledge of Seller, as of the date hereof, neither Parent nor any of the Transferred Subsidiaries has received or given notice in writing of an intent to terminate, or accelerate the performance of material obligations, modify, amend or otherwise materially and adversely alter the terms and conditions of any Specified Contract or has received any claim in writing of material breach or default under any Specified Contract save, for the avoidance of doubt, in respect of any breach under a service level agreement (a “SLA”).

(c) True and complete copies of the Specified Contracts have been made available in the Virtual Data Room.

(d) The execution, delivery and performance of the Transaction Documents to which Parent and the Transferred Subsidiaries are a party, and the consummation of the transactions contemplated thereby, do not (i) conflict with, constitute a violation of or breach or default under or give any third party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any Specified Contract or (ii) result in the creation of any Encumbrance (other than Permitted Encumbrances) under any Specified Contract or upon any of the Target Assets, except for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not reasonably be expected to have a Parent Material Adverse Effect.

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Section 6.16 Assets.

(a) Parent or the Transferred Subsidiaries hold good and valid title to, or a valid leaseholder or license interest in all material Target Assets, including all GPUs, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) The material equipment included in the Target Assets, which includes all GPUs, is in all material respects in good operating condition and repair (except for wear and tear in the ordinary course), and is useable for the purposes to which it is being put, and none of such equipment is in need of maintenance or repair other than ordinary, routine maintenance or repair conducted in the ordinary course of business, in each case except as would not be expected to have a Parent Material Adverse Effect.

Section 6.17 Insurance. Section 6.17 of Tether’s Disclosure Letter, as of the date hereof, sets forth a true and complete list of the Parent Insurance Policies, specifying the insurer and type of insurance. All of the Parent Insurance Policies are in full force and effect as of the date hereof, and since the Applicable Date, all insurance premiums due thereon have been paid, except as would not be material to Parent. Since the Applicable Date, none of Parent or any of the Transferred Subsidiaries has received in writing any notice of a material premium increase with respect to any such Parent Insurance Policy, or notice in writing of denial of coverage with respect to any such policy, except to the extent such policy has expired. There are no outstanding claims related to Parent exceeding an amount of EUR 250,000.00 under any Parent Insurance Policy.

Section 6.18 Environmental Matters.

(a) To Knowledge of Seller, Parent and the Transferred Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with Environmental Laws.

(b) To Knowledge of Seller, Parent and the Transferred Subsidiaries hold all Environmental Permits that are necessary to own, lease or operate the Target Assets and to conduct their business in all material respects as presently operated, and Parent and the Transferred Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all such Environmental Permits.

(c) Since the Applicable Date or as is otherwise unresolved, none of Parent or any of the Transferred Subsidiaries has received any written notice, demand, request for information, order or claim that alleges that Parent or any of the Transferred Subsidiaries is not or was not in material compliance with any Environmental Law or is or was subject to material liability under any Environmental Law.

(d) There are no Actions pending or, to the Knowledge of Seller, threatened in writing against Parent or any of the Transferred Subsidiaries relating to compliance with or any material liability or obligation under any Environmental Law or to the investigation, remediation or cleanup of or exposure of any Person to any Hazardous Substance that could form the basis of any Actions, orders or claims against Parent or any of the Transferred Subsidiaries.

(e) To Knowledge of Seller, Hazardous Substances are not present, and since the Applicable Date there has been no Release or exposure of any Person to any Hazardous Substance on, at, under, upon, to or from any property currently or formerly owned or leased by Parent or any of the Transferred Subsidiaries which could reasonably be expected to have a Parent Material Adverse Effect.

(f) True and complete copies of all material studies, audits, assessments, memoranda, soil, air, groundwater or similar sampling data or other material written information in the possession or reasonable control of Parent or any of the Transferred Subsidiaries that relate to Parent, any of the Transferred Subsidiaries, or the Target Assets, or any property currently or formerly owned or leased by Parent or any of the Transferred Subsidiaries related to compliance with or liability under Environmental Laws have been made available in the Virtual Data Room.

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Section 6.19 Data Centers.

(a) Operational Data Centers.

(i) Section 6.19(a)(i) of Tether’s Disclosure Letter, as of November 1, 2025, sets forth a list of (A) all Operational Data Centers, (B) all Interconnected Carriers present and available to customers at the Operational Data Centers, (C) the current Capacity built at the Operational Data Centers, (D) the amount of Capacity committed to or reserved to each customer, and (E) the amount of any additional colocation space at the Data Centers subject to rights of first refusal granted in favor of existing customers.

(ii) SLAs in effect with those of the Top Ten Customers present at the Operational Data Centers are set forth in the Data Center Leases. Except as disclosed in Section 6.19(a)(ii) of Tether’s Disclosure Letter, since the Applicable Date, neither Parent nor any of the Transferred Subsidiaries have (A) experienced any material service outage with those of the Top Ten Customers present at the Operational Data Centers that has triggered SLA Credit representing an aggregate annual amount per service order of more than EUR 250,000.00, or (B) experienced any material security breaches triggering SLA Credits at any of the Operational Data Centers.

(iii) Part I of Section 6.19(a)(iii) of Tether’s Disclosure Letter sets forth each SLA that is in effect at such Operational Data Center. At all times during operation since the Applicable Date, the entire Capacity of the Operational Data Center has been operated pursuant to a SLA. Except as disclosed in Part II of Section 6.19(a)(iii) of Tether’s Disclosure Letter, since the Applicable Date, neither Parent nor any of the Transferred Subsidiaries have (A) experienced any material interruption in the transmission of Capacity to any of the Operational Data Centers that has triggered SLA Credits representing an aggregate annual amount per service order of more than EUR 50,000.00, or (B) experienced any material security breaches at any of the Operational Data Centers.

(iv) The Virtual Data Room contains a true and complete copy of all service performance and service incidents logs or records reflecting all high priority or critical service outage events affecting any data hall since the Applicable Date.

(v) Subject to disclosures made under Section 6.19(a)(v) of Tether’s Disclosure Letter, neither Parent nor any of the Transferred Subsidiaries have made contractual commitments to customers on an aggregate basis per data hall in excess of the power deployed and available to such Person at such data hall, including the utilities, uninterruptible power supply, backup generators and mechanical systems. The electrical utility entrance facility, power system and cooling system capacity and utilization levels disclosed on Section 6.19(a)(v) of Tether’s Disclosure Letter on a per data hall basis are true and accurate as of the date hereof.

(b) Pre-Operational Data Centers.

(i) Section 6.19(b)(i) of Tether’s Disclosure Letter, as of the date hereof, sets forth a true, correct and complete list of all Pre-Operational Data Centers together (A) with their projected power capacity and (B) the indicative date on which such Pre-Operational Data Center is reasonably expected to achieve commercial operation for the full projected power capacity. Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Pre-Operational Data Center is projected to be constructed or developed with (i) a fire suppression system to the extent required by Law; (ii) functioning equipment and facilities, adequate for such Pre-Operational Data Center to receive electric energy from the applicable utility up to the applicable peak contractual demand of such Pre-Operational Data Center; (iii) an executed Contract for the purchase of electric energy from a utility or third-party supplier, up to the applicable peak demand, but excluding any onsite power generation or any other emergency sources of power listed in paragraph (iv); (iv) functioning sources of emergency power, sufficient to permit such Pre-Operational Data Center to maintain substantially normal operations in the event of short-term utility power interruptions; and (v) functioning cooling, power, humidity, network and security facilities and equipment to the extent required by Law and as required to fulfill the requirements of the applicable Contract.

(ii) Section 6.19(b)(ii) of Tether’s Disclosure Letter, as of the date hereof, sets forth the approved specifications for the Physical Network.

(iii) Section 6.19(b)(iii) of Tether’s Disclosure Letter, as of the date hereof, sets forth the power availability to be made available to each Pre-Operational Data Center under the applicable power agreements.

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(iv) Section 6.19(b)(iv) of Tether’s Disclosure Letter contains a true and correct list, as of the date hereof, of all Data Center Leases, along with the amount of power leased or licensed, or anticipated to be leased or licensed, pursuant to each such Data Center Lease as of the date hereof.

(v) Parent and the Transferred Subsidiaries have obtained all Permits required under applicable Law for the construction and development that is ongoing at the applicable Pre-Operational Data Center, and such Permits and entitlements are in full force and effect, subject to any pending appeal, except where the failure to obtain such Permits or entitlements would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.20 Purchase Orders and Commitments.

(a) Section 6.20(a) of Tether’s Disclosure Letter sets forth a true, complete and accurate list, as of the date hereof, of all outstanding purchase orders, contracts, and other written commitments of Parent other than the Data Center Leases (collectively, “Commitments”) involving the purchase of inventory, materials, supplies, equipment (including GPUs), services or other items from third parties, which (i) individually require future payments or performance by Parent in excess of EUR 1,000,000.00 or (ii) in the aggregate with other similar commitments with the same counterparty exceed EUR 2,500,000.00, and includes for each such Commitment the name of the counterparty, the amount committed (including both paid and unpaid amounts), a description of the goods or services ordered, the dates on which payment is due (or performance is required), whether such Commitment is cancellable or non-cancellable, and whether any disputes exist with respect to such Commitment. Copies of the agreements relating to the Commitments have been made available in the Virtual Data Room.

(b) There are no material defaults by Parent, or, to the Knowledge of Seller, by any other party to any such Commitment, nor has any written notice of termination or intent to cancel any such Commitment been received or delivered by Parent.

Section 6.21 Relationships with Related Persons. Except (i) for the Transaction Documents, (ii) as contemplated under the Transaction Documents, or (iii) as set forth in Tether’s Disclosure Letter, as of the date hereof, none of Parent or any of the Transferred Subsidiaries are bound by any Related Party Contract.

Section 6.22 Peak Mining Purchase Agreement; Legacy Liabilities. The Peak Mining Purchase Agreement is a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms and is in full force and effect, subject to the Remedies Exception. No party to the Peak Mining Purchase Agreement is in breach or default thereunder. Parent has not received any written notice of any intention by any party to terminate, rescind, or materially amend the Peak Mining Purchase Agreement.

Section 6.23 Finder’s Fees; Brokerage. Except as disclosed in Tether’s Disclosure Letter, none of Parent or any of the Transferred Subsidiaries has employed or has any understanding with any broker, finder or investment bank, has incurred or will incur any obligation or Liability for any brokerage fees, commissions or finders fees, or has provided, promised or will provide or promise, any payment or other incentive to any Person, in each case in connection with any of the Transaction Documents or the transactions contemplated thereby.

Section 6.24 No Other Representations or Warranties. Except for the representations and warranties contained in Article V and this Article VI (as qualified by the applicable items disclosed in Tether’s Disclosure Letter and the Bring-Down Certificate), and the other Transaction Documents, and any certificate delivered hereto or thereto, none of Parent, Seller, any of their respective Affiliates or Representatives or any other Person makes any express or implied representation or warranty on behalf of Parent, Seller or their respective Affiliates, and Parent and Seller hereby disclaim any other representations or warranties, with respect to the subject matter of this Agreement. Furthermore, without limiting the foregoing sentence, except for the representations and warranties contained in Article V and this Article VI (as qualified by Tether’s Disclosure Letter and the Bring-Down Certificate), any of the other Transaction Documents, and any certificate delivered hereto or thereto, Parent and Seller do not give or make any warranty or representation as to (and shall have no indemnification obligation or, in the absence of deceit (arglistige Täuschung) or willful misconduct (Vorsatz), other liabilities in respect of) the accuracy or reasonableness of any forecasts, estimates, projections, statements of intent or statements of opinion provided to Purchaser, any of its Affiliates, or any of their respective Representatives on or prior to the date of this Agreement in connection with this Agreement, including in any “Confidential Information Presentation” relating to Parent or Seller, any management presentations, and any

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other information made available in the Virtual Data Room. Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article V and this Article VI (as qualified by Tether’s Disclosure Letter and the Bring-Down Certificate), the other Transaction Documents, and any certificate delivered hereto or thereto, none of Parent, Seller or any of their respective Affiliates is making any representation or warranty regarding any documents, projections, forecasts, statement or other information made, communicated or furnished (orally, in writing, in the Virtual Data Room, in management presentations (including any questions posed and answers given and any related discussions, whether formal or informal) or otherwise) to Purchaser, any of its Affiliates, or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to such Person by any Representatives of Parent, Seller or any of their respective Affiliates), in connection with this Agreement.

Article VII.
LIMITATIONS OF LIABILITY

Section 7.1 Limited Scope of Representations.

(a) Prior to the date hereof, Tether and Parent (but not the Seller who was not involved in the preparation of the Virtual Data Room or other information) made available to Purchaser detailed information with regard to the commercial, technical, financial and legal (including tax) circumstances of Parent Group and its business. Furthermore, Purchaser had the opportunity to review material information concerning Parent Group in the Virtual Data Room. In addition, Purchaser had the opportunity to visit and inspect the business operations of Parent Group with its Representatives and was given the opportunity to discuss any issues in detail with Parent. Against this background Purchaser explicitly acknowledges and agrees:

(i) to purchase and acquire the Sold Shares based upon its own inspection, examination and determination of all circumstances with respect to the Sold Shares, Parent Group and its business, and to undertake the transactions contemplated in the Transaction Documents based upon Purchaser’s own inspection, examination and determination without reliance upon any express or implied representations, warranties of any nature made by the Seller, except for the representations and warranties explicitly made by the Seller under Article V and Article VI;

(ii) that Seller does not make any representations or warranties as to the future development of Parent Group or as to budgets, business plans or other forward-looking statements or other projections of a financial, technical or business nature relating to the business of Parent Group;

(iii) that Seller (as minority shareholder without control over the Parent) and its Representatives have not and shall not be under any obligation to make any independent examinations or verifications of whatever nature (such as a review of any of the books or other records of any of Parent Group or any research with any publicly available register or enquiry of Representatives of Parent Group); and

(iv) that the lack of any independent examination or verification by Seller and its Representatives shall in no event be regarded as acting in a fraudulent manner (keine Arglist aufgrund von Angaben “ins Blaue hinein”) as Purchaser is fully aware of and accepts these circumstances.

(b) Seller’s liability for breaches of any of the representations and warranties of Seller contained in Article VI shall be limited to EUR 1.00, provided that this shall not apply in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by Seller.

Section 7.2 RWI Policy.

(a) Purchaser has entered into a binder agreement with the RWI Provider with respect to the RWI Policy covering certain of the representations and warranties of Seller contained in Article V and Article VI. The Parties agree that the representations and warranties of Seller contained in Article V and Article VI are made on the grounds (Geschäftsgrundlage) that (i) they solely serve for risk allocation purposes in accordance with the rights and remedies of the Purchaser for any incorrectness of representations and warranties of a representation of Seller contained in Article V and Article VI (other than the Seller Fundamental Representations), and (ii) for the purpose of giving these representations in Article VI only, Seller may not have had first-hand knowledge with respect to the subject matters of

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covered by these representations and neither Seller nor any of Seller’s Representatives has independently examined or verified the underlying facts, matters, circumstances or statements made in these representations or Tether’s Disclosure Schedule as prepared by Parent Group and its Representatives, but rather had to rely on documentation and information made available by the Representatives of the Parent Group.

(b) Purchaser guarantees to Seller that the provisions of the RWI Policy include terms to the effect (i) that the RWI Provider waives any right of subrogation against Seller in connection with this Agreement and the transactions contemplated hereby, except in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by Seller and (ii) the RWI Provider is aware that the Seller has not independently verified the information that is the basis for the representations and warranties made in this Agreement). The RWI Policy is or will be agreed on a non-recourse basis and, therefore, Purchaser shall ensure that under the RWI Policy and under applicable Law the RWI Provider shall only be able to raise claims against Seller in the event of any payments by the RWI Provider to Purchaser in connection with the RWI Policy in case of a deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by Seller.

(c) Purchaser and its Affiliates will not, directly or indirectly, (i) terminate, cancel, amend, waive or modify the RWI Policy in a manner adverse to Seller during its policy term, or (ii) assign or to be obliged to assign any claim Purchaser might have against Seller to the RWI Provider, in each case without prior written consent of Seller. Purchaser and its Affiliates shall refrain from any actions or omissions that could adversely affect Purchaser’s coverage position under, or the continuation of, the RWI Policy.

(d) The cost of the premiums, together with all Taxes and application, underwriting or similar fees or expenses, in connection with the RWI Policy shall be paid 100% by Purchaser.

(e) To the extent legally permissible, Purchaser hereby bindingly waives (i) any and all claims against Seller in respect of and in connection with breaches of representations and warranties made by Seller under Article V and Article VI (other than the Seller Fundamental Representations), in each case save for any claims of Purchaser arising in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by Seller, and provided that this shall not affect Purchaser’s claims vis-à-vis the RWI Provider.

(f) Save for any claims of Purchaser arising in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by Seller, it is expressively agreed between the Parties and acknowledged by Purchaser that even in the event that the RWI Policy should actually not have been validly concluded or the RWI Provider is not willing to grant coverage or rejects payment for all or specific claims in respect of breaches of representations and warranties made by Seller under Article V and Article VI, or claims can for any other reason not be enforced or collected under the RWI Policy, this shall have no impact on the exclusion or limitations of liability provided for in this Agreement and any event leading to the RWI Provider not being willing or able to pay shall not be considered as a reason for rescission or a cessation of the basis of such limitations (Wegfall der Geschäftsgrundlage) or for any other claim. Purchaser expressly acknowledges, and the Parties agree, that the risk to successfully claim and/or recover from the RWI Provider any losses of Purchaser under or in connection with the Transaction Documents and the transactions contemplated thereunder shall solely and irrevocably rest with Purchaser.

Section 7.3 Exclusion of other Remedies.

(a) The Parties agree that the warranties and remedies explicitly provided for by this Agreement shall be the exclusive warranties and remedies available to Purchaser against Seller or its Affiliates or any of its or their Representatives in respect of any circumstances relating to the status and condition of the Parent Group and its assets, liabilities and business. Unless explicitly otherwise provided for in this Agreement, any further claims and remedies for Purchaser against Seller or its Affiliates or its or any of their Representatives relating to the status and condition of the Parent Group and its assets, liabilities and business, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation (i) any right of Purchaser to rescind (zurücktreten) from this Agreement or any other Transaction Document or to require the unwinding of the transactions contemplated therein (e.g., by way of damages instead of performance (Schadensersatz statt der Leistung), (ii) any claims arising from statutory warranty provisions (gesetzliche Gewährleistungsbestimmungen), for example pursuant to Sections 437 thorough 441 BGB, (iii) any claim for breach of pre-contractual obligations (culpa in contrahendo) pursuant to Sections 241 para. 2, 311 paras. 2 and 3 BGB), (iv) any claim for frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage), (v) any claims of Purchaser arising from the rescission of this Agreement (Rücktritt

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vom Vertrag), (vi) any rights to reduce the Rumble Share Consideration or any parts thereof (Kaufpreis mindern) or to appeal (anfechten) this Agreement, and (vii) any other rights of Purchaser to cause the termination, invalidity or unwinding (Rückabwicklung) of this Agreement or any other Transaction Document, a change of their content or a reimbursement or reduction of the Rumble Share Consideration or any parts thereof shall be excluded, save for any remedies of Purchaser based on deceit (arglistige Täuschung) or willful misconduct (Vorsatz).

(b) The Parties agree that the warranties and remedies explicitly provided for by this Agreement shall be the exclusive warranties and remedies available to Seller in respect of any circumstances relating to the status and condition of Purchaser and its Subsidiaries and their respective assets, liabilities and business. Unless explicitly otherwise provided for in this Agreement, any further claims and remedies for Seller relating to the status and condition of Purchaser and its Subsidiaries and their respective assets, liabilities and business, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation (i) any right of Seller to rescind (zurücktreten) from this Agreement or any other Transaction Document or to require the unwinding of the transactions contemplated therein (e.g., by way of damages instead of performance (Schadensersatz statt der Leistung), (ii) any claims arising from statutory warranty provisions (gesetzliche Gewährleistungsbestimmungen), for example pursuant to Sections 437 thorough 441 BGB, (iii) any claim for breach of pre-contractual obligations (culpa in contrahendo) pursuant to Sections 241 para. 2, 311 paras. 2 and 3 BGB), (iv) any claim for frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage), (v) any claims of Seller arising from the rescission of this Agreement (Rücktritt vom Vertrag), and (vi) any other rights of Seller to cause the termination, invalidity or unwinding (Rückabwicklung) of this Agreement or any other Transaction Document, a change of their content, save for any remedies of Seller based on deceit (arglistige Täuschung) or willful misconduct (Vorsatz).

Article VIII.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller in the form of an independent guarantee (selbstständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB and irrespective of fault that except as set forth in Purchaser’s Disclosure Letter, the following statements are true and correct, as of the date hereof and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of a specific date, in which case Purchaser hereby makes to Seller such representation and warranty only as of such date):

Section 8.1 Organization, Authorization, Enforceability, Non-Contravention.

(a) Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power to own, lease or operate the properties and assets owned, operated or leased by it and to conduct its business as presently conducted. Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character or location of its owned, operated or leased properties and assets makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Corporate Authorization. Purchaser has full corporate power and authority to execute and deliver each of the Transaction Documents and each certificate and other instrument required to be executed and delivered by Purchaser pursuant hereto and to perform its obligations under, and consummate the transactions contemplated by, each such Transaction Document and each such certificate or other instrument required to be executed and delivered by Purchaser pursuant hereto. Purchaser is required by NASDAQ rules to obtain the affirmative vote (in person or by written consent, including by obtaining the Written Consent) of holders of a majority of the votes cast in favor of approving and adopting this Agreement. In lieu of calling a meeting of shareholders, Purchaser submitted to, and immediately after the execution of this Agreement obtained from, Chris Pavlovski, in his capacity as the record and beneficial owner of at least a majority of the voting power of the outstanding Class A Common Stock, Class C Common Stock and Class D Common Stock, a duly executed written consent to approve and adopt this Agreement, which is attached hereto as Exhibit E (the “Written Consent”). The Written Consent satisfies all of Purchaser’s obligations relating to obtaining shareholder approval of this Agreement and the transactions contemplated hereunder under the NASDAQ rules and it is the only vote of shareholders of Purchaser necessary in connection with the consummation of the transactions contemplated by this Agreement or by the other Transaction Documents. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby (including the issuance of the Rumble

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Share Consideration), by Purchaser have been duly and validly authorized by all necessary corporate action on the part of Purchaser. The execution, delivery and performance of the other Transaction Documents to which it is a party and each certificate and other instrument required to be executed and delivered by Purchaser pursuant hereto, and the consummation of the transactions contemplated thereby, have been, or prior to the Closing will have been, duly and validly authorized by all necessary corporate or other action on the part of Purchaser. None of the execution, delivery and performance of the Transaction Documents and each certificate and other instrument required to be executed and delivered by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated thereby, by Purchaser requires any authorization, vote or other approval of the shareholders of Purchaser (other than the Written Consent) pursuant to the Constituent Documents of Purchaser or applicable Law.

(c) Issuance of Securities. The issuance of all Purchaser Common Shares that may be issued pursuant to the Transaction Documents (including the Rumble Share Consideration) has been duly authorized and, upon issuance in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and non-assessable and in each case, free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). As of the Closing, Purchaser shall have reserved from its duly authorized capital stock not less than the sum of the number of Purchaser Common Shares equal to the Offer Ratio multiplied by the number of Shares to be transferred pursuant to this Agreement, the Tether Purchase Agreement, the CEO Purchase Agreement, and the Tender Offer. Upon issuance in accordance with the terms of the Transaction Documents, Seller will have good and marketable title to the Rumble Share Consideration.

(d) Binding Effect. This Agreement has been, and the other Transaction Documents to which it is a party, will at the Closing be, duly executed and delivered by Purchaser. This Agreement is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The other Transaction Documents to which Purchaser is a party, when executed and delivered by Purchaser, will be a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) Non-Contravention. Assuming the satisfaction of the other requirements set forth in Section 8.4, the execution, delivery and performance of the Transaction Documents by Purchaser, and the consummation by Purchaser of the transactions contemplated thereby, do not and will not (with or without notice or passage of time or both) (i) violate or conflict with any provision of the Constituent Documents of Purchaser, (ii) violate or conflict with any Law, Government Order or Permit applicable to Purchaser or by which any property or asset of Purchaser is bound, (iii) conflict with, constitute a violation of or breach or default under or give any third-party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any material Contract to which Purchaser is a party or by which Purchaser is bound or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the assets or properties of Purchaser, except in the case of clauses (ii) through (iv) of this Section 8.1(e), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not and would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(f) Management; Books and Records. All senior officers, senior managers and directors (or equivalents thereof) of Purchaser have been duly elected or appointed and all former senior officers, senior managers or directors (or equivalent thereof) of Purchaser have been duly dismissed or removed, in each case in accordance with its Constituent Documents and applicable Law, except as would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 8.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Purchaser consists of 700,000,000 shares of Class A Common Stock par value $0.0001 per share (“Class A Common Stock”), 170,000,000 shares of Class C Common Stock, par value $0.0001 per share (“Class C Common Stock”), 110,000,000 shares of Class D Common Stock, par value $0.0001 per share (“Class D Common Stock”), and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of November 5, 2025, there were outstanding (i) 215,380,826 shares of Class A Common Stock (20,800,886 of which are held in escrow subject to earn-out conditions and 1,963,750 of which are held by the former SPAC sponsor

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subject to forfeiture, in each case as further described in the Purchaser Reports), (ii) 123,690,477 shares of Class C Common Stock, (iii) 95,791,120 shares of Class D Common Stock and (iv) no shares of preferred stock. Each share of Class C Common Stock is issued “in tandem” with an exchangeable share of 1000045728 Ontario Inc. (“ExchangeCo Shares”), a corporation formed under the laws of the Province of Ontario, Canada, and an indirect, wholly owned subsidiary of Purchaser. As of the date hereof, there were 123,690,477 ExchangeCo Shares outstanding (55,611,718 of which are held in escrow subject to earn-out conditions as described in the Purchaser Reports). As of the date hereof, there were 89,105,079 shares of Class A Common Stock reserved and available for future issuance under the Purchaser Equity Plans, and there were 1,795,823 shares of Class A Common Stock reserved and available for future issuance under the Purchaser ESPP. All outstanding shares of capital stock of Purchaser have been, and all Purchaser Common Shares issued hereunder will be, when issued at the Closing in accordance with Article II, duly authorized and validly issued, fully paid and nonassessable, free and clear of any Encumbrances and free of any preemptive or similar rights.

(b) As of the date hereof, there were (i) 44,147,954 shares of Class A Common Stock issuable under Purchaser Options outstanding, (ii) an additional 28,587,400 shares of Class A Common Stock issuable under Purchaser Options that are subject to earn-out conditions as described in the Purchaser Reports, (iii) 2,461,784 shares of Class A Common Stock issuable upon settlement of Purchaser RSUs outstanding, and (iv) no other Purchaser Equity Award outstanding. Section 8.2(b) of the Purchaser’s Disclosure Letter contains a complete and accurate list of each outstanding Purchaser Equity Award as of the date hereof, including, for each such award: (A) the name of the holder of such award, (B) the date each such award was granted, (C) the number of shares of Class A Common Stock subject to each such award, (D) with respect to any award of Purchaser Options, the price at which such Purchaser Option may be exercised, and (E) a description of the vesting conditions relating to such award, including any time-based vesting schedule and a description of any terms under any Purchaser Equity Plan or award agreement thereunder which provide for accelerated vesting with respect to such award as a result of the consummation of the transactions contemplated by this Agreement. Other than the Purchaser Options and Purchaser RSUs listed in Section 8.2(b) of the Purchaser’s Disclosure Letter, there are no equity or equity-based awards outstanding under any Purchaser Equity Plans. The exercise price of each Purchaser Option is not less than the fair market value of a share of Class A Common Stock on the date of grant of such Purchaser Option.

(c) As of November 5, 2025, there were 8,046,032 shares of Class A Common Stock issuable under the Purchaser Warrants outstanding.

(d) There are no outstanding bonds, debentures, notes or other indebtedness of Purchaser having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Purchaser may vote. Except as set forth in this Section 8.2 and for changes since November 5, 2025 resulting from the exercise of Purchaser Options, ExchangeCo Shares, Purchaser Warrants or settlement of Purchaser RSUs outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in Purchaser, (ii) securities of Purchaser convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in Purchaser, (iii) warrants, calls, options or other rights to acquire from Purchaser, or other obligation of Purchaser to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in Purchaser or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any capital stock or voting securities of Purchaser (the items in clauses (i) through (iv) being referred to collectively as the “Purchaser Securities”). There are no outstanding obligations of Purchaser or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the Purchaser Securities. As of the date hereof, neither Purchaser nor any of its subsidiaries is a party to any voting agreement with respect to the voting of any Purchaser Securities. There are no Purchaser Securities or instruments containing anti-dilution, adjustments, modifications or similar provisions that will be triggered by the transactions contemplated by this Agreement. The Purchaser Reports contain true, correct and complete descriptions of the terms of all Purchaser Securities convertible into, or exercisable or exchangeable for, shares of Class A Common Stock and the material rights of the holders thereof.

Section 8.3 Available Funds. Purchaser has immediately available funds sufficient to pay all fees and expenses to be paid by Purchaser in connection with this Agreement and the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, and to satisfy all other payment obligations of Purchaser contemplated by this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby on the terms and subject to the conditions hereof and thereof.

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Section 8.4 Governmental and Third-Party Approvals, Consents and Notices. Other than in connection with (a) the requirements of the federal securities Laws or any U.S. state securities or “blue sky” Laws and (b) the notification and listing authorization requirements under the rules of NASDAQ, neither Purchaser nor any of its Affiliates is required to (i) obtain any authorization, waiver, consent or approval of, (ii) make any filing, report or registration with or (iii) give any notice to any Government Authority or any other Person in connection with or as a condition to the execution, delivery and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, other than any authorization, waiver, consent, approval, filing, report, registration or notice the failure of which to obtain, make or give has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 8.5 No Litigation or Governmental Orders. Since January 1, 2022, there has been no material Action pending or, to Purchaser’s Knowledge, threatened against, by or on behalf of Purchaser or its Subsidiaries. There is no Action pending or, to Purchaser’s Knowledge, threatened against Purchaser or any of its Affiliates that (a) if adversely determined, would reasonably be expected to materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document, (b) if adversely determined, would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Purchaser to consummate the transactions contemplated by the Transaction Documents or (c) if adversely determined, would reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect. Since January 1, 2022, there have been no unsatisfied or outstanding material Government Orders against or applicable to Purchaser or any of its Subsidiaries or against or applicable to any of the properties, assets or businesses of Purchaser and its Subsidiaries. Purchaser and its Affiliates are not a party to or subject to the provisions of any Government Order that have or would reasonably be expected to, individually or in the aggregate, (i) materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document or (ii) prevent or materially impair the ability of Purchaser to consummate the transactions contemplated by the Transaction Documents.

Section 8.6 Purchaser Reports; Financial Statements.

(a) Except as set forth in Section 8.6(a) of Purchaser’s Disclosure Letter, Purchaser has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2022 (the forms, statements, reports and documents filed or furnished since January 1, 2022 (including notes, exhibits and schedules thereto and all other information incorporated by reference therein and any amendments and supplements thereto) and, unless otherwise expressly stated in this Agreement, those filed or furnished subsequent to the date hereof, the “Purchaser Reports”).

(b) Each of the Purchaser Reports filed prior to the date hereof, at the time of its filing or being furnished (or, if amended prior to the date hereof, as of the date of such last amendment) complied, or if to be filed or furnished subsequent to the date hereof and prior to the Closing, will comply, in all material respects with the applicable requirements of NASDAQ, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Purchaser Reports, each as in effect on the date so filed or furnished (or amended). As of their respective dates (or, if amended prior to the date hereof, as of the date of such last amendment), and except to the extent that information in any Purchaser Report has been revised or superseded by another Purchaser Report, the Purchaser Reports did not, and any of the Purchaser Reports filed or furnished with the SEC prior to the Closing will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Purchaser Common Shares are registered pursuant to Section 12(b) of the Exchange Act and listed on the NASDAQ and the Purchaser has taken no action designed to, or which to the Knowledge of Purchaser is reasonably likely to have the effect of, terminating the registration of the Purchaser Common Shares under the Exchange Act or delisting the Purchaser Common Shares from the NASDAQ, nor has the Purchaser received any notification that the SEC or the NASDAQ is contemplating terminating such registration or listing. The Purchaser is, and will be as a result of the closing of the transactions contemplated by this Agreement and the Transaction Documents, in compliance in all material respects with applicable continued listing requirements of NASDAQ.

(c) Except as set forth in Section 8.6(c) of Purchaser’s Disclosure Letter, there are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to any Purchaser Report and, to Purchaser’s Knowledge, none of the Purchaser Reports is the subject of ongoing SEC review. There are no internal investigations

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and Purchaser has not received written notice of any SEC inquiries or investigations or other inquiries or investigations conducted by a Government Authority pending or, to Purchaser’s Knowledge, threatened, in each case, regarding any accounting practices of Purchaser.

(d) None of the Subsidiaries of Purchaser is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(e) Purchaser’s audited consolidated financial statements and unaudited interim financial statements (including, in each case, any notes thereto) contained in the Purchaser Reports were prepared and between the date hereof and the Closing Date, will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited or interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), were prepared and, between the date hereof and the Closing Date, will be prepared from and in accordance with the books and records of Purchaser and its Subsidiaries, and in each case such consolidated financial statements fairly presented and, between the date hereof and the Closing Date, will fairly present in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of Purchaser and the consolidated Subsidiaries of Purchaser as of the respective dates thereof and for the respective periods covered thereby, as applicable (subject, in the case of unaudited statements, to normal year-end adjustments).

Section 8.7 Controls.

(a) Purchaser maintains disclosure controls and procedures and internal control over financial reporting required and as defined by Rule 13a-15 and 15d-15, as applicable, under the Exchange Act, and reasonably necessary to provide reasonable assurance that, in all material respects, (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as reasonably necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Purchaser’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by Purchaser or any of its Subsidiaries in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Purchaser’s management has completed an assessment of the effectiveness of Purchaser’s internal control over financial reporting in compliance with the requirements of Section 404(a) of the Sarbanes-Oxley Act, and the conclusions of the most recent such assessment are disclosed in the applicable Purchaser Report. Since the date of such assessment, there have been no changes in Purchaser’s internal control over financial reporting that, individually or in the aggregate, have materially and adversely affected or would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting.

(b) Purchaser has disclosed, since January 1, 2022, to Purchaser’s outside auditors and audit committee (i) any identified significant deficiencies and material weaknesses in the design or operation of internal controls that would be reasonably expected to adversely affect Purchaser’s ability to record, process, summarize and report financial information for inclusion in the applicable consolidated financial statements and (ii) any identified fraud, whether or not material, that involves management or any other current or former employees who have (or had) a significant role in Purchaser’s internal controls over financial reporting.

(c) Since January 1, 2022, (i) neither Purchaser nor any of its Subsidiaries, nor, to Purchaser’s Knowledge, any Representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the board of directors of Purchaser or any committee thereof or to any director or officer of Purchaser.

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Section 8.8 No Violation of Law; Regulatory Matters; Required Licenses and Permits.

(a) Since January 1, 2022, Purchaser and each of its Subsidiaries (i) have been in compliance with all applicable Laws (including Laws related to activities in connection with cryptocurrency and digital assets) and (ii) are not party or subject to any Government Order with any Government Authority with jurisdiction over Purchaser or any of its Subsidiaries, as applicable, which imposes any restrictions on the business of Purchaser or its Subsidiaries, except in each case of the foregoing clauses (i) and (ii) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser and its Subsidiaries, since January 1, 2022, have owned, held or possessed, and, currently, own, hold, or possess, all Permits necessary for the conduct of their respective businesses and the business of Purchaser and its Subsidiaries is being conducted in compliance with all such Permits, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, since January 1, 2022, neither Purchaser nor any of its Subsidiaries nor any of their respective Representatives (acting in their capacities as such) has violated or taken any material act in furtherance of violating the Anti-Money Laundering Laws.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (i) Purchaser and each of its Subsidiaries and each of their respective Representatives (acting in their capacities as such) are, and since January 1, 2022 have been, in compliance with the Export and Sanctions Regulations; (ii) since January 1, 2022, neither Purchaser nor any of its Subsidiaries nor any of their respective Representatives (acting in their capacities as such) has (A) been organized, operated or resided in or (B) engaged, directly or indirectly, in any dealings or transactions in a Sanctioned Country (or with any Sanctioned Persons); and (iii) neither Purchaser nor any of its Subsidiaries nor any of their respective Representatives (acting in their capacities as such) is involved in any Action, or since January 1, 2022 has received a written request for information or any other form of communication from any Government Authority, or has had any judgments imposed (or threatened to be imposed) upon Purchaser or any of its Subsidiaries by or before a Government Authority, in each case in connection with any actual or alleged material violation of any Export and Sanctions Regulations.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (i) since January 1, 2022, none of Purchaser or any of its Subsidiaries or any of their respective Representatives (acting in their capacities as such) has taken any action, or engaged in any activity, practice or conduct, that would violate the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption; (ii) none of Purchaser, any of its Subsidiaries or any of their respective Representatives (acting in their capacities as such) has (A) used any corporate funds of Purchaser or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) authorized, offered, promised or made any unlawful payment to any foreign or domestic governmental officials, or (C) paid any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Purchaser or any of its Subsidiaries, in the case of the foregoing clauses (A), (B) and (C) which would or would reasonably be expected to result in a material violation of the FCPA, the U.K. Bribery Act, or any other applicable Laws regarding anti-corruption; (iii) there are no pending or, to Purchaser’s Knowledge, threatened in writing Actions against Purchaser or any of its Subsidiaries with respect to the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption.

Section 8.9 Securities Law Compliance. Purchaser is financially sophisticated and is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Purchaser understands that the Sold Shares have not been registered under the Securities Act and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws. Pursuant to this Agreement, Purchaser is acquiring the Sold Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. Purchaser has not, directly or indirectly, offered the Sold Shares to anyone or solicited any offer to buy the Sold Shares from anyone, in each case that would have the effect of bringing to such offer and sale of the Sold Shares by Purchaser within the registration requirements of the Securities Act or the securities Laws of any other jurisdiction.

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Section 8.10 Due Diligence by Purchaser. Purchaser acknowledges that it has, as of the Closing, conducted an independent investigation of Parent and the operations, assets, Liabilities and financial condition of Parent and the Transferred Subsidiaries in making the determination to proceed with the transactions contemplated by the Transaction Documents and has relied solely on the results of its own independent investigation and the representations and warranties in Article V and Article VI in connection with Parent and the Transferred Subsidiaries and the subject matter of this Agreement. Purchaser and its Representatives, collectively, have, among other things, had access to the Virtual Data Room and Purchaser has received Seller’s Disclosure Letter.

Section 8.11 Solvency. Assuming the accuracy of the representations and warranties contained in Article V and Article VI and assuming that immediately prior to the Closing Parent and the Transferred Subsidiaries are Solvent, after giving effect to the payment of all amounts required to be paid pursuant to the terms of this Agreement in connection with the consummation of the transactions contemplated by this Agreement, Purchaser will be Solvent as of and immediately following the Closing.

Section 8.12 Absence of Changes. Except as contemplated by the Transaction Documents, since January 1, 2022 through the date hereof, (a) there has not been any change, effect, development, condition, matter, event, fact, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect and (b) neither Purchaser nor any of its Subsidiaries has taken any action that would have been prohibited or restricted under Article IX had such action been taken between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms.

Section 8.13 Taxes.

(a) All income and other material Tax Returns that are required to be filed under applicable Laws during the Applicable Purchaser Period (taking into account any timely filed automatic extensions of time in which to file) by Purchaser and its Subsidiaries have been or will be timely filed on or before the Closing, and all such Tax Returns are complete and accurate in all material respects.

(b) Each of Purchaser and its Subsidiaries has timely paid all income and other material Taxes of Purchaser or relevant Subsidiary, as applicable, at all times during the Applicable Purchaser Period.

(c) All material Taxes which Purchaser or any of its Subsidiaries is required by Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Government Authority during the Applicable Purchaser Period.

(d) There is no audit, examination, investigation, action, proceeding or assessment pending or proposed or threatened in writing with respect to material Taxes for which Purchaser or its Subsidiaries may be liable. All material deficiencies asserted or assessments made in writing of Purchaser or its Subsidiaries as a result of any audit, examination, investigation, action, proceeding or assessment have been paid in full or otherwise finally resolved.

(e) No agreements, consents or waivers of any statute of limitations or extension of time is in effect with respect to any material Taxes of Purchaser or any of its Subsidiaries (other than automatic extensions of the due date for filing any Tax Return of Purchaser or any of its Subsidiaries obtained in the ordinary course of Purchaser’s or its Subsidiaries’ business), and no written request covering any such matter is outstanding.

(f) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) on any of the assets of Purchaser or any of its Subsidiaries.

(g) Neither Purchaser nor any of its Subsidiaries has been, in the last two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) At any time during the Applicable Purchaser Period, neither Purchaser nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Purchaser is not a “United States real property holding corporation” within the meaning of Section 897(e)(2) of the Code and the Treasury Regulations thereunder, and does not expect to become a “United States real property holding corporation” in the foreseeable future.

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(j) At any time during the Applicable Purchaser Period, neither Purchaser nor any of its Subsidiaries was, or will be, a member of any Tax group with a corporation filing Tax Returns on a combined, consolidated, unitary or similar basis (except with respect to a Tax group which Purchaser is a common parent), and neither Purchaser nor any of its Subsidiaries has any Liability for Taxes of any other Person (other than Purchaser and its Subsidiaries) as a transferee or successor, or by Contract (other than commercial agreements that do not primarily relate to Taxes).

Section 8.14 Investment Company. As of the date hereof, neither Purchaser nor any of its Subsidiaries is an “investment company” as such term is defined in the U.S. Investment Company Act of 1940.

Section 8.15 Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser and its Subsidiaries have in all material respects good title to, or valid leasehold interests in, all property and assets reflected on the Purchaser Balance Sheet, or acquired or leased after the Purchaser Balance Sheet Date, except as have been disposed of since the Purchaser Balance Sheet Date in the ordinary course of business consistent with past practice.

Section 8.16 Form S-3. As of the date of this Agreement, Purchaser satisfies the eligibility requirements for, and complies with the conditions for, the use of Form S-3 under the Securities Act and other securities Laws.

Section 8.17 Finder’s Fees; Brokerage. Except as set forth in Section 8.17 of Purchaser’s Disclosure Letter, neither Purchaser nor any of its Affiliates has employed or has any understanding with any broker, finder or investment bank, has incurred or will incur any obligation or Liability for any brokerage fees, commissions or finders fees, or has provided, promised or will provide or promise any payment or other incentive to any Person, in each case in connection with any of the Transaction Documents or the transactions contemplated thereby.

Section 8.18 Intellectual Property. Except as set forth in Section 8.18 of Purchaser’s Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (i) Purchaser and each of its Subsidiaries is the sole and exclusive owner of, or has a valid and legally enforceable license to use, all Intellectual Property used or held for use in, or necessary for, the conduct of its business as currently conducted; (ii) to the Knowledge of Purchaser, neither Purchaser nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person; and (iii) to the Knowledge of Purchaser, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property rights owned by and/or exclusively licensed to Purchaser or any of its Subsidiaries.

Section 8.19 Employee Benefits Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, the Purchaser Plans and the Purchaser Equity Awards are as disclosed in the Purchaser Reports.

Section 8.20 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser and its Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, worker’s compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

Section 8.21 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser and its Subsidiaries are in compliance with all Environmental Laws.

Section 8.22 Material Contracts. As of the date of this Agreement, neither Purchaser nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) except as disclosed in the Purchaser Reports.

Section 8.23 Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 5.5, the offer, sale and issuance of the Rumble Share Consideration pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. Without limiting the foregoing, neither Purchaser nor, to the knowledge of Purchaser, any other Person authorized by Purchaser to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Rumble Share Consideration pursuant to this Agreement, and neither Purchaser nor, to the knowledge of Purchaser, any Person acting on its behalf has made any offers or sales of any

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security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Rumble Share Consideration under this Agreement to be integrated with prior offerings by Purchaser for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Purchaser take any action or steps that would cause the offering or issuance of the Rumble Share Consideration under this Agreement to be integrated with other offerings by Purchaser.

Section 8.24 Antitakeover Statutes and Rights Agreement. Purchaser has no “rights plan,” “rights agreement,” or “poison pill” in effect. Purchaser has taken all action necessary to exempt the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, the issuance of the Rumble Share Consideration and any other transaction contemplated by this Agreement or any other Transaction Document from Section 203 of the DGCL, and, accordingly, neither Section 203 of the DGCL nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar applicable Law enacted under U.S. state or federal laws apply to this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby.

Section 8.25 Written Consent. Purchaser has delivered to Parent a true and correct copy of the Written Consent.

Section 8.26 Tether Transaction Documents. Purchaser has delivered to Seller true and correct copies of any and all agreements between Tether and Purchaser relating to or in connection with the transactions contemplated by the Tender Offer, the Business Combination Agreement and the Tether Purchase Agreement; provided, that any public disclosure of such documents shall be deemed to be delivered to Seller for purposes of this Section 8.26.

Section 8.27 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Section 8.1 through Section 8.25 (as qualified by the applicable items disclosed in Purchaser’s Disclosure Letter), none of Purchaser or any of its Affiliates or Representatives or any other Person makes any express or implied representation or warranty on behalf of Purchaser or any of its Affiliates, and Purchaser hereby disclaims any other representations or warranties, with respect to the subject matter of this Agreement. Furthermore, without limiting the foregoing sentence, except for the representations and warranties contained in Section 8.1 through Section 8.25 (as qualified by the applicable items disclosed in Purchaser’s Disclosure Letter), any of the other Transaction Documents, and any certificate delivered hereto or thereto, Purchaser does not give or make any warranty or representation as to (and shall have no indemnification obligation or, in the absence of deceit (arglistige Täuschung) or willful misconduct (Vorsatz), other liabilities in respect of) the accuracy or reasonableness of any forecasts, estimates, projections, statements of intent or statements of opinion provided to Seller, any of its Affiliates, or any of their respective Representatives on or prior to the date of this Agreement in connection with this Agreement, including in any “Confidential Information Presentation” relating to Purchaser, any management presentations, and any other information made available in the Virtual Data Room.

(b) Seller acknowledges and agrees that, except for the representations and warranties contained in Section 8.1 through Section 8.25 (as qualified by Purchaser’s Disclosure Letter), neither Purchaser nor any of its Affiliates is making any representation or warranty regarding any documents, projections, forecasts, statement or other information made, communicated or furnished (orally, in writing, in the Virtual Data Room, in management presentations (including any questions posed and answers given and any related discussions, whether formal or informal) or otherwise) to Seller, any of its Affiliates, or any of Seller’s Representatives (including any opinion, information, projection or advice that may have been or may be provided to such Person by any Representatives of Purchaser or any of its Affiliates), in connection with this Agreement.

Article IX.
COVENANTS

Section 9.1 Conduct of Business.

(a) Except as consented to in writing by Purchaser in advance, between the date hereof and the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not, and shall cause any of its Affiliates not to, directly or indirectly vote (or execute any written consent with respect to) any Equity Interests of Parent beneficially owned by Seller or their respective Affiliates in favor of, or otherwise consent to, any matter presented for approval at any annual general meeting or extraordinary general meeting of Parent (or any action by written consent of the shareholders in lieu thereof), including, without limitation, any resolution to (i) declare or

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pay any dividend or make any other distribution with respect to any Equity Interests of Parent, (ii) amend, modify or restate any of Parent’s Constituent Documents (including any capital increase or reduction of share capital), (iii) approve any split or consolidation of Equity Interests of Parent, a consolidation of any Equity Interests of Parent, or any alteration of the rights pertaining to Parent’s Equity Interests, including the acceleration of vesting or exercisability of any Option, or (iv) approve any matter that would result in a breach by Parent of its obligations under the Business Combination Agreement. Until Closing, Seller and its Affiliates shall not take action to cause Parent to breach or fail to perform or comply with any covenant, agreement or obligation of Parent under the Business Combination Agreement. Nothing contained in this Agreement is intended to, or shall be deemed to, give Purchaser, directly or indirectly, any rights to control or direct the business of Parent or any other member of Parent Group.

(b) Between the date hereof and the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not Transfer (or cause or permit the Transfer of) any Shares, other than with the prior written consent of Purchaser. If any involuntary Transfer of any such Shares shall occur prior to the Closing, Seller shall procure that any transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the Closing.

(c) Except (i) as expressly required by this Agreement or as contemplated by the Written Consent, (ii) as set forth in the corresponding subsection of Section 9.1(c) of Purchaser’s Disclosure Letter or (iii) as consented to in writing by Seller in advance (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall and shall cause its Subsidiaries to, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, not:

(i) amend in any material respect, or waive any material rights under, any provision of the Constituent Documents of Purchaser or any of its Subsidiaries or any term of the Equity Interests of Purchaser, in each case in any manner that would adversely impact Seller disproportionally as compared to the impact on other holders of Purchaser Common Shares;

(ii) issue, or grant an option, warrant or right of any kind to subscribe for, any Equity Interests of Purchaser’s or any of its Subsidiaries’ Equity Interests of any class or any debt or equity securities which are convertible into or exchangeable for, or valued by reference to, such Equity Interests, except for (A) upon the exercise, conversion or vesting of Purchaser Equity Awards, Purchaser Warrants or any other equity awards of Purchaser, (B) upon the exchange of any ExchangeCo Shares, (C) upon the satisfaction of any contingency with respect to any securities described in Section 8.2(c) that are subject to earn-out, forfeiture or other similar contingencies tied to Purchaser’s stock price, (D) pursuant to the Purchaser Equity Plans (or any successor equity plans), and (E) up to 20.0% of the issued and outstanding Purchaser Common Shares as of the date hereof in connection with bona fide acquisitions, mergers or strategic partnership transactions to the extent such acquisitions, mergers or strategic partnership transactions are otherwise permitted hereunder; provided that, in each case of clause (E), Purchaser shall have provided to Seller written notice of such proposed transaction with a reasonable description thereof at least two Business Days prior to the consummation of such transaction;

(iii) split, combine, reclassify or subdivide any outstanding Purchaser Common Shares, in each case to the extent the Rumble Share Consideration is not equitably adjusted to provide Parent the same economic effect as contemplated by this Agreement prior to such event pursuant to Section 2.4;

(iv) redeem, purchase or otherwise acquire any outstanding Purchaser Common Shares, except in connection with cashless exercises, net exercises or net cash settlement of or withholding under Purchaser Equity Awards, the Purchaser Warrants and any other equity awards of Purchaser in accordance with their terms or the exchange of any ExchangeCo Shares in accordance with their terms; or

(v) affirmatively authorize, agree or commit to do any of the actions prohibited by this Section 9.1.

Notwithstanding the foregoing, in the event that Tether consents to any of the matters set forth in Section 9.1(c) above, Purchaser shall automatically be deemed to have consented to such matters.

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(d) Subject to the terms and conditions of this Agreement, Purchaser and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to (i) prepare and file as promptly as practicable with any Government Authority all documentation to effect all necessary Filings and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Government Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that neither Seller nor Purchaser shall be required to (A) divest or otherwise hold separate (including by establishing a trust or otherwise), or take, cause to be taken or refrain from taking any other action (or otherwise agreeing to do any of the foregoing) with respect to, any of Seller’s or Purchaser’s or any of their respective Affiliates’ businesses, assets or properties, (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Government Authority in connection with the transactions contemplated hereby, (C) litigate, challenge or take any action with respect to any Action by any Government Authority or (D) agree to do any of the foregoing.

(e) To the extent permitted by applicable Law, each of Seller and Purchaser shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any Filing and in connection with any investigation or other inquiry, including any Action initiated by a private party, (ii) promptly inform the other party of any Filing or communication received from, or intended to be given to, any Government Authority and of any material communication received or intended to be given in connection with any Action by a private party, in each case regarding any of the transactions contemplated hereby, and prior to submitting any Filing, substantive written communication, correspondence or other information or response by such party to any Government Authority (or members of the staff of any Government Authority) or in connection with any Action by a private party, the submitting party shall permit the other party and its counsel the opportunity to review as reasonably in advance as practicable under the circumstances, and consider in good faith the comments of the other party in connection with any such Filing, communication or inquiry; and further each of Purchaser and Seller shall furnish each other with a copy of any Filing, communication or, if in written form, inquiry, it or any of its Affiliates makes to or receives from any Government Authority or in connection with any proceeding by private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance of any meeting or conference with any such Government Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences.

Section 9.2 Notice of Certain Events. Each of Purchaser and Seller shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document;

(b) any notice or other communication received by Purchaser or any of its Affiliates or Seller or any of its Affiliates from any Government Authority in connection with the transactions contemplated by this Agreement or any other Transaction Document;

(c) any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Purchaser or any of its Subsidiaries or Seller and any of its Subsidiaries, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed by such Person pursuant to any Section of this Agreement or (ii) that relate to this Agreement or the consummation of the transactions contemplated hereby;

(d) any inaccuracy of any representation or warranty of such Party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any conditions to the Closing not to be satisfied; and

(e) any failure of a Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 9.2 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 9.3 Peak Mining Sale. Seller shall not cause any Person that is a party to the Peak Mining Purchase Agreement to amend, modify or waive any provision or term of the Peak Mining Purchase Agreement in any manner that is adverse to Purchaser as compared to the terms set forth in the Peak Mining Purchase Agreement.

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Section 9.4 Lock-Up.

(a) Subject to Section 9.4(b) and Section 9.25, Seller hereby agrees that it shall not, without the prior written consent of Purchaser, Transfer any Purchaser Common Shares comprising the Rumble Share Consideration (collectively, the “Lock-Up Shares”) until six months following the Closing Date (the “Lock-Up Period”).

(b) Notwithstanding any other provision of this Agreement, Seller may Transfer the Purchaser Common Shares during the Lock-Up Period (i) to any Affiliate of Seller or (ii) in connection with a third-party tender or exchange offer to acquire any securities of Purchaser or in any other business combination, acquisition, merger, joint venture, recapitalization, restructuring or similar transaction involving Purchaser, in each case, approved by Purchaser’s board of directors; provided, however, that in the case of clause (i), such Affiliate must enter into a written agreement with Purchaser and Seller agreeing (x) to be bound by this Section 9.4 and (y) that at any time such transferee ceases to qualify as an Affiliate of Seller, to promptly transfer any such Lock-Up Shares back to Seller or other Person that qualifies as an Affiliate of Seller.

(c) If any Transfer of Lock-Up Shares is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Purchaser may refuse to recognize any such purported transferee of the Lock-Up Shares. In order to enforce this Section 9.4, Purchaser may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

Section 9.5 No Solicitation; Other Offers. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller shall not and shall cause its Affiliates not to, nor shall Seller authorize or permit any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly assist, facilitate or encourage the submission of any Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Parent or any Transferred Subsidiaries or request Parent to provide access to the business, properties, assets, books or records of Parent or any Transferred Subsidiaries, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, is seeking to make or would be reasonably expected to make an Acquisition Proposal; (iii) recommend an Acquisition Proposal other than the transactions contemplated by this Agreement, the CEO Purchase Agreement, the Tether Purchase Agreement or the Business Combination Agreement; or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. The Parties acknowledge and agree that this Section 9.6 shall not apply to the sale of the Peak Mining Business in accordance with the terms of the Peak Mining Purchase Agreement. It is agreed that any violation of the restrictions on Seller set forth in this Section 9.6 by any Representative of Seller acting on behalf of or at the direction of Seller or any of its Affiliates shall be a breach of this Section 9.6 by Seller.

Section 9.6 Confidentiality. Each Party acknowledges that the information being provided to it and its Representatives in connection with the transactions contemplated by the Transaction Documents is subject to the terms of the Confidentiality Agreement, which shall remain in full force and effect on and after the date hereof; provided that actions taken by either Party to the extent necessary in order to comply with their respective obligations under Section 9.1 shall not be deemed to be in violation of this Section 9.7 or the Confidentiality Agreement. The confidentiality and information non-use obligations under the Confidentiality Agreement shall automatically be deemed terminated and cease to have any force or effect as of the Closing.

Section 9.7 Announcements. Promptly following the execution and delivery hereof (and in any event within four (4) Business Days thereafter), Purchaser shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the parties hereto shall issue a mutually agreeable press release announcing the execution of this Agreement and the other Transaction Documents. Purchaser shall provide Seller with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. Following such initial press release, neither Seller nor Purchaser shall, and they shall cause their respective Affiliates not to, issue any press release or make any public announcement relating to the existence or subject matter of this Agreement or any agreement entered into pursuant to this Agreement, or the provisions hereof or thereof or the transactions contemplated hereby or thereby, without the prior review and written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not prohibit such disclosure if required by Law, any Government Authority or any recognized stock exchange on which the Equity Interests of either Seller or Purchaser or any of their respective Affiliates are listed (in which case the applicable Party will use its commercially reasonable efforts to consult

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with the other Party before making the disclosure and to allow such other Party to review the text of the disclosure before it is made, to the extent practicable); provided, further, that the foregoing shall not prohibit such disclosure if made following the Closing and consistent in tone and substance in all material respects with any press release previously issued or public announcement previously made in accordance with the terms hereof; provided, further, that the Parties may disclose such matters to their respective employees, accountants, advisors, investors and other Representatives who have a need to know and as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by Contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the Parties shall be responsible to the other Parties for breach of this Section 9.8 or such confidentiality obligations by the recipients of its disclosure).

Section 9.8 Cooperation.

(a) Seller shall cooperate and shall, to the extent legally permitted, use its influence as a shareholder of Parent, including by exercising its voting rights, to ensure that Parent cooperates, with Purchaser on any publications required in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which Seller is a party.

(b) Purchaser shall (i) provide Seller and its Representatives, as soon as reasonably practicable, with drafts of any intended disclosures or publications, including registration statements, offer documents, or security prospectuses for their review and approval, which such approval shall not be unreasonably withheld, conditioned or delayed, (ii) keep Seller reasonably informed regarding, and shall provide relevant drafts sufficiently in advance for Seller and its advisors to review and comment with respect to: (A) preparing, filing and bringing effective a registration statement/prospectus on Form S-4 registering the sale of the Purchaser Common Shares issued as consideration in the Tender Offer and including an information statement relating to the execution of the Written Consent, (B) preparing, filing with and obtaining approval from the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – BaFin) for an offer prospectus (including any supplements thereof), (C) ensuring the Purchaser Common Shares issued as consideration are admitted to trading on NASDAQ as soon as reasonably practicable, (D) preparing any other disclosure legally required in connection with the issuance of the Purchaser Common Shares and the Tender Offer, including any security prospectus and (E) the squeeze-out of the minority shareholders of Parent.

(c) Purchaser shall use reasonable efforts to comply with all applicable provisions of, and rules under, the Securities Act and Exchange Act, the certificate of incorporation, bylaws or other similar organizational documents of Purchaser and all applicable Laws of the State of Delaware and Germany, European Laws and regulations and NASDAQ regulations in the preparation, filing and distribution of the publications set forth in Section 9.8(b), as applicable.

Section 9.9 Stock Exchange Listing. Purchaser shall use its reasonable best efforts to cause the Rumble Share Consideration to be issued at the Closing pursuant to Article II to be listed on NASDAQ at such time of issuance, subject to official notice of issuance, but in no event later than the Closing.

Section 9.10 Takeover Statutes. Purchaser shall (a) take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement or the other Transaction Documents and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement or the other Transaction Documents, take all actions necessary so that such transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such statute or regulation on such transactions.

Section 9.11 Written Consent. In connection with the Written Consent, Purchaser shall take all actions necessary to comply in all material respects with Section 228 of the DGCL.

Section 9.12 Other Purchase Agreements.

(a) Purchaser shall (i) maintain in effect of the Tether Purchase Agreement and (ii) comply with and enforce, as applicable, its covenants, agreements, rights and obligations set forth in the Tether Purchase Agreement (including, for the avoidance of doubt, its right to enforce any covenants, agreements or other obligations of any counterparty thereto).

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(b) Purchaser shall not (i) assign or delegate any of its rights or obligations under the Tether Purchase Agreement, (ii) amend, amend and restate, restate, supplement or otherwise modify any of the terms or conditions of the Tether Purchase Agreement, (iii) waive any of the covenants, agreements, obligations, representations or warranties of any counterparty to the Tether Purchase Agreement, or (iv) agree to terminate the Tether Purchase Agreement, in each case, without the prior written consent of Seller.

(c) Purchaser shall reasonably promptly notify Seller in writing if it has knowledge that any party has breached any of the covenants, agreements, rights and obligations set forth in the Tether Purchase Agreement.

Section 9.13 Reporting Status

(a) Until the second year anniversary of the Closing Date, for so long as Seller continues to hold Purchaser Common Shares, Purchaser shall use commercially reasonable efforts to file all reports required to be filed with the SEC pursuant to the Exchange Act (or, if Purchaser is not required to file such reports, it will, upon the reasonable request of Seller, make publicly available such necessary information for so long as is necessary to permit sales pursuant to Rule 144 under the Securities Act, as such rules may be amended from time to time), and, except as part of transaction of the type contemplated by the definition of Acquisition Proposal (replacing references to: (i) “Parent or the Transferred Subsidiaries” with “Purchaser”; (ii) “Sold Shares” with “Rumble Share Consideration”; and (iii) “20%” therein with “50%”), Purchaser shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require registration or otherwise permit such termination; and

(b) Reasonably cooperate with the Seller and the Purchaser’s transfer agent to remove (or procure the removal of) any restrictive legends from certificates (or book-entry notations) representing the Purchaser Common Shares, immediately upon the Seller’s providing evidence reasonably satisfactory to the Purchaser that a sale or transfer is permitted under Rule 144 under the Securities Act or another applicable exemption from registration. Such cooperation of the Purchaser shall include providing any required legal opinions and issuing such instructions to the transfer agent as may be necessary to effect the removal of such restrictive legends and the issuance of unrestricted securities, all at the Purchaser’s sole cost and expense.

Section 9.14 No Deregistration. Until the second anniversary of the Closing Date, for so long as Seller continues to hold Purchaser Common Shares, Purchaser shall use its reasonable best efforts to maintain the listing of the Purchaser Common Shares on NASDAQ or the New York Stock Exchange, and shall not effect any voluntary delisting of the Purchaser Common Shares from NASDAQ except, in either case, as part of a transaction of the type contemplated by the definition of Acquisition Proposal (replacing references to: (i) “Parent or the Transferred Subsidiaries” with “Purchaser”; (ii) “Sold Shares” with “Rumble Share Consideration”; and (iii) “20%” therein with “50%”).

Section 9.15 Affiliate Transfers. For so long as Seller has obligations under Article XI, in the event that Seller transfers all or any portion of the Rumble Share Consideration to any of its Affiliates or to a spouse, parent, sibling, descendant or other immediate family member or to any trust or other estate planning vehicle, or to any other Person through which a Seller has a direct or indirect pecuniary interest in the Rumble Share Consideration, as a condition to such transfer, such Affiliate shall execute and deliver to Purchaser a joinder agreement, in the form and substance reasonably acceptable to Purchaser, pursuant to which such Affiliate shall agree to be bound by, and shall assume, on a joint and several basis with the transferor, all obligations of such transferor under Article XI (Survival; Indemnification) of this Agreement with respect to the Rumble Share Consideration so transferred.

Section 9.16 Release of Seller Protected Person. To the extent legally permissible, Purchaser (i) hereby releases and waives, and (ii) shall procure that each of its Affiliates and after Closing each member of Parent Group will release and waive, and Purchaser shall not raise, and shall procure that each of its Affiliates and after Closing the members of Parent Group will not raise, any claims against the Seller or any of its Affiliates, or any of their respective Representatives (each person against which claims shall not be raised a “Seller Protected Person”) in connection with this Agreement, their direct or indirect shareholding in Parent, or the business of Parent Group before the Closing, including:

(a) actions or omissions of a Seller Protected Person in the capacity as a direct or indirect shareholder or controlling entity of a Parent Group member, or as its director or officer, member of a corporate body, employee, advisor or representative; or

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(b) any payments by a member of Parent Group on or prior to the Closing Date; or

(c) any kind of joint liability or similar co-liability of a Seller Protected Person, on the one hand, and a member of Parent Group, on the other hand,

except, in each case for claims or any liability of Purchaser, its Affiliates and after Closing the members of Parent Group that (i) arise out of or in connection with any Transaction Document (provided that this exception shall not apply to any claim or liability arising from (A) a Seller Protected Person entering into a Transaction Document and (B) a Seller Protected Person performing a Transaction Documents in accordance with its terms) or other commercial contract in effect between Parent Group and any Seller Protected Person entered into in the ordinary course of business prior to Closing, provided that this exception shall not apply to any claim or liability arising from a Seller Protected Person performing such contract in accordance with its terms, or (ii) are a result of fraud (Arglist) or willful misconduct (Vorsatz).

Section 9.17 Release of Purchaser Protected Person. To the extent legally permissible, Seller (i) hereby releases and waives, and (ii) shall procure that each of its Affiliates will release and waive, and Seller shall not raise, and shall procure that each of its Affiliates will not raise, any claims against the Purchaser or any of its Affiliates and the members of Parent Group, or any of their respective Representatives (each person against which claims shall not be raised a “Purchaser Protected Person”) in connection with Seller’s or any of its Affiliates’ direct or indirect shareholder in Parent, or the business of Parent Group before the Closing, provided that this shall not apply to any liability arising out of or in connection with any Transaction Document.

Section 9.18 Title Insurance Policy; Survey. Prior to Closing, Seller shall not prevent or seek to prevent the applicable Transferred Subsidiary from reasonably cooperating with Purchaser to obtain any Title Insurance Policy that Purchaser elects to obtain, in its sole and absolute discretion, with respect to any Real Property. Purchaser may, at its sole option and expense, obtain an American Land Title Association (ALTA) (or equivalent) survey on each parcel of Real Property and such other reports or documents customarily obtained by purchasers of real property.

Section 9.19 Registration Rights. Notwithstanding anything to the contrary in this Agreement, if, pursuant to its rights under the Registration Rights Agreement, Tether proposes to register any of its securities constituting Rumble Share Consideration under the Securities Act in connection with the public offering of such securities, the Purchaser shall, at such time, promptly give the Seller notice of such registration. Upon the request of the Seller given within 10 days after such notice is given by the Purchaser, the Purchaser shall cause to be registered all of the Rumble Share Consideration that the Seller requests to be included in such registration. The Purchaser shall have the right to terminate or withdraw any registration initiated by it under this Section 9.19 before the effective date of such registration, whether or not the Seller has elected to include all or some of its securities in such registration. The reasonable expenses incurred by the Seller in connection with such withdrawn registration shall be borne by the Purchaser.

Article X.
TAX MATTERS

Section 10.1 VAT. The Parties share the understanding that the transactions contemplated under this Agreement are not subject to and otherwise exempt from value-added tax (VAT) and therefore the transfer of the Sold Shares and the Rumble Share Consideration are exclusive of VAT. The Parties undertake not to waive any exemption from VAT with regard to any transaction contemplated under this Agreement. To the extent any transaction contemplated under this Agreement does trigger VAT contrary to the Parties’ shared view and without a Party having waived an exemption from VAT, the recipient of the respective delivery or service shall pay the amount of statutory VAT to the Party providing the respective delivery or service subject to receipt of an invoice in accordance with applicable VAT Laws.

Section 10.2 Other Tax Matters. Any transfer, documentary, registration, stamp, excise, recording, or other similar Taxes (collectively, “Transfer Taxes”) arising from the transactions contemplated by this Agreement, if any, shall be borne by Purchaser. All Tax Returns with respect to such Transfer Taxes shall be filed by the Party required to file the Tax Return under applicable Law, and the non-filing Party shall cooperate in the filing and join in the execution of any such Tax Returns and other required documentation and Purchaser shall reimburse Seller for any such Transfer Taxes that are paid by Seller.

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Article XI.
SURVIVAL; INDEMNIFICATION

Section 11.1 Survival.

(a) The Parties, intending to modify any applicable statute of limitations, each agree that:

(i) any claims for breaches of Seller Fundamental Representations or the Purchaser Fundamental Representations shall expire 18 months after Closing;

(ii) the representations and warranties of Seller contained in Article V and Article VI (other than the Seller Fundamental Representations) and the representations or warranties of Purchaser contained in Article VIII (other than the Purchaser Fundamental Representations) shall expire at Closing and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or its Affiliates with respect to these representations and warranties regardless of whether such liability accrued prior to, on or after the Closing, other than as expressly set forth in this Article XI or in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz); and

(iii) any covenants and agreements contained in this Agreement to be performed at or prior to Closing shall expire three (3) months following the Closing;

(iv) any covenants and agreements contained in this Agreement to be performed after the Closing shall survive the Closing until fully performed in accordance with their terms; and

(v) any claims pursuant to Section 11.2(c) and Section 11.2(d) shall survive 18 months after Closing.

(b) No Purchaser Indemnitee nor Seller Indemnitee (as applicable, the “Indemnified Party”) shall have the right to recover any amounts pursuant to this Article XI unless on or before the last day of the relevant expiration period specified in Section 11.1(a) (the applicable “Survival Date”), the Indemnified Party notifies the respective other Party of a claim specifying the factual basis of that claim in reasonable detail (to the extent then known by such Indemnified Party).

(c) Notwithstanding anything to the contrary set forth herein, obligations to indemnify hereunder shall not terminate with respect to any claim as to which the Indemnified Party shall have, before the applicable Survival Date, delivered notice of such claim for indemnification (without having to commence a legal proceeding) from Seller or Purchaser, respectively (as applicable, the “Indemnifying Party”) in accordance with Section 11.6 until such claim is fully and finally resolved, provided that the delivering Party shall continuously pursue its claim in good faith.

(d) Notwithstanding anything to the contrary set forth herein, the limitations set forth in this Article XI shall not apply in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz).

(e) Neither this Article XI nor anything else in this Agreement shall in any way inhibit Purchaser from recovering or otherwise obtaining any remedies, or shall otherwise limit any rights Purchaser may have against the RWI Provider or any other Person under the RWI Policy.

Section 11.2 Indemnification of Purchaser Indemnitees. From and after the Closing, Seller shall, subject to the limitations in this Article XI and Article VIII, indemnify and hold harmless the Purchaser Indemnitees from and against all Damages suffered, sustained or incurred by any of them until the expiration of the applicable Survival Date resulting from:

(a) any inaccuracy in or breach of any of the Seller Fundamental Representations made by Seller in Article V or in any certificate delivered by Seller pursuant hereto;

(b) any breach of, or failure to perform or comply with, any covenant, agreement or obligation of Seller under this Agreement;

(c) any Excluded Liability;

(d) any Action by any securityholder of Parent solely in connection with the sale of the Peak Mining Business.

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Section 11.3 Indemnification of the Seller Indemnitees. From and after the Closing, Purchaser shall, subject to the limitations in this Article XI, indemnify, save, defend and hold harmless the Seller Indemnitees from and against all Damages suffered, sustained or incurred by any of them until the expiration of the applicable Survival Date resulting from:

(a) any inaccuracy in or breach of any Purchaser Fundamental Representation made by Purchaser in Article VIII or in any certificate delivered by Purchaser pursuant hereto; and

(b) any breach of, or failure to perform or comply with, any covenant, agreement or obligation of Purchaser under this Agreement or any other Transaction Document;

Section 11.4 Limitation on Indemnification Obligations.

(a) The maximum aggregate amount of indemnifiable Damages that may be recovered by the Purchaser Indemnitees under Section 11.2 or any other provision of this Agreement shall be the value of the Rumble Share Consideration (based on the Purchaser Common Stock Price) actually received by Seller.

(b) The maximum aggregate amount of indemnifiable Damages that may be recovered by the Seller Indemnitees under Section 11.3 shall be the value of the Rumble Share Consideration (based on the Purchaser Common Stock Price) actually delivered to Seller.

(c) Notwithstanding anything to the contrary set forth herein, the limitations set forth in this Section 11.4 shall not apply in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz). Neither this Section 11.4 nor anything else in this Agreement shall in any way inhibit Purchaser from recovering or otherwise obtaining any remedies, or shall otherwise limit the rights that Purchaser may have against the RWI Provider or any other Person under the RWI Policy.

(d) Notwithstanding anything in this Article XI or elsewhere in this Agreement to the contrary, except in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz), Purchaser agrees that the Purchaser Indemnitees shall first use reasonable best efforts to seek recovery under the RWI Policy, if recovery is available for the applicable Damages under the RWI Policy, before seeking recovery directly from Seller under Section 11.2(a). In the event that any Damages are actually recovered by the Purchaser Indemnitees under the RWI Policy, the Purchaser Indemnitees shall not be entitled to make any claim for indemnification under this Article XI for the same Damages.

(e) Subject to Section 11.4(d), the Purchaser Indemnitees shall first use commercially reasonable efforts to seek recovery under the indemnification provisions included in the CEO Purchase Agreement, before seeking recovery from Seller under Section 11.2(a) and/or Section 11.2(c). Regarding any indemnifiable Damages not actually recovered by the Purchaser Indemnitees under the indemnification provisions included in the CEO Purchase Agreement, the Purchaser Indemnitees, to the extent that they seek recovery directly from Seller pursuant to Section 11.2(a) and/or Section 11.2(c) must also seek recovery pursuant to the indemnification provisions included in the Tether Purchase Agreement, and the obligations of Seller hereunder shall be pari passu with the obligations of Tether with regard to the indemnification of such Damages; provided that Seller shall be liable with Tether only severally (not jointly) (als Teil- aber nicht als Gesamtschuldner) and on a pro rata basis in proportion to the percentage of the Shares sold by each of them relative to the aggregate number of Shares sold by both of them. Any recovery from Seller under Section 11.2(a) and/or Section 11.2(c) shall be satisfied (i) first, from and against the Holdback Rumble Share Consideration pursuant to the terms of Section 4.3, and (ii) thereafter, against Seller; provided, however, that Seller shall receive a credit against its obligations to indemnify Purchaser for Damages in an amount equal to (x) the Earn-Out Amount, plus (y) the difference between (a) any proceeds from a CC Purchase or CC Sale, as applicable, in each case actually received by Parent, minus (b) the amount paid by Purchaser as earnout payments under this Agreement, the Business Combination Agreement, the CEO Purchase Agreement and the Tether Purchase Agreement; any obligation of Seller to indemnify Purchaser for Damages hereunder shall be reduced by such amount. Nothing herein shall preclude the Purchaser Indemnitees from seeking indemnification under this Agreement to the extent necessary to obtain full recovery, it being understood that in no event shall the Purchaser Indemnitees be entitled to duplicative recovery for the same Damages.

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(f) No Party shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Damages pursuant to this Article XI, if such Damages are accounted for in the calculation of the Offer Ratio as previously communicated between the Parties. No Purchaser Indemnitee shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Damages under this Article XI to the extent with respect to the relevant claim:

(i) the matter (other than an Excluded Liability) is disclosed, accrued or reserved for in the Parent Financial Statements (including, where applicable, the notes thereto); provided, that such disclosure shall not be deemed to apply if it is contained only in a general category, except to the extent such matter is expressly and specifically disclosed; or

(ii) such claim would not have arisen (or would have been reduced) but for any act or omission of Parent Group on or before Closing carried out at the express request of Purchaser on or before Closing, or any act or omissions of Purchaser or Parent Group after Closing; or

(iii) such claim is attributable to, or the amount of such claim results from or is increased by, the passing of, or any change in any Law after the date hereof.

(g) Notwithstanding anything herein to the contrary, no Party shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Damages: (i) relating to any Taxes directly relating to actions outside the ordinary course of business taken by any Indemnified Party (including actions taken by Purchaser with regard to the Parent) at any time on the Closing Date after the Closing or (ii) arising as a result of any election with respect to Taxes made after the Closing.

Section 11.5 Determination of Damages. The Parties acknowledge and agree that qualifications or limitations as to materiality, “material adverse effect,” Parent Material Adverse Effect, Seller Material Adverse Effect or Purchaser Material Adverse Effect (or any similar qualifications or limitations as to materiality) in any representation or warranty set forth herein shall be ignored and disregarded both for the purpose of determining whether inaccuracy or breach of any representation or warranty has occurred and for determining the amount of applicable Damages, which shall be calculated without regard to any such qualifications or limitations contained in any such representation or warranty.

Section 11.6 Claim Procedures.

(a) Third-Party Claims. In order for an Indemnified Party to be entitled to any indemnification from the Indemnifying Party, provided for under this Article XI in respect of, arising out of, relating to or involving a claim made or threatened by any Person not a Party against such Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall notify the Indemnifying Party in writing of such Third-Party Claim (setting forth in reasonable detail the facts giving rise to such Third-Party Claim (to the extent known), the amount or good faith estimated amount (to the extent reasonably estimable) of Damages in respect of, arising out of, relating to or involving such Third-Party Claim, a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto) (a “Claim Notice”) promptly after receipt by such Indemnified Party of written notice of such Third-Party Claim (and in any event not later than the date that is ten (10) Business Days preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal, or an answer or similar pleading is required to be filed in a litigation or other proceeding, with respect to such Third-Party Claim); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. The Indemnified Party shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments in connection with the allegations made in the Claim Notice and, to the extent reasonable practicable, provide the Indemnifying Party the information with respect to the Claim Notice upon reasonable request of the Indemnifying Party subject to the confidentiality provisions set forth herein, as applicable.

(b) Assumption. If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to assume the defense thereof (unless the Indemnifying Party indicates it is not willing to defend such Third-Party Claim), if the Indemnifying Party so chooses, with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party, by giving written notice thereof to the Indemnified Party within 20 Business Days after the Indemnified Party provides a Claim Notice to the Indemnifying Party of such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with this Section 11.6(b),

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the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Any such participation or assumption shall not constitute a waiver by any Party of any attorney-client privilege in connection with such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with this Section 11.6(b), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel reasonably satisfactory to the Indemnifying Party, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy related to such Third-Party Claim subject to the other terms hereof. If the Indemnifying Party chooses to assume the defense of a Third-Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof. If a Claim Notice is given to the Indemnifying Party of a Third-Party Claim in accordance with this Section 11.6(b) and the Indemnifying Party does not, within 20 Business Days after such Claim Notice is given, give notice in writing to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to assume its own defense, provided that the Indemnified Party may not settle any such Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that any such consent provided by an Indemnifying Party shall not prejudice such Indemnifying Party’s ability to dispute whether an Indemnified Party is entitled to indemnification for such Third-Party Claim under this Article XI. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party shall use its commercially reasonable efforts to defend such Third-Party Claim vigorously and diligently to final conclusion or settlement of such Third-Party Claim; provided, however, that the Indemnifying Party shall not settle such Third-Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement would result in (i) a finding or admission of any violation of Law or the rights of any Person that would have any adverse effect on any other claims that may be made against any Person, (ii) any relief other than monetary damages paid in full by the Indemnifying Party or any of its Affiliates or (iii) no complete, final and unconditional release of the Indemnified Party in connection with such Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if (i) the Third-Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement, (ii) the Third-Party Claim is a criminal or administrative proceeding, or relates to such a proceeding, or the underlying facts or circumstances of which could reasonably be expected to give rise to such a proceeding, or (iii) in the case of a Purchaser Indemnitee, a Purchaser Indemnitee is seeking full recovery relating to the Third-Party Claim under the RWI Policy.

(c) Privilege. If an Indemnifying Party chooses to assume the defense of a Third-Party Claim in accordance with the terms hereof, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third-Party Claim (consistent with applicable Law). Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third-Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection; provided, however, that nothing herein shall prohibit the Indemnifying Party that does not choose to assume the defense of a Third-Party Claim from utilizing Subject Materials to defend itself against a claim by the Party seeking indemnification hereunder. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that, based on the advice of outside counsel, would be impaired by such disclosure or any confidentiality restriction under applicable Law.

(d) Other Claims. In the event an Indemnified Party has a claim against an Indemnifying Party under this Article XI that does not involve a Third-Party Claim, the Indemnified Party shall notify the Indemnifying Party in writing of such claim (setting forth in reasonable detail the facts giving rise to such claim (to the extent known), the amount or good faith estimated amount (to the extent reasonably estimable) of Damages arising out of, involving or otherwise in respect of such claim, a description of any other remedy sought in connection therewith, any relevant time

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constraints relating thereto and, to the extent practicable, any other material details pertaining thereto) with reasonable promptness after becoming aware of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(e) Claims and RWI Policy. For the avoidance of doubt, if and to the extent any of the Purchaser Indemnitees makes a claim solely under the RWI Policy and not against Seller, the procedures and other requirements of this Section 11.6 shall not apply.

Section 11.7 No Double Recovery. No Indemnified Party shall be entitled to recover from any Indemnifying Party under this Article XI, the RWI Policy or under any other Transaction Document more than once in respect of the same Damages (notwithstanding that such Damages may result from breaches of multiple provisions of this Agreement).

Section 11.8 Mitigation of Losses. Section 254 BGB shall apply to the obligations of any Indemnified Party to mitigate Damages.

Section 11.9 Tax Treatment of Indemnification Claims. Purchaser and Seller agree to report each indemnification payment made in respect of any Damages hereunder as an adjustment to the value of the Rumble Share Consideration for income Tax purposes unless otherwise required by applicable Law.

Article XII.
TERMINATION

Section 12.1 Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated prior to the Closing:

(a) Consent. By the mutual written consent of Seller and Purchaser;

(b) Delay. By either Seller or Purchaser if the Closing has not occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to Seller or Purchaser, as applicable, if the failure to fulfill any of such Party’s obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) Breach. By either Seller or Purchaser in the event of a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the respective other Party, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing Date, the failure of any condition to the terminating Party’s obligations set forth in Article III to be satisfied, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (or by the Outside Date, if earlier); provided, however, that the right to terminate this Agreement under this Section 12.1(c) shall not be available to a would-be terminating Party if such Party is then in material breach of any of its representations, warranties, agreements and covenants hereunder;

(d) Prohibition. By either Seller or Purchaser if any final and non-appealable Government Order or other Law shall have been issued, entered, enacted, or promulgated having the effect of permanently enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to Seller or Purchaser, as applicable, if the failure to fulfill any of such Party’s obligations under this Agreement has been the primary cause of, or resulted in, such Government Order or other Law;

(e) Purchaser Shareholder Approval. By Seller if the Written Consent is not duly executed and delivered to Seller within twenty-four (24) hours of the date hereof in accordance with the terms of this Agreement.

Section 12.2 Notice of Termination. If Seller or Purchaser desires to terminate this Agreement pursuant to Section 12.1, it shall give written notice of such termination to (in the case of termination by Seller) Purchaser or to (in the case of termination by Purchaser) Seller setting forth the basis and provision(s) of Section 12.1 being relied upon to terminate this Agreement.

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Section 12.3 Effect of Termination. Upon a termination of this Agreement in accordance with Section 12.1 and Section 12.2, each Party’s further rights and obligations hereunder, other than the Surviving Provisions (which shall survive such termination and remain in full force and effect), shall terminate without any Liability of any Party to any other Party, but termination shall not affect any rights or obligations of a Party which may have accrued prior to such termination and shall not relieve any Party from Liability for any breach based on deceit (arglistige Täuschung) or willful misconduct (Vorsatz) prior to such termination.

Article XIII.
MISCELLANEOUS

Section 13.1 Notices.

(a) Any notice, request, claim, demand or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i) in writing in English; and

(ii) delivered by hand, registered mail or by courier using an internationally recognized courier company, or transmitted by email.

(b) A Notice to any Party shall be sent to such Party at the following address, or such other Person or address as such Party may designate by delivery of Notice to each other Party in accordance herewith.

If to Seller, to:
Apeiron Investment Group Ltd., Malta 66 & 67, Beatrice, Amery Street, Sliema SLM1707, Malta
Attention:

Email:
With a copy to (which shall not constitute a Notice):
Sullivan & Cromwell Neue Mainzer Straße 52, 60311 Frankfurt am Main, Germany
Attention:	Max Birke
Email:	birkem@sullcrom.com
If to Purchaser or, following the Closing, to:
Rumble, Inc. 444 Gulf of Mexico Dr. Longboat Key, Florida 34228
Attention:

Email:
With a copy to (which shall not constitute a Notice):
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099
Attention:	Russell L. Leaf, Sean M. Ewen
Email:	rleaf@willkie.com; sewen@willkie.com

(c) A Notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, registered post or courier; or

(ii) when sent by email (with email confirmation of receipt, including automated electronic confirmation of receipt).

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Section 13.2 Assignment. Except as otherwise expressly provided in this Agreement, no Party may, without the prior written consent of the other Parties, directly or indirectly assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement, except that Purchaser may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any of its Affiliates, but any such transfer or assignment will not relieve Purchaser of any of its obligations hereunder. Any attempted assignment in violation of this Section 13.2 shall be null and void. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their successors and permitted assigns.

Section 13.3 No Third-Party Beneficiaries; No Recourse Against Non-Parties.

(a) Except as provided in Article XI and Section 13.3(b), this Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights or remedies (including third-party beneficiary rights) hereunder.

(b) (i) All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any other Transaction Document, or the negotiation, execution or performance of this Agreement or any other Transaction Document (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement or any Transaction Document), may be made only against (and subject to the terms and conditions thereof) the entities that are expressly identified as parties hereto and thereto and (ii) no Person who is not a named party to this Agreement or any other Transaction Document, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or Representative of any named party to this Agreement or any other Transaction Document (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or any other Transaction Document or for any claim based on, in respect of, or by reason of this Agreement or any other Transaction Document or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

Section 13.4 Whole Agreement; Conflict with Other Transaction Documents. This Agreement (including all Schedules and Exhibits hereto), Tether’s Disclosure Letter, Purchaser’s Disclosure Letter, the other Transaction Documents, and the other agreements and deliverables in connection herewith referred to herein constitute the whole agreement among the Parties relating to the subject matter hereof and thereof to the exclusion of any terms implied by Law which may be excluded by Contract and supersede any prior understandings, negotiations, agreements, statements, or representations among the Parties or any of their respective Affiliates of any nature, whether written or oral, to the extent they relate to the subject matter hereof and thereof.

Section 13.5 Costs. Except as otherwise expressly provided herein and therein, each Party shall bear all costs incurred by it in connection with the preparation, negotiation, execution and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 13.6 Governing Law; Consent to Jurisdiction; Specific Performance.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without recourse to any conflicts of law provisions.

(b) All disputes arising under or in connection with this Agreement (including any dispute in connection with the breach, termination or its validity) shall be finally settled, under exclusion of any state court’s competence, by three (3) arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS)), as applicable as of the filing of the claim. Each arbitrator shall be eligible for the office of a judge in Germany and have proven expertise and professional expertise as is required for the relevant dispute at hand. The venue of the arbitration shall be Frankfurt am Main, Germany. The language of the arbitral proceedings shall be English. Documents already existing as at the date of this Agreement may also be submitted in the German language.

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(c) If mandatory applicable Law requires any matter arising from or in connection with this Agreement or its consummation to be decided upon by a court of Law, the competent courts in and for Frankfurt am Main, Germany, shall have the exclusive jurisdiction.

Section 13.7 Counterparts. This Agreement, and the other Transaction Documents and the other agreements referred to herein may be executed in any number of counterparts, each of which shall be deemed to constitute an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of and be delivered by all Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, DocuSign, and any facsimile or electronic signature shall constitute an original for all purposes.

Section 13.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, void or unenforceable, (a) a suitable and equitable provision shall be negotiated by the Parties in good faith in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 13.9 Amendments; Waiver. Any provision of this Agreement may be amended or modified if, and only if, such amendment is in writing and signed by and on behalf of each Party. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by and on behalf of the Party against whom such waiver is to be enforced. No waiver of any breach of this Agreement or right or remedy under this Agreement will be implied from any delay, forbearance or failure of a Party to take action thereon. Any such waiver described in the preceding sentence may, at any time prior to the Closing, (a) extend the time for performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Parties with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right, power or privilege.

Section 13.10 Payments. Except to the extent otherwise expressly provided in Section 2.3 and Section 4.3 and otherwise in this Agreement, all payments to be made under this Agreement shall be made in full, without any setoff or deduction for or on account of any counterclaim. Any payment to be made under this Agreement shall be effected by crediting for same-day value the account specified by the Party entitled to the payment before the due date for payment as set forth herein.

Section 13.11 No Admission. Nothing herein shall be deemed an admission by any Party or any of their respective Affiliates, in any Action or Action by or on behalf of a third party, that any Party or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 13.12 Interpretation.

(a) Unless the context otherwise specifically requires:

(i) the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified;

(iii) all terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

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(iv) the terms “Dollars” and “$” mean United States Dollars;

(v) references to words of inclusion herein shall not be construed as terms of limitation, and thus references to “included” matters or items shall be regarded as non-exclusive, non-characterizing illustrations;

(vi) references herein to either gender shall include the other gender;

(vii) references to this Agreement shall include Tether’s Disclosure Letter, Purchaser’s Disclosure Letter, the Preamble and any Recitals, Schedules and Exhibits to this Agreement;

(viii) references herein to the Preamble or to any Recital, Article, Section, Subsection, Exhibit or Schedule shall refer, respectively, to the Preamble or to a Recital, Article, Section, Subsection, Exhibit or Schedule of or to this Agreement;

(ix) references to Law shall be deemed to refer to such Law as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof, provided, however, that for purposes of representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law and any rules or regulations promulgated thereunder as amended through such specific date;

(x) references to any Government Authority include any successor to such Government Authority;

(xi) references to any Person include such Person’s successors and permitted assigns;

(xii) references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;

(xiii) references to books, records or other information mean books, records or other information in any form including, paper, electronically stored data, magnetic media, film and microfilm;

(xiv) references to a time of day are, unless otherwise specified, references to New York City time;

(xv) references to writing shall include any mode of reproducing words in a legible and non-transitory form, including in electronic form;

(xvi) the rule known as the ejusdem generis rule shall not apply and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(xvii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;

(xviii) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and

(xix) the word “or” shall be construed as disjunctive but not exclusive.

(b) The table of contents and headings contained in this Agreement and the other Transaction Documents are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Each of the Parties has participated in the negotiation and drafting of this Agreement and the Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the Transaction Documents shall be construed as if drafted jointly by the parties thereto.

(d) Whenever a provision of this Agreement provides that an action is to be effected as of, on or by a certain date, and such date is not a Business Day, this Agreement shall be read so that such action is required to be effected as of, on or by (as applicable) the next succeeding Business Day.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

APEIRON INVESTMENT GROUP LTD., MALTA
By:	/s/ Mario Frendo
	Name:	Mario Frendo
	Title:	Director
RUMBLE INC.
By:	/s/ Chris Pavlovski
	Name:	Chris Pavlovski
	Title:	Chief Executive Officer

[Signature Page to Tether Transaction Support Agreement]

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Schedule A
Definitions and Terms

“Acceptance Period” means the Initial Acceptance Period together with any Additional Acceptance Period.

“Action” means any civil, criminal or administrative action, suit, demand, claim, case, litigation, mediation, arbitration, opposition, objection, cancellation, inquiry, charge, subpoena, audit, examination, hearing, dispute, investigation or other proceeding (whether civil, criminal or administrative).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, the CEO Purchase Agreement, the Tether Purchase Agreement or the Business Combination Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (a) any acquisition or purchase of any of the Sold Shares, (b) any acquisition, purchase or exclusive license, directly or indirectly, of 20% or more of the consolidated assets of Parent or the Transferred Subsidiaries or 20% or more of any class of equity or voting securities of Parent or the Transferred Subsidiaries, (c) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of Parent or the Transferred Subsidiaries, or (d) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Parent or the Transferred Subsidiaries.

“Additional Acceptance Period” has the meaning set forth in the Business Combination Agreement.

“Affiliate” means, with respect to any Person, any other Person who is an affiliated enterprise (verbundenes Unternehmen) of Person within the meaning of Sections 15 et seq. AktG, provided that the Parent and its Subsidiaries shall not be considered Affiliates of Seller or any other Person that is an Affiliate of Seller for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“AktG” means the German Stock Corporation Act (Aktiengesetz).

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing Laws and financial recordkeeping, reporting and registration requirements administered or enforced by any Government Authority.

“Applicable Date” means January 1, 2025.

“Applicable Purchaser Period” means, with respect to Purchaser and any of its Subsidiaries, periods beginning after December 31, 2021 and continuing through the Closing Date.

“Audited Financial Statements” has the meaning set forth in Section 6.3(a).

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

“Bring-Down Certificate” has the meaning set forth in Section 4.2(a)(i).

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday, on which banks located in New York, New York, United States, and Frankfurt am Main, Germany, are generally open for business.

“Business Intellectual Property” has the meaning set forth in Section 6.13(a).

“Business Software” has the meaning set forth in Section 6.13(a).

“Business Source Code” means source code of any Business Software which is incorporated in or distributed as part of any product sold, distributed or made commercially available by Parent or any of the Transferred Subsidiaries.

“Capacity” means the total (in kilowatts) of: (a) backup generators capacity, (b) uninterruptible power supply (UPS), and (c) cooling measured at the Data Centers, but excluding, in each case, any amounts required for redundancy.

“CC Purchase” has the meaning set forth in the Peak Mining Purchase Agreement.

“CC Sale” has the meaning set forth in the Peak Mining Purchase Agreement.

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“CEO Purchase Agreement” has the meaning set forth in the Recitals.

“Claim Notice” has the meaning set forth in Section 11.6(a)

“Class A Common Stock” has the meaning set forth in Section 8.2(a).

“Class C Common Stock” has the meaning set forth in Section 8.2(a).

“Class D Common Stock” has the meaning set forth in Section 8.2(a).

“Clearstream” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 4.1.

“Closing Actions” has the meaning set forth in Section 4.2(a).

“Closing Date” means the date on which the Closing occurs.

“Closing Protocol” has the meaning set forth in Section 4.2(c).

“Code” means the U.S. Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Commitments” has the meaning set forth in Section 6.20.

“Confidentiality Agreement” means that certain letter agreement, dated as of February 14, 2025, between Purchaser and Parent.

“Constituent Documents” means, with respect to any corporation, its charter and bylaws; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; and, with respect to each other Person, its comparable constitutional instruments or documents (and, in each case, such similar instruments or documents as applicable under the relevant jurisdiction).

“Contract” means any contract, agreement, undertaking, commitment, purchase order, loan, guarantee, indenture, lease or license.

“Damages” means any damages, costs, or actual out-of-pocket expenses and amounts paid in settlement (including reasonable attorneys’ fees and expenses), but excluding indirect damages, consequential damages, loss of profits (entgangener Gewinn), frustrated expenses (vergebliche Aufwendungen) within the meaning of Section 284 BGB, exemplary and punitive damages, and any damages based upon any type of multiple, except for (i) such damages that are paid to a third party in connection with a Third-Party Claim and (ii) consequential damages, loss of profits or frustrated expenses that are reasonably foreseeable.

“Data Center Lease” means any master service agreement, colocation agreement, lease, sublease, license or other Contract or Real Property Lease (including service or similar orders thereunder) in respect of the HPC Segment to which Parent or any of the Transferred Subsidiaries grants or agrees to grant a Person a leasehold estate, leasehold interest, subleasehold estate, sublease interest, license or the right to use or occupy space in, or to receive power or ancillary services related to, any high performance computing data center, together with all amendments, guarantees and modifications thereto.

“Data Centers” mean the Operational Data Centers and the Pre-Operational Data Centers.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letter” means, with respect to each Party, a letter delivered by such Party to the respective other Party contemporaneously with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations, warranties or covenants of such Party contained in this Agreement; provided that the mere inclusion of an item in a Disclosure Letter as an exception to a representation, warranty or covenant shall not be deemed an admission by the disclosing Party that such item

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(or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is reasonably likely or expected to result in a Parent Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable; provided, further, that each Disclosure Letter has been arranged as separate sections corresponding to the subsections of this Agreement, and a disclosure in any section of such Party’s Disclosure Letter shall be deemed to be a disclosure for all other sections of such Party’s Disclosure Letter in respect of which it is reasonably apparent on its face that such disclosure is applicable, whether or not repeated or cross-referenced in such other section. Notwithstanding anything to the contrary contained herein, the facts and circumstances in the documents disclosed in the Virtual Data Room are deemed to be expressly disclosed as if they were included in Tether’s Disclosure Letter, except (a) with respect to the Seller Fundamental Representations or (b) in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz); provided, that the facts and circumstances were presented in the Virtual Data Room in such a manner and detail and in a context where such information would reasonably be expected to be contained, it being further understood that disclosure shall have been made in the Virtual Data Room before 5:00 p.m., New York City time, on November 8, 2025. Notwithstanding anything to the contrary contained herein, the facts and circumstances in the documents disclosed as set forth in any Purchaser Reports (excluding, in each Purchaser Report, any disclosures contained therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward-looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded) filed prior to the date of this Agreement (excluding any amendments or supplements filed after the date hereof) are deemed to be expressly disclosed as if they were included in Purchaser’s Disclosure Letter, except (a) with respect to the Purchaser Fundamental Representations or (b) in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz); provided, that the facts and circumstances were presented in the Purchaser Reports in such a manner and detail and in a context where such information would reasonably be expected to be contained, it being further understood that disclosure shall have been made in the Purchaser Reports before 5:00 p.m., New York City time, on November 8, 2025.

“Earn-Out Amount” has the meaning set forth in the Peak Mining Purchase Agreement.

“Escrow Amount” has the meaning set forth in the Peak Mining Purchase Agreement.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any other material employee benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing, whether or not tax-qualified and whether or not funded, including any Multiemployer Plans, pension, retirement, savings, bonus, commission, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or other equity or stock- or other equity-based, employment, individual consulting or contractor, change in control, retention, redundancy, severance, separation, medical, health, life insurance, disability or other welfare benefit, vacation, paid time off, material fringe benefit or other material benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, in each case, (i) which is sponsored, established or maintained by, contributed to or required to be contributed to, or with respect to which any current or potential Liability may be borne by Parent or its ERISA Affiliates or (ii) which covers one or more officers, employees or independent contractors (who are natural persons) of Parent or the Transferred Subsidiaries, other than plans established pursuant to statute and maintained by a Government Authority.

“Encumbrance” means any mortgage, deed of trust, title defect, easement, license, lien, right-of-way, levy, security interest, assignment, restriction, charge, pledge, hypothecation, preemptive right, preference, participation interest, claim, option, or right of first refusal.

“Environmental Laws” means any Law relating to: (i) pollution or the protection, restoration or remediation of the environment, including natural resources, (ii) the protection of human health and safety as it relates to any Hazardous Substance; or (iii) the manufacture, processing, registration, distribution, handling, packaging or labeling of Hazardous Substances or products containing Hazardous Substances; (iv) transport, use, presence, generation, treatment, storage, presence, landfilling or disposal, Release or threatened Release of, or exposure to, any Hazardous Substance; or (v) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Permit” means any Permit required under any applicable Environmental Law.

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“Equity Interest” means, with respect to any Person, any share of capital stock of, or any general, limited or other partnership interest, membership interest or similar ownership or equity interest in, such Person.

“Equity Plans” means Parent’s Stock Option Program 2020, Stock Option Program 2021, Stock Option Program 2021/II, Stock Option Program 2023 and Stock Option Program 2024.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Affiliate” means any Person engaged in a trade or business (whether or not incorporated) that is at any relevant time considered as a single employer with Parent or the Transferred Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“ExchangeCo Shares” has the meaning set forth in Section 8.2(a).

“Excluded Liabilities” means any and all Liabilities relating to or arising from (i) the Peak Mining Business or the operation thereof or any assets, employees or other service providers used in connection therewith prior to closing of the Peak Mining Purchase Agreement (but, for the avoidance of doubt, excluding any payments to be made in connection with a CC Sale or CC Purchase), (ii) the business activities of the Historical Operation Entities that took place prior to the Closing, (iii) the liquidation and winding down of the Historical Operation Entities, and (iv) any Taxes incurred (A) as a result of the sale of the Peak Mining Business pursuant to the Peak Mining Purchase Agreement and (B) in respect of the Historical Operation Entities, provided that (x) any Liabilities arising in connection with any Tax restructuring or other changes to the Parent Group structure initiated after Closing and (y) any liabilities, including tax liabilities, in connection with a CC Sale or CC Purchase, shall not constitute Excluded Liabilities.

“Export and Sanctions Regulations” means all applicable trade embargoes or economic or financial sanctions, anti-boycott Laws, and export and import control Laws, imposed, administered, or enforced by the United States (including the U.S. International Traffic in Arms Regulations, the U.S. Export Administration Regulations, U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State), the United Nations Security Council, the European Union, or his Majesty’s Treasury of the United Kingdom.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“Foreign Benefit Plan” has the meaning set forth in Section 6.9(g).

“GAAP” means U.S. generally accepted accounting principles.

“Government Authority” means any foreign or domestic, federal, state, county, city or local government or legislative, enforcement, administrative or regulatory authority, agency, department, court, tribunal, legislature, executive, official, instrumentality, commission, body, or other judicial, administrative, or arbitral entity, body, or instrumentality, in each case, with competent jurisdiction, including any supranational body and any Self-Regulatory Organization.

“Government Order” means any order, writ, judgment, injunction, approval, decree, declaration, stipulation, settlement, ruling, decision, determination, verdict or award, in each case, that is of or entered by any Government Authority.

“GPU” means all Nvidia H100 and H200 and any other material graphics processing units.

“Hazardous Substance” means (i) any constituent, substance, material, chemical or waste that is listed, defined, classified or regulated as toxic, or hazardous, explosive, corrosive, infectious, carcinogenic as a pollutant or contaminant, or terms of similar meaning, under, or for which Liability or standards of conduct are imposed by, any Environmental Laws or the presence of which requires investigation, clean up, removal, abatement, remediation

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or other corrective or remedial action under any Environmental Laws, and (ii) any petroleum or petroleum distillate, radon, radioactive materials or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, lead or lead-containing materials, radioactive materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Historical Operation Entities” means (1) Bitfield N.V.; (2) Minondo Ltd.; (3) 1277963 BC, Ltd.; (4) Decentric Europe B.V.; (5) Northern Data Reserve, Inc.; (6) Northern Data PA, LLC; (7) Northern Data NY, LLC; and (8) Northern Data (CH) AG.

“Holdback Release Date” means the date that falls 18 months after the Closing Date.

“Holdback Rumble Share Consideration” means a portion of the Rumble Share Consideration that equals the quotient (rounded down) of (i) EUR 25,000,000.00 divided by (ii) the Purchaser Common Stock Price.

“HPC Segment” means the Parent’s and the Transferred Subsidiaries’ high performance computing segment for Data Centers.

“IFRS” means the international financial reporting standards promulgated by the European Union, as amended, together with the interpretations of the International Financial Reporting Standards Interpretations Committee as adopted by the European Union and in accordance with application of commercial law provisions pursuant to Section 315e para. 1 of the German Commercial Code (Handelsgesetzbuch).

“Indemnified Party” has the meaning set forth in Section 11.1(b).

“Indemnifying Party” has the meaning set forth in Section 11.1(c).

“Information Security Program” means a commercially reasonable information security program comprised of physical, technical, and administrative measures and safeguards that is designed to protect the security, confidentiality, availability, operation, and integrity of any Personal Data Processed against Security Incidents.

“Intellectual Property” means any intellectual property rights of any kind, type or nature in any and all jurisdictions throughout the world, including any intellectual property rights in or to: (a) trademarks, service marks, trade dress and trade names, logos, registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby (“Trademarks”); (b) patents and patent applications, including divisionals, revisions, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (c) trade secrets, and any other intellectual property rights in confidential information and non-public information, know-how, processes, formulae, customer, supplier and vendor lists, discoveries, improvements, blue prints, designs, ideas, specifications, drawings, methodologies, models, algorithms, systems, technology, inventions and marketing information (“Trade Secrets”); (d) published and unpublished works of authorship, whether copyrightable or not, copyrights, including copyrights in Software, website and mobile content, all other intellectual property rights in works of authorship, and all intellectual property rights in data and other compilations of information, and all registrations and applications for registration therefor; and (e) internet domain name registrations and any intellectual property rights in social media handles.

“Interconnected Carriers” means, collectively, the telecommunication carriers or other, internet, cloud or utility providers that have brought their respective networks to or otherwise maintain a point of presence (“PoP”) within the meet-me-rooms of the Data Centers, or have made such networks or PoPs available to the customers at the Data Centers through the meet-me-rooms or otherwise.

“Interim Financial Statements” has the meaning set forth in Section 6.3(b).

“Initial Acceptance Period” has the meaning set forth in the Business Combination Agreement.

“International Transfer” means any cross-border transfer of Personal Data that is subject to specific provisions regarding international transfers and/or data export requirements under the Privacy Requirements. For the avoidance of doubt, a transfer within the European Economic Area is not considered an International Transfer.

“IRS” means the U.S. Internal Revenue Service.

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“IT Systems” means hardware, software, firmware, middleware, equipment, electronics, computers, platforms, servers, workstations, routers, hubs, switches, endpoints, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and internet-related information technology infrastructure, wide area network and all other information technology equipment and assets.

“Knowledge” means:

(a) with respect to Seller exclusively, the actual knowledge (positive Kenntnis) on the date hereof or Closing Date (as the case may be) of Christian Angermayer; and

(b) with respect to Purchaser, the actual knowledge of the individuals listed in Section 1.1(a) of Purchaser’s Disclosure Letter and the knowledge such individuals would reasonably be expected to have after reasonable due inquiry, including any information which such individuals are or should reasonably be aware of in the ordinary course of the performance of their responsibilities on behalf of Purchaser.

“Latest Balance Sheet Date” has the meaning set forth in Section 6.3(b).

“Law” means any law, statute, common law, ordinance, rule, regulation, code, Government Order, award, judgment, injunction, decree, directive, ruling, writ, declaration, approval, or other requirement, obligation, duty or rule of law enacted, adopted, issued, promulgated or enforced by a Government Authority.

“Leased Real Property” has the meaning set forth in Section 6.12(c).

“Liabilities” means any debt, liability, claim, demand, expense or obligation of whatever kind or nature.

“Lock-Up Period” has the meaning set forth in Section 9.4(a).

“Lock-Up Shares” has the meaning set forth in Section 9.4(a).

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Multiemployer Plan” means each Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“NASDAQ” means the Nasdaq Stock Market.

“Non-Party Affiliates” has the meaning set forth in Section 13.3(b).

“Notice” has the meaning set forth in Section 13.1(a).

“OFAC” has the meaning set forth in the definition of Export and Sanctions Regulations.

“Offer Conditions” means the conditions to closing of the Tender Offer;

“Offer Ratio” has the meaning set forth in the Business Combination Agreement.

“Open Source Software” means Software that is distributed as “free software” or “open source software” or under similar licensing or distribution terms (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses). Open Source Software includes without limitation Software that is licensed under any versions of the following: the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, MIT License or similar terms.

“Operational Data Centers” means the data centers (or portions thereof) owned, leased or managed by Parent or the Transferred Subsidiaries that are in operation.

“Option” means any option to purchase Shares granted under an Equity Plan or otherwise.

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“ordinary course” or “ordinary course of business” means, with respect to any Person, the ordinary course of such Person’s normal day-to-day operations, consistent with such Person’s past practices.

“Outside Date” means December 31, 2026, provided that such date may be extended by the mutual written consent of Seller and Purchaser.

“Owned Intellectual Property” means any Intellectual Property (i) owned or purported to be owned by Parent or the Transferred Subsidiaries, or (ii) owned or purported to be owned by Parent or its Affiliates and included in the Target Assets.

“Owned Real Property” has the meaning set forth in Section 6.12(a).

“Parent” has the meaning set forth in the Recitals to this Agreement.

“Parent Data” means all confidential data or information, private keys, and data compilations contained in the Parent IT Systems that are, in each case, used in the conduct of Parent or any Transferred Subsidiary.

“Parent Financial Statements” has the meaning set forth in Section 6.3(b).

“Parent Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included Parent or the Transferred Subsidiaries or any direct or indirect predecessor of Parent or the Transferred Subsidiaries, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included Parent or the Transferred Subsidiaries or any direct or indirect predecessor of Parent or the Transferred Subsidiaries.

“Parent Indebtedness” shall mean, without duplication, the following of Parent or the Transferred Subsidiaries (including the principal amount, accrued and unpaid interest and fees, expenses and prepayment premiums or penalties or termination or breakage fees, change of control payments or penalties required to be paid or offered on prepayment or repayment, as applicable), but excluding the following (A) if incurred in the ordinary course of business, or (B) to the extent the following comprises intra-group liabilities solely involving Parent and the Transferred Subsidiaries: (a) obligations in respect of indebtedness for borrowed money; (b) obligations in respect of accounts payable outstanding and aged over 90 days; (c) obligations in respect of indebtedness evidenced by any note, bond, debenture or other similar instruments or debt securities (but excluding, for the avoidance of doubt, current trade payables in the ordinary course of business); (d) obligations under any off balance sheet financing; (e) obligations in respect of deferred indebtedness or other payments for the purchase price of property, assets, goods or services, including any earn out payments or contingent consideration payment obligations (but excluding, for the avoidance of doubt, current trade payables in the ordinary course of business); (f) obligations to return or repay (whether before, at or after the Closing) loans, subsidies, grants, incentives or other similar payments; (g) obligations for the Tax Liability Amount; (h) obligations in respect of banker’s acceptances, letters of credit and similar facilities (but only to the extent drawn and unpaid); (i) all payment obligations under any interest rate swap agreements, interest rate hedge agreements or any other financial hedging or swap arrangements or similar agreements to which Parent or the Transferred Subsidiaries is party (including any obligations that may arise upon the termination thereof) that are terminated prior to, or contemporaneously with, Closing; and (j) all obligations of the types referred to in clauses (a) through (i) of another Person the payment of which Parent or the Transferred Subsidiaries has guaranteed or for which Parent or the Transferred Subsidiaries is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor.

“Parent Insurance Policies” means all insurance policies or self-insurance programs in the name of or maintained by or for the benefit of Parent or the Transferred Subsidiaries.

“Parent IT Systems” means any IT Systems owned, leased by or licensed to Parent or any of the Transferred Subsidiaries, including to process Parent Data.

“Parent Material Adverse Effect” means any change, effect, development, condition, matter, event, fact, circumstance or occurrence that, individually or when considered in the aggregate with any other change, effect, development, condition, matter, event, fact, circumstance or occurrence, (i) has had or would reasonably be expected to have a material and adverse effect on Parent or any Transferred Subsidiary or, as of the Closing, the business, assets, financial condition or results of operations of Parent and the Transferred Subsidiaries, taken as a whole, or (ii) has

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prevented or materially impaired, or would reasonably be expected to prevent or materially impair, the ability of any of Seller, Parent, any of the Transferred Subsidiaries or any of their respective Affiliates to perform its obligations under this Agreement, and the other Transaction Documents in which such party is a party, or to consummate the transactions contemplated hereby and thereby in a timely manner; provided, that none of the following, either alone or in combination with any other changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences shall constitute or cause a Parent Material Adverse Effect:

(a) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from a change in applicable accounting principles or any change in Law (including any Law in respect of Taxes), or any interpretation thereof by any Government Authority, or change in GAAP, IFRS or authoritative interpretations thereof;

(b) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from changes in global, national or regional political or social conditions (including protests, strikes, riots, public demonstrations, civil unrest, acts of terrorism or war (including cyberattacks as acts of war)) or in general global, national or regional economic, business or regulatory conditions or in national or global financial or capital markets;

(c) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from conditions generally affecting the industries or market sectors in which Parent or the Transferred Subsidiaries operate, in particular any technical changes in the way data centers are designed or operated, including any technological innovation and improvement of cooling systems, telecommunication and connectivity systems and equipment, servers, software and chips;

(d) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from or arising out of hurricanes, earthquakes, floods or other natural disasters, force majeure events or any outbreak of an epidemic or pandemic or other public health event or any Law or regulatory policy, recommendation, or pronouncement issued by a Government Authority, the Centers for Disease Control and Prevention or the World Health Organization or “sheltering in place,” curfew or other restrictions, in each case that relate to, or arise out of, an epidemic or pandemic, or any change in such Law, recommendation, pronouncement or interpretation thereof;

(e) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting solely from the announcement or performance of the Transaction Documents or consummation of the transactions contemplated thereby or any third-party litigation relating to the Transaction Documents or the transactions contemplated thereby, including any loss of, or adverse change, effect, event, development, condition, matter, fact, circumstance or occurrence in or with respect to, the relationship of Parent or the Transferred Subsidiaries, contractual or otherwise, with customers, Government Authorities, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or similar relationship directly caused by the entry into this Agreement and the transactions contemplated by this Agreement, or resulting or arising from the identity of, or any actions taken or failed to be taken by, Purchaser or any of its Affiliates;

(f) the failure of Parent or the Transferred Subsidiaries to meet any internal or external projections, forecasts or estimates of performance, revenues or earnings (provided that this clause (f) shall not be construed as providing that any changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences underlying or giving rise to such failure do not constitute, cause or contribute to, or shall not be taken into account in determining whether there has been, a Parent Material Adverse Effect); or

(g) any action taken (or omitted to be taken) by Seller as expressly required pursuant to this Agreement; provided, further, that, in the case of each of the foregoing clauses (a) through (d), only to the extent that any such change, effect, development, condition, matter, event, fact, circumstance or occurrence has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on Parent and the Transferred Subsidiaries, taken as a whole, relative to other companies in Parent’s and the Transferred Subsidiaries’ industry.

“Parent Party” has the meaning set forth in Section 6.15(a).

“Parent Service Provider” means any current or former managing director (Geschäftsführer) (or equivalent thereof) or employee of Parent or any of the Transferred Subsidiaries.

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“Parties” means Purchaser and Seller.

“Peak Mining Business” has the meaning set forth in the Recitals.

“Peak Mining Purchase Agreement” has the meaning set forth in the Recitals.

“Permits” means licenses, permits, certificates, franchises, certificates, immunities, exemptions, registrations and other authorizations and approvals that are issued by or obtained from any Government Authority.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet due and payable (or which may be paid without interest or penalties) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) statutory, common law or customary contractual carriers’, warehousemen’s, mechanics’ and bank’s liens arising in the ordinary course which secure payment of obligations that are not yet delinquent; (c) in the case of Real Property, (i) zoning, building, entitlement or other land use regulations imposed by Government Authorities having jurisdiction over such Real Property that do not materially and adversely affect, impair or interfere with the current use, occupancy and operation of such Real Property or the operation of the business of the Parent thereon and are not violated by the current use, occupancy and operation of such Real Property, and (ii) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other restrictions and similar non-monetary matters of record affecting title to such Real Property, (iii) matters that would be disclosed on a current survey or by inspection of such Real Property, (iv) all matters that would be disclosed as exceptions on current title commitments obtained by Purchaser prior to the date hereof or are otherwise filed or recorded in the applicable property records, in particular in land registries or other registries of any public authorities, (v) Encumbrances on Real Property constituting a lease, sublease, license or occupancy agreement that gives any third party any right to occupy any real property or arising from the provisions of the applicable leases, subleases, licenses or occupancy agreements that are not violated in any material respect by the current use, occupancy and operation of such Real Property or the operation of the business of Parent as currently conducted thereon, (vi), statutory Encumbrances creating a security interest in favor of landlords with respect to property of Parent which do not and would not materially and adversely affect, impair or interfere with the current use, occupancy and operation of such Real Property or the operation of the business of Parent as currently conducted thereon; (vii) subdivision, site plan control, development, reciprocal, servicing, facility, facility cost sharing or similar agreements currently existing or entered into, which do not and would not materially and adversely affect, impair or interfere with the current use, occupancy and operation of such Real Property or the operation of the business of Parent as currently conducted thereon, (d) transfer restrictions arising under applicable securities Laws or restrictions arising under the Transaction Documents; (e) non-exclusive licenses of Intellectual Property entered in the ordinary course of business; (f) Encumbrances that will be discharged or released prior to or at the Closing; and (g) the Encumbrances set forth in Section 1.1(g) of Tether’s Disclosure Letter, with respect to Parent, or in Section 1.1(g) of Purchaser’s Disclosure Letter, with respect to Purchaser.

“Person” means any individual, bank, corporation, general or limited partnership, association, limited liability company, business trust, unincorporated organization or similar organization, whether domestic or foreign, or any Government Authority.

“Personal Data” means information that identifies, relates to, describes, or is reasonably capable of being linked, directly or indirectly, with an identified or identifiable person and includes all “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by applicable Laws.

“Physical Network” means fibers and related infrastructure (including poles, ducts, and highway shoulders) owned or leased (whether pursuant to a lease, indefeasible right of use or otherwise) by Parent or any of the Transferred Subsidiaries.

“Pre-Operational Data Center” means the data centers (or portions thereof) owned, leased or managed by Parent or any of the Transferred Subsidiaries that are under construction or development (including the buildout of any shell space).

“Privacy Requirements” means (a) any applicable Laws, in each case, relating to the protection or Processing of Personal Data, data privacy, data security, cross-border data transfer, data breach notification, general U.S. consumer protection laws applied in the context of data privacy, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar Laws applicable to Parent or the Transferred

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Subsidiaries; (b) binding written commitments embodied in any Specified Contract with material indemnity related to the protection or Processing of Personal Data, data privacy, data security, or cross-border data transfer applicable to the parent or the Transferred Subsidiaries; and (c) industry standards binding on Parent or the Transferred Subsidiaries, including but not limited to the Payment Card Industry Data Security Standard.

“Processing,” “Process” or “Processed” means, with respect to Personal Data or IT Systems, (a) any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification or any other processing of such Parent Data or IT Systems, or (b) “processing,” “process,” “processed,” “control,” “controlled,” or other similar terms as defined by any Privacy Requirement.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Balance Sheet” means the audited consolidated balance sheet of Purchaser as of December 31, 2024, and the footnotes thereto set forth in Purchaser’s annual report on Form 10-K for the fiscal year ended December 31, 2024.

“Purchaser Balance Sheet Date” means December 31, 2024.

“Purchaser Common Shares” means shares of Class A Common Stock.

“Purchaser Common Stock Price” means the volume-weighted average price per share taken to four decimal places of Purchaser Common Shares on the NASDAQ over the consecutive three day trading period prior to the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by Purchaser and Seller).

“Purchaser Custodian Bank” means Cantor Fitzgerald Europe.

“Purchaser ESPP” means the Purchaser 2024 Employee Stock Purchase Plan.

“Purchaser Equity Awards” means, collectively, Purchaser Options and Purchaser RSUs.

“Purchaser Equity Plans” means, collectively, Purchaser Options, Purchaser RSUs and all other equity-based award under any Purchaser Equity Plan.

“Purchaser Fundamental Representations” means Section 8.1(a) (Organization), Section 8.1(b) (Corporate Authorization), Section 8.1(d) (Binding Effect), Section 8.1(e) (i) (Non-Contravention), Section 8.2 (Capitalization), Section 8.9 (Securities Law Compliance), Section 8.17 (Finder’s Fees; Brokerage) and Section 8.23 (Sale of Securities).

“Purchaser Indemnitees” means, collectively, (a) Purchaser, (b) Purchaser’s Affiliates (including, following the Closing, the Transferred Subsidiaries), (c) the respective Representatives of Purchaser (including, following the Closing, the Transferred Subsidiaries) and (d) the respective successors and assigns of the Persons referred to in the foregoing clauses (a) through (c).

“Purchaser Material Adverse Effect” means any change, effect, development, condition, matter, event, fact, circumstance or occurrence that, individually or when considered in the aggregate with any other change, effect, development, condition, matter, event, fact, circumstance or occurrence, (i) has had or would reasonably be expected to have a material and adverse effect on the business, assets, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole, or (ii) has prevented or materially impaired, or would reasonably be expected to prevent or materially impair, the ability of Purchaser or any of its Affiliates to consummate the transactions contemplated by this Agreement or any other Transaction Document to which Purchaser is a party; provided, that none of the following, either alone or in combination with any other changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences shall constitute or cause a Purchaser Material Adverse Effect:

(a) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from a change in applicable accounting principles or any change in Law (including any Law in respect of Taxes), or any interpretation thereof by any Government Authority, or change in GAAP or authoritative interpretations thereof;

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(b) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from changes in global, national or regional political or social conditions (including protests, strikes, riots, public demonstrations, civil unrest, acts of terrorism or war (including cyberattacks as acts of war)) or in general global, national or regional economic, business or regulatory conditions or in national or global financial or capital markets;

(c) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from conditions generally affecting the industries or market sectors in which Purchaser or its Subsidiaries operate;

(d) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from or arising out of hurricanes, earthquakes, floods or other natural disasters, force majeure events or any outbreak of an epidemic or pandemic or other public health event or any Law or regulatory policy, recommendation, or pronouncement issued by a Government Authority, the Centers for Disease Control and Prevention or the World Health Organization or “sheltering in place,” curfew or other restrictions, in each case that relate to, or arise out of, an epidemic or pandemic, or any change in such Law, recommendation, pronouncement or interpretation thereof;

(e) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting solely from the announcement or performance of the Transaction Documents or consummation of the transactions contemplated thereby or any third-party litigation relating to the Transaction Documents or the transactions contemplated thereby, including any loss of, or adverse change, effect, event, development, condition, matter, fact, circumstance or occurrence in or with respect to, the relationship of Purchaser or its Subsidiaries, contractual or otherwise, with customers, Government Authority, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or similar relationship directly caused by the entry into this Agreement and the transactions contemplated by this Agreement, or resulting or arising from the identity of, or any actions taken or failed to be taken by, Parent or any of its Affiliates;

(f) the failure of Purchaser or any of its Subsidiaries to meet any internal or external projections, forecasts or estimates of performance, revenues or earnings (provided that this clause (f) shall not be construed as providing that any changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences underlying or giving rise to such failure do not constitute, cause or contribute to, or shall not be taken into account in determining whether there has been, a Purchaser Material Adverse Effect); or

(g) any action taken (or omitted to be taken) upon the written request or instruction of Seller consistent with the terms hereof, to consummate the transactions contemplated hereby;

(h) any action taken (or omitted to be taken) by Purchaser or any of its Subsidiaries as expressly required pursuant to this Agreement; provided, further, that, in the case of each of the foregoing clauses (a) through (d), only to the extent that any such change, effect, development, condition, matter, event, fact, circumstance or occurrence has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on Purchaser and its Subsidiaries, taken as a whole, relative to other companies in Purchaser’s and its Subsidiaries’ industry.

“Purchaser Option” means any outstanding option to purchase Purchaser Common Shares granted under the Purchaser Equity Plans, as applicable.

“Purchaser Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, as defined in Section 3(2) of ERISA (whether or not subject to ERISA and whether or not in writing and whether or not funded), in each case, which is sponsored or maintained by, contributed to, or required to be contributed to, or with respect to which any potential Liability is borne by Purchaser or any of its Affiliates for the benefit of their employees, including on account of any ERISA Affiliate of the Purchaser or any of its Affiliates.

“Purchaser Protected Person” has the meaning set forth in Section 9.22.

“Purchaser Reports” has the meaning set forth in Section 8.6(a).

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“Purchaser RSU” means any outstanding restricted stock unit granted under the Purchaser Equity Plans, as applicable.

“Purchaser Securities” has the meaning set forth in Section 8.2(d).

“Purchaser Warrants” means all warrants issued by Purchaser, including warrants issued pursuant to that certain Warrant Agreement, dated February 18, 2021, by and between Continental Stock Transfer & Trust Company, as warrant agent and CF Acquisition Corp. VI, predecessor to Purchaser.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Real Property Leases” has the meaning set forth in Section 6.15(a)(xiii).

“Reference Price” means the product of (x) the Offer Ratio, (y) the volume-weighted average-price per Share taken to four decimal places of Purchaser Common Shares on the NASDAQ over the three consecutive trading days immediately preceding the applicable purchase date, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by Purchaser and Seller), and (z) the exchange rate as promulgated by the European Central Bank on the last trading day prior to the applicable purchase date.

“Registered Intellectual Property” means Intellectual Property that is issued by, registered or filed with, or the subject of a pending application before any Government Authority or internet domain name registrar.

“Related Party Contract” has the meaning set forth in Section 6.15(a)(xiv).

“Release” means any actual or threatened release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater or property.

“Remedies Exception” means the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, managers, officers, employees, accountant, legal or financial advisors, investment bankers, consultants, agents or other representatives, or anyone acting on behalf of them or such Person.

“Rumble Share Consideration” has the meaning set forth in Section 2.3.

“RWI Policy” means the purchaser-side representations and warranties insurance policy issued by the RWI Provider to Purchaser in connection with this Agreement.

“RWI Provider” means Euclid Transaction, LLC.

“Sanctioned Country” means any country or region that is the subject of comprehensive, territorial sanctions (currently Cuba, Iran, North Korea, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, Kherson, and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means any (a) Person listed in any Sanctions-related list of designated persons maintained by OFAC (including the OFAC List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List), or the U.S. Department of State, the United Nations Security Council, the European Union, or the United Kingdom; (b) the government of a Sanctioned Country or the Government of Venezuela; or (c) any Person owned or controlled fifty percent (50%) or more by any Person or Persons or acting for or on behalf of such Person or Persons described in clause (a) or (b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933.

“Security Incident” means any unauthorized access, acquisition, use, modification, disclosure, or other Processing of Personal Data, any unauthorized access to IT Systems, or any other security incident that requires notification to any Government Authority under the Privacy Requirements.

“Self-Regulatory Organization” means (a) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, and (b) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Seller” has the meaning set forth in the Preamble.

“Seller Custodian Bank” means Joh. Berenberg, Gossler & Co. KG.

“Seller Fundamental Representations” means Section 5.1(a) (Organization), Section 5.1(b) (Authorization), Section 5.1(c)(i) (Non-Contravention), Section 5.3 (Title to Sold Shares) and Section 5.5 (Securities Law Compliance).

“Seller Indemnitees” means, collectively, (a) Seller, (b) Seller’s Affiliates (not including, following the Closing, Parent or the Transferred Subsidiaries), (c) the respective Representatives of Seller (not including, following the Closing, Parent or the Transferred Subsidiaries) and (d) the respective successors and assigns of the Persons referred to in the foregoing clauses (a) through (c).

“Seller Material Adverse Effect” means a material adverse effect on a Seller’s ability to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which it is a party.

“Shares” has the meaning set forth in the Recitals.

“Signing Form 8-K” has the meaning set forth in Section 9.8.

“SLA” has the meaning in Section 6.15(b).

“SLA Credit” means any SLA credit, rebate, refund, service extension, fee waiver or other accommodation owed, issued, or granted to a customer pursuant to the terms of a service level agreement or other uptime or performance guarantee, including credits arising from failure to meet availability, performance, response time or other contractual service levels.

“Software” means computer software programs and software systems, in both source code and object code format, including databases, compilations, compilers, higher level or “proprietary” languages, data files, application programming interfaces, algorithms, tool sets, user interfaces, manuals and other specifications and documentation and all know-how related thereto, including websites, HTML code, and firmware and other software embedded in hardware devices, developed or currently being developed.

“Sold Shares” has the meaning set forth in the Recitals.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person will, as of such date, not be less than (i) the value of all Liabilities of such Person (including contingent and other Liabilities) as of such date and (ii) the amount that will be required to pay the probable Liabilities of such Person as its debts existing as of such date become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged and (c) such Person will be able to pay its Liabilities existing as of such date as they mature.

“Specified Contracts” has the meaning set forth in Section 6.15(a).

“Subject Materials” has the meaning set forth in Section 11.6(c).

“Subsidiary” means any Person who is a dependent entity within the meaning of Section 17 para. 1 AktG, provided that the members of Parent Group shall not be considered Subsidiaries of Seller.

“Survival Date” has the meaning set forth in Section 11.1(b).

Annex K-65

“Surviving Provisions” means Article I (Definitions and Terms), Section 9.7 (Confidentiality), Article XII (Termination) and Article XIII (Miscellaneous).

“Target Assets” means all assets held or to be held by Parent and the Transferred Subsidiaries as of the date hereof. For the avoidance of doubt, the Target Assets shall exclude any assets sold under the Peak Mining Purchase Agreement.

“Tax” and “Taxes” means all governmental, state, community, municipal or regional taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions of any kind arising in any part of the world which is collected or assessed by, or payable to, a Government Authority or other Person as a result of any enactment relating to tax and all penalties, surcharges and interest included in or relating to any such taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions, provided, however, the definition of Tax and Taxes shall not include deferred taxes and loss, credit, or interest carryforwards.

“Tax Liability Amount” means, without duplication, an amount (which shall in no event be an amount less than zero ($0) in the aggregate, in any jurisdiction, with respect to any particular taxpayer, or with respect to any particular type of Tax) equal to any amounts that would be properly accrued as current Liabilities of Parent and the Transferred Subsidiaries for unpaid income Taxes for the then-current period for which Tax Returns have not yet been filed as of the Closing Date, in each case calculated (i) as of the end of the day on the Closing Date, (ii) by taking into account all Tax deductions and similar benefits of Parent and the Transferred Subsidiaries arising out of the transactions contemplated by the Transaction Documents which are more likely-than-not currently deductible, (iii) in accordance with the past practice of Parent and the Transferred Subsidiaries (or of Parent with respect to the businesses of Parent and the Transferred Subsidiaries), (iv) by excluding any Tax Liabilities resulting from any elections pursuant to Section 336 or 338 of the Code (or corresponding provisions of other Tax Law) or from other actions taken by Parent or its Affiliates (including, after the Closing, Parent and the Transferred Subsidiaries) after the Closing that are not expressly contemplated by this Agreement, (v) by taking into account any Tax payments (including estimated payments, overpayments and prepayments) made before the Closing and any losses, credits and other attributes that are available under applicable Law with respect to the relevant income Taxes and (vi) by excluding all deferred Tax Liabilities, all reserves for contingent Taxes or uncertain tax positions, and all deferred Tax assets. For the avoidance of doubt, the Tax Liability Amount shall in no event be less than zero.

“Tax Returns” means all returns, reports or similar statement required to be filed (including elections, declarations, disclosures, schedules, estimates, amended returns and information returns) with a Government Authority relating to Taxes.

“Tender Offer” has the meaning set forth in the Recitals.

“Tether” has the meaning set forth in the Recitals.

“Tether’s Disclosure Letter” means the Seller’s Disclosure Letter in the Tether Purchase Agreement.

“Tether Purchase Agreement” has the meaning set forth in the Recitals.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than a Party or any of their respective Affiliates.

“Third-Party Claim” has the meaning set forth in Section 11.6(a).

“Title Insurance Policy” means an owner’s title insurance policy insuring good and valid fee simple or leasehold title (as the case may be) to the applicable Real Property.

“Top Ten Customers” has the meaning set forth in Section 6.15(a)(i).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the the Customer Agreement, the Business Combination Agreement, the CEO Purchase Agreement, the Tether Purchase Agreement, and each other document delivered or required to be delivered pursuant to the aforementioned agreements.

Annex K-66

“Transfer” means (a) any transfer, assignment, encumbrance, pledge, hypothecation or disposition (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any transfer, assignment, encumbrance, pledge, hypothecation or disposition (by operation of Law or otherwise), of any Sold Shares, or any interest in any such Shares (in each case other than under the Transaction Documents), (b) the deposit of such Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Shares, or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above.

“Transfer Taxes” has the meaning set forth in Section 10.2.

“Transferred Subsidiaries” means any direct or indirect Subsidiary of Parent, except for the entities sold under the Peak Mining Purchase Agreement.

“US Owned Real Property” means any Owned Real Property located in the United States.

“VAT” means any consumption or transfer-based Tax levied on the sale of goods and services imposed (including sales tax, use tax, consumption tax and goods and services tax) arising in any part of the world which is collected or assessed by, or payable to, a Government Authority or other Person.

“Virtual Data Room” means the virtual data room containing documents and information relating to, among other things, Parent, the Transferred Subsidiaries, and the Sold Shares made available by Parent in electronic form to Purchaser and its Representatives and maintained by Datasite LLC.

“Written Consent” has the meaning set forth in Section 8.1(b).

Annex K-67

Exhibit A

CEO Purchase Agreement

[Omitted.]

Annex K-68

Exhibit B

Tether Purchase Agreement

[Omitted.]

Annex K-69

Exhibit C

Peak Mining Purchase Agreement

[Omitted.]

Annex K-70

Exhibit D

Business Combination Agreement

[Omitted.]

Annex K-71

Exhibit E

Form of Written Consent

[Omitted.]

Annex K-72

Annex L

Execution Version

Written Consent of

Certain Stockholders of Rumble Inc.

Pursuant to Section 228 of the General Corporation Law of the State of Delaware

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Rumble Inc., a Delaware corporation (the “Company”), the undersigned stockholders (together, the “Stockholder”), in their capacity as the holders of the majority of the voting power of the Company, solely for themselves and not for or on behalf of any other holder of common stock of the Company and not as part of any group within the meaning of Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended, do hereby irrevocably consent to the adoption of the following resolutions without the necessity of a meeting of the stockholders of the Company. Each capitalized term used but not defined in this written consent (this “Written Consent”) shall have the meaning ascribed to such term in the applicable Transaction Agreements (as defined below).

Adoption of the Transaction Agreements

Whereas, the Board of Directors of the Company (the “Board”) has determined, approved and declared that the Exchange Offer (as defined below) and the Company’s entry into the following Transaction Agreements, including the agreements and transactions contemplated therein, are advisable and in the best interests of the Company and its stockholders: (A) the Business Combination Agreement, by and between the Company and Northern Data AG (“Northern Data”), which is attached hereto as Exhibit A (together with all exhibits and schedules thereto, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions therein, the Company will make a voluntary public exchange offer (such voluntary public exchange offer, the “Exchange Offer”) for Northern Data’s no-par bearer shares (“ND Shares”) through the issuance of newly issued shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”); (B) the Transaction Support Agreement, by and between the Company and Tether Investments, S.A. de C.V. (“Tether”), which is attached hereto as Exhibit B (together with all exhibits and schedules thereto, the “Tether Transaction Support Agreement”), pursuant to which, among other things, subject to the terms and conditions therein, Tether will sell all of its ND Shares to the Company in exchange for shares of the Company’s Common Stock; (C) the Transaction Support Agreement, by and among the Company, ART Holding GmbH (“ART Holding”) and Aroosh Thillainathan (together with ART Holding, “ART Sellers”), which is attached hereto as Exhibit C (together with all exhibits and schedules thereto, the “ART Transaction Support Agreement”), pursuant to which, subject to the terms and conditions therein, the ART Sellers will sell all of their ND Shares held as of the date hereof to the Company in exchange for shares of the Company’s Common Stock; (D) the Transaction Support Agreement, by and between the Company and Apeiron Investment Group Ltd., Malta (“Apeiron”), which is attached hereto as Exhibit D (together with all exhibits and schedules thereto, the “Apeiron Transaction Support Agreement”), pursuant to which, subject to the terms and conditions therein, Apeiron will sell all of its ND Shares held as of the date hereof to the Company in exchange for shares of the Company’s Common Stock, with, for purposes of the approvals hereunder, the number of shares of the Company’s Common Stock issuable under the Exchange Offer and pursuant to the Tether Transaction Support Agreement, the ART Transaction Support Agreement and the Apeiron Transaction Support Agreement to

Annex L-1

be approximately 130.2 million shares and, purposes of the approvals hereunder, not exceeding 135 million shares, but subject to increase up to the maximum cap under clause (E) below if Northern Data shares are issued under the ND Equity Commitment Agreement prior to the closing of the Exchange Offer and then exchanged in the Exchange Offer and such maximum issuance of the Company’s Common Stock, the “Exchange Offer and Support Issuances”); (E) the Equity Commitment Agreement, by and among the Company, Northern Data and Tether, which is attached hereto as Exhibit E (together with all exhibits and schedules thereto, the “ND Equity Commitment Agreement”), pursuant to which, subject to the terms and conditions therein, Tether will provide an equity financing commitment to fund up to a specified amount of certain taxes at or prior to the closing of the Exchange Offer; (F) the Equity Commitment Agreement, by and between the Company and Tether, which is attached hereto as Exhibit F (together with all exhibits and schedules thereto, the “Rumble Equity Commitment Agreement”), pursuant to which, subject to the terms and conditions therein, Tether will provide an equity financing commitment to fund up to a specified amount of certain taxes at or for up to 18 months after the closing of the Exchange Offer, with, for purposes of the approvals hereunder, the maximum number of shares of the Company’s Common Stock issuable under the Rumble Equity Commitment Agreement and, if Northern Data shares are issued under the ND Equity Commitment Agreement prior to the closing of the Exchange Offer and then exchanged in the Exchange Offer, collectively, not exceeding 26 million shares (such maximum issuance of the Company’s Common Stock, the “Potential Equity Commitment Issuance”), with the current expectation being approximately 25.4 million shares; and (G) the Sale Transfer and Amendment and Restatement Agreement, between the Company, Northern Data and Tether, which is attached hereto as Exhibit G (together with all exhibits and schedules thereto, along with Tether/Rumble Loan Agreement referred to therein, collectively the “Loan Agreement”) pursuant to which, among other things, effective upon the closing of the Exchange Offer, Tether’s existing loan agreement with Northern Data (the “Existing Loan”) will be amended and the receivable under the Existing Loan will be transferred to Rumble NODE Holdco (as defined therein); as consideration for the transfer of that receivable (i) 50% of the value of the Existing Loan will be exchanged for shares of the Company’s Common Stock and (ii) a new loan will be created on a cashless basis between Tether as the lender and Rumble NODE Holdco as the borrower equal to  the remaining 50% of the value of the Existing Loan in accordance with the terms of Tether/Rumble Loan Agreement (as defined therein), in each case at the closing of the Exchange Offer; at Tether’s option, the 50% of the Existing Loan represented by the outstanding amount under the Tether/Rumble Loan may be exchanged for the Company’s Common Stock upon the first anniversary of the closing of the Exchange Offer in accordance with the terms thereof; with, for purposes of the approvals hereunder, the maximum number of shares of the Company’s Common Stock issuable under the Loan Agreement (taking into account accruing interest and potential fluctuations in exchange rates) not exceeding 120 million shares (such maximum issuance of the Company’s Common Stock, the “Potential Loan Exchange Issuance” and together with the Exchange Offer and Support Issuances and the Potential Equity Commitment Issuance, the “Issuances”) (all of the agreements described in (A)-(G) above are collectively referred to herein as the “Transaction Agreements”);

WHEREAS, in connection with the Exchange Offer and the other transactions contemplated by the Transaction Agreements, including the Issuances, the Board, upon a recommendation by the Nominating and Corporate Governance Committee of the Board, determined that it is in the best interest of the Company and its stockholders to amend the Second Amended and Restated Certificate of Incorporation of the Company consistent with Exhibit H attached hereto (the “Charter Amendment”) to increase the number of authorized shares of the Company’s Common Stock from 700 million to 1.4 billion and thereby increase the total number of shares of all classes of stock that the Company is authorized to issue to 1.7 billion shares;

Annex L-2

Whereas, the Stockholder has reviewed the Transaction Agreements, the Charter Amendment and such other information as it believed necessary to make an informed decision concerning its vote on the approval of the Issuances and the Charter Amendment and the adoption of the Transaction Agreements, and the Stockholder has had the opportunity to consult with its own legal, tax and/or financial advisor(s) regarding the consequences of the Transaction Agreements and the execution of this Written Consent;

Whereas, the Stockholder holds a majority of the combined voting power of the issued and outstanding shares of the Company; and

Whereas, upon the execution and delivery of this Written Consent, the “Written Consent” shall have been obtained in accordance with Sections 228 and 251 of the DGCL.

Now, therefore, be it:

Resolved, that the Exchange Offer, the Transaction Agreements and the transactions and agreements contemplated thereby, including the Issuances, be, and the same hereby are, adopted and approved by the Stockholder in all respects;

RESOLVED, that, in the event the Transaction Agreements are amended after the date hereof in accordance with the terms therein, with the approval of the unanimous vote of the Board, in a manner that increases the maximum number of shares of Common Stock issuable pursuant to the Issuances, that the issuance of such additional number of shares of Common Stock be, and the same hereby is, adopted and approved by the Stockholder in all respects; and

Resolved, that the Charter Amendment, in the form attached hereto as Exhibit I, be, and the same hereby are, adopted and approved by the Stockholder in all respects;

The Stockholder hereby waives compliance with any and all notice requirements imposed by the DGCL, the Second Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company and any other applicable Law. This Written Consent is effective upon execution. The Stockholder acknowledges and agrees that the consents set forth herein are irrevocable and shall remain in full force and effect in accordance with their terms; provided, however, that this Written Consent shall terminate automatically and be of no further force or effect following any valid termination of the Transaction Agreements in accordance with their terms.

This Written Consent shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Annex L-3

In witness whereof, the Stockholder has executed this Written Consent on the date first set forth opposite its name below.

Date: November 10, 2025	/s/ Christopher Pavlovski
Christopher Pavlovski
1000748380 Ontario Ltd.
Date: November 10, 2025	By:	/s/ Christopher Pavlovski
		Name:	Christopher Pavlovski
		Title:	Authorized Signatory

[Signature Page to Written Consent]

Annex L-4

Exhibit A

BUSINESS COMBINATION AGREEMENT

[Omitted.]

Annex L-5

Exhibit B

TETHER TRANSACTION SUPPORT AGREEMENT

[Omitted.]

Annex L-6

Exhibit C

ART TRANSACTION SUPPORT AGREEMENT

[Omitted.]

Annex L-7

Exhibit D

APEIRON TRANSACTION SUPPORT AGREEMENT

[Omitted.]

Annex L-8

Exhibit E

EQUITY COMMITMENT AGREEMENT

[Omitted.]

Annex L-9

Exhibit F

ND EQUITY COMMITMENT AGREEMENT

[Omitted.]

Annex L-10

Exhibit G

LOAN AGREEMENT

[Omitted.]

Annex L-11

Exhibit H

CHARTER AGREEMENT

[Omitted.]

Annex L-12

Annex M

CERTIFICATE OF SECOND AMENDMENT OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
RUMBLE INC.

Rumble Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.      The present name of the Corporation is Rumble Inc. The Corporation was previously known as “CF Acquisition Corp. VI” and, prior thereto, as “CF Finance Acquisition Corp. V”. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 17, 2020 (the “Original Certificate”).

2.      A certificate of amendment of the Original Certificate was filed with the Secretary of State of the State of Delaware on October 1, 2020.

3.      An amended and restated certificate of incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on February 18, 2021 (the “First Amended and Restated Certificate”).

4.      The Second Amended and Restated Certificate of Incorporation of the Corporation, which amended and restated the First Amended and Restated Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on September 15, 2022 (as corrected by the Corrected Certificate of Second Amended and Restated Certificate of Incorporation of the Corporation, which was filed with the Secretary of State of the State of Delaware on March 30, 2023, and as amended by the First Amendment (as defined below), the “Existing Certificate”).

5.      A certificate of amendment of the Existing Certificate was filed with the Secretary of State of the State of Delaware on June 14, 2024 (the “First Amendment”).

6.      The terms and provisions of this Certificate of Second Amendment of Second Amended and Restated Certificate of Incorporation have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation and by the stockholders of the Corporation.

7.      The following amendments to the Existing Certificate shall be effective upon filing with the Secretary of State of the State of Delaware.

8.      Article IV, Section 4.1(a) of the Existing Certificate is hereby amended and restated in its entirety to read as follows:

Section 4.1 Authorized Capital Stock; Rights and Options.

(a)    The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,700,000,000 shares, consisting of: (i) 20,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”); (ii) 1,400,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”); (iii) 170,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C Common Stock”); and (iv) 110,000,000 shares of Class D common stock, par value $0.0001 per share (“Class D Common Stock” and, together with the Class A Common Stock and the Class C Common Stock, the “Common Stock”).

9.      Except as amended hereby, all other provisions of the Existing Certificate shall remain unchanged and in full force and effect.

Annex M-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Second Amendment of Second Amended and Restated Certificate of Incorporation this ____ day of _________, 2026.

RUMBLE INC.
By:
Name:	Chris Pavlovski
Title:	Chief Executive Officer

[Signature Page to Charter Amendment]

Annex M-2

Annex N

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

November 9, 2025

The Board of Directors
Rumble Inc.
444 Gulf of Mexico Drive
Longboat Key, FL 34228

Members of the Board:

We understand that Rumble Inc. (“Rumble”) and Northern Data AG (“Northern Data”) intend to enter into Business Combination Agreement to be dated as of November 9, 2025 (the “Business Combination Agreement”) pursuant to which Rumble will make a voluntary public exchange offer (Tauschangebot) (the “Takeover Offer,” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”) to the shareholders of Northern Data for all no-par value bearer shares of Northern Data (the “ND Shares”) outside of the rules of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) in exchange for 2.0281 shares of Class A common stock, par value $0.0001 per share, of Rumble (the “Rumble Shares” and such consideration, the “Offer Consideration”). The terms and conditions of the Transactions are more fully set forth in the Business Combination Agreement.

You have asked us to render our opinion as to whether the Offer Consideration is fair, from a financial point of view, to Rumble.

In connection with rendering our opinion, we have:

•        Reviewed a draft of the Business Combination Agreement dated November 4, 2025;

•        Reviewed certain publicly available business and financial information regarding each of Rumble and Northern Data;

•        Reviewed certain non-public business and financial information regarding Rumble and Northern Data and their respective businesses and future prospects (including certain financial projections for Rumble for the years ending December 31, 2025 through December 31, 2030 and for Northern Data for the years ending December 31, 2025 through December 31, 2030 (together, the “Rumble-Provided Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by, discussed with and approved for our use by Rumble’s senior management (the “Rumble-Provided Information”);

•        Reviewed certain non-public business and financial information regarding Northern Data and its business and future prospects (including certain financial projections for Northern Data on a stand-alone basis for the years ending December 31, 2025 through December 31, 2030 (the “Northern Data-Provided Financial Projections” and, together with the Rumble-Provided Financial Projections, the “Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by and discussed with Northern Data’s senior management and reviewed by, discussed with and approved for our use by Rumble’s senior management (collectively, the “Northern Data-Provided Information”);

•        Discussed with Rumble’s senior management their strategic and financial rationale for the Transactions as well as their views of Rumble’s and Northern Data’s respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the enterprise AI sector;

•        Discussed with Northern Data’s senior management their views of Northern Data’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the enterprise AI sector;

•        Performed discounted cash flow analyses based on the Rumble-Provided Financial Projections;

Annex N-1

The Board of Directors Rumble Inc. November 9, 2025 Page 2

•        Reviewed the valuation and financial metrics of certain precedent mergers and acquisitions that we deemed relevant in evaluating the Transactions;

•        Reviewed the historical prices, certain trading multiples and the trading activity of the ND Shares and the Rumble Shares;

•        Compared the financial performance of Rumble and Northern Data and certain trading multiples and the trading activity of the ND Shares and the Rumble Shares with corresponding data for certain publicly traded companies that we deemed relevant in evaluating Rumble and Northern Data;

•        Reviewed the pro forma financial results, financial condition and capitalization of Rumble giving effect to the Transactions (the “Combined Company”), all as prepared by, approved for our use by, and discussed with Rumble’s senior management; and

•        Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•        We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Rumble or Northern Data (including, without limitation, the Rumble-Provided Information and the Northern Data-Provided Information) or obtained from public sources, data suppliers and other third parties.

•        We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Rumble-Provided Information or the Northern Data-Provided Information), (ii) express no view or opinion regarding the reasonableness or achievability of the Financial Projections, any other estimates or any other forward-looking information provided by Rumble or Northern Data or the assumptions upon which any of the foregoing are based and (iii) have relied upon the assurances of Rumble’s senior management that they are (in the case of the Rumble-Provided Information) and have assumed that Northern Data’s senior management are (in the case of the Northern Data-Provided Information) unaware of any facts or circumstances that would make the Rumble-Provided Information or the Northern Data-Provided Information incomplete, inaccurate or misleading.

•        We (i) have been advised by Rumble’s senior management, and have assumed, that the Rumble-Provided Financial Projections have been (y) reasonably prepared on bases reflecting the best currently available estimates and judgments of Rumble’s senior management as to the expected future performance of Rumble, Northern Data and the Combined Company and (z) reviewed by Rumble’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion, (ii) have assumed that the Northern Data-Provided Financial Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Northern Data’s senior management as to the expected future performance of Northern Data on a stand-alone basis and (iii) have assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties are reasonable and reliable.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Rumble, Northern Data or any other entity or the solvency or fair value of Rumble, Northern Data or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Rumble’s senior management, Northern Data’s senior management and Rumble’s other professional

Annex N-2

The Board of Directors Rumble Inc. November 9, 2025 Page 3

advisors with respect to such matters. We are not expressing any view or rendering any opinion regarding the tax consequences of the Transactions to Rumble. Furthermore, except as expressly set forth in our analysis as directed by Rumble, we are not expressing any view or rendering any opinion as to, and our opinion does not take into account, any aspects (legal, financial or otherwise) of the allegations (the “Allegations”) as described in (i) the European Public Prosecutor’s Office (the “EPPO”) search warrant dated September 10, 2025, (ii) the Swedish Tax Authority draft tax assessment sent to Decentric Europe B.V. on September 9, 2025 (or any other similar assessments delivered to Northern Data or its affiliates) and (iii) any notices of suspicion delivered to any current or former employees, officers, directors or advisors of Northern Data or its affiliates, or any similar notices, allegations or charges delivered by the EPPO, the Swedish tax authorities, the Swedish prosecutor’s office and/or any other related governmental or regulatory authorities or agencies on or after the date hereof, and we have assumed that the Allegations (and any resulting claims or liabilities) will not have any effect on Northern Data or the Transactions in any way meaningful to our analyses or opinion.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Business Combination Agreement will not differ from the draft that we have reviewed, (ii) Rumble and Northern Data will comply with all terms and provisions of the Business Combination Agreement and (iii) the representations and warranties of Rumble and Northern Data contained in the Business Combination Agreement are true and correct and all conditions to the obligations of each party to the Business Combination Agreement to consummate the Transactions will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Transactions will be consummated in a timely manner in accordance with the terms of the Business Combination Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, sale, purchase, offer, extension of credit or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Rumble, Northern Data, the Combined Company or the Transactions (including their contemplated benefits) in any way meaningful to our analyses or opinion.

In rendering our opinion, we do not express any view or opinion as to (i) the prices at which the Rumble Shares, the ND Shares or other securities or financial instruments of or relating to Rumble, Northern Data or the Combined Company may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets or in the digital asset markets on Rumble, Northern Data or the Combined Company, their respective securities or other financial instruments, the Transactions or the financing thereof or (iii) the impact of the Transactions on the solvency or viability of Rumble, Northern Data or the Combined Company to pay their respective obligations when they come due.

We have acted as a financial advisor to Rumble in connection with the Transactions and will receive a customary fee for such services upon successful consummation of the Takeover Offer. In addition, Rumble has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

As previously disclosed, aside from our current engagement by Rumble, we have not been previously engaged during the past two years by Rumble, nor have we been previously engaged during the past two years by Northern Data, to provide financial advisory or investment banking services for which we received fees. We may in the future seek to provide Rumble and Northern Data or their respective affiliates with financial advisory and investment banking services unrelated to the Transactions, for which services we would expect to receive compensation.

We and our affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, we and our affiliates and related entities may (i) provide such financial services to Rumble, Northern Data, other participants in the Transactions or their respective affiliates, for which services we and our affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans,

Annex N-3

The Board of Directors Rumble Inc. November 9, 2025 Page 4

debt and equity securities and derivative products of or relating to Rumble, Northern Data, other participants in the Transactions or their respective affiliates. Furthermore, we and our affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Rumble, Northern Data, other participants in the Transactions or their respective affiliates.

Consistent with applicable legal and regulatory guidelines, we have adopted certain policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Rumble, Northern Data, other participants in the Transactions or their respective affiliates or the Transactions that differ from the views of our investment banking personnel.

Our opinion has been provided to Rumble’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Offer Consideration. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any information statement, prospectus or offer document to be distributed by Rumble to Rumble shareholders or Northern Data shareholders in connection with the Transactions.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to Rumble’s Board of Directors with respect to the Transactions, nor does our opinion constitute advice or a recommendation to any holder of Northern Data Shares as to whether to tender any such shares pursuant to the Takeover Offer. Our opinion does not address Rumble’s underlying business or financial decision to pursue or effect the Transactions, the relative merits of the Transactions as compared to any alternative business or financial strategies that might exist for Rumble or the effects of any other transaction in which Rumble might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Offer Consideration to Rumble. We do not express any view or opinion as to (i) any other term, aspect or implication of (y) the Transactions (including, without limitation, the form or structure of any of the Transactions) or the Business Combination Agreement or (z) any other agreement, transaction document or instrument contemplated by the Business Combination Agreement or to be entered into or amended in connection with the Transactions (including any transaction involving Tether Investments S.A. de C.V. or any of its affiliates) or (ii) the fairness, financial or otherwise, of the Transactions to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Rumble or Northern Data. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Rumble’s or Northern Data’s directors, officers or employees, or any class of such persons, in connection with the Transactions relative to the Offer Consideration or otherwise.

Our opinion has been authorized for issuance by our Fairness Opinion and Valuation Committee. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, business, capital markets, digital asset markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Offer Consideration is fair, from a financial point of view, to Rumble.

Very truly yours,

/s/ GUGGENHEIM SECURITIES, LLC

GUGGENHEIM SECURITIES, LLC

Annex N-4

Annex O

SECURITIES PROSPECTUS

PROSPECTUS

for the public offering in the Federal Republic of Germany

of

130,197,281 newly issued shares of Class A common stock with a par value of USD 0.0001 per share and with full dividend rights and all ancillary rights at the time of settlement of the Exchange Offer (the
“Offer Shares”) from authorized capital

for the purpose of acquiring all outstanding no-par value shares of Northern Data AG with a notional interest of €1.00 each in the share capital

by exchanging 1 share of Northern Data AG for 2.0281 newly issued shares of Class A common stock, subject to the customary settlement mechanics for fractional shares of

Rumble Inc.
a Delaware corporation incorporated under the laws of the State of Delaware, United States of America, with its registered office at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808,
United States of America

International Securities Identification Number (ISIN): US78137L1052
German Securities Code (Wertpapierkennnummer (WKN)): A3DRQQ
Trading symbol: RUM (Nasdaq)

The date of the Prospectus is April 13, 2026.

Warning regarding the validity of the Prospectus

The validity of the Prospectus will expire at the end of the date of the closing of the offer period, which is expected to occur on June 1, 2026. The obligation to supplement the Prospectus in the event of significant new factors, material mistakes or material inaccuracies does not apply when the Prospectus is no longer valid.

annex O Page Nos.
SUMMARY OF THE PROSPECTUS		O-1
A.	Introduction and Warnings	O-1
Warnings:		O-1
B.	Key information on the Company	O-2
C.	Key information on the Securities	O-6
D.	Key Information on the Offer of the Securities to the Public	O-7

ZUSAMMENFASSUNG DES PROSPEKTS		O-11
A.	Einleitung mit Warnhinweisen	O-11
Warnhinweise:		O-11
B.	Basisinformationen über den Emittenten	O-12
C.	Basisinformationen über die Wertpapiere	O-16
D.	Basisinformationen über das öffentliche Angebot von Wertpapieren	O-17

1	RISK FACTORS	O-23
1.1	Risks Related to Our Business	O-23
1.2	Risks Relating to the Business Combination	O-37
1.3	Risks Relating to the Business of Rumble After Completion of the Business Combination	O-42
1.4	Risks Relating to the Business of Northern Data	O-48
1.5	Risks Related to the Legal and Regulatory Environment in which Rumble and Northern Data Operate	O-58
1.6	Risks Relating to Rumble Class A Common Shares	O-70
1.7	Risks Relating to the Structuring of the Exchange Offer and the Role of BidCo	O-74

2	GENERAL INFORMATION	O-75
2.1	Responsibility Statement	O-75
2.2	General Disclaimers	O-75
2.3	Competent Authority Approval	O-75
2.4	Purpose of the Prospectus	O-75
2.5	No consent to use the Prospectus	O-76
2.6	Forward-looking Statements	O-76
2.7	Information from Third Parties; Sources	O-77
2.8	Presentation of financial information	O-78
2.9	Documents available for inspection	O-79
2.10	Where you can find more Information	O-79
2.11	Currency	O-80
2.12	Negative numbers and rounding	O-80
2.13	Alternative performance measures and other operating metrics	O-80
2.14	Time specifications	O-81
2.15	Enforcement of civil liabilities	O-81

3	THE EXCHANGE OFFER	O-82
3.1	Subject matter of the Exchange Offer	O-82
3.2	Offer Conditions	O-83
3.3	Waiver of Offer Conditions	O-85
3.4	Non-fulfillment of the Offer Conditions	O-85
3.5	Publications on Offer Conditions	O-86
3.6	Offer Period	O-86
3.7	Stock Exchange Trading with Tendered ND Shares	O-89
3.8	Inclusion to trading on the Frankfurt Stock Exchange	O-90

Annex O-i

annex O Page Nos.
3.9	Expected Timeline	O-90
3.10	Reversal of the Exchange Offer in the Event of Definitive Failure to Fulfill the Offer Conditions	O-90
3.11	Rights of Withdrawal of ND Shareholders Accepting the Exchange Offer	O-90
3.12	Right of Revocation Under the Prospectus Regulation	O-91
3.13	Costs of the Exchange Offer	O-91
3.14	Information on the Offer Shares	O-91
3.15	Significant interests of persons in relation to the offer, including conflicts of interest	O-92
3.16	Approval of this Prospectus	O-93

4	REASONS FOR THE EXCHANGE OFFER	O-94
4.1	Reasons for the Exchange Offer	O-94
4.2	Use of Proceeds	O-94

5	THE BUSINESS COMBINATION	O-95
5.1	Information about the Companies	O-95
5.2	Rumble’s Reasons for the Business Combination	O-95
5.3	Northern Data’s Reasons for the Business Combination	O-99
5.4	Accounting Treatment	O-101
5.5	Listing of Additional Rumble Class A Common Shares	O-101
5.6	Termination of Inclusion of Trading of ND Shares	O-101
5.7	Regulatory Approvals Related to the Business Combination	O-102
5.8	Appraisal Rights	O-103
5.9	Interests of Directors, Board Members and Executive Officers of Rumble and Northern Data in the Business Combination	O-104
5.10	Rumble Stockholder Consent	O-105
5.11	Directors and Management Following the Business Combination	O-105
5.12	Post-Completion Reorganization	O-106

6	BUSINESS COMBINATION AGREEMENT	O-108
6.1	The Business Combination	O-108
6.2	The Exchange Offer	O-108
6.3	Conditions to Completing the Exchange Offer	O-110
6.4	Northern Data’s Support and Recommendation of the Exchange Offer	O-110
6.5	Efforts to Obtain Required Approvals	O-111
6.6	Third-Party Acquisition Proposals	O-111
6.7	Conduct of Business Pending the Consummation of the Business Combination	O-112
6.8	Northern Data’s Performance of Obligations under the Peak Mining Sale	O-113
6.9	Northern Data’s Cooperation with Law Firm Investigation	O-114
6.10	Representations and Warranties	O-115
6.11	Title Insurance Policy, Survey and RWI Insurance	O-115
6.12	Treatment of Equity Awards, Employee Shares or Stock Options	O-115
6.13	Term and Termination	O-115
6.14	Governance and Management of the Combined Business	O-117
6.15	Assignment, Amendment and Waiver	O-117
6.16	Fees and Expenses	O-117
6.17	Public Announcements	O-117
6.18	Governing Law	O-117

7	DIVIDEND POLICY; RESULTS AND DIVIDENDS PER SHARE	O-118
7.1	General provisions relating to profit allocation and dividend payments	O-118
7.2	Dividend policy and dividend per share	O-118

Annex O-ii

annex O Page Nos.
8	CAPITALIZATION AND INDEBTEDNESS; STATEMENT ON WORKING CAPITAL	O-119
8.1	Capitalization	O-119
8.2	Indebtedness	O-120
8.3	Lease Liabilities	O-120
8.4	Contingent and Indirect Liabilities	O-120
8.5	Statement on Working Capital	O-120
8.6	No Significant Change	O-120

9	DILUTION	O-121

10	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	O-122
10.1	Overview	O-122
10.2	Key Factors Affecting Our Results of Operations	O-122
10.3	Key Line Items of our Results of Operations	O-124
10.4	Revenues	O-124
10.5	Expenses	O-124
10.6	Key Business Metrics	O-126
10.7	Significant Events and Transactions	O-128
10.8	Results of Operations	O-129
10.9	Assets, Liabilities and Shareholders’ Equity	O-133
10.10	Liquidity and Capital Resources	O-135
10.11	Summary of Quarterly Results	O-137
10.12	Investments	O-137
10.13	Contingent Liabilities and Off-Balance Sheet Arrangements	O-137
10.14	Quantitative and Qualitative Disclosures About Market Risk	O-139

11	PRO-FORMA FINANCIAL INFORMATION	O-140
11.1	Unaudited Pro Forma Consolidated Balance Sheet as at December 31, 2025	O-140
11.2	Unaudited Pro Forma Consolidated Statement of Operations for the Year ended December 31, 2025	O-141
11.3	Notes to the Unaudited Pro Forma Consolidated Financial Statements	O-141

12	MARKETS AND COMPETITION	O-152
12.1	Markets	O-152
12.2	Competition	O-152

13	BUSINESS OF RUMBLE	O-153
13.1	Overview	O-153
13.2	Partnerships and Collaborations	O-154
13.3	History and Key Milestones	O-154
13.4	Our Business	O-154
13.5	Rumble Services	O-155
13.6	Rumble Cloud	O-157
13.7	Seasonality	O-158
13.8	Customers	O-158
13.9	Research and Development	O-159
13.10	Operations and Facilities	O-159
13.11	Government Regulation	O-159
13.12	Cybersecurity	O-159
13.13	Intellectual Property	O-161
13.14	Employees	O-161

Annex O-iii

annex O Page Nos.
13.15	Material Agreements in connection with the Exchange Offer	O-161
13.16	Legal Proceedings	O-166
13.17	Insurance	O-168
13.18	Significant Changes	O-168

14	REGULATORY AND LEGAL ENVIRONMENT	O-169

15	GENERAL INFORMATION ON RUMBLE	O-170
15.1	Legal and Commercial Name, Registered Office and LEI	O-170
15.2	Auditors	O-170
15.3	Fiscal year and duration	O-170
15.4	Corporate purpose	O-170
15.5	History of Rumble	O-170
15.6	Corporate Governance Structure of Rumble	O-171
15.7	Code of Business Conduct and Ethics	O-175
15.8	Compensation of Directors and Executive Officers	O-175
15.9	Security Ownership of Directors and Executive Officers	O-181
15.10	Significant Subsidiaries of Rumble	O-182
15.11	Major Stockholders of Rumble	O-182

16	DESCRIPTION OF RUMBLE’S CAPITAL STOCK	O-186
16.1	Authorized Shares; Outstanding Shares; Employee Shares	O-186
16.2	Rumble Common Stock	O-186
16.3	Authorized but Unissued Preferred Stock	O-188
16.4	Exercise of Shareholder Rights via the Central Registration Office	O-188
16.5	General Provisions Governing a Change in Authorized Share Capital; Issuance of Common Stock	O-189
16.6	General Provisions Governing a Liquidation of Rumble; Liquidation and Distributions	O-189
16.7	Reporting Requirements for Stockholders, Directors and Officers	O-189
16.8	Anti-Takeover Effects of Delaware Law, Rumble’s Certificate of Incorporation and Bylaws	O-190
16.9	Exclusion of Minority Shareholders	O-191
16.10	Exclusive Forum	O-191

17	CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS	O-192
17.1	Transactions with related companies or parties	O-192
17.2	Transactions with members of the Board of Directors	O-192

18	SELLING RESTRICTIONS	O-193
18.1	United States	O-193
18.2	European Economic Area (other than Germany)	O-193
18.3	United Kingdom	O-194

19	WARNING ON TAX CONSEQUENCES	O-195

20	FINANCIAL INFORMATION	O-196

21	GLOSSARY	O-197

22	RECENT DEVELOPMENTS AND TREND INFORMATION	O-202
22.1	Recent Developments	O-202
22.2	Trend Information	O-202

Annex O-iv

SUMMARY OF THE PROSPECTUS

A.     Introduction and Warnings

This prospectus (the “Prospectus”) relates to the public offering in the Federal Republic of Germany (“Germany”) of 130,197,281 newly issued shares of Class A common stock with a par value of USD 0.0001 per share and with full dividend rights and all ancillary rights at the time of settlement of the Exchange Offer (as defined below) with International Securities Identification Number (“ISIN”) US78137L1052, expected to be issued on or around June 10, 2026 (the “Offer Shares”) from authorized capital, which was approved by written consent by the shareholders obtained on November 10, 2025, of Rumble Inc., a Delaware corporation incorporated under the laws of the State of Delaware, United States of America (“United States”), with its registered office at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, United States with United States Internal Revenue Service Employer Identification Number 80-0984597 and Legal Entity Identifier (“LEI”) 3912000ZRKLHY7D9PD40 (telephone: +1 (941) 210-0196; website: corp.rumble.com) (the “Company” or “Rumble”, and, together with its consolidated subsidiaries, “Rumble Group”, “we”, “our” and “us”, and the Company’s shares of Class A common stock outstanding from time to time, the “Rumble Class A Common Shares”), which have been contributed by Rumble to its wholly-owned indirect subsidiary, BidCo (as defined below), prior to the Exchange Offer and which are being offered by BidCo as consideration, for the purpose of acquiring all outstanding no-par value bearer shares of Northern Data AG, a German stock corporation (Aktiengesellschaft), registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under HRB 106465, with its registered seat at An der Welle 3, 60322 Frankfurt am Main, Germany (“Northern Data” or the “Target Company”, and, together with its consolidated subsidiaries, the “ND Group”), with a notional interest of €1.00 each in the share capital by exchanging one share of Northern Data (each, a “ND Share”) for 2.0281 newly issued Rumble Class A Common Shares, subject to the customary settlement mechanics for fractional shares (the “Offer Consideration”, such exchange ratio, the “Offer Exchange Ratio”, and such exchange offer, the “Exchange Offer”).

On March 24, 2026, Rumble Freedom First Holding Limited, Ireland, (“Rumble ND HoldCo”), a wholly-owned indirect Irish subsidiary of Rumble formed by Rumble’s direct subsidiary Rumble Cloud Inc., purchased the shelf company Rumble Deutschland AG (formerly: Blitz 24-913 AG), a German stock corporation (Aktiengesellschaft), with its registered office at Maximiliansplatz 17, c/o Blitzstart Services GmbH, 80333 Munich, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under HRB 297230, with its registered seat at Munich and LEI 3912006QN9LSP603Z270 (“BidCo”) for the purpose of conducting, executing, and settling the Exchange Offer. As of the date of this Prospectus, BidCo has no material activities other than those related to its formation, its purchase as a shelf company, and the matters contemplated by the Exchange Offer. BidCo does not offer any shares in BidCo but newly issued Rumble Class A Common Shares in Rumble, which have been contributed by Rumble to BidCo down the chain of Rumble’s aforementioned subsidiaries prior to the Exchange Offer, as consideration in exchange for ND Shares. Accordingly, the Prospectus relates to Rumble and the Rumble Class A Common Shares offered in the Exchange Offer. Upon settlement of the Exchange Offer, the shareholders of Northern Data (the “ND Shareholders”) which tendered in the Exchange Offer will become stockholders of Rumble (the “Rumble Stockholders”). Rumble intends for Northern Data to become a wholly-owned, indirect subsidiary of Rumble.

The Rumble Class A Common Shares are included to trading on the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous inclusion in the Quotation Board thereof. On April 13, 2026, the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht–“BaFin”), Marie-Curie-Straße 24-28, 60439 Frankfurt am Main, Germany (telephone: +49 (0) 228 41080; website: www.bafin.de) approved the Prospectus as the competent authority under Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended (“Prospectus Regulation”). Information on the aforementioned websites and information accessible via these websites is neither part of, nor incorporated by reference into, the Prospectus, and such information has not been scrutinized or approved by BaFin.

Warnings:

(1)    This summary should be read as an introduction to the Prospectus.

(2)    Any decision to invest in the Offer Shares should be based on a consideration of the Prospectus as a whole by the investor.

Annex O-1

(3)    Investors in the Offer Shares could lose all or part of their invested capital.

(4)    Where a claim relating to the information contained in the Prospectus is brought before a court, the plaintiff investor might, under national law, have to bear the costs of translating the Prospectus before the legal proceedings are initiated.

(5)    Civil liability attaches only to those persons who have tabled this summary, including any translation thereof, but only where this summary is misleading, inaccurate or inconsistent, when read together with the other parts of the Prospectus, or where it does not provide, when read together with the other parts of the Prospectus, key information in order to aid investors when considering whether to invest in the Offer Shares.

B.     Key information on the Company

Who is the Issuer of the Securities?

Company Information

The legal and commercial name of the issuer is Rumble Inc., with its registered office at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, United States and with its principal executive office located at 444 Gulf of Mexico Drive, Longboat Key, FL 34228, United States, and its LEI 3912000ZRKLHY7D9PD40. The Company is a Delaware corporation incorporated under the laws of the State of Delaware, United States.

Principal Activities

The Company is a video sharing and cloud services provider platform designed to help content creators manage, distribute, and monetize their content by connecting them with brands, publishers, and directly to their subscribers and followers.

Major Shareholders	As of March 30, 2026(1), our major shareholders owning more than 3% of the total outstanding share capital are:
Name of Shareholder(7)	%(3) of Rumble Class A Common Shares prior to the completion of Exchange Offer	% of voting power prior to the completion of Exchange Offer(2)
Chris Pavlovski	34.8	83.2
Tether Global Investments Fund, S.I.C.A.F., S.A.(4)	31.0	7.4
2286404 Ontario Inc.(5)	6.8	1.6
Free Float(6)	27.4	7.8
Total	100.00	100.00

_________

(1)      The above information is based on a data inquiry conducted as of March 30, 2026 in connection with the preparation of Rumble’s proxy statement for its 2026 Annual General Meeting expected to be published in mid-April 2026. As of the date of this Prospectus, Rumble has no reason to believe that the above information has materially changed since March 30, 2026.

(2)      Rumble has two other classes of equity securities outstanding, Rumble Class C Common Shares and Rumble Class D Common Shares. Both Rumble Class C Common Shares and Rumble Class D Common Shares are non-economic, voting shares that are issued solely for voting purposes. Each holder of ExchangeCo Shares (as defined in this Prospectus, which are exchangeable for Rumble Class A Common Shares) was issued one “tandem” share of Rumble Class C Common Shares, which serves to provide the holder thereof with the same voting

Annex O-2

          rights at Rumble as one Rumble Class A Common Share. Rumble views each ExchangeCo Share and its corresponding Rumble Class C Common Share as one unit of account that is economically similar to a Rumble Class A Common Share. Rumble issued Rumble Class D Common Shares to Chris Pavlovski to provide Chris Pavlovski with high-vote stock, with each share carrying 11.2663 votes per share. The percentage of voting power is based on the total number of shares beneficially owned by each holder, and taking into account the shares of high-vote Rumble Class D Common Shares held by Chris Pavlovski.

(3)      The percentage of beneficial ownership of the Rumble Class A Common Shares as to any person or group of persons is calculated by dividing (i) the number of Rumble Class A Common Shares beneficially owned by such person or group of persons (including the number of Rumble Class A Common Shares as to which such person or group of persons has the right to acquire within 60 days of March 30, 2026), by (ii) the sum of (A) 339,439,486 Rumble Class A Common Shares issued and outstanding as of March 30, 2026 (inclusive of shares subject to escrow restrictions) plus (if applicable) (B) the number of shares as to which such person or group of persons has the right to acquire pursuant to Company Options and Rumble restricted stock units (“RSUs”) within 60 days of March 30, 2026. Consequently, the denominator for calculating beneficial ownership percentages may be different for each person or group of persons in the table.

(4)      As of March 30, 2026, Tether Global Investments Fund, S.I.C.A.F., S.A. held approximately 31.0% of the Rumble Class A Common Shares. Concurrently with the execution of the business combination agreement dated November 10, 2025 between Rumble and the Target Company (the “Business Combination Agreement”), Rumble entered into a transaction support agreement with Tether (the “Tether Agreement”), pursuant to which, among other things, Tether agreed to sell, and Rumble agreed to purchase, all of the ND Shares (as defined below) owned by Tether (totaling 43,512,526 ND Shares as of April 6, 2026) as of immediately prior to the closing of the share transfer pursuant to the Exchange Offer at the Offer Exchange Ratio for Rumble Class A Common Shares.

(5)      2286404 Ontario Inc. is the record holder of the shares. 2286404 Ontario Inc. is wholly owned by Ryan Milnes and, therefore, Mr. Milnes has voting and dispositive power over such shares and may be deemed to beneficially own such shares.

(6)      Free Float includes holders of Rumble Class A Common Shares each holding less than 5% of the Rumble Class A Common Shares.

(7)      Since Rumble is a U.S. company subject to U.S. laws, there is no reporting obligation applicable to holders of Rumble Class A Common Shares who hold less than 5% of the Rumble Class A Common Shares and who are otherwise not subject to reporting obligations. Rumble can only obtain beneficial ownership information with respect to the holders of record of the Rumble Class A Common Shares, which does not include a substantially greater number of “street name” holders or beneficial holders, whose shares and/or warrants are held of record by banks, brokers and other financial institutions. Accordingly, Rumble is unable to obtain and disclose information related to certain beneficial holders of its shares who own less than 5% of the Rumble Class A Common Shares.

Controlling Shareholders	As of March 30, 2026, Chris Pavlovski, Rumble’s Chairman and CEO, is entitled to 83.2% of the voting power in the Company, and therefore, controls the Company.
Members of the Board of Directors	The members of the board of directors of Rumble are Chris Pavlovski (Chair (and Chief Executive Officer of Rumble)), Paul Cappuccio, Philip Evershed, Jerry Naumoff, Ryan Milnes and Katie Biber.

Annex O-3

Independent Auditors

The Company’s independent registered public accounting firm is Baker Tilly US, LLP, headquartered at 205 N. Michigan Avenue, 28th Floor, Chicago, Illinois, 60601 United States (“Baker Tilly”). The Company’s former independent registered public accounting firm (for the fiscal years 2024 and 2023) was Moss Adams LLP, headquartered at 999 Third Avenue, Suite 2800, Seattle, Washington 98104, United States (“Moss Adams”). On June 3, 2025, Moss Adams merged with Baker Tilly. In connection with that merger, Moss Adams resigned as the Company’s independent registered public accounting firm, and the Audit Committee of the board of directors of Rumble appointed Baker Tilly as the Company’s new independent registered public accounting firm. The combined audit practices operate as Baker Tilly. Baker Tilly has reissued an English language audit opinion for fiscal years 2024 and 2023.

What is the Key Financial Information regarding the Company?

The financial information of the Company included in the Prospectus has been taken or derived from the Company’s (i) audited consolidated financial statements as of and for the fiscal years ended December 31, 2025 and 2024 (the “Audited Consolidated Financial Statements 2025/2024”), (ii) audited consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023 (the “Audited Consolidated Financial Statements 2024/2023”), and (iii) accounting records and internal management reporting systems. The Audited Consolidated Financial Statements 2025/2024 and the Audited Consolidated Financial Statements 2024/2023 are referred to as the “Audited Consolidated Financial Statements” in this Prospectus. The Audited Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Audited Consolidated Financial Statements are included in section “20 FINANCIAL INFORMATION” beginning on page F-1. Baker Tilly, the Company’s independent registered public accounting firm, audited the Audited Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issued English-language audit opinions thereon in accordance with PCAOB standards. In addition to the consolidated financial information included in this summary, the Prospectus includes pro forma consolidated financial information consisting of a pro forma consolidated statement of operations for the period from January 1, 2025, to December 31, 2025, as well as a pro forma consolidated balance sheet as of December 31, 2025, and pro forma notes (the “Pro Forma Consolidated Financial Information”). The purpose of the Pro Forma Consolidated Financial Information is to illustrate the material effects that the implementation of the Exchange Offer would have had on the aforementioned periods and date. The Pro Forma Consolidated Financial Information has been prepared for illustrative purposes only.

Where financial information is labeled “audited” in the following tables, it has been taken from the Audited Consolidated Financial Statements. The label “unaudited” in the following tables indicates financial information that has been taken or derived from the Company’s accounting records or internal management reporting systems or has been calculated based on financial information from the aforementioned sources.

Key financial information from the income statements of the Company

	For the year ended December 31,
	2025 (USD)	2024 (USD)	2023 (USD)
Revenues	100,622,320	95,488,190	80,963,451
Expenses	227,275,925	226,341,761	216,510,463
Loss from operations	(126,653,605)	(130,853,571)	(135,547,012)
Net loss	(81,830,362)	(338,362,779)	(116,420,462)

Annex O-4

Key financial information from the Company’s balance sheet

	For the year ended December 31,
	2025 (USD)	2024 (USD)	2023 (USD)
Assets	336,846,798	195,312,807	295,712,888
Liabilities	62,004,606	258,428,209	44,089,740
Shareholders’ Equity	274,842,192	(63,115,402)	251,623,148

Key financial information from the cash flow statements of the Company

	For the year ended December 31,
	2025 (USD)	2024 (USD)	2023 (USD)
Cash flow from operating activities	(70,430,149)	(87,010,475)	(92,911,313)
Cash flow from investing activities	(26,054,766)	(15,644,135)	(23,771,314)
Cash flow from financing activities	220,385,468	(1,665,148)	(2,147,994)

What are the Key Risks that are Specific to the Company?

Key Risks relating to our business, including risks to our business combination with Northern Data (the “Business Combination”) and our Business following the consummation of the Business Combination include:

•        Our overall performance depends in part on worldwide economic conditions. Global financial developments and downturns seemingly unrelated to us or our industry may negatively affect us.

•        We have a limited operating history, which makes it difficult to evaluate our businesses and prospects or forecast our future results. We are subject to the same risks and uncertainties frequently encountered by companies in rapidly evolving markets.

•        Rumble has incurred a significant net loss in fiscal years ended 2025, 2024 and 2023 and may not be able to achieve (or, if achieved, maintain) profitability and may fail to maintain adequate operational and financial resources, particularly if we continue to grow rapidly, we may be unable to execute our business plan or maintain high levels of service and customer satisfaction.

•        The growth strategy of the combined business may require a significant amount of debt financing, which may be available on unfavorable terms, if at all, and the combined business may not generate sufficient revenue to service such debt obligations.

•        Users are increasingly using mobile devices and connected TV apps to access content within digital media and adjacent businesses, and if we are unsuccessful in attracting new users to our mobile and connected TV offerings and expanding the capabilities of our content and other offerings with respect to our mobile and connected TV platforms, our business and operating results could be adversely affected.

•        Under the terms of the Business Combination Agreement, if certain conditions are not satisfied by December 31, 2026 (the “End Date”) or the Exchange Offer is not settled by the End Date, the Business Combination Agreement may be terminated by either party in which case the Business Combination will not be consummated.

•        Rumble and Northern Data must obtain governmental and regulatory approvals or clearances to consummate the Business Combination, which, if delayed or not granted, may delay or jeopardize the Exchange Offer and the Business Combination. In addition, conditions imposed by such agencies in connection with their approvals may adversely impact the business, financial condition or results of operations of Rumble and Northern Data.

•        The announcement and pendency of the Business Combination, during which Northern Data is subject to certain operating restrictions, could have an adverse effect on Rumble’s and Northern Data’s businesses and cash flows, financial condition and results of operations.

•        Negative publicity related to the Business Combination may adversely affect Rumble and Northern Data and Rumble and Northern Data will incur significant transaction fees and costs in connection with the Business Combination.

•        We may fail to realize the anticipated strategic and financial benefits sought from the Business Combination.

•        The combined company may experience a loss of customers or may fail to win new customers in certain countries, and may be unable to retain and motivate Rumble and/or Northern Data personnel successfully.

Annex O-5

C.     Key information on the Securities

What are the Main Features of the Securities?

Type, Class, and ISIN of the Rumble Class A Common Shares	The Rumble Class A Common Shares of the Company are shares of Class A common stock with the ISIN US78137L1052; Nasdaq Trading symbol: RUM.
Currency, Denomination, Par Value, Number of Rumble Class A Common Shares

The par value of the Rumble Class A Common Shares is denominated in USD. As of the date of the Prospectus, the Company has 700,000,000 shares of Rumble Class A Common Shares, of which 261,063,132 Rumble Class A Common Shares (including ExchangeCo Shares, but excluding 78,376,354 shares subject to escrow restrictions relating to the 2022 Business Combination Agreement) are issued and outstanding. The Company’s share capital has been fully paid up. All Rumble Class A Common Shares are shares of Class A common stock with a par value of USD 0.0001 per share.

Rights Attached to the Rumble Class A Common Shares, Seniority and Transferability

Holders of the Offer Shares (being Rumble Class A Common Shares, as further described above) are entitled to one vote per share on each matter properly submitted to the shareholders. Rumble’s certificate of incorporation provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other class or series of stock having a preference over or the right to participate with the Rumble Class A Common Shares with respect to the payment of dividends and other distributions in cash, stock of Rumble or property of Rumble, each Rumble Class A Common Share shall be entitled to receive, ratably, such dividends and other distributions as may from time to time be declared by the board of directors of Rumble.

There are no restrictions on the transfer of Rumble Class A Common Shares.

Dividend Policy	Rumble has never declared or paid cash dividends on the Rumble Class A Common Shares.

Where will the Securities be traded?

The Rumble Class A Common Shares have been included to trading in the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous inclusion in the Quotation Board of the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) upon application by a specialist and without any involvement of, or action by, Rumble.

Prior to the time of delivery of the Rumble Class A Common Shares in connection with the closing of the Exchange Offer, Rumble will ensure that the Rumble Class A Common Shares are admitted to listing and trading on the Nasdaq Global Market (“Nasdaq”) (trading in U.S. dollars).

What are the Key Risks that are Specific to the Securities?

•        Because the Offer Exchange Ratio in the Exchange Offer is fixed, the market value of the Rumble Class A Common Shares received by ND Shareholders in the Exchange Offer may be less than the market value of the ND Shares that such holder held prior to the completion of the Business Combination.

•        The rights and responsibilities of the Rumble Stockholders are governed by Delaware law and our charter and bylaws, which will differ in material respects from the rights and responsibilities of shareholders under German law and the current organizational documents of Northern Data.

•        Following the Business Combination, Rumble will continue to be controlled by one principal stockholder.

•        The provision of the Second Amended and Restated Certificate of Incorporation of Rumble (the “Rumble Charter”) requiring exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against Rumble’s directors and officers.

Annex O-6

D.     Key Information on the Offer of the Securities to the Public

Under which Conditions and Timetable can I invest in this Security?

Exchange Offer Conditions

The Offer Shares are being offered as follows:

The Exchange Offer relates to the acquisition of all bearer shares of the Target Company with ISIN DE000A0SMU87, each representing a proportionate amount of the Target Company’s share capital of €1.00, together with the right to participate in profits and all ancillary rights at the time of settlement of the Exchange Offer (the “ND Shares”). BidCo offers 2.0281 Offer Shares for each ND Share that is validly tendered in the Exchange Offer. The Exchange Offer is subject to an offer document (the “Offer Document”), which will not be approved by BaFin. The publication of the Offer Document is expected on April 13, 2026 and will be published on the Company’s website at www.rumble-offer.com. The Exchange Offer is subject to certain conditions precedent (the “Offer Conditions”) and will only be completed if these Offer Conditions are fulfilled or effectively waived. If any of the outstanding Offer Conditions is not fulfilled by the end of certain periods, the latest of which would be the End Date, and the Company has not previously effectively waived the waivable Offer Condition up to one Banking Day before the end of the Offer Period, the Exchange Offer will not be completed. In the event the Company waives a waivable Offer Condition within the last 5 Banking Days before the expiration of the Acceptance Period, the Acceptance Period will be extended by 5 Banking Days.

Scope of the Exchange Offer

This Prospectus relates to the public offering of the Offer Shares in Germany. In addition, the Company will file a Registration Statement with the United States Securities and Exchange Commission (“SEC”) relating to the Offer Shares. It is expected that the SEC will declare the Registration Statement effective on or around April 15, 2026. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in the United States. Hedging transactions in the Rumble Class A Common Shares may not be conducted unless in compliance with the U.S. Securities Act of 1933, as amended (“Securities Act”).

Acceptance Period

The period for accepting the Exchange Offer begins with the publication of the Offer Document on April 13, 2026, and is expected to end on May 9, at 6:01 CEST (the “Acceptance Period”), subject to any extension of the Acceptance Period. ND Shareholders who have not yet accepted the Exchange Offer within the Acceptance Period may still accept the Exchange Offer within ten U.S. business days (“U.S. Business Days”) after the date on which the results of the Exchange Offer have been published (“Additional Acceptance Period”). The final number of Offer Shares issued under the Exchange Offer is expected to be announced on or around June 4, 2026, on the Company’s website at www.rumble-offer.com. ND Shareholders who have accepted the Exchange Offer prior to the publication of any supplement to this Prospectus are entitled, in accordance with the Prospectus Regulation, to revoke their subscription orders within three business days of the publication of the supplement.

Timetable of the Exchange Offer	The following is the expected timetable of the Exchange Offer, which may be extended or shortened:
	April 13, 2026	Approval of the Prospectus by BaFin
Publication of the Prospectus on www.rumble-offer.com

Annex O-7

Publication of the Offer Document on www.rumble-offer.com Commencement of the Acceptance Period
	May 9, 2026	End of the Acceptance Period, 6:01 (CEST) (expected)
	May 13, 2026	Publication of the results of the Exchange Offer
	May 15, 2026	Commencement of the Additional Acceptance Period (expected)
	June 1, 2026	End of the Additional Acceptance Period, 6:01 (CEST) (expected)
	June 4, 2026	Publication of the final results of the Exchange Offer on the Company’s website at www.rumble-offer.com
	June 10, 2026	Issuance of the Offer Shares (expected)
	June 17, 2026	Settlement of the Exchange Offer
	July 2, 2026	Transfer of cash proceeds from sale of fractional shares
Dilution

Assuming an acceptance of 100% of the Exchange Offer and the sale of all ND Shares under the Transaction Support Agreements (as defined in this Prospectus), it is expected that former ND Shareholders will own, as a result of the tender or sale of their ND Shares, approximately 33.3% of the issued and outstanding Rumble Class A Common Shares immediately following the consummation of the Business Combination, based on 261,063,132 Rumble Class A Common Shares issued and outstanding as of March 30, 2026 (including ExchangeCo Shares, but excluding shares subject to escrow restrictions) and assuming 130,197,281 Rumble Class A Common Shares are issued in the Exchange Offer and pursuant to the Transaction Support Agreements.

Total Expenses	The Company estimates the total costs associated with the Exchange Offer at USD 47.1 million.
Expenses Charged to Investors	The Company will not charge any costs to investors. Only customary transaction and handling fees charged by the investors’ brokers may apply.

Who is the Offeror and/or the Person asking for Admission to Trading?

Offeror	The Offer Shares are being offered by BidCo.

Why is the Prospectus being produced?

Reasons for the Exchange Offer

The reasons for the Exchange Offer are the economic and strategic advantages of a merger between Rumble and Northern Data. These advantages include competitive advantages, particularly (i) immediate scale in the cloud and data center business through the addition of one of the largest estates of graphic-processor-units (“GPUs”) in Europe together with a global data center footprint; (ii) significant expansion of Rumble’s international footprint and acceleration of Rumble’s international expansion strategy; (iii) unlocking of AI opportunities (enterprise/government) through Northern Data’s AI infrastructure and Rumble’s U.S. brand, positioning the combined business to serve the fast expanding market for AI infrastructure and applications; (iv) acceleration of creator, video and advertising AI innovation and faster execution of Rumble’s related AI roadmap; (v) immediate go-to-market leveraging existing government and corporate relationships; (vi) a significant revenue growth opportunity; and (vii) expected larger equity market capitalization and improved capital markets access.

Annex O-8

Use and Estimated Net Proceeds	The Company will not receive any proceeds from the Exchange Offer since the Offer Shares are being issued in exchange for contributions in kind in the form of Tendered ND Shares (as defined below).
Underwriting

The Exchange Offer is not subject to any underwriting agreement and therefore also not to any fixed underwriting obligation. The Offer Shares will only be issued to the extent corresponding to the exchange ratio, as submitted ND Shares are tendered by ND Shareholders as part of the Exchange Offer.

Material Conflicts of Interest

The Company has an interest in the Exchange Offer, as it believes that the completion of the Exchange Offer will bring several benefits to both Rumble and Northern Data. Northern Data’s management board and supervisory board, based on review of the relevant information available to them on the date of the Business Combination Agreement (including a fairness opinion issued by an investment bank to Northern Data’s management board and supervisory board which considered the Offer Exchange Ratio being fair to the ND Shareholders from a financial point of view), unanimously have taken the view that the Business Combination is in the best interest of Northern Data.

The Company has appointed Cantor Fitzgerald Europe, as the Central Settlement Agent for the technical settlement of the Exchange Offer, for which they will receive a fixed fee. Furthermore, Guggenheim Securities, LLC and ParkView Partners are each acting as financial advisors to the Company in connection with the Exchange Offer and are providing investment banking and related services in this regard. If the Exchange Offer is completed, they will each receive a cash transaction fee for these services.

Certain of the Rumble directors and executive officers and certain of the Northern Data management board members and supervisory board members may have interests in the Business Combination and the Exchange Offer that may be different from, or in addition to, the interests of Rumble Stockholders and ND Shareholders, respectively. In the case of Rumble directors and executive officers, these interests include the continued service of certain directors and executive officers following the closing of the Business Combination and the indemnification of Rumble directors and executive officers. Rumble’s directors and executive officers also own Rumble voting securities. In the case of the Northern Data management board members and supervisory board members, these interests may include the continued service of Northern Data management board members following the closing of the Business Combination. The Northern Data management board member Aroosh Thillainathan and Northern Data supervisory board members Dr. Tom Schorling and Bertram Pachaly are directly and indirectly invested in Northern Data. Aroosh Thillainathan, concurrently with the execution and delivery of the Business Combination Agreement agreed to sell the 744,150 ND Shares held by his investment company ART Holding GmbH in exchange for new Rumble Class A Common Shares at the Offer Exchange Ratio. In addition, the Northern Data management board members Aroosh Thillainathan and John Hoffman hold stock options for ND Shares. Therefore, they have a financial and economic interest separately from their position as members of the management board and supervisory board, respectively. However, with respect to the Exchange Offer, financial and economic interests derived from own shareholdings of board members are aligned with the interests of Northern Data and its shareholders and therefore do not constitute a conflict of interest. In addition, Northern Data’s management board and supervisory board examined and discussed in several board meetings the adequacy of the Exchange Offer, supported by a fairness opinion issued by an investment bank to Northern Data’s management board and supervisory board which considered the Offer Exchange Ratio being fair to the ND Shareholders from a financial point of view. In addition, under German law a majority shareholder may revoke appointments of supervisory board members at any time via a resolution of the general meeting.

Annex O-9

In order to address potential conflicts of interest of Aroosh Thillainathan, the Northern Data supervisory board appointed John Hoffman as an additional management board member with specific responsibility for all decisions and measures in connection with the Exchange Offer and negotiations with Rumble. The Northern Data supervisory board continuously reviewed its own conflicts of interest in its decision-making regarding the Business Combination Agreement and had these reviewed by its advisors. Rumble’s board of directors and the Northern Data management board and supervisory board were aware of and considered the relevant interests (to the extent that they existed at the time), among other matters, in evaluating and negotiating the Business Combination. Northern Data’s management board and supervisory board will further consider these interests in connection with issuing their reasoned opinion containing their recommendation to ND Shareholders regarding acceptance of the Exchange Offer.

In addition, Northern Data has a significant interest in the Exchange Offer, as the non-execution of the Exchange Offer would result in the termination of the transaction support agreement between Northern Data and Tether (the “Company Transaction Support Agreement”) under which Northern Data receives financial support from Tether, in particular the non-maturity of the loan granted to Northern Data by Tether (the “Existing ND Loan”).

Tether has a significant interest in the successful completion of the Exchange Offer, as upon closing of the Exchange Offer, under the sale and transfer and amendment and restatement agreement with Northern Data and Tether (the “Sale and Transfer and Amendment and Restatement Agreement”), Tether will sell and transfer (i) 50% of its receivable under the Existing ND Loan for Rumble Class A Common Shares, and (ii) convert the remaining 50% into a new secured loan agreement with the newly incorporated Irish subsidiary of Rumble, Rumble ND HoldCo, that will indirectly hold the ND Shares acquired through the Exchange Offer (the “Tether/Rumble Loan”), thereby obtaining equity participation in Rumble and security for its remaining loan exposure.

In addition, concurrently with the execution and delivery of the Business Combination Agreement, Tether agreed to sell all of the ND Shares owned by Tether (totaling 43,512,526 ND Shares as of April 6, 2026) as of immediately prior to the closing of the share transfer pursuant to the Exchange Offer at the Offer Exchange Ratio for Rumble Class A Common Shares. Further, Tether also has interests in the transactions arising from (i) a customer agreement between Rumble and Tether (the “Tether Customer Agreement”), pursuant to which, subject to the terms and conditions therein, Tether will commit to purchasing certain GPU services from Rumble in an amount of up to USD 75 million per year over a two-year initial term and which will become effective concurrently with the closing of the Exchange Offer, and (ii) an advertising and marketing services agreement between Rumble and Tether (the “Tether Marketing Agreement”), pursuant to which, subject to the terms and conditions therein, Tether agreed to purchase certain advertising and marketing services from Rumble in an amount of up to USD 50 million per year and which was executed in connection with the execution of the Business Combination Agreement and has an initial two-year term beginning on February 15, 2026.

To Rumble’s knowledge, there are no other interests or potential conflicts of interest that could be material to the Exchange Offer.

Annex O-10

ZUSAMMENFASSUNG DES PROSPEKTS

A.     Einleitung mit Warnhinweisen

Dieser Prospekt (der „Prospekt“) bezieht sich auf das öffentliche Angebot in der Bundesrepublik Deutschland („Deutschland“) von 130.197.281 neu ausgegebenen Stammaktien der Klasse A mit einem Nennwert von 0,0001 USD pro Aktie und mit vollen Dividendenrechten und allen Nebenrechten zum Zeitpunkt der Abwicklung des Umtauschangebots (wie unten definiert) mit der International Securities Identification Number („ISIN“) US78137L1052, die voraussichtlich am oder um den 10. Juni 2026 herum ausgegeben werden, (die „Angebotsaktien“) aus dem genehmigten Kapital, das durch schriftliche Zustimmung der Aktionäre am 10. November 2025 genehmigt wurde, von Rumble Inc., einer nach dem Recht des Bundesstaates Delaware, Vereinigte Staaten von Amerika („Vereinigte Staaten“), gegründeten Gesellschaft mit Sitz in 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, Vereinigte Staaten, mit der Employer Identification Number des United States Internal Revenue Service 80-0984597 und der Rechtsträgererkennung (Legal Entity Identifier) („LEI“) 3912000ZRKLHY7D9PD40 (Telefon: +1 (941) 210-0196; Website: corp.rumble.com) (die „Gesellschaft“ oder „Rumble“ und zusammen mit ihren konsolidierten Tochtergesellschaften die „Rumble-Gruppe“, „wir“, „unser“ und „uns“ sowie die von Zeit zu Zeit ausgegebenen Stammaktien der Klasse A der Gesellschaft, die „Rumble-Stammaktien der Klasse A“), die von Rumble vor dem Umtauschangebot in seine indirekte, hundertprozentige Tochtergesellschaft, die BidCo (wie unten definiert), eingebracht wurden und die von BidCo als Gegenleistung angeboten werden, zum Zweck des Erwerbs aller ausgegebenen Inhaberaktien ohne Nennwert der Northern Data AG, eine Aktiengesellschaft nach deutschem Recht, eingetragen im Handelsregister des Amtsgerichts Frankfurt am Main unter der Handelsregisternummer HRB 106465 mit Sitz in An der Welle 3, 60322 Frankfurt am Main, Deutschland („Northern Data“ oder die „Zielgesellschaft“ und zusammen mit ihren konsolidierten Tochtergesellschaften die „ND-Gruppe“) mit einem Nennwert von jeweils 1,00 € am Grundkapital durch Umtausch einer Aktie von Northern Data (jeweils, eine „ND-Aktie“) gegen 2,0281 neu ausgegebenen Rumble-Stammaktien der Klasse A, vorbehaltlich der üblichen Abwicklungsmechanismen für Bruchstückaktien (die „Angebotsgegenleistung“, dieses Umtauschverhältnis, das „Angebotsumtauschverhältnis“, und dieses Umtauschangebot, das „Umtauschangebot“).

Am 24. März 2026 hat Rumble Freedom First Holding Limited, Irland, („Rumble ND HoldCo“), eine hundertprozentige indirekte irische Tochtergesellschaft von Rumble gegründet von Rumbles direkter Tochtergesellschaft Rumble Cloud Inc., die Vorratsgesellschaft Rumble Deutschland AG (vormals: Blitz 24-913 AG), eine Aktiengesellschaft nach deutschem Recht, mit Geschäftsanschrift Maximiliansplatz 17, c/o Blitzstart Services GmbH, 80333 München, Deutschland, eingetragen im Handelsregister des Amtsgerichts München unter HRB 297230, mit Sitz in München und LEI 3912006QN9LSP603Z270 („BidCo“), zum Zwecke der Durchführung, Abwicklung und Abrechnung des Umtauschangebots. Zum Zeitpunkt dieses Prospekts übt BidCo keine wesentlichen Aktivitäten aus, die nicht im Zusammenhang mit ihrer Gründung, ihrem Kauf als Vorratsgesellschaft und den im Umtauschangebot vorgesehenen Angelegenheiten stehen. BidCo bietet keine Aktien von BidCo an, sondern neu ausgegebene Rumble-Stammaktien der Klasse A, die vor dem Umtauschangebot von Rumble in BidCo über die oben genannten Tochtergesellschaften von Rumble eingebracht wurden, als Gegenleistung für ND-Aktien. Dementsprechend bezieht sich der Prospekt auf Rumble und die im Umtauschangebot angebotenen Rumble-Stammaktien der Klasse A. Mit Abwicklung des Umtauschangebots werden die Aktionäre von Northern Data (die „ND-Aktionäre”), die das Umtauschangebot angenommen haben, Aktionäre von Rumble (die „Rumble-Aktionäre”). Rumble beabsichtigt, dass Northern Data alleinige, indirekte Tochtergesellschaft von Rumble wird.

Die Rumble-Stammaktien der Klasse A sind zum Handel am Freiverkehr der Frankfurter Wertpapierbörse und gleichzeitig in deren Quotation Board einbezogen. Am 13. April 2026 hat die Bundesanstalt für Finanzdienstleistungsaufsicht („BaFin“), Marie-Curie-Straße 24-28, 60439 Frankfurt am Main, Deutschland (Telefon: +49 (0) 228 41080; Website: www.bafin.de) den Prospekt als zuständige Behörde gemäß der Verordnung (EU) 2017/1129 des Europäischen Parlaments und des Rates vom 14. Juni 2017 über den Prospekt, der beim öffentlichen Angebot von Wertpapieren oder bei deren Zulassung zum Handel an einem geregelten Markt zu veröffentlichen ist, in der jeweils gültigen Fassung („Prospektverordnung“) gebilligt. Die auf den oben genannten Websites enthaltenen Informationen und die über diese Websites zugänglichen Informationen sind weder Bestandteil des Prospekts noch durch Verweis in diesen aufgenommen und wurden von der BaFin nicht geprüft oder genehmigt.

Warnhinweise:

(1)    Diese Zusammenfassung sollte als Einleitung zu dem Prospekt verstanden werden.

(2)    Anleger sollten sich bei der Entscheidung, in die Aktien zu investieren, auf den Prospekt als Ganzes stützen.

Annex O-11

(3)    Anleger, die in die Angebotsaktien investieren, könnten das gesamte investierte Kapital oder einen Teil davon verlieren.

(4)    Für den Fall, dass vor einem Gericht Ansprüche aufgrund der in dem Prospekt enthaltenen Informationen geltend gemacht werden, könnte der als Kläger auftretende Anleger nach nationalem Recht die Kosten für die Übersetzung des Prospekts vor Prozessbeginn zu tragen haben.

(5)    Nur diejenigen Personen haften zivilrechtlich, die diese Zusammenfassung samt etwaigen Übersetzungen vorgelegt und übermittelt haben. Dies gilt jedoch nur für den Fall, dass diese Zusammenfassung, wenn sie zusammen mit den anderen Teilen des Prospekts gelesen wird, irreführend, unrichtig oder widersprüchlich ist oder dass sie, wenn sie zusammen mit den anderen Teilen des Prospekts gelesen wird, nicht die Basisinformationen vermittelt, die in Bezug auf Anlagen in die Angebotsaktien für die Anleger eine Entscheidungshilfe darstellen würden.

B.     Basisinformationen über den Emittenten

Wer ist der Emittent der Wertpapiere

Informationen zur Gesellschaft

Die Firma und die Geschäftsbezeichnung des Emittenten lautet Rumble Inc. mit Sitz in 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, Vereinigte Staaten, und Hauptgeschäftsstelle in 444 Gulf of Mexico Drive, Longboat Key, FL 34228, Vereinigte Staaten, und LEI 3912000ZRKLHY7D9PD40. Die Gesellschaft ist eine nach dem Recht des US-Bundesstaates Delaware gegründete Gesellschaft.

Haupttätigkeiten

Die Gesellschaft ist eine Plattform für Video-Sharing und Cloud-Dienste, die Content-Erstellern dabei hilft, ihre Inhalte zu verwalten, zu verbreiten und zu monetarisieren, indem sie sie mit Marken, Verlagen und direkt mit ihren Abonnenten und Followern verbindet.

Hauptanteilseigner	Zum 30. März 2026(1) sind unsere Hauptaktionäre, die jeweils mehr als 3% des gesamten ausgegebenen Aktienkapitals wirtschaftlich halten:
Name des Aktionärs(7)	Prozentualer Anteil(3) der Rumble- Stammaktien der Klasse A vor Abschluss des Umtauschangebots	Prozentualer Anteil der Stimmrechte vor Abschluss des Umtauschangebots(2)
Chris Pavlovski	34,8	83,2
Tether Global Investments Fund, S.I.C.A.F., S.A.(4)	31,0	7,4
2286404 Ontario Inc.(5)	6,8	1,6
Streubesitz(6)	27,4	7,8
Insgesamt	100,00	100,00

____________

(1)      Die vorstehenden Angaben beruhen auf einer im Zusammenhang mit der Erstellung des voraussichtlich Mitte April 2026 für die Hauptversammlung 2026 zu veröffentlichenden Proxy Statements von Rumble durchgeführten Abfrage zum 30. März 2026. Zum Datum dieses Prospekts hat Rumble keine Veranlassung zu der Annahme, dass sich die vorstehenden Angaben seit dem 30. März 2026 wesentlich verändert haben.

Annex O-12

(2)      Rumble hat zwei weitere Klassen von Aktien im Umlauf, Stammaktien der Klasse C und Stammaktien der Klasse D. Sowohl die Stammaktien der Klasse C von Rumble als auch die Stammaktien der Klasse D von Rumble sind reine Stimmrechtsaktien ohne vermögensrechtliche Ansprüche, die ausschließlich zu Stimmzwecken ausgegeben werden. Jeder Inhaber von ExchangeCo-Aktien (wie in diesem Prospekt definiert, die gegen Stammaktien der Klasse A umtauschbar sind) erhielt eine „Tandem“— Aktie der Rumble-Stammaktien der Klasse C, die dem Inhaber dieselben Stimmrechte bei Rumble gewährt wie eine Rumble-Stammaktie der Klasse A. Rumble betrachtet jede ExchangeCo-Aktie und die entsprechende Rumble-Stammaktie der Klasse C als eine Rechnungseinheit, die wirtschaftlich einer Rumble-Stammaktie der Klasse A entspricht. Rumble gab Rumble-Stammaktien der Klasse D an Chris Pavlovski aus, um Chris Pavlovski mit Aktien mit hohem Stimmrecht auszustatten, wobei jede Aktie 11,2663 Stimmen pro Aktie gewährt. Der Prozentsatz der Stimmrechte basiert auf der Gesamtzahl der Aktien, die sich im wirtschaftlichen Eigentum jedes Inhabers befinden, unter Berücksichtigung der von Chris Pavlovski gehaltenen Rumble-Stammaktien der Klasse D mit hohem Stimmrecht.

(3)      Der Prozentsatz des wirtschaftlichen Anteils an den Rumble-Stammaktien der Klasse A einer Person oder Personengruppe wird berechnet, indem (i) die Anzahl der Rumble-Stammaktien der Klasse A, die sich im wirtschaftlichen Eigentum dieser Person oder Personengruppe befinden (einschließlich der Anzahl der Rumble-Stammaktien der Klasse A, zu deren Erwerb diese Person oder Personengruppe innerhalb von 60 Tagen nach dem 30. März 2026 berechtigt ist), durch (ii) die Summe aus (A) 339.439.486 ausgegebenen und im Umlauf befindlichen Stammaktien der Klasse A von Rumble zum 30. März 2026 (einschließlich Aktien, die Treuhandbeschränkungen unterliegen) zuzüglich (falls zutreffend) (B) der Anzahl der Aktien, zu deren Erwerb diese Person oder Personengruppe gemäß den Optionen des Unternehmens und den Rumble Restricted Stock Units („RSUs“) innerhalb von 60 Tagen nach dem 30. März 2026 berechtigt ist. Folglich kann der Nenner für die Berechnung der wirtschaftlichen Anteile für jede Person oder Personengruppe in der Tabelle unterschiedlich sein.

(4)      Zum 30. März 2026 hält Tether Global Investments Fund, S.I.C.A.F., S.A. ca. 31,0 % der Rumble Stammaktien der Klasse A. Gleichzeitig mit dem Abschluss der Vereinbarung über den Unternehmenszusammenschluss vom 10. November 2025 zwischen Rumble und der Zielgesellschaft (der „Unternehmenszusammenschlussvertrag“) schloss Rumble eine Transaktionsunterstützungsvereinbarung mit Tether (die „Tether-Vereinbarung“) ab, gemäß der Tether unter anderem zustimmte, alle ND-Aktien (wie unten definiert), die Tether unmittelbar vor Abschluss der Aktienübertragung gemäß dem Umtauschangebot besaß (insgesamt 43.512.526 ND-Aktien zum 6. April 2026), zum Umtauschverhältnis für Rumble-Stammaktien der Klasse A zu verkaufen, und Rumble zustimmte, diese zu kaufen.

(5)      2286404 Ontario Inc. ist die eingetragene Inhaberin der Aktien. 2286404 Ontario Inc. befindet sich vollständig im Besitz von Ryan Milnes; daher verfügt Herr Milnes über Stimm- und Verfügungsrechte in Bezug auf diese Aktien und kann als wirtschaftlicher Eigentümer dieser Aktien angesehen werden.

(6)      Der Streubesitz umfasst Inhaber von Rumble-Stammaktien der Klasse A, die jeweils weniger als 5 % der Rumble-Stammaktien der Klasse A halten.

Annex O-13

(7)      Da Rumble eine US-amerikanische Gesellschaft ist, die den US-amerikanischen Gesetzen unterliegt, besteht für Inhaber von Rumble-Stammaktien der Klasse A, die weniger als 5 % der Rumble-Stammaktien der Klasse A halten und ansonsten keinen Meldepflichten unterliegen. Rumble kann nur Informationen über die wirtschaftlichen Eigentümer der eingetragenen Inhaber von Rumble-Stammaktien der Klasse A einholen, wobei eine wesentlich größere Anzahl von „Street Name“-Inhabern oder wirtschaftlichen Eigentümern, deren Aktien und/oder Optionsscheine von Banken, Brokern und anderen Finanzinstituten gehalten werden, nicht berücksichtigt wird. Dementsprechend ist Rumble nicht in der Lage, Informationen über bestimmte wirtschaftliche Eigentümer seiner Aktien, die weniger als 5 % der Rumble-Stammaktien der Klasse A halten, einzuholen und offenzulegen.

Beherrschung	Zum 30. März 2026 verfügt Chris Pavlovski, Vorsitzender (Chairman) und Chief Executive Officer von Rumble, über 83,2 % der Stimmrechte der Gesellschaft und kontrolliert somit die Gesellschaft.
Mitglieder des Verwaltungsrats (Board of Directors)	Die Mitglieder des Verwaltungsrats von Rumble sind Chris Pavlovski (Vorsitzender (und Chief Executive Officer von Rumble)), Paul Cappuccio, Philip Evershed, Jerry Naumoff, Ryan Milnes and Katie Biber.
Abschlussprüfer

Die unabhängige Wirtschaftsprüfungsgesellschaft der Gesellschaft ist Baker Tilly US, LLP, mit Sitz in 205 N. Michigan Avenue, 28. Stock, Chicago, Illinois, 60601 Vereinigte Staaten („Baker Tilly“). Die ehemalige unabhängige Wirtschaftsprüfungsgesellschaft der Gesellschaft (für die Geschäftsjahre 2024 und 2023) war Moss Adams LLP mit Sitz in 999 Third Avenue, Suite 2800, Seattle, Washington 98104, Vereinigte Staaten („Moss Adams“). Am 3. Juni 2025 fusionierte Moss Adams mit Baker Tilly. Im Zusammenhang mit dieser Fusion trat Moss Adams als unabhängige Wirtschaftsprüfungsgesellschaft des Unternehmens zurück, und der Prüfungsausschuss des Verwaltungsrats von Rumble ernannte Baker Tilly zur neuen unabhängigen Wirtschaftsprüfungsgesellschaft des Unternehmens. Die fusionierten Wirtschaftsprüfungsgesellschaften firmieren unter dem Namen Baker Tilly. Baker Tilly hat einen neuen Bestätigungsvermerk in englischer Sprache für die Geschäftsjahre 2024 und 2023 herausgegeben.

Welches sind die wesentlichen Finanzinformationen über die Gesellschaft?

Die im Prospekt enthaltenen Finanzinformationen des Unternehmens stammen aus oder wurden abgeleitet aus (i) dem geprüften Konzernabschluss zum und für die am 31. Dezember 2025 und 2024 endenden Geschäftsjahre (der „Geprüfte Konzernabschluss 2025/2024“) (ii) dem geprüften Konzernabschluss zum und für die am 31. Dezember 2024 und 2023 endenden Geschäftsjahre (der „Geprüfte Konzernabschluss 2024/2023“), und (iii) den Buchhaltungsunterlagen und internen Management-Berichtssystemen. Der geprüfte Konzernabschluss 2025/2024 und der geprüfte Konzernabschluss 2024/2023 werden in diesem Prospekt als „Geprüfte Konzernabschlüsse“ bezeichnet. Die Geprüften Konzernabschlüsse wurden in Übereinstimmung mit den in den Vereinigten Staaten von Amerika allgemein anerkannten Rechnungslegungsgrundsätzen („U.S. GAAP“) erstellt. Die Geprüften Konzernabschlüsse sind im Abschnitt „20 FINANCIAL INFORMATION“ ab Seite F-1 enthalten. Baker Tilly, die unabhängige Wirtschaftsprüfungsgesellschaft der Gesellschaft, hat die Geprüften Konzernabschlüsse gemäß den Standards des Public Company Accounting Oversight Board (Vereinigte Staaten) („PCAOB“) geprüft und englischsprachige Bestätigungsvermerke gemäß den Standards des PCAOB abgegeben. Zusätzlich zu den in dieser Zusammenfassung enthaltenen konsolidierten Finanzinformationen enthält dieser Prospekt Pro-forma-Konzernfinanzinformationen, die aus Pro-forma-Konzern-Gewinn- und Verlustrechnung für den Zeitraum vom 1. Januar 2025 bis zum 31. Dezember 2025 sowie einer Pro-forma-Konzernbilanz zum 31. Dezember 2025 und Pro-forma-Anhängen (die „Pro-forma-Konzernfinanzinformationen“) bestehen. Der Zweck der Pro-forma-Konzernfinanzinformationen

Annex O-14

besteht darin, die wesentlichen Auswirkungen zu veranschaulichen, die die Durchführung des Umtauschangebots auf die oben genannten Zeiträume und das oben genannte Datum gehabt hätte. Die Pro-forma-Konzernfinanzinformationen wurden ausschließlich zu Illustrationszwecken erstellt. Finanzinformationen, die in den folgenden Tabellen als „geprüft“ gekennzeichnet sind, stammen aus dem geprüften Konzernabschluss. Die Kennzeichnung „ungeprüft“ in den folgenden Tabellen weist auf Finanzinformationen hin, die aus den Buchhaltungsunterlagen oder internen Management-Berichtssystemen des Unternehmens stammen oder abgeleitet wurden oder auf der Grundlage von Finanzinformationen aus den oben genannten Quellen berechnet wurden.

Wesentliche Daten aus der Gewinn- und Verlustrechnung der Gesellschaft

	Für das am 31. Dezember endende Geschäftsjahr
	2025	2024	2023
	(USD)	(USD)	(USD)
Umsatzerlöse	100.622.320	95.488.190	80.963.451
Kosten	227.275.925	226.341.761	216.510.463
Operativer Verlust	(126.653.605)	(130.853.571)	(135.547.012)
Nettoverlust	(81.830.362)	(338.362.779)	(116.420.462)

Wesentliche Daten aus der Bilanz der Gesellschaft

	Für das am 31. Dezember endende Geschäftsjahr
	2025	2024	2023
	(USD)	(USD)	(USD)
Vermögenswerte	336.846.798	195.312.807	295.712.888
Verbindlichkeiten	62.004.606	258.428.209	44.089.740
Eigenkapital	274.842.192	(63.115.402)	251.623.148

Wesentliche Daten aus der Kapitalflussrechnung

	Für das am 31. Dezember endende Geschäftsjahr
	2025	2024	2023
	(USD)	(USD)	(USD)
Kapitalfluss aus laufender Geschäftstätigkeit	(70.430.149)	(87.010.475)	(92.911.313)
Kapitalfluss aus Investitionstätigkeit	(26.054.766)	(15.644.135)	(23.771.314)
Kapitalfluss aus Finanzierungstätigkeit	220.385.468	(1.665.148)	(2.147.994)

Welche sind die zentralen Risiken, die für die Gesellschaft spezifisch sind?

Zu den wesentlichen Risiken in Bezug auf unser Geschäft, einschließlich Risiken für unseren Unternehmenszusammenschluss mit Northern Data (der „Unternehmenszusammenschluss“) und unser Geschäft nach Vollzug des Unternehmenszusammenschlusses, zählen:

•        Unser Gesamtgeschäft hängt zum Teil von den weltweiten wirtschaftlichen Bedingungen ab. Globale finanzielle Entwicklungen und Konjunkturabschwünge, die scheinbar nichts mit uns oder unserer Branche zu tun haben, können sich negativ auf uns auswirken.

•        Unsere operative Historie ist noch begrenzt, was die Bewertung unserer Geschäfte und Aussichten sowie die Prognose unserer zukünftigen Ergebnisse erschwert. Wir unterliegen denselben Risiken und Unsicherheiten, denen Unternehmen in sich schnell entwickelnden Märkten häufig ausgesetzt sind.

•        Rumble hat in den mit 2025, 2024 und 2023 endenden Geschäftsjahren einen erheblichen Nettoverlust erlitten und ist möglicherweise nicht in der Lage, Rentabilität zu erreichen (oder, falls erreicht, aufrechtzuerhalten) und ausreichende operative und finanzielle Ressourcen aufrechtzuerhalten, insbesondere wenn wir weiterhin schnell wachsen, können wir möglicherweise unseren Geschäftsplan nicht umsetzen oder ein hohes Serviceniveau und eine hohe Kundenzufriedenheit nicht aufrechterhalten.

Annex O-15

•        Die Wachstumsstrategie des kombinierten Unternehmens kann einen erheblichen Umfang an Fremdfinanzierung erfordern, die möglicherweise nur zu ungünstigen Bedingungen — wenn überhaupt — verfügbar ist, und das kombinierte Unternehmen erwirtschaftet möglicherweise nicht genügend Einnahmen, um diese Verbindlichkeiten zu bedienen.

•        Nutzer verwenden zunehmend mobile Geräte und Connected-TV-Apps, um auf Inhalte in digitalen Medien und angrenzenden Geschäftsbereichen zuzugreifen. Wenn es uns nicht gelingt, neue Nutzer für unsere mobilen und Connected-TV-Angebote zu gewinnen und die Funktionen unserer Inhalte und anderer Angebote in Bezug auf unsere mobilen und Connected-TV-Plattformen zu erweitern, könnte dies negative Auswirkungen auf unser Geschäft und unsere Betriebsergebnisse haben.

•        Gemäß den Bestimmungen des Unternehmenszusammenschlussvertrags kann der Unternehmenszusammenschlussvertrag von beiden Parteien gekündigt werden, wenn bestimmte Bedingungen bis zum 31. Dezember 2026 („Enddatum“) nicht erfüllt sind oder das Umtauschangebot nicht bis zum Enddatum abgewickelt ist. In diesem Fall kommt der Unternehmenszusammenschluss nicht zustande.

•        Rumble und Northern Data müssen behördliche und aufsichtsrechtliche Genehmigungen oder Freigaben einholen, um den Unternehmenszusammenschluss abzuschließen. Verzögerungen oder die Nichtgewährung dieser Genehmigungen können das Umtauschangebot und den Unternehmenszusammenschluss verzögern oder gefährden. Darüber hinaus können sich die von diesen Behörden im Zusammenhang mit ihren Genehmigungen auferlegten Bedingungen nachteilig auf die Geschäftstätigkeit, die Finanzlage oder die Betriebsergebnisse von Rumble und Northern Data auswirken.

•        Die Ankündigung und die Anhängigkeit des Unternehmenszusammenschlusses, während der Northern Data bestimmten Betriebsbeschränkungen unterliegt, könnten sich nachteilig auf die Geschäfte und den Kapitalfluss, die Finanzlage und die Betriebsergebnisse von Rumble und Northern Data auswirken.

•        Negative Publizität im Zusammenhang mit dem Unternehmenszusammenschluss kann sich nachteilig auf Rumble und Northern Data auswirken, und Rumble und Northern Data werden im Zusammenhang mit dem Unternehmenszusammenschluss erhebliche Transaktionsgebühren und Kosten entstehen.

•        Wir könnten die erwarteten strategischen und finanziellen Vorteile, die wir uns von dem Unternehmenszusammenschluss versprechen, möglicherweise nicht realisieren.

•        Das kombinierte Unternehmen könnte in bestimmten Ländern Kunden verlieren oder keine neuen Kunden gewinnen und möglicherweise nicht in der Lage sein, die Mitarbeiter von Rumble und/oder Northern Data erfolgreich zu halten und zu motivieren.

C.     Basisinformationen über die Wertpapiere

Welche sind die wichtigsten Merkmale der Wertpapiere?

Art, Klasse und ISIN der Rumble-Stammaktien der Klasse A	Die Rumble-Stammaktien der Klasse A der Gesellschaft sind Stammaktien der Klasse A mit der ISIN US78137L1052; Nasdaq-Handelssymbol: RUM.
Währung, Stückelung, Nennwert, Anzahl der Rumble-Stammaktien der Klasse A

Der Nennwert der Rumble Stammaktien der Klasse A lautet auf US-Dollar. Zum Datum des Prospekts hat die Gesellschaft 700.000.000 genehmigte Aktien der Stammaktien der Klasse A von Rumble, von denen 261.063.132 Rumble Stammaktien der Klasse A (einschließlich ExchangeCo-Aktien, jedoch ohne 78.376.354 Aktien, die im Zusammenhang mit der Vereinbarung über den Unternehmenszusammenschluss von 2022 Treuhandbeschränkungen unterliegen) ausgegeben und im Umlauf sind. Das Aktienkapital der Gesellschaft ist vollständig eingezahlt. Alle Stammaktien der Klasse A von Rumble sind Stammaktien der Klasse A mit einem Nennwert von 0,0001 US-Dollar pro Aktie.

Annex O-16

Mit den Rumble-Stammaktien der Klasse A verbundene Rechte, Rangfolge und Übertragbarkeit

Inhaber der Angebotsaktien (d. h. Rumble-Stammaktien der Klasse A, wie oben näher beschrieben) haben Anspruch auf eine Stimme pro Aktie zu jeder Angelegenheit, die den Aktionären ordnungsgemäß vorgelegt wird. Die Gründungsurkunde von Rumble sieht vor, dass vorbehaltlich geltender Gesetze und der Rechte, die gegebenenfalls den Inhabern ausstehender Vorzugsaktien oder anderer Aktiengattungen oder -serien zustehen, die gegenüber den Rumble-Stammaktien der Klasse A Vorrang oder das Recht auf Teilnahme an der Ausschüttung von Dividenden und anderen Barausschüttungen haben, Aktien von Rumble oder Vermögen von Rumble, jede Rumble-Stammaktie der Klasse A berechtigt ist, anteilig solche Dividenden und sonstigen Ausschüttungen zu erhalten, die von Zeit zu Zeit vom Verwaltungsrat von Rumble beschlossen werden. Es gibt keine Beschränkungen hinsichtlich der Übertragung von Rumble-Stammaktien der Klasse A.

Dividendenpolitik	Rumble hat nie Bardividenden auf die Stammaktien der Klasse A von Rumble angekündigt oder gezahlt.

Wo werden die Wertpapiere gehandelt?

Die Rumble-Stammaktien der Klasse A wurden auf Antrag eines Spezialisten und ohne Beteiligung oder Mitwirkung von Rumble zum Handel im Freiverkehr der Frankfurter Wertpapierbörse und gleichzeitig in deren Quotation Board einbezogen. Vor der Lieferung der Rumble-Stammaktien der Klasse A im Zusammenhang mit dem Abschluss des Umtauschangebots wird Rumble sicherstellen, dass die Rumble-Stammaktien der Klasse A zur Notierung und zum Handel an der Nasdaq Global Market („Nasdaq”) (Handel in US-Dollar) zugelassen werden.

Was sind die zentralen Risiken, die für die Wertpapiere spezifisch sind?

•        Da das Umtauschverhältnis im Umtauschangebot feststeht, kann der Marktwert der Rumble-Stammaktien der Klasse A, die Northern Data-Aktionäre im Rahmen des Umtauschangebots erhalten, unter dem Marktwert der ND-Aktien liegen, die diese Aktionäre vor Abschluss der Unternehmensfusion gehalten haben.

•        Die Rechte und Pflichten der Aktionäre von Rumble unterliegen dem Recht des US-Bundesstaates Delaware sowie unserer Satzung (Charter) und unseren Geschäftsordnungen (Bylaws), die sich in wesentlichen Punkten von den Rechten und Pflichten der Aktionäre nach deutschem Recht und den aktuellen Gründungsdokumenten von Northern Data unterscheiden.

•        Nach dem Unternehmenszusammenschluss wird Rumble weiterhin von einem Hauptaktionär kontrolliert werden.

•        Die Bestimmung der Satzung (Charter) von Rumble, die für bestimmte Arten von Rechtsstreitigkeiten die ausschließliche Zuständigkeit bestimmter Gerichte im Bundesstaat Delaware oder der Bundesbezirksgerichte der Vereinigten Staaten vorschreibt, kann dazu führen, dass Rechtsstreitigkeiten gegen die Direktoren und Führungskräfte von Rumble verhindert werden.

D.     Basisinformationen über das öffentliche Angebot von Wertpapieren

Zu welchen Konditionen und nach welchem Zeitplan kann ich in dieses Wertpapier investieren?

Angebotskonditionen

Die Angebotsaktien werden wie folgt angeboten: Das Umtauschangebot bezieht sich auf den Erwerb aller Inhaberaktien der Zielgesellschaft mit der ISIN DE000A0SMU87, die jeweils einen anteiligen Betrag des Grundkapitals der Zielgesellschaft in Höhe von 1,00 € repräsentieren, zusammen mit dem Recht auf Gewinnbeteiligung und allen Nebenrechten zum Zeitpunkt der Abwicklung des Umtauschangebots (die „ND-Aktien“). BidCo bietet 2,0281 Angebotsaktien für jede ND-Aktie, die im Umtauschangebot wirksam angedient wird. Das Umtauschangebot unterliegt einem Angebotsdokument (das „Angebotsdokument“), das nicht von der BaFin gebilligt wird. Die Veröffentlichung des Angebotsdokuments wird für den

Annex O-17

13. April 2026 erwartet und erfolgt auf der Website der Gesellschaft unter www.rumble-offer.com. Das Umtauschangebot unterliegt bestimmten aufschiebenden Bedingungen (die „Angebotsbedingungen“) und wird nur durchgeführt, wenn diese aufschiebenden Bedingungen erfüllt oder wirksam aufgehoben sind. Sollte eine der noch ausstehenden Angebotsbedingungen bis zum Ablauf bestimmter Fristen — deren spätester Termin der Endtermin wäre — nicht erfüllt sein und die Gesellschaft nicht bereits bis spätestens einen Bankarbeitstag vor Ablauf der Angebotsfrist wirksam auf die verzichtbare Angebotsbedingung verzichtet haben, wird das Umtauschangebot nicht vollzogen. Falls die Gesellschaft innerhalb der letzten 5 Bankarbeitstage vor Ablauf der Annahmefrist auf eine verzichtbare Angebotsbedingung verzichtet, verlängert sich die Annahmefrist um 5 Bankarbeitstage.

Umfang des Angebots

Dieser Prospekt bezieht sich auf das öffentliche Angebot der Angebotsaktien in Deutschland. Darüber hinaus wird das Unternehmen bei der US-Börsenaufsichtsbehörde (Securities and Exchange Commission, „SEC”) eine Registrierungserklärung in Bezug auf die Angebotsaktien einreichen. Es wird erwartet, dass die SEC die Registrierungserklärung am oder um den 15. April 2026 für wirksam erklären wird. Dieser Prospekt stellt weder ein Angebot zum Verkauf noch eine Aufforderung zum Kauf von Wertpapieren in den Vereinigten Staaten dar. Absicherungsgeschäfte (Hedging-Transaktionen) in Bezug auf die Rumble-Stammaktien der Klasse A dürfen nicht durchgeführt werden, es sei denn dies erfolgt gemäß des US-Wertpapiergesetzes von 1933 in seiner jeweils gültigen Fassung („Securities Act“).

Annahmefrist

Die Frist für die Annahme des Umtauschangebots beginnt mit der Veröffentlichung des Angebotsdokuments am 13. April 2026 und endet voraussichtlich am 9. Mai 2026 um 6:01 Uhr MESZ (die „Annahmefrist“), vorbehaltlich einer Verlängerung der Annahmefrist. ND-Aktionäre, die das Umtauschangebot innerhalb der Annahmefrist noch nicht angenommen haben, können das Umtauschangebot noch innerhalb von zehn US-Geschäftstagen („U.S.-Geschäftstage“) nach Veröffentlichung der Ergebnisse des Umtauschangebots („Zusätzliche Annahmefrist“) annehmen. Die endgültige Anzahl der im Rahmen des Umtauschangebots ausgegebenen Angebotsaktien wird voraussichtlich am oder um den 4. Juni 2026 auf der Website des Unternehmens unter www.rumble-offer.com bekannt gegeben. ND-Aktionäre, die das Umtauschangebot vor der Veröffentlichung eines Nachtrags zu diesem Prospekt angenommen haben, sind gemäß der Prospektverordnung berechtigt, ihre Zeichnungsaufträge innerhalb von drei Geschäftstagen nach Veröffentlichung des Nachtrags zu widerrufen.

Zeitplan des Angebots	Nachstehend ist der voraussichtliche Zeitplan des Angebots dargestellt, der verlängert oder verkürzt werden kann:
	13. April 2026	Billigung des Prospekts durch die BaFin
Veröffentlichung des Prospekts auf www.rumble-offer.com
Veröffentlichung des Angebotsdokuments auf www.rumble-offer.com
Beginn der Annahmefrist
	9. Mai 2026	Ende der Annahmefrist, 6:01 Uhr (MESZ) (voraussichtlich)
	13. Mai 2026	Veröffentlichung der Ergebnisse des Umtauschangebots

Annex O-18

	15. Mai 2026	Beginn der Zusätzlichen Annahmefrist (voraussichtlich)
	1. Juni 2026	Ende der Zusätzlichen Annahmefrist, 6:01 Uhr (MESZ) (voraussichtlich)
	4. Juni 2026	Veröffentlichung der Ergebnisse des Umtauschangebots auf der Website der Gesellschaft unter www.rumble-offer.com
	10. Juni 2026	Ausgabe der Angebotsaktien (voraussichtlich)
	17. Juni 2026	Abwicklung des Umtauschangebots
	2. Juli 2026	Überweisung des Barerlöses aus dem Verkauf von Bruchstückaktien
Verwässerung

Unter der Annahme einer Annahmequote von 100 % des Umtauschangebots und des Verkaufs aller ND-Aktien im Rahmen der Transaktionsunterstützungsvereinbarungen (wie in diesem Prospekt definiert) wird erwartet, dass ehemalige ND-Aktionäre infolge der Andienung oder des Verkaufs ihrer ND-Aktien unmittelbar nach Vollzug des Unternehmenszusammenschlusses etwa 33,3 % der ausgegebenen und im Umlauf befindlichen Rumble-Stammaktien der Klasse A halten werden, basierend auf 261.063.132 ausgegebenen und im Umlauf befindlichen Rumble-Stammaktien der Klasse A zum 30. März 2026 (einschließlich ExchangeCo-Aktien, jedoch ohne Aktien, die Treuhandbeschränkungen unterliegen) und unter der Annahme, dass im Rahmen des Umtauschangebots und gemäß den Transaktionsunterstützungsvereinbarungen 130.197.281 Rumble-Stammaktien der Klasse A ausgegeben werden.

Gesamtkosten	Das Unternehmen schätzt die Gesamtkosten im Zusammenhang mit dem Umtauschangebot auf USD 47,1 Millionen.
Kosten, die den Investoren in Rechnung gestellt werden	Das Unternehmen berechnet den Anlegern keine Kosten. Es fallen lediglich die üblichen Transaktions- und Bearbeitungsgebühren der Broker der Anleger an.

Wer ist der Anbieter und/oder die Zulassung zum Handel beantragende Person?

Anbieter	Die Angebotsaktien werden von BidCo angeboten.

Weshalb wird dieser Prospekt erstellt?

Gründe für das Angebot

Die Gründe für das Umtauschangebot sind die wirtschaftlichen und strategischen Vorteile einer Fusion zwischen Rumble und Northern Data. Zu diesen Vorteilen zählen Wettbewerbsvorteile, insbesondere (i) sofortige Skalierung im Cloud- und Rechenzentrumsgeschäft durch die Hinzufügung einer der größten Bestände an Grafikprozessoren (Graphics Processing Units–„GPUs“) in Europa in Verbindung mit einer globalen Rechenzentrumspräsenz; (ii) eine erhebliche Ausweitung der internationalen Präsenz von Rumble und eine Beschleunigung der internationalen Expansionsstrategie von Rumble; (iii) Erschließung von KI-Möglichkeiten (Unternehmen/Behörden) durch die KI-Infrastruktur von Northern Data und die US-Marke von Rumble, wodurch das fusionierte Unternehmen in die Lage versetzt wird, den schnell wachsenden Markt für KI-Infrastruktur und -Anwendungen zu bedienen; (iv) Beschleunigung der KI-Innovation in den Bereichen Creator, Video und Werbung sowie schnellere Umsetzung der entsprechenden KI-Roadmap von Rumble; (v) sofortige Markteinführung unter Nutzung bestehender Beziehungen zu Behörden und Unternehmen; (vi) erhebliche Umsatzwachstumschancen; und (vii) erwartete höhere Marktkapitalisierung und verbesserter Zugang zu den Kapitalmärkten.

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Gesamtnettoerlöse	Die Gesellschaft erhält keine Erlöse aus dem Umtauschangebot, da die Angebotsaktien im Austausch für Sacheinlagen in Form von angebotenen ND-Aktien (wie unten definiert) ausgegeben werden.
Übernahmevertrag

Das Umtauschangebot unterliegt keiner Zeichnungsvereinbarung und somit auch keiner festen Zeichnungsverpflichtung. Die Angebotsaktien werden nur in dem Umfang ausgegeben, der dem Umtauschverhältnis entspricht, da die eingereichten ND-Aktien von den ND-Aktionären im Rahmen des Umtauschangebots angeboten werden.

Interessenkonflikte

Das Unternehmen hat ein Interesse an dem Umtauschangebot, da es davon ausgeht, dass der Abschluss des Umtauschangebots sowohl für Rumble als auch für Northern Data zahlreiche Vorteile mit sich bringen wird. Der Vorstand und der Aufsichtsrat von Northern Data sind nach Prüfung der ihnen zum Zeitpunkt des Unternehmenszusammenschlussvertrags vorliegenden relevanten Informationen (einschließlich einer von einer Investmentbank gegenüber dem Vorstand und dem Aufsichtsrat von Northern Data abgegebenen Fairness Opinion, wonach das Umtauschverhältnis des Angebots für die ND-Aktionäre aus finanzieller Sicht als angemessen erachtet wurde) einstimmig zu der Auffassung gelangt, dass der Unternehmenszusammenschluss im besten Interesse von Northern Data liegt.

Das Unternehmen hat Cantor Fitzgerald Europe als zentrale Abwicklungsstelle für die technische Abwicklung des Umtauschangebots beauftragt, die dafür eine feste Gebühr erhält. Darüber hinaus fungieren Guggenheim Securities, LLC und ParkView Partners als Finanzberater des Unternehmens im Zusammenhang mit dem Umtauschangebot und erbringen in diesem Zusammenhang Investmentbanking- und damit verbundene Dienstleistungen. Sofern das Umtauschangebot vollzogen wurde, erhalten diese für diese Dienstleistungen jeweils eine Barvergütung.

Bestimmte Mitglieder des Vorstands und der Geschäftsleitung von Rumble sowie bestimmte Mitglieder des Vorstands und des Aufsichtsrats von Northern Data haben möglicherweise Interessen an der Unternehmensfusion und dem Umtauschangebot, die sich von den Interessen der Aktionäre von Rumble bzw. Northern Data unterscheiden oder zu diesen hinzukommen. Im Falle der Direktoren und Führungskräfte von Rumble umfassen diese Interessen die Fortsetzung der Tätigkeit bestimmter Direktoren und Führungskräfte nach Abschluss der Unternehmensfusion sowie die Entschädigung der Direktoren und Führungskräfte von Rumble. Die Direktoren und Führungskräfte von Rumble besitzen ebenfalls Stimmrechtsanteile an Rumble. Im Falle der Vorstandsmitglieder und Aufsichtsratsmitglieder von Northern Data können diese Interessen die Fortsetzung der Tätigkeit der Vorstandsmitglieder von Northern Data nach Abschluss der Unternehmensfusion umfassen. Das Vorstandsmitglied von Northern Data, Aroosh Thillainathan, und die Aufsichtsratsmitglieder von Northern Data, Dr. Tom Schorling und Bertram Pachaly, sind direkt und indirekt an Northern Data beteiligt. Aroosh Thillainathan hat sich gleichzeitig mit der Unterzeichnung und Aushändigung der Vereinbarung über den Unternehmenszusammenschluss bereit erklärt, die 744.150 ND-Aktien, die seine Investmentgesellschaft ART Holding GmbH hält, im Austausch gegen neue Rumble-Stammaktien der Klasse A zum angebotenen Umtauschverhältnis zu verkaufen. Darüber hinaus halten die Vorstandsmitglieder von Northern Data, Aroosh Thillainathan und John Hoffman, Aktienoptionen für ND-Aktien. Daher haben sie finanzielle und wirtschaftliche Interessen, die

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unabhängig von ihrer jeweiligen Stellung als Mitglieder des Vorstands bzw. des Aufsichtsrats bestehen. Im Hinblick auf das Umtauschangebot stehen die finanziellen und wirtschaftlichen Interessen, die sich aus den eigenen Aktienbeständen der Organmitglieder ergeben, jedoch im Einklang mit den Interessen von Northern Data und ihren Aktionären und stellen daher keinen Interessenkonflikt dar. Zudem haben der Vorstand und der Aufsichtsrat von Northern Data in mehreren Sitzungen die Angemessenheit des Tauschangebots geprüft und erörtert, unterstützt durch eine von einer Investmentbank gegenüber dem Vorstand und dem Aufsichtsrat von Northern Data abgegebene Fairness Opinion, wonach das Umtauschverhältnis des Angebots für die ND-Aktionäre aus finanzieller Sicht als angemessen erachtet wurde. Darüber hinaus kann ein Mehrheitsaktionär nach deutschem Recht die Bestellung von Aufsichtsratsmitgliedern jederzeit durch einen Beschluss der Hauptversammlung widerrufen. Um möglichen Interessenkonflikten von Aroosh Thillainathan Rechnung zu tragen, hat der Aufsichtsrat von Northern Data John Hoffman zum zusätzlichen Vorstandsmitglied ernannt, das speziell für alle Entscheidungen und Maßnahmen im Zusammenhang mit dem Umtauschangebot und den Verhandlungen mit Rumble zuständig ist. Der Aufsichtsrat von Northern Data hat seine eigenen Interessenkonflikte bei der Entscheidungsfindung bezüglich der Vereinbarung über den Unternehmenszusammenschluss kontinuierlich überprüft und diese von seinen Beratern überprüfen lassen. Der Vorstand von Rumble sowie der Vorstand und der Aufsichtsrat von Northern Data waren sich der relevanten Interessen (soweit sie zum damaligen Zeitpunkt bestanden) bewusst und haben sie unter anderem bei der Bewertung und Verhandlung der Unternehmensfusion berücksichtigt. Der Vorstand und der Aufsichtsrat von Northern Data werden diese Interessen im Zusammenhang mit der Abgabe ihrer begründeten Stellungnahme, die ihre Empfehlung an die Aktionäre von Northern Data hinsichtlich der Annahme des Umtauschangebots enthält, weiter berücksichtigen. Darüber hinaus hat Northern Data ein erhebliches Interesse an dem Umtauschangebot, da die Nichtdurchführung des Umtauschangebots zur Beendigung der Transaktionsunterstützungsvereinbarung zwischen Northern Data und Tether (die „Unternehmens-Transaktionsunterstützungsvereinbarung“) führen würde, auf deren Grundlage Northern Data finanzielle Unterstützung von Tether erhält, insbesondere die Nichtfälligkeit des Northern Data von Tether gewährten Darlehens (das „bestehende ND-Darlehen“).

Tether hat ein erhebliches Interesse am erfolgreichen Abschluss des Umtauschangebots, da Tether nach Abschluss des Umtauschangebots gemäß der Verkaufs-, Übertragungs-, Änderungs- und Neufassungsvereinbarung mit Northern Data und Tether (die „Verkaufs-, Übertragungs-, Änderungs- und Neufassungsvereinbarung“) (i) 50 % seiner Forderungen aus dem bestehenden ND-Darlehen gegen Rumble-Stammaktien der Klasse A verkaufen und übertragen und (ii) die verbleibenden 50 % in einen neuen besicherten Darlehensvertrag mit der neu gegründeten irischen Tochtergesellschaft von Rumble, Rumble ND HoldCo, umwandeln wird, die die im Rahmen des Umtauschangebots erworbenen ND-Aktien indirekt halten wird (das „Tether/Rumble-Darlehen“), wodurch Tether eine Beteiligung an Rumble und eine Sicherheit für sein verbleibendes Darlehensrisiko

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erhält. Darüber hinaus hat Tether gleichzeitig mit der Unterzeichnung und Übergabe der Unternehmenszusammenschlussvereinbarung zugestimmt, alle ND-Aktien, die sich im Besitz von Tether befinden (insgesamt 43.512.526 ND-Aktien zum 6. April 2026), unmittelbar vor Abschluss der Aktienübertragung gemäß dem Umtauschangebot zum Umtauschverhältnis für Rumble-Stammaktien der Klasse A zu verkaufen. Darüber hinaus hat Tether auch Interessen an den Transaktionen, die sich aus (i) einer Kundenvereinbarung zwischen Rumble und Tether (die „Tether-Kundenvereinbarung“) ergeben, gemäß der Tether sich vorbehaltlich der darin enthaltenen Bedingungen verpflichtet, bestimmte GPU-Dienstleistungen von Rumble in Höhe von bis zu 75 Millionen US-Dollar pro Jahr über eine anfängliche Laufzeit von zwei Jahren zu erwerben, die gleichzeitig mit dem Abschluss des Umtauschangebots in Kraft tritt, und (ii) einer Werbe- und Marketingdienstleistungsvereinbarung zwischen Rumble und Tether (die „Tether-Marketingvereinbarung”), gemäß der vorbehaltlich der darin enthaltenen Bedingungen Tether sich verpflichtet hat, bestimmte Werbe- und Marketingdienstleistungen von Rumble in Höhe von bis zu 50 Millionen US-Dollar pro Jahr zu erwerben, die im Zusammenhang mit der Unterzeichnung der Unternehmenszusammenschlussvereinbarung abgeschlossen wurde und eine anfängliche Laufzeit von zwei Jahren ab dem 15. Februar 2026 hat.Rumble hat keine Kenntnis von weiteren Interessen oder (potenziellen) Interessenkonflikten, die für das Umtauschangebot von Bedeutung sein könnten.

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1    RISK FACTORS

An investment in shares of Class A common stock of Rumble Inc., United States of America (“United States”), (the “Company” or “Rumble”, and, together with its consolidated subsidiaries, “Rumble Group”, “we”, “our” and “us”, and all shares of Class A common stock of the Company outstanding, together, the “Rumble Class A Common Shares” and each such share, a “Rumble Class A Common Share”) is subject to risks. The risk factors featured in the Prospectus are limited to risks which are specific to the Company or the Rumble Class A Common Shares in the Company, including as a result of (i) the business combination between Rumble and Northern Data AG (“Northern Data” or the “Target Company”) (the “Business Combination”) pursuant to a business combination agreement between Rumble and Northern Data dated November 10, 2025 (the “Business Combination Agreement”) and (ii) the offer to acquire all outstanding no-par value bearer shares of Northern Data each with a notional interest of €1.00 in Northern Data’s share capital (the “ND Shares” and each an “ND Share” and each shareholder holding one or more ND Share(s), an “ND Shareholder”) against 2.0281 shares of Rumble Class A Common Shares of the Company (the “Offer Shares”) per ND Share that is validly tendered in the offer (the “Exchange Offer”), and which are material for taking an informed investment decision. The materiality of the risk factors has been assessed by the Company based on the probability of their occurrence and the expected magnitude of their negative impact. The risk factors are presented in categories depending on their nature. In each category the two most material risk factors are mentioned first according to the assessment based on the probability of their occurrence and the expected magnitude of their negative impact. The risks mentioned may materialize individually or cumulatively.

Each ND Shareholder should carefully consider the following risks together with the other information provided in this prospectus (the “Prospectus”) as well as their personal circumstances prior to making an investment decision with respect to the Exchange Offer and the Rumble Class A Common Shares.

1.1              Risks Related to Our Business

1.1.1           Weakened global economic conditions may reduce advertising and subscription revenues and increase infrastructure costs.

Our overall performance depends in part on worldwide economic conditions, which may impact, for example, advertiser demand on our Rumble Advertising Center (“RAC”), user subscriptions and tipping, and enterprise demand for Rumble Cloud. Global financial developments and downturns seemingly unrelated to us or our industry may negatively affect our business and operating results. The U.S. and other key international economies have been affected from time to time by falling demand for a variety of goods and services, restricted credit, reduced liquidity, reduced corporate profitability, weak economic growth, volatility in credit, equity and foreign exchange markets, bankruptcies, implemented or threatened tariffs, trade wars, inflation and overall uncertainty with respect to the economy. Weak economic conditions or the perception thereof, or significant uncertainty regarding the stability of financial markets related to stock market volatility, inflation, recession risks, changes in governmental fiscal, monetary and tax policies, among others, could adversely impact our business and operating results.

High inflation rates in the U.S. and globally may result in reduced consumer confidence and discretionary spending, decreased demand by advertisers for our products and services, increases in our labor and other operating costs, constrained credit and liquidity, reduced government spending, and volatility in financial markets. While the Federal Open Market Committee of the Federal Reserve has implemented rate cuts in late 2025, further cuts in 2026 are expected to be limited in light of inflationary risks. Higher than typical interest rates impact the cost of any borrowing that we may make from time to time and could impact our ability to access the capital markets. Higher than typical interest rates, especially if coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks. In an inflationary environment, we may be unable to increase our revenues at or above the rate at which our costs increase, which could negatively impact our operating margins and could have a material adverse effect on our business and operating results. In such an environment, in which we also face significant competition from larger and well-capitalized competitors, we may experience rising costs to secure the services of top content creators. We also may experience lower-than-expected advertising sales, reduced demand for our cloud services offerings, and lower subscription volumes, which would reduce average revenue per user (“ARPU”) and operating margins.

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1.1.2           Our limited operating history makes it difficult to evaluate our business and prospects.

We have a limited operating history, which makes it difficult to evaluate our businesses and prospects or forecast our future results. We are subject to the same risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•        our ability to maintain and grow traffic, content uploads, and engagement;

•        changes made to other online video sharing platforms, short form video platforms, or video streaming services, or changes in the patterns of use of those channels by users;

•        our ability to attract and retain advertisers and content creators in a particular period;

•        the number of ads shown to our traffic;

•        the pricing of our advertising products;

•        the diversification and growth of revenue sources beyond current advertising products;

•        the development and introduction of new content, products, or services by us or our competitors;

•        increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•        our reliance on key vendor relationships, including our relationship with Cosmic Inc. and Kosmik Development Skopje doo (“Cosmic”), to provide content moderation, cybersecurity support, and software development services, and our dependence on a small number of customer relationships;

•        legislation or judicial activities in the United States, Canada, the European Union (the “EU”), or other jurisdictions that may force us to change our content moderation policies and practices, deactivate certain user accounts, or make our platforms unavailable in those jurisdictions;

•        the relative interest shown by the public with respect to news and politics, including fluctuations in such interest before, during, or after the traditional U.S. election cycle;

•        the relative popularity with users of the sports leagues, media and political commentators, online influencers, and other personalities with which or with whom we have exclusive contractual arrangements or are otherwise prominently featured on our platform;

•        our ability to maintain gross margins and operating margins; and

•        system failures or breaches of security or privacy.

1.1.3           If we fail to maintain adequate operational and financial resources, particularly if our business returns to a period of rapid growth or experiences any significant change, we may be unable to execute our business plan or maintain high levels of service and customer satisfaction.

Although our growth rate has moderated over the last several years, our business and operations remain complex, and renewed or uneven growth in any future period, changes in our mix of products and services, or shifts in customer demand could again place significant demands on our management and our operational and financial resources. Our organizational structure has become more complex as we have scaled our operational, financial, and management controls, as well as our reporting systems and procedures, and this complexity will remain in periods when our growth rate slows.

If our growth reaccelerates, occurs in any new area (such as new products, services, or geographies), or is concentrated in particular parts of our business, we may face challenges integrating, developing, training, and motivating personnel across multiple jurisdictions and navigating a complex multinational regulatory landscape. Conversely, if our growth remains modest or slows further, we may be required to adjust our cost structure and resource allocation, which could be disruptive to our operations and affect our ability to maintain service levels and pursue strategic initiatives, which could consequently reduce revenue growth.

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To manage changes in our operations and personnel, whether driven by renewed growth, shifts in our business, or efforts to improve efficiency, we will need to continue to grow and improve our operational, financial, and management controls and our reporting systems and procedures. We will need to incur significant capital expenditures (including for compute, storage and bandwidth for Rumble Video and Rumble Cloud) and allocate valuable management resources to adapt these areas to evolving business conditions, and our past expansion has placed, and our future expansion or restructuring may continue to place, a significant strain on our management, customer experience, research and development, sales and marketing, administrative, financial, and other resources.

We anticipate that significant additional investments may be required to scale or reconfigure our operations and increase productivity, to address the needs of our customers, to further develop and enhance our products and services, including our cloud services business, to expand into new geographic areas, and to support our business even if our overall growth remains modest. If additional investments are required due to significant growth or other changes in our business, our cost base would increase (which may include, for example, higher creator revenue-share and cloud capacity commitments), which may make it more difficult for us to offset any future revenue shortfalls or periods of slower growth by reducing expenses in the short term.

1.1.4           Users are increasingly using mobile devices and connected TV apps to access content within digital media and adjacent businesses, and if we are unsuccessful in attracting new users to our mobile and connected TV offerings and expanding the capabilities of our content and other offerings with respect to our mobile and connected TV platforms, our business and operating results (particularly advertising-revenue growth, subscription revenue and ARPU) could be materially and adversely affected.

Our future success depends in part on the continued growth in the use of our mobile apps and platforms by our users, many of whom access Rumble via our iOS and Android mobile applications and connected-TV apps such as Roku, Apple TV, Amazon Fire TV, LG, Samsung and Android TV. The use of mobile technology may not continue to grow at historical rates, users may not continue to use mobile technology to access digital media and adjacent businesses, and monetization rates for content on mobile devices and connected TV apps may be lower than monetization rates on traditional desktop platforms. Further, mobile devices may not be accepted as a viable long-term platform for several reasons, including actual or perceived lack of security of information and possible disruptions of service or connectivity. In addition, traffic on our mobile platforms may not continue to grow if we do not continue to innovate and introduce enhanced products on such platforms, or if our users believe that our competitors offer superior mobile products. The growth of traffic on our mobile products may also slow or such traffic may decline if our mobile applications are no longer compatible with operating systems such as iOS, Android, Windows, or the devices they support. If the use of our mobile platforms does not continue to grow, our business and operating results could be adversely affected, including lower advertising revenues and reduced subscription income and ARPU.

1.1.5           We rely on data from third parties to calculate certain of our performance metrics. Real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We track certain performance metrics, such as our monthly active users (“MAUs”), based on data from third parties. While these numbers are based on what we believe to be reasonable calculations for the applicable periods of measurement, our third-party providers periodically encounter difficulties in providing accurate data for such metrics as a result of a variety of factors, including human and software errors. We expect these challenges may continue to occur, and potentially to increase as our engagement grows. There are also inherent challenges in measuring usage across our large user base. For example, there is a potential for minor overlap in our usage data due to users who access Rumble’s content through the web, our mobile apps, and connected TVs in a given measurement period.

Third parties on which we rely for certain of our key metrics may make changes or improvements to their tools and methodologies. For example, starting July 1, 2023, Universal Analytics (“UA”), Google’s analytics platform on which we historically relied for calculating MAUs using company-set parameters, was phased out by Google and ceased processing data. At that time, Google Analytics 4 (“GA4”) succeeded UA as Google’s next-generation analytics platform, which we used to determine MAUs since the third quarter of 2023 and which we expect to continue to use to determine MAUs in future periods. Although Google has disclosed certain information regarding the transition to GA4, Google does not currently make available sufficient information relating to its new GA4 algorithm for us to determine the full effect of the switch from UA to GA4 on our reported MAUs. Because Google has publicly stated that metrics in UA may be more or less similar to metrics in GA4, and that it is not unusual for there to be apparent

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discrepancies between the two systems, we are unable to determine whether the transition from UA to GA4 has had a positive or negative effect, or the magnitude of such effect, if any, on our reported MAUs. It is therefore possible that MAUs that we reported based on the UA methodology for periods prior to July 1, 2023, cannot be meaningfully compared to MAUs based on the GA4 methodology in subsequent periods.

Changes to these tools and methodologies could cause inconsistency between current data and previously reported data, which could raise questions about the usefulness of our reported metrics or make it more difficult for investors to accurately assess our performance over time. If our users, advertisers, partners and stockholders do not perceive our metrics to be accurate representations, or if we discover material inaccuracies in our metrics, our reputation may be damaged, resulting in material harm to our business, results of operations, and financial condition.

1.1.6           We face significant competition, and if we are unable to compete effectively with our competitors for traffic and advertising spend, our business and operating results could be harmed.

Competition for traffic and engagement with our content, products, and services is intense. We compete against companies that have greater financial resources and larger user bases. As a result, our competitors may acquire and engage traffic and users at the expense of the growth or engagement of our traffic and users, which would negatively affect our business. We believe that our ability to compete effectively for traffic and users depends upon many factors both within and beyond our control, including:

•        the popularity, usefulness, and reliability of our content compared to that of our competitors;

•        the timing and market acceptance of our content;

•        the continued expansion and adoption of our content;

•        our ability, and the ability of our competitors, to develop, new content and enhancements to existing content;

•        our ability, and the ability of our competitors, to attract, develop and retain influencers and creative talent;

•        the frequency, relative prominence and appeal of the advertising displayed by us or our competitors;

•        public perceptions about the predominance of certain political viewpoints on our platform, regardless of whether those perceptions are accurate;

•        changes mandated by, or that we elect to address, legislation, regulatory constraints, or litigation, including settlements and consent decrees, some of which may have a disproportionate impact on us;

•        our ability to attract, retain, and motivate talented employees;

•        the costs of developing and procuring new content, relative to those of our competitors;

•        acquisitions or consolidation within our industry, which may result in more formidable competitors; and

•        our reputation and brand strength relative to our competitors.

We also face significant competition for advertiser spend. In determining whether to buy advertising, our advertisers will consider the demand for our content, demographics of our traffic, advertising rates, results observed by advertisers, and alternative advertising options. The increasing number of digital media options available, through social networking tools and news aggregation websites, has expanded consumer choice significantly, resulting in traffic fragmentation and increased competition for advertising. In addition, some of the larger companies have substantially broader content, product or service offerings and leverage their relationships based on other products or services to gain additional share of advertising budgets. We will need to continue to innovate and improve the monetization capabilities of our websites and our mobile products in order to remain competitive. We believe that our ability to compete effectively for advertiser spend depends upon many factors both within and beyond our control, including:

•        the size and composition of our user base relative to those of our competitors;

•        our ad targeting capabilities, and those of our competitors;

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•        our ability, and the ability of our competitors, to adapt our respective models to the increasing power and significance of influencers to the advertising community;

•        the timing and market acceptance of our advertising content and advertising products, and those of our competitors;

•        our marketing and selling efforts, and those of our competitors;

•        public perceptions about the predominance of certain political viewpoints on our platform, regardless of whether those perceptions are accurate;

•        the pricing for our advertising products and services relative to those of our competitors;

•        the return our advertisers receive from our advertising products and services, and those of our competitors; and

•        our reputation and the strength of our brand relative to our competitors.

Our cloud services business competes primarily with large, diversified technology companies that focus on large enterprise customers and provide cloud computing as a component of the suite of services and products that they offer, as well as smaller, niche cloud service providers. Many of our competitors and potential competitors, particularly the larger competitors, have substantial competitive advantages compared to us, including greater name recognition and longer operating histories; greater resources, including larger sales and marketing and customer support budgets; the ability to bundle products together; larger and more mature intellectual property portfolios; greater resources to make acquisitions, and greater resources for technical assistance and customer support. Competitors to our cloud services business may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, and customer requirements. An existing competitor or a potential competitor could introduce new technology that reduces demand for our products and platform capabilities. In addition, some of our actual and potential competitors have been acquired by other larger enterprises and have made or may make acquisitions or may enter into partnerships or other strategic relationships that may provide more comprehensive offerings than they individually had offered or achieve greater economies of scale than we are able to achieve. These competitive pressures could reduce our traffic and advertiser demand, impact our market share and potentially decrease our revenue and margins.

1.1.7           Changes to our existing content and services could fail to attract traffic and advertisers or fail to generate revenue.

We may introduce significant changes to our existing content. The success of our new content depends substantially on consumer tastes and preferences that change in often unpredictable ways. If this new content fails to engage traffic and advertisers, we may fail to generate sufficient revenue or operating profit to justify our investments, and our business and operating results could be adversely affected. In addition, we may launch (and incur expenses in connection with) strategic initiatives from time to time, which do not directly generate revenue but which we believe will enhance our attractiveness to traffic and advertisers. In the future, we may invest in new content, products, services, and initiatives to generate revenue, but there is no guarantee these approaches will be successful or that the costs associated with these efforts will not exceed the revenue generated. If our strategic initiatives do not enhance our ability to monetize our existing content or enable us to develop new approaches to monetization, we may not be able to maintain or grow our revenue or recover any associated development costs and our operating results could be adversely affected.

1.1.8           We derive the majority of our revenue from advertising. The failure to attract new advertisers, the loss of existing advertisers, or the reduction of or failure by existing advertisers to maintain or increase their advertising budgets may adversely affect our business and operating results.

For the years ended December 31, 2025 and 2024, advertising revenue represents 50% and 66% of total revenue, respectively. In addition, a substantial portion of our revenue is derived from one advertiser, accounting for approximately 5% and 16% of our revenue for the years ended December 31, 2025 and 2024, respectively. As is common in our industry, our advertisers do not have long-term advertising commitments with us. In addition, many of our advertisers purchase advertising services through one of several large advertising agency holding companies. Our revenue could be harmed by the loss of, or a deterioration in our relationship with, any of our largest advertisers or with any advertising agencies or the holding companies that control them. Advertising agencies and potential new

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advertisers may view our advertising products and services as experimental and unproven, and we may need to devote additional time and resources to educate them about our products and services. Advertisers may cease doing business with us, or they may reduce the prices they are willing to pay to advertise with us, if we do not deliver ads in an effective manner, or if they do not believe that their investment in advertising with us will generate a competitive return relative to alternatives, including online, mobile, and traditional advertising platforms. Advertisers may refuse to advertise on our platform due to a perceived risk to their brand safety standards, especially given the concentration of news and political content on our platform. Although we have seen recent increases in the uptake of new brand advertisers, the pace of adoption has been slower than we anticipated, and this slower pace may persist or worsen in the future. We believe that our access to certain advertisers has been, and may continue to be, inhibited by the apparent political bias of these companies, some of which we believe may exercise near-monopolistic control over the advertising industry. In response, we filed an antitrust lawsuit alleging a conspiracy to withhold advertising revenue from Rumble and other digital media platforms. Our actions to counter these efforts, whether through litigation or publicity campaigns, may not be successful. Any of the foregoing developments may adversely affect our business and operating results.

1.1.9           We may not be able to maintain relationships with existing publishers through RAC and may fail to attract new publishers to our network.

Through our RAC marketplace, we provide advertising inventory, including host-read advertisements, to third-party publisher websites in exchange for a portion of the revenues generated by such advertisements. Our business and operating results may be adversely affected if we do not deliver ads in an effective manner, if publishers do not believe that advertisements served through RAC generate a competitive return relative to alternative advertising networks, if we are unable to deliver sufficient advertising inventory to publishers, or if our advertising marketplace technology becomes outmoded or outdated. If our relationship with third-party publishers terminates for any reason, or if the commercial terms of our relationships are changed or do not continue to be renewed on favorable terms, we would need to secure and integrate new publishers, which could negatively impact our revenues and profitability.

1.1.10         We depend on third-party vendors, including internet service providers and data centers, to provide core services and outages in those services could cause service disruptions.

Although we are building our own technical infrastructure, we depend on third-party vendors, including internet service providers and data centers, to, among other things, provide customer support, develop software, host videos uploaded by our users, transcode videos (compressing a video file and converting it into a standard format optimized for streaming), stream videos to viewers, support our cloud services offerings, and process payments. These vendors provide certain critical services to our technical infrastructure that are time-consuming and costly for us to develop independently. Outages in those services would materially affect our video services and our ability to provide cloud services. Outages may expose us to having to offer credits to subscribers, loss of subscribers, and reputational damage. We are unlikely to be able to fully offset these losses with any credits we might receive from our vendors. As a result, vendor outages or failures could increase costs (including credits and incident response), reduce advertising, subscription and cloud revenue, increase churn, lower gross and operating margins, and decrease net income and operating cash flows.

1.1.11         Technologies that enable blocking of certain online advertisements, or otherwise impair our ability to deliver advertising, could harm our operating results.

Newly developed technologies could block or obscure the display or targeting of our content (including ads sold via our RAC on Rumble.com, Locals.com and our iOS/Android and connected TV apps). For example, in June 2020, Apple announced plans to require applications using its mobile operating systems to obtain an end user’s permission to track them or access their device’s advertising identifier for advertising and advertising measurement purposes, as well as other restrictions that could adversely affect our ability to deliver advertising for our iOS app and to measure and target campaigns on RAC, which could reduce advertising revenue. Additionally, some providers of consumer mobile devices and web browsers have implemented, or announced plans to implement, means to make it easier for internet users to prevent the placement of cookies or to block other tracking technologies, which could, if widely adopted, result in the use of third-party cookies and other methods of online tracking becoming significantly less effective which could decrease our advertising yield and fill rates on RAC, which could reduce advertising revenue and ARPU.

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1.1.12         Our ability to generate revenue depends on the development and availability of tools to accurately measure the effectiveness of advertisements on our platform.

Most advertisers rely on tools that measure the effectiveness of their ad campaigns or verify the viewability of their ads on a platform in order to allocate their advertising spend among various formats and platforms. If we are unable to measure the effectiveness of advertising on our platform or we are unable to convince advertisers that our platform should be part of a larger advertising budget, our ability to increase the demand and pricing of our advertising products and maintain or scale our advertising revenue may be limited. Our tools may be less developed than those of other platforms with which we compete for advertising spend, in particular relative to those platforms that collect more personal information than we do. Therefore, our ability to develop and offer tools that accurately measure the effectiveness of a campaign or verify ad viewability on our platform will be critical to our ability to attract new advertisers and retain, and increase spend from, our existing advertisers.

Developing and improving these tools may require significant time and resources and additional investment, and in some cases we rely on third parties to provide data and the technology needed to provide certain measurement or verification data to our advertisers. If we cannot continue to develop and improve our advertising tools in a timely and cost-effective fashion, or if such tools are unreliable, difficult to use, or otherwise unsatisfactory to our advertisers, or if the measurement or verification results are inconsistent with our advertisers’ goals, our advertising revenue could be negatively impacted, which in turn could adversely affect our business and operating results.

1.1.13         Our cloud services business depends on a small number of key third-party service providers and a small number of customer relationships, the disruption of which could harm our revenues.

As we continue to expand our cloud services offerings, we have entered into agreements with certain third-party service providers. The success of our future business activities in the cloud services space may depend upon such existing third-party providers, some of which may compete with us in other lines of business. If our existing third party service agreements with them are terminated for any reason, or if the commercial terms of such agreements are changed or do not continue to be renewed on favorable terms, we would need to enter into new third-party service agreements, which could negatively impact our revenues, ability to attract future cloud services customers, public reputation, and profitability.

In addition, our initial cloud service offerings revolve around a small number of customer relationships. If we fail to deliver our products and services to the desired specifications of these initial customers, or if these initial customers terminate their cloud services agreements for any reason, future customers may question our ability to offer adequate cloud services, which would negatively impact our revenues, public reputation, and profitability.

1.1.14         The loss of key personnel, or failure to attract and retain other highly qualified personnel in the future, could harm our business.

Our success depends upon our ability to attract and retain our senior officers and to attract and retain additional qualified personnel in the future. The loss of services of members of our senior management team and the uncertain transition of new members of our senior management team may strain our ability to execute our strategic initiatives, or make it more difficult to retain customers, attract or maintain our capital support, or meet other needs of our business. We may incur significant costs to attract and retain qualified personnel, and we may lose new employees to our competitors before we realize the benefit of our investment in recruiting them. If we fail to attract new personnel or if we suffer increases in costs or business operations interruptions as a result of a labor dispute, or fail to retain and motivate our current personnel, we might not be able to operate our business effectively or efficiently, serve our customers properly or maintain the quality of our content and services. We do not maintain key person life insurance policies with respect to our employees. If our users do not continue to contribute content or their contributions are not perceived as valuable to other users, we may experience a decline in user growth, retention, and engagement on Rumble, Locals or RAC, which could result in the loss of advertisers and revenue. We believe that an important aspect of our success is our ability to provide Rumble users with engaging content, which in part depends on the content contributed by our users. If users, including influential users, do not continue to contribute engaging content to Rumble, our user growth, retention, and engagement may decline. That, in turn, may impair our ability to maintain good relationships with our advertisers or to attract new advertisers, which may seriously harm our business and operating results.

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1.1.15         The loss of a material portion of our existing content creators, or our failure to recruit new content creators, could reduce user growth and engagement and lower advertising and subscription revenue and margins, and consequently materially harm our business and results of operations.

We rely on our existing content creators and on the recruitment of new content creators. The loss of a material portion of our existing content creators could result in material harm to our business and results of operations. In the recent past, our ability to recruit and maintain content creators may have been in part due to trends in American politics, where certain commentators have sought a neutral internet platform. A change in such trends, including possible changes to competing platforms’ moderation policies that make those platforms more hospitable to a diverse range of viewpoints, could result in the loss of existing content creators or a failure to recruit new content creators, which may materially harm our business and results of operations. Additionally, as we expand into international markets, we may fail to recruit new content creators in those markets, limiting our appeal to international audiences. These developments could reduce user growth and engagement, lower advertising, subscription and sponsorship revenue, reduce gross and operating margins, and decrease net income and operating cash flows.

1.1.16         We have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform, and these arrangements may involve fixed payment obligations that are not contingent on actual revenue or performance metrics generated by the applicable content creator but rather are based on our modeled financial projections for that creator, which if not satisfied may adversely impact our financial performance, results of operations, and liquidity.

Our user base and user engagement growth are directly driven by the content available on our platform. We have acquired and expect to continue to acquire content by providing economic incentives, including minimum guaranteed earnings, to a limited number of content creators, including sports leagues. These incentives have included and may continue to include equity grants and cash payments. This content acquisition strategy is intended to allow us to enter key content verticals and secure top content creators in those verticals before we have full monetization capabilities in place. Our present focus is to grow users and usage consumption and experiment with monetization levers, which may not maximize profitability in the immediate term, but which we believe position our business for the long term. As of December 31, 2025, we had entered into programming and content agreements with a minimum contractual cash commitment of USD 45 million. In addition to the minimum contractual cash commitments, we have programming and content agreements that have variable cost arrangements. These future costs are dependent upon many factors and are difficult to anticipate; however, these costs may be substantial. To the extent our revenue and/or user growth assumptions associated with any particular creator do not meet our expectations, our financial performance, results of operations and liquidity may be negatively impacted, since a failure to achieve these expectations is not expected to reduce our fixed payment obligations to any such creator.

In addition, when these programming and content agreements expire, content creators may choose to leave the Rumble video platform in favor of competing platforms, especially if competing platforms offer superior monetization opportunities. Creators may choose to leave our platform for other monetization-related reasons. For example, we currently do not apportion revenues related to Rumble Premium, our subscription service that provides users ad-free access to our content, among content creators. The loss of a material portion of our existing content creators could reduce MAUs and watch time on our platform, depress advertising demand and pricing and limit our ability to monetize Rumble Premium (a “no ads” experience with access to certain exclusive content), and therefore pressure gross margins, accelerate cash usage and constrain liquidity, and, in turn, require us to curtail content spending and other growth initiatives which results in higher costs.

1.1.17         We have made, and may in the future make, acquisitions, and such acquisitions could disrupt our operations, and may have an adverse effect on our operating results.

In order to expand our business, we have made acquisitions and may continue making similar acquisitions and possibly larger acquisitions as part of our growth strategy. We believe that the success of our future growth strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Acquisitions are inherently risky, and any acquisitions we complete may not be successful. Our past acquisitions and any mergers and acquisitions that we may undertake in the future involve numerous risks, including, but not limited to, the following:

•        difficulties in integrating and managing the operations, personnel, systems, technologies, and products of the companies we acquire;

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•        diversion of our management’s attention from normal daily operations of our business;

•        our inability to maintain the key business relationships and the reputations of the acquired businesses;

•        uncertainty of entry into markets in which we have limited or no prior experience;

•        costs related to acquired operations and continuing support and development of acquired products;

•        businesses that we acquire may have greater-than-expected liabilities for which we become responsible;

•        potential impairment of goodwill and intangible assets related to the acquired businesses;

•        adverse tax consequences associated with acquisitions;

•        changes accounting for our acquisitions under U.S. generally accepted accounting principles (“U.S. GAAP”), including arrangements that we assume from an acquisition;

•        potential negative perceptions of our acquisitions by customers, financial markets, or investors;

•        failure to obtain required approvals from governmental authorities under antitrust laws on a timely basis, if at all, which could, among other things, delay or prevent us from completing a transaction, or otherwise restrict our ability to realize the expected goals of an acquisition;

•        potential loss of key employees of the companies we acquire;

•        potential security vulnerabilities in acquired products that expose us to additional security risks or delay our ability to integrate the product into our service offerings;

•        difficulties in applying security standards for acquired technology consistently with our other services;

•        ineffective or inadequate controls, procedures, and policies at the acquired company;

•        inadequate protection of acquired intellectual property rights; and

•        potential failure to achieve the expected benefits on a timely basis or at all.

Additionally, acquisitions or asset purchases made entirely or partially for cash may reduce our cash reserves or require us to obtain financing. We may seek to obtain additional cash to fund an acquisition by selling equity or debt securities. We may be unable to secure the equity or debt funding necessary to finance future acquisitions on terms that are acceptable to us. If we finance acquisitions by issuing equity or convertible debt securities, our existing stockholders would experience ownership dilution. The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition, or cash flows, particularly in the case of a larger acquisition or substantially concurrent acquisitions.

1.1.18         We are subject to cybersecurity risks and interruptions or failures in our information technology systems. Notwithstanding our efforts, a cyber incident could occur and result in information theft, data corruption, operational disruption, and/or financial loss.

We rely on sophisticated information technology systems and infrastructure to support our business. At the same time, cyber incidents, including deliberate attacks, are prevalent and have increased globally in recent years. It is possible that new, escalated or ongoing military conflicts, including the ongoing Russia-Ukraine war, could result in increased cyber-attacks or cybersecurity incidents by state actors or others. Our technologies, systems, and networks and those of our vendors, suppliers, and other business partners may become the target of cyberattacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of proprietary and other information, or other disruption of business operations. In addition, certain cyber incidents, such as surveillance or vulnerabilities in widely used open source software, may remain undetected for an extended period. Our systems for protecting against cybersecurity risks may not be sufficient. Like most major online platforms, Rumble is routinely targeted by cyberattacks that can result in interruptions to our services. We have observed an increase in such attacks as our reach expands and we expect these attacks to continue in the future. As the sophistication of cyber incidents continues to evolve, we are and will likely continue to be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents.

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Additionally, any of these systems may be susceptible to outages due to fire, floods, power loss, telecommunications failures, usage errors by employees, computer viruses, cyber-attacks, or other security breaches or similar events. The failure of any of our information technology systems may cause disruptions in our operations, which could adversely affect our revenues and profitability and lead to claims related to the disruption of our services from users of the Rumble platform, advertisers, and customers of our cloud services.

1.1.19         Spam activities, including inauthentic and fraudulent user activities, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators and may negatively impact our reputation.

Like other major online platforms, spam activities, including inauthentic and fraudulent user activities, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators, including reporting of MAUs by Google Analytics, our third-party analytics provider. We also use paid advertising in order to attract users to our platform; however, we cannot be certain that all or substantially all activities that result from such advertising are genuine. Real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business. We continually seek to improve our ability to estimate the total number of spam-generated users and eliminate them from the calculation of our MAUs; however, we will not succeed in identifying and removing all spam.

1.1.20         Our cloud services business may not achieve the intended success, which could adversely affect our business, financial condition and results of operations.

Our continued expansion into the cloud services market may not be successful and may expose us to a range of operational, technical, and competitive risks that could materially affect our performance. In addition to the other risks described in the “Risk Factors” section herein, risks specific to our cloud services business include:

•        challenges in establishing and maintaining a pricing model that balances profitability with customer acquisition and retention;

•        difficulties in attracting, training, and retaining qualified software engineers, cloud infrastructure specialists, and sales and customer support personnel;

•        risks associated with maintaining and enhancing platform stability, scalability, and performance, particularly during periods of high usage;

•        potential service outages or disruptions that could harm customer trust, damage our reputation, and result in financial losses;

•        misestimating data center capacity requirements or related capital expenditures for servers, storage, and networking infrastructure;

•        inability to obtain or maintain necessary security certifications or industry-standard compliance for our platform and services;

•        exposure to liability and reputational damage in the event of a data breach or any other cybersecurity incident involving customer or personal information;

•        risks that customers may use our platform to host illegal or infringing content, which could lead to regulatory actions, monetary penalties, or enforced service suspensions;

•        challenges in maintaining compatibility with third-party applications and integrations critical to our customers’ operations; and

•        inability to keep pace with rapid technological changes and evolving customer demands through timely innovation.

If we fail to manage these risks effectively or mitigate their consequences, our reputation, customer relationships, and competitive position could suffer, resulting in a material adverse impact on our business, financial condition, and results of operations.

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1.1.21         Risks related to our e-commerce business may result in our broader business, financial condition and results of operations being adversely affected.

Our partnerships through which we sell Rumble-branded products through our online store involve various risks that may negatively affect our operating results, including:

•        expansion into new brands, products, services, and technologies will subject us to additional reputational, business, legal, regulatory and financial risks;

•        inability to build and maintain strong brands, including due to unfavorable customer feedback and negative publicity;

•        notwithstanding agreements by our partners to assume liability for the Rumble-branded products they place in our online store, we may be subject to product liability and similar claims and regulatory actions if products sold through our store result in harm, personal injury, death, or environmental or property damage;

•        risks related to additional tax liabilities and collection obligations;

•        market competition could adversely affect prices and demand for the Rumble-branded products we distribute;

•        disruptions in our supply chain and other factors affecting the availability and distribution of our products could adversely impact our business; and

•        risks related to online transactions and payment methods.

The occurrence of any of these factors, or our inability to successfully mitigate the results of the associated impact, could also damage our reputation, negatively impact our relationships with our customers, and otherwise materially harm our business, results of operations, and financial condition.

1.1.22         Negative media campaigns may adversely impact our financial performance, results of operations, and relationships with our business partners, including content creators and advertisers.

Our commitment to diversity of opinion and refusal to censor otherwise allowable content on our platforms that does not violate our moderation policy has in the past resulted and is likely to continue to result in malicious media campaigns and advertiser boycotts directed against us.

Media campaigns and advertising boycotts against us may be intended to interfere with our relationships with streaming partners and advertisers, and these campaigns and boycotts may intensify if political polarization increases in the United States and Canada.

We expect that the proliferation of alternative media, including on our platform, will continue to be viewed as a growing competitive threat by established news organizations, and may result in an escalation, both in frequency and intensity, of negative publicity campaigns against us and our creators. Such campaigns, even if groundless in nature, may result in negative public perception and damage to relationships with our business partners, including additional or more intense advertiser boycotts, which may negatively impact our operating results and future growth potential.

1.1.23         Our Bitcoin treasury strategy exposes us to various risks associated with holding Bitcoin.

We have invested and may continue to invest a portion of our corporate treasury in Bitcoin as a reserve asset, exposing us to significant financial, operational, and regulatory risks due to its characteristics that are specific to cryptocurrencies. The value of Bitcoin is highly volatile and subject to rapid, material, and unpredictable fluctuations driven by market speculation, macroeconomic conditions, investor sentiment, and global events. For example, historical price swings have seen Bitcoin decline by more than 50% in a matter of months, and there can be no assurance that similar or greater declines will not occur in the future. Such volatility could result in material reductions in the value of our Bitcoin holdings, adversely impacting our financial condition, liquidity, and reported earnings, particularly if we are required to recognize impairment losses under applicable accounting standards.

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The regulatory environment surrounding Bitcoin remains uncertain and varies widely across jurisdictions. In the United States, federal and state authorities have issued evolving guidance on the classification, taxation, and permissible uses of cryptocurrencies, but comprehensive legislation and regulation is still pending. Potential future legislative and regulatory changes or actions at the state, federal, or international level, such as new trading compliance obligations, custody requirements, restrictions on ownership, trading, transfer, exchange, or use of Bitcoin as a corporate asset, or the imposition of new taxes or reporting requirements, could limit our ability to hold, sell, or utilize our Bitcoin effectively, and may adversely affect the value of Bitcoin. Unregulated trading platforms and intermediaries may not provide certain important investor protections.

Our Bitcoin holdings are stored in digital wallets on third-party exchanges, which are vulnerable to cybersecurity threats such as hacking, phishing, or loss of private keys. Transactions in Bitcoin may be irreversible, and accordingly, losses due to fraudulent or accidental transactions may not be recoverable. A security breach or operational failure, whether due to internal errors, errors of third-party custodians, or external attacks, could result in the permanent loss or theft of our Bitcoin, for which there is no recourse or insurance comparable to traditional financial assets. For example, high-profile cryptocurrency exchange hacks have resulted in losses of hundreds of millions of dollars, and we cannot guarantee that the safeguards that are available to us will prevent similar incidents. Bitcoin is not protected by either FDIC or SIPC insurance. Additionally, reliance on third-party custodians introduces counterparty risk, as their insolvency or mismanagement could jeopardize our access to these assets. Market perception of our Bitcoin strategy poses further risks. Investors, analysts, or customers may view our investment as speculative or misaligned with our core business, potentially leading to stock price volatility or loss of confidence in our management’s financial strategy. Conversely, if Bitcoin’s value declines significantly, we may face pressure to divest at a loss, incurring transaction costs and tax implications. The accounting treatment of Bitcoin at fair value under U.S. GAAP requires us to recognize changes in fair value in earnings each reporting period, which could lead to earnings volatility and negatively affect our financial statements, even if we do not intend to sell.

Broader market or technological developments, such as shifts in blockchain adoption, competition from other cryptocurrencies, or disruptions to the Bitcoin network, such as forks, mining centralization, or energy regulation, could also diminish the value or utility of our holdings. Moreover, macroeconomic factors, such as rising interest rates, inflation, or shifts in monetary policy, may reduce institutional interest in Bitcoin, further depressing its value. These risks are heightened by ongoing debates over cryptocurrency regulations in the U.S. and globally, which remain unresolved and could materially impact our investment in Bitcoin.

Our decision to hold Bitcoin involves speculative risks that differ significantly from traditional treasury assets like cash or government securities. There can be no assurance that this strategy will achieve our objectives, including the objectives of preserving capital or enhancing returns, and any adverse developments could have a material adverse effect on our financial position, results of operations, and stock price.

1.1.24         Risks related to accepting stablecoin as a payment method.

Our planned expansion into accepting certain stablecoins as a medium of exchange will expose us to additional financial, regulatory, operational, and market risks that could adversely affect our business, financial condition, and results of operations.

Although stablecoins are designed to maintain a stable value while being pegged to a reference asset or fiat currency such as the U.S. dollar, their stability and reliability are not guaranteed and depend on factors beyond our control, including the financial health and risk management of the issuing entity, the adequacy, liquidity and segregation of reserve assets, and the effectiveness of the underlying stabilization mechanisms. If a stablecoin that we accept experiences a significant devaluation or “de-pegging” event, or if its reserves prove to be insufficient or inaccessible, we may incur losses on payments already received, face disruptions in transaction processing, or lose customer confidence, any of which could negatively impact our financial condition and reputation. Stablecoins are not protected by deposit insurance, and in periods of market stress, there is a risk that reserves may not be sufficient or available for timely redemption, or that the price of a stablecoin may deviate materially from its intended peg. Further, fiat-based stablecoins may be subject to greater oversight and regulation, potentially in multiple jurisdictions, and may be further dependent on actions taken by the banking industry and regulators to support such stablecoins. Other geopolitical factors also may influence government or regulatory support of such stablecoins, all of which could affect the value of such stablecoins or lead to a de-pegging event.

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On July 18, 2025, the Guiding and Establishing National Innovation for U.S. Stablecoins Act (the “GENIUS Act”) was passed and signed into law of the United States, which directs for a federal regulatory framework for the issuance of “payment stablecoins” that are designed to be used as a means of payment and settlement. While the GENIUS Act has been signed into law, it will not become effective until the earlier of January 18, 2027 or 120 days after the primary federal payment stablecoin regulators issue any final regulations implementing the GENIUS Act. The impact of these legal and regulatory changes associated with the GENIUS Act will depend in part on how such act is implemented through rulemaking by U.S. regulators. Therefore, while a consistent federal framework could increase institutional and consumer confidence in stablecoins over time, the scope, timing, and substance of implementing the associated regulations and supervisory practices remain uncertain.

Accepting stablecoins also introduces operational and cybersecurity risks. The blockchain networks and digital wallets we use to process and store stablecoin transactions may be vulnerable to hacking, phishing attacks, smart-contract or software bugs, key-management failures, and network congestion or outages, and a security breach or technical failure could result in the loss or theft of stablecoin funds, for which we may have limited recourse due to the decentralized and generally irreversible nature of blockchain transactions. Our reliance on third-party service providers, such as exchanges, payment processors, custodians, and wallet providers, to facilitate stablecoin transactions and convert stablecoins to fiat currency introduces additional counterparty and operational risk; if any such provider or any stablecoin issuer experiences insolvency, regulatory restrictions, operational disruptions, or fraudulent activity, our ability to process payments safeguard customer balances, or access liquidity could be impaired, potentially leading to financial losses or liquidity constraints.

We are also exposed to risks relating to market and customer acceptance of stablecoins. If customers, vendors or regulators lose confidence in a particular stablecoin or the stablecoin market more broadly because of volatility, negative publicity, enforcement actions, or failures of major issuers, demand for our stablecoin payment options could decline, and we could be required to incur additional costs to modify our payment infrastructure, transition to alternative digital asset arrangements, or revert to traditional payment methods.

1.1.25         Rumble’s increasing use of artificial intelligence technologies presents significant regulatory, legal, operational, cybersecurity, and reputational risks that could materially and adversely affect our business, financial condition, and results of operations.

Rumble’s business increasingly relies on artificial intelligence (“AI”) technologies, including generative AI and emerging agentic systems, to support operational efficiency, product development, data analysis, and innovation. While these technologies present important opportunities, their development, integration, and use involve substantial risks that could adversely affect Rumble’s business, financial condition, results of operations, reputation, and the market price of our securities.

The regulatory environment surrounding AI is evolving rapidly and inconsistently across jurisdictions, creating compliance challenges, increased costs, and uncertainty. In the United States, regulators, including the SEC, have intensified scrutiny of AI-related disclosures and the risk of “AI-washing,” while emerging state and federal rules increasingly address automated decision-making, transparency, bias, and consumer protection. Internationally, comprehensive regimes, such as the EU AI Act, apply extraterritorially and may require us to classify and manage AI systems based on risk, conduct assessments or audits, implement additional safeguards, or limit certain uses. We may not always be able to anticipate how courts and regulators will apply existing laws to AI, predict how new legal frameworks will develop to address AI, or otherwise respond to these frameworks as they are still rapidly evolving. Failure to anticipate or comply with applicable requirements could result in fines, enforcement actions, operational restrictions, or reputational harm. Divergent and changing rules may require us to tailor AI deployments by jurisdiction, and we may also have to expend resources to adapt to new legal frameworks and adjust our offerings in certain jurisdictions if the legal frameworks on AI are not consistent across jurisdictions.

Rumble’s use of AI also exposes us to legal, intellectual property, and liability risks. AI-generated outputs, including content, code, analytics, or decision recommendations, may be inaccurate, fabricated, biased, or derived from third-party materials without appropriate rights, potentially leading to claims of copyright or patent infringement, defamation, privacy violations, or discrimination under applicable laws. Rumble could face litigation, regulatory investigations, indemnity claims from customers, or direct liability if AI-driven outputs cause harm, contribute to flawed business decisions, or produce discriminatory or misleading results, and evolving interpretations of intermediary liability, fair use, and product liability add further uncertainty.

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Rumble’s reliance on third-party AI providers and infrastructure creates vendor and concentration risk. Disruptions at key vendors, such as outages, performance issues, abrupt policy or pricing changes, feature deprecations, or terminations, could impair critical functions, delay product development, degrade user experiences, or increase our costs. Rumble has limited visibility into vendors’ models, training data, update practices, and internal controls, and may inherit issues such as inaccuracies, bias, data retention concerns, or intellectual property infringement, notwithstanding contractual protections that may be insufficient or difficult to enforce. New or evolving regulations addressing AI supply chains and third-party risk may impose additional obligations on us as a user of these services.

Operational, cybersecurity, and data privacy risks are amplified by AI adoption. AI systems can exhibit errors, hallucinations, model drift, degraded performance, adversarial vulnerabilities, or unexpected behaviors that, without adequate human oversight and safeguards, could disrupt operations, diminish product quality, impact financial reporting, adversely affect individuals, or undermine trust in our offerings. AI systems often process large volumes of data and expand the attack surface, while techniques such as AI-enabled malware, deepfakes, model inversion extraction, or prompt-injection attacks may increase the sophistication of threats. Breaches, unauthorized access to or acquisition of, or misuse of data, including personal information, used in or produced by AI systems could lead to financial losses, regulatory penalties, and litigation, and AI systems may inadvertently expose proprietary or personal information.

Reputational and ethical risks are significant, as AI raises concerns about bias, misinformation, job displacement, and environmental or other societal impacts. Public scrutiny, negative media coverage, stakeholder backlash, or association with controversial AI practices could damage our brand, customer relationships, ability to attract and retain talent, or investor confidence, particularly as expectations for robust AI governance, transparency, and board oversight continue to increase. Mitigating these risks requires ongoing investment in governance frameworks, policies, training, audits, ethical guidelines, insurance, and technical safeguards, which may increase expenses and affect profitability.

The pace of AI evolution and uncertainty in applicable laws and stakeholder expectations make it difficult to predict or fully mitigate all risks, and any of these factors could have a material adverse effect on our business. In addition, AI may not develop in accordance with market acceptance of features, products, or services. Rumble regularly evaluates its product roadmaps and makes significant changes as its understanding of the technological challenges and market landscape of AI, as well as its product ideas and designs, continue to evolve. As a result of these or other factors, Rumble’s AI strategy and investments may not be successful in the foreseeable future, or at all, which could adversely affect our business, reputation, or financial results.

1.1.26         Prolonged or escalating trade disputes could increase our infrastructure and compliance costs and reduce advertising and cloud revenues.

Our business, operations, and financial condition may be adversely affected by ongoing trade disputes, including tariffs, trade restrictions, and other protectionist measures imposed by governments globally (e.g., tariffs on servers and networking equipment used for Rumble Cloud). While we do not directly engage in the importation or exportation of goods, we operate within a complex global ecosystem that is highly sensitive to disruptions caused by trade conflicts. These disputes could lead to increased costs, supply chain disruptions, and reduced demand for our products and services, even though our operations are primarily service-based. Trade disputes may result in higher costs for hardware, components, or software services provided by our suppliers (e.g., servers storage and networking), who may face tariffs or other trade barriers and are likely to pass these costs on to us. Additionally, trade disputes may disrupt the global supply chains on which our partners or customers rely, potentially reducing advertising spend and delaying the development, deployment, or adoption of our Rumble Cloud solutions. Trade disputes may also contribute to broader economic uncertainty, including inflationary pressures, currency fluctuations, or reduced global investment in advertising and technology, leading to decreased demand for our advertising and cloud offerings, as customers seek to reduce costs. Geopolitical tensions arising from trade conflicts could also result in regulatory changes, such as export controls or data localization requirements, which may increase our compliance costs or restrict our ability to operate in certain markets.

The unpredictable nature, duration, and severity of trade disputes make it difficult for us to fully mitigate their impact. Prolonged or escalating trade disputes could materially and adversely affect our business, financial condition, and results of operations by increasing our infrastructure and compliance costs and reducing advertising and cloud revenues.

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1.2              Risks Relating to the Business Combination

1.2.1           The consummation of the Business Combination is subject to certain conditions, which could delay, extend or prevent the Exchange Offer and the Business Combination.

The Exchange Offer will be subject to several conditions, including the Registration Statement Condition, the conditions relating to merger control approvals and investment control clearances (collectively, the “Regulatory Conditions”), and the other conditions set forth in this Prospectus. The timing for settlement of the Exchange Offer and completion of the Business Combination will depend on the satisfaction of such conditions. As a result, the Exchange Offer and the Business Combination could be delayed, extended, amended or terminated, which could result in the ND Shareholders not receiving Rumble Class A Common Shares.

1.2.2           Under the terms of the Business Combination Agreement, if the Exchange Offer is not settled by the End Date, the Business Combination Agreement may be terminated by either party. If the Business Combination Agreement is terminated, the Business Combination will not be consummated.

Under the terms of the Business Combination Agreement, the conditions to the Exchange Offer (the “Offer Conditions”) fall into three categories: (i) the regulatory conditions relating to merger control and investment control clearances (the “Regulatory Conditions”) must be satisfied on or before the End Date; (ii) the absence of certain conditions or circumstances relating to Northern Data (the “Offer Period Conditions”) during the Offer Period (as defined below); and (iii) certain conditions that are required to be satisfied at the time of closing of the Exchange Offer including, among others, the non-revocation of the BaFin prospectus approval, the closing of the transactions under the Transaction Support Agreements and certain other agreements, the execution of the Shareholder Loan Amendment Agreement, the effectiveness of the Registration Statement and the authorization of the Offer Shares for listing on NASDAQ, the absence of any order or injunction prohibiting the closing of the Exchange Offer, and access to, and the absence of certain facts or findings in, the Law Firm Report (which has been satisfied as of the date of this Prospectus).

The only outstanding Regulatory Condition relating to merger control or foreign direct investment is the approval by the United Arab Emirates Ministry of Economy (“UAE MoE”) under the Federal Law 36 of 2023 on the Regulation of Competition. Rumble submitted a notification to the Competition Regulation Committee of the UAE MoE on January 27, 2026, which was formally accepted on February 20, 2026, and the review process remains ongoing as of the date of this Prospectus. The Registration statement was filed on April 13, 2026.

If the remaining Regulatory Condition is not satisfied by the End Date, or if any other closing condition is not satisfied at the time of the closing of the Exchange Offer (unless any such non-satisfied condition has been waived, if permissible), the Exchange Offer will terminate and settlement will not occur. The parties currently expect the remaining Regulatory Condition to be satisfied and the Business Combination to be completed in the first half of 2026 but in no event later than the End Date. As a result, the exchange of ND Shares pursuant to the Exchange Offer may be made on a date that is significantly later than the end of the Offer Period, or may not occur.

Furthermore, pursuant to the Business Combination Agreement, Rumble or Northern Data may terminate the Business Combination Agreement under certain circumstances, including, among others, if: (i) the Exchange Offer lapses due to non-satisfaction of conditions before the End Date; (ii) the Exchange Offer has not settled by the End Date; (iii) a closing condition cannot ultimately be fulfilled; or (iv) a competent governmental authority or court permanently enjoins the closing of the Exchange Offer. No assurance can be given that all of the conditions to the Exchange Offer will be satisfied or, if they are, as to the timing of the settlement of the Exchange Offer. If the conditions to the Exchange Offer are not satisfied or validly waived in advance, or if termination rights are exercised, the Exchange Offer will terminate, settlement of the Exchange Offer will not occur, and the Business Combination will not be completed.

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1.2.3           Rumble and Northern Data must obtain governmental and regulatory approvals or clearances to consummate the Business Combination, which, if delayed or not granted, may delay or jeopardize the Exchange Offer and the Business Combination. In addition, conditions imposed by such agencies in connection with their approvals may adversely impact the business, financial condition or results of operations of Rumble and Northern Data, including the loss of value of assets or businesses that may be required to be divested in connection with obtaining approvals under merger control or competition laws or foreign direct investment laws.

Completion of the Business Combination is conditioned upon, among other things, either receipt of approvals or clearances from the relevant antitrust authority or expiration or termination of any statutory waiting period (including any extension thereof) under merger control or competition law regimes in any jurisdictions where the parties to the Business Combination Agreement have mutually determined merger control or competition law filings and/or notices to be necessary, as well as clearances from relevant authorities under foreign direct investment regimes in any jurisdictions where the parties to the Business Combination Agreement have mutually determined foreign direct investment filings and/or notices to be necessary. The governmental and regulatory agencies from which Rumble and Northern Data have sought or are seeking these approvals and clearances have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by the Business Combination Agreement, those agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Rumble’s and Northern Data’s respective businesses. Pursuant to the Business Combination Agreement, Rumble and Northern Data will cooperate with each other, to the extent legally permissible, in all respects in connection with any additional submission, investigation or inquiry, and supply to any competent authority as promptly as reasonably practicable any additional information requested pursuant to any applicable law and take all other procedural actions (other than offering remedies to mitigate competition concerns by a competent authority) required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire. No assurance can be given that the remaining required approval will be obtained or that the required conditions to the Exchange Offer will be satisfied, and, even if all required approvals and clearances are obtained and the conditions to the Exchange Offer are satisfied, no assurance can be given as to the terms, conditions and timing of such approval. If the Regulatory Conditions are not satisfied by the End Date (or, if permissible, waived), the Exchange Offer will terminate, settlement of the offer will not occur, and the Business Combination will not be completed. Any delay in the completion of the Business Combination for regulatory reasons could diminish the anticipated benefits of the Business Combination or result in additional transaction costs.

Conditions imposed by regulatory agencies in connection with their approval or clearance of the Business Combination may require changes to the operations of Rumble or Northern Data, restrict their ability to operate in certain jurisdictions following the Business Combination, restrict the combination of Rumble and Northern Data’s operations in certain jurisdictions or require other commitments regarding ongoing operations. Such conditions may also restrict Rumble’s or Northern Data’s ability to modify the operations of their businesses in response to changing circumstances for a period of time after completion of the Business Combination and the Exchange Offer or their ability to expend cash for other uses or otherwise have an adverse effect on the anticipated benefits of the Business Combination, thereby adversely impacting the business, financial condition or results of operations of Rumble and Northern Data. Such conditions may also impose requirements that Rumble or Northern Data divest certain assets in order to obtain certain regulatory approvals, which may result in loss of value due to the loss of those assets or businesses or a sale of those assets or businesses at less than the desired price or under otherwise unfavorable conditions, in particular as a result of timing constraints and the limited universe of buyers acceptable to the regulatory authorities, especially in challenging market conditions. Any such actions could have a material adverse effect on the business, results of operations, financial condition and prospects of Rumble and substantially reduce or eliminate the advantages which Rumble and Northern Data expect to achieve from the Business Combination.

1.2.4           Because the Offer Exchange Ratio in the Exchange Offer is fixed, the market value of the Rumble Class A Common Shares received by an ND Shareholder in the Exchange Offer may be less than the market value of the ND Shares that such holder held prior to the completion of the Business Combination.

ND Shareholders who tender their ND Shares in the Exchange Offer will receive 2.0281 Rumble Class A Common Shares for each ND Share tendered. The Offer Exchange Ratio is fixed and will not vary even if the market price of Rumble Class A Common Shares or ND Shares varies. Upon completion of the Business Combination, and assuming that all outstanding ND Shares are exchanged in the Exchange Offer or acquired by Rumble pursuant to the Transaction Support Agreements, it is expected that former ND Shareholders will own, as a result of the tender or sale of their ND Shares, approximately 33.3% of the issued and outstanding Rumble Class A Common Shares immediately following

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the consummation of the Business Combination, based on 261,063,132 Rumble Class A Common Shares issued and outstanding as of March 30, 2026 (including ExchangeCo Shares, but excluding shares subject to escrow restrictions)1 and assuming 130,197,281 Rumble Class A Common Shares are issued in the Exchange Offer and pursuant to the Transaction Support Agreements.2 The market value of Rumble Class A Common Shares and ND Shares at the time of the completion of the Exchange Offer may vary significantly from the value on the date of the execution of the Business Combination Agreement, the date of this document, the date on which ND Shareholders tender their shares in the Exchange Offer or the expiration of the Acceptance Period (as defined below) or the Additional Acceptance Period (as defined below). Because the Offer Exchange Ratio will not be adjusted to reflect any changes in the market price of the Rumble Class A Common Shares or ND Shares, the value of the consideration paid to the ND Shareholders who tender their shares in the Exchange Offer may be lower than the market value of their ND Shares, respectively, on earlier dates.

Changes in share prices may result from a variety of factors that are beyond the control of Rumble and Northern Data, including their respective business, operations and prospects, market conditions, economic development, geopolitical events, regulatory considerations, governmental actions, legal proceedings and other developments. Market assessments of the benefits of the Business Combination and of the likelihood that the Business Combination will be completed, as well as general and industry-specific market and economic conditions, may also have an adverse effect on share prices.

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the expiration of the Offer Period. As a result, the market values of the Rumble Class A Common Shares and ND Shares may vary significantly from the date of the expiration of the Offer Period to the date of the completion of the Business Combination.

Investors are urged to obtain up-to-date prices for Rumble Class A Common Shares, which are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “RUM” and ND Shares, which are listed, among other venues, in the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange and the Munich Stock Exchange under the symbol “NB2.”

1.2.5           The prices of Rumble Class A Common Shares and ND Shares may be adversely affected if the Business Combination is not completed, which could result in reduced liquidity and losses for investors.

If the Business Combination is not completed, the market prices of Rumble Class A Common Shares and ND Shares may decline for various reasons, including to the extent that the current market prices of Rumble Class A Common Shares and ND Shares reflect a market premium based on the assumption that the Business Combination will be completed. As a result, investors could face reduced liquidity and losses on their investments in Rumble Class A Common Shares or ND Shares.

1.2.6           If the number of ND Shares held directly by BidCo reaches or exceeds 90% or 95% of Northern Data’s share capital, BidCo may, in its sole discretion, elect to carry out a squeeze out of minority holders of ND Shares.

After the settlement of the Exchange Offer, BidCo will consider, if BidCo has reached the necessary thresholds, carrying out a squeeze out of the remaining ND Shareholders. A squeeze out transaction may be effected in two ways: (i) a cash merger squeeze out pursuant to Sections 62(1) and 62(5) of the German Transformation Act (Umwandlungsgesetz), if BidCo holds at least 90% of Northern Data’s share capital, excluding treasury shares and shares held for the account

____________

1        Based on 192,984,373 Rumble Class A Common Shares and 68,078,759 ExchangeCo Shares issued and outstanding as of March 30, 2026, excluding shares subject to escrow restrictions under the 2022 Business Combination Agreement (which are tied to the achievement of $15.00 and $17.50 trading prices for a certain period of time or upon a change of control in excess of such trading prices, in each case, prior to September 16, 2027). For the avoidance of doubt, Rumble Class A Shares issued and outstanding excludes shares issuable upon the exercise of Company Options and warrants and settlement of RSUs. See “16 DESCRIPTION OF RUMBLE’S CAPITAL STOCK” for further information regarding Rumble Class A Common Shares outstanding.

2        Based on 64,196,677 ND Shares outstanding as of the date of the Prospectus and the Offer Exchange Ratio of 2.0281 Rumble Class A Common Shares per ND Share. Assumes that any Pre-Funded Warrants issued to Tether in lieu of Rumble Class A Common Shares are treated the same as Rumble Class A Common Shares. For the avoidance of doubt, Rumble Class A Common Shares issued to Tether pursuant to the initial exchange of 50% of the value of the Existing ND Loan (as defined herein) are not included.

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of Northern Data; or (ii) a corporate squeeze out pursuant to Sections 327a et seq. of the German Stock Corporation Act (Aktiengesetz), if BidCo holds at least 95% of Northern Data’s share capital, excluding treasury shares and shares held for the account of Northern Data. In the event of a cash merger squeeze out or a corporate squeeze out, shares of ND Shareholders who did not tender their shares in the Exchange Offer will automatically be converted into the right to receive adequate cash compensation. In a squeeze out transaction, BidCo will determine the adequate compensation. In general, the compensation must not be less than the volume-weighted average share price (“VWAP”) of ND Shares for the three-month period prior to the announcement of BidCo’s intention to effect such squeeze out transaction by BidCo. Following the approval of a cash merger squeeze out or a corporate squeeze out by a shareholder meeting of Northern Data and its registration with the competent commercial register, each remaining minority shareholder of Northern Data may review such determination in court pursuant to the German Appraisal Proceedings Act (Spruchverfahrensgesetz). The amount of compensation paid for ND Shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the Rumble Class A Common Shares offered in the Exchange Offer. If BidCo is unable to complete a squeeze out, the remaining ND Shareholders will continue to be entitled to all ordinary shareholder rights (except for annual dividends in the case of a domination and profit and loss transfer agreement, which however, will not be implemented for a period of at least three years after the closing of the Exchange Offer).

1.2.7           Following the completion of the Business Combination, Northern Data will be indirectly majority owned by Rumble and the management board of Northern Data will continue to manage Northern Data independently in accordance with and within the framework of German law.

Following the completion of the Business Combination, Northern Data will be indirectly majority-owned by Rumble and, thus, become a dependent company of Rumble within the meaning of Section 17 of the German Stock Corporation Act (Aktiengesetz). The legal framework for this dependency between Rumble and Northern Data is, subject to other applicable law, set forth in Sections 311 et seq. of the German Stock Corporation Act (Aktiengesetz). Under this framework, until such time as BidCo is able to complete a squeeze out, Rumble, through its wholly-owned indirect subsidiary, BidCo, may be unable to initiate certain transactions or measures that are disadvantageous to Northern Data, unless Rumble provides adequate compensation to Northern Data. If the disadvantage caused by any such transaction or other measure cannot be assessed or compensated, Rumble will be unable to initiate such transaction or measure, which may preclude Rumble from implementing certain transactions related to the integration of Northern Data into the combined group, which could adversely affect the business of, or harm the results of operations, financial condition or cash flows of Rumble and the combined company.

1.2.8           The announcement and pendency of the Business Combination, during which Northern Data is subject to certain operating restrictions, could have an adverse effect on Rumble and Northern Data’s businesses, cash flows, financial condition and results of operations.

The announcement and pendency of the Business Combination could disrupt Rumble’s and Northern Data’s businesses, and uncertainty about the effect of the Business Combination may have an adverse effect on Rumble and Northern Data. These uncertainties could cause suppliers, vendors, partners, customers and others that deal with Rumble and Northern Data to defer entering into contracts with, or making other decisions concerning Rumble’s and Northern Data or to seek to change or cancel existing business relationships with the companies. In addition, Rumble’s and Northern Data’s employees may experience uncertainty regarding their roles after the Business Combination. Employees may depart either before or after the completion of the Business Combination because of uncertainty and issues relating to the difficulty of coordination or because of a desire not to remain following the Business Combination. Therefore, the pendency of the Business Combination may adversely affect Rumble and Northern Data’s ability to retain, recruit and motivate key personnel. Additionally, the attention of Rumble’s and Northern Data’s management may be directed towards the completion of the Business Combination, including obtaining regulatory approvals, and may be diverted from the day-to-day business operations of Rumble and Northern Data. Matters related to the Business Combination may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Rumble and Northern Data. Additionally, the Business Combination Agreement contains interim operating covenants requiring Northern Data to refrain from taking certain specified actions while the Business Combination is pending, such as significant investments or disposals. These restrictions may prevent Northern Data from pursuing otherwise attractive business opportunities or capital structure alternatives and from executing certain business strategies prior to the completion of the Business Combination. Further, the Business Combination may give rise to potential liabilities, including those that may result from pending and future stockholder lawsuits relating to the Business Combination. Any of these matters could adversely affect the businesses of, or harm the results of operations, financial condition or cash flows of Rumble and Northern Data.

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Further, certain adverse changes in the business of Northern Data or Rumble in the period prior to the closing of the Business Combination may occur that would not result in Rumble or Northern Data having the right to terminate the Business Combination Agreement or the Exchange Offer. If adverse changes occur but Rumble and Northern Data are still required to complete the Business Combination, the market value of Rumble Class A Common Shares or ND Shares may decrease. If the Business Combination is not completed, these risks may still materialize and adversely affect the business and financial results of Rumble and/or Northern Data or the market prices of the Rumble Class A Common Shares or the ND Shares.

1.2.9           Negative publicity related to the Business Combination may adversely affect Rumble and Northern Data.

From time to time, political and public sentiment in connection with the Business Combination may result in a significant amount of adverse press coverage and other adverse public statements affecting the parties to the Business Combination. Adverse press coverage and public statements, whether or not driven by political or popular sentiment, may also result in legal claims or in investigations by regulators, legislators and law enforcement officials. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceedings, could divert the time and effort of senior management from operating their businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings could be time-consuming and expensive and, regardless of the factual basis for the assertions being made, could have a negative impact on the reputation of Rumble and Northern Data, on the morale and performance of their employees and on their relationships with regulators, suppliers and customers. It may also have a negative impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on Rumble’s and Northern Data’s respective business and cash flows, financial condition and results of operations.

1.2.10         Certain of the directors, board members and executive officers of Rumble and Northern Data may have interests in the Business Combination that may be different from, or in addition to, those of Rumble Stockholders and ND Shareholders generally, which could lead to increased costs and potential dilution.

Certain of the directors and executive officers of Rumble and certain members of Northern Data’s management board and supervisory board may have interests in the Business Combination that may be different from, or in addition to, the interests of Rumble Stockholders and ND Shareholders, respectively. In the case of Rumble’s directors and executive officers, these interests include the continued service of such directors and executive officers following the closing of the Business Combination and the indemnification of such directors and executive officers. Rumble’s directors and executive officers also own Rumble voting securities. In the case of the Northern Data management board members and supervisory board members, these interests may include the continued service of such management board members following the closing of the Business Combination.

The board of directors of Rumble and the Northern Data management board and supervisory board were aware of and have considered the relevant interests (to the extent that they existed at the time), among other matters, in evaluating and negotiating the Business Combination. We expect Northern Data’s management board and supervisory board will further consider these interests in connection with issuing their reasoned opinion that contains their recommendation to ND Shareholders regarding acceptance of the Exchange Offer. These differing interests could result in terms that are less favorable to Rumble Stockholders and ND Shareholders, including leading to increased costs and potential dilution.

1.2.11         Rumble and Northern Data will incur significant transaction fees and costs in connection with the Business Combination which costs could reduce profitability, increase net losses and constrain liquidity.

Rumble and Northern Data expect to incur significant non-recurring implementation and restructuring costs associated with combining the operations of these two companies. In addition, Rumble and Northern Data will incur significant banking, legal, accounting and other transaction fees and costs related to the Business Combination. Additional costs substantially in excess of currently anticipated costs may also be incurred in connection with the integration of the businesses of Rumble and Northern Data. These costs could reduce profitability, increase net losses and constrain the liquidity of the combined business.

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1.2.12         The unaudited forward-looking financial information considered by Rumble, Northern Data and their financial advisors reflects Rumble management and Northern Data management estimates, and actual results may be significantly higher or lower than estimated.

In connection with the assessment of the Business Combination by Rumble and Northern Data, Rumble and Northern Data prepared certain unaudited forward-looking financial information. The unaudited forward-looking financial information considered by Rumble, Northern Data and their financial advisors, at the direction of Rumble and Northern Data, respectively, including the unaudited forward-looking information included in this document, are based on numerous variables and assumptions that are inherently uncertain, many of which are beyond the control of Rumble and Northern Data. These variables and assumptions are based on available information at the time of preparation and include industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as estimates regarding the business, financial condition and results of operations of Rumble and Northern Data. Such factors and other changes may cause the unaudited forward-looking financial information or the underlying assumptions to be inaccurate. Additionally, since the unaudited forward-looking financial information covers multiple years, such information by its nature becomes less predictable with each successive year. As a result of these contingencies, there can be no assurance that actual results will not be significantly higher or lower than estimated, which could have a material impact on the market price of Rumble Class A Common Shares. The unaudited forward-looking financial information does not take into account any circumstances or events occurring after the date it was prepared and does not give effect to the Business Combination, nor is it indicative of future results of the combined company.

The unaudited forward-looking financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forward-looking financial information, U.S. GAAP or the International Financial Reporting Standards as adopted by the EU. The prospective financial information included in this document has been prepared by, and is the responsibility of, Rumble and Northern Data management. Baker Tilly US, LLP (“Baker Tilly”) (Rumble’s independent registered public accounting firm), Liebhart & Kollegen Wirtschaftsprüfer Steuerberater (“Liebhart”) (Northern Data’s independent auditors), or any other independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Baker Tilly and Liebhart have not expressed an opinion or any other form of assurance with respect thereto. Baker Tilly’s auditor opinion included in this Prospectus relates to Rumble’s previously issued financial statements and the Liebhart’s auditor report included in this document relates to Northern Data’s previously issued financial statements. These do not extend to the prospective financial information and should not be read to do so.

1.3              Risks Relating to the Business of Rumble After Completion of the Business Combination

1.3.1           Rumble may fail to realize the anticipated strategic and financial benefits sought from the Business Combination.

Rumble may not realize all of the anticipated benefits of the Business Combination. The success of the Business Combination will depend on, among other things, Rumble’s ability to combine its business with Northern Data’s business in a manner that facilitates growth. These risks may be magnified because certain of the businesses of Northern Data represent new business lines for Rumble in which it has little prior experience operating, and Rumble may also fail to have access to sufficient capital to maintain and grow the acquired business as planned.

However, Rumble is seeking to successfully combine its business with Northern Data’s in a manner that permits the anticipated benefits to be realized and to achieve the anticipated growth without adversely affecting current revenues.

In addition, the actual integration of Rumble and Northern Data will involve complex operational, technological and personnel-related challenges. This process will be time-consuming and expensive, and it may be disruptive to the combined businesses. Rumble may not realize all of the anticipated benefits of the Business Combination. Difficulties in the integration of the businesses, which may result in significant costs and delays, include:

•        managing a significantly larger company;

•        aligning and executing the strategy of the combined company;

•        coordinating corporate and administrative infrastructures and aligning insurance coverage;

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•        coordinating accounting, information technology, communications, administration and other systems;

•        addressing possible differences in corporate cultures and management philosophies;

•        coordinating the compliance program and creating uniform standards, controls, procedures and policies;

•        difficulties in integrating employees and teams of the respective businesses, and attracting and retaining key personnel;

•        unforeseen and unexpected liabilities related to the Business Combination or Rumble’s business;

•        managing tax costs or inefficiencies associated with integrating the operations of the combined company;

•        identifying and eliminating redundant and underperforming functions and assets;

•        effecting actions that may be required in connection with obtaining regulatory approvals; and

•        a deterioration of credit ratings.

In addition, the growth strategy of the combined business may require a significant amount of debt financing, which may be available on unfavorable terms, if at all, and there could be risks relating to the ability of the combined business to service any such debt obligations.

These and other factors could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue and earnings, which could materially impact Rumble’s business, financial condition and results of operations. The integration process and other disruptions resulting from the Business Combination may also adversely affect Rumble’s relationships with employees, suppliers, customers, distributors, licensors and others with whom Rumble and Northern Data have business or other dealings, and the difficulties in integrating the businesses of Rumble and Northern Data could harm the reputation of the combined company.

If the combined company is not able to successfully combine the businesses of Rumble and Northern Data in an efficient, cost-effective and timely manner, the anticipated benefits and cost savings of the Business Combination may not be realized fully, or at all, or may take longer to realize than expected.

1.3.2           A combined Rumble and Northern Data may experience a loss of customers or may fail to win new customers in certain countries.

Following the Business Combination, third parties with whom Rumble or Northern Data had relationships prior to the announcement of the Business Combination may terminate or otherwise reduce the scope of their relationship with either party in anticipation or after the completion of the Business Combination. In addition, the combined company may face difficulties in acquiring new customers in certain countries. Any such loss of business or the inability to win new customers could limit the combined company’s ability to achieve the anticipated benefits of the Business Combination. Such risks could also be exacerbated by a delay in the settlement of the Exchange Offer and the Business Combination.

1.3.3           The combined company may be unable to retain and motivate Rumble and/or Northern Data personnel successfully.

The success of the Business Combination will depend, in part, on the combined company’s ability to retain the talents and dedication of key employees, including key decision-makers, currently employed by Rumble and Northern Data. Such employees may decide not to remain with Rumble and Northern Data, as applicable, while the Business Combination is pending or with the combined company after the Business Combination is completed. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Rumble and Northern Data to hiring suitable replacements, all of which may cause Rumble’s business to deteriorate. Rumble and Northern Data may not be able to locate suitable replacements for any key employees who leave either company, or offer employment to potential replacements on reasonable terms. In addition, Rumble and Northern Data may not be able to motivate certain key employees following the completion of the Business Combination due to organizational changes, reassignments of responsibilities, the perceived lack of

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appropriate opportunities for advancement or other reasons. If the combined company fails to successfully retain and motivate the employees of Rumble and/or Northern Data, relevant capabilities and expertise may be lost which may have an adverse effect on the cash flows, financial condition and results of operations of Rumble and Northern Data.

1.3.4           Rumble Stockholders will experience immediate dilution as a consequence of the issuance of Rumble Class A Common Shares pursuant to the Exchange Offer and the other transactions contemplated by the Business Combination Agreement, which could reduce the market price of the Rumble Class A Common Shares.

Pursuant to the Exchange Offer and the related purchases pursuant to the Transaction Support Agreements, assuming all of the ND Shares are validly tendered pursuant to the Exchange Offer and all ND Shares are sold under the Transaction Support Agreements, it is expected that former ND Shareholders will own, as a result of the tender or sale of their ND Shares, approximately 33.3% of the issued and outstanding Rumble Class A Common Shares immediately following the consummation of the Business Combination, based on 261,063,132 Rumble Class A Common Shares issued and outstanding as of March 30, 2026 (including ExchangeCo Shares, but excluding shares subject to escrow restrictions)3 and assuming 130,197,281 Rumble Class A Common Shares are issued in the Exchange Offer and pursuant to the Transaction Support Agreements.4 Therefore, Rumble Stockholders will experience immediate dilution upon consummation of the Business Combination. This dilution could reduce the market price of the Rumble Class A Common Shares.

1.3.5           Rumble has identified material weaknesses in its internal control over financial reporting as of December 31, 2024. If Rumble is unable to remediate these material weaknesses, it may not be able to accurately or timely report its financial condition or results of operations.

Effective internal control over financial reporting is necessary to provide reasonable assurance regarding the preparation and fair presentation of published consolidated financial statements in accordance with U.S. GAAP. In Rumble’s Annual Report on Form 10-K for the year ended December 31, 2024, material weaknesses in internal control over financial reporting were identified in connection with the preparation of those consolidated financial statements.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Rumble identified material weaknesses in its financial statement close process, specifically related to an insufficient complement of accounting and finance personnel with the necessary U.S. GAAP technical expertise to timely identify and account for complex or non-routine transactions.

With respect to our consolidated financial statements as of December 31, 2024, Rumble identified material weaknesses corresponding to the control activities component of internal control under the Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Certain key controls were not adequately designed at a sufficient level of precision, including account reconciliations, to address relevant financial reporting risks, such as procedures to ensure completeness and accuracy of the accounting for content creator agreements and associated assets, liabilities, and expenses. Deficiencies in control activities contributed to the potential for material accounting errors in financial statement account balances and disclosures. While these material weaknesses did not result in a material misstatement of previously issued financial statements, they could result in a misstatement of account balances or disclosures that would not be prevented or detected and would therefore result in a material misstatement of annual or interim financial statements.

____________

3        Based on 192,984,373 Rumble Class A Common Shares and 68,078,759 ExchangeCo Shares issued and outstanding as of March 30, 2026, excluding shares subject to escrow restrictions under the 2022 Business Combination Agreement (which are tied to the achievement of $15.00 and $17.50 trading prices for a certain period of time or upon a change of control in excess of such trading prices, in each case, prior to September 16, 2027). For the avoidance of doubt, Rumble Class A Common Shares issued and outstanding excludes shares issuable upon the exercise of Company Options and warrants and settlement of RSUs. See “16 DESCRIPTION OF RUMBLE’S CAPITAL STOCK” for further information regarding Rumble Class A Common Shares outstanding.

4        Based on 64,196,677 ND Shares outstanding as of the date of this Prospectus and the Offer Exchange Ratio of 2.0281 Rumble Class A Common Shares per ND Share. Assumes that any Pre-Funded Warrants issued to Tether in lieu of Rumble Class A Common Shares are treated the same as Rumble Class A Common Shares. For the avoidance of doubt, Rumble Class A Common Shares issued to Tether pursuant to the initial exchange of 50% of the value of the Existing ND Loan (as defined herein) are not included.

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Rumble is working to remediate the material weaknesses and is taking steps to strengthen our internal control over financial reporting through continued hiring of appropriately skilled finance and accounting personnel with requisite technical knowledge, formalization of accounting policies and controls around content creator agreements, and engagement of external accounting advisors for complex transactions. These control deficiencies cannot be fully remediated until these steps have been completed and have been operated effectively for a sufficient period. The hiring of additional personnel and implementation of improvements to accounting systems and controls may be costly and time-consuming.

There can be no assurance that the measures taken to date and those expected to be taken will be sufficient to remediate the identified material weaknesses or avoid the identification of additional material weaknesses in the future. If remediation is not achieved on a timely basis, there remains a reasonable possibility that these material weaknesses or other control deficiencies could result in a material misstatement of annual or interim financial statements that would not be prevented or detected on a timely basis, which could in turn cause the market price of Rumble Class A Common Shares to decline significantly and make raising capital more difficult. If Rumble fails to remediate its existing material weaknesses, identify future material weaknesses in its internal control over financial reporting, or fails to meet the demands placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Rumble may be unable to accurately report financial results or report them within required timeframes. Failure to comply with Section 404 of the Sarbanes-Oxley Act could also subject Rumble to sanctions or investigations by the SEC or other regulatory authorities. If additional material weaknesses exist or are discovered in the future and cannot be remediated, Rumble’s reputation, results of operations, and financial condition could suffer.

1.3.6           Rumble’s traffic growth, engagement, and monetization depend on effective operation within and compatibility with operating systems, networks, devices, web browsers, and standards, including mobile operating systems, networks, and standards that Rumble does not control.

Rumble makes its content available across a variety of operating systems and through websites. Rumble is dependent on the compatibility of its content with popular devices, streaming tools, desktop and mobile operating systems, connected TV systems, and web browsers that Rumble does not control, such as macOS, Windows, Android, iOS, Chrome, and Firefox, and mobile application stores, such as Apple’s App Store, and the Google Play Store. Any changes in such systems, devices or web browsers that degrade the functionality of Rumble’s content or give preferential treatment to competitive content could adversely affect usage of Rumble’s content.

A significant portion of Rumble’s traffic accesses Rumble’s content and services through mobile devices and, as a result, Rumble’s ability to grow traffic, engagement, and advertising revenue is increasingly dependent on generating revenue from content viewed and engaged with on mobile devices. A key element of Rumble’s strategy is focusing on mobile apps and connected TV apps, and Rumble expects to continue to devote significant resources to the creation and support of new and innovative mobile and connected TV products, services, and apps. Rumble is dependent on the interoperability of its content and apps with popular mobile operating systems, streaming tools, networks, and standards that Rumble does not control, such as the Android and iOS operating systems. Rumble also depends on the availability of the Rumble app on mobile app stores, such as Apple’s App Store and the Google Play Store, and if access to such stores is limited or terminated, regardless of the legitimacy of the stated reasons, Rumble’s ability to reach users through its mobile app will be negatively impacted. Rumble may not be successful in maintaining or developing relationships with key participants in the mobile and connected TV industries or in developing content that operates effectively with these technologies, systems, tools, networks, or standards. Any changes in such systems, or changes in Rumble’s relationships with mobile operating system partners, handset and connected TV manufacturers, or mobile carriers, or in their terms of service or policies that reduce or eliminate Rumble’s ability to distribute and monetize its content, impair access to Rumble’s content by blocking access through mobile devices, make it hard to readily discover, install, update, or access Rumble’s content and apps on mobile devices and connected TVs, limit the effectiveness of advertisements, give preferential treatment to competitive, or their own, content or apps, limit Rumble’s ability to measure the effectiveness of branded content, or charge fees related to the distribution of Rumble’s content or apps could adversely affect the consumption and monetization of Rumble’s content on mobile devices. Additionally, operating expenses would increase if the number of platforms for which Rumble develops its products expands. In the event that it becomes difficult to access Rumble’s content or use Rumble’s apps and services, particularly on mobile devices and connected TVs, or if users choose not to access Rumble’s content or use Rumble’s apps on their mobile devices and connected TVs or choose to use mobile products or connected TVs that do not offer

Annex O-45

access to Rumble’s content or apps, or if the preferences of traffic require an increase in the number of platforms on which Rumble’s products are made available, Rumble’s traffic growth, engagement, ad targeting, and monetization could be harmed and Rumble’s business and operating results could be adversely affected.

1.3.7           Rumble’s business depends on continued and unimpeded access to its content and services on the internet. If Rumble or those who engage with its content experience disruptions in internet service, or if internet service providers are able to block, degrade, or charge for access to Rumble’s content and services, Rumble could incur additional expenses and the loss of traffic and advertisers.

Rumble’s products and services depend on the ability of users to access its content and services on the internet. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, and government-owned service providers. Laws or regulations that adversely affect the growth, popularity, or use of the internet, including changes to laws or regulations impacting internet neutrality, could decrease the demand for Rumble’s products or offerings, increase its operating costs, require Rumble to alter the manner in which it conducts its business, and/or otherwise adversely affect its business. Rumble could experience discriminatory or anti-competitive practices that could impede its growth, cause it to incur additional expense, or otherwise negatively affect its business. For example, paid prioritization could enable internet service providers, or ISPs, to impose higher fees and otherwise adversely impact Rumble’s business. Internationally, government regulations concerning the internet, and in particular, network neutrality, may be developing or may not exist at all. Within such an environment, without network neutrality regulations, Rumble could experience discriminatory or anti-competitive practices that could impede both Rumble and its customers’ domestic and international growth, increase Rumble’s costs, or adversely affect its business.

1.3.8           Rumble depends on third-party vendors, including internet service providers and data centers, to provide core services.

Although Rumble is building its own technical infrastructure, Rumble depends on third-party vendors, including internet service providers and data centers to, among other things, provide customer support, develop software, host videos uploaded by users, transcode videos (compressing a video file and converting it into a standard format optimized for streaming), stream videos to viewers, support Rumble’s cloud services offerings, and process payments. These vendors provide certain critical services to Rumble’s technical infrastructure that are time-consuming and costly for Rumble to develop independently. Outages in those services would materially affect Rumble’s video services and Rumble’s ability to provide cloud services. Outages may expose Rumble to having to offer credits to subscribers, loss of subscribers, and reputational damage. Rumble is unlikely to be able to fully offset these losses with any credits it might receive from its vendors.

1.3.9           Rumble may not continue to grow or maintain its active user base, may not be able to achieve or maintain profitability, and may not be able to scale its systems, technology, or infrastructure effectively or grow its business at the same or similar rate as other comparable companies.

The growth of Rumble’s user base, as measured by current key performance metrics, including monthly active users (MAUs), may not be sustainable and should not be considered indicative of future levels of active viewers and future performance. In addition, Rumble may not realize sufficient revenue to achieve (or, if achieved, maintain) profitability. For the fiscal years ended December 31, 2025, and December 31, 2024, Rumble incurred a significant net loss and did not achieve profitability. As Rumble grows its business, its revenue growth rates may slow or reverse in future periods due to several reasons, which may include slowing demand for its services, increasing competition, a decrease in the growth of its overall market, an inability to scale its systems, technology or infrastructure effectively, and the failure to capitalize on growth opportunities or the maturation of its business. Rumble may incur losses in the future for several reasons, including insufficient growth in the level of engagement, a failure to retain its existing level of engagement, increasing competition, the failure to continue to attract content creators with large followings, the payment of fixed payment obligations to content creators who join the platform that turn out to be unprofitable over the term of the applicable contract as a result of actual performance that does not meet Rumble’s original modeled financial projections for that creator, the unavailability of certain popular content creators for extended periods of time due to personal or other reasons, as well as other risks described in these “Risk Factors,” and Rumble may encounter unforeseen expenses, difficulties, complications and delays and other unknown factors. Rumble expects to continue to make investments in the development and expansion of its business, which may not result in increased or sufficient revenue or growth, including relative to other comparable companies, as a result of which Rumble may not be able to achieve or maintain profitability.

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1.3.10         Rumble may require additional capital to support its growth strategy or operations, and such financing may not be available on acceptable terms or at all.

To execute its growth strategy, Rumble may need to raise additional capital in the future. Rumble’s ability to secure financing will depend on various factors, including market conditions, interest rates, investor sentiment toward Rumble’s industry, and Rumble’s operating performance and financial condition at the time of the financing.

Rumble may seek additional funds through public or private equity offerings, debt financings, asset-backed lending, or strategic partnerships. However, such financing may not be available to Rumble on commercially reasonable terms, or at all. If Rumble raises funds through the issuance of equity or convertible securities, Rumble’s existing shareholders could experience dilution, and any new securities may have rights, preferences, or privileges senior to those of Rumble Class A Common Shares. If Rumble raises funds through debt financing, Rumble may incur significant interest obligations and be subject to restrictive covenants that could limit Rumble’s operational flexibility. Moreover, reliance on outside capital increases Rumble’s exposure to macroeconomic volatility, including tightening credit conditions, higher interest rates, or disruptions in financial markets. If Rumble is unable to obtain adequate financing when needed, or if Rumble is forced to do so under unfavorable terms, Rumble may be unable to invest in critical initiatives, respond to competitive pressures, or scale Rumble’s operations in line with demand. Any failure to secure sufficient capital to support Rumble’s growth could delay or prevent the execution of Rumble’s strategic objectives and materially and adversely affect Rumble’s business, financial condition, and prospects.

1.3.11         Rumble has no history of, and limited experience in, operating a cloud computing and data center business.

Rumble has no history of, and limited experience in, providing graphic-processor-units (“GPUs”) as a service and operating data center infrastructure of the type operated by Northern Data. Rumble’s operations, earnings and ultimate financial success could suffer due to Rumble management’s limited experience in this industry. Rumble management’s decisions and choices may not take into account standard industry best practices. Following the Business Combination, Rumble may face the risks inherent in establishing and scaling an AI infrastructure and cloud services platform, including site development, power availability, and supply chain constraints, and may not successfully integrate or profitably commercialize these services.

1.3.12         The Rumble Stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

In connection with the Business Combination, the Majority Shareholder approved the issuance of the following maximum number of Rumble Class A Common Shares:

•        The aggregate number of Rumble Class A Common Shares issuable under the Exchange Offer and pursuant to the Transaction Support Agreements (not exceeding 135 million shares); plus

•        The aggregate number of Rumble Class A Common Shares potentially issuable under the Rumble Equity Commitment Agreement (as defined below) (and, if ND Shares are issued under the Northern Data Equity Commitment Agreement (as defined below) prior to the closing of the Exchange Offer and then exchanged in the Exchange Offer) not exceeding 26 million shares; plus

•        The aggregate number of Rumble Class A Common Shares potentially issuable under the Amended Northern Data Loan Agreements (as defined below) (taking into account accruing interest and potential fluctuations in exchange rates) not exceeding 120 million shares.

Upon these issuances in connection with the Business Combination, Rumble Stockholders will experience immediate and substantial dilution of their ownership interests in Rumble. If Rumble is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, the Rumble Stockholders would experience substantial dilution of their ownership interests in Rumble without receiving any commensurate benefit, or only receive part of the commensurate benefit to the extent Rumble is able to realize only part of the strategic and financial benefits anticipated from the Business Combination.

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1.3.13         Tether holds, and will hold following the Business Combination, significant voting power in Rumble and will also be a lender to Northern Data. Accordingly, Tether may have interests in addition to or different from the interests of other Rumble Stockholders and may use its voting power, or its rights as a lender to Northern Data, to advance such interests.

As of the date of this Prospectus, Tether owned approximately 7.4% of the voting power of Rumble’s outstanding capital stock and, if the Business Combination closed on the date of this Prospectus, Tether would own approximately 9.9% of the voting power of Rumble (after giving effect to the Voting Limitation described herein). Additionally, Tether will, upon the closing of the Business Combination, be a lender to Rumble ND HoldCo, a wholly owned subsidiary of Rumble, and Rumble ND HoldCo’s subsidiaries, including Northern Data. Tether may have interests that may be different from, or in addition to, the interests of Rumble Stockholders and ND Shareholders, respectively. Rumble cannot provide any assurances as to how Tether will vote its Rumble Class A Common Shares in future votes of Rumble Stockholders or whether Tether will vote its Class A Rumble Common Shares in pursuit of interests that align with the interests of other Rumble Stockholders.

1.4              Risks Relating to the Business of Northern Data

1.4.1           The AI and HPC markets and related customer demand may not develop as expected, which may adversely affect the ND Group’s business, operating results, financial condition and prospects.

We believe that, through its Taiga Cloud business (“Taiga Cloud”), the ND Group operates one of the largest GPU estates for high-performance computing (“HPC”) in Europe, leveraging high-density, liquid-cooled, GPU-based technology deployed at its owned or leased data center sites, which are operated by its Ardent Data Centers business (“Ardent Data Centers”). Based on this vertically HPC infrastructure offering, the ND Group has gained experience since 2024 handling AI workloads for AI early-adopters. The development of AI and the adoption of AI use cases by AI-native organizations, enterprises, governments and other end-users is driving the demand for computing power and platform services that facilitate the operation of AI solutions. At present, the ND Group targets end customers both through its infrastructure as a service (“IaaS”) technology partners and directly which primarily consist of AI labs, US and European AI-native start-ups, global providers of sovereign and enterprise cloud solutions, Web 3.0 infrastructure providers and GPU marketplaces. With increasing adoption of AI solutions by enterprises, governments and other end-users, the ND Group anticipates that its potential customer base will continue to expand to include a range of enterprises and governments using AI technologies. While AI adoption is likely to continue and may accelerate, the speed and scope of such adoption over time are subject to considerable uncertainty. The extent to which the market will embrace AI solutions cannot be reliably predicted and the perceived value of AI technologies used and/or provided by the customers the ND Group targets could change. If AI is not broadly adopted to the extent expected, or if new use cases do not materialize, then the opportunity may be smaller than expected and demand for HPC power by AI early-adopters might decelerate. If such demand does not rise to the level expected, then the ND Group’s current infrastructure may not be best suited to serve its current target customers and other AI early-adopters in the future due to changing technological requirements and/or trends. The ND Group’s significant capital investments in GPU-based infrastructure, including its reliance on specific GPU technology from a limited number of suppliers, may be at risk if technological advancements render current hardware less competitive or if alternative computing architectures gain market acceptance more quickly than anticipated. Even if demand develops in line with the ND Group’s expectations, evolving and increasingly complex regulations relating to AI may hold back the development, commercialization and use of AI solutions. Such regulations may become applicable to customers the ND Group targets even if they reside outside of the territory in which such regulation is enacted, e.g., because of the use of the customer’s solutions within that territory. If the ND Group’s expectations regarding AI and HPC market developments and related customer demand prove to be incorrect, its current and future offerings may not be commercially successful, which would adversely affect its profitability, in particular due to unused capacity, lower margins, delayed expansions and higher unit and compliance costs.

1.4.2           Market developments, technology trends or new scientific findings could have a negative impact on the ND Group’s competitive position and significantly impact its business, operating results, financial condition and prospects.

The markets for AI and HPC solutions, as well as the industries in which the ND Group’s target customers operate, are characterized by rapidly changing technologies, evolving industry standards, increasingly complex regulations and frequent new equipment and service introductions. The ND Group provides a highly scalable GPU estate for cloud

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computing, which currently primarily comprises NVIDIA H100 and H200 GPUs representing substantial capital expenditure. As GPUs are relatively novel products in the industry, their value and useful life remain uncertain in this rapidly evolving market. Currently, it is anticipated that the speed of development and release of newer generations of GPUs will continue to accelerate, at least in the near term. For example, NVIDIA has already announced the next generation of GPUs (Blackwell architecture), which may render the ND Group’s current GPU infrastructure less competitive or require significant additional capital expenditure to upgrade. While the ND Group has historically acquired GPUs from NVIDIA, through Hewlett-Packard GmbH (“HPE”), Super Micro Computer B.V. (“SuperMicro”) and Giga Computing Technology Co., Ltd. (“Giga”), it may be unable to acquire additional GPUs (including future generations of GPUs) from these suppliers. Such failure to acquire additional GPUs may happen because the ND Group may be unable to fund necessary technological upgrades of its hardware or a supplier may decide not to sell GPUs to the ND Group because of perceived noncompliance by the ND Group with the terms of any of their respective partner programs or for any other reason. The ND Group’s business model is intended to address the demand of customers using AI infrastructure solutions across a range of model training and model delivery inferencing, which it believes can be served on the basis of its current infrastructure. However, the loss of the ND Group’s significant customers or a significant reduction in demand from such customers could have a disproportionate impact on the ND Group’s revenue and profitability. The ND Group’s estimates of useful life could be incorrect and its customers may expect the ND Group to provide HPC solutions based on newer generations of GPUs or other compute technologies as such GPUs or other compute technologies become more powerful. Moreover, the continued use of older-generation GPUs may also result in negative pricing pressure. The ND Group may not be able to contract with customers in long-term agreements based on its current infrastructure, as customers may also appreciate the rapidly evolving nature of GPUs and other compute capabilities. In order to operate its business, the ND Group is required to make estimates regarding the speed of the development of GPUs, its ability to provide customers with newer GPUs and its ability to repurpose older generations of GPUs. Therefore, any changes to the estimates of its components’ useful lives, or any inability to redeploy components of its existing infrastructure, could significantly affect the ND Group’s business, operating results, financial condition and prospects. Furthermore, new disruptive technology, new competitors or new business models could dampen demand for existing commercial HPC applications and, consequently, the ND Group’s services. If the ND Group fails to adapt to such developments, its infrastructure and platform services may become obsolete or unmarketable due to demand for different processes and technologies. In addition, it cannot be predicted whether additional computing power will continue to be required, or if the practical limits of AI technology will plateau in the future. Furthermore, ND Group may be exposed to the credit risk of its customers, particularly given the ND Group’s reliance on a concentrated customer base and customers operating in the rapidly evolving and capital-intensive AI sector. Deterioration in the financial condition of ND Group’s customers, including in relation to financial deterioration within the industries or markets in which they operate, could result in these customers not being able to pay amounts owed to ND Group. The bankruptcy, insolvency, or other credit failure of any customer that owes a substantial amount to us, or to a group of customers in a particular segment or market that experiences market distress, could have a material adverse effect on ND Group’s business, financial position and results of operations.

If the ND Group is unable to anticipate and successfully adapt its current and future offerings to market developments, technology trends or new technological findings, its competitive position may be affected, which could have a material adverse effect on its business, operating results, financial condition and prospects.

1.4.3           The markets in which the ND Group participates are competitive and any failure to compete effectively may negatively impact its market share and growth prospects.

The ND Group faces significant competition from various cloud and data center providers, such as CoreWeave, Inc., Applied Digital Corporation, Nebius Group N.V., NScale Global Holdings Limited, Lambda Inc. and other emerging AI infrastructure providers. Further, increased focus by large IT operators such as Alphabet Inc., Microsoft Corporation, Meta Platforms, Inc., International Business Machines Corporation, Oracle Corporation and Amazon.com, Inc. on the commercial HPC infrastructure business could lead to intensifying competition. Many of the ND Group’s current and future competitors may have advantages over it, including greater name recognition, longer operating histories, pre-existing relationships with current or potential customers and suppliers, significantly greater financial, marketing and other resources and more ready access to capital, any of such competitors may allow them to offer more competitive prices and respond more quickly to new or changing opportunities. Competitors who are able to expend capital on newer generations of GPUs would have an advantage over the ND Group if it cannot effectively mitigate such risk by upgrading its technology on an ongoing basis, effectively repurposing older generations of GPUs and evolving its product offerings to meet varying types of existing and future customer needs. The ND Group’s competitors may

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have greater resources for research and development of new solutions, technologies, customer support, and to pursue acquisitions. Furthermore, its larger competitors typically have substantially broader and more diverse solutions and service offerings as well as more mature distribution strategies. In addition, such competitors are able to leverage their existing customer and distributor relationships.

The ND Group expects a further heightening of competition to lead to increased pricing pressure. In particular, the ND Group may become exposed to pricing and margin pressure if it is unable to continue to develop its IaaS offerings, which currently consist of its bare metal GPU estate complemented by on-demand GPU access and its technology partners’ software offerings, into a more comprehensive platform offering, enabling software-defined access to its full GPU estate and attracting a broader and more diversified customer base. Competitors with more diverse offerings may reduce the price of offerings that compete with the ND Group’s offerings or may provide such offerings with additional solutions and services. This could lead customers to demand price concessions from the ND Group or demand additional functionality at the same price levels. As a result, the ND Group may be required to reduce its prices or provide more features and services without corresponding increases in price, which would adversely affect its business, operating results, financial condition and prospects. The ND Group’s target customers may also choose to develop or expand their own existing HPC solutions and data centers, which could reduce demand for its services. Further, customers and suppliers may become future competitors, and if customers or suppliers were to cease purchasing services from the ND Group or supplying the ND Group with components as a result, its business, operating results, financial condition and prospects could be adversely affected.

1.4.4           Tax audits and regulatory investigations

The ND Group is subject to tax laws and regulations in multiple jurisdictions and may from time to time be involved in audits, inquiries, or investigations by tax authorities or other regulatory bodies. Such proceedings may relate to the interpretation and application of complex tax rules, including cross-border transactions, transfer pricing, withholding taxes or indirect tax matters. The outcome of any such proceedings is inherently uncertain and may result in additional tax assessments, penalties, interest charges, or other financial obligations that differ materially from the ND Group’s current expectations or provisions.

A VAT audit is currently being conducted by the Swedish Tax Agency (Skatteverket) in relation to three subsidiaries of Northern Data AG (Decentric Europe B.V., Hydro 66 Svenska AB and Hydro 66 Services AB). The Swedish Tax Agency has issued proposed decisions to Decentric Europe B.V. and Hydro 66 Svenska AB in which it asserts that certain activities performed at the ND Group’s data center operations in Boden, Sweden, constituted cryptocurrency mining activities that it considers to be outside the scope of VAT, and therefore proposes to deny the deduction of input VAT previously claimed. The proposed assessment amounts to approximately SEK 300 million (approximately EUR 28 million) for Decentric Europe B.V. and approximately SEK 218 million (approximately EUR 20 million) for Hydro 66 Svenska AB, in each case including any potential penalties and excluding interest. The ND Group has formally disputed the proposed decision regarding Decentric Europe B.V. and intends to dispute the proposed decision regarding Hydro 66 Svenska AB. The ND Group’s position is that the relevant activities involved the provision of infrastructure and related services to third parties, which Northern Data’s management board considers to constitute taxable supplies under Swedish VAT legislation. Northern Data’s management board also considers that certain conclusions reflected in the proposed decisions may have been drawn from incomplete operational data and assumptions that do not fully reflect the underlying commercial arrangements. As at the date of this prospectus, no final decisions or tax assessments have been issued by the Swedish Tax Agency in relation to these matters.

Separately, the European Public Prosecutor’s Office (EPPO) has initiated an investigation relating to VAT-related matters involving, among others, certain current and former employees and directors of Northern Data AG and its subsidiaries Decentric Europe B.V., Hydro66 Svenska AB and Hydro66 Services AB. Public documentation associated with the investigation refers to potential VAT exposure of up to approximately EUR 110 million, excluding any potential penalties, surcharges or interest. The ND Group has not received any formal assessment or proposed decision from the Swedish Tax Agency in connection with all entities referenced in the EPPO investigation. The ultimate outcome of these matters remains uncertain and may depend on the outcome of further administrative discussions, appeals processes, or judicial proceedings. Due to the preliminary nature of the proposed decisions and the ongoing discussions, the ND Group cannot currently reliably estimate the amount of any potential obligation that may ultimately arise.

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The outcome of the aforementioned proceedings could result in additional tax assessments, penalties, interest charges, litigation, reputational damage, or increased compliance costs, any of which could have a material adverse effect on the ND Group’s business, financial position and results of operations. In addition, it cannot be excluded that tax or regulatory authorities in other jurisdictions may initiate further reviews or proceedings in connection with the ND Group’s international activities. Any such developments could further increase the ND Group’s exposure to financial and operational risks and could materially adversely affect the ND Group’s business, financial position and results of operations.

1.4.5           Operating the ND Group’s HPC infrastructure is complex and performance problems or defects associated with the ND Group’s offerings may adversely affect its business, operating results, financial condition and prospects.

The operation of the ND Group’s HPC infrastructure and the underlying hardware and software technology is complex and the ND Group may fail to maintain its service performance at the level expected by customers. Many of the customers in the industry expect data center location uptime of nearly 100% coupled with a robust system of redundancy-enhancing technologies (such as dual power feeds and backup power generation) and the maintenance of nearly 100% GPU network uptime. Substantially all of the ND Group’s customer agreements include terms requiring it to meet 95% or more uptime. The ND Group has experienced interruptions of its services in the past, and it may in the future experience interruptions due to performance issues, including as a result of defects or errors in the hardware and software underlying its HPC infrastructure solutions and as a result of a lack of power redundancy or mechanical failures at its owned and co-located data center locations. If its infrastructure is unavailable or if customers are unable to access its platform within a reasonable amount of time or at all, the ND Group could experience a loss of customers, legal liability, delays in customer payments, the issuance of credits to impacted customers, harm to its reputation and brand, significant cost of remedying these problems, and a diversion of its resources. The ND Group could also face customer terminations with refunds of prepaid amounts, which could significantly affect both its current and future revenues.

The ND Group relies on third-party suppliers for the most significant components of the equipment it uses to operate its infrastructure. These third-party suppliers may also experience defects or errors in the products that the ND Group utilizes, which may result in performance problems or service interruptions. While limited warranties currently apply to the ND Group’s GPU hardware, these warranty programs are limited in time and scope and have processes that may not meet the timing expectations of the ND Group’s customer base. Costs incurred in correcting any defects or errors of components, including those in third-party components, may be substantial and could harm the ND Group’s business and reputation. The ND Group must also continually assess upgrades to its non-GPU hardware such as routers and switches, with such hardware subject to similar warranty and maintenance dynamics. Any potential liability of the third-party suppliers may be subject to contractual limitations.

1.4.6           The ND Group relies on suppliers to provide components and services for its data center and HPC solutions and services offerings. The ND Group’s existing GPU hardware is entirely indirectly supplied by NVIDIA through certain OEMs with which the ND Group has relationships.

The ND Group contracts with third parties for the supply of components and services needed for its data center and HPC infrastructure, such as construction works, electricity and components that it uses in the provision of its services to customers. If the ND Group is unable to find qualified suppliers in a timely manner or loses a current supplier, its expansion plans could be delayed, its ability to offer its services and solutions could be materially and adversely affected and its costs could increase. Despite having existing supply relationships the ND Group currently does not have long-term contracts or arrangements with certain suppliers that guarantee access to new HPC equipment (including GPUs) or components, capacity or the continuation of any particular payment terms. Accordingly, certain suppliers are not obligated to supply new products or upgrades, and the prices the ND Group is charged for their products and, if applicable, services could be increased on short notice. In addition, supply shortages or disruptions may occur for any reason, such as a natural disaster, epidemics, pandemics, regulations, capacity shortages, quality problems, or strike or other labor disruption at one of the ND Group’s supplier locations or at shipping ports or locations, and may increase the ND Group’s costs of obtaining necessary infrastructure to maintain its service to customers and implement its growth strategy. Apart from an industry-wide dependency on NVIDIA for the procurement of GPUs, the ND Group is in particular dependent on third-party manufacturers for the supply of components for its modular data centers.

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The ND Group’s suppliers themselves rely on third-party suppliers for semiconductor manufacturing, hardware components, and other critical inputs, which introduces additional risks to its supply chain. For example, NVIDIA relies on suppliers such as Taiwan Semiconductor Manufacturing Company for semiconductor fabrication and other manufacturers for compute and networking components. Any disruption in the operations of these upstream suppliers, whether due to equipment failures, geopolitical factors such as the potential for military conflict between China and Taiwan, implementation of tariffs or supply chain constraints, could affect the ND Group’s suppliers’ ability to supply the significant components of the equipment it uses to provide infrastructure and platform services.

Any disruptions in the supply of components and services the ND Group requires to operate its data centers and HPC infrastructure could have a material adverse impact on its ability to serve its existing and broadened customer base and to generate revenues and could increase its costs.

1.4.7           The ND Group may fail to efficiently enhance its Platform-as-a-Service offerings and develop and sell novel solutions and services.

Developing a comprehensive Platform-as-a-Service offering is key to its strategy to increase customer penetration and broaden the ND Group’s customer base. The ND Group aims to implement this strategy by expanding its IaaS partner relationships, building internal IaaS products and model hosting capabilities, and developing other orchestration and tooling services that foster the creation and deployment of agentic AI solutions. Additionally, the ND Group will seek to incorporate third-party services, such as the NVIDIA AI Enterprise software suite, into its offerings. The ND Group also seeks to productize its knowledge around building large-scale AI infrastructure by offering the deployment of customized AI infrastructure to customers. The ND Group may also determine to scale its technology and broaden its customer base through the acquisition of complementary businesses and technologies rather than through internal development.

The success of the ND Group’s business strategy will depend, in part, on its ability to, predict, adapt, and respond effectively to changes in technology, industry standards and customer needs on a timely basis. It may not be successful in securing the commercial partnerships required for comprehensive Platform-as-a-Service offerings and in developing or implementing additional enhancements to its solutions. In addition, it takes a significant amount of time to plan, develop, and test improvements to its technologies and infrastructure, and the ND Group may not be able to accurately forecast demand or predict the results it will realize from such improvements. The ND Group may also overestimate the demand for the types of services and solutions it offers or plans to offer and as a result may expand its infrastructure capacity, including its GPU base, and/or data center footprint more aggressively than needed.

If the ND Group is unable to develop and sell new solutions and services that satisfy and are adopted by new and existing customers and provide enhancements, new features, and capabilities that keep pace with rapid technological and industry change and address customer demand, its business, operating results, financial condition and prospects could be adversely affected.

1.4.8           Delays in the construction of new data centers or the retrofitting or expansion of existing data centers could impair the implementation of the ND Group’s data center strategy and involve significant risks to its business.

Currently, the ND Group has several sites under development, which are expected to increase its data center capacity. Delays in actions that require the assistance of third parties, unsatisfactory service levels, or financial or other problems of technical personnel during the design or construction process could lead to significant delays and/or increased costs to complete the projects, and will further increase the burden on its managerial, operational, and financial systems.

The global supply chain for electrical and mechanical equipment and materials could be impacted by disruptions, such as political events, international trade disputes, regulations, war, terrorism, natural disasters, public health issues, industrial accidents, and other business interruptions, which could lead to delays in the supply of materials and parts needed for construction. Changes in the costs of procuring materials and equipment used in construction and development programs, including vendor costs, or changes in the ND Group’s relationships with vendors, could also have an adverse effect on its results of operations. Construction work could also be delayed by events such as natural disasters, public health issues, environmental issues or excavation problems. The ND Group’s largest development site in Maysville, Georgia (U.S.), is located in a rural area which makes mobilizing and maintaining a sufficiently large and skilled workforce for the construction of such site challenging.

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The ND Group needs to work closely with local authorities and internet and network suppliers where its data centers are located to ensure a timely and sufficient supply of connectivity required to support the data center expansion and operation. The ND Group’s data centers may require the construction and operation of sophisticated fiber networks. The construction required to connect multiple carrier facilities to its data centers is complex and involves factors outside of its control, including regulatory requirements and the availability of construction resources. Any carrier may elect not to offer its services to the ND Group’s data centers or decide not to continue to do so for any period of time. Delays in receiving required permits and approvals from local governments, which are beyond the ND Group’s control, may affect the construction and development of new projects or result in them not being completed at all. Failure to expand the ND Group’s data center footprint as planned would have an adverse effect on its business, operating results, financial condition and prospects.

The operation of ND Group’s data center facilities and its Taiga Cloud business depends significantly on access to reliable and affordable electricity. Rising energy prices, limited supply, or regulatory changes in the energy market could materially increase the ND Group’s operating costs and adversely affect its profitability. Furthermore, there is a risk that power suppliers may modify or choose not to renew existing contracts. In this context, the recently renegotiated power purchase agreement for the Maysville site is of particular importance. Any deterioration in the terms of this power purchase agreement or any disruption in the availability of the agreed electricity supply could have a material adverse effect on the ND Group’s business, operating results, financial condition, and prospects.

1.4.9           The ND Group may not be able to effectively manage the growth of its business as it expands its operations.

Rapid growth has placed, and will continue to place, significant demands on the ND Group’s management and its administrative, operational, and financial organization and systems, including recruitment of qualified personnel. For example, the ND Group recently completed the first phase deployment of its data center site in Pittsburgh, Pennsylvania and continues to evaluate commercialization opportunities for its data center site in Maysville, Georgia. The successful and timely completion and expansion of each site is crucial to ramp up customer utilization. The development of these sites and strategic acquisitions of complementary businesses from time to time may divert management’s time and resources.

As the ND Group grows, it will need to appropriately scale its internal business systems and its services organization, including customer support, to serve a growing customer base, and to improve its IT and financial infrastructure, operating and administrative systems, and its ability to effectively manage headcount, capital and processes, including by reducing costs and inefficiencies.

To the extent that the ND Group does not effectively scale its operations to meet the needs of a broader customer base and to maintain performance if and when the customers it aims to acquire expand their use of its services, the ND Group will not be able to grow as quickly as anticipated, its future customers may reduce or terminate use of its infrastructure and platform services, it will be unable to compete as effectively and its business, operating results, financial condition and prospects will be adversely affected.

1.4.10         Failure to accurately estimate the resources and time required for the fulfillment of the ND Group’s obligations under customer contracts could negatively affect its business, operating results, financial condition and prospects.

The ND Group typically agrees with customers to provide a fixed price based on capacity. Accordingly, it would have to make significant projections and engage in planning related to resource utilization and costs. Thus, the ND Group bears the risk of failing to accurately estimate its projected costs, if included under the terms agreed with customers, and may fail to accurately predict a customer’s ultimate capacity once the contract is implemented. To the extent the ND Group enters into contracts with customers for the provision of colocation space by it prior to the completion of its data center sites under development, it will face additional risks of failing to accurately project construction costs and the point in time at which the contracted capacity will be available. If any of these risks were to materialize, the ND Group may be unable to achieve anticipated profit margins or may incur losses on individual contracts. Furthermore, if the ND Group fails to deliver contracted capacity on time or at the agreed specifications, it could face contractual penalties, claims for damages, or loss of customer relationships, which could have a material adverse effect on the ND Group’s business, financial condition, results of operations, and prospects.

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1.4.11         The ND Group’s sales cycles, particularly for new GPU deployments and the construction of colocation data center facilities, may be long and unpredictable, and its sales efforts could require considerable time and expense.

In many cases, the ND Group’s target customers view the purchase of the ND Group’s services as a significant strategic decision. As a result, current and prospective customers may require considerable time to evaluate, assess, and qualify the ND Group’s services prior to entering into or expanding a relationship with it. Accordingly, the ND Group is expected to continue to face the risk of lengthy, and potentially unpredictable sales cycles. In addition, customer purchase decisions may be subject to budget constraints and unanticipated delays. As a result, the ND Group may spend substantial time and resources on its sales efforts without any assurance that its efforts will produce a sale.

Due to the nature of its sales cycles, it may take significant time until the ND Group generates revenue and profits from customer relationships, which could adversely affect its business, operating results, financial condition and prospects.

1.4.12         Uncertainty of revenue due to Taiga Cloud’s commercialization model.

The ND Group commercializes its Taiga Cloud business through a combination of reserved, on demand, and spot contracts. While this model offers flexibility and scalability to the ND Group’s customers, it may expose it to increased revenue volatility. Revenue generated pursuant to on demand and spot contracts may fluctuate significantly due to variations in market pricing, customer usage patterns, and broader industry demand trends. In addition, the ND Group’s limited visibility into customer utilization, potential pricing pressures, and uncertainty regarding customer tenure, renewals, and churn could adversely affect the stability and predictability of the ND Group’s revenue streams. Any sustained reduction in customer demand, lower renewal rates, or shorter customer engagement periods could materially and adversely affect the ND Group’s business, operating results, financial condition, and prospects.

1.4.13         The loss of any key employees, or failure to attract, train and retain further skilled personnel, especially technical personnel, could impair the ND Group’s ability to grow its business and effectively execute its business strategy.

The ND Group’s business activities are based on knowledge developed by key employees at the company.

The ND Group’s ability to continue to grow its business and effectively execute its business strategy will depend largely on its ability to attract, retain and motivate skilled personnel. The ND Group has, from time to time, experienced, and is expected to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications for its Taiga Cloud and Ardent Data Centers operations. The technology industry, and the cloud and AI infrastructure industries more specifically, are subject to substantial and continuous competition for engineers with high levels of experience in designing, developing, and managing infrastructure and related services. Moreover, the industry in which the ND Group operates generally experiences high employee attrition. If it fails to develop and retain executives and employees with specialist or technological knowledge, there is a risk that the ND Group may not be able to effectively conduct its business and achieve its growth targets. The concentrated accumulation of strategic knowledge and skills can have a considerable impact on the performance of the ND Group if well-qualified employees are no longer available. Furthermore, the ND Group will need to build out its sales and customer support functions as it grows. If vacant positions cannot be filled with optimal candidates and existing employees cannot be retained, the ND Group may not be able to rapidly scale the sales and customer support functions in the Taiga Cloud and Ardent Data Centers operations to achieve and sustain its targeted growth. There is also a risk that short-term cuts in the workforce undertaken in the past to respond to economic and business developments could have a lasting negative impact on the ND Group’s perceived attractiveness as an employer, which may impair recruiting efforts. As the majority of the ND Group’s data center locations are in largely rural and/or isolated locations, this may adversely affect its ability to attract and retain qualified personnel and may increase its employee costs if the ND Group has to increase the compensation it pays in response to the market, or cover relocation costs, for example.

If the ND Group fails to attract, train and retain skilled personnel, especially technical personnel, this could materially impair its ability to grow its business and effectively execute its business strategy.

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1.4.14         Past and future acquisitions, strategic investments, partnerships, or alliances could be difficult to identify and integrate, expose the ND Group to potential risks, divert the attention of key management personnel and adversely affect its business, operating results, financial condition, and prospects.

As part of its business strategy, the ND Group has made and expects to continue to make investments in and/or acquire complementary companies, services, products, technologies, or talent. It may not be able to find suitable acquisition candidates in the future or to complete such acquisitions on favorable terms, if at all. The costs of identifying and consummating investments and acquisitions, and integrating the acquired businesses, may be significant, and the integration of acquired businesses may be difficult or even disruptive to the ND Group’s existing business operations. Due diligence efforts may fail to identify all of the challenges, liabilities, or other shortcomings involved in an acquisition. Completed acquisitions may not ultimately strengthen the ND Group’s competitive position. Investments or acquisitions may not yield the results expected and could result in the use of substantial amounts of capital, significant amortization expenses related to intangible assets, significant diversion of management attention and exposure to potential unknown liabilities of the acquired businesses.

1.4.15         If negative publicity arises with respect to the ND Group, its infrastructure and platform services, its employees, its third-party suppliers, service providers, or its partners, its business, operating results, financial condition and prospects could be adversely affected, regardless of whether the negative publicity is true.

Negative publicity about the ND Group, its infrastructure and platform services, even if inaccurate or untrue, could adversely affect its reputation and the confidence in its infrastructure and platform services, which could harm its business, operating results, financial condition and prospects. For example, Northern Data has in the past been subject to critical media coverage regarding, among other things, its former cryptocurrency mining activities, its financial reporting and corporate governance matters, and there can be no assurance that such critical coverage will not recur or that new areas of criticism will not emerge. Harm to Northern Data’s reputation can also arise from sources such as employee misconduct and misconduct by the ND Group’s partners, consultants, suppliers, and outsourced service providers. Additionally, negative publicity with respect to the ND Group’s partners or service providers could also affect its business, operating results, financial condition and prospects to the extent that it relies on these partners or if existing customers or prospective customers associate the ND Group with these partners.

1.4.16         If the data center facilities owned by the ND Group or its leased colocation spaces experience damage, interruption, or a security breach, the ND Group’s ability to provide access to its infrastructure and maintain the performance of its network could be negatively impacted.

The data center facilities housing the ND Group’s network infrastructure and equipment are vulnerable to damage or interruption from a variety of sources, including power loss, system failures, computer, and other cybersecurity vulnerabilities, physical or electronic break-ins, human error, malfeasance or interference, terrorist acts as well as earthquakes, floods, fires, and other catastrophic events. As of the date of this Prospectus, the ND Group operates its HPC infrastructure across a limited number of data center locations, including facilities in Europe and North America, which increases the ND Group’s exposure to localized disruptions affecting any single site.

To the extent the ND Group leases data center space, it does not control the operation of these third-party facilities and could become subject to service disruptions as well as failures to provide adequate service levels and support to customers for reasons that are outside of its direct control. In such cases, its supervision of third-party staff, contingency plans and procedures may be insufficient to prevent interruptions. Damage claims resulting from the interruption of its Taiga Cloud operations due to failures at leased third-party colocation facilities can materially and adversely affect the ND Group’s business, as would direct damage to its GPUs that are located at such third-party facilities. The ND Group’s agreements with third-party colocation providers may include limitations on liability and insufficient service level guarantees, which may leave the ND Group without recourse to recover all of the damages it may suffer.

If the ND Group is successful in expanding its data center capacity, it may rely to a larger extent on the use of its own data centers for the provision of its HPC infrastructure solutions in the future. While control over the physical environment of its HPC infrastructure may be a strength of the ND Group’s business, interruptions of its Taiga Cloud operations resulting from its own data centers may leave it without the possibility to seek recourse to recover damages which it may have against third-party colocation providers if interruptions were caused by disruptive events at a third-party facility and not at its own data centers. Further, to the extent that the ND Group rents out colocation space at its own data centers to customers in the future as planned, it may become liable for damages to its customers’

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equipment and interruptions to its customers’ operations if such damages were to result from disruptive events at its data centers. This may subject the ND Group to contractual liability, legal liability and monetary damages, regulatory sanctions, or, in certain cases of repeated failures, customer termination rights.

The ND Group’s operations rely on a relatively small number of data centers and a significant disruption in any of these data centers would have a greater impact on the ND Group than if it had spread its operations over a greater number of data centers. Even once the ND Group has successfully completed its current data center development plans, it may depend on the uninterrupted operations of a relatively small number of data center locations. The ND Group’s colocation contracts have an average remaining term of several years. The ND Group continuously monitors renewal conditions and works to secure equivalent or improved terms. However, if the ND Group is unable to renew these agreements under comparable or more favorable conditions, its operations could be exposed to additional risks.

1.4.17         The ND Group is dependent on a secure, around-the-clock power supply in large quantities for the operation of its HPC infrastructure. The limited availability of power and/or water and power outages may adversely affect its results of operations.

The ND Group requires power supply to provide many services it offers, such as powering and cooling its hardware and network equipment and operating critical data center plant and equipment infrastructure. The ND Group is subject to risks associated with obtaining access to a sufficient amount of power from local utilities and constraints on the amount of electricity that a particular locality’s power grid is capable of providing at any given time. Limitations on generation, transmission, and distribution may limit the ND Group’s ability to obtain sufficient power capacity for the operation and expansion of its business. Given that the ND Group’s business model relies on operating high-performance computing (HPC) infrastructure and GPU clusters, which are particularly energy-intensive, the ND Group is especially vulnerable to power supply risks and any constraints on power availability could have a disproportionate impact on its operations compared to less energy-intensive businesses.

Technical failures at power suppliers may negatively affect power generation or power delivery to the ND Group’s data centers. Unplanned power outages could result from, among other causes, storms, earthquakes, fires, flooding, cyberattacks, physical attacks on utility infrastructure, and any failures of electrical power grids more generally. Direct damage to the data centers, due to severe weather conditions, for example, could also cause outages. Power outages may last beyond a data center’s backup and alternative power arrangements. The ND Group does not currently have direct control to preempt outages and provide for backup measures. Every circumstance that could lead to an interruption of the power supply of the data centers that the ND Group uses has a direct impact on its operations and its customers’ operations.

1.4.18         The ND Group depends upon third-party suppliers for power and is vulnerable to price increases by such suppliers and to volatility in the supply and price of power in the open market.

The fluctuating price of electricity required for the ND Group’s operations and to power its expansion may inhibit its profitability. Factors leading to price fluctuation may include regulations intended to regulate carbon emissions and other pollutants, ratepayer surcharges related to recovering the cost of extreme weather events and natural disasters, geopolitical conflicts, military conflicts, inflation, grid modernization charges, and other charges borne by ratepayers. The cost for power is expected to continue to be volatile and unpredictable and subject to inflationary pressures, which could materially affect financial forecasting and future prospects. This risk is particularly relevant for Northern Data, as its high-performance computing and AI infrastructure operations are highly energy-intensive and energy costs constitute a significant portion of its operating expenses. Increases in the cost of power at any of the ND Group’s data centers could put those locations at a competitive disadvantage relative to data centers that are supplied with power at a lower price.

The ND Group also attempts to source power from low-carbon and renewable sources, which may not be able to provide enough power on economic terms that are acceptable to it, or at all.

1.4.19         Cyber- and IT-security incidents, including data security breaches or computer viruses, could harm the ND Group’s business by disrupting its delivery of services, damaging its reputation, or exposing it to liability.

Cybercrime continues to increase and evolve globally, driven by reliance on technology and increased exposure through remote work, and further professionalization of criminal enterprises. Despite security measures implemented by the ND Group, its facilities, systems and procedures, and those of its third-party service providers, may be vulnerable

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to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming or human errors or other similar events which may disrupt the ND Group’s delivery of services or expose the confidential information of its customers and others. The techniques used to obtain unauthorized access to systems or sabotage systems change frequently and therefore the ND Group may be unable to anticipate these techniques and implement adequate preventative measures. Its servers may be vulnerable to computer viruses or physical or electronic break-ins that its security measures may not detect. If compromised, the ND Group’s own systems could be used to facilitate or magnify an attack. Companies acquired by the ND Group may have undetected cybersecurity vulnerabilities or unsophisticated security measures, which may expose it to significant cybersecurity, operational and financial risks. Given the ND Group’s focus on high-performance computing infrastructure, AI cloud services and data center operations, its systems may be particularly attractive targets for cyberattacks aimed at exploiting or disrupting valuable computing resources, or gaining unauthorized access to sensitive data processed for clients in AI, machine learning and other computationally intensive applications. Protecting its own assets has become more expensive and these costs may increase as the threat landscape increases, including as a result of the use of AI by bad actors. In the event of a future breach or incident, the ND Group could be required to expend additional significant capital and other resources to prevent further breaches or incidents, which may require it to divert substantial resources.

Unauthorized access to the ND Group’s computer systems or its customers’ computer systems, which it operates or uses to store data, could result in the theft, including cyber-theft, or improper disclosure of confidential information, and the deletion or modification of records could cause interruptions in its operations. Although the ND Group’s internal security program includes employee awareness training, confidential information of its customers and others may be inadvertently disclosed due to human error. The ND Group is subject to various and sometimes conflicting data privacy laws in the jurisdictions in which it operates, including the EU General Data Protection Regulation, which obligates the ND Group to comply with certain consumer and employee rights concerning data it may collect about these individuals in the course of its business. If such personal information and/or confidential information were disclosed, accessed, or taken without consent, the ND Group could be subject to legal liabilities and reputational damages. These risks will increase if the ND Group grows the scale and functionality of its infrastructure and as it stores, transmits, and otherwise processes increasingly large amounts of information and data, which may include proprietary, sensitive or confidential data, or personal or identifying information.

The ND Group’s liability in connection with any security breaches, incidents, cyberattacks, or other disruptions to its solutions or operations may not be adequately covered by insurance, and such events may result in an increase in costs for insurance or insurance not being available to the ND Group on economically feasible terms, or at all. Insurers may also deny coverage for any future claim. Moreover, insurance coverage may be limited due to limitations and exclusions, if available at all. Any of these risks could harm the ND Group’s business, operating results, financial condition, and prospects.

1.4.20         The ND Group’s insurance coverage is limited and may not be adequate to cover potential losses and liabilities. A significant uninsured loss or a loss in excess of its insurance coverage could have a material adverse effect on its business, operating results, financial condition and prospects.

The principal risks covered by the ND Group’s insurance policies relate to property damage, business interruption, employers, product and public liability, group general liability (master cover) with coverage of €10 million, local liability policies (local cover) providing additional coverage, and property insurance with a policy limit of approximately USD 111 million (for 2025), as well as certain other claims consistent with customary practice in the industries in which it operates. Given the nature of the ND Group’s business, which involves the operation of data centers with high-value computing infrastructure and significant power consumption, the ND Group is exposed to specific risks such as equipment failures, cooling system malfunctions, fire hazards and power outages, which may result in substantial property damage or business interruption. It may prove more difficult and costly to maintain adequate levels of insurance at levels deemed reasonable as the ND Group’s data centers and manufacturing facilities age and if it grows its global business operations.

The ND Group could be exposed to claims and/or legal proceedings that could be significant, such as claims related to interruption of its and its customers’ operations and damage to its customers’ equipment, or privacy-related claims, and its contracts may not fully limit or insulate it from those liabilities, if at all. Although the ND Group has various insurance coverage plans in place, that coverage may not continue to be available on reasonable terms or in sufficient amounts to cover such claims. The ND Group’s existing insurance policies may be inapplicable or not adequate to offset its exposure to such potential liability, especially in cases of prolonged or extraordinary adverse events. In

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addition, there are certain types of losses, such as from war, acts of terrorism and certain natural disasters, for which the ND Group cannot obtain insurance at a reasonable cost, or at all. The successful assertion of one or more large claims against the ND Group that are excluded from its insurance coverage or that exceed available insurance coverage may result in substantial losses and the diversion of resources, which may in turn materially and adversely affect the ND Group’s business, operating results, financial condition and prospects. In addition, its reputation may be damaged if claims are asserted against it in connection with breaches of privacy, or other issues, regardless of whether these claims are justified or not.

1.5              Risks Related to the Legal and Regulatory Environment in which Rumble and Northern Data Operate

1.5.1           Rumble and Northern Data are subject to a variety of international government regulations, which could increase compliance costs, reduce revenue, compress margins and increase net losses.

Rumble and Northern Data are subject to regulations in the following areas, among others:

•        environmental protection, including climate change;

•        domestic and international tax laws and currency controls;

•        safety;

•        securities laws applicable in the United States, the EU, Germany, and other jurisdictions;

•        trade and import/export restrictions, as well as economic sanctions laws;

•        antitrust matters;

•        laws regarding data privacy, confidentiality and trade secrets; and

•        global anti-bribery laws, including the U.S. Foreign Corrupt Practices Act.

Changes in these or other regulatory areas may impact Rumble’s and Northern Data’s profitability, may require Rumble and Northern Data to spend additional resources to comply with the regulations, or may restrict their ability to compete effectively in the marketplace. Noncompliance with such laws and regulations could result in penalties or sanctions that could have an adverse impact on Rumble’s and Northern Data’s financial results and/or reputation.

Rumble and Northern Data are subject to various environmental and occupational health and safety laws and regulations, including those governing the discharge of pollutants into the air or water, the storage, handling and disposal of chemicals, hazardous substances and wastes, the remediation of contamination, the regulation of greenhouse gas emissions, and other potential climate change initiatives. Violations of these laws could result in substantial penalties, third-party claims for property damage or personal injury, or sanctions. Changes in or noncompliance with these regulations could increase compliance and remediation costs, require capital expenditures, limit revenue opportunities, reduce gross and operating margins, increase effective tax rates, and lead to fines and penalties that reduce net income and operating cash flows.

1.5.2           Rumble and Northern Data are subject to anti-corruption laws in the jurisdictions in which they operate, as well as trade compliance and economic sanctions laws and regulations. A failure to comply with these laws and regulations may subject the companies to civil and criminal penalties, harm their reputation and adversely impact their respective businesses or results of operations.

Doing business globally requires Rumble and Northern Data to comply with the laws and regulations of numerous jurisdictions, placing restrictions on operations and business practices. Certain laws and regulations, such as those related to anti-corruption, trade and compliance and economic sanctions, require Rumble and Northern Data to implement policies and procedures designed to ensure that Rumble and Northern Data, their employees and other intermediaries comply with the applicable restrictions. These restrictions include prohibitions on the sale or supply of certain products, services and any other economic resources to embargoed or sanctioned countries, governments, persons and entities. Furthermore, as a result of the Business Combination and the transaction structure, Rumble and Northern Data may become subject to additional laws and regulations that, among other things, may place further restrictions on the companies’ operations and business practices, and may lead to Rumble losing existing business or limiting its ability to generate new business, which could have an adverse effect on their respective operations in these

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or other countries, and may result in certain categories of investors divesting Rumble Class A Common Shares, which could in turn have an adverse effect on the price of Rumble Class A Common Shares. Violations of anti-corruption laws, export control laws and regulations, and economic sanctions laws and regulations are punishable by civil penalties, including fines and debarment from government contracts, as well as criminal fines and imprisonment. If Rumble or Northern Data fails to comply with laws governing the conduct of international operations, Rumble or Northern Data may be subject to criminal and civil penalties and other remedial measures, which could adversely affect its reputation, business and results of operations.

1.5.3           The operation of Rumble Wallet exposes Rumble to significant regulatory, operational, security and market risks that could adversely affect its business, financial condition, results of operations, and reputation.

The operation of the Rumble Wallet, Rumble’s recently launched non-custodial crypto wallet, which enables users to hold multiple cryptocurrencies, engage in tipping on Rumble’s video platform, and utilize on- and off-ramps through partnership with a third-party crypto exchange, exposes Rumble to significant regulatory, operational, security, and market risks that could adversely affect Rumble’s business, financial condition, results of operations, and reputation.

The cryptocurrency industry is subject to extensive and evolving regulatory scrutiny in the United States and internationally, including from federal agencies and state financial regulators. Rumble’s crypto wallet and associated features, even though non-custodial in nature (meaning Rumble does not hold or control users’ private keys or assets), may be deemed to involve money transmission, securities activities, or other regulated financial services, particularly in connection with tipping functionality and integrations with third-party exchanges for fiat-to-crypto conversions. Changes in laws, regulations, or interpretations, such as classifications of certain cryptocurrencies as securities, enhanced know-your-customer (“KYC”) or anti-money laundering (“AML”) requirements, or restrictions on non-custodial wallets, could require Rumble to obtain licenses, modify offerings, or cease operations in certain jurisdictions. Non-compliance, whether actual or alleged, could result in investigations, enforcement actions, fines, penalties, or litigation, which may be costly and time-consuming to defend. For example, if regulators view Rumble’s tipping feature as facilitating unregistered securities transactions or unlicensed money services, Rumble could face significant liabilities.

Rumble’s reliance on a partnership with an existing crypto exchange for on- and off-ramp services introduces dependency risks. The exchange may experience operational disruptions, security breaches, regulatory issues, or insolvency, which could interrupt Rumble’s users’ ability to deposit or withdraw funds, leading to user dissatisfaction, loss of trust, and potential claims against us. We have limited control over the exchange’s compliance, performance, or risk management practices, and any failures on the exchange’s part could be attributed to Rumble by users or regulators, harming Rumble’s brand and exposing Rumble to liability.

Security vulnerabilities remain a critical concern, despite the non-custodial design. Our video platform’s integration with the wallet could be targeted by cyberattacks, phishing schemes, or exploits aimed at users’ devices or our software interfaces, potentially resulting in unauthorized access, theft of user assets, or data breaches. User errors, such as loss of private keys or exposure to scams, could also lead to financial losses for which users might seek to hold us responsible through lawsuits or negative publicity.

Competition in the crypto wallet space is significant, with established players offering similar non-custodial solutions. If Rumble’s wallet fails to achieve sufficient user adoption due to usability issues, lack of supported cryptocurrencies, or superior alternatives, Rumble may incur substantial development and marketing costs without corresponding benefits. Moreover, broader market events, such as crypto market crashes, exchange failures (such as the FTX bankruptcy), or increased regulatory crackdowns, could reduce overall interest in cryptocurrencies, diminishing the value of Rumble’s wallet features and potentially leading to impairment of related investments or assets. Any of these risks could result in increased operating expenses, loss of users, damage to our reputation, or material adverse effects on Rumble’s financial performance.

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1.5.4           Rumble collects, stores, and processes large amounts of video content and personal information of its users and subscribers. If Rumble’s information security safeguards and measures are breached, Rumble’s sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing Rumble’s content or using Rumble’s services, Rumble’s business and operating results could be harmed, and Rumble could face legal claims from users and subscribers.

Rumble collects, stores, and processes large amounts of video content (including videos that are not intended for public consumption) and personal information of its users, cloud customers, and subscribers. Rumble also shares such personal information, where appropriate, with third parties that help operate Rumble’s business. Rumble aims to secure its systems but despite these efforts, it may fail to properly secure its systems and user and subscriber data. This could be caused by technical issues (bugs), viruses, obsolete technology, human error, internal or external malfeasance, or undiscovered vulnerabilities, and could lead to unauthorized disclosure, acquisition, or loss of personal or confidential information. Rumble routinely receives reports from security researchers regarding potential vulnerabilities in its applications. Rumble also relies on open-source software for various functions, which may contain undiscovered security flaws and create additional technical vulnerabilities. In addition, despite ongoing and additional investments in cybersecurity, such improvements and review may not identify abuses of Rumble’s platforms and misuse of user and subscriber data. The existence of such vulnerabilities, if undetected or detected but not remediated, could result in unauthorized access to Rumble’s systems or the data of Rumble’s users or subscribers or acquisition of user and subscriber data on our systems.

A cybersecurity incident or breach could expose Rumble to regulatory actions and litigation. Depending on the circumstances, Rumble may be required to disclose a suspected cybersecurity incident or breach to regulatory authorities or law enforcement, affected individuals, and the public. This could lead to regulatory actions, including the possibility of fines, class actions or other litigation by affected individuals, reputational harm, costly investigation and remedial efforts, the triggering of indemnification obligations under data protection agreements with subscribers, vendors or third-party service providers, and business partners, higher premiums for cybersecurity insurance and other insurance policies, and the inability to obtain cybersecurity insurance or other forms of insurance. Rumble does not presently maintain cybersecurity insurance to cover any losses that may result from any breach of security, and, given industry trends generally, Rumble expects that any such cybersecurity insurance coverage will be difficult to obtain in the future on acceptable terms. As a result, Rumble’s results of operations or financial condition may be materially and adversely affected if Rumble experiences a cybersecurity-related loss.

1.5.5           We may fail to comply with applicable privacy laws, which could result in significant fines, operational disruptions, reduced revenue, higher operating expenses, compressed margins and increased net losses.

We are subject to data privacy, data protection and security laws and regulations that apply to the collection, transmission, storage, use, processing, destruction, retention, and security of personal information, including additional laws or regulations relating to health information. Our current privacy and data protection policies and practices, which are publicly available at rumble.com/s/privacy, are designed to comply with privacy and data protection laws in the United States, the European Union, the United Kingdom, Brazil, and Canada. These policies and practices inform users how we handle personal information and, as permitted by law, allow users to correct or delete the personal information in their user accounts. The legislative and regulatory landscape regarding privacy and data protection continues to evolve rapidly in jurisdictions worldwide, and these laws may at times be in conflict or subject to changing legal or regulatory interpretation. Regulations or laws may be interpreted and applied in a manner that is inconsistent with our practices, and our efforts to comply with the evolving data protection rules may be unsuccessful. We may need to devote significant resources to understanding and complying with this evolving data privacy, data protection, and data security legal and regulatory landscape. Failure to comply with federal, state, provincial and international laws regarding privacy, data protection and security of personal information could expose us to penalties under such laws, or orders regarding our practices, claims for damages or other liabilities, regulatory investigations and enforcement actions (including fines), litigation, or significant remediation costs, and damage to our reputation and loss of goodwill, any of which could have a material adverse effect on our business operations, financial condition, and prospects. Even if we have not violated these laws, government investigations and private lawsuits into these issues typically require the expenditure of significant internal and external resources and generate negative publicity, which could have a material adverse effect on our business operations, financial condition, and prospects. Additionally, if we are unable to properly protect the privacy, data protection, and security of personal information, we could be found to have breached our contracts with certain third parties.

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Due to the numerous U.S. federal, state, and Canadian federal and provincial laws and regulations related to the privacy, data protection, and security of personal information, determining whether personal information has been handled in compliance with applicable privacy standards and our contractual obligations can be complex and may be subject to changing legal and regulatory interpretation. The U.S. Federal Trade Commission (the “FTC”) expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. If we fail to comply with applicable privacy laws, we could face civil and criminal penalties. Failing to take appropriate steps to keep consumers’ personal information secure can also constitute unfair acts or practices in or affecting commerce and be construed as a violation of Section 5(a) of the Federal Trade Commission Act (the “FTCA”). In addition, U.S. state attorneys general may bring civil actions seeking either injunctions or damages in response to violations of applicable state law. We cannot be sure how these regulations will be interpreted, enforced or applied to our operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to our policies, procedures and systems.

In the United States, the patchwork of state comprehensive consumer privacy laws continues to expand, with new laws taking effect in Indiana, Kentucky, and Rhode Island on January 1, 2026, bringing the total to approximately 20 states with such frameworks. Recent developments include California’s finalized regulations (effective in phases starting January 1, 2026) on automated decision-making technology, risk assessments, and cybersecurity audits under the CCPA, as well as heightened focus on sensitive data (such as precise geolocation, health information, biometrics, and neural data) in various states, such as Maryland (effective 2025), Oregon, Colorado, Connecticut (with amendments lowering thresholds and expanding protections effective mid-2026), and Utah (with amendments to allow the right of correction, effective mid-2026). Enforcement by U.S. state attorneys general and the FTC has intensified in 2025, targeting issues such as dark patterns, universal opt-out mechanisms, data broker practices, children’s privacy, and sensitive data handling, with expectations of continued aggressive activity in 2026.

Internationally, the laws, regulations, and standards in many jurisdictions apply broadly to the collection, transmission, storage, use, processing, destruction, retention, and security of personal information. In the EU, the collection, transmission, storage, use, processing, destruction, retention, and security of personal information (i.e., personal data) is governed by the provisions of the European Union General Data Protection Regulation (“EU GDPR”) and the EU GDPR as assimilated in the law of the UK (the “UK GDPR”) (the EU GDPR and the UK GDPR, collectively, the “GDPR”) in addition to other applicable laws and regulations. The GDPR, together with national legislation, regulations, and guidelines of the EU Member States governing the collection, transmission, storage, use, processing, destruction, retention and security of personal data, impose strict obligations with respect to the collection, use, retention, protection, disclosure, transfer and processing of personal data. The GDPR also imposes strict rules on the transfer of personal data to countries outside the EU that are not deemed to have protections for personal information, including the United States. The GDPR authorizes fines for certain violations of up to 4% of the total global annual turnover of the preceding financial year or €20 million, whichever is greater. Such fines are in addition to any civil litigation claims by data subjects. GDPR enforcement remains robust, with coordinated actions and a new 2026 regulation supplementing cross-border enforcement procedures to streamline investigations (effective in phases, with full application by 2027). Separately, Brexit has led to legislative and regulatory changes and may increase our data protection compliance costs and expose us to two parallel regulatory regimes, each of which authorizes similar fines and other potentially divergent enforcement actions for certain violations. In Brazil and Canada, respectively, organizations are subject to Brazil’s data protection law, the Lei Geral de Protectao de Dados (the “LGPD”), which imposes similar requirements to those imposed under the GDPR, and Canada’s Personal Information Protection and Electronic Documents Act (the “PIPEDA”) regarding the collection, transmission, storage, use, processing, destruction, retention, and security of personal information. Other jurisdictions outside the EU are similarly introducing or enhancing privacy, data protection, and data security laws, rules, and regulations, which could increase our compliance costs and the risks associated with noncompliance. We cannot guarantee that we are, or will be, in compliance with all applicable U.S. or other international laws or regulations as they are enforced now or as they may be enforced in the future. Such noncompliance or perceived noncompliance could result in significant fines and penalties, increased compliance and litigation costs, operational disruptions, reduced revenue, higher operating costs, increased capital expenditures for security, decreased operating margin, lower EBITDA and net income, and reduced operating cash flows.

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1.5.6           Our cloud services business operates in a highly regulated environment, subject to a complex and rapidly evolving array of domestic and international laws, regulations, and industry standards governing data privacy, cybersecurity, data localization, cross-border data transfers, and emerging technologies such as artificial intelligence.

Compliance with a rapidly evolving regulatory landscape of privacy and data protection laws that apply to our cloud services business poses significant operational, financial, and reputational risks, including but not limited to the GDPR, LGPD, PIPEDA, CCPA, and an expanding patchwork of U.S. state comprehensive privacy laws. As we expand further internationally, we may become subject to similar or more stringent privacy laws in additional jurisdictions. These regulations impose strict obligations on the collection, storage, processing, and transfer of personal information, with substantial penalties for noncompliance, which include but are not limited to litigation costs and reputational harm in the event of a breach of personal information on our information security systems. The EU-U.S. Data Privacy Framework (DPF), which has facilitated transatlantic data flows, provides a mechanism for compliant transfers, but ongoing scrutiny and potential future invalidation or modifications could disrupt Rumble’s operations.

Furthermore, certain countries enforce data localization laws requiring that data generated within their borders be stored on local servers, which may conflict with our global operational model and necessitate costly infrastructure investments or limit our ability to serve users and subscribers efficiently. Recent U.S. trade policies, including expanded tariffs on goods from various countries (such as China, Canada, and Mexico) imposed in 2025, could exacerbate these challenges by increasing geopolitical tensions, prompting retaliatory measures, or further restricting cross-border data flows through trade-related negotiations or restrictions.

Our cloud services business may also serve customers in highly regulated industries, such as healthcare (subject to HIPAA), financial services (subject to PCI DSS, SEC regulations, and evolving state and federal cybersecurity mandates), and government (subject to FedRAMP, with proposed updates in 2026 to modernize authorization processes, including machine-readable packages and compliance deadlines). Failure to obtain or maintain certifications, implement required security controls, or adequately audit our systems could result in loss of customer contracts, exclusion from certain markets, or substantial penalties.

Emerging regulations add further complexity to the regulatory landscape of privacy laws. The EU AI Act, now in phased enforcement (with prohibitions effective since 2025, core high-risk system obligations largely applying from August 2026, and remaining provisions by 2027), categorizes AI systems by risk and may require significant changes to our technology, operations, transparency measures, or governance if our cloud services involve or support AI deployments. Potential U.S. federal cybersecurity mandates, including ongoing developments in incident response, enhanced focus on cloud security configurations, and sector-specific rules (such as NYDFS amendments emphasizing MFA and third-party risk management), introduce additional uncertainty and compliance burdens. Noncompliance, whether due to inadvertent violations, evolving interpretations of existing laws, breaches by third-party vendors we rely on, or challenges in adapting to conflicting regulatory requirements, could lead to investigations, fines, injunctions, restrictions on our ability to operate in key markets, or loss of certifications. Even the perception of noncompliance could damage customer trust and investor confidence, adversely affecting our stock price. The costs of compliance, including legal fees, system upgrades, ongoing audits, certifications, and infrastructure adjustments, may increase over time and strain our financial resources, particularly amid divergent jurisdictional demands. There can be no assurance that our efforts to monitor and adapt to this dynamic regulatory landscape will be sufficient to mitigate these risks, and any failure to do so could have a material adverse effect on our business, financial condition, and results of operations.

1.5.7           Rumble operates across many domestic and international jurisdictions, which may subject it to cybersecurity, privacy, data security, data protection, and online content laws with uncertain interpretations, which could increase compliance costs, require product or geographic restrictions, and reduce revenue and margins.

International laws and regulations relating to cybersecurity, privacy, data security, data protection, and online content often are more restrictive than those in the United States. Consequently, as Rumble expands from Canada and the United States into other jurisdictions and becomes subject to additional data protection and online content compliance regimes, Rumble increases its risk of noncompliance with applicable foreign data protection and online content laws, including laws that expose Rumble to civil or criminal penalties in certain jurisdictions for its content moderation decisions. Rumble may be required to change and limit the way it uses personal information in the operation of its

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business and may have difficulty maintaining a single operating model that is compliant with competing data protection and online content regimes. In addition, various federal, state, provincial, and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations, or issue revised rules or guidance regarding cybersecurity, privacy, data security, data protection, and online content. There is ambiguity with respect to certain aspects of these laws, resulting in further uncertainty, and potentially requiring Rumble to modify its data protection practices and policies and to incur substantial additional costs and expenses in an effort to comply. In addition, such laws may have potentially conflicting requirements that would make compliance more challenging. These uncertainties and restrictions could increase compliance costs, require data localization or other capital expenditures, limit features or market access, increase legal and professional fees and thereby reduce revenue, lower gross and operating margins, and decrease net income and operating cash flows.

1.5.8           Noncompliance with anti-corruption, anti-bribery, anti-money laundering, and similar laws can subject us to criminal or civil liability and harm our business, financial condition, and results of operations.

Rumble is subject to the U.S. Foreign Corrupt Practices Act, U.S. domestic bribery laws, and other anti-corruption and anti-money laundering laws in the countries in which it operates. Anti-corruption and anti-bribery laws have been interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As Rumble increases its international presence, it may engage with business partners and third-party intermediaries to market its products and to obtain necessary permits, licenses, and other regulatory approvals, and may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. Rumble can be held liable for the corrupt or other illegal activities of these third-party intermediaries, its employees, representatives, contractors, partners, and agents, even if Rumble does not explicitly authorize such activities.

Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws, and responding to any action, can require a significant diversion of time, resources, and attention from senior management and significant defense costs and other professional fees. In addition, noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject Rumble to whistleblower complaints, investigations, various penalties or debarment from contracting with certain persons, and other collateral consequences. If any subpoenas or investigations are launched, or sanctions are imposed, or if Rumble does not prevail in any possible proceeding, Rumble’s business, financial condition, and results of operations could be harmed. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources.

1.5.9           Inadequate technical and legal intellectual property protections could prevent Rumble from defending or securing its proprietary technology and intellectual property, which could increase legal and enforcement costs, require higher R&D and licensing expenses, delay or reduce revenue, compress gross and operating margins, and reduce net income and operating cash flows.

Rumble’s success is dependent, in part, upon protecting its proprietary information and technology. Rumble may be unsuccessful in adequately protecting its intellectual property. No assurance can be given that confidentiality, non-disclosure, or invention assignment agreements with employees, consultants, or other parties will not be breached or will otherwise be effective in controlling access to and distribution of the Rumble platform or solutions, or certain aspects of the Rumble platform or solutions, and proprietary information. Further, these agreements do not prevent competitors from independently developing technologies that are substantially equivalent or superior to the Rumble platform or solutions. Additionally, certain unauthorized use of Rumble’s intellectual property may go undetected, or Rumble may face legal or practical barriers to enforcing its legal rights even where unauthorized use is detected.

Current law may not provide for adequate protection of the Rumble platform or data. In addition, legal standards relating to the validity, enforceability, and scope of protection of proprietary rights in internet-related businesses are uncertain and evolving, and changes in these standards may adversely impact the viability or value of Rumble’s proprietary rights. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of the Rumble platform, or certain aspects of the Rumble platform, or Rumble data may be unenforceable under the laws of certain jurisdictions. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for the enforcement of intellectual property rights in some foreign countries

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may be inadequate. To the extent Rumble expands its international activities, its exposure to unauthorized copying and use of Rumble data or certain aspects of the Rumble platform may increase. Competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to Rumble’s proprietary information and technology. Accordingly, despite Rumble’s efforts, Rumble may be unable to prevent third parties from infringing upon or misappropriating its technology and intellectual property.

To protect its intellectual property rights, Rumble will be required to spend significant resources to monitor and protect these rights, and Rumble may or may not be able to detect infringement by customers or third parties. Litigation has been and may be necessary in the future to enforce Rumble’s intellectual property rights and to protect its trade secrets. Such litigation could be costly, time-consuming, and distracting to management and could result in the impairment or loss of portions of Rumble’s intellectual property. Furthermore, Rumble’s efforts to enforce its intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of Rumble’s intellectual property rights. Rumble’s inability to protect its proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of management’s attention and resources, could delay further sales or the implementation of the Rumble platform or solutions, impair the functionality of the Rumble platform or solutions, delay introductions of new features, integrations, and capabilities, result in Rumble substituting inferior or more costly technologies into its platform or solutions, or injure Rumble’s reputation. In addition, Rumble may be required to license additional technology from third parties to develop and market new features, integrations, and capabilities, and Rumble cannot be certain that it could license that technology on commercially reasonable terms or at all, and Rumble’s inability to license this technology could harm its ability to compete. These risks could increase legal and enforcement costs, require higher R&D and licensing expenses, delay or reduce revenue, compress gross and operating margins, and reduce EBITDA, net income and operating cash flows.

1.5.10         We may be found to have infringed on the intellectual property of others, which could expose us to substantial losses or restrict our operations.

Given the nature of our business and as a publicly traded company, we have been, and expect to be, subject to legal claims that we have infringed the intellectual property rights of others. To date, we have not fully evaluated the extent to which other parties may bring claims that our technology, including our use of open source software, infringes on the intellectual property rights of others. The availability of damages and royalties and the potential for injunctive relief have increased the costs associated with litigating and settling patent infringement claims. Any claims, whether or not meritorious, could require us to spend significant time, money, and other resources in litigation, pay damages and royalties, develop new intellectual property, modify, design around, or discontinue existing products, services, or features, or acquire licenses to the intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on commercially acceptable terms or at all. As a result, intellectual property claims against us could have a material adverse effect on our business, prospects, financial condition, operating results and cash flows.

1.5.11         Rumble may face liability for hosting content that allegedly infringes on third-party copyright and trademark rights, which could increase legal and settlement costs, require higher insurance premiums or reserves, reduce advertising and subscription revenue, compress gross margins, and decrease net income and operating cash flows.

If content providers do not have sufficient rights to the video content or other material that they upload or make available to Rumble, or if such video content or other material infringes or is alleged to infringe the intellectual property rights of third parties, Rumble could be subject to claims from those third parties, which could adversely affect its business, results of operations, and financial condition. Although Rumble’s content policies prohibit users from submitting infringing content to Rumble and require users to indemnify Rumble for claims related to violations of the rights of third parties arising from the submission of content to Rumble (including with respect to infringements of intellectual property rights), Rumble does not verify that content providers own or have rights to all of the video content or other material that they upload or make available. As a result, Rumble may face potential liability for copyright or other intellectual property infringement, or other claims. Litigation to defend these claims could be costly and have an adverse effect on Rumble’s business, results of operations, and financial condition. Rumble can provide no assurance that it is adequately insured to cover claims related to user content or that its indemnification provisions will be adequate to mitigate all liability that may be imposed on Rumble as a result of claims related to user content. These claims could increase legal or settlement costs, require higher insurance premiums or reserves, reduce advertising and subscription revenue, compress gross margins, and decrease net income and operating cash flows.

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1.5.12         We may face liability for hosting a variety of tortious or unlawful materials uploaded by third parties, notwithstanding the liability protections of Section 230. In certain circumstances, we may also voluntarily suspend access to our services indefinitely in certain jurisdictions in order to uphold our commitment to free speech and diversity of opinion, which could increase legal and compliance costs, require service restrictions or market exits, and reduce user growth, revenue and margins.

In the United States, Section 230 generally limits our liability for hosting tortious and otherwise illegal content created by third parties. However, the immunities conferred by Section 230 could be narrowed, modified, or eliminated through legislative amendments, regulatory actions, judicial interpretation, or other developments. In 2018, Congress amended Section 230 to remove immunity for content that promotes or facilitates sex trafficking and prostitution. Since then, various bills have been introduced to further limit or repeal Section 230 protections, including recent bipartisan proposals in the 119th Congress (2025-2026). Ongoing efforts by federal agencies, including statements from officials at the FTC, DOJ, and FCC in 2025 emphasizing reinterpretation or reform to address perceived “censorship” or platform accountability, add uncertainty to Section 230 protections. Additionally, judicial decisions, including potential future U.S. Supreme Court or lower court rulings, may further limit or alter the scope of Section 230 protections, particularly in contexts involving algorithmic amplification, generative AI outputs, or content moderation practices.

Laws like Section 230 generally do not exist outside of the United States, and many countries have enacted or strengthened laws requiring online content providers to remove certain content within short time frames or face penalties. For example, intensified enforcement under the EU’s Digital Services Act (the “DSA”) (including fines up to 6% of global annual turnover, as seen in the €120 million fine imposed by the EU in December 2025 against the social media platform X for transparency violations) imposes obligations on social media platforms to address illegal content, systemic risks, and content moderation transparency, with potential extraterritorial effects. Other jurisdictions continue to introduce or enhance similar requirements. If we fail to comply with such laws, we could be subject to prosecution, regulatory proceedings, fines, or other sanctions, or we may choose voluntarily to suspend access to our services indefinitely in the applicable jurisdiction in order to uphold our commitment to free speech and diversity of opinion, as we did in France beginning in November 2022 and in Brazil beginning in December 2023 (with the Brazil suspension upheld and extended into 2025 amid ongoing disputes with the Supreme Court over compliance with local orders). These and any similar future suspensions may limit our user base, revenue growth, and market access, which in turn may adversely affect our business and operating results. In addition, some countries may decide to ban or restrict our service based on a single piece of content or perceived non-compliance.

We may also face liability when we remove content and accounts that we believe are violating our terms of service. While Rumble believes that Section 230 allows us to restrict or remove certain categories of content in good faith, our protections may not always end a lawsuit at an early stage, potentially resulting in costly and time-consuming litigation, especially amid evolving interpretations of Section 230 in the context of content moderation decisions or third-party claims. These developments could increase legal and settlement costs, require higher moderation and compliance spending, lead to service suspensions or bans that reduce user growth and advertising and subscription revenue, compress gross and operating margins, and decrease net income and operating cash flows.

1.5.13         The incentives that we offer to certain content creators may lead to liability based on the actions of those creators, for example, if any creators fail to follow our guidelines or otherwise engage in misleading or deceptive advertising

Our goal is to attract more top creators to our platform, further accelerating our platform’s growth, and we have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform, while the content creators maintain sole editorial control over the content they produce. These incentives have included and may continue to include equity grants or cash payments, including arrangements under which we may agree to pay fixed compensation to a content creator (in certain cases, for multiple years) irrespective of whether the actual revenue or user growth generated by such content creator on our platform meets our original modeled financial projections for that creator.

While we believe that the incentives we offer to certain content creators do not alter our liability protections under Section 230, it is possible that future judicial interpretations of the statute will lead to liability for tortious or unlawful materials uploaded to Rumble by those content creators.

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In addition, as part of the incentives we offer to certain content creators, Rumble has the right to sell host-read advertisements. As part of these advertisements, a content creator offers a paid endorsement of various products or services. Although we follow FTC guidelines regarding endorsements and require our creators to do the same, we could face liability if creators fail to follow those guidelines or otherwise engage in misleading or deceptive advertising.

1.5.14         User-generated content could affect the quality of our services and deter current or potential users from using our platforms, and we may face negative publicity for removing, or declining to remove, certain content, regardless of whether such content violates any law, which could reduce user growth and engagement and lower advertising and subscription revenue and margins.

Individuals and groups may upload controversial content to our platform that does not violate our terms of service. Removing or failing to remove such content may result in negative publicity, which could harm our efforts to attract and retain users and subscribers. We have also faced criticism from users and subscribers for removing content and terminating accounts in compliance with the DMCA. Further, we must continually manage and monitor our content and detect content that violates our terms of service. This content moderation service is provided by Cosmic, a key vendor, and we would experience a significant disruption if Cosmic is no longer able or willing to offer us that service. If a significant amount of content that violates our terms of service is not detected and removed by us in a timely manner, or if a significant amount of information is perceived by users or the media to violate our terms of service, whether or not such perceptions are accurate, our brand, business and reputation could be harmed. This risk increases as the volume of content uploaded by users to Rumble continues to grow.

In the event our content creators, other users, advertisers, or other key business partners do not agree with our content moderation policies and procedures or their implementation, such creators, other users, advertisers, and other key business partners could decrease their usage of Rumble (or cease using Rumble entirely), which could have a material adverse effect on our business or our results of operations. Additionally, there is a risk that users will upload content that predominantly represents certain political viewpoints, leading to public perceptions that Rumble endorses those viewpoints, regardless of whether such perceptions are accurate. There can be no guarantee that current or future negative publicity, complaints, allegations, political controversies, investigations or legal proceedings with respect to our content, even if baseless, will not generate adverse publicity that could damage our reputation. Any damage to our reputation could harm our ability to attract and retain users and subscribers or reduce user growth and engagement and lower advertising or subscription revenue. This could increase customer acquisition costs, compress gross and operating margins, and decrease net income and operating cash flows.

1.5.15         Changes in tax rates, changes in tax treatment of companies engaged in e-commerce, the adoption of new U.S. or international tax legislation, or exposure to additional tax liabilities could increase our effective tax rate, raise cash tax payments, reduce net income and EPS, and decrease operating cash flows.

We are subject to taxes in multiple jurisdictions. Our provision for income taxes is based on a jurisdictional mix of earnings, statutory tax rates and enacted tax rules, including transfer pricing. There may also be tax costs associated with distributions among our subsidiaries. Due to economic and political conditions, tax rates in various jurisdictions may be subject to significant changes. As a result, our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, or changes in tax laws or their interpretation. These changes may adversely affect our effective tax rate and harm our financial position and results of operations.

We regularly assess the likelihood of adverse outcomes resulting from examinations by the Internal Revenue Service and other domestic and foreign tax authorities to determine the adequacy of our income tax and other tax reserves. If our reserves are not sufficient to cover these contingencies, such inadequacy could materially and adversely affect our business, prospects, financial condition, operating results, and cash flows. In addition, due to the global nature of the internet, various states or foreign countries may attempt to impose additional or new regulations on our business or levy additional or new taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in e-commerce. New or revised tax regulations or court decisions may subject us or our customers to additional sales, income and other taxes. Any of these events could have a material adverse effect on our business, financial condition, and operating results.

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We are currently under or subject to examination for indirect taxes in various states, municipalities and foreign jurisdictions. Management currently believes we have adequate reserves established for these matters. If a material indirect tax liability associated with prior periods were to be recorded, for which there is not a reserve, it could increase our effective tax rate and decrease operating cash flows.

1.5.16         Compliance obligations imposed by new privacy laws, laws regulating online video-sharing and other platforms and online speech in certain jurisdictions in which we operate, or industry practices may adversely increase compliance costs, limit data-driven advertising and reduce revenue and margins.

New laws could restrict our ability to conduct marketing by, for example, restricting the emailing or targeting of users or the use of certain technologies like artificial intelligence. Similarly, private-market participants may deploy technologies or require certain practices that limit our ability to obtain or use certain information about our users and subscribers. For example, while Google has abandoned its previous plans to phase out third-party cookies in Chrome, Apple continues to enforce and expand its App Tracking Transparency framework across iOS, requiring explicit opt-in consent for cross-app tracking, with ongoing enforcement challenges in jurisdictions like France (where a 2026 court ruling upheld the feature despite advertiser pushback) and potential future adjustments amid EU scrutiny. If these types of changes persist or evolve, our ability to determine how our users and subscribers use our video services and to use targeted advertising in a cost-effective manner may be limited. New laws in Canada, along with laws under consideration or in enforcement in the EU and other jurisdictions in which we operate, may also require us to change our content moderation practices or privacy policies in ways that harm our business or create the risk of fines or other penalties for noncompliance. These changes could increase compliance costs, reduce advertising and subscription revenue, lower gross and operating margins, and decrease operating cash flows.

1.5.17         We may become subject to newly enacted laws and regulations that restrict content on the internet.

The expansion of regulatory and censorship regimes by governments around the world is likely to limit the freedom of speech and artistic expression on the internet, which in turn may inhibit the growth of alternative and non-traditional platforms like Rumble relative to traditional media publishers and established technology platforms that feature stricter content moderation. For example, Canada’s Online Streaming Act (formerly Bill C-11), enacted in 2023, grants the Canadian Radio-television and Telecommunications Commission (the “CRTC”) significantly increased regulatory powers over audio-visual content on the internet. The CRTC continues phased implementation through 2025 and 2026, including decisions on Canadian content certification frameworks, discoverability requirements, registration of online streaming services, and potential revenue-based obligations for certain foreign platforms. While we do not currently meet the regulatory criteria to comply with Canada’s Online Streaming Act, our commitment to a free and open internet may result in governmental actions against our platform, costly and prolonged legal challenges, and the prohibition or suppression of our platform in certain jurisdictions or our voluntary withdrawal from such jurisdictions.

The EU has recently intensified its efforts to regulate online speech, primarily through the DSA, which came into effect in 2023. The DSA imposes strict requirements on digital services providers to combat “illegal” content, including “hate speech” and “disinformation,” with significant fines for noncompliance. EU politicians and authorities have issued warnings to online platforms over content accessible to EU users, and the DSA requires rapid content removal and potential platform bans or restrictions.

Lawmakers in the United States and in other countries may introduce new regulatory regimes that increase potential liability for content available on our platform. There are a number of new laws and legislative proposals in the United States and globally aimed at limiting the scope of protections available to online services and/or that further impose new obligations affecting our business, such as liability for copyright infringement, illegal or harmful content, distributing targeted and other advertisements to teens, and other forms of unlawful content and/or online harm. These legislative and/or regulatory requirements may increase our costs of operations, our liability for content posted by users on our platform, our litigation costs, and/or may expose us to regulatory sanctions such as fines or penalties. If these or other additional statutory or regulatory changes reduce liability protections for content published on our platform, we may be required to make significant changes to our business model, including increasing our content moderation operations and building in additional product features or tools that may not be favorable to our business. Any such changes to our business model may lead to new or heightened payment obligations or compliance costs. Several U.S. states have also enacted legislation that regulates online content. Our business, financial performance and results of operations could be negatively affected by the impact of these laws and the costs of complying with these laws, which are currently the subject of various legal challenges.

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In addition, there are pending cases before the judiciary that may result in changes to the protections afforded to internet platforms that, depending on the outcomes, could greatly limit the scope of these protections. If these proposed or similar laws are passed or upheld, if similar future legislation or governmental action is proposed or taken, and if existing protections are limited or removed, changes would be required that could impose additional costs of operation, subject us to additional liability or cause users to abandon our service, any of which could adversely affect our business, results of operations, financial condition and prospects.

We could also face fines, orders restricting or blocking our services in particular geographies, or other government-imposed sanctions as a result of content hosted on our services. For example, laws and regulations in Germany and India provide for the imposition of fines for failure to comply with certain content removal, law enforcement cooperation, and disclosure obligations. Numerous countries in Europe, the Middle East, Asia-Pacific, and Latin America are considering, or have implemented, legislation imposing penalties, including fines, service throttling, access blocking, or advertising bans, for failure to remove certain types of content or to follow certain processes. Such content-related legislation has required us in the past, and may require us in the future, to change our products or business practices. Our responses to content-related legislation may increase our costs or may otherwise adversely impact our operations or our ability to provide services in certain jurisdictions. Regulatory or legislative actions affecting the manner in which we display content to our users or obtain consent for various practices could require product changes in the user interface that could adversely affect user growth and engagement.

1.5.18         We are exposed to significant regulatory, operational, compliance, privacy, and legal risks related to age verification and child online safety laws implemented in various U.S. states and foreign jurisdictions.

The implementation and enforcement of age verification and child online safety laws in various U.S. states and foreign jurisdictions present significant regulatory, operational, compliance, privacy, and legal risks to our business as a video services provider, which could adversely affect our MAUs, revenue, reputation, and financial condition. Numerous laws, regulations, and legally-binding codes, such as the U.S. federal Children’s Online Privacy Protection Act, California’s Age Appropriate Design Code, the UK’s Online Safety Act and Age Appropriate Design Code, the CCPA, and other U.S. state comprehensive privacy laws, the GDPR, and the DSA, impose various obligations on companies that process minors’ data and/or provide online services, or other interactive platforms used by children, including prohibiting showing minors advertising, requiring age verification, limiting the use of minors’ personal information, requiring certain consents to process such personal information and extending certain rights to children and their parents with respect to that personal information. These laws may result in restrictions on the use of certain of our products or services by teens, may prohibit us from offering certain of our products or services to teens, and may decrease daily active users or user engagement in various jurisdictions. These laws may be, and in some cases already have been, subject to legal challenges and changing interpretations which may further complicate our efforts to comply with laws applicable to us. Some of these obligations have wide ranging application, including for services that do not intentionally target child users (defined in some circumstances as a user under the age of 18 years old). The resulting patchwork of regulations is rapidly evolving, with potential for additional jurisdictions to adopt similar measures, creating inconsistent and overlapping obligations.

We have already implemented a minimum age of 17 for registered users on our video platform and require users to provide their date of birth, further to that requirement. However, compliance with these new laws may require us to implement additional measures and complex age verification technologies, such as biometric data checks, third-party ID verification, or parental consent mechanisms, which could involve substantial development, integration, and ongoing maintenance costs. This may decrease our advertising and subscription revenue, and increase legal risk and compliance costs for us and our third-party partners, any of which could seriously harm the profitability of our business. These systems may generally deter users from using our platform and create risks of inaccurate age determinations, user circumvention, or over-blocking of legitimate adult users, potentially resulting in reduced user acquisition, engagement, and retention, particularly among younger demographics that represent a significant portion of our growth. Non-compliance, whether due to technical failures, conflicting jurisdictional interpretations, or delays in implementation, could lead to investigations, enforcement actions, substantial fines, class-action lawsuits, or injunctions that restrict our operations in impacted regions. If we challenge these laws, as a defendant or through industry-wide challenges, we could be negatively impacted by protracted legal battles, adverse rulings, or requirements to fundamentally alter our platform’s features, content moderation, or user experience. Additionally, varying international standards may force us to create region-specific versions of our platform, increasing operational complexity and costs while potentially fragmenting our global user community.

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Broader market reactions, such as user backlash against perceived privacy intrusions or reduced platform accessibility, could erode trust in our brand and lead to competitive disadvantages if our competitors are able to adapt more effectively. We may incur significant expenses for legal counsel, technology upgrades, and compliance programs, and there is no assurance that these measures will fully mitigate the risks. The materialization of any of these factors could have a substantial negative impact on our business and results of operations.

1.5.19         We are involved in litigation that is unpredictable and may have an adverse impact on our financial condition, results of operations and cash flows.

We are, and from time to time may become, involved in various legal proceedings arising in the normal course of our business activities, such as copyright infringement and tort claims arising from user-uploaded content, patent and trademark infringement claims, breach of contract claims, putative class actions based upon consumer protection or privacy laws and other matters. We cannot predict the outcome of any lawsuit, claim, investigation or proceeding with certainty, or whether any such matter will have a material adverse effect on our consolidated financial position, liquidity, or results of operations.

1.5.20         Paid endorsements by our content creators may expose us to regulatory risk, liability, and compliance costs, which could increase legal and compliance costs and compress margins and operating cash flows.

Our content creators may engage in paid promotions of products and services in regulated industries, such as alcoholic beverages, tobacco products, cannabidiols (“CBD”), and online gambling, including sports wagering and online casino games. In some cases, we may receive a percentage of the revenue generated by such paid promotions. While these promotions are not endorsements by Rumble of the underlying products or services and we require content creators to comply with all applicable laws and regulations, we may be found liable pursuant to existing or newly created rules and regulations by international, federal, and state regulatory authorities, such as the FTC. We may also expend significant resources on compliance with such regulations. Our business, financial condition and results of operations could be negatively affected by the impact of these regulations. In addition, such paid promotions may alienate segments of our audience, which could cause our traffic and user engagement to fall and reduce our attractiveness to other advertisers. These effects could reduce advertising revenue, increase compliance and legal expenses, lower gross and operating margins, and decrease net income and operating cash flows.

1.5.21         Some of the Rumble Stockholders, including content creators to whom we have issued equity, may face legal scrutiny and reputational harm. To the extent these Rumble Stockholders experience such negative effects and are perceived as being closely associated with Rumble, our business, reputation, financial conditions, results of operations and stock price could be materially and adversely affected.

The Rumble Stockholders include prominent voices and businesses in alternative media, politics, banking, capital markets, cryptocurrencies and digital assets, as well as sports leagues, online influencers and other personalities. Some of the Rumble Stockholders, including content creators to whom we have issued equity, may be viewed as controversial by certain media outlets or governments in certain jurisdictions, which may lead to new or enhanced legal or regulatory scrutiny of such individuals and their businesses by federal, state or foreign governments. For example, as we further expand internationally, it is possible that foreign governments may use investigations or the threat of legal actions against certain of the Rumble Stockholders in an effort to undermine our business, our ability to secure advertisers and cloud revenue, and the overall attractiveness of our platform to content creators and audiences. Some of the Rumble Stockholders may also face negative publicity, reputational harm, legal or regulatory scrutiny or other adverse consequences due to alleged improper conduct that is unrelated to the Rumble platform or the content that we host. To the extent prominent Rumble Stockholders experience such reputational harm or other negative effects, Rumble could be perceived as closely associated with such Rumble Stockholders, and/or such Rumble Stockholders could seek to divest their equity in Rumble for reasons unrelated to Rumble’s business, and in turn our business, reputation, financial condition, results of operations and stock price could be materially and adversely affected.

1.5.22         We are exposed to significant regulatory, operational, compliance, privacy, and legal risks related to age verification and child online safety laws implemented in various U.S. states and foreign jurisdictions.

The implementation and enforcement of age verification and child online safety laws in various U.S. states and foreign jurisdictions present significant regulatory, operational, compliance, privacy, and legal risks to our business as a video services provider, which could adversely affect our MAUs, revenue, reputation, and financial condition.

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Numerous laws, regulations, and legally-binding codes, such as the Children’s Online Privacy Protection Act, California’s Age Appropriate Design Code, the CCPA, other U.S. state comprehensive privacy laws, the EU and UK General Data Protection Regulation, the EU’s Digital Services Act, the UK’s Online Safety Act and the UK Age Appropriate Design Code, impose various obligations on companies that process minors’ data and/or provide online services, or other interactive platforms used by children, including prohibiting showing minors advertising, requiring age verification, limiting the use of minors’ personal information, requiring certain consents to process such data and extending certain rights to children and their parents with respect to that data. These new laws may result in restrictions on the use of certain of our products or services by teens, may prohibit us from offering certain of our products or services to teens, and may decrease daily active users or user engagement in various jurisdictions. These laws may be, and in some cases already have been, subject to legal challenges and changing interpretations which may further complicate our efforts to comply with laws applicable to us. Some of these obligations have wide ranging applications, including for services that do not intentionally target child users (defined in some circumstances as a user under the age of 18 years old). The resulting patchwork of regulations is rapidly evolving, with potential for additional jurisdictions to adopt similar measures, creating inconsistent and overlapping obligations.

We have already implemented a minimum age of 17 for registered users on our video platform and require users to provide their date of birth, further to that requirement. However, compliance with these new laws may require us to implement additional measures and complex age verification technologies, such as biometric checks, third-party ID verification, or parental consent mechanisms, which could involve substantial development, integration, and ongoing maintenance costs, decrease our advertising and subscription revenue, and increase legal risk and compliance costs for us and our third-party partners, any of which could seriously harm our business. These systems may generally deter users from using our platform and create risks of inaccurate age determinations, user circumvention, or over-blocking of legitimate adult users, potentially resulting in reduced user acquisition, engagement, and retention, particularly among younger demographics that represent a significant portion of our growth. Non-compliance, whether due to technical failures, conflicting jurisdictional interpretations, or delays in implementation, could lead to investigations, enforcement actions, substantial fines, class-action lawsuits, or injunctions restricting our operations in affected regions. If we challenge these laws, as a defendant or through industry-wide challenges, we could be negatively impacted by protracted legal battles, adverse rulings, or requirements to fundamentally alter our platform’s features, content moderation, or user experience. Additionally, varying international standards may force us to create region-specific versions of our platform, increasing operational complexity and costs while potentially fragmenting our global user community.

Broader market reactions, such as user backlash against perceived privacy intrusions or reduced platform accessibility, could erode trust in our brand and lead to competitive disadvantages if rivals adapt more effectively. We may incur significant expenses for legal counsel, technology upgrades, and compliance programs, and there is no assurance that these measures will fully mitigate the risks. The materialization of any of these factors could have a substantial negative impact on our business and results of operations.

1.6              Risks Relating to Rumble Class A Common Shares

1.6.1           The rights and responsibilities of the Rumble Stockholders are governed by Delaware law and the Rumble Charter and Rumble Bylaws, which will differ in material respects from the rights and responsibilities of shareholders under German law and the current organizational documents of Northern Data which will result in different or reduced rights and remedies for ND Shareholders who tender into the Exchange Offer relative to their current rights.

Rumble’s corporate affairs are governed by the Rumble Charter and the bylaws of Rumble (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Rumble Bylaws”) and the laws governing companies incorporated in Delaware. The rights of Rumble Stockholders and the responsibilities of members of the board of directors of Rumble under the laws of Delaware differ from the rights of shareholders and the responsibilities of a company’s managing board and the supervisory board of a stock corporation under German law. As a result, ND Shareholders who tender into the Exchange Offer and become Rumble Stockholders will have

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different rights and remedies than they currently have as ND Shareholders under German law and Northern Data’s current organizational documents, which could affect their ability to influence corporate governance, pursue claims and protect their interests.

1.6.2           Following the Business Combination, Rumble will continue to be controlled by one principal stockholder which could limit stockholder influence and adversely affect the value of your investment.

Rumble is controlled by Mr. Pavlovski, who is the CEO and Chairman of Rumble. He will continue to serve as CEO and Chairman of Rumble following the consummation of the Business Combination. Mr. Pavlovski was able to exercise approximately 83% of the voting power of Rumble’s outstanding capital stock as of March 30, 2026. Following the Business Combination, it is anticipated that Mr. Pavlovski will exercise approximately 78% of the voting power of Rumble’s outstanding capital stock and that it will be difficult for a third party to acquire Rumble without Mr. Pavlovski’s approval, even if doing so may be in the best interest of Rumble Stockholders. As a result, Mr. Pavlovski’s control could limit other Rumble Stockholders’ (including ND Shareholders who tender into the Exchange Offer) ability to influence Rumble, deter a change of control or negatively affect the trading price and liquidity of our shares.

1.6.3           Rumble is an “emerging growth company” within the meaning of the Securities Act of 1933 (the “Securities Act”) and as such it has relied on, and expects to continue to rely on, certain exemptions from disclosure requirements available to emerging growth companies. Rumble’s reliance on these exemptions could make its securities less attractive to investors and may make it more difficult to compare its performance with that of other public companies.

Rumble is an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act (the “JOBS Act”), and as such it has relied on, and expects to continue to rely on, certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. Further, the JOBS Act exempts emerging growth companies from the requirement to comply with new or revised financial accounting standards until private companies are required to comply with the same standards. The JOBS Act provides that a company may elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies. Rumble has elected not to opt out of such extended transition period, which may make the comparison of its financial statements with those of other public companies difficult or impossible because of the potential differences in accounting standards.

As a result of Rumble’s emerging growth company status and its reliance on certain reporting exemptions, the Rumble Stockholders may not have access to certain information they may deem important, and investors may find Rumble’s securities less attractive. This could result in a less active trading market for the Rumble Class A Common Shares, and the price of the Rumble Class A Common Shares may be more volatile.

1.6.4           The provision of the Rumble Charter requiring exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against Rumble’s directors and officers.

The Rumble Charter provides that unless Rumble consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of Rumble, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or Rumble Stockholder to Rumble or the Rumble Stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim arising under any provision of the DGCL, the Rumble Charter (as it may be amended or restated) or the Rumble Bylaws or any other action as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. In the event that the Delaware Court of Chancery lacks subject matter jurisdiction, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, subject to certain exceptions and conditions set forth in the Rumble Charter.

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Any person or entity that owns or acquires Rumble Class A Common Shares shall be deemed to have notice of and to have consented to the forum provisions in the Rumble Charter. Although we believe these exclusive forum provisions benefit Rumble by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a Rumble Stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Rumble or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds either exclusive forum provision contained in the Rumble Charter to be unenforceable or inapplicable in an action, it may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, financial condition and results of operations.

1.6.5           Our CEO has control over key decision-making as a result of his control of a majority of the voting power of our outstanding capital stock.

As the beneficial owner of all of the Class D Common Stock, par value USD 0.0001 per share, of Rumble (the “Class D Common Stock”), our CEO, Chris Pavlovski, is able to exercise voting rights with respect to approximately 83% of the voting power of Rumble’s outstanding capital stock. This concentrated control will limit or preclude our public stockholders’ ability to influence corporate matters for the foreseeable future. Further, our Charter does not include a sunset provision for the high-vote feature of the Class D Common Stock, meaning this feature will persist indefinitely (unless amended or until all of the shares of Class D Common Stock have been redeemed by Rumble in connection with future transfers (other than “permitted transfers”) of shares of Class A Common Stock or ExchangeCo Shares by Mr. Pavlovski). As a result, Mr. Pavlovski may control or effectively control the voting of Rumble, even if he holds only a small economic interest in the company. Consequently, in the event Mr. Pavlovski liquidates a significant portion of his economic interest in Rumble, Mr. Pavlovski may no longer be incentivized (or incentivized to the same extent) to exercise his voting control, including in connection with the types of decisions further described below, in a manner that will maximize the economic value of Rumble.

Because of the voting ratio between the Class D Common Stock on the one hand, and the Class A Common Stock and Class C Common Stock, par value USD 0.0001 per share of Rumble (the “Class C Common Stock”), on the other hand, Mr. Pavlovski has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors, amendments to our organizational documents, and any merger, consolidation, or sale of all or substantially all of our assets. The Charter provides that Rumble may not issue any shares of Class D Common Stock, so all of the Class D Common Stock are held by Mr. Pavlovski and/or his transferees. In this regard, no shares of Class D Common Stock may be transferred by Mr. Pavlovski unless the transfer is made to a qualified transferee as described in the Charter. As a result, only Mr. Pavlovski has the right to vote and control the Class D Common Stock, meaning that Mr. Pavlovski is not entitled to transfer voting control of Rumble to another person or entity not controlled by Mr. Pavlovski through the transfer of Class D Common Stock.

This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of Rumble’s assets that our other stockholders support, or, conversely, this concentrated control could result in the consummation of such a transaction that our other stockholders do not support. This concentrated control could also discourage a potential investor from acquiring our publicly traded Class A Common Stock, which will have limited voting power relative to the Class D Common Stock that is held by Mr. Pavlovski, and might harm the trading price of our Class A Common Stock. In addition, Mr. Pavlovski has the ability to control the management and our major strategic investments as a result of his position as our CEO and his ability to control the election of our directors. As a board member and officer, Mr. Pavlovski owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Mr. Pavlovski is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.

1.6.6           Our CEO may be incentivized to focus on the short-term share price as a result of his interest in shares placed in escrow and subject to forfeiture pursuant to the terms of the business combination agreement with CF Acquisition Corp. VI.

Mr. Pavlovski, the CEO and controlling stockholder of Rumble, holds shares placed in escrow and subject to forfeiture pursuant to the terms of the business combination agreement, dated December 1, 2021 (as amended), by and between Rumble and CF Acquisition Corp. VI, a Delaware corporation. Such shares will vest in the event certain share price

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thresholds are satisfied, but if such price thresholds are not satisfied in the applicable time periods, such shares will be forfeited and cancelled. Accordingly, Mr. Pavlovski may be incentivized to focus on short-term results which may have a positive effect on Rumble’s share price at the expense of the long-term success of the Company.

1.6.7           Substantial future sales of our Class A Common Stock by our current stockholders could cause the market price of our Class A Common Stock to decline.

Substantially all of the issued and outstanding shares of Class A Common Stock are freely transferable and/or registered for resale on registration statements filed with the SEC. Recently, our registration rights agreement with Tether Investments, S.A. de C.V. (“Tether”) required us to register all shares of Class A Common Stock held by Tether under the Securities Act. The registration rights for Tether and our other significant stockholders allow such stockholders to sell their shares of Class A Common Stock without compliance with the volume and manner of sale limitations under Rule 144 promulgated under the Securities Act and will facilitate the resale of such securities into the public market. The market value of our common stock could decline as a result of sales by Tether or our other significant stockholders having registration rights from time to time. In particular, sales of a substantial number of our shares of Class A Common Stock in the public market or the perception that such sales will occur could adversely affect the market price for our Class A Common Stock and make it more difficult for our public stockholders to sell their shares of Class A Common Stock at such times and at such prices that they deem desirable.

1.6.8           Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

Our stock price is likely to be volatile. The stock market in general, as well as the market for technology companies in particular, have both experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our common stock may be influenced by many broad market and industry factors. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In addition, the market price for our common stock may be subject to price movements that may not comport with macro, industry or company-specific fundamentals, including, without limitation, the sentiment of retail investors (including as may be expressed on financial trading and other online forums), the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our common stock and any related hedging and other trading factors. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

1.6.9           There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

If Nasdaq delists our shares from trading on its exchange for failure to meet the listing standards and we are not able to list such securities on another national securities exchange, our securities could be quoted on an over-the-counter market. If this were to occur, Rumble and its stockholders could face significant material adverse consequences including a limited availability of market quotations for our securities, reduced liquidity for our securities, a determination that our Class A Common Stock is a “penny stock,” which will require brokers trading the Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market, a limited amount of news and analyst coverage, and a decreased ability to issue additional securities or obtain additional financing in the future.

1.6.10         If securities or industry analysts cease publishing research or reports about Rumble, or our business, or market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about Rumble, or our business, market or competitors. If any of the analysts who may cover Rumble change their recommendations regarding our shares of common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares of common stock would likely decline. Some analysts

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who covered Rumble have ceased coverage of our securities in the past, and if additional analysts were to cease such coverage or fail to regularly publish reports on us, we could lose additional visibility in the financial markets, which in turn could cause our share price or the trading volume of our securities to decline.

1.6.11         Pursuant to the JOBS Act, Rumble’s independent registered public accounting firm will not be required to attest to the effectiveness of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as it is an “emerging growth company”.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following February 23, 2026, the fifth anniversary of CF VI’s initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

1.6.12         We do not expect to declare any cash dividends for the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our common stock for the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

1.7              Risks Relating to the Structuring of the Exchange Offer and the Role of BidCo

1.7.1           BidCo is a non-operating acquisition vehicle with limited assets, and ND Shareholders should not rely on BidCo as a source of recourse.

Rumble’s wholly-owned indirect subsidiary, Rumble Deutschland AG (formerly: Blitz 24-913 AG) (“BidCo”), was purchased as shelf company solely for the purpose of conducting the Exchange Offer and does not conduct any operating business of its own. Prior to and following the completion of the Exchange Offer, BidCo’s assets are limited primarily to Rumble Class A Common Shares contributed to it, and following the tender by ND Shareholders, the ND Shares. Accordingly, BidCo does not have an independent operating substance or a diversified asset base. ND Shareholders who tendered their ND Shares will receive Rumble Class A Common Shares and should not assume that BidCo constitutes a separate or meaningful source of recourse.

1.7.2           The Exchange Offer depends on the successful implementation of a multi-step contribution and acquisition involving BidCo

The Exchange Offer is based on a structured sequence of steps, including the contribution of newly issued Rumble Class A Common Shares to BidCo and their subsequent use by BidCo as consideration in the Exchange Offer in exchange for ND Shares. The successful completion of the Exchange Offer therefore depends on the effective and timely implementation of each of these steps. Any legal, regulatory, procedural or factual impediment affecting the contribution of Rumble Class A Common Shares to BidCo, the conduct of the Exchange Offer or the transfer of the ND Shares to BidCo could adversely affect the implementation, timing or completion of the Exchange Offer.

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2    GENERAL INFORMATION

2.1         Responsibility Statement

Rumble Inc., a Delaware corporation incorporated under the laws of the State of Delaware, United States of America (“United States”), with its business located at 444 Gulf of Mexico Drive, Longboat Key, FL 34228, United States (the “Company” or “Rumble”, and together with its consolidated subsidiaries, the “Group” or the “Rumble Group”) and Rumble Deutschland AG (formerly: Blitz 24-913 AG), a German stock corporation (Aktiengesellschaft), with its registered office at Maximiliansplatz 17, c/o Blitzstart Services GmbH, 80333 Munich, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under HRB 297230, with its registered seat at Munich and LEI 3912006QN9LSP603Z270 (“BidCo”) assume responsibility for the contents of this prospectus (the “Prospectus”) pursuant to Section 8 of the German Securities Prospectus Act (Wertpapierprospektgesetz — “WpPG”) and Article 11 para. 1 sent. 2 of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended (“Prospectus Regulation”), and declares that, as of the date of the Prospectus, the information contained in the Prospectus is, to the best of its knowledge, in accordance with the facts, and that the Prospectus makes no omission likely to affect its import.

2.2         General Disclaimers

If any claims are asserted before a court of law based on the information contained in the Prospectus, the investor appearing as plaintiff may have to bear the costs of translating the Prospectus prior to the commencement of the court proceedings pursuant to the national legislation of the member states of the EEA.

The information contained in the Prospectus will not be supplemented subsequent to the date hereof except for any significant new factor, material mistake or inaccuracy relating to the information contained in the Prospectus which may affect an assessment of the Offer Shares and which arises or is noted between the time when the Prospectus is approved and the closing of the Offer Period (as defined below), which will be disclosed in a supplement of the Prospectus pursuant to Article 23 of the Prospectus Regulation without undue delay. The obligation to supplement the Prospectus pursuant to Article 23 of the Prospectus Regulation will no longer apply following the end of the Acceptance Period which is expected to occur on May 9, 2026, subject to a later closing date of the Additional Acceptance Period resulting from an extension of the initial acceptance period of the Exchange Offer (see section “3.6.1 Acceptance Period”).

Information on the Company’s website and information accessible via this website as well as any website mentioned in this Prospectus is neither part of, nor incorporated by reference into, this Prospectus, and such information has not been scrutinized or approved by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — “BaFin”), Marie-Curie-Straße 24-28, 60439 Frankfurt am Main, Germany (telephone: +49 (0) 228 41080; website: www.bafin.de). Hyperlinks to websites do not form part of the Prospectus and have not been scrutinized or approved by BaFin.

2.3         Competent Authority Approval

It is stated that

(a)         this Prospectus has been approved by BaFin as competent authority under Regulation (EU) 2017/1129;

(b)         BaFin only approves this Prospectus as meeting the standards of completeness, comprehensibility and consistency imposed by the Regulation (EU) 2017/1129;

(c)         such approval should not be considered as an endorsement of the Company or of the quality of the securities that are the subject of this Prospectus; and

(d)         investors should make their own assessment as to the suitability of investing in the Offer Shares.

2.4         Purpose of the Prospectus

On November 10, 2025, the Company announced its decision to launch a voluntary public takeover offer for all outstanding no-par value shares of Northern Data AG, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under HRB 106465, with its registered seat at An der Welle 3,

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60322 Frankfurt am Main, Germany (“Northern Data” or the “Target Company”, and, together with its subsidiaries, the “ND Group”), with a notional interest of €1.00 each in the share capital in the form of an exchange (the “Exchange Offer”).

The subject matter of this Prospectus is the offer of a total of 130,197,281 newly issued Rumble Class A Common Shares with ISIN US78137L1052 (the “Offer Shares”), which are being offered to the holders of shares in Northern Data as consideration for the shares in connection with the Exchange Offer submitted by BidCo. The Offer Shares carry full dividend rights and all ancillary rights at the time of settlement of the Exchange Offer.

Immediately following the execution of the Business Combination Agreement, Rumble sought and obtained a written consent from Chris Pavlovski, in his capacity as the record and beneficial owner of a majority of the combined voting power of the outstanding Rumble Class A Common Shares, approving and adopting, among other things, the Business Combination Agreement and the transactions contemplated thereby, including the issuance of the maximum number of Offer Shares issuable in connection with the Exchange Offer (the “Written Consent”).

Any offer and sale of Offer Shares in the United States will be made only by means of the prospectus that forms part of the Registration Statement (as described in Section “2.10 Where you can find more Information“) and in compliance with applicable U.S. federal and state securities laws. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in the United States.

The Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Offer Shares offered by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Neither the United States Securities and Exchange Commission (“SEC”), nor any securities regulatory authority of any state of the United States has approved the Rumble Class A Common Shares or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offence in the United States.

2.5         No consent to use the Prospectus

No consent has been given to use this Prospectus for any subsequent resale or placement of any shares in the Company.

2.6         Forward-looking Statements

Certain statements and assumptions in this Prospectus contain or are based on “forward-looking” information. Forward-looking statements are based on Rumble’s or Northern Data’s beliefs and assumptions on the basis of factors currently known to them. These forward-looking statements include terms and phrases such as: “anticipate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” and similar expressions. These forward-looking statements include statements regarding benefits of the proposed Business Combination, integration plans and potential benefits, anticipated future growth, and financial and operating performance and results. Forward-looking statements involve significant risks and uncertainties that may cause actual results to be materially different from the results predicted or expected. No assurance can be given that these forward-looking statements will prove accurate and correct, or that projected or anticipated future results will be achieved. All forward-looking statements included in this Prospectus are based upon information available to Rumble and Northern Data on the date hereof, and each of Rumble and Northern Data disclaims and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Rumble or Northern Data has described. All such factors are difficult to predict and beyond Rumble’s or Northern Data’s control. These factors include:

•        failure to obtain applicable regulatory approvals in a timely manner or otherwise, or being required to accept conditions, including divestitures, that could reduce the anticipated benefits of the proposed Business Combination as a condition to obtaining regulatory approvals;

•        the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed;

•        the ability to implement the Business Combination and to satisfy applicable conditions to the Exchange Offer without delay or at all;

•        the ability to integrate the operations of Rumble and Northern Data, the ultimate outcome of the combined company’s commercial and operating strategy;

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•        operating costs, customer loss or business disruption being greater than expected in anticipation of, or, if consummated, following, the Business Combination;

•        the effects of a combination of Rumble and Northern Data, including the combined company’s future financial position, operating results, strategy and plans and the effects of announcing the completion of the Business Combination;

•        risks that the growth strategy of the combined business may require a significant amount of debt financing, which may be available on unfavorable terms, if at all, and risks relating to the ability of the combined business to service such debt obligations;

•        the risks related to disruption of management time from ongoing business operations of each of Rumble and Northern Data due to the Business Combination;

•        unanticipated litigation, claims or assessments, as well as the outcome or impact of any current or pending litigation, claims or assessments, including litigation related to the Business Combination;

•        potential security violations to the combined company’s, Rumble’s and Northern Data’s information technology systems;

•        changes in legislation or governmental regulations affecting the combined company, Rumble or Northern Data; international, national or local economic, social or political conditions or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws that could adversely affect the combined company, Rumble, Northern Data or their respective clients;

•        the uncertainty of the value of the Rumble Class A Common Shares to be issued pursuant to the Exchange Offer due to the fixed Offer Exchange Ratio and potential fluctuation in the market price of Rumble Class A Common Shares; and

•        other factors discussed elsewhere in this document.

The foregoing list of factors is not exhaustive. For further discussion of these and other risks, contingencies, and uncertainties applicable to Rumble and Northern Data, please see the section of this document entitled “1 RISK FACTORS”.

All subsequent written or oral forward-looking statements attributable to Rumble, Northern Data or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained in this section. All forward-looking statements speak only as of the date they are made and are based on information available at that time. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

You are strongly advised to read this entire document, including the documents incorporated by reference herein, including the sections of this document entitled: “SUMMARY OF THE PROSPECTUS”, “10 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION”, “12 MARKETS AND COMPETITION”, “13 BUSINESS”, “14 REGULATORY AND LEGAL ENVIRONMENT”, “22 RECENT DEVELOPMENTS AND TREND INFORMATION”. These sections include more detailed descriptions of factors that might have an impact on the business of Rumble and Northern Data and the market in which they operate.

2.7         Information from Third Parties; Sources

Unless otherwise specified, in this Prospectus, Rumble relies on and refers to information about its business and the markets in which it operates. Certain economic and industry data, market data, and forecasts contained in this Prospectus have been obtained from market studies, government and other publicly available sources of information, and independent industry publications. These external sources include:

•        Ernst & Young, Ernst & Young celebrates Ontario finalists for Entrepreneur Of The Year 2010, accessible under: https://www.newswire.ca/news-releases/ernst-young-celebrates-ontario-finalists-for-entrepreneur-of-the-year-2010-544653002.html, last accessed February 5, 2026 (“EY Entrepreneur Of The Year 2010”).

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Information contained on any of the aforementioned websites and information accessible via these websites is neither part of, nor incorporated by reference into, the Prospectus, and such information has not been scrutinized or approved by BaFin.

It should be noted, in particular, that reference has been made in the Prospectus to information concerning markets and market trends. Such information was obtained from the aforementioned sources. The Company has accurately reproduced such information and, as far as the Company is aware and able to ascertain from information published by such third parties, no facts have been omitted that would render the reproduced information inaccurate or misleading.

Prospective investors are, nevertheless, advised to consider this data with caution. For example, market studies are often based on information or assumptions that may be inaccurate or inappropriate, and their methodology is inherently predictive and speculative. The fact that information from the aforementioned third-party sources has been included in the Prospectus should not be considered as a recommendation by the relevant third parties to invest in, purchase, or take any other action with respect to the Offer Shares.

Irrespective of the assumption of responsibility for the content of the Prospectus by the Company (see section “2.1 Responsibility Statement”), the Company has not independently verified the figures, market data or other information on which third parties have based their studies. Accordingly, the Company makes no representation or warranty as to the accuracy, completeness or verification of any such information from third-party studies included in the Prospectus. Prospective investors should note that the Company’s own estimates and statements of opinion and belief are not always based on studies of third parties.

Prior to the decision to launch the Exchange Offer, Rumble and its advisors carried out a due diligence review of the ND Group (the “Due Diligence Review”). From April 2025 to November 2025, as part of the Due Diligence Review, Rumble and its advisors were granted access in a virtual data room to certain documents regarding the ND Group’s legal, financial, and operational situation. Such access to information was expanded as the negotiations advanced. In addition, representatives of Rumble and its advisors held a number of talks with Northern Data’s management and had expert sessions with representatives of Northern Data. However, Northern Data did not provide representations or warranties of any kind with respect to the information that it made available during the Due Diligence Review. Additionally, the scope of the Due Diligence Review was limited to the diligence materials that were made available to Rumble and its advisors in the virtual data room up to November 9, 2025 and the responses of Northern Data’s management or representatives provided in writing or during the limited expert sessions that were held as part of the Due Diligence Review. As a result, the Company cannot guarantee that the information in question is accurate at the time of publication of this Prospectus.

Insofar as the information contained in this Prospectus relates specifically to the Target Company or ND Group, it has either been furnished by the Target Company to the Company or this information has been taken from or derived from the website of the Target Company at www.northerndata.de (such as published annual reports, annual financial statements, securities prospectuses, press releases, and analyst events of the Target Company).

None of the aforementioned information has been independently verified by the Company.

2.8         Presentation of financial information

The financial information of the Company included in the Prospectus has been taken or derived from the Company’s (i) audited consolidated financial statements as of and for the fiscal years ended December 31, 2025 and 2024 (the “Audited Consolidated Financial Statements 2025/2024”), (ii) audited consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023 (the “Audited Consolidated Financial Statements 2024/2023”), and (iii) accounting records and internal management reporting systems.

The Audited Consolidated Financial Statements 2025/2024 and the Audited Consolidated Financial Statements 2024/2023 are referred to as the “Audited Consolidated Financial Statements” in this Prospectus. The Audited Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The Audited Consolidated Financial Statements are included in section “20 FINANCIAL INFORMATION” beginning on page F-1. Baker Tilly US, LLP (“Baker Tilly”), the Company’s independent registered public accounting firm, audited the Audited Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issued English-language audit opinions thereon in accordance with PCAOB standards.

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The financial information of Northern Data included in the Prospectus has been taken or derived from Northern Data’s (i) audited consolidated financial statements as of and for the fiscal year ended December 31, 2025 (“Northern Data’s Audited Consolidated Financial Statements 2025”), (ii) audited consolidated financial statements as of and for the fiscal year ended December 31, 2024 ( “Northern Data’s Audited Consolidated Financial Statements 2024”), (iii) audited consolidated financial statements as of and for the fiscal year ended December 31, 2023 (the “Northern Data’s Audited Consolidated Financial Statements 2023”) and (iv) accounting records and internal management reporting systems.

Northern Data’s Audited Consolidated Financial Statements 2025, Northern Data’s Audited Consolidated Financial Statements 2024 and Northern Data’s Audited Consolidated Financial Statements 2023 are referred to as “Northern Data’s Audited Consolidated Financial Statements” in this Prospectus. Northern Data’s Audited Consolidated Financial Statements have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”), and the additional requirements of the German Commercial Code (Handelsgesetzbuch — “HGB”) pursuant to Section 315e (1) HGB.

Northern Data’s Audited Consolidated Financial Statements are included in section “21 FINANCIAL INFORMATION” beginning on page F-91. Liebhart & Kollegen Wirtschaftsprüfer Steuerberater (“Liebhart”), Northern Data’s independent registered public accounting firm, audited Northern Data’s Audited Consolidated Financial Statements in accordance with Section 317 HGB and in compliance with German Generally Accepted Standards for Financial Statement Audits promulgated by the Institute of Public Auditors in Germany (Institut der Wirtschaftsprüfer — IDW) and issued an English-language audit report thereon.

Where financial information is labeled “audited” in the following tables, it has been taken from the Audited Consolidated Financial Statements or Northern Data’s Audited Consolidated Financial Statements. The label “unaudited” in the following tables indicates financial information that has been taken or derived from the Company’s or Northern Data’s accounting records or internal management reporting systems or has been calculated based on financial information from the aforementioned sources.

To compare figures over more than two periods, a compound annual growth rate (“CAGR”) may be shown, which indicates the annual mean rate of growth for each year of the relevant period. Any CAGR figures presented in this Prospectus have not been audited or reviewed by Rumble’s or Northern Data’s independent registered public accounting firms.

2.9         Documents available for inspection

For the period during which the Prospectus remains valid, the following documents will be available on the Company’s website (investors.rumble.com):

•        the Prospectus;

•        the Company’s certificate of incorporation;

•        the Company’s charter and bylaws;

•        the Audited Consolidated Financial Statements 2025/2024;

•        the Audited Consolidated Financial Statements 2024/2023; and

•        the pro forma condensed combined financial information of the Company and the Target Company as of and for the fiscal year ended December 31, 2025 prepared in accordance with U.S. GAAP.

Information on the Company’s website (investors.rumble.com) and information accessible via this website is neither part of, nor incorporated by reference into, the Prospectus.

2.10       Where you can find more Information

The Company has filed a registration statement on Form S-4 including (a) a prospectus (together with any amendments thereof or supplements thereto) in connection with the issuance by the Company of the Offer Shares to (i) be used as a U.S. exchange offer prospectus sent to holders of the ND Shares and (ii) register with the SEC the offer and sale of the

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Offer Shares to the holders of ND Shares, and (b) a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the written consent and the transactions contemplated by the Business Combination Agreement (as described in section “5 THE BUSINESS COMBINATION“) and (ii) the notice of action by written consent required by Section 228(e) of the Delaware General Corporation Law (“DGCL”) (clauses (a) and (b), collectively, the “Registration Statement”). The SEC declared the Registration Statement effective on or around April 15, 2026.

The Company files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as the Company, that file electronically with the SEC. The address of that website is http://www.sec.gov. The Company additionally posts its filings on its website at investors.rumble.com. Information on the Company’s website (investors.rumble.com) and information accessible via this website is neither part of, nor incorporated by reference into, the Prospectus.

2.11       Currency

In the Prospectus, “€”, “Euro” and “EUR” refer to the single European currency adopted by certain participating member states of the European Union (“EU”), including Germany, and “USD” and “U.S. dollar” refer to the official currency of the United States.

2.12       Negative numbers and rounding

Unless indicated otherwise, financial information presented in the text and tables in the Prospectus is shown in thousands of Euro (in € thousand), commercially rounded to a whole number or to one digit after the decimal point. The same applies with regard to costs and expenses related to the Exchange Offer. Changes, including percentage changes and ratios in the text and tables in the Prospectus, are calculated based on the respective numbers as presented and then commercially rounded to a whole percentage or to one digit after the decimal point. Because of rounding, figures shown in tables in the Prospectus do not necessarily add up exactly to the respective totals or sub-totals presented, and percentages may not reflect underlying numbers or may not exactly equal 100% when aggregated. Furthermore, these rounded figures may vary marginally from unrounded figures that may be indicated elsewhere in the Prospectus. Financial information presented in parentheses denotes the negative of such number presented. In respect of financial information set out in the Prospectus, a dash (“—”) signifies that the relevant figure is not available, while a zero (“0”) or nil signifies that the relevant figure is available but has been rounded to or equals zero.

2.13       Alternative performance measures and other operating metrics

Throughout the Prospectus, we present unaudited financial information that is not required by or prepared in accordance with U.S. GAAP. These non-U.S. GAAP financial measures include Adjusted EBITDA (“APMs”). The APMs are alternative performance measures as defined in the guidelines issued by the European Securities and Markets Authority (“ESMA”) on October 5, 2015 on APMs (“ESMA Guidelines”).

APMs, which may be different than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. We use Adjusted EBITDA as an APM, which is defined as net income (loss) excluding interest (income) expense, net, other (income) expense, net; provision for income taxes, depreciation and amortization, share-based compensation expense, acquisition-related expense, change in fair value of warrants, change in fair value of contingent consideration, and change in the fair value of derivative. The Company’s management believes that it is important to consider Adjusted EBITDA, in addition to net income (loss), as it helps identify trends in our business that could otherwise be masked by the effect of the gains and losses that are included in net income (loss) but excluded from Adjusted EBITDA.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income (loss), the nearest U.S. GAAP equivalent. As a result of these limitations, you should consider Adjusted

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EBITDA alongside other financial performance measures, including net income (loss) and our other financial results presented in accordance with U.S. GAAP. The following table presents a reconciliation of net income (loss), the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, to Adjusted EBITDA:

Reconciliation of Adjusted EBITDA

	For the year ended December 31,
	2025	2024	2023
	(USD)	(USD)	(USD)
	(Audited, unless otherwise indicated)
Net loss	(81,830,362)	(338,362,779)	(116,420,462)
Adjustments:
Amortization and depreciation	14,564,535	13,614,587	4,850,812
Share-based compensation expense	23,836,781	23,814,763	16,134,714
Interest income	(10,419,139)	(8,083,903)	(13,594,463)
Other expense	10,643	207,431	125,511
Income tax (expense) benefit	67,228	(2,009,015)	(3,291,703)
Change in fair value of warrants liability	(24,781,975)	32,694,697	(2,365,895)
Change in fair value of contingent consideration	—	1,354,357	(1,922,381)
Change in fair value of derivative	(9,700,000)	184,699,998	—
Change in fair value of digital assets	649,638	—	—
Acquisition-related transaction costs	13,303,532	—	1,151,318
Adjusted EBITDA (unaudited)	(74,299,119)	(92,069,864)	(115,332,549)

2.14       Time specifications

References to “CEST” in the Prospectus refer to Central European Summer Time. References to time in the Prospectus refer to CEST, unless stated otherwise.

2.15       Enforcement of civil liabilities

The Company is a corporation organized under the laws of the United States, with its principal place of business, management and a substantial portion of its assets located outside Germany. In addition, the members of the board of directors of Rumble and executive officers are generally residents of jurisdictions outside Germany and all or a substantial portion of their assets are located outside Germany. As a result, investors in Germany may find it difficult to effect service of process within Germany upon the Company or such persons or to enforce against them or the Company judgments of German courts.

The United States and Germany do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Consequently, a final judgment for the payment of money rendered by a German court may not be enforceable, in whole or in part, in the United States. Recognition and enforcement of a German judgment in the United States would be subject to the applicable state law and federal principles governing recognition of foreign-country judgments, including considerations of jurisdiction, due process, public policy and other defenses.

Similarly, a final judgment for the payment of money rendered by a federal or state court in the United States, whether or not based solely on the civil liability provisions of the U.S. federal securities laws, may not be enforceable, in whole or in part, in Germany. If the party in whose favor such judgment is rendered initiates a new action in a competent German court, that party may submit the U.S. judgment as evidence of the outcome of the underlying dispute; however, a German court would not be bound by such judgment and may re-examine the matter. In addition, awards of punitive or multiple damages, as may be available in actions brought in the United States or other jurisdictions, are generally unenforceable in Germany.

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3    THE EXCHANGE OFFER

3.1         Subject matter of the Exchange Offer

The Exchange Offer relates to the acquisition of all outstanding no-par value bearer shares of Northern Data AG (“Northern Data” or the “Target Company”) with ISIN DE000A0SMU87 each with a notional interest of €1.00 in the Target Company’s share capital, together with full dividend rights and all ancillary rights at the time of settlement of the Exchange Offer (the “ND Shares” and each an “ND Share” and each shareholder holding one or more ND Share(s), an “ND Shareholder”).

BidCo offers 2.0281 newly issued shares of Class A common stock (the “Offer Shares”) per ND Share that is validly tendered in the Exchange Offer. The Offer Shares are denominated in US dollars. The Offer Shares are expected to be issued on or around June 10, 2026.

No fractional Offer Shares will be exchanged for any Tendered ND Shares (as defined below) in the Exchange Offer. Each ND Shareholder who validly tendered in the Exchange Offer and who would otherwise have been entitled to receive a fraction of an Offer Share shall, in lieu thereof, receive from its respective custodian securities services company (the “Custodian Bank”) cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by Clearstream Europe AG, Mergenthalerallee 61, 65760 Eschborn, Germany (“Clearstream”) and/or its Custodian Bank for the account of all such holders of Offer Shares which would otherwise be issued (the “Excess Offer Shares”). The sale of the Excess Offer Shares by the Custodian Banks shall be executed on the Frankfurt Stock Exchange, on Nasdaq or any other trading venue, and shall be sold using the Custodian Banks’ good faith judgment (even if over multiple trading days) and executed in round lots to the extent practicable. From the proceeds resulting from the sale of the Excess Offer Shares, any commissions, transfer taxes and other out-of-pocket transaction costs for such holders of Tendered ND Shares shall be deducted and — if required — the resulting net proceeds of such sale will be exchanged from U.S. Dollars into Euros and then distributed to the ND Shareholders who have tendered their ND Shares with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional Offer Shares will be determined on the average net proceeds per Offer Share. As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to ND Shareholders who have tendered their ND Shares in lieu of fractional interests, the Custodian Banks shall make available such amounts to such holders of Tendered ND Shares. Any such sale shall be made within ten Banking Days or such shorter period as may be required by applicable law after Closing. Please refer to section “3.6.2 Acceptance and Settlement of the Exchange Offer”.

Immediately following the execution of the Business Combination Agreement, Rumble sought and obtained a written consent from Chris Pavlovski, in his capacity as the record and beneficial owner of a majority of the combined voting power of the outstanding Rumble Class A Common Shares, approving and adopting, among other things, the Business Combination Agreement and the transactions contemplated thereby, including the Rumble Share Issuance and the Charter Amendment (the “Written Consent”).

The maximum number of Offer Shares is 130,197,281. The Company has prepared and filed with the SEC a registration statement on Form S-4 including (A) a prospectus (together with any amendments thereof or supplements thereto) in connection with the issuance by the Company of the Offer Shares to (i) be used as a U.S. exchange offer prospectus sent to holders of the ND Shares and (ii) register with the SEC the offer and sale of the Offer Shares to the holders of ND Shares, and (B) a written information statement of the type contemplated by Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) containing (i) the information specified in Schedule 14C under the United States Exchange Act concerning the written consent and the transactions contemplated by the Business Combination Agreement and (ii) the notice of action by written consent required by Section 228(e) of the DGCL in connection with the Written Consent (clauses (A) and (B), collectively, the “Registration Statement”).

The final number of Offer Shares issued in connection with the Exchange Offer is expected to be announced, following the Additional Acceptance Period, on or around June 4, 2026 on Rumble’s website under www.rumble-offer.com.

Important Notice

The Exchange Offer is subject to certain conditions, which are described in more detail in section “3.2 Offer Conditions” below. If these conditions are not fulfilled and the Company does not effectively waive the fulfillment of one, several or all Waivable Offer Conditions (as defined below), the Exchange Offer will not be consummated. In this case, all ND Shares tendered in the Exchange Offer will be transferred back to ISIN DE000A0SMU87 by the Custodian Banks of the respective ND Shareholders.

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If fractional Offer Shares arise as a result of the exchange ratio resulting from the Offer Consideration, no shareholder rights may be asserted from these, so that rounding to full rights (so-called fractional share utilization) is necessary. Fractional shares will only be compensated in cash. In this context, the Custodian Banks, will combine the fractional Offer Shares attributable to the allocated Offer Shares into whole Offer Shares after a date yet to be determined and sell them on the Frankfurt Stock Exchange, on Nasdaq or any other trading venue. The proceeds will then be paid out to those ND Shareholders who have tendered their respective ND Shares in accordance with the fractional Offer Shares allocated to them. The Company, BidCo, the Central Settlement Agent, and the Custodian Banks do not guarantee that a specific price will be achieved through the fractional share utilization.

3.2         Offer Conditions

The Exchange Offer and the agreements concluded with the ND Shareholders upon their acceptance will only be executed if the following conditions (the “Offer Conditions”) are fulfilled within the relevant time periods specified below or if the Company has effectively waived the respective Waivable Offer Conditions (as defined below) by one Banking Day prior to the expiration of the Offer Period (as defined below).

3.2.1      Merger Control Approvals

On or before the End Date, the merger control approval required to be obtained in connection with the consummation of the Transaction from the United Arab Emirates Ministry of Economy under the Federal Law 36 of 2023 on the Regulation of Competition (“UAE MoE”) in connection with the transactions contemplated under the Transaction Support Agreements, the ART Sellers SPA and the Shareholder Loan Amendment Agreement (as defined below) (together the “Transaction”) shall have been obtained.

The requisite Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 were filed with the U.S. Federal Trade Commission and the U.S. Department of Justice on December 19, 2025, and the parties were granted early termination of the waiting period on January 16, 2026.

3.2.2      Investment Control Clearances

As of the date the Prospectus, Rumble has received all investment control clearances or equivalent regulatory approvals in all jurisdictions. The German Federal Ministry for Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie) granted a certificate of non-objection on December 19, 2025. The Swedish Inspectorate of Strategic Products (Inspektionen för strategiska produkter) approved the transaction on February 16, 2026. The UK Investment Security Unit approved the transaction pursuant to the National Security and Investment Act 2021 on February 25, 2026.

3.2.3      No Insolvency Event

Between the publication of the Offer Document and the expiration of the Offer Period (as defined below), the Target Company shall not have published an ad hoc announcement pursuant to Art. 17 MAR, and no circumstances have occurred that would have had to be published by the Company pursuant to Art. 17 MAR, or where the Target Company decided to delay the publication pursuant to Art. 17 MAR, that,

(a)         insolvency proceedings under German law have been opened in respect of the assets of the Target Company;

(b)         the management board of the Target Company has applied for such proceedings to be opened; and/or

(c)         there are grounds that would require an application for the opening of such proceedings.

3.2.4      No Material Compliance Violation

Between the publication of the Offer Document and the expiration of the Offer Period (as defined below), no criminal or administrative offense (Ordnungswidrigkeit) (including any concrete reason of suspicion) by the Target Company or a member of the ND Group, a member of a corporate body of the Target Company or a member of the ND Group, while any such person was operating in their official capacity at, or on behalf of, the Target Company or a member of the ND Group, under any applicable administrative or criminal laws in the United States, Germany or any other jurisdiction whose laws apply to operations of the Target Company or the relevant member of the ND Group relating

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to bribery offenses and corruption or to any violation of any export sanctions administered or enforced by the United Nations Security Council, the European Union, has occurred or becomes known, in each case if any such occurrence constitutes or would constitute inside information for the Target Company pursuant to Art. 7 MAR or constituted such inside information prior to its publication (each, a “Material Compliance Violation”).

3.2.5      Corporate Measures

Between the publication of the Offer Document and the expiration of the Offer Period (as defined below), none of the following events have occurred (each of them being an independent Offer Condition):

(a)         the Target Company’s general meeting (Hauptversammlung) has passed a resolution approving the following:

(i)          a capital increase pursuant to Sections 182 et seqq., 192 et seqq. or 202 et seqq. of the German Stock Corporation Act (Aktiengesetz) (including a capital increase from capital reserves pursuant to Sections 207 et seqq. German Stock Corporation Act (Aktiengesetz));

(ii)         a split of the ND Shares, a consolidation of ND Shares, or any alteration of the rights pertaining to the ND Shares or of the class of the ND Shares; or

(iii)        the conclusion of an enterprise agreement (Unternehmensvertrag) within the meaning of Sections 291 and 292 German Stock Corporation Act (Aktiengesetz) (with the exception of enterprise agreements (Unternehmensverträge) between the Target Company as the controlling company and any of its wholly-owned subsidiaries as controlled companies);

(b)         an issuance of new ND Shares and/or an increase (including a capital increase from company funds) or reduction of the share capital of the Target Company have occurred; or

(c)         the Target Company has publicly announced that its management board and its supervisory board have passed a resolution to issue rights or instruments (including those pursuant to Section 221 German Stock Corporation Act (Aktiengesetz)) granting the option to subscribe for ND Shares or that such rights or instruments have been issued by the Target Company.

Rumble notes that Northern Data currently expects to hold its annual general meeting for the current financial year on August 25, 2026, and thus in any case after the expiry of the Additional Acceptance Period and, based on BidCo’s and Rumble’s expectations with respect to the satisfaction of the Offer Conditions as set out above, also after the closing of the Exchange Offer.

3.2.6      BaFin Approval

The approval (Billigungsbescheid) of this Prospectus has not been revoked by BaFin as of the closing of the Exchange Offer.

3.2.7      Closing of the Tether Agreement, the ART Sellers SPA and the Apeiron SPA

The Tether Agreement, the ART Sellers SPA and the Apeiron SPA shall not have been terminated and the closing of the transactions contemplated thereunder shall have occurred prior to the closing of the Exchange Offer.

3.2.8      Execution of the Shareholder Loan Amendment Agreement

The amendment agreement, in the form attached to the Sale and Transfer and Amendment and Restatement Agreement, with respect to that certain loan agreement, originally dated November 2, 2023, between Northern Data and Tether (the “Shareholder Loan Amendment Agreement”) has been duly executed by Northern Data and Tether prior to the closing of the Exchange Offer.

3.2.9      Fulfillment of Requirements under U.S. Law

(i) The Registration Statement regarding the Offer Shares (a) has been declared effective by the SEC prior to the expiration of the Acceptance Period, and (b) is not subject to any stop order by the SEC pursuant to Section 8(d) of the U.S. Securities Act or any proceeding initiated by the SEC seeking such a stop order at the time of closing of the Exchange Offer, (ii) at least 20 calendar days have passed since the information statement included within the

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Registration Statement was sent or given to the stockholders in compliance with Rule 14c-2 of the Exchange Act, and the closing of the Exchange Offer shall be permitted by Rule 14c-2 of the Exchange Act, and, (iii) the Offer Shares have been authorized for listing on the Nasdaq, subject to official notice of issuance.

The Exchange Offer is being made for the securities of a German company that does not have securities registered under section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Exchange Offer is not subject to section 14(d) of the Exchange Act or Regulation 14D thereunder. Further, in reliance on the cross-border exemption provided by rule 14d-1(c) (the “Tier 1” exemption) based on the percentage of ND Shares held by U.S. holders (as determined based on an inquiry performed by Rumble as of a date prior to the announcement of the Exchange Offer), the Exchange Offer is exempt from Rules 14e-1 and 14e-2 of Regulation 14E under the Exchange Act. We are not, however, relying on the cross-border exemption under Rule 802 from the registration requirements of Section 5 of the Securities Act. Instead, we are registering on a Registration Statement on Form S-4, of which this joint information statement/prospectus forms a part, the Rumble Class A Common Shares to be issued to holders of ND Shares upon settlement of the Exchange Offer.

Because the Exchange Offer is excepted under Rule 14d-1(c), Rumble and its affiliates may from time to time during the pendency of the Exchange Offer, in reliance on Rule 14e-5(b)(10) under the Exchange Act and in accordance with the applicable tender offer laws and regulations of Germany, purchase or arrange to purchase ND Shares outside the Exchange Offer. Any information about such purchases that is made public in Germany will also be made publicly available in the United States on a comparable basis, including by press release and/or by filing a Form 8-K with the SEC. These purchases may include those conducted by Tether pursuant to its obligations to Rumble under its Transaction Support Agreement (as defined below).

3.2.10    No other Negative Events

No order, decree, temporary restraining order, preliminary or permanent injunction or other order, nor any law enacted, entered, promulgated, enforced or issued by any competent governmental authority, is in effect at the closing of the Exchange Offer which would prohibit or make illegal the closing of the Exchange Offer.

3.3         Waiver of Offer Conditions

The Company reserves the right to waive, in whole or in part, one, several, or all of the remaining Offer Conditions except those set out in sections “3.2.1 Merger Control Approvals”, “3.2.6 BaFin Approval”, “3.2.7 Closing of the Tether Agreement, the ART Sellers SPA and the Apeiron SPA”, “3.2.8 Execution of the Shareholder Loan Amendment Agreement”, “3.2.9 Fulfillment of Requirements under U.S. Law” and “3.2.10 No other Negative Events” above in advance up to one Banking Day before the expiry of the Offer Period. For the avoidance of doubt, a waiver of the remaining Offer Conditions (i.e. the Offer Conditions set out in sections “3.2.3 No Insolvency Event”, “3.2.4 No Material Compliance Violation” and “3.2.5 Corporate Measures”, together the “Waivable Offer Conditions”) is only possible before the respective Offer Condition has ultimately lapsed and therefore, only one Banking Day prior to the end of the Offer Period. Offer Conditions which the Company has effectively waived in advance, in whole or in part, shall be deemed to have been fulfilled for the purposes of the Exchange Offer.In the event the Company waives a Waivable Offer Condition within the last 5 Banking Days before the expiration of the Acceptance Period, the Acceptance Period will be extended by 5 Banking Days.

3.4         Non-fulfillment of the Offer Conditions

If any of the outstanding Offer Conditions set forth in section “3.2 Offer Conditions“ is not fulfilled by the end of the periods specified for the relevant Offer Condition in section “3.2 Offer Conditions” or, with respect to the Waivable Offer Conditions only, the Company has not effectively waived, in whole or in part, the Waivable Offer Conditions by the end of the Banking Day prior to the expiry of the Offer Period and prior to the failure of the respective Offer Condition, the Exchange Offer will not be completed. In this case, the agreements concluded subject to the condition precedent of acceptance of the Exchange Offer will not be executed and will lapse; delivered shares will be returned. Accordingly, the Central Settlement Agent shall immediately, at the latest within five Banking Days after notification of the expiry of the Exchange Offer, arrange for the Tendered ND Shares to be reversed back to ISIN DE000A0SMU87 (as defined in section “3.6.2 Acceptance and Settlement of the Exchange Offer”). The reversal shall be free of costs and fees charged by the Custodian Banks, subject to the restrictions set out in section “3.10 Reversal of the Exchange Offer in the Event of Definitive Failure to Fulfill the Offer Conditions”.

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“Banking Day” means any day (other than a Saturday, Sunday or public holiday) on which (i) commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in Frankfurt am Main, Federal Republic of Germany, and in New York City, New York, United States of America, and (ii) the Trans-European Automated Real-time Gross Settlement Express Transfer System (TARGET2) (or any successor thereto) is operational.

For the avoidance of doubt, a day shall not be considered a Banking Day if commercial banks in either Frankfurt am Main or New York City are generally closed for business on such day, whether or not such day is an officially declared public holiday.

3.5         Publications on Offer Conditions

The Company will immediately announce on its website at www.rumble-offer.com if (i) the Company has effectively waived, in whole or in part, an Offer Condition in advance, in whole or in part, (ii) all Offer Conditions that the Company has not effectively waived in advance have been fulfilled, or (iii) the Exchange Offer will not be completed.

3.6         Offer Period

3.6.1      Acceptance Period

The initial acceptance period of the Exchange Offer shall commence upon publication of the Offer Document on April 13, 2026. Subject to any extension of this period as described below, it will end on

May 9, 2026, at 6:01 (CEST).

The initial acceptance period of the Exchange Offer, including any extension of this period as described below (but excluding the Additional Acceptance Period as defined below), is uniformly referred to as the “Acceptance Period”, the duration of which shall be equal to twenty (20) U.S. Business Days upon the publication of the Prospectus.

In the event the Company waives a Waivable Offer Condition within the last 5 Banking Days before the expiration of the Acceptance Period, the Acceptance Period will be extended by 5 Banking Days.

ND Shareholders who have not accepted the Exchange Offer during the Acceptance Period may still accept the Exchange Offer within ten U.S. Business Days after the result of the Exchange Offer has been published (the “Additional Acceptance Period” and, together with the Acceptance Period, the “Offer Period”). Subject to an extension of the Acceptance Period and the publication of the results of the Exchange Offer on May 13, 2026, the Additional Acceptance Period is expected to begin on May 15, 2026, and expected to end on June 1, 2026, at 6:01 (CEST). The Exchange Offer can no longer be accepted after the expiry of the Additional Acceptance Period.

3.6.2      Acceptance and Settlement of the Exchange Offer

The Company has appointed Cantor Fitzgerald Europe, 5 Churchill Place, Canary Wharf, London E14 5HU United Kingdom (the “Central Settlement Agent”) to handle the technical execution of the Exchange Offer and the receipt and transfer of the Offer Shares.

ND Shareholders can only accept the Exchange Offer (i) by declaring their acceptance of the Exchange Offer to their Custodian Bank in the form provided for instructions by the respective Custodian Banks (the “Declaration of Acceptance”) and (ii) by instructing their respective Custodian Banks to book the ND Shares held in their securities deposit accounts for which they wish to accept the Exchange Offer (together with the ND Shares tendered for exchange within the Additional Acceptance Period, the “Tendered ND Shares”) under the ISIN DE000A41YEL8 at Clearstream.

The date of receipt of the Declaration of Acceptance by the respective Custodian Banks shall be decisive for compliance with the Acceptance Period or the Additional Acceptance Period. Declarations of Acceptance that are not received by the respective Custodian Banks within the Acceptance Period or the Additional Acceptance Period or that are completed incorrectly or incompletely shall not be deemed to constitute acceptance of the Exchange Offer and shall not entitle the respective ND Shareholders to receive the Offer Consideration. Neither the Company nor persons acting in concert with it or its subsidiaries or the Central Settlement Agent are obliged to inform the ND Shareholders concerned of any defects or errors in the Declaration of Acceptance, nor do they assume any liability if such notification is not provided.

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By submitting the Declaration of Acceptance,

•        the respective ND Shareholders accept the Exchange Offer for all ND Shares held in their securities deposit accounts at the time of the Declaration of Acceptance in accordance with the provisions of the Offer Document, unless a different number has been expressly specified in the Declaration of Acceptance;

•        the respective ND Shareholders instruct their respective Custodian Banks and authorize them to book the ND Shares specified in the Declaration of Acceptance under the ISIN DE000A41YEL8 at Clearstream, but to leave them in their securities deposit accounts for the time being;

•        the respective ND Shareholders instruct their respective Custodian Banks and authorize them in turn to instruct and authorize Clearstream to transfer the Tendered ND Shares remaining in the securities deposit accounts of the Custodian Banks to the securities deposit account at Clearstream of a technical settlement agent appointed by the Central Settlement Agent after the expiry of the Additional Acceptance Period;

•        the respective ND Shareholders transfer — subject to the fulfillment of the Offer Conditions and the expiry of the Additional Acceptance Period, unless and to the extent that the Company has effectively waived, in whole or in part, one or more Offer Conditions — the ownership of the Tendered ND Shares, including all rights attached to the Tendered ND Shares at the time of the transfer, in particular full dividend rights, to the securities deposit account of BidCo with effect from the date of the settlement of the Exchange Offer, provided that these Tendered ND Shares are held and transferred exclusively by the Central Settlement Agent in return for the Offer Consideration per Tendered ND Share;

•        the respective ND Shareholders irrevocably instruct and authorize the Central Settlement Agent to receive and to transfer 2.0281 Offer Shares in exchange for the contribution of one (1) Tendered ND Share as a contribution in kind in the name and on behalf of the respective ND Shareholders as their representative, whereby it is assumed that the Central Settlement Agent acts in the name and on behalf of all shareholders who are shown in the Clearstream system (on an aggregated basis only) as ND Shareholders tendering their ND Shares (without access to and without disclosure of the identity of the respective individual ND Shareholders);

•        the respective ND Shareholders irrevocably instruct and authorize the Central Settlement Agent to contribute the Tendered ND Shares as a contribution in kind in exchange for 2.0281 Offer Shares per Tendered ND Share on behalf of and for the securities deposit accounts of the respective ND Shareholders as their representative and to accept the Offer Consideration; the Central Settlement Agent will, for its part, pass on the Offer Consideration through the technical settlement agent to Clearstream, and the respective Custodian Banks will credit the Offer Shares attributable to the Tendered ND Shares (subject to the rules on fractional shares) to the securities deposit accounts of the respective former ND Shareholders at the respective Custodian Banks;

•        the respective ND Shareholders instruct their respective Custodian Banks and authorize them to bundle and sell their fractional shares (together with other fractional shares in the form of whole Offer Shares) and, if necessary, transfer any remaining fractional shares through the securities deposit account at Clearstream of the technical settlement agent to the Central Settlement Agent’s securities deposit account for the purpose of bundling them with any fractional shares held at other Custodian Banks and selling these fractional shares;

•        the respective ND Shareholders instruct and authorize the Central Settlement Agent to sell the remaining fractional shares (together with other fractional shares in the form of whole Offer Shares) that are transferred from their respective Custodian Banks and/or Clearstream through the securities deposit account at Clearstream of the technical settlement agent to the Central Settlement Agent’s securities deposit account;

•        the respective ND Shareholders agree and accept that the proceeds credited to them for their fractional shares will be determined on the basis of the average proceeds per Offer Share achieved by the respective Custodian Banks and/or the Central Settlement Agent by selling the whole Offer Shares representing such fractional shares on behalf of the respective ND Shareholders, and that these average proceeds may vary between Custodian Banks;

•        the respective ND Shareholders instruct their respective Custodian Bank and authorize it to credit the proceeds from the sale of the fractional shares to which they are entitled to their securities deposit accounts specified in the Declaration of Acceptance;

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•        the respective ND Shareholders instruct their respective Custodian Banks and the Central Settlement Agent and authorize them, with exemption from the prohibition on self-contracting pursuant to Section 181 of the German Civil Code (BGB), to take all necessary or appropriate actions to settle this Exchange Offer and to issue and accept declarations, in particular to achieve the transfer of ownership of the Tendered ND Shares to BidCo; in particular, the respective ND Shareholders instruct the Central Settlement Agent and authorize it, with exemption from the prohibition on self-contracting pursuant to Section 181 of the German Civil Code (BGB), to make all declarations in the name and on behalf of the respective ND Shareholders as their representative that are necessary in connection with the authorizations described above;

•        the respective ND Shareholders instruct their respective Custodian Banks and authorize them to instruct and authorize Clearstream, either directly or via the respective Custodian Banks, to provide the information necessary for the announcement of the acquisition of the Tendered ND Shares, in particular the number of Tendered ND Shares booked under the ISIN DE000A41YEL8 at Clearstream in the securities deposit accounts of the respective Custodian Banks, to the technical settlement agent and the Central Settlement Agent on each Banking Day during the Offer Period;

•        the respective ND Shareholders each declare that they are the sole owner of the Tendered ND Shares at the time of transfer, the ND Shares are not subject to any restrictions on disposal, and are free of any third-party rights and claims; and

•        the respective ND Shareholders instruct their respective Custodian Banks and authorize them to forward the Declaration of Acceptance.

The declarations, instructions, orders, and powers of attorney described in the preceding paragraphs are irrevocably submitted and granted in the interest of a smooth and expeditious settlement of the Exchange Offer. They shall only expire in the event of an effective withdrawal from the agreements concluded by accepting this Exchange Offer or in the event of a final failure of any of the Offer Conditions described in section “3.2 Offer Conditions” which the Company has not effectively waived, in whole or in part, within the Offer Period.

The Tendered ND Shares, which are transferred to the securities deposit account of BidCo subject to the conditions described above, will initially remain in the securities deposit accounts of the respective ND Shareholders and will be booked under the ISIN DE000A41YEL8 at Clearstream for the purpose of the settlement of the Exchange Offer. Ownership of the Tendered ND Shares will be transferred to BidCo on the date of the settlement of the Exchange Offer.

The Central Settlement Agent will arrange for all Offer Shares issued in the Exchange Offer to be transferred to Clearstream for onward delivery to the securities deposit accounts of the ND Shareholders accepting the Exchange Offer (or, in the event of a sale of the Tendered ND Shares, to the respective purchaser of the Tendered ND Shares). A total of 2.0281 Offer Shares will be exchanged for one (1) ND Share in order to provide the Offer Consideration to the former ND Shareholders who have accepted the Exchange Offer.

The Rumble Class A Common Shares have been included to trading on the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous inclusion in the Quotation Board thereof upon application by a specialist and without any involvement of, or action by, Rumble. As the Offer Shares constitute additional Rumble Class A Common Shares, they will, upon issuance and listing on Nasdaq, be included to trading on the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous inclusion in the Quotation Board thereof.

The Offer Shares will be transferred on the settlement date to the securities accounts maintained by the Custodian Banks at Clearstream.

If fractional Offer Shares arise as a result of the Offer Consideration, no shareholder rights can be asserted from this, so that rounding to full rights (so-called fractional share utilization) is necessary. Fractional Offer Shares will only be settled in cash. In this context, the respective Custodian Banks and, subsequently, if there are any remaining fractional Offer Shares, the Central Settlement Agent will combine the fractional Offer Shares attributable to the allocated Offer Shares into whole Offer Shares and sell them on the Frankfurt Stock Exchange, on Nasdaq or any other trading venue. The proceeds will then be paid to those ND Shareholders who tendered their respective ND Shares in accordance with the fractional Offer Shares attributable to them. As the market prices of the Offer Shares may fluctuate, the amount of money received by ND Shareholders who have tendered their ND Shares for the sale of fractional Offer Shares may

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differ from the amount calculated on the basis of the market price of an Offer Share at the time of settlement of the Exchange Offer. The Company, BidCo, the Central Settlement Agent, and the Custodian Banks do not guarantee that a specific price will be achieved through the sale of fractional Offer Shares.

BidCo shall have fulfilled its obligation to provide the Offer Consideration once (i) the Offer Shares have been transferred to the securities accounts maintained by the Custodian Banks at Clearstream, and (ii) any payments in connection with the sale of fractional Offer Shares have been made. It is the responsibility of the Custodian Banks to credit the former ND Shareholders with the Offer Consideration for each Tendered ND Share and any proceeds from the sale of fractional Offer Shares.

The Custodian Banks will transfer all fractional Offer Shares (remaining after consolidation into whole Offer Shares and sale of these Offer Shares by the Custodian Banks) to the securities deposit account at Clearstream of the technical settlement agent appointed by the Central Settlement Agent. Following the sale of whole Offer Shares by the Custodian Banks, the Central Settlement Agent will sell these fractional Offer Shares for the benefit of the respective ND Shareholders. The proceeds from these sales will be credited to the securities deposit accounts of the respective ND Shareholders no later than 10 Banking Days after the Offer Shares have been booked into the securities deposit accounts of the former ND Shareholders and may vary between the Custodian Banks.

Assuming that the announcement of the results after the expiry of the Additional Acceptance Period takes place on June 4, 2026, all Offer Conditions are satisfied at that time, or the Company has effectively waived the occurrence of the respective Offer Condition up to one Banking Day before the expiration of the Offer Period, the Offer Shares would be credited to the respective Custodian Banks by June 17, 2026, at the latest, and the proceeds from the sale of fractional Offer Shares would be credited by July 2, 2026, at the latest.

By accepting the Exchange Offer, a contractual agreement shall be concluded between each of the accepting ND Shareholders and BidCo regarding the transfer of the Tendered ND Shares to the securities deposit account of BidCo in accordance with the provisions of the Offer Document. These agreements and their interpretation shall be governed exclusively by German law. The Offer Consideration for each Tendered ND Share consists of 2.0281 Offer Shares.

The Exchange Offer will only be consummated in rem after the expiry of the Additional Acceptance Period and fulfillment of the Offer Conditions by transferring the Offer Consideration for all Tendered ND Shares in exchange for the transfer of all Tendered ND Shares. Upon transfer of ownership of the Tendered ND Shares to BidCo, all claims and other rights associated with the Tendered ND Shares shall be transferred to BidCo.

The Bidder shall have fulfilled its obligation to provide the Offer Consideration once (i) the Offer Shares have been transferred to the securities accounts maintained by the Custodian Banks at Clearstream, and (ii) any payments in connection with the sale of fractional Offer Shares have been made. It is the responsibility of the Custodian Banks to credit the former ND Shareholders with the Offer Consideration for each Tendered ND Share and any proceeds from the sale of fractional Offer Shares.

The above statements also apply accordingly to acceptance within the Additional Acceptance Period. ND Shareholders who have not accepted the Exchange Offer for some or all of their ND Shares within the Acceptance Period may accept the Exchange Offer for these ND Shares within the Additional Acceptance Period by submitting a Declaration of Acceptance as described above. Such a Declaration of Acceptance shall also only become effective upon the timely booking of the ND Shares for which acceptance has been declared under the ISIN DE000A41YEL8 at Clearstream. The transfer shall be initiated by the respective Custodian Banks immediately upon receipt of the Declaration of Acceptance.

If acceptance has been declared to the Custodian Banks within the Additional Acceptance Period, the transfer of ND Shares at Clearstream shall be deemed to have been made in a timely manner if the transfer has been made by 6:00 p.m. (CEST) on the second Banking Day after the end of the Additional Acceptance Period at the latest. The tendered ND Shares for exchange within the Additional Acceptance Period that have been booked under the ISIN DE000A41YEL8 in a timely manner will also be reported as Tendered ND Shares.

3.7         Stock Exchange Trading with Tendered ND Shares

The Tendered ND Shares are expected to be included to trading on the Munich Stock Exchange (Börse München) under ISIN DE000A41YEL8 from the third Banking Day after the start of the Acceptance Period. Trading in Tendered ND Shares on the Munich Stock Exchange (Börse München) is expected to be suspended after the close of trading three Banking Days prior to the settlement of the Exchange Offer.

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The Company will immediately publish the date on which trading in Tendered ND Shares on the Munich Stock Exchange (Börse München) is discontinued via an electronically operated information dissemination system or in the German Federal Gazette (Bundesanzeiger).

Purchasers of Tendered ND Shares assume all rights and obligations arising from the acceptance of the Exchange Offer, including the irrevocable declarations, instructions, orders, and powers of attorney described above.

ND Shares that are not tendered for exchange will continue to be traded under ISIN DE000A0SMU87. However, the Company and the Target Company have agreed that after closing the inclusion to trading will no longer be in the interest of the Target Company and hence, such inclusion shall be terminated after closing, to the extent legally permissible.

3.8         Inclusion to trading on the Frankfurt Stock Exchange

The Rumble Class A Common Shares have been included to trading on the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous inclusion in the Quotation Board thereof upon application by a specialist and without any involvement of, or action by, Rumble. As the Offer Shares constitute additional Rumble Class A Common Shares, they will, upon issuance and listing on Nasdaq, be included to trading on the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous inclusion in the Quotation Board thereof.

3.9         Expected Timeline

Subject to an extension of the Offer Period, the following expected timeline is planned for the Exchange Offer.

April 13, 2026	Approval of the Prospectus by the BaFin Publication of the Prospectus on the Company’s website (www.rumble-offer.com)
Publication of the Offer Document on the Company’s website (www.rumble-offer.com) Start of the Acceptance Period
May 9, 2026	End of Acceptance Period (expected)
May 13, 2026	Publication of the results of the Exchange Offer on the Company’s website at www.rumble-offer.com
May 15, 2026	Commencement of the Additional Acceptance Period (expected)
June 1, 2026	End of the Additional Acceptance Period (expected)
June 4, 2026	Publication of the results of the Exchange Offer on the Company’s website at www.rumble-offer.com
June 10, 2026	Issuance of the Offer Shares (expected)
June 17, 2026	Settlement of the Exchange Offer and delivery of the Offer Shares
July 2, 2026	Transfer of cash proceeds from sale of fractional shares

3.10       Reversal of the Exchange Offer in the Event of Definitive Failure to Fulfill the Offer Conditions

The Exchange Offer will only be completed and BidCo will only be obliged to acquire the Tendered ND Shares for them if all Offer Conditions have been fulfilled or have been effectively waived, in whole or in part, in advance. The Exchange Offer shall expire if one or more Offer Conditions fail and the Company has not effectively waived in whole or in part, the respective Offer Condition within the period specified in section “3.2 Offer Conditions”. The agreements concluded as a result of the acceptance of the Exchange Offer shall not be executed and shall lapse in the event of the Exchange Offer expiring. Ownership of the Tendered ND Shares will not be transferred to BidCo and the Tendered ND Shares will be transferred back to ISIN DE000A0SMU87.

Arrangements will be made to ensure that the transfer back takes place immediately, but no later than five (5) Banking Days after the publication in accordance with section “3.5 Publications on Offer Conditions” that the Exchange Offer will not be completed. After the transfer back, the Tendered ND Shares can again be traded under their original ISIN DE000A0SMU87. The reversal is free of charge for ND Shareholders. However, any foreign taxes and/or fees and expenses incurred by foreign Custodian Banks that do not maintain a reciprocal account relationship with Clearstream shall be borne by the concerned ND Shareholders.

3.11       Rights of Withdrawal of ND Shareholders Accepting the Exchange Offer

The Exchange Offer does not provide for any withdrawal or termination rights for the benefit of ND Shareholders.

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3.12       Right of Revocation Under the Prospectus Regulation

Pursuant to Article 23 of the Prospectus Regulation, any significant new factor, material mistake, or material inaccuracy relating to the information contained in a prospectus that may affect the assessment of the securities and that arises or is discovered between the approval of the Prospectus and the expiry of the Offer Period must be disclosed immediately in a supplement to the Prospectus. A change in the terms of the Exchange Offer may therefore trigger the Company’s obligation to publish a supplement to this Prospectus. Amendments to the terms and conditions of the Exchange Offer have no effect on the validity of Declarations of Acceptance already submitted. ND Shareholders who submitted their Declarations of Acceptance prior to the publication of any supplement to this Prospectus are entitled, in accordance with the Prospectus Regulation, to revoke their Declarations of Acceptance within three business days after the publication of the supplement. Instead of revoking their Declarations of Acceptance, these ND Shareholders may also amend their Declarations of Acceptance or submit new Declarations of Acceptance within two business days after the publication of such a supplement.

3.13       Costs of the Exchange Offer

The Company estimates that the total costs incurred by the Company in connection with the Exchange Offer (legal fees, bank fees, and other fees and costs) will amount to approximately USD 47.1 million.

Acceptance of the Exchange Offer is free of charge for each ND Shareholder that holds its shares with a domestic Custodian Bank (with the exception of the costs of transmitting the Declaration of Acceptance to the respective Custodian Bank). For this purpose, the Company grants the Custodian Banks a standard custodian bank commission, which will be communicated to them separately. However, any additional costs and expenses charged by Custodian Banks or foreign investment services companies, as well as any expenses incurred outside Germany, shall be borne by the relevant ND Shareholders themselves.

3.14       Information on the Offer Shares

3.14.1    Voting Rights

Holders of the Offer Shares (being shares of Class A Common Stock of the Company, as further described below) are entitled to one vote per share on each matter properly submitted to the stockholders.

3.14.2    Class of shares, currency, and applicable law

As of March 30, 2026, the Company’s authorized capital stock consists of 700,000,000 shares of Class A Common Stock, par value USD 0.0001 per share (the “Class A Common Stock”), 170,000,000 shares of Class C Common Stock, par value USD 0.0001 per share (the “Class C Common Stock”), 110,000,000 shares of Class D Common Stock, par value USD 0.0001 per share (the “Class D Common Stock”), and 20,000,000 shares of preferred stock, par value USD 0.0001 per share, of Rumble (the “Preferred Stock”). As of March 30, 2026, the Company had issued and outstanding (i) 215,749,009 shares of Class A Common Stock, (ii) 123,690,477 shares of Class C Common Stock, and (iii) 95,791,120 shares of Class D Common Stock. In connection with the closing of the Exchange Offer, the Company’s authorized number of shares of Class A Common Stock will increase to 1,400,000,000.

As set forth above, the Company has three classes of voting securities outstanding: Class A Common Stock, Class C Common Stock and Class D Common Stock:

•        Each share of Class A Common Stock, which is listed and traded on the Nasdaq, is entitled to one vote per share;

•        Each share of non-economic, voting Class C Common Stock, which is issued in tandem with ExchangeCo Share(1) is entitled to one vote per share; and

•        Each share of non-economic, voting Class D Common Stock, which is held by Chris Pavlovski, the Company’s Chairman and CEO, is entitled to 11.2663 votes per share.

____________

(1)      Rumble views each ExchangeCo Share (as defined below) and its corresponding Rumble Class C Common Share as one unit of account that is economically similar to a Rumble Class A Common Share. At the time an ExchangeCo Share is exchanged by the holder, Rumble will issue one Rumble Class A Common Share and the ExchangeCo Share and corresponding Rumble Class C Common Share are cancelled. The ExchangeCo Share and the related Rumble Class C Common Share cannot be separated.

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3.14.3    ISIN/ Stock exchange symbol

International Securities Identification Number (ISIN)	US78137L1052
Securities identification number (WKN)	A3DRQQ
Stock exchange symbol	RUM (Nasdaq)

3.14.4    Existing Stock Exchange Listing and Inclusion

The Class A Common Stock comprising the Offer Shares is listed on the Nasdaq. The Rumble Class A Common Shares have been included to trading on the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous inclusion in the Quotation Board thereof upon application by a specialist and without any involvement of, or action by, Rumble.

3.14.5    Dividend and liquidation rights

The Rumble Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Company or property of the Company, each share of Class A Common Stock shall be entitled to receive, ratably, such dividends and other distributions as may from time to time be declared by the board of directors of Rumble.

3.14.6    Sale and transferability of shares

There are no restrictions on the transfer of shares of Class A Common Stock.

3.15       Significant interests of persons in relation to the offer, including conflicts of interest

The Company has an interest in the Exchange Offer, as it believes that the completion of the Exchange Offer will bring several benefits to both Rumble and Northern Data. Northern Data’s management board and supervisory board, based on review of the relevant information available to them on the date of the Business Combination Agreement (including a fairness opinion issued by an investment bank to Northern Data’s management board and supervisory board which considered the Offer Exchange Ratio being fair to the ND Shareholders from a financial point of view), unanimously have taken the view that the Business Combination is in the best interest of Northern Data.

The Company has appointed Cantor Fitzgerald Europe, as the Central Settlement Agent for the technical settlement of the Exchange Offer, which will receive a fixed fee. Furthermore, Guggenheim Securities, LLC (“Guggenheim Securities”) and ParkView Partners are acting as financial advisors to the Company in connection with the Exchange Offer and are providing investment banking and related services in this regard. They will each receive a cash transaction fee for these services.

Certain of the Rumble directors and executive officers and certain of the Northern Data management board members and supervisory board members may have interests in the Business Combination and the Exchange Offer that may be different from, or in addition to, the interests of Rumble Stockholders and ND Shareholders, respectively. In the case of Rumble directors and executive officers, these interests include the continued service of certain directors and executive officers following the closing of the Business Combination and the indemnification of Rumble directors and executive officers. Rumble’s directors and executive officers also own Rumble voting securities. For a discussion of other directors and executive officers owning Rumble voting securities, please see the section of this Prospectus entitled “15.9 Security Ownership of Directors and Executive Officers”. In the case of the Northern Data management board members and supervisory board members, these interests may include the continued service of Northern Data management board members following the closing of the Business Combination. The Northern Data management board member Aroosh Thillainathan and Northern Data supervisory board members Dr. Tom Schorling and Bertram Pachaly are directly and indirectly invested in Northern Data. Aroosh Thillainathan, concurrently with the execution and delivery of the Business Combination Agreement agreed to sell the 744,150 ND Shares held by his investment company ART Holding GmbH in exchange for new Rumble Class A Common Shares at the Offer Exchange Ratio. In addition, the Northern Data management board members Aroosh Thillainathan and John Hoffman hold stock options for ND Shares. Therefore, they have a financial and economic interest separately from their position as members of the management board and supervisory board, respectively. However, with respect to the Exchange Offer, financial and economic interests derived from own shareholdings of board members are aligned with the interests of Northern Data and its shareholders and therefore do not constitute a conflict of interest.

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In order to address potential conflicts of interest of Aroosh Thillainathan, the Northern Data supervisory board appointed John Hoffman as an additional management board member with specific responsibility for all decisions and measures in connection with the Exchange Offer and negotiations with Rumble. The Northern Data supervisory board continuously reviewed its own conflicts of interest in its decision-making regarding the Business Combination Agreement and had these reviewed by its advisors. Rumble’s board of directors and the Northern Data management board and supervisory board were aware of and considered the relevant interests (to the extent that they existed at the time), among other matters, in evaluating and negotiating the Business Combination. Northern Data’s management board and supervisory board will further consider these interests in connection with issuing their reasoned opinion containing their recommendation to ND Shareholders regarding acceptance of the Exchange Offer.

For a detailed discussion of these interests, please refer to section “5.9 Interests of Directors, Board Members and Executive Officers of Rumble and Northern Data in the Business Combination”.

In addition, Northern Data has a significant interest in the Exchange Offer, as the non-execution of the Exchange Offer would result in the termination of the transaction support agreement between Northern Data and Tether (the “Company Transaction Support Agreement”) under which Northern Data receives financial support from Tether, in particular the non-maturity of the loan granted to Northern Data by Tether (the “Existing ND Loan”).

Tether has a significant interest in the successful completion of the Exchange Offer, as upon closing of the Exchange Offer, under the sale and transfer and amendment and restatement agreement with Northern Data and Tether (the “Sale and Transfer and Amendment and Restatement Agreement”), Tether will sell and transfer (i) 50% of its receivable under the Existing ND Loan for Rumble Class A Common Shares, and (ii) convert the remaining 50% into a new secured loan agreement with the newly incorporated Irish subsidiary of Rumble, Rumble ND HoldCo, that will hold the ND Shares acquired through the Exchange Offer (the “Tether/Rumble Loan”), thereby obtaining equity participation in Rumble and security for its remaining loan exposure. For further details, please refer to Sections “13.15.1.4 Transaction Support Agreement between Tether and Northern Data” and “13.15.7 Sale and Transfer and Amendment and Restatement Agreement and other related Amended Northern Data Loan Agreements”.

In addition, concurrently with the execution and delivery of the Business Combination Agreement, Tether agreed to sell all of the ND Shares owned by Tether (totaling 43,512,526 ND Shares as of April 6, 2026) as of immediately prior to the closing of the share transfer pursuant to the Exchange Offer at the Offer Exchange Ratio for Rumble Class A Common Shares. Further, Tether also has interests in the transactions arising from the Tether Customer Agreement, which will become effective concurrently with the closing of the Exchange Offer, and the Tether Marketing Agreement, which was executed in connection with the execution of the Business Combination Agreement and has an initial two-year term beginning on February 15, 2026. For further details, please refer to Sections “13.15.1.4 Transaction Support Agreement between Tether and Northern Data”, “13.15.4 Tether Customer Agreement” and “13.15.6 Tether Marketing Agreement”.

To Rumble’s knowledge, there are no other interests or potential conflicts of interest that could be material to the Exchange Offer.

3.16       Approval of this Prospectus

This Prospectus constitutes a single document prospectus within the meaning of Article 6(3) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017, on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market and repealing Directive 2003/71/EC, as amended (“Prospectus Regulation”) and has been prepared in accordance with the Prospectus Regulation. The BaFin, in its capacity as the competent authority in Germany, has approved this document as a prospectus in accordance with the Prospectus Regulation and the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG) (“German Prospectus Law”). By approving this Prospectus in accordance with Article 20 of the Prospectus Regulation, the BaFin does not assume any responsibility or make any representation regarding the economic and financial soundness of the transaction or the quality or solvency of the company in accordance with the provisions of Article 6(4) of the German Prospectus Law. The BaFin approves this Prospectus only with regard to the standards of completeness, comprehensibility, and consistency in accordance with the Prospectus Regulation. Such approval should not be considered an endorsement of the Company or a confirmation of the quality of the securities that are the subject of this Prospectus.

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4    REASONS FOR THE EXCHANGE OFFER

4.1         Reasons for the Exchange Offer

Rumble, through its wholly-owned indirect subsidiary, BidCo, is pursuing the voluntary public exchange offer for Northern Data to advance a clear strategic objective: to accelerate the development of a Freedom-First, full-stack technology platform spanning cloud, AI, and digital media, and to position the combined business to serve the fast expanding market for AI infrastructure and applications. The transaction is intended to scale and expand Rumble’s cloud business through immediate scale in cloud and data centers, including the addition of, we believe, one of the largest estates of GPUs in Europe together with a global data center footprint, to accelerate Rumble’s international expansion strategy, to unlock enterprise and government AI opportunities through Northern Data’s AI infrastructure and Rumble’s U.S. brand, including through potential partnerships with hyperscalers and others, to expand Rumble’s partnership with Tether, to provide a significant revenue growth opportunity, and to enable faster execution of Rumble’s creator, video, and advertising AI roadmap, to provide an immediate go-to-market leveraging existing government and corporate relationships and to contribute to an expected larger equity market capitalization and improved capital markets access.

Please refer to section “5.2 Rumble’s Reasons for the Business Combination” for further details.

4.2         Use of Proceeds

The Company will not receive any cash proceeds from the increase in its authorized share capital in connection with the Exchange Offer.

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5    THE BUSINESS COMBINATION

5.1              Information about the Companies

5.1.1           Rumble

Rumble, the Freedom-First technology platform, is designed to help content creators manage, distribute, and monetize their content by connecting them with brands, publishers, and directly to their subscribers and followers. On September 16, 2022, Rumble completed the 2022 Business Combination pursuant to a business combination agreement with CF VI, a special purpose acquisition vehicle (the “2022 Business Combination”). Following the completion of the 2022 Business Combination, the Rumble Class A Common Shares began trading on the Nasdaq.

The Rumble Class A Common Shares are listed on the Nasdaq under the symbol “RUM” and our publicly traded warrants to purchase one Rumble Class A Common Share are listed on the Nasdaq under the symbol “RUMBW.”

Rumble’s principal executive office is located at 444 Gulf of Mexico Drive Longboat Key, Florida 34228, and its telephone number at that location is +1 (941) 210-0196. Rumble’s registered office is located at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, and the name of Rumble’s registered agent at such address is Corporation Service Company.

5.1.2           Northern Data

Northern Data is a provider of full-stack AI and HPC solutions, leveraging a network of high-density, liquid-cooled, GPU-based technology to enable the world’s most innovative companies. Together with its partners, Northern Data is passionate about the potential of HPC to drive both technological and societal transformation. We believe that Northern Data has one of the largest GPU clusters for HPC in Europe through its Taiga Cloud business, while its Ardent Data Centers business has a network of owned and colocation data centers across the globe.

ND Shares are listed, among other venues, on the Regulated Unofficial Market of the Munich Stock Exchange (Börse München) in the m:access segment and in the electronic trading system of the Frankfurt Stock Exchange (Xetra) under the symbol “NB2”.

Northern Data’s registered office is Frankfurt am Main, Germany, and business address is An der Welle 3, 60322 Frankfurt am Main, Germany (telephone: +49 (0)69 3487 5225), LEI 391200LB6JA3HAQWTS32. It is registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under HRB 106465.

5.2              Rumble’s Reasons for the Business Combination

In evaluating the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the Exchange Offer, the board of directors of Rumble held several meetings and consulted with Rumble’s senior management and its outside legal and financial advisors. In reaching its decision to approve the Business Combination Agreement and the transactions contemplated thereby, the board of directors of Rumble considered several factors, including but not limited to the following (which are not necessarily presented in order of their relative importance to Rumble):

•        the Business Combination is expected to provide Rumble with immediate scale in the cloud and data center business, including:

o       the opportunity to build a full-stack cloud platform — from power to GPUs-as-a-service and beyond — backed by a mission to protect a free and open internet;

o       the acquisition of one of the largest GPU fleets for HPC in Europe, with 22.4K NVIDIA GPUs, including 20.4K NVIDIA H100s and 2K NVIDIA H200s;

o       access to a globally distributed network of data center locations and several strategically co-located sites; and

o       the acquisition of four (4) owned data center locations anchored by Northern Data’s site in Maysville, Georgia which, upon completion, is anticipated to deliver up to 180MW of capacity.

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•        the Business Combination is expected to significantly expand Rumble’s international footprint with Northern Data’s prominent presence in Europe, including data center operations in Sweden, Norway, Portugal, the Netherlands, and the United Kingdom, as well as corporate locations in Germany, in addition to a growing presence in the United States.

•        by combining Northern Data’s ownership of one of the largest GPU clusters for HPC in Europe and market advantage in scaling and maintaining AI infrastructure with Rumble’s strong US-brand position, the Business Combination is expected to open up significant opportunities for the combined group, including in strengthening investment in the United States to further penetrate the AI market, help accelerate adoption of AI infrastructure and technologies by enterprise and government clients and further expand Northern Data’s AI infrastructure leadership and Rumble’s presence in Europe;

•        the Business Combination will expand Rumble’s partnership with Tether Investments, S.A. de C.V. (“Tether”), with Tether agreeing to become an important customer of the combined group following closing through the Tether Customer Agreement (as defined below), which represents an initial commitment by Tether to purchase up to USD 150 million of GPU services over a two-year period following the closing (see section “13.15 Material Agreements in connection with the Exchange Offer” for a more detailed summary of the Tether Customer Agreement, as well as the Tether Marketing Agreement which was entered into in connection with the signing of the Business Combination Agreement, which provides for a USD 100 million advertising commitment over two years commencing in February 2026);

•        the Business Combination is expected to accelerate Rumble’s creator, video and advertising AI innovation, with a scaled GPU estate and new AI competencies;

•        the Business Combination will enable Rumble to immediately pursue a go-to-market strategy, including by leveraging its existing and newly acquired government and corporate relationships;

•        the combined company is expected to have a larger equity market capitalization as compared to Rumble and provide better access to capital markets;

•        the benefits of the combined experience and knowledge of Rumble and Northern Data, as well as the cultural alignment between Rumble and Northern Data;

•        the fact that the Business Combination Agreement does not contain a minimum tender condition, with the transaction support agreements with Tether, ART Holding GmbH and Aroosh Thillainathan (collectively, the “ART Sellers”) and Apeiron Investment Group Ltd., Malta (“Apeiron”) expected to deliver to Rumble at least 70% of Northern Data’s share capital subject to, and immediately prior to the closing of the Exchange Offer; the transaction support agreements with the ART Sellers and Apeiron contain substantially similar terms to the Tether Agreement (as defined below), and together with the transaction support agreement with Tether, are referred to as the “Transaction Support Agreements”; As of April 6, 2026, Tether, the ART Sellers and Apeiron owned ND Shares representing approximately 72% of Northern Data’s share capital;

•        Tether’s support to purchase, subject to applicable law and the terms of its transaction support agreement, i.e., the Tether Agreement, additional ND Shares prior to and for a period of up to one year following the closing of the Business Combination;

•        the terms of the Sale and Transfer and Amendment and Restatement Agreement (as defined below) and the other related Amended Northern Data Loan Agreements relating to Tether’s existing loan with Northern Data, including the initial exchange of 50% of the value of the Existing ND Loan (as defined below) for the number of Rumble Class A Common Shares equal to such share of the Existing ND Loan divided by USD 7.88 at the closing of the Exchange Offer and the potential subsequent exchange of 50% on the first anniversary of the closing of the Exchange Offer;

•        the delivery by Chris Pavlovski (the “Majority Shareholder”), together with his affiliates as holders of the majority of our outstanding voting capital stock of the Written Consent immediately followed the signing of the Business Combination Agreement, approving the Business Combination Agreement and the transactions contemplated thereby, including the Rumble Share Issuance and the Charter Amendment (as defined below), which eliminated any requirement to seek additional approvals from Rumble Stockholders

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and thereby streamlined the transaction process; the issuance of Rumble Class A Common Shares pursuant to the Exchange Offer and the Transaction Support Agreements, as well as the potential issuance of Rumble Class A Common Shares pursuant to the Rumble Equity Commitment Agreement (as defined below) and the Amended Northern Data Loan Agreement (in each case as defined in the Prospectus), up to the aggregate maximum amount described in section “1.3.12 The Rumble Stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.”, are referred to, collectively, as the “Rumble Share Issuance”; the certificate of amendment to the Second Amended and Restated Certificate of Incorporation of Rumble Inc. (the “Rumble Charter”) to increase the number of authorized Rumble Class A Common Shares from 700 million to 1.4 billion and thereby increase the total number of shares of all classes of stock that Rumble is authorized to issue to 1.7 billion shares is referred to as the “Charter Amendment”;

•        the favorability and fairness of the Offer Exchange Ratio and the fact that the Exchange Offer is fixed and will not fluctuate in the event that the market price of ND Shares increases relative to the market price of Rumble Class A Common Shares prior to completion of the Business Combination;

•        the current and prospective business environment in which Rumble and Northern Data operate, historical information concerning Rumble and Northern Data’s respective businesses and the results of the due diligence review of Northern Data and its business conducted by Rumble and its advisors;

•        the consideration of other alternatives reasonably available to Rumble and the recommendation of Rumble’s senior management in favor of the Business Combination;

•        the expected favorable impact of the Business Combination on the content creators, customers, suppliers and employees of Rumble;

•        the terms of the Business Combination Agreement, and the fact that such terms were the result of arm’s-length negotiations between representatives of Rumble and Northern Data; and

•        the financial analyses, which includes, among other financial information, financial projections relating to Rumble and Northern Data prepared by Rumble’s management and Northern Data’s management and reviewed and discussed with representatives of Guggenheim Securities, LLC (“Guggenheim Securities”), as well as the oral opinion of Guggenheim Securities rendered to the board of directors of Rumble on November 9, 2025, subsequently confirmed in writing by delivery of a written opinion dated November 9, 2025, that, as of the date of the written fairness opinion and based upon and subject to the assumptions and limitations set forth in such written fairness opinion, the exchange ratio pursuant to the Business Combination Agreement was fair, from a financial point of view, to Rumble. The financial projections upon which Guggenheim Securities relied as part of its financial analyses are disclosed in the registration statement on Form S-4, which Rumble filed with the SEC. However, these projections prepared by Rumble’s management, and Northern Data’s projections prepared by Northern Data’s management, were not intended for publication but to internally explore potential standalone or strategic transaction scenarios for Rumble. The underlying estimates and judgments on which the projections were based were made at the time the projections were prepared and thus, as of the date of this Prospectus, may be outdated and, therefore, the projections themselves may be outdated as of the date of this Prospectus.

The board of directors of Rumble also reviewed and considered the conditions to the completion of the Business Combination, and concluded that while the completion of the Business Combination is subject to various regulatory approvals, such approvals were likely to be satisfied on a timely basis.

The board of directors of Rumble weighed these advantages and opportunities against several potentially negative factors in its deliberations concerning the Business Combination Agreement and the transactions contemplated thereby, including:

•        the Offer Exchange Ratio is fixed and will not fluctuate in the event that the market price of Rumble Class A Common Shares increases relative to the market price of ND Shares prior to completion of the Business Combination;

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•        the dilution of the ownership interests of Rumble’s current stockholders in Rumble that would result from settlement of the Exchange Offer and the other transactions contemplated by the Business Combination Agreement;

•        the risk that Northern Data’s financial performance may not meet Rumble’s expectations;

•        risks that Rumble may not realize the potential benefits of the Business Combination, including due to the fact that certain of the businesses of Northern Data represent new business lines for Rumble in which it has little prior experience operating or Rumble failing to have access to sufficient capital to maintain and grow the acquired business as planned;

•        risks that the growth strategy of the combined business may require a significant amount of debt financing, which may be available on unfavorable terms, if at all, and risks relating to the ability of the combined business to service any such debt obligations;

•        the risk that the Business Combination may not be completed or may be delayed despite the parties’ efforts, including the possibility that conditions to the parties’ obligations to complete the Business Combination may not be satisfied or may be subject to certain terms, conditions or limitations imposed by governmental authorities;

•        the potential challenges and difficulties in integrating the operations of Rumble and Northern Data, including potential difficulties in retaining key personnel;

•        the potential effects of the Business Combination on the overall business of Rumble, including potential litigation and its relationships with customers, suppliers and regulators;

•        the risk that ND Shareholders may not tender their ND Shares in the Exchange Offer;

•        the risk that governmental regulatory agencies may not approve the Business Combination or may impose terms and conditions on their approvals;

•        the possibility of diversion of management attention during the pendency of the Business Combination and the substantial costs to be incurred in connection with the Business Combination;

•        the terms of the Business Combination Agreement, including those that restrict Rumble’s business and provide Northern Data the right to change its recommendation supporting the Business Combination or terminate the Business Combination Agreement under certain circumstances; and

•        risks of the type and nature described under Section “1 RISK FACTORS“ and the matters described in Section “2.6 Forward-Looking Statements”.

The board of directors of Rumble considered all of these factors as a whole and on balance, concluded that the potential benefits of the Business Combination outweighed the risks and uncertainties of the Business Combination.

The foregoing discussion of the information and factors that the board of directors of Rumble considered is not intended to be exhaustive, but rather is meant to include the material factors that the board of directors of Rumble considered. The board of directors of Rumble collectively reached the conclusion to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the Exchange Offer, in light of the various factors described above and other factors that the members of the board of directors of Rumble believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that Rumble considered in connection with its evaluation of the Business Combination, the board of directors of Rumble did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors of Rumble. In considering the factors discussed above, individual directors may have given different weights to different factors.

In considering the recommendation of the board of directors of Rumble, you should be aware that certain directors and executive officers of Rumble may have interests in the Business Combination that are different from, or in addition to, interests of the Company’s shareholders generally and may create potential conflicts of interest. The board of

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directors of Rumble was aware of these interests and considered them when evaluating and negotiating the Business Combination Agreement, the Business Combination, the Exchange Offer and the other transactions contemplated by the Business Combination Agreement. See the section “5.9 Interests of Directors, Board Members and Executive Officers of Rumble and Northern Data in the Business Combination”.

It should be noted that this explanation of the reasoning of the board of directors of Rumble and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed under section “2.6 Forward-Looking Statements”.

5.3              Northern Data’s Reasons for the Business Combination

The Company has prepared and filed with the SEC a registration statement on Form S-4 including (A) a prospectus (together with any amendments thereof or supplements thereto) in connection with the issuance by the Company of the Offer Shares to (i) be used as a U.S. exchange offer prospectus sent to holders of the ND Shares and (ii) register with the SEC the offer and sale of the Offer Shares to the holders of ND Shares, and (B) a written information statement of the type contemplated by Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) containing (i) the information specified in Schedule 14C under the United States Exchange Act concerning the written consent and the transactions contemplated by the Business Combination Agreement and (ii) the notice of action by written consent required by Section 228(e) of the DGCL in connection with the Written Consent (clauses (A) and (B), collectively, the “Registration Statement”). In the course of the preparation of the Registration Statement, the Target Company provided the Company with certain information, including information regarding the strategic and commercial rationale for the contemplated business combination from the perspective of the Target Company. The following section sets out such rationale as provided by the Target Company in the context of this process:

Prior to concluding the Business Combination Agreement, Northern Data’s management board and supervisory board examined and discussed in several board meetings the adequacy of the Exchange Offer, supported by a fairness opinion issued by an investment bank to Northern Data’s management board and supervisory board regarding the Offer Exchange Ratio. The supervisory board of Northern Data, in particular, reviewed the potential risks and benefits associated with the Business Combination and the Exchange Offer. To support its evaluation, Northern Data engaged external advisors: (a) an investment bank was commissioned to evaluate the Offer Exchange Ratio and to deliver a fairness opinion to Northern Data’s management board and supervisory board on the fairness of the Offer Exchange Ratio to the ND Shareholders from a financial point of view. In the joint meeting of the management board and the supervisory board of Northern Data on November 9, 2025, the investment bank expressed its opinion, that, as of that date and based upon and subject to the assumptions and limitations set forth in a written fairness opinion, the Offer Consideration offered to ND Shareholders was fair to the ND Shareholders from a financial point of view — subsequent to that meeting, the investment bank rendered its opinion in writing; (b) Latham & Watkins LLP conducted a legal due diligence of Rumble and its group companies, which did not reveal any material red flags or high-risk issues; Gleiss Lutz Hootz Hirsch PartmbB Rechtsanwälte, Steuerberater advised the management board, and Ashurst LLP advised the supervisory board, on German corporate law matters, governance considerations and the supervisory board’s duties in connection with the Exchange Offer; and (c) Northern Data’s supervisory board received a legal opinion from Ashurst LLP confirming that the decision to approve the entry into the Business Combination Agreement satisfied the requirements of the business judgment rule under German law. Northern Data’s management board and supervisory board considered all of these analyses and opinions in connection with their decisions and concluded that the opportunity presented by the Business Combination was in the best interest of ND Shareholders, as they will have the opportunity to remain invested in the combined company and participate in its future growth.

Northern Data’s decision to enter into the Business Combination Agreement was primarily driven by the strategic and financial merits of the proposed transaction. In particular, the management board and the supervisory board considered several factors, including but not limited to the following (which are not necessarily presented in order of their relative importance to Northern Data):

•        the contemplated Business Combination brings together two leading companies and a strategic investor with complementary strengths, resources, assets and areas of expertise. By combining these capabilities, the transaction offers a unique opportunity to create a potential market leader with an enhanced competitive position offering a vertically integrated AI platform that realizes the benefits of owned AI compute infrastructure, proprietary data and a vast user base with a product vision, laying a stronger foundation for long-term success;

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•        the Business Combination would improve Northern Data’s positioning in the U.S. market, leveraging the strong positioning and relationships Rumble has in the most sizable addressable market for AI infrastructure;

•        the expected benefits from the expanded partnership and product development opportunities with Tether, including the Tether Customer Agreement providing for a commitment to purchase GPU services and the continued financing support;

•        the terms of the Business Combination Agreement were the result of extensive arm’s-length negotiations between the parties, ensuring a fair and balanced outcome. These negotiations considered the interests of all stakeholders and produced a framework designed to support value creation and sound governance. In this context, the leadership and governance structure of Rumble were also carefully evaluated as integral elements of the combined group’s ability to execute its strategic vision effectively;

•        the Business Combination would offer Northern Data access to Rumble’s financing opportunities, including through Rumble’s Nasdaq listing, improving its access to capital and broader awareness, thereby strengthening Northern Data’s market position with key suppliers, customers and current and future employees, allowing Northern Data to fund additional growth investments;

•        the Business Combination would offer Northern Data the opportunity to realize growth opportunities within its existing data center site portfolio for near-term GPU deployments that would meaningfully improve the weighted average useful life of Northern Data’s GPU estate, offset costs that are being incurred at several under-utilized data center locations and capitalize on the scarcity of available power in the AI infrastructure market. Realizing such growth opportunities without the Business Combination would require significant third-party financing, the availability of which is uncertain. Absent such financing, Northern Data would be forced to take other liquidity measures, such as asset sales, which in turn could adversely affect the ability of Northern Data to achieve the aspired growth;

•        ND Shareholders would benefit from accelerated growth and innovation, including new avenues for revenue expansion and operational synergies;

•        as the Exchange Offer is structured as a share-for-share exchange, tendering ND Shareholders would have the opportunity to continue to participate in the potential future value creation of the combined pro-forma business, thereby allowing them to benefit from the strategic and financial merits of the Business Combination on a long-term basis; and

•        the management board and the supervisory board regard the Offer Consideration as adequate from a financial perspective. The fairness opinion issued by an investment bank to Northern Data’s management board and supervisory board considered the Offer Exchange Ration being fair to the ND Shareholders from a financial point of view.

The Northern Data management board and the supervisory board weighed these advantages and opportunities against several potentially negative factors in their deliberations concerning the Business Combination Agreement and the transactions contemplated thereby, including:

•        the Offer Exchange Ratio is fixed and will not fluctuate in the event that the market price of Rumble Class A Common Shares decreases relative to the market price of ND Shares prior to completion of the Business Combination;

•        the impact of contingent tax liabilities related to the ongoing Swedish tax investigation on the valuation of Northern Data and the Offer Exchange Ratio;

•        the realization of the anticipated strategic benefits of the Business Combination, including the future product roadmap of the combined business, is subject to significant execution risks and uncertainties, and there can be no assurance that such benefits will materialize as expected; in addition, Rumble has to date not achieved profitability, and the combined business may continue to face challenges in achieving and sustaining profitability, which could adversely affect the value of the consideration received by tendering ND Shareholders; and

•        the long period between signing of the Business Combination Agreement and completion of the Exchange Offer during which market conditions and business developments could materially change.

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The Northern Data management board and the supervisory board considered all of these factors as a whole and, on balance, concluded that the potential benefits of the Business Combination outweighed the risks and uncertainties of the Business Combination. The foregoing discussion of the information and factors considered by the management board and supervisory board of Northern Data is not intended to be exhaustive, but rather is meant to include the material factors that the boards considered. Northern Data’s management board and supervisory board each unanimously came to the conclusion to approve the entry into the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the Exchange Offer, in light of the various factors described above and other factors that the management board and supervisory board members believed were appropriate.

5.4              Accounting Treatment

The Business Combination will be accounted for using the acquisition method of accounting in accordance with ASC 805. U.S. GAAP requires that one of the two companies in the Business Combination be identified as the acquirer for accounting purposes. Management has determined that Rumble is the acquiring entity for accounting purposes. In identifying Rumble as the acquiring entity for accounting purposes, the companies considered that Rumble is the company issuing new equity instruments, and further took into account the intended corporate governance structure of the combined company, the relative voting rights in the combined company after the Business Combination, the composition of the senior management of the combined company, the terms of the exchange of equity interests, and the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that Rumble is the acquirer for accounting purposes. Rather, all factors were considered in arriving at such conclusion.

5.5              Listing of Additional Rumble Class A Common Shares

Rumble expects to obtain approval to list the Rumble Class A Common Shares to be issued pursuant to the Exchange Offer on the Nasdaq, subject to official notice of issuance. The Rumble Class A Common Shares have been included to trading on the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous inclusion in its Quotation Board upon application by a specialist and without any involvement of, or action by, Rumble.

5.6              Termination of Inclusion of Trading of ND Shares

Rumble and Northern Data agreed that, after the closing of the Exchange Offer, the management board of Northern Data will take all steps reasonably necessary to terminate the inclusion of the ND Shares in trading in the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) (including via the Xetra trading platform), the Munich Stock Exchange (Börse München), the Berlin Stock Exchange (Börse Berlin), the Düsseldorf Stock Exchange (Börse Düsseldorf), the Hamburg Stock Exchange (Börse Hamburg), the Hanover Stock Exchange (Börse Hannover) and Tradegate Exchange, and, if applicable, any other stock exchange or trading venue, in each case to the extent legally permissible. A separate delisting offer will not be required. Under German law, the obligation to make a delisting acquisition offer pursuant to Section 39 para. 2 to 6 of the German Stock Exchange Act (Börsengesetz) applies only to the revocation of an admission to trading on a regulated market (regulierter Markt) or, in conjunction with Section 48a para. 1b of the German Stock Exchange Act (Börsengesetz), to the revocation of an inclusion in an SME growth market (KMU-Wachstumsmarkt). Since the ND Shares are included in the Regulated Unofficial Market (Freiverkehr) of the aforementioned trading venues and, therefore, neither admitted to trading on a regulated market (regulierter Markt) nor included in an SME growth market (KMU-Wachstumsmarkt), the termination of their inclusion does not trigger a delisting acquisition offer requirement.

Prior to the time of delivery of the Rumble Class A Common Shares in connection with the closing of the Exchange Offer, Rumble will ensure that the Rumble Class A Common Shares are admitted to listing and trading on the Nasdaq (trading in U.S. dollars). The Rumble Class A Common Shares have been included to trading on the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous inclusion in the Quotation Board thereof upon application by a specialist and without any involvement of, or action by, Rumble. Rumble does not currently intend to cause or procure the termination of the inclusion of the Rumble Class A Common Shares on the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange.

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5.7              Regulatory Approvals Related to the Business Combination

The Business Combination is subject to review and approval by government authorities and other regulatory agencies, including in jurisdictions outside the United States and Germany. Rumble and Northern Data intend to file all notifications and applications that they determined are necessary under the applicable laws, rules and regulations of the respective authorities, agencies and jurisdictions identified in the Business Combination Agreement and to file all post-closing notifications that they determined are necessary as soon as possible after closing has taken place. While Rumble and Northern Data believe that they will receive the requisite regulatory approvals, there can be no assurances regarding the timing of such approvals, the ability to obtain such approvals on satisfactory terms or at all, the conditions imposed on these approvals or the absence of litigation challenging these approvals. There can likewise be no assurance that U.S. federal, state, German or other authorities will not attempt to challenge the Business Combination on antitrust grounds or for other reasons, or, if a challenge is made, as to the results of the challenge. The BMWE granted a certificate of non-objection on December 19, 2025. The Swedish Inspectorate of Strategic Products (Inspektionen för strategiska produkter) approved the transaction on February 16, 2026. The UK Investment Security Unit approved the transaction on February 25, 2026. The U.S. antitrust filing (with respect to the HSR Act filing) was made on December 19, 2025 and the parties were granted early termination on January 16, 2026. Further, Rumble submitted a notification to the Competition Regulation Committee of the United Arab Emirates Ministry of Economy on January 27, 2026 which has been formally accepted on February 20, 2026.

Rumble’s and Northern Data’s obligation to complete the Business Combination is conditioned upon the receipt of the required regulatory approvals, including (i) clearance or lapse of applicable waiting periods by the competent merger control authorities in the U.S. and the United Arab Emirates; and (ii) receipt of applicable investment control clearances or equivalent regulatory approvals in Germany, Sweden and the United Kingdom, in each case on or before the End Date.

For further details, see Section “3.2 Offer Conditions“.

5.7.1           U.S. Antitrust Clearance

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the rules promulgated thereunder, the Business Combination may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission (“FTC”) and the U.S. Department of Justice (“DOJ”) and the applicable waiting periods have expired or have been terminated. Upon expiration or termination of the waiting period and assuming the other offer conditions have been satisfied or waived, the parties may close the transaction, unless otherwise agreed and unless the competition authority has successfully applied to a federal court for a preliminary injunction against the closing of the transaction.

The requisite Notification and Report Forms under the HSR Act were filed with the FTC and the DOJ on December 19, 2025 and the parties were granted early termination on January 16, 2026.

5.7.2           United Arab Emirates Antitrust Clearance

Under the United Arab Emirates Federal Law 36 of 2023 on the Regulation of Competition, and the relevant implementing regulations, the Business Combination may not be completed until a notification has been filed with the Competition Regulation Committee (“Committee”) of the United Arab Emirates Ministry of Economy (“UAE MoE”) and the UAE MoE approved the transaction. Once a notification has been filed with the Committee, the Committee may request additional information before considering the notification complete. Once the notification is deemed complete by the Committee, the UAE MoE has 90 calendar days, extendable by 45 calendar days, to issue its final decision. The review period may be suspended if (i) the Committee requests further information from the parties until they provide a complete response to the request, (ii) the Committee requests a technical opinion from another governmental body as part of its review; or (iii) the Committee receives an objection from an interested party. The UAE MoE may (i) approve the transaction, (ii) approve the transaction subject to commitments from the parties or (iii) prohibit the transaction. In the absence of a decision from the UAE MoE within the legal review period, the transaction is deemed prohibited.

Rumble has submitted a notification to the Committee on January 27, 2026. The Committee formally accepted the notification on February 20, 2026. As the review process is still ongoing as of the date of this Prospectus, Rumble cannot assess at the current time when the proceedings will be concluded.

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5.7.3           Germany FDI Approval

The Business Combination involves the acquisition of more than 25% of the voting rights in a German entity by a non-German and non-EU/EFTA investor and is subject to the German foreign investment control regime under Sections 55 et seqq., of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung–“AWV”).

Rumble has submitted an application for a certificate of non-objection pursuant to Section 58 AWV, on November 28, 2025. The BMWE granted a certificate of non-objection on December 19, 2025.

5.7.4           Sweden FDI Approval

Under the Screening of Foreign Direct Investments Act (2023:560), the Business Combination may not be completed until a notification has been filed with the ISP and the ISP has decided not to take action on the transaction or has decided to approve the transaction. Once a notification has been filed with the ISP, the ISP has 25 business days to declare either that it will (i) not take action on the transaction or (ii) initiate a formal review. If the ISP initiates a formal review, it has three months, which it may extend to a total of six months, to (i) approve the transaction, (ii) approve the transaction subject to conditions or (iii) prohibit the transaction.

Rumble submitted a notification to the ISP on December 23, 2025. The ISP approved the transaction on February 16, 2026.

5.7.5           United Kingdom FDI Approval

The Business Combination involves the indirect acquisition of more than 25% of the voting rights in a UK entity and is subject to the National Security and Investment Act 2021 (“NSI Act”). Rumble understands that Northern Data’s UK subsidiaries do not qualify as “qualifying entities” under the NSI Act. However, in light of certain proposed amendments to the NSI Act, Rumble has submitted a voluntary notification to the UK Investment Security Unit (“ISU”).

Once the ISU has accepted a notification under the NSI Act, the ISU has up to 30 business days to decide either that it will (i) not take action in relation to the transaction or (ii) issue a call-in-notice in relation to the transaction. If the ISU issues a call-in-notice, it has a further period of up to 30 business days, which can be extended for an additional 45 business days, either to (i) issue a final notification that no further action is to be taken in relation to the transaction, or (ii) issue a final order either prohibiting the transaction or approving it only subject to conditions. If the ISU requests further information or requires a person to attend and provide evidence after a call-in-notice, the formal review period is suspended until such information is provided or such attendance notice is complied with.

Rumble submitted a notification to the ISU on December 23, 2025. The ISU approved the transaction on February 25, 2026.

5.8              Appraisal Rights

5.8.1           Company’s shareholders

Under the Delaware General Corporation Law (“DGCL”), as well as under the Rumble Charter and Rumble Bylaws, the Company’s shareholders are not entitled to any appraisal rights in connection with the Business Combination, including the Exchange Offer.

5.8.2           Shareholders of Northern Data

German law does not grant appraisal rights or provide for appraisal proceedings in connection with a public exchange offer such as the Exchange Offer.

Certain post-closing reorganization transactions may, however, trigger appraisal rights for the ND Shareholders who do not tender their ND Shares in the Exchange Offer. These could potentially include (i) a merger squeeze out under the German Transformation Act (Umwandlungsgesetz); (ii) a corporate squeeze out under the German Stock Corporation Act (Aktiengesetz); (iii) an integration (Eingliederung) under the German Stock Corporation Act (Aktiengesetz); (iv) a domination agreement and/or a profit and loss transfer agreement under the German Stock Corporation Act (Aktiengesetz); and (v) other transformation measures under the German Transformation Act (Umwandlungsgesetz), such as hive-downs (Ausgliederungen) or changes of legal form, to the extent they involve an exchange ratio and/or a cash payment. In the event that any of these transactions occur post-closing, ND Shareholders who did not tender

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their ND Shares in the Exchange Offer and continue to hold ND Shares would be entitled to adequate compensation or consideration, and, under the German Appraisal Proceedings Act (Spruchverfahrensgesetz), if applicable, such ND Shareholders may petition the court to review the adequacy of such compensation, consideration, exchange ratios and any cash top-up.

5.9              Interests of Directors, Board Members and Executive Officers of Rumble and Northern Data in the Business Combination

The Company’s shareholders and ND Shareholders should be aware that certain of Rumble’s directors and executive officers and certain of the Northern Data’s management board members and supervisory board members may have interests in the Business Combination and the Exchange Offer that may be different from, or in addition to, the interests of the Company’s shareholders and the ND Shareholders, respectively, as further described below.

At the close of business on March 30, 2026, Rumble directors and executive officers and their affiliates controlled approximately 85% of the voting power of Rumble’s outstanding capital stock. As of March 31, 2026, members of the Northern Data management board and their affiliates owned 1.16% of the outstanding ND Shares, and members of the Northern Data management board had equity awards covering 1,769,523 ND Shares in the aggregate.

5.9.1           Rumble

Certain of the Rumble directors and executive officers have interests in the Business Combination and the Exchange Offer that may be different from, or in addition to, the interests of Rumble Stockholders generally. These interests include the continued service of certain directors and executive officers following the closing of the Business Combination and the indemnification of Rumble directors and executive officers. Rumble’s directors and executive officers also own Rumble voting securities. Each member of the board of directors of Rumble was aware of these interests and considered them (to the extent that they existed at the time), among other matters, in evaluating and approving the Business Combination and in recommending that Rumble Stockholders adopt the Business Combination Agreement.

Rumble directors and executive officers and their affiliates controlled approximately 85.3% of the voting power of Rumble’s outstanding capital stock as of March 30, 2026, with the exercise of approximately 83.2% of the voting power of Rumble’s outstanding capital stock controlled by Chris Pavlovski, Rumble’s Chairman and Chief Executive Officer. For a discussion of other directors and executive officers owning Rumble voting securities, please refer to Section “15.9 Security Ownership of Directors and Executive Officers”.

Rumble has entered into certain agreements with Tether, which is a significant stockholder of Rumble, in connection with the Business Combination. For a description of these arrangements, including the Transaction Support Agreement with Tether, the A&R Registration Rights Agreement, the Transaction Agreement Amendment, the Tether Customer Agreement, the Equity Commitment Agreements, the Tether Marketing Agreement, and the Sale and Transfer and Amendment and Restatement Agreement, see the section of this document entitled “13.15 Material Agreements in connection with the Exchange Offer.”

5.9.2           Northern Data

Certain of the Northern Data management board members and supervisory board members have interests in the Business Combination and the Exchange Offer that may be different from, or in addition to, the interests of ND Shareholders generally. These interests may include the continued service of Northern Data management board members following the closing of the Business Combination.

Furthermore, concurrently with the execution and delivery of the Business Combination Agreement, Aroosh Thillainathan, member of Northern Data’s management board and chief executive officer, and the investment company ART Holding GmbH controlled by him, agreed to sell 744,150 ND Shares in exchange for new Rumble Class A Common Shares at the Offer Exchange Ratio. Apart from that, Aroosh Thillainathan does not hold any ND Shares, either directly or indirectly. In addition, Aroosh Thillainathan, under Northern Data’s stock option programs, holds options on a total of 1,519,523 ND Shares of which stock options for 1,115,097 ND Shares are already vested but not exercisable yet due to applicable waiting periods. Moreover, John Hoffman, a member of Northern Data’s management board, holds options to purchase 250,000 ND Shares which have not vested yet. If a squeeze-out transaction is completed pursuant to the Squeeze-Out Right (as defined below), all Northern Data stock options will be cashed out in accordance with their terms to the extent the unweighted arithmetic mean of the price per ND Share during the last five trading days prior to the announcement of the completion of any potential squeeze-out transaction

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exceeds the strike price for the applicable stock options. Furthermore, following the settlement of the Exchange Offer, any holders of Northern Data stock options that are exercisable in accordance with their terms at such time, or that become exercisable thereafter, will be, or upon exercisability of such stock options will become, entitled to request a cash settlement of such stock options in lieu of the delivery of ND Shares, with such cash compensation being the difference between the applicable strike price and the unweighted arithmetic mean of the price per ND Share during the last ten trading days prior to settlement of the Exchange Offer. The strike prices of the outstanding Northern Data stock options range between EUR 14.12 and EUR 58.54.

Moreover, Dr. Tom Schorling, the chairman of Northern Data’s supervisory board, holds 84,133 ND Shares, and Bertram Pachaly, member of Northern Data’s supervisory board, holds 375 ND Shares.

Due to their direct and indirect investments in Northern Data, stock options held, and the sale of the ND Shares held by Aroosh Thillainathan’s investment company ART Holding GmbH, the above have a financial and economic interest separately from their position as member of the management board and supervisory board, respectively. Each Northern Data management board member and supervisory board member was aware of the relevant interests and considered them (to the extent that they existed at the time), among other matters, in evaluating and approving the Business Combination. However, with respect to the Exchange Offer, financial and economic interests derived from own shareholdings of board members are aligned with the interests of Northern Data and its shareholders and therefore do not constitute a conflict of interest. In addition, Northern Data’s management board and supervisory board examined and discussed in several board meetings the adequacy of the Exchange Offer, supported by a fairness opinion issued by an investment bank to Northern Data’s management board and supervisory board regarding the Offer Exchange Ratio being fair to ND Shareholders from a financial point of view. In addition, under German law a majority shareholder may revoke appointments of supervisory board members at any time via a resolution of the general meeting.

In order to address potential conflicts of interest of Aroosh Thillainathan, the Northern Data supervisory board appointed John Hoffman as an additional management board member with specific responsibility for all decisions and measures in connection with the Exchange Offer and negotiations with Rumble. The Northern Data supervisory board continuously reviewed its own conflicts of interest in its decision-making regarding the Business Combination Agreement and had these reviewed by its advisors. Northern Data is a borrower under the Existing ND Loan in the principal amount of €575,000,000 granted by its majority shareholder, Tether, which is to be amended and restated pursuant to the Sale and Transfer and Amendment and Restatement Agreement entered into among Northern Data, Tether and Rumble. For further details, see the section of this document entitled “13.15.7 Sale and Transfer and Amendment and Restatement Agreement and other related Amended Northern Data Loan Agreements”. The Existing ND Loan bears an interest rate equal to EURIBOR plus 300 basis points. To date, no principal has been paid on the Existing ND Loan. The interest accrued under the Existing ND Loan has been paid by Northern Data for some interest periods in cash (in a total amount of €16,260,699.43), whereas for other interest periods it has been capitalized. As of March 31, 2026, the Existing ND Loan remains outstanding in its full principal amount of € 575,000,000 and, including capitalized interest, amounts to €627,024,257.75.

In addition, concurrently with the execution and delivery of the Business Combination Agreement, Northern Data entered into the Northern Data Equity Commitment Agreement with Tether and Rumble. For further details, see the section of this document entitled “13.15.5 Equity Commitment Agreements.”

5.10            Rumble Stockholder Consent

On November 10, 2025, immediately following the execution of the Business Combination Agreement, the Majority Shareholder, in his capacity as the record and beneficial owner of a majority of the combined voting power of the outstanding capital stock of Rumble, executed and delivered the Written Consent to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Rumble Share Issuance and the Charter Amendment.

5.11            Directors and Management Following the Business Combination

Rumble expects that the current directors and executive officers of Rumble will remain the directors and officers of Rumble following the consummation of the Business Combination.

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5.12            Post-Completion Reorganization

5.12.1         Domination and Profit and Loss Transfer Agreement

In the Business Combination Agreement, Rumble undertook to not enter into a domination and profit and loss agreement for a period of at least three years after the closing of the Exchange Offer.

5.12.2         Termination of Inclusion of Trading of ND Shares; Listing of Rumble Class A Common Shares

Rumble and Northern Data agreed that after the closing of the Exchange Offer, the management board of Northern Data will take all steps reasonably necessary to terminate the inclusion of ND Shares in the trading of the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) (including via the Xetra trading platform), the Munich Stock Exchange (Börse München), the Berlin Stock Exchange (Börse Berlin), the Düsseldorf Stock Exchange (Börse Düsseldorf), the Hamburg Stock Exchange (Börse Hamburg), the Hanover Stock Exchange (Börse Hannover) and Tradegate Exchange, at the request of Northern Data, in each case to the extent possible. A separate delisting offer will not be required. Under German law, the obligation to make a delisting acquisition offer pursuant to Section 39 para. 2 to 6 of the German Stock Exchange Act (Börsengesetz) applies only to the revocation of an admission to trading on a regulated market (regulierter Markt) or, in conjunction with Section 48a para. 1b of the German Stock Exchange Act (Börsengesetz), to the revocation of an inclusion in an SME growth market (KMU-Wachstumsmarkt). Since the ND Shares are included in the Regulated Unofficial Market (Freiverkehr) of the aforementioned trading venues and, therefore, neither admitted to trading on a regulated market (regulierter Markt) nor included in an SME growth market (KMU-Wachstumsmarkt), the termination of their inclusion does not trigger a delisting acquisition offer requirement.

Prior to the time of delivery of Rumble Class A Common Shares in the context of the closing of the Exchange Offer, Rumble will ensure that Rumble Class A Common Shares are admitted to listing and trading on the Nasdaq (trading in U.S. dollars). The Rumble Class A Common Shares have been included to trading on the Regulated Unofficial Market (Freiverkehr) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous inclusion in the Quotation Board thereof upon application by a specialist and without any involvement of, or action by, Rumble. Rumble does not currently intend to cause or procure the termination of the inclusion of the Rumble Class A Common Shares on the Open Market of the Frankfurt Stock Exchange.

5.12.3         Squeeze-out Transactions

If BidCo reaches the necessary thresholds after the settlement of the Exchange Offer, BidCo may, subject to the terms and conditions of the Business Combination Agreement, commence a squeeze out of the remaining ND Shareholders, or a squeeze out transaction. A squeeze out transaction (such right, the “Squeeze out Right”) may be effected in the following way:

(i)      if at any time after the closing of the Exchange Offer, BidCo directly holds ND Shares corresponding to 90% or more of Northern Data’s share capital pursuant to Section 62 para 5 of the Transformation Act (Umwandlungsgesetz), but less than 95% of Northern Data’s share capital pursuant to Sections 327a para. 2, 16 para. 2, para. 4 of the German Stock Corporation Act (Aktiengesetz), BidCo may, in its sole discretion, consider carrying out a squeeze out of minority ND Shareholders by merging Northern Data into BidCo pursuant to Section 62 of the Transformation Act (Umwandlungsgesetz) in conjunction with Section 327a et seqq. German Stock Corporation Act (Aktiengesetz) (squeeze out under German transformation law (umwandlungsrechtlicher Squeeze out)); or

(ii)    if at any time after the closing of the Exchange Offer, BidCo directly holds ND Shares corresponding to 95% or more of Northern Data’s share capital pursuant to Sections 327a para. 2, 16 para. 2, para. 4 German Stock Corporation Act (Aktiengesetz), BidCo may, in its sole discretion, consider carrying out a squeeze out of minority shareholders pursuant to Sections 327a et seqq. German Stock Corporation Act (Aktiengesetz) (squeeze out under German stock corporation law (aktienrechtlicher Squeeze out)).

In the Business Combination Agreement, Northern Data agreed to, subject to the fiduciary duties of its management board and supervisory board, assist in any squeeze out in accordance with the terms and conditions of the Business Combination Agreement by taking all steps reasonably necessary for achieving such squeeze out as soon as possible upon Rumble’s request.

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5.12.4         Corporate Reorganization Within the Combined Group

Rumble reserves the right to carry out a corporate reorganization after settlement of the Exchange Offer, after which Rumble itself or any of its direct or indirect subsidiaries, rather than BidCo, will hold the Tendered ND Shares, making Northern Data a direct or indirect subsidiary of Rumble. In this case, Rumble or any of its direct or indirect subsidiaries will carry out the squeeze-out, and all descriptions in Sections “1.2.6 If the number of ND Shares held directly by BidCo reaches or exceeds 90% or 95% of Northern Data’s share capital, BidCo may, in its sole discretion, elect to carry out a squeeze out of minority holders of ND Shares.”, “1.2.7 Following the completion of the Business Combination, Northern Data will be indirectly majority owned by Rumble and the management board of Northern Data will continue to manage Northern Data independently in accordance with and within the framework of German law.” and “5.12.3 Squeeze-out Transactions” refer to Rumble and not to BidCo. In addition, Rumble reserves the right to undertake certain internal restructuring measures to simplify and to achieve a more efficient corporate structure of Northern Data and its subsidiaries following the settlement of the Exchange Offer.

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6    BUSINESS COMBINATION AGREEMENT

This section of the Prospectus describes the material terms of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement.

6.1              The Business Combination

On November 10, 2025, Rumble and Northern Data entered into a business combination agreement (the “Business Combination Agreement”) pursuant to which, subject to the terms and conditions thereof, Rumble undertook to make the Exchange Offer to all ND Shareholders to exchange each issued and outstanding no-par value bearer share of Northern Data. The Exchange Offer has been approved by the board of directors of Rumble as well as Northern Data’s management board and supervisory board.

On April 9, 2026, BidCo executed a joinder to the Business Combination Agreement pursuant to which BidCo agrees to be bound by the provisions of the Business Combination Agreement applicable to Rumble, provided that Rumble shall at all times continue to be bound by the provisions of the Business Combination Agreement.

The Business Combination Agreement contemplates the following steps will be taken, in chronological order, to consummate the Exchange Offer, and some of which have been completed as of the date of this Prospectus. The parties have agreed to use their commercially reasonable efforts to cooperate with one another in order to proceed with the Exchange Offer as expeditiously as possible:

•        Rumble submitting to and obtaining from Chris Pavlovski, in his capacity as the record and beneficial owner of a majority of the combined voting power of the outstanding Rumble Class A Common Shares, Class C common stock of Rumble (the “Rumble Class C Common Shares”) and Class D common stock of Rumble (the “Rumble Class D Common Shares”), a duly executed written consent to approve and adopt the Business Combination Agreement, including the issuance of the Rumble Class A Common Shares as consideration in the Exchange Offer; the Written Consent was delivered on November 10, 2025);

•        announcing the intention to launch the Exchange Offer;

•        filing the Registration Statement with the SEC;

•        filing the draft prospectus prepared in accordance with Prospectus Regulation relating to the public offer of Rumble Class A Common Shares (the “Prospectus”) with BaFin;

•        preparing a draft offer document for the Exchange Offer (the “Offer Document”);

•        receiving approval of the Prospectus by BaFin, publishing the Prospectus and the Offer Document and commencing the Exchange Offer;

•        receiving from the SEC a declaration of effectiveness of the Registration Statement;

•        Northern Data’s management board and supervisory board publishing a joint reasoned statement within two weeks from the publication of the Offer Document and Rumble filing such reasoned statement with the SEC;

•        receiving all required regulatory clearances and approvals;

•        receiving approval for listing Rumble Class A Common Shares on the Nasdaq; and

•        settling the Exchange Offer.

6.2              The Exchange Offer

6.2.1           Consideration Offered to ND Shareholders

The Business Combination Agreement contemplates that Northern Data will become a majority-owned subsidiary of Rumble following the consummation of the Exchange Offer. As stipulated in the Business Combination Agreement, each ND Shareholder will have the opportunity to tender each outstanding ND Share held by such shareholder for 2.0281 Rumble Class A Common Shares in the course of the Exchange Offer, subject to the customary settlement mechanics for fractional shares. Upon completion of the Business Combination, and assuming that all outstanding ND

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Shares are exchanged in the Exchange Offer or acquired by Rumble pursuant to the Transaction Support Agreements, it is expected that former ND Shareholders will own, as a result of the tender or sale of their ND Shares, approximately 33.3% of the issued and outstanding Rumble capital stock immediately following the consummation of the Business Combination. The Offer Exchange Ratio for the Exchange Offer is fixed and will not be adjusted to reflect trading prices of ND Shares prior to the settlement of the Exchange Offer.

6.2.2           Announcement of the Exchange Offer

Immediately after the signing of the Business Combination Agreement, Northern Data announced in an ad hoc announcement pursuant to Art. 17 of the MAR its entering into the Business Combination Agreement in connection with the Exchange Offer, and Rumble published the offer announcement, which were attached as exhibits to Rumble’s Current Reports on Form 8-K filed with the SEC on November 10, 2025. As contemplated by the Business Combination Agreement, Rumble disclosed the entire content of the Business Combination Agreement as part of the Current Report on Form 8-K filed on November 10, 2025, as amended on November 12, 2025.

6.2.3           Filing the Registration Statement and the Offer Document

Pursuant to the terms of the Business Combination Agreement, Rumble and Northern Data have prepared the Registration Statement, of which this Prospectus forms a part, and filed it with the SEC to register the Rumble Class A Common Shares to be issued to the ND Shareholders in connection with the Exchange Offer. Rumble agreed to use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable and to keep the Registration Statement effective through the closing of the Exchange Offer. In addition, BidCo has prepared the Offer Document in accordance with the provisions of the applicable German law and the terms of the Business Combination Agreement, in reasonable consultation with Northern Data and its advisors. Further, Rumble prepared this Prospectus which complies with the EU Prospectus Regulation and all applicable rules and regulations promulgated by BaFin (the Prospectus and the Registration Statement together, the “Disclosure Documents”), allowing BidCo to offer the Rumble Class A Common Shares to ND Shareholders.

Rumble had afforded Northern Data and its advisors a reasonable opportunity to review and comment on the Disclosure Documents prior to each submission to the SEC and/or BaFin, as the case may be. In addition, with respect to any comments to the Disclosure Documents from the SEC and/or BaFin including any request for amendments or supplement thereto, Rumble had agreed to (i) notify Northern Data of such comments as promptly as reasonably practicable upon receipt; (ii) provide Northern Data with drafts of the responses to such comments at a time reasonably prior to submitting such responses; (iii) give due consideration to Northern Data’s comments; and (iv) use reasonable commercial efforts to respond as promptly as reasonably practicable to such comments.

6.2.4           Commencement of the Exchange Offer

Following approval of the Prospectus by BaFin and publication of the Prospectus, Rumble will, concurrently, file the Registration Statement with the SEC pursuant to Rule 424 under the Securities Act and will then publish the Offer Document on the offer website. The Acceptance Period will commence with the publication of the Offer Document. Rumble will deliver the Registration Statement to Northern Data’s U.S. shareholders in accordance with the Exchange Act.

6.2.5           Acceptance Period of the Exchange Offer

The acceptance period of the Exchange Offer shall commence upon publication of the Offer Document on April 13, 2026. It is expected to end on May 9, 2026, at 6:01 (CEST), subject to any extension of the acceptance period.

The acceptance period of the Exchange Offer, including any extensions of this period as described above (but with the exception of the Additional Acceptance Period described below), is hereinafter uniformly referred to as the “Acceptance Period”.

Further, in the event the Company waives an Waivable Offer Condition within the last 5 Banking Days before the expiration of the Acceptance Period, the Acceptance Period will be extended by 5 Banking Days.

Rumble will publish any extension of the Acceptance Period in accordance with the Offer Document. Material amendments to the Exchange Offer will also result in an obligation of Rumble to publish a supplement to the Prospectus. In this case, ND Shareholders who have already accepted the Exchange Offer may revoke their acceptance (see the section “3.12 Right of Revocation Under the Prospectus Regulation”).

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The ND Shareholders who have not accepted the Exchange Offer during the Acceptance Period may still accept the Exchange Offer within 10 U.S. Business Days after the result of the Exchange Offer has been published (the “Additional Acceptance Period”). Subject to an extension of the Acceptance Period and the publication of the results of the Exchange Offer on May 13, 2026, the Additional Acceptance Period is expected to begin on May 15, 2026, and expected to end on June 1, 2026, at 6:01 (CEST). The Exchange Offer can no longer be accepted after the expiry of the Additional Acceptance Period.

6.3              Conditions to Completing the Exchange Offer

The following description is an overview of the conditions to completion of the Exchange Offer as agreed upon by the parties pursuant to the Business Combination Agreement.

The Business Combination Agreement provides that the closing of the Exchange Offer is subject to the satisfaction or permitted waiver of the conditions set forth in the section of this document entitled “3.2 Offer Conditions”. All such conditions have to be satisfied during certain period of the Exchange Offer as set out in section “3.2 Offer Conditions”. To the extent permitted by applicable law, Rumble is entitled to waive any of the remaining Offer Conditions, in whole or in part, except for the conditions described in such section under “3.2.1 Merger Control Approvals,” “3.2.6 BaFin Approval,” “3.2.7 Closing of the Tether Agreement, the ART Sellers SPA and the Apeiron SPA,” “3.2.8 Execution of the Shareholder Loan Amendment Agreement,” “3.2.9 Fulfillment of Requirements under U.S. Law,” and “3.2.10 No other Negative Events”.

6.4              Northern Data’s Support and Recommendation of the Exchange Offer

Pursuant to the Business Combination Agreement, the parties agreed to several customary provisions to support the transactions contemplated thereunder, including obtaining the Clearances and fulfilling standard closing conditions, and not to undertake corporate measures or to entertain competing offers which could hinder the success of closing the Exchange Offer. Please see the sections of this Prospectus entitled “6.5 Efforts to Obtain Required Approvals“ “6.6 Third-Party Acquisition Proposals” and “6.7 Conduct of Business Pending the Consummation of the Business Combination” below for further information.

Northern Data’s management board and supervisory board have, based on review of the relevant information available to them on the date of the Business Combination Agreement (including a fairness opinion issued by an investment bank regarding the Offer Exchange Ratio being fair to the ND Shareholders from a financial point of view), unanimously taken the view that the Business Combination is in the best interest of Northern Data. Pursuant to the Business Combination Agreement, within 10 weekdays from the publication of the Offer Document, Northern Data’s management board and supervisory board shall prepare a joint reasoned statement materially in line with a statement that would be given pursuant to Section 27 of the German Takeover Code (begründete Stellungnahme). Northern Data agreed to give Rumble three Banking Days to review the draft reasoned statement and give due consideration to any comments Rumble may have. In case of dispute on the content of the reasoned statement, Northern Data, acting reasonably, would have the ultimate decision right.

The reasoned statement is required to reflect that Northern Data’s management board and supervisory board, after duly reviewing and analyzing the Exchange Offer (including reviewing the Offer Document) and acting in good faith with regard to their duties, (i) regard the Offer Exchange Ratio and the Offer Consideration as fair, adequate and attractive; (ii) welcome and support the Exchange Offer; and (iii) recommend to the holders of the ND Shares the acceptance of the Exchange Offer, subject to certain terms and conditions set forth in the Business Combination Agreement. In addition, Northern Data’s management board and supervisory board agreed not to (a) withdraw or amend adversely to Rumble, or withdraw their intention, or otherwise breach their obligation, to provide the reasoned statement or (b) (A) act (including by making any public statement) in a manner that does not comply with the terms of the Business Combination Agreement and after its publication, would be contrary to the reasoned statement and could adversely affect the closing; (B) recommend that holders of the ND Shares take or consider taking any action that could prevent, delay or otherwise adversely affect the closing; or (C) recommend (or agree or resolve to recommend) a competing offer, in each foregoing case, subject to the following conditions:

•        the Exchange Offer complies with the terms of the Business Combination Agreement;

•        no Superior Offer (as defined below) has been presented to Northern Data’s management board or otherwise publicly announced, unless Rumble has exercised its right to match in accordance with the Business Combination Agreement;

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•        it has been confirmed immediately prior to the resolutions of Northern Data’s management board and supervisory board on the issuance of the reasoned statement in a fairness opinion issued by an investment bank to Northern Data’s management board and supervisory board that the Offer Exchange Ratio is fair to the ND Shareholders from a financial point of view, thereby confirming their analysis presented to Northern Data’s management board and supervisory board prior to the signing of the Business Combination Agreement;

•        Rumble has not taken any action, including making any public statement, which clearly contradicts its intention to fulfill its obligations under the Business Combination Agreement; and

•        no other circumstances exist that, in the reasonable opinion of Northern Data’s management board and/or supervisory board, acting in good faith with due regard to their respective duties under the applicable German law, would cause the members of the management board and/or supervisory board to violate their duties by welcoming and supporting the Exchange Offer.

Until the earlier of the termination of the Business Combination Agreement and the consummation of the Exchange Offer, Northern Data agreed to support the Exchange Offer and the Business Combination in all publications and communications that relate to the Business Combination.

6.5              Efforts to Obtain Required Approvals

Rumble and Northern Data agreed to make the filings for obtaining the Clearances as promptly as reasonably practicable after the execution of the Business Combination Agreement. The filings shall be made by Rumble on behalf of all parties involved (except to the extent not permitted under applicable law), provided that Rumble shall give due consideration to any comments Northern Data may have. To obtain the Clearances, Rumble and Northern Data agreed to cooperate with each other, to the extent legally permissible, in all respects in connection with any additional submission, investigation or inquiry, supply to any competent authority as promptly as reasonably practicable any additional information requested pursuant to any applicable law, and take all other procedural actions (other than offering remedies to mitigate competition concerns by a competent authority) required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire.

All filing fees or other disbursements in connection with the Clearances will be borne by Rumble (excluding, for the avoidance of doubt, any fees of lawyers or other advisors of any person or party other than Rumble).

6.6              Third-Party Acquisition Proposals

Until the earlier of the termination of the Business Combination Agreement and the consummation of the Exchange Offer, Rumble will, to the extent legally possible and subject to the limitations contained in the Business Combination Agreement, refrain, and procure that its subsidiaries will refrain, from initiating any measures or steps that may adversely affect the success or the timely completion of the Exchange Offer or the agreements of the parties set forth in the Business Combination Agreement. In furtherance of the foregoing, Rumble, subject to the terms and conditions in the Business Combination Agreement, will not, and will ensure that its subsidiaries will not, directly or indirectly:

(i)     solicit a competing offer or another transaction that, if implemented, could impair, interfere with, hinder or delay the consummation of the Exchange Offer; or

(ii)    enter into any communications, discussions, negotiations, correspondence or arrangements, or make any confidential documents relating to the ND Group or their businesses available with a view to actively soliciting any competing offer or any other transaction that, if implemented, could impair, interfere with, hinder, delay or otherwise adversely affect the consummation of the Exchange Offer.

Northern Data agreed to inform Rumble as soon as legally possible under statutory law and reasonably practical if it has been approached by a third party in relation to any expression of interest in acquiring a stake in Northern Data and/or any material assets of the ND Group outside of the ordinary course of business, and to the extent legally permissible, disclose to Rumble the material terms and conditions of such competing offer. Northern Data also agreed not to enter into any agreement that may reasonably interfere with such obligations.

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Notwithstanding the foregoing, Northern Data’s management board or supervisory board and members of the ND Group will not be prevented from:

(i)     engaging with a third party that submits a bona fide, unsolicited proposal that the management board of Northern Data in good faith determines, in consultation with its financial and legal advisors, constitutes a Superior Offer (as defined below), provided that (a) such proposal has not been matched by Rumble, through its subsidiary, BidCo, in accordance with the Business Combination Agreement and (b) Northern Data has concurrently made available to Rumble, subject to applicable legal restrictions and customary safeguards, any nonpublic information it has made available to such third party to the extent such information was not previously provided to Rumble;

(ii)    acting in accordance with their fiduciary duties under the applicable German law, in particular, the duties of care and loyalty under Sections 93 and 116 German Stock Corporation Act (Aktiengesetz); or

(iii)   acting in accordance with tasks and duties to the extent legally required, including the business judgment rule under Sections 76, 93 and 116 German Stock Corporation Act (Aktiengesetz).

Pursuant to the Business Combination Agreement, a “Superior Offer” is a bona fide, unsolicited proposal by a third party that Northern Data’s management board and supervisory board have determined in good faith, after consultation with their financial and legal advisors, would result in a fully financed (certain funds) competing offer which, taking into account all elements of such offer (including the offer price), provide for substantially more beneficial terms than the Exchange Offer.

Northern Data shall notify Rumble of the terms of the Superior Offer as promptly as reasonably practicable after becoming aware of such Superior Offer. Rumble, through its subsidiary, BidCo, will have the right to match such more beneficial terms within ten Banking Days following the publication of the offer document relating to such Superior Offer, and will then have 10 Banking Days to exercise such right. The foregoing right of Rumble applies to any subsequent amendment of the original Superior Offer or any new Superior Offer.

6.7              Conduct of Business Pending the Consummation of the Business Combination

The Business Combination Agreement requires Northern Data to conduct the business of Northern Data and the ND Group in all material respects in the ordinary course consistent with past practice and to refrain, and cause members of the ND Group to refrain, from initiating any measures or steps during the Interim Period (as defined below) that would adversely affect a timely closing of the Exchange Offer. Among other things, the Business Combination Agreement also restricts the ND Group’s ability, during the Interim Period, to directly or indirectly:

(i)     solicit or enter into discussions or negotiations concerning proposals relating to alternative business combination transactions (subject to certain negotiated exceptions detailed in the section “6.6 Third-Party Acquisition Proposals”);

(ii)    increase Northern Data’s share capital or carry out any equity-linked transactions with respect to the ND Shares, unless it is an increase of Northern Data’s share capital subscribed by Tether as a result of Rumble’s drawing, prior to the consummation of the Exchange Offer, of the financing commitment under the Rumble Equity Commitment Agreement (as defined below);

(i)     pay, or propose to pay, any dividends;

(ii)    engage in financing activities in excess of €10 million per occurrence or €50 million in aggregate, provided that any such indebtedness is solely used to fund new business development opportunities (e.g., new data centers/GPUs) and that no such indebtedness shall be secured by any lien on the assets of the ND Group;

(iii)   purchase, sell, acquire, transfer or encumber any assets (including investments in intangible assets, fixed assets or financial assets) with a value exceeding €20 million in aggregate (across all such transactions), provided that acquisitions funded with indebtedness pursuant to the provision in the immediately preceding paragraph or contemplated by the call option in the Business Combination Agreement will be permitted to the extent made in accordance with the Business Combination Agreement;

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(iv)   enter into any joint ventures or partnerships with any third party;

(v)    otherwise take any actions outside the ordinary course of business with a business impact of more than €20 million; or

(vi)   agree on any of the foregoing.

The Business Combination Agreement requires Rumble to refrain, and cause members of the Rumble Group to refrain, from initiating any measures or steps during the Interim Period which would prevent or materially impair Rumble’s ability to perform its obligations under the Business Combination Agreement. In particular, among other things, the Business Combination Agreement restricts the ND Group’s ability, during the Interim Period, to directly or indirectly:

(i)     increase Rumble’s authorized share capital or issue any Rumble Class A Common Shares or equity-linked securities with respect to Rumble Class A Common Shares, except for (A) upon the exercise, conversion or vesting of any stock options or restricted stock, any warrants or any other equity awards of Rumble, (B) upon the exchange of any exchangeable shares issued by 1000045728 Ontario Inc., a subsidiary of Rumble (“ExchangeCo”, and such exchangeable shares, the “ExchangeCo Shares”) (C) upon the satisfaction of any contingency with respect to any securities that are subject to earnout, forfeiture or other similar contingencies tied to Rumble’s stock price, (D) pursuant to any equity incentive plans of Rumble (or any successor equity plans), and (E) up to 20.0% of the issued and outstanding Rumble Class A Common Shares and ExchangeCo Shares of Rumble as of the date of the Business Combination Agreement in connection with bona fide acquisitions, mergers or strategic partnership transactions;

(ii)    split, combine or subdivide any outstanding Rumble Class A Common Shares, in each case to the extent the offer price and the Rumble Class A Common Shares to be issued in the Exchange Offer are not equitably adjusted to reflect such change;

(iii)   redeem, purchase or otherwise acquire any outstanding Rumble Class A Common Shares, except in connection with cashless exercises, net exercises or net cash settlement of or withholding under any stock options or restricted stock, any warrants or any other equity awards of Rumble in accordance with their terms or the exchange of any ExchangeCo Shares in accordance with their terms;

(iv)   take any action that would reasonably be expected to prevent or materially impair Rumble’s ability to perform its obligations under the Business Combination Agreement (including the satisfaction of any of the Offer Conditions);

(v)    commence any proceeding or file any petition in any court relating to bankruptcy, reorganization, insolvency, dissolution, liquidation or relief from debtors, in any case, in respect of Rumble, make any assignment for the benefit of creditors or apply for the appointment of a custodian, receiver or trustee, in any case, in respect of Rumble; or

(vi)   agree on any of the foregoing.

Rumble and Northern Data agreed to promptly notify each other of the occurrence or non-occurrence of any event which could be reasonably likely to result in the non-compliance with either party’s obligations under the Business Combination Agreement or which would otherwise be reasonably likely to have a negative impact on the completion of the Business Combination.

6.8              Northern Data’s Performance of Obligations under the Peak Mining Sale

Pursuant to the Business Combination Agreement, Northern Data shall comply with its obligations under a merger and equity purchase agreement, dated November 3, 2025, among Highland Group Mining Inc., Appalachian Energy LLC, 2750418 Alberta ULC, Northern Data US, Inc. and Northern Data (as may be amended, the “Peak Mining Purchase Agreement”), in connection with Northern Data’s sale and transfer of its Bitcoin mining business (the “Peak Mining Sale”), comprising USD 50 million in up-front proceeds and up to USD 150 million in deferred consideration related to a profit share pursuant to mining operations at Corpus Christi, and shall not agree to any waiver or amendment of any terms thereof that would be materially adverse to Rumble without Rumble’s prior written consent.

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The terms of the divestiture also granted Northern Data a call option right such that it could reacquire assets for approximately USD 5 million (plus certain related costs, expenses and taxes) including its Corpus Christi location, provided that it was able to resell the Corpus Christi location to the leading global infrastructure asset management firm which had already entered into negotiations with Northern Data for a sale of the site for HPC purposes. On January 12, 2026, Northern Data announced that its call option on the Corpus Christi site expired unexercised and no transaction will occur. Accordingly, the previously disclosed potential cash component of up to USD 200 million will not be part of the consideration in the Exchange Offer.

However, the ND Group retains the right to receive up to USD 150 million under its mining earn-out and may receive up to 95% of net sale proceeds if the current owners sell the Corpus Christi site before the five-year earn-out ends, declining quarterly. The ND Group (and, after closing of the Exchange Offer, the combined group) would benefit from any such proceeds.

6.9              Northern Data’s Cooperation with Law Firm Investigation

Pursuant to the Business Combination Agreement, Northern Data has engaged and directed the Law Firm to prepare the Law Firm Report.

The ND Group may avail itself of all legal rights, remedies and defenses and contesting the Proceedings as it determines, in its sole authority, vis-à-vis the European Public Prosecutor’s Office, the Swedish Tax Authority or any other relevant contest, order or dispute with any governmental authority, subject to the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement also prohibits Northern Data from seeking to limit or influencing any findings or conclusions by the Law Firm or the criminal law experts engaged by Northern Data (“Criminal Law Expert”), but the foregoing does not prevent Northern Data from engaging in discussions to explain or defend prior tax positions it has taken to the extent it deems such discussions beneficial or as otherwise may be requested by the Law Firm or the Criminal Law Expert.

Northern Data agreed that it will not amend, modify, limit, terminate or waive any rights under, or otherwise alter the scope, work plan, deliverables, reporting obligations or independence of the Law Firm or the Criminal Law Expert under the engagement letter with the Law Firm without Rumble’s consent. In addition, pursuant to the Business Combination Agreement, subject to applicable law, Northern Data agreed to keep Rumble promptly informed of any material correspondence or communications with, and any material proceedings involving, any governmental or regulatory authority or prosecutor relating to the Proceedings (including, to the extent permitted, by providing copies of all material written notices received from any such authorities or prosecutors). Subject to applicable law, the Business Combination Agreement prohibits Northern Data from settling or compromising any proceeding relating to the Proceedings without Rumble’s prior written consent, which consent is not to be unreasonably withheld, conditioned or delayed.

The Business Combination Agreement required that, as a condition to the publication of the Offer Document for the Exchange Offer, prior to June 30, 2026, Rumble shall have been given access to the Law Firm Report relating to an independent investigation into certain matters relating to ongoing proceedings of the European Public Prosecutor’s Office and the Swedish Tax Authority concerning allegations relating to Northern Data and its subsidiaries (the “Proceedings”). The condition required that the Law Firm Report and the written statements from the law firm that prepares such report shall not contain facts or findings that the ND Group owes (or is more likely than not to owe) unpaid VAT taxes and/or related penalties, fines and sanctions in an amount greater than €200 million in the aggregate, or that would have a material and adverse impact on Rumble and its subsidiaries, Northern Data and its subsidiaries, or the combined business of Rumble and Northern Data upon the closing of the Exchange Offer, subject to certain permitted findings set forth in the Business Combination Agreement. Also, no governmental authority shall have made a bona fide allegation in writing or taken any action that, except for certain permitted findings as further described in the Business Combination Agreement, would have a material and adverse impact on Rumble and its subsidiaries, Northern Data and its subsidiaries, or the combined business of Rumble and Northern Data upon the closing of the Exchange Offer, as further set forth in the Business Combination Agreement.

In accordance with the Business Combination Agreement, access to the Law Firm Report has been provided and the related condition has been satisfied as of the date of this Prospectus.

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6.10            Representations and Warranties

Each of Rumble and Northern Data provided customary representations and warranties in the Business Combination Agreement for a German law-governed agreement, including, without limitation, representations and warranties regarding due organization and valid existence, requisite corporate power, capital stock, stock options, no violation of organizational documents or applicable laws, accuracy of information in financial statements, the absence of legal proceedings that would have a material adverse effect on a party, and maintenance of policies and procedures related to bribery, corruption or export sanctions.

6.11            Title Insurance Policy, Survey and RWI Insurance

Pursuant to the Business Combination Agreement, Northern Data agreed to cause each of its subsidiaries to reasonably cooperate with Rumble to obtain any title insurance policy with respect to any real property owned by Northern Data (the “Real Property”) that Rumble elects to obtain, in its sole and absolute discretion, at Rumble’s cost. Rumble is entitled to, at its sole option and expense, obtain an ALTA (American Land Title Association) (or equivalent) survey on each parcel of the Real Property and such other reports or documents customarily obtained by purchasers of real property. Prior to the closing of the Business Combination, Northern Data shall cause its subsidiaries to grant Rumble reasonable access to the Real Property in accordance with all applicable laws and upon reasonable advance notice for purposes of obtaining such surveys.

Additionally, during the Interim Period, the Business Combination Agreement requires Northern Data to use reasonable efforts to fully cooperate with Rumble and its representatives in connection with Rumble’s efforts to remove any “exclusions” under the purchaser-side representations and warranties insurance policy (the “RWI Policy”) issued by Euclid Transaction, LLC (the “RWI Provider”) to Rumble in connection with the Business Combination based on incomplete information provided to the RWI Provider as of the date of the RWI Policy.

6.12            Treatment of Equity Awards, Employee Shares or Stock Options

No separate agreement has been entered into governing the treatment of the equity awards and employee shares. Northern Data agreed that without Rumble’s prior written consent, it will not amend or modify the terms of any stock options or offer or accept any settlement of stock options for which the conditions for exercising such stock options are not fulfilled.

6.13            Term and Termination

Prior to the expiration of the Business Combination Agreement or the consummation of the Exchange Offer, the Business Combination Agreement may be terminated with immediate effect by:

(a)     either Rumble or Northern Data if:

(i)     the Exchange Offer lapses as a result of non-satisfaction of any of the Exchange Offer Conditions prior to the End Date (provided, however, that the terminating party is not then in breach, in any material respect, of any of its material covenants or agreements under the Business Combination Agreement relating to the relevant offer condition);

(ii)    the Exchange Offer has not been settled by the End Date (provided, however, that the failure of the Exchange Offer to have settled by the End Date is not the result of the terminating party’s breach, in any material respect, of any of its material covenants or agreements under the Business Combination Agreement);

(iii)   it becomes impossible for an Offer Condition to be ultimately fulfilled (provided, however, that the terminating party is not then in breach, in any material respect, of any of its material covenants or agreements under the Business Combination Agreement relating to the relevant offer condition); or

(iv)   any competent governmental authority or court in the jurisdictions set forth in the Business Combination Agreement has permanently enjoined the closing of the Exchange Offer;

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(b)    by Northern Data if, inter alia:

(i)     the Exchange Offer is launched, but it materially deviates from the terms and conditions set forth in the Business Combination Agreement, in particular the offer conditions, and Northern Data has not approved such other terms and conditions, modifications and/or deviations in writing;

(ii)    in the period between the signing of the Business Combination Agreement and the date of the publication of the Offer Document, a Material Bidder Compliance Violation occurs. Pursuant to the Business Combination Agreement, a “Material Bidder Compliance Violation” means that between the publication of the Offer Document and the expiration of the Offer Period, any criminal offense (Straftat) or administrative offense (Ordnungswidrigkeit) (including any concrete reason of suspicion) by Rumble or any of its subsidiaries (the “Rumble Group”), a member of a corporate body of Rumble or a member of the Rumble Group, while any such person was operating in their official capacity at, or on behalf of, Rumble or a member of the Rumble Group, under any applicable administrative or criminal laws in the United States, Germany or any other jurisdiction whose laws apply to operations of Rumble or the relevant member of the Rumble Group relating to bribery offenses and corruption or to any violation of any export sanctions administered or enforced by the United Nations Security Council, or the European Union, has occurred or becomes known, either via publication by the Rumble Group or otherwise, in each case if the occurrence of such offenses constitutes or would constitute inside information for Rumble pursuant to Art. 7 MAR or comparable U.S. securities laws, or constituted such inside information prior to its publication;

(iii)   Rumble violates its material obligations under the Business Combination Agreement and such violation has not been cured within thirty Banking Days after the date on which Northern Data has informed Rumble of such breach; or

(iv)   Northern Data would have had the right to terminate the Business Combination Agreement if Rumble had failed to obtain the Written Consent from Mr. Pavlovski, in his capacity as the record and beneficial owner of a majority of the combined voting power of Rumble’s capital stock, within 24 hours following the execution of the Business Combination Agreement. The Written Consent was executed and delivered on November 10, 2025;

(c)     by Rumble if:

(i)     in the period between the signing of the Business Combination Agreement and the date of the publication of the Offer Document (the “Interim Period”), an insolvency of Northern Data or a Material Compliance Violation (excluding certain proceedings as defined in the Business Combination Agreement) occurs;

(ii)    Northern Data’s management board and/or supervisory board do not issue, or they modify (in a manner adverse to Rumble) or withdraw, the reasoned statement during the Offer Period;

(iii)   Northern Data violates certain covenants during the Interim Period, including the restrictive covenant against soliciting or entering into discussions or negotiations concerning proposals relating to alternative business combination transactions, and some other covenants which are subject to a cure period of thirty Banking Days after the date on which Rumble informed Northern Data of such breach; or

(iv)   a Superior Offer has been endorsed by Northern Data’s management board and supervisory board.

The right to terminate the Business Combination Agreement for good cause (aus wichtigem Grund) remains unaffected. Notice of any termination must be given in writing and be made within ten Banking Days after the terminating party has become aware of the event triggering a termination right.

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6.14            Governance and Management of the Combined Business

6.14.1         Northern Data Management Board

Rumble intends to constructively cooperate with Northern Data’s management board and the extended management team following the closing of the Business Combination. In furtherance of the foregoing, the parties agreed that Northern Data’s management board shall continue to manage Northern Data independently and exclusively in their own responsibility pursuant to and within the framework of the applicable German law.

6.14.2         Northern Data Supervisory Board

Rumble and Northern Data agreed that Northern Data’s supervisory board shall continue to consist of three members. The parties expect that Rumble will be represented in Northern Data’s supervisory board in a manner appropriately reflecting its shareholding following the closing of the Business Combination.

6.15            Assignment, Amendment and Waiver

Neither Northern Data nor Rumble may assign, delegate or otherwise transfer any of their respective rights or obligations under the Business Combination Agreement without the prior written consent of the other party.

All amendments or waivers to the Business Combination Agreement must be made by written declaration executed by both Northern Data and Rumble and explicitly referring to the Business Combination Agreement.

6.16            Fees and Expenses

Northern Data and Rumble agreed to pay their respective costs, expenses and fees (including fees for obtaining legal advice) incurred in connection with the Business Combination Agreement and the transactions contemplated thereunder, whether or not such transactions are consummated.

6.17            Public Announcements

Subject to terms and conditions in the Business Combination Agreement, Northern Data and Rumble agreed to consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Business Combination, and agreed not to issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law, court process or rules of any securities exchange. Northern Data and Rumble also agreed that all formal employee communication programs or announcements with respect to the Business Combination shall be in forms mutually agreed by the parties (such agreement not to be unreasonably withheld, conditioned or delayed), provided, however, that no further mutual agreement shall be required with respect to any such programs or announcements that are consistent with prior programs or announcements made in compliance with the Business Combination Agreement.

6.18            Governing Law

The Business Combination Agreement is governed by German law.

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7    DIVIDEND POLICY; RESULTS AND DIVIDENDS PER SHARE

7.1              General provisions relating to profit allocation and dividend payments

Holders of the Company’s common stock share in dividends on a pro rata basis according to the number of shares they hold. Under U.S. corporate law, the declaration and payment of dividends are determined by the Company’s board of directors in its discretion, subject to any applicable limitations in the Company’s certificate of incorporation and bylaws and the requirements of the state law under which the Company is incorporated. The board of directors may declare dividends for any fiscal period and set the amount, record date and payment date. Shareholder approval is generally not required to declare or pay dividends.

Dividends may be paid only out of funds legally available therefor, which generally consist of the Company’s surplus (the excess of net assets over stated capital) or, if there is no surplus, out of the Company’s net profits for the then-current or the immediately preceding fiscal year, in each case as determined by the board of directors in good faith in accordance with applicable law. In determining the availability of funds for dividends, the board of directors may rely on financial statements prepared in accordance with U.S. GAAP or on other factors and valuations it deems reasonable and appropriate, and it may establish reserves for contingencies, future expenses, debt service, capital expenditures or other purposes.

Dividends, if declared, may be paid in cash, in property or in shares of the Company’s capital stock, as determined by the board of directors, and may be subject to terms and conditions established by the board of directors. The board of directors also has the authority to retain earnings and not declare dividends, including to fund operations, repay indebtedness, finance acquisitions or capital projects, or maintain liquidity.

Dividends declared by the board of directors are payable on the date fixed by the board of directors to stockholders of record as of the close of business on the record date set by the board of directors. Because the Company’s common stock is issued in book-entry form through the facilities of The Depository Trust Company (DTC), dividend payments will be made to DTC or its nominee and will be credited to the accounts of DTC participants (such as brokers and banks), which will in turn credit the accounts of the beneficial owners in accordance with their customary practices and the terms and conditions of their arrangements. Holders who maintain accounts outside the United States should consult their custodians or intermediaries regarding the timing and manner of payment.

The Company’s ability to declare and pay dividends may be limited by applicable law, by the terms of any outstanding preferred stock or other securities, and by contractual restrictions, including those contained in current or future debt instruments or credit facilities. In addition, any determination to declare dividends in the future will depend upon the Company’s results of operations, financial condition, capital requirements, general business conditions, board of directors’ discretion and other factors that the board of directors considers relevant.

7.2              Dividend policy and dividend per share

For the fiscal years ended December 31, 2025, December 31, 2024, and December 31, 2023, the Company declared and paid no dividends.

We do not anticipate declaring or paying any cash dividends on our Class A Common Shares in the foreseeable future. It is presently intended that we will retain our earnings for use in business operations and, accordingly, it is not anticipated that our board of directors will declare dividends in the foreseeable future.

Any future decision to pay dividends will be made in accordance with applicable laws and will, among other things, depend on our results of operations, financial condition, contractual restrictions and capital requirements and any proposals by our board directors. Our ability to pay dividends may also be limited by the terms of our existing and future financial liabilities or preferred securities should the Company decide to issue such preferred securities in the future. The Company is not in a position to make any statements on the amount of future retained earnings or on whether retained earnings will exist at all in the future. The Company, therefore, is unable to guarantee that dividends will be paid in the foreseeable future.

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8    CAPITALIZATION AND INDEBTEDNESS; STATEMENT ON WORKING CAPITAL

The following tables show the Company’s capitalization and indebtedness as of January 31, 2026 derived from the accounting records and internal management reporting systems. For simplification purposes no tax effects were considered.

Investors should read the following tables in conjunction with “10 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION” and “20 FINANCIAL INFORMATION”, and additional financial information contained elsewhere in the Prospectus.

For the pro forma financial position of Rumble giving effect to the Business Combination as if it had already been completed, including the related adjusted figures, investors are referred to section “11 PRO-FORMA FINANCIAL INFORMATION”.

8.1              Capitalization

Actual as of January 31, 2026
(in USD thousand)	(unaudited)
Total current debt (including current portion of non-current debt)	0
Guaranteed	0
Secured	0
Unguaranteed/unsecured	0
Total non-current debt (excluding current portion of non-current debt)	0
Guaranteed	0
Secured	0
Unguaranteed/unsecured	0
Stockholders‘ equity	268,765
Share capital(1)	773
Legal reserve(s)	0
Other reserves(2)	267,992
TOTAL	268,765

____________

(1)      “Share capital” corresponds to “preferred shares” and “common shares” as shown in the consolidated balance sheet of the Audited Consolidated Financial Statements.

(2)      “Other reserves” corresponds to “accumulated deficit” and “additional paid-in capital” as shown in the consolidated balance sheet of the Audited Consolidated Financial Statements.

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8.2              Indebtedness

Actual as of January 31, 2026
(in USD thousand)	(unaudited)
A. Cash(1)	230,953
B. Cash Equivalents	0
C. Other current financial assets(2)	11,418
D. Liquidity (A.)+(B.)+(C.)	242,371
E. Current financial debt (including debt instruments, but excluding current portion of non-current financial debt)(3)	28,214
F. Current portion of non-current debt	0
G. Current financial indebtedness (E.)+(F.)	28,214
H. Net current financial indebtedness (G.)-(D.)	(214,157)
I. Non-current financial debt (excluding current portion and debt instruments)	0
J. Debt instruments	0
K. Non-current trade and other payables(4)	500
L. Non-current financial indebtedness (I.)+(J.)+(K.)	500
M. Total financial indebtedness (H.)+(L.)	(213,657)

____________

(1)      “Cash” corresponds to “cash and cash equivalents” as shown in the consolidated balance sheet of the Audited Consolidated Financial Statements.

(2)      “Other current financial assets” corresponds to “accounts receivable, net” as shown in the consolidated balance sheet of the Audited Consolidated Financial Statements.

(3)      “Current financial debt” corresponds to “current liabilities” except for current “lease liabilities” and “deferred revenue” as shown in the consolidated balance sheet of the Audited Consolidated Financial Statements.

(4)      “Non-current trade and other payables” corresponds to “other liabilities” as shown in the consolidated balance sheet of the Audited Consolidated Financial Statements.

8.3              Lease Liabilities

As of January 31, 2026, current and non-current lease liabilities was USD 1.2 million and USD 0.5 million, respectively. The lease liabilities are not included in the current and non-current financial debt.

8.4              Contingent and Indirect Liabilities

As of January 31, 2026, there were no contingent or indirect liabilities of the Company.

8.5              Statement on Working Capital

In the Company’s opinion, the working capital of Rumble is sufficient to meet the present requirements of Rumble Group over at least the next twelve months from the date of this Prospectus.

8.6              No Significant Change

Between December 31, 2025, and the date of the Prospectus, there has been no significant change in the Rumble Group’s financial position or financial performance.

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9    DILUTION

Pursuant to the Exchange Offer and the related purchases pursuant to the Transaction Support Agreements, assuming all of the ND Shares are validly tendered pursuant to the Exchange Offer or acquired by Rumble pursuant to the Transaction Support Agreements, the number of Rumble Class A Common Shares to be issued to ND Shareholders in connection with the Business Combination is estimated to be approximately 33.3% of the issued and outstanding Rumble Class A Common Shares immediately following the consummation of the Business Combination, based on 261,063,132 Rumble Class A Common Shares issued and outstanding as of March 30, 2026 (including ExchangeCo Shares, but excluding shares subject to escrow restrictions)5 and assuming 130,197,281 Rumble Class A Common Shares are issued in the Exchange Offer and pursuant to the Transaction Support Agreements.6 Therefore, Rumble Stockholders will experience immediate dilution upon consummation of the Business Combination.

____________

5       Based on 192,984,373 Rumble Class A Common Shares and 68,078,759 ExchangeCo Shares issued and outstanding as of March 30, 2026, excluding shares subject to escrow restrictions under the 2022 Business Combination Agreement (which are tied to the achievement of $15.00 and $17.50 trading prices for a certain period of time or upon a change of control in excess of such trading prices, in each case, prior to September 16, 2027). For the avoidance of doubt, Rumble Class A Common Shares issued and outstanding excludes shares issuable upon the exercise of Company Options and warrants and settlement of RSUs. See section “16 DESCRIPTION OF RUMBLE’S CAPITAL STOCK” for further information regarding Rumble Class A Common Shares outstanding.

6          Based on 64,196,677 ND Shares outstanding as of the date of the Prospectus and the Offer Exchange Ratio of 2.0281 Rumble Class A Common Shares per ND Share. Assumes that any Pre-Funded Warrants issued to Tether in lieu of Rumble Class A Common Shares are treated the same as Rumble Class A Common Shares. For the avoidance of doubt, Rumble Class A Common Shares issued to Tether pursuant to the initial exchange of 50% of the value of the Existing ND Loan (as defined herein) are not included.

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10    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Business” section. The financial information included herein has been taken or derived from the Company’s (i) audited consolidated financial statements as of and for the fiscal years ended December 31, 2025 and 2024 (the “Audited Consolidated Financial Statements 2025/2024”), (ii) audited consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023 (the “Audited Consolidated Financial Statements 2024/2023”), and (iii) accounting records and internal management reporting systems.

The Audited Consolidated Financial Statements 2025, the Audited Consolidated Financial Statements 2024 and the Audited Consolidated Financial Statements 2023 are referred to as the “Audited Consolidated Financial Statements” in this Prospectus. The Audited Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The Audited Consolidated Financial Statements are included in section “20 FINANCIAL INFORMATION” beginning on page F-1. Baker Tilly US, LLP (“Baker Tilly”), the Company’s independent registered public accounting firm, audited the Audited Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issued English-language audit opinions thereon in accordance with PCAOB standards.

Where financial information is labeled “audited” in the following tables, it has been taken from the Audited Consolidated Financial Statements. The label “unaudited” in the following tables indicates financial information that has been taken or derived from the Company’s accounting records or internal management reporting systems or has been calculated based on financial information from the aforementioned sources.

To compare figures over more than two periods, a compound annual growth rate (“CAGR”) may be shown, which indicates the annual mean rate of growth for each year of the relevant period. Any CAGR figures presented in this Prospectus have not been audited or reviewed by Baker Tilly.

10.1            Overview

10.2            Key Factors Affecting Our Results of Operations

Rumble believes that the factors discussed below have significantly affected its results of operations, financial condition and cash flows during the periods under review and until the date of this Prospectus and expects that these factors will continue to have a major impact on its results of operations, financial condition and cash flows for the foreseeable future.

10.2.1         Global economic conditions

Our business is affected in part by worldwide economic conditions. Global financial developments and downturns seemingly unrelated to us or our industry can adversely affect whether and how our customers spend their advertising revenues. Extended periods of global economic instability, including stock market volatility, inflation, high interest rates, changes in governmental fiscal, monetary and tax policies, may lead our customers to reduce their expenditures on advertising in our Rumble Services business, which can lead to a decrease in our subscription fees on the Rumble platform, as well as a decrease in revenue generated from content that is licensed by third parties, pay-per-view and fees from tipping and platform hosting fees. Our customers may also decide during periods of economic instability to reduce the number of advertisements placed on Rumble’s network of third party publisher websites or mobile applications. In addition, deteriorating global economic conditions or global economic instability may result in reduced demand for the services offered by our Cloud Services business, potentially including reduced consumption-based fees and subscription fees for infrastructure and professional services, which may adversely affect our revenues.

10.2.2         Significant Investments and Commitments by our Major Shareholder Tether

We have received significant investments and commitments from our major shareholder Tether during the periods under review. For example, in February 2025, Tether made a strategic investment in our business of USD 775 million, of which we intend to use USD 250 million of the proceeds, after transaction expenses, to support growth initiatives. In November 2025, in connection with our business combination with Northern Data, Tether agreed to make an initial two-year USD 150 million commitment in GPU purchases following the closing of the Exchange Offer as well as a two-year USD 100 million

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commitment to purchase certain advertising and marketing services from us. The financial investments from Tether have enabled us to accelerate our international expansion strategy, provide a significant revenue growth opportunity and enable an acceleration of Rumble’s creator, video and advertising AI roadmap and to compete against larger competitors.

If we require additional capital in the future to support our growth strategy or operations, we may rely on outside capital to fund our business, we will be more exposed to macroeconomic volatility, including tightening credit conditions, higher interest rates, or disruptions in financial markets. If we are unable to obtain adequate financing when needed, or if we are forced to do so on unfavorable terms, we may be unable to invest in critical initiatives, respond to competitive pressures, or scale our operations in line with demand.

10.2.3         Advertising Spending

One of the most important factors affecting our results of operations for the periods under review has been advertising spending. For the years ended December 31, 2025, 2024 and 2023, advertising revenue represented 50%, 66% and 74% of our total revenue, respectively. A substantial portion of our revenue is also derived from one advertiser, accounting for approximately 5%, 16% and 46% of our revenue for the years ended December 31, 2025, 2024 and 2023, respectively. As is common in our industry, our advertisers do not have long-term advertising commitments with us. In addition, many of our advertisers purchase advertising services through one of several large advertising agency holding companies. Our revenue could be harmed by the loss of, or a deterioration in our relationship with, any of our largest advertisers or with any advertising agencies or the holding companies that control them. Advertisers may also need more time to assess the attractiveness of our products, may be unwilling to pay our prices, may find competitors` offerings more attractive, may refuse to use our products because of negative publicity concerns or may have a political bias against us. In addition, we have pursued litigation against some advertisers in the past as part of an antitrust lawsuit alleging a conspiracy to withhold advertising revenue from Rumble and other digital media platforms. Our actions to counter these efforts, whether through litigation or publicity campaigns, may not be successful and may divert management attention and financial resources away from other important strategic initiatives.

If any of the foregoing factors materializes, especially involving a loss of advertising revenues with our principal advertiser, this would materially adversely affect our results of operations.

10.2.4         Growth of our user base

The growth of our user base as measured by our current key performance indicators, including monthly active users (“MAUs”) and average revenue per user (“ARPU”), are significant indicators of the level of active users who access our content. We use MAUs to gauge audience engagement to understand the volume of web, mobile applications and connected TV users engaged with our content on a monthly basis. We use ARPU as a measure of our ability to monetize this user base. Our active user base and thus our revenue growth rates have been and will continue to be affected by a number of factors, including our ability to retain and grow our user base’s level of engagement, increasing competition, our ability to retain and attract content creators with large followings, the payment of fixed payment obligations to content creators which may turn out to be unprofitable, the unavailability of certain popular content creators for an extended period of time due to personal or other reasons, and seasonality related to content creators who produce less content during the summer months. Our active user base has also historically experienced fluctuations, with MAUs tending to decrease as a result of a slowdown of news and political commentary outside of a U.S. election cycle. Any inability to grow our active user base and increase our corresponding revenue growth rates would have an adverse effect on our results of operations, financial condition and cash flows.

10.2.5         Increased Competition

Competition for traffic and engagement with our content, products and services is intense. We compete against companies that have greater financial resources and larger user bases. As a result, our competitors may acquire and engage traffic and users at the expense of the growth or engagement of our traffic and users, which would negatively affect our business.

We also face significant competition for advertiser spend. In determining whether to buy advertising, our advertisers will consider the demand for our content, demographics of our traffic, advertising rates, results observed by advertisers, and alternative advertising options. The increasing number of digital media options available, through social networking tools and news aggregation websites, has expanded consumer choice significantly, resulting in traffic fragmentation and increased competition for advertising. In addition, some of the larger companies have substantially broader content, product or service offerings and leverage their relationships based on other products or services to gain additional share of advertising budgets. We will need to continue to innovate and improve the monetization capabilities of our websites and our mobile products in order to remain competitive.

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Our cloud services business competes primarily with large, diversified technology companies that focus on large enterprise customers and provide cloud computing as a component of the suite of services and products that they offer, as well as smaller, niche cloud service providers. Many of our competitors and potential competitors, particularly the larger competitors, have substantial competitive advantages compared to us, including greater name recognition and longer operating histories; greater resources, including larger sales and marketing and customer support budgets; the ability to bundle products together; larger and more mature intellectual property portfolios; greater resources to make acquisitions and greater resources for technical assistance and customer support. Competitors to our cloud services business may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, and customer requirements. An existing competitor or a potential competitor could introduce new technology that reduces demand for our products and platform capabilities. In addition, some of our actual and potential competitors have been acquired by other larger enterprises and have made or may make acquisitions or may enter into partnerships or other strategic relationships that may provide more comprehensive offerings than they individually had offered or achieve greater economies of scale than we are able to achieve.

10.3            Key Line Items of our Results of Operations

The following are the key line items in our results of operations.

10.4            Revenues

We generate revenues primarily from Audience Monetization and Other Initiatives.

Audience Monetization includes advertising fees on the Rumble platform; subscription fees earned primarily from consumer product offerings such as Rumble Premium; Locals and badges; revenues generated from content that is licensed by third-parties; pay-per-view; and fees from tipping and platform hosting fees. Advertising fees are generated by delivering digital video and display advertisements as well as cost-per-message-read advertisements. Digital video and display advertisements are placed on Rumble websites or mobile applications. Customers pay for advertisements either directly or through relationships with advertising agencies or resellers, based on the number of impressions delivered or the number of actions, such as clicks, or purchases taken, by our users.

Other Initiatives includes digital advertisements that are placed on Rumble’s network of third-party publisher websites or mobile applications; and cloud. Cloud includes consumption-based fees, subscriptions for infrastructure and professional services, and license agreements related to Rumble Player.

Refer to Note 2, Summary of Significant Accounting Policies, to the consolidated financial statements.

10.5            Expenses

Expenses primarily include cost of services, general and administrative, research and development, sales and marketing, acquisition-related transaction costs, amortization and depreciation, change in fair value of digital assets, and change in fair value of contingent consideration. The most significant components of our expenses on an ongoing basis are programming and content, service provider costs and staffing-related costs.

We expect to continue to invest substantial resources to support our growth and anticipate that each of the following categories of expenses will increase in absolute dollar amounts for the foreseeable future.

10.5.1         Cost of Services (Exclusive of Amortization and Depreciation)

Cost of services consists of costs related to obtaining, supporting and hosting the Company’s product offerings. These costs primarily include:

•        Programming and content costs related to compensation to content providers, including share-based compensation, from whom video and other content are licensed. These costs are paid to these providers based on revenues generated, or in fixed amounts. In certain circumstances, we incur additional costs related to incentivizing top content creators to promote and join our platform; and

•        Other cost of services such as third-party service provider costs, including data center and networking, as well as payment processing fees and costs paid to publishers.

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10.5.2         General and Administrative Expenses

General and administrative expenses consist primarily of payroll and related expenses, which include bonuses and share-based compensation for our executives and certain other employees. General and administrative expenses also include legal and professional fees, business insurance costs, operating lease costs and other costs. As a public company, we expect to continue to incur material costs related to compliance with applicable laws and regulations, including audit and accounting fees, legal, insurance, investor relations and other costs.

10.5.3         Research and Development Expenses

Research and development expenses consist primarily of payroll and related expenses, which include bonuses and share-based compensation for our employees on our engineering and development teams. Research and development expenses also include consultant fees related to our development activities to originate, develop and enhance our platforms.

10.5.4         Sales and Marketing Expenses

Sales and marketing expenses consist primarily of payroll and related expenses, which include bonuses and share-based compensation for our employees associated with our sales and marketing functions. Sales and marketing expenses also include consultant fees and direct marketing costs related to the promotion of our platforms and solutions. We expect our sales and marketing expenses to increase over time as we promote our platform and brand, increase marketing activities, and grow domestic and international operations.

10.5.5         Acquisition-Related Transaction Costs

Acquisition-related transaction costs consist of transaction expenses incurred in connection with acquisition-related initiatives.

10.5.6         Amortization and Depreciation

Amortization and depreciation represent the recognition of costs of assets used in operations, including property and equipment and intangible assets, over their estimated service lives.

10.5.7         Change in Fair Value of Digital Assets

Change in fair value of digital assets reflects gains or losses arising from the remeasurement of our bitcoin investment.

10.5.8         Change in Fair Value of Contingent Consideration

Certain contingent consideration associated with the Callin acquisition does not meet the criteria for equity classification, and must be recorded as a liability in accordance with guidance contained in ASC 815-40, Derivatives and Hedging Contracts in Entity’s Own Equity (“ASC 815-40”). Because the contingent consideration meets the definition of a liability under ASC 815, Derivatives and Hedging (“ASC 815”), it is measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement (“ASC 820”), with any subsequent changes in fair value recognized in the consolidated statements of operations in the applicable period of change.

10.5.9         Interest Income

Interest income consists of interest earned on our cash, cash equivalents. We invest in highly liquid securities such as money market funds, treasury bills and term deposits.

10.5.10       Other Income (Expense)

Other income (expense) consists of miscellaneous income earned and expenses incurred outside of the normal course of business as well as foreign exchange gains and losses on transactions denominated in currencies other than the U.S. dollar.

10.5.11       Change in Fair Value of Warrant Liability

We account for our outstanding warrants in accordance with ASC 815-40, under which the warrants issued in connection with the Business Combination do not meet the criteria for equity classification, and must be recorded as liabilities. As these warrants meet the definition of a liability under ASC 815, they are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, with any subsequent changes in fair value recognized in the consolidated statements of operations in the applicable period of change.

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10.5.12       Change in Fair Value of Derivative

The forward purchase contracts in connection with the Tether transaction do not meet the criteria for equity classification, and must be recorded as a liability in accordance with guidance contained in ASC 815-40. Because the derivative meets the definition of a liability under ASC 815, it is measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, with any subsequent changes in fair value recognized in the consolidated statement of operations in the applicable period of change.

10.5.13       Income Tax Benefit (Expense)

Income tax benefit (expense) consists of the estimated federal, state, and foreign income taxes incurred in the U.S. and other jurisdictions in which we operate.

10.6            Key Business Metrics

To analyze our business performance, determine financial forecasts and help develop long-term strategic plans, we review the key business metrics described below.

10.6.1         Monthly Active Users (“MAUs”)

We use MAUs as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis. MAUs represent the total web, mobile app, and connected TV users of Rumble for each month, which allows us to measure our total user base calculated from data provided by Google, a third-party analytics provider. Google defines “active users” as the “number of distinct users who visited your website or application.”7 We have used the Google analytics systems since we first began publicly reporting MAU statistics, and the resulting data have not been independently verified.

As of July 1, 2023, Universal Analytics (“UA”), Google’s analytics platform on which we historically relied for calculating MAUs using company-set parameters, was phased out by Google and ceased processing data. At that time, Google Analytics 4 (“GA4”) succeeded UA as Google’s next-generation analytics platform, which has been used to determine MAUs since the third quarter of 2023 and which we expect to continue to use to determine MAUs in future periods. Although Google has disclosed certain information regarding the transition to GA4,8 Google does not currently make available sufficient information relating to its new GA4 algorithm for us to determine the full effect of the switch from UA to GA4 on our reported MAUs. Because Google has publicly stated that metrics in UA “may be more or less similar” to metrics in GA4, and that “it is not unusual for there to be apparent discrepancies” between the two systems,9 we are unable to determine whether the transition from UA to GA4 has had a positive or negative effect, or the magnitude of such effect, if any, on our reported MAUs. It is therefore possible that MAUs that we reported based on the UA methodology (“MAUs (UA)”) for periods prior to July 1, 2023, cannot be meaningfully compared to MAUs based on the GA4 methodology (“MAUs (GA4)”) in subsequent periods.

MAUs (GA4) represent the total web, mobile app, and connected TV users of Rumble for each month,10 which allows us to measure our total user base calculated from data provided by Google.11 Connected TV users were not counted within MAUs (UA) for periods prior to July 1, 2023, and we believe the number of such users was immaterial in those prior periods. We also believe that fewer than 1 million MAUs in the current period are from connected TV, making them similarly immaterial. Google’s parameters for measuring “active users” appear to exclude many, but not all, users who access content on Rumble through “embedded” videos on domains other than rumble.com, and we are unable to determine the exact number of users who access “embedded” content within our total number of MAUs. In addition, MAUs (GA4) may rely on statistical sampling and may be based on estimates of data that Google is missing “due

____________

7        Google, “(UAGA4) Comparing Metrics: Google Analytics 4 vs. Universal Analytics, https://support.google.com/analytics/answer/11986666#zippy=%2Cin-this-article (last accessed Mar. 12, 2025) (hereinafter: “Google, Comparing Metrics.”) (providing the technical criteria Google uses to calculate active users).

8        Id.

9        Id.

10      During the measurement period, Rumble was available on the following connected TV systems: Roku, Android TV, Amazon Fire, LG, and Samsung TVs.

11      Google provides additional information on its definition of an “active user,” see Google, Comparing Metrics.

12      According to the GA4 dashboard, “as of August 26, 2023, Analytics is estimating data that’s missing due to factors such as cookie consent.”

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to factors such as cookie consent.”12 In general, the implementation of a cookie consent banner, which is required under the laws of certain jurisdictions, may disproportionately affect certain user demographics or geographic regions, potentially leading to uneven reporting or MAUs.

As with our earlier MAU reporting, there is a potential for minor overlap in the resulting data due to users who access Rumble’s content through the web, our mobile apps, and connected TVs in a given measurement period; however, given that we believe this minor overlap to be immaterial, we do not separately track or report “unique users” as distinct from MAUs. Our reported MAUs have not historically included users of Locals, however, starting in mid-May 2024, Locals users began using Rumble’s single sign-on technology to access their account, which we expect will reduce the number of Locals users not included in our Rumble MAU reporting. We also do not separately report the number of users who register for accounts in any given period, which is different from MAUs.

Like many other major online platforms, we rely on significant paid advertising in order to attract users to our platform; however, we cannot be certain that all or substantially all activity that results from such advertising is genuine. Spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute to some amount of overstatement of our performance indicators, including reporting of MAUs by Google. We continually seek to improve our ability to estimate the total number of spam-generated users, and we eliminate material activity that is substantially likely to be spam from the calculation of our MAUs. We will not, however, succeed in identifying and removing all spam.

Our MAUs (GA4) were 52 million on average in the fourth quarter of 2025, an increase of 11% from the third quarter of 2025.

The increase is primarily related to an initial investment into international expansion.

Average Revenue Per User (“ARPU”)

We use ARPU as a measure of our ability to monetize our user base. Quarterly ARPU is calculated as quarterly Audience Monetization revenue divided by MAUs for the relevant quarter (as reported by Google Analytics). ARPU does not include Other Initiatives revenue.

ARPU was USD 0.46 in the fourth quarter of 2025, an increase of 2% from the third quarter of 2025. ARPU did not increase materially due to both audience monetization revenue and MAUs both increasing.

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We regularly review, have adjusted in the past, and may in the future adjust our processes for calculating our key business metrics to improve their accuracy, including through the application of new data or technologies or product changes that may allow us to identify previously undetected spam activity. As a result of such adjustments, our key business metrics may not be comparable period-over-period.

10.7            Significant Events and Transactions

On February 7, 2025, Tether, a large company in the digital assets industry, purchased 103,333,333 shares of Class A Common Stock at a price per share of USD 7.50, totaling USD 775 million in gross proceeds to Rumble. As part of the closing of the transaction, the Company completed a tender offer to purchase 70,000,000 shares of its Class A Common Stock at a price of USD 7.50 per share for a total of USD 525 million, excluding fees and expenses related to the tender offer.

On November 10, 2025, the Company entered into the Business Combination Agreement. Subject to the satisfaction or waiver of the terms and conditions of the Business Combination Agreement, the Company will submit the Exchange Offer to all shareholders of Northern Data to acquire each ND Share in exchange for certain shares of Class A Common Stock. Each ND Share that is validly tendered and accepted for exchange will be exchanged for 2.0281 newly issued shares of our Class A Common Stock (with customary settlement mechanisms for fractional shares), subject to the satisfaction or waiver of the conditions to the Exchange Offer. For further details, please refer to section “6 BUSINESS COMBINATION AGREEMENT”.

Tether, along with an affiliate of Northern Data’s current co-CEO (Aroosh Thillainathan) and another significant shareholder, collectively holding approximately 72% of the outstanding ND Shares (as of April 6, 2026), have entered into the Transaction Support Agreements pursuant to which they will exchange their ND Shares at the same Offer Exchange Ratio contemporaneously with the closing of the Exchange Offer. For further details on the Transaction Support Agreements, please refer to section “13.15.1 Transaction Support Agreements”.

Additionally, the Company has entered into a significant agreement with Tether, which includes an initial commitment by Tether to purchase up to USD 150 million of GPU services over a two-year period following the closing of the Business Combination.

The Company also announced a USD 100 million advertising commitment from Tether, representing USD 50 million per year over a two-year period beginning in the first quarter of 2026. This commitment is not contingent upon the completion of the ND Business Combination. For further details, please refer to sections “13.15.4 Tether Customer Agreement” and “13.15.6 Tether Marketing Agreement”.

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10.8            Results of Operations

The following table sets forth our consolidated statements of operations for the years ended December 31, 2025, 2024 and 2023:

	For the year ended December 31,
	2025	2024	2023
	(USD)	(USD)	(USD)
Revenues	100,622,320	95,488,190	80,963,451

Expenses
Cost of services (content, hosting and other)	107,383,833	138,472,266	146,156,734
General and administrative	48,738,522	36,646,307	37,125,296
Research and development	18,743,630	18,923,319	15,721,663
Sales and marketing	23,892,235	17,330,925	13,427,021
Acquisition-related transaction costs	13,303,532	—	1,151,318
Amortization and depreciation	14,564,535	13,614,587	4,850,812
Change in fair value of digital assets	649,638	—	—
Changes in fair value of contingent consideration	—	1,354,357	(1,922,381)
Total expenses	227,275,925	226,341,761	216,510,463
Loss from operations	(126,653,605)	(130,853,571)	(135,547,012)
Interest income	10,419,139	8,083,903	13,594,463
Other expense	(10,643)	(207,431)	(125,511)
Change in fair value of warrant liability	24,781,975	(32,694,697)	2,365,895
Change in fair value of derivative	9,700,000	(184,699,998)	—
Loss before income taxes	(81,763,134)	(340,371,794)	(119,712,165)
Income tax (expense) benefit	(67,228)	2,009,015	3,291,703
Net loss	(81,830,362)	(338,362,779)	(116,420,462)

10.8.1         Comparison of Results of Operations for the Year ended December 31, 2025 and 2024

10.8.1.1      Revenues

Revenues increased by USD 5.1 million to USD 100.6 million in the year ended December 31, 2025 compared to the year ended December 31, 2024, of which USD 3.0 million was attributable to an increase in Audience Monetization revenues, in addition to higher Other Initiatives revenues of USD 2.1 million. The increase in Audience Monetization revenues was driven by USD 14.0 million in higher subscription fees and USD 2.8 million from licensing, tipping fees, and platform hosting fees, offset by a USD 13.8 million decrease in advertising. We are continuing to see progress in the uptake of new brands, but we are still at the early stages of that process. The increase in Other Initiative revenue was due to a USD 1.2 million increase in cloud services offered and a USD 0.9 million increase in advertising inventory being monetized by our publisher network.

10.8.1.2      Cost of Services

Cost of services decreased by USD 31.1 million to USD 107.4 million in the year ended December 31, 2025 compared to the year ended December 31, 2024. The decrease was primarily due to a reduction in programming and content costs of USD 33.9 million, offset by an increase in other costs of services of USD 2.8 million.

10.8.1.3      General and Administrative Expenses

General and administrative expenses increased by USD 12.1 million to USD 48.7 million in the year ended December 31, 2025 compared to the year ended December 31, 2024. The increase was due to an increase of USD 6.3 million in payroll and related expenses and USD 5.8 million in other administrative expenses. The increase in payroll and related expense is driven by: a one-time USD 4.8 million increase in compensation costs related to the departures of an executive and a director; a one-time USD 2.3 million increase in payroll taxes associated with stock options exercised related to the tender offer in the first quarter of 2025 stemming from the strategic investment from Tether; offset by a USD 0.8 million decrease in share-based compensation related to the recognition of contingent shares issued in

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connection with the Callin acquisition that were accounted for as a post-combination expense. The increase in other administrative expenses of USD 5.8 million was due to a rise in expenses related to public company-related costs, including legal, accounting, and other administrative services.

10.8.1.4      Research and Development Expenses

Research and development expenses decreased by USD 0.2 million to USD 18.7 million in the year ended December 31, 2025 compared to the year ended December 31, 2024. The decrease resulted from a USD 0.4 million reduction in costs associated with computer software, hardware, and other expenditures used in research and development-related activities, offset by an increase in payroll and related expenses of USD 0.2 million.

10.8.1.5      Sales and Marketing Expenses

Sales and marketing expenses increased by USD 6.6 million to USD 23.9 million in the year ended December 31, 2025 compared to the year ended December 31, 2024. The increase was due to a rise in marketing and public relations activities of USD 5.5 million and an increase in payroll and related expenses of USD 1.5 million, offset by a reduction in consulting services of USD 0.4 million.

10.8.1.6      Acquisition-Related Transaction Costs

Acquisition-related transaction costs increased by USD 13.3 million to USD 13.3 million in the year ended December 31, 2025 compared to the year ended December 31, 2024. The increase was driven by professional fees and other expenses incurred in connection with acquisition-related initiatives. These costs reflect the Company’s continued evaluation of strategic opportunities to support growth.

10.8.1.7      Amortization and Depreciation

Amortization and depreciation increased by USD 0.9 million to USD 14.6 million in the year ended December 31, 2025 compared to the year ended December 31, 2024. The increase was due to an increase of USD 0.5 million from depreciation on our property and equipment as we continue to build out our infrastructure, as well as an increase in amortization from intangible assets of USD 0.4 million.

10.8.1.8      Change in Fair Value of Digital Assets

Change in fair value of digital assets expense increased by USD 0.6 million to USD 0.6 million for the year ended December 31, 2025 compared to the year ended December 31, 2024. The change in fair value of digital assets reflects the remeasurement of our Bitcoin investment to its fair value at each reporting period. There were no investments in Bitcoin during the year ended December 31, 2024.

10.8.1.9      Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration decreased by USD 1.4 million to nil USD in the year ended December 31, 2025 compared to the year ended December 31, 2024. The contingent consideration liability arose in connection with the Callin acquisition and the fair value of this contingent consideration was measured using the fair value of the expected number of shares to be issued and the Company’s share price at closing. The change in fair value of contingent consideration for the year ended December 31, 2024 was directly attributable to changes in the Company’s share price since the closing and the probability of contingencies being met. No comparable change occurred following the derecognition and reclassification of the contingent consideration to equity on May 15, 2024.

10.8.1.10    Interest Income

Interest income increased by USD 2.3 million to USD 10.4 million in the year ended December 31, 2025 compared to the year ended December 31, 2024. The increase was due to the Company’s investment in money market funds, treasury bills and term deposits.

10.8.1.11    Other Expense

Other expense decreased by USD 0.2 million to USD 10.6 thousand in the year ended December 31, 2025 compared to the year ended December 31, 2024. The decrease was driven by higher foreign currency rate fluctuation as we maintained the majority of our cash balance in U.S. dollars, which is our functional currency, as of December 31, 2025.

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10.8.1.12    Change in Fair Value of Warrant Liability

Change in fair value of warrant liability increased by USD 57.5 million, resulting in a gain of USD 24.8 million in the year ended December 31, 2025. The warrant liability arose in connection with the warrants offered as part of the Business Combination. As these warrants meet the classification of a financial liability in accordance with ASC 815-40, the related warrant liability is measured at its fair value, determined in accordance with ASC 820, at each reporting period. The fair value of this warrant liability was measured using the fair value of the Company’s warrants listed on the Nasdaq. The increase in the change in fair value of warrant liability was directly attributable to changes in the trading price of Rumble’s warrants.

10.8.1.13    Change in Fair Value of Derivative

Change in fair value of derivative increased by USD 194.4 million, resulting in a gain of USD 9.7 million in the year ended December 31, 2025 compared to the year ended December 31, 2024. The derivative arose in connection with the forward purchase contracts related to the Tether transaction. As the forward purchase contracts meet the classification of a financial liability in accordance with ASC 815-40, the related derivative is measured at its fair value, determined in accordance with ASC 820, at each reporting period. The fair value of these forward purchase contracts was measured using a Monte Carlo simulation methodology that includes simulating the stock price using a risk-neutral Geometric Brownian Motion-based pricing model. The increase relates to the revaluation of the forward purchase contracts in connection with the Tether transaction.

10.8.1.14    Income Tax (Expense) Benefit

Income tax expense increased by USD 2.1 million to USD 67.2 thousand in the year ended December 31, 2025 compared to the year ended December 31, 2024. The income tax expense increase was driven by the capitalization of a deferred tax liability of USD 2.1 million during the year ended December 31, 2024 in connection with the milestone payments related to the North River acquisition. There was no comparable item during the year ended December 31, 2025.

10.8.2         Comparison of Results of Operations for the Year ended December 31, 2024 and 2023

10.8.2.1      Revenues

Revenues increased by USD 14.5 million to USD 95.5 million in the year ended December 31, 2024 compared to the year ended December 31, 2023, of which USD 10.3 million was attributable to an increase in Audience Monetization revenues and USD 4.2 million was attributable to higher Other Initiatives. The increase in Audience Monetization revenues was mainly due to higher revenue from subscriptions, tipping fees, licensing, platform hosting and advertising. The increase in Other Initiative revenue was mostly due to more advertising inventory being monetized by our publisher network and an increase in cloud services offered.

10.8.2.2      Cost of Services

Cost of services decreased by USD 7.7 million to USD 138.5 million in the year ended December 31, 2024 compared to the year ended December 31, 2023. The decrease was primarily due to a reduction in programming and content costs of USD 9.5 million, offset by an increase of USD 1.8 million in other cost of services including payment processing fees and costs paid to publishers.

10.8.2.3      General and Administrative Expenses

General and administrative expenses decreased by USD 0.5 million to USD 36.6 million in the year ended December 31, 2024 compared to the year ended December 31, 2023. The decrease was mainly driven by a reduction in administrative expenses of USD 2.8 million and share-based compensation of USD 1.1 million, offset by an increase in payroll and related expenses of USD 3.4 million. The decrease of USD 2.8 million in administrative expenses was primarily due to lower expenses related to public company-related costs, legal, insurance, and other administrative services. The decrease in share-based compensation was related to the recognition of contingent shares issued in connection with the Callin acquisition that was accounted for as a post-combination expense as well as the expense of previously and newly granted restricted stock units and stock options for certain employees and executives.

10.8.2.4      Research and Development Expenses

Research and development expenses increased by USD 3.2 million to USD 18.9 million in the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was due to an increase of USD 2.7 million in payroll and related expenses, and an increase of USD 0.5 million in other expenses.

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10.8.2.5      Sales and Marketing Expenses

Sales and marketing expenses increased by USD 3.9 million to USD 17.3 million in the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was due to an increase of USD 2.7 million in payroll and related expenses, USD 0.4 million in consulting services, and USD 0.8 million in other marketing and public relations activities.

10.8.2.6      Acquisition-Related Transaction Costs

Acquisition-related transaction costs decreased by USD 1.2 million to USD nil in the year ended December 31, 2024 compared to the year ended December 31, 2023. Acquisition-related transaction costs for the year ended December 31, 2023 consisted of transaction costs incurred related to acquisitions completed in 2023.

10.8.2.7      Amortization and Depreciation

Amortization and depreciation increased by USD 8.8 million to USD 13.6 million in the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was due to an increase of USD 2.0 million from depreciation on our property and equipment as we continue to build out our infrastructure, as well as an increase in amortization from intangible assets of USD 6.8 million.

10.8.2.8      Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration increased by USD 3.3 million to USD 1.4 million in the year ended December 31, 2024 compared to the year ended December 31, 2023. The contingent consideration liability arose in connection with the Callin acquisition and the fair value of this contingent consideration was measured using the fair value of the expected number of shares to be issued and the Company’s share price at closing. The change in fair value of contingent consideration was directly attributable to changes in the Company’s share price since the closing and the probability of contingencies being met.

10.8.2.9      Interest Income

Interest income decreased by USD 5.5 million to USD 8.1 million in the year ended December 31, 2024 compared to the year ended December 31, 2023. The decrease was due to our reduced investment in money market funds, treasury bills, and term deposits.

10.8.2.10    Other Expense

Other expense increased by an immaterial amount in the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was primarily due to lower foreign currency rate fluctuation as we maintained the majority of our cash balance in U.S. dollars, which is our functional currency, as of December 31, 2024.

10.8.2.11    Change in Fair Value of Warrant Liability

Change in fair value of warrant liability decreased by USD 35.1 million resulting in a loss of USD 32.7 million in the year ended December 31, 2024. The warrant liability arose in connection with the warrants offered as part of the Business Combination. As these warrants meet the classification of a financial liability in accordance with ASC 815-40, the related warrant liability is measured at its fair value, determined in accordance with ASC 820, at each reporting period. The fair value of this warrant liability was measured using the fair value of the Company’s warrants listed on the Nasdaq. The decrease in the change in fair value of warrant liability was directly attributable to changes in the trading price of Rumble’s warrants.

10.8.2.12    Change in Fair Value of Derivative

Change in fair value of derivative decreased by USD 184.7 million resulting in a loss of USD 184.7 million in the year ended December 31, 2024. The derivative arose in connection with the forward purchase contracts related to the Tether transaction. As the forward purchase contracts meet the classification of a financial liability in accordance with ASC 815-40, the related derivative is measured at its fair value, determined in accordance with ASC 820, at each reporting period. The fair value of the forward purchase contracts was measured using a Monte Carlo simulation methodology that includes simulating the stock price using a risk-neutral Geometric Brownian Motion-based pricing model. The decrease relates to the revaluation of the forward purchase contracts in connection with the Tether transaction.

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10.8.2.13    Income Tax (Expense) Benefit

Income tax benefit decreased by USD 1.3 million to USD 2.0 million in the year ended December 31, 2024 compared to the year ended December 31, 2023.

10.9            Assets, Liabilities and Shareholders’ Equity

	For the year ended December 31,
	2025	2024	2023
	(USD)	(USD)	(USD)
Assets
Current assets
Cash and cash equivalents	237,919,453	114,018,900	218,338,658
Marketable securities	—	—	1,135,200
Accounts receivable, net	11,859,231	9,778,941	5,440,447
Prepaid expenses and other	14,767,472	12,329,789	13,090,072
	264,546,156	136,127,630	238,004,377

Other non-current assets	1,123,781	402,475	1,626,802
Digital assets	18,450,362	—	—
Property and equipment, net	16,178,941	17,068,076	19,689,987
Right-of-use assets, net	1,868,458	1,753,100	2,473,903
Intangible assets, net	24,023,709	29,306,135	23,262,428
Goodwill	10,655,391	10,655,391	10,665,391
	336,846,798	195,312,807	295,712,888

Liabilities
Current liabilities
Accounts payable and accrued liabilities	27,875,120	18,223,372	24,713,203
Deferred revenue	16,105,587	12,812,984	7,003,891
Lease liabilities	1,281,444	1,000,643	975,844
Contingent consideration	—	—	863,643
Derivative liability	—	184,699,998	—
	45,262,151	216,736,997	33,556,581

Lease liabilities, net of current portion	633,128	799,910	1,630,837
Contingent consideration, net of current portion	—	—	705,717
Warrant liability	15,609,327	40,391,302	7,696,605
Other liability	500,000	500,000	500,000
	62,004,606	258,428,209	44,089,740

Shareholders’ (deficit) equity
Preferred shares[1]	—	—	—
Common shares[2]	773,439	768,892	768,523
Accumulated deficit	(565,396,304)	(483,565,942)	(145,203,163)
Additional paid-in capital	839,465,057	419,681,648	396,057,788
	274,842,192	(63,115,402)	251,623,148
	336,846,798	195,312,807	295,712,888

____________

(1)      USD 0.0001 par value per share, 20,000,000 shares authorized, no shares issued or outstanding

(2)      USD 0.0001 par value per share, 700,000,000 Class A shares authorized, 215,736,576 and 118,808,857 shares issued and outstanding, as of December 31, 2025 and 2024, respectively; 170,000,000 Class C (and corresponding ExchangeCo Share) authorized, 123,690,470 and 165,153,621 shares issued and outstanding, as of December 31, 2025 and 2024, respectively; 110,000,000 Class D authorized, 95,791,120 and 105,782,403 shares issued and outstanding, as of December 31, 2025 and 2024, respectively

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10.9.1         Comparison of Assets, Liabilities and Shareholders’ Equity as of December 31, 2025 and as of December 31, 2024

10.9.1.1      Current Assets

Current Assets consist of cash and cash equivalents, accounts receivable (net) and prepaid expenses and other, which as of December 31, 2025 were USD 264.5 million, a USD 128.4 million, or 94.3% increase compared to USD 136.1 million as of December 31, 2024. The increase was principally the result of cash and cash equivalents, mainly due to net cash provided by financing activities related to net proceeds from the strategic investment from Tether and the settlement of stock awards, partially offset by cash used in operating and investing activities.

10.9.1.2      Non-Current Assets

Non-current assets consist of other non-current assets, digital assets, property and equipment (net), right-of-use assets (net), intangible assets (net) and goodwill, which as of December 31, 2025 were USD 72.3 million, a USD 13.1 million, or 22.1% increase compared to USD 59.2 million as of December 31, 2024. The increase was principally driven by an USD 18.4 million rise in digital assets resulting from bitcoin purchases during the year, partially offset by a USD 5.3 million decline in other non-current assets, primarily related to intangible assets recognized in prior-year acquisitions that did not recur in 2025.

10.9.1.3      Liabilities

10.9.1.3.1   Current Liabilities

Current liabilities consist of accounts payable and accrued liabilities, deferred revenue, lease liabilities, and derivative liability, which as of December 31, 2025 were USD 45.3 million, a USD 171.4 million, or 79.1% decrease compared to USD 216.7 million as of December 31, 2024. The decrease was principally driven by the settlement of the USD 184.7 million derivative liability related to the strategic investment from Tether upon closing on February 7, 2025, partially offset by an increase in accounts payable and accrued liabilities, primarily due to higher trade accounts payable and accrued professional fees associated with acquisition-related expenses, and an increase in deferred revenue driven by higher subscription fees earned in 2025.

10.9.1.3.2   Non-Current Liabilities

Non-current liabilities consist of lease liabilities (net of current position), warranty liability and other liability, which as of December 31, 2025 were USD 16.7 million, a USD 25.0 million, or 60% decrease compared to USD 41.7 million as of December 31, 2024. The decrease was principally driven by a USD 24.78 million reduction in the warrant liability, resulting from changes in its fair value, which is measured based on the trading price of the Company’s warrants listed on Nasdaq.

10.9.1.4      Shareholders’ Equity

Shareholders’ equity consists of preferred shares, common shares, accumulated deficit, and additional paid-in capital, which as of December 31, 2025 were USD 274.8 million, a USD 337.9 million, or 535.5% increase compared to minus USD 63.1 million as of December 31, 2024. The increase was principally driven by higher additional paid-in capital, primarily related to the strategic investment from Tether as well as share-based compensation, partially offset by an increase in accumulated deficit driven by net loss incurred during the year ended December 31, 2025.

10.9.2         Comparison of Assets, Liabilities and Shareholders’ Equity as of December 31, 2024 and as of December 31, 2023

10.9.2.1      Current Assets

Current Assets consist of cash and cash equivalents, marketable securities, accounts receivable (net) and prepaid expenses and other, which as of December 31, 2024 were USD 136.1 million, a USD 101.9 million, or 42.8% decrease compared to USD 238.0 million as of December 31, 2023. The decrease was principally the result of a decline in cash and cash equivalents, mainly driven by net cash used in operating activities for the year ended December 31, 2024, primarily consisting of net loss adjusted for non-cash items and changes in operating assets and liabilities, as well as net cash used in investing activities consisting of purchases of property, equipment, and intangible assets and cash paid in connection with the Callin and North River acquisitions, partially offset by proceeds from marketable securities.

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10.9.2.2      Non-Current assets

Non-current assets consist of other non-current assets, property and equipment (net), right-of-use assets (net), intangible assets (net) and goodwill, which as of December 31, 2024 were USD 59.2 million, a USD 1.5 million, or 2.6% increase compared to USD 57.7 million as of December 31, 2023. The increase was principally driven by USD 6.0 million increase in intangible assets related to assets acquired through prior year acquisitions, partially offset by decrease of USD 4.5 million in investments in property and equipment, right-of-use assets, and other non-current assets.

10.9.2.3      Liabilities

10.9.2.3.1   Current Liabilities

Current liabilities consist of accounts payable and accrued liabilities, deferred revenue, lease liabilities, contingent consideration and derivative liability, which as of December 31, 2024 were USD 216.7 million, a USD 183.2 million, or 545.9% increase compared to USD 33.5 million as of December 31, 2023. The increase was principally the result of USD 184.7 million derivative liability related to the strategic investment from Tether. The derivative arose in connection with the forward purchase contracts related to the Tether transaction.

10.9.2.3.2   Non-Current Liabilities

Non-current liabilities consist of lease liabilities (net of current position), contingent consideration (net of current position), warranty liability and other liability, which as of December 31, 2024 were USD 41.7 million, a USD 31.2 million, or 297.1% increase compared to USD 10.5 million as of December 31, 2024. The increase was principally driven by a USD 32.7 million increase in the warrant liability, resulting from changes in its fair value, which is measured based on the trading price of the Company’s warrants listed on Nasdaq.

10.9.2.3.3   Shareholders’ Equity

Shareholders’ equity consists of preferred shares, common shares, accumulated deficit, and additional paid-in capital, which as of December 31, 2024 were minus USD 63.1 million, a USD 314.7 million, or 125.1% decrease compared to USD 251.6 million as of December 31, 2023. The decrease was principally driven by an increase in accumulated deficit resulting from net loss incurred during the year ended December 31, 2024, partially offset by the issuance of Class A common stock in connection with the Callin acquisition and shares issued through share-based compensation.

10.10          Liquidity and Capital Resources

Our principal sources of liquidity are cash generated from operating activities and funds previously raised. The primary short-term requirements for liquidity and capital are to fund general working capital and capital expenditures.

As of December 31, 2025, our cash and cash equivalents balance was USD 237.9 million. Cash and cash equivalents consist of cash on deposit with banks and amounts held in money market funds, treasury bills, and term deposits.

As of December 31, 2025, our digital asset holdings were valued at USD 18.5 million and consisted of 210.82 bitcoin. Our corporate treasury diversification strategy of allocating a portion of the Company’s excess cash reserves to bitcoin emphasizes our belief in bitcoin as a valuable tool for strategic planning and is designed to accelerate the Company’s expansion into cryptocurrency.

As we have consistently stated, we are using a substantial portion of funds to acquire content by providing economic incentives to a small number of content creators, including sports leagues. As of December 31, 2025, we had entered into programming and content agreements with a minimum contractual cash commitment of USD 45 million. A significant amount of these minimum contractual cash commitments will be paid over 12 to 36 months, commencing in 2026.

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The following table presents a summary of the consolidated statement of cash flows for the years ended December 31, 2025, 2024 and 2023:

	For the year ended December 31,
	2025	2024	2023
	(USD)	(USD)	(USD)
Net cash provided by (used in):
Operating activities	(70,430,149)	(87,010,475)	(92,911,313)
Investing activities	(26,054,766)	(15,644,135)	(23,771,314)
Financing activities	220,385,468	(1,665,148)	(2,147,994)

10.10.1       Operating Activities

Net cash used in operating activities for the year ended December 31, 2025 primarily consisted of net loss adjusted for certain non-cash items, including USD 33.8 million in gains from the changes in fair value of warrants, derivatives and digital assets, partially offset by a USD 23.8 million change in share-based compensation, USD 14.6 million in changes in amortization and depreciation, USD 1.2 million in changes in non-cash lease expenses, USD 1.0 million in changes in the provision of credit losses, as well as changes in operating assets and liabilities. The decrease in net cash used in operating activities during the year ended December 31, 2025 compared to the year ended December 31, 2024 was mostly due to changes in net loss adjusted for certain non-cash items, offset by changes in operating assets and liabilities.

Net cash used in operating activities for the year ended December 31, 2024 primarily consisted of net loss adjusted for certain non-cash items, including a USD 218.7 million loss on the change in fair value of warrants, contingent consideration and derivative, USD 21.5 million change in share-based compensation, USD 13.6 million change in amortization and depreciation, USD 1.0 million changes in non-cash lease expenses, as well as changes in operating assets and liabilities. The decrease in net cash used in operating activities during the year ended December 31, 2024 compared to the year ended December 31, 2023 was mostly due to changes in net loss adjusted for certain non-cash items, offset by changes in operating assets and liabilities.

10.10.2       Investing Activities

Between January 1, 2026 and the date of the Prospectus, we have not made any material investments that are in progress and have not entered into any firm commitments for material investments.

Net cash used in investing activities for the year ended December 31, 2025 consisted of USD 7.0 million in purchases of property, equipment, and intangible assets, and USD 19.1 million in the purchase of digital assets. The increase in net cash used in investing activities during the year ended December 31, 2025 compared to the year ended December 31, 2024 was due to the investment in digital assets, offset by a decrease in purchases of property, equipment and intangible assets. Additionally, the cash paid to non-accredited investors related to the Callin acquisition and cash paid in connection with the North River acquisition in the year ended December 31, 2024 contributed to the increase in net cash used in investing activities.

Net cash used in investing activities for the year ended December 31, 2024 consisted of USD 7.2 million in purchases of property, equipment, and intangible assets, USD 9.6 million in cash paid in connection with the acquisitions of Callin and North River, and USD 1.1 million in the sale of marketable securities. The decrease in net cash used in investing activities during the year ended December 31, 2024 compared to the year ended December 31, 2023 was mainly driven by decreases in purchases of property and equipment and marketable securities, which were partially offset by a rise in spending on intangible assets. Additionally, the reduction in net cash used was due to cash payments made to non-accredited investors related to the Callin acquisition during the year ended December 31, 2024 as well as cash acquired in connection with the Callin acquisition during the year ended December 31, 2023.

10.10.3       Financing Activities

Net cash provided by financing activities for the year ended December 31, 2025 consisted of the issuance of USD 775.0 million in shares of Class A Common Stock and a corresponding USD 525.0 million share repurchase completed in connection with the tender offer, both related to the strategic investment from Tether. Share issuance costs of USD 29.4 million were incurred in connection with the transaction. Additionally, the net cash provided by financing activities includes USD 3.2 million from proceeds related to stock options exercised and employee stock purchase plan

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contributions, offset by USD 3.3 million in taxes paid from the net share settlement of share-based compensation. The increase in net cash provided by financing activities compared to the year ended December 31, 2025 was due to the proceeds from the strategic investment from Tether, as well as the proceeds from stock options exercised and employee stock purchase plan contributions. These inflows were partially offset by the share repurchases in connection with the tender offer and taxes paid from the net share settlement of share-based compensation.

Net cash used in financing activities for the year ended December 31, 2024 consisted of USD 2.0 million in taxes paid from the net share settlement of share-based compensation and USD 0.4 million in share issuance costs, offset by USD 0.7 million from proceeds related to stock options exercised. The decrease in net cash used in financing activities was due to a decrease in taxes paid from the net share settlement of share-based compensation as well as an increase in proceeds from stock options exercised in the year ended December 31, 2024 compared to net cash used in the year ended December 31, 2023. The reduction in net cash used was offset by an increase in share issuance costs.

10.11          Summary of Quarterly Results

Information for the most recent quarters presented are as follows:

(in USD)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025
Total revenue	27,068,454	24,762,445	25,084,631	23,706,790
Net loss	(32,693,477)	(16,261,762)	(30,224,930)	(2,650,193)
(in USD)	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024
Total revenue	30,228,287	25,056,904	22,469,543	17,733,456
Net loss	(236,752,626)	(31,539,413)	(26,780,700)	(43,290,040)

10.12          Investments

10.12.1       Past Investments

Please see the section of this Prospectus entitled “10.10.2 Investing Activities”.

10.12.2       Current Investments

Between January 1, 2026 and the date of this Prospectus, we have not made any material investments that are in progress and have not entered into any firm commitments for material investments.

10.13          Contingent Liabilities and Off-Balance Sheet Arrangements

As of December 31, 2025, there were no material contingent liabilities or off-balance sheet arrangements.

10.13.1       Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of the consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We evaluate our estimates on a continuous basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We believe that the following key accounting policies require significant judgments and estimates used in the preparation of our consolidated financial statements. Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. Accordingly, we believe that these are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

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For further information on the summary of significant accounting policies and the effect on our consolidated financial statements, see Note 2, Summary of Significant Accounting Policies, to the Annual Financial Statements.

10.13.2       Share-based Compensation

The Company issues equity awards such as stock options and restricted stock units to certain of its employees, directors, officers and consultants. We account for equity awards by recognizing the fair value of share-based compensation expense on a straight-line basis over the service period of the award.

For equity awards with a service condition, the fair value is estimated on the grant date using the Black-Scholes option pricing model, which takes into account the following inputs: stock price, expected term, volatility, and risk-free interest rate.

For equity awards with a market condition, the fair value is estimated on the grant date using a Monte Carlo simulation methodology that includes simulating the stock price using a risk-neutral Geometric Brownian Motion-based pricing model. Changes in the estimated inputs or using other option valuation methods may result in materially different option values and share-based compensation expense.

For equity awards with a performance condition, the Company assesses the likelihood of the performance condition underlying an award being met and recognizes a share-based compensation expense associated with that award only if it is probable the performance condition will be met. Where the performance condition underlying an award is a change in control, the Company considers the performance condition to be probable only when it occurs.

10.13.3       Income Taxes

The Company is subject to income taxes in the United States and other foreign jurisdictions. Significant judgment is required in determining our provision for income taxes and income tax assets and liabilities, including evaluating uncertainties in the application of accounting principles and complex tax laws.

Uncertain tax positions are accounted for using a comprehensive model for the manner in which a company should recognize, measure, present and disclose in its financial statements all material uncertain income tax positions. The Company reviews its nexus in various tax jurisdictions and the Company’s tax positions related to all open tax years for events that could change the status of its tax liability, if any, or require an additional liability to be recorded. Such events may be the resolution of issues raised by a taxing authority, expiration of the statute of limitations for a prior open tax year or new transactions for which a tax position may be deemed to be uncertain. Those positions, for which management’s assessment is that there is more than a 50 percent probability of sustaining the position upon challenge by a taxing authority based upon its technical merits, are subjected to the measurement criteria.

10.13.4       Trade and Barter Transactions

The Company engages in trade and barter transactions whereby the Company and its counterparty exchange media campaigns or other promotional services. The Company reviews each transaction to ensure the advertising it receives has economic substance and records revenue in an amount equal to the fair value of the products and services received unless this is not reasonable to estimate, in which case the consideration is measured based on the standalone selling price of the advertising inventory promised or delivered to the customer. Trade and barter revenue is recognized when the performance obligation is fulfilled and follows the same pattern of recognition as the Company’s normal advertising revenue. Trade and barter expense is recorded when goods or services are consumed. The trade and barter expense is recorded in sales and marketing expenses in the consolidated statements of operations.

10.13.5       Arrangement to Sell Shares to Tether (Unit of Account)

The Company applied judgment in determining whether the support agreements and agreement to sell shares to Tether were a single unit or multiple units of account. Given that the agreements were entered into contemporaneously and in contemplation of one another, the closing of the support agreements was contingent on the close of the sale of shares to Tether, and the agreements relate to the same underlying risk (the price risk of the Company’s shares), the Company determined that the overall arrangement was one unit of account. As a result, the arrangement is accounted for as a derivative, initially and subsequently measured at fair value with changes through net loss. See Note 15 for information regarding the estimation of the fair value of the derivative.

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10.13.6       New Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, to our Annual Financial Statements for the years ended December 31, 2025, 2024 and 2023.

10.13.7       JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to elect to adopt new or revised accounting standards under private company adoption timelines. Accordingly, the timing of our adoption of new or revised accounting standards will not be the same as other public companies that are not emerging growth companies or that have opted out of using such extended transition period and our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

10.14          Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks as part of our ongoing business operations.

10.14.1       Credit and Concentration Risk

We are exposed to credit risk on our cash, cash equivalents, and accounts receivable. We place cash and cash equivalents with financial institutions with high credit standing, and we place excess cash in marketable investment-grade debt securities. We are exposed to credit risk on our accounts receivable in the event of default by a customer. We bill our customers under customary payment terms and review customers for their creditworthiness. The term between invoicing and payment due date is not significant. For the year ended December 31, 2025, no single customer represented 10% or more of the Company’s total revenue. For the years ended December 31, 2024 and December 31, 2023, one customer accounted for USD 14.9 million and USD 37.0 million, or 16% and 46%, respectively, of the Company’s revenue. As of December 31, 2025 and 2024, no single customer represented 10% or more of total accounts receivable.

10.14.2       Interest Rate Risk

We are exposed to interest rate risk on our cash and cash equivalents. As of December 31, 2025, we had cash and cash equivalents of USD 237.9 million, consisting of investments in money market funds, treasury bills, and term deposits for which the fair market value would be affected by changes in the general level of interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and cash equivalents.

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11    PRO-FORMA FINANCIAL INFORMATION

11.1            Unaudited Pro Forma Consolidated Balance Sheet as at December 31, 2025

(Expressed in United States dollars)

	Rumble Inc. December 31, 2025 $	Northern Data AG December 31, 2025 $	Note 4	Transaction Accounting Adjustments $	Pro Forma Consolidated $
Assets
Current assets
Cash and cash equivalents	237,919,453	67,652,102		—	305,571,555
Accounts receivables, net	11,859,231	12,107,231		—	23,966,462
Contract assets	—	20,831,039		—	20,831,039
Income tax receivable	—	4,988,961		—	4,988,961
Prepaid expenses and other current assets	14,767,472	385,451,254		—	400,218,726
Assets held for sale	—	44,278,592		—	44,278,592
Total current assets	264,546,156	535,309,179		—	799,855,335

Other non-current assets	1,123,781	22,597,671		—	23,721,452
Digital assets	18,450,362	7,201,782		—	25,652,144
Property and equipment, net	16,178,941	732,438,667	(c)	90,089,578	838,707,186
Right-of-use assets, net	1,868,458	138,877,744	(c)	12,710,621	153,456,823
Intangible assets, net	24,023,709	710,640	(c)	22,789,360	47,523,709
Goodwill	10,655,391	15,717,200	(a)	(15,717,200)	10,655,391
Investments accounted for using the equity method	—	11,296,179		—	11,296,179
Deferred tax assets	—	18,913,598		—	18,913,598
Total assets	336,846,798	1,483,062,660		109,872,359	1,929,781,817

Liabilities
Current liabilities
Accounts payable and accrued liabilities	27,875,120	15,787,233	(f)	33,817,260	77,479,613
Deferred revenue	16,105,587	—		—	16,105,587
Lease liability	1,281,444	30,616,832		—	31,898,276
Income tax liabilities	—	19,133,534		—	19,133,534
Derivative liability	—	—	(b)	4,412,014	4,412,014
Other liabilities	—	47,805,552		—	47,805,552
Total current liabilities	45,262,151	113,343,151		38,229,274	196,834,576

Borrowings	—	722,559,121	(b), (d)	(369,199,042)	353,360,079
Lease liabilities	633,128	117,331,533		—	117,964,661
Holdback liability	—	—	(b)	57,984,054	57,984,054
Deferred tax liabilities	—	1,792,727	(c)	75,820,574	77,613,301
Warrant liability	15,609,327	—		—	15,609,327
Other liabilities	500,000	3,154,675		—	3,654,675
Total liabilities	62,004,606	958,181,207		(197,165,140)	823,020,673

Shareholders’ equity
Preferred shares	—	—		—	—
Pre-funded warrants	—	—	(b)	407,274,593	407,274,593
Common shares	773,439	71,547,945	(a), (b)	343,143,719	415,465,103
Accumulated deficit	(565,396,304)	(905,699,791)	(a), (e), (f)	915,652,486	(555,443,609)
Additional paid-in capital	839,465,057	1,311,801,483	(a)	(1,311,801,483)	839,465,057
Currency translation differences	—	47,231,816	(a)	(47,231,816)	—
Total shareholders’ equity	274,842,192	524,881,453		307,037,499	1,106,761,144
Total liabilities and shareholders’ equity	336,846,798	1,483,062,660		109,872,359	1,929,781,817

The accompanying notes are an integral part of this unaudited pro forma consolidated balance sheet.

Annex O-140

11.2            Unaudited Pro Forma Consolidated Statement of Operations for the Year ended December 31, 2025

(Expressed in United States dollars)

	Rumble Inc. December 31, 2025 $	Northern Data AG December 31, 2025 $	Note 4	Transaction Accounting Adjustments $	Pro Forma Consolidated $
Revenue	100,622,320	93,717,365		—	194,339,685

Operating expenses
Cost of services/materials	107,383,833	43,374,971		—	150,758,804
General and administrative	48,738,522	149,279,440	(h)	1,068,429	199,086,391
Research and development	18,743,630	4,149,624		—	22,893,254
Sales and marketing	23,892,235	9,918,989		—	33,811,224
Acquisition-related transaction costs	13,303,532	15,065,543	(g)	33,817,260	62,186,335
Impairment	—	193,368,232		—	193,368,232
Amortization and depreciation	14,564,535	219,064,689	(h), (i)	20,515,134	254,144,358
Changes in fair value of digital assets	649,638	1,884,516		—	2,534,154
Total operating expenses	227,275,925	636,106,004		55,400,823	918,782,752

Loss from operations	(126,653,605)	(542,388,639)		(55,400,823)	(724,443,067)

Other income (expense)
Interest (income) expense, net	(10,419,139)	36,437,786	(j)	(20,767,069)	5,251,578
Other expense	10,643	(9,363,807)		—	(9,353,164)
Gain on bargain purchase	—	—	(k)	(43,769,955)	(43,769,955)
Changes in fair value of warrant liability	(24,781,974)	—		—	(24,781,974)
Changes in fair value of derivative	(9,700,000)	—		—	(9,700,000)
Share of net result from investments accounted for using the equity method	—	(50,766)		—	(50,766)

Loss before taxes	(81,763,135)	(569,411,852)		9,136,201	(642,038,786)

Income tax expense (benefit)	67,228	(21,866,851)	(l)	(7,226,740)	(29,026,363)

Net loss from continuing operations	(81,830,363)	(547,545,001)		16,362,941	(613,012,423)

The accompanying notes are an integral part of this unaudited pro forma consolidated statements of operations.

11.3            Notes to the Unaudited Pro Forma Consolidated Financial Statements

1.      Basis of presentation

The unaudited pro forma consolidated balance sheet and consolidated statement of operations of Rumble Inc. (“Rumble” or “the Company”) as at and for the year ended December 31, 2025 (the “Unaudited Pro Forma Consolidated Financial Statements”), have been prepared in accordance with Article 11 of Regulation S-X, for illustrative purposes only, after giving effect to the business combination between Rumble and Northern Data AG (“NDAG”) (the “Business Combination”) on the basis of the assumptions and adjustments described in Notes 3 and 4. These unaudited Pro Forma Consolidated Financial Statements do not include all of the disclosures required by US GAAP.

Annex O-141

The unaudited Pro Forma Consolidated Financial Statements of the Company have been compiled from:

(a)     the audited consolidated financial statements of Rumble for the years ended December 31, 2025 and 2024; and

(b)    the audited consolidated financial statements of NDAG for the years ended December 31, 2025 and 2024.

The Unaudited Pro Forma Consolidated Financial Statements are presented in United States dollars (“USD”) and prepared in accordance with Article 11 of Regulation S-X. Since NDAG’s historical consolidated financial statements are presented in Euros (“EUR”) and prepared in accordance with IFRS Accounting Standards (“IFRS”), the historical financial information of NDAG used in the Unaudited Pro Forma Consolidated Financial Statements has been adjusted to US GAAP and translated to USD (see Note 5).

The unaudited pro forma consolidated balance sheet gives effect to the Business Combination as if it had occurred on December 31, 2025. The unaudited pro forma consolidated statement of operations gives effect to the Business Combination as if it had occurred on January 1, 2025.

The pro forma adjustments are preliminary and are subject to further revision as additional information becomes available and additional analyses are performed. The pro forma adjustments have been made solely for the purpose of providing unaudited pro forma consolidated financial information and actual adjustments, when recorded, may differ materially. The Unaudited Pro Forma Consolidated Financial Statements have been prepared for illustrative purposes only and may not be indicative of the operating results or financial condition that would have been achieved if the Business Combination had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position for any future period or as of any future date. In addition to the pro forma adjustments, various other factors will have an effect on the financial condition and results of operations after the completion of the Business Combination.

The actual financial position and results of operations may differ materially from the pro forma amounts reflected herein due to a variety of factors.

The Unaudited Pro Forma Consolidated Financial Statements do not reflect operational and administrative cost savings that may be achieved as a result of the Business Combination.

The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Rumble and NDAG included or incorporated by reference elsewhere in this document.

2.      Significant accounting policies

The Unaudited Pro Forma Consolidated Financial Statements have been compiled using the significant accounting policies, as set out in the audited consolidated financial statements of Rumble for the years ended December 31, 2025 and 2024.

3.      Pro forma preliminary purchase price allocation and assumptions

The purchase price is comprised of the following:

(i)     Issuance of equity instruments (including shares of Rumble Class A common stock and pre-funded warrants exercisable for shares of Rumble Class A common stock) to the previous shareholders of NDAG at a ratio of 2.0281 shares of Rumble Class A common stock for each NDAG share. The estimated number of shares of Rumble Class A common stock and pre funded warrants to be issued has been determined based on the number of NDAG shares outstanding as of December 31, 2025, and reflects the assumption that 100% of NDAG shares will be tendered pursuant to the offer. A portion of the equity consideration will be subject to a contractual holdback until the applicable release conditions are satisfied, at which time such shares will be issued to eligible former NDAG shareholders.

(ii)    Issuance of pre-funded warrants to Tether Investments, S.A. de C.V. (“Tether”) in partial settlement for the assignment by Tether of the shareholder loan owed by NDAG.

(iii)   Issuance of a note payable to Tether in partial settlement for the assignment by Tether of the shareholder loan owed by NDAG.

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The total value of the consideration will vary depending on the actual number of NDAG shares outstanding as of the closing date, changes in Rumble’s share price and the EUR to USD foreign exchange rate.

A 10% increase in Rumble’s Class A common stock price would result in an increase in consideration transferred of $87,995,030 which will eliminate the gain on bargain purchase resulting in goodwill of $44,225,075. A 10% decrease in Rumble’s share price would result in a decrease in consideration transferred of $87,995,030 and a corresponding increase of the gain on bargain purchase.

A 25% increase in Rumble’s Class A common stock price would result in an increase in consideration transferred of $219,987,578 which will eliminate the gain on bargain purchase resulting in goodwill of $176,217,623. A 25% increase in Rumble’s share price would result in a decrease in consideration transferred of $219,987,578 and a corresponding increase of the gain on bargain purchase.

A 5% increase in EUR to USD foreign exchange rate would result in an increase in consideration transferred of $29,401,898 and a corresponding increase or decrease of the gain on bargain purchase.

A 10% increase in EUR to USD foreign exchange rate would result in an increase in consideration transferred of $58,803,795 which will eliminate the gain on bargain purchase resulting in goodwill of $15,033,840. A 10% decrease in EUR to USD foreign exchange rate would result in a decrease in consideration transferred of $58,803,795 and a corresponding increase of the gain on bargain purchase. The consideration has been measured using the following assumptions:

Shares of Rumble Class A common stock issued were valued based on historical stock price as follows:

Stock price as at April 10, 2026	$4.99 USD

Total consideration is as follows:

83,104,542 shares of Rumble Class A common stock due on closing		$414,691,664
11,620,051 shares of Rumble Class A common stock to be issued when conditions are satisfied		57,984,054
35,472,688 pre-funded warrants	(a)	177,008,713
46,145,467 pre-funded warrants related to the assignment of the shareholder loan	(b)	230,265,880
Fair value of the note payable related to the assignment of the shareholder loan	(c)	357,772,093
Total consideration		$1,237,722,404

(a)     If issuing all shares of Rumble Class A common stock to Tether (a shareholder of NDAG) at closing would cause Tether’s voting power in Rumble to exceed 9.9%, Rumble shall issue a “pre-funded warrant” instead of shares of Rumble Class A common stock for the excess portion.

(b)    As part of the Business Combination, an existing shareholder loan owed by NDAG to Tether will be assigned to Rumble. In partial consideration for the assignment, Rumble will issue pre-funded warrants to Tether exercisable at $0.001 per share of Rumble Class A common stock. The number of pre-funded warrants issued is determined by taking 50% of the outstanding loan balance at the transfer date and dividing it by the reference stock price of USD 7.88 (as converted to EUR using the exchange rate as promulgated by the European Central Bank on the last trading day prior to the applicable exchange date). The number of pre-funded warrants to be issued will depend on the outstanding principal and interest outstanding on the loan at the closing date. For the purposes of the Unaudited Pro Forma Consolidated Financial Statements, the outstanding principal and interest used to calculate the number of pre-funded warrants to be issued is EUR 618,938,346.

(c)     In addition to the consideration described in (b) above, in partial consideration for the assignment of debt as discussed in (b) above, Rumble will enter into a loan agreement (denominated in EUR) with Tether for 50% of the outstanding loan balance at the transfer date. For the purposes of the Unaudited Pro Forma Consolidated Financial Statements, the outstanding principal and interest used to calculate the fair value of the new loan to be issued is EUR 618,938,346.

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A preliminary estimate of the fair value of the assets to be acquired and the liabilities to be assumed by Rumble in connection with the proposed acquisition is as follows:

	December 31, 2025 USD
	Per Note 5 $	Purchase accounting $	Fair value $	Note 3
Assets acquired
Cash	67,652,102	—	67,652,102	(a)
Account receivables, net	12,107,231	—	12,107,231	(a)
Contract assets	20,831,039	—	20,831,039	(a)
Income tax receivable	4,988,961	—	4,988,961	(a)
Prepaid expenses and other current assets	385,451,254	—	385,451,254	(a)
Asset held for sale	44,278,592	—	44,278,592	(a)
Digital assets	7,201,782	—	7,201,782	(a)
Property and equipment	732,438,667	90,089,578	822,528,245	(a)
Right-of-use assets	138,877,744	12,710,621	151,588,365	(a)
Intangible assets, net	710,640	22,789,360	23,500,000	(c), (e)
Goodwill	15,717,200	(15,717,200)	—	(c)
Investments accounted for using the equity method	11,296,179	—	11,296,179	(a)
Deferred tax assets	18,913,598	—	18,913,598	(a)
Other non-current assets	22,597,671	—	22,597,671	(a)
Total assets acquired at fair value	1,483,062,660	109,872,359	1,592,935,019

Liabilities assumed
Accounts payable and accrued liabilities	(15,787,233)	—	(15,787,233)	(b)
Lease liabilities	(147,948,365)	—	(147,948,365)	(b)
Income tax liabilities	(19,133,534)	—	(19,133,534)	(b)
Other current liabilities	(47,805,552)	—	(47,805,552)	(b)
Borrowing	(722,559,121)	722,559,121	—	(d)
Other liabilities	(3,154,675)	—	(3,154,675)	(b)
Deferred tax liabilities	(1,792,727)	(75,820,574)	(77,613,301)	(f)
Total liabilities assumed	(958,181,207)	646,738,547	(311,442,660)

Gain on bargain purchase			(43,769,955)	(g)

Total purchase price			1,237,722,404

A preliminary estimate of the fair value of the assets to be acquired and the liabilities to be assumed by Rumble in connection with the proposed Business Combination is as follows:

(a)     The carrying values of all current assets and non-current assets acquired are assumed to be representative of their estimated fair values other than of property, plant and equipment and off-market leases. The assumptions used to determine the fair value of the acquired property, plant and equipment and off-market leases may change as Rumble finalizes the purchase price allocations following the completion of the Business Combination.

(b)    The carrying values of current liabilities and non-current liabilities assumed are assumed to be representative of their estimated fair values.

(c)     Existing intangible assets and goodwill recorded in NDAG are revalued to $nil on a preliminary basis.

(d)    The existing loan between NDAG and Tether is removed as discussed above.

Annex O-144

(e)     A preliminary fair value estimate of $23,500,000 has been assigned to intangible assets representing customer relationships and off-market contracts. The assumptions used to determine the fair value of the acquired intangible assets may change as Rumble finalizes the purchase price allocations following the completion of the Business Combination.

(f)     Deferred tax liabilities of $75,820,574 arose as a result of recognizing the fair value adjustments to property, plant and equipment and the identified intangible assets, as well as the impact of the assignment of the shareholder loan between NDAG and Tether to Rumble.

(g)    Gain on bargain purchase represents the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. As discussed above, the gain on bargain purchase will change as a result of changes in Rumble’s Class A common stock price.

As the consolidated balance sheet for NDAG is already adjusted in Note 5 for accounting policy and reporting currency alignment with Rumble, the only remaining adjustments required (further detailed in Note 4) are for the payment of the consideration, fair value and other adjustments to assets and liabilities acquired, and elimination of all items in shareholders’ equity.

A preliminary purchase price allocation has been used to prepare the pro forma adjustments (Note 4). The purchase price allocation will be finalized following the effective date of the Business Combination when the valuation analysis is complete. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

4.      Pro forma adjustments

Pro forma adjustments to the consolidated balance sheet at December 31, 2025

The unaudited pro forma consolidated balance sheet reflects the following adjustments as if the Business Combination described in Note 3 had occurred on December 31, 2025.

(a)     To record elimination of all items in shareholders’ equity and pre-existing goodwill and intangible assets in NDAG.

(b)    To record purchase price consideration related to the Business Combination including the issuance of the note payable to Tether. The new loan payable has a conversion option which has been presented separately as a derivative liability.

(c)     To record fair value adjustment for property, plant and equipment, off-market leases, identifiable intangible assets acquired and deferred tax liabilities in the Business Combination as discussed in Notes 3(a), 3(e) and 3(f).

(d)    To remove the shareholder loan as discussed in Note 3(d).

(e)     To record gain on bargain purchase which represents the excess of the preliminary estimated fair value of the net identifiable assets acquired and liabilities assumed by Rumble over the estimated purchase price (see Note 3).

(f)     To record Rumble’s estimated transaction costs expected to be incurred related to the Business Combination.

Pro forma adjustments to the consolidated statement of operations for the year ended December 31, 2025

Annex O-145

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2025 reflects the following adjustments as if the Business Combination described in Note 3 had occurred on January 1, 2025:

(g)    To expense Rumble’s estimated transaction costs expected to be incurred related to the Business Combination.

(h)    To record additional depreciation on property, plant and equipment and leases.

The preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying Unaudited Pro Forma Consolidated Financial Statements. A 10% decrease in the valuation of property, plant and equipment will eliminate the gain on bargain purchase resulting in goodwill of $38,482,870. A 10% increase in the valuation of property, plant and equipment would cause a corresponding increase in gain on bargain purchase of $82,252,825. A 10% change in the valuation of property, plant and equipment would also cause a change in annual depreciation expense of approximately $17,679,976.

(i)     To remove amortization of existing intangibles and record amortization of the new intangible assets.

The preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying Unaudited Pro Forma Consolidated Financial Statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in gain on bargain purchase of $2,350,000 and annual amortization expense of approximately $391,667.

(j)     To remove interest expense related to the existing shareholder loan and record interest expense on the new loan. The interest expense on the new loan is based on the three-month EURIBOR plus 3%.

As discussed above, the note payable to Tether contains an embedded derivative that must be separated and recorded at fair value. The change in fair value has not been reflected in the Unaudited Pro Forma Consolidated Financial Statements.

(k)    To record gain on bargain purchase which represents the excess of the preliminary estimated fair value of the net identifiable assets acquired and liabilities assumed by Rumble over the estimated purchase price (see Note 3).

(l)     To adjust tax expense related to the above entries.

On the unaudited pro forma consolidated statement of operations, adjustments related to depreciation, amortization, interest and lease expense are expected to recur, while the other adjustments are not expected to have a recurring impact on the consolidated statement of operations of the combined entities.

5.      Adjustments to the historical information of Northern Data AG

The historical financial information of NDAG was prepared in accordance with International Financial Reporting Standards (“IFRS”) and presented in Euros (“EUR”).

With the exception of equity, the historical financial information was translated from EUR to USD using the following historical exchange rates:

Exchange rate as at December 31, 2025	1.17500
Average exchange rate for the year ended December 31, 2025	1.17085

Annex O-146

Equity was translated using historical exchange rates. The table below presents the adjustments to convert from IFRS to US GAAP and to translate from EUR to USD, as well as to align accounting policies and financial statement presentation with that of Rumble.

	Northern Data AG December 31, 2025 in EUR (IFRS) €	US GAAP Adjustments €	Presentation Alignment €		Northern Data AG December 31, 2025 in EUR (U.S GAAP) €	Northern Data AG December 31, 2025 in USD (U.S. GAAP) $
Assets
Current assets
Cash and cash equivalents	57,576,257	—	—		57,576,257	67,652,102
Trade receivables	10,304,026	—	—		10,304,026	12,107,231
Contract assets	17,728,544	—	—		17,728,544	20,831,039
Income tax receivable	4,245,924	—	—		4,245,924	4,988,961
Other assets	328,043,620	—	—		328,043,620	385,451,254
Non-current assets held for sale	37,683,908	—	—		37,683,908	44,278,592
Total current assets	455,582,279	—	—		455,582,279	535,309,179

Digital Assets	—	6,129,176	—	(d)	6,129,176	7,201,785
Property and equipment	623,352,057	—	—		623,352,057	732,438,667
Right-of-use assets	117,006,434	1,187,391	—	(a)	118,193,825	138,877,744
Other intangible assets	9,533,976	(8,929,176)	—	(d), (f)	604,800	710,640
Goodwill	13,376,340	—	—		13,376,340	15,717,200
Investments accounted for using the equity method	9,613,769	—	—		9,613,769	11,296,179
Deferred tax assets	16,096,679	—	—		16,096,679	18,913,598
Other assets	16,432,060	2,800,000	—	(f)	19,232,060	22,597,671
Total assets	1,260,993,594	1,187,391	—		1,262,180,985	1,483,062,660

Liabilities
Current liabilities
Trade payables	12,268,567	—	1,167,375	(f)	13,435,942	15,787,233
Provisions	1,167,375	—	(1,167,375)	(f)	—	—
Lease liabilities	29,483,482	(3,426,604)	—	(a)	26,056,878	30,616,832
Income tax liabilities	16,283,859	—	—		16,283,859	19,133,534
Other liabilities	40,685,576	—	—		40,685,576	47,805,552
Total current liabilities	99,888,859	(3,426,604)	—		96,462,255	113,343,151

Provisions	5,200	—	(5,200)	(f)	—	—
Borrowings	614,943,933	—	—		614,943,933	722,559,121
Lease liabilities	101,059,829	(1,203,205)	—	(a)	99,856,624	117,331,533
Deferred tax liabilities	203,601	1,322,124	—	(e)	1,525,725	1,792,727
Other liabilities	2,679,630	—	5,200	(f)	2,684,830	3,154,675
Total liabilities	818,781,052	(3,307,685)	—		815,473,367	958,181,207

Shareholders’ equity
Subscribed capital	64,196,476	(676)	—		64,195,800	71,547,945
Retained earnings	(726,025,151)	(10,028,585)	—	(a), (c), (e)	(736,053,736)	(905,699,791)
Capital reserve	1,167,143,633	14,548,539	—	(c)	1,181,692,172	1,311,801,483
Currency translation differences	(63,102,416)	(24,202)	—	(a)	(63,126,618)	47,231,816
Total shareholders’ equity	442,212,542	4,495,076	—		446,707,618	524,881,453
Total liabilities and shareholders’ equity	1,260,993,594	1,187,391	—		1,262,180,985	1,483,062,660
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	Northern Data AG Year ended December 31, 2025 in EUR (IFRS) €	US GAAP Adjustments €	Presentation Alignment €		Northern Data AG Year ended December 31, 2025 in EUR €	Northern Data AG Year ended December 31, 2025 in USD €
Sales revenue	80,042,425	—	—		80,042,425	93,717,365
Other operating income	3,254,802	—	(3,254,802)	(f)	—	—
Total income	83,297,227	—	(3,254,802)		80,042,425	93,717,365

Cost of materials	33,067,311	—	3,978,522	(f)	37,045,833	43,374,971
General and administrative	—	32,013,357	95,483,702	(a), (c), (f)	127,497,059	149,279,440
Research and development	—	—	3,544,124	(f)	3,544,124	4,149,624
Sales and marketing	—	—	8,471,642	(f)	8,471,642	9,918,989
Acquisition-related transaction costs	—	—	12,867,226	(f)	12,867,226	15,065,543
Personnel expenses	49,320,602	—	(49,320,602)	(f)	—	—
Other operating expenses	81,125,311	—	(81,125,311)	(f)	—	—
Amortization and depreciation	—	—	187,099,465	(f)	187,099,465	219,064,689
Change in fair value of digital assets	—	1,609,533	—	(d)	1,609,533	1,884,516
Total expenses	163,513,224	33,622,890	180,998,768		378,134,882	442,737,772

Net unrealized foreign exchange (gains)/losses	2,603,900	—	(2,603,900)	(f)	—	—
Operating profit before depreciation and amortization – EBITDA	(82,819,897)	(33,622,890)	(181,649,670)		(298,092,457)	(349,020,407)

Depreciation, amortization and impairment	380,178,275	(27,342,527)	(187,683,194)	(a), (d), (f)	165,152,554	193,368,232
Operating result – EBIT	(462,998,172)	(6,280,363)	6,033,524		(463,245,011)	(542,388,639)

Financial income	(3,573,000)	—	—		(3,573,000)	(4,183,433)
Financial expenses	42,867,010	(8,051,819)	(121,291)	(a), (f)	34,693,900	40,621,219
Financial result	39,294,010	(8,051,819)	(121,291)		31,120,900	36,437,786

Other income (expense)	—	(14,152,285)	6,154,815	(a), (b), (f)	(7,997,470)	(9,363,807)
Share of net result from investments accounted for using the equity method	(43,358)	—	—		(43,358)	(50,766)
Earnings before income taxes – EBT	(502,248,824)	15,923,741	—		(486,325,083)	(569,411,852)

Income tax (benefit) expense	(19,520,271)	844,161	—	(e)	(18,676,110)	(21,866,851)
Loss from continuing operations	(482,728,553)	15,079,581	—		(467,648,973)	(547,545,001)

Profit from discounted operations	(92,556,000)	—	—		(92,556,000)	(108,368,836)
Loss for the year	(390,172,553)	15,079,581	—		(375,092,973)	(439,176,165)

Net fair value gain on investments designed at FVOCI	(14,138,941)	14,138,941	—	(b)	—	—
Exchange differences on translation of foreign operations	43,479,000	24,202	—	(a)	43,503,202	(168,865,416)
Total comprehensive loss (income)	(419,512,612)	916,437	—		(418,596,175)	(270,310,749)

Annex O-148

IFRS differs in certain material respects from US GAAP. The following material adjustments have been made to convert NDAG’s historical financial information to US GAAP for the purposes of the unaudited Pro Forma Consolidated Financial Statements.

5.      Adjustments to the historical information of Northern Data AG (continued)

(a)     Leases

Under US GAAP, a lessee classifies its leases as either finance or operating which determines the accounting treatment. All of NDAG’s leases were determined to be operating leases. Lease expense related to operating leases is recognized straight-line over the lease term based on two components- interest expense which is determined based on the lease liabilities; and amortization of the right-of-use asset which is determined based on the residual amount needed to result in straight-line lease expense. The straight-line lease expense is presented in operating expenses. Under IFRS, interest expense is determined based the lease liability and presented as a financing cost, and the right of use asset is amortized over the lease term and presented in amortization expense.

Adjustments were made to reflect the straight-line lease expense and presentation in operating expenses as required under US GAAP.

(b)    Shares in other companies

Under US GAAP, investments in equity securities are subsequently measured at fair value with changes reflected in net income. Under IFRS, NDAG subsequently measured its investments in equity securities at fair value with changes reflected in other comprehensive income.

Adjustments were made to reflect all changes in fair value in net income as required under US GAAP.

(c)     Share-based payments compensation — Forfeiture estimates

Under US GAAP, there is an accounting policy choice to recognize forfeitures related to share-based compensation as they occur, which is the accounting policy choice made by Rumble. Under IFRS, forfeitures must be estimated on the grant date of the award and throughout the vesting period.

Adjustments were made to remove the impact of estimated forfeitures to align with Rumble’s accounting policy.

(d)    Digital assets

Under US GAAP, digital assets within the scope of ASC 350-60 are subsequently measured at fair value with changes reflected in net income. Under IFRS, digital assets such as cryptocurrencies are generally accounted for as intangible assets unless held for sale in the ordinary course of business. Further, there is an accounting policy choice to apply the revaluation model when an active market exists, resulting in upward revaluations being recognized in OCI and downward revaluations recognized in profit or loss, which is the accounting policy choice made by NDAG.

Adjustments were made to remove the effects of the revaluation model and to reflect all changes in fair value in net income as required under US GAAP.

(e)     Deferred taxes

Adjustments were made to tax-effect the above US GAAP adjustments.

(f)     Further adjustments have been made to align NDAG’s financial statement presentation with that of Rumble.

6.      Tax rate

The effective income tax rate of 25% - 31.93% was used to determine the proforma adjustments. Actual rates will differ as a result of the temporary and permanent differences.

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7.      Pro forma earnings per share

The Pro Forma Earnings per Share (“Proforma EPS”) has been adjusted to reflect the pro forma consolidated net income for the year ended December 31, 2025. The number of shares used in calculating the pro forma consolidated basic and diluted earnings per share is outlined below.

The following is a breakdown of the EPS calculation:

December 31, 2025
Net loss from continuing operations	$(613,012,423)
Weighted average number of shares – basic	419,461,935
Loss per share – basic	$(1.46)

Net loss from continuing operations	(613,012,423)
Weighted average number of shares – diluted	419,461,935
Loss per share – diluted	$(1.46)

8.      Independent Auditor’s Report

To Rumble. Inc.

We have audited whether the pro forma financial information as of December 31st, 2025 of Rumble Inc. Delaware, USA, has been properly compiled on the basis presented in the pro forma notes and whether such bases are consistent with the accounting principles as well as the presentation, recognition and measurement methods applied by the Company.

The pro forma financial information comprises a pro forma profit and loss statement for the period from January 1st, 2025 to December 31st, 2025, a pro forma balance sheet as of December 31st, 2025, and pro forma notes for the periods presented.

The purpose of the pro forma financial information is to illustrate the significant effects that the business transaction described in the pro forma notes would have had on the historical financial statements if the Company had existed in the structure created by the business transaction throughout the entire reporting period of the pro forma statement of profit or loss or as of the reporting date of the pro forma statement of financial position.

As pro forma financial information describes a hypothetical situation, it does not reflect in all respects the presentation that would have resulted had the events taken into account actually occurred at the beginning of the reporting period of the pro forma statement of profit or loss or at the reporting date of the pro forma statement of financial position.

Accordingly, we do not express any opinion on the actual effects of the business transaction described in the pro forma notes.

The preparation of the pro forma financial information is the responsibility of the Company’s legal representatives.

Our responsibility is to express an opinion, based on our examination, as to whether the pro forma financial information has been properly compiled on the basis presented in the pro forma notes and whether such bases are consistent with the accounting principles as well as the presentation, recognition and measurement methods applied by the Company.

Our engagement did not include an audit or review of the underlying historical financial information, including its adjustment to the accounting principles as well as the presentation, recognition and measurement methods applied by the Company, nor of the pro forma assumptions described in the pro forma notes.

Annex O-150

We conducted our examination in accordance with the IDW Practice Note: Examination of Pro Forma Financial Information (IDW PH 9.960.1) issued by the Institute of Public Auditors in Germany (IDW), planning and performing our work so as to obtain reasonable assurance that material misstatements in the preparation of the pro forma financial information on the basis presented in the pro forma notes, as well as in the preparation of such bases in accordance with the accounting principles as well as the presentation, recognition and measurement methods applied by the Company, are detected.

In our opinion, the pro forma financial information has been properly compiled on the basis presented in the pro forma notes. Such bases are consistent with the accounting principles as well as the presentation, recognition and measurement methods applied by the Company.

Düsseldorf, April 11, 2026

Baker Tilly GmbH & Co. KG

Wirtschaftsprüfungsgesellschaft.

Stephan Martens	Matthias Holz
Wirtschaftsprüfer	Wirtschaftsprüfer

Annex O-151

12    MARKETS AND COMPETITION

12.1            Markets

Rumble is a high growth, video sharing and cloud services provider platform designed to help content creators manage, distribute, and monetize their content by connecting them with brands, publishers, and directly to their subscribers and followers.

A vast majority of the substantial user growth experienced by Rumble.com between 2020 and 2022 was organic, driven largely through user and creator advocacy. As a result, very minimal marketing expenses were used during that time. Throughout 2023 and 2024, while the organic growth generally continued, Rumble made several investments to bring in new content creators consistent with our goals during our de-SPAC business combination in 2022, which in turn attracted new audiences to the platform. Going forward, we will look to build our brand across multiple audiences, driving user growth and video consumption through (1) selective content creator partnerships and advocacy, (2) continued strategies to earn unpaid media coverage and recognition, and (3) increased marketing spend, primarily through digital paid media channels, particularly as advertising revenues increase.

Our advertising platform, RAC, is designed as a self-serve platform where advertisers can sign up, build a campaign and bid on traffic leveraging various targeting tactics. As a result, paid marketing strategies will be employed as inventory is released into the network in an effort to attract new advertisers into the system. In parallel to this and other growth strategies, we will make continued investment into direct sales, account management and creator success teams to drive incremental business across display and video advertising, as well as sponsorships.

We believe that these investments helped attract high-profile creators to the platform given that, at the time, our advertising revenues were minimal and creators’ earnings on the Rumble Video platform were generally not competitive with the earnings potential offered by the traditional incumbent platforms. With the Company now focused more on growing the advertising business and driving revenue, we believe that creators are now better-positioned to earn money on Rumble, which we believe will bring more content and creators to the platform, thereby yielding more engagement and ultimately driving more advertising revenue.

The majority of our income is collected in the United States; however we also collect revenue in Canada and globally. In 2025, we collected USD 90,893,137 in revenue in the United States, USD 1,175,959 in revenue in Canada and USD 8,553,224 from other regions.

12.2            Competition

We operate in a challenging and rapidly evolving environment. We compete with other online video distribution platforms, including YouTube, and confront conduct by YouTube and Google that we believe is highly anti-competitive (see “13.16 Legal Proceedings” for further information). We also face significant challenges in obtaining advertising revenue because advertisers have numerous options for allocating their advertising budgets. Rumble Video seeks to compete with other platforms by establishing and maintaining trust with our users, creating an enjoyable viewing experience that welcomes a variety of video content. We seek to operate a neutral video platform in order to meet the challenges presented by Big Tech.

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13    BUSINESS OF RUMBLE

13.1            Overview

We believe that Rumble, the Freedom-First technology platform, is one of the leading alternative video-sharing platforms and cloud services providers in North America. Its technology platform is referred to as “Freedom First” because its stated goal is to promote a free, open and independent internet. This platform spans cloud, AI, and digital media, including Rumble’s namesake video service, and focuses on providing creators of content with the ability to operate freely and independently of traditional incumbent platforms.

Rumble was founded in 2013, when the concept of ‘preferencing’ emerged on the internet. Preferencing occurs when traditional incumbent platforms such as Google, Amazon, and Microsoft prefer well-known and established creators, influencers, and brands over other creators of content and increase censorship over all content providers. This development in the video platform market led Rumble to start its video-sharing platform and cloud business with the goal of providing small creators with the tools and distribution that they needed to succeed freely and independently of these traditional incumbent platforms.

Starting in 2020, a new and much more nuanced world of ‘preferencing’ started to evolve online, which included the use of sophisticated algorithms by the traditional incumbent platforms and cloud providers to promote preferencing and to increase censorship of content providers. Unlike traditional incumbent platforms, Rumble consistently and transparently maintained its open content policies, providing less well-known and established creators with an opportunity to grow their business. This consistency and transparency, along with tailwinds from the 2020 U.S. election season, led to dramatic growth in Rumble’s user base from 1.2 million monthly active users (“MAUs”) in the second quarter of 2020 to 21 million MAUs in the fourth quarter of 2020.

Rumble’s period of historical accelerated growth increased significantly with the announcement of a business combination with CF VI, a special purpose acquisition company, on December 1, 2021. Pursuant to the business combination with CF VI, Rumble received gross proceeds of approximately USD 400 million. This was Rumble’s first major step in competing financially with big tech and other traditional incumbent providers.

The preferencing and censorship enforced by the incumbent platforms continued to expand into many other content areas, including the crypto-finance community and pop culture. As a result, more creators and their audiences found a new home on Rumble. These top creators, such as Dan Bongino, Russell Brand, Kim Iversen, Dave Rubin, Kimberly Guilfoyle, Matt Kohrs, Barstool Sports, and Dana White, just to name a few. As a result, Rumble’s user base has grown to 52 million MAUs (GA4) as of Q4 2025. We have also begun the initial phases of monetizing our user base, with our Average Revenue Per User (“ARPU”) reaching USD 0.46 as of Q4 2025.

Rumble’s business is divided into two separate business units: Rumble Services and Rumble Cloud. Rumble Services focuses on Rumble Video, a video sharing platform enabled by Rumble.com and its associated mobile and connected TV applications, Rumble Streaming Marketplace, a multi-platform livestreaming and monetization service for creators enabled by Rumble Studio and Rumble Advertising Center, an in-house advertising marketplace and network enabled by Rumble Advertising Center. Rumble Cloud, launched in 2024, is an infrastructure as a service (“IaaS”) offering consisting of a portfolio of compute, storage, security and networking opportunities. While Rumble Services accounted for the vast majority of revenue during the periods under review, Rumble anticipates that Rumble Cloud will begin to significantly increase its revenue in the mid- to long-term.

Rumble has focused its growth strategy on four key tenets: 1) investing in content to grow and diversify the content library and user base; 2) building Rumble Advertising Center, an in-house advertising marketplace and network; 3) creating the infrastructure to support the Rumble video platform and future Rumble Cloud go-to-market needs; and 4) hiring across the organization to support domestic and future international growth.

To support this strategy, Rumble closed a strategic investment of USD 775 million from Tether Investments S.A. de C.V. (“Tether”) in February 2025. This investment provided Rumble with additional financial means to start realizing its strategic goals. Rumble also recently entered into partnership agreements with Cumulus Media, a large audio creator and distributor, to expand distribution and monetization opportunities across Cumulus Media radio stations, Westwood One, the Cumulus Podcast Network and Rumble.com, and with Perplexity, integrating Perplexity’s AI search capabilities to expand the discoverability of Rumble videos and creators across AI-driven platforms.

Annex O-153

Finally, to promote its growth strategy, Rumble entered into a Business Combination Agreement with Northern Data in November 2025 to enable Rumble to scale and expand its cloud business with the addition of — we believe — one of the largest estates of GPUs in Europe along with a data center business. This transaction will accelerate Rumble’s international expansion strategy, provide a significant revenue growth opportunity and enable an acceleration of Rumble’s creator, video and advertising AI roadmap.

As part of the business combination, Tether also agreed to make an initial two-year USD 150 million commitment in GPU purchase and a USD 100 million advertising commitment in Rumble, both of which will further provide Rumble with the financial resources to realize its strategy.

Rumble’s main headquarters are located in Longboat Key, Florida, United States of America, and it maintains offices in the United States and Canada.

13.2            Partnerships and Collaborations

We intend to continue to focus on our partnerships and collaborations to drive our business growth. We have entered into a number of partnership agreements and collaborations in the recent past to accomplish this goal.

On August 5, 2025, Rumble announced a multi-pronged strategic partnership with Cumulus Media, a large audio creator and distributor, to expand distribution and monetization opportunities across Cumulus Media radio stations, Westwood One, the Cumulus Podcast Network and Rumble.com. On October 2, 2025, Rumble announced a partnership with Perplexity, integrating Perplexity’s AI search capabilities to expand the discoverability of Rumble videos and creators across AI-driven platforms. On October 14, 2025, Rumble announced that its platform had been fully restored in France following a favorable court ruling that determined a 2022 email from a French government official was not an enforceable order. On October 15, 2025, Rumble and Perplexity launched a subscription bundle combining Rumble Premium and Perplexity Pro for USD 19.99 per month, a limited-time offer that was available through December 31, 2025. The bundle builds on the companies` previously announced partnership, which integrates Perplexity’s AI-powered search tools to enhance discoverability on Rumble.com.

We will continue to enter into partnership agreements and collaborations which expand our product offering, enhance the discoverability on our Freedom First platform, and create additional distribution and monetization opportunities across our entire network.

13.3            History and Key Milestones

•        2013: Rumble was formed by Chris Pavlovski in Canada as a business to provide smaller content providers with a means to freely and independently grow their business without relying on traditional incumbent platforms;

•        2021: Rumble entered into a strategic business combination via a de-SPAC transaction with CFVI which enabled Rumble to invest USD 400 million in proceeds to start competing with traditional incumbent platforms;

•        2025: Tether invested USD 775 million in an equity investment in Rumble to enable it to further compete with its big tech and traditional incumbent platform competitors; and

•        2025: We announced our Business Combination Agreement with Northern Data.

•        2025: In connection with the Business Combination, Tether also agreed to make an initial two-year USD 150 million commitment in GPU purchase and a USD 100 million advertising commitment in Rumble, both of which will further provide Rumble with the financial resources to realize its strategy

13.4            Our Business

Rumble’s business consists of two business units: Rumble Services and Rumble Cloud.

Annex O-154

13.4.1         Rumble Services:

•        Rumble Video: a video sharing platform enabled by Rumble.com and its associated mobile and connected TV applications;

•        Rumble Streaming Marketplace: a multi-platform livestreaming and monetization service for creators enabled by Rumble Studio;

•        Rumble Advertising Center: an in-house advertising marketplace and network enabled by Rumble Advertising Center (“RAC”).

13.4.2         Rumble Cloud

•        Rumble Cloud: an infrastructure as a service (“IaaS”) offering consisting of a portfolio of compute, storage, security, and networking offerings.

13.5            Rumble Services

13.5.1         Vision, Products and Differentiation

Rumble Services consists of three core businesses: Rumble Video, Rumble Streaming Marketplace and RAC. The collective vision of Rumble Services is to provide creators with the best monetization toolkit on the internet. To fulfill this vision, our product roadmap is focused on the progressive integration of these businesses and underlying products into a single seamlessly integrated platform, which has the potential to unlock a variety of differentiated feature sets to users, creators, advertisers, and publishers.

Rumble Video is enabled primarily through our flagship product, Rumble.com, a free-to-use video sharing and livestreaming platform on which users can watch, share, like, comment, and upload videos. Users can follow channels to stay in touch with creators and access video on-demand (“VOD”) and live content streamed by creators. In addition, Rumble Video also offers two types of subscription services: 1) Rumble Premium — a “no ads” experience with access to certain exclusive content, and 2) Locals.com, where users can access certain free content and purchase subscriptions to support creators and access exclusive content in creator communities. Both platforms, Rumble.com and Locals.com, are available via desktop and mobile web, iOS and Android mobile applications (“apps”), as well as connected TV apps including Roku, Apple TV, Amazon Fire TV, LG, Samsung, and Android TV. In aggregate, Rumble Video provides a platform for creators to benefit from our growing advertising business and revenue share model.

Rumble Streaming Marketplace is enabled by Rumble Studio, a new, patent-pending application designed to enable a first-of-its-kind livestreaming and monetization service for creators. Using Rumble Studio, creators can establish a variety of custom settings for their livestream, set up, go-live and control their livestream across multiple social platforms, while also benefiting from a variety of custom and programmatic monetization opportunities, including host-read ads and sponsorships. Rumble Studio is currently available via desktop and mobile web, as well as iOS and Android mobile applications.

Rumble Advertising Center is our proprietary advertising marketplace and network designed to facilitate transactions for advertisers seeking to access Rumble.com traffic and also traffic from other publishers in the RAC network. Within the platform, RAC offers a unique set of advertising opportunities for advertisers, including traditional display and pre-roll/mid-roll video advertising in addition to creator sponsorships.

We believe that the continued scale and integration of the Rumble Video, Rumble Studio, and RAC platforms will bring a differentiated offering to the market, which is the key to fulfilling the Company’s vision of providing the best monetization toolkit for creators on the internet.

13.5.2         How We Generate Revenue

Our portfolio of services enables a diversified set of revenue streams, which includes:

•        Advertising:

•        Banner/Display Advertising: offered to advertisers via RAC across our network of publishers, including Rumble.com.

Annex O-155

•        Video Pre-Roll/Mid-Roll Advertising: offered to advertisers via RAC across our network of publishers, including Rumble.com, and also through custom integrations into live broadcasts.

•        Creator Sponsorships: offered to advertisers via RAC programmatically and through direct sales.

•        Subscriptions, Pay-Per-View and Tipping:

•        Rumble Premium subscriptions from users seeking a “no ads” experience and/or premium Rumble content.

•        Locals.com: revenue generated from users who subscribe to content creators on Locals.com.

•        Badge Subscriptions: revenue generated from badge subscriptions purchased by users on Rumble.com.

•        Pay-Per-View and Tipping: revenue generated from pay-per-view videos offered by creators and tips given by users to creators during livestreams.

We share revenue generated from advertising, subscriptions, pay-per-view and tipping with creators in a revenue-share model.

13.5.3         Rumble’s Business Strategy

Rumble’s business strategy is based on the following four key tenets: 1) investing in content to grow and diversify the content library and user base; 2) building Rumble Advertising Center, an in-house advertising marketplace and network; 3) creating the infrastructure to support the Rumble video platform and future Rumble Cloud go-to-market needs; and 4) hiring across the organization to support domestic and future international growth.

13.5.4         Sales & Marketing

A vast majority of the substantial user growth experienced by Rumble.com between 2020 and 2022 was organic, driven largely through user and creator advocacy. As a result, very minimal marketing expenses were used during that time. Throughout 2023 and 2025, while the organic growth generally continued (except for a minor decline in 2025), the Company made several investments to bring in new content creators consistent with our goals in connection with our De-SPAC transaction with CF VI, which in turn attracted new audiences to the platform. Going forward, we will look to build our brand across multiple audiences, driving user growth and video consumption through (1) selective content creator partnerships and advocacy, (2) continued strategies to earn unpaid media coverage and recognition, and (3) increased marketing spend, primarily through digital paid media channels, particularly as advertising revenues increase.

Our advertising platform, RAC, is designed as a self-serve platform where advertisers can sign up, build a campaign and bid on traffic leveraging various targeting tactics. As a result, paid marketing strategies will be employed as inventory is released into the network in an effort to attract new advertisers into the system. In parallel to this and other growth strategies, we will make continued investment into direct sales, account management and creator success teams to drive incremental business across display and video advertising, as well as sponsorships.

We believe that these investments helped attract high-profile creators to the platform given that, at the time, our advertising revenues were minimal and creators’ earnings on the Rumble Video platform were generally not competitive with the earnings potential offered by the traditional incumbent platforms. With the Company now focused more on growing the advertising business and driving revenue, we believe that creators are now better-positioned to earn money on Rumble, which we believe will bring more content and creators to the platform, thereby yielding more engagement and ultimately driving more advertising revenue.

13.5.5         Competition

We operate in a challenging and rapidly evolving environment. We compete with other online video distribution platforms, including YouTube, and confront conduct by YouTube and Google that we believe is highly anti-competitive (see “13.16 Legal Proceedings“ in this section for further information). We also face significant challenges in obtaining advertising revenue because advertisers have numerous options for allocating their advertising budgets. Rumble Video

Annex O-156

seeks to compete with other platforms by establishing and maintaining trust with our users, creating an enjoyable viewing experience that welcomes a variety of video content. We seek to operate a neutral video platform in order to meet the challenges presented by Big Tech.

13.5.6         Quarterly Fluctuations

Rumble has experienced quarterly fluctuations in its revenue that occur due to many factors, including the varying budget cycles and seasonal buying patterns of its customers. More specifically, the result of a slowdown of news and political commentary outside of a U.S. election cycle, combined with seasonality related to content creators who produce less content during the summer months, tends to reduce the amount of revenues spent on our services. These seasonal effects may continue to vary and do not always correlate to our operating results. Accordingly, they should not be considered a reliable indicator of our future revenue or operating results.

13.6            Rumble Cloud

13.6.1         Origin, Vision, Products and Differentiation

Rumble Cloud was launched in early 2024, and is an Infrastructure as a Service (“IaaS”) offering designed to service a wide variety of businesses from startups to small- and medium-sized businesses (“SMBs”) to enterprise clients.

Rumble Cloud was built based on the following key premises: (i) it was existential for us to invest and build out the infrastructure to support Rumble Video and insulate ourselves from arbitrarily enforced terms and conditions and unfavorable economics offered by the incumbent cloud providers, and (ii) given the significant amount of compute, storage and bandwidth requirements of Rumble Video, it was a natural extension of the business to offer excess infrastructure capacity to the cloud market. Moreover, we saw an opportunity to capitalize on a product-market fit by specifically addressing the chronic customer pain points in the cloud market, including censorship, trust with data, vendor lock-in strategies, as well as unfair and unpredictable pricing.

Backed by our mission to protect a free and open internet, the vision of Rumble Cloud is to empower businesses and allow them to take control of their IT budgets by providing a predictable and fair pricing model in the cloud market.

Rumble Cloud launched and currently operates with the infrastructure and essential computing and storage necessary to run a wide array of workloads and applications, including:

•        Cloud compute;

•        Load balancers;

•        Object storage;

•        Kubernetes orchestration;

•        Block storage; and

•        Virtual private cloud.

With Rumble Video as the first anchor tenant of Rumble Cloud, we built our infrastructure from the ground up to run on the latest generation equipment, including 4th generation AMD EPYC processors. In addition to NVMe SSDs, Rumble Cloud virtual machines run atop fully dedicated vCPUs, ensuring fast and consistent performance.

13.6.2         How We Generate Revenue

Rumble Cloud launched and currently runs on a subscription model. Relative to the unpredictable and volatile consumption-based pricing models that can cripple a business due to rampant hidden and unexpected costs, Rumble Cloud introduced the concept of a flexible Resource Tier pricing model, which is designed to provide a transparent and predictable pricing model to its customers and offers unlimited usage within a given pool of hardware resources for a fixed monthly price. With this model, customers will enjoy the freedom to grow and scale at a pace that works best for their needs, without surprises on their monthly bill.

Annex O-157

13.6.3         Sales & Marketing

We drive demand for Rumble Cloud using an account executive, account management and channel partner approach. Our direct sales team focuses on identifying and closing business for the mid-market and enterprise-sized clients within defined early adopter segments. Channel partners include referral, reseller and managed service partners, who are well-positioned to complement our sales efforts by expanding the mid-market and enterprise opportunities.

The front end of Rumble Cloud, rumble.cloud, is designed to support a self-serve customer acquisition model. Marketing efforts will be focused on attracting leads and converting them through the marketing funnel via traditional paid, earned and owned media strategies.

13.6.4         Competition

We operate in a challenging environment, with a majority of the cloud services market owned by the major cloud hyperscalers, Google Cloud, Microsoft Azure and Amazon Web Services. These companies have significantly greater resources than us and significant existing customer bases that may be difficult for us to penetrate, especially given the potential for high switching costs in the cloud services market. Given the market trends of rising multi-cloud strategies and continued complexity and unpredictability in cloud pricing, we believe that Rumble Cloud arrives at an opportune time to enter the market and present a new way for businesses to save money and regain control of their IT budget.

13.7            Seasonality

Rumble has experienced quarterly fluctuations in its revenue that occur due to many factors, including the varying budget cycles and seasonal buying patterns of its customers. More specifically, the result of a slowdown of news and political commentary outside of a U.S. election cycle, combined with seasonality related to content creators who produce less content during the summer months, tends to reduce the amount of revenues spent on our services. These seasonal effects may continue to vary and do not always correlate with our operating results. Accordingly, they should not be considered a reliable indicator of our future revenue or operating results.

13.8            Customers

13.8.1         Customer Concentration

For the year ended December 31, 2025, no single customer represented 10% or more of Rumble’s total revenue. For the year ended December 31, 2024, one customer accounted for USD 14,927,000 or 16% of revenue. As of December 31, 2025 and 2024, no single customer represented 10% or more of total accounts receivable.

13.8.2         Advertising Customer Revenue

For the years ended December 31, 2025 and 2024, advertising revenue represents 50% and 66% of total revenue, respectively. In addition, a substantial portion of our revenue is derived from one advertiser, accounting for approximately 5% and 16% of our revenue for the years ended December 31, 2025 and 2024, respectively. As is common in our industry, our advertisers do not have long-term advertising commitments with us. In addition, many of our advertisers purchase advertising services through one of several large advertising agency holding companies. Our revenue could be harmed by the loss of, or a deterioration in our relationship with, any of our largest advertisers or with any advertising agencies or the holding companies that control them.

13.8.3         Cloud Service Customers

Rumble’s cloud services business depends on a small number of key third-party service providers and a small number of customer relationships, the disruption of which could harm its operating results. As Rumble continues to expand its cloud services offerings, it has entered into agreements with certain third-party service providers. The success of Rumble’s future business activities in the cloud services space may depend upon such existing third-party providers, some of which may compete with Rumble in other lines of business. If Rumble’s existing third-party service agreements are terminated for any reason, or if the commercial terms of such agreements are changed or do not continue to be renewed on favorable terms, Rumble would need to enter into new third-party service agreements, which could negatively impact revenues, the ability to attract future cloud services customers, public reputation, and profitability.

Annex O-158

In addition, Rumble’s initial cloud service offerings revolve around a small number of customer relationships. If Rumble fails to deliver its products and services to the desired specifications of these initial customers, or if these initial customers terminate their cloud services agreements for any reason, future customers may question Rumble’s ability to offer adequate cloud services, which would negatively impact revenues, public reputation, and profitability.

13.9            Research and Development

In the years ended December 31, 2023, 2024 and 2025, our research and development expenses amounted to USD 15.7 million, USD 18.9 million and USD 18.7 million, respectively. Research and development expenses consist primarily of payroll and related expenses, which include bonuses and share-based compensation for our employees on our engineering and development teams. Research and development expenses also include consultant fees related to our development activities to originate, develop and enhance our platforms.

13.10          Operations and Facilities

We do not have any operations or facilities of material nature.

13.11          Government Regulation

We are subject to domestic and foreign laws that affect companies conducting business on the internet generally, including laws relating to the liability of providers of online services for their operations and the activities of their users.

Because we host user-uploaded content, we may be subject to laws concerning such content. In the U.S., we rely, to a significant degree, on laws that limit the liability of online providers for user-uploaded content, including the Digital Millennium Copyright Act of 1998 (“DMCA”) and Section 230 (47 U.S.C. § 230). Countries outside the U.S. generally do not provide as robust protections for online providers and may instead regulate such entities to a higher degree. For example, in certain countries, online providers may be liable for hosting certain types of content or may be required to remove such content within a short period of time upon notice. As we expand internationally, we or our customers may also be subject to additional laws that regulate streaming services or online platforms.

Because we receive, store and use a substantial amount of information received from or generated by our users, we are also impacted by laws and regulations governing privacy and data security in the U.S. and worldwide. Examples of such regimes include Section 5 of the Federal Trade Commission Act (15 U.S.C. §§ 41 et. seq.) (“FTCA”), the EU’s General Data Protection Regulation (“GDPR”), and the California Consumer Privacy Act (California Civil Code § 1798.100) (“CCPA”). These laws generally regulate the collection, storage, transfer and use of personal information.

Because our platform facilitates online payments, including subscription fees and tipping, we are subject to a variety of laws governing online transactions, payment card transactions and the automatic renewal of online agreements. In the U.S., these matters are regulated by, among other things, the federal Restore Online Shoppers’ Confidence Act (“ROSCA”) and various state laws.

As a U.S.-based company with Canadian operations, we are subject to a variety of Canadian laws governing our foreign operations, as well as Canadian and U.S. laws that restrict trade and certain practices.

13.12          Cybersecurity

13.12.1       Risk Management and Strategy

The success of our business operations depends on the security, confidentiality, integrity and availability of confidential and sensitive information. Such information includes personal information that we collect and process on our own and using systems and platforms provided by our vendors and other third parties on which we rely. Consequently, we maintain a data protection program, which includes physical, technical, and administrative safeguards, designed to identify, prevent, and mitigate the risks posed by cybersecurity threats, and to identify, analyze, address, mitigate and remediate any cybersecurity incidents that may happen in an efficient and timely manner. As part of our program:

•        We have implemented and maintain our policies, procedures and processes (“PPP”) related to the functioning of information technology within the company. The PPP are custom-tailored for the specific needs of the company — such as the nature and scale of the personal information that we collect and process — and incorporate controls and frameworks set forth by organizations such as the National

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Institute of Standards and Technology and the International Organization for Standardization. Our internal Risk Management Committee, described below, reviews our PPP at least annually to assure continuing relevance and effectiveness.

•        We maintain an experienced and qualified Information Security team that reports to the office of the Chief Technology Officer (“CTO”) and is currently led by the Director of Information Security (“InfoSec”). Combined, these individuals have more than 50 years of experience related to corporate information security governance, data and network security, data governance, risk management, and overall secure practices involved with InfoSec.

•        We have implemented a risk management process and formed a Risk Management Committee, which consists of members of our management team, including members with technical expertise, to identify, evaluate and categorize any potential InfoSec risks.

•        We perform vulnerability testing and penetration testing at routine intervals to assure that our InfoSec posture remains vigilant.

•        We utilize and maintain third-party security vendors, as necessary, to provide assistance with a variety of security efforts.

•        We are reviewing our security training protocols to ensure all employees receive annual security training for all employees. This security training will be focused on overall InfoSec, privacy best practices, and review of company policies.

•        We have formed and maintain a 24/7 Security Operations Center (“SOC”)/Network Operations Center (“NOC”) that continually monitors our key systems and logs.

•        We have an incident response and escalation process that is designed to detect cyber incidents and react in an appropriate manner to reduce any related damage.

•        We conduct tabletop exercises related to business continuity planning and disaster recovery, as well as incident responses for our SOC/NOC Operations team.

•        Our Board is regularly updated regarding the current state of InfoSec, its future roadmap, and any significant or material cybersecurity incidents.

13.12.2       Cybersecurity Governance

Our Board actively oversees our risk management activities and considers various risk topics throughout the year, including cybersecurity and information security risk management and controls. As part of its oversight function, the Board oversees the Company’s risk assessment and risk management policies, including those related to cybersecurity and the data protection program, and performs an annual review and assessment of the primary operational and regulatory risks facing the Company, their relative magnitude and management’s plan for mitigating these risks.

As appropriate, our Chief Technology Officer (“CTO”), Chief Information Security Officer (“CISO”) and Director of InfoSec report to the Board on a broad range of topics, including any significant cybersecurity risks, the status of ongoing projects, future roadmap planning, updates to the company’s PPP, and other relevant updates to our InfoSec operations and stance. In addition, our Incident Response process is designed to ensure that the Board receives timely notifications and reports, particularly with respect to any material cybersecurity incident, so that they are aware of any material incident and can provide oversight and direction as part of the response and remediation process.

Our senior management is responsible for assessing and managing the Company’s various exposures to risk, including those related to cybersecurity, on a day-to-day basis, including the identification of risks through an enterprise risk management framework and the creation of appropriate risk management programs and policies to address such risks. Our Risk Management Committee is responsible for assessing and categorizing any significant identifiable risks and presenting them to senior management in a timely manner, along with recommendations on how to manage these identified risks. All potential risks are identified, quantified, and categorized in such a manner that they can be ranked and presented to senior management for appropriate disposition (such as avoidance, acceptance, mitigation, etc.). Our CTO, CISO and Director of InfoSec have the primary responsibility for managing our cybersecurity program

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and efforts. We perform internal audits of our internal information technology controls and implementation, and we carry out a tabletop exercise at least once each year to determine our ability to respond to cybersecurity incidents in an effective and efficient manner.

Our information technology team has decades of combined operational experience both in private as well as classified government settings, advanced degrees in the information technology field from accredited universities, certifications within their areas of expertise (e.g., Certified Information Systems Security Professional (“CISSP”), Operating Systems Certifications, Network Engineering certifications, etc.).

13.13          Intellectual Property

Our intellectual property includes trademarks, such as the trademark RUMBLE (registered in the United States, Canada, and the United Kingdom), other pending international applications to register the trademark RUMBLE, and several pending U.S. trademark registration applications, including applications to federally register the trademarks RUMBLE CLOUD, RUMBLE STUDIO, RUMBLE ADVERTISING CENTER, RUMBLE SPORTS, RUMBLE POLITICS, RUMBLE NEWS, RUMBLE ENTERTAINMENT, RUMBLE PREMIUM, RUMBLE SUBSCRIPTION, the RUMBLE logos, LOCALS, and the LOCALS logos; the domain names rumble.com, rumble.cloud, studio.rumble.com, and locals.com; copyrights in our source code, website, apps and creative assets; a pending patent application for technology related to Rumble Studio; and trade secrets. In addition, our platforms are powered by a proprietary technology.

We rely on, and expect to continue to rely on, a combination of work for hire, assignment, and confidentiality agreements with our employees, consultants, and third parties with whom we have relationships, as well as federal and state statutory and common law regarding trademark, trade dress, domain name, copyright, and trade secrets to protect our assets, brands, proprietary technology, and other intellectual property rights. We intend to continue to file additional applications to register or otherwise protect our intellectual property rights.

13.14          Employees

We believe that our employees are our most significant resource. We had 158 full-time employees (“FTEs”) as of December 31, 2023, 135 FTEs as of December 31, 2024 and 156 FTEs as of December 31, 2025. Of those FTEs, 37 were based in Canada and 121 were based in the United States as of December 31, 2023, 32 in Canada and 103 in the United States as of December 31, 2024 and 48 in Canada and 108 in the United States as of December 31, 2025. None of our employees are covered by collective bargaining agreements. We believe we have good relationships with our employees. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing, and integrating our existing and additional employees. The principal purposes of our equity incentive programs are to attract, retain, and motivate key employees and directors through the granting of share-based compensation awards.

13.15          Material Agreements in connection with the Exchange Offer

13.15.1       Transaction Support Agreements

13.15.1.1    Transaction Support Agreement with Tether

Concurrently with the execution and delivery of the Business Combination Agreement, Rumble entered into a transaction support agreement with Tether (the “Tether Agreement”), pursuant to which, among other things, Tether agreed to sell, and Rumble agreed to purchase, all of the ND Shares owned by Tether as of immediately prior to the closing of the Exchange Offer (totaling 43,512,526 ND Shares as of April 6, 2026), at the Offer Exchange Ratio for Rumble Class A Common Shares (with a pre-funded warrant structure with respect to a 9.9% voting power cap). The closing of the transactions contemplated under the Tether Agreement (the “Tether Closing”) is subject to certain closing conditions, including the satisfaction of the conditions to the Exchange Offer, and, subject to the satisfaction or waiver of such conditions, would occur immediately prior to the closing of the Exchange Offer.

Under the Tether Agreement, Rumble agreed to issue new Rumble Class A Common Shares to Tether at the Offer Exchange Ratio as the consideration for its purchase of ND Shares owned by Tether (such consideration, the “Rumble Share Consideration”). To the extent that the issuance of Rumble Class A Common Shares to Tether as the consideration under the Tether Agreement would result in Tether and its affiliates owning more than 9.9% of the outstanding voting power of the capital stock of Rumble (the “Voting Limitation”), Rumble shall instead deliver to Tether a pre-funded warrant exercisable on a cashless basis into such number of Rumble Class A Common Shares (a “Pre-Funded Warrant”) so that the Rumble Class A Common Shares to be owned by Tether and its affiliates

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following the Tether Closing will not exceed the Voting Limitation. The Rumble Class A Common Shares issued pursuant to the Tether Agreement are subject to a six-month lock-up period following the Tether Closing, subject to certain exceptions as set forth in the Tether Agreement.

Tether and Rumble each provided customary representations and warranties under the Tether Agreement. The Tether Agreement also contains customary fundamental representations and warranties regarding Tether and customary business representations and warranties with respect to Northern Data.

Between November 10, 2025 and the earlier of the Tether Closing or the termination of the Tether Agreement, Rumble is required to, and to cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice and, without Tether’s consent, Rumble shall not, and shall cause its subsidiaries not to (a) amend their governing documents in any material respect in any manner that would adversely impact Tether disproportionately as compared to other holders of Rumble Class A Common Shares; (b) issue or grant an option, warrant or right of any kind to subscribe for their equity interests or convertible or exchangeable securities, subject to certain permitted exceptions set forth in the Tether Agreement (which are the same as those contained in the Business Combination Agreement); (c) split, combine, reclassify or subdivide any outstanding Rumble Class A Common Shares, in each case, to the extent the Rumble Share Consideration provided to Tether is not equitably adjusted; (d) redeem, purchase or otherwise acquire any outstanding Rumble Class A Common Shares, subject to certain exceptions; (e) commence any proceeding relating to bankruptcy, reorganization, insolvency, dissolution, liquidation or relief from debtors; or (f) affirmatively authorize, agree or commit to do any of the foregoing (clauses (a) through (f), the “Interim Operating Covenants”).

Subject to the terms and conditions set forth in the Tether Agreement, Tether agreed to indemnify and hold harmless Rumble and other purchaser indemnitees (the “Purchaser Indemnitees”) from and against damages suffered, sustained or incurred, until the expiration of the applicable survival date, resulting from:

(i)     Tether’s breach of any fundamental representation or any covenant, agreement or obligation under the Tether Agreement;

(ii)    any action brought by any securityholder of Northern Data solely in connection with the Peak Mining Sale;

(iii)   certain indemnification obligations provided to the purchasers in the Peak Mining Sale; and

(iv)   certain liabilities relating to (a) Northern Data’s Peak Mining business; (b) certain business activities of certain entities that were outside of the scope of Northern Data’s data center or cloud services businesses (including with respect to the liquidation and winding-down of such entities); (c) any taxes incurred as a result of the Peak Mining Sale or in respect of certain entities that were outside of the scope of Northern Data’s data center or cloud services businesses.

Tether’s indemnification obligations are subject to various limitations as set forth in the Tether Agreement, including without limitation the following: (i) Tether’s indemnification obligations are capped at the value of the Rumble Share Consideration that was actually received by Tether; (ii) the Purchaser Indemnitees shall first use reasonable best efforts to seek recovery under the RWI Policy before seeking indemnification from Tether pursuant to the Tether Agreement, and no double recovery is allowed; and (iii) in the event that the Purchaser Indemnitees seek indemnification in connection with (a) Tether’s breach of any fundamental representation; (b) certain business activities of certain entities that were outside of the scope of Northern Data’s data center or cloud services businesses (including with respect to the liquidation and winding down of such entities) or (c) any taxes incurred as a result of the Peak Mining Sale or in respect of certain entities that were outside of the scope of Northern Data’s data center or cloud services businesses, the Purchaser Indemnitees shall first use commercially reasonable efforts to seek recovery under the transaction support agreement with the ART Sellers (the “ART Agreement”). To the extent any such indemnifiable damages are not actually recovered under the ART Agreement, in the event the Purchaser Indemnitees seek recovery directly from Tether for such indemnifiable damages, they must also seek recovery pursuant to the indemnification provisions in the transaction support agreement with Apeiron (the “Apeiron Agreement”). None of the foregoing limitations shall apply in the case of any deceit or willful misconduct of Tether.

For a period of eighteen months following the Tether Closing, Rumble is entitled to withhold a portion of the Rumble Share Consideration that equals the quotient (rounded down) of €25 million divided by the VWAP of Rumble Class A Common Shares over the last three consecutive trading days prior to the date of the Tether Closing, to support any potential indemnification claims under the Tether Agreement.

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Subject to the terms and conditions set forth in the Tether Agreement, Rumble shall indemnify and hold harmless Tether and other seller indemnitees from and against damages suffered, sustained or incurred, until the expiration of the applicable survival date, resulting from Rumble’s breach of any fundamental representation or any covenant, agreement or obligation under the Tether Agreement or any other Transaction Document (as defined in the Tether Agreement). Rumble’s indemnification obligations are capped at the value of the Rumble Share Consideration that was actually paid, except for deceit or willful misconduct of Rumble.

Prior to the Tether Closing and for up to one year thereafter, to the extent that the ND Shares (i) held by Rumble and its affiliates; (ii) validly tendered in the Exchange Offer; (iii) held by Tether; (iv) subject to the Transaction Support Agreements with each of the ART Sellers and Apeiron; and (v) subject to a binding agreement between Rumble or one of its affiliates to be acquired by or transferred to Rumble or such affiliate (collectively, the “Secured Shares”) represent, in aggregate, less than 90% of the ND Shares outstanding upon expiration of the Acceptance Period, excluding any ND Shares held in treasury (the “Target Shareholding”), Tether has committed to offer to purchase for cash, subject to applicable law and the terms of the Transaction Support Agreement, from ND Shareholders outside of the Exchange Offer, provided that Tether is not committed (i) to purchase ND Shares if the price per ND Share is greater than the product of (A) the Offer Exchange Ratio; (B) the three-day VWAP of Rumble Class A Common Shares immediately preceding the purchase date; and (C) the dollar-to-euro exchange rate immediately preceding the purchase date or (ii) to spend more than approximately €196 million on such purchases after the date of this Prospectus.

The Tether Agreement also provides that if Rumble owns 90% or more of the outstanding ND Shares (excluding treasury shares) but less than 100% of such shares, then Tether shall, at such time(s) directed by Rumble, fund cash in such aggregate amount necessary to enable Rumble to squeeze out the minority ND Shareholders. In consideration for such funding, Rumble shall issue and deliver to Tether, promptly following the consummation of such squeeze out, a number of Rumble Class A Common Shares equal to the Offer Consideration per ND Share so acquired.

13.15.1.2    Transaction Support Agreement with ART Sellers

Concurrently with the execution and delivery of the Tether Agreement, Rumble entered into the ART Agreement, pursuant to which the ART Sellers and Apeiron agreed to sell, and Rumble agreed to purchase, all of the ND Shares owned by the ART Sellers as of immediately prior to the closing of the Exchange Offer (including 744,150 ND Shares owned by the ART Sellers as of the date of the Business Combination Agreement). While the ART Agreement contains substantially similar terms to the Tether Agreement, there are certain material differences between these two transaction support agreements, including without limitation those differences as described below.

Unlike the Tether Agreement, the consideration payable under the ART Agreement is the amount of new Rumble Class A Common Shares equal to the Offer Exchange Ratio without a pre-funded warrant. The ART Sellers are not subject to any obligations to purchase additional ND Shares, and the ART Sellers are not required to fund the squeeze out, in each case, as provided in the Tether Agreement.

The ART Agreement does not contain the Interim Operating Covenants.

With respect to the post-closing indemnification, the Purchaser Indemnitees in the ART Agreement are not required to first take commercially reasonable efforts to seek recovery under other transaction support agreements before seeking recovery pursuant to the indemnification provisions under the ART Agreement.

The ART Agreement also contains certain provisions that are not in the Tether Agreement. For instance, the ART Agreement contains provisions clarifying that nothing in the ART Agreement conflicts with Aroosh Thillainathan’s fiduciary duties in his capacity as a member of Northern Data’s management board. The ART Agreement also contains non-compete and non-solicit provisions requiring that the ART Sellers shall not, and shall cause their affiliates not to, compete, directly or indirectly, with the business of Northern Data or any member of the ND Group, or actively solicit service or employment of any employee of Northern Data or any member of the ND Group, in each case, during the two-year period following the closing of the transactions contemplated by the ART Agreement, subject to certain exceptions set forth therein.

13.15.1.3    Transaction Support Agreement with Apeiron

Concurrently with the execution and delivery of the Tether Agreement, Rumble entered into the Apeiron Agreement, pursuant to which Apeiron agreed to sell, and Rumble agreed to purchase, all of the ND Shares owned by Apeiron as of immediately prior to the closing of the Exchange Offer (including 2,246,399 ND Shares owned by Apeiron as of

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the date of the Business Combination Agreement). While the Apeiron Agreement contains substantially similar terms to the Tether Agreement, there are certain material differences between these two transaction support agreements, including without limitation those differences as described below.

The Apeiron Agreement contains the Interim Operating Covenants, but provides that in the event that Tether consents to any matters subject to the Interim Operating Covenants, Apeiron shall automatically be deemed to have consented to such matters.

Apeiron is not subject to any obligations to purchase additional ND Shares, and it is not required to fund the squeeze out, in each case, as provided in the Tether Agreement.

Apeiron’s indemnification obligations to Rumble are provided on a several basis with Tether and on a pro rata basis in proportion to the percentage of ND Shares sold by each of them relative to the aggregate number of ND Shares sold by both of them.

The Apeiron Agreement contains a “most favored nation” provision, pursuant to which Apeiron is entitled to the same or economically equivalent terms, rights, benefits or consideration offered to any ND Shareholder in the Exchange Offer or to Tether, unless such terms, rights, benefits or consideration are based on circumstances specific to Tether and are not relevant to Apeiron with respect to the transactions contemplated by the Apeiron Agreement.

13.15.1.4    Transaction Support Agreement between Tether and Northern Data

Concurrently with the execution and delivery of the Business Combination Agreement, Northern Data and Tether entered into a transaction support agreement (the “Company Transaction Support Agreement”), pursuant to which, among other things, Tether agreed to provide financial support to Northern Data by means of (i) agreeing not to exercise its right to accelerate or terminate the Existing ND Loan due to certain existing financial covenant breaches until the earlier of (x) the closing of the Exchange Offer, (y) a public announcement by Rumble that it will not make any Exchange Offer or that the Exchange Offer will definitely not be completed, and (z) the termination of the Company Transaction Support Agreement in accordance with its terms (in each case, a “Termination Event”), (ii) granting Northern Data the right to capitalize interest payable under the Existing ND Loan as from the relevant interest period ending on December 31, 2025 until and including the interest period during which a Termination Event occurs, and (iii) agreeing that Northern Data shall not be not be required to utilize any proceeds from the Peak Mining Purchase Agreement to repay the Existing ND Loan.

13.15.2       Registration Rights Agreement

As contemplated by the Tether Agreement, Rumble and Tether will amend and restate that certain registration rights agreement, dated February 7, 2025 (such amended and restated registration rights agreement, the “A&R Registration Rights Agreement”), simultaneously with the Tether Closing. Pursuant to the A&R Registration Rights Agreement, among other things, Tether will be granted the right to register the resale of Rumble Class A Common Shares it owns or that may be issued to Tether in connection with the Business Combination, including those Rumble Class A Common Shares it receives pursuant to the Tether Agreement, the Rumble Equity Commitment Agreement (as defined below) or the Amended Northern Data Loan Agreements (as defined below).

13.15.3       Transaction Agreement Amendment

As contemplated by the Tether Agreement, Rumble and Tether will enter into an amendment to that certain transaction agreement, dated December 20, 2024 (the “Transaction Agreement Amendment”), simultaneously with the Tether Closing. The Transaction Agreement Amendment, among other things, will specify that the Rumble Class A Common Shares held by Tether are subject to certain of the covenants in the transaction agreement, including Tether’s agreement to vote, a standstill and restrictions on transfers of shares.

13.15.4       Tether Customer Agreement

As contemplated by the Tether Agreement, Rumble and Tether will enter into a customer agreement (the “Tether Customer Agreement”) simultaneously with the Tether Closing. Pursuant to the Tether Customer Agreement, subject to the terms and conditions therein, Tether will commit to purchasing certain GPU services from Rumble after the closing of the Exchange Offer in an amount of up to USD 75 million per year over a two-year initial term. The Tether Customer Agreement also provides for certain Rumble data to be provided to Tether for the purpose of training artificial intelligence models for the duration of the Tether Customer Agreement.

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13.15.5       Equity Commitment Agreements

Concurrently with the execution of the Business Combination Agreement, Rumble, Tether and Northern Data entered into an equity commitment agreement (the “Northern Data Equity Commitment Agreement”), pursuant to which, subject to the terms and conditions therein, Tether agreed to provide an equity financing commitment to fund up to USD 200 million of certain taxes of Northern Data and its subsidiaries to the extent due and owing or otherwise required to be accrued as a liability at or prior to the closing of the Exchange Offer. Rumble and Tether also entered into an equity financing commitment agreement (the “Rumble Equity Commitment Agreement” and, together with the Northern Data Equity Commitment Agreement, the “Equity Commitment Agreements”), pursuant to which, subject to the terms and conditions therein, Tether agreed to provide an equity financing commitment to fund up to USD 200 million (less any amounts previously funded under the Northern Data Equity Commitment Agreement) of certain taxes Northern Data and its subsidiaries to the extent due and owing or otherwise required to be accrued as a liability at or after the closing of the Exchange Offer for up to 18 months after the closing of the Exchange Offer. To the extent that the issuance of Rumble Class A Common Shares to Tether as the consideration under the Rumble Equity Commitment Agreement would result in Tether and its affiliates exceeding the Voting Limitation, Rumble shall instead deliver to Tether a Pre-Funded Warrant exercisable on a cashless basis into such number of Rumble Class A Common Shares so that the Rumble Class A Common Shares to be owned by Tether and its affiliates following the issuances under the Rumble Equity Commitment Agreement will not exceed the Voting Limitation. Rumble may also elect, under the terms of the Rumble Equity Commitment, to require Tether to fund any such tax liabilities in the form of an additional loan under the Tether/Rumble Loan (as defined below), in lieu of issuing Rumble Class A Common Shares or a Pre-Funded Warrant.

The existence of the Equity Commitment Agreements does not, however, eliminate the economic burden of the underlying tax liabilities for remaining ND Shareholders. To the extent that any amounts funded thereunder constitute a liability of Northern Data, such liability must be repaid before any dividends are distributed to ND shareholders, meaning that ND Shareholders who do not tender their ND Shares in the Exchange Offer will bear the economic cost of any such tax liabilities through reduced or deferred returns on their investment.

13.15.6       Tether Marketing Agreement

Concurrently with the execution of the Business Combination Agreement, Rumble and Tether entered into an advertising and marketing services agreement (the “Tether Marketing Agreement”), pursuant to which, subject to the terms and conditions therein, Tether agreed to purchase certain advertising and marketing services from Rumble in an amount of up to USD 50 million per year over an initial two-year term that began on February 15, 2026.

13.15.7       Sale and Transfer and Amendment and Restatement Agreement and other related Amended Northern Data Loan Agreements

Concurrently with the execution of the Business Combination Agreement, Rumble entered into a sale and transfer and amendment and restatement agreement with Northern Data and Tether (the “Sale and Transfer and Amendment and Restatement Agreement”), under which the receivable under Northern Data’s unsecured floating rate loan (which, as of the date of the Prospectus, remains outstanding in full as an intra-group loan), made under a loan agreement originally dated November 2, 2023 (the “Existing ND Loan”), will be transferred upon the closing of the Exchange Offer from Tether to a newly incorporated Irish subsidiary of Rumble, Rumble ND HoldCo, that will hold the ND Shares acquired through the Exchange Offer and concurrently be amended pursuant to the Shareholder Loan Amendment Agreement in the form attached to the Sale and Transfer and Amendment and Restatement Agreement. As consideration for the transfer of the receivable under the Existing ND Loan, Rumble ND HoldCo will (i) exchange 50% of the value of the Existing ND Loan for the number of Rumble Class A Common Shares equal to such share of the Existing ND Loan divided by USD7.88 (subject to adjustment for any stock split, reverse stock split or stock dividend) (as converted to euros using the exchange rate as promulgated by the European Central Bank on the last trading day prior to the applicable exchange date) and (ii) enter into a new loan agreement with Tether as lender equal in value to the remaining 50% of the Existing ND Loan (the “Tether/Rumble Loan”). The Sale and Transfer and Amendment and Restatement Agreement, together with the Existing ND Loan (as amended by the Shareholder Loan Amendment Agreement) and the Tether/Rumble Loan, are collectively referred to as the “Amended Northern Data Loan Agreements.” Northern Data’s obligation to repay the Existing ND Loan will remain unchanged, with the Existing ND Loan continuing to be outstanding between Northern Data and Rumble ND HoldCo following the closing of the Exchange Offer.

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To the extent legally permissible and subject to the agreed security principles set forth in the Tether/Rumble Loan, the Tether/Rumble Loan requires that (i) any ND Shares acquired by Rumble and any equity interests in any entity directly or indirectly holding shares in Northern Data from time to time be pledged to Tether within 30 days of the date of the Tether/Rumble Loan; and (ii) each member in the borrower group provide customary corporate guarantees and security over their assets to Tether within 30 days following the consummation of the Exchange Offer and if applicable, the subsequent squeeze out in Northern Data. Other than such security interests, the Tether/Rumble Loan will be on substantially the same terms as the Existing ND Loan and will benefit from security over (i) the ND Shares acquired by Rumble and (ii) the shares and assets of Northern Data’s subsidiaries located in Germany, Ireland, the Netherlands, Norway, Sweden, the United Kingdom and the United States. On the date falling one year after the closing of the Exchange Offer (the “Exchange Option Date”), Tether will have the option to exchange all (but not less than all) of the outstanding amount under the Tether/Rumble Loan as at the Exchange Option Date into the number of Rumble Class A Common Shares equal to the outstanding amount under the Tether/Rumble Loan divided by the greater of (i) the ten-day VWAP and (ii) USD7.88 (subject to adjustment for any stock split, reverse stock split or stock dividend) (in each case, as converted to euros using the exchange rate as promulgated by the European Central Bank on the last trading day prior to the Exchange Option Date). To the extent that the issuance of Rumble Class A Common Shares to Tether as the consideration under the Sale and Transfer and Amendment and Restatement Agreement or upon exchange of the outstanding amount under the Tether/Rumble Loan would result in Tether and its affiliates exceeding the Voting Limitation, Rumble shall instead deliver to Tether one or more Pre-Funded Warrants exercisable on a cashless basis into such number of Rumble Class A Common Shares so that the Rumble Class A Common Shares to be owned by Tether and its affiliates following the issuances under the Sale and Transfer and Amendment and Restatement Agreement and the Tether/Rumble Loan will not exceed the Voting Limitation.

13.16          Legal Proceedings

We are, and from time to time may become, involved in various legal proceedings arising in the normal course of our business activities, such as copyright infringement and tort claims arising from user-uploaded content, patent infringement claims, breach of contract claims, government demands, putative class actions based upon consumer protection or privacy laws and other matters. The amounts that may be recovered in such matters may be subject to insurance coverage.

In January 2021, we filed an antitrust lawsuit against Google in the U.S. District Court for the Northern District of California, alleging that Google unlawfully gives an advantage to its YouTube platform over Rumble in search engine results and in the mobile phone market. The court heard argument on Google’s motion for summary judgment in February 2025. The trial was scheduled for July 7, 2025. On May 21, 2025, the court granted Google’s motion for summary judgment on statute of limitations grounds and dismissed the case. The Company has filed a notice of appeal to the U.S. Court of Appeals for the Ninth Circuit. The Company’s appeal brief was filed on September 10, 2025. Google’s opposition brief was filed on November 10, 2025 and the Company’s reply was filed on December 1, 2025. In addition, on November 12, 2025, the Company filed a notice of motion for an indicative ruling on a request for recusal and reassignment on the grounds that the District Court’s “impartiality might reasonably be questioned” in light of newly discovered facts. The District Court deferred to rule on that motion, leaving it to the Ninth Circuit Court of Appeals to render its determination.

In addition, in May 2024, we filed a second antitrust lawsuit against Google in the U.S. District Court for the Northern District of California related to Google’s monopolization of the online advertising market. This lawsuit is separate and distinct from the self-preferencing lawsuit filed in January 2021. In August 2024, we filed an amended complaint, and in September 2024, Google filed a motion to dismiss. In December 2024, the U.S. Judicial Panel on Multidistrict Litigation (JPML) transferred the case to the existing proceeding, In re: Google Digital Advertising Antitrust Litigation (JPML No. 3010). After common questions of fact are resolved in the Multidistrict Litigation proceeding, this case would be transferred back to the Northern District of California for trial. A second amended complaint was filed in April 2025. Google sought leave to file a motion to dismiss, which motion was filed on August 1, 2025. The Company’s response to such motion to dismiss was filed on October 3, 2025. In January 2026, the Court granted in part and denied in part Google’s motion. The case is ongoing.

In January 2022, we received notification of a lawsuit filed by Kosmayer Investment Inc. (“KII”) against Rumble and Mr. Pavlovski in the Ontario Superior Court of Justice, alleging fraudulent misrepresentation in connection with KII’s decision to redeem its shares of Rumble in August 2020. KII is seeking rescission of such redemption such that, following such rescission, KII would own 20% of the issued and outstanding shares of Rumble or, in the alternative,

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damages for the lost value of the redeemed shares, which KII has alleged to be worth USD 419.0million (based on the value ascribed to the shares of Rumble in the Business Combination), together with other damages including punitive damages and costs. Although we believe that the allegations are meritless and intend to vigorously defend against them, the result or impact of such claims is uncertain, and could result in, among other things, damages, and/or awards of attorneys’ fees or expenses. A mediation session was held in April 2025. No settlement was reached. The case remains in discovery.

Along with co-plaintiff Eugene Volokh, in December 2022, we filed a lawsuit in the U.S. District Court for the Southern District of New York to block the enforcement of New York State’s Social Media Law. In February 2023, the court granted our motion for a preliminary injunction, halting enforcement of the law. The New York Attorney General appealed that decision to the U.S. Court of Appeals for the Second Circuit. In a 2-1 decision, the court held that if the law were interpreted our way, it would be unconstitutional; that said, they believe a different interpretation of the law is possible and have certified the questions to state high court to interpret the law, putting off federal appellate ruling on constitutionality. The Company’s brief was filed with the State of New York Court of Appeals on February 4, 2026. The injunction remains in place while the state court reviews.

In October 2024, plaintiff David Stebbins filed a lawsuit in the U.S. District Court for the District of Delaware naming Rumble and an unaffiliated entity doing business as “The Specter Report” as defendants. Mr. Stebbins, who is not represented by counsel, alleges six counts of copyright infringement and one count of slander and seeks injunctive relief and USD 900,000 in damages from Rumble. We have not yet been formally served with the lawsuit and believe that the allegations are meritless. The court dismissed the case against the Company in May 2025. The plaintiff appealed to the U.S. Court of Appeals for the Third Circuit.

In November 2024, we filed a lawsuit against the California Attorney General and Secretary of State in the U.S. District Court for the Eastern District of California to enjoin the enforcement of AB 2655, a recently enacted state law regulating online platforms. The law would require online platforms to receive reports about posts related to elections, public officials, and candidates for office that are deemed “materially deceptive”, then remove or label the content. Our lawsuit was consolidated with similar lawsuits filed by other affected online platforms and content creators, and the state of California has agreed to enjoin the enforcement of the law during the initial phases of the litigation. The plaintiffs’ summary judgment motions were filed on March 7, 2025. A further stay of enforcement was issued by the court through October 25, 2025. The summary judgment hearing took place on August 5, 2025. The judge granted our summary judgment motion from the bench. He ruled that Section 230 preempted all of AB 2655 and subsequently issued a permanent injunction against the enforcement of AB2655. The state of California filed their appeal brief on January 12, 2026. The Company’s answer will be filed on March 11, 2026.

In February 2025, we filed a complaint and a request for a Temporary Restraining Order (“TRO”) in the U.S. District Court for the Middle District of Florida against Brazilian Supreme Court Justice Alexandre de Moraes related to content blocking orders issued by him against Rumble. The court denied, without prejudice, Rumble’s motion for a TRO on the grounds that the matter was not ripe for judicial review. The court noted that Justice Moraes’s pronouncements and directives had not been properly served on Rumble, that Rumble was not obligated to comply with such pronouncements and directives, and that no U.S. entity was required to enforce them. We filed an amended complaint on June 6, 2025. We filed a request to supplement the amended complaint on July 13, 2025 in response to a new illegal blocking order from Justice Moraes and filed a further amended complaint on July 16, 2025, which the Company attempted to serve via the Hague Service Convention. The Company filed a motion for alternative service on February 2, 2026.

In April 2025, along with Rebel News, we filed a lawsuit in the Ontario Superior Court of Justice against Canada, Canada Lands Company, Ya’ara Saks, et al alleging that the defendants tried to block two lawful and peaceful public gatherings celebrating free speech in the Toronto area in 2024 because they disagreed with the political points of view of the organizers (Rebel News)and participants. We alleged that the officials tried to thwart the events by imposing unreasonably high charges for security measures that were not needed and designed only to prevent the events from taking place. Various motions have been filed by the defendants in an effort to remove certain parties from the action. A notice of discontinuance (without prejudice) was filed by Rebel News and the Company in respect of His Majesty the King in Right of Canada and The Attorney General of Canada. Various motions have been filed by the parties. The case is ongoing.

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In June 2025, we were served with a lawsuit from an individual named Michael Goldstein, alleging that the Company violated the California Invasion of Privacy Act by improperly disclosing personally identifiable information by way of the Facebook Pixel. The case was brought in California state court. The case was moved to federal court in the U.S. District Court for the Central District of California. The Company filed a motion to dismiss on August 18, 2025. The plaintiff responded on September 18, 2025, to which the Company replied on October 9, 2025. On November 6, 2025, the Court granted the Company’s Motion to Dismiss, with leave to amend. On December 5, 2025, the Plaintiff filed his amended complaint. The Company filed its Motion to Dismiss on January 26, 2026. As with prior privacy-related lawsuits, we believe that the plaintiff’s allegations are meritless.

13.17          Insurance

We have professional liability insurance for property, persons and environment, accidents for the Company, and a customary directors and officers (“D&O”) liability insurance. Furthermore, we concluded a public liability insurance policy for the Company which extends to our subsidiaries.

13.18          Significant Changes

There have been no significant changes in the financial or trading position of the Rumble Group between January 1, 2026 and the date of the Prospectus. For a discussion of recent developments and trend information, please refer to section “22 RECENT DEVELOPMENTS AND TREND INFORMATION”.

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14    REGULATORY AND LEGAL ENVIRONMENT

Rumble is subject to domestic and foreign laws that affect companies conducting business on the internet generally, including laws relating to the liability of providers of online services for their operations and the activities of their users. Because Rumble hosts user-uploaded content, it may be subject to laws concerning such content. In the U.S., Rumble relies, to a significant degree, on laws that limit the liability of online providers for user-uploaded content, including the DMCA and Section 230 (47 U.S.C. § 230). Countries outside the U.S. generally do not provide as robust protections for online providers and may instead regulate such entities to a higher degree. For example, in certain countries, online providers may be liable for hosting certain types of content or may be required to remove such content within a short period of time upon notice. As Rumble expands internationally, we or our customers may also be subject to additional laws that regulate streaming services or online platforms.

Because Rumble receives, stores and uses a substantial amount of information received from or generated by its users, it is also impacted by laws and regulations governing privacy and data security in the U.S. and worldwide. Examples of such regimes include Section 5 of the FTCA, the EU GDPR, and the CCPA.

Because Rumble’s platform facilitates online payments, including subscription fees and tipping, Rumble is subject to a variety of laws governing online transactions, payment card transactions and the automatic renewal of online agreements. In the U.S., these matters are regulated by, among other things, the federal Restore Online Shoppers Confidence Act and various state laws. Also, as a U.S.-based company with Canadian operations, we are subject to a variety of Canadian laws governing our foreign operations, as well as Canadian and U.S. laws that restrict trade and certain practices.

Rumble’s cloud services business operates in a highly regulated environment, subject to a complex and rapidly evolving array of domestic and international laws, regulations, and industry standards governing data privacy, cybersecurity, data localization, cross-border data transfers, and emerging technologies such as artificial intelligence. Rumble’s cloud services business may also serve customers in highly regulated industries, such as healthcare (subject to HIPAA), financial services (subject to PCI DSS), and government (subject to FedRAMP). The EU AI Act, now in phased enforcement, categorizes AI systems by risk and may require significant changes to Rumble’s technology, operations, transparency measures, or governance if its cloud services involve or support AI deployments.

Numerous laws, regulations, and legally-binding codes impose obligations on companies that process minors’ data and/or provide online services used by children, including the U.S. federal Children’s Online Privacy Protection Act, the UK’s Online Safety Act, the GDPR, and the DSA. Rumble has implemented a minimum age of 17 for registered users on its video platform and requires users to provide their date of birth. However, compliance with new laws may require Rumble to implement additional measures and complex age verification technologies, such as biometric data checks, third-party ID verification, or parental consent mechanisms, which could involve substantial development, integration, and ongoing maintenance costs.

Rumble is also subject to the U.S. Foreign Corrupt Practices Act, U.S. domestic bribery laws, and other anti-corruption and anti-money laundering laws in the countries in which it operates.

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15    GENERAL INFORMATION ON RUMBLE

15.1            Legal and Commercial Name, Registered Office and LEI

The first company was incorporated on September 18, 2013 in Ontario, Canada as a corporation formed under the laws of the Province of Ontario, Canada (“Legacy Rumble”).

On September 16, 2022, Legacy Rumble completed a Business Combination Agreement with CF Acquisition Corp. VI (“CFVI”), a special purpose acquisition company (“SPAC”) incorporated in Delaware, United States. In connection with the underlying Business Combination Agreement dated December 1, 2021 (“BCA”), the Company, a new Delaware corporation, was established as a holding company and parent of the operating Legacy Rumble.

The Company’s legal name is “Rumble Inc.”. The Company operates under the commercial name “Rumble”. The Class A Common Shares of the Company were admitted to trading on the stock exchange and listed on the Nasdaq Global Market (“Nasdaq”) on September 19, 2022, under the symbols “RUM” (Class A common stock) and “RUMBW” (warrants).

The Company has its registered office at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, United States of America, and was incorporated in the state of Delaware with United States Internal Revenue Service Employer Identification Number 80-0984597.

The Company’s Legal Entity Identifier (“LEI”) is 3912000ZRKLHY7D9PD40.

Rumble is registered with the division of corporations of the state of Delaware, United States. Rumble’s registered agent at such address is Corporation Service Company. As a corporation incorporated under the laws of Delaware, Rumble is subject to the laws of Delaware, United States.

15.2            Auditors

The Company’s independent registered public accounting firm is Baker Tilly US, LLP, headquartered at 205 Michigan Avenue, Chicago, Illinois, United States (“Baker Tilly”). On June 3, 2025, the Company’s former independent registered public accounting firm, Moss Adams LLP, headquartered at 999 Third Avenue, Suite 2800, Seattle, Washington 98104, United States (“Moss Adams”), merged with Baker Tilly. In connection with that merger, Moss Adams resigned as the Company’s independent registered public accounting firm, and the Audit Committee of the board of directors of Rumble appointed Baker Tilly as the Company’s new independent registered public accounting firm. The combined audit practices operate as Baker Tilly US, LLP and Baker Tilly has reissued an English language audit opinion for fiscal years 2024 and 2023.

Baker Tilly audited the Audited Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issued English-language audit opinions thereon in accordance with PCAOB standards.

Baker Tilly is an independent registered public accounting firm registered with the PCAOB.

15.3            Fiscal year and duration

The Company’s fiscal year is the calendar year.

15.4            Corporate purpose

Pursuant to Section 3.1 of the articles of association (the “Articles of Association”), the Company’s corporate purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.”

15.5            History of Rumble

For our history and key milestones, see “13.3 History and key milestones”. For the development of the Company’s share capital see “16.2 Rumble Common Stock”.

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15.6            Corporate Governance Structure of Rumble

15.6.1         Overview

Rumble is required to comply with the DGCL. Rumble is subject to the corporate governance frameworks required by virtue of the listing of the Rumble Class A Common Shares on the Nasdaq.

15.6.2         Corporate Governance of Rumble

15.6.2.1      Composition of board of directors of Rumble

As of the date of this Prospectus, the board of directors of Rumble consists of six members, including Chris Pavlovski, the current CEO, and five other directors.

Members of the board of directors of Rumble each hold office until the date of the next annual meeting of the Company’s stockholders, which we expect to be on or around June 12, 2026.

The following table sets forth the names, as well as certain other biographical information, as to those individuals who are members of the board of directors of Rumble:

Name	Position, Principal Occupation, Business Experience and Directorships during Last Five Years, Qualifications to Serve
Chris Pavlovski

Chris Pavlovski, age 42, is the Founder and Chief Executive Officer of Rumble and has also served as a member of our Board of Directors since September 2022, and has served as a member of the board of directors of Legacy Rumble since 2013. As a three-time successful entrepreneur, Mr. Pavlovski has over 20 years of experience in the online marketing and advertising space. After building websites daily in his teenage years, Mr. Pavlovski founded Jolted Media Group and served as its Chief Executive Officer. During the same time, Mr. Pavlovski served as the director of marketing for NASA’s Next Giant Leap from 2009 through 2012 leading corporate donations, sponsorships, and internet marketing strategies. Mr. Pavlovski also founded Cosmic Development in 2011, a global IT business employing 150+ employees with offices in Europe and North America. Mr. Pavlovski also sits on numerous boards, including Macedonia 2025, a not-for-profit organization focused on economic and educational development in Macedonia. As a result of his success, Mr. Pavlovski became a finalist for the Ernst &Young Entrepreneur of the Year in 2010 (source: EY Entrepreneur Of The Year 2010). Prior to his entrepreneurial journey, Mr. Pavlovski served as a Network Administrator at Microsoft and studied at the University of Toronto. We believe that Mr. Pavlovski’s extensive experience in technology, online marketing and advertising, along with his unique perspective on technology-related matters, qualify him to serve as a member of our Board of Directors.

Paul Cappuccio

Paul Cappuccio, age 64, has served as a member of our Board of Directors since September 2022 and served as a member of the board of directors of Legacy Rumble from January 2021 through September 2022. Mr. Cappuccio is currently employed as a managing partner of the Torridon Law Firm, a position he has held since May 2024. Mr. Cappuccio has also served as a director of Chipotle Mexican Grill, Inc. (NYSE: CMG) from 2016 to 2020 (where Mr. Cappuccio served as the chairman of the Nominating and Governance Committee and on the Audit Committee) and Central European Media Enterprises (Nasdaq: CETV) from 2009 to 2018. Mr. Cappuccio also served as the Chief Legal Officer and General Counsel of NJOY, LLC, a privately held company that sells electronic nicotine delivery systems to adult smokers and former smokers, from January 2020 to June 2023. From 2019 to 2020, Mr. Cappuccio served as Vice Chairman of dtx, a digital company that connects consumers with brands through QR codes. From January 2001 to June 2018, Mr. Cappuccio served as Executive Vice President and General Counsel of Time Warner, Inc., a consolidated worldwide media and entertainment company. From August 1999 to January 2001, he served as Senior Vice President and General Counsel at America Online, Inc., an internet access company. Prior to this, Mr. Cappuccio was a partner at Kirkland & Ellis and served as an Associate Deputy Attorney General at the U.S. Department of Justice. Additionally, Mr. Cappuccio served as a law clerk to two Justices of the Supreme Court of the United States, the Hon. Anthony M. Kennedy and the Hon. Antonin Scalia. Mr. Cappuccio received his J.D. from Harvard Law School and a B.A. from Georgetown University. We believe that Mr. Cappuccio’s experience as a leader in the legal, media and entertainment, and technology industries, as well as his prior service on multiple public company boards, qualifies him to serve as a member of our Board of Directors.

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Name	Position, Principal Occupation, Business Experience and Directorships during Last Five Years, Qualifications to Serve
Philip Evershed

Philip Evershed, age 65, has served as a member of our Board of Directors since March 2025. Mr. Evershed has been a Managing Partner at PointNorth Capital, an advisory and investment management company, since 2015. Previously, Mr. Evershed was Global Head of Investment Banking at Canaccord Genuity, a full-service financial services firm, from 2010 to 2015. In 2005, Mr. Evershed co-founded Genuity Capital Markets, a privately held investment bank that was sold in 2010, and prior to that, Mr. Evershed was the Co-Head of Investment Banking and the Head of Mergers and Acquisitions at the Canadian Imperial Bank of Commerce (CIBC), where he was employed from 1990 to 2005. Prior to joining CIBC, Mr. Evershed was Chief of Staff to the Deputy Prime Minister of Canada and Minister of Privatization until 1990. Since July 2022, Mr. Evershed has served on the board of directors of Verticalscope, a cloud-based digital community platform. He has also served on the board of Iogen Corp., a biotechnology firm specializing in low-carbon biofuels since January 2024, and the board of Third Lane Mobility Inc., a consumer mobility company. Previously, Mr. Evershed served as Chairman of the Board of Sirius-XM Satellite Radio (Canada), a broadcasting company from June 2005 to May 2023, and as a board member of Bird Global, Inc. (NYSE:BRDS), an electric scooter company, from March 2023 to December 2023. Mr. Evershed received a Master of Arts in Economics from the University of Toronto in 1985 and an Honours Bachelor of Arts at the School of Business and Economics from Wilfrid Laurier University in 1983. We believe that Mr. Evershed’s extensive financial and business expertise qualifies him to serve as a member of our Board of Directors.

Jerry Naumoff

Jerry Naumoff, age 68, has served as a member of our Board of Directors since November 2024. Mr. Naumoff is Chairman Emeritus and Founding Partner of Taskforce BPO, a business process outsourcing service, and he previously served as the CEO and Chairman of the Board of Taskforce, one of the fastest-growing companies in Southeast Europe from July 2017 to January 2022. Mr. Naumoff previously served as Minister for Foreign Direct Investments for the Government of the Republic of North Macedonia from May 2013 to June 2017. In 1993, Mr. Naumoff was the Founder and President of The Naumoff Group, Inc., a total risk management advisory firm. Mr. Naumoff holds a B.S. in Business Administration and Marketing from Ball State University. We believe that Mr. Naumoff’s extensive international business experience qualifies him to serve as a member of our Board of Directors. Mr. Naumoff’s son is a non-executive, salaried employee of the Company.

Ryan Milnes

Ryan Milnes, age 43, has served as a member of our Board of Directors since September 2022, and served as a member of the board of directors of Legacy Rumble from 2013 through September 2022. Mr. Milnes is an accomplished entrepreneur and the co-founder and Chief Executive Officer of Cosmic Development, a global IT business employing more than 150 employees with offices in Europe and North America. Since founding Cosmic in 2013, Mr. Milnes has overseen Cosmic’s provision of content editing and moderation services to Rumble. He is the owner and director of multiple businesses that focus on tech and real estate. Mr. Milnes holds a film degree from the Toronto Film School. We believe that Mr. Milnes’s experience as an entrepreneur in the information technology industry qualifies him to serve as a member of our Board of Directors.

Katie Biber

Katie Biber, age 47, has served as a director of Rumble since January 2025. Ms. Biber serves as Chief Legal Officer at Paradigm, leading the firm’s legal, regulatory, compliance, and policy functions, and has held this position since June 2022. She joined Paradigm from Brex, a financial products provider, where she served as Chief Legal Officer from June 2020 to June 2022. Previously, she was General Counsel at Anchorage, the first crypto-native custody and trading platform for institutional investors, and has been an observer on Anchorage’s board of directors since July 2020. Since June 2021, Ms. Biber has also served on the board of directors of Protocol Labs, an open-source software development company. Ms. Biber was also an early lawyer at Airbnb, where she managed U.S. regulatory and litigation issues. Earlier in her career, Ms. Biber worked as a political and election lawyer, representing candidates, political party committees, and non-profit groups in high-stakes enforcement actions, congressional investigations, and litigation. Ms. Biber served as a clerk to the Hon. Timothy M. Tymkovich on the U.S. Court of Appeals for the Tenth Circuit. Ms. Biber received her J.D. from Harvard Law School and a B.A. from George Washington University. We believe that Ms. Biber’s extensive legal and technology experience qualifies her to serve as a member of our Board of Directors.

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The directors of Rumble can be reached at Rumble’s principal executive offices: 444 Gulf of Mexico Drive, Longboat Key, Florida 34228, United States (+1 (941) 210-0196).

15.6.2.2      Director Independence

Rumble’s Class A Common Shares are listed on the Nasdaq. As required under the Nasdaq listing standards (other than with respect to a “controlled company,” which Rumble is), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be “independent.” Rumble’s board of directors consults with Rumble’s counsel to ensure that the Rumble board of directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

The board of directors of Rumble has reviewed the independence of each director. Based on information provided by each director concerning her or his background, employment, and affiliations, Rumble’s board of directors affirmatively determined that none of the directors has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors, other than Mr. Pavlovski and Mr. Milnes, is “independent” as that term is defined under the Nasdaq listing standards.

15.6.2.3      Committees of the Board of Directors

The board of directors of Rumble has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Pursuant to Rumble’s bylaws, the board of directors of Rumble may, from time to time, form other committees as may be permitted by law. Such committees would have the authority and responsibility as delegated by the board of directors of Rumble.

15.6.2.4      Memberships of the Members of board of directors of Rumble

In addition to their office as directors of the Company, within the last five years, the members of board of directors of Rumble were members of the administrative, management or supervisory bodies of/and or a partner of the following entities outside of Rumble as follows:

Chris Pavlovski sits on numerous boards, including Macedonia 2025, a not-for-profit organization focused on economic and educational development in Macedonia. Mr. Pavlovski is the owner of Cosmic Inc (Canada), an IT outsourcing business, Cosmic Development DOO Beograd-Voždovac (Serbia), an IT outsourcing business, and Ксмик Девелопмент ДОО Скопје (Macedonia), an IT outsourcing business since 2011. Mr. Pavlovski is also the owner and director of Jokaroo Entertainment Inc., an internet business in which he has served since 2003.

Katie Biber has served as Chief Legal Officer at Paradigm since June 2022. Prior to that, she served as Chief Legal Officer at Brex, a financial products provider, from June 2020 to June 2022. Ms. Biber has served as an observer on the board of directors of Anchorage, the first crypto-native custody and trading platform for institutional investors, since July 2020, and has served on the board of directors of Protocol Labs, an open-source software development company, since June 2021. In addition, Ms. Biber has held board and officer positions with the following nonprofit and educational organizations: member of the board of directors of the Foundation for American Innovation, a 501(c)(3) nonprofit devoted to American innovation and tech policy, from 2021 to 2024; member of the board of directors and Secretary of Code for America, a 501(c)(3) nonprofit devoted to helping state and local governments build better technology, from 2019 to 2024; member of the board of directors of the Blockchain Foundation, a 501(c)(3) nonprofit devoted to educating policymakers about blockchain and crypto, from 2019 to 2024; member of the board of directors and Secretary of Presidio Knolls School, a private K-8 school in San Francisco, from 2015 to 2021; and member of the board of directors and President of the Youth for Common Sense Education Fund, a 501(c)(3) nonprofit devoted to educating high school students about politics, from 2024 to present.

Paul Cappuccio has served as a managing partner of the Torridon Law Firm since May 2024. Mr. Cappuccio served as the Chief Legal Officer and General Counsel of NJOY, LLC, a privately held company that sells electronic nicotine delivery systems to adult smokers and former smokers, from January 2020 to June 2023.

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Philip Evershed has been a Managing Partner at PointNorth Capital, an advisory and investment management company, since 2015. He has served on the board of directors of Verticalscope, a cloud-based digital community platform, since July 2022. He has also served on the board of Iogen Corp., a biotechnology firm specializing in low-carbon biofuels, since January 2024, and the board of Third Lane Mobility Inc., a consumer mobility company. Previously, Mr. Evershed served as Chairman of the Board of Sirius-XM Satellite Radio (Canada), a broadcasting company, from June 2005 to May 2023 and as a board member of Bird Global, Inc. (NYSE: BRDS), an electric scooter company, from March 2023 to December 2023.

Jerry Naumoff is Chairman Emeritus and Founding Partner of Taskforce BPO, a business process outsourcing service, and previously served as the CEO and Chairman of the Board of Taskforce, one of the fastest-growing companies in Southeast Europe, from July 2017 to January 2022.

Ryan Milnes is the co-founder and Chief Executive Officer of Cosmic Development, a global IT business employing more than 150 employees with offices in Europe and North America. Mr. Milnes has served as the director of AFIC Inc., a holding company, since November 2004. He is also the owner and director of multiple businesses that focus on tech and real estate.

15.6.2.5      Operational management of Rumble

The operational management of the Company consists of the following persons: Chris Pavlovski (Chief Executive Officer), Mike Masci (Chief Financial Officer), Wojciech Hlibowicki (Chief Technology Officer), Tyler Hughes (Chief Operating Officer), Benjamin Ezrick (Chief Marketing Officer), Claudio Ramolo (Chief Content Officer) and Assaf Lev (President of Product).

15.6.2.6      Certain Information on the Members of the Board of Directors

During the previous five years, no member of the board of directors of Rumble has been convicted of any fraudulent offenses. No member of the board of directors of Rumble, acting in the capacity of a member of a management or supervisory entity or as founder of an issuer, has been associated with any bankruptcies and/or insolvencies, receiverships or liquidations. In addition, no member of the board of directors of Rumble has been publicly incriminated or sanctioned by statutory or regulatory authorities (including professional associations) and no member of the board of directors of Rumble has ever been deemed by a court to be unfit for membership in a management or supervisory entity of a company or to be unfit to exercise management duties for or manage the business of an issuer during the previous five years. No family relationships exist among the members of the board of directors of Rumble.

Other than mentioned under the sections “15.6.2.1 Composition of board of directors of Rumble” below, no member of the board of directors of Rumble has been a member of any administrative, management or supervisory bodies or a partner of a company or partnership outside the Rumble Group at any time in the previous five years.

No member of the board of directors of Rumble holds a service contract with Rumble or any of its current subsidiaries providing for benefits upon termination of employment.

15.6.2.7      Other interests

Regarding the interests and potential conflicts of interest of the potential future members of the Company’s board of directors or of the operational management following the settlement of the Exchange Offer, please refer to “5.9.1 Rumble”.

Other than that, there are no conflicts of interest or potential conflicts of interest of the potential future members of the board of directors of Rumble or of the operational management regarding their duties towards Rumble, and their private interests or other duties.

15.7            Code of Business Conduct and Ethics

All of the directors, executive officers and employees of Rumble are required to comply with certain policies and protocols concerning business ethics and conduct, or the Code of Business Conduct and Ethics or Code. Rumble’s Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable, or the

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Director of Internal Audit. Once a personnel supervisor receives notice of a conflict of interest, he or she will report the relevant facts to the Director of Internal Audit. The Director of Internal Audit will then generally consult with the audit committee, and a determination will be made as to whether the activity is permissible.

15.8            Compensation of Directors and Executive Officers

15.8.1         Compensation and Other Benefits of Executive Officers

15.8.1.1      General

As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”), Rumble is exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory stockholder vote on named executive officer compensation, to provide information relating to the ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all other employees, and to provide information relating to the relationship between the executive compensation actually paid to Rumble’s named executive officers (“NEOs”) and Rumble’s financial performance.

Under its charter, the Compensation Committee has the right to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers. During the fiscal year ended December 31, 2025, the Compensation Committee retained Mercer as its compensation consultant. Mercer assisted in developing an updated group of peer companies to help determine the appropriate level of overall compensation for executive officers and non-employee directors, as well as to assess each separate element of executive officer and non-employee director compensation, with a goal of ensuring that the compensation offered to executive officers and non-employee directors is competitive, fair, and appropriately structured.

15.8.1.2      Named Executive Officers

The Company’s NEOs for the fiscal year ended December 31, 2025 were:

•        Chris Pavlovski, Chairman and Chief Executive Officer;

•        Brandon Alexandroff, former Chief Financial Officer (retired from this role effective March 31, 2026); and

•        Wojciech Hlibowicki, Chief Technology Officer.

15.8.1.3      Summary Compensation

The following table shows information regarding the compensation earned by or paid to the Company’s NEOs during the fiscal year ended December 31, 2025. The amounts paid reflected herein have been converted from Canadian dollars to U.S. dollars using the average annual conversion ratio as of December 31, 2025.

Name and Title	For the year ended December 31, 2025
	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	All other Compensation		Total
	(USD)
Chris Pavlovski, Chairman and Chief Executive Officer	1,018,744	229,239	620,591	1,861,997	893,156	(4)	4,623,727
Brandon Alexandroff, Former Chief Financial Officer(7)	381,142	85,765	232,176	696,626	523,266	(5)	1,918,975
Wojciech Hlibowicki, Chief Technology Officer	381,142	85,765	232,176	696,626	331,648	(6)	1,727,357

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____________

(1)      Represents payments pursuant to our short-term incentive plan (“STIP”) for the respective years.

(2)      The amounts reported in this column do not reflect dollar amounts actually received by our NEOs. Instead, the amounts reported in this column represent the aggregate grant-date fair value of the RSUs granted during the fiscal years indicated, computed in accordance with U.S. GAAP. See Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for a discussion of the relevant assumptions used in calculating these amounts.

(3)      The amounts reported in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant-date fair value of the options to purchase shares of our common stock to each NEO, computed in accordance with U.S. GAAP. See Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for a discussion of the relevant assumptions used in calculating these amounts. Our NEOs will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of the shares of our common stock underlying the option awards.

(4)      Consists of (i) $807,076 tax liability paid by Rumble on behalf of Mr. Pavlovski as a result of his secondment in the United States, which such payments will be fully reimbursed by Mr. Pavlovski once he receives a refund of such amount from the Canada Revenue Agency following settlement of his personal income tax return in Canada, (ii) $28,830 in health insurance benefits, (iii) $56,493 paid to Mr. Pavlovski for foreign tax preparation, inclusive of a tax gross-up, and (iv) $757 in parking benefits.

(5)      Consists of (i) $522,509, which represents the portion of an insurance policy premium paid by the Company for the benefit of Mr. Alexandroff, and (ii) $757 in parking benefits.

(6)      Consists of (i) $292,088, which represents the portion of an insurance policy premium paid by the Company for the benefit of Mr. Hlibowicki, (ii) 38,803 tax liability paid by the Company on behalf of Mr. Hlibowicki as a result of his secondment in the United States, which such payments will be fully reimbursed by Mr. Hlibowicki once he receives a refund of such amount from the Canada Revenue Agency following settlement of his personal income tax return in Canada, and (iii) $757 in parking benefits.

(7)      Retired from this role effective March 31, 2026.

15.8.1.4      Compensation System and Benefits

The compensation of the NEOs generally consists of:

15.8.1.4.1   Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, the Company seeks to provide a base salary level designed to reflect each NEO’s scope of responsibility and accountability.

15.8.1.4.2   Bonus Compensation

The Company’s management team is eligible for short-term incentive compensation through the STIP. Cash incentives hold the management team accountable, reward them based on actual business results and help create a “pay for performance” culture. The STIP provides cash incentive award opportunities for the achievement of performance goals established by the Compensation Committee at the beginning of the fiscal year. Payouts to participants vary based on performance as compared to the target performance goals established by the Compensation Committee. The Compensation Committee and the CEO retain discretion to adjust payouts for any factors that are deemed appropriate. The Company awarded bonuses in the amount of $229,239 to Mr. Pavlovski, $85,765 to each of Mr. Alexandroff and Mr. Hlibowicki pursuant to the STIP for their service in 2025.

15.8.1.4.3   Long-Term Incentive Compensation

In connection with the business combination in September 2022, the Company adopted and approved the Rumble Inc. 2022 Stock Incentive Plan (the “2022 Plan”), under which the Company is permitted to grant equity-based awards, including RSUs and stock options (“Company Options”).

Pursuant to the 2022 Plan for the year 2025, on April 3, 2025, the Company granted (i) a Company Option to purchase 392,785 shares of common stock with a grant date fair value of $3,020,517 to Mr. Pavlovski and a Company Option to purchase 146,952 shares of common stock with a grant date fair value of $1,130,061 to each of Messrs. Alexandroff and Hlibowicki; and (ii) 80,701 time-based RSUs with a grant date fair value of $620,591 to Mr. Pavlovski and 30,192 time-based RSUs with a grant date fair value of $232,176 to each of Messrs. Alexandroff and Hlibowicki.Awards granted to the NEOs under the 2022 Plan generally vest in four equal annual installments of the grant date.

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In connection with the Business Combination, the Company assumed the Rumble Inc. Amended and Restated Stock Option Plan (the “Prior Plan”), which continues to govern the terms and conditions of the outstanding options previously granted under the Prior Plan, and all options outstanding immediately prior to the effective time of the Business Combination were converted into options to purchase Rumble Class A Common Shares in connection therewith.The Rumble Inc. 2024 Employee Stock Purchase Plan (the “2024 ESPP”) was approved by stockholders on June 14, 2024 to allow the Company to provide its employees and employees of certain designated subsidiaries and affiliates an opportunity to obtain a proprietary interest in the continued growth and prosperity of the Company through ownership of its shares of common stock. For employees of participating affiliates in countries outside of the United States, the 2024 ESPP is effectuated via separate offerings under one or more sub-plans of the 2024 ESPP in order to achieve tax, employment, securities law or other purposes and objectives, and to conform the terms of the sub-plans with the laws and requirements of such countries. Subject to adjustment for certain changes in recapitalization or reorganization, the maximum aggregate number of the Company’s shares of common stock that may be issued under the 2024 ESPP is 1,811,819 shares. The 2024 ESPP became effective as of the first available offering date, which was on March 26, 2024.

15.8.1.4.4   Additional Benefits

The Company provides benefits to its NEOs on the same basis as provided to all of its employees, including health, dental and vision insurance; and life and disability insurance. The Company does not maintain any executive-specific benefit or perquisite programs, with the exception of reimbursements for foreign tax preparation for Mr. Pavlovski. With the exception of such reimbursements, the Company does not make gross-up payments to cover the personal income taxes of the NEOs that pertain to any of the compensation, perquisites or personal benefits paid or provided by the Company.

The NEOs did not participate in, or earn any benefits under, any nonqualified deferred compensation plan or any pension or retirement plan sponsored by Rumble during the fiscal year ended December 31, 2025.

The Company paid for the portion of an insurance policy premium for the benefit of certain executive officers, including Mr. Alexandroff and Mr. Hlibowicki, as set forth in the table above.

15.8.1.4.5   Potential Payments Upon Termination or Change of Control

Pursuant to the employment agreements with the NEOs, the following severance arrangements apply:

•        Chris Pavlovski:    If Mr. Pavlovski is terminated without “cause” or due to his resignation for “good reason” (each as defined in his employment agreement), subject to his execution and non-revocation of a general release of claims in favor of the Company and its affiliates and his continued compliance with the restrictive covenants in the employment agreement, he will be entitled to severance consisting of (i) any unpaid annual bonus in respect of any completed performance period that has ended prior to the date of such termination or pro rata portion thereof, which amount will be paid at such time annual bonuses are paid to our other senior executives, and (ii) payment of his regular wages in lieu of the minimum amount of working notice of termination prescribed by the Ontario Employment Standards Act, 2000 (“ESA”), statutory severance pay, if any, prescribed by the ESA, and any other minimum statutory entitlement that may be payable under the ESA, without duplication.

•        Brandon Alexandroff:    If Mr. Alexandroff’s employment is terminated without “cause” or due to his resignation for “good reason”, subject to his execution of a general release of claims in favor of the Company and its affiliates and compliance with any restrictive covenants to which he is subject in favor of the Company and its affiliates, he will be entitled to, in addition to any payments required by the ESA, (i) any unpaid annual bonus in respect of any completed fiscal year that has ended on or before the termination date; (ii) a prorated target annual bonus for the calendar year in which such termination occurs; (iii) continued participation in the Company’s health and dental plans for 12 months (or such longer time as required by the ESA); (iv) an amount equal to his annual base salary less any amounts paid or payable to him during any ESA required notice period (or pay in lieu of notice), payable in either a lump sum or installments in the Company’s sole discretion; (v) an amount equal to the his target annual bonus

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for the year of termination, payable during the 12-month period following termination in accordance with the Company’s regular payroll practices; and (vi) continued vesting during the 12-month period following termination of any time-based equity awards that are outstanding and unvested as of such termination. Mr. Alexandroff resigned as Chief Financial Officer of the Company, effective March 31, 2026.

•        Wojciech Hlibowicki:    If Mr. Alexandroff’s employment is terminated without “cause” or due to his resignation for “good reason”, subject to his execution of a general release of claims in favor of the Company and its affiliates and compliance with any restrictive covenants to which he is subject in favor of the Company and its affiliates, he will be entitled to, in addition to any payments required by the ESA, (i) any unpaid annual bonus in respect of any completed fiscal year that has ended on or before the termination date; (ii) a prorated target annual bonus for the calendar year in which such termination occurs; (iii) continued participation in the Company’s health and dental plans for 12 months (or such longer time as required by the ESA); (iv) an amount equal to his annual base salary less any amounts paid or payable to him during any ESA required notice period (or pay in lieu of notice), payable in either a lump sum or installments in the Company’s sole discretion; (v) an amount equal to his target annual bonus for the year of termination, payable during the 12-month period following termination in accordance with the Company’s regular payroll practices; and (vi) continued vesting during the 12-month period following termination of any time-based equity awards that are outstanding and unvested as of such termination Other than as described above, no NEO is entitled to any potential payments or benefits in connection with a termination of their employment or a change in control of the Company.

15.8.1.5      Outstanding Equity Awards as of December 31, 2025

The following table shows certain information regarding outstanding equity awards held by each of our NEOs as of December 31, 2025. All of the outstanding equity awards were granted under the 2022 Plan, unless otherwise indicated.

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Name and Title	Option Awards					Stock Awards
	Grant Date(1)	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)
Chris Pavlovski	9/1/2020(3)	34,399,769	—	0.03	9/1/2040	—	—
	11/16/2022	—	—	—	—	6,850	43,292
	11/16/2022	69,204	23,068	10.60	11/16/2032	—	—
	4/3/2023	—	—	—	—	33,174	209,660
	4/3/2024	111,953	111,953	9.42	4/3/2033	—	—
	4/3/2024	—	—	—	—	69,600	439,872
	4/3/2024	112,412	337,234	6.68	4/3/2034	—	—
	4/3/2025	—	—	—	—	80,701	510,030
	4/3/2025	—	392,785	7.69	4/3/2035	—	—
Brandon Alexandroff	9/1/2020(3)	8,120,045	—	0.03	9/1/2040	—	—
	11/16/2022	—	—	—	—	1,713	10,826
	11/16/2022	17,301	5,767	10.60	11/16/2032	—	—
	4/3/2023	—	—	—	—	12,922	81,667
	4/3/2023	43,608	43,608	9.42	4/3/2033	—	—
	4/3/2024	—	—	—	—	27,607	174,476
	4/3/2024	44,590	133,770	6.68	4/3/2034	—	—
	4/3/2025	—	—	—	—	30,192	190,813
	4/3/2025	—	146,952	7.69	4/3/2035	—	—
Wojciech Hlibowicki	9/1/2020(3)	6,645,476	—	0.03	9/1/2040	—	—
	11/16/2022	—	—	—	—	1,713	10,826
	11/16/2022	17,301	5,767	10.60	11/16/2032	—	—
	4/3/2023	—	—	—	—	12,922	81,667
	4/3/2023	43,608	43,608	9.42	4/3/2033	—	—
	4/3/2024	—	—	—	—	27,607	174,476
	4/3/2024	44,590	133,770	6.68	4/3/2034	—	—
	4/3/2025	—	—	—	—	30,192	190,813
	4/3/2025	—	146,952	7.69	4/3/2035	—	—

____________

(1)      Unless otherwise noted, the awards vest in four equal annual installments beginning on the first anniversary of the grant date.

(2)      The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of the Company’s common stock on NASDAQ on December 31, 2025, the last trading day of the year, which was $6.32 per share.

(3)      The awards were issued pursuant to the Prior Plan and vested in full on September 1, 2020. The number of options was determined after applying the exchange ratio pursuant to the Business Combination Agreement, such that for each option that was outstanding prior to the effective date of the Business Combination Agreement, such option was converted into a new option to purchase (i) a number of Rumble Class A Common Shares equal to the product (rounded down to the nearest whole number) of (x) the number of shares originally underlying such option, and (y) 16.474 (the “Option Exchange Ratio” and the Rumble Class A Common Shares described in this clause (i), being the “Base Option Shares”), and (ii) and for each Base Option Share, a fraction of a Rumble Class A Common Share equal to 0.4915 of a share (the shares described in this clause (ii), the “Tandem Option Earnout Shares”). The aggregate exercise price per Base Option Share, together with the related fraction of the Tandem Option Earnout Share, is equal to (A) the exercise price originally applicable to the option, divided by (B) the Option Exchange Ratio (rounded up to the nearest whole cent).

(4)      Mr. Alexandroff resigned as Chief Financial Officer as of March 31, 2026.

15.8.2         Non-Employee Director Compensation

15.8.2.1      Non-Employee Director Compensation Policy

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The Compensation Committee approved the terms of non-employee director compensation, pursuant to which the Company’s non-employee directors are eligible to receive:

Compensation Element	Amount (USD)
Cash retainer (with the option to elect RSUs in satisfaction thereof)	50,000
Equity retainer of RSUs (aggregate grant date fair value)	240,000
Initial equity awards for directors appointed to the Board after the 2024 annual meeting (vesting in two equal installments on the first and second anniversary of the grant)	360,000
Audit Committee chair	25,000
Audit Committee member (non-chair)	12,500
Compensation Committee chair	16,250
Compensation Committee member (non-chair)	7,500
Nominating and Corporate Governance Committee chair	12,500
Nominating and Corporate Governance Committee member (non-chair)	5,000
Lead Independent Director	25,000

15.8.2.2      Director Compensation Table

The following table sets forth information regarding the compensation earned by or paid to the Company’s non-employee directors during the fiscal year ended December 31, 2025:

Name	Fee Earned or Paid in Cash		Stock Awards(1)(2)		Total
			(USD)
Katie Biber(3)	62,517		600,000	(4)	662,517
Paul Cappuccio	78,750	(5)	240,000		318,750
Phil Evershed(3)	75,000	(5)	615,150	(6)	690,150
Ryan Milnes	50,000		240,000		290,000
Jerry Naumoff	73,973		354,500	(7)	428,473

____________

(1)      The amounts reported in this column do not reflect dollar amounts actually received by our non-employee directors. Instead, the amounts reported in this column represent the aggregate grant-date fair value of the RSUs granted to our non-employee directors during the fiscal year ended December 31, 2025, computed in accordance with U.S. GAAP. See Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for a discussion of the relevant assumptions used in calculating these amounts. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)      Awards fully vest on June 12, 2026, unless otherwise noted.

(3)      Fees and RSU awards for Ms. Biber and Mr. Evershed were prorated for the partial year of Board service.

(4)      Includes (i) a grant of RSUs with a grant date fair value of $250,000 vesting on April 3, 2026 and (ii) a grant of RSUs with a grant date fair value of $110,000 vesting on April 3, 2027.

(5)      Amounts were paid in the form of RSUs consistent with the election made by the director, as described above.

(6)      Includes (i) a grant of RSUs with a grant date fair value of $15,150 that vested on June 14, 2025 and (ii) a grant of RSUs with a grant date fair value of $360,000 vesting in two substantially equal installments on April 3, 2026 and April 3, 2027.

(7)      Includes a grant of RSUs with a grant date fair value of $114,500 that vested on November 27, 2025.

15.8.3         Equity Compensation Plan Information

The following table shows certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2025:

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Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
		(USD)
Equity compensation plans approved by stockholders(1)	7,914,772	7.44	34,233,500
Equity compensation plans not approved by stockholders(4)	—	—	—
Total	7,914,772	7.44	34,233,500

____________

(1)      Reflects shares available for issuance under (a) the 2022 Plan and (b) the 2024 ESPP. Under the 2024 ESPP, qualifying employees may purchase shares of common stock at a discount to the market value. As of December 31, 2025, 32,445,696 shares of common stock remained available for grant under the 2022 Plan and 1,787,804 shares of common stock remained available for issuance under the 2024 ESPP.

(2)      The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs or purchase rights under the 2024 ESPP because RSUs and purchase rights have no exercise price.

(3)      Consists of 32,445,696 shares available for issuance under our 2022 Plan and 1,787,804 shares available under the 2024 ESPP, less the number of shares underlying outstanding awards under such plans. The 2022 Plan provides that the total number of shares of our common stock reserved for issuance thereunder will automatically increase (i) upon the occurrence of certain events under the Business Combination Agreement and (ii) on January 1 of each year for a period of ten years commencing on January 1, 2023 and ending on January 1, 2032, in an amount equal to 5% of the total number of shares of common stock outstanding on January 1 of the applicable year of increase, or such lesser number of shares of common stock as determined by our Board of Directors. The 2024 ESPP provides that the total number of shares of our common stock reserved for issuance thereunder will automatically increase on the first day of each fiscal year by a number of shares of common stock equal to the lesser of (i) the positive difference between (x) 1% of our outstanding shares of common stock on the last day of the immediately preceding fiscal year, and (y) the plan share reserve on the last day of the immediately preceding fiscal year, and (ii) such lesser number of shares of common stock as determined by our Board of Directors. Accordingly, on January 1, 2026, the number of shares of common stock available for issuance under the 2022 Plan and the 2024 ESPP automatically increased pursuant to these provisions.

(4)      The shares underlying options granted under the Prior Plan, which plan and options were assumed by us in connection with the Business Combination, are not reflected. Following the closing of the Business Combination, no awards could be granted under the Prior Plan. We assumed 86,752,760 shares underlying outstanding options under the Prior Plan, of which 35,313,066 remain outstanding, and the weighted-average exercise price of the options so assumed is $0.14.

15.9            Security Ownership of Directors and Executive Officers

The tables in the Section “15.11 Major Stockholders of Rumble” sets forth information regarding the beneficial ownership of shares of our different classes of voting securities (i.e., Rumble Class A Common Shares, Rumble Class C Common Shares and Rumble Class D Common Shares, together the “Rumble Common Shares”), as of March 30, 2026, by:

•        each person known by us to be the beneficial owner of more than 5% of the Rumble Common Shares;

•        each of our directors and nominees for director;

•        each of our executive officers; and

•        all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently vested exercisable or exercisable within 60 days. For example, in the event that a holder of Company stock options (“Company Options”) has the right to exercise such Company Options

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within 60 days, such underlying shares are reflected in such holder’s beneficial ownership in both the numerator and the denominator, but not in the denominator for other unaffiliated holders, in accordance with the rules of the SEC. In addition, such securities held by all of Rumble’s directors and executive officers are included in both the numerator and denominator for purposes of determining the percentage share ownership held by the directors and executive officers, calculated as a group. Notwithstanding the foregoing, in order to avoid a distorted and potentially misleading presentation of percentage share ownership by a holder, all Rumble Class A Common Shares issuable upon exchange of any issued and outstanding ExchangeCo Shares (together with all issued and outstanding Rumble Class A Common Shares and ExchangeCo Shares subject to escrow restrictions under the 2022 Business Combination Agreement) are included in the denominator for all holders. In accordance with the foregoing methodology, the determination of the percentage of beneficial ownership in the presentation set forth in the section of this Prospectus entitled “15.11 Major Stockholders of Rumble” is based on 339,439,486 Rumble Class A Common Shares issued and outstanding as of March 30, 2026 (which number is inclusive of shares referenced in the preceding sentence) and the calculation described in footnote (2) in the beneficial ownership table below. Unless otherwise noted, the business address of each of the following individuals is c/o Rumble Inc., 444 Gulf of Mexico Drive, Longboat Key, FL 34228.

15.10          Significant Subsidiaries of Rumble

Rumble’s wholly owned subsidiaries are Locals Technology Inc. (Delaware), Rumble Cloud USA Inc. (Delaware), Rumble USA Inc. (Delaware), Rumble Cloud Inc. (Delaware), Rumble Store USA Inc. (Delaware), Rumble Canada Inc. (Ontario), 1000045707 Ontario Inc. (Ontario), 1000045728 Ontario Inc. (Ontario), Rumble Cloud Panama Inc. (Panama), Rumble Cloud DOOEL Skopje (North Macedonia) and Rumble Cloud El Salvador S.A. de C.V. (El Salvador). The former wholly owned subsidiary of Rumble Callin LLC (Delaware) merged into Rumble USA Inc. on January 1, 2025.

15.11          Major Stockholders of Rumble

Since Rumble is a U.S. company subject to U.S. laws, there is no reporting obligation applicable to holders of Rumble Class A Common Shares who hold less than 5% of the Rumble Class A Common Shares. Rumble can only obtain beneficial ownership information with respect to the holders of record of the Rumble Class A Common Shares, which does not include a substantially greater number of “street name” holders or beneficial holders, whose shares and/or warrants are held of record by banks, brokers and other financial institutions. Accordingly, Rumble is unable to obtain and disclose information related to beneficial holders of its shares who own less than 5% of the Rumble Class A Common Shares.

As of March 30, 2026, Chris Pavlovski, Rumble’s Chairman and CEO, was entitled to 83.2% of voting power in the Company, and therefore controlled the Company.

The following table sets forth all major shareholders who directly or indirectly hold an interest of 5% or more as of March 30, 2026(1) in the Rumble Class A Common Stock immediately prior to and upon completion of the Exchange Offer.

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Name and Address of Beneficial Owner	Class A Common Stock
	Number of Shares Beneficially Owned		% of Class(2)(3)	% of Voting Power
Directors, Executive Officers and NEOs**
Chris Pavlovski	130,257,811	(4)	34.8%	83.2%
Wojciech Hlibowicki	8,412,015	(5)	2.4%	*
Brandon Alexandroff	9,369,069	(6)	2.7%	*
Tyler Hughes	398,634	(7)	*	*
Maurice F. Edelson(8)	—		—	—
Claudio Ramolo	7,087,281	(9)	2.0%	*
Ryan Milnes	23,114,432	(10)	6.8%	1.6%
Paul Cappuccio	153,167	(11)	*	*
Katie Biber	32,509		*	*
Philip Evershed	24,322		*	*
Jerry Naumoff	30,295		*	*
All executive officers and directors as a group (11 individuals)	178,879,535	(12)	45.1%	85.3%

Other 5% or More Shareholders:
Tether Global Investments Fund, S.I.C.A.F., S.A. de C.V.	105,174,015	(13)	31.0%	7.4%
2286404 Ontario Inc.	23,076,192	(14)	6.8%	1.6%

____________

*        Less than 1%.

**      For purposes of this table, includes Brandon Alexandroff, who stepped down as Chief Financial Officer on March 31, 2026. Mike Masci, who was appointed as Chief Financial Officer on March 31, 2026, did not beneficially own any shares or other securities of Rumble as of such date.

(1)      The above information is based on a data inquiry conducted as of March 30, 2026 in connection with the preparation of Rumble’s proxy statement for its 2026 Annual General Meeting expected to be published in mid-April 2026. As of the date of this Prospectus, Rumble has no reason to believe that the above information has materially changed since March 30, 2026.

(2)      Rumble has two other classes of equity securities outstanding, Rumble Class C Common Shares and Rumble Class D Common Shares, the beneficial ownership of which is set forth in the table below. Both Rumble Class C Common Shares and Rumble Class D Common Shares are non-economic, voting shares that are issued solely for voting purposes. Each holder of ExchangeCo Shares was issued one “tandem” share of Rumble Class C Common Shares, which serves to provide the holder thereof with the same voting rights at Rumble as one Rumble Class A Common Share. Rumble views each ExchangeCo Share and its corresponding Rumble Class C Common Share as one unit of account that is economically similar to a Rumble Class A Common Share. Rumble issued Rumble Class D Common Shares to Chris Pavlovski to provide Chris Pavlovski with high-vote stock, with each share carrying 11.2663 votes per share. The percentage of voting power is based on the total number of shares beneficially owned by each holder, and taking into account the shares of high-vote Rumble Class D Common Shares held by Chris Pavlovski.

(3)      The percentage of beneficial ownership of the Rumble Class A Common Shares as to any person or group of persons is calculated by dividing (i) the number of Rumble Class A Common Shares beneficially owned by such person or group of persons (including the number of Rumble Class A Common Shares as to which such person or group of persons has the right to acquire within 60 days of March 30, 2026), by (ii) the sum of (A) 339,439,486 Rumble Class A Common Shares issued and outstanding as of March 30, 2026 (which number is determined as described in the paragraph preceding this table) plus (B) the number of shares as to which such person or group of persons has the right to acquire pursuant to Company Options and Rumble restricted stock units (“RSUs”) within 60 days of March 30, 2026. Consequently, the denominator for calculating beneficial ownership percentages may be different for each person or group of persons in the table.

(4)      Includes (i) 95,045,969 ExchangeCo Shares, of which 34,858,165 ExchangeCo Shares are subject to escrow restrictions pursuant to the terms of the 2022 Business Combination Agreement; and (ii) 34,959,921 Rumble Class A Common Shares issuable upon the exercise of Company Options, of which 11,335,655 Rumble Class A Common Shares issuable upon the exercise of such Company Options are subject to escrow restrictions pursuant to the 2022 Business Combination Agreement. Excludes (i) 95,045,969 Rumble Class C Common Shares, each issued in tandem with each ExchangeCo Share and intended to give the holder thereof the same voting rights as one Rumble Class A Common Share, but which are otherwise non-economic; and (ii) 95,791,120 Rumble Class D Common Shares, which are intended to give Chris Pavlovski high-vote stock, but are otherwise non-economic, with each share carrying 11.2663 votes per share.

(5)     Includes (i) 1,522,031 Rumble Class A Common Shares issuable upon the exchange of ExchangeCo Shares, all of which are subject to escrow restrictions pursuant to the 2022 Business Combination Agreement; and (ii) 6,854,107 Rumble Class A

Annex O-183

Common Shares issuable upon the exercise of Company Options, of which 3,538,343 Rumble Class A Common Shares issuable upon the exercise of such Company Options are subject to escrow restrictions pursuant to the 2022 Business Combination Agreement. Excludes 1,522,031 Rumble Class C Common Shares, issued in tandem with each ExchangeCo Share, with each such Rumble Class C Common Share intended to give the holder thereof the same voting rights as one Rumble Class A Common Share, but are otherwise non-economic.

(6)      Includes (i) 1,004,515 Rumble Class A Common Shares issuable upon the exchange of ExchangeCo Shares, all of which are subject to escrow restrictions pursuant to the 2022 Business Combination Agreement; and (ii) 8,328,676 Rumble Class A Common Shares issuable upon the exercise of Company Options, of which 5,222,498 Rumble Class A Common Shares issuable upon the exercise of such Company Options are subject to escrow restrictions pursuant to the terms of the 2022 Business Combination Agreement. Excludes 1,004,515 Rumble Class C Common Shares, issued in tandem with each ExchangeCo Share, with each such Rumble Class C Common Share intended to give the holder thereof the same voting rights as one Rumble Class A Common Share, but otherwise non-economic.

(7)      Includes 362,757 Rumble Class A Common Shares issuable upon the exercise of Company Options, of which 153,841 Rumble Class A Common Shares issuable upon the exercise of such Company Options are subject to escrow restrictions pursuant to the 2022 Business Combination Agreement.

(8)      Joined the Company in March 2026.

(9)      1000748378 Ontario Ltd. is the record holder of 716,135 of the reported shares. 1000748378 Ontario Ltd. is wholly owned by Mr. Ramolo and, therefore, Mr. Ramolo has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of 1000748378 Ontario Ltd. is 100 King Street West, Suite 6000, Toronto, Ontario, M5X 1E2, Canada. Includes (i) 716,135 Rumble Class A Common Shares issuable upon the exchange of ExchangeCo Shares and (ii) 6,360,085 Rumble Class A Common Shares issuable upon the exercise of Company Options.

(10)    2286404 Ontario Inc. is the record holder of 23,076,192 of the reported shares. 2286404 Ontario Inc. is wholly owned by Ryan Milnes, and therefore Mr. Milnes has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of 2286404 Ontario Inc. is PO Box 20112 Bayfield North, Barrie, Ontario, L4M6E9, Canada. Consists of 23,076,192 Rumble Class A Common Shares issuable upon the exchange of ExchangeCo Shares, of which 16,560,185 ExchangeCo Shares are subject to escrow restrictions pursuant to the 2022 Business Combination Agreement. Excludes 23,076,191 Rumble Class C Common Shares, each issued in tandem with each ExchangeCo Share, with each such Rumble Class C Common Share intended to give the holder thereof the same voting rights as one Rumble Class A Common Share, but are otherwise non-economic.

(11)    Includes 93,616 Rumble Class A Common Shares issuable upon exercise of Company Options.

(12)    Excluding Company Options and unvested RSUs, our directors and executive officers as a group beneficially own a total of 121,920,373 Rumble Class A Common Shares out of the total 339,439,486 Rumble Class A Common Shares issued and outstanding as of March 30, 2026, as calculated as described in the paragraph preceding this table.

(13)    Ownership figures are based solely on a Form 4 filed by Tether Global Investments Fund, S.I.C.A.F., S.A. on February 6, 2026. The address for Tether Global Investments Fund, S.I.C.A.F., S.A. is Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador.

(14)    2286404 Ontario Inc. is the record holder of the shares. 2286404 Ontario Inc. is wholly owned by Mr. Milnes and, therefore, Mr. Milnes has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of 2286404 Ontario Inc. is PO Box 20112 Bayfield North, Barrie, Ontario, L4M6E9, Canada.

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Directors, Executive Officers and NEOs**	Class C Common Stock		Class D Common Stock
	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Chris Pavlovski(1)	95,045,969	76.8%	95,791,120	100.0%
Wojciech Hlibowicki(2)	1,522,031	1.2%	—	—
Brandon Alexandroff(3)	1,004,516	*	—	—
Tyler Hughes	—	—	—	—
Maurice F. Edelson	—	—	—	—
Claudio Ramolo(4)	716,135	*	—	—
Ryan Milnes(5)	23,076,191	18.7%	—	—
Paul Cappuccio	—	—	—	—
Katie Biber	—	—	—	—
Philip Evershed	—	—	—	—
Jerry Naumoff	—	—	—	—
All executive officers and directors as a group (11 individuals)	121,364,842	98.1%	95,791,120	100.0%

Other 5% or More Shareholders:
Tether Global Investments Fund, S.I.C.A.F., S.A.	—	—	—	—
2286404 Ontario Inc.(6)	23,076,191	18.7%	—	—

____________

*        Less than 1%.

**      For purposes of this table, includes Brandon Alexandroff, who stepped down as Chief Financial Officer on March 31, 2026. Mike Masci, who was appointed as Chief Financial Officer on March 31, 2026, did not beneficially own any shares or other securities of Rumble as of such date.

(1)      See footnote 4 above.

(2)      See footnote 5 above.

(3)      See footnote 6 above.

(4)      See footnote 9 above.

(5)      See footnote 10 above.

(6)      See footnote 14 above.

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16    DESCRIPTION OF RUMBLE’S CAPITAL STOCK

In connection with the Business Combination, Rumble has adopted an amendment to the certificate of incorporation. The following description is a summary of certain material terms of the capital stock of Rumble and is qualified in its entirety by reference to the applicable provisions of the DGCL, the Rumble Charter and the Rumble Bylaws.

16.1            Authorized Shares; Outstanding Shares; Employee Shares

As of March 30, 2026, Rumble’s authorized capital stock consists of 700,000,000 Rumble Class A Common Shares (“Class A Common Shares”), 170,000,000 Rumble Class C Common Shares (“Class C Common Shares”), 110,000,000 Rumble Class D Common Shares (“Class D Common Shares”), and 20,000,000 shares of preferred stock, par value USD 0.0001 per share, of Rumble (“Preferred Stock”). As of March 30, 2026, Rumble had issued and outstanding (i) 215,749,009 Rumble Class A Common Shares; (ii) 123,690,477 Rumble Class C Common Shares; and (iii) 95,791,120 Rumble Class D Common Shares. In connection with the closing of the Exchange Offer, Rumble’s authorized number of Rumble Class A Common Shares will increase to 1,400,000,000.

The Company’s share capital has been fully paid up.

The Rumble Class A Common Shares were created pursuant to the laws of the United States and are denominated in US Dollar. All Rumble Class A Common Shares are held by the existing shareholders (see Section “15.11 Major Stockholders of Rumble“).

The percentage of beneficial ownership in the presentation set forth in the section of this Prospectus entitled “15.11 Major Stockholders of Rumble” is based on 339,439,486 Rumble Class A Common Shares issued and outstanding as of March 30, 2026, which number is determined for purposes of this presentation as described in the paragraph of this document entitled “15.9 Security Ownership of Directors and Executive Officers” above. This number consists of:

•        215,749,009 Rumble Class A Common Shares outstanding, which consist of:

o       192,984,373 Rumble Class A Common Shares; and

o       20,800,886 Rumble Class A Common Shares subject to escrow restrictions under the 2022 Business Combination Agreement, plus 1,963,750 Rumble Class A Common Shares held by the former special purpose acquisition company sponsor subject to forfeiture (based on the same escrow conditions under the 2022 Business Combination Agreement), all of which are entitled to vote; and

•        123,690,477 ExchangeCo Shares outstanding, which are exchangeable on a one-for-one basis for Rumble Class A Common Shares, which consist of:

o       68,078,759 ExchangeCo Shares, plus

o       55,611,718 ExchangeCo Shares subject to escrow restrictions under the 2022 Business Combination Agreement. Each ExchangeCo Share is issued in tandem with one non-economic, voting Rumble Class C Common Share, as described below.

As of March 30, 2026, we also have the following classes of common stock outstanding:

•        123,690,477 voting Rumble Class C Common Shares outstanding, which are issued in tandem with each ExchangeCo Share, and are entitled to vote; and

•        95,791,120 voting Rumble Class D Common Shares, which are held by Chris Pavlovski, our Chairman and CEO, and are entitled to 11.2663 votes per share.

16.2            Rumble Common Stock

16.2.1         Dividends

Rumble has never declared or paid cash dividends on the Class A Common Shares.

Rumble’s certificate of incorporation provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other class or series of stock having a preference over or the right to participate with the Rumble Class A Common Shares with respect to the payment of dividends and other distributions

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in cash, stock of Rumble or property of Rumble, each Rumble Class A Common Share shall be entitled to receive, ratably, such dividends and other distributions as may from time to time be declared by the board of directors of Rumble.

16.2.2         Voting Rights; Amendments to the Certificate of Incorporation

As set forth above, Rumble has three classes of voting securities outstanding: Rumble Class A Common Shares, Rumble Class C Common Shares and Rumble Class D Common Shares:

•        Each Rumble Class A Common Share, which is listed and traded on the Nasdaq, is entitled to one vote per share;

•        Each share of non-economic, voting Rumble Class C Common Shares, which is issued in tandem with each exchangeable share of Rumble’s subsidiary 1000045728 Ontario Inc. (“ExchangeCo Shares”(1)), is entitled to one vote per share; and

•        Each share of non-economic, voting Rumble Class D Common Shares, which is held by Chris Pavlovski, Rumble’s Chairman and CEO, is entitled to 11.2663 votes per share.

____________

(1)      Rumble views each ExchangeCo Share and its corresponding Rumble Class C Common Share as one unit of account that is economically similar to a Rumble Class A Common Share. At the time an ExchangeCo Share is exchanged by the holder, Rumble will issue one Rumble Class A Common Share and the ExchangeCo Share and corresponding Rumble Class C Common Share are cancelled. The ExchangeCo Share and the related Rumble Class C Common Share cannot be separated.

Based on the foregoing, as of March 30, 2026, (i) we had 1,418,650,981 total votes outstanding (which, for the avoidance of doubt, excludes shares issuable upon the exercise of Company Options (as defined below), warrants and settlement of RSUs, which do not have the right to vote unless and until they are exercised or settled, as applicable) and (ii) our executive officers and directors as a group (including Mr. Pavlovski) held a total of 1,201,131,868 votes (which, for the avoidance of doubt, excludes shares issuable upon the exercise of Company Options, warrants and settlement of RSUs, which do not have the right to vote unless and until they are exercised or settled, as applicable) out of the total 1,418,650,981 votes outstanding, or approximately 85%. The 1,201,131,868 votes consist of (i) 1,079,211,495 votes from the Rumble Class D Common Shares held by Chris Pavlovski; (ii) 121,364,842 votes from the Rumble Class C Common Shares held by our executive officers and directors as a group and (iii) 555,530 votes from the Rumble Class A Common Shares held by our executive officers and directors as a group.

Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation. Additionally, the holders of the outstanding shares of a class of Rumble’s capital stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class; increase or decrease the par value of the shares of such class; or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. The Rumble Charter does not alter this default amendment process.

16.2.3         Meetings of Stockholders

The annual meeting of the stockholders of Rumble for the purposes of electing directors and for the transaction of such other business as may properly be brought before such meeting will be held at such date, at such time and place, if any, within or without the State of Delaware, or by means of remote communication, including by webcast, as may be designated from time to time by the board of directors of Rumble. The board of directors of Rumble may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders of Rumble for any purpose or purposes may be called only by or at the direction of the board of directors of Rumble, the Chairman of the board of directors of Rumble, the Chief Executive Officer of Rumble or as otherwise expressly provided in Rumble’s bylaws.

Except as otherwise prescribed by law, Rumble will provide a notice of each meeting of stockholders, in the form of a writing or electronic transmission, not more than sixty (60) nor less than ten (10) days before the date of such meeting. The notice will include the place, if any; date and time of the meeting; the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting; the record

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date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting; and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

16.2.4         Conversion Rights

The Rumble Charter does not provide conversion, redemption or sinking fund rights with respect to the Rumble Class A Common Shares.

16.2.5         Pre-emptive Rights

Holders of Rumble common stock will not be entitled to preemptive or similar rights with respect to any sale, exchange, offering or issuance of shares or other securities of Rumble.

16.2.6         Cumulative Voting

Holders of Rumble common stock will not be entitled to cumulative voting.

16.2.7         Existing Quotation

The Rumble Class A Common Shares are currently listed or traded on the Nasdaq.

16.2.8         Transferability

Subject to applicable law, Rumble Class A Common Shares are freely transferable. As of the settlement of the Exchange Offer, and subject to applicable law, trading of the Rumble Class A Common Shares will not be subject to any prohibitions on disposals or any restrictions with respect to the transferability of the Rumble Class A Common Shares.

16.2.9         Transfer Agent; Paying Agent and Registrar

The transfer agent and registrar for Rumble common stock is Computershare Inc. The address and telephone number of Computershare Inc. are: 150 Royall Street, Canton, MA 02021, United States; Tel.: 800-376-3001.

16.3            Authorized but Unissued Preferred Stock

The authorized but unissued shares of Rumble preferred stock will be available for future issuance without stockholder approval except as required by law or by any stock exchange on which Rumble’s common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. Any issuance of preferred stock and their respective terms (including any potential subscription rights for stockholders of Rumble) will be determined by Rumble’s board of directors on a case-by-case basis. No preferred stock will be issued or outstanding immediately after the settlement of the Exchange Offer.

16.4            Exercise of Shareholder Rights via the Central Registration Office

In order to facilitate the exercise of shareholders’ rights, in particular voting rights and participation in meetings of stockholders of Rumble via Clearstream, Rumble may establish or appoint an organizational entity (which may be an internal function or an external service provider) to act as a central registration office (“Central Registration Office”) following the settlement of the Exchange Offer. The tasks of the Central Registration Office, if implemented, will include the publication of all relevant information required by shareholders to exercise their rights in the German Federal Gazette (Bundesanzeiger), the assumption of administrative tasks within the logistics of participation and voting rights at general meetings of shareholders and centrally coordinate communications with Clearstream. As the Shares are listed in the Regulated Unofficial Market (Freiverkehr), Sections 48 and 49 of the German Securities Trading Act (Wertpapierhandelsgesetz — WpHG) do not apply. Consequently, no legal obligation exists to publish information in the German Federal Gazette (Bundesanzeiger) or to appoint a Central Registration Office. Rumble may, however, voluntarily publish relevant shareholder information, including in the German Federal Gazette (Bundesanzeiger), and engage a third-party entity to coordinate the Clearstream processes and enhance shareholder communications.

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16.5            General Provisions Governing a Change in Authorized Share Capital; Issuance of Common Stock

The DGCL provides that the authorized number of shares of a Delaware corporation must be set forth in the certificate of incorporation. Under the DGCL, Rumble stockholders may authorize an additional number of shares by approving an amendment to the certificate of incorporation as described under Section “16.2.2 Voting Rights; Amendments to the Certificate of Incorporation“.

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply as long as Rumble common stock is listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the combined voting power of its common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans.

The existence of unissued and unreserved common stock may make it more difficult or discourage an attempt to obtain control of Rumble by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of its management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

16.6            General Provisions Governing a Liquidation of Rumble; Liquidation and Distributions

Upon the liquidation, dissolution or winding up of Rumble, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock, the remaining assets legally available for distribution to Rumble stockholders will be distributable ratably among the holders of the Rumble Class A Common Shares.

16.7            Reporting Requirements for Stockholders, Directors and Officers

Holders of Rumble common stock shall be subject to certain reporting requirements under the Exchange Act.

Stockholders owning more than 5 percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act must comply with disclosure obligations under Section 13 of the Exchange Act. Sections 13(d) and 13(g) of the Exchange Act require any person or group of persons who owns or acquires beneficial ownership of more than 5 percent of certain classes of equity securities to file ownership reports with the SEC on either Schedule 13D or (for passive investors) the short form Schedule 13G.

If the stockholder is required to file a report on Schedule 13D, such a report must include information on, inter alia, the acquisition of securities by which the stockholder exceeded the 5 percent threshold and be filed within 5 business days after the acquisition, and within 2 business days of a material change. The schedule is filed with the SEC and is provided to the issuer, as well as to each stock exchange on which the security is traded. Schedule 13D is often filed in connection with a tender offer. Any material changes in the facts contained in the schedule necessitates the prompt filing of an amendment. Schedule 13G is a shorter alternative to Schedule 13D, which is available to beneficial owners of more than 5 percent of a class of securities that are considered passive investors. Generally, passive investors are investors that do not intend to control or change the control of a company. A Schedule 13G filing has different information and timing requirements than a Schedule 13D filing.

For Schedule 13G, qualified institutional investors and exempt investors must make an initial filing within 45 days after the end of the calendar quarter in which beneficial ownership exceeds 5 percent; passive investors must make an initial filing within 5 business days after exceeding 5 percent. All Schedule 13G filers must amend for material changes within 45 days after the end of the calendar quarter in which the change occurred. In addition, qualified institutional investors and passive investors must file an accelerated amendment within 5 business days after any month-end at which ownership exceeds 10 percent or thereafter changes by more than 5 percent. A passive investor must convert to Schedule 13D within 5 business days after first reaching at least 20 percent.

Directors and officers of the issuer with a registered class of equity securities, and any person or group that has beneficial ownership of more than 10 percent of such class, face additional requirements regarding the disclosure of ownership and equity trading. Each such director, officer, person or group will be considered an insider under Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Insiders must make an initial filing on Form 3 within 10 days after the filer’s becoming an insider and must disclose beneficial ownership of all securities of the issuer. Insiders must also file Form 4 reports disclosing transactions resulting in a change in

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beneficial ownership within two business days following the execution date of the transaction, except for limited types of transactions eligible for deferred reporting on Form 5. In addition, insiders are required to report on Form 5 within 45 days after the issuer’s financial year-end any transactions or holdings that should have been, but were not, reported on Form 3 or 4 during the issuer’s most recent financial year and any transactions eligible for deferred reporting.

As the Rumble Class A Common Shares are not admitted to trading on the regulated market (regulierter Markt), the Company will not be subject to German Securities Trading Act (Wertpapierhandelsgesetz) (“WpHG”) provisions governing, among other things, disclosure requirements for significant shareholdings.

16.8            Anti-Takeover Effects of Delaware Law, Rumble’s Certificate of Incorporation and Bylaws

The provision of the Rumble Charter that authorizes the board of directors of Rumble to issue preferred stock from time to time based on terms approved by the board of directors of Rumble may delay, defer or prevent a tender offer or takeover attempt that stockholders might consider to be in their best interest.

The German Securities Takeover Act (Wertpapiererwerbs- und Übernahmegesetz — “WpÜG”) does not apply to the Company, as no market segment on which the Rumble Class A Common Shares are traded is an organized market (organisierter Markt) within the meaning of Section 1 para. 1 WpÜG. Therefore, even if a shareholder of the Company gains control of the Company, i.e., at least 30% of the Company’s voting rights pursuant to Section 29 para. 2 WpÜG, such shareholder will neither be required to publish this fact nor to make a mandatory offer (Pflichtangebot) to the other shareholders of the Company pursuant to Section 35 WpÜG in Germany.

16.8.1         Stockholder Action by Written Consent

Under the Rumble Charter, stockholder action by written consent is permitted only while the Qualified Stockholders (as defined therein) and their permitted transferees collectively hold more than 66.666% of the voting power; otherwise, stockholder action must be taken at a duly called meeting. When action by written consent is permitted, the Rumble Bylaws provide that written consents must be dated and delivered to Rumble, are effective only if, within 60 days of the earliest-dated consent delivered, consents from the requisite holders are delivered, and that prompt notice of action taken by less than unanimous consent will be provided to non-consenting stockholders.

16.8.2         Advance Notice Requirements for Stockholder Proposals and Nomination of Directors

The Rumble Bylaws will require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing. To be timely, a stockholder’s notice must be properly furnished to the Secretary of Rumble at the principal executive offices of Rumble, in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that subject to the immediately following sentence, in the event that the annual meeting is convened more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so received no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Rumble. The Rumble Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude Rumble stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at meetings of stockholders.

16.8.3         Removal of Directors; Vacancies

Subject to Delaware law and the Rumble Charter, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares of Rumble capital stock then entitled to vote in an election of directors. In addition, any newly created directorship on its board of directors that results from an increase in the number of directors and any vacancy occurring in its board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

16.8.4         Director Resignations

Rumble elects directors by a plurality of the votes cast. Neither the Rumble Charter nor the Rumble Bylaws requires directors to tender irrevocable resignations in connection with the voting outcome of uncontested elections.

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16.8.5         Delaware Business Combination Statute

The Rumble Charter includes an opt out of Section 203 of the DGCL.

16.9            Exclusion of Minority Shareholders

Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of stock of its subsidiary that are entitled to vote on a merger, the parent’s board of directors is authorized to merge itself into the subsidiary or to merge the subsidiary corporation into the parent without the approval of either corporation’s stockholders and without the approval of the subsidiary’s board of directors; provided that one of the companies involved in such merger is a Delaware corporation, while the other is either a Delaware corporation or a corporation organized in a domestic or alien jurisdiction that permits a corporation of such jurisdiction to merge with a corporation of another jurisdiction.

When completing a short form merger under the DGCL, where all of the shares of the subsidiary corporation are not owned by the parent corporation, a company has a statutory duty to send the target stockholders a copy of Section 262 of the DGCL, Delaware’s appraisal statute, and a notice informing them about the approval of the merger, the effective date of the merger and such stockholder’s right to seek appraisal.

16.10          Exclusive Forum

The Rumble Charter provides that unless Rumble consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of Rumble, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or Rumble Stockholder to Rumble or the Rumble Stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim arising under any provision of the DGCL, the Rumble Charter (as it may be amended or restated) or the Rumble Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided that, for the avoidance of doubt, this provision, including any “derivative action,” shall not apply to claims arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Notwithstanding the foregoing, the Rumble Charter provides that in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Unless Rumble consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

The Rumble Charter provides that, to the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of Rumble shall be deemed to have notice of and consented to the applicable provisions.

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17    CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related parties of the Company include the executive officers and directors of the Company, including their close family members, as well as those companies on which the Company’s executive officers or directors or their close family members can exercise significant influence or hold a significant share of voting rights. In addition, related parties are also companies with which the Company forms a group or in which the Company holds an interest that enables the Company to exercise significant influence, as well as the principal shareholders of the Company, including their affiliated companies.

Set forth below is a detailed description of such transactions with related parties for the fiscal years ended December 31, 2025, 2024 and 2023 and up to and including the date of the Prospectus.

17.1            Transactions with related companies or parties

Compensation to related parties totaled USD 19,674,635, USD 14,063,586 and USD 13,008,425 for the years ended December 31, 2025, 2024 and 2023, respectively. Of the total compensation, the Company paid share-based compensation to key management amounting to USD 13,725,429, USD 9,837,559 and USD 8,046,363 for the years ended December 31, 2025, 2024 and 2023, respectively. As of December 31, 2025, 2024 and 2023, accounts receivable from key management was USD 1,630,891, USD 727,903 and nil as of December 31, 2025, 2024 and 2023, respectively.

The Company has a customer relationship with Tether, an affiliate of a significant shareholder of the Company. The Company recognized revenue of USD 987,500 and nil for the years ended December 31, 2025, 2024 and 2023, respectively. These transactions were conducted in the ordinary course of business and on terms consistent with those offered to unaffiliated customers.

The Company has a vendor relationship with Cosmic Inc. and Kosmik Development Skopje doo (“Cosmic”) to provide content moderation and software development services. Cosmic is controlled by Chris Pavlovski, our Chairman and Chief Executive Officer, and Ryan Milnes, a member of our board of directors of Rumble, each of whom holds a significant number of Rumble Class A Common Shares. The Company incurred related party expenses for these services of USD 3,295,613, USD 3,382,267 and USD 2,849,600 for the years ended December 31, 2025, 2024 and 2023, respectively. Accounts payable and accrued liabilities for personnel services were USD 300,694, USD 249,545 and USD 276,018 as of December 31, 2025, 2024 and 2023, respectively.

The Company entered into support agreements with related parties to ensure that the 70,000,000 Rumble Class A Common Shares would be tendered and available for purchase if there were insufficient shares tendered by the public to satisfy the tender requirements in the Tether Agreement. On February 7, 2025, the Company purchased 69,938,983 Rumble Class A Common Shares from related parties with whom it had executed support agreements for USD 7.50 per share.

There were no other related party transactions during those periods.

17.2            Transactions with members of the Board of Directors

Compensation paid to the members of the board of directors of Rumble for their services mainly consists of cash and stock awards. Total retainers of the members of the board of directors of Rumble included in personnel expenses for the fiscal year ended December 31, 2025 amounted to USD 2,389,890 (fiscal year ended December 31, 2024: USD 1,745,822, fiscal year ended December 31, 2023: USD 1,640,000).

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18    SELLING RESTRICTIONS

The distribution of the Prospectus and the distribution of the Offer Shares may be restricted by law in certain jurisdictions. No action has been or will be taken by the Company or BidCo to permit a public offering of the Offer Shares anywhere other than in Germany or the transmission or distribution of the Prospectus into any other jurisdiction other than Germany, where additional actions for that purpose may be required.

Accordingly, neither the Prospectus nor any advertisement or any other offering material may be distributed or published in any jurisdiction other than in Germany, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose possession the Prospectus comes are required to inform themselves about and observe any such restrictions, including those set out in the following paragraphs. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. Neither the Company nor BidCo accepts any responsibility for any violation of these restrictions by any person, whether or not a prospective purchaser or holder of the Rumble Class A Common Shares.

18.1            United States

The Company will file a Registration Statement with the SEC relating to the Offer Shares. It is expected that the SEC will declare the Registration Statement effective on or around April 15, 2026.

This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in the United States. Hedging transactions in the Rumble Class A Common Shares may not be conducted unless in compliance with the Securities Act.

18.2            European Economic Area (other than Germany)

This Prospectus has been prepared in accordance with the Prospectus Regulation for the purposes of the public offer of the Offer Shares in Germany. Save as expressly described in this Prospectus, no Rumble Class A Common Shares are being offered to the public in any Member State of the European Economic Area other than in Germany (each, a “Relevant Member State”).

In each Relevant Member State, this Prospectus is addressed only to, and any offer of the Rumble Class A Common Shares may only be made to, persons who are qualified investors within the meaning of Article 2(e) of the Prospectus Regulation (“Qualified Investors”). Accordingly, in any Relevant Member State, the Offer Shares may not be offered to the public except:

•        to Qualified Investors;

•        to fewer than 150 natural or legal persons (other than Qualified Investors) per Relevant Member State; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer shall require the publication of a prospectus by the Company or BidCo pursuant to Article 3 of the Prospectus Regulation.

Any person in a Relevant Member State who acquires the Offer Shares in any offer, or to whom any offer of the Offer Shares is made, will be deemed to have represented and agreed that it is a Qualified Investor or that any such offer is made in circumstances in which no prospectus is required to be published under the Prospectus Regulation. Neither the Company nor BidCo has authorized, nor does it authorize, the making of any offer of the Offer Shares to the public in any Relevant Member State except in Germany.

Annex O-193

18.3            United Kingdom

In the United Kingdom, this Prospectus is only addressed and directed to qualified investors within the meaning of the Prospectus Regulation as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 who are also:

•        investors who have professional experience in matters relating to investments falling within Article 19 para. 5 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”);

•        investors who are high net worth entities falling within Article 49 para. 2 lit. a) through d) of the Order; and

•        other persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “Relevant Persons”).

In the United Kingdom, the Offer Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire Offer Shares in the United Kingdom will only be engaged in with, Relevant Persons. Any person in the United Kingdom who is not a Relevant Person should not act or rely on this Prospectus or any of its contents.

Annex O-194

19    WARNING ON TAX CONSEQUENCES

INCOME RECEIVED FROM THE RUMBLE CLASS A COMMON SHARES IS SUBJECT TO TAXATION. IN PARTICULAR, THE TAX LAWS OF ANY JURISDICTION WITH AUTHORITY TO IMPOSE TAXES ON THE INVESTOR AND THE TAX LAWS OF THE COMPANY’S STATE OF INCORPORATION, STATUTORY SEAT AND PLACE OF EFFECTIVE MANAGEMENT, I.E., THE UNITED STATES OF AMERICA, AND THE TAX LEGISLATION OF AN INVESTOR’S RESIDENCY MAY HAVE AN IMPACT ON THE INCOME RECEIVED FROM THE RUMBLE CLASS A COMMON SHARES. PROSPECTIVE INVESTORS IN THE COMPANY ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF INVESTING IN, HOLDING AND DISPOSING OF OFFER SHARES.

Annex O-195

20    FINANCIAL INFORMATION(1)

Page

Audited Consolidated Financial Statements of Rumble Inc. prepared in accordance with the U.S. GAAP (United States Generally Accepted Accounting Principles) as of and for the Financial Year Ended December 31, 2025 and 2024

F-2
Report of Independent Registered Public Accounting Firm (Baker Tilly US, LLP; PCAOB ID: 23)	F-3
Consolidated Statements of Operations	F-4
Consolidated Balance Sheets	F-5
Consolidated Statements of Shareholders’ (Deficit) Equity	F-6
Consolidated Statements of Cash Flows	F-8
Notes to the Consolidated Financial Statements	F-9

Audited Consolidated Financial Statements of Rumble Inc. prepared in accordance with the U.S. GAAP (United States Generally Accepted Accounting Principles) as of and for the Financial Year Ended December 31, 2024 and 2023

F-46
Report of Independent Registered Public Accounting Firm (Baker Tilly US, LLP; PCAOB ID: 23)	F-47
Consolidated Statements of Operations	F-48
Consolidated Balance Sheets	F-49
Consolidated Statements of Shareholders’ (Deficit) Equity	F-50
Consolidated Statements of Cash Flows	F-52
Notes to the Consolidated Financial Statements	F-54

Audited Consolidated Financial Statements of Northern Data AG prepared in accordance with the IFRS (International Financial Reporting Standards) as of and for the Financial Year Ended December 31, 2025

F-91
Consolidated Statement of Comprehensive Income	F-92
Consolidated Statement of Financial Position	F-94
Consolidated Statement of Changes in Equity	F-96
Consolidated Statement of Cash Flows	F-97
Notes to the Consolidated Financial Statements	F-98
Independent Auditor’s Report	F-150

Audited Consolidated Financial Statements of Northern Data AG prepared in accordance with the IFRS (International Financial Reporting Standards) as of and for the Financial Year Ended December 31, 2024

F-153
Consolidated Statement of Comprehensive Income	F-154
Consolidated Statement of Financial Position	F-155
Consolidated Statement of Changes in Equity	F-157
Consolidated Statement of Cash Flows	F-158
Notes to the Consolidated Financial Statements	F-159
Independent Auditor’s Report	F-209

Audited Consolidated Financial Statements of Northern Data AG prepared in accordance with the IFRS (International Financial Reporting Standards) as of and for the Financial Year Ended December 31, 2023

F-212
Consolidated Statement of Comprehensive Income	F-213
Consolidated Statement of Financial Position	F-214
Consolidated Statement of Changes in Equity	F-216
Consolidated Statement of Cash Flows	F-217
Notes to the Consolidated Financial Statements	F-218
Independent Auditor’s Report	F-270

____________

(1)     Omitted from U.S. SEC filing to avoid duplication; see financial statements included or incorporated by reference in accompanying joint information statement/prospectus.

Annex O-196

21    GLOSSARY

€, EUR or Euro	Legal currency of the Eurozone (including Germany) as (an accounting currency) from January 1, 1999 and (as a circulation currency) from January 1, 2002.
Acceptance Period	The acceptance period of the Exchange Offer commencing upon publication of the Offer Document on April 13, 2026 and expected to end on May 9, 2026, at 6:01 (CEST).
Additional Acceptance Period	Ten U.S. Business Days after the result of the Exchange Offer has been published.
Adjusted EBITDA

Calculated as net income (loss) excluding interest (income) expense, net, other (income) expense, net; provision for income taxes, depreciation and amortization, share-based compensation expense, acquisition-related expense, change in fair value of warrants, change in fair value of contingent consideration, and change in the fair value of derivative.

AI	Artificial Intelligence.
AML	Anti-money laundering.
APMs	Additional performance measures that include the Adjusted EBITDA.
Ardent Data Centers	The Ardent Data Centers business.
ARPU	The average revenue per user.
Audited Consolidated Financial Statements	The Company’s audited consolidated financial statements as of and for the full fiscal years ended December 31, 2025, December 31, 2024 and December 31, 2023.
Audited Consolidated Financial Statements 2024/2023	The Company’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023.
Audited Consolidated Financial Statements 2025/2024	The Company’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2025 and 2024.
BaFin	Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht).
Baker Tilly	Baker Tilly US, LLP, headquartered at 205 N. Michigan Avenue, 28th Floor, Chicago, Illinois, 60601 United States.
Banking Day

“Banking Day” means any day (other than a Saturday, Sunday or public holiday) on which (i) commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in Frankfurt am Main, Federal Republic of Germany, and in New York City, New York, United States of America, and (ii) the Trans-European Automated Real-time Gross Settlement Express Transfer System (TARGET2) (or any successor thereto) is operational.

For the avoidance of doubt, a day shall not be considered a Banking Day if commercial banks in either Frankfurt am Main or New York City are generally closed for business on such day, whether or not such day is an officially declared public holiday.

Annex O-197

BidCo

Rumble Deutschland AG (formerly: Blitz 24-913 AG), a German stock corporation (Aktiengesellschaft), with its registered office at Maximiliansplatz 17, c/o Blitzstart Services GmbH, 80333 Munich, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under HRB 297230, with its registered seat at Munich and LEI 3912006QN9LSP603Z270.

Business Combination	The business combination of Rumble and Northern Data.
Business Combination Agreement	The business combination agreement entered into by Rumble and Northern Data on November 10, 2025.
CAGR	Compound annual growth rate.
Central Settlement Agent	Cantor Fitzgerald Europe.
CEST	Central European Summer Time
Class A Common Stock	The 700,000,000 shares of Class A Common Stock of the Company with a par value of USD 0.0001 per share.
Class C Common Stock	The 170,000,000 shares of Class C Common Stock of the Company with a par value of USD 0.0001 per share.
Class D Common Stock	The 110,000,000 shares of Class D Common Stock of the Company with a par value of USD 0.0001 per share.
Clearstream	Clearstream Europe AG, Mergenthalerallee 61, 65760 Eschborn, Germany.
Company

Rumble Inc., a Delaware corporation incorporated under the laws of the State of Delaware, United States of America, with its business located at 444 Gulf of Mexico Drive, Longboat Key, FL 34228, United States.

Cosmic	Cosmic Inc. and Kosmik Development Skopje doo.
CRTC	The Canadian Radio-television and Telecommunications Commission.
Custodian Bank	Each custodian securities services company of an ND Shareholder.
DGCL	The Delaware General Corporation Law.
DSA	The EU’s Digital Services Act.
Declaration of Acceptance	Declaration by an ND Shareholder to accept the Exchange Offer in the form provided for instructions to their Custodian Bank.
End Date	December 31, 2026.
ESMA	European Securities and Markets Authority.
ESMA Guidelines	Guidelines of the European Securities and Markets Authority.
EU	European Union.
Excess Offer Shares

Offer Shares that would otherwise be issued as fractional entitlements in the Exchange Offer but are not issued and instead are aggregated and sold by Clearstream and/or its Custodian Bank, for the net cash proceeds distributed to the relevant Shareholders in proportion to their respective fractional interests.

Exchange Act	United States Securities Exchange Act of 1934, as amended.
Exchange Offer

Voluntary public takeover offer for all outstanding no-par value shares of the Target Company with a notional interest of €1.00 each in the share capital in the form of an exchange offer by exchanging one (1) share of the Target Company for 2.0281 newly issued Rumble Class A Common Shares with a par value of USD 0.0001 each in the share capital.

Annex O-198

ExchangeCo Shares	Each share of non-economic, voting Class C Common Stock, which is issued in tandem with each exchangeable share of the Company’s subsidiary 1000045728 Ontario Inc.
FTC	The U.S. Federal Trade Commission.
FTCA	The Federal Trade Commission Act.
GA4	Google Analytics 4.
German Prospectus Law	German Securities Prospectus Act (Wertpapierprospektgesetz).
GENIUS ACT	The Guiding and Establishing National Innovation for U.S. Stablecoins Act.
GDPR	The EU GDPR and the UK GDPR collectively.
Giga	Giga Computing Technology Co., Ltd.
GPUs	Graphic-processor-units.
Group	The Company, together with its consolidated subsidiaries
HGB	Handelsgesetzbuch.
HPC	The high-performance computing.
HPE	Hewlett-Packard GmbH.
IaaS	Infrastructure as a service.
IFRS	International Financial Reporting Standards as adopted by the European Union.
ISIN	International Securities Identification Number.
JOBS Act	Jumpstart Our Business Startups Act.
KYC	Know-your-customer.
LEI	Legal Entity Identifier.
LGPD	The Lei Geral de Protectao de Dados.
Liebhart	Liebhart & Kollegen Wirtschaftsprüfer Steuerberater.
Material Compliance Violation

Any criminal or administrative offense that has occurred or becomes known that would constitute inside information for the Target Company pursuant to Art. 7 MAR or constituted such inside information prior to its publication.

MAUs	Monthly active users.
Moss Adams	Moss Adams LLP, headquartered at 999 Third Avenue, Suite 2800, Seattle, Washington 98104, United States.
Nasdaq	Nasdaq Global Market.
ND Group	The Target Company, together with its subsidiaries.
ND Share	An outstanding no-par value bearer share of Northern Data with ISIN DE000A0SMU87 with a notional interest of €1.00 in the Target Company’s share capital.
ND Shareholder	Shareholder holding one or more ND Share(s).
Northern Data

Northern Data AG, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under HRB 106465, with its registered seat An der Welle 3, 60322 Frankfurt am Main, Germany.

Annex O-199

Northern Data’s Audited Consolidated Financial Statements	Northern Data’s Audited Consolidated Financial Statements 2025, Northern Data’s Audited Consolidated Financial Statements 2024 and Northern Data’s Audited Consolidated Financial Statements 2023.
Northern Data’s Audited Consolidated Financial Statements 2025	Northern Data’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2025.
Northern Data’s Audited Consolidated Financial Statements 2024	Northern Data’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2024.
Northern Data’s Audited Consolidated Financial Statements 2023	Northern Data’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2023.
Offer Conditions	The conditions stated out in Section 3.2.
Offer Consideration	2.0281 newly issued Rumble Class A Common Shares, subject to the customary settlement mechanics for fractional shares
Offer Document	The offer document that the Exchange Offer is subject to.
Offer Exchange Ratio	Exchange ratio to the Offer Consideration.
Offer Period Conditions	The conditions or circumstances relating to Northern Data.
Offer Shares	Newly issued Rumble Class A Common Shares with a par value of USD 0.0001 per share and with full dividend rights and all ancillary rights at the time of settlement of the Exchange Offer.
PCAOB	United States standards of the Public Company Accounting Oversight Board.
PIPEDA	The Canada’s Personal Information Protection and Electronic Documents Act.
Preferred Stock	The 20,000,000 shares of preferred stock of the Company with a par value of USD 0.0001 per share.
Pro Forma Consolidated Financial Information

The pro forma consolidated financial information consisting of a pro forma consolidated statement of operations for the period from January 1, 2025, to December 31, 2025, as well as a pro forma consolidated balance sheet as of December 31, 2025, and pro forma notes.

Prospectus	This securities prospectus as approved by BaFin.
Prospectus Regulation

Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC, as amended.

RAC	The Rumble Advertising Center.
Registration Statement

A prospectus (together with any amendments thereof or supplements thereto) in connection with the issuance by the Company of the Offer Shares together with a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the written consent and the transactions contemplated by the Business Combination and the notice of action by written consent required by Section 228(e) of the DGCL.

Annex O-200

Rumble

Rumble Inc., a Delaware corporation incorporated under the laws of the State of Delaware, United States of America, with its business located at 444 Gulf of Mexico Drive, Longboat Key, FL 34228, United States.

Rumble Bylaws	The bylaws of Rumble.
Rumble Charter	The Second Amended and Restated Certificate of Incorporation of Rumble.
Rumble Class A Common Shares	Company’s shares of Class A Common Stock outstanding from time to time.
Rumble Group	The Company, together with its consolidated subsidiaries.
Rumble ND HoldCo	Rumble Freedom Holding Limited, Ireland.
Rumble Stockholders	The Shareholders of Northern Data which tendered in the Exchange Offer.
RSUs	Restricted stock units.
Sarbanes-Oxley Act	The Sarbanes-Oxley Act of 2002.
SEC	United States Securities and Exchange Commission.
Securities Act	United States Securities Act of 1933, as amended.
SuperMicro	Super Micro Computer B.V.
Target Company

Northern Data AG, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under HRB 106465 with its registered seat An der Welle 3, 60322 Frankfurt am Main, Germany.

Taiga Cloud	The Taiga Cloud business.
Tendered ND Shares	ND Shares tendered for exchange to accept the Exchange Offer.
UA	Universal Analytics.
UAE MoE	United Arab Emirates Ministry of Economy.
U.S. Business Days	U.S. business days.
U.S. GAAP	United States Generally Accepted Accounting Principles.
UK GDPR	The EU GDPR as assimilated in the law of the UK.
United States	United States of America.
USD, $ or U.S. dollar	Legal currency in the United States.
VWAP	The volume-weighted average share price.
We, our, us

Rumble Inc., a Delaware corporation incorporated under the laws of the State of Delaware, United States of America, with its business located at 444 Gulf of Mexico Drive, Longboat Key, FL 34228, United States.

WpPG	German Securities Prospectus Act (Wertpapierprospektgesetz).
Written Consent

Written consent from Chris Pavlovski, immediately following the execution of the Business Combination Agreement, in his capacity as the record and beneficial owner of a majority of the combined voting power of the outstanding Rumble Class A Common Shares, approving and adopting, among other things, the Business Combination Agreement and the transactions contemplated thereby, including the issuance of the maximum number of Offer Shares issuable in connection with the Exchange Offer.

Annex O-201

22    RECENT DEVELOPMENTS AND TREND INFORMATION

22.1            Recent Developments

22.1.1         Fourth Quarter and Full Year 2025 Results

Rumble surpassed USD 100 million in annual revenues for the first time, with total revenues of USD 100.6 million for fiscal year 2025. Fourth quarter 2025 revenues were USD 27.1 million, a 9% sequential increase from the third quarter of 2025. Average MAUs reached 52 million in Q4 2025, an 11% sequential increase from the third quarter of 2025 primarily driven by Rumble’s initial investment in international expansion. Rumble’s ARPU increased to USD 0.46, a 2% sequential increase from the third quarter of 2025. As of December 31, 2025, Rumble had total liquidity of USD 256.4 million, consisting of USD 237.9 million in cash and cash equivalents and 210.82 Bitcoin, valued at USD 18.5 million.

22.1.2         Product Launches

On January 7, 2026, Rumble and Tether jointly launched Rumble Wallet, a non-custodial cryptocurrency wallet integrated into the Rumble platform, which currently supports Bitcoin (BTC), Tether (USD₮), Tether Gold (XAU₮), and USA₮, Tether’s made-in-America, U.S.-dollar backed stablecoin.

On February 4, 2026, Rumble unveiled Rumble Shorts, a short-form video feature. On February 13, 2026, Rumble announced that Rumble Shorts had received approval from Google Play, and Rumble Shorts was approved by the Apple App Store on February 25, 2026. Rumble Shorts has surpassed 1 million daily unique video views.

22.1.3         Appointments

On January 6, 2026, Rumble appointed Greg Sherrill as President of Sales for Rumble Advertising.

On March 2, 2026, Rumble appointed Maurice Edelson as General Counsel & Corporate Secretary. Rumble appointed Mike Masci as its new Chief Financial Officer, effective March 31, 2026 to succeed Brandon Alexandroff, who is transitioning to the role of strategic advisor to the Chief Executive Officer.Partnerships

On January 12, 2026, Rumble entered into an exclusive video and live streaming distribution agreement with The Dan Bongino Show. Additionally, Rumble Cloud has partnered with the National Football League’s Cleveland Browns, the third National Football League franchise to adopt Rumble Cloud following agreements with the Miami Dolphins and Tampa Bay Buccaneers.

22.1.4         Business Combination Update

On January 6, 2026, Rumble announced that it confidentially submitted a draft registration statement on Form S-4 with the SEC in connection with the proposed Business Combination. Rumble currently expects the Business Combination to close in the second quarter of 2026, subject to the satisfaction of customary closing conditions. Northern Data has indicated that GPU utilization is on pace to approximate 85% by the end of Q1 2026. In addition, on April 9, 2026, Northern Data published its preliminary Q1 2026 results, reporting revenue between EUR 40 million and EUR 42 million and positive adjusted EBITDA of EUR 10 million to EUR 15 million, with a full-year 2026 revenue outlook of EUR 130 million to EUR 150 million.

22.2            Trend Information

The current digital media and cloud services environment continues to be characterized by rapid technological evolution, heightened demand for AI infrastructure, and increasing emphasis on content creator monetization and user engagement across global markets. Ongoing shifts in the technology landscape, including the accelerating adoption of AI-driven platforms, the rise of multi-cloud strategies, and evolving content consumption patterns, have reinforced the strategic importance of scalable cloud infrastructure and diversified revenue streams. Rumble has accelerated its commitment to expanding both its Rumble Services and Rumble Cloud business units, with a particular focus on international expansion and strategic partnerships. Since the end of the fiscal year ended December 31, 2025 and the date of this Prospectus, the development of the Rumble’s business during this period has been in line with the ordinary course of business and consistent with management’s planning assumptions.

Annex O-202

Underpinned by the strategic investment from Tether and the anticipated closing of the Business Combination with Northern Data, in the fiscal year ending December 31, 2026, Rumble expects accelerated growth in its Rumble Cloud business, supported by an initial commitment by Tether to purchase up to USD 150 million of GPU services over a two-year period following the closing of the Business Combination, as well as a USD 100 million advertising commitment from Tether representing USD 50 million per year over a two-year period commencing in the first quarter of 2026. We expect Tether’s advertising commitment to materially start to ramp up in the second and third quarter of 2026. Our business continues to be characterized by a diversified portfolio of revenue streams, including advertising, subscriptions, licensing, pay-per-view and tipping fees, and infrastructure-as-a-service (IaaS) offerings through Rumble Cloud, with revenue recognized in accordance with U.S. GAAP accounting principles as the respective services are delivered. As a result, minor shifts in variations in user engagement patterns, seasonal content production cycles, and the timing of advertising may cause periodic revenue fluctuations compared to prior-year periods, although such timing differences do not affect Rumble’s short to medium-term business plan or financial performance.

Annex O-203

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she acted in any of the capacities set forth in subsection (a) of Section 145, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Section 145 further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he or she is entitled to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Section 145 also states that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, and the section empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under Section 145.

As permitted by the DGCL, the Rumble Charter limits the liability of its directors and officers to the fullest extent permitted by this law. As permitted by the DGCL, the Rumble Charter provides that it is required to indemnify its directors and officers to the extent permitted by the DGCL. As permitted by the DGCL, the Rumble Bylaws provide that it is required to indemnify, and advance expenses to, its directors, officers, employees and agents subject to the limitations set forth therein, the DGCL and the Rumble Charter.

Rumble maintains directors’ and officers’ liability insurance covering its directors and officers against claims arising out of the performance of their duties as such.

ITEM 21. EXHIBITS

Exhibit	Document Description
2.1†

Business Combination Agreement, dated November 10, 2025, between Rumble Inc. and Northern Data AG (incorporated by reference to Exhibit 2.1 to Rumble’s Current Report on Form 8-K filed November 10, 2025).

3.1	Second Amended and Restated Certificate of Incorporation of Rumble Inc. (incorporated by reference to Exhibit 3.1 to Rumble’s Current Report on Form 8-K filed September 22, 2022).
3.1(a)

Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Rumble Inc., dated June 14, 2024 (incorporated by reference to Exhibit 3.1 to Rumble’s Current Report on Form 8-K filed June 18, 2024).

Exhibit	Document Description
3.1(b)

Form of Certificate of Second Amendment of Second Amended and Restated Certificate of Incorporation of Rumble Inc. (attached as Annex M to this joint information statement/prospectus which forms part of this registration statement).

3.2	Amended and Restated Bylaws of Rumble Inc. (incorporated by reference to Exhibit 3.2 to Rumble’s Current Report on Form 8-K filed September 22, 2022).
5.1	Opinion of Willkie Farr & Gallagher LLP.
10.1†

Transaction Support Agreement, dated November 10, 2025, by and between Rumble Inc. and Tether Investments, S.A. de C.V. (incorporated by reference to Exhibit 10.1 to Rumble’s Current Report on Form 8-K filed November 12, 2025).

10.2†

Transaction Support Agreement, dated November 10, 2025, by and among Rumble Inc., ART Holding GmbH and Aroosh Thillainathan (incorporated by reference to Exhibit 10.2 to Rumble’s Current Report on Form 8-K filed November 12, 2025).

10.3†

Transaction Support Agreement, dated November 10, 2025, by and between Rumble Inc. and Apeiron Investment Group Ltd., Malta (incorporated by reference to Exhibit 10.3 to Rumble’s Current Report on Form 8-K filed November 12, 2025).

10.4

Form of A&R Registration Rights Agreement, by and between Rumble Inc. and Tether Investments, S.A. de C.V. (incorporated by reference to Exhibit 10.4 to Rumble’s Current Report on Form 8-K filed November 12, 2025).

10.5

Form of Amendment No.1 to Transaction Agreement and Waiver, by and between Rumble Inc. and Tether Investments, S.A. de C.V. (incorporated by reference to Exhibit 10.5 to Rumble’s Current Report on Form 8-K filed November 12, 2025).

10.6**

Form of Tether Customer Agreement, by and between Rumble Inc. and Tether Investments, S.A. de C.V. (incorporated by reference to Exhibit 10.6 to Rumble’s Current Report on Form 8-K filed November 12, 2025).

10.7

Equity Commitment Agreement, dated November 10, 2025, by and among Rumble Inc., Tether Investments, S.A. de C.V. and Northern Data AG (incorporated by reference to Exhibit 10.7 to Rumble’s Current Report on Form 8-K filed November 12, 2025).

10.8†

Equity Commitment Agreement, dated November 10, 2025, by and between Rumble Inc. and Tether Investments, S.A. de C.V. (incorporated by reference to Exhibit 10.8 to Rumble’s Current Report on Form 8-K filed November 12, 2025).

10.9†

Tether Marketing Agreement, dated November 10, 2025, by and between Rumble Inc. and Tether Investments, S.A. de C.V. (incorporated by reference to Exhibit 10.9 to Rumble’s Current Report on Form 8-K filed November 12, 2025).

10.10†

Sale and Transfer and Amendment and Restatement Agreement, dated November 10, 2025, by and between Rumble Inc. and Tether Investments, S.A. de C.V. (incorporated by reference to Exhibit 10.10 to Rumble’s Current Report on Form 8-K filed November 12, 2025).

21.1	List of Subsidiaries of Rumble Inc. (incorporated by reference to Exhibit 21.1 to Rumble’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025).
23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).
23.2	Consent of Baker Tilly US, LLP.
23.3	Consent of Liebhart & Kollegen Wirtschaftsprüfer Steuerberater.
23.4	Consent of Guggenheim Securities, LLC.
24.1	Power of Attorney (included on signature page to the initial filing of this registration statement).
99.1	Opinion of Guggenheim Securities, LLC (attached as Annex N to this joint information statement/prospectus which forms part of this registration statement).
107	Filing Fee Table.

____________

**      Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10).

†        Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the U.S. Securities and Exchange Commission upon request; provided, however, that Rumble may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

ITEM 22. UNDERTAKINGS

(A)(1)   The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)    The registrant undertakes that every prospectus (i) that is filed pursuant to Item 512 (h)(1) of Regulation S-K, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B)(1)    The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(C)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(D)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(E)        For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(2)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(F)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longboat Key, State of Florida, on this 13th day of April, 2026.

Rumble Inc.
By:	/s/ Chris Pavlovski
Name:	Chris Pavlovski
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chris Pavlovski, Mike Masci, Maurice F. Edelson and Sergey Milyukov, and each of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date
/s/ Chris Pavlovski	Chief Executive Officer and Chairman (Principal Executive Officer)	April 13, 2026
Chris Pavlovski
/s/ Mike Masci	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 13, 2026
Mike Masci
/s/ Katie Biber	Director	April 13, 2026
Katie Biber
/s/ Paul Cappuccio	Director	April 13, 2026
Paul Cappuccio
/s/ Philip Evershed	Director	April 13, 2026
Philip Evershed
/s/ Ryan Milnes	Director	April 13, 2026
Ryan Milnes
/s/ Jerry Naumoff	Director	April 13, 2026
Jerry Naumoff